As filed with the Securities and Exchange Commission on September 10, 2018
Registration No. 333-226953

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________
CONTURA ENERGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1221	81-3015061
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Contura Energy, Inc. 340 Martin Luther King Jr. Blvd. Bristol, Tennessee 37620 (423) 573-0300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
______________________

Kevin S. Crutchfield Chief Executive Officer Contura Energy, Inc. 340 Martin Luther King Jr. Blvd. Bristol, Tennessee 37620 (423) 573-0300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
______________________

Copies to:
William L. Taylor Byron B. Rooney Lee Hochbaum Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000 Facsimile: (212) 701-5800
Mark M. Manno
Executive Vice President, Chief Administrative and Legal Officer and Secretary
Contura Energy, Inc.
340 Martin Luther King Jr. Blvd.
Bristol, Tennessee 37620
Telephone: (423) 573-0300
Facsimile: (423) 573-0446
	Andrew B. McCallister, Esq. SVP, Secretary and General Counsel ANR, Inc. Alpha Natural Resources Holdings, Inc. 636 Shelby Street, 3rd Floor Bristol, Tennessee 37620 Telephone: (423) 574-5100	Mark D. Wood Jonathan D. Weiner Martin Q. Ruhaak Katten Muchin Rosenman LLP 575 Madison Avenue New York, New York 10022 Telephone: (212) 940-8800 Facsimile: (212) 940-8776
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and upon completion of the merger of Prime Acquisition I, Inc. (“MergerSub1”), a wholly-owned subsidiary of Contura Energy, Inc. (“Contura”), with and into Alpha Natural Resources Holdings, Inc. (“Holdings”), and the merger of Prime Acquisition II, Inc. (“MergerSub2”), a wholly-owned subsidiary of MergerSub1, with and into ANR, Inc. (“ANR”), as described in the Agreement and Plan of Merger, dated as of April 29, 2018, among ANR, Holdings, Contura, MergerSub1 and MergerSub2.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐
______________________

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(3)(4)
Common Stock, $0.01 par value	9,005,888	$731,847,892.78	$91,115.06

(1)
Represents the maximum number of shares of Contura common stock estimated to be issuable upon completion of the mergers, as described in the joint proxy statement and prospectus included herein, equal to the product of (a) the sum of (i) 4,223,290 shares of common stock, par value $0.01 per share, of Holdings, outstanding as of August 31, 2018, (ii) 15,907,752 shares of Class C-1 common stock, par value $0.01 per share, of ANR, outstanding as of August 31, 2018, (iii) 110,612, which is the maximum number of shares of Class C-1 common stock of ANR that may become issuable prior to the completion of the mergers pursuant to the settlement of ANR restricted stock units, issued and reserved for outstanding awards under the ANR 2017 Equity Incentive Plan (“2017 Equity Plan”) as of August 31, 2018 and (iv) 1,880,402 shares of Class C-1 common stock of ANR, which is the maximum number of shares of Class C-1 common stock of ANR that may be converted from options to purchase Class C-1 common stock of ANR issued and reserved for outstanding awards under the 2017 Equity Plan as of August 31, 2018, and (b) an exchange ratio of 0.4071.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(1), (f)(2) and (f)(3) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s common shares was calculated based on the market value of the common stock of Holdings and ANR (the securities to be canceled in the mergers) as follows: the sum of (a) $138,861,775.20, the product of (i) $32.88, the average of the high and low prices per share of the common stock of Holdings quoted over the counter as reported by the OTC Markets on August 31, 2018 and (ii) 4,223,290, the maximum number of shares of Holdings common stock that may be canceled in the mergers as of August 31, 2018, (b) $527,023,823.76, the product of (i) $33.13, the average of the high and low prices per share of Class C-1 common stock of ANR quoted over the counter as reported by the OTC Markets on August 31, 2018 (“ANR Stock Trading Price”) and (ii) 15,907,752, the maximum number of shares of Class C-1 common stock of ANR that may be canceled in the mergers as of August 31, 2018, (c) $3,664,575.56, the product of (i) the ANR Stock Trading Price and (ii) 110,612, the maximum number of shares of Class C-1 common stock of ANR that may become issuable prior to the completion of the mergers pursuant to the settlement of ANR restricted stock units issued and reserved for outstanding awards under the 2017 Equity Plan as of August 31, 2018 and (d) $62,297,718.26, the product of (i) the ANR Stock Trading Price and (ii) 1,880,402, the maximum shares of Class C-1 common stock of ANR that may be converted from options to purchase Class C-1 common stock of ANR issued and reserved for outstanding awards under the 2017 Equity Plan as of August 31, 2018.

(3)	Calculated pursuant to Section 6(b) of the Securities Act and SEC Fee Advisory #1 for Fiscal Year 2018 at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

(4)	Includes $64,010.75 the Registrant previously paid in connection with the initial filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this joint proxy statement and prospectus is subject to completion or amendment. A registration statement relating to Contura Energy, Inc.’s common stock to be offered in this transaction has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This joint proxy statement and prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdictions.
PRELIMINARY-SUBJECT TO COMPLETION-DATED September 10, 2018
PROPOSED MERGERS - YOUR VOTE IS VERY IMPORTANT
[●], 2018
Dear Stockholders of ANR, Inc. and Alpha Natural Resources Holdings, Inc.:
On April 29, 2018, ANR, Inc., a Delaware corporation (“ANR”), and Alpha Natural Resources Holdings, Inc., a Delaware corporation (“Holdings” and together with ANR, “Alpha”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Contura Energy, Inc., a Delaware corporation (“Contura”), Prime Acquisition I, Inc., a Delaware corporation and wholly owned subsidiary of Contura (“MergerSub1”), and Prime Acquisition II, Inc., a Delaware corporation and wholly owned subsidiary of MergerSub1 (“MergerSub2”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, MergerSub1 will merge with and into Holdings (the “Holdings Merger”), with Holdings as the surviving corporation of the Holdings Merger, and, immediately after the effective time of the Holdings Merger, MergerSub2 will merge with and into ANR (the “ANR Merger” and together with the Holdings Merger, the “Mergers”), with ANR as the surviving corporation of the ANR Merger.
If the Mergers are consummated, among other things, each share of common stock, par value $0.01 per share, of Holdings (“Holdings Common Stock”), and each share of Class C-1 common stock, par value $0.01 per share, of ANR (“Class C-1 Common Stock”), in each case issued and outstanding immediately prior to the effective time of the applicable Merger (other than shares held directly by Holdings, ANR or Contura and shares held by any holder of Holdings Common Stock or Class C-1 Common Stock with respect to which appraisal rights have been properly demanded and not properly withdrawn) will automatically be converted into the right to receive 0.4071 shares of common stock of Contura, par value $0.01 (“Contura Common Stock”), subject to adjustment as provided in the Merger Agreement for any stock split, reclassification or similar event. Shares of Class C-2 common stock, par value $0.01 per share, of ANR (“Class C-2 Common Stock” and together with the Class C-1 Common Stock, the “ANR Common Stock”), all of which are held by Holdings, and any other shares of ANR common stock and Holdings common stock held by Holdings, ANR or Contura, will be canceled without consideration if the Mergers are consummated. No fraction of a share of Contura Common Stock will be issued in the Mergers and instead holders of Holdings Common Stock or Class C-1 Common Stock who would otherwise be entitled to receive a fraction of a share of Contura Common Stock as a result of the Mergers will receive an amount in cash, as further described in the joint proxy statement and prospectus.
The number of shares of Contura Common Stock to be issued in the Mergers is approximately 8,987,000. It is anticipated that, if the Mergers are consummated, Alpha stockholders will collectively own approximately 46.5% of the combined company, based on current stock prices and capital structures. We also anticipate that, if the Mergers are consummated, the Contura Common Stock will be listed for trading on the New York Stock Exchange under the symbol “CTRA.”
Holdings and ANR will each hold a special meeting of its stockholders to obtain stockholder approval necessary to satisfy the requirements of Section 251 of the Delaware General Corporation Law, as well as a condition to closing the transactions contemplated by the Merger Agreement. At the special meeting being held by Holdings (the “Holdings Special Meeting”), Holdings stockholders will be asked to consider and vote upon the adoption of the Merger Agreement as it relates to the Holdings Merger (the “Holdings Merger Proposal”), as described in this joint proxy statement and prospectus. At the special meeting being held by ANR (the “ANR Special Meeting” and together with the Holdings Special Meeting, the “Special Meetings”), ANR stockholders will be asked to consider and vote upon the adoption of the Merger Agreement as it relates to the ANR Merger (the “ANR Merger Proposal”), as described in this joint proxy statement and prospectus.
Approval of the Holdings Merger Proposal requires approval by Holdings stockholders holding a majority of the outstanding shares of Holdings Common Stock as of the record date for the Holdings Special Meeting, and approval of the ANR Merger Proposal requires approval by ANR stockholders holding a majority of the voting power of the outstanding shares of ANR Common Stock as of the record date for the ANR Special Meeting. A holder of Class C-1 Common Stock can cast one vote for each share of Class C-1 Common Stock owned, and a holder of Class C-2 Common Stock can cast 1.187 votes for each share of Class C-2 Common Stock owned. All 4,223,400 shares of Class C-2 Common Stock outstanding are held by Holdings and, in the aggregate, constitute 23.96% of the voting power of the outstanding shares of ANR Common Stock. Pursuant to the terms of the Merger Agreement. Holdings has agreed to vote all such shares in favor of the ANR Merger Proposal if the Holdings Merger Proposal is approved at the Holdings Special Meeting. In order to consummate the transactions contemplated by the Merger Agreement, including the Mergers, the ANR Merger and the Holdings Merger must both be approved by the applicable stockholders. If the ANR Merger is not approved by ANR’s stockholders or if the Holdings Merger is not approved by Holdings’ stockholders, then none of the ANR Merger, the Holdings Merger or the other transactions contemplated by the Merger Agreement will be consummated, and Alpha will remain a standalone company.
The Holdings Special Meeting will be held at [●] on October 11, 2018 at [●] [a.m.][p.m.] local time. The ANR Special Meeting will be held at [●] on October 11, 2018 at [●] [a.m.][p.m.] local time.
After careful consideration, the board of directors of Holdings determined that the Merger Agreement and the transactions contemplated thereby, including the Holdings Merger, are fair, advisable and in the best interests of Holdings and its stockholders. Accordingly, Holdings’ board of directors unanimously recommends that Holdings Stockholders vote “FOR” the adoption of the Holdings Merger Proposal and “FOR” one or more adjournments of the Holdings Special Meeting, if necessary or appropriate, including adjournments to permit the further solicitation of proxies in favor of the foregoing proposal if there are not otherwise sufficient votes to approve the proposal.
After careful consideration, the board of directors of ANR determined that the merger agreement and the transactions contemplated thereby, including the ANR merger, are fair, advisable and in the best interests of ANR and its stockholders. Accordingly, ANR’s board of directors unanimously recommends that ANR Stockholders vote “FOR” the adoption of the ANR Merger Proposal and “FOR” one or more adjournments of the ANR Special Meeting, if necessary or appropriate, including adjournments to permit the further solicitation of proxies in favor of the foregoing proposal if there are not otherwise sufficient votes to approve the proposal. If you hold outstanding shares of both Holdings Common Stock and ANR Common Stock, you will receive separate proxies for each of Holdings and ANR. You should complete, sign and return each proxy you receive or follow the internet instructions on each card.
We cannot complete the Mergers without stockholder approval of both the Holdings Merger Proposal and the ANR Merger Proposal. It is important that your shares be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the Holdings Special Meeting or the ANR Special Meeting, we urge you in advance of the respective Special Meetings to submit a proxy to have your shares voted by using one of the methods described in this joint proxy statement and prospectus.
This joint proxy statement and prospectus provides important information regarding the Special Meetings and a detailed description of the Merger Agreement, the Mergers, certain related transactions and agreements and the matters to be presented at the Special Meetings. We encourage you to read the entire accompanying joint proxy statement and prospectus carefully. Please pay particular attention to “Risk Factors” beginning on page 34, for a discussion of the risks relating to the proposed Mergers.
We look forward to the successful completion of the Mergers and thank you for your prompt attention to this important matter.
Sincerely,
David J. Stetson
Chairman of the Board and Chief Executive Officer
ANR, Inc. and Alpha Natural Resources Holdings, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the Mergers or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.
The date of this joint proxy statement and prospectus is [●], 2018, and it is first being mailed to Holdings Stockholders and ANR Stockholders on or about [●], 2018.

636 Shelby Street, 3rd Floor
Bristol, Tennessee 37620
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 11, 2018
To the Stockholders of ANR, Inc.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of ANR, Inc. (“ANR”) will be held at [●] on October 11, 2018 at [●] [a.m.][p.m.] local time (the “ANR Special Meeting”) for the purpose of considering and voting upon the following matters:

1.
Adoption of the Agreement and Plan of Merger, dated as of April 29, 2018, by and among ANR, Alpha Natural Resources Holdings, Inc. (“Holdings”), Contura Energy, Inc., Prime Acquisition I, Inc., and Prime Acquisition II, Inc. (“MergerSub2”), as such agreement may be amended from time to time (the “Merger Agreement”), a copy of which is attached as Annex A to this joint proxy statement and prospectus, as it relates to the merger of MergerSub2 with and into ANR (the “ANR Merger”), with ANR as the surviving corporation of the ANR Merger (the “ANR Merger Proposal”); and

2.
Approval of one or more adjournments of the ANR Special Meeting, if necessary or appropriate, including adjournments to permit the further solicitation of proxies in favor of the ANR Merger Proposal (the “ANR Adjournment Proposal”) if there are not otherwise sufficient votes to approve the proposal.

ANR Stockholders may also transact such other business as may properly come before the ANR Special Meeting and any adjournments or postponements thereof. At this time, ANR’s board of directors knows of no other proposal or matter to come before the ANR Special Meeting.
ANR’s board of directors has fixed the close of business on September 6, 2018, as the record date for determining those stockholders entitled to notice of, and to vote at, the ANR Special Meeting and any adjournments of the ANR Special Meeting (the “ANR Record Date”). Only ANR Stockholders of record at the close of business on the ANR Record Date are entitled to notice of, and to vote at, the ANR Special Meeting and any adjournments of the ANR Special Meeting. Approval of the ANR Merger Proposal requires approval by ANR Stockholders holding a majority of the voting power of the outstanding shares of Class C-1 common stock of ANR (“Class C-1 Common Stock”) and Class C-2 common stock of ANR (together with the Class C-1 Common Stock, the “ANR Common Stock”) as of the ANR Record Date. Approval of the ANR Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of ANR Common Stock as of the ANR Record Date that is present in person or represented by proxy at the ANR Special Meeting and entitled to vote on the ANR Adjournment Proposal.
If you wish to attend the ANR Special Meeting and your shares are held in the name of a bank, broker, trust or other nominee, you must bring (i) valid picture identification, (ii) a “legal proxy” form from the broker, and (iii) an account statement or other acceptable evidence showing that you were the beneficial owner of ANR Common Stock on the ANR Record Date.
If you hold outstanding shares of both Holdings Common Stock and ANR Common Stock, you will receive separate proxies for each of Holdings and ANR. You should complete, sign and return each proxy you receive or follow the internet instructions on each card.
As required by Section 262 of the Delaware General Corporation Law, ANR is notifying all stockholders entitled to vote on the ANR Merger that you are or may be entitled to assert appraisal rights in connection with the proposed ANR Merger. The procedures you are required to follow in order to exercise your appraisal rights are summarized in this joint proxy statement and prospectus in the section entitled “The Mergers — Appraisal / Dissenters’ Rights for Alpha Stockholders” beginning on page 133, and a copy of the appraisal rights statute is included with this joint proxy statement and prospectus as Annex E.

Your vote is very important. Whether or not you plan to attend the ANR Special Meeting, please complete, date, sign and return the enclosed proxy card in the enclosed envelope to ensure that your shares of ANR Common Stock will be voted at the ANR Special Meeting if you are unable to attend. You may also submit a proxy by telephone or via the Internet by following the instructions printed on the proxy card. If you hold your shares in street name, you may vote by following your broker’s instructions.
The ANR board of directors has unanimously approved the Merger Agreement, the ANR Merger and the other transactions contemplated by the Merger Agreement, has determined that the Merger Agreement and the transactions contemplated thereby, including the ANR Merger, are fair, advisable and in the best interests of ANR and its stockholders, and unanimously recommends that ANR Stockholders vote “FOR” the ANR Merger Proposal and “FOR” the ANR Adjournment Proposal.
We encourage you to read the entire accompanying joint proxy statement and prospectus carefully. Please pay particular attention to “Risk Factors” beginning on page 34, for a discussion of the risks relating to the proposed ANR Merger.

By Order of the Board of Directors,

David J. Stetson
Chairman of the Board and Chief Executive Officer
Bristol, Tennessee

[●], 2018

636 Shelby Street, 3rd Floor
Bristol, Tennessee 37620
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 11, 2018
To the Stockholders of Alpha Natural Resources Holdings, Inc.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Alpha Natural Resources Holdings, Inc. (“Holdings”) will be held at [●] on October 11, 2018 at [●] [a.m.][p.m.] local time (the “Holdings Special Meeting”) for the purpose of considering and voting upon the following matters:

1.
Adoption of the Agreement and Plan of Merger, dated as of April 29, 2018, by and among ANR, Inc. (“ANR”), Holdings, Contura Energy, Inc., Prime Acquisition I, Inc. (“MergerSub1”) and Prime Acquisition II, Inc., as such agreement may be amended from time to time (the “Merger Agreement”), a copy of which is attached as Annex A to the joint proxy statement and prospectus, as it relates to the merger of MergerSub1 with and into Holdings (the “Holdings Merger”), with Holdings as the surviving corporation of the Holdings Merger (the “Holdings Merger Proposal”); and

2.
Approval of one or more adjournments of the Holdings Special Meeting, if necessary or appropriate, including adjournments to permit the further solicitation of proxies in favor of the Holdings Merger Proposal (the “Holdings Adjournment Proposal”) if there are not otherwise sufficient votes to approve the proposal.

Holdings Stockholders may also transact such other business as may properly come before the Holdings Special Meeting and any adjournments or postponements thereof. At this time, Holdings’ board of directors knows of no other proposal or matter to come before the Holdings Special Meeting.
Holdings’ board of directors fixed the close of business on September 6, 2018, as the record date for determining those stockholders entitled to notice of and to vote at the Holdings Special Meeting and any adjournments of the Holdings Special Meeting (the “Holdings Record Date”). Only Holdings Stockholders of record at the close of business on the Holdings Record Date are entitled to notice of and to vote at the Holdings Special Meeting and any adjournments of the Holdings Special Meeting. Approval of the Holdings Merger Proposal requires approval by Holdings Stockholders holding a majority of the outstanding shares of common stock of Holdings (“Holdings Common Stock”) as of the Holdings Record Date. Approval of the Holdings Adjournment Proposal requires the affirmative vote of the holders of a majority of the total Holdings Common Stock as of the Holdings Record Date that is present in person or represented by proxy at the Holdings Special Meeting and entitled to vote on the Holdings Adjournment Proposal.
If you wish to attend the Holdings Special Meeting and your shares are held in the name of a bank, broker, trust or other nominee, you must bring (i) valid picture identification, (ii) a “legal proxy” form from the broker, and (iii) an account statement or other acceptable evidence showing that you were the beneficial owner of Holdings Common Stock on the Holdings Record Date.
If you hold outstanding shares of both Holdings Common Stock and ANR Common Stock, you will receive separate proxies for each of Holdings and ANR. You should complete, sign and return each proxy you receive or follow the internet instructions on each card.
As required by Section 262 of the Delaware General Corporation Law, Holdings is notifying all stockholders entitled to vote on the Holdings Merger that you are or may be entitled to assert appraisal rights in connection with the proposed Holdings Merger. The procedures you are required to follow in order to exercise your appraisal rights are summarized in this joint proxy statement and prospectus in the section entitled “The Mergers—Appraisal / Dissenters’ Rights for Alpha Stockholders” beginning on page 133, and a copy of the appraisal rights statute is included with this joint proxy statement and prospectus as Annex E.

Your vote is very important. Whether or not you plan to attend the Holdings Special Meeting, please complete, date, sign and return the enclosed proxy card in the enclosed envelope to ensure that your shares of Holdings Common Stock will be voted at the Holdings Special Meeting if you are unable to attend. You may also submit a proxy by telephone or via the Internet by following the instructions printed on the proxy card. If you hold your shares in street name, you may vote by following your broker’s instructions.
The Holdings board of directors has unanimously approved the Merger Agreement, the Holdings Merger and the other transactions contemplated by the Merger Agreement, has determined that the Merger Agreement and the transactions contemplated thereby, including the Holdings Merger, are fair, advisable and in the best interests of Holdings and its stockholders, and unanimously recommends that Holdings Stockholders vote “FOR” the Holdings Merger Proposal and “FOR” the Holdings Adjournment Proposal.
We encourage you to read the entire accompanying joint proxy statement and prospectus carefully. Please pay particular attention to “Risk Factors” beginning on page 34, for a discussion of the risks relating to the proposed Holdings Merger.

By Order of the Board of Directors,

David J. Stetson
Chairman of the Board and Chief Executive Officer
Bristol, Tennessee

[●], 2018

ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS
This joint proxy statement and prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (referred to as the “SEC”) by Contura (File No. 333-226953), constitutes a prospectus of Contura under Section 5 of the Securities Act of 1933, as amended (referred to as the “Securities Act”), with respect to the shares of Contura common stock to be issued to Holdings and ANR stockholders pursuant to the merger agreement. It also constitutes a notice of meeting with respect to the special meeting of Holdings stockholders and a notice of meeting with respect to the special meeting of ANR stockholders. Contura and Alpha have not authorized anyone to provide you with any information other than the information that is contained in this joint proxy statement and prospectus. Contura and Alpha take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This joint proxy statement and prospectus is dated [ ● ], 2018. You should not assume that the information contained in this joint proxy statement and prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement and prospectus to Holdings stockholders or ANR stockholders, nor the issuance by Contura of shares of common stock in connection with the mergers, will create any implication to the contrary. This joint proxy statement and prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement and prospectus regarding Contura has been provided by Contura, and information contained in this joint proxy statement and prospectus regarding Alpha has been provided by Alpha.

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETINGS OF ALPHA STOCKHOLDERS
The following are some questions that you, as a stockholder of Holdings or ANR, may have regarding the mergers or the special meetings of Holdings and ANR stockholders, which we refer to collectively as the “Alpha special meetings,” and brief answers to those questions. More detailed information about the matters discussed in these questions and answers can be found elsewhere in this joint proxy statement and prospectus, as well as the annexes hereto. Contura Energy, Inc. (“Contura”), ANR and Holdings (together with ANR, “Alpha”) encourage you to read carefully the remainder of this joint proxy statement and prospectus because the information in this section does not provide all of the information that might be important to you with respect to the matters being considered at the Alpha special meetings. Additional important information is also contained in the annexes to this joint proxy statement and prospectus.

Q:	Why am I receiving this joint proxy statement and prospectus?

A:
The boards of directors of Holdings and ANR are using this joint proxy statement and prospectus to solicit proxies of Alpha stockholders pursuant to the Agreement and Plan of Merger, dated as of April 29, 2018 (as amended from time to time, the “merger agreement”), among ANR, Holdings, Contura, MergerSub1 and MergerSub2, providing, among other things, that, upon the terms and subject to the conditions set forth in the merger agreement, MergerSub1, a wholly owned subsidiary of Contura, will merge with and into Holdings (the “Holdings merger”), and MergerSub2, a wholly owned subsidiary of MergerSub1, will merge with and into ANR (the “ANR merger” and together with the Holdings merger, the “mergers”).

In addition, this joint proxy statement and prospectus is a prospectus for Alpha stockholders because as a result of the mergers and upon the terms and subject to the conditions set forth in the merger agreement, Contura will issues shares of common stock, par value $0.01, of Contura (“Contura common stock”) to Alpha stockholders as the merger consideration (along with cash in lieu of fractional shares).
In order to complete the mergers, ANR and Holdings stockholders must adopt the merger agreement. ANR and Holdings will hold separate special meetings of stockholders to obtain these approvals. This joint proxy statement and prospectus contains important information about the merger agreement, the mergers and the special meetings of the ANR and Holdings stockholders, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the applicable meeting in person.
Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What are Alpha stockholders entitled to receive in the mergers?

A:
If the mergers are completed, each share of common stock, par value $0.01 per share, of Holdings (“Holdings common stock”) and each share of Class C-1 common stock, par value $0.01 per share, of ANR (“Class C-1 common stock”), in each case outstanding immediately prior to the effective times of the mergers (other than shares held directly by Holdings, ANR or Contura and shares held by any holder of Holdings common stock or Class C-1 common stock with respect to which appraisal rights have been properly demanded and not properly withdrawn) will be converted into the right to receive 0.4071 (the “exchange ratio”) fully paid and nonassessable shares of Contura common stock. All shares of Class C-2 common stock, par value $0.01 per share, of ANR (“Class C-2 common stock” and together with the Class C-1 common stock, the “ANR common stock”) and all shares of Holdings common stock and Class C-1 common stock held by Holdings, ANR or Contura will be canceled for no consideration in connection with the mergers. No fraction of a share of Contura common stock will be issued in the mergers and instead holders of Holdings common stock or Class C-1 common stock who would otherwise be entitled to receive a fraction of a share of Contura common stock will receive an amount in cash, as further described under “The Merger Agreement—Merger Consideration” beginning on page 149.

Q:	When and where will the special meetings of the Alpha stockholders be held?

A:
The special meeting of ANR stockholders (the “ANR special meeting”) will be held at [●] on October 11, 2018 at [●] [a.m.][p.m.] local time. The special meeting of Holdings stockholders (the “Holdings special meeting” and each of the

ANR special meeting and the Holdings special meeting, a “ special meeting ”) will be held at [●] on October 11, 2018 at [●] [a.m.][p.m.] local time.

Q:	What are Alpha stockholders voting to approve and why is this approval necessary?

A:
ANR stockholders are being asked to approve (i) a proposal to adopt the merger agreement as it relates to the ANR merger (the “ANR merger proposal”), and (ii) a proposal to approve one or more adjournments of the ANR special meeting, if necessary or appropriate, including adjournments to permit the further solicitation of proxies in favor of the ANR merger proposal (the “ANR adjournment proposal”) if there are not otherwise sufficient votes to approve the proposal.

Holdings stockholders are being asked to approve (i) a proposal to adopt the merger agreement as it relates to the Holdings merger (the “Holdings merger proposal” and together with the ANR merger proposal, the “merger proposals”), and (ii) a proposal to approve one or more adjournments of the Holdings special meeting, if necessary or appropriate, including adjournments to permit the further solicitation of proxies in favor of the Holdings merger proposal (the “Holdings adjournment proposal” and together with the ANR adjournment proposal, the “adjournment proposals”).
ANR stockholders and Holdings stockholders, respectively, are being asked to approve the ANR merger proposal and the Holdings merger proposal, respectively, in order to satisfy the requirements of Section 251 of the Delaware General Corporation Law (“DGCL”) and a condition to the consummation of the mergers contained in the merger agreement.
Pursuant to the terms of the merger agreement, Holdings agreed to vote all of its 4,223,400 shares of Class C-2 common stock in favor of the ANR merger proposal if the Holdings merger proposal is approved at the Holdings special meeting, which, in the aggregate, constitutes 23.96% of the voting power of the outstanding shares of ANR common stock.

Q:	Who can attend and vote at the special meetings?

A:
You, or your duly authorized proxies, can attend and vote at the ANR special meeting if you owned shares of ANR common stock at the close of business on September 6, 2018, the record date for the ANR special meeting (the “ANR record date”).

You, or your duly authorized proxies, can attend and vote at the Holdings special meeting if you owned shares of Holdings common stock at the close of business on September 6, 2018, the record date for the Holdings special meeting (the “Holdings record date”).

Q:	What do I need to do to attend the special meetings?

A:
If you are an ANR stockholder of record as of the ANR record date, you must present an acceptable form of identification (such as a valid driver’s license) in order to enter the ANR special meeting. If you hold your shares in indirectly through a bank, broker, trustee or other nominee (each referred to herein as, a “broker”), you must bring (i) an acceptable form of identification, such as a driver’s license, (ii) a “legal proxy” form from the broker, and (iii) an account statement or other acceptable evidence showing that you were the beneficial owner of Class C-1 common stock on the ANR record date.

If you are a Holdings stockholder of record as of the Holdings record date, you must present an acceptable form of identification (such as a valid driver’s license) in order to enter the Holdings special meeting. If you hold your shares in street name (as discussed below), you must bring (i) an acceptable form of identification, such as a driver’s license, (ii) a “legal proxy” form from the broker, and (iii) an account statement or other acceptable evidence showing that you were the beneficial owner of Holdings common stock on the Holdings record date.

Q:	What is the difference between holding shares as a stockholder of record and holding shares in “street name” as a beneficial owner?

A:
If your shares of Holdings common stock are held directly in your name with Holdings’ transfer agent, or if your shares of Class C-1 common stock are held directly in your name with ANR’s transfer agent, you are considered a stockholder of record of Holdings or ANR, respectively. If you hold your shares of Holdings common stock or Class C-1 common stock indirectly through a broker, you are considered a beneficial owner of those shares but are not the stockholder of record. In this circumstance, you are a stockholder whose shares are held in “street name” and your broker is considered the stockholder of record. If you hold your shares in street name, you may vote by following your broker’s instructions or, in order to vote in person at the applicable special meeting, you must comply with the procedures described above.

Q:	What vote is required to approve the merger proposals and the adjournment proposals?

A:
Approval of the ANR merger proposal requires approval by ANR stockholders holding a majority of the voting power of the outstanding shares of ANR common stock as of the ANR record date. Approval of the ANR adjournment proposal requires the affirmative vote of the ANR stockholders holding a majority of the voting power as of the ANR record date that is present in person or represented by proxy at the ANR special meeting and entitled to vote on the ANR adjournment proposal. A holder of Class C-1 common stock of ANR can cast one vote for each share of Class C-1 common stock of ANR owned, and a holder of Class C-2 common stock of ANR can cast 1.187 votes for each share of Class C-2 common stock of ANR owned. All 4,223,400 shares of Class C-2 common stock of ANR outstanding are held by Holdings and, in the aggregate, constitute 23.96% of the voting power of the outstanding shares of ANR common stock. Pursuant to the terms of the merger agreement, Holdings has agreed to vote all such shares in favor of the ANR merger proposal if the Holdings merger proposal is approved at the Holdings special meeting.

Approval of the Holdings merger proposal requires approval by Holdings stockholders holding a majority of the outstanding shares of Holdings common stock as of the Holdings record date. Approval of the Holdings adjournment proposal requires the affirmative vote of the holders of a majority of the total Holdings Common Stock as of the Holdings record date that is present in person or represented by proxy at the Holdings special meeting and entitled to vote on the Holdings adjournment proposal.

Q:	How does the Alpha board of directors recommend that Alpha stockholders vote?

A:	ANR’s board of directors unanimously recommends that holders of ANR common stock vote “FOR” the ANR merger proposal and “FOR” the ANR adjournment proposal.
Holdings’ board of directors unanimously recommends that holders of Holdings common stock vote “FOR” the Holdings merger proposal and “FOR” the Holdings adjournment proposal.

Q:	What should Alpha stockholders do now in order to vote on the proposals being considered at the applicable special meeting?

A:
ANR stockholders and Holdings stockholders may vote in person or by proxy at the ANR special meeting and the Holdings special meeting, respectively. If you hold your shares in your name as a stockholder of record of the applicable company, you may cast your vote in one of four ways:

•
By Internet. The web address for Internet voting can be found on the enclosed proxy card. Internet voting is available 24 hours a day. To be valid, your vote by Internet must be received by the deadline specified on the proxy card.

•
By Telephone. The telephone number for telephone voting can be found on the enclosed proxy card and is available 24 hours a day. To be valid, your vote by telephone must be received by the deadline specified on the proxy card.

•
By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage prepaid envelope provided. To be valid, your vote by mail must be received by the deadline specified on the proxy card.

•
At the Special Meeting. You can vote your shares in person at the applicable special meeting. You must present an acceptable form of identification (such as a valid driver’s license) in order to enter the applicable special meeting.

If you hold your shares in street name, you may vote by following your broker’s instructions or, in order to vote in person at the applicable special meeting, you must bring (i) an acceptable form of identification, such as a driver’s license, (ii) a “legal proxy” form from the broker, and (iii) an account statement or other acceptable evidence showing that you were the beneficial owner of Class C-1 common stock on the ANR record date or Holdings common stock on the Holdings record date, as applicable.

Q:	What will happen if I abstain from voting, fail to vote or do not direct how to vote on my proxy?

A:
If you abstain from voting with respect to a merger proposal or fail to either submit a proxy card or vote in person at the applicable special meeting with respect to such merger proposal, then based on applicable voting standards, it will have the same effect as a vote “AGAINST” that merger proposal. If you hold shares indirectly through a broker and fail to instruct your broker with respect to the applicable merger proposal, your broker will not have discretionary authority to vote your shares with respect to that proposal, which will also have the same practical effect as a vote “AGAINST” the applicable merger proposal.

If you abstain from voting with respect to an adjournment proposal, it will be counted for the purposes of determining whether there is a quorum and will have the same effect as a vote “AGAINST” the applicable adjournment proposal. If you fail to vote in person or by proxy or you hold shares in street name and fail to instruct your broker with respect to the applicable adjournment proposal, it will have no effect on the applicable adjournment proposal.

Q:	Will there be any broker non-votes?

A:
A broker non-vote occurs when a broker holding shares for a beneficial owner (i.e., where shares are held in “street name”) does not receive voting instructions from the beneficial owner. Since the ANR merger proposal, the ANR adjournment proposal, the Holdings merger proposal and the Holdings adjournment proposal are all non-routine matters, brokers will not have discretionary authority to vote shares held for a beneficial owner that does not provide voting instructions.

Q:	Can I change or revoke my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the applicable special meeting. If you are a stockholder of record, you can do this by timely:

•	resubmitting your proxy on a later date via the Internet or by telephone and following appropriate instructions;

•	executing and mailing a proxy card that is dated and received on a later date (which must be received no later than October 10, 2018);

•
notifying the Secretary of ANR or Holdings, as applicable, in writing, at 636 Shelby Street, 3rd Floor, Bristol, Tennessee 37620, before the applicable special meeting that you have revoked your proxy (which notification must be received by the close of business on October 10, 2018); or

•	voting in person at the applicable special meeting, although attendance at the special meeting will not by itself revoke a proxy.
If your shares are held in street name, you should contact your broker to change your vote.

Q:	What should Alpha stockholders do if they receive more than one set of voting materials?

A:
If you receive more than one proxy card for the ANR special meeting or more than one proxy card for the Holdings special meeting, your shares may be registered in more than one name or in different accounts. Please complete, date, sign and return each proxy card to ensure that all your shares are voted.

Q:	When can Alpha stockholders expect to receive the merger consideration?

A:
As soon as reasonably practicable after the closing of the mergers, and in any event within three business days thereafter, Contura will cause the exchange agent to mail to each holder of record of Holdings common stock or Class C-1 common stock, a letter of transmittal and instructions explaining how to surrender stock certificates or book-entry shares representing shares of Holdings common stock or Class C-1 common stock, as applicable, in exchange for the merger consideration.

Q:	May I transfer shares of Alpha common stock before the Alpha special meetings?

A:
Yes. If you transfer your shares of ANR common stock or Holdings common stock after the applicable record date but before the applicable special meeting, you will retain your right to vote at the applicable special meeting, but you will have transferred the right to receive the merger consideration in the mergers. In order to receive the merger consideration, you must hold your shares through the completion of the mergers.

Q:	What are the expected U.S. federal income tax consequences of the mergers to Alpha stockholders?

A:
Contura has received an opinion from Davis Polk & Wardwell LLP, dated as of September 10, 2018, that each merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The completion of the mergers is not conditioned on the receipt of an opinion of counsel to that effect, and neither Alpha nor Contura intends to request a ruling from the Internal Revenue Service (the “IRS”) regarding the qualification of either merger as a “reorganization.” Accordingly, no assurance can be given that the IRS will not challenge the treatment of either merger as a “reorganization” or that a court would not sustain such a challenge.

Assuming that the applicable merger qualifies as a reorganization, U.S. Holders (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Mergers” below) who exchange their Holdings common stock or Class C-1 common stock, as applicable, for the consideration being paid in the merger will not recognize any gain or loss upon the receipt of the merger consideration except with respect to cash received in lieu of a fractional share of Contura common stock and except as hereinafter provided.
Provided that Alpha is not (and has not been during the relevant period) a “United States real property holding corporation” under Section 897 of the Code (a “USRPHC”), a non-U.S. Holder will generally not recognize any gain or loss upon the receipt of the merger consideration in the merger.
The federal income tax consequences of the mergers in the event that either merger does not qualify as a “reorganization” for U.S. federal income tax purposes or in the event that Alpha is (or has been during the relevant period) a USRPHC are discussed below under “Material United States Federal Income Tax Consequences of the Mergers.”
Each Alpha stockholder should carefully read the discussion under “Material United States Federal Income Tax Consequences of the Mergers” and should consult its own tax advisor for a full understanding of the tax consequences of the mergers to such Alpha stockholder.

Q:	Who can help answer my questions?

A:
If you have any questions about the mergers or the special meetings, or if you need additional copies of this joint proxy statement and prospectus or the enclosed proxy card, you should contact ANR’s and Holdings’ proxy solicitor at:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call: (212) 269-5550 (collect)
All Others Call: (800) 967-7510 (toll-free)
Email: alpha@dfking.com

SUMMARY
The following is a summary that highlights information contained in this joint proxy statement and prospectus. This summary does not contain all of the information that might be important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, including the mergers and the issuance of shares of Contura common stock pursuant to the merger agreement, we encourage you to read carefully this entire joint proxy statement and prospectus, including the attached annexes.
Information about the Companies (see page 169)
Contura
Contura is a large scale, diversified provider of met and steam coal to a global customer base. Contura operates high-quality, cost-competitive coal mines across coal basins in Virginia, West Virginia and Pennsylvania, complemented by a Trading and Logistics business. Contura currently operates four mining complexes, comprised of seven underground mines, two surface mines and four coal preparation plants. Contura’s Trading and Logistics business focuses on the sale of third-party coal into the international market. Contura owns a 65.0% interest in Dominion Terminal Associates (“DTA”), a coal export terminal in eastern Virginia. Contura’s principal executive offices are located at 340 Martin Luther King Jr. Blvd., Bristol, Tennessee 37620 and its telephone number is (423) 573-0300.
Holdings
Alpha Natural Resources Holdings, Inc., a Delaware corporation, was incorporated pursuant to the restructuring transactions described in the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, as Modified, dated May 27, 2016 (the “Plan of Reorganization”). Holdings does not own any assets or properties other than 4,223,400 shares of Class C-2 common stock, and Holdings does not have, and has never had since its incorporation, any employees, has not engaged in any activities or business and has incurred no liabilities or obligations, in each case, other than those incident to its ownership of Class C-2 common stock. Holdings’ principal executive offices are located at 636 Shelby Street, 3rd Floor, Bristol, Tennessee 37620, and its telephone number is (423) 574-5100.
ANR
ANR, Inc., a Delaware corporation, was incorporated pursuant to the Plan of Reorganization. Together with its subsidiaries, ANR is a large scale, diversified provider of met and steam coal to a global customer base. ANR currently operates four mining complexes located in West Virginia, comprised of fourteen underground mines, seven surface mines and nine coal preparation plants. As of June 30, 2018, Alpha had approximately 2,700 employees. ANR’s principal executive offices are located at 636 Shelby Street, 3rd Floor, Bristol, Tennessee 37620, and its telephone number is (423) 574-5100.
The Mergers (see page 79)
What Alpha Stockholders Will Receive in the Mergers (see page 149)
If the mergers are completed, each share of Holdings common stock and each share of Class C-1 common stock, in each case outstanding immediately prior to the effective times of the mergers (other than shares held directly by Holdings, ANR or Contura and shares held by any holder of Holdings common stock or Class C-1 common stock with respect to which appraisal rights have been properly demanded and not properly withdrawn), will be converted into the right to receive 0.4071 fully paid and nonassessable shares of Contura common stock, subject to adjustment for stock splits and similar events as provided in the merger agreement. All shares of Class C-2 common stock and all shares of Holdings common stock and Class C-1 common stock held by Holdings, ANR or Contura will be canceled for no consideration in connection with the mergers. No fraction of a share of Contura common stock will be issued in the mergers and instead holders of Holdings common stock or Class C-1 common stock who would otherwise be entitled to receive a fraction of a share of Contura common stock will receive an amount in cash, as further described under “The Merger Agreement—Merger Consideration” beginning on page 149.

Contura’s Reasons for the Mergers (see page 92)
In evaluating the mergers, the Contura board of directors consulted with Contura’s management, as well as Contura’s legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Contura board of directors considered a number of factors, including those listed in “The Mergers — Contura’s Reasons for the Mergers” beginning on page 92.
Alpha’s Reasons for the Mergers (see page 95)
In evaluating the mergers, the ANR board of directors (the “ANR board”) and the Holdings board of directors each consulted with Alpha’s management, as well as Alpha’s legal and financial advisors and, in reaching their respective decisions to approve the merger agreement and the transactions contemplated thereby, the ANR board of directors and the Holdings board of directors considered a number of factors, including those listed in “The Mergers — Alpha’s Reasons for the Mergers; Recommendation of the Alpha Board of Directors” beginning on page 95.
Treatment of Alpha Equity Awards (see page 151)
Immediately prior to the effective time of the mergers, each outstanding option to purchase Class C-1 common stock (an “ANR Option”), whether or not vested, will be automatically converted into the number of shares of Class C-1 common stock equal in value (based on a per share value equivalent to the weighted average price of Contura common stock during a 15 trading day period ending on the second to last trading day prior to the mergers, multiplied by the exchange ratio) to the aggregate intrinsic (or “in-the-money”) value of such ANR Option (the “Per ANR Share Price”). Such Class C-1 common stock will be issued to the applicable ANR Option holder as book-entry shares and will be subject to applicable withholding taxes. Each holder will be given the opportunity to elect, which election must be made prior to the beginning of the period during which the Per ANR Share Price will be measured, whether to satisfy the applicable tax withholding obligation by paying cash or by reducing the number of shares of Class C-1 common stock that will be delivered to such holder. If no election is timely made by a holder, such holder will be deemed to have elected to pay the withholding tax by reducing the number of shares of Class C-1 common stock that will be delivered to such holder. As of the effective time of the mergers, shares of Class C-1 common stock received in connection with the conversion of the ANR Options will be converted into Contura common stock on the same terms as are applicable to other ANR stockholders, as set forth in “Summary — The Mergers — What Alpha Stockholders Will Receive in the Mergers” beginning on page 6.
At the effective time of the mergers, each outstanding ANR restricted stock unit (an “ANR RSU”) granted under any ANR equity plan, whether or not then vested, will be assumed by Contura and converted automatically into a restricted stock unit relating to shares of Contura common stock (a “Contura RSU”). The number of shares of Contura common stock underlying the Contura RSU award will be calculated by multiplying the number of ANR RSUs held by the holder immediately prior to the effective time of the mergers by the exchange ratio. Each Contura RSU will otherwise be subject to the same terms and conditions (including as to continued vesting) as were applicable to the corresponding ANR RSU.
Recommendation of the Alpha Board of Directors (see page 95)
ANR’s board of directors unanimously recommends that holders of ANR common stock vote “FOR” the ANR merger proposal and “FOR” the ANR adjournment proposal.
Holdings’ board of directors unanimously recommends that holders of Holdings common stock vote “FOR” the Holdings merger proposal and “FOR” the Holdings adjournment proposal.
Special Meeting of Stockholders of ANR (see page 69)
ANR plans to hold the ANR special meeting at [●] on October 11, 2018 at [●] [a.m.][p.m.] local time. At the ANR special meeting, ANR stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement; and

•
to approve of one or more adjournments of the ANR special meeting, if necessary or appropriate, including adjournments to permit the further solicitation of proxies in favor of the foregoing proposal if there are not otherwise sufficient votes to approve the proposal.

ANR stockholders are being asked to vote on the ANR merger proposal in order to satisfy the requirements of Section 251 of the DGCL and a condition to the mergers contained in the merger agreement.
You can vote at the ANR special meeting to approve the ANR merger proposal if you owned ANR common stock as of the ANR record date. As of the ANR record date, there were 15,907,752 shares of Class C-1 common stock and 4,223,400 shares of Class C-2 common stock outstanding. A holder of Class C-1 common stock can cast one vote for each share of Class C-1 common stock owned on the ANR record date, and a holder of Class C-2 common stock can cast 1.187 votes for each share of Class C-2 common stock owned on the ANR record date. All 4,223,400 shares of Class C-2 common stock of ANR outstanding are held by Holdings and, in the aggregate, constitute 23.96% of the voting power of the outstanding shares of ANR common stock. Pursuant to the terms of the merger agreement, Holdings has agreed to vote all such shares in favor of the ANR merger proposal if the Holdings merger proposal is approved at the Holdings special meeting.
For additional and more information regarding voting at the ANR special meeting, see “ANR Special Meeting.”
If you hold outstanding shares of both Holdings Common Stock and ANR Common Stock, you will receive separate proxies for each of Holdings and ANR. You should complete, sign and return each proxy you receive or follow the internet instructions on each card.
Special Meeting of Stockholders of Holdings (see page 73)
Holdings plans to hold the Holdings special meeting at [●] on October 11, 2018 at [●] [a.m.][p.m.] local time. At the Holdings special meeting, Holdings stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement; and

•
to approve of one or more adjournments of the Holdings special meeting, if necessary or appropriate, including adjournments to permit the further solicitation of proxies in favor of the foregoing proposal if there are not otherwise sufficient votes to approve the proposal.

Holdings stockholders are being asked to vote on the Holdings merger proposal in order to satisfy the requirements of Section 251 of the DGCL and a condition to the mergers contained in the merger agreement.
You can vote at the Holdings special meeting to approve the Holdings merger proposal if you owned Holdings common stock as of the Holdings record date. As of the Holdings record date, there were 4,223,290 shares of Holdings common stock outstanding. A holder of Holdings common stock is entitled to cast one vote for each share of Holdings common stock owned on the Holdings record date.
For additional and more information regarding voting at the Holdings special meeting, see “Holdings Special Meeting.”
If you hold outstanding shares of both Holdings Common Stock and ANR Common Stock, you will receive separate proxies for each of Holdings and ANR. You should complete, sign and return each proxy you receive or follow the internet instructions on each card.
Opinions of ANR’s Financial Advisors (see page 99)
BRG (see page 106)
On April 29, 2018, at a joint meeting of ANR’s board of directors and Holdings’ board of directors held to evaluate the mergers, BRG Valuation Services, LLC (“BRG”) rendered to Holdings’ board of directors an oral opinion, which was confirmed by delivery of the written opinion dated April 29, 2018, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view to the holders of the Holdings common stock.

The full text of BRG’s written opinion, dated April 29, 2018, is attached as Annex C to this joint proxy statement and prospectus. The opinion sets forth the assumptions made, procedures followed, matters considered and limitations of the review undertaken. BRG’s opinion was provided to Holdings’ board of directors in connection with its evaluation of the exchange ratio from a financial point of view to the existing holders of Holdings common stock. BRG’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Holdings merger.
For a further discussion of BRG’s opinion, see the section entitled “The Mergers — Opinion of Holdings’ Financial Advisor” and Annex C.
Moelis (see page 99)
In connection with the ANR merger, ANR’s board of directors received a written opinion, dated April 29, 2018, from ANR’s financial advisor, Moelis & Company LLC (“Moelis”), as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of Class C-1 common stock of the exchange ratio set forth in the merger agreement. The full text of Moelis’ written opinion dated April 29, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement and prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of ANR’s board of directors (in its capacity as such) in its evaluation of the ANR merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the exchange ratio to the holders of Class C-1 common stock and does not address ANR’s underlying business decision to effect the ANR merger or the relative merits of the ANR merger as compared to any alternative business strategies or transactions that might be available with respect to ANR. Moelis’ opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the mergers or any other matter.
For a further discussion of Moelis’ opinion, see the section entitled “The Mergers — Opinion of ANR’s Financial Advisor” and Annex B.
Opinion of Contura’s Financial Advisor (see page 116)
At the meeting of the Contura board of directors on April 29, 2018, Ducera Securities LLC (“Ducera”) rendered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions described in such opinion, the exchange ratio was fair, from a financial point of view, to Contura.
The full text of the written opinion of Ducera, dated as of April 29, 2018, is attached as Annex D to this joint proxy statement and prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications, conditions and limitations on the scope of the review undertaken by Ducera in rendering its opinion. Ducera’s opinion is directed to the Contura board of directors and addresses only the fairness from a financial point of view of the exchange ratio to Contura. It does not constitute a recommendation to any holder of Contura common stock as to how to vote in connection with the mergers or whether to take any other action with respect to the mergers.
For a further discussion of Ducera’s opinion, see the section entitled “The Mergers — Opinion of Contura's Financial Advisor” and Annex D.
Board of Directors of the Combined Company Following Completion of the Mergers (see page 131)
Effective as of the closing of the mergers, the size of the combined company’s board of directors will be expanded to nine directors. Five board seats will be filled by the current members of Contura’s board of directors and four board seats will be filled by individuals designated by Alpha. The initial Alpha designees to be appointed to the combined company’s board of directors at closing are expected to be John E. Lushefski, Daniel J. Geiger, David J. Stetson and Harvey L. Tepner (who are each current members of the board of directors of Holdings), unless any of Messrs. Lushefski, Geiger or Tepner fails to meet applicable independence standards as of the closing, in which case such individual will not be appointed to the combined company’s board of directors at closing. If any of Messrs. Lushefski, Geiger, Stetson or Tepner is unable to or has declined to serve on the combined company’s board of directors prior to the closing (or is not appointed to the combined company’s board of directors because he failed to meet applicable independence standards as of the closing), Alpha may designate a replacement subject to the approval of Contura’s board of directors, which cannot be unreasonably withheld (unless such replacement fails to meet applicable independence standards, as determined by Contura’s board of directors in its reasonable discretion exercised in good faith).
Following the closing of the mergers and through the completion of the combined company’s 2019 annual meeting of stockholders, the size of the combined company’s board of directors may not be changed except to reduce the size of the board in the event of any resignation or other cessation of service of one or more directors, and the combined company’s board of directors must, subject to its fiduciary duties, nominate for election, unanimously recommend for election and solicit proxies in favor of the election of, each of the Alpha designees to the combined company’s board of directors.
Listing of Contura Common Stock (see page 31)
As a result of filing the registration statement on Form S-4 containing this joint proxy statement and prospectus with the SEC, Contura will become subject to certain reporting requirements under the Exchange Act. On or about the time that the mergers are completed, Contura intends to file a registration statement under the Exchange Act to register its common stock. That registration statement will subject Contura to additional reporting requirements and will permit Contura to apply to list its common stock on a securities exchange. It is a condition to the completion of the mergers that the shares of Contura common stock to be issued upon the consummation of the mergers be approved for listing on the NYSE, subject to official notice of issuance. It is anticipated that, following the mergers, shares of Contura’s common stock will be listed on the NYSE and traded under the symbol “CTRA.”
Comparison of Stockholders’ Rights (see page 277)
ANR and Holdings stockholders receiving the merger consideration will have different rights once they become stockholders of Contura due to differences between the governing corporate documents of ANR, Holdings and Contura. These differences are described in detail in the section entitled “Comparison of Stockholders’ Rights” beginning on page 277.
Accounting Treatment of the Mergers (see page 133)
The mergers will be accounted for in accordance with accounting principles generally accepted in the United States (“US GAAP”) and in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification Topic (“ASC”) 805—Business Combinations. Contura will be treated as the acquirer of Alpha for accounting and financial reporting purposes. The assets and liabilities of Alpha will be recorded, as of the completion of the mergers, at their fair values and consolidated with those of Contura. The purchase price will be determined based on the number of shares of common stock issued and the trading price of shares of Contura common stock on the date of the mergers. Contura will allocate the purchase price to the fair value of Alpha’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill. The operating results of Alpha will become part of the combined company beginning on the date of the mergers.
Appraisal / Dissenters’ Rights for Alpha Stockholders (see page 133)
Holders of Class C-1 common stock and holders of Holdings common stock are or may be entitled to appraisal rights under Section 262 of the DGCL, provided they fully comply with and follow the procedures and satisfy all of the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section entitled “The Mergers— Appraisal / Dissenters’ Rights for Alpha Stockholders” beginning on page 133. In addition, a copy of the appraisal rights statute is included with this joint proxy statement and prospectus as Annex E. Failure to comply with Section 262 of the DGCL will result in your waiver of, or inability to exercise, appraisal rights.
Interests of Alpha’s Directors and Executive Officers in the Mergers (see page 140)
Some of ANR’s executive officers and members of the boards of directors of ANR and Holdings, in their capacities as such, have financial interests in the merger that are different from, or in addition to, their interests as stockholders and the interests of stockholders of ANR and Holdings generally.
These interests include the accelerated vesting and settlement of equity awards, arrangements that provide for severance benefits if the employment of an ANR executive officer is terminated under specified circumstances in connection with the mergers, an insurance policy and certain reimbursement arrangements for potential financial losses suffered by an ANR executive officer in connection with certain change in control related payments under Section 4999 of the Internal Revenue Code, and rights to indemnification and director’s and officer’s liability insurance that will survive the completion of the mergers.
The members of ANR’s and Holdings’ boards of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers, and in recommending that ANR and Holdings stockholders approve the applicable merger.
Non-Solicitation (see page 155)
Alpha has agreed, and agreed to cause its subsidiaries and its and their respective officers, directors, employees and representatives, to cease any solicitation, encouragement, discussion or negotiation with any party (other than Contura or its representatives) with respect to an acquisition proposal (as defined on page 155).
In addition, Alpha has agreed that it will not, and will direct its subsidiaries and its and their respective officers, directors, employees and representatives not to, directly or indirectly:

•
initiate, solicit or knowingly encourage (including by way of furnishing non-public information related to Alpha or any of its subsidiaries) the submission of any inquiries, proposals, or offers that constitute, or may reasonably be expected to lead to, an acquisition proposal or engage in discussions or negotiations with respect thereto;

•
approve or recommend, or publicly propose to approve or recommend an acquisition proposal or enter into any agreement relating to an acquisition proposal or enter into any agreement, arrangement or understanding requiring Alpha to abandon, terminate or fail to consummate the mergers or any other transaction contemplated by the merger agreement or breach its obligations thereunder;

•
withdraw, modify or qualify, or propose to publicly withdraw, modify, or qualify, in a manner adverse to Contura, the recommendation to stockholders of either Holdings or ANR by its board of directors to adopt the merger agreement, which action is referred to as a “change of board recommendation”; or

•	take any action to exempt any person (other than Contura and its affiliates) from the restrictions contained in any takeover law or otherwise cause such restrictions not to apply.
Notwithstanding these restrictions, Alpha may, at any time prior to obtaining stockholder approval of the merger agreement at the Holdings and ANR special meetings, in response to an unsolicited bona fide written acquisition proposal that does not result from a breach of its non-solicitation obligations owed to Contura, which the boards of directors of Holdings and ANR determine in good faith (after consultation with outside counsel and financial advisors) constitutes or would reasonably be likely to lead to a superior proposal (as defined on page 156):

•
(i) furnish non-public information with respect to Alpha and its subsidiaries and (ii) provide access to Alpha’s books, records, facilities, properties, personnel, officers, directors, employees and representatives to the person making the acquisition proposal (and its representatives) pursuant to a confidentiality agreement not less restrictive in any material respect on the person than the existing confidentiality agreement between Contura and Alpha, provided that all the information was previously provided or made available to Contura, or is provided or made available to Contura promptly; and

•	participate in discussions or negotiations with the person making the acquisition proposal (and its representatives) regarding the acquisition proposal.
Alpha has agreed to promptly (but in any event within 24 hours) notify Contura in the event that it receives (including through any subsidiary or representative) any acquisition proposal, or any request for non-public information relating to it or its subsidiaries other than requests for information in its ordinary course of business or requests unrelated to an acquisition proposal, or any request for discussions or negotiations relating to a possible acquisition proposal. Alpha has also agreed to keep Contura reasonably informed in writing on a current basis of the status (including material terms and conditions and material modifications) of any such request, acquisition proposal or inquiry (including by providing notice of any material changes, developments or written communications within 24 hours).

Notwithstanding Alpha’s obligation not to cause a change of board recommendation, if prior to obtaining stockholder approval of the merger agreement, Alpha receives a written, bona fide acquisition proposal that does not result from a breach of its non-solicitation obligations owed to Contura, and Holdings’ and ANR’s boards of directors conclude in good faith (after consultation with outside counsel and financial advisors, after giving effect to all of the adjustments to the terms of the merger agreement proposed in writing by Contura in response to such acquisition proposal), that such acquisition proposal constitutes a superior proposal and the failure to take actions to effect a change of board recommendation would be reasonably likely to be inconsistent with their fiduciary duties under applicable law, then the Holdings board of directors and the ANR board of directors may at any time prior to obtaining the stockholder approval of the merger agreement, make a change of board recommendation, provided that Alpha fulfills the following conditions:

•
Alpha provides prior written notice, at least four business days in advance, advising Contura of its intention to take such action and specifying the material terms and conditions of the superior proposal (including the identity of the party making such a superior proposal);

•
at the request of Contura, during such four business day notice period, Alpha negotiates (and directs its financial and legal advisors to negotiate) with Contura in good faith to make any adjustments to the terms and conditions of the merger agreement proposed in writing by Contura; and

•	following any such negotiation described in the immediately preceding bullet point, such acquisition proposal continues to constitute a superior proposal.
If there are any material revisions to the terms of a superior proposal after the start of the aforementioned four business day notice period, Alpha must deliver a new written notice to Contura and the notice period will be deemed to have re-commenced on the date of such new notice, provided that the additional notice period will expire at the later of (i) the end of the original four business day notice period and (ii) the end of the second business day following the date on which Alpha delivers such new notice.
In addition, notwithstanding Alpha’s obligation not to cause a change of board recommendation, if prior to obtaining stockholder approval of the merger agreement, Holdings’ and ANR’s boards of directors determine in good faith (after consultation with outside counsel) that (i) subject to certain exceptions set forth in the merger agreement, based on a material event or change in circumstances that was not known, or if known, the consequences of which were not known or reasonably foreseeable by Alpha as of the date of the merger agreement, the failure to make a change of board recommendation would reasonably be expected to be inconsistent with their fiduciary duties under applicable law and (ii) the reasons for making such change of board recommendation are independent of any pending acquisition proposal, then Alpha may make a change of board recommendation, provided that it fulfills the following conditions:

•
Alpha provides a prior written notice at least four business days in advance advising Contura of its intention to take such action and specifying the material facts and information constituting the basis for such contemplated determination; and

•
at the request of Contura, during such four business day notice period, Alpha negotiates (and directs its financial and legal advisors to negotiate) with Contura in good faith to make any adjustments to the terms and conditions of the merger agreement proposed in writing by Contura which would allow each of Holdings’ and ANR’s boards of directors not to make a change of board recommendation consistent with its fiduciary duties.

Conditions to Completion of the Mergers (see page 160)
The obligations of each of Contura and Alpha to complete the mergers are subject to the satisfaction or waiver on or prior to the closing date of the mergers of the following conditions:

•
stockholder approval of the merger agreement at the Alpha special meetings and the approval of the Contura charter amendment (as described on page 148) by the Contura stockholders (which approval by the Contura stockholders has already been obtained);

•
the absence of any order, injunction, decree or other legal restraint issued by any governmental entity of competent jurisdiction, or other law, rule or legal restraint that is in effect and prevents the consummation of the mergers or other transactions contemplated by the merger agreement;

•	the absence of any proceeding by any governmental entity seeking to enjoin, restrain or otherwise prohibit any of the transactions contemplated by the merger agreement;

•
the expiration or early termination of the waiting periods applicable to the consummation of the mergers under the HSR Act without the imposition of a Materially Burdensome Condition (as defined on page 137) (such early termination of the applicable waiting period under the HSR Act was received on July 2, 2018); and

•
the continued effectiveness of the registration statement on Form S-4 of which this joint proxy statement and prospectus forms a part and absence of any stop order by the SEC suspending the effectiveness of such registration statement or proceedings of the SEC seeking a stop order.

The obligation of Contura to effect the mergers is further subject to satisfaction or waiver by Contura of the following conditions:

•
the representations and warranties of Alpha set forth in the merger agreement regarding the following matters must be true and correct in all respects both as of the date of the merger agreement and as of the closing date of the mergers, as if made at and as of the closing date of the mergers, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been so true as of such earlier date):

◦	the absence of any assets, properties, employees, activities and liabilities of Holdings other than with respect to its ownership of shares of Class C-2 common stock;

◦	the corporate power and authority to enter into the merger agreement and the approval of the merger agreement and the recommendation to adopt the merger agreement by Alpha’s board of directors;

◦
the absence of conflicts with organizational documents, contracts and applicable law resulting from the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement;

◦
the absence of required governmental consents in connection with the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement other than the governmental filings and consents specified in the merger agreement;

◦	the absence of a material adverse effect on Alpha (as described on page 152) since December 31, 2017;

◦	the affirmative vote required by Alpha stockholders to adopt the merger agreement;

◦	inapplicability of takeover laws;

◦	the receipt of opinions from Alpha’s financial advisors; and

◦	the absence of any obligation to pay brokers’ or finders’ fees;

•
the representations and warranties of Alpha set forth in the merger agreement relating to the capital structure of Alpha must be true and correct in all but de minimis respects both as of the date of the merger agreement and as of the closing date of the mergers, as if made at and as of the closing date of the mergers, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been so true as of such earlier date);

•
all other representations and warranties of Alpha set forth in the merger agreement must be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in them) both as of the date of the merger agreement and as of the closing date of the mergers, as if made at and as of the closing date of the mergers, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been so true as of such earlier date), except where the changes, effects, events or occurrences that resulted in any failures to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Alpha;

•	Alpha must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the mergers;

•
Alpha must have furnished Contura with a certificate signed on its behalf by its chief executive officer or chief financial officer certifying as to the matters set forth above in the four immediately preceding bullets;

•
The number of shares of Holdings common stock and Class C-1 common stock with respect to which appraisal rights have been demanded (disregarding for such purposes any shares held by Alpha stockholders who also hold more than 1% of the outstanding shares of Contura common stock at the time of the Alpha special meetings and any shares in respect of which a demand for appraisal has been withdrawn) must not equal more than 10% of the total number of outstanding shares of Holdings common stock and Class C-1 common stock (this condition is referred to herein as the “appraisal rights condition”); and

•	Alpha must have obtained certain third party consents required under the merger agreement in form and substance reasonably satisfactory to Contura.
The obligation of Alpha to effect the mergers is further subject to satisfaction or waiver by Alpha of the following conditions:

•
the representations and warranties of Contura set forth in the merger agreement regarding the following matters must be true and correct in all respects both as of the date of the merger agreement and as of the closing date of the mergers, as if made at and as of the closing date of the mergers, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been so true as of such earlier date):

◦	the corporate power and authority to enter into the merger agreement and the approval of the merger agreement by Contura’s board of directors;

◦
the absence of conflicts with organizational documents, contracts and applicable law resulting from the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement;

◦
the absence of required governmental consents in connection with the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement other than the governmental filings and consents specified in the merger agreement;

◦	the absence of a material adverse effect on Contura (as described on page 152) since December 31, 2017;

◦	the affirmative vote required by Contura’s stockholders to approve the Contura charter amendment (as described on page 148) (which has already been obtained);

◦	the receipt of an opinion from Contura’s financial advisor; and

◦	the absence of any obligation to pay brokers’ or finders’ fees;

•
the representations and warranties of Contura set forth in the merger agreement relating to the capital structure of Contura must be true and correct in all but de minimis respects both as of the date of the merger agreement and as of the closing date of the mergers, as if made at and as of the closing date of the mergers, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been so true as of such earlier date);

•
all other representations and warranties of Contura set forth in the merger agreement must be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in them) both as of the date of the merger agreement and as of the closing date of the mergers, as if made at and as of the closing date of the mergers, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been so true as of such earlier date), except where the changes, effects, events or occurrences that resulted in any failures to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Contura (as described on page 152);

•	Contura must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the mergers;

•
Contura must have furnished Alpha with a certificate signed on its behalf by its chief executive officer or chief financial officer certifying as to the matters set forth above in the four immediately preceding bullets;

•
The shares of Contura common stock to be issued upon the consummation of the mergers must have been authorized for listing on the New York Stock Exchange or NASDAQ, subject to official notice of issuance; and

•
Contura must have obtained stockholder approval of the Contura charter amendment (as described on page 148) (which has already been obtained) and must have filed the Contura charter amendment with the Secretary of State of the State of Delaware and the Contura charter amendment must be effective.

Termination of the Merger Agreement (see page 163)
At any time before the effective time of the mergers, whether or not the Alpha stockholders have adopted the merger agreement, the merger agreement may be terminated:

•	by mutual written consent of Contura and Alpha;

•	by either Alpha or Contura if:

◦
any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement, and such order, decree or ruling has become final and non-appealable, except under limited circumstances;

◦
the parties fail to consummate the mergers on or before the outside date of December 29, 2018, unless the breach of the merger agreement or failure to perform or comply in all material respects with the covenants in the merger agreement by the party seeking the termination was the primary cause of the failure to consummate the mergers by the outside date; or

◦
an Alpha special meeting has been convened, the stockholders of Holdings or ANR, as applicable, have voted, and the adoption of the merger agreement by the stockholders of Holdings or ANR, as applicable, was not obtained, provided that Alpha may not terminate the agreement under such circumstances if Holdings or ANR has breached its obligations relating to obtaining stockholder approval at such meetings; or

•	by Alpha:

◦
if Contura breaches its representations, warranties or covenants set forth in the merger agreement, which breach would result in a failure of certain of the conditions to the completion of the merger being satisfied and such breach is not cured by the earlier of the outside date or 30 days after the receipt of written notice thereof or is incapable of being cured within such period, except under limited circumstances;

◦
prior to the 25th business day after the date of the merger agreement, if the Contura charter amendment (as described on page 148) has not been approved by either (i) the beneficial owners of a majority of the outstanding shares of Contura common stock within three business days of the date of the merger agreement or (ii) the record holders of a majority of the outstanding shares of Contura common stock within 20 business days of the date of the merger agreement (the approvals under each of clause (i) and (ii) by the applicable Contura stockholders have already been obtained);

◦	if Contura has entered into a binding agreement to consummate, or consummates, a Contura Sale Transaction (as defined on page 137); or

◦	if following the Alpha special meetings, the appraisal rights condition has not been satisfied and Contura has not waived such condition within five business days of a written request from Alpha; or

•	by Contura:

◦
if Alpha breaches its representations, warranties or covenants set forth in the merger agreement, which breach would result in a failure of certain of the conditions to the completion of the mergers being satisfied and such breach is not cured by the earlier of the outside date or 30 days after the receipt of written notice thereof by ANR or is incapable of being cured within such period, except under limited circumstances; or

◦
prior to Alpha obtaining stockholder approval of the merger agreement at the Alpha special meetings, if (i) a change of board recommendation has occurred, (ii) the board of directors of Holdings or ANR has failed to recommend against any publicly announced acquisition proposal and reaffirm its recommendation of the mergers within 10 business days following the public announcement of such acquisition proposal and in any event at least four business days prior to the Alpha special meetings (iii) Alpha has failed to include the recommendation of the mergers by the board of directors of Holdings and ANR in this joint proxy statement and prospectus or (iv) ANR or Holdings has materially breached its non-solicitation obligations or obligations to recommend that its stockholders vote in favor of the adoption of the merger agreement.

Termination Fees (see page 164)
Alpha is required to pay Contura a termination fee of $19 million if:

•	Contura terminates the merger agreement because:

◦	there has been a material breach of ANR’s or Holdings’ non-solicitation obligations; or

◦
the board of directors of Holdings or ANR changes its recommendation that the Alpha stockholders vote in favor of the mergers or have failed to recommend against any publicly announced acquisition proposal and reaffirm its recommendation of the mergers within 10 business days following the public announcement of such acquisition proposal and in any event at least four business days prior to the Alpha special meetings; or

•
Contura or Alpha terminates the merger agreement because the Alpha stockholders do not approve the mergers at the Alpha special meetings and Contura would have been able to terminate the merger agreement in connection with the matters described in the preceding bullet; or

•
(i) an acquisition proposal is made (and not withdrawn), (ii) thereafter (a) Contura or Alpha terminates the merger agreement because (x) approval of the mergers is not obtained at the Alpha special meetings or (y) the transactions contemplated by the merger agreement have not been consummated by the outside date or (b) Contura terminates the merger agreement because the representations, warranties or covenants of Alpha are breached such that there is a failure of the related closing condition and (iii) within 12 months after the date of the termination, Alpha enters into a definitive agreement to consummate an acquisition proposal, or consummates any acquisition proposal, in each case, meeting certain requirements set forth in the merger agreement.

Alpha is also required to reimburse Contura for Contura’s fees and expenses incurred in connection with the transactions contemplated by the merger agreement if the merger agreement is terminated because Alpha’s stockholders fail to approve the merger agreement at the Alpha special meetings. This reimbursement is limited to $9 million and will be credited against the aforementioned $19 million termination fee in the event such termination fee becomes payable by Alpha.
Contura is required to pay Alpha a termination fee of $19 million if (i) the merger agreement is terminated because an order, decree or ruling issued under antitrust law prohibits the consummation of the transactions contemplated by the merger agreement or (ii) the merger agreement is terminated because the mergers have not closed by the outside date and, in either case, all closing conditions are satisfied except for closing conditions relating to matters arising under antitrust laws.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA OF CONTURA
The following table presents selected historical consolidated and combined financial data of Contura Energy, Inc. (“Contura”) for the six months ended June 30, 2018 and 2017, as of June 30, 2018, and as of and for the most recent five fiscal periods. The term “Successor” refers to Contura and its subsidiaries for periods beginning as of July 26, 2016 and thereafter. The term “Predecessor” refers to Contura on a carve-out basis using Alpha Natural Resources, Inc.’s (“Old Alpha’s”) historical basis and our assets, liabilities and operating results while they were under Old Alpha’s ownership.
The selected historical consolidated financial data for the six months ended June 30, 2018 and 2017, and as of June 30, 2018, are derived from Contura’s unaudited condensed consolidated financial statements for the six months ended June 30, 2018, which are included elsewhere in this joint proxy statement and prospectus. In management’s opinion, Contura’s unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair presentation of the information for the periods presented.
The selected historical consolidated and combined financial data for the year ended December 31, 2017, for the Successor period from July 26, 2016 to December 31, 2016, for the Predecessor period from January 1, 2016 to July 25, 2016, and for the year ended December 31, 2015, and as of December 31, 2017 and 2016, have been derived from Contura’s audited consolidated and Predecessor combined financial statements for the year ended December 31, 2017, which are included elsewhere in this joint proxy statement and prospectus. The selected historical combined financial data for the Predecessor year ended December 31, 2014 and as of December 31, 2015 have been derived from the audited Predecessor financial statements that are not included in this joint proxy statement and prospectus.
The selected historical combined financial data for the Predecessor year ended December 31, 2013, and as of July 25, 2016 and December 31, 2014, and 2013, have been derived from Contura’s unaudited financial statements, which are not included in this joint proxy statement and prospectus. As a result of Contura’s acquisition of certain Old Alpha core coal operations in connection with Old Alpha’s restructuring, the Successor consolidated financial statements on and after July 25, 2016 are not comparable with the Predecessor combined financial statements prior to that date. Refer to Note 1 to Contura’s audited consolidated and predecessor combined financial statements for the year ended December 31, 2017, included elsewhere in this joint proxy statement and prospectus.
Our Predecessor combined financial statements and condensed combined financial statements include allocations of expenses for certain corporate functions historically performed by Old Alpha, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, employee benefits and incentives, insurance and stock-based compensation. These costs may not be representative of costs incurred by Contura as an independent company. Consequently, the financial information included here may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial condition, results of operations and cash flows would have been had we been an independent company during the periods presented.
The selected historical consolidated and combined financial data set forth below is only a summary and is not necessarily indicative of the results of future operations of Contura, and should be read in conjunction with (i) Contura’s audited consolidated and Predecessor combined financial statements for the year ended December 31, 2017 and the related notes thereto (ii) Contura’s unaudited condensed consolidated financial statements for the six months ended June 30, 2018, and the related notes thereto (iii) the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Contura” and (iv) the section captioned “Selected Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this joint proxy statement and prospectus.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA OF CONTURA
(Amounts in thousands, except share and per share data)

	Successor				Predecessor
	For the Six Months Ended June 30, 2018	For the Six Months Ended June 30, 2017	For the Year Ended December 31, 2017	For the Period from July 26, 2016 to December 31, 2016	For the Period from January 1, 2016 to July 25, 2016	For the Year Ended December 31,
						2015	2014	2013
Statements of Operations Data:
Revenues:
Coal revenues	$1,003,533	$780,900	$1,392,481	$431,692	$344,692	$816,010	$1,027,387	$982,738
Freight and handling revenues	—	129,919	247,402	70,544	52,076	97,237	98,109	123,641
Other revenues	7,717	3,968	10,086	4,060	14,343	12,774	17,262	34,458
Total revenues	1,011,250	914,787	1,649,969	506,296	411,111	926,021	1,142,758	1,140,837
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	629,128	571,320	1,090,660	324,961	324,732	730,812	791,332	852,142
Freight and handling costs	176,976	129,919	247,402	70,544	52,076	97,237	98,109	123,641
Depreciation, depletion and amortization	22,810	17,788	34,910	5,973	66,076	149,197	148,137	136,450
Amortization of acquired intangibles, net	11,310	34,243	59,007	61,281	11,567	2,223	420	1,969
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	31,108	40,148	67,459	19,135	29,568	44,158	52,256	45,440
Asset impairment and restructuring (1)	—	—	—	—	3,096	297,425	6,732	7,180
Goodwill impairment (2)	—	—		—	—	—	70,017	5,912
Merger related costs	3,883	—	—	—	—	—	—	—
Secondary offering costs (3)	—	3,438	4,491	—	—	—	—	—
Total other operating (income) loss:
Gain on disposal of assets	(16,502)	—	—	—	—	—	—	—
Mark-to-market adjustment for acquisition-related obligations	—	2,382	3,221	(10,616)	—	—	—	—
Gain on settlement of acquisition-related obligations	(292)	(9,200)	(38,886)	—	—	—	—	—
Other expenses	288	81	178	—	2,184	(99)	2,220	12,465
Total costs and expenses	858,709	790,119	1,468,442	471,278	489,299	1,320,953	1,169,223	1,185,199
Income (loss) from operations	152,541	124,668	181,527	35,018	(78,188)	(394,932)	(26,465)	(44,362)
Other (expense) income:
Interest expense	(17,984)	(19,614)	(35,977)	(20,496)	(2)	(28)	(101)	(143)
Interest income	322	73	210	23	19	4	4	763
Mark-to-market adjustment for warrant derivative liability	—	—	—	(33,975)	—	—	—	—
Loss on early extinguishment of debt	—	(38,701)	(38,701)	—	—	—	—	—
Bargain purchase gain	—	642	1,011	7,719	—	—	—	—
Equity loss in affiliates	(1,233)	(1,709)	(3,339)	(2,287)	(2,735)	(7,712)	(9,831)	(7,546)
Miscellaneous income, net	(583)	(192)	1,025	232	473	(85)	280	165
Total other expense, net	(19,478)	(59,501)	(75,771)	(48,784)	(2,245)	(7,821)	(9,648)	(6,761)

	Successor				Predecessor
	For the Six Months Ended June 30, 2018	For the Six Months Ended June 30, 2017	For the Year Ended December 31, 2017	For the Period from July 26, 2016 to December 31, 2016	For the Period from January 1, 2016 to July 25, 2016	For the Year Ended December 31,
						2015	2014	2013
Income (loss) from continuing operations before reorganization items and income taxes	133,063	65,167	105,756	(13,766)	(80,433)	(402,753)	(36,113)	(51,123)
Reorganization items, net	—	—	—	—	(20,989)	(10,085)	—	—
Income (loss) from continuing operations before income taxes	133,063	65,167	105,756	(13,766)	(101,422)	(412,838)	(36,113)	(51,123)
Income tax (expense) benefit	(121)	(15,811)	67,979	1,920	39,881	155,052	4,476	38,958
Net income (loss) from continuing operations	132,942	49,356	173,735	(11,846)	(61,541)	(257,786)	(31,637)	(12,165)
Discontinued operations:
(Loss) income from discontinued operations before income taxes	(2,213)	(4,000)	(36,894)	1,467	(679)	(259,317)	(33,972)	54,941
Income tax (expense) benefit from discontinued operations	—	2,366	17,681	(551)	(4,992)	99,543	13,264	(5,156)
(Loss) income from discontinued operations	(2,213)	(1,634)	(19,213)	916	(5,671)	(159,774)	(20,708)	49,785
Net income (loss)	$130,729	$47,722	$154,522	$(10,930)	$(67,212)	$(417,560)	$(52,345)	$37,620

Basic income (loss) per common share: (4)
Income (loss) from continuing operations	$13.87	$4.79	$17.01	$(1.15)
(Loss) income from discontinued operations	(0.23)	(0.16)	(1.89)	0.09
Net income (loss)	$13.64	$4.63	$15.12	$(1.06)

Diluted income (loss) per common share: (4)
Income (loss) from continuing operations	$12.91	$4.57	$16.13	$(1.15)
(Loss) income from discontinued operations	(0.22)	(0.15)	(1.78)	0.09
Net income (loss)	$12.69	$4.42	$14.35	$(1.06)

Weighted average shares - basic	9,587,457	10,309,520	10,216,464	10,309,310
Weighted average shares - diluted	10,299,539	10,801,228	10,770,005	10,309,310

Statement of Cash Flows Data: (5)
Net cash provided by (used in):
Operating activities	$115,606	$186,214	$305,565	$70,918	$60,690	$150,862	$165,103	$274,457
Investing activities	$(50,106)	$(50,027)	$(121,307)	$15,552	$(25,029)	$(97,034)	$(114,561)	$(118,008)
Financing activities	$(13,288)	$(6,660)	$(170,282)	$41,478	$(35,822)	$(53,585)	$(50,568)	$(156,542)

	Successor			Predecessor
	As of June 30, 2018	As of December 31, 2017	As of December 31, 2016	As of July 25, 2016	As of December 31,
					2015	2014	2013
Balance Sheet Data (at period end):
Cash and cash equivalents	$199,252	$141,924	$127,948	$100	$227	$6	$32
Working capital (6)	$352,236	$234,595	$222,917	$(3,888)	$76,711	$56,209	$12,774
Total current and non-current assets - discontinued operations	$26,231	$48,130	$190,454	$401,543	$404,363	$679,851	$654,281
Total assets	$902,071	$836,600	$946,752	$1,590,256	$1,715,410	$2,429,213	$2,536,057
Notes payable and long-term debt, including current portion, net	$367,084	$372,703	$346,994	$95	$136	$1,867	$2,770
Total current and non-current liabilities - discontinued operations	$26,220	$61,876	$164,709	$225,964	$197,383	$241,173	$209,813
Total liabilities (7)	$676,925	$743,952	$909,528	$470,003	$501,513	$764,871	$799,550
Stockholders’ equity/Predecessor business equity	$225,146	$92,648	$37,224	$1,120,253	$1,213,897	$1,664,342	$1,736,507
______________

(1)	Asset impairment and restructuring expenses for 2015 include long-lived asset impairment charges of $224,139 and $72,012 related to asset groups within the NAPP and CAPP segments, respectively.

(2)	Goodwill impairment for 2014 includes impairment charges of $70,017 within the CAPP segment.

(3)	Secondary offering costs reflect expenses incurred in connection with the withdrawn secondary offering of our common stock.

(4)
Historical basic income (loss) per share is calculated based on the weighted average common shares outstanding for the six months ended June 30, 2018, for the year ended December 31, 2017 and for the period from July 26, 2016 to December 31, 2016. For the six months ended June 30, 2018 and for the year ended December 31, 2017, the dilutive effect of stock options and stock-based instruments is considered when calculating the diluted earnings per share as the Company generated net income during these periods. There was no dilutive effect to common shares outstanding for the period from July 26, 2016 to December 31, 2016 as in periods of net loss, the number of shares used to calculate diluted earnings per share is the same as basic earnings per share.

(5)	Cash flow data includes discontinued operations.

(6)	Working capital calculation includes cash and cash equivalents but excludes discontinued operations.

(7)	Total liabilities as of July 25, 2016 and December 31, 2015 include $35,693 and $72,242, respectively, of liabilities subject to compromise related to Alpha’s bankruptcy filing.

SELECTED HISTORICAL FINANCIAL DATA OF HOLDINGS
The following table presents selected historical financial data of (“Holdings”), formed as a result of the bankruptcy proceedings of Alpha Natural Resources, Inc., for the six months ended June 30, 2018 and 2017, as of June 30, 2018, as of and for the year ended December 31, 2017, and for the period from July 26, 2016 through December 31, 2016.
The selected historical condensed financial data for the six months ended June 30, 2018 and 2017, and as of June 30, 2018 are derived from Holdings’ unaudited condensed financial statements for the six months ended June 30, 2018, which are included elsewhere in this joint proxy statement and prospectus. In management’s opinion, Holdings’ unaudited condensed financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair presentation of the information for the periods presented. The selected historical financial data for the period from July 26, 2016 to December 31, 2016 and the year ended December 31, 2017 and as of December 31, 2016 and 2017, have been derived from Holding’s audited financial statements for the year ended December 31, 2017, which are included elsewhere in this joint proxy statement and prospectus.
On July 26, 2016, Old Alpha and its affiliates officially emerged from bankruptcy as a reorganized private company and ANR (in which Holdings held an equity investment) became the parent entity.
Historical results are not necessarily indicative of the results that may be expected for any future period. The selected historical financial data presented below should be read in conjunction with (i) Holdings’ audited financial statements for the year ended December 31, 2017 and the related notes thereto (ii) Holdings’ unaudited condensed financial statements for the six months ended June 30, 2018 and the related notes thereto (iii) the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Holdings” and (iv) the section captioned “Selected Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this joint proxy statement and prospectus.

SELECTED HISTORICAL FINANCIAL DATA OF HOLDINGS
(Amounts in thousands, except share and per share data)

	For the Six Months Ended June 30, 2018	For the Six Months Ended June 30, 2017	For the Year Ended December 31, 2017	For the Period from July 26, 2016 through December 31, 2016
Statements of Operations Data:
General and Administrative	$(542)	$—	$—	$—
Loss on equity investment	—	—	—	(239)
Loss before income taxes	(542)	—	—	(239)

Income tax benefit	—	—	—	—
Net loss	$(542)	$—	$—	$(239)

Weighted average shares - basic & diluted	4,223,290	4,223,290	4,223,290	4,223,290

Basic and diluted loss per common share:	$(0.13)	$—	$—	$(0.06)

Statement of Cash Flows Data:
Net cash provided by:
Operating activities	$—	$—	$—	$—
Investing activities	$—	$—	$—	$—
Financing activities	$—	$—	$—	$—

	As of June 30, 2018	As of December 31, 2017	As of December 31, 2016
Balance Sheet Data (at period end):
Total liabilities	$542	$—	$—
Stockholders’ equity (deficit)	$(542)	$—	$—

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ANR
The following table presents selected historical consolidated financial data of ANR, the successor to Alpha Natural Resources, Inc. (“Old Alpha”) for the six months ended June 30, 2018 and 2017, as of June 30, 2018, as of and for the year ended December 31, 2017, and as of and for the Successor period from July 26, 2016 through December 31, 2016.
The selected historical consolidated financial data for the six months ended June 30, 2018 and 2017, and as of June 30, 2018 are derived from ANR’s unaudited condensed consolidated financial statements for the six months ended June 30, 2018, which are included elsewhere in this joint proxy statement and prospectus. In management’s opinion, ANR’s unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair presentation of the information for the periods presented. The selected historical consolidated financial data for the Successor period from July 26, 2016 to December 31, 2016 and the year ended December 31, 2017 and as of December 31, 2016 and 2017, have been derived from ANR’s audited consolidated financial statements for the year ended December 31, 2017, which are included elsewhere in this joint proxy statement and prospectus.
On July 26, 2016 (the “Effective Date”), Old Alpha and its affiliates officially emerged from bankruptcy as a reorganized private company and ANR became the parent entity. On the Effective Date, ANR applied fresh start accounting in accordance with ASC 852. In addition to applying fresh start accounting, ANR’s consolidated financial statements reflect all impacts of the transactions resulting from the Plan of Reorganization (“POR” or “Plan of Reorganization”). The effects of the POR include the cancellation of previously outstanding debt and the issuance of new equity by ANR and Holdings. In addition, upon emergence from bankruptcy, Old Alpha effectively split into two entities. Old Alpha emerged as a subsidiary of ANR, and pursuant to an asset purchase agreement that closed simultaneously with the effectiveness of the POR, Old Alpha sold a number of its assets to Contura. Due to the above transactions, ANR’s consolidated financial statements after July 26, 2016 are not comparable to Old Alpha’s consolidated financial statements before July 26, 2016.
Historical results are not necessarily indicative of the results that may be expected for any future period. The selected historical consolidated financial data presented below should be read in conjunction with (i) ANR’s audited consolidated financial statements for the year ended December 31, 2017 and the related notes thereto (ii) ANR’s unaudited condensed consolidated financial statements for the six months ended June 30, 2018 and the related notes thereto (iii) the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ANR” and (iv) the section captioned “Selected Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this joint proxy statement and prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ANR
(Amounts in thousands, except share and per share data)

	For the Six Months Ended June 30, 2018	For the Six Months Ended June 30, 2017	For the Year Ended December 31, 2017	For the Period from July 26, 2016 through December 31, 2016
Statements of Operations Data:
Revenues:
Coal revenues	$603,727	$617,217	$1,186,882	$372,724
Freight and handling revenues	—	17,446	38,987	19,095
Other revenues	2,992	4,318	10,469	5,654
Total revenues	606,719	638,981	1,236,338	397,473
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	447,969	457,450	938,056	337,890
(Gain) loss on disposition of property, plant and equipment	5,823	1,350	604	(2,955)
Freight and handling costs	17,677	17,446	38,987	19,095
Depreciation, depletion and amortization	18,120	24,790	14,710	19,828
Amortization of acquired coal supply agreements, net	143	5,125	7,684	6,162
Accretion of asset retirement obligations	8,147	8,594	22,733	9,762
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	27,839	16,708	34,465	14,174
Impairment – contingent credit support	—	—	—	21,954
Mark-to-market adjustment for acquisition related obligations	8,706	3,091	15,112	14,647
Other expenses	—	751	759	355
Total costs and expenses	534,424	535,305	1,073,110	440,912
Income (loss) from operations	72,295	103,676	163,228	(43,439)
Other (expense) income:
Interest expense	(14,027)	(8,033)	(14,504)	(9,549)
Interest income	1,794	1,461	2,788	692
Loss on early extinguishment of debt	—	(16,348)	(16,348)	—
Miscellaneous income (expense), net	3,289	2,603	(390)	437
Total other expense, net	(8,944)	(20,317)	(28,454)	(8,420)
Income (loss) from continuing operations before income taxes	63,351	83,359	134,774	(51,859)
Income tax (expense) benefit	—	(24,424)	(17,584)	18,214
Net income (loss) from continuing operations	63,351	58,935	117,190	(33,645)
Discontinued operations:
Income (loss) from discontinued operations	1,270	(35,655)	(197,364)	(23,472)
Income tax benefit from discontinued operations	—	467	41,288	—

	For the Six Months Ended June 30, 2018	For the Six Months Ended June 30, 2017	For the Year Ended December 31, 2017	For the Period from July 26, 2016 through December 31, 2016
Income (loss) from discontinued operations	1,270	(35,188)	(156,076)	(23,472)
Net income (loss)	$64,621	$23,747	$(38,886)	$(57,117)

Weighted average shares - basic	20,131,152	20,117,485	20,124,374	20,111,040
Basic income (loss) per common share:
Income (loss) from continuing operations	$3.15	$2.93	$5.82	$(1.67)
Income (loss) from discontinued operations	0.06	(1.75)	(7.75)	(1.17)
Net income (loss)	$3.21	$1.18	$(1.93)	$(2.84)

Weighted average shares - diluted	20,147,516	20,117,485	20,124,374	20,111,040
Diluted income (loss) per common share:
Income (loss) from continuing operations	$3.15	$2.93	$5.82	$(1.67)
Income (loss) from discontinued operations	0.06	(1.75)	(7.75)	(1.17)
Net income (loss)	$3.21	$1.18	$(1.93)	$(2.84)

Statement of Cash Flows Data: (1)
Net cash (used in) provided by:
Operating activities	$73,739	$35,869	$32,700	$(59,038)
Investing activities	$(36,299)	$(21,663)	$(68,625)	$1,151
Financing activities	$(56,331)	$(130,435)	$4,521	$(1,690)

	As of June 30, 2018	As of December 31, 2017	As of December 31, 2016
Balance Sheet Data (at period end):
Cash and cash equivalents	$72,904	$45,978	$77,382
Working capital (2)	$107,224	$109,129	$46,224
Total current and non-current assets - discontinued operations	$—	$—	$114,812
Total assets	$812,173	$876,080	$1,060,273
Notes payable and long-term debt, including current portion, net	$149,984	$198,260	$110,387
Total current and non-current liabilities - discontinued operations	$—	$—	$181,589
Total liabilities	$869,629	$999,093	$1,088,034
Stockholders’ equity (deficit)	$(57,456)	$(123,013)	$(27,761)
______________

(1)	Cash flow data includes discontinued operations.

(2)	Working capital calculation includes cash and cash equivalents but excludes discontinued operations.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following selected unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Contura and Alpha, as of and for the six months ended June 30, 2018, and for the year ended December 31, 2017, which are included elsewhere in this joint proxy statement and prospectus. The historical consolidated financial statements of Contura and Alpha have been adjusted to give effect to the merger and debt refinancing as described under “The Merger” and “Unaudited Pro Forma Condensed Combined Financial Statements of Contura and Alpha” included in this joint proxy statement and prospectus. This selected unaudited pro forma condensed combined financial information is being presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the results that may be expected following the merger.
The following table presents selected unaudited pro forma condensed combined financial information of Contura and Alpha’s combined Balance Sheet and Statements of Operations, presented in accordance with requirements set forth in Article 11 of Regulation S-X, after giving effect to the merger. The selected unaudited pro forma condensed combined financial information under “Statement of Operations Information” in the following table gives effect to the merger as if it had been consummated on January 1, 2017, the beginning of the most recent annual period. The selected unaudited pro forma condensed combined financial information under “Balance Sheet Data” in the following table assumes the merger was consummated on June 30, 2018, the date of the latest balance sheet included in the filing. This selected unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Contura considered the acquirer of Alpha.
In addition, the selected unaudited pro forma condensed combined financial information includes adjustments that are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and may not be indicative of financial results of the combined company.
The selected unaudited pro forma condensed combined financial information presented below should be read in conjunction with the historical consolidated financial statements of Contura and Alpha and the related notes thereto, contained elsewhere in this joint proxy statement and prospectus and with the unaudited pro forma condensed combined financial information of Contura and Alpha and the related notes thereto, included in the F-pages of this document. The selected unaudited pro forma condensed combined financial information are presented for illustrative purposes only, and are not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated. Accordingly, this information should not be relied upon for purposes of making any investment or other decisions.
The selected unaudited pro forma condensed combined financial information also gives effect to the debt refinancing as though it had occurred as of the same date as the merger. For more information, refer to the Unaudited Pro Forma Condensed Combined Financial Information of Contura and Alpha, including Note 7 Financing Related to the Merger.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF CONTURA AND ALPHA
(Amounts in thousands, except share and per share data)

Selected Unaudited Pro Forma Condensed Combined Financial Information
	For the Six Months Ended June 30, 2018	For the Year Ended December 31, 2017
Statements of Operations Information:
Revenues:
Coal revenues	$1,325,318	$2,012,787
Freight and handling revenues	—	286,389
Other revenues	12,805	20,555
Total revenues	1,338,123	2,319,731
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	803,993	1,478,714
(Gain) loss on disposition of property, plant and equipment	(10,679)	—
Freight and handling costs	195,525	286,389
Depreciation, depletion and amortization	58,254	105,794
Amortization of acquired intangibles, net	16,304	68,996
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	50,195	101,924
Merger related costs	—	—
Secondary offering costs	—	4,491
Mark-to-market adjustment for acquisition-related obligations	8,706	18,333
Gain on settlement of acquisition-related obligations	(292)	(38,886)
Other expenses	748	937
Total cost and expenses	1,122,754	2,026,692
Income from operations	215,370	293,039
Other income (expense):
Interest expense	(28,875)	(64,901)
Interest income	2,116	2,998
Loss on early extinguishment of debt	—	(55,049)
Equity loss in affiliates	(1,233)	(3,339)
Other miscellaneous income, net	2,763	968
Total other expense, net	(25,229)	(119,323)
Income from continuing operations before income taxes	190,141	173,716
Income tax benefit	1,376	76,599
Net income from continuing operations	$191,517	$250,315

Weighted average shares outstanding - basic	18,594,719	19,223,726
Weighted average shares outstanding - diluted	19,306,801	19,777,267

Net earnings from continuing operations per common share:
Basic	$10.30	$13.02
Diluted	$9.92	$12.66

Selected Unaudited Pro Forma Condensed Combined Financial Information
As of June 30, 2018
Balance Sheet Data (Period End):
Cash and cash equivalents	$336,986
Total current and non-current assets - discontinued operations	$26,231
Total assets	$2,731,597
Notes payable and long-term debt, including current portion, net	$666,154
Total current and non-current liabilities - discontinued operations	$26,220
Total liabilities	$1,854,159
Total Stockholders’ equity	$877,438

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following table shows Contura’s and Alpha’s per share data on a historical and pro forma combined basis. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.
Except for the historical information for the year ended December 31, 2017 for Contura and Alpha, the information in the table is unaudited.
The following comparative per share data for Contura and for Alpha is derived from the respective historical consolidated financial statements for the years ended December 31, 2017, and their respective condensed consolidated financial statements for the six months ended June 30, 2018, all of which are included elsewhere in this joint proxy and prospectus. The historical book value per share is computed by dividing the total stockholders’ equity by the weighted average number of shares of common stock outstanding at the end of the period.
The basic earnings per share from continuing operations available to common stockholders are based on the weighted average number of common shares outstanding during the respective period. The diluted earnings per share from continuing operations is calculated using the treasury stock method based on the potential dilution that could occur if instruments that may require the issuance of common shares in the future were settled and the underlying common shares were issued. This dilutive effect could result from stock options and other stock-based instruments held by Contura’s employees and directors during the period, Contura’s outstanding Series A warrants, and Alpha’s restricted stock units. The warrants become dilutive for earnings per common share from continuing operations calculations when the market price of the Company’s common stock exceeds the exercise price.
The pro forma earnings per share from continuing operations of the combined company is computed by dividing the pro forma net income by the pro forma weighted average number of shares outstanding. The weighted average number of shares outstanding is the total of Contura’s weighted average number of common shares outstanding and the common stock expected to be issued as consideration for the Merger. This information should be read together with the unaudited pro forma condensed combined financial information included under “Unaudited Pro Forma Condensed Combined Financial Information of Contura and Alpha” in the F-pages of this joint proxy statement and prospectus.

Historical Comparative Per Share Data
	As of and for the Six Months Ended June 30, 2018 (1)	As of and for the Year Ended December 31, 2017 (2)
Contura Energy - Historical
Earnings per share from continuing operations, basic	$13.87	$17.01
Earnings per share from continuing operations, diluted	$12.91	$16.13
Book value per share	$23.48	$9.07

Alpha Natural Resources Holdings, Inc. - Historical
Earnings per share from continuing operations, basic	$(0.13)	$—
Earnings per share from continuing operations, diluted	$(0.13)	$—
Book value per share	$(0.13)	$—

ANR - Historical
Earnings per share from continuing operations, basic	$3.15	$5.82
Earnings per share from continuing operations, diluted	$3.15	$5.82
Book value per share	$(2.85)	$(6.11)
______________

(1)	Per share data for the six months ended June 30, 2018 for Contura, Holdings, and ANR in the table is unaudited

(2)	Per share data for the year ended December 31, 2017 for Contura, Holdings, and ANR in the table is audited

Unaudited Pro Forma Comparative Per Share Information
	As of and for the Six Months Ended June 30, 2018	As of and for the Year Ended December 31, 2017
Unaudited Pro Forma Combined (3)
Earnings per share from continuing operations, basic	$10.30	$13.02
Earnings per share from continuing operations, diluted	$9.92	$12.66
Book value per share	$47.19	N/A
______________

(3)
Unaudited pro forma equivalent per share information is computed based on the Merger agreement which states that each outstanding share of Class C-1 common stock of ANR and each outstanding share of common stock of Holdings will be converted into the right to receive 0.4071 shares of Contura’s common stock.

.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Market Prices
Contura
Contura’s common stock is quoted over-the-counter on the pink sheets, or OTC Pink, under the symbol “CNTE,” but there has historically been low trading volume resulting in a relatively illiquid trading market. The following table sets forth the high and low intra-day quotations per share of Contura’s common stock for the periods indicated starting from August 18, 2016 (the first day that Contura’s common stock was quoted on OTC Pink). These quotations, as reported by OTC Markets Group, Inc., represent prices between dealers, do not include commissions, mark-ups or mark-downs and do not necessarily represent actual transactions.

	Common Stock Intra-day Prices
	High	Low
Fiscal Year 2018:
First Quarter	$69.00	$61.00
Second Quarter	$80.00	$62.25
Third Quarter (through September 7, 2018)	$79.79	$66.00
Fiscal Year 2017:
First Quarter	$71.25	$58.00
Second Quarter	$78.00	$65.05
Third Quarter	$70.00	$55.00
Fourth Quarter	$61.50	$54.00
Fiscal Year 2016:
Third Quarter (beginning August 18, 2016)	$42.00	$16.88
Fourth Quarter	$79.00	$42.00
Upon the closing of the mergers, Contura intends to list its common stock on the NYSE under the symbol “CTRA.” As of August 31, 2018, there were 9,874,843 shares of Contura common stock outstanding held by 71 record holders.

ANR
The Class C-1 common stock is quoted over-the-counter, under the symbol “AANR,” but there has historically been low trading volume resulting in a relatively illiquid trading market. The following table sets forth the high and low intra-day quotations per share of the Class C-1 common stock for the periods indicated starting from January 17, 2017 (the first day that ANR’s common stock was traded over-the-counter). These quotations, as reported by OTC Markets Group, Inc., represent prices between dealers, do not include commissions, mark-ups or mark-downs and do not necessarily represent actual transactions.

	Common Stock Intra-day Prices
	High	Low
Fiscal Year 2018:
First Quarter	$25.00	$18.65
Second Quarter	$30.00	$22.00
Third Quarter (through September 7, 2018)	$34.50	$28.10
Fiscal Year 2017:
First Quarter (beginning January 17, 2017)	$20.05	$10.00
Second Quarter	$20.00	$8.00
Third Quarter	$18.40	$5.00
Fourth Quarter	$21.03	$12.25
As of August 31, 2018, there were 15,907,752 shares of ANR Class C-1 common stock outstanding and 66 record holders.
Holdings
Holdings’ common stock is quoted over-the-counter, under the symbol “APNR,” but there has historically been low trading volume resulting in a relatively illiquid trading market. The following table sets forth the high and low intra-day quotations per share of Holdings’ common stock for the periods indicated starting from February 28, 2018 (the first day that Holdings’ common stock was traded over-the-counter). These quotations, as reported by OTC Markets Group, Inc., represent prices between dealers, do not include commissions, mark-ups or mark-downs and do not necessarily represent actual transactions.

	Common Stock Intra-day Prices
	High	Low
Fiscal Year 2018:
First Quarter (beginning February 28, 2018)	$24.75	$22.00
Second Quarter	$29.25	$22.50
Third Quarter (through September 7, 2018)	$35.00	$28.65
As of August 31, 2018, there were 4,223,290 shares of Holdings common stock outstanding and 58 record holders.

Closing Sale Prices
The following table sets forth the closing sale price per share of Contura’s common stock, ANR’s Class C-1 common stock and Holdings’ common stock, as quoted on April 27, 2018, the last trading day prior to the public announcement of the transaction, and on September 7, 2018, the most recent trading day prior to the date of this joint proxy statement and prospectus for which this information was available.

	Shares of Contura Common Stock	Shares of ANR Class C-1 Common Stock	Shares of Holdings Common Stock
April 27, 2018	$66.50	$22.73	$22.60
September 7, 2018	$76.50	$33.25	$34.38
Dividends
Contura
On June 16, 2017, Contura declared a special cash distribution (the “Special Dividend”) in the amount of approximately $100.7 million, equal to $8.997 per share. The Special Dividend was comprised of approximately $92.8 million, payable to eligible holders of record of its common stock as of the close of business on July 5, 2017, the record date, and pursuant to the terms of Contura’s Management Incentive Plan, dividend equivalent payments of approximately $7.9 million in the aggregate (including the amounts payable with respect to each share underlying outstanding stock option awards and restricted stock unit awards and outstanding restricted common stock under the Management Incentive Plan) were paid to plan participants. The $92.8 million portion of the dividend was paid on July 12, 2017 and the dividend equivalent payments were made on July 11, 2017.
If Contura decides to pay cash dividends in the future, the declaration and payment of such dividends will be at the sole discretion of its board of directors and may be discontinued at any time. In determining the amount of any future dividends, Contura’s board of directors will take into account any legal or contractual limitations, its actual and anticipated future earnings, cash flow, debt service and capital requirements, tax considerations, the trading price of its common stock and other factors that its board of directors may deem relevant.
Contura’s ability to pay dividends on our common stock is limited by covenants in its debt facilities and may be further restricted by the terms of any future debt or preferred securities. See “Risk Factors — Risks Relating to the Ownership of our Common Stock.”
Alpha
Neither ANR nor Holdings has ever declared or paid a cash dividend, and neither ANR nor Holdings intends to pay cash dividends in the foreseeable future. ANR’s ability to pay dividends is restricted by contractual limitations, including limitations under its credit facilities. Holdings’ ability to pay dividends would be dependent on the ability of ANR to make cash available to it, by dividend or otherwise, and is similarly restricted by ANR’s contractual obligations.
If either ANR or Holdings decides to pay cash dividends in the future, the declaration and payment of such dividends will be at the sole discretion of such company’s board of directors and may be discontinued at any time. In determining the amount of any future dividends, the board of directors of ANR will take into account any legal or contractual limitations applicable to it, its actual and anticipated future earnings, cash flow, debt service and capital requirements, tax considerations and other factors that its board of directors may deem relevant. The board of directors of Holdings will take into account similar limitations and factors in determining the amount of any future dividends that may be paid by Holdings.

RISK FACTORS
The combined company will be faced with a business environment that cannot be predicted and that involves significant risks, many of which will be beyond our control. In addition to the other information contained in this joint proxy statement and prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. You should also read and consider the other information in this joint proxy statement and prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward‑Looking Statements.” See also “Where You Can Find More Information.” References in this “Risk Factors” section to “we,” “us,” “our” and other similar terms refer to Contura Energy, Inc. and its consolidated subsidiaries before or after giving effect to the mergers, as the context requires. References in this “Risk Factors” section to the “combined company” refer to Contura Energy, Inc. and its consolidated subsidiaries after giving effect to the mergers.
Risks Relating to the Mergers and the Combined Company
You cannot be sure of the market value of Contura common stock to be issued upon completion of the transaction.
Upon completion of the transaction, each share of Holdings common stock and each share of Class C-1 common stock, in each case outstanding immediately prior to the effective times of the mergers (other than shares held directly by Holdings, ANR or Contura and shares held by any holder of Holdings common stock or Class C-1 common stock with respect to which appraisal rights have been properly demanded and not properly withdrawn), will be converted into the right to receive 0.4071 shares of Contura common stock. The exchange ratio will not be adjusted prior to completion of the transaction for changes in the market price of either Holdings common stock, Class C-1 common stock or Contura common stock or for share repurchases or issuances of common stock by Contura, Holdings or ANR. Such market price fluctuations or changes in the number of outstanding shares of Contura common stock, Holdings common stock or ANR common stock may affect the value that Alpha stockholders will receive upon completion of the mergers. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in businesses, operations and prospects and regulatory considerations, many of which factors are beyond Alpha’s and Contura’s control. Neither Alpha nor Contura is permitted to terminate the merger agreement, and Alpha is not permitted to resolicit the vote of its stockholders, solely because of changes in the market price of either of their common stock.
The prices of Contura common stock, Holdings common stock and Class C-1 common stock at the completion of the mergers may vary from their respective prices on the date the merger agreement was executed, on the date of this document and on the date of the Alpha special meetings. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Contura common stock during the period from April 27, 2018, the last trading day before public announcement of the transaction, through June 30, 2018, the exchange ratio represented a value ranging from a high of $11.91 to a low of $10.20 for each share of Holdings common stock and from a high of $12.21 to a low of $9.25 for each share of Class C-1 common stock. Because the date that the mergers are completed is expected to be later than the date of the special meetings, at the time of your special meeting, you will not know the exact market value of Contura common stock that you will receive upon completion of the mergers.
The combined company may not realize all of the anticipated benefits of the transactions contemplated by the merger agreement or such benefits may take longer to realize than expected.
The success of the mergers will depend, in part, on the combined company’s ability to realize the anticipated synergies, business opportunities and growth prospects from combining the businesses of Contura and Alpha. The combined company may never realize these anticipated synergies, business opportunities and growth prospects. Integrating operations will be complex and will require significant efforts and expenditures on the part of both Contura and Alpha. Management of the combined company might have its attention diverted while trying to integrate operations. In addition, the combined company might experience increased competition that limits its ability to expand its business, it might not be able to capitalize on expected business opportunities, including retaining current customers, assumptions underlying estimates of expected cost savings may be inaccurate, or general industry and business conditions might deteriorate. If these factors limit the combined company’s ability to integrate the operations of Contura and Alpha successfully or on a timely basis, the expectations of future results of operations, including certain cost savings and synergies expected to result from the mergers, might not be met. In addition, Contura and Alpha are currently operating and, until the completion of the transaction, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect the combined company’s ability to maintain relationships with clients, employees or other third parties or the combined company’s ability to achieve the anticipated benefits of the mergers or could reduce the combined company’s earnings.
The combined company’s future financial results will depend in part on its ability to manage its core businesses, including any growth that the combined company may be able to achieve. In order to achieve those initiatives, the combined company will need to, among other things, recruit, train, retain and effectively manage employees and expand its operations. If the combined company is unable to manage its businesses effectively and profitably, its business and financial results could suffer.
To be successful, the combined company must retain and motivate key employees, including those experienced with post‑acquisition integration, and failure to do so could seriously harm the combined company.
The success of the combined company, like each of Contura and Alpha, largely depends on the skills, experience and continued efforts of management and other key personnel. As a result, to be successful, the combined company must retain and motivate executives and other key employees. If such executives or other key employees were to leave, the combined company may experience increased difficulty in the post‑merger integration process and may not be able to adequately replace such personnel, which could have a material adverse effect on the combined company’s overall business, results of operations and financial condition.
Employees of Contura and Alpha may experience uncertainty about their future roles with the combined company until integration strategies for the combined company are announced or executed. These circumstances may adversely affect the combined company’s ability to retain key personnel. The combined company also must continue to motivate employees and maintain their focus on the strategies and goals of the combined company. Doing so may be difficult due to the uncertainties and challenges associated with post‑merger integration. If the combined company is unable to retain executives and other key employees, the roles and responsibilities of such executive officers and employees will need to be filled either by existing or new officers and employees, which may require the combined company to devote time and resources to identifying, hiring and integrating replacements for the departed executives and employees that could otherwise be used to integrate the businesses of Contura and Alpha or otherwise pursue business opportunities. There can be no assurance that the combined company will be able to retain and motivate its employees in the same manner as Contura and Alpha have historically done.
We expect to incur substantial indebtedness in connection with the mergers, which may decrease the combined company’s business flexibility and adversely affect the combined company’s financial results.
The combined company expects to incur indebtedness of up to approximately $600.0 million to refinance existing indebtedness and to pay related fees and expenses. The financial and other covenants to which the combined company may agree to in connection with the re-financing of current indebtedness and the incurrence of new indebtedness, and the combined company’s increased indebtedness may have the effect, among other things, of reducing the combined company’s flexibility to respond to changing business and economic conditions, thereby placing the combined company at a competitive disadvantage compared to competitors that have less (or more favorable) indebtedness and making the combined company more vulnerable to general adverse economic and industry conditions. Covenants pertaining to the combined company’s indebtedness may also limit the combined company’s ability to repurchase shares of Contura common stock, pay dividends or obtain additional financing to fund working capital, capital expenditures, acquisitions or general corporate requirements. The combined company may also be required to dedicate a larger portion of its cash flow from operations to payments on its indebtedness (as compared to Contura prior to the mergers), thereby reducing the availability of its cash flow for other purposes, including working capital, capital expenditures and general corporate purposes. In addition, the terms and conditions of such debt may not be favorable to the combined company and, as such, could further increase the costs of the mergers, as well as the overall burden of such debt upon the combined company and the combined company’s business flexibility. Further, if any portion of the combined company’s borrowings is at variable rates of interest, the combined company will be exposed to the risk of increased interest rates except to the extent the combined company enters into offsetting hedging transactions.
The combined company’s ability to make payments on and to refinance its debt obligations and to fund planned capital expenditures will depend on its ability to generate cash from the combined company’s operations. This ability, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond the combined company’s control.
The combined company may not be able to refinance any of its indebtedness on commercially reasonable terms, or at all. If the combined company cannot service its indebtedness, the combined company may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could impede the implementation of the combined company’s business strategy or prevent the combined company from entering into transactions that would otherwise benefit its business. Additionally, the combined company may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.
Any of the foregoing consequences could adversely affect the combined company’s financial results.
Contura and Alpha will incur significant transaction and integration costs in connection with the mergers.
Contura and Alpha expect to incur a number of costs associated with completing the mergers and integrating the operations of the two companies. The substantial majority of these costs will be non-recurring expenses resulting from the mergers and will consist of transaction costs related to the mergers, facilities and systems consolidation costs and employment-related costs. Additional unanticipated costs may be incurred in the integration of the businesses of Contura and Alpha. Although Contura and Alpha expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger related costs over time, this net benefit may not be achieved in the near term, or at all.
The mergers will result in changes to the board of directors of the combined company that may affect the strategy of the combined company as compared to that of Contura and Alpha.
If the parties complete the mergers, the composition of the board of directors of the combined company will change from the current boards of Contura and Alpha. This new composition of the board of directors of the combined company may affect the business strategy and operating decisions of the combined company upon the completion of the mergers. See “Directors and Executive Officers of Contura After the Mergers” beginning on page 289 for more information regarding the post-closing governance of the combined company.
The combined company’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included herein.
The unaudited pro forma financial data included herein are presented for illustrative purposes only and are not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the mergers been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Alpha’s net assets. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Alpha as of the date of the completion of the mergers. In addition, subsequent to the closing date of the mergers, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments might differ materially from the pro forma adjustments reflected herein.
The assumptions used in preparing the unaudited pro forma financial data included herein may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the mergers. Any decline or potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.
See “Selected Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 26 for more information.

The internal financial forecasts for Contura and ANR included in this joint proxy statement and prospectus reflect management estimates and Contura’s and ANR’s actual performance may differ materially from the internal financial forecasts included in this joint proxy statement and prospectus.
The internal financial forecasts for Contura and ANR included in this joint proxy statement and prospectus were prepared based on information Contura and ANR, as applicable, had at the time of preparation and reflect factors and assumptions that are subject to change and do not necessarily reflect current factors and assumptions that Contura’s or ANR’s management, as applicable, may have about their respective businesses. As a result, actual results may differ materially from these internal financial forecasts. The inclusion of these internal forecasts in this joint proxy statement and prospectus should not be regarded as an indication that Contura, ANR or any other recipient of the financial forecasts considered, or now considers, these forecasts to be material or predictive of future results.
While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Contura’s or Alpha’s management, as applicable. Important factors that may affect actual results and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to Contura’s and Alpha’s businesses, industry performance, commodity price trends, the regulatory environment, general business and economic conditions, tariffs, quotas and trade agreements and other factors described under this section and the sections entitled “Cautionary Statement Regarding Forward Looking Statements” beginning on page 67. Since the forecasts cover multiple years, this information by its nature becomes less meaningful and predictive with each successive year.
The internal financial forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or GAAP. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to these internal financial forecasts. The reports of the independent registered public accounting firms and independent auditors included in this joint proxy statement and prospectus relate to Contura’s and ANR’s historical financial information and do not extend to internal financial forecasts, and should not be read to do so. These internal financial forecasts were based on internal management reporting that may differ from Contura’s and ANR’s external public reporting.
None of Contura, ANR or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from these internal financial forecasts, and none of them undertakes any obligation to update, or otherwise revise or reconcile, these internal financial forecasts to reflect circumstances existing after April 2018 or to reflect the occurrence of subsequent events even in the event that any or all of the factors or assumptions underlying the forecasts are shown to be in error. For more information see the sections entitled “The Mergers—Certain Unaudited Prospective Financial Information Prepared by ANR” beginning on page 114 and “The Mergers—Certain Unaudited Prospective Financial Information Prepared by Contura” beginning on page 126.
Obtaining required approvals and satisfying closing conditions might prevent or delay completion of the mergers.
The mergers are subject to customary conditions to closing. These closing conditions include, among others, the receipt of required approvals of the stockholders of Alpha and the receipt by Alpha of certain third party consents required under the merger agreement. No assurance can be given that the required approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. Contura and Alpha will also be obligated to pay certain transaction-related fees and expenses in connection with the mergers, whether or not the mergers are completed.
The market price of Contura common stock after the transaction might be affected by factors different from, or in addition to, those affecting the market prices of Contura and Alpha common stock currently.
The businesses of Contura and Alpha differ and, accordingly, the results of operations of the combined company and the market price of Contura common stock may be affected by factors different from those currently affecting the independent results of operations of each of Contura and Alpha. For a discussion of the businesses of Contura and Alpha and of factors to consider in connection with those businesses, see “Business” beginning on page 169.

The combined company may not pay dividends in the foreseeable future, and you may have to rely on increases in the trading price of Contura common stock for returns on your investment.
Although Contura paid a special cash dividend to stockholders on July 11 and July 12, 2017, we may not pay cash dividends in the future. If we decide to pay cash dividends in the future, payment of any dividend by the combined company after the mergers will be subject to the determination of its board of directors. Decisions regarding whether to pay dividends and the amount of any dividends to be paid will be based on compliance with Delaware law, compliance with agreements governing the combined company’s indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the combined company’s board of directors may consider to be important. The combined company may therefore not pay any regular dividends in the foreseeable future, in which case Alpha stockholders who become stockholders of the combined company will not be able to rely on receiving regular dividend payments and would have to rely on increases in the trading price of Contura common stock for any return on their investment
Until the mergers are completed or the merger agreement is terminated in accordance with its terms, Alpha is prohibited from entering into certain business combination transactions.
During the period that the merger agreement is in effect, the Holdings and ANR boards of directors may not withdraw or adversely modify their respective recommendation of the mergers to their respective stockholders, recommend an acquisition proposal other than the mergers, or negotiate or authorize negotiations with a third party regarding an acquisition proposal other than the mergers, except as permitted by certain limited exceptions in the merger agreement or required by their fiduciary duties in the case of a superior proposal and subject to the other requirements of the merger agreement. The foregoing prohibitions could have the effect of delaying other strategic transactions for a period of time and may, in some cases, make it impossible to pursue other strategic transactions that are available only for a limited time.
Whether or not the mergers are completed, the announcement and pendency of the mergers could cause disruptions in the businesses of Contura and Alpha, which could have an adverse effect on their respective businesses and financial results.
Whether or not the mergers are completed, the announcement and pendency of the mergers could cause disruptions in the businesses of Contura and Alpha. Specifically, (i) current and prospective employees of Contura and of Alpha might experience uncertainty about their future roles with the combined company, which might adversely affect Contura’s and Alpha’s ability to retain key managers and other employees and (ii) the attention of Contura’s and Alpha’s management might be directed toward the completion of the mergers.
In addition, Contura and Alpha have each diverted significant management resources in an effort to complete the mergers and are each subject to restrictions contained in the merger agreement on the conduct of their respective businesses. If the mergers are not completed, Contura and Alpha will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit. Further, Alpha may be required to pay to Contura a termination fee of $19 million or an expense reimbursement of up to $9 million and Contura may be required to pay Alpha a termination fee of $19 million if the merger agreement is terminated, depending on the specific circumstances of the termination. For a detailed description of the circumstances in which such termination fee will be paid, see “The Merger Agreement — Termination Fees” beginning on page 164.
The merger agreement contains provisions that could discourage a potential competing acquirer of Alpha or could result in any competing proposal being at a lower price than it might otherwise be.
The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict Alpha’s ability to initiate, solicit or knowingly encourage competing third-party acquisition proposals to acquire all or a significant part of Alpha. Further, even if the Holdings or ANR board withdraws its recommendation of the merger proposal, the Holdings and ANR board, as applicable, will still be required to submit the matter to a vote of their stockholders at their special meetings unless the merger agreement is terminated in accordance with its terms.
In addition, Contura generally has an opportunity to offer to modify the terms of the mergers and the merger agreement in response to any acquisition proposals that may be made before the Holdings and ANR board of directors. In some circumstances, upon termination of the merger agreement, Alpha may be required to pay a termination fee to Contura. For additional information, see the sections entitled “The Merger Agreement—Covenants and Agreements” beginning on page 153, “The Merger Agreement — Termination of the Merger Agreement” beginning on page 163 and “The Merger Agreement— Termination Fees” beginning on page 164.
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Alpha from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the mergers, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.
Alpha officers and directors may have financial interests in the mergers that are different from, or in addition to, the interests of Alpha stockholders.
Executive officers of Alpha negotiated the terms of the merger agreement with their counterparts at Contura, and the ANR and Holdings boards of directors approved the transactions contemplated by the merger agreement. In considering these facts and the other information contained in this joint proxy statement and prospectus, you should be aware that Alpha’s executive officers and ANR’s and Holdings’ respective directors may have interests in the mergers that may be different from, or in addition to, the interests of ANR and Holdings stockholders. These interests include the accelerated vesting of equity awards, arrangements that provide for severance benefits if the employment of an Alpha executive officer is terminated under specified circumstances following the completion of the mergers, rights to indemnification and director’s and officer’s liability insurance that will survive the completion of the mergers and certain tax-related payments. For a detailed discussion of the interests that Alpha’s executive officers and ANR’s and Holdings’ respective directors may have in the mergers, please see the section entitled “The Mergers — Interests of Alpha’s Directors and Executive Officers in the Mergers” beginning on page 140 of this joint proxy statement and prospectus.
The mergers may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the market price of the combined company’s common stock.
Contura and Alpha currently anticipate that the mergers will be accretive to adjusted earnings per share in the first year following the completion of the mergers. This expectation is based on preliminary estimates, which may materially change. The combined company could also encounter additional transaction and integration related costs or other factors such as the failure to realize all of the benefits anticipated in the mergers. All of these factors could cause dilution to the combined company’s earnings per share or decrease or delay the expected accretive effect of the mergers and cause a decrease in the price of the combined company’s common stock.
The completion of the mergers is not conditioned on the receipt of an opinion of counsel to the effect that each merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and no ruling has been or will be sought from the IRS regarding the U.S. federal income tax consequences of the mergers.
Contura has received an opinion from Davis Polk & Wardwell LLP, dated as of September 10, 2018, that each merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, the completion of the mergers is not conditioned on the receipt of an opinion of counsel to that effect, and neither Alpha nor Contura intends to request a ruling from the IRS regarding the qualification of either merger as a “reorganization.” Accordingly, no assurance can be given that the IRS will not challenge the treatment of either merger as a “reorganization” or that a court would not sustain such a challenge.
Even if each merger is treated as a “reorganization” under the Code, non-U.S. Holders will generally be subject to U.S. federal income tax with respect to the mergers if Alpha is a USRPHC.
If Alpha is (or was during the relevant period) a USRPHC, then non-U.S. Holders (other than non-U.S. Holders who will own immediately following the mergers (or have owned during the five-year period preceding the mergers) actually or constructively more than 5% of the outstanding shares of Contura common stock and comply with certain U.S. federal income tax reporting requirements) will be subject to U.S. federal income tax on any gain recognized by them in the applicable merger assuming that shares of Contura common stock are regularly traded on the NYSE following the mergers.

Each non-U.S. Holder should carefully read the discussion under “Material United States Federal Income Tax Consequences of the Mergers” and should consult its own tax advisor for a full understanding of the tax consequences of the mergers and the withholding consequences applicable to such non-U.S. Holder.
Certain provisions in the Code may prevent us from filing a consolidated U.S. federal income tax return as a combined company, which could affect our financial condition and increase our U.S. federal income tax liability.
Certain rules may prohibit us from filing a consolidated U.S. federal income tax return with Alpha or its subsidiaries. If we are required to file separate federal income tax returns, our overall federal income tax liability may be higher than if we were able to file a consolidated income tax return because of our inability to offset income with deductions and credits across the separate federal income tax returns.
Risks Relating to Our Industry and the Global Economy
Declines in coal prices would reduce our revenues and adversely affect our operating results, cash flows, financial condition, stock price and the value of our coal reserves.
The combined company’s results of operations will be substantially dependent upon the prices we receive for our coal. Those prices depend upon factors beyond our control (some of which are described in more detail in other risk factors below), including:

•	the demand for domestic and foreign coal and coke, which depends significantly on the demand for electricity and steel;

•	the price and availability of natural gas, other alternative fuels and alternative steel production technologies;

•	domestic and foreign economic conditions, including economic downturns and the strength of the global and U.S. economies;

•	the consumption pattern of industrial customers, electricity generators and residential users;

•	the legal, regulatory and tax environment for our industry and those of our customers;

•	adverse weather, climactic or other natural conditions, including natural disasters;

•	the quantity, quality and pricing of coal available in the resale market;

•	the effects of worldwide energy conservation or emissions measures;

•	competition from other suppliers of coal and other energy sources; and

•	the proximity to and availability, reliability and cost of transportation and port facilities.
Declines in coal prices in the U.S. and other countries may materially adversely affect our operating results and cash flows, as well as the value of our coal reserves and may cause the number of risks that we face to increase in likelihood, magnitude and duration.
Lower demand for metallurgical coal (or “met coal”) by U.S. and foreign steel producers, including negative effects resulting from the imposition of tariffs, could reduce the price of our met coal, which would reduce our revenues.
Contura produces met coal that is directly sold to both U.S. and foreign steel industry customers, and Alpha produces met coal that is directly sold to U.S. steel industry customers and indirectly sold to foreign steel industry customers through U.S.-based companies. Met coal accounted for approximately 70% and 76% of the combined company’s coal revenues (excluding freight and handling revenues) for the year ended December 31, 2017 and the six months ended June 30, 2018, respectively, on a pro forma basis. Any deterioration in conditions in the U.S. or foreign steel industries, including the demand for steel and the continued financial viability of the industry, could reduce the demand for our met coal and could impact the collectability of our accounts receivable from U.S. or foreign steel industry customers.

The demand for foreign-produced steel both in foreign markets and in the U.S. market also depends on factors such as tariff rates on steel. On March 8, 2018, President Trump signed proclamations imposing a 25 percent tariff on imports of steel mill products and a 10 percent tariff on imports of wrought and unwrought aluminum. It is too early to know the impact these tariffs will have on demand for our met coal. Contura’s export customers include foreign steel producers who may be affected by the tariffs to the extent their production is imported into the U.S. Conversely, demand for met coal from our domestic customers may increase. Retaliatory threats by foreign nations to these tariffs may limit international trade and adversely impact global economic conditions.
In addition, the steel industry’s demand for met coal is affected by a number of factors, including the variable nature of that industry’s business, technological developments in the steel-making process and the availability of substitutes for steel, such as aluminum, composites and plastics. The U.S. steel industry increasingly relies on processes to make steel that do not use coke, such as electric arc furnaces or pulverized coal processes. If this trend continues, the amount of met coal that we sell and the prices that we receive for it could decrease, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves. Lower demand for met coal in international markets could reduce the amount of met coal that we sell and the prices that we receive for it, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves. Foreign government policies related to coal production and consumption could negatively impact pricing and demand for our products.
Lower demand for steam coal by North American electric power generators could reduce the price of our steam coal, which would reduce our revenues.
Steam coal accounted for approximately 30% and 24% of the combined company’s coal revenues (excluding freight and handling revenues) for the year ended December 31, 2017 and the six months ended June 30, 2018, respectively, on a pro forma basis. The majority of our sales of steam coal were to U.S. electric power generators. The North American demand for steam coal is affected primarily by:

•	the overall demand for electricity, which is in turn influenced by the global economy and the weather, among other factors (for example, mild North American winters typically result in lower demand);

•
the availability, quality and price of competing fuels, such as natural gas, nuclear fuel, oil and alternative energy sources such as wind, solar, and hydroelectric power, which may change over time as a result of, among other things, technological developments and state or federal regulatory or statutory fuel subsidies or energy use mandates;

•	increasingly stringent environmental and other governmental regulations, including air emission standards for coal-fired power plants; and

•	the coal inventories of utilities.
Many North American electric power generators have shifted from coal to natural gas-fired power plants. Despite ongoing advancements in the availability and deployment of advanced coal and emissions reduction technologies, we expect that new power plants in the near-term will be fired by natural gas because natural gas-fired plants are less expensive to construct than coal-fired plants and natural gas is a cleaner-burning fuel, with plentiful supplies and low cost at the current time. Increasingly stringent regulations have also reduced the number of new power plants being built, particularly coal-fired power plants. A reduction in the amount of coal consumed by North American electric power generators would reduce the amount of steam coal that we sell and the price that we receive for it, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves. In addition, uncertainty caused by federal and state regulations could cause steam coal customers to be uncertain of their coal requirements in future years, which could adversely affect our ability to sell coal to such customers under multi-year sales contracts.
Competition within the coal industry may adversely affect our ability to sell coal, and excess production capacity in the industry could put downward pressure on coal prices.
We compete with numerous other coal producers in various regions of the U.S. for domestic and international sales. We also compete in international markets against coal producers in other countries. International demand for U.S. coal exports also affects coal demand in the U.S. This competition affects domestic and foreign coal prices and our ability to retain or attract coal customers. Increased competition from the Illinois basin, the threat of increased production from competing mines, and natural gas price declines with large basis differentials have all historically contributed to soft market conditions.
In the past, high demand for coal and attractive pricing brought new investors to the coal industry, leading to the development of new mines and added production capacity. Subsequent overcapacity in the industry contributed, and may in the future contribute, to lower coal prices.
Potential changes to international trade agreements, trade concessions, foreign currency fluctuations or other political and economic arrangements may benefit coal producers operating in countries other than the United States. Additionally, North American steel producers face competition from foreign steel producers, which could adversely impact the financial condition and business of our customers. We cannot assure you that we will be able to compete on the basis of price or other factors with companies that in the future may benefit from favorable foreign trade policies or other arrangements. Coal is sold internationally in U.S. dollars and, as a result, general economic conditions in foreign markets and changes in foreign currency exchange rates may provide our foreign competitors with a competitive advantage. If our competitors’ currencies decline against the U.S. dollar or against our foreign customers’ local currencies, those competitors may be able to offer lower prices for coal to customers. Furthermore, if the currencies of our overseas customers were to significantly decline in value in comparison to the U.S. dollar, those customers may seek decreased prices for the coal we sell to them. Consequently, currency fluctuations could adversely affect the competitiveness of our coal in international markets, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. See “Business—Competition.” Similarly, currency fluctuations could adversely affect demand for U.S. steel.
Competition with natural gas and renewable energy sources, and factors affecting these industries could have an adverse impact on coal demand.
Our coal competes with natural gas and renewable energy sources, and the price of these sources can therefore affect coal sales. The natural gas market has been volatile historically and prices in this market are subject to wide fluctuations in response to relatively minor changes in supply and demand. Changes in supply and demand could be prompted by any number of factors, such as worldwide and regional economic and political conditions; the level of global exploration, production and inventories; natural gas prices; and transportation availability. If natural gas prices decline significantly, it could lead to reduced coal sales and have a material adverse effect on our financial condition, results of operations and cash flows.
In addition, state and federal mandates for increased use of electricity from renewable energy sources also have an impact on the market for our coal. Several states have enacted legislative mandates requiring electricity suppliers to use renewable energy sources to generate a certain percentage of power. There have been numerous proposals to establish a similar uniform, national standard although none of these proposals have been enacted to date. Possible advances in technologies and incentives, such as tax credits, to enhance the economics of renewable energy sources could make these sources more competitive with coal. Any reduction in the amount of coal consumed by electric power generators could reduce the price of coal that we mine and sell, thereby reducing our revenues and materially and adversely affecting our business and results of operations.
Lower demand for U.S. coal exports would reduce our foreign sales, could negatively impact our revenues and could result in downward pressure on domestic coal prices.
Coal exports revenues accounted for approximately 55% and 66% of the combined company’s total coal revenues (excluding freight and handling revenues) for the year ended December 31, 2017 and the six months ended June 30, 2018, respectively. In addition to the factors described above, demand for and viability of U.S. coal exports is dependent upon a number of factors outside of our control, including ocean freight rates and port and shipping capacity. Additionally, China is the world’s largest importer of coal, and decreases in its demand could cause decreases in the prices we receive for our export shipments. Furthermore, if the amount of coal exported from the U.S. were to decline, increased domestic supply could cause competition among coal producers in the U.S. to intensify, potentially resulting in additional downward pressure on domestic coal prices.

Future governmental policy changes in China may be detrimental to the global coal market and impact our business, financial condition or results of operations.
The Chinese government has from time to time implemented regulations and promulgated new laws or restrictions on their domestic coal industry, sometimes with little advance notice, which may impact worldwide coal demand, supply and prices. The recent rise from historic lows in prices was driven in part by government policies in China that curbed domestic supply. In early 2016, the Chinese government announced a 276-work day limitation on the annual operating days for coal mines, as well as a plan to close over 1,000 coal mines within the year. In early 2017, the Chinese government set its capacity reduction target to 165 million tons for the year. It is possible that policy changes from Beijing may be detrimental to the global coal market and, thus, impact our business, financial condition or results of operations.
In addition, similar actions by government entities in countries that produce and/or consume large quantities of coal and other energy related commodities, such as India, may have a material impact on the prices at which we sell our product.
The loss of, or significant reduction in, purchases by our largest customers could adversely affect our revenues and profitability.
Contura’s largest customer during the year ended December 31, 2017 accounted for approximately 16% of its total coal revenues, and coal sales to its 10 largest customers (other than Alpha) accounted for approximately 64% of its total coal revenues (excluding coal revenues from sales to Alpha). Alpha’s largest customer (other than Contura) during the year ended December 31, 2017 accounted for approximately 30% of its total coal revenues (excluding coal revenues from sales to Contura), and coal sales to its 10 largest customers (other than Contura) accounted for approximately 87% of its total coal revenues (excluding coal revenues from sales to Contura). These customers may not continue to purchase coal from us as they have previously, or at all. If these customers were to reduce their purchases of coal significantly or if we were unable to sell coal to them on terms as favorable to us, our revenues and profitability could suffer.
We may not be able to extend our existing long-term supply contracts or enter into new ones, and our existing supply contracts may contain certain provisions that may reduce protection from short-term coal price volatility, which could adversely affect the profitability of our operations.
A substantial portion of our steam coal is sold under long-term contracts. When our current contracts with customers expire or are otherwise renegotiated, our customers may decide to purchase fewer tons of coal than in the past or on terms, including pricing terms, that are not as favorable to us as the terms under our current agreements.
Further, in large part as a result of increasing and frequently changing regulation, and natural gas pricing, electric power generators are increasingly less willing to enter into long-term coal supply contracts, instead purchasing higher percentages of coal under short-term supply contracts. This industry shift away from long-term supply contracts could adversely affect us and the level of our revenues. For example, our having fewer customers with a contractual obligation to purchase coal from us increases the risk that we will not have a consistent market for our production and may require us to sell more coal in the spot market, where prices may be lower than we would expect a customer to pay for a contractually committed supply. Spot market prices also tend to be more volatile than contractual prices, which could result in decreased revenues. Our met coal supply contracts are typically priced on an annual, quarterly or spot basis, and therefore our met coal sales are particularly sensitive to re-pricing risk.
Generally, our long-term steam coal agreements contain committed volumes and fixed prices for a certain number of periods during which steam coal will be delivered. However, some of our long-term steam coal agreements do not provide for a fixed price through the life of the agreement. Those agreements contain price negotiation and similar provisions for upcoming unpriced contract periods, with negotiations generally considering either then current market prices and/or relevant market indices. Failure of the parties to agree on a price can lead to termination of the contract or litigation, the outcome of which would be uncertain. Further, during periods of economic weakness, some of our customers experience lower demand for their products and services and may be unwilling to take all of their contracted tonnage or may request a lower price. Customers may make similar requests when market prices drop significantly. Any adjustment or negotiation leading to a significantly lower contract price could result in decreased revenues. Accordingly, supply contracts with terms of one year or more may provide only limited protection during adverse or volatile market conditions.

Our ability to collect payments from our customers could be impaired if their creditworthiness and financial health deteriorate.
Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness and financial health of our customers. Competition with other coal suppliers could force us to extend credit to customers and on terms that could increase the risk we bear on payment default. In recent years, downturns in the economy and disruptions in the global financial markets have, from time to time, affected the creditworthiness of our customers and limited their liquidity and credit availability. In addition, our customer base may change with deregulation as utilities sell or transfer their power plants to their non-regulated affiliates or third parties that may be less creditworthy, thereby increasing the risk we bear for customer payment default. These new power plant owners or operators may have credit ratings that are below investment grade, or may become below investment grade after we enter into contracts with them.
Customers in other countries may be subject to other pressures and uncertainties that may affect their ability to pay, including trade barriers, exchange controls and local economic and political conditions. On a pro forma basis, for the year ended December 31, 2017 and the six months ended June 30, 2018, the combined company derived 55% and 66%, respectively, of its total coal revenues, excluding freight and handling revenues, from coal sales made to customers outside the U.S.
Economic downturns and disruptions in the global financial markets have had and could in the future have a material adverse effect on the demand for and price of coal, which could have a material negative effect on our sales, margins and profitability and ability to obtain financing, as well as our costs.
Economic downturns and disruptions in the global financial markets have from time to time resulted in, among other things, extreme volatility in securities prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others, including real estate. These sorts of disruptions, and in particular the tightening of credit in financial markets, could adversely affect our customers’ ability to obtain financing for operations and result in a decrease in demand, lower coal prices, the cancellation of some orders for our coal and the restructuring of agreements with some of our customers. Changes in the value of the U.S. dollar relative to other currencies, particularly where imported products are required for the mining process, could result in materially increased operating expenses. Any prolonged global, national or regional economic recession or other similar events could have a material adverse effect on the demand for and price of coal, on our sales, margins and profitability, and on our own ability to obtain financing. We are unable to predict the timing, duration and severity of any potential future disruptions in financial markets and potential future adverse economic conditions in the U.S. and other countries and the impact these events may have on our operations and the industry in general. Furthermore, because we seek to enter into long-term arrangements for the sale of a substantial portion of our coal, it is likely that the average sales price we receive for our coal will lag behind any general economic recovery.
Risks Relating to Regulatory and Legal Developments
The extensive regulation of the mining industry imposes significant costs on us, and future regulations or violations could increase those costs or limit our ability to produce coal.
Our operations are subject to a wide variety of federal, state and local environmental, health and safety, transportation, labor and other laws and regulations relating to matters such as:

•	blasting;

•	controls on emissions and discharges;

•	the effects of operations on surface water and groundwater quality and availability;

•	the storage, treatment and disposal of wastes;

•	the remediation of contaminated soil, surface water and groundwater;

•	surface subsidence from underground mining;

•	the classification of plant and animal species near our mines as endangered or threatened species;

•	the reclamation of mined sites; and

•	employee health and safety, and benefits for current and retired coal miners (described in more detail below).
These laws and regulations are becoming increasingly stringent. For example:

•	federal and state agencies and citizen groups have increasingly focused on the amount of selenium and other constituents in mine-related water discharges;

•
Mine Safety and Health Administration (“MSHA”) and the states of Pennsylvania, Virginia and West Virginia have implemented and proposed changes to mine safety and health requirements to impose more stringent health and safety controls, enhance mine inspection and enforcement practices, increase sanctions, and expand monitoring and reporting; and

•	more stringent regulation of greenhouse gas (“GHG”) emissions is being considered that could increase our costs, require additional controls, or compel us to limit our current operations.
In addition, these laws and regulations require us to obtain numerous governmental permits and comply with the requirements of those permits (described in more detail below).
We incur substantial costs to comply with the laws, regulations and permits that apply to our mining and other operations, and to address the outcome of inspections. The required compliance and actions to address inspection outcomes are often time-consuming and may delay commencement or continuation of exploration or production. In addition, due in part to the extensive and comprehensive regulatory requirements, violations of laws, regulations and permits occur at our operations from time to time and may result in significant costs to us to correct the violations, as well as substantial civil or criminal penalties and limitations or shutdowns of our operations. We and Alpha are also required to comply with a November 2014 Consent Decree with several government agencies with regard to our Cumberland and Emerald mines and Alpha’s mining operations. See “Environmental and Other Regulatory Matters—Clean Water Act—Wastewater Discharge.”
MSHA and state regulators may also order the temporary or permanent closing of a mine in the event of certain violations of safety rules, accidents or imminent dangers. In addition, regulators may order changes to mine plans or operations due to their interpretation or application of existing or new laws or regulations. Any required changes to mine plans or operations may result in temporary idling of production or addition of costs.
These factors have had and will continue to have a significant effect on our costs of production and competitive position, and as a result on our results of operations, cash flows and financial condition. New laws and regulations, as well as future interpretations or different enforcement of existing laws and regulations, may have a similar or more significant impact on us, including delays, interruptions or a termination of operations.
Climate change or carbon dioxide emissions reduction initiatives could significantly reduce the demand for coal and reduce the value of our coal assets.
Global climate issues continue to attract considerable public and scientific attention. Numerous reports, such as the Fourth and Fifth Assessment Report of the Intergovernmental Panel on Climate Change, have also engendered concern about the impacts of human activity, and in particular the emissions of GHG, such as carbon dioxide and methane, on global climate issues. Combustion of fossil fuels like coal results in the creation of carbon dioxide, which is emitted into the atmosphere by coal end users such as coal-fired electric power generators, coke plants and steelmaking plants, and, to a lesser extent, by the combustion of fossil fuels by the mining equipment we use. In addition, coal mining can release methane from the mine, directly into the atmosphere. Concerns associated with global climate change, and GHG emissions reduction initiatives designed to address them, have resulted, and are expected to continue to result, in decreased coal-fired power plant capacity and utilization, phasing out and closing many existing coal-fired power plants, reducing or eliminating construction of new coal-fired power plants in the United States and certain other countries, increased costs to mine coal, and decreased demand and prices for coal.

Emissions from coal consumption and production are subject to pending and proposed regulations as part of regulatory initiatives to address global climate change and global warming. Various international, federal, regional, foreign and state proposals are currently in place or being considered to limit emissions of GHGs, including possible future U.S. treaty commitments, new federal or state legislation, and regulation under existing environmental laws by the EPA and other regulatory agencies and litigation by private parties. These include:

•
the 2015 Paris climate summit agreement, which resulted in voluntary commitments by 197 countries (although on June 1, 2017, the Trump administration announced that the U.S. will withdraw from the agreement) to reduce their GHG emissions and could result in additional firm commitments by various nations with respect to future GHG emissions;

•
federal regulations such as the Clean Power Plan (“CPP”), which is currently stayed by the U.S. Supreme Court, and the Affordable Clean Energy rule (the “ACE Rule”), which has been proposed to replace the CPP, and which require reductions in emissions from existing fossil fuel-fired power plants, and new source performance standards for GHG emissions for new, modified or reconstructed fossil fuel-fired power plants (“Power Plant NSPS”), which requires the use of partial carbon capture and sequestration for fossil fuel-fired steam generating units, or any regulation that replaces them;

•	state and regional climate change initiatives implementing renewable portfolio standards or cap-and-trade schemes;

•
challenges to or denials of permits for new coal-fired power plants or retrofits to existing plants by state regulators and environmental organizations due to concerns related to GHG emissions from the new or existing plants; and

•	private litigation against coal companies or power plant operators based on GHG-related concerns.
On March 28, 2017, President Trump signed the Executive Order for Promoting Energy Independence and Economic Growth (“March 2017 Executive Order”) that directed the United States Environmental Protection Agency (the “EPA”) to review and, if appropriate, suspend, revise or rescind, both the CPP and the Power Plant NSPS as necessary to ensure consistency with the goals of energy independence, economic growth and cost-effective environmental regulation. On April 4, 2017, the EPA announced in the Federal Register that it is initiating its review of the CPP and the Power Plant NSPS. On April 28, 2017, the United States Court of Appeals for the District of Columbia Circuit (the “D.C. Circuit”) paused legal challenges to both the CPP and the Power Plant NSPS for 60 days to allow parties in each of those cases to brief the court on whether the case should be remanded to the agency or kept on hold and in a series of orders since, has continued to hold the cases in abeyance while the EPA rulemaking regarding the CPP and the Power Plant NSPS continues. In October 2017, the EPA issued a proposed rule to rescind the CPP, and on August 31, 2018, the EPA published the ACE Rule, a proposed replacement of the CPP. The ACE Rule would focus on reducing GHG emissions from existing coal-fired power plants by requiring states to mandate the implementation of a range of technologies at power plants designed to improve their heat rate (i.e., decrease the amount of fuel necessary to generate the same amount of electricity). The ACE Rule is subject to a 60-day comment period. The outcome of these rulemakings is uncertain and likely to be subject to extensive notice and comment and litigation. More stringent standards for carbon dioxide pollution as a result of these rulemakings could further reduce demand for coal, and our business would be adversely impacted.
In addition, certain banks and other financing sources have taken actions to limit available financing for the development of new coal-fueled power plants, which also may adversely impact the future global demand for coal. Further, there have been recent efforts by members of the general financial and investment communities, such as investment advisors, sovereign wealth funds, public pension funds, universities and other groups, to divest themselves and to promote the divestment of securities issued by companies involved in the fossil fuel extraction market, such as coal producers. Those entities also have been pressuring lenders to limit financing available to such companies. These efforts may adversely affect the market for our securities and our ability to access capital and financial markets in the future.
Furthermore, several well-funded non-governmental organizations have explicitly undertaken campaigns to minimize or eliminate the use of coal as a source of electricity generation. These efforts, as well as concerted conservation and efficiency efforts that result in reduced electricity consumption, and consumer and corporate preferences for non-coal fuel sources, could cause coal prices and sales of our coal to materially decline and could cause our costs to increase.

Any future laws, regulations or other policies or initiatives of the nature described above may adversely impact our business in material ways. The degree to which any particular law, regulation or policy impacts us will depend on several factors, including the substantive terms involved, the relevant time periods for enactment and any related transition periods. Considerable uncertainty is associated with these regulatory initiatives and legal developments, as the content of proposed legislation and regulation is not yet fully determined, many of the new regulatory initiatives remain subject to governmental and judicial review, and, with respect to federal initiatives, the current U.S. Presidential administration and/or Congress may further impact their development. We routinely attempt to evaluate the potential impact on us of any proposed laws, regulations or policies, which requires that we make several material assumptions. From time to time, we determine that the impact of one or more such laws, regulations or policies, if adopted and ultimately implemented as proposed, may result in materially adverse impacts on our operations, financial condition or cash flow; however, we often are not able to reasonably quantify such impacts.
In general, any laws, regulations or other policies aimed at reducing GHG emissions have imposed and are likely to continue to impose significant costs on many coal-fired power plants, steel-making plants and industrial boilers, which may make them unprofitable. Accordingly, some existing power generators have switched to other fuels that generate fewer emissions and others are likely to switch, some power plants have closed and others are likely to close, and fewer new coal-fired plants are being constructed, all of which reduce demand for coal and the amount of coal that we sell and the prices that we receive for it, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves.
Other extensive environmental laws, including existing and potential future legislation, treaties and regulatory requirements relating to air emissions, waste management and water discharges, affect our customers and could further reduce the demand for coal as a fuel source and cause prices and sales of our coal to materially decline.
Our customers’ operations are subject to extensive laws and regulations relating to environmental matters, including air emissions, wastewater discharges and the storage, treatment and disposal of wastes; and operational permits. In particular, the Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, mercury and other compounds emitted into the air from fossil-fuel fired power plants, which are the largest end-users of our steam coal. A series of more stringent requirements will or may become effective in coming years, including:

•
implementation of the current and more stringent proposed ambient air quality standards for sulfur dioxide, nitrogen oxides, particulate matter and ozone, including the EPA’s issuance in October 2015 of a more stringent ambient air quality standard for ozone and the EPA’s determinations of attainment designations with respect to these rules;

•
implementation of the EPA’s Cross-State Air Pollution Rule (“CSAPR”) to significantly reduce nitrogen oxide and sulfur dioxide emissions from power plants in 28 states, and the CSAPR Update Rule, issued in September 2016, requiring further reductions in nitrogen oxides in 2017 in 22 states subject to CSAPR during the summertime ozone season;

•
continued implementation of the EPA’s Mercury and Air Toxics Standards (“MATS”), which impose stringent limits on emissions of mercury and other toxic air pollutants from electric power generators, issued in December 2011 and in effect pending completion of judicial review proceedings;

•	implementation of the EPA’s August 2014 final rule on cooling water intake structures for power plants;

•	more stringent EPA requirements governing management and disposal of coal ash pursuant to a rule finalized in December 2014; and

•
implementation of the EPA’s November 2015 final rule setting effluent discharge limits on the levels of metals that can be discharged from power plants (currently delayed pursuant to recent EPA rulemaking).

These environmental laws and regulations impose significant costs on our customers, which are increasing as these requirements become more stringent. These costs make coal more expensive to use and make it a less attractive fuel source of energy for our customers. Accordingly, some existing power generators have switched to other fuels that generate fewer emissions and others are likely to switch, some power plants have closed and others are likely to close, and fewer coal-fired plants are being constructed, all of which reduce demand for coal, the amount of coal that we sell and the prices that we receive for it, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves.

In addition, regulations regarding sulfur dioxide emissions under the Clean Air Act, including caps on emissions and the price of emissions allowances, have a potentially significant impact on the demand for our coal based on its sulfur content. We sell both higher sulfur and low sulfur coal. More widespread installation by power generators of technology that reduces sulfur emissions may make high sulfur coal more competitive with our low sulfur coal. Decreases in the price of emissions allowances could have a similar effect. Significant increases in the price of emissions allowances could reduce the competitiveness of higher sulfur coal compared to low sulfur coal and possibly natural gas at power plants not equipped to reduce sulfur dioxide emissions. Any of these consequences could result in a decrease in revenues from some of our operations, which could adversely affect our business and results of operations.
Our long-term growth, and particularly that of our steam coal platform, may be materially adversely impacted if economic, commercially available carbon mitigation technologies are not developed and adopted in a timely manner.
Federal or state laws or regulations may be adopted that would impose new or additional limits on the emissions of GHGs, including, but not limited to, CO2 from electric generating units using fossil fuels such as coal or natural gas. In order to comply with such regulations, electric generating units using fossil fuels may be required to implement carbon capture or other emissions control technologies. For example, pursuant to the Power Plant NSPS finalized by the EPA in August 2015, the EPA has designated partial carbon capture and sequestration as the best system of emission reduction for newly constructed fossil fuel-fired steam generating units at power plants to employ to meet the standard. However, there is a risk that such technology, which may include storage, conversion, or other commercial use for captured carbon, may not be commercially practical in limiting emissions as otherwise required by the rule or similar rules that may be proposed in the future. The Power Plant NSPS is undergoing judicial and administrative review and may be revised or rescinded in whole or in part pursuant to the March 2017 Executive Order. If such legislative or regulatory programs are adopted or remain in place, and economic, commercially available carbon capture or other carbon mitigation technologies for power plants are not developed or adopted in a timely manner, it would negatively affect our customers and would further reduce the demand for coal as a fuel source, causing coal prices and sales of our coal to decline, perhaps materially.
Decreases in consumer demand for electricity and changes in general energy consumption patterns attributable to energy conservation trends could adversely affect our business, financial condition and results of operations.
Due to efforts to promote energy conservation in recent years, there is a risk that both the demand for electricity and the general energy consumption patterns of consumers worldwide will decrease. The ability of energy conservation technologies, public initiatives and government incentives to reduce electricity consumption or to support other forms of renewable energy could also lead to a reduction in the price of coal. If prices for coal are not competitive, our business, financial condition and results of operations may be materially harmed.
Our operations may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could result in material liabilities to us.
Our operations use certain hazardous materials, and from time to time we generate limited quantities of hazardous wastes. We may be subject to claims under federal or state law for toxic torts, natural resource damages and other damages as well as for the investigation and clean-up of soil, surface water, sediments, groundwater and other natural resources. Such claims may arise out of current or former conditions at sites that we own or operate, or formerly owned or operated, and at contaminated sites owned or operated by third parties to which we sent wastes for treatment, storage or disposal. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share.
We operate and maintain coal slurry impoundments at a number of our mining complexes. These impoundments are subject to extensive regulation. Some slurry impoundments maintained by other coal mining operations have failed, causing extensive damage to the environment and natural resources, as well as liability for related personal injuries and property damages. Some of our impoundments overlie mined out areas, which can pose a heightened risk of failure and of resulting damages. If one of our impoundments were to fail, we could be subject to substantial claims for the resulting environmental contamination and associated liability, as well as for fines and penalties, and potential third-party claims for personal injury, property damage or other losses. In addition, we may become subject to such claims related to surface expressions of methane gas, which can result from underground coal mining activities.

These and other environmental impacts that our operations may have, as well as exposures to hazardous substances or wastes associated with our operations, could result in costs and liabilities that could render continued operations at certain mines economically unfeasible or impractical or otherwise materially and adversely affect our financial condition and results of operations.
We may be unable to obtain and renew permits, mine plan modifications and approvals, leases or other rights necessary for our operations, which would reduce our production, cash flows and profitability.
Mining companies must obtain numerous regulatory permits that impose strict conditions on various environmental and safety matters in connection with coal mining. The permitting rules are complex and change over time, potentially in ways that may make our ability to comply with the applicable requirements more difficult or impractical or even preclude the continuation of ongoing operations or the development of future mining operations. The public, including special interest groups and individuals, have certain rights under various statutes to comment upon, submit objections to and otherwise engage in the permitting process, including bringing citizens’ lawsuits or administrative actions to challenge permits or mining activities. In states where we operate, applicable laws and regulations also provide that a mining permit or modification can, under certain circumstances, be delayed, refused or revoked if we or any entity that owns or controls or is under common ownership or control with us have unabated permit violations or have been the subject of permit or reclamation bond revocation or suspension. These regulations define certain relationships, such as owning over 50% of stock in an entity or having the authority to determine the manner in which the entity conducts mining operations, as constituting ownership and control. Certain other relationships are presumed to constitute ownership or control, including being an officer or director of an entity or owning between 10% and 50% of the mining operator. This presumption, in some cases, can be rebutted where the person or entity can demonstrate that it in fact does not or did not have authority directly or indirectly to determine the manner in which the relevant coal mining operation is conducted. Thus, past or ongoing violations of federal and state mining laws by us or by coal mining operations owned or controlled by our significant stockholders, directors or officers could provide a basis to revoke existing permits and to deny the issuance of additional permits or modification or amendment of existing permits. This is known as being “permit-blocked.” In recent years, the permitting required for coal mining has been the subject of increasingly stringent regulatory and administrative requirements and extensive litigation by environmental groups.
As a result, the permitting process is costly and time-consuming, required permits may not be issued or renewed in a timely fashion (or at all), and permits that are issued may be conditioned in a manner that may restrict our ability to conduct our mining activities efficiently. In some circumstances, regulators could seek to revoke permits previously issued. We are required under certain permits to provide data on the impact on the environment of proposed exploration for or production of coal to governmental authorities.
In particular, certain of our activities require a dredge and fill permit from the Army Corps of Engineers (the “COE”) under Section 404 of the Clean Water Act (“CWA”). In recent years, the Section 404 permitting process has been subject to increasingly stringent regulatory and administrative requirements and a series of court challenges, which have resulted in increased costs and delays in the permitting process.
In addition, in 2015, the EPA and the COE issued a final rule, now known as the Clean Water Rule (“CWR”) under the CWA that would further expand the circumstances when a Section 404 permit is needed. The CWR is the subject of extensive ongoing litigation and administrative proceedings and its current and future impact on our operations are the subject of significant uncertainty. The rule was subsequently stayed nationwide by the U.S. Court of Appeals for the Sixth Circuit during the pendency of several lawsuits challenging the CWR in the Sixth Circuit and several federal district courts. On January 22, 2018, the Supreme Court reversed the Sixth Circuit's decision, ruling that jurisdiction over challenges to the CWR rests with the federal district courts and not with the appellate courts, which was followed by the dissolution of the stay by the Sixth Circuit. On February 6, 2018, the EPA and COE published a rule that delayed applicability of the CWR for two years. However, on August 16, 2018, the federal court in South Carolina enjoined the rule, effectively reinstating the CWR in Virginia and Pennsylvania (where we have operations) and in 24 other states. The injunction is being challenged on appeal. However, our West Virginia operations remain unaffected by the CWR, due to separate injunctions issued by federal courts in Georgia and North Dakota applicable to West Virginia and 23 other states. On February 28, 2017, while challenges to the CWR were pending, President Trump signed an executive order directing the EPA and the COE to review the CWR for consistency with the goals of “promoting economic growth and minimizing regulatory uncertainty” and to consider a new rule that reflects Justice Scalia’s plurality opinion in the 2006 Supreme Court decision, Rapanos v. United States , that CWA jurisdiction attaches only to “navigable waters” and other waters with a relatively permanent flow, such as rivers or lakes. On March 6, 2017, the EPA and the COE published a Notice of Intent to review and rescind or revise the rule and on June 29, 2018 the EPA and the COE published a supplemental notice indicating their intention to repeal the CWR and providing a variety of reasons to support such a repeal. The process to rescind or revise the CWR will likely be subject to extensive notice and comment and litigation.
Additionally, we may rely on nationwide permits under the CWA Section 404 program for some of our operations. These nationwide permits are issued every five years, and the 2017 nationwide permit program was recently reissued in January 2017. If we are unable to use the nationwide permits and require an individual permit for certain work, that could delay operations.
Many of our permits are subject to renewal from time to time, and renewed permits may contain more restrictive conditions than our existing permits. For example, many of our permits governing surface stream and groundwater discharges and impacts will be subject to new and more stringent conditions to address various new water quality requirements upon renewal over the next several years. Although we have no estimates at this time, our costs to satisfy these conditions could be substantial.
Future changes or challenges to the permitting and mine plan modification and approval process could cause additional increases in the costs, time, and difficulty associated with obtaining and complying with the permits, and could delay or prevent commencing or continuing exploration or production operations, and as a result, adversely affect our coal production, cash flows and profitability.
Federal and state regulatory agencies have the authority to order any of our facilities to be temporarily or permanently closed under certain circumstances, which could materially adversely affect our ability to meet our customers’ demands.
Federal and state regulatory agencies have the authority following significant health and safety incidents, such as fatalities, to order a facility to be temporarily or permanently closed. If this were to occur, we may be required to incur capital expenditures to re-open the facility. In the event that these agencies order the closing of our facilities, our coal sales agreements and our take-or-pay contracts related to our export terminals may permit us to issue force majeure notices, which suspend our obligations to deliver coal under these contracts. However, our customers may challenge our issuances of force majeure notices. If these challenges are successful, we may have to purchase coal from third-party sources, if it is available, to fulfill these obligations, incur capital expenditures to re-open the facilities and/or negotiate settlements with the customers, which may include price reductions, the reduction of commitments or the extension of time for delivery or terminate customers’ contracts. Any of these actions could have a material adverse effect on our business and results of operations.
We have obligations under various settlement agreements with state and federal agencies in relation to the Alpha Restructuring settlement and the failure to meet these obligations could result in the termination of such settlement agreements, the revocation of permits and regulatory or enforcement actions, among other things.
In connection with the Alpha Restructuring settlement, Alpha and Contura entered into a number of agreements with state and federal agencies regarding the funding, performance and bonding of reclamation and other environmental restoration obligations with respect to mine properties retained by Alpha under the Alpha Restructuring. These agreements have been amended from time to time in connection with sales by Alpha of certain of these properties. These agreements require Alpha and Contura to make periodic payments to certain accounts designated to fund reclamation and other activities at various Alpha and Contura facilities and also impose bonding, reporting and other obligations on Alpha. A failure by Alpha and Contura to fulfill their obligations under these agreements could be considered an event of default which could result in, among other things, the cancellation of Alpha’s permits, a termination of the agreement, termination of the right to use the funds in the Restricted Cash Reclamation Account, the Water Treatment Restricted Cash Account or the Mitigation Account and the taking of any regulatory or enforcement action that an agency enforcing such default is permitted to take. See “The Mergers — Material Contracts Between Contura and Alpha” for a detailed discussion of these obligations.
We are in the process of developing and maintaining proper and effective disclosure controls and procedures and internal control over financial reporting. We may not complete our development or implementation of our disclosure controls and procedures or internal control over financial reporting in a timely manner, or our disclosure controls and procedures or internal control may have one or more material weaknesses, which may adversely affect the value of our common stock.
We are in the costly and challenging process of compiling the systems and processing the documentation necessary to implement and evaluate the effectiveness of our disclosure controls and procedures and internal control over financial reporting. These activities may divert management’s attention from other business concerns. Further, during the development of these systems, it is possible that our financial statements could contain errors, which could have a material adverse effect on our business, financial condition, results of operations and cash flows, and cause investors to lose confidence in our reported results, thus affecting our ability to finance our business. To design, maintain and improve the effectiveness of our disclosure controls and procedures, we must commit significant resources, may be required to hire additional staff and need to continue to provide effective management oversight, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Certain U.S. federal income tax provisions currently available with respect to coal percentage depletion and exploration and development may be eliminated by future legislation.
From time to time, legislation is proposed that could result in the reduction or elimination of certain U.S. federal income tax provisions currently available to companies engaged in the exploration, development, and production of coal reserves. These proposals have included, but are not limited to: (1) the elimination of current deductions, the 60-month amortization period and the 10-year amortization period for exploration and development costs relating to coal and other hard mineral fossil fuels, (2) the repeal of the percentage depletion allowance with respect to coal properties and (3) the repeal of capital gains treatment of coal and lignite royalties. The passage of these or other similar proposals could increase our taxable income and negatively impact our cash flows and the value of an investment in our common stock.
Changes in tax laws, particularly in the areas of non-income taxes, or obligations arising from audits of royalties previously paid to government entities, could cause our financial position and profitability to deteriorate.
We pay non-income taxes on the coal we produce. A substantial portion of our non-income taxes are levied as a percentage of gross revenues, while others are levied on a per ton basis. Further, liabilities could arise in connection with audits of royalties previously paid to government entities in connection with our former PRB operations. If such liabilities were to arise, or if non-income tax rates were to increase significantly, our results of operations could be materially and adversely affected.
Federal healthcare legislation could adversely affect our financial condition and results of operations.
In March 2010, the Patient Protection and Affordable Care Act (“PPACA”) was enacted, impacting our costs of providing healthcare benefits to our eligible active and certain retired employees and workers’ compensation benefits related to occupational disease resulting from coal workers’ pneumoconiosis (black lung). The PPACA has both short-term and long-term implications on benefit plan standards. Implementation of this legislation is expected to extend through 2022. In the short term, our healthcare costs could increase due to, among other things, an increase in the maximum age for covered dependents to receive benefits, changes to benefits for occupational disease related illnesses, the elimination of lifetime dollar limits per covered individual and restrictions on annual dollar limits per covered individual. In the long term, our healthcare costs could increase due to, among other things, an excise tax on “high cost” plans and the elimination of annual dollar limits per covered individual.
Beginning in 2022, the PPACA will impose a 40% excise tax on employers to the extent that the value of their healthcare plan coverage exceeds certain dollar thresholds. We anticipate that certain governmental agencies will provide additional regulations or interpretations concerning the application of this excise tax. We will continue to evaluate the impact of the PPACA, including any new regulations or interpretations, as well as efforts to limit or repeal the PPACA.
Risks Relating to Our Operations
Our coal mining production and delivery is subject to conditions and events beyond our control that could result in higher operating expenses and decreased production and sales. The occurrence of a significant accident or other event that is not fully insured could adversely affect our business and operating results and could result in impairments to our assets.
Our coal production at our mines is subject to operating conditions and events beyond our control that could disrupt operations, affect production and the cost of mining for varying lengths of time and have a significant impact on our operating results. Adverse operating conditions and events that we have experienced in the past and/or may experience in the future include:

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changes or variations in geologic, hydrologic or other conditions, such as the thickness of the coal deposits and the amount of rock, clay or other non-coal material embedded in or overlying the coal deposit;

•	mining, processing and loading equipment failures and unexpected maintenance problems;

•	limited availability or increased costs of mining, processing and loading equipment and parts and other materials from suppliers;

•	difficulties associated with mining under or around surface obstacles;

•	unfavorable conditions with respect to proximity to and availability, reliability and cost of transportation facilities;

•	adverse weather and natural disasters, such as heavy snows, heavy rains and flooding, lightning strikes, hurricanes or earthquakes;

•	accidental mine water discharges, coal slurry releases and failures of an impoundment or refuse area;

•	mine safety accidents, including fires and explosions from methane and other sources;

•	hazards or occurrences that could result in personal injury and loss of life;

•	a shortage of skilled and unskilled labor;

•	security breaches or terroristic acts;

•	strikes and other labor-related interruptions;

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delays or difficulties in, the unavailability of, or unexpected increases in the cost of acquiring, developing or permitting new acquisitions from the federal government and other new mining reserves and surface rights;

•	competition and/or conflicts with other natural resource extraction activities and production within our operating areas;

•	the termination of material contracts by state or other governmental authorities; and

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fatalities, personal injuries or property damage arising from train derailments, mined material or overburden leaving permit boundaries, underground mine blowouts, impoundment failures, subsidence or other unexpected incidents.

If any of these or other conditions or events occur in the future at any of our mines or affect deliveries of our coal to customers, they may increase our cost of mining, delay or halt production or sales to our customers, result in regulatory action or lead to customers initiating claims against us. Any of these consequences could adversely affect our operating results or result in impairments to our assets. For example, on July 2, 2018, we announced that due to unforeseen geologic conditions due to reduced steam thickness and localized soft clay influences within the coal seam, both production and processing at our Cumberland line, our longwall mine located in NAPP, have slowed. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Contura — Business Developments — Cumberland Outlook Update.”
In addition, our mining operations are concentrated in a small number of mines. As a result, the effects of any of these conditions or events may be exacerbated and may have a disproportionate impact on our results of operations and assets.

We maintain insurance policies that provide limited coverage for some, but not all, of these risks. Even where covered by insurance, these risks may not be fully covered and insurers may contest their obligations to make payments. Failures by insurers to make payments could have a material adverse effect on our cash flows, results of operations or financial condition.
A decline in demand for met coal would limit our ability to sell our high quality steam coal as higher priced met coal, which would reduce our revenues and profitability, and could affect the economic viability of some of our mines with higher operating costs.
We are able to mine, process and market some of our coal reserves as either met coal or high quality steam coal. In deciding our approach to these reserves, we assess the conditions in the met and steam coal markets, including factors such as the current and anticipated future market prices of steam coal and met coal, the generally higher price of met coal as compared to steam coal, the lower volume of saleable tons that results when producing coal for sale in the met market rather than the steam market, the increased costs of producing met coal, the likelihood of being able to secure a longer term sales commitment for steam coal and our contractual commitments to deliver different types of coal to our customers. A decline in demand for met coal relative to steam coal could cause us to shift coal from the met market to the steam market, thereby reducing our revenues and profitability.
Mining in Central and Northern Appalachia is more complex and involves more regulatory constraints than mining in other areas of the U.S., which could affect our mining operations and cost structures in these areas.
The geological characteristics of Northern and Central Appalachian coal reserves, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available or, if available, may not be able to be mined at costs comparable to those of the depleting mines. In addition, compared to mines in other areas of the country, permitting, licensing and other environmental and regulatory requirements are more costly and time consuming to satisfy. These factors could materially adversely affect the mining operations and cost structures of, and our customers’ ability to use coal produced by, our mines in Northern and Central Appalachia.
Disruptions in transportation services and increased transportation costs could impair our ability to supply coal to our customers, reduce demand and adversely affect our business.
On a pro forma basis, for the year ended December 31, 2017 and the six months ended June 30, 2018, 55% and 63%, respectively, of the combined company’s captive coal volume was transported from its mines to the customer by rail. Deterioration in the reliability of the service provided by rail carriers would result in increased internal coal handling costs and decreased shipping volumes, and if we are unable to find alternatives our business could be adversely affected. Some of our operations are serviced by a single rail carrier. Due to the difficulty in arranging alternative transportation, these operations are particularly at risk to disruptions, capacity issues or other difficulties with that carrier’s transportation services, which could adversely impact our revenues and results of operations.
We also depend upon trucks, beltlines, ocean vessels and barges to deliver coal to our customers. In addition, much of our eastern coal is transported from our mines to our loading facilities by trucks owned and operated by third parties. Disruption of any of these transportation services due to weather-related problems, mechanical difficulties, strikes, lockouts, bottlenecks, terrorist attacks and other events could impair our ability to supply coal to our customers, resulting in decreased shipments and revenue. Disruption in shipment levels over longer periods of time could cause our customers to look to other sources for their coal needs, negatively affecting our revenues and results of operations.
An increase in transportation costs could have an adverse effect on our ability to increase or to maintain production on a profit-making basis and could therefore adversely affect our revenues and earnings. Because transportation costs represent a significant portion of the total cost of coal for our customers, increases in transportation costs could also reduce overall demand for coal or make our coal production less competitive than coal produced from other sources or other regions.
Certain provisions in our coal supply agreements may result in economic penalties upon our failure to meet specifications.
Most of our coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as BTU, sulfur content, ash content, grindability, moisture and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts. Further, some of our coal supply agreements allow our customers to terminate the contract in the event of regulatory changes that restrict the type of coal the customer may use at its facilities or the use of that coal or increase the price of coal or the cost of using coal beyond specified limits. In addition, our coal supply agreements typically contain force majeure provisions allowing temporary suspension of performance by us or the customer during specified events beyond the control of the affected party. As a result of these issues, we may not achieve the revenue or profit we expect to achieve from our coal supply agreements.
Expenditures for certain employee benefits could be materially higher than we have anticipated, which could increase our costs and adversely affect our financial results.
The combined company will be responsible for certain liabilities under a variety of benefit plans and other arrangements with employees. The unfunded status of these obligations for the combined company as of June 30, 2018, on a pro forma basis, included $171.0 million of workers’ compensation obligations, $211.5 million of pension and post-retirement medical benefit obligations, and $106.2 million of black lung obligations. These obligations have been estimated based on assumptions including actuarial estimates, discount rates, and changes in health care costs. We could be required to expend greater amounts than anticipated. In addition, future regulatory and accounting changes relating to these benefits could result in increased obligations or additional costs, which could also have a material adverse effect on our financial results. Several states in which we operate consider changes in workers’ compensation laws from time to time, which, if enacted, could adversely affect us.
We require a skilled workforce to run our business. If we cannot hire qualified persons to meet replacement or expansion needs, we may not be able to achieve planned results.
Efficient coal mining using modern techniques and equipment requires skilled laborers with mining experience and proficiency as well as qualified managers and supervisors. The demand for skilled employees sometimes causes a significant constriction of the labor supply resulting in higher labor costs. When coal producers compete for skilled miners, recruiting challenges can occur and employee turnover rates can increase, which negatively affect operating efficiency and costs. If a shortage of skilled workers exists and we are unable to train or retain the necessary number of miners, it could adversely affect our productivity, costs and ability to expand production.
If the assumptions underlying our accruals for reclamation and mine closure obligations prove to be inaccurate, we could be required to expend greater amounts than anticipated.
The Surface Mining Control and Reclamation Act (“SMCRA”) establishes operational, reclamation and closure standards for all aspects of surface mining as well as deep mining. We accrue for the costs of current mine disturbance and final mine closure, including the cost of treating mine water discharge where necessary. The combined company's pro forma estimated total reclamation and mine-closing liabilities total $266.5 million and $273.0 million as of December 31, 2017 and June 30, 2018, respectively, based upon permit requirements and the historical experience at our operations, and depend on a number of variables involving assumptions and estimation and therefore may be subject to change, including the estimated future asset retirement costs and the timing of such costs, estimated proven reserves, assumptions involving profit margins of third-party contractors, inflation rates and discount rates. Furthermore, these obligations are primarily unfunded. If these accruals are insufficient or our liability in a particular year is greater than currently anticipated, our future operating results and financial position could be adversely affected. In addition, significant changes from period to period could result in significant variability in our operating results, which could reduce comparability between periods and impact our liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Financial Condition and Results of Operations of Contura” for a description of Contura’s estimated costs of these liabilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Management’s Discussion and Analysis of Financial Condition and Results of Operations of ANR” for a description of ANR’s estimated costs of these liabilities.

Estimates of our economically recoverable coal reserves involve uncertainties, and inaccuracies in our estimates could result in lower than expected revenues, higher than expected costs, decreased profitability and asset impairments.
We base our estimates of our economically recoverable coal reserves on engineering, economic and geological data assembled and analyzed by our staff, including various engineers and geologists, and periodically reviewed by outside firms. Our estimates as to the quantity and quality of the coal in our reserves are updated annually to reflect production of coal from the reserves and new drilling, engineering or other data. These estimates depend upon a variety of factors and assumptions, many of which involve uncertainties and factors beyond our control and may vary considerably from actual results, such as:

•	geological and mining conditions that may not be fully identified by available exploration data or that may differ from experience in current operations;

•	historical production from the area compared with production from other similar producing areas;

•	the assumed effects of regulation and taxes by governmental agencies; and

•	assumptions about coal prices, operating costs, mining technology improvements, development costs and reclamation costs.
For these reasons, estimates of the economically recoverable quantities and qualities attributable to any particular group of properties, classifications of reserves based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially. In addition, actual coal tonnage recovered from identified reserve areas or properties and revenues and expenditures with respect to our reserves may vary materially from estimates. Accordingly, our estimates may not accurately reflect our actual reserves. Any inaccuracy in our reserve estimates could result in lower than expected revenues, higher than expected costs, decreased profitability and asset impairments.
Our business will be adversely affected if we are unable to timely develop or acquire additional coal reserves that are economically recoverable.
Our profitability depends substantially on our ability to mine in a cost-effective manner coal reserves of the quality our customers need. Although we have coal reserves that we believe could support current production levels for more than 35 years, we have not yet developed the mines for all our reserves. We may not be able to mine all of our reserves as profitably as we do at our current operations. Under adverse market conditions, some reserves could not be mined profitably at all. In addition, in order to develop our reserves, we must receive various governmental permits. As discussed above, some of these permits are becoming increasingly more difficult and expensive to obtain and the review process continues to lengthen. We may be unable to obtain the necessary permits on terms that would permit us to operate profitably or at all.
Because our reserves are depleted as we mine our coal, our future success and growth depend in part on our ability to timely acquire additional coal reserves that are economically recoverable. Our planned development projects and acquisition activities may not result in significant additional reserves, and we may not succeed in developing new mines or expanding existing mines beyond our existing reserves. Replacement reserves may not be available when required or, if available, may not be able to be mined at costs comparable to those of the depleting mines. We may not be able to accurately assess the geological characteristics of any reserves that we now own or subsequently acquire, which may adversely affect our profitability and financial condition. Exhaustion of reserves at particular mines also may have an adverse effect on our operating results due to lost production capacity from diminished or discontinued operations at those mines, as well as lay-offs, write-off charges and other costs, potentially causing an adverse effect that is disproportionate to the percentage of overall production represented by those mines. Our ability to acquire other reserves in the future could be limited by restrictions under our existing or future debt agreements, competition from other coal companies for attractive properties or the lack of suitable acquisition candidates available on commercially reasonable terms, among other factors. If we are unable to replace or increase our coal reserves on acceptable terms, our production and revenues will decline as our reserves are depleted.
If we are unable to acquire surface rights to access our coal reserves, we may be unable to obtain a permit to mine coal we own and may be required to employ expensive techniques to mine around those sections of land we cannot access in order to access other sections of coal reserves, which could materially and adversely affect our business and our results of operations.
After we acquire coal reserves, we are required to obtain a permit to mine the reserves through the applicable state agencies prior to mining the acquired coal. In part, permitting requirements provide that, under certain circumstances, we must obtain surface owner consent if the surface estate has been severed from the mineral estate, which is commonly known as a “severed estate.” At certain of our mines where we have obtained the underlying coal and the surface is held by one or more owners, we are engaged in negotiations for surface access with multiple parties. If we are unable to successfully negotiate surface access with any or all of these surface owners, or to do so on commercially reasonable terms, we may be denied a permit to mine some or all of our coal or may find that we cannot mine the coal at a profit. If we are denied a permit, this would create significant delays in our mining operations and materially and adversely impact our business and results of operations. Furthermore, if we decide to alter our plans to mine around the affected areas, we could incur significant additional costs to do so, which could increase our operating expenses considerably and could materially and adversely affect our results of operations.
If Contura or Alpha is unable to complete the permit transfers as expected or if there are complications in connection with the permit transfer process, it could materially and adversely affect the combined company’s business and results of operations.
On December 8, 2017, Contura closed a transaction (“PRB Transaction”) with Blackjewel L.L.C. (“Blackjewel”) to sell the Eagle Butte and Belle Ayr mines located in the Powder River Basin, including applicable permits. Alpha has similarly sold permits that are in the process of being transferred. During the permit transfer period, Contura and Alpha, as applicable, must maintain the required reclamation bonds and related collateral, which are off-balance sheet arrangements. If the permit transfer process is not completed as expected, or if there are complications in connection with the process, Contura and Alpha, as applicable, will remain obligated to maintain such bonds and collateral, which could materially and adversely affect the combined company’s business and our results of operations.
Our work force could become increasingly unionized in the future and our unionized or union-free work force could strike, which could adversely affect the stability of our production and reduce our profitability.
Approximately 85% of the combined company’s total workforce and approximately 78% of the combined company’s hourly workforce was union-free as of June 30, 2018. However, under the National Labor Relations Act, employees have the right at any time to form or affiliate with a union. Any further unionization of our employees or the employees of third-party contractors who mine coal for us could adversely affect the stability of our production and reduce our profitability.
Certain of Contura’s subsidiaries have wage agreements with the United Mine Workers of America (“UMWA”) that are subject to termination by either the employer or the UMWA, without cause, on July 31, 2020.
Certain of Alpha’s subsidiaries have wage agreements with the UMWA that are subject to termination by either the employer or the UMWA, without cause, on July 31, 2020. Either party was also entitled to reopen the wage agreements on July 15, 2018, for the sole purpose of renegotiating changes in the hourly wage rates, by giving written notice to the other party during the period from May 1, 2018 through June 1, 2018. On May 2, 2018, the UMWA issued such notice to the related employers.
As is the case with our union-free operations, the union-represented employees could strike, which would disrupt our production, increase our costs and disrupt shipments of coal to our customers, and could result in the closure of affected mines, all of which could reduce our profitability.
Conflicts with competing holders of mineral rights and rights to use adjacent, overlying or underlying lands could materially and adversely affect our ability to mine coal or do so on a cost-effective basis.
Our operations at times face potential conflicts with holders of other mineral interests such as coalbed methane, natural gas and oil reserves. Some of these minerals are located on, or are adjacent to, some of our coal reserves and active operations, potentially creating conflicting interests between us and the holders of those interests. From time to time we acquire these minerals ourselves to prevent conflicting interests from arising. If, however, conflicting interests arise and we do not acquire the competing mineral rights, we may be required to negotiate our ability to mine with the holder of the competing mineral rights. Furthermore, the rights of third parties for competing uses of adjacent, overlying or underlying lands, such as oil and gas activity, coalbed methane, pipelines, roads, easements and public facilities, may affect our ability to operate as planned if our title is not superior or arrangements cannot be negotiated. If we are unable to reach an agreement with these holders of such rights, or to do so on a cost-effective basis, we may incur increased costs and our ability to mine could be impaired, which could materially and adversely affect our business and results of operations.
Provisions in our lease agreements, defects in title in our mine properties or loss of leasehold rights could limit our ability to recover coal from our properties or result in significant unanticipated costs.
We conduct a significant part of our mining operations on properties that we lease. Title to most of our leased properties and mineral rights is not thoroughly verified until a permit to mine the property is obtained, and in some cases, title is not verified at all. Accordingly, actual or alleged defects in title or boundaries may exist, which may result in the loss of our right to mine on the property or in unanticipated costs to obtain leases or mining contracts to allow us to conduct our mining operations on the property, which could adversely affect our business and profitability. Furthermore, some leases require us to produce a minimum quantity of coal and/or pay minimum production royalties. If those requirements are not met, the leasehold interest may terminate.
Decreased availability or increased costs of key equipment and materials could impact our cost of production and decrease our profitability.
We depend on reliable supplies of mining equipment, replacement parts and materials such as explosives, diesel fuel, tires, steel, magnetite and other raw materials and consumables which, in some cases, do not have ready substitutes. The supplier base providing mining materials and equipment has been relatively consistent in recent years, although there continues to be consolidation, which has resulted in a limited number of suppliers for certain types of equipment and supplies. Any significant reduction in availability or increase in cost of any mining equipment or key supplies could adversely affect our operations and increase our costs, which could adversely affect our operating results and cash flows.
Some equipment and materials are needed to comply with regulations. For example, MSHA and other regulatory agencies sometimes make changes with regards to requirements for pieces of equipment. In 2015, MSHA promulgated a new regulation requiring the implementation of proximity detection devices on continuous mining machines. Such changes could cause delays if manufacturers and suppliers are unable to make the required changes in compliance with mandated deadlines.
In addition, the prices we pay for these materials are strongly influenced by the global commodities markets. Coal mines consume large quantities of commodities such as steel, copper, rubber products, explosives and diesel and other liquid fuels. If the value of the U.S. dollar declines relative to foreign currencies with respect to certain imported supplies or other products, our operating expenses will increase, which could materially adversely impact our profitability. Some materials, such as steel, are needed to comply with regulatory requirements. Furthermore, operating expenses at our mining locations are sensitive to changes in certain variable costs, including diesel fuel prices, which is one of our largest variable costs. Our results depend on our ability to adequately control our costs. Any increase in the price we pay for diesel fuel will have a negative impact on our results of operations. A rapid or significant increase in the cost of these commodities could increase our mining costs because we have limited ability to negotiate lower prices.
Some of the combined company’s mines will be operated by third-party contract mine operators, and our results of operations could be adversely affected if these operators fail to operate the mines effectively.
Some of the combined company’s mines will be operated by third-party contract mine operators. While we have certain contractual rights of oversight over these mines, which are operated under our permits, we do not control, and our employees do not participate in, the day-to-day operations of these mines. Operational difficulties at these mines, increased competition for contract miners from other coal producers and other factors beyond our control could affect the availability, cost and quality of coal produced for us by contractors. Disruption in our supply of contractor-produced coal could impair our ability to fill our customers’ orders or require us to pay higher prices to obtain the required coal from other sources. Any increase in the per-ton compensation for services we pay for the production of contractor-produced coal could increase our costs and therefore lower our earnings and adversely affect our results of operations.

Strategic transactions, including acquisitions, involve a number of risks, any of which could result in a material adverse effect on our business, financial condition or results of operations.
In the future, we may undertake strategic transactions such as the acquisition or disposition of coal mining and related infrastructure assets, interests in coal mining companies, joint ventures or other strategic transactions involving companies with coal mining or other energy assets. Our ability to complete these transactions is subject to the availability of attractive opportunities, including potential acquisition targets that can be successfully integrated into our existing business and provide us with complementary capabilities, products or services on terms acceptable to us, as well as general market conditions, among other things.
Risks inherent in these strategic transactions include:

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uncertainties in assessing the value, strengths, and potential profitability, and identifying the extent of all weaknesses, risks, contingent liabilities and other liabilities of acquisition candidates and strategic partners;

•	the potential loss of key customers, management and employees of an acquired business;

•
the ability to achieve identified operating and financial synergies from an acquisition or other strategic transactions in the amounts and on the time frame due to inaccurate assumptions underlying estimates of expected cost savings, the deterioration of general industry and business conditions, unanticipated legal, insurance and financial compliance costs, or other factors;

•	the ability of management to manage successfully our exposure to pending and potential litigation and regulatory obligations;

•	unanticipated increases in competition that limit our ability to expand our business or capitalize on expected business opportunities, including retaining current customers; and

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unanticipated changes in business, industry, market, or general economic conditions that differ from the assumptions underlying our rationale for pursuing the acquisition or other strategic transactions.

The ultimate success of any strategic transaction we may undertake will depend in part on our ability to continue to realize the anticipated synergies, business opportunities and growth prospects from those transactions. We may not be able to successfully integrate the companies, businesses or properties that we acquire, invest in or partner with. Problems that could arise from the integration of an acquired business may involve:

•	coordinating management and personnel and managing different corporate cultures;

•	applying our safety program at acquired mines and facilities;

•	establishing, testing and maintaining effective internal control processes and systems of financial reporting for the acquired business;

•	the diversion of our management’s and our finance and accounting staff’s resources and time commitments, and the disruption of either our or the acquired company’s ongoing businesses;

•	tax costs or inefficiencies; and

•	inconsistencies in standards, information technology systems, procedures or policies.
Any one or more of these factors could cause us not to realize the benefits anticipated from a strategic transaction, adversely affect our ability to maintain relationships with clients, employees or other third parties or reduce our earnings.
Moreover, any strategic transaction we pursue could materially affect our liquidity and capital resources and may require us to incur indebtedness, seek equity capital or do both. Future transactions could also result in our assuming more long-term liabilities relative to the value of the acquired assets. Further, acquisition accounting rules require changes in certain assumptions made subsequent to the measurement period, as defined in current accounting standards, to be recorded in current period earnings, which could affect our results of operations.

We may be unable to generate sufficient taxable income from future operations, or other circumstances could arise, which may limit our ability to utilize our tax net operating loss carryforwards or maintain our deferred tax assets.
We acquired the core coal assets of Alpha as part of Alpha’s bankruptcy restructuring in transactions intended to be treated as a tax-free reorganization for U.S. federal income tax purposes. As a result of these transactions, we inherited the tax basis of the core assets and the net operating loss and other carryforwards of Alpha. These carryforwards and tax basis were subject to reduction on December 31, 2016 due to the cancellation of indebtedness resulting from Alpha’s bankruptcy restructuring. Due to the change in ownership, the net operating loss and other carryforwards will be subjected to limitations on their use in future years. In addition, we do not have a long history of operating results, and if we are unable to generate profits in the future, we may be unable to utilize these carryforwards. As of June 30, 2018, we recorded a full valuation allowance against our net deferred tax assets, excluding the alternative minimum tax credit carryforwards (“AMT Credits”).
Negative or unexpected consequences of the Tax Cuts and Jobs Act could affect the business of the combined company.
On December 22, 2017, legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”) significantly revised U.S. federal corporate tax law by, among other things, reducing the U.S. federal corporate income tax rate to 21%, eliminating the corporate alternative minimum tax, providing a mechanism for corporations to monetize alternative minimum tax credits (“AMT Credits”) during the 2018 to 2021 tax years, limiting the tax deduction for interest expense to 30% of adjusted earnings, allowing immediate expensing for certain new investments, and, effective for net operating losses arising in taxable years beginning after December 31, 2017, eliminating net operating loss carrybacks, permitting indefinite net operating loss carryforwards, and limiting the use of net operating loss carryforwards to 80% of current year taxable income.
There are a number of uncertainties and ambiguities as to the interpretation and application of many of the provisions in the TCJA. In the absence of guidance of these issues, we will use what we believe are reasonable interpretations and assumptions in interpreting and applying the TCJA for purposes of determining our cash tax liabilities and results of operations, which may change as we receive additional clarification and implementation guidance and as the interpretation of the TCJA evolves over time. It is possible that the IRS could issue subsequent guidance or take positions on audit that differ from the interpretations and assumptions that we previously made, which could have a material adverse effect on our cash tax liabilities, results of operations and financial condition.
Our business requires substantial capital investment and maintenance expenditures, which we may be unable to provide.
Our business plan and strategy require substantial capital expenditures. We require capital for, among other purposes, acquisition of surface rights, equipment and the development of our mining operations, capital renovations, maintenance and expansions of plants and equipment and compliance with environmental laws and regulations. Future debt or equity financing may not be available or, if available, may result in dilution or not be available on satisfactory terms. If we are unable to obtain additional capital, we may not be able to maintain or increase our existing production rates and we could be forced to reduce or delay capital expenditures or change our business strategy, sell assets or restructure or refinance our indebtedness, all of which could have a material adverse effect on our business or financial condition.
Changes in the fair value of derivative instruments and other assets or liabilities that are marked to market could cause volatility in our earnings.
Pursuant to the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, dated May 27, 2016, as modified and confirmed by the Order Confirming Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, as Modified (Docket No. 3038), entered by the Bankruptcy Court on July 12, 2016, Alpha has contingent revenue payment obligations to certain of Alpha Natural Resources, Inc.’s (“Predecessor Alpha”) creditors, which are recorded at fair market value and marked to market in each reporting period, with changes in value reflected in earnings. Any change in fair value can have a significant impact on our earnings from period to period, including in the future.

Cybersecurity attacks, natural disasters, terrorist attacks and other similar crises or disruptions may negatively affect our business, financial condition and results of operations, or those of our customers and suppliers.
Our business, or the businesses of our customers and suppliers, may be impacted by disruptions such as cybersecurity attacks or failures, threats to physical security, and extreme weather conditions or other natural disasters. Strategic targets, such as energy-related assets, may be at greater risk of future terrorist or cybersecurity attacks than other targets in the U.S. These disruptions or any significant increases in energy prices that follow could result in government-imposed price controls. Our insurance may not protect us against such occurrences. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations. Further, as cybersecurity attacks continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cybersecurity attacks.
Risks Relating to Our Liquidity
Our indebtedness exposes us to various risks.
At June 30, 2018, we had $569.6 million of indebtedness outstanding, on a pro forma basis, before discounts and issuance costs applied for financial reporting, of which $124.4 million will mature in the next three years.
Our indebtedness could have important consequences to our business. For example, it could:

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make it more difficult for us to pay or refinance our debts as they become due during adverse economic and industry conditions because any related decrease in revenues could cause us to not have sufficient cash flows from operations to make our scheduled debt payments;

•	force us to seek additional capital, restructure or refinance our debts, or sell assets;

•	cause us to be less able to take advantage of significant business opportunities such as acquisition opportunities and to react to changes in market or industry conditions;

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cause us to use a portion of our cash flow from operations for debt service, reducing the availability of working capital and delaying or preventing investments, capital expenditures, research and development and other business activities;

•	cause us to be more vulnerable to general adverse economic and industry conditions;

•	expose us to the risk of increased interest rates because certain of our borrowings are at variable rates of interest;

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expose us to the risk of foreclosure on substantially all of our assets and those of most of our subsidiaries, which secure certain of our indebtedness if we default on payment or are unable to comply with covenants or restrictions in any of the agreements;

•	limit our ability to borrow additional monies in the future to fund working capital, capital expenditures and other general corporate purposes; and

•
result in a downgrade in the credit ratings of our indebtedness, which could harm our ability to incur additional indebtedness and result in more restrictive borrowing terms, including increased borrowing costs and more restrictive covenants, all of which could affect our internal cost of capital estimates and therefore impact operational and investment decisions.

Our ability to meet our debt service obligations will depend on our future cash flow from operations and our ability to restructure or refinance our debt, which will depend on the condition of the capital markets and our financial condition at that time. We may incur additional secured or unsecured indebtedness in the future, subject to compliance with covenants in our existing debt agreements. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations, and the terms of existing or future debt instruments may restrict us from adopting some of these alternatives.

Pressure on our business, cash flow and liquidity could materially and adversely affect our ability to fund our business operations or react to and withstand changing market and industry conditions. Additional sources of funds may not be available.
A significant source of liquidity is our cash balances. Access to additional funds from liquidity-generating transactions or other sources of external financing may not be available to us and, if available, would be subject to market conditions and certain limitations including our credit rating and covenant restrictions in our credit facility and indentures.
Our ability to make the required payments on our indebtedness depends on the cash flow generated by our subsidiaries, which may be constrained by legal, contractual, market or operating conditions from paying dividends to us.
We will depend to a significant extent on the generation of cash flow by our subsidiaries and their ability to make that cash available to us, by dividend, debt repayment or otherwise. These subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each of these subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required payments of principal, premium, if any, and interest on our indebtedness.
Failure to obtain or renew surety bonds on acceptable terms could affect our ability to secure reclamation and coal lease obligations, which could adversely affect our ability to mine or lease coal.
Federal and state laws require us to obtain surety bonds to secure payment of certain long-term obligations such as mine closure or reclamation costs, federal and state workers’ compensation costs (including related to black lung), coal leases and other obligations. These bonds are typically renewable annually. Under applicable regulations, self-bonding may not be available to us as a means to comply with our reclamation bonding obligations for the foreseeable future. Surety bond issuers and holders may not continue to renew the bonds, may demand less favorable terms upon renewal or may impose new or increased collateral requirements. As of December 31, 2017 and June 30, 2018, on a pro forma basis, the combined company had outstanding surety bonds with third parties of approximately $669.0 million and $575.2 million, respectively. Surety bond issuers and holders may demand additional collateral, unfavorable terms or higher fees. Our failure to retain, or inability to acquire, surety bonds or to provide a suitable alternative could adversely affect our ability to mine or lease coal, which would materially adversely affect our business and results of operations. That failure could result from a variety of factors, including lack of availability, higher expense or unfavorable market terms, the exercise by third-party surety bond issuers of their right to refuse to renew the surety bonds, restrictions on availability of collateral for current and future third-party surety bond issuers under the terms of any credit arrangements then in place, or our inability to comply with our reclamation bonding obligations through self-bonding. In addition, as a result of increasing credit pressures on the coal industry, it is possible that surety bond providers could demand cash collateral as a condition to providing or maintaining surety bonds. Any such demands, depending on the amount of any cash collateral required, could have a material adverse impact on our liquidity and financial position. If we are unable to meet cash collateral requirements and cannot otherwise obtain or retain required surety bonds, we may be unable to satisfy legal requirements necessary to conduct our mining operations.
Difficulty in acquiring surety bonds, or additional collateral requirements, would increase our costs and likely require greater use of alternative sources of funding for this purpose, which would reduce our liquidity. If we are unable to provide the financial assurance that is required by state and federal law to secure our reclamation and coal lease obligations, our ability to mine or lease coal and, as a result, our results of operations could be materially and adversely affected.
The terms of our borrowing arrangements limit our and our subsidiaries’ ability to take certain actions, which may limit our operating and financial flexibility and adversely affect our business.
Our borrowing arrangements contain, and any future borrowing arrangements are also likely to contain, a number of significant restrictions and covenants that limit our ability and our subsidiaries’ ability to, among other things, incur additional indebtedness, enter into sale and leaseback transactions, pay dividends, make redemptions and repurchases of certain capital stock, make loans and investments, create liens, sell certain assets, engage in transactions with affiliates, and merge or consolidate with other companies or sell substantially all of our assets. These covenants could adversely affect our ability to finance our future operations or capital needs or to execute preferred business strategies. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy and compete against companies who are not subject to such restrictions. We regularly evaluate opportunities to enhance our capital structure and financial flexibility through a variety of methods, including repayment or repurchase of outstanding debt, amendment of our credit facility and other facilities, and other methods. As a result of any of these actions, the restrictions and covenants that apply to us may become more restrictive or otherwise change.
Operating results below current levels, or other adverse factors, including a significant increase in interest rates, could result in our being unable to comply with our covenants and payment obligations contained in our borrowing arrangements. If we violate these covenants or obligations under any of these agreements and are unable to obtain waivers from our lenders, our debt under all of these agreements would be in default and could be accelerated by our lenders. If our indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we were able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our debt is in default for any reason, our business, financial condition, results of operations and cash flows could be materially and adversely affected.
The need to maintain capacity for required letters of credit could limit our ability to provide financial assurance for self-insured obligations and negatively impact our ability to fund future working capital, capital expenditure or other general corporate requirements.
On April 3, 2017, Contura entered into the Asset-Based Revolving Credit Agreement, amended on June 9, 2017, which among other things includes a letter of credit facility that provides for the issuance of letters of credit. Obligations secured by letters of credit may increase in the future. If we do not maintain sufficient borrowing capacity under our letter of credit facility, we may be unable to provide financial assurance for self-insured obligations and could negatively impact our ability to fund future working capital, capital expenditure or other general corporate requirements.
Risks Relating to the Ownership of our Common Stock
The requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.
As a public company, we will need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC and the requirements of the NYSE, with which we are not currently required to comply as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time for our board of directors and management and will significantly increase our costs and expenses. We will need to:

•	institute a more comprehensive compliance function;

•	comply with rules promulgated by the NYSE;

•	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

•	establish new internal policies; and

•	retain and involve to a greater degree outside counsel and accountants in the above activities.
Our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed. Compliance with these requirements may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.
In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
An active, liquid and orderly trading market for our common stock may not develop or be maintained, and our stock price may be volatile.
Contura’s common stock currently trades in over-the-counter markets and is quoted on the OTC Pink® under the ticker symbol “CNTE.” An active, liquid and orderly trading market for our common stock may not develop or be maintained once it is listed on the NYSE. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in our common stock.
The following factors, among others, could affect our stock price:

•	our operating and financial performance, including reserve estimates;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by our competitors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	speculation in the press or investment community;

•	research analysts’ coverage of our common stock, or their failure to cover our common stock;

•	sales of our common stock by us, our directors or officers or the selling stockholders or the perception that such sales may occur;

•	our payment of dividends;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	general market conditions, including fluctuations in commodity prices;

•	domestic and international economic, legal and regulatory factors unrelated to our performance; and

•	the realization of any risks described under this “Risk Factors” section or described elsewhere in this document.
The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

Future sales of our common stock in the public market, or the perception that such sales may occur, could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.
We may issue additional shares of common stock or convertible securities in subsequent public offerings. After the completion of the mergers, we estimate that we will have approximately 18,853,000 outstanding shares of common stock, assuming no exercise of outstanding options, no settlement of outstanding restricted stock units that by their terms are expected to settle after the listing on the NYSE and no exercise of outstanding warrants. This number includes an estimated 8,978,000 shares of common stock to be issued to Alpha stockholders in connection with the mergers.
Following our registration, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of up to 2.4 million shares of our common stock issued or reserved for issuance under our equity incentive plans. Upon satisfaction of vesting conditions, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction, subject to Rule 144 limitations with respect to affiliates. In addition, as described below, 9,357,844 shares of common stock and 801,983 warrants issued in reliance on Section 1145(a)(1) of the Bankruptcy Code pursuant to Alpha’s Plan of Reorganization (and the shares of common stock issuable upon exercise of such warrants) may be resold without registration unless the seller is an “underwriter” with respect to those securities, and 650,000 shares of common stock sold pursuant to Section 4(a)(2) of the Securities Act in connection with Alpha’s Plan of Reorganization may be resold without registration pursuant to Rule 144 under the Securities Act.
We cannot predict the size of future issuances of our common stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock or the dividend amount payable per share on our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock or the dividend amount payable per share on our common stock. In addition, the issuance of shares of common stock upon the exercise of outstanding options will result in dilution to the interests of other stockholders. For additional information, see the section entitled “Description of Contura Capital Stock” beginning on page 273.
In addition, the issuance of shares of common stock upon the exercise of outstanding options and warrants will result in dilution to the interests of other stockholders. The exercise price of the warrants will be adjusted in connection with Alpha’s distribution of additional cash to its former first lien lenders as part of Alpha’s plan of reorganization. Any such adjustment would result in a decrease to the exercise price of the warrants and, therefore, a decrease in the proceeds receivable by us in connection with any exercise where the holder pays the exercise price with cash and an increase in the number of shares of our common stock issuable in connection with any exercise where the holder elects net share settlement.
We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.
Our amended and restated certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.
If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our common stock or if our operating results do not meet their expectations, our stock price could decline.
The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts currently publish research focused on Contura, but there is no guarantee they will continue to publish such research on the combined company in the future. If securities or industry analysts initiate coverage and one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our common stock or if our operating results do not meet their expectations, our stock price could decline.
Provisions in our organizational documents and the instruments governing our debt may discourage a takeover attempt even if doing so might be beneficial to our stockholders.
Following the completion of the mergers, provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws could impose impediments to the ability of a third-party to acquire us even if a change of control would be beneficial to our stockholders. Provisions of our amended and restated certificate of incorporation and amended and restated bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our amended and restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize the issuance of shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These provisions may have the effect of delaying or deterring a change of control of our company, and could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Contura Capital Stock — Anti-takeover Effects of Certain Provisions of Contura’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.”
A Change of Control (as defined in the Term Loan Credit Agreement and the Asset-Based Revolving Credit Agreement) is an event of default under the Term Loan Credit Agreement and the Asset-Based Revolving Credit Agreement, permitting our lenders to accelerate the maturity of certain borrowings. Further, our borrowing arrangements impose other restrictions on us, including with respect to mergers or consolidations with other companies and the sale of substantially all of our assets. These provisions could prevent or deter a third-party from acquiring us even where the acquisition could be beneficial to our stockholders.
Our amended and restated bylaws will provide, subject to certain exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our amended and restated bylaws will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us, any director or our officers or employees arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation (including any certificate of designations relating to any class or series of preferred stock) or our amended and restated bylaws; or (iv) any action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated bylaws described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision that will be contained in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.
Non-U.S. Holders may be subject to U.S. federal income tax in connection with the disposition of shares of our common stock.
We believe that we currently are, and we expect that after the mergers we will continue to be, a USRPHC under the Code. As such, certain non-U.S. holders of our common stock may be subject to U.S. federal income tax on gain recognized upon the disposition of our shares. However, as long as our common stock is considered to be “regularly traded on an established securities market” (within the meaning of the Treasury regulations), only a non-U.S. holder that actually or constructively owns, or has owned, at any time during the five-year period preceding the disposition (or the non-U.S. holder’s holding period of the common stock, whichever of that period is shorter), more than 5% of our common stock will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC under the Code. If our common stock ceases to be regularly traded on an established securities market, then a non-U.S. holder (regardless of the percentage of common stock owned) would be subject to U.S. federal income tax on a taxable disposition of our common stock, and a 15% withholding tax would apply to the gross proceeds from such disposition.
Each Alpha stockholder that is a non-U.S. holder should carefully read the discussion under “Material United States Federal Income Tax Consequences of the Mergers” and should consult its own tax advisor regarding the implication of our USRPHC status.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
This joint proxy statement and prospectus includes forward-looking statements. These forward-looking statements are based on Contura’s and Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Contura’s and Alpha’s control. Forward-looking statements in this joint proxy statement and prospectus or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura or Alpha to predict these events or how they may affect Contura or Alpha. Except as required by law, neither Contura nor Alpha has any duty to, and does not intend to, update or revise the forward-looking statements in this joint proxy statement and prospectus or elsewhere after the date this joint proxy statement and prospectus is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this joint proxy statement and prospectus may not occur.
Uncertainties and risk factors that could affect Contura’s and/or Alpha’s future performance and cause results to differ from those referenced in, or implied by, forward-looking statements in this joint proxy statement and prospectus include, but are not limited to:

•	the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction;

•
the parties’ ability to consummate the transaction or satisfy the conditions to the completion of the transaction, including the receipt of stockholder approval and the receipt of regulatory approvals required for the transaction on the terms expected or on the anticipated schedule;

•	the failure of the proposed transaction to close for any other reason;

•	the possibility that any of the anticipated benefits of the proposed transaction will not be realized or will not be realized within the expected time period;

•	the risk that integration of Alpha’s operations with those of Contura will be materially delayed or will be more costly or difficult than expected;

•
the effect of the announcement of the transaction on customer relationships and operating results (including, without limitation, difficulties in maintaining relationships with employees or customers);

•	dilution caused by Contura’s issuance of additional shares of its common stock in connection with the transaction;

•	the possibility that the mergers may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	any substantial or extended decline in coal pricing, demand and other factors beyond the parties’ control;

•	hazards and operating risks associated with coal mining and the dependence of coal mining upon many factors and conditions beyond the parties’ control;

•	significant competition, as well as changes in foreign markets or economics;

•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where parties do not operate;

•	reductions or increases in customer coal inventories and the timing of those changes;

•	production capabilities and costs;

•	ability to develop or acquire coal reserves in an economically feasible manner;

•	geologic, equipment, site access and operational risks and new technologies related to mining;

•	relationships with, and other conditions affecting, customers, including the inability to collect payments from customers if their creditworthiness declines;

•	changes in, renewal or acquisition of, terms of and performance of customers under coal supply arrangements and the refusal by customers to receive coal under agreed contract terms;

•	ability to obtain, maintain or renew any necessary permits or rights, and ability to mine properties due to defects in title on leasehold interests;

•	attracting and retaining key personnel and other employee workforce factors, such as labor relations;

•	funding for and changes in employee benefit obligations and workers’ compensation benefits;

•	litigation, including claims not yet asserted;

•	cybersecurity attacks or failures, threats to physical security, extreme weather conditions or other natural disasters;

•	climate change concerns and operations’ impact on the environment;

•	reclamation and mine closure obligations;

•	assumptions concerning economically recoverable coal reserve estimates;

•	ability to negotiate new union wage agreements on terms acceptable to the parties, increased unionization of the parties’ workforce in the future, and any strikes by the parties’ workforce;

•
disruptions in delivery or changes in pricing from third-party vendors of key equipment, components and materials that are necessary for operations, such as diesel fuel, steel products, explosives and tires;

•	inflationary pressures on supplies and labor and significant or rapid increases in commodity prices;

•	railroad, barge, truck and other transportation availability, performance and costs;

•	disruption in third-party coal supplies;

•	the consummation of financing or refinancing transactions, acquisitions or dispositions and the related effects on the parties’ business and financial position;

•	indebtedness and potential future indebtedness;

•	ability to generate sufficient cash or obtain financing to fund business operations;

•	ability to obtain or renew surety bonds on acceptable terms or maintain current bonding status; and

•
the impact of current or future environmental, health and safety, transportation, labor and other laws, regulations, agency actions and court decisions on the parties, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage, including potential climate change initiatives;

•	successful implementation of business strategies;

•	liquidity, results of operations and financial condition; and

•	the diversion of management time on transaction related issues.
Additional risks, uncertainties and other factors include those discussed under the heading “Risk Factors.” You are cautioned not to place undue reliance on these forward‑looking statements, which speak only as of the date of this joint proxy statement and prospectus. Neither Contura nor Alpha undertakes, and each of them expressly disclaims, any duty to update any forward‑looking statement whether as a result of new information, future events or otherwise, except as required by law.

ANR SPECIAL MEETING
This section contains information from ANR for ANR stockholders about the special meeting of ANR stockholders that ANR has called to consider and approve the ANR merger proposal, as discussed further below. ANR is mailing this joint proxy statement and prospectus to ANR stockholders on or about [●], 2018. Together with this joint proxy statement and prospectus, ANR is also sending to ANR stockholders a notice of the ANR special meeting and a form of proxy card that ANR’s board of directors is soliciting for use at the special meeting of ANR stockholders and at any adjournments of the meeting.
Date, Time and Place
The special meeting of ANR stockholders will be held at [●] on October 11, 2018 at [●] [a.m.][p.m.] local time.
Matters to Be Considered
At the ANR special meeting, ANR stockholders as of the ANR record date will be asked to consider and vote on the following matters:

•	adoption of the ANR merger proposal;

•	approval of the ANR adjournment proposal; and

•	transaction of such other business as may properly come before the ANR special meeting and any adjournments or postponements thereof.
ANR stockholders are being asked to vote on the ANR merger proposal in order to satisfy the requirements of Section 251 of the DGCL and a condition to the mergers contained in the merger agreement.
Recommendation of ANR’s Board of Directors
ANR’s board of directors unanimously recommends that holders of ANR common stock vote “FOR” the ANR merger proposal and “FOR” the ANR adjournment proposal (if necessary or appropriate).
ANR Record Date and Quorum
ANR Record Date
ANR’s board of directors has fixed the close of business on September 6, 2018 as the record date for determining the ANR stockholders entitled to receive notice of and to vote at the ANR special meeting. Each share of Class C-1 common stock held of record at the close of business on the ANR record date entitles the holder thereof to one vote on each matter considered and voted on at the ANR special meeting. Each share of Class C-2 common stock held of record at the close of business on the ANR record date entitles the holder thereof to 1.187 votes on each matter considered and voted on at the ANR special meeting. As of the ANR record date, 15,907,752 shares of Class C-1 common stock were issued and outstanding and held by approximately 66 record holders, and 4,223,400 shares of Class C-2 common stock were issued and outstanding, all of which are held by Holdings. Pursuant to the terms of the merger agreement, Holdings agreed to vote all such shares of Class C-2 common stock in favor of the ANR merger proposal if the Holdings merger proposal is approved at the Holdings special meeting. Such shares of Class C-2 common stock held by Holdings, in the aggregate, constitute 23.96% of the voting power of the outstanding shares of ANR common stock.
If you hold shares of ANR common stock that are registered in your name through ANR’s transfer agent, Computershare Trust Company, N.A., as of the ANR record date, you are the stockholder of record with respect to those shares. If you hold shares of ANR common stock indirectly through a broker, you are considered a beneficial owner of those shares but are not the stockholder of record. ANR sent copies of this joint proxy statement and prospectus directly to all ANR stockholders of record. If you are a beneficial owner whose shares are held in street name, these materials were sent to you by the broker through which you hold your shares. As the beneficial owner, you may direct your broker how to vote your shares at the ANR special meeting, and the broker is obligated to provide you with a voting instruction form for you to use for this purpose so a broker non-vote occurs when a broker holding shares for a beneficial owner does not receive voting instructions from the beneficial owner.
Quorum Requirements
A quorum is required to transact business at the ANR special meeting. The holders of a majority of the voting power of shares of ANR common stock on the ANR record date, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the ANR special meeting. Abstentions and “broker non-votes” are treated as present for quorum purposes.
Vote Required; Treatment of Abstentions and Failure to Vote
ANR Merger Proposal
Approval of the ANR merger proposal requires approval by ANR stockholders holding a majority of the voting power of the outstanding shares of ANR common stock as of the ANR record date. As a result, if an ANR stockholder marks “ABSTAIN” with respect to the ANR merger proposal or fails to either submit a proxy card or vote in person at the ANR special meeting with respect to the ANR merger proposal, based on applicable voting standards, it will have the same effect as a vote “AGAINST” the ANR merger proposal. If an ANR stockholder holds its shares in street name and fails to instruct the stockholder’s broker with respect to the ANR merger proposal, the broker will not have discretionary authority to vote such ANR stockholder’s shares with respect to that proposal, which will also have the same practical effect as a vote “AGAINST” the ANR merger proposal.
In order to consummate the transactions contemplated by the merger agreement, including the mergers, the ANR merger and the Holdings merger must both be approved by applicable stockholders. If the ANR merger is not approved by ANR’s stockholders or if the Holdings merger is not approved by Holdings’ stockholders, then none of the ANR merger, the Holdings merger or the other transactions contemplated by the merger agreement will be consummated, and Alpha will remain a standalone company.
ANR Adjournment Proposal
Approval of the ANR adjournment proposal requires the affirmative vote of the ANR stockholders holding a majority of the voting power as of the ANR record date that is present in person or represented by proxy at the ANR special meeting and entitled to vote on the ANR adjournment proposal. If an ANR stockholder marks “ABSTAIN” with respect to the ANR adjournment proposal, it will be counted for purposes of determining whether there is a quorum and will have the same effect as a vote “AGAINST” the ANR adjournment proposal. If an ANR stockholder fails to vote in person or by proxy or holds its shares in street name and fails to instruct the stockholder’s broker with respect to the ANR adjournment proposal, it will have no effect on the ANR adjournment proposal.
Shares Held by Directors and Officers
As of the ANR record date, directors and officers of ANR and their affiliates owned and were entitled to vote an aggregate of 15,672 shares of Class C-1 common stock, representing approximately 0.0749% of the voting power of the outstanding shares of ANR common stock on that date. ANR currently expects that its directors and executive officers will vote their shares in favor of the ANR merger proposal and the ANR adjournment proposal (if necessary or appropriate), although none of them has entered into any agreements (including any voting agreements) obligating them to do so.
Holdings is the record holder of 4,223,400 shares of Class C-2 common stock, each of which is entitled to vote on the ANR merger proposal. Pursuant to the terms of the merger agreement, Holdings has agreed to vote all such shares of Class C-2 common stock in favor of the ANR merger proposal if the Holdings merger proposal is approved at the Holdings special meeting. Such shares of Class C-2 common stock held by Holdings, in the aggregate, constitute 23.96% of the voting power of the outstanding shares of ANR common stock.

Solicitation of Proxies; Payment of Solicitation Expenses
Proxies are being solicited by ANR’s board of directors from ANR stockholders. Shares of ANR common stock represented by properly executed proxies, and that have not been revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted “FOR” approval of the ANR merger proposal and “FOR” the ANR adjournment proposal (if necessary or appropriate), and in the discretion of the individuals named as proxies as to any other matter that may come before the ANR special meeting, which will be voted by the named proxies in accordance with their best judgment. If you hold outstanding shares of both Holdings common stock and ANR common stock, you will receive separate proxies for each of Holdings and ANR.
Pursuant to the terms of the Merger Agreement, each of ANR and Holdings will, at its own expense, mail (or cause to be mailed) this joint proxy statement and prospectus to its stockholders, and, except for expenses associated with mailing this joint proxy statement and prospectus, each of ANR, Holdings and Contura has agreed to pay for the expenses incurred by it in connection with this joint proxy statement and prospectus, including all listing, filing or registration fees, including fees paid for filing the registration statement of which this joint proxy statement and prospectus is a part with the SEC and any other fees paid for filings with governmental authorities. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of ANR and Holdings or their respective affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation. ANR and Holdings will reimburse brokers for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules. In addition, ANR and Holdings have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the ANR special meeting and the Holdings special meeting. ANR and Holdings estimate that the aggregate fee for such services will be approximately $50,000.
Voting Your Shares
ANR stockholders may vote in person or by proxy at the ANR special meeting. If you hold your shares of ANR common stock in your name as a stockholder of record, you may cast your vote in one of four ways:

•
By Internet. The web address for Internet voting can be found on the enclosed proxy card. Internet voting is available 24 hours a day. To be valid, your vote by Internet must be received by the deadline specified on the proxy card.

•
By Telephone. The telephone number for telephone voting can be found on the enclosed proxy card and is available 24 hours a day. To be valid, your vote by telephone must be received by the deadline specified on the proxy card.

•
By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage prepaid envelope provided. To be valid, your vote by mail must be received by the deadline specified on the proxy card.

•
At the ANR Special Meeting. You can vote your shares in person at the ANR special meeting. You must present an acceptable form of identification (such as a valid driver’s license) in order to enter the ANR special meeting.

If you hold your shares in street name, see “ANR Special Meeting—Shares Held in Street Name” below.
If you hold outstanding shares of both Holdings Common Stock and ANR Common Stock, you will receive separate proxies for each of Holdings and ANR. You should complete, sign and return each proxy you receive or follow the internet instructions on each card.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF ANR COMMON STOCK YOU OWN. Accordingly, each ANR stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the ANR stockholder plans to attend the ANR special meeting.
Shares Held in Street Name
If you hold your shares in street name, you may vote by following your broker’s instructions or, in order to vote in person at the ANR special meeting, you must bring (i) an acceptable form of identification, such as a driver’s license, (ii) a

“legal proxy” form from the broker and (iii) an account statement or other acceptable evidence of ownership of ANR common stock as of the close of business on the ANR record date.
Revocability of Proxies and Changes to ANR Stockholder’s Vote
If you have submitted a proxy and would like to revoke it, you may revoke your proxy or change your vote at any time before your shares are voted at the ANR special meeting by timely:

•	resubmitting your proxy on a later date via the Internet or by telephone and following appropriate instructions;

•	executing and mailing a proxy card that is dated and received on a later date (which must be received no later than October 10, 2018);

•
notifying the Secretary of ANR in writing, at 636 Shelby Street, 3rd Floor, Bristol, Tennessee 37620, before the ANR special meeting that you have revoked your proxy (which notification must be received by the close of business on October 10, 2018); or

•	voting in person at the ANR special meeting (but attendance at the ANR special meeting will not by itself revoke a proxy).
If your shares are held in street name, you should contact your broker to change your vote.
Attending the ANR Special Meeting
All ANR stockholders of record at the ANR record date are invited to attend the ANR special meeting. All stockholders must bring an acceptable form of identification, such as a valid driver’s license, in order to attend the ANR special meeting. If you hold shares in street name and would like to attend the ANR special meeting, you will also need to bring (i) a “legal proxy” form from the broker and (ii) an account statement or other acceptable evidence showing that you were the beneficial owner of ANR common stock on the ANR record date.

HOLDINGS SPECIAL MEETING
This section contains information from Holdings for Holdings stockholders about the special meeting of Holdings stockholders that Holdings has called to consider and approve the Holdings merger proposal, as discussed further below. Holdings is mailing this joint proxy statement and prospectus to Holdings stockholders on or about [●], 2018. Together with this joint proxy statement and prospectus, Holdings is also sending to Holdings stockholders a notice of the Holdings special meeting and a form of proxy card that Holdings’ board of directors is soliciting for use at the special meeting of Holdings stockholders and at any adjournments of the meeting.
Date, Time and Place
The special meeting of Holdings stockholders will be held at [●] on October 11, 2018 at [●] [a.m.][p.m.] local time.
Matters to Be Considered
At the Holdings special meeting, Holdings stockholders as of the Holdings record date will be asked to consider and vote on the following matters:

•	adoption of the Holdings merger proposal;

•	approval of the Holdings adjournment proposal; and

•	transaction of such other business as may properly come before the Holdings special meeting and any adjournments or postponements thereof.
Holdings stockholders are being asked to vote on the Holdings merger proposal in order to satisfy the requirements of Section 251 of the DGCL and a condition to the mergers contained in the merger agreement.
Recommendation of Holdings’ Board of Directors
Holdings’ board of directors unanimously recommends that holders of Holdings common stock vote “FOR” the Holdings merger proposal and “FOR” the Holdings adjournment proposal (if necessary or appropriate).
Holdings Record Date and Quorum
Holdings Record Date
Holdings’ board of directors has fixed the close of business on September 6, 2018 as the record date for determining the Holdings stockholders entitled to receive notice of and to vote at the Holdings special meeting. Each share of Holdings common stock held of record at the close of business on the Holdings record date entitles the holder thereof to one vote on each matter considered and voted on at the Holdings special meeting. As of the Holdings record date, 4,223,290 shares of Holdings common stock were issued and outstanding and held by approximately 58 record holders.
If you hold shares of Holdings common stock that are registered in your name through Holdings’ transfer agent, Computershare Trust Company, N.A., as of the Holdings record date, you are the stockholder of record with respect to those shares. If you hold shares of Holdings common stock indirectly through a broker, you are considered a beneficial owner of those shares but are not the stockholder of record. Holdings sent copies of this joint proxy statement and prospectus directly to all Holdings stockholders of record. If you are a beneficial owner whose shares are held in street name, these materials were sent to you by the broker through which you hold your shares. As the beneficial owner, you may direct your broker how to vote your shares at the Holdings special meeting, and the broker is obligated to provide you with a voting instruction form for you to use for this purpose so a broker non-vote occurs when a broker holding shares for a beneficial owner does not receive voting instructions from the beneficial owner.

Quorum Requirements
A quorum is required to transact business at the Holdings special meeting. The holders of a majority of the outstanding shares of Holdings common stock on the Holdings record date, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Holdings special meeting. Abstentions and broker non-votes are treated as present for quorum purposes.
Vote Required; Treatment of Abstentions and Failure to Vote
Holdings Merger Proposal
Approval of the Holdings merger proposal requires approval by Holdings stockholders holding a majority of the outstanding shares of Holdings common stock as of the Holdings record date. As a result, if a Holdings stockholder marks “ABSTAIN” with respect to the Holdings merger proposal or fails to either submit a proxy card or vote in person at the Holdings special meeting with respect to the Holdings merger proposal, based on applicable voting standards, it will have the same effect as a vote “AGAINST” the Holdings merger proposal. If a Holdings stockholder holds its shares in street name and fails to instruct the stockholder’s broker with respect to the Holdings merger proposal, the broker will not have discretionary authority to vote such Holdings stockholder’s shares with respect to that proposal, which will also have the same practical effect as a vote “AGAINST” the Holdings merger proposal.
In order to consummate the transactions contemplated by the merger agreement, including the mergers, the ANR merger and the Holdings merger must both be approved by applicable stockholders. If the ANR merger is not approved by ANR’s stockholders or if the Holdings merger is not approved by Holdings’ stockholders, then none of the ANR merger, the Holdings merger or the other transactions contemplated by the merger agreement will be consummated, and Alpha will remain a standalone company.
Holdings Adjournment Proposal
Approval of the Holdings adjournment proposal requires the affirmative vote of the holders of a majority of the total Holdings common stock as of the Holdings record date that is present in person or represented by proxy at the Holdings special meeting and entitled to vote on the Holdings adjournment proposal. If a Holdings stockholder marks “ABSTAIN” with respect to the Holdings adjournment proposal, it will be counted for purposes of determining whether there is a quorum and will have the same effect as a vote “AGAINST” the Holdings adjournment proposal. If a Holdings stockholder fails to vote in person or by proxy or holds its shares in street name and fails to instruct the stockholder’s broker with respect to the Holdings adjournment proposal, it will have no effect on the Holdings adjournment proposal.
Shares Held by Directors and Officers
As of the Holdings record date, directors and officers of Holdings and their affiliates owned and were entitled to vote an aggregate of 8 shares of Holdings common stock, representing approximately 0.0002% of the voting power of the outstanding shares of Holdings common stock on that date. Holdings currently expects that its directors and executive officers will vote their shares in favor of the Holdings merger proposal and the Holdings adjournment proposal (if necessary or appropriate), although none of them has entered into any agreements (including any voting agreements) obligating them to do so.
Solicitation of Proxies; Payment of Solicitation Expenses
Proxies are being solicited by Holdings’ board of directors from Holdings stockholders. Shares of Holdings common stock represented by properly executed proxies, and that have not been revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted “FOR” approval of the Holdings merger proposal and “FOR” the Holdings adjournment proposal (if necessary or appropriate), and in the discretion of the individuals named as proxies as to any other matter that may come before the Holdings special meeting, which will be voted by the named proxies in accordance with their best judgment. If you hold outstanding shares of both Holdings common stock and ANR common stock, you will receive separate proxies for each of Holdings and ANR.

Pursuant to the terms of the Merger Agreement, each of ANR and Holdings will, at its own expense, mail (or cause to be mailed) this joint proxy statement and prospectus to its stockholders, and, except for expenses associated with mailing this joint proxy statement and prospectus, each of ANR, Holdings and Contura has agreed to pay for the expenses incurred by it in connection with this joint proxy statement and prospectus, including all listing, filing or registration fees, including fees paid for filing the registration statement of which this joint proxy statement and prospectus is a part with the SEC and any other fees paid for filings with governmental authorities. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors or officers of Holdings or its affiliates telephonically, electronically or by other means of communication. Directors and officers will receive no additional compensation for such solicitation. Holdings will reimburse brokers for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules. In addition, Holdings and ANR have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the Holdings special meeting and the ANR special meeting. Holdings and ANR estimate that the aggregate fee for such services will be approximately $50,000.
Voting Your Shares
Holdings stockholders may vote in person or by proxy at the Holdings special meeting. If you hold your shares of Holdings common stock in your name as a stockholder of record, you may cast your vote in one of four ways:

•
By Internet. The web address for Internet voting can be found on the enclosed proxy card. Internet voting is available 24 hours a day. To be valid, your vote by Internet must be received by the deadline specified on the proxy card.

•
By Telephone. The telephone number for telephone voting can be found on the enclosed proxy card and is available 24 hours a day. To be valid, your vote by telephone must be received by the deadline specified on the proxy card.

•
By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage prepaid envelope provided. To be valid, your vote by mail must be received by the deadline specified on the proxy card.

•
At the Holdings Special Meeting. You can vote your shares in person at the Holdings special meeting. You must present an acceptable form of identification (such as a valid driver’s license) in order to enter the Holdings special meeting.

If you hold your shares in street name, see “Holdings Special Meeting—Shares Held in Street Name” below.
If you hold outstanding shares of both Holdings Common Stock and ANR Common Stock, you will receive separate proxies for each of Holdings and ANR. You should complete, sign and return each proxy you receive or follow the internet instructions on each card.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF HOLDINGS COMMON STOCK YOU OWN. Accordingly, each Holdings stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the Holdings stockholder plans to attend the Holdings special meeting.
Shares Held in Street Name
If you hold your shares in street name, you may vote by following your broker’s instructions or, in order to vote in person at the Holdings special meeting, you must bring (i) an acceptable form of identification, such as a driver’s license, (ii) a “legal proxy” form from the broker, and (iii) an account statement or other acceptable evidence of ownership of Holdings common stock as of the close of business on the Holdings record date.
Revocability of Proxies and Changes to Holdings Stockholder’s Vote
If you have submitted a proxy and would like to revoke it, you may revoke your proxy or change your vote at any time before your shares are voted at the Holdings special meeting by timely:

•	resubmitting your proxy on a later date via the Internet or by telephone and following appropriate instructions;

•	executing and mailing a proxy card that is dated and received on a later date (which must be received no later than October 10, 2018);

•
notifying the Secretary of Holdings in writing, at 636 Shelby Street, 3rd Floor, Bristol, Tennessee 37620, before the Holdings special meeting that you have revoked your proxy (which notification must be received by the close of business on October 10, 2018); or

•	voting in person at the Holdings special meeting (but attendance at the Holdings special meeting will not by itself revoke a proxy).
If your shares are held in street name, you should contact your broker to change your vote.
Attending the Holdings Special Meeting
All Holdings stockholders of record at the Holdings record date are invited to attend the Holdings special meeting. All stockholders must bring an acceptable form of identification, such as a valid driver’s license, in order to attend the Holdings special meeting. If you hold shares in street name and would like to attend the Holdings special meeting, you will also need to bring (i) a “legal proxy” form from the broker and (ii) an account statement or other acceptable evidence showing that you were the beneficial owner of Holdings common stock on the Holdings record date.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
Pursuant to Section 251 of the DGCL and in order to fulfill a condition to the consummation of the mergers contained in the merger agreement, (i) ANR stockholders are being asked to adopt the merger agreement as it relates to the ANR merger, and (ii) Holdings stockholders are being asked to adopt the merger agreement as it relates to the Holdings merger.
For a summary of the merger agreement and the mergers, including the background of the mergers, Contura’s reasons for the mergers, Alpha’s reasons for the mergers, the opinions of Contura’s, ANR’s, and Holdings’ financial advisors and related matters, see “The Mergers” beginning on page 79 and “The Merger Agreement” beginning on page 148.
Approval of the ANR merger proposal requires approval by ANR stockholders holding a majority of the voting power of the outstanding shares of ANR common stock as of the ANR record date, and approval of the Holdings merger proposal requires approval by Holdings stockholders holding a majority of the outstanding shares of Holdings common stock as of the Holdings record date.
BOARD RECOMMENDATION
ANR’s board of directors unanimously recommends that ANR stockholders vote “FOR” the adoption of the ANR merger proposal.
Holdings’ board of directors unanimously recommends that Holdings stockholders vote “FOR” the adoption of the Holdings merger proposal.

PROPOSAL 2: APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE ANR SPECIAL MEETING OR THE HOLDINGS SPECIAL MEETING (AS APPLICABLE)
ANR
ANR stockholders are being asked to approve a proposal that will grant the ANR board authority to adjourn the ANR special meeting, if necessary or appropriate, including to permit the further solicitation of proxies in favor of the ANR merger proposal if there are not otherwise sufficient votes to approve the proposal.
If the ANR adjournment proposal is approved, the ANR special meeting could be adjourned to any date. If the ANR special meeting is adjourned, ANR stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If it is necessary to adjourn the ANR special meeting, no notice of the adjourned ANR special meeting is required to be given to ANR stockholders so long as (i) the place, the date and time of the adjourned ANR special meeting is announced at the ANR special meeting and (ii) the adjourned ANR special meeting occurs within 30 calendar days of the original date for the ANR special meeting and ANR does not fix a new record date for the adjourned meeting.
Approval of the ANR adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of shares of ANR common stock as of the ANR record date that is present in person or represented by proxy at the ANR special meeting and entitled to vote on the ANR adjournment proposal.
This vote is separate and apart from the vote to approve the ANR merger proposal. The approval of the ANR adjournment proposal is not a condition to consummation of the mergers.
Holdings
Holdings stockholders are being asked to approve a proposal that will grant the Holdings board of directors authority to adjourn the Holdings special meeting, if necessary or appropriate, including to permit the further solicitation of proxies in favor of the Holdings merger proposal if there are not otherwise sufficient votes to approve the proposal.
If the Holdings adjournment proposal is approved, the Holdings special meeting could be adjourned to any date. If the Holdings special meeting is adjourned, Holdings stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If it is necessary to adjourn the Holdings special meeting, no notice of the adjourned Holdings special meeting is required to be given to Holdings stockholders so long as (i) the place, the date and time of the adjourned Holdings special meeting is announced at the Holdings special meeting and (ii) the adjourned Holdings special meeting occurs within 30 calendar days of the original date for the Holdings special meeting and Holdings does not fix a new record date for the adjourned meeting.
Approval of the Holdings adjournment proposal requires the affirmative vote of the holders of a majority of the total Holdings common stock as of the Holdings record date that is present in person or represented by proxy and entitled to vote at the Holdings special meeting.
This vote is separate and apart from the vote to approve the Holdings merger proposal. The approval of the Holdings adjournment proposal is not a condition to consummation of the mergers.
BOARD RECOMMENDATION
ANR’s board of directors unanimously recommends that ANR stockholders vote “FOR” the ANR adjournment proposal.
Holdings’ board of directors unanimously recommends that Holdings stockholders vote “FOR” the Holdings adjournment proposal.

THE MERGERS
The following is a description of the material aspects of the mergers. While we believe that the following description covers the material terms of the mergers, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement and prospectus, including the merger agreement attached to this joint proxy statement and prospectus as Annex A, for a more complete understanding of the mergers.
Overview
The Contura board of directors, the Holdings board of directors and the ANR board of directors have each approved the merger agreement. Pursuant to the merger agreement, a wholly owned direct subsidiary of Contura will merge with Holdings in the Holdings merger, with Holdings continuing as the surviving corporation, and a wholly owned indirect subsidiary of Contura will merge with ANR, with ANR continuing as the surviving corporation. As a result of the mergers, Holdings will become a direct wholly owned subsidiary of Contura and ANR will become a direct wholly owned subsidiary of Holdings and an indirect wholly owned subsidiary of Contura. We refer to Contura and its subsidiaries as “the combined company” whenever we make reference to it as of the effective times of the mergers or thereafter.
If the mergers are completed, each share of Holdings common stock and each share of Class C-1 common stock, in each case outstanding immediately prior to the effective times of the mergers (other than shares held directly by Holdings, ANR or Contura and shares held by any holder of Holdings common stock or Class C-1 common stock with respect to which appraisal rights have been properly demanded and not properly withdrawn), will be converted into the right to receive 0.4071 fully paid and nonassessable shares of Contura common stock. All shares of Class C-2 common stock and all shares of Holdings common stock and Class C-1 common stock held by Holdings, ANR or Contura will be canceled for no consideration in connection with the mergers. No fraction of a share of Contura common stock will be issued in the mergers and instead holders of Holdings common stock or Class C-1 common stock who would otherwise be entitled to receive a fraction of a share of Contura common stock will receive an amount in cash, as further described under “The Merger Agreement—Fractional Shares”.
Subject to the terms of the merger agreement, it is anticipated that the size of the combined company’s board of directors will initially be set at nine members, and will initially consist of the five current directors serving on Contura’s board of directors and four designees from the Holdings board of directors.
The merger agreement also contemplates that prior to the effectiveness of the mergers, the certificate of incorporation of Contura will be amended and restated to, among other things, increase the number of authorized shares of Contura common stock to 50,000,000, which is necessary to provide Contura with sufficient authorized shares to issue as consideration in the mergers. This amendment is referred to as the “Contura charter amendment.” Contura stockholder approval of the Contura charter amendment has already been obtained.
Background of the Mergers
From time to time following the emergence of Alpha from Chapter 11 proceedings in July 2016, the boards of directors of ANR and Holdings (the “Alpha Boards”) have reviewed and evaluated potential strategic opportunities to enhance stockholder value and provide liquidity to their stockholders, many of whom are former creditors of Alpha Natural Resources, Inc. (“Predecessor Alpha”), and received shares of capital stock of Alpha pursuant to the Second Amended Joint Plan of Reorganization, as modified, of Predecessor Alpha and substantially all of its subsidiaries.
On a regular basis the board of directors of Contura (the “Contura Board”) reviews and evaluates, with management of Contura, Contura’s strategic direction and business objectives, including strategic opportunities that might be available to enhance shareholder value such as possible acquisitions, divestitures and business combination transactions.
On January 6, 2017, ANR engaged Moelis & Co. LLC (“Moelis”) to explore and review strategic opportunities. From time to time thereafter, as part of this process, Mr. Stetson and Moelis engaged in various informal conversations with our industry participants regarding various matters, including as to possible strategic alternatives, and Alpha management, with the assistance of Moelis, kept the Alpha Boards apprised as to developments.

On July 19, 2017, ANR entered into an asset purchase agreement with Lexington Coal Company (“LCC”) pursuant to which ANR agreed to sell to LCC idle and non-active real property and personal property assets located in Kentucky, Illinois, Tennessee and West Virginia. In addition, the transaction with LCC (the “Lexington Transaction”) eliminated approximately $250 million of self-bonding obligations of ANR, reduced ANR’s reclamation liabilities, and eliminated restrictions and limitations, including that the sale of certain complexes would be subject to approval by the West Virginia Department of Environmental Protection and a prohibition on making dividends or other distributions to stockholders, that were perceived to limit Alpha’s ability to enter into mergers or acquisitions. It was the view of the Alpha Boards and Alpha’s management that the sale of idle and non-active assets, the elimination of substantial self-bonding assets, and the removal of the restrictions described above would potentially position Alpha for a transaction that would provide value enhancement and liquidity for Alpha’s stockholders.
From August 3-5, 2017, David Stetson, the Chief Executive Officer of Holdings and ANR and the chairman of each of the Alpha Boards attended a meeting of the West Virginia Coal Association in White Sulphur Springs, West Virginia, which was attended by a number of coal industry executives. At the conference, Mr. Stetson received informal interest from a number of executives of other coal companies in attendance regarding potential merger and acquisition (“M&A”) opportunities involving Alpha, assuming the sale of assets to LCC closed.
On August 10 and 11, 2017, Mr. Stetson and Samuel Hopkins, Senior Vice President and Chief Financial Officer of Holdings and ANR, attended the Seaport Conference in St. Louis, Missouri. At the conference, Mr. Stetson and Mr. Hopkins met with the chief executive officer of a coal producer (“Party A”). Party A’s chief executive officer expressed to Mr. Stetson and Mr. Hopkins an initial interest in exploring potential M&A opportunities involving Alpha.
On August 21, 2017, Mr. Stetson informed the chief executive officer of Party A that Alpha was interested in a mutual exchange of introductory financial information to evaluate whether further discussions regarding potential M&A opportunities with Party A would be warranted.
On August 29, 2017, at a special meeting of the ANR Board, Mr. Stetson provided an update to the ANR Board regarding his initial conversations with Party A. At the special meeting, the ANR Board authorized the management team of ANR to, subject to Party A’s execution of a confidentiality agreement with respect to Alpha’s information, exchange information with Party A and to meet with Party A’s management team to conduct an initial due diligence review of Party A’s operations.
On September 13, 2017, ANR and Party A entered into a mutual confidentiality agreement.
On September 28, 2017, Mr. Stetson, Mr. Hopkins, Jason Whitehead, Senior Vice President and Chief Operating Officer of Holdings and ANR, William Davison, Senior Vice President - Thermal Coal Sales of ANR, and Daniel Horn, Senior Vice President - Met Coal Sales of ANR, attended a meeting with the chief operating officer and other management of Party A for the purpose of discussing the operations of Alpha and Party A. Alpha’s management teams thereafter reported to the ANR Board regarding their discussions with Party A. Although the ANR Board believed a transaction with Party A would be accretive, they also determined that a potential transaction with Party A was unlikely in the near future due to the view of Party A’s chief executive officer, who had previously made public statements concerning strong reservations about acquiring companies with legacy liabilities.
On October 23, 2017, the LCC transaction closed.
In November 2017, the chief operating officer of Party A contacted Mr. Stetson and indicated that Party A was not interested in further evaluating a transaction with Alpha.
On November 6, 2017, Kevin Crutchfield, the Chief Executive Officer of Contura, contacted Mr. Stetson and proposed that Alpha and Contura enter into a confidentiality agreement in order to have exploratory discussions and conduct due diligence regarding a potential transaction between Alpha and Contura. Alpha and Contura exchanged drafts of a confidentiality agreement.
On November 6, 2017, a director of a coal producer and exporter (“Party B”) contacted a representative of Moelis and indicated that the director was aware that other participants in the coal industry had interest in various potential transactions with Alpha. The director of Party B indicated that Party B did not believe that a transaction with Alpha would be consistent with Party B’s operating strategy.
On November 12, 2017, Andrew McCallister, Senior Vice President and General Counsel of Alpha, telephoned Mark Manno, Chief Administrative and Legal Officer, General Counsel and Secretary of Contura, and advised that Alpha would not be proceeding with discussions with Contura at that point and would instead then focus on developing and implementing a strategy to reclassify and simplify Alpha’s capital structure.
On December 14, 2017, at a special meeting of the Alpha Boards, the management team of Alpha and the Alpha Boards reviewed recent discussions with Contura and Party A. Following a discussion among the Alpha Boards, members of Alpha management and representatives of Moelis, the management team and the Alpha Boards also reviewed a potential reclassification transaction, pursuant to which all classes of capital stock of ANR would be exchanged for shares of Class C-1 common stock or Class C-2 common stock of ANR, and all classes of capital stock of Holdings would be exchanged for shares of common stock of Holdings. The Alpha Boards approved the reclassification transaction, in part, due to the Alpha Boards’ belief that a streamlining of Alpha’s capital structures would make an M&A transaction or other liquidity event less complicated.
On December 20, 2017, Mr. Stetson contacted the chief executive officer of a coal mining and production business (“Party C”) and expressed interest in exploratory discussions regarding a potential transaction with Party C.
On January 1, 2018, Alpha and Party C entered into a mutual confidentiality agreement.
On January 4, 2018, Mr. Stetson and Mr. McCallister met with the chief executive officer and the chief financial officer of Party C to have initial exploratory discussions regarding a potential transaction and to discuss a potential timeline for due diligence. On January 22, 23 and 24, 2018, representatives of Alpha and Party C discussed the process for due diligence review of Party C and Alpha.
On January 25, 2018, Mr. Crutchfield contacted Mr. Stetson to reiterate Contura’s desire to explore a potential transaction with Alpha. Alpha had secured voting agreements with stockholders who held enough voting power to ensure passage of the reclassifications, and therefore determined it was not inappropriate to enter into discussions with Contura at that time.
On January 26, 2018, Mr. Crutchfield and Mr. Stetson held a lunch meeting during which they discussed Contura’s desire to explore a potential transaction with Alpha.
On January 29, 2018, Mr. Manno sent to Mr. McCallister a mutual confidentiality agreement executed by Contura. On January 30, 2018, Mr. McCallister provided to Mr. Manno a fully executed copy of the mutual confidentiality agreement.
On February 1, 2018 and February 2, 2018, Mr. Stetson attended the Coaltrans USA conference in Miami, Florida. At the conference, Mr. Stetson met with the chief executive officer of a coal producer (“Party D”). The chief executive officer of Party D expressed initial interest in exploring a potential transaction with Alpha.
On February 9, 2018, the Contura Board held a meeting and at that meeting the Contura Board discussed the potential transaction between Contura and Alpha. The Contura Board gave direction to Contura management regarding the transaction. On a regular basis thereafter during the course of the process with Alpha, Mr. Crutchfield conferred with the members of the Contura Board to keep them informed, and to seek their views, regarding the possible transaction.
On February 15, 2018, Alpha’s reclassification transaction was approved by Alpha’s stockholders at the annual meeting of Alpha’s stockholders, and closed promptly thereafter.
On February 15, 2018, at the annual meeting of the Alpha Boards, the Alpha Boards received an update from Alpha’s management team regarding recent discussions with Contura, Party A, Party C and Party D. The Alpha Boards directed Alpha’s management to continue discussions with Contura, Party C and Party D and to share information with, and receive information from, each party to assist in the evaluation of potential transactions.
Following the reclassification transaction, Alpha shared financial and operational due diligence information with Contura and Party C.

On February 22, 2018, representatives of Moelis and Ducera Securities LLC (“Ducera”) Contura’s financial advisor, met in New York City to discuss the process for continuing due diligence and the evaluation of a potential transaction between Alpha and Contura. The Contura Board gave direction to Contura management regarding the transaction. Ducera had previously been engaged by Contura to provide financial advisory and investment banking services from time to time pursuant to a monthly retainer arrangement.
On February 26, 2018, Mr. Stetson, Mr. Hopkins, Mr. Whitehead, Mr. McCallister, Mr. Davison, Mr. Horn and Judy Hill, the Senior Vice President and Chief Administrative Officer of Alpha, and representatives from Moelis met in Bristol, Tennessee with Mr. Crutchfield, Mr. Manno, Andy Eidson, Executive Vice President and Chief Financial Officer of Contura, J. Scott Kreutzer, Executive Vice President and Chief Operating Officer of Contura, Kevin Stanley, Executive Vice President and Chief Commercial Officer of Contura, and representatives of Ducera. At the meeting, the Alpha management team made a presentation to Contura and Ducera regarding Alpha’s business, including a high-level overview of Alpha’s financial performance, operations, legacy liabilities and tax information.
On March 1, 2018, the chief executive officer of Party D informed Mr. Stetson that Party D did not intend to pursue any transaction with Alpha in light of the different coal portfolios of Party D and Alpha, citing in particular Alpha’s exposure to Central Appalachian thermal coal.
On March 2, 2018, Mr. Stetson, Mr. Hopkins, Mr. McCallister, Mr. Whitehead, Mr. Horn and Mr. Davison and representatives from Moelis met in New York City with the management team of Party C and representatives of Party C’s financial advisor. At the meeting, the Alpha management team made a presentation to Party C and its financial advisor regarding Alpha’s business, including a high-level overview of Alpha’s financial performance and operations.
On March 5, 2018, at a special meeting of the Alpha Boards, the Alpha Boards received an update from Alpha’s management team regarding recent discussions with Contura, Party C and Party D. The Alpha Boards authorized Alpha’s management team to continue discussions with Contura, but directed Alpha’s management team that any transaction with Contura should be as close as possible to a “merger of equals,” with proportionate representation of Alpha on the Contura board of directors. The Alpha Boards also expressed concern regarding the significant amount of debt on the balance sheet of Party C and the risk that a combined company with a highly leveraged balance sheet would struggle to return sufficient liquidity to Alpha’s stockholders. In addition, the Alpha Boards expressed concern that a refinancing of Party C’s debt, including a conversion of all of Party C’s second lien debt and a substantial portion of Party C’s first lien debt into equity, which the Alpha Board believed would be necessary in connection with a combination of Alpha and Party C, would be difficult to achieve and would introduce uncertainty into any transaction involving Party C and Alpha.
On March 7, 2018, Contura and Alpha amended the confidentiality agreement dated January 29, 2018 to permit the parties to discuss the possible transaction with their respective stockholders, subject to certain confidentiality restrictions. Thereafter, Contura entered into non-disclosure agreements with certain of its stockholders and from time to time thereafter during the course of the process with Alpha engaged in discussions with those stockholders regarding the transaction.
On March 13, 2018, Mr. Crutchfield informed Mr. Stetson on a preliminary basis of the terms Contura intended to propose for a transaction between Contura and Alpha. The preliminary terms provided for a combination of Alpha with Contura in which the Alpha stockholders would receive 41.5% of the equity of Contura and Alpha would appoint two directors to the Contura Board.
On March 16, 2018, members of the Alpha management team, representatives of Moelis, the Contura management team and representatives from Ducera participated in a teleconference to review and discuss the financial projections of Alpha and Contura.
On March 16, 2018, at a special meeting of the Alpha Boards, Alpha’s management team and Moelis presented to the Alpha Boards their view of the strategic options available to Alpha, which at that point consisted of (1) continuing as a stand-alone entity and preparing for an initial public offering in late 2018 or early 2019, (2) a merger with Party C, (3) a merger with Contura and (4) attempting to re-engage with Party D regarding a potential transaction. The Alpha Boards determined that consummating an M&A transaction in the current market would, in the Board’s opinion, capture significant value for Alpha’s stockholders, but that continuing as a stand-alone entity and planning for a future initial public offering, in the Board’s opinion, would introduce meaningful uncertainty and could result in a failure to capitalize on the strength of the current M&A and coal markets. The Alpha Boards also questioned whether Alpha would be able to reduce their exposure to

Central Appalachian thermal coal in such a manner as to make a transaction with Party D possible in the near term. The Alpha Boards discussed the potential synergies that could be realized in a transaction with Party C, but again expressed concern regarding the absolute amount of debt and financial leverage of Party C, the extended path to liquidity for Alpha’s stockholders in such a transaction and the uncertainty that would introduce to the closing of a transaction. The Alpha Boards also discussed that Contura would seem to be able to consummate a transaction more quickly than the alternatives. The Alpha Boards directed Alpha’s management to continue discussions with Contura and Party C and to conduct its due diligence of both parties, including analysis of Contura’s financial projections.
On March 19, 2018, Mr. Stetson and Mr. Crutchfield met in-person to discuss a potential transaction between Contura and Alpha. Mr. Crutchfield indicated to Mr. Stetson that Contura intended to make a written offer for a merger between Contura and Alpha.
On March 19, 2018, each of Contura and Alpha provided mutual access to online data rooms for the purpose of facilitating additional due diligence.
On March 20, 2018, Contura delivered to Alpha a written offer for a stock-for-stock merger pursuant to which Alpha’s stockholders would receive 41.5% of the outstanding shares of common stock of Contura. As part of the offer, Contura indicated that it would become a listed company on the New York Stock Exchange and that Mr. Crutchfield would continue as Chief Executive Officer of Contura. Alpha would have the right to appoint two directors to a reconfigured seven-person Contura board of directors.
On March 22, 2018, Alpha entered into a confidentiality agreement with a controlling stockholder of an energy conglomerate (“Party E”).
On March 27, 2018, at a special meeting of the Alpha Boards, Moelis, Alpha’s management team and the Alpha Boards reviewed the offer from Contura. Representatives of Moelis also provided the Alpha Board with a preliminary financial analysis of the potential transaction with Contura. The representatives from Moelis indicated that the current valuation of Alpha would support a pro forma ownership of Contura by Alpha’s stockholders of at least 44.4%. The Alpha Boards determined that the pro forma ownership of Contura’s common stock by Alpha stockholders proposed by Contura was too low. The Alpha Boards further expressed their belief that a transaction with Contura should be as close as possible to a merger of equals. The Alpha Boards instructed the management team of Alpha to make a counteroffer to Contura such that Alpha’s stockholders would own 50% of the shares of common stock of Contura and that Alpha would be entitled to appoint one-half of the directors of Contura at the closing of any transaction. Mr. Stetson called Mr. Crutchfield later that day to communicate Alpha’s counteroffer.
On March 29, 2018, the Contura Board held a meeting and at that meeting the Contura Board discussed the potential transaction with Alpha. The Contura Board gave direction to Contura management regarding the potential transaction.
Later that day, Mr. Crutchfield called Mr. Stetson and proposed that Alpha’s stockholders would own 43% of Contura on a pro forma basis.
On March 29, 2018, the Alpha Boards held a special meeting following Contura’s updated offer. The Alpha Boards expressed their view that an offer of 43% pro forma ownership was insufficient. The Alpha Boards instructed Mr. Stetson to communicate to Mr. Crutchfield that Alpha would require an offer closer to 50% pro forma ownership and proportionate representation on the board of directors of Contura in order to proceed with further discussions with Contura.
The Alpha Boards then adjourned the special meeting, and Mr. Stetson contacted Mr. Crutchfield to communicate Alpha’s counterproposal. Mr. Crutchfield countered with an offer of 46.5% pro forma ownership to the Alpha stockholders and communicated to Mr. Stetson that Contura’s board of directors would not agree to an offer with a higher pro forma ownership percentage for Alpha’s stockholders.
The Alpha Boards then re-convened the special meeting, at which time Mr. Stetson provided an update on his conversation with Mr. Crutchfield. After reviewing the updated terms of the potential transaction, the Alpha Boards authorized Alpha to proceed to negotiate and document a transaction with Contura on the basis of 46.5% pro forma ownership for the Alpha Stockholders and the right of Alpha to appoint three directors on the Contura board of directors. However, the Alpha Boards directed Mr. Stetson to contact Mr. Crutchfield to counter with an offer of 47% pro forma ownership to ensure that Contura’s offer of 46.5% pro forma ownership was Contura’s best and final offer. Mr. Stetson communicated that counteroffer to Mr. Crutchfield. Mr. Crutchfield communicated to Mr. Stetson that 46.5% was Contura’s best and final offer and that Contura’s board of directors had authorized Mr. Crutchfield to agree to that Alpha would have the right to appoint three directors on the Contura board of directors.
During April 2018, members of Alpha management and representatives of Moelis and Katten Muchin Rosenman LLP (“Katten”), Alpha’s outside counsel, and members of Contura management and representatives of Ducera and Davis Polk & Wardwell LLP (“Davis Polk”), Contura’s outside legal counsel, conducted due diligence.
On April 3, 2018, representatives of Moelis (at the direction of ANR) and Party E participated in a teleconference to have an exploratory discussion regarding a potential transaction.
On April 4, 2018, Contura executed an engagement letter with Ducera to engage Ducera to act as its financial advisor in connection with the potential transaction with Alpha.
On April 6, 2018, Davis Polk delivered the initial draft of the merger agreement to Alpha and Katten.
On April 6, 2018, the Compensation Committee of the board of directors of ANR held a meeting at which it approved amendments to the KESP, primarily relating to the termination change in control factor for participants in pay grade 24 and to modify definitions of “good reason” and “target bonus” for plan purposes (the KESP, as so amended, is discussed under “The Mergers-Interests of Alpha’s Directors and Executive Officers in the Mergers-Key Employee Separation Plan”) and approved the making of certain equity awards to members of ANR management below the senior executive team. The Compensation Committee also discussed the proposed amendment to Mr. Stetson’s employment agreement with respect to severance related matters, including the potential repurchase of Class C-1 common stock held by Mr. Stetson and changes to his post-separation and severance benefits following the consummation of a transaction. During the remainder of April 2018, Alpha continued to negotiate the terms of those changes with Mr. Stetson.
On April 10, 2018, Mr. Stetson had an initial discussion with the chief executive officer of a coal producer (“Party F”) regarding Party F’s interest in a potential transaction with Alpha.
On April 10, 2018, Mr. Stetson had an initial discussion with the chief executive officer of a coal producer (“Party G”) regarding Party G’s interest in a potential transaction with Alpha.
On April 10, 2018, Katten and Davis Polk discussed certain terms of the draft merger agreement, including Contura’s request that all directors, officers and certain other stockholders of Alpha deliver voting agreements agreeing to vote in favor of the potential transaction with Contura, other than in the event of a change of recommendation by the Alpha Boards, in which case, no more than 35% of the outstanding shares of common stock of Alpha would be subject to the obligations under the voting agreements.
On April 11, 2018, the Alpha Boards held a special meeting and discussed the status of the negotiations with respect to the potential transaction with Contura. Representatives of Katten reviewed the key open issues in the merger agreement negotiations, including matters relating to the composition of Contura’s board of directors, certainty of closing, and deal protections and lock-ups. The Alpha Boards then discussed, together with Moelis and Katten, potential negotiating strategies to resolve the key open issues.
On April 12, 2018, Mr. Stetson had discussions with a representative of Party C regarding the need for Party C and its lenders to propose a viable plan to reduce Party C’s absolute debt and financial leverage, and, subsequent to that conversation, Mr. Stetson, Mr. Hopkins, Mr. Whitehead, Mr. Horn, Mr. McCallister and Mr. Davison and representatives of Party C met in New York City and by phone to discuss due diligence, the financial and operating performance for each of Party C and Alpha for the first quarter of 2018, and leverage and potential pro forma capital structures.
On April 12, 2018, Mr. Whitehead and Mr. Horn met with Mr. Kreutzer in Julian, West Virginia to discuss operational due diligence.
On April 13, 2018, acting at the direction of the Alpha Boards, Katten delivered a revised draft of the merger agreement to Davis Polk. The revised draft of the merger agreement included the following changes, which the Alpha Boards had directed Katten to include in such revised draft: (i) the right of Alpha to appoint three directors to a seven-person Contura board of directors or four directors to a nine-person Contura board of directors, (ii) the right of Alpha to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, provided that Alpha pays the applicable break-up fee, (iii) deletion of the “force-the-vote” provision, (iv) deletion of Alpha’s obligation to reimburse Contura for expenses in the event that Alpha’s stockholders do not approve the transaction, (v) a reduction of the break-up fee payable by Alpha to $15 million from $22.5 million, (vi) the elimination of a condition to Contura’s obligation to close in the event that holders of 5% or more of Alpha’s outstanding shares exercise appraisal rights, (vii) the obligation of Contura to provide a gross-up to certain members of Alpha’s management for excise taxes arising under Section 280G of the Internal Revenue Code, (viii) a request for further clarification regarding which stockholders are expected to be bound by voting agreements, (ix) the right of Alpha to terminate the merger agreement in the event that Contura consummates a sale transaction or enters into a definitive agreement for a sale transaction, and (x) a “hell or high water” covenant relating to Contura’s obligation to obtain antitrust approvals.
On April 14, 2018, following discussions between Contura management and Davis Polk, Davis Polk delivered a revised draft of the merger agreement to Katten. On April 15, 2018, representatives of Davis Polk and Katten discussed the Davis Polk revisions to the merger agreement, which, among other things: (i) provided that the composition of the board of directors of Contura was subject to further discussion, (ii) provided that Alpha would not be permitted to terminate the merger agreement in the event of a superior proposal, (iii) re-inserted the force-the-vote provision, (iv) proposed a $19 million break-up fee in response to Alpha’s proposal of a $15 million break-up fee, (v) re-inserted an expense reimbursement provision with a $12 million cap, (vi) rejected Alpha’s proposal that Alpha may terminate the merger agreement in the event that Contura consummates a sale transaction or enters into a definitive agreement for a sale transaction, (vii) re-inserted the appraisal rights condition, (viii) eliminated the “hell or high water” covenant relating to Contura’s obligation to obtain antitrust approvals, (ix) provided clarification that Contura expected all directors, officers and 5% or greater stockholders to deliver voting agreements and (x) deleted the obligation of Contura to provide a gross-up to certain members of Alpha’s management for excise taxes arising under Section 280G of the Internal Revenue Code.
On April 16, 2018, the Alpha Boards held a special meeting and discussed the status of the negotiations with respect to the potential transaction with Contura. Representatives of Katten reviewed the key open issues in the merger agreement negotiations. Following discussion with Moelis, Katten and Alpha’s management, the Alpha Boards directed Alpha’s management, Moelis and Katten to arrange an in-person negotiation with Contura and its advisors.
On April 17, 2018, Party C delivered to Alpha a written proposal for a merger of Party C and Alpha (the “April Proposal”). Pursuant to the April Proposal, Alpha’s stockholders would receive 60% of the shares of common stock of the combined company. The April Proposal also contemplated a $720 million new term loan to refinance the existing first lien debt of Party C and existing term loan of Alpha and a $150 million capital infusion in order to finance either a deleveraging of the combined company or a redemption of a portion of the shares that would be held by Alpha’s stockholders at a 20% premium to the value implied by the closing trading price of Alpha’s common stock on April 16, 2018. Party C’s management estimated total run-rate synergies of $103 million to $187 million and estimated cost to achieve such synergies of $100 million. Party C further indicated that it would seek to convert all of its second lien debt into 65% of Party C’s outstanding common equity. The April Proposal also indicated that the combined company would be a private company. In addition, Mr. Stetson would be the chief executive officer of the combined company. The April Proposal was subject to Party C’s and their financing sources’ completion of due diligence.
On April 17, 2018, Alpha entered into a mutual confidentiality agreement with Party F.
On April 17, 2018, the Contura Board held a meeting and at that meeting the Contura Board discussed the potential transaction with Alpha. The Contura Board gave direction to Contura management regarding the potential transaction.
On April 18, 2018, Mr. Stetson, Mr. McCallister, Mr. Hopkins and Harvey Tepner, a director of Alpha, and representatives from Moelis and Katten, met in New York City with Mr. Crutchfield, Neale Trangucci, Chairman of the board of directors of Contura, Mr. Manno and Mr. Eidson to negotiate key open points in the draft merger agreement. At the negotiation, the parties resolved a number of open issues, including the following: (i) the break-up fee would be $19 million, (ii) Alpha would reimburse Contura for its deal expenses up to a cap to be agreed upon if Alpha’s stockholders did not approve the Contura transaction, (iii) no Alpha Parties’ stockholders would be required to deliver any voting agreements, (iv) Alpha would not have the ability to terminate the merger agreement to enter into a superior proposal and the Alpha Boards would be required to submit the Contura transaction to Alpha’s stockholders for approval, (v) Contura would be required to pay to Alpha a reverse break-up fee of $19 million if the Contura transaction were to be terminated as a result of any failure to obtain antitrust approval and (vi) Alpha would have the right to terminate the merger agreement in the event that Contura consummates a sale transaction or enters into a definitive agreement for a sale transaction. In a separate, contemporaneous negotiation among Mr. Crutchfield, Mr. Trangucci, Mr. Stetson and Mr. Tepner, it was agreed that Alpha would be entitled to appoint four of the nine directors to the Contura board. On April 18, 2018, members of Alpha management contacted BRG Valuation Services, LLC (“BRG”), an affiliate of Berkeley Research Group, LLC, to request that they serve as financial advisor to Holdings, specifically for the purpose of reviewing the fairness of the proposed mergers to the holders of Holdings common stock and providing their analyses to the Holdings Board. BRG, which was familiar with Alpha and its business because it had previously been retained in connection with the reclassification transaction, agreed to the engagement and promptly commenced its work on Holdings’ behalf, including its review of relevant financial and other information. BRG was formally engaged by Holdings on April 24, 2018.
On April 19, 2018, Katten delivered a revised merger agreement to Davis Polk.
On April 19, 2018, Alpha entered into a mutual confidentiality agreement with Party G. Thereafter, at the direction of ANR, representatives of Moelis thereafter provided financial due diligence information to Party G.
On April 20, 2018, the Alpha Boards held a special meeting and discussed the status of the negotiations with respect to the potential transaction with Contura. Representatives of Katten reviewed the key open issues in the merger agreement negotiations. Representatives of Moelis then discussed the April Proposal from Party C, as well as the status of discussions with Party F and Party G. The Alpha Boards reviewed Party C’s operating and financial performance for Q1 2018, which was significantly lower than the projections provided by Party C to the Alpha Parties in March 2018. The Alpha Boards also reviewed the implied pro forma leverage of a combined business, which was significantly higher than that of other companies in the coal industry. The Alpha Boards discussed that the benefits of potential synergies in a transaction with Party C, which were potentially significant, were outweighed by the Alpha Boards’ concerns regarding the April Proposal, many of which were longstanding concerns of the Alpha Boards regarding a transaction with Party C, including the implied pro forma leverage of a combined company and Party C’s refusal to equitize a significant portion of its first lien debt, the impact of implied pro forma leverage on the ability of the Alpha Parties’ stockholders to achieve liquidity, and the complexity and uncertainty of a negotiation with Party C, its creditors and various other constituencies. The Alpha Boards indicated that Alpha’s management and Moelis should continue discussions with Party C and its advisors, conveying the Alpha Boards’ concerns.
On April 20, 2018, Mr. Stetson and representatives of Party F participated in a teleconference where Alpha and Party F shared high-level information regarding their financial outlook and business plans.
From April 21, 2018 to April 23, 2018, Katten and Davis Polk continued to negotiate the open issues on the draft merger agreement.
On April 24, 2018, Davis Polk delivered to Katten a written list of open issues along with a revised draft of the merger agreement. The key open issues were: (1) gross-up payments for certain members of Alpha’s management that would be subject to excise tax liability under Section 280G of the Internal Revenue Code for payments received in connection with the potential transaction, (2) the amount of the cap ($9 million versus $6 million) on Alpha’s obligation to reimburse Contura for its deal expenses in the event that Alpha’s stockholders do not approve the potential transaction, and (3) the proposed amendment of Mr. Stetson’s employment agreement, including to provide for the repurchase by Alpha of Class C-1 common stock held by Mr. Stetson following the consummation of the proposed transaction.
On April 24, 2018, Mr. Trangucci contacted Mr. Tepner regarding the open issues in the merger agreement and communicated to Mr. Tepner that the issues relating to the 280G matters and the amendment of Mr. Stetson’s employment agreement were significant obstacles to reaching agreement on the terms of a transaction.
On April 24, 2018, the Alpha Boards held a special meeting to review the open issues in the merger agreement. In light of the open issues, a previously scheduled due diligence meeting between the Alpha Boards and Contura’s management team was cancelled at the direction of the Alpha Boards. Representatives of Moelis and Katten reported that they had inquired with an insurance broker whether an insurance product was available to insure against potential liability in respect of the 280G issue, and that the insurance broker expected to deliver quotes from carriers within the next week. The Alpha Boards instructed Moelis and Katten to continue to pursue insurance coverage regarding the 280G issue, but, in the meantime, to propose to Contura and its advisors a 280G indemnification and reimbursement arrangement for the benefit of certain members of Alpha’s management with an aggregate cap of $12.5 million. The Alpha Boards, with input from Katten and Moelis, discussed the expense reimbursement proposal from Contura. After discussion, the Alpha Boards instructed Moelis, Katten and Alpha’s management to propose a expense reimbursement cap of $7 million, with authority to ultimately accept a $9 million cap. Representatives from Moelis then provided an update to the Alpha Boards regarding the status of discussions with Party C, Party F and Party G. There had been no material change to Party C’s proposal. Party F and Party G had continued to express interest in evaluating a potential transaction with Alpha, but that there were no meaningful developments with respect to either Party F or Party G.
On April 25, 2018, the Contura Board held a meeting and at that meeting the Contura Board discussed the potential transaction with Alpha. The Contura Board gave direction to Contura management regarding the potential transaction.
Between April 25, 2018 and April 28, 2018, Katten and Davis Polk continued to negotiate the draft merger agreement and ancillary documentation. During such time, Alpha agreed to an expense reimbursement cap of $9 million. The parties agreed to pursue an insurance policy to cover potential 280G excise tax liabilities to certain members of Alpha’s management.
On April 26, 2018, the non-executive directors of the Alpha Boards held a meeting to discuss the potential transaction with Contura.
On April 28, 2018, Contura received form Alpha an amended version of Mr. Stetson’s employment agreement.
On April 29, 2018, the Alpha Boards held a special meeting. At the special meeting, Moelis reviewed with ANR’s board of directors Moelis’ financial analysis of the exchange ratio and delivered to the board an oral opinion, which was confirmed by delivery of a written opinion, dated April 29, 2018, addressed to ANR’s board of directors to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to holders of Class C-1 common stock. Also at the special meeting, BRG reviewed with Holdings’ board of directors BRG’s financial analysis of the exchange ratio and delivered to the board an oral opinion, which was confirmed by delivery of a written opinion, dated April 29, 2018, addressed to Holding’s board of directors to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to holders of Holdings common stock.
The Compensation Committee of the board of directors of ANR then held a special meeting at which it approved the matters discussed in “The Mergers—Interests of Alpha’s Directors and Executive Officers in the Mergers—Employment Agreement with David J. Stetson” and “The Mergers—Interests of Alpha’s Directors and Executive Officers in the Mergers—280G Reimbursement Agreements.” Also at the special meeting, the Alpha Boards unanimously adopted resolutions approving the merger agreement and recommending adoption of the merger agreement by Alpha’s stockholders.
On April 29, 2018, the Contura Board held a special meeting. At the special meeting, Ducera delivered its oral opinion to the Contura board of directors, which was subsequently confirmed in writing, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions described in such opinion, the exchange ratio of 0.4071 was fair, from a financial point of view, to Contura. Also at the special meeting, the Contura Board unanimously adopted resolutions approving the merger agreement and Contura charter amendment (as described on page 148).
On April 29, 2018, the beneficial owners of a majority of the outstanding shares of Contura common stock approved the Contura charter amendment (as described on page 148), as required pursuant to the terms of the merger agreement.
On April 29, 2018, following the special meetings of the Alpha Boards and the Contura Board, the merger agreement was signed.
On May 14, 2018, the record holders of a majority of the outstanding shares of Contura common stock approved the Contura charter amendment (as described on page 148), as required pursuant to the terms of the merger agreement.

On May 31, 2018, pursuant to Section 228(e) of the DGCL, Contura provided a notice of corporate action taken without a meeting to the holders of Contura common stock who had not consented in writing to the Contura charter amendment (as described on page 148).
On May 25, 2018, Party C submitted a revised proposal for a proposed acquisition of Party C and Alpha by a newly formed holding company (the “May Proposal”). The May Proposal was substantially similar to the April Proposal, with the following exceptions: (1) Party C had increased the size of the new money capital raise from $150 million to $300 million, of which $200 million would be used to reduce pro forma first lien debt from $720 million to $520 million, and $100 million would be used to repurchase shares held by Alpha’s stockholders at a 25% premium to the value implied by the closing trading price of Alpha’s common stock on May 24, 2018, (2) investors in the capital raise would receive convertible senior preferred stock in the combined company with a liquidation preference equal to capital invested plus a dividend of 8% per annum, compounding quarterly (payable in cash or in kind at the election of the combined company), which would be redeemable following the tenth anniversary of the issuance date, (3) Party C intended to have the shares of common stock of the combined company listed on the New York Stock Exchange and (4) Alpha’s stockholders’ ownership of 60% of the combined company would be diluted by shares of convertible senior preferred stock issued in the capital raise and was determined before giving effect to the redemption of shares held by Alpha’s stockholders. The May Proposal projected estimated annual run-rate synergies of $150 million but did not provide any accompanying support for that figure or any projection of costs to achieve such synergies. The May Proposal did not identify the proposed management team of a combined business and was subject to due diligence by Party C and its financing sources.
On June 8, 2018, at a special meeting, the Alpha Boards determined in good faith that the May Proposal by Party C was not a superior proposal and was not reasonably likely to lead to a superior proposal. Prior to the Alpha Boards’ determination, the Alpha Boards reviewed the proposal with representatives of Katten and Moelis. Representatives of Katten made a presentation to Alpha Boards regarding the Alpha Parties’ rights and obligations under the Merger Agreement relating to the May Proposal, including the Alpha Parties’ obligations to refrain from discussions and negotiations with Party C absent a determination by the Alpha Boards in good faith that an acquisition proposal by Party C would be reasonably likely to lead to a superior proposal. Representatives of Katten also advised the Alpha Boards with respect to the directors’ fiduciary duties in the context of the May Proposal. Moelis provided an update on Party C’s operating and financial performance for Q1 2018, which was significantly lower than the projections provided by Party C to the Alpha Parties in March 2018 and was lower than estimates reported to the Alpha Boards on April 20, 2018. Moelis updated the Alpha Boards on the pro forma leverage of a combined business implied in the May Proposal, which, even when excluding the impact of the convertible senior preferred stock, continued to be significantly higher than that of other companies in the coal industry. In addition, analysis of the sources and uses of cash and financing in the May Proposal showed that Party C likely lacked sufficient liquidity to consummate all of the potential transactions contemplated by the May Proposal. In determining that the May Proposal was not reasonably likely to lead to a superior proposal, the Alpha Boards discussed that the implied pro forma leverage of the combined business continued to be too high, the cost and expense of the convertible senior preferred stock along with its potential negative impact on the common equity was problematic, the valuation of Alpha implied in the May Proposal was too low, that Party C’s liquidity, both at the time of a transaction and thereafter, remained a concern, and the complexity and uncertainty of a negotiation with Party C, its creditors and various other constituencies that would be required to close a transaction also remained a concern. The Alpha Boards also discussed that potential synergies resulting from a transaction with Party C continued to be attractive but were of secondary importance to the foregoing issues. Following the special meeting, Alpha notified Party C and Contura of its determination that the May Proposal was not reasonably likely to lead to a superior proposal.
Between June 8, 2018 and June 19, 2018, Party C and its representatives made a number of attempts to discuss the May Proposal. Consistent with its obligations under the Merger Agreement, Alpha and its representatives declined to engage in any such discussions.
On June 20, 2018, Party C submitted a revised proposal (the “June Proposal”) for a proposed acquisition of Party C and Alpha by a newly formed holding company (“Newco”). The proposal was substantially similar to the May Proposal, with the following exceptions: (1) Alpha stockholders would own 65% of Newco before giving effect to dilution from the convertible senior preferred stock, (2) Party C had increased the size of the new money capital raise from $300 million to $350 million, of which $250 million would be used to reduce pro forma first lien debt, and $100 million would be left on Newco’s balance sheet (and not used to repurchase shares held by Alpha’s stockholders), (3) Party C projected up to $370 million of annual run-rate synergies, (4) the June Proposal included an executed debt commitment letter for the first lien refinancing and a commitment by holders of approximately 90% of Party C’s outstanding second lien debt to convert the second lien debt to common equity of Newco, (5) the refinanced first lien debt would include a mandatory cash sweep of 25% of Newco’s annual free cash flow if Newco’s leverage would increase to two times EBITDA or greater and a mandatory amortization of 50 bps per month, and (6) Party C contemplated obtaining an ABL credit facility of not less than $100 million and not more than $150 million.
On June 27, 2018, at a special meeting, the Alpha Boards determined in good faith based upon the information available to them at the time that the June Proposal by Party C was not a superior proposal and was not reasonably likely to lead to a superior proposal. Prior to the Alpha Boards’ determination, the Alpha Boards reviewed the proposal with representatives of Katten, Moelis and Alpha’s management. Representatives of Katten made a presentation to Alpha Boards regarding the Alpha Parties’ rights and obligations under the Merger Agreement relating to the June Proposal, including the Alpha Parties’ obligations to refrain from discussions and negotiations with Party C absent a determination by the Alpha Boards in good faith that an acquisition proposal by Party C would be reasonably likely to lead to a superior proposal. Representatives of Katten also advised the Alpha Boards with respect to the directors’ fiduciary duties in the context of the June Proposal. Moelis discussed financial aspects relating to the June Proposal. Moelis reported to the Alpha Boards that Party C had lowered its forecasted EBITDA for 2018. Moelis also updated the Alpha Boards regarding, pro forma leverage and liquidity implied in the June Proposal. Alpha’s management presented to the Alpha Board its analysis of the potential synergies in a transaction with Party C. Alpha’s management reported that, while the high end of the synergy level forecasted by Party C in the June Proposal was overly optimistic, it believed that material synergies were achievable. Following discussions, the Alpha Board moved to executive session to discuss the June Proposal. In determining that the June Proposal was not reasonably likely to lead to a superior proposal, the Alpha Boards discussed the obstacles to a potential transaction with Party C. The Alpha Boards again determined that the implied pro forma leverage of the combined business continued to be higher than Alpha’s stated preference, the cost and expense of the convertible senior preferred stock, as proposed, along with its potential dilutive impact on the common equity continued to be problematic, the valuation of Alpha implied in the June Proposal was too low, that Party C’s liquidity, both at the time of a transaction and thereafter, remained a concern, and the complexity and uncertainty of a negotiation with Party C, its creditors and various other constituencies that would be required to close a transaction could affect the timing of closing any transaction with Party C. The Alpha Boards also expressed reservations about the reasonableness of Party C’s standalone projections for 2019. Moreover, the Alpha Boards discussed that each of their major concerns had been explained to Party C prior to Alpha’s execution of the Merger Agreement. Following the special meeting, Alpha notified Party C and Contura of its determination that the June Proposal was not reasonably likely to lead to a superior proposal.
On June 29, 2018, Contura notified Alpha that Contura had experienced unforeseen geologic conditions at its Cumberland mine due to reduced coal seam thickness and localized soft clay influences within the coal seam. Contura informed Alpha that production and processing at the Cumberland mine had slowed and that the mine was temporarily idled for several days in mid-June. On July 2, 2018, Contura publicly announced that (i) over the last several weeks, the Cumberland mine had been experiencing unforeseen geologic conditions due to reduced coal seam thickness and localized soft clay influences within the coal seam, (ii) as a result, both production and processing had slowed, (iii) the mine was temporarily idled for several days in mid-June to more effectively manage stockpile levels, (iv) production had since resumed, though Contura expected reduced tonnage levels for the next several weeks as production works through the localized clay issues and (v) Contura did not expect these challenging conditions to extend past early- to mid-August.
On July 2, 2018, Contura delivered to Alpha and its advisors a revised monthly Cumberland EBITDA forecast for June through December 2018.
On July 4, 2018, the chairman of Party C sent an email message to Mr. Stetson, informing Mr. Stetson that the June Proposal remained open and, in Party C’s view, a superior proposal, and that Party C was willing to negotiate the June Proposal with the Alpha Parties.
On July 5, 2018, Mr. Hopkins, Mr. Eidson and representatives of Moelis and Ducera participated in a conference call to discuss the potential financial impact of the events at the Cumberland mine.
On July 6, 2018, Mr. Hopkins, Mr. Eidson and representatives of Moelis and Ducera participated in a follow-up call to discuss Contura’s year to date results and its performance as compared to its 2018 budget, inclusive of the impact of the recent developments at the Cumberland mine.

On July 9, 2018, at a special meeting, the Alpha Boards received an update from Alpha’s management and Moelis regarding recent events, including recent events at the Cumberland mine and their impact on Contura’s financial performance. At the meeting, the Alpha Boards, after discussions involving members of Alpha management, representatives of Katten, Moelis and Richards, Layton & Finger, P.A., special Delaware counsel to the Alpha Boards, determined that they would reevaluate the June Proposal, and directed that Alpha management and the financial and legal advisors undertake further analyses so that the members of the Alpha Boards would have the information they consider necessary to facilitate that reevaluation.
On July 18, 2018, at a special meeting, the Alpha Boards received updated presentations from Alpha’s management and Moelis regarding the potential impact of recent events at the Cumberland mine, including the impact of such events on Contura’s financial performance. The Alpha Boards reevaluated the June Proposal, including in comparison to the mergers after giving effect to the potential impact of recent events at the Cumberland mine on Contura’s current and future financial performance and Party C’s statements to the Alpha Parties that it was open to negotiating the terms of a potential transaction and, after discussions involving members of the Alpha Parties’ management, representatives of Katten, Moelis and Richards Layton, determined in good faith that the June Proposal was reasonably likely to lead to a superior proposal. The Alpha Boards directed management to communicate the Alpha Boards’ determination to Contura and Party C. The Alpha Boards further directed management and the Alpha Parties’ advisors to develop a due diligence plan with respect to Party C and the June Proposal, particularly as it related to the synergies assumptions contained in the June Proposal, and target to complete due diligence within a few weeks.
On July 18, 2018, following the special meeting of the Alpha Boards, Katten communicated the Alpha Boards’ determination to Davis Polk and counsel to Party C. Katten also provided a draft mutual confidentiality agreement to Party C’s counsel.
On July 22, 2018, the Alpha Parties entered into a mutual confidentiality agreement with each of Party C and certain of its representatives.
On July 23, 2018, members of the Alpha Parties’ management and representatives of Katten and Moelis met with representatives of Party C in New York, New York. At the meeting, members of the Alpha Parties’ management provided an overview of Alpha’s financial performance for the year-to-date through June 30, 2018. Representatives of Party C provided an overview of Party C’s financial performance and an overview of the June Proposal. In response to the overview of the June Proposal, representatives of the Alpha Parties’ management stated that the Alpha Boards had concerns regarding the preferred stock outlined in the June Proposal. The parties also discussed a timetable and protocol for financial and business due diligence.
From and after July 24, 2018, each of Alpha and Party C and their respective representatives conducted financial and business due diligence.
On August 3, 2018, Mr. Kreutzer notified Mr. Whitehead via email that the force majeure that had been declared at the Cumberland mine due to the previously announced localized geologic conditions was lifted on August 1, 2018. Subsequently, on August 8, 2018, Mr. Kreutzer further informed Mr. Whitehead at a meeting that full coal production resumed at the Cumberland mine as of August 1, 2018, due to the abatement of the challenges stemming from such conditions.
On August 14, 2018, at a special meeting, the Alpha Boards received an update regarding the due diligence process with Party C from the Alpha Parties’ management and Moelis. The Alpha Parties’ management and Moelis reported that substantial financial and business due diligence remained to be completed as Party C had only delivered certain material financial information on August 10, 2018. The Alpha Parties’ management and Moelis further reported that, in their conversations with Party C and its representatives, Party C and its representatives indicated that Party C was not prepared to convert any portion of Party C’s first lien debt to equity and that Party C’s financing sources would require convertible preferred stock in exchange for new equity financing. The Alpha Boards instructed management and Moelis to communicate to Party C and its representatives that the preferred stock terms of the June Proposal and the pro forma leverage implied in the June Proposal continued to be problematic. The Alpha Boards discussed that the preferred stock would be dilutive to the Alpha Parties’ stockholders and could result in a capital structure that would be unfavorable to the Alpha Parties’ stockholders. In addition, the Alpha Boards reiterated their continuing concern about pro forma leverage of a combined company and its desire to effect a transaction in which the combined company’s overall pro forma debt would result in leverage ratios that would be in line with industry norms. The Alpha Boards further directed management and Moelis to inform Party C that these concerns should be addressed in the near term in order to progress discussions.
On August 17, 2018, representatives of the Alpha Parties’ management, Moelis and Katten attended a meeting with representatives of Party C.  The purpose of the meeting was to update the parties on the current status of financial and business due diligence and for the Alpha Parties’ management to provide feedback on the terms of the June Proposal relating to the preferred stock financing and pro forma leverage of a combined business.  At the Alpha Boards’ direction, the Alpha Parties’ management stated at the meeting that the deleveraging of a substantial portion of Party C’s pro forma first lien debt and eliminating the preferred stock component of the June Proposal were gating items to a potential transaction for the reasons stated by the Alpha Boards at the August 14, 2018 special meeting of the Alpha Boards.  Party C and its representatives indicated that they would take the Alpha Parties’ feedback into consideration and would respond quickly.
On August 28, 2018, representatives of the Alpha Parties’ management and Moelis attended a meeting with representatives of Party C. At the direction of the Alpha Boards, the Alpha Parties’ management informed representatives of Party C that the Alpha Boards would not support a transaction that would result in either (1) preferred stock that would be senior to the common stock issued to the Alpha Parties’ stockholders or (2) pro forma financial leverage of greater than 1.0x to 1.2x debt to EBITDA of Newco. Party C and its representatives responded that a preferred stock instrument was critical to raising financing sufficient to partially deleverage its first lien debt and that Party C’s first lien lenders were unwilling to equitize any portion of Party C’s first lien debt. Party C also provided information that they indicated they believed supported their position that, after giving effect to the preferred stock financing, the pro forma leverage of Party C and the Alpha Parties on a combined basis would be closer to industry averages. None of the representatives of the Alpha Parties’ management expressed agreement with Party C’s position.
On September 4, 2018, Party C submitted to the Alpha Parties a revised first lien financing commitment letter and a revised indicative term sheet for the preferred stock financing. However, Party C did not deliver, and at no time previously had delivered, any drafts of definitive documentation relating to a potential transaction. The revised first lien financing commitment letter (1) would extend the maturity of the first lien credit facility from five years to seven years, (2) would require a 50% excess cash flow sweep until there is an aggregate balance of $300 million of the new first lien debt and a 25% excess cash flow sweep thereafter, (3) would be callable without premium or penalty for the first year, (4) included a condition precedent to the financing that the registration statement in connection with a transaction contain a statement reflecting estimated synergies of at least $150 million on an annual basis, and (5) would require reimbursement of all out-of-pocket fees and expenses incurred by the commitment parties in connection with the proposed transaction (including the proposed merger, second lien debt restructuring and the preferred stock financing).
The revised indicative term sheet for the preferred stock financing was not a firm financing commitment. While the June Proposal specifically identified potential investors in a preferred stock financing, the revised indicative term sheet did not specifically identify any potential investors, but indicated that the Alpha Parties’ stockholders, along with certain existing equity holders and lenders of Party C, would be entitled to participate in a rights offering to acquire preferred stock. The revised indicative term sheet also indicated that the preferred stock instrument would allow Newco to require the conversion of shares of preferred stock under the following circumstances: (1) 10 days before the maturity of the first lien credit facility (or a refinancing thereof if it has a later maturity date) and (2) if the volume weighted average trading price of the common stock of Newco exceeds 150% of the conversion price for at least 20 trading days in the 30-day trading period preceding the notice of conversion.
On September 6, 2018, at a special meeting, the Alpha Boards received an update from the Alpha Parties’ management regarding feedback received from certain Alpha Parties’ stockholders regarding the transaction with Contura following the public filing of the Form S-4 on August 21, 2018, including at a meeting with certain stockholders held on September 5, 2018. The Alpha Boards also reviewed the revised first lien financing commitment letter and the revised indicative term sheet for the preferred stock financing with Moelis and Katten.
On September 8, 2018, at a special meeting, the Alpha Boards determined that the June Proposal, as supplemented by the first lien financing commitment letter and the revised indicative term sheet for the preferred stock financing, was not an Alpha Superior Proposal and was no longer reasonably likely to lead to an Alpha Superior Proposal. In making its determination, the Alpha Boards considered, among other things, the following: (1) Party C’s unwillingness to eliminate preferred stock from the proposed capital structure of Newco and the unwillingness of Party C’s first lien lenders to equitize part of the first lien financing, even after repeated indications by representatives of the Alpha Parties that agreement to such terms by Party C and its financing sources was a gating item to a potential transaction, (2) relatedly, that the pro forma net financial leverage ratio and the pro forma net adjusted leverage ratio of Newco (including leverage resulting from the preferred stock financing), which the Alpha Parties’ management estimated to be 2.2x and 2.5x, respectively, would be significantly higher than the pro forma net financial leverage ratio and the pro forma net adjusted leverage ratio of Contura after the Mergers, as well those of other publicly traded coal companies, (3) the view of the Alpha Parties’ management that Party C’s EBITDA for 2018 and 2019 would be significantly lower than Party C’s projections for those years, (4) that the June Proposal implied a valuation of Party C of well over $1 billion, which was significantly in excess of the Alpha Parties’ valuation parameters of Party C, and a multiple to Party C’s EBITDA (as estimated by the Alpha Parties) that was significantly higher than the multiple to the Alpha Parties’ EBITDA and multiples of other publicly traded coal companies, (5) the view of the Alpha Parties’ management, after extensive due diligence and analysis, that potential synergies resulting from a business combination with Party C, while potentially $80 million to $100 million per year, were likely far less than the approximately $200 million of annual synergies anticipated by Party C and less than the $150 million annual synergy value that is a condition precedent to a refinancing of Party C’s first lien debt, and were unlikely to be fully achieved until the third full year after a transaction, (6) the view of the Alpha Parties’ management that Party C does not have adequate funding and liquidity to close a transaction, with a potential liquidity shortfall that could exceed $100 million and leave the combined business with insufficient liquidity to operate the combined business, (7) the view of the Alpha Parties’ management, after consultation with Katten and Moelis, that a transaction with Party C continued to be subject to a high degree of execution risk, and that a transaction with Party C, if capable of being consummated at all, was unlikely to close before the second half of 2019, and (8) the fact that the Alpha Parties had engaged in discussions with Party C prior to the execution of the Contura Merger Agreement and extensive discussions following receipt of the June Proposal without measurable progress on key issues.

Contura’s Reasons for the Mergers
At the meeting of the Contura board of directors on April 29, 2018, after careful consideration, including detailed discussions with Contura’s management and its legal and financial advisors, all of the directors present at the meeting unanimously determined that the mergers are advisable and fair to and in the best interests of Contura and its stockholders and approved the merger agreement and the mergers.
In evaluating the mergers, the Contura board of directors consulted with Contura’s management, as well as Contura’s legal and financial advisors and, in reaching a conclusion to approve the mergers and related transactions, the Contura board of directors reviewed a significant amount of information and considered a number of factors including:

•
its knowledge of Contura’s business, operations, financial condition, earnings and prospects and of Alpha’s business, operations, financial condition, earnings and prospects, taking into account the results of Contura’s due diligence investigation of Alpha;

•
its knowledge of the current environment in the mining industry, including economic conditions, the potential for continued consolidation, current financial market conditions and the likely effects of these factors on Contura’s, Alpha’s and the combined company’s potential growth, development, productivity and strategic options;

•	Contura management’s expectation of synergies and cost savings that are anticipated to be realized as a result of the mergers;

•	the strategic nature of the acquisition, which would be expected to create a combined company:

◦
well-equipped to respond to economic, regulatory, legislative and other industry developments and that has a strong platform for continued strategic investments in the global mining industry with a strong balance sheet and substantial liquidity;

◦
with diverse, extensive and high quality reserves, which will enhance Contura’s existing coal blending capabilities and reserve position and, together with increased liquidity, will better enable organic growth through acquisitions; and

◦	with the prospects for an expanded customer base and product offering to allow for new business relationships and transactions not available to either company on a stand-alone basis;

•
Contura management’s view, based on due diligence and discussions with Alpha’s management, that Contura and Alpha share complementary core values with respect to integrity, safety standards and practices, community development, environmental practices, participation in government affairs and customer satisfaction;

•	that the mergers will join two experienced coal industry workforces with complementary values, established track records and technical and operational expertise;

•
information concerning the financial conditions, results of operations, prospects and businesses of Contura and Alpha, including the respective companies’ reserves, production volumes, cash flows from operations and the ratio of Contura’s stock price to Alpha’s stock price over various periods;

•
that the exchange ratio would enable existing Contura stockholders to own approximately 53.5% of the outstanding stock of the combined company, which would provide existing Contura stockholders with greater investment diversification while giving them the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of the combined company’s common stock following the mergers should they determine to retain the combined company’s common stock following the mergers;

•	that a fixed exchange ratio avoids fluctuations caused by near-term market volatility;

•	the parties’ expectation that delays in obtaining regulatory approvals for the transaction are unlikely;

•
the fact that the transactions would provide Contura’s stockholders with the opportunity to achieve increased liquidity through a combination of: the listing of Contura’s common stock on the New York Stock Exchange, the establishment of a broader stockholder base, Contura’s post-closing status as an SEC reporting company, and other actions that are expected to enhance liquidity for Contura common stock;

•	the structure of the mergers and the terms and conditions of the merger agreement, including the following:

◦
that Alpha agreed to pay a termination fee of $19 million to Contura if the mergers are not consummated for certain reasons as more fully described in the section entitled “The Merger Agreement—Termination Fees” beginning on page 164;

◦
that Alpha agreed to reimburse Contura for Contura’s fees and expenses incurred in connection with the transactions contemplated by the merger agreement of up to $9 million, credited against the aforementioned $19 million termination fee, if the merger agreement is terminated because Alpha’s stockholders fail to approve the merger agreement at the Alpha special meetings, as more fully described in the section entitled “The Merger Agreement—Termination Fees” beginning on page 164;

◦	the provisions of the merger agreement relating to governance of the combined company;

◦	the probability that the conditions to completion of the mergers would be satisfied; and

◦
that, subject to certain exceptions, Alpha agreed to cease and refrain from engaging in any solicitation, encouragement, discussion or negotiation with any party (other than Contura or its representatives) with respect to any inquiry, offer or proposal for certain types of business combinations or acquisitions of Alpha (and from entering into any agreements for such business combinations or acquisitions of Alpha or any requirement to abandon, terminate or fail to consummate the mergers) and subject to certain exceptions, the Holdings and ANR boards of directors may not withdraw or adversely modify their respective recommendation of the mergers to their respective stockholders; and

◦
the requirement that Alpha submit the merger agreement and the mergers to stockholder votes even if one or both of the Alpha boards of directors do not recommend that their respective stockholders approve them.

•
Ducera’s opinion and presentation, dated April 29, 2018, to Contura’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Contura of the exchange ratio provided for in the merger agreement, as more fully described below in “The Mergers — Opinion of Contura’s Financial Advisor” beginning on page 116.

The Contura board of directors also considered the potential adverse impact of other factors weighing negatively against the proposed transaction, including, without limitation, the following:

•
the risks and contingencies relating to the announcement and pendency of the mergers and the risks and costs to Contura if the mergers do not close timely or do not close at all, including the impact on Contura’s relationships with employees and with third parties;

•	the potential dilution to Contura stockholders;

•
the nature and amount of payments to be received by Alpha management in connection with the mergers as more fully described below in “The Mergers — Interests of Alpha Directors and Executive Officers in the Mergers” beginning on page 140;

•
the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the mergers and implement merger integration efforts;

•	the challenges of combining the businesses, operations and workforces of Contura and Alpha and realizing the anticipated cost savings and operating synergies;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the mergers;

•	the additional burdens associated with the registration and listing of Contura common stock and related compliance obligations;

•	the terms and conditions of the merger agreement, including:

◦
that Contura must pay to Alpha a termination fee of $19 million if the merger agreement is terminated under circumstances specified in the merger agreement, as described in the section entitled “The Merger Agreement— Termination Fees” beginning on page 164;

◦
the requirement that Contura generally conduct its business only in the ordinary course and that Contura is subject to a variety of other restrictions on the conduct of its business prior to the completion of the mergers, any of which may delay or prevent Contura from pursuing business opportunities that may arise or may delay or preclude Contura from taking actions that would be advisable if it were to remain an independent company; and

◦
that, under certain circumstances and subject to certain conditions more fully described in the section entitled “The Merger Agreement—Covenants and Agreements—Non-Solicitation” beginning on page 155, Alpha may furnish information to, and conduct negotiations with, a third party in connection with an unsolicited proposal for a business combination or acquisition of Alpha that is likely to lead to a superior proposal and the Alpha board of directors can, under certain circumstances, change its recommendation prior to Alpha stockholders’ approval of the merger agreement; and

•	the risks described in the section entitled “Risk Factors” beginning on page 34.

The Contura board of directors concluded that the anticipated benefits of the mergers would outweigh the preceding considerations.
The reasons set forth above are not intended to be exhaustive, but include material facts considered by the Contura board of directors in approving the merger agreement. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the Contura board of directors did not find it useful to and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the mergers and the merger agreement. In addition, individual members of the Contura board of directors may have given differing weights to different factors. The Contura board of directors carefully considered all of the factors described above as a whole.
Alpha’s Reasons for the Mergers; Recommendation of the Alpha Board of Directors
At a joint meeting of the boards of directors of ANR and Holdings held on April 29, 2018, the board of directors of ANR unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the ANR merger, are fair, advisable and in the best interests of ANR and its stockholders, (ii) adopted the merger agreement and approved the transactions contemplated by the merger agreement, including the ANR merger, (iii) directed that the approval of the merger agreement be submitted to a vote of the stockholders of ANR, and (iv) resolved to recommend that the ANR stockholders approve the merger agreement. At such meeting, the Holdings board of directors also (i) determined that the merger agreement and the transactions contemplated thereby, including the Holdings merger, are fair, advisable and in the best interests of Holdings and its stockholders, (ii) adopted the merger agreement and approved the transactions contemplated by the merger agreement, including the Holdings merger, (iii) directed that the approval of the merger agreement be submitted to a vote of the stockholders of Holdings, and (iv) resolved to recommend that the Holdings stockholders approve the merger agreement.
As described under the heading “The Mergers — Background of the Mergers,” in evaluating the merger agreement and the mergers, the Alpha boards consulted with Alpha’s management and legal and financial advisors and, in reaching their conclusions and recommendations, considered the following primary factors:

•
the Alpha boards’ knowledge of Alpha’s business, operations, financial performance and condition, earnings, competitive position and prospects and of Contura’s business, operations, financial performance and condition, earnings, competitive position and prospects, taking into account the results of Alpha’s due diligence of Contura;

•
the financial conditions, results of operations, prospects and businesses of Alpha and Contura relative to one another, including the respective companies’ reserves, production volumes, cash flows from operations, and fully diluted market capitalizations;

•
the Alpha boards’ knowledge of the current environment in the mining industry, including economic conditions, the potential for continued consolidation, current financial market conditions and the likely effects of these factors on Contura’s and Alpha’s potential growth, development, productivity and strategic options;

•	Alpha management’s estimate the combination would ultimately be expected to generate cost savings on a run-rate basis of approximately $34 million annually;

•	the strategic nature of the transaction, which would be expected to create a company:

◦	that would be the largest supplier of metallurgical coal in the United States and a premier supplier of thermal coal, with approximately 30 mines and combined coal reserves of over a billion tons;

◦
with an expanded operating footprint, more diversified product offerings, improved metallurgical coal blending capabilities and significantly enhanced scale, and with a significantly larger combined enterprise value;

◦	that would be well-equipped to respond to economic, regulatory, legislative and other developments affecting the combined company particularly and the coal industry generally;

◦
based on liquidity projections provided by Contura, with the financial wherewithal to fulfill the obligations of Alpha in respect of contingent revenue payments pursuant to the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, dated May 27, 2016, as modified and confirmed by the Order Confirming Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, as Modified (Docket No. 3038), entered by the Bankruptcy Court on July 12, 2016 (the “bankruptcy plan”);

◦	with the prospects for an expanded customer base to allow for new business relationships and transactions not available to either company on a stand-alone basis;

◦	other advantages over Alpha as a stand-alone company;

•	the fact that Contura is a “Qualified Buyer” within the meaning of the bankruptcy plan;

•
that the exchange ratio would enable Alpha stockholders to own approximately 46.5% of the combined company, based on current stock prices and capital structures, which would provide Alpha stockholders with greater investment diversification while giving them the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of the combined company’s common stock following the mergers should they determine to retain the Contura common stock received in the merger;

•	that there has been only limited trading in Alpha’s common stock, and that some of Alpha’s largest stockholders had expressed a strong desire to achieve liquidity for their investment;

•
the fact that the transactions would provide Alpha’s stockholders with the opportunity to achieve increased liquidity through a combination of: the listing of Contura’s common stock on the New York Stock Exchange, the establishment of a broader stockholder base, Contura’s post-closing status as an SEC reporting company, and other actions that are expected to enhance liquidity for Contura common stock;

•	the terms of the merger agreement, including:

◦
the fact that the merger agreement provides ANR the right to appoint four of Contura’s nine directors upon consummation of the merger, and requires Contura to nominate ANR’s director designees for election to the board of directors of Contura through the completion of Contura’s 2019 annual meeting;

◦
the fact that shares of Class C-1 common stock and Holdings common stock would be exchanged in the mergers for shares of Contura common stock using a single exchange ratio, which the Alpha boards considered to be appropriate because (i) Holdings’ only asset is all of the outstanding Class C-2 common stock, (ii) the number of outstanding shares of Holdings common stock equals the number of outstanding shares of Class C-2 common stock (i.e., for each one share of Holdings common stock, Holdings holds one share of Class C-2 common stock), (iii) the only material difference between Class C-1 common stock and Class C-2 common stock is the modestly higher voting power of Class C-2 common stock, (iv) the ANR certificate of incorporation provides that the holders of Class C-1 common stock and the holders of Class C-2 common stock are treated equally in respect of dividends and distributions and upon liquidation and that holders of Class C-1 common and holders of Class C-2 common stock are to receive the same per share consideration in any merger or similar transaction, (v) Holdings common stock had not historically traded at a premium to Class C-1 common stock (as reflected in the materials provided by BRG to the Holdings board), and (vi) the Holdings board’s experience, and BRG’s view based on its experience, that enhanced voting power or a non-controlling ownership interest like that of Holdings in ANR, would not typically result in a premium to the holders of that interest in a merger or similar transaction;

◦
the provisions of the merger agreement that allow Alpha to engage in negotiations with, and provide information to, third parties, under certain circumstances in response to an unsolicited bona fide acquisition proposal received prior to Alpha stockholder approval of the merger agreement that Alpha’s board of directors determines in good faith, after consultation with outside counsel and financial advisors, constitutes or would reasonably be likely to lead to a transaction that is more favorable from a financial point of view to Alpha stockholders than the mergers (taking into account modifications that may be proposed by Contura);

◦
the ability of the ANR board and the Holdings board to change their respective recommendations with respect to the merger agreement and the applicable merger in response to a superior proposal, if failure to do so would be inconsistent with their fiduciary duties;

◦
the belief that the terms of the merger agreement, taken as a whole, provide a significant degree of certainty that the mergers will be completed, including the facts that (i) the conditions required to be satisfied prior to completion of the mergers, such as the receipt of ANR and Holdings stockholder approval and antitrust clearance, are expected to be fulfilled, (ii) the mergers are not contingent upon any financing or similar condition, and (iii) there are limited circumstances in which Contura may terminate the merger agreement;

◦
the fact that, in certain circumstances, if the merger agreement is terminated due to an order, decree or ruling under applicable antitrust laws (or otherwise as a result of a failure to obtain antitrust approval or at the time of termination the conditions precedent to Contura’s obligations to consummate the closing have been satisfied), Contura will owe Alpha a cash (reverse) termination fee of $19 million;

◦
the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable and that deal protections in favor of Contura were neither coercive to stockholders nor preclusive of competing offers;

•
the fixed number of shares of Contura common stock that ANR and Holdings stockholders would receive in exchange for their common stock, which provides the opportunity for ANR and Holdings stockholders to benefit from any increase in the trading price of Contura common stock between the announcement of the transaction and the completion of the mergers;

•
the Alpha boards of directors’ analyses of other strategic alternatives for Alpha, including continued growth as an independent company and the potential to acquire, be acquired by or combine with other third parties;

•
the fact that ANR’s financial advisor contacted or communicated with a number of potential strategic partners and purchasers in addition to Contura to determine whether they would be interested in potentially acquiring, or entering into strategic transaction with, Alpha and the boards of directors considered proposals made by some of such potential purchasers and strategic partners;

•	that no other parties had proposed an alternative transaction as favorable to ANR stockholders or Holdings stockholders as the transaction offered by Contura;

•
the fact that a vote of ANR stockholders entitled to vote on the ANR merger is required under Delaware law to adopt the merger agreement, and that stockholders who do not vote in favor of the adoption of the merger agreement will have the right to demand appraisal of the fair value of their shares under Delaware law if the ANR merger is approved and consummated;

•
the fact that a vote of Holdings stockholders entitled to vote on the Holdings merger is required under Delaware law to adopt the merger agreement, and that stockholders who do not vote in favor of the adoption of the merger agreement will have the right to demand appraisal of the fair value of their shares under Delaware law if the Holdings merger is approved and consummated;

•
the expected qualification of each merger as a “reorganization” within the meaning of Section 368(a) of the Code, which generally allows Alpha stockholders to defer the recognition of any gain from the receipt of the share portion of the merger consideration, as described in the section entitled “Material United States Federal Income Tax Consequences of the Mergers” beginning on page 320;

•	the financial analysis and opinion of BRG presented to the Holdings board of directors on April 29, 2018;

•
the opinion of Moelis, dated April 29, 2018, addressed to ANR’s board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio set forth in the merger agreement to the holders of Class C-1 common stock, as more fully described below under the caption “The Mergers — Opinion of ANR’s Financial Advisor”;

•
Contura’s agreements to provide to current employees of Alpha compensation opportunities and benefits that are substantially comparable, in the aggregate, to the compensation opportunities and benefits provided by Alpha prior to the mergers or by Contura to similarly situated employees, to honor certain obligations of Alpha to its current employees, and to provide credit for certain compensation plans for service rendered by Alpha’s current employees prior to the closing; and

•	Alpha management’s support of the mergers.
The Alpha boards also considered risks and potentially negative factors in connection with their deliberations regarding the proposed transactions, including the following:

•
the fact that the mergers might not be completed in a timely manner or at all, due to a failure of certain conditions, including the failure to obtain approval of the transaction by antitrust regulatory authorities or necessary consents;

•
the risks relating to the public announcement and pendency of the mergers and the risks and costs to Alpha (including costs relating to Alpha’s performance under the merger agreement) if the transaction does not close on a timely basis or does not close at all, including the impact on Alpha’s relationships with employees, vendors, customers and other third parties;

•
the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the mergers and implement merger integration efforts;

•	the challenges of combining the businesses, operations and workforces of Alpha and Contura and realizing the anticipated cost savings and operating synergies;

•	the nature and amount of payments and benefits to be received by Alpha management in connection with the mergers;

•	the terms and conditions of the merger agreement, including:

◦	the restrictions on Alpha’s ability to solicit or participate in discussions or negotiations regarding alternative transactions, subject to specified exceptions;

◦
the requirement that Alpha provide Contura with an opportunity to propose revisions to the merger agreement prior to the board of directors of either ANR or Holdings being able to change its recommendation with respect to the merger agreement or the applicable merger;

◦	the requirement that Alpha submit the merger agreement and the mergers to stockholder votes even if the Alpha boards of directors do not recommend that their respective stockholders approve them;

◦
that Alpha must pay to Contura a termination fee of $19 million if the merger agreement is terminated under circumstances specified in the merger agreement, as described in the section entitled “The Merger Agreement — Termination Fees” beginning on page 164, which may have the effect of discouraging third parties from proposing an alternative business combination transaction;

◦
the requirement that Alpha generally conduct its business only in the ordinary course and that Alpha is subject to a variety of other restrictions on the conduct of its business prior to the completion of the mergers, any of which may delay or prevent Alpha from pursuing business opportunities that may arise or may delay or preclude Alpha from taking actions that would be advisable if it were to remain an independent company;

◦
that Contura may terminate the merger agreement if holders of more than 10% of the outstanding Holdings common stock and Class C-1 common stock (excluding shares held by persons who also own more than 1% of Contura’s outstanding common stock) properly demand appraisal of their shares in accordance with Section 262 of the DGCL; and

•
because the merger consideration is a fixed number of shares of Contura common stock per Alpha share, the Alpha stockholders could be adversely affected by a decrease in the trading price of Contura common stock after the date of execution of the merger agreement, and the merger agreement does not provide Alpha with a price-based termination right or other similar protection for Alpha or its stockholders, such as a “collar” with respect to Contura’s stock price;

•
the fact that Alpha’s directors and executive officers have interests in the mergers that may be different from, or in addition to, those of Alpha’s stockholders generally, including those interests that are a result of employment and compensation arrangements with Alpha’s executive officers, and the manner in which they would be affected by the merger, as described more fully in the section entitled “Summary—Interests of Alpha’s Directors and Executive Officers in the Mergers” beginning on page 10;

•
the fact that Contura may incur additional indebtedness of up to approximately $100 million in addition to the indebtedness of Contura and Alpha at the time the merger agreement was signed, prior to or concurrently with the closing of the mergers, and may incur additional indebtedness following the mergers, which debt may adversely impact Contura’s operations following the mergers;

•
the risks that the financial results and the stock price of the combined company might decline, including the possible adverse effects on the stock price and financial results of the combined company if the benefits and synergies expected from the mergers are not obtained on a timely basis or at all;

•
the significant costs involved in connection with negotiating the merger agreement and completing the mergers (and that if the mergers are not consummated due to Alpha’s failure to obtain requisite stockholder approval, Alpha may be required to bear such costs and expenses incurred by Contura), the substantial management time and effort required to effectuate the mergers and the related disruption to Alpha’s day-to-day operations during the pendency of the merger; and

•	the risks described in the section entitled “Risk Factors” beginning on page 34.
The foregoing discussion of the factors considered by the Alpha boards of directors is not intended to be exhaustive. Rather, it includes the primary factors considered by the Alpha boards of directors in reaching their respective conclusions and recommendations with respect to the merger agreement and the mergers. In light of the variety of factors considered in connection with their evaluation of the merger agreement and the mergers, the Alpha boards of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations and recommendations. Rather, the Alpha boards of directors viewed their determinations and recommendations as being based on the totality of information and factors presented to and considered by them. Moreover, each member of the Alpha boards of directors applied his or her own personal business judgment to the process and may have given different weight to different factors.
This explanation of Alpha’s reasons for the mergers and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 67.
After careful consideration, (A) the board of directors of ANR unanimously recommends that ANR stockholders vote “FOR” adoption of the merger agreement; and (B) the board of directors of Holdings unanimously recommends that Holdings stockholders vote “FOR” adoption of the merger agreement.
Opinion of ANR’s Financial Advisor
At the meeting of ANR’s board of directors on April 29, 2018 to evaluate and approve the merger agreement and the ANR merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated April 29, 2018, addressed to ANR’s board of directors to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of Class C-1 common stock.
The full text of Moelis’ written opinion dated April 29, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of ANR’s board of directors (in its capacity as such) in its evaluation of the ANR merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the exchange ratio to the holders of Class C-1 common stock, and does not address ANR’s underlying business decision to effect the ANR merger or the relative merits of the ANR merger as compared to any alternative business strategies or transactions that might be available with respect to ANR. Moelis’ opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the mergers or any other matter.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to ANR, Holdings and Contura;

•
reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of ANR furnished to Moelis by ANR, including financial forecasts provided to Moelis (and discussed with Moelis) by ANR’s management (described on page 114 and referred to in this section as “ANR Projections”);

•
reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Contura furnished to Moelis by Contura, including financial forecasts provided to Moelis (and discussed with Moelis) by Contura’s management (described on page 127 and referred to in this section as “Contura Base Case”);

•
reviewed certain financial forecasts for Contura reflecting adjustments to the Contura Base Case made by the management of ANR regarding the financial impact attributable to the expiration of ANR’s marketing arrangement with Contura (described on page 114 and referred to in this section as the “Adjusted Contura Projections”);

•	reviewed estimates of management of ANR regarding cost savings anticipated to result from the mergers, including the amount and timing thereof (referred to in this section as the “Synergy Estimates”);

•
reviewed estimates of management of ANR regarding ANR’s and Contura’s anticipated utilization of their respective net operating losses and realization of their respective other tax assets, including the amount and timing thereof (referred to in this section as the “Tax Attribute Estimates”);

•
conducted discussions with members of senior management and representatives of ANR and Contura concerning the information described above, as well as the business and prospects of ANR and Contura generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed a draft, dated April 28, 2018, of the merger agreement;

•	participated in certain discussions and negotiations among representatives of ANR and Contura and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.
In connection with its review, with the consent of ANR’s board of directors, Moelis relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of, and did not independently verify, any of such information. With the consent of ANR’s board of directors, Moelis relied upon, without independent verification, the assessment of ANR and its legal, tax, regulatory, environmental and accounting advisors with respect to legal, tax, regulatory, environmental and accounting matters. With respect to the ANR Projections and Contura Base Case referred to above, Moelis assumed, at the direction of ANR’s board of directors, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ANR or Contura, as the case may be, as to the future performance of ANR and Contura, respectively. With respect to the Adjusted Contura Projections referred to above, Moelis assumed, at the direction of ANR’s board of directors, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ANR as to the future performance of Contura. With respect to the Synergy Estimates, Moelis assumed, at the direction of ANR’s board of directors, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ANR as to the cost savings anticipated to result from the mergers (including the amount and timing thereof). With respect to the Tax Attribute Estimates, Moelis assumed, at the direction of the ANR board of directors, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ANR as to ANR’s and Contura’s respective net operating losses and the anticipated utilization thereof and realization of other tax assets (including the amount and timing thereof). Moelis didn’t express any views as to the reasonableness of any financial forecasts or the assumptions or methodologies on which they are based. With the consent of ANR’s board of directors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of ANR,

Holdings or Contura, nor was it furnished with any such evaluation or appraisal. In addition, ANR advised Moelis (and Moelis relied on the fact) that the ANR certificate of incorporation provides that the rights of the Class C-1 common stock and the Class C-2 common stock are substantially equal (other than with respect to voting rights), and such certificate of incorporation provides for the holders of the Class C-1 common stock and the holders of Class C-2 common stock to receive the same per share consideration in any merger or similar transaction. ANR also advised Moelis, and Moelis assumed with the consent of ANR’s board of directors, that Holdings has no assets or liabilities, other than its interest in shares of Class C-2 common stock. Accordingly, Moelis assumed, with the consent of ANR’s board of directors, that the Class C-1 common stock and the Class C-2 common stock are identical for purposes of its analysis and opinion.
Moelis’ opinion did not address ANR’s underlying business decision to effect the ANR merger or the relative merits of the ANR merger as compared to any alternative business strategies or transactions that might be available to ANR and did not address any legal, regulatory, environmental, tax or accounting matters. Moelis was not asked to, and Moelis did not, offer any opinion as to any terms of the merger agreement or any aspect or implication of the ANR merger, except for the fairness of the exchange ratio from a financial point of view to the holders of Class C-1 common stock. Moelis did not express any opinion as to what the value of shares of Contura common stock actually will be when issued in the ANR merger or the prices at which shares of Class C-1 common stock, Class C-2 common stock, Holdings common stock or Contura common stock may trade at any time. Moelis assumed, with the consent of ANR’s board of directors, that the shares of Contura common stock to be issued in the ANR merger will be authorized for trading on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market. In addition, for purposes of Moelis’ analyses and opinion, at the direction of ANR’s board of directors, Moelis assumed that, for U.S. federal income tax purposes, the mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Moelis assumed, with the consent of ANR’s board of directors, that the final executed form of the merger agreement would not differ in any material respect from the draft that it reviewed, that the mergers would be consummated in accordance with its terms without any waiver or modification that could be material to its analysis, and that the parties to the merger agreement would comply with all the material terms of the merger agreement. Moelis assumed, with the consent of ANR’s board of directors, that all governmental, regulatory or other consents or approvals necessary for the completion of the mergers would be obtained, except to the extent that could not be material to Moelis’ analysis.
Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date thereof, and Moelis assumed no responsibility to update its opinion for developments occurring or coming to its attention after such date. Moelis noted that certain data underlying its analysis and opinion pre-dated (and/or did not reflect the impact of) recently enacted federal tax legislation, and that the financial and stock markets had been adjusting to the impacts of such legislation. Moelis expressed no opinion or view as to any potential effects of such impacts on ANR, Holdings, Contura or the mergers.
Moelis’ opinion did not address the fairness of the mergers or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of ANR or Holdings, other than the fairness of the exchange ratio from a financial point of view to the holders of Class C-1 common stock. Moelis did not express any opinion with respect to the form or structure of the mergers, including any agreements entered into between ANR or Holdings with any of their officers, directors or employees to repurchase securities of ANR or Holdings (each, a “Repurchase Agreement”), the fairness of the aggregate consideration to be received by any holder of Class C-1 Common Stock that is subject to a Repurchase Agreement, the allocation of the aggregate consideration to be paid by Contura in the mergers among the holders of Class C-1 common stock and the holders of Class C-2 common stock, or between ANR and Holdings (and their respective stockholders), or the relative fairness of the exchange ratio to any such stockholders or entities. Moelis also did not express any opinion as to the value of the greater voting power attributable to shares of Class C-2 common stock or any securities of Holdings (relative to the shares of Class C-1 common stock or otherwise), or as to the application of the provisions of the ANR certificate of incorporation that would permit holders of shares of Class C-2 common stock to receive securities with greater voting power than the securities issued to holders of shares of Class C-1 common stock). Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the mergers, or any class of such persons, including under the Repurchase Agreements, relative to the exchange ratio or otherwise. Moelis’ opinion was approved by a Moelis & Company LLC fairness opinion committee.

Summary of Financial Analyses
The following is a summary of the material financial analyses presented by Moelis to the board of directors of ANR at its meeting held on April 29, 2018, in connection with its opinion. This summary describes the material analysis underlying Moelis’ opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.
Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.
For purposes of its analyses, Moelis reviewed a number of financial metrics, including the following:

•
Adjusted EBITDA-generally the amount of the relevant company’s earnings before interest, taxes, depreciation, amortization, and any one-time and non-recurring items for a specified time period as adjusted to remove the estimated impact (which, in the case of ANR and Contura, were provided by ANR management and Contura management, respectively) of expenses and credits associated with pension and other post-employment benefits, black lung and workers’ compensation.

•
Adjusted Enterprise Value-generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the value of its net debt (the face amount of total debt and preferred stock, liabilities relating to pension and other post-employment benefits on a tax-effected basis, black lung and workers’ compensation on a tax-effected basis, net of associated restricted cash, and book value of non-controlling interests less the amount of cash and cash equivalents, as reflected on its most recently available balance sheet). For ANR and Contura, Adjusted Enterprise Values were adjusted to include, based on publicly available information or estimates provided to Moelis by ANR and Contura, the present value of each of (i) certain of ANR’s contingent royalty payment liabilities, (ii) certain net liabilities arising from settlements relating to ANR’s and Contura’s prior respective bankruptcies, (iii) certain potential historical tax assets (as allocated to ANR and Contura by ANR management), and (iv) the release in the future of restricted cash associated with certain surety bonds.

Selected Publicly Traded Companies Analysis
Moelis performed a selected publicly traded companies analysis of each of ANR and Contura. Moelis reviewed financial and stock market information of the following selected publicly traded North American companies that extract, process and market metallurgical or thermal coal:

•	Teck Resources Ltd.

•	Peabody Energy Corporation

•	Arch Coal Inc.

•	Warrior Met Coal Inc.

•	Contura Energy Inc.

•	Ramaco Resources Inc.

•	Cloud Peak Energy Inc.

•	Corsa Coal Corp.
Moelis reviewed, among other things, Adjusted Enterprise Values of the selected publicly traded companies as a multiple of estimated Adjusted EBITDA for calendar years 2018 and 2019. Adjusted Enterprise Values used in the selected publicly traded companies analyses described below were calculated using the market price of the common stock of the selected companies listed below as of April 26, 2018. Financial data for the selected publicly traded companies, including Contura, were based on publicly available consensus research analysts’ estimates (except that estimates for Arch Coal Inc. reflected an average of estimates of selected equity research analysts that published updates following Arch Coal Inc.’s earnings announcement on April 26, 2018), public filings and other publicly available information. The Adjusted Enterprise Value to calendar year 2018 and 2019 estimated Adjusted EBITDA multiples are summarized below:

Selected Publicly Traded Company	Adjusted Enterprise Value / 2018E Adjusted EBITDA	Adjusted Enterprise Value / 2019E Adjusted EBITDA
Teck Resources Ltd.	4.2x	4.7x
Peabody Energy Corporation	4.1x	5.3x
Arch Coal Inc.	4.6x	5.0x
WarriorMet Coal Inc.	3.6x	5.7x
Contura Energy Inc.	3.3x	3.7x
Ramaco Resources Inc.	4.6x	3.5x
Cloud Peak Energy Inc.	5.9x	6.5x
Corsa Coal Corp.	3.4x	N/A
The mean, median, high and low Adjusted Enterprise Value to Adjusted EBITDA multiples for the selected publicly traded companies were 4.2x, 4.1x, 5.9x and 3.3x, respectively, for 2018 and 4.9x, 5.0, 6.5x and 3.5x, respectively, for 2019. Moelis noted that the low end of its selected multiple ranges takes into account the trading multiples implied by Contura’s stock price and the high end of its selected multiple ranges takes into account the trading multiples implied by stock prices for Arch Coal Inc. and Warrior Met Coal Inc., companies that, like ANR and Contura, have more significant North American metallurgical coal production. Moelis applied ranges of selected multiples derived from the selected publicly traded companies of 3.25x-4.5x to 2018 estimated Adjusted EBITDA for ANR and Contura (after giving effect to ANR management’s estimate of the financial impact attributable to the expiration of ANR’s marketing arrangement with Contura) and 3.75x-5.5x to 2019 estimated Adjusted EBITDA for ANR and Contura (after giving effect to ANR management’s estimate of the financial impact attributable to the expiration of ANR’s marketing arrangement with Contura). Financial data for ANR and Contura was based on financial forecasts and other information and data provided by ANR’s management.
This analysis indicated implied per share reference ranges for ANR of approximately $24.87 to $39.39 based on 2018 estimated Adjusted EBITDA for ANR and approximately $27.08 to $45.74 based on 2019 estimated Adjusted EBITDA for ANR. This analysis indicated implied per share reference ranges for Contura of approximately $78.40 to $115.13 based on 2018 estimated Adjusted EBITDA for Contura and approximately $56.88 to $91.56 based on 2019 estimated Adjusted EBITDA for Contura.
Based on the implied per share reference ranges for ANR and Contura derived from the selected public companies analysis performed, the following implied exchange ratio reference ranges (representing the ranges determined by using (x) as the bottom end, the amount calculated by dividing lower bound of the per share reference range for ANR by the upper bound of the per share reference range for Contura and (y) as the top end, the amount calculated by dividing upper bound of the per share reference range for ANR by the lower bound of the per share reference range for Contura), as compared to the exchange ratio provided for in the merger, were indicated:

Implied Exchange Ratio Reference Ranges Based On:		Merger Exchange Ratio
2018E Adjusted EBITDA 0.2160x - 0.5025x	2019E Adjusted EBITDA 0.2958x - 0.8043x	0.4071x
Discounted Cash Flow Analysis
Moelis performed discounted cash flow (“DCF”) analyses of both ANR and Contura to calculate the present value of the estimated future unlevered free cash flows projected by ANR’s management to be generated by ANR and Contura.

For each of ANR and Contura, Moelis utilized a range of discount rates (based on an estimated range of weighted average cost of capital, referred to as WACC) of 9.375% to 10.875% to calculate estimated present values as of December 31, 2017 of (i) estimated after-tax unlevered free cash flows for fiscal years ending December 31, 2018 through December 31, 2022, (ii) estimated tax savings attributable to estimated utilization of net operating loss carryforwards and (iii) estimated terminal values derived by applying a range of multiples of 4.0x to 5.0x to a terminal year Adjusted EBITDA. The WACC range reflected a derived cost of equity using (i) a selected range of betas informed by selected publicly traded companies as of April 26, 2018, except that Contura’s betas were excluded given limited liquidity in its shares and ANR’s betas were excluded in light of ANR’s share reclassification announced on March 5, 2018, (ii) a selected range of debt to total capitalization ratios informed by the selected publicly traded companies (as well as ANR and Contura) and (iii) a size premium based on publicly traded companies with equity values similar to ANR and Contura. Moelis noted that data underlying the WACC calculations pre-dates (and/or does not fully reflect the impact of) recently enacted federal tax legislation. The financial data for ANR and Contura was based on financial forecasts and other information and data provided by ANR’s management.
This analysis indicated implied per share reference ranges of (x) approximately $21.20 to $28.05 for ANR and (y) approximately $59.94 to $74.98 for Contura.
Based on the implied per share reference range for ANR and the implied per share reference range for Contura derived from the respective DCF analyses performed, the following implied exchange ratio reference range (representing the range determined by using (x) as the bottom end, the amount calculated by dividing lower bound of the per share reference range for ANR by the upper bound of the per share reference range for Contura and (y) as the top end, the amount calculated by dividing upper bound of the per share reference range for ANR by the lower bound of the per share reference range for Contura), as compared to the exchange ratio provided for in the merger, was indicated:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
0.2828x - 0.4680x	0.4071x
Transaction Analyses
Moelis performed has/gets analyses to calculate the value accretion/ dilution implied by the mergers utilizing both DCF and trading based approaches.
DCF Based Has - Gets Analysis
The DCF based has/gets analysis illustrated a comparison of the standalone reference range per ANR share indicated by its discounted cash flow analysis with the reference range for pro forma Contura common stock adjusted by the exchange ratio and after giving effect to the consummation of the mergers, including the Synergies Estimates, estimated tax savings attributable to estimated utilization of net operating loss carryforwards and ANR’s estimates of certain transaction costs (the “Pro Forma ANR Share Value”). Moelis noted that the reference range indicated by its discounted cash flow analysis per ANR share was $21.20 to $28.05 and the reference range indicated by its discounted cash flow analysis for the Pro Forma ANR Share Value was $25.87 to $32.94.

Trading Based Has - Gets Analyses
The Trading based has/gets analysis compared the trading price of ANR shares with an illustrative trading value for pro forma Contura common stock adjusted by the exchange ratio after giving effect to the consummation of the mergers (and assuming shares of Contura common stock after giving effect to the mergers would trade at the blended trading multiples for 2018 and 2019, as the case may be, of Adjusted EBITDA for ANR and Contura (“Illustrative Pro Forma Trading Values”). Moelis reviewed the Illustrative Pro Forma Trading Values, after giving effect to certain transaction costs and with and without giving effect to the Synergies Estimates on a run-rate basis. Moelis noted that the closing trading price for ANR shares on April 26, 2018 was $22.70 and the Illustrative Pro Forma Trading Values were:

Illustrative Pro Forma Trading Value (2018E Adj. EBITDA) No Synergies	Illustrative Pro Forma Trading Value (2018E Adj. EBITDA) With Synergies	Illustrative Pro Forma Trading Value (2019E Adj. EBITDA) No Synergies	Illustrative Pro Forma Trading Value (2019E Adj. EBITDA) With Synergies
$23.99	$25.98	$23.99	$26.54
Other Information
Moelis also noted for ANR’s board of directors certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:

•
Moelis reviewed the relative financial contributions of ANR and Contura to the future financial performance of the combined company on a pro forma basis based on financial forecasts and other information and data provided by ANR’s management.

•
implied historical trading ratios for ANR and Contura derived by dividing daily closing stock prices of ANR common stock and Contura common stock for the period from March 6, 2018 (the first trading day following ANR’s capital streamlining transaction) through April 26, 2018, and Moelis noted that the exchange ratios implied by the April 26 trading prices, and the 10-day, 20-day and 30-day volume weighted average prices ended April 26, 2018, were 0.3427x, 0.3537x, 0.3564x and 0.3578x, respectively, compared to the exchange ratio of 0.4071x.

Miscellaneous
This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.
No company used in the analyses described above is identical to ANR or Contura. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above (including much of the information used therein) are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither ANR nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.
Except as described in this summary, ANR and its board of directors imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion. The exchange ratio was determined through arms’ length negotiations between ANR and Holdings, on the one hand, and Contura, on the other, and was approved by the boards of directors of ANR and Holdings. Moelis did not recommend any specific consideration to ANR or its board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the ANR merger.

Moelis acted as financial advisor to ANR in connection with the ANR merger and will receive a transaction fee for its services, currently estimated to be approximately $19,300,000 in the aggregate (against which retainer fees payable since announcement of the ANR Merger are creditable), approximately $15,600,000 of which is contingent upon the consummation of the ANR merger. Moelis also became entitled to receive fees payable upon the execution of the Merger Agreement and the delivery of the opinion in the aggregate amount of approximately $3,250,000, against which retainer fees of $200,000 paid prior to announcement of the ANR Merger under Moelis’ engagement (and prior engagements) were creditable. In addition, ANR agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of ANR, Holdings and Contura. Moelis noted that it had provided investment banking and other services to ANR unrelated to the ANR merger and in the future may provide such services to Contura, ANR and Holdings and has received and may receive compensation for such services. In the past two years prior to the date of its opinion, Moelis acted as financial advisor to ANR in connection with certain capital structuring transactions, for which Moelis received approximately $6.9 million in compensation.
The board of directors of ANR selected Moelis as its financial advisor in connection with the ANR merger because Moelis has substantial experience in similar transactions and familiarity with ANR. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.
Opinion of Holdings’ Financial Advisor
Holdings engaged BRG to serve as an independent financial advisor to Holdings’ board of directors to provide an opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of the Holdings common stock in connection with the Holdings merger.
In connection with the Holdings merger, each outstanding share of Holdings common stock, other than certain shares to be cancelled or subject to appraisal rights, will be converted into the right to receive a number of fully-paid and nonassessable shares of Contura common stock at the exchange ratio.
On April 29, 2018, at a joint meeting of ANR’s board of directors and Holdings’ board of directors held to evaluate the Merger, BRG rendered to Holdings’ board of directors an oral opinion, which was confirmed by delivery of the written opinion dated April 29, 2018, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view to the holders of the Holdings common stock.
The full text of BRG’s written opinion, dated April 29, 2018, which describes the assumptions made, procedures followed, matters considered and limitations of the review undertaken, is attached to this proxy statement as Annex C and is incorporated into this joint proxy statement and prospectus by reference. BRG’s opinion was provided to Holdings’ board of directors in connection with its evaluation of the exchange ratio from a financial point of view to the existing holders of Holdings common stock and does not address any other aspects or implications of the Holdings merger or the underlying business decision of Holdings to effect the Holdings merger, the relative merits of the Holdings merger as compared to any alternative business strategies that might exist for Holdings or the effect of any other transaction in which Holdings might engage. BRG’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Holdings merger.
In arriving at its opinion, BRG:

•	reviewed certain financial statements for ANR and Contura;

•
reviewed certain financial forecasts and other information and data relating to ANR which were provided to and discussed with BRG by the management of ANR, including financial forecasts relating to ANR prepared by ANR management which, among other items, assumes the expiration at the end of 2019 of a marketing agreement with Contura stipulating coal purchases at agreed upon index prices;

•
reviewed certain financial forecasts and other information and data relating to Contura, which were provided to and discussed with BRG by the management of Contura, including financial forecasts relating to Contura prepared by Contura management;

•	reviewed the draft Agreement and Plan of Merger dated April 28, 2018, by and among Contura, ANR, Holdings, MergerSub1 and MergerSub2;

•	reviewed documents related to each of ANR’s and Contura’s background;

•
held discussions with certain senior officers, directors and other representatives and advisors of Holdings, ANR and Contura concerning the businesses, operations and prospects of ANR and Contura, including with respect to certain tax benefit projections;

•	reviewed certain publicly available business and financial information relating to Holdings, ANR and Contura;

•
analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations BRG considered relevant in evaluating those of ANR and Contura;

•
considered, to the extent publicly available, the financial terms of certain other M&A transactions which BRG considered relevant in evaluating the transactions contemplated by the merger agreement; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as BRG deemed to be appropriate in arriving at its opinion.
In rendering its opinion, BRG assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BRG and upon the assurances of the management teams of Holdings, ANR and Contura that they were not aware of any relevant information that was omitted or remained undisclosed to BRG. Management of Holdings further advised BRG that Holdings does not have financial statements, that Holdings’ only asset is its shares of Class C-2 common stock and that Holdings has no liabilities. Therefore, BRG assumed for purposes of its opinion that the ANR financial statements are representative of Holdings’ financial condition. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with BRG relating to Holdings, ANR and Contura, BRG was advised by the respective management teams of Holdings, ANR and Contura, and BRG assumed, with Holdings’ consent, that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Holdings, ANR, and Contura, as the case may be, as to the future financial performance of ANR and Contura. With Holdings’ consent, BRG also assumed that the financial results reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected.
BRG further assumed, with Holdings’ consent, that the Holdings merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Holdings merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Holdings or the contemplated effect of the Holdings merger. Holdings’ representatives advised BRG, and BRG also assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by BRG or otherwise described to BRG. BRG’s opinion only relates to the exchange ratio. BRG did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Holdings, ANR or Contura, and BRG did not make any physical inspection of the properties or assets of Holdings, ANR or Contura. In addition, BRG assumed, with Holdings’ consent, that there were no material undisclosed liabilities of Holdings, ANR or Contura for which appropriate reserves or other provisions had not been made. BRG relied, without independent verification and with Holdings’ consent, upon the assessments of Holdings’, ANR’s and Contura’s management as to the ability of Holdings to merge its capital stock.
BRG expressed no view as to, and its opinion did not address, the underlying business decision of Holdings to effect the Holdings merger, the relative merits of the Holdings merger as compared to any alternative business strategies that might exist for Holdings or the effect of any other transaction in which Holdings might engage. BRG’s opinion did not address any terms (other than the exchange ratio as expressly specified in the opinion) or other aspects or implications of the Holdings merger, including, without limitation, the form or structure of the Holdings merger. BRG expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Holdings merger, or any class of such persons, relative to the exchange ratio. BRG’s opinion was necessarily based on information available to BRG, and financial, stock market and other conditions and circumstances existing and disclosed to BRG, as of the date of its opinion, including assumptions as to future commodity coal prices reflected in the financial forecasts and estimates relating to ANR and Contura referred to above, which prices are subject to significant volatility and which, if different than as assumed, could have a material impact on BRG’s analyses. The credit, financial and stock markets typically experience volatility, and BRG expressed no opinion or view as to any potential effects of any such volatility in the future on Holdings, ANR and Contura or the contemplated benefits of the Holdings merger. Except as described above, none of Holdings, ANR nor Contura imposed other instructions or limitations on BRG with respect to the investigations made or procedures followed by BRG in rendering its opinion.
In preparing its opinion, BRG performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying BRG’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; therefore, a financial opinion is not readily susceptible to summary description. BRG arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, BRG believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
In its analyses, BRG considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of ANR, Holdings and Contura. No company, business or transaction used in those analyses as a comparison is identical to ANR, Holdings or Contura, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed.
The estimates contained in BRG’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by BRG’s analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, BRG’s analyses are inherently subject to substantial uncertainty.
The exchange ratio was determined through analyses performed by ANR, Holdings and their advisors, and the decision to proceed with the Holdings merger was solely that of Holdings’ board of directors. BRG’s opinion was only one of many factors considered by Holdings’ board of directors in their evaluation of the Holdings merger and should not be viewed as determinative of the views of Holdings or its management with respect to the Holdings merger or the exchange ratio provided for in the Merger Agreement.
The following is a summary of the material financial analyses presented to Holdings’ board of directors in connection with BRG’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand BRG’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of BRG’s financial analyses.
Discounted Cash Flow Analysis
To calculate the estimated enterprise value of each of ANR and Contura, BRG performed a discounted cash flow analysis of each company by discounting to April 27, 2018 the unlevered, after-tax projected free cash flows of each of ANR and Contura from the fiscal year ending December 31, 2018 through the fiscal year ending December 31, 2022, based on internal estimates prepared by ANR’s and Contura’s management. BRG utilized discount rates from 10.0 percent to 12.0 percent in the case of ANR and discount rates from 11.0 percent to 13.0 percent in the case of Contura, reflecting BRG’s estimates of each of ANR’s and Contura’s weighted average cost of capital. BRG estimated the discount rates by application of the Capital Asset Pricing Model, which uses inputs such as each company’s i) target capital structure, ii) cost of debt, iii) tax rate and iv) beta and financial metrics reflecting the broader financial markets. The estimated terminal value for each of ANR and

Contura was calculated by applying a perpetuity growth rate of 2.0 percent to the estimated terminal unlevered free cash flow of each company. The perpetuity growth rate was estimated by BRG utilizing its professional judgment and experience, taking into account each company’s forecasts and market expectations regarding long-term real growth in the industry. The present values of the interim cash flows were then added to the present value of the terminal value to estimate the enterprise value of ANR and Contura. BRG then calculated a range of implied equity values for each of ANR and Contura by making the following adjustments to each company’s estimated enterprise value: (i) subtracting net debt as of December 31, 2017, (ii) subtracting other liabilities and (iii) adding other assets. As summarized below, BRG then used the implied equity values of ANR and Contura to calculate the respective per share values of between $18.87 and $26.06 for the Holdings common stock and between $64.29 and $79.64 for the Contura common stock. Additionally, BRG utilized the same methodology as described above and incorporated potential tax benefits associated with some of the other liabilities to derive a tax adjusted implied per share value of between $24.17 and $31.33 for the Holdings common stock and between $65.25 and $80.60 for the Contura common stock.

	Discounted Cash Flow Analysis
Range	Low	High
Unadjusted
Contura indicated Price Per Share (Rounded)	$64.29	$79.64
Holdings indicated Price Per Share (Rounded)	18.87	26.06

Tax-Adjusted
Contura indicated Price Per Share (Rounded)	$65.25	$80.60
Holdings indicated Price Per Share (Rounded)	24.17	31.33
As summarized below, BRG then determined the implied range of exchange ratios by comparing the low per share estimate of Contura to the high per share estimate of Holdings and the high per share estimate of Contura to the low per share estimate of Holdings:

	Implied BRG Range	Exchange ratio
Holdings common stock Merger exchange ratio (unadjusted)	0.2370x - 0.4054x	0.4071x
Holdings common stock Merger exchange ratio (tax adjusted)	0.2998x - 0.4801x	0.4071x
Selected Public Companies Analysis
BRG performed a publicly-traded company analysis of each of ANR and Contura in which BRG reviewed publicly available financial and stock market information for their peers and then selected six publicly-traded companies in the coal industry with operations in the United States. These companies were:

•	Arch Coal, Inc.

•	CONSOL Energy Inc.

•	Contura Energy, Inc.

•	Corsa Coal Corp.

•	Ramaco Resources, Inc.

•	Warrior Met Coal, Inc.
BRG reviewed, among other things, the enterprise values of the selected companies (calculated as equity value based on closing stock prices on April 26, 2018 plus debt, less cash and other adjustments) as a multiple of LTM EBITDA and calendar years 2018 and 2019 estimated EBITDA. Publicly available information regarding the selected public companies were obtained from SEC filings, CapitalIQ (a data source containing historical and estimated financial data), and other publicly available information and is shown below:

EBITDA Multiple
Company Name	LTM	2018E	2019E
Arch Coal, Inc.	4.1x	4.3x	4.9x
Contura Energy, Inc.	3.7x	3.4x	3.8x
Warrior Met Coal, Inc.	3.2x	3.1x	4.8x
Corsa Coal Corp.	2.1x	3.1x	2.9x
Ramaco Resources, Inc.	nm	4.2x	2.8x
CONSOL Energy Inc.	7.5x	6.7x	6.8x
The financial data of ANR and Contura were based on internal estimates of ANR’s and Contura’s respective management teams and historical performance. BRG made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of ANR, Contura and the selected public companies and selected a range of LTM, calendar year 2018 and calendar year 2019 EBITDA multiples of between 3.25x and 4.25x to derive an implied range of enterprise values of ANR and Contura. BRG then calculated a range of implied equity values for ANR and Contura by making the following adjustments to each company’s estimated range of enterprise values: (i) subtracting net debt as of December 31, 2017, (ii) subtracting other liabilities and (iii) adding other assets. As summarized below, BRG then used the implied equity values of ANR and Contura to calculate the respective per share values of between $20.22 and $25.61 for the Holdings common stock and between $62.37 and $74.85 for the Contura common stock. Additionally, BRG utilized the same methodology as described above and incorporated potential tax benefits associated with some of the other liabilities to derive a tax adjusted implied per share value of between $25.51 and $30.88 for the Holdings common stock and between $63.33 and $75.81 for the Contura common stock.

	Selected Public Companies Analysis
Range	Low	High
Unadjusted
Contura indicated Price Per Share (Rounded)	$62.37	$74.85
Holdings indicated Price Per Share (Rounded)	20.22	25.61

Tax-Adjusted
Contura indicated Price Per Share (Rounded)	$63.33	$75.81
Holdings indicated Price Per Share (Rounded)	25.51	30.88
As summarized below, BRG then determined the implied range of exchange ratios below by comparing the low per share estimate of Contura to the high per share estimate of Holdings and the high per share estimate of Contura to the low per share estimate of Holdings:

	Implied BRG Range	Exchange ratio
Holdings common stock Merger exchange ratio (unadjusted)	0.2702x - 0.4107x	0.4071x
Holdings common stock Merger exchange ratio (tax adjusted)	0.3365x - 0.4876x	0.4071x

Selected Precedent Transactions Analysis
BRG performed a selected precedent transactions analysis of ANR and Contura in which BRG reviewed, to the extent publicly available, information relating to the eight selected completed transactions below. These transactions involved companies in the coal industry, which is the industry in which ANR and Contura operate. BRG reviewed, among other things, transaction values (calculated as the equity value implied for the target company based on the consideration payable or paid in the selected transaction, plus debt, less cash and other adjustments) as a multiple of the target company’s LTM EBITDA. Financial data of the selected transactions were based on publicly available information at the time of close of the relevant transaction.

Closed Date	Acquirer	Target	EBITDA Multiple
3/29/2018	Coronado Coal LLC	Wesfarmers Curragh Pty Ltd.	na
9/1/2017	Yancoal Australia Ltd	Coal & Allied Industries Ltd.	na
3/31/2016	Senior Lenders of Walter Energy, Inc.	Walter Energy, Inc., Substantially All Assets	na
3/23/2016	PT Wahana Sentosa Cemerlang	PT Baramulti Suksessarana Tbk	4.4x
12/22/2015	Seneca Coal Resources, LLC	Cliffs North American Coal LLC	na
10/21/2015	ENEA S.A.	Lubelski Wegiel Bogdanka S.A.	4.0x
8/1/2015	Westmoreland Resource Partners, LP	Westmoreland Kemmerer, LLC	6.4x
7/15/2015	Argyle Street Management Limited	Asia Resource Minerals plc (nka: Asia Resource Minerals Limited)	5.7x
Financial data of ANR and Contura were based on information provided to BRG by ANR and Contura, respectively. BRG made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of ANR, Contura and the targets of the selected precedent transactions and selected a range of LTM EBITDA multiples of between 3.50x and 4.00x to derive an implied range of enterprise values of ANR and Contura. BRG then calculated a range of implied equity values for ANR and Contura by making the following adjustments to each company’s estimated range of enterprise values: (i) subtracting net debt as of December 31, 2017, (ii) subtracting other liabilities and (iii) adding other assets. As summarized below, BRG then used the implied equity values of ANR and Contura to calculate the respective per share values of between $22.92 and $28.76 for the Holdings common stock and between $70.05 and $82.52 for the Contura common stock. Additionally, BRG utilized the same methodology as described above and incorporated potential tax benefits associated with some of the other liabilities to derive a tax adjusted implied per share value of between $28.19 and $34.01 for the Holdings common stock and between $71.01 and $83.48 for the Contura common stock.

	Selected Precedent Transactions Analysis
Range	Low	High
Unadjusted
Contura indicated Price Per Share (Rounded)	$70.05	$82.52
Holdings indicated Price Per Share (Rounded)	22.92	28.76

Tax-Adjusted
Contura indicated Price Per Share (Rounded)	$71.01	$83.48
Holdings indicated Price Per Share (Rounded)	28.19	34.01

As summarized below, BRG then determined the implied range of exchange ratios below by comparing the low per share estimate of Contura to the high per share estimate of Holdings and the high per share estimate of Contura to the low per share estimate of Holdings:

	Implied BRG Range	Exchange ratio
Holdings common stock Merger exchange ratio (unadjusted)	0.2777x - 0.4106x	0.4071x
Holdings common stock Merger exchange ratio (tax adjusted)	0.3377x - 0.4790x	0.4071x
Trading Price Analysis
BRG performed a trading price analysis in estimating the relative valuation of Holdings’ and Contura’s capital stock. BRG reviewed market capitalization implied by the publicly traded shares of Holdings, ANR and Contura as of April 26, 2018 and at a 1-month volume weighted average price (“VWAP”), 3-month VWAP and 6-month VWAP. As shown below, BRG then used the implied equity values of ANR and Contura to calculate the respective per share values of Holdings’ and Contura’s existing classes of capital stock.

	Trading Price Analysis
Range	Low	High
Unadjusted
Contura Indicated Price Per Share (Rounded)	$66.24	$66.33
Holdings Indicated Price Per Share (Rounded)	22.60	23.88
Based on implied per share values of the existing classes of capital stock of Holdings and Contura, calculated as described above, BRG calculated the following implied range of exchange ratios:

	Implied BRG Range	Exchange ratio
Holdings common stock Merger exchange ratio	0.3412x - 0.3601x	0.4071x

Relative Contribution Analysis
BRG reviewed the relative contributions of ANR and Contura to the combined tons of coal sold, total sales, gross profit and EBITDA for fiscal year ended December 31, 2017 and projected for calendar years 2018 to 2022 based on estimates provided by ANR and Contura’s respective management teams.

		Contribution			Asset Contribution
		ANR	Contura	Combined	ANR	Contura
		$ in millions
Volume/Tons Sold (000’s)	2017	14,963	15,657	30,620	49%	51%
	2018E	14,410	16,102	30,512	47%	53%
	2019E	14,681	15,924	30,604	48%	52%
	2020E	14,681	15,897	30,577	48%	52%
	2021E	14,681	15,566	30,246	49%	51%
	2022E	14,681	16,409	31,090	47%	53%
Total Sales	2017	$1,271	$1,650	$2,921	44%	56%
	2018E	1,222	1,454	2,676	46%	54%
	2019E	1,144	1,262	2,406	48%	52%
	2020E	1,087	1,186	2,273	48%	52%
	2021E	1,078	1,169	2,247	48%	52%
	2022E	1,078	1,207	2,285	47%	53%
Gross Profit	2017	$294	$278	$571	51%	49%
	2018E	291	358	649	45%	55%
	2019E	266	250	516	52%	48%
	2020E	215	200	414	52%	48%
	2021E	207	192	399	52%	48%
	2022E	207	225	432	48%	52%
Adjusted EBITDA	2017	$258	$251	$509	51%	49%
	2018E		315	559	44%	56%
	2019E		209	432	52%	48%
	2020E		157	329	52%	48%
	2021E		150	314	52%	48%
	2022E		183	348	47%	53%
BRG then compared the implied relative contribution percentages described above for ANR to the consolidated 46.5% pro-forma ownership of the combined company by the common stock holders of ANR and Holdings, pursuant to the terms of the Merger agreement.
Miscellaneous
Under the terms of BRG’s engagement, Holdings has agreed to pay BRG a fixed fee of $500,000 for its financial advisory services in connection with the Holdings merger, 50% of which was payable upon execution of BRG’s engagement letter and the balance of which was payable upon BRG issuing its opinion, regardless of the conclusion reached therein. Holdings also has agreed to reimburse BRG for reasonable and documented out-of-pocket expenses including but not limited to the fees and expenses of counsel, costs of reproduction, typing, computer usage, any applicable sales or excise taxes and other direct expenses, including travel incurred by BRG in connection with the engagement.

In the two years preceding the date of BRG’s opinion, BRG and its affiliates have provided services to ANR and Holdings unrelated to the mergers and has received $375,000 in compensation for those services, plus reimbursement of its expenses. BRG and its affiliates are not aware of any upcoming opportunities to provide services to ANR or Holdings unrelated to the proposed Holdings merger. BRG and its affiliates have not provided services to Contura in the past and are not aware of any upcoming opportunities to provide services to Contura.
Holdings selected BRG as its financial advisor in connection with the Holdings merger based on BRG’s reputation, experience and familiarity with ANR’s business. BRG is an internationally recognized financial advisory and consulting firm and is regularly engaged to issue financial opinions in connection with mergers, acquisitions, recapitalizations, leveraged buyouts and spinoffs, and for other purposes. The issuance of BRG’s opinion was authorized by BRG’s fairness opinion committee.
Certain Unaudited Prospective Financial Information Prepared by ANR
ANR does not, as a matter of course, make public forecasts as to future performance, earnings or other results for extended periods of time; and forecasts are of particular concern to ANR due to, among other reasons, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates. In connection with Alpha’s evaluation of potential strategic transactions, including the proposed mergers, ANR’s management prepared non-public, internal financial forecasts regarding ANR’s anticipated future operations for the fiscal years ending December 31, 2018 through December 31, 2022 (the “ANR Projections”). The ANR Projections were provided to the ANR board of directors, the Holdings board of directors, the Contura board of directors and ANR’s and Holdings’ financial advisors (as well as to other potential acquirers and strategic partners) in connection with their respective evaluation of the proposed mergers. ANR has included below a summary of the ANR Projections. Prospective financial information was not separately prepared for Holdings because Holdings’ only asset is its interest in Class C-2 common stock of ANR and it does not have any operations or material liabilities.
The ANR board of directors, the Holdings board of directors and ANR’s and Holding’s financial advisors also reviewed the Contura Base Case (as defined on page 127) as provided to Alpha by the management of Contura. In order to assist the ANR board of directors and the Holdings board of directors in their consideration of the terms of the mergers, ANR management adjusted the revenue and EBITDA set forth in the Contura Base Case to reflect ANR management’s belief, based on discussions with coal marketing companies, that upon the expiration of the coal marketing agreement between ANR and Contura at the end of 2019, the contract could be renegotiated (such adjusted projections, the “Adjusted Contura Projections”). Both the Contura Base Case and the Adjusted Contura Projections were provided to Moelis and BRG in connection with their respective consideration and evaluation of the mergers. The Contura Base Case and the Adjusted Contura Projections are described as below.
The ANR Projections and the Adjusted Contura Projections were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or GAAP. No independent registered public accounting firm or independent auditor has examined, compiled or otherwise performed any procedures with respect to the ANR Projections or the Adjusted Contura Projections. The reports of the independent auditors and independent registered public accounting firm included in this joint proxy statement and prospectus relate to ANR’s and Contura’s historical financial information, as applicable, and do not extend to the ANR Projections or the Adjusted Contura Projections, and should not be read to do so. The ANR Projections and the Adjusted Contura Projects were based on internal management reporting that may differ from Alpha’s and Contura’s external public reporting.
The ANR Projections and the Adjusted Contura Projections are not being included in this joint proxy statement and prospectus to influence your decision whether to vote for the proposals or any other decision with respect to the mergers, including whether to seek appraisal rights; rather, the summary is being included in this joint proxy statement and prospectus because the ANR Projection and the Adjusted Contura Projections were provided by ANR and Holdings to their respective boards of directors and financial advisors, and, in the case of the ANR Projections, also to Contura and its financial advisor.
Because these internal forecasts were developed for ANR and Contura on a standalone basis without giving effect to the mergers, these internal forecasts do not give effect to the mergers or any changes to ANR’s or Contura’s operations or strategy that may be implemented after the completion of the mergers, including any potential synergies realized as a result of the mergers, or to any costs related to, or that may arise in connection with, the mergers.
While presented with numeric specificity, the ANR Projections and the Adjusted Contura Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of ANR’s or Contura’s management, as applicable. Important factors that may affect actual results and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to ANR’s and Contura’s businesses, industry performance, commodity price trends, the regulatory environment, general business and economic conditions, tariffs, quotas and trade agreements and other factors described under the sections entitled “Cautionary Statement Regarding Forward Looking Statements” beginning on page 67 and “Risk Factors” beginning on page 34. Because the forecasts cover multiple years, this information by its nature becomes less meaningful and predictive with each successive year. The ANR Projections and the Adjusted Contura Projections were prepared based on information ANR’s or Contura’s management had at the time of preparation in April 2018 and reflect factors and assumptions that are subject to change and do not necessarily reflect current factors and assumptions that ANR’s management may have about ANR’s businesses. As a result, actual results may differ materially from these internal financial forecasts. The inclusion of these internal forecasts in this joint proxy statement and prospectus should not be regarded as an indication that Contura, ANR, Holdings or any other recipient of the financial forecasts considered, or now considers, these forecasts to be material or necessarily predictive of future results.
In light of the foregoing factors and the uncertainties inherent in the prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this joint proxy statement and prospectus.
None of Contura, ANR, Holdings or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the ANR Projections, and none of them undertakes any obligation to update, or otherwise revise or reconcile, these internal financial forecasts to reflect circumstances existing after March 2018 or to reflect the occurrence of subsequent events even in the event that any or all of the factors or assumptions underlying the forecasts are shown to be in error. None of Contura, ANR, Holdings or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person that the forecasted results can or will be achieved. Neither ANR nor Holdings has made any representation to Contura, in the merger agreement or otherwise, concerning the ANR Projections.
The prospective financial information of ANR referred to as the ANR Projections included the following estimates of ANR’s future performance and cash flows:

	2018	2019	2020	2021	2022
	(In millions)
Total Revenue (1)	$1,188	$1,110	$1,087	$1,078	$1,078
Gross Profit (2)	257	232	215	207	207
Adjusted EBITDA (non-GAAP) (3)	210	189	172	164	164
Free Cash Flow (4)	172	142	73	65	64
______________

(1)
ANR’s management assumed that the marketing agreement between ANR and Contura would either expire at the end of 2019 or be renegotiated, resulting in an $8 per ton benefit to ANR related to the volume sold by Contura, beginning in 2020.

(2)	Gross profit represents total revenue, less cash costs of production.

(3)	Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, plus market-to-market adjustments and accretion reduced by asset retirement obligations cash settlements.

(4)
Free Cash Flow represents cash flows from operating activities (including cash interest), less the amount of capital expenditures and contingent royalty payments and mitigation settlement payments, plus the amount of surety bond restricted cash released to ANR.

As described above, ANR’s management adjusted the Contura Base Case to reflect an assumption that the marketing agreement between ANR and Contura would either expire at the end of 2019 or be renegotiated, resulting in the exclusion of $8 per ton from Contura’s EBITDA beginning in 2020. The following table sets forth estimates of Contura’s future EBITDA, as adjusted to reflect the foregoing assumption. While the ANR Projections include negative adjustments to EBITDA reflecting estimates of future asset retirement obligations cash settlements, the Contura Base Case and the Adjusted Contura Projections do not include corresponding adjustments. The amounts of these asset retirement obligations cash settlements for

Contura during the forecast period are approximately $7 million in 2018, $5 million in 2019, $4 million in 2020, $2 million  in 2021 and $1 million in 2022.

	2018	2019	2020	2021	2022
	(In millions)
Adjusted EBITDA (non-GAAP) (1)	349	243	157	150	183
______________

(1)	EBITDA represents net income before interest, taxes, depreciation and amortization, plus mark-to-market adjustments and accretion.

Opinion of Contura’s Financial Advisor
Ducera was retained by Contura to act as its financial advisor in connection with the mergers. Contura selected Ducera to act as its financial advisor based on its financial expertise and judgment, its relationship with Contura since Contura’s formation by the senior secured lenders of Alpha Natural Resources, Inc. (“Predecessor Alpha”) and Ducera’s understanding of Contura’s and Alpha’s businesses and the industries in which they operate, including Ducera’s familiarity with certain assets Contura purchased from Predecessor Alpha as part of Predecessor Alpha’s 2015 Chapter 11 restructuring, and Ducera’s familiarity with certain assets owned by ANR. At the April 29, 2018 meeting of the Contura board of directors, Ducera delivered its oral opinion to the Contura board of directors, which was subsequently confirmed in writing, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions described in such opinion, the exchange ratio was fair, from a financial point of view, to Contura.
The full text of the written opinion of Ducera, dated as of April 29, 2018, is attached as Annex D to this joint proxy statement and prospectus. Ducera has consented to the disclosure of its opinion in this joint proxy statement and prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications, conditions and limitations on the scope of the review undertaken by Ducera in rendering its opinion. Ducera’s opinion is directed to the Contura board of directors and addresses only the fairness from a financial point of view of the exchange ratio to Contura. It does not constitute a recommendation to any holder of Contura common stock as to how to vote in connection with the mergers or whether to take any other action with respect to the mergers. The summary of the opinion of Ducera set forth below is qualified in its entirety by reference to the full text of the opinion, which Contura stockholders are encouraged to read carefully and in its entirety.
In connection with rendering its opinion, Ducera, among other things:

•	reviewed a draft of the merger agreement dated as of April 27, 2018;

•
reviewed certain publicly available financial statements and other business and financial information relating to Contura, ANR and Holdings which Ducera believed to be relevant, including publicly available research analysts’ reports;

•	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Contura prepared and furnished to Ducera by Contura’s management;

•
reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to ANR prepared by ANR and furnished to Ducera by Contura’s management;

•
reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Holdings prepared by ANR and furnished to Ducera by Contura’s management;

•	reviewed certain non-public projected financial data relating to Contura prepared and furnished to Ducera by Contura’s management;

•	reviewed certain non-public projected financial data relating to ANR prepared by ANR and furnished to Ducera by Contura’s management;

•
reviewed and discussed the past and current business, operations, current financial condition and financial projections of Contura and ANR with Contura’s management (including their views on the amounts, timing, risks, achievability and uncertainties of attaining such projections);

•
reviewed the reported prices and the historical trading activity of Contura Common Stock and ANR Class C-1 common stock and compared such prices with those of securities of certain publicly traded companies which Ducera believed to be relevant;

•	reviewed certain non-public estimates of tax refunds allocable to ANR based on analysis and information furnished to Ducera by Contura’s management;

•	compared the financial performance of Contura and ANR and their respective stock market trading multiples with those of certain other publicly traded companies which Ducera believed to be relevant;

•	reviewed estimates of synergies anticipated by Contura’s management to result from the mergers; and

•	performed such other studies, analyses and examinations and considered such other factors which Ducera believed to be appropriate.
In arriving at its opinion, Ducera assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the financial and other information supplied or otherwise made available to, discussed with, or reviewed by Ducera (including information that is available from generally recognized public sources), and Ducera assumes no liability therefor. Ducera further assumed, with Contura’s consent, that all of the information furnished by the management of Contura for purposes of Ducera’s analysis was accurate as of the date of its opinion (except to the extent superseded by other information provided prior to the date of its opinion) and did not contain any material omission or misstatement of material facts. With respect to the projected financial data of Contura and ANR referred to above, Ducera assumed, with Contura’s consent, that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Contura and ANR, respectively, as to the future financial performance of Contura and ANR, respectively. Ducera expressed no view as to any projected financial data relating to Contura or ANR, or on the assumptions on which they are based (including in the financial projections set forth in “The Mergers — Certain Unaudited Prospective Financial Information Prepared by Contura” and “The Mergers — Certain Unaudited Prospective Financial Information Prepared by ANR” included elsewhere in this joint proxy statement and prospectus). Because Ducera was informed that Holdings is a holding company with its only asset being shares of Class C-2 common stock of ANR that it holds, Ducera did not undertake a separate analysis of Holdings.
For purposes of rendering its opinion, Ducera assumed, in all respects material to its analysis, that the final executed merger agreement would not differ from the draft merger agreement reviewed by Ducera, and that all conditions to the consummation of the mergers would be satisfied without material waiver, modification or delay. Ducera further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the mergers would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Contura or the consummation of the mergers.
Ducera did not make, nor assume any responsibility for making, any independent valuation or appraisal of Contura’s assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), nor was Ducera furnished with any such valuations or appraisals, nor did Ducera evaluate Contura’s solvency or fair value under any state or federal laws relating to bankruptcy, insolvency or similar matters. Ducera’s opinion is necessarily based upon information made available to it as of the date its opinion was rendered and financial, economic, market and other conditions as they existed and could be evaluated on such date. Subsequent developments may affect Ducera’s opinion and the assumptions used in preparing it, and Ducera does not have any obligation to update, revise or reaffirm its opinion.
Ducera was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the exchange ratio, from a financial point of view, to Contura, as of the date of its opinion. Ducera was not asked to express, and Ducera did not express, any view on, and Ducera’s opinion did not address, the fairness of the mergers to, or any consideration received in connection therewith by, the holders of any of Contura’s other securities, creditors or other constituencies, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of Contura’s officers, directors or employees, or any class of such persons, whether relative to the exchange ratio or otherwise, nor as to the fairness of any other term of the merger agreement. Ducera’s opinion did not address the relative merits of the mergers as compared to other business or financial strategies that might be available to Contura, nor did it address the underlying business decision to engage in the mergers. Ducera was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all Contura common stock or any business combination or other extraordinary transaction involving Contura. Ducera’s opinion did not constitute a recommendation to the Contura board of directors or to any other persons in respect of the mergers, including as to how any holder of shares of Contura common stock should vote or act in respect of the mergers. Ducera expressed no opinion as to the price at which shares of Contura common stock will trade at any time. Ducera was not asked to pass upon, and expressed no opinion with respect to, any tax or other consequences that may result from the mergers. Ducera does not have legal, regulatory, accounting or tax expertise and assumed the accuracy and completeness of Contura’s and its advisors’ assessments with respect to legal, regulatory, accounting and tax matters.
In the ordinary course of business, Ducera and its affiliates provide investment banking and other advisory services to a wide range of entities and individuals, domestically and internationally, from which conflicting interests or duties may arise. In the ordinary course of such activities, Ducera and its affiliates may actively trade or otherwise effect transactions, for its own account and for the accounts of its clients, in debt or equity securities, or related derivative securities, or financial instruments (including bank loans or other obligations) of Contura, ANR or Holdings or their respective affiliates, and accordingly may at any time hold a long or short position in such securities or instruments.
The issuance of Ducera’s opinion was approved by the fairness opinion committee of Ducera in accordance with Ducera’s procedures for such opinions.
Under the terms of its engagement letter, Ducera provided Contura with financial advisory services and a financial opinion in connection with the mergers, and Contura agreed to pay Ducera (i) an opinion fee of $1,000,000, paid upon delivery of its opinion letter, and (ii) a transaction fee of (x) $12,500,000, contingent upon the closing of the mergers (against which the opinion fee and up to $800,000 of the Monthly Fee (as defined below) will be credited) or (y) to the extent that the mergers are not completed and Contura is entitled to any payment in connection therewith, 15% of such payment. Contura has also agreed to reimburse Ducera’s reasonable and documented out-of-pocket expenses, including reasonable and documented fees and expenses of external legal counsel, incurred in connection with Ducera’s engagement. In addition, Contura has agreed to indemnify Ducera, its affiliates, their respective members, managers, directors, officers, partners, agents and employees, and any controlling person of Ducera and its affiliates, against certain liabilities and expenses relating to or arising out of Ducera’s engagement.
Prior to its engagement in connection with the proposed mergers, Ducera and its affiliates provided financial advisory services to Contura. Under the terms of its engagement letter for such financial advisory services, Contura agreed to pay Ducera a monthly cash fee of $100,000 per month (the “Monthly Fee”). Should the mergers be consummated, such monthly cash fee shall be replaced with a quarterly cash fee of $50,000. In the two years prior to the date of the Ducera opinion, Ducera received $1,750,000 from Contura in connection with such services. In the two years prior to the date of the Ducera opinion, Ducera did not receive fees for services rendered to ANR, Holdings, Predecessor Alpha or any of their respective affiliates. Ducera and its affiliates may provide financial or other services to Contura, ANR or their respective affiliates in the future and in connection with any such services Ducera may receive compensation.
Summary of Material Financial Analyses of Ducera Securities LLC
The following is a summary of the material financial analyses presented by Ducera to the Contura board of directors and that were used in connection with rendering the opinion described above. In accordance with customary investment banking practice, Ducera employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by Ducera. The summary does not purport to be a complete description of the financial analyses performed by Ducera, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Ducera. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone and, in order to fully understand Ducera’s financial analyses, the tables must be read together with the full text of each summary. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Ducera’s financial analyses. Except as otherwise noted, all quantitative information, to the extent it is based on market data, is based on market data as it existed on or before April 27, 2018, the last trading day before the opinion was rendered, and is not necessarily indicative of current market conditions.
In rendering its opinion, Ducera considered financial projections prepared by the management of Contura or prepared by the management of ANR and provided by the management of Contura and described above. For more information about the financial projections, see the sections entitled “The Mergers—Certain Unaudited Prospective Financial Information Prepared by Contura” and “The Mergers—Certain Unaudited Prospective Financial Information Prepared by ANR” in this joint proxy statement and prospectus.
Ducera’s Financial Analysis of ANR (ANR Projections)
Publicly Traded Companies Valuation Analysis
Ducera performed a publicly traded companies valuation analysis on ANR, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Ducera compared certain of ANR’s financial information with comparable publicly available estimates for companies in the coal production industry with operations and businesses that, for purposes of Ducera’s analysis, may be considered similar to ANR’s based on business sector participation, financial and other metrics and operating characteristics and products (which we refer to as the “ANR Selected Companies”), specifically:

•	Contura

•	Peabody Energy

•	Arch Coal

•	Alliance Resource Partners

•	Consol Energy

•	Cloud Peak Energy

•	Warrior Met Coal

•	Ramaco Resources

•	Corsa Coal
No company utilized in the publicly traded companies valuation analysis is identical to ANR. In evaluating comparable companies, Ducera made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond ANR’s and Ducera’s control, such as the impact of competition on ANR’s businesses and the industry generally, industry growth and the absence of any adverse material change in ANR’s financial condition and prospects or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.
For each ANR Selected Company, Ducera calculated the multiples of the companies’ enterprise value to estimated EBITDA for each of the fiscal years 2018, 2019 and 2020. Estimated EBITDA was obtained from consensus estimates from FactSet, except that the Contura Management Case projections, adjusted to allocate $5 per ton of trading and logistics margin to the benefit of ANR for fiscal years 2018, 2019 and 2020, were used for that of Contura. From the range of multiples for the ANR Selected Companies, Ducera, using its professional judgment, selected a range of 3.5x to 4.5x for fiscal year 2018, 4.5x to 5.5x for fiscal year 2019 and 5.25x to 6.25x for fiscal year 2020. Ducera then applied these ranges of multiples to the estimated EBITDA of ANR based on the ANR Adjusted Projections (as defined on page 126) for the same calendar years, in each case using (i) the assumption that $5 per ton of Contura’s trading and logistics margin is allocated to ANR and (ii) the assumption that $8 per ton of Contura’s trading and logistics margin is allocated to ANR. This analysis implied the following ranges of value per share of ANR common stock:

Range of Implied ANR Share Prices - ANR Projections
$5/Ton T&L Margin	2018E EBITDA	$31.70 - $42.11
	2019E EBITDA	$37.78 - $47.22
	2020E EBITDA	$32.80 - $39.95
$8/Ton T&L Margin	2018E EBITDA	$32.92- $43.91
	2019E EBITDA	$39.58 - $49.61
	2020E EBITDA	$35.04 - $42.77
Discounted Cash Flow Analysis
Ducera calculated a range of equity values per share for ANR common stock based on a discounted cash flow analysis to value ANR as a standalone entity. Ducera utilized ANR Adjusted Projections as prepared and provided by the management of Contura, as more fully described in the section entitled “The Mergers—Certain Unaudited Prospective Financial Information Prepared by Contura.”
For purposes of its discounted cash flow analysis, Ducera defined unlevered free cash flow as (i) non-GAAP earnings before interest, taxes, depreciation and amortization, adjusted for implied trading and logistics margins beginning in 2020, less (ii) capital expenditures, cash taxes, increases in working capital, and pension contribution. Ducera defined adjusted unlevered free cash flow as (i) unlevered free cash flow, less (ii) Chapter 11 funding obligations for water treatment, Chapter 11 funding obligations for mitigation and royalty contract, plus (iii) bonding releases and estimated tax refunds.
Utilizing the ANR Adjusted Projections, Ducera calculated the net present value of projected adjusted unlevered free cash flows for ANR for the years 2018 through 2022 and calculated terminal values based on an exit EBITDA multiple ranging from 5.25x – 6.25x. These values were then discounted, using a mid-year convention, to present values as of June 30, 2018 at discount rates ranging from 9.0% to 11.0%, which discount rates were selected based upon an analysis of ANR’s estimated weighted average cost of capital. This implied a value per share of ANR common stock ranging from $35.52 to $42.52 when $5 per ton of Contura’s trading and logistics margin is allocated to ANR beginning in 2020 and a value per share of ANR common stock ranging from $38.45 to $46.06 when $8 per ton of Contura’s trading and logistics margin is allocated to ANR beginning in 2020.
Ducera noted that the implied transaction price of $27.07 per share of ANR common stock, derived by multiplying the closing trading price of Contura common stock on April 27, 2018 of $66.50 by the exchange ratio, was lower than the average of the implied value ranges of ANR common stock derived from the discounted cash flow analysis using the ANR Adjusted Projections.
Ducera’s Financial Analysis of Contura (Management Case)
Publicly Traded Companies Valuation Analysis
Ducera also performed a publicly traded companies valuation analysis on Contura. Ducera compared certain of Contura’s financial information with comparable publicly available estimates for companies in the coal production industry with operations and businesses that, for purposes of Ducera’s analysis, may be considered similar to Contura’s, based on business sector participation, financial and other metrics and operating characteristics and products (which we refer to as the “Contura Selected Companies”), specifically:

•	ANR

•	Peabody Energy

•	Arch Coal

•	Alliance Resource Partners

•	Consol Energy

•	Cloud Peak Energy

•	Warrior Met Coal

•	Ramaco Resources

•	Corsa Coal
No company utilized in the publicly traded companies valuation analysis is identical to Contura. In evaluating comparable companies, Ducera made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Contura’s and Ducera’s control, such as the impact of competition on Contura’s businesses and the industry generally, industry growth and the absence of any adverse material change in Contura’s financial condition and prospects or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.
For each Contura Selected Company, Ducera calculated the multiples of the companies’ enterprise value to estimated EBITDA for each of the fiscal years 2018, 2019 and 2020. Estimated EBITDA was obtained from consensus estimates from FactSet, except that the ANR Adjusted Projections, adjusted to allocate $5 per ton of trading and logistics margin to the benefit of ANR for fiscal years 2018, 2019 and 2020, were used for that of ANR. From the range of multiples for the Contura Selected Companies, Ducera, using its professional judgment, selected a range of 3.0x to 4.0x for fiscal year 2018, 4.5x to 5.5x for fiscal year 2019 and 5.25x to 6.25x for fiscal year 2020. Ducera then applied these ranges of multiples to the estimated EBITDA of Contura based on the Contura Management Case (as defined on page 128) for the same calendar years, in each case using (i) the assumption that $5 per ton of Contura’s trading and logistics margin is allocated to ANR and (ii) the assumption that $8 per ton of Contura’s trading and logistics margin is allocated to ANR. This analysis implied the following ranges of value per share of Contura common stock:

Range of Implied Contura Share Prices - Contura Management Case
$5/Ton T&L Margin	2018E EBITDA	$88.45 - $119.19
	2019E EBITDA	$89.80 - $110.60
	2020E EBITDA	$79.89 - $95.83
$8/Ton T&L Margin	2018E EBITDA	$86.46 - $115.96
	2019E EBITDA	$85.96 - $105.52
	2020E EBITDA	$75.12 - $89.81
Discounted Cash Flow Analysis
Ducera also calculated a range of equity values per share for Contura common stock based on a discounted cash flow analysis to value Contura as a standalone entity. Ducera utilized the Contura Management Case as provided by the management of Contura and as more fully described in the section entitled “The Mergers — Certain Unaudited Prospective Financial Information Prepared by Contura.”
For purposes of its discounted cash flow analysis, Ducera defined unlevered free cash flow as (i) non-GAAP earnings before interest, taxes, depreciation and amortization, less cash asset retirement obligations, adjusted for implied trading and logistics margins beginning in 2020, less (ii) capital expenditures, cash taxes, and changes in working capital. Ducera defined adjusted unlevered free cash flow as (i) unlevered free cash flow, less (ii) Chapter 11 funding obligations plus (iii) estimated AMT tax refunds, and estimated lookback tax refunds.
Utilizing the Contura Management Case, Ducera calculated the net present value of projected adjusted unlevered free cash flows for Contura for the years 2018 through 2022 and calculated terminal values based on an exit EBITDA multiple ranging from 5.25x – 6.25x. These values were then discounted, using a mid-year convention, to present values as of June 30, 2018 at discount rates ranging from 9.0% to 11.0%, which discount rates were selected based upon an analysis of Contura’s estimated weighted average cost of capital. This implied a value per share of Contura common stock ranging from $100.46 to $119.95 when $5 per ton of Contura’s trading and logistics margin is allocated to ANR beginning in 2020 and a value per share of Contura common stock ranging from $93.67 to $111.83 when $8 per ton of Contura’s trading and logistics margin is allocated to ANR beginning in 2020.
Ducera noted that the illustrative midpoint of Contura’s range of implied share prices under the Contura Management Case was $94.53 per share of Contura common stock. Applying the exchange ratio to the illustrative midpoint of $94.53 results in an implied transaction price of $35.10 per share of ANR common stock, which Ducera noted was lower than the average of the implied value ranges of ANR common stock derived from the discounted cash flow analysis using the ANR Adjusted Projections.
Relative Contribution Analysis
Ducera also analyzed the respective contributions of Contura and ANR to the relative market multiple implied equity value, relative discounted cash flow, and relative market value of the combined company based on the Contura Management Case and ANR Adjusted Projections in comparison to the implied equity split in the mergers of approximately 53.5% to Contura stockholders and 46.5% to ANR stockholders. The relative market multiple implied equity value analysis utilized the midpoints of ANR’s and Contura’s respective selected EV/EBITDA ranges for each year. The relative discounted cash flow analysis utilized the midpoints of ANR’s and Contura’s respective WACC and terminal EBITDA multiple ranges in each case. This analysis implied the following percentage contributions of Contura and ANR:

Relative Contributions - Contura Management Case			Contura	ANR
Relative Market Multiple Implied Equity Value	$5/Ton T&L Margin	2018E EBITDA	56.9%	43.1%
		2019E EBITDA	52.5%	47.5%
		2020E EBITDA	53.1%	46.9%
	$8/Ton T&L Margin	2018E EBITDA	55.2%	44.8%
		2019E EBITDA	50.1%	49.9%
		2020E EBITDA	49.8%	50.2%
DCF	$5/Ton T&L		57.0%	43.0%
	$8/Ton T&L		53.3%	46.7%
Market Value	Current as of April 27, 2018		58.0%	42.0%
	30-day VWAP as of April 27, 2018		56.3%	43.7%
Ducera’s Financial Analysis of Contura (Alternative Contura Projections)
Publicly Traded Companies Valuation Analysis
Ducera also performed a publicly traded companies valuation analysis on Contura using the Alternative Contura Projections (as defined on page 127). Ducera compared certain of Contura’s financial information with comparable publicly available estimates for the Contura Selected Companies.
As noted above under “Ducera’s Financial Analysis of Contura (Management Case) — Publicly Traded Companies Valuation Analysis,” for each of the Contura Selected Companies, Ducera calculated the multiples of the companies’ enterprise value to estimated EBITDA for each of the fiscal years 2018, 2019 and 2020. Estimated EBITDA was obtained from consensus estimates from FactSet, except that the ANR Adjusted Projections, adjusted to allocate $5 per ton of trading and logistics margin to the benefit of ANR for fiscal years 2018, 2019 and 2020, were used for that of ANR. From the range of multiples for the Contura Selected Companies, Ducera, using its professional judgment, selected a range of 3.0x to 4.0x for fiscal year 2018, 4.25x to 5.25x for fiscal year 2019 and 5.0x to 6.0x for fiscal year 2020. Ducera then applied these ranges of multiples to the estimated EBITDA of Contura based on the Alternative Contura Projections for the same calendar years, in each case using (i) the assumption that $5 per ton of Contura’s trading and logistics margin is allocated to ANR and (ii) the assumption that $8 per ton of Contura’s trading and logistics margin is allocated to ANR. This analysis implied the following ranges of value per share of Contura common stock:

Range of Implied Contura Share Prices - Alternative Contura Projections
$5/Ton T&L Margin	2018E EBITDA	$88.45 - $119.19
	2019E EBITDA	$98.03 - $121.99
	2020E EBITDA	$91.91 - $111.05
$8/Ton T&L Margin	2018E EBITDA	$86.46 - $115.96
	2019E EBITDA	$94.49 - $117.21
	2020E EBITDA	$87.45 - $105.35
Discounted Cash Flow Analysis
Ducera also calculated a range of equity values per share for Contura common stock based on a discounted cash flow analysis to value Contura as a standalone entity. Ducera utilized the Alternative Contura Projections as provided by the management of Contura and as more fully described in the section entitled “The Mergers — Certain Unaudited Prospective Financial Information Prepared by Contura.”
For purposes of its discounted cash flow analysis, Ducera defined unlevered free cash flow as (i) non-GAAP earnings before interest, taxes, depreciation and amortization, less cash asset retirement obligations, adjusted for implied trading and logistics margins beginning in 2020, plus estimated cost savings, less (ii) capital expenditures, cash taxes, and changes in working capital. Ducera defined adjusted unlevered free cash flow as described above under “Ducera Financial Analysis of Contura (Management Case) — Discounted Cash Flow Analysis.”
Utilizing the Alternative Contura Projections, Ducera calculated the net present value of projected adjusted unlevered free cash flows for Contura for the years 2018 through 2022 and calculated terminal values based on an exit EBITDA multiple ranging from 5.0x – 6.0x. These values were then discounted, using a mid-year convention, to present values as of June 30, 2018 at discount rates ranging from 9.5% to 11.5%. Ducera selected a higher range of discount rates for the discounted cash flow analysis of the Alternative Contura Projections than for the Contura Management Case due to certain additional risks in the Alternative Contura Projections related to certain cost savings assumptions. This implied a value per share of Contura common stock ranging from $111.08 to $132.07 when $5 per ton of Contura’s trading and logistics margin is allocated to ANR beginning in 2020 and a value per share of Contura common stock ranging from $104.60 to $124.30 when $8 per ton of Contura’s trading and logistics margin is allocated to ANR beginning in 2020.
Ducera noted that the illustrative midpoint of Contura’s range of implied share prices under the Alternative Contura Projections was $102.37 per share of Contura common stock. Applying the exchange ratio to the illustrative midpoint of $102.37 results in an implied transaction price of $36.56 per share of ANR common stock, which Ducera noted was within (when $5 per ton of Contura’s trading and logistics margin is allocated to ANR) or below (when $8 per ton of Contura’s trading and logistics margin is allocated to ANR) the average of the implied value ranges of ANR common stock derived from the discounted cash flow analysis using the ANR Adjusted Projections.
Relative Contribution Analysis
Ducera also analyzed the respective contributions of Contura and ANR to the relative market multiple implied equity value, relative discounted cash flow, and relative market value of the combined company based on the Alternative Contura Projections and the ANR Adjusted Projections in comparison to the implied equity split in the mergers of approximately 53.5% to Contura stockholders and 46.5% to ANR stockholders. The relative market multiple implied equity value analysis utilized the midpoints of ANR’s and Contura’s respective selected EV/EBITDA ranges for each year. The relative discounted cash flow analysis utilized the midpoints of ANR’s and Contura’s respective WACC and terminal EBITDA multiple ranges in each case. This analysis implied the following percentage contributions of Contura and ANR:

Relative Contributions - Alternative Contura Projections			Contura	ANR
Relative Market Multiple Implied Equity Value	$5/Ton T&L Margin	2018E EBITDA	56.9%	43.1%
		2019E EBITDA	54.8%	45.2%
		2020E EBITDA	56.7%	43.3%
	$8/Ton T&L Margin	2018E EBITDA	51.9%	48.1%
		2019E EBITDA	52.7%	47.3%
		2020E EBITDA	53.7%	46.3%
DCF	$5/Ton T&L		59.3%	40.7%
	$8/Ton T&L		55.9%	44.1%
Market Value	Current as of April 27, 2018		58.0%	42.0%
	30-day VWAP as of April 27, 2018		56.3%	43.7%
Ducera’s Financial Analysis of ANR (Alternative ANR Projections)
Publicly Traded Companies Valuation Analysis
Ducera also performed a publicly traded companies valuation analysis on ANR utilizing the Alternative ANR Projections. Ducera compared certain of ANR’s financial information with comparable publicly available estimates for the ANR Selected Companies.
As noted above under “Ducera’s Financial Analysis of ANR (ANR Projections) — Publicly Traded Companies Valuation Analysis,” for each of the ANR Selected Companies, Ducera calculated the multiples of the companies’ enterprise value to estimated EBITDA for each of the fiscal years 2018, 2019 and 2020. Estimated EBITDA was obtained from consensus estimates from FactSet, except that the Contura Management Case projections, adjusted to allocate $5 per ton of trading and logistics margin to the benefit of ANR for fiscal years 2018, 2019 and 2020, were used for that of Contura. From the range of multiples for the ANR Selected Companies, Ducera, using its professional judgment, selected a range of 3.5x to 4.5x for fiscal year 2018, 5.0x to 6.0x for fiscal year 2019 and 5.75x to 6.75x for fiscal year 2020. Ducera then applied these ranges of multiples to the estimated EBITDA of ANR based on the Alternative ANR Projections for the same calendar years, in each case using (i) the assumption that $5 per ton of Contura’s trading and logistics margin is allocated to ANR and (ii) the assumption that $8 per ton of Contura’s trading and logistics margin is allocated to ANR. This analysis implied the following ranges of value per share of ANR common stock:

Range of Implied ANR Share Prices
Alternative ANR Projections	$5/Ton T&L Margin	2018E EBITDA	$31.70 - $42.11
		2019E EBITDA	$30.06 - $37.03
		2020E EBITDA	$22.07 - $26.74
	$8/Ton T&L Margin	2018E EBITDA	$32.92- $43.91
		2019E EBITDA	$32.16 - $39.70
		2020E EBITDA	$24.60 - $29.85
Discounted Cash Flow Analysis
Ducera also calculated a range of equity values per share for ANR common stock based on a discounted cash flow analysis to value ANR as a standalone entity. Ducera utilized Alternative ANR Projections as provided by the management of Contura and as more fully described in the section entitled “The Mergers — Certain Unaudited Prospective Financial Information Prepared by ANR.”
For purposes of its discounted cash flow analysis, Ducera defined unlevered free cash flow and adjusted unlevered free cash flow as described above under “Ducera’s Financial Analysis of ANR (ANR Projections) — Discounted Cash Flow Analysis.”

Utilizing the Alternative ANR Projections, Ducera calculated the net present value of projected adjusted unlevered free cash flows for ANR for the years 2018 through 2022 and calculated terminal values based on an exit EBITDA multiple ranging from 5.75x – 6.75x. These values were then discounted, using a mid-year convention, to present values as of June 30, 2018 at discount rates ranging from 8.0% to 10.0%. Ducera selected a lower range of discount rates for the discounted cash flow analysis of the Alternative ANR Projections than for the ANR Projections due to stabilization of certain risks in the Alternative ANR Projections related to certain cost savings assumptions. This implied a value per share of ANR common stock ranging from $22.77 to $27.41 when $5 per ton of Contura’s trading and logistics margin is allocated to ANR beginning in 2020 and a value per share of ANR common stock ranging from $26.18 to $31.48 when $8 per ton of Contura’s trading and logistics margin is allocated to ANR beginning in 2020.
Ducera noted that the implied transaction price of $27.07 per share of ANR common stock, derived by multiplying the closing trading price of Contura common stock on April 27, 2018 of $66.50 by the exchange ratio, was within the average of the implied value ranges of ANR common stock derived from the discounted cash flow analysis using the Alternative ANR Projections.
Relative Contribution Analysis
Ducera also analyzed the respective contributions of Contura and ANR to the relative market multiple implied equity value, relative discounted cash flow, and relative market value of the combined company based on the Contura Management Projections and the Alternative ANR Projections in comparison to the implied equity split in the mergers of approximately 53.5% to Contura stockholders and 46.5% to ANR stockholders. The relative market multiple implied equity value analysis utilized the midpoints of ANR’s and Contura’s respective selected EV/EBITDA ranges for each year. The relative discounted cash flow analysis utilized the midpoints of ANR’s and Contura’s respective WACC and terminal EBITDA multiple ranges in each case. This analysis implied the following percentage contributions of Contura and ANR:

Relative Contributions - Alternative ANR Projections			Contura	ANR
Relative Market Multiple Implied Equity Value	$5/Ton T&L Margin	2018E EBITDA	56.9%	43.1%
		2019E EBITDA	58.3%	41.7%
		2020E EBITDA	62.8%	37.2%
	$8/Ton T&L Margin	2018E EBITDA	55.2%	44.8%
		2019E EBITDA	55.5%	44.5%
		2020E EBITDA	58.7%	41.3%
DCF	$5/Ton T&L		67.3%	32.7%
	$8/Ton T&L		62.5%	37.5%
Market Value	Current as of April 27, 2018		58%	42%
	30-day VWAP as of April 27, 2018		56.3%	43.7%
General
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Ducera. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Ducera believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of the analyses as a whole, could create an incomplete view of the processes underlying the analyses and the opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Ducera with respect to Contura’s or ANR’s actual value. In arriving at its opinion, Ducera reviewed various financial and operational metrics and forecasts for Contura and ANR, which were made available to Ducera by or on behalf of Contura. In arriving at its opinion, Ducera did not attribute any particular weight to any analyses or factors, except as noted above, and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Ducera considered the totality of the factors and analyses performed. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Ducera are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Ducera’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses could actually be bought or sold. None of the selected companies reviewed is identical to Contura or ANR. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of Ducera’s analysis, may be considered similar to Contura’s or ANR’s based on business sector participation, financial and other metrics and operating characteristics and products. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Contura or ANR.
The terms of the transaction, including the exchange ratio, were determined through arm’s length negotiations between Contura and ANR and were approved by the Contura board of directors. Although Ducera provided advice to the Contura board of directors during the course of these negotiations, the decision to enter into the merger agreement was solely that of the Contura board of directors. Ducera did not recommend any specific consideration to Contura or that any specific amount or type of consideration constituted the only appropriate consideration for the mergers. As described in the section entitled “The Mergers — Contura’s Reasons for the Mergers,” the opinion of Ducera and its presentation to the Contura board of directors were among a number of factors taken into consideration by the Contura board of directors in making its determination to approve the merger agreement and the transactions contemplated thereby.
Certain Unaudited Prospective Financial Information Prepared by Contura
Contura does not, as a matter of course, make public forecasts as to future performance, earnings or other results for extended periods of time; and forecasts for extended periods of time are of particular concern to Contura due to, among other reasons, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates. However, in connection with Contura’s and Alpha’s evaluation of the proposed mergers, Contura’s management prepared non-public, internal financial forecasts regarding Contura’s anticipated future operations for the fiscal years ending 2018 through 2022 for three alternative scenarios, the Contura Base Case, the Contura Management Case and the Alternative Contura Projections (in each case, as defined below, and together, the “Contura Projections”). The Contura Projections were provided to Contura’s financial advisors and, in the case of the Contura Base Case, to Alpha in connection with their respective evaluation of the mergers. Contura has included below a summary of the Contura Projections.
Contura also reviewed the ANR Projections described under “The Mergers-Certain Unaudited Prospective Financial Information Prepared by ANR” provided by ANR’s management. In order to assist Ducera in its consideration of the terms of the mergers, Contura’s management made certain adjustments to the ANR Projections based on Contura’s experience and operational practices (such adjusted projections are referred to as the “ANR Adjusted Projections” and the “Alternative ANR Projections”). The ANR Projections, the ANR Adjusted Projections and the Alternative ANR Projections were provided to Ducera in connection with their respective consideration and evaluation of the mergers. The ANR Adjusted Projections and the Alternative ANR Projections are described below. Because the ANR Adjusted Projections and the Alternative ANR Projections utilized the ANR Projections, such forecasts are, in addition to the qualifications and cautionary statements set forth under this section, subject to the qualifications and cautionary statements set forth under “The Mergers—Certain Unaudited Prospective Financial Information Prepared by ANR.”
The Contura Projections, the ANR Adjusted Projections and the Alternative ANR Projections were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or GAAP. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to either the Contura Projections, the ANR Adjusted Projections or the Alternative ANR Projections. The reports of the independent registered public accounting firms and independent auditors included in this joint proxy statement and prospectus relate to Contura’s and ANR’s historical financial information and do not extend to the Contura Projections, the ANR Adjusted Projections or the Alternative ANR Projections, and should not be read to do so. The Contura Projections, the ANR Adjusted Projections and the Alternative ANR Projections were based on internal management reporting that may differ from Contura’s and Alpha’s external public reporting.

The Contura Projections, the ANR Adjusted Projections and the Alternative ANR Projections are not being included in this joint proxy statement and prospectus to influence your decision whether to vote for the proposals or any other decision with respect to the mergers; rather, the summary is being included in this joint proxy statement and prospectus because the Contura Projections, the ANR Adjusted Projections and the Alternative ANR Projections were provided by Contura to Ducera, its financial advisor, and because the Contura Base Case were provided by Contura to Alpha’s financial advisors.
Because these internal forecasts were developed for Contura on a standalone basis without giving effect to the mergers, these internal forecasts do not give effect to the mergers or any changes to Contura’s or ANR’s operations or strategy that may be implemented after the completion of the mergers, including any potential synergies realized as a result of the mergers, or to any costs related to, or that may arise in connection with, the mergers.
While presented with numeric specificity, the Contura Projections, the ANR Adjusted Projections and the Alternative ANR Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Contura’s or ANR’s management, as applicable. Important factors that may affect actual results and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to Contura’s and ANR’s businesses, industry performance, commodity price trends, the regulatory environment, general business and economic conditions, tariffs, quotas and trade agreements and other factors described under the sections entitled “Cautionary Statement Regarding Forward Looking Statements” beginning on page 67 and “Risk Factors” beginning on page 34. Since the forecasts cover multiple years, this information by its nature becomes less meaningful and predictive with each successive year. The Contura Projections, the ANR Adjusted Projections and the Alternative ANR Projections were prepared based on information Contura’s management had at the time of preparation in April 2018 and reflect factors and assumptions that are subject to change and do not necessarily reflect current factors and assumptions that Contura’s management may have about Contura’s and ANR’s businesses. As a result, actual results may differ materially from these internal financial forecasts. The inclusion of these internal forecasts in this joint proxy statement and prospectus should not be regarded as an indication that Contura, Alpha or any other recipient of the financial forecasts considered, or now considers, these forecasts to be material or necessarily predictive of future results.
In light of the foregoing factors and uncertainties inherent in the prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this joint proxy statement and prospectus.
None of Contura, Alpha or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ materially from the Contura Projections, the ANR Adjusted Projections or the Alternative ANR Projections, and none of them undertakes any obligation to update, or otherwise revise or reconcile, these internal financial forecasts to reflect circumstances existing after April 2018 or to reflect the occurrence of subsequent events even in the event that any or all of the factors or assumptions underlying the forecasts are shown to be in error. None of Contura or Alpha or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person that the forecasted results can or will be achieved. Contura has made no representation to Alpha, in the merger agreement or otherwise, concerning the Contura Base Case.
Contura Projections
Contura’s management prepared three sets of non-public, internal financial forecasts regarding Contura’s anticipated future operations for the fiscal years ending 2018 through 2022 for three alternative scenarios, which are referred to as the “Contura Base Case,” “Contura Management Case” and the “Alternative Contura Projections.”

Contura Base Case
The below table presents certain information included in the Contura Base Case projections that Contura prepared and provided to ANR:

	2018	2019	2020	2021	2022
	(In millions)
Total Revenue	$1,454	$1,262	$1,186	$1,169	$1,207
Gross Profit (1)	392	284	234	226	259
EBITDA (non-GAAP) (2)	349	243	191	184	218
Unlevered Free Cash Flow (4)	258	134	95	99	140
Contura Management Case
Under the Contura Management Case projections, Contura adjusted the Contura Base Case projections to assume a portion of the trading and logistics margin is reallocated to the benefit of ANR beginning in 2020 under two scenarios: a $5 per ton reallocation and an $8 per ton reallocation.
The below table presents certain information included in the Contura Management Case projections that Contura prepared and presented to Ducera under a scenario assuming $5 per ton of trading and logistics margin is reallocated to the benefit of ANR beginning in 2020:

	2018	2019	2020	2021	2022
	(In millions)
Total Revenue	$1,454	$1,262	$1,186	$1,169	$1,207
Gross Profit (1)	392	284	213	205	237
Adjusted EBITDA (non-GAAP) (3)	342	238	166	160	195
Unlevered Free Cash Flow (4)	265	204	93	87	129
The below reflects the Contura Management Case projections that Contura prepared and presented to Ducera under a scenario assuming $8 per ton of trading and logistics margin is reallocated to the benefit of ANR beginning in 2020:

	2018	2019	2020	2021	2022
	(In millions)
Total Revenue	$1,454	$1,262	$1,186	$1,169	$1,207
Gross Profit (1)	392	284	200	192	225
Adjusted EBITDA (non-GAAP) (3)	342	238	153	147	182
Unlevered Free Cash Flow (4)	265	204	80	74	116
Alternative Contura Projections
Under the Alternative Contura Projections, Contura adjusted the Contura Management Case projections to include estimated future cost savings for Contura’s operations similar to that projected by ANR management for its operations in the ANR Projections beginning in 2019.

The below table presents certain information included in the Alternative Contura Projections that Contura prepared and presented to Ducera, under a scenario assuming $5 per ton of trading logistics margin is reallocated to the benefit of ANR beginning in 2020:

	2018	2019	2020	2021	2022
	(In millions)
Total Revenue	$1,454	$1,262	$1,186	$1,169	$1,207
Gross Profit (1)	392	317	246	242	257
Adjusted EBITDA (non-GAAP) (3)	342	271	200	198	215
Unlevered Free Cash Flow (4)	265	237	126	124	148
The below table presents certain information included in the Alternative Contura Projections that Contura prepared and presented to its board, under a scenario assuming $8 per ton of trading logistics margin is reallocated to the benefit of ANR beginning in 2020:

	2018	2019	2020	2021	2022
	(In millions)
Total Revenue	$1,454	$1,262	$1,186	$1,169	$1,207
Gross Profit (1)	392	317	233	229	244
Adjusted EBITDA (non-GAAP) (3)	342	271	187	185	202
Unlevered Free Cash Flow (4)	265	237	113	112	136
ANR Adjusted Projections
As described above, as part of Contura’s evaluation of the mergers, Contura adjusted certain amounts in the ANR Projections. These adjustments relate to certain tax benefits (the ANR Projections, as so adjusted, the “Adjusted ANR $8 Margin Projections”). The ANR Projections (and the “Adjusted ANR $8 Margin Projections”) assumed that $8 per ton of the trading and logistics margin is reallocated to the benefit of ANR beginning in 2020. Contura also adjusted the Adjusted ANR $8 Margin Projections to assume that instead of $8 per ton, that $5 per ton of such margin is so reallocated (the Adjusted ANR $8 Margin Projections as so adjusted are referred to as the “Adjusted ANR $5 Margin Projections”; and together with the Adjusted ANR $8 Margin Projections they are referred to as the “ANR Adjusted Projections”).
The below table presents certain information included in the Adjusted ANR $5 Margin Projections:

	2018	2019	2020	2021	2022
	(In millions)
Total Revenue	$1,188	$1,110	$1,087	$1,078	$1,078
Gross Profit (1)	257	232	202	194	194
Adjusted EBITDA (non-GAAP) (3)	210	189	159	151	151
Unlevered Free Cash Flow (5)	180	185	67	56	55

The below table presents certain information included in the Adjusted ANR $8 Margin Projections:

	2018	2019	2020	2021	2022
	(In millions)
Total Revenue	$1,188	$1,110	$1,087	$1,078	$1,078
Gross Profit (1)	257	232	215	207	207
Adjusted EBITDA (non-GAAP) (3)	210	189	172	164	164
Unlevered Free Cash Flow (5)	180	185	78	66	65
Alternative ANR Projections
As described above, as part of Contura’s evaluation of the mergers, Contura adjusted certain amounts in the ANR Adjusted Projections. The adjustments relate to the exclusion of certain cost savings projected by ANR management for its operations beginning in 2019.
The below table presents certain information included in the ANR Adjusted Projections as so adjusted (referred to herein as the “Alternative ANR Projections”) that Contura prepared and presented to Ducera, under a scenario assuming $5 per ton of trading and logistics margin is reallocated to the benefit of ANR beginning in 2020:

	2018	2019	2020	2021	2022
	(In millions)
Total Revenue	$1,188	$1,110	$1,087	$1,078	$1,078
Gross Profit (1)	257	176	147	139	139
Adjusted EBITDA (non-GAAP) (2)	210	133	104	96	96
Unlevered Free Cash Flow (5)	180	136	21	8	8
The below table presents certain information included in the Alternative ANR Projections that Contura prepared and presented to Ducera, under a scenario assuming $8 per ton of trading and logistics margin is reallocated to the benefit of ANR beginning in 2020:

	2018	2019	2020	2021	2022
	(In millions)
Total Revenue	$1,188	$1,110	$1,087	$1,078	$1,078
Gross Profit(1)	257	176	160	152	152
Adjusted EBITDA (non-GAAP) (2)	210	133	117	109	109
Unlevered Free Cash Flow (5)	180	136	33	20	20
______________

(1)
Contura’s management assumed in two separate scenarios that the trading and logistics contract (assumed to expire at the end of 2019) was above market in favor of Contura by $5 per ton and $8 per ton, and accordingly, adjusted the Contura projections for the first and second scenarios to reallocate $5 per ton and $8 per ton of trading and logistics margin for the benefit of ANR beginning in 2020, respectively. The ANR Projections assumed $8 per ton of trading and logistics margin share beginning in 2020, and accordingly, Contura’s management adjusted the ANR Projections for the first scenario to reallocate $5 per ton of trading and logistics margin for the benefit of ANR beginning in 2020) and did not reallocate the trading and logistics margin share in the second scenario.]

(2)	EBITDA represents net income before interest, taxes, depreciation and amortization, plus market-to-market adjustments

(3)	Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, plus market-to-market adjustments and accretion reduced by asset retirement obligations cash settlements.

(4)
Unlevered Free Cash Flow represents Adjusted EBITDA, less the amount of capital expenditures, cash taxes, changes in working capital, payments on account of liabilities arising out of the Alpha Natural Resources, Inc. Chapter 11 cases, plus the amount of surety bond restricted cash released to Contura and estimated tax refunds to be received.

(5)
Unlevered Free Cash Flow represents Adjusted EBITDA, less the amount of capital expenditures, cash taxes, changes in working capital, pension contributions, payments on account of water treatment and mitigation settlements, contingent royalty payments, plus the amount of surety bond restricted cash payments released to ANR and estimated tax refunds to be received.

Board of Directors of the Combined Company Following Completion of the Mergers
Effective as of the closing of the mergers, the size of the combined company’s board of directors will be expanded to nine directors. Five board seats will be filled by the current members of Contura’s board of directors and four board seats will be filled by individuals designated by Alpha. The initial Alpha designees to be appointed to the combined company’s board of directors at closing are expected to be John E. Lushefski, Daniel J. Geiger, David J. Stetson and Harvey L. Tepner (who are each current members of the board of directors of Holdings), unless any of Messrs. Lushefski, Geiger or Tepner fails to meet applicable independence standards as of the closing, in which case such individual will not be appointed to the combined company’s board of directors at closing. If any of Messrs. Lushefski, Geiger, Stetson or Tepner is unable to or has declined to serve on the combined company’s board of directors prior to the closing (or is not appointed to the combined company’s board of directors because he failed to meet applicable independence standards as of the closing), Alpha may designate a replacement subject to the approval of Contura’s board of directors, which cannot be unreasonably withheld (unless such replacement fails to meet applicable independence standards as determined by Contura’s board of directors in its reasonable discretion exercised in good faith).
Following the closing of the mergers and through the completion of the combined company’s 2019 annual meeting of stockholders, the size of the combined company’s board of directors may not be changed except to reduce the size of the board in the event of any resignation or other cessation of service of one or more director, and the combined company’s board of directors must, subject to its fiduciary duties, nominate for election, unanimously recommend for election and solicit proxies in favor of the election of, each of the Alpha designees to the combined company’s board of directors.
Set forth below is a brief biography of each of the individuals currently expected to serve on the combined company’s board of directors effective as of the closing of the mergers:
Kevin S. Crutchfield, age 57, has served as Contura’s chief executive officer, and as a director, since July 2016. He previously served as chairman and chief executive officer of Predecessor Alpha, having been appointed as a director in November 2007, elected as chief executive officer at the time of Alpha’s merger with Foundation Coal in July 2009 and named chairman in May 2012. He was also a member of the safety, health, environmental and sustainability committee from the time of the merger. Prior to that time, he served as Alpha’s president from January 2007 until the merger. Mr. Crutchfield also served as Alpha’s executive vice president from November 2004 until January 2007.
Mr. Crutchfield joined Alpha’s management team as the executive vice president of Alpha Natural Resources, LLC and vice president of ANR Holdings, LLC in March 2003, and also served as the executive vice president of ANR Holdings, LLC from November 2003 until ANR Holdings, LLC was merged with another of Alpha’s subsidiaries in December 2005. From June 2001 through January 2003, he served as vice president of El Paso Corporation, a natural gas and energy provider, and president of Coastal Coal Company, a coal producer and affiliate of El Paso Corporation, acquired by Alpha in 2003.
Prior to joining El Paso, he served as president and CEO of AMVEST Corporation, a coal and gas producer and provider of related products and services, and held executive positions at AEI Resources, Inc., a coal producer, including president and chief executive officer. Before joining AEI Resources, he served as the chairman, president and chief executive officer of Cyprus Australia Coal Company and held executive operating management positions with Cyprus in the U.S. before being relocated to Sydney, Australia in 1997. He worked for Pittston Coal Company, in various operating and executive management positions from 1986 to 1995, including as vice president operations prior to joining Cyprus.
Mr. Crutchfield serves on the board of directors of Coeur Mining Inc. He also served on the board of directors of King Pharmaceuticals, Inc. from February 2010 until the first quarter of 2011, when he resigned in connection with the acquisition of King Pharmaceuticals by Pfizer, and on the board of directors of Rice Energy Inc. from January 2014 to November 2014.
Albert E. Ferrara, Jr., age 69, is one of Contura’s initial directors, having served since July 2016, and is chairman of the Board’s Audit Committee. Mr. Ferrara has spent over forty years in the metals and related resource industry. Mr. Ferrara served in senior executive positions with AK Steel, including senior vice president finance and chief financial officer, from 2003 until his retirement in 2013. Before joining AK Steel Mr. Ferrara spent thirty years with United States Steel Corporation/USX Corporation in a variety of roles domestically and internationally including senior vice president and treasurer. Mr. Ferrara has served since 2014 as a principal of Amelia Metals LLC, a consulting firm specializing in the metals and mining industries. Mr. Ferrara holds a bachelor of science degree with distinction and a juris doctor degree both from the University of Virginia. He has been licensed to practice law in the State of Pennsylvania.
Daniel J. Geiger, age 68, joined the board of directors of each of ANR and Holdings in February 2018. Mr. Geiger has been a Managing Member of D.J. Geiger & Co., LLC, a mining consulting firm, since 2010. During his time as a Managing Member, from 2011 to 2012, Mr. Geiger was also the Lead Independent Director for Lipari Energy, a major coal producer in Eastern Kentucky and a publicly traded company at that time. Prior to those positions, Mr. Geiger was the CEO and Chairman for Lexington Coal Company from August 2004 to July 2010. During his tenure at Lexington Coal Company, Mr. Geiger oversaw the reduction of reclamation liabilities and the eventual merger of the company into a subsidiary of a national coal production company. From 1982 to 2004, Mr. Geiger served as Vice President, Engineering of the James River Coal Company, and has over 35 years of experience in the coal industry. Mr. Geiger earned a B.S. in Civil Engineering from Ohio University, and is a Registered Professional Engineer in the states of Kentucky and West Virginia.
John E. Lushefski, age 62, joined the board of directors of each of ANR and Holdings in July 2016. Most recently, Mr. Lushefski served as Senior Vice President and Chief Financial Officer of Patriot Coal Corporation from 2012 to 2015, where he also served on the board of directors. Patriot filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on May 12, 2015. Prior to Mr. Lushefski’s roles at Patriot Coal Corporation, he held numerous management and advisory positions with several large companies. He was a partner at BVisions Advisory LLP and served as Chief Financial Officer for both Millennium Chemicals Inc. and Peabody Holding Company Inc. Additionally, Mr. Lushefski served on the board of directors of Suburban Propane, LP and Smith Corona Corporation and on the governance committee of Equistar Chemicals, L.P. He also acted as an advisory board member for East Coast Power Systems, Inc. and Restricted Stock Systems, Inc. Mr. Lushefski is a Certified Public Accountant and received his B.S. in Business Administration and Accounting from Pennsylvania State University.
Anthony Orlando, age 59, joined the board in September 2017 and serves as chair of the Board’s Compensation Committee. Mr. Orlando spent nearly thirty years in various executive leadership, financial, business development, and engineering management positions with the global Energy-from-Waste company, Covanta Holding Corporation (formerly Ogden Corporation), most recently as President and Chief Executive Officer from 2004 until 2015. Prior to joining Covanta, Mr. Orlando spent six years in the petrochemical industry as an engineer for Foster Wheeler Corporation. Mr. Orlando currently serves on the board of directors of Landstar System, Inc. and previously served on the board of directors of Covanta Holding. Mr. Orlando earned a master’s degree in business administration from Seton Hall University and a bachelor of science, civil engineering degree from Villanova University.
David J. Stetson, age 62, was appointed as Chairman of the Board of Directors and Chief Executive Officer of ANR and Holdings in July 2016. Mr. Stetson is a seasoned executive with extensive experience in management, finance, mergers and acquisitions, corporate governance, restructuring, the law and reclamation. Mr. Stetson has held a myriad of leadership positions, including Chief Executive Officer, Chief Restructuring Officer, and Senior Advisor for various energy companies, including Trinity Coal Corporation, American Resources Offshore, Inc., Lexington Coal Company, and Lipari Energy Inc. Mr. Stetson earned an M.B.A from the University of Notre Dame, a J.D. from the Brandeis School of Law at the University of Louisville, and a B.S. from Murray State University.
Harvey L. Tepner, age 61, joined the board of directors of each of ANR and Holdings in July 2016, and he serves as the lead independent director of the Board of Directors of each of ANR and Holdings. He is a private investor and serves on the board of directors of Core-Mark Holding Company, Inc., Clear Channel Outdoor Holdings, Inc., and several private companies, including Nine West Holdings, Inc. Previously, Mr. Tepner was a senior executive of WL Ross & Co. LLC, and a partner in WL Ross funds, where his responsibilities included managing certain portfolio companies and sourcing and structuring investments in stressed and distressed loans and debt securities. While at WL Ross, Mr. Tepner was a member of the board of directors of International Textile Group, Inc., Plascar Participacoes Industrias SA of Brazil, and OCM India Limited, publicly traded companies controlled by various WL Ross funds. Prior to WL Ross, Mr. Tepner was an investment banker at several Wall Street firms including Loeb Partners Corporation, Rothschild Inc. and Dillon Read & Co. Mr. Tepner received a B.A. from Carleton University and an M.B.A. from Cornell University. He also holds the dual designations of Chartered Accountant and Chartered Professional Accountant (Canada). Mr. Tepner is a member of the National Association of Corporate Directors, the International Insolvency Institute and the American Bankruptcy Institute, of which he was a former director.

Neale X. Trangucci, age 61, is one of Contura’s initial directors, having served since July 2016. He is chairman of Contura’s Board of Directors and chairman of the Board’s Nominating and Corporate Governance Committee. In 2014 he formed NXT Partners LLC, where he is principal/owner. He served as co-head of bankruptcy and distressed investments with Mason Capital Management from 2005 until 2014, and previously held senior positions focused on distressed assets and investments with Stonehill Investment Corp/WHX Corp. (including as a partner in Stonehill and as chief executive officer of WHX Corp.), Salomon Brothers Inc. in New York City and Continental Illinois Bank. Mr. Trangucci has also served on the boards of directors of George Industries Inc., Automation Tooling Systems, WHX Corp., Wheeling-Pittsburgh Corp., Wheeling-Nisshin Inc., Photowatt International, Handy & Harman and Unimast. Mr. Trangucci earned a master’s degree in international finance and banking from Columbia University and a bachelor of science degree from Bucknell University.
Michael Ward, age 67, joined the Board in September 2017 and serves as chair of the Board’s Safety, Health and Environmental Committee. Mr. Ward spent forty years serving in various executive leadership, financial, and coal marketing positions with one of the nation’s premier transportation and logistics companies, CSX Corporation, and its predecessor company, Chessie System, Inc., most recently as Board Chairman and Chief Executive Officer from 2003 until 2017. Mr. Ward currently serves on the boards of directors of Ashland Global Holdings, Inc. and PNC Financial Services Group, Inc., as well as a number of boards of various local, regional, and national not-for-profit organizations. Mr. Ward earned a master’s degree in business administration from the Harvard Business School and a bachelor of arts degree from the University of Maryland.
Accounting Treatment of the Mergers
The mergers will be accounted for in accordance with US GAAP and in accordance with the FASB’s ASC 805—Business Combinations. Contura will be treated as the acquirer of Alpha for accounting and financial reporting purposes. For additional information, please see “Selected Unaudited Pro Forma Condensed Combined Financial Information” and the notes related thereto beginning on page 26. The assets and liabilities of Alpha will be recorded, as of the completion of the mergers, at their fair values and consolidated with those of Contura. The purchase price will be determined based on the number of shares of common stock issued and the trading price of shares of Contura common stock on the date of the mergers. Contura will allocate the purchase price to the fair value of Alpha’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually. The operating results of Alpha will be part of the combined company beginning on the date of the mergers.
Appraisal / Dissenters’ Rights for Alpha Stockholders
Pursuant to Section 262 of the DGCL, which we refer to as “Section 262,” holders of shares of either Holdings common stock or Class C-1 common stock (collectively, “appraisal rights shares”) who do not wish to accept the merger consideration may elect to have the fair value of their appraisal rights shares (exclusive of any element of value arising from the accomplishment or expectation of the mergers) judicially determined and paid in cash, together with interest, if any, in lieu of receiving the merger consideration. Holders of record of appraisal rights shares may exercise these appraisal rights only by complying strictly with Section 262.
The following discussion is a summary of the material statutory procedures to be followed by stockholders in order to dissent from the mergers and perfect appraisal rights under the DGCL. If you want to exercise appraisal rights, you should review carefully Section 262 and are urged to consult a legal advisor before electing or attempting to exercise these rights, because the failure to precisely follow all the necessary legal requirements may result in the loss of such appraisal rights. This description is not complete and is qualified in its entirety by the full text of the relevant provisions of the DGCL, which are reprinted in their entirety as Annex E to this joint proxy statement and prospectus. Stockholders seeking to exercise appraisal rights with respect to their appraisal rights shares must strictly comply with these provisions.
All references in Section 262 and in this summary to a “stockholder” are to the record holder of appraisal rights shares unless otherwise indicated. A person having a beneficial interest in appraisal rights shares held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Stockholders of record of one or more appraisal rights shares are entitled to appraisal rights under Delaware law and have the right (i) to dissent from the ANR merger with respect to Class C-1 common stock and/or the Holdings merger with respect to Holdings common stock, (ii) to have his, her or its appraisal rights shares appraised by the Delaware Court of Chancery and (iii) to receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the mergers) as of the completion of the ANR merger or Holdings merger, as applicable, in place of the merger consideration, as determined by the court, if the stockholder strictly complies with the procedures specified in Section 262. If a stockholder is awarded “fair value” for its appraisal rights shares by the Delaware Court of Chancery, such stockholder would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration, and accordingly, such stockholder would not receive any shares of Contura common stock following the completion of the mergers. Such fair value amount may be the same as or may differ from, and be higher or lower than, the value of the consideration that the stockholder would otherwise receive as a result of the mergers.
Under Section 262, if a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the Alpha special meetings, each of Holdings and ANR, must, not less than 20 days prior to the Holdings special meeting and the ANR special meeting, respectively, notify its stockholders that these appraisal rights are available and include in the notice a copy of Section 262. This joint proxy statement and prospectus constitutes such notice to the stockholders of Holdings and stockholders of ANR, and Section 262 as in effect with respect to this transaction is included as Annex E to this joint proxy statement and prospectus.
A stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex E carefully. Failure to strictly comply with the procedures of Section 262 in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the applicable number of shares of Contura common stock (plus cash in lieu of fractional shares) that such stockholder is otherwise entitled to receive under the merger agreement.
Completion of the mergers is subject to, among other things, the appraisal rights condition, unless this condition is waived by Contura.
If a stockholder wishes to exercise his, her or its right to demand appraisal under Section 262, the stockholder must satisfy each of the following conditions. The stockholder must:

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deliver a written demand for appraisal of its appraisal rights shares to Holdings (with respect to a demand for appraisal of Holdings common stock) or ANR (with respect to a demand for appraisal of Class C-1 common stock) before the taking of the vote with respect to the merger agreement at the Holdings special meeting or ANR special meeting, respectively. This demand will be sufficient if it reasonably informs Holdings (if the demand is made with respect to Holdings common stock) or ANR (if the demand is made with respect to Class C-1 common stock) of the stockholder’s identity and that such stockholder intends thereby to demand the appraisal of its Holdings common stock or Class C-1 common stock, as applicable. A proxy or vote against the ANR merger and/or the Holdings merger will not constitute such a demand. The written demand for appraisal must be in addition to and separate from any proxy the stockholder delivers or vote the stockholder casts in person;

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not vote in favor of approving the applicable merger (voting against, abstaining from voting or not voting at all will satisfy this requirement). A vote in favor of approving the ANR merger or the Holdings merger, in person or by proxy, or the return of a signed proxy that does not contain voting instructions will, unless revoked, constitute a waiver of the stockholder’s appraisal rights in respect of such merger and will nullify any previously filed written demand for appraisal;

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continue to hold the class of appraisal rights shares as to which the stockholder has demanded appraisal from the date of making the demand through the effective time of the applicable merger (the stockholder will lose its appraisal rights if it transfers such shares before the effective time of the Holdings merger or ANR merger, as applicable); and

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file (or Holdings or ANR, as the case may be, must file) a petition in the Delaware Court of Chancery, hereinafter referred to as the Court of Chancery, requesting a determination of the fair value of the stockholder’s appraisal rights shares within 120 days after the effective time of the ANR merger (if appraisal is demanded with respect to Class C-1 common stock) or the Holdings merger (if appraisal is demanded with respect to Holdings common stock). It is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights in respect of appraisal rights shares within the time prescribed in Section 262. Neither Holdings nor ANR is under any obligation to file any petition and has no intention of doing so.
All written demands for appraisal in respect of Class C-1 common stock should be mailed or delivered to:
ANR, Inc.
636 Shelby Street, 3rd Floor
Bristol, Tennessee 37620
Attn: Andrew B. McCallister
SVP, Secretary and General Counsel
All written demands for appraisal in respect of Holdings common stock should be mailed or delivered to:
Alpha Natural Resources Holdings, Inc.
636 Shelby Street, 3rd Floor
Bristol, Tennessee 37620
Attn: Andrew B. McCallister
SVP, Secretary and General Counsel

To be effective, a demand for appraisal rights must be executed by or for the stockholder of record who held the applicable appraisal rights shares on the date of making the demand and who continuously holds such shares through the effective time of the applicable merger, fully and correctly, as such stockholder’s name appears on the books and records of Holdings or ANR, as the case may be. Such record stockholder should sign every communication.
Only a holder of record of appraisal rights shares is entitled to demand appraisal rights for the shares registered in that holder’s name. Beneficial owners who do not also hold their appraisal rights shares of record may not directly make appraisal demands. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those appraisal rights shares. A record owner, such as a bank, brokerage firm or other nominee, who holds appraisal rights shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the appraisal rights shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of appraisal rights shares as to which appraisal is sought. Where no number of appraisal rights shares is expressly mentioned, the demand will be presumed to cover all appraisal rights shares of the same class held in the name of the record owner. Stockholders who hold their appraisal rights shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine appropriate procedures for making a demand for appraisal. If the appraisal rights shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all of the owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners.
Within 10 days after effective time of each of the mergers, Holdings or ANR, as applicable, will give written notice of the date that the applicable merger became effective to each of its stockholders who has complied with the requirements of Section 262 and has not voted in favor of adopting the merger agreement.
Within 120 days after the effective time of the Holdings merger or the ANR merger, as applicable, (i) Holdings or any stockholder of Holdings who has complied with Section 262 and who is otherwise entitled to appraisal rights in respect of Holdings common stock and (ii) ANR or any stockholder of ANR who has complied with Section 262 and who is otherwise entitled to appraisal rights in respect of Class C-1 common stock, may file a petition in the Court of Chancery demanding a determination of the value of appraisal rights shares held by all the dissenting stockholders that have properly demanded appraisal for Holdings common stock or Class C-1 common stock, as the case may be. A person who is the beneficial owner of appraisal rights shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Any dissenting stockholder desiring to file a petition is advised to file on a timely basis unless the dissenting stockholder receives notice that another such stockholder of Holdings or ANR, as the case may be, has already filed a petition. The failure to file a petition timely could nullify any previous written demand for appraisal. Neither Holdings nor ANR is under any obligation to file any petition and neither has any intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Notwithstanding the foregoing, at any time within 60 days after the effective time of the Holdings merger or ANR merger, any stockholder of Holdings or ANR, as applicable, who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw its demand for appraisal and to accept the merger consideration. Any attempt to withdraw made more than 60 days after the effective time of the Holdings merger or ANR merger, will require the written approval of Holdings or ANR, respectively, and no appraisal proceeding before the Court of Chancery as to any stockholder will be dismissed without the approval of the Court of Chancery, which approval may be conditioned upon any terms the Court of Chancery deems just. If Holdings or ANR, as the case may be, does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, together with interest, if applicable. This value could be higher or lower than, or the same as, the value of the merger consideration.
Within 120 days after the effective time of the Holdings merger or ANR merger, as the case may be, any stockholder who has complied with Section 262 with respect to a class of appraisal rights shares to that point in time will be entitled to receive from Holdings or ANR, as applicable, upon written request, a statement setting forth the aggregate number of appraisal rights shares of the same class not voted in favor of adopting the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of appraisal rights shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from Holdings or ANR, as applicable, the statement described in the previous sentence. Each written statement shall be mailed within 10 days after the stockholder’s written request for such statement is received by Holdings or ANR, as the case may be, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.
Upon the filing of any such petition by a stockholder of Holdings or ANR, service of a copy thereof shall be made upon Holdings or ANR, respectively. If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to Holdings or ANR, Holdings or ANR, as applicable, shall within 20 days after such service, file with the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all of its stockholders who have demanded payment for their shares and with whom agreement as to the value of their appraisal rights shares has not been reached by Holdings or ANR, as applicable. After giving notice to stockholders, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights.
After determining which stockholders are entitled to an appraisal, the Court of Chancery will appraise the appraisal rights shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, on the amount determined to be fair value, to the stockholders entitled to receive the same upon the surrender by such holders of the certificates representing their shares, if any, or immediately in the case of any uncertificated shares.
Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the mergers through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the mergers and the date of payment of the judgment. Interest may be simple or compound, as the Court may direct. In determining fair value, the Court of Chancery is to take into account all relevant factors, including the rate of interest which Holdings or ANR, as applicable, would have had to pay to borrow money during the pendency of the proceeding. The fair value of their shares as determined under Section 262 could be greater than, the same as, or less than the merger consideration.
Each of Holdings and ANR, however, has the right at any time before the entry of judgment in the appraisal proceedings, to voluntarily pay to each of its stockholders entitled to appraisal an amount in cash. If Holdings or ANR, as applicable, elects to make such a voluntary payment pursuant to Section 262(h), interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid by Holdings or ANR, as applicable, in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest accrued prior to such voluntary payment, unless paid at that time. Neither Holdings nor ANR, is under any obligation to make such a voluntary cash payment prior to such entry of judgment.
The costs of the proceedings may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ or expert witnesses’ fees. Upon application of a stockholder, the Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts.
If a stockholder has not commenced an appraisal proceeding or joined such a proceeding as a named party the stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to Holdings (in the case of a holder of Holdings common stock) or ANR (in the case of a holder of Class C-1 common stock), except that any attempt to withdraw made more than 60 days after the effective time of the Holdings merger or ANR merger will require written approval of Holdings or ANR, as applicable, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed without approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that no such approval of Holdings or ANR, as the case may be, will be required for any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Holdings merger or ANR merger, as applicable, within 60 days after the effective time of the mergers. If a stockholder fails to perfect, successfully withdraw or lose the appraisal right with respect to his, her or its appraisal rights shares, such shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.
The process of demanding and exercising appraisal rights requires strict compliance with technical prerequisites. If you wish to exercise your appraisal rights, you should consult with your own legal counsel in connection with compliance under Section 262. To the extent there are any inconsistencies between the foregoing summary and Section 262, the DGCL will govern.
Regulatory Approvals Required for the Mergers
The completion of the mergers is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The notifications required under the HSR Act to the Federal Trade Commission (“FTC”) and the United States Department of Justice Antitrust Division (the “Antitrust Division”) were filed on May 21, 2018. The parties received early termination of the applicable waiting period under the HSR Act on July 2, 2018.
Except in the event that Contura or its subsidiaries agrees to enter into a transaction pursuant to which one or more third parties agrees to acquire beneficial ownership of at least 50% of the assets or businesses of Contura and its subsidiaries (such transaction, a “Contura Sales Transaction”), Contura and Alpha have agreed to use their commercially reasonable efforts, subject to specified limitations, to take, or cause to be taken, all actions necessary, proper or advisable under applicable law and regulations, including the HSR Act, to complete the mergers in the most expeditious manner practicable. Except in the event of a Contura Sales Transaction, the use of such commercially reasonable efforts does not require Contura to agree to or make any concessions or undertakings (including agreements to divest or hold separate assets or limit lines of business) if such agreements, concessions or undertakings either (i) would have a material and adverse effect on the benefits Contura reasonably expects to be derived from the combination of Contura and Alpha through the mergers or materially limit the conduct of business by the combined company following the closing of the mergers, or (ii) are not required to permit the consummation of the mergers without material delay (such agreements, concessions or undertakings, “Materially Burdensome Conditions”).
If Contura or its subsidiaries enters into an agreement committing to a transaction pursuant to which one or more third parties agrees to acquire beneficial ownership of at least 50% of the assets or businesses of Contura and its subsidiaries (such transaction, a “Contura Sale Transaction”), then Contura and its subsidiaries are required to use their reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable, to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as reasonably practicable, including by (i) agreeing to and performing any

Materially Burdensome Conditions that may be required to obtain the expiration or termination of the applicable waiting periods under the HSR Act and (ii) taking any and all reasonable actions to contest and defend any claim, cause of action, or proceeding instituted or threatened that challenges the mergers as violating any antitrust law and avoid the entry of or have vacated any decree, order, judgment, or injunction entered, enforced, or attempted to be entered or enforced, by any governmental entity that would prohibit, prevent or restrict the consummation of the mergers. See “The Merger Agreement — Covenants and Agreements” beginning on page 153. Neither this covenant nor the covenants addressing the operations of Contura between the signing of the merger agreement and the effective time of the mergers prevents Contura or its subsidiaries from entering into an agreement committing to a Contura Sale Transaction.
It is possible that any of the governmental entities with which filings have been or will be made may seek additional regulatory concessions or impose additional conditions or states or private parties may commence litigation to prevent the completion of the mergers. There can be no assurance that Contura or Alpha will be able to satisfy or comply with any conditions imposed, that compliance or non-compliance will not have adverse consequences on the combined company after completion of the mergers or that litigation, if any, will be resolved favorably by Contura or Alpha.
Contura will be obligated to pay a termination fee of $19 million to Alpha if the merger agreement is terminated under certain circumstances related to the failure to obtain antitrust approvals required for the mergers. See “The Merger Agreement — Termination Fees” beginning on page 164.
Material Contracts Between Contura and Alpha
Alpha Natural Resources, Inc. Restructuring
Contura was incorporated in the State of Delaware on June 10, 2016 and was formed to acquire and operate certain of Predecessor Alpha’s core coal operations, as part of the Alpha Restructuring. On July 26, 2016, a consortium of former creditors of Predecessor Alpha acquired Contura common stock in exchange for a partial release of their creditor claims pursuant to the Alpha Restructuring settlement. Contura entered into various settlement agreements with Predecessor Alpha and/or ANR (the bankruptcy successor of Predecessor Alpha) and third parties as part of the Alpha Restructuring. Contura also assumed acquisition-related obligations through those settlement agreements, which became effective on July 26, 2016, the effective date of Alpha’s plan of reorganization.
Asset Purchase Agreement
Contura entered into an Asset Purchase Agreement (the “APA”) with Predecessor Alpha and ANR, dated July 26, 2016 for the purchase of certain former core coal operations of Alpha. Under the terms of the APA between Alpha and Contura, liabilities, including those related to environmental matters, associated with Alpha or its predecessors’ pre-sale operations were explicitly retained by Alpha, subject to certain exceptions. Pursuant to Alpha’s Plan of Reorganization and the order of the Bankruptcy Court confirming it, the assets acquired by Contura were transferred “free and clear” of any liabilities or claims of any nature relating to Alpha or any of its predecessors, except as otherwise provided in the APA or under the terms of the order of the Bankruptcy Court.
Contura also entered into a Settlement Agreement with the same parties, dated as of November 3, 2016, pursuant to the APA, in which further clarification was provided with regards to the agreement on how to settle items such as working capital adjustments, tax credits and trade payments.
Transition Services Agreement
Contura entered into a Transition Services Agreement (the “TSA”) with Predecessor Alpha and ANR, dated July 26, 2016, for certain back office services and support to be provided from the date of the TSA until various dates, depending on the service. The services provided range from certain accounting, tax, benefit, payroll, legal and regulatory, IT support and other services, and their durational periods range from approximately one month to up to one year following July 26, 2016.
Contura also entered into four amendments to the TSA, with the first being on August 26, 2016 (the “First Amendment”), the second being on October 20, 2016 (the “Second Amendment”), the third being on February 22, 2017 (the “Third Amendment”) and the fourth being on December 19, 2017 (the “Fourth Amendment”). The First Amendment revised various mail notice provisions and bank account information, among other things. The Second Amendment provided for a thirty-day extension to the provision of certain telecommunications services. The Third Amendment extended the time period for the provision of certain services through December 31, 2017. The Fourth Amendment extended the time period for the provision of certain services through December 31, 2021. Any future additions to services provided or extensions of service terms will be executed via further amendments to the TSA.
Contingent Credit Agreement
The Contingent Credit Support Commitment (“Contingent Commitment”) was an unsecured obligation of Contura to ANR that required Contura to provide ANR with revolving credit support in certain circumstances in an aggregate total amount of $35 million from July 26, 2016 through September 30, 2018. The Contingent Commitment was terminated in connection with the Lexington Transaction and ANR did not draw against the Contingent Commitment at any time prior to its termination.
Coal Sales Agreement
Alpha Coal Sales Co., LLC (“ACS”) and Contura Coal Sales, LLC (“CCS”) entered into a Master Agreement effective July 26, 2016, under which Contura agreed to purchase and ACS agreed to sell all metallurgical coal that ACS would, in the normal course of its business, sell directly into the export metallurgical market. Pricing for each product is generally calculated using an index price for the thirty-day period prior to a shipment or a negotiated market price minus a terminal charge, a sales fee and the cost of rail transportation. The term of the Master Agreement was originally through December 31, 2017.
The First Amendment to Master Agreement, effective October 1, 2016 (“First Amendment”), (i) extended the term of the Master Agreement to December 31, 2019; (ii) added an additional product to be purchased; (iii) added a provision that permits ACS to elect to export certain met products from time to time on a spot basis, subject to certain CCS rights of refusal; and (iv) added a requirement for a minimum quarterly tonnage, initially 500,000 tons, beginning with calendar year 2017. The parties have continued to use 500,000 tons as the minimum quarterly tonnage. If the minimum quarterly tonnage is not delivered, ACS is required pay liquidated damages to CCS in an amount equal to $4.50 per net ton multiplied by the difference between the minimum quarterly tonnage and the number of net tons actually delivered during the quarter.
The First Amendment also added a provision that permits ACS to offer to CCS additional new products not currently included in the Master Agreement for purchase during any given calendar quarter. If ACS and CCS are not able to reach an agreement for the purchase and sale of such additional new products, ACS may sell such additional new products into the export market for that quarter. If, in marketing such additional new products to third parties, ACS is unable to obtain a price higher than the last price offered by CCS, ACS must offer such additional new products to CCS again before selling to a third party. CCS must elect to purchase such new additional products at such price within two business days of the ACS offer or the ACS offer expires.
The Second Amendment to Master Agreement, effective April 1, 2017 (“Second Amendment”), added an additional product to be purchased.
Relevant sections of the Master Agreement were amended by each of the First Amendment and the Second Amendment to identify the source, pricing method and quality specifications for certain products.
Funding of Restricted Cash Reclamation
Pursuant to the Reclamation Funding Agreement, dated July 12, 2016, as amended on October 23, 2017, separate interest bearing segregated deposit accounts (“Restricted Cash Reclamation Accounts”) were established for certain applicable federal and state environmental regulatory authorities to provide certain funding for the reclamation, mitigation and water treatment, and certain management work to be done at reclaim-only sites related to certain obligations under the various permits associated with ANR’s retained assets. Contura must pay the aggregate amount of $50 million into the various Restricted Cash Reclamation Accounts as follows: $8 million immediately upon the Effective Date; $10 million on the anniversary of the Effective Date in each of 2017, 2018, and 2019; and $12 million on the anniversary of the Effective Date in 2020. The initial $8 million payment was paid as part of the Alpha Restructuring settlement process and $10 million was paid in 2017. In connection with Lexington Transaction, ANR assigned to LCC the right, pursuant to the Reclamation

Funding Agreement, to receive the remaining $32 million from Contura. In addition, under certain contingencies, Contura was required to pay up to an aggregate amount of $50 million into various Restricted Cash Reclamation Accounts from 2021 through 2025. Such contingent funding obligations have been terminated in connection with the Lexington Transaction.
Interests of Alpha’s Directors and Executive Officers in the Mergers
Some of ANR’s executive officers and members of the ANR board of directors and Holdings board of directors, in their capacities as such, have financial interests in the mergers that may be different from, or in addition to, their interests as stockholders and the interests of stockholders of ANR and Holdings generally. The members of the ANR board of directors and Holdings board of directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the merger, and in their recommendation to the ANR stockholders and Holdings stockholders that they vote to approve the applicable merger. For additional information, see the section entitled “The Mergers — Alpha’s Reasons for the Mergers; Recommendation of the Alpha Board of Directors” beginning on page 95.
Employment Agreement with David J. Stetson
David J. Stetson (“Mr. Stetson”) and Alpha Natural Resources Services, LLC (“Alpha Services”), a wholly-owned, indirect subsidiary of ANR, are party to the Second Revised and Amended Employment Agreement, dated April 29, 2018 (the “Stetson Agreement”). In connection with the mergers, it is expected that Mr. Stetson’s employment will terminate without Cause (as defined below). Under the terms of the Stetson Agreement, if Mr. Stetson is terminated without “Cause” (or Mr. Stetson terminates his employment for “Good Reason”), and he timely executes a release agreement, Mr. Stetson will receive certain severance benefits (the “Stetson Severance Benefits”), as described below.
“Cause” is generally defined as (i) Mr. Stetson’s gross negligence or willful misconduct in the performance of his duties and services; (ii) Mr. Stetson’s final conviction of, or plea of guilty or nolo contendere to, a felony or Mr. Stetson engaging in fraudulent or criminal activity relating to the scope of Mr. Stetson’s employment; (iii) Mr. Stetson’s material violation of Alpha Services’ Code of Business Ethics; (iv) any continuing or repeated failure to perform Mr. Stetson’s duties as required in writing by ANR’s board of directors after Mr. Stetson has been afforded a reasonable opportunity to cure such breach, if curable; (v) Mr. Stetson’s commission of a felony or crime involving moral turpitude; or (vi) conduct by Mr. Stetson which brings Alpha Services and/or its affiliates into public disgrace or disrepute in any material respect.
“Good Reason” is generally defined as (i) a material reduction in Mr. Stetson’s (A) base salary or (B) target annual bonus opportunity (unless such reduction relates to an across-the-board reduction similarly affecting all or substantially all other executives of Alpha Services and its affiliates); (ii) a failure to provide Mr. Stetson with the opportunity to materially participate in any material equity-based plans of Alpha Services and its affiliates on a similar basis to those of other executives of Alpha Services and its affiliates; (iii) a material adverse change in Mr. Stetson’s scope of duties or responsibilities caused by Alpha Services which results in a significant diminution in Mr. Stetson’s scope of duties or responsibilities, subject to certain exceptions specified in the Stetson Agreement; (iv) a relocation of Alpha Services’ principal place of business, or of Mr. Stetson’s own office as assigned to Mr. Stetson by Alpha Services, to a location more than fifty (50) miles from the previous location; (v) illegal activity on the part of Alpha Services or its board of directors that has certain material adverse effects specified in the Stetson Agreement; (vi) a contested election of directors, as a result of which or in connection with which the persons who were directors of ANR before such election or their nominees cease to constitute a majority of ANR's Board; or (vii) Alpha Services’ sale or distribution of its assets or operations, and/or the general wind-down of Alpha Services’ business and affairs. Mr. Stetson’s right to terminate his employment for Good Reason is subject to a right to cure by Alpha Services.
The Stetson Severance Benefits generally include the following payments and benefits:
(i)(A) any base salary earned, accrued or owing to him through the last day of employment, (B) any unpaid annual bonus that is due and payable under Alpha Services’ and/or its affiliates' plans for years prior to the year in which his employment is terminated, (C) reimbursement for all reasonable and customary expenses incurred by him in performing services for Alpha Services prior to the last day of his employment and (D) the amount of accrued, but unused, vacation time;

(ii) a lump sum cash payment equal to 2.5 multiplied by the sum of: (A) Mr. Stetson’s base salary as of the last date of employment, plus (B) annual bonus amounts paid or payable in the 365 day period preceding Mr. Stetson’s last day of employment;
(iii) a pro rata share of any annual bonus, based on the target levels set for such bonuses, under Alpha Services and its affiliates' applicable plans for the year Mr. Stetson’s employment is terminated, based on the portion of such year that Mr. Stetson was employed by Alpha Services and any affiliate (the “Pro Rata Bonus”);
(iv) maintenance of Mr. Stetson and Mr. Stetson’s dependents dental and life insurance benefits and, provided that Mr. Stetson timely and properly elects COBRA continuation coverage, their coverage for health insurance. Such coverage or reimbursement is required to be provided to Mr. Stetson until Mr. Stetson attains the age of 65 or, if earlier, the date another employer provides Mr. Stetson benefits substantially comparable to the benefits provided by the applicable Alpha Services benefit plan (the “COBRA and Life Insurance Benefits”). Certain alternative arrangements are provided for in the Stetson Agreement if the foregoing arrangement is determined not to be permitted by applicable law and the terms of the applicable plan; and
(v) reimbursement for (A) up to $15,000 of expenses for outplacement assistance services and other costs associated with seeking another employment position and (B) up to $15,000 for certain reasonable relocation expenses (the “Outplacement Benefits”).
The parties expect the Stetson Severance Benefits to be triggered in connection with the mergers.
The following table sets forth the approximate value of each component payment and benefit of the Stetson Severance Benefits that may be received by Mr. Stetson if his employment is terminated by Alpha Services without Cause or he terminates his employment with Alpha Services with Good Reason.

Component Benefit and/or Payment	Amount (1)
Salary and Bonus	$6,855,419
Pro Rata Bonus	$1,136,438	(2)
COBRA and Life Insurance Benefits	$84,763
Outplacement Benefits	$15,000
Total	$8,091,620
______________

(1)	The amounts in the table do not reflect (i) the Cashout Amount, and (ii) up to $50,000 in legal fees.

(2)
The pro rata bonus is calculated based on the assumption that Mr. Stetson’s employment is terminated by Alpha Services without Cause or he terminates his employment with Alpha Services with Good Reason on September 1, 2018.

In addition to severance benefits, under the Stetson Agreement, Mr. Stetson is entitled to a cash-out of his ANR stock options (the “Cashout Amount”) following a change in control where he would not otherwise be eligible to receive cash in exchange for the shares acquired upon the exercise of his ANR stock options. This cash-out provision of the Stetson Agreement will apply to the mergers, if they are consummated. Under this provision, the Applicable Amount (as defined below) of the shares of Class C-1 common stock to be received in connection with the settlement of Mr. Stetson’s ANR Options pursuant to the Merger Agreement (after the satisfaction of any exercise price payment by the withholding of shares of Class C-1 common stock to satisfy any such obligation) will, immediately prior to the closing of the mergers, be reduced and instead, Alpha Services will make a cash payment to Mr. Stetson equal to the value of the shares of Class C-1 common stock, which, in the case of the mergers, would be based on a value per Class C-1 common share equal to the average of the weighted average prices per share of Contura common stock for the 15 consecutive trading days ending on the second to last trading day prior to the consummation of the mergers, multiplied by an exchange ratio of 0.4071. “Applicable Amount” means the lesser of (i) 50% of the aggregate number of shares of Class C-1 common stock underlying Mr. Stetson’s ANR Options and the other number of shares of ANR stock held by Mr. Stetson on a fully vested basis and (ii) the number of shares determined by dividing $3.5 million by the value of the ANR stock. The Cashout Amount resulting from the mergers would be approximately $3.5 million, assuming (i) the effective time of the mergers occurs on September 1, 2018 and (ii) the averages of the weighted average prices per share of Contura common stock for the 15 consecutive trading days ending on the second to last trading day prior to the closing of the mergers is $71.51.
Under the Stetson Agreement, Mr. Stetson is bound by post-employment covenants restricting his ability to compete with Alpha Services, its affiliates and any successor, or otherwise interfere with such entity’s relationship with, or solicit, any of such entity’s customers for a period of two years following termination of employment. Mr. Stetson is also subject to ongoing confidentiality and employee non-solicit obligations under the Stetson Agreement.
Key Employee Separation Plan
Certain executive officers of ANR and its affiliates (other than Mr. Stetson) participate in the ANR, Inc. Key Employee Separation Plan (the, “KESP”). The KESP is intended to retain the services of key employees by providing eligible employees of ANR and its affiliates with certain severance and welfare benefits in the event their employment is involuntarily terminated (or constructively terminated). As a condition to receipt of any payment or benefits under the KESP, the participant must execute a release and a confidentiality, non-competition, non-solicitation and intellectual property agreement. The mergers will constitute a change in control under the KESP, and the KESP provides for a change in control bonus and certain other payments and benefits upon a “Covered Change in Control Termination.”
Under the KESP, each participant will be entitled to receive a lump sum cash payment equal to a pro rata target bonus (as defined in the KESP) for the year in which the change in control occurs, which will be based on the portion of such year that the participant was employed by ANR or one of its affiliates prior to the effective date of the change in control.
In addition, under the KESP, a participant is eligible to receive certain payments and benefits upon a “Covered Change in Control Termination." A Covered Change in Control Termination generally means, with respect to a participant, if, during the 90-day period immediately preceding a change in control, or on or within the one-year period immediately following a change in control, there is the occurrence of an “Involuntary Termination Associated with a Change in Control.” An “Involuntary Termination Associated With a Change in Control” generally means a participant's separation from service related to a change in control: (i) by ANR or one of its affiliates for any reason other than (A) Cause, (B) death or (C) disability; or (ii) on account of a Good Reason termination of employment by the participant.
“Cause” under the KESP generally means the occurrence of any of the following: (i) the participant's gross negligence or willful misconduct in the performance of the duties and services required, or any willful violation of an ANR policy prohibiting any type of unlawful harassment or retaliation; (ii) the participant's final conviction of, or plea of guilty or nolo contendere to, a felony or the participant engaging in fraudulent or criminal activity relating to the scope of the participant's employment; (iii) a material violation of ANR's Code of Business Ethics; (iv) any continuing or repeated failure to perform the duties as requested in writing by the participant's supervisor(s) or the board of directors after the participant has been afforded a reasonable opportunity to cure such breach; (v) the commission of a felony or crime involving moral turpitude; or (vi) conduct which brings ANR or any of its affiliates into public disgrace or disrepute in any material respect.
“Good Reason” under the KESP generally means the occurrence (without the participant’s written consent) of any of the following: (i) A material reduction in the participant's (A) annual base pay or (B) target bonus opportunity (unless such reduction relates to an across-the-board reduction similarly affecting all or substantially all other executives of ANR and its affiliates); (ii) a failure to provide the participant with the opportunity to materially participate in any material equity-based plans of ANR and its affiliates on a similar basis to those of other similarly situated executives of ANR and its affiliates; (iii) ANR or any of its affiliates makes or causes to be made a material diminution in the participant’s authority, duties, or responsibilities of the supervisor to whom the participant is required to report; (iv) a relocation of ANR’s principal place of business, or of the participant's own office as assigned to the participant by ANR or one of its affiliates to a location that increases the participant's normal work commute by more than 50 miles; (v) illegal activity on the part of ANR or ANR’s board of directors that has certain material adverse effects specified in the KESP; or (vi) any failure to comply with certain successor provisions of the KESP, or any conduct or act that (without the participant’s consent) would have the effect of invalidating, or depriving the participant of the benefit of, any of the participant’s rights or benefits under the KESP. The participant has certain notice obligations, and ANR and its affiliates have certain rights to cure the basis for which Good Reason has been asserted by the participant under the KESP.

In connection with a Covered Change in Control Termination, and subject to the participant timely executing a release agreement, a participant will generally receive the following payments and benefits:
(i)(A) any base pay earned, accrued or owing to him or her through the date of termination, (B) any individual bonuses or individual incentive compensation not yet paid, but due and payable under ANR and/or its affiliates' plans for years prior to the year of the participant's termination of employment, (C) reimbursement for all reasonable and customary expenses incurred by the participant in performing services for ANR prior to the date of termination, and (D) the amount of accrued, but unused, vacation time according to ANR’s records;
(ii) a lump sum cash payment equal to the applicable Benefit Factor (as specified below) multiplied by the sum of: (A) the participant's base pay in effect as of the date of termination; plus (B) the participant's target bonus for the year in which the date of termination occurs, subject to any offset under the KESP;
(iii) a pro rata share of any individual annual cash incentive bonuses or individual annual cash incentive compensation, based on the target levels set for such bonuses, under ANR and its affiliates' applicable plans for the year of the participant's termination of employment based on the portion of such year that the participant was employed by ANR and any affiliate;
(iv) maintenance of the participant's paid coverage for health insurance (through the payment of the participant's COBRA premiums) and other dental and life insurance benefits (through the reimbursement of participant’s premiums upon conversion to an individual policy) until the participant attains the age of 65 or, if earlier, the date another employer provides the participant benefits substantially comparable to the benefits provided by the benefit plans (which the participant must provide prompt notice with respect thereto to ANR), or (c) the expiration of the COBRA Continuation Period (as defined in the KESP);
(v) reimbursement of life insurance premiums (subject to certain limitations as set forth in the KESP);
(vi) reimbursement for reasonable outplacement assistance services and other expenses associated with seeking another employment position for the participant, in an amount up to $15,000;
(vii) if (A) the participant has relocated more than 50 miles as a condition of accepting or continuing his or her employment with ANR or its affiliates and (B) elects within six (6) months following a Covered Change in Control Termination to relocate outside of the greater metropolitan area where the participant lives prior to a Covered Change of Control Termination, then such participant shall be eligible for one, but not both, of the following programs (x) if the participant sells his or her residence without electing to utilize the program described in subparagraph (y) below, then such participant shall receive reimbursement for reasonable costs and fees associated with selling his or her residence that are actually incurred, up to a maximum amount of 6% of the sales price of the residence; or (y) to have ANR purchase his or her residence if he or she is not successful in procuring a buyer for such residence after listing it for a period of 120 days at fair market value as determined by two independent appraisers, at least one of which is selected by the participant but both of which are paid for by the Company; and
(viii)any equity awards or grants, including but not limited to restricted stock, restricted stock units, and stock options, made by ANR or any affiliate on or after the effective date of the KESP, will become fully vested on the date of termination, and all stock options held by the participant shall be, and as applicable remain, exercisable until the earlier to occur of: (A) the expiration date of the applicable option term or (B) the one (1) year anniversary of the participant's date of termination; provided, however, that the payment of performance-based awards will continue to be subject to the attainment of the performance goals as specified in the applicable plan or award agreement.

The applicable benefit factor for each participant in the KESP is as follows:

Pay Grade	Covered Change in Control Termination Benefit Factor	Representative Job Position
28	2	President
27	1.5	High Executive Vice President
26	1.5	Chief Financial Officer/Chief Operations Officer/ Executive Vice President
25	1.5	General Counsel/Chief Administrative Officer
24	1.5	SVP, Met SVP, Thermal
In order to receive severance payments under the KESP, participants are required to agree to certain restrictive covenants, including a confidentiality covenant and one-year non-compete and non-solicitation covenants.
The following table sets forth the total approximate value of the payments and benefits that may be received by each executive officer of Alpha under the KESP as a result of a Covered Change in Control Termination.

Name	Amount (1)
Samuel Hopkins	$2,371,226
Jason Whitehead	$2,227,302
Judy Hill	$1,736,291
Daniel Horn	$1,220,186
William Davison	$1,220,186
Andrew McCallister	$1,795,533
______________

(1)
The total amount for each individual includes a pro rata bonus, which is calculated based on the assumption that each individual receives payments under the KESP as a result of a covered Change in Control Termination that occurs on September 1, 2018.

Stock Option Agreements
Certain directors and executive officers of ANR hold stock options in ANR granted pursuant to the ANR, Inc. 2017 Equity Incentive Plan (the “Equity Plan”). All option agreements under the Equity Plan provide that all unvested stock options will become fully vested immediately prior to but contingent upon the occurrence of a change in control (the mergers will qualify as a change in control), provided the optionee remains in continuous, active service with ANR through the consummation of such Change in Control. Pursuant to the merger agreement, option holders will receive common stock of Contura with respect to the value of the option holder’s options.

The following table sets forth the total approximate value of Contura common stock (assuming a price per share of $71.51 at the effective time of the mergers) that may be received by certain executive officers and directors of Alpha if the mergers are consummated:

Name	Amount
David Stetson	$12,384,198	(1)
Samuel Hopkins	$6,192,099
Jason Whitehead	$6,192,099
Judy Hill	$6,192,099
Daniel Horn	$3,096,049
William Davison	$3,096,049
Andrew McCallister	$6,192,099
Harvey Tepner	$3,096,049
John Lushefski	$3,096,049
James Martin	$1,548,025
Stephanie Timmermeyer	$1,548,025
______________

(1)	Of Mr. Stetson’s total amount, Mr. Stetson is expected to receive a cash amount of $3,499,983 to be paid to Mr. Stetson in lieu of 48,946 shares of Contura common stock.
Restricted Stock Unit Agreements
Certain directors of Alpha hold restricted stock units (“RSUs”) in ANR granted pursuant to the Equity Plan.  In connection with the mergers, all outstanding ANR RSUs will be assumed by Contura and automatically converted into Contura RSUs. The number of shares of Contura common stock underlying each Contura RSU award will be calculated by multiplying the number of ANR RSUs by the exchange ratio of 0.4071.  Each Contura RSU will otherwise be subject to the same terms as conditions (including vesting terms) as were applicable to the corresponding ANR RSU.
280G Reimbursement Agreements
Pursuant to the merger agreement, ANR is permitted to enter into one or more plans, agreements or arrangements (each, a “Section 280G Reimbursement Agreement”) for the benefit of the individuals listed in the chart below (the “Disqualified Officers”) to provide that ANR will reimburse (or advance) the Disqualified Officer (on a tax-neutral basis to such Disqualified Officer) for any excise tax incurred by the Disqualified Officer under Section 4999 of the Code (including any interest, penalties and/or additional taxes incurred) or for any claims by the Internal Revenue Service (“IRS”) related thereto (including any reasonable out of pocket defense costs and expenses) based upon or related to the treatment or characterization of ANR Options granted to the Disqualified Officers pursuant to the ANR equity-based plan as “excess parachute payments” for purposes of Sections 280G and 4999 of the Code (the “280G Tax Liabilities”). Except for costs and expenses not to exceed $100,000 in the aggregate for all Disqualified Officers, ANR will not be permitted to make any reimbursements or advances except solely to the extent that (i) ANR has been or is concurrently being fully reimbursed for the payment or the payment is being made directly by an insurance policy obtained by ANR in respect of the 280G Tax Liabilities (the “280G Tax Policy”) and (ii) ANR is not required to bear any cost or expense other than as set forth below. On June 28, 2018, ANR entered into Section 280G Reimbursement Agreements with the seven Disqualified Officers set forth in the table below and obtained a 280G Tax Policy for a term of seven years, which names these Disqualified Officers as additional insureds. ANR will use commercially reasonable efforts to maintain (and not cancel or otherwise terminate) the 280G Tax Policy, and is not required to incur costs or expenses except to the extent covered by the 280G Tax Policy (subject to the $100,000 limit described above). The aggregate premiums ANR has paid or will pay to obtain and maintain the 280G Tax Policy will not exceed $2,000,000.
The following table sets forth the approximate value of the payments that may be received by each individual who is party to a Section 280G Reimbursement Agreement with Alpha if (and only if) there is an adverse determination by the IRS with respect to the ANR Options that results in 280G Tax Liabilities to the Disqualified Officers and ANR continues to maintain the 280G Tax Policy. The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the following assumptions: (i) the effective time of the mergers occurs on September 1, 2018, (ii) the price per share of Contura common stock at the effective time of the mergers is $71.51, (iii) each individual (other than Mr. Stetson) receives payments pursuant to the KESP as a result of a Covered Change in Control Termination, at the effective time of the mergers, (iv) the federal tax rate applicable to each individual’s payments is 39.35% and the state tax rate applicable to each individual’s payments ranges from 0% to 6.5% depending on the individual’s residency and (v) with respect to Mr. Stetson only, that he receives the Stetson Severance Benefits (as a result of a qualifying termination at the effective time of the mergers).

Name	Potential Tax Reimbursement Amount
David Stetson	$6,961,716
Samuel Hopkins	$3,796,665
Jason Whitehead	$4,171,049
Judy Hill	$4,336,689
Daniel Horn	$1,769,825
William Davison	$1,816,616
Andrew McCallister	$4,209,134
Gross Up Payments
In connection with the merger, and pursuant to the merger agreement, Contura has agreed, together with the first lump sum payment payable in respect of the separation from service of any disqualified individual (within the meaning of Code Section 280G) eligible to receive benefits under the KESP, to make an additional cash payment to each such disqualified individual in respect of taxes due under Code Section 4999 equal in amount to the lesser of (i) the amount set forth with respect to such individual below and (ii) the actual Code Section 4999 excise tax gross-up amount owed to such disqualified individual. Such disqualified individuals for which such lump sum payments are set forth in the table below. The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the following assumptions: (i) the effective time of the mergers is September 1, 2018, (ii) the price per share of Contura common stock at the effective time of the mergers is $65.95, (iii) each individual receives payments pursuant to the KESP as a result of a Covered Change in Control Termination, at the effective time of the mergers, and (iv) the federal tax rate applicable to each individual’s payments is 39.35% and the state tax rate applicable to each individual’s payments ranges from 0% to 6.5% depending on the individual’s residency.

Name	Amount
Samuel Hopkins	$754,399
Judy Hill	$818,245
Andrew McCallister	$611,292
Indemnification of Directors and Officers and Continuation of Directors’ and Officers’ Insurance
Merger Agreement
Pursuant to the merger agreement, following the effective times of the mergers, ANR and Holdings’ directors and executive officers are entitled to continued indemnification and insurance coverage relating to their service as ANR and/or Holdings directors and officers. For a more complete description, please see the section of this joint proxy statement and prospectus entitled “The Merger Agreement—Covenants and Agreements” beginning on page 153.

Indemnification Agreements
On the date the merger agreement was executed, ANR and Holdings entered into indemnification agreements with each of their respective directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the their respective certificates of incorporation and bylaws, as currently in effect, and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of ANR or Holdings for which indemnification is sought.
Pursuant to the indemnification agreements, Holdings and ANR agreed to indemnify and hold harmless each of their respective directors and executive officers to the fullest extent permitted by law to extent that he or she was, is or becomes, or is threatened to be made, a party to or witness or other participant in, or was, is or becomes obligated to furnish or furnishes documents in response to a subpoena or otherwise in connection with, any claim, action or proceeding (other than those initiated by the company) by reason of (i) the fact that the indemnitee is or was a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of such company, any of its subsidiaries or any other entity at the request of such company or one of its subsidiaries or (ii) any action or inaction on the part of the indemnitee while acting in such capacity. Each indemnification agreement provides that indemnification is only required if the indemnitee acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of ANR or Holdings (as applicable) and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.
The applicable indemnifying party (i.e., ANR or Holdings) under the indemnification agreements also agreed to indemnify and hold harmless each indemnitee to the fullest extent permitted by applicable law against certain expenses (other than amounts paid in settlement, judgments and fines) actually and reasonably incurred by or on behalf of applicable indemnitee in connection with a claim, action or proceeding (i) asserted by such indemnifying party, but only if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of such indemnifying party, or (ii) to the extent the indemnitee is the prevailing party in connection with a third party proceeding. Each indemnification agreement also requires the indemnifying party to pay in advance expenses incurred by an indemnitee in connection with a claim, action or proceeding for which the indemnitee is (or may be) entitled to indemnification; provided that the amount of such advances must be returned to the extent the indemnitee is determined not to be entitled to indemnification under the indemnification agreements.
Each indemnification agreement also provides that, so long as the applicable indemnitee continues to serve as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of ANR or Holdings, as applicable, its subsidiaries or any other entity at the request of ANR or Holdings and for a specified period of time thereafter, ANR or Holdings will purchase and maintain in effect one or more directors and officers liability insurance policy providing coverage at least comparable to that provided pursuant to existing insurance policies. Each indemnitee that is a party to an indemnification agreement is entitled to be covered by such policy or policies in such a manner as to provide him or her the same rights and benefits as are accorded to the most favorably insured of directors of the indemnifying company, if the indemnitee is a director of such company, or of the indemnifying company’s officers, if the indemnitee is not a director of such company.
The indemnification agreements described above will remain in effect following the effective times of the mergers.

THE MERGER AGREEMENT
The following is a summary of the material aspects of the merger agreement attached to this joint proxy statement and prospectus as Annex A, which is incorporated herein by reference. While the following description is intended to cover the material terms of the merger agreement, the summary may not contain all of the information that is important to you. We encourage you to read carefully the merger agreement and this entire joint proxy statement and prospectus.
The merger agreement and the summary of its terms in this joint proxy statement and prospectus have been included to provide information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about Contura, Alpha or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the merger agreement are made by Contura and Alpha only for the purposes of the merger agreement and are qualified and subject to certain limitations and exceptions agreed to by Contura and Alpha in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts and are qualified by confidential disclosure schedules shared by the parties. The representations and warranties also may be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders, and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement and prospectus, may have changed since the date of the merger agreement.
For the foregoing reasons, the representations, warranties, covenants and agreements and any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Contura, Alpha or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint proxy statement and prospectus.
The Mergers; Closing
Pursuant to the merger agreement, and in accordance with Delaware law, at the effective time of the mergers, MergerSub1, a wholly-owned subsidiary of Contura will merge with and into Holdings, and MergerSub2, a wholly-owned subsidiary of MergerSub1, will merge with and into ANR. Holdings and ANR will continue as the surviving corporations of the mergers and as direct and indirect wholly-owned subsidiaries of Contura.
The closing of the mergers will occur at a date and time agreed by the parties, but no later than the fourth business day following the date on which all of the conditions to the mergers, other than conditions that, by their terms, cannot be satisfied until the closing date (but subject to satisfaction of such conditions) have been satisfied or waived (to the extent permitted by applicable laws and regulations), unless the parties agree on another time. Contura and Alpha expect to complete the mergers in the fourth quarter of this year. However, they cannot assure you that such timing will occur or that the mergers will be completed as expected.
On or before the closing date of the mergers, Contura and Alpha will file certificates of merger with the Secretary of State of the State of Delaware. The effective time of the mergers will be the time Contura and Alpha file the certificates of merger or at a later time upon which Contura and Alpha may need to agree and specify in the certificates of merger.
Certificate of Incorporation and Bylaws
The merger agreement contemplates that prior to the effectiveness of the mergers, the certificate of incorporation of Contura will be amended and restated to, among other things, increase the number of authorized shares of Contura common stock to 50,000,000, as is necessary to provide Contura with sufficient authorized shares to issue as consideration in the mergers. This amendment is referred to as the “Contura charter amendment.” Contura stockholder approval of the Contura charter amendment has already been obtained.

Upon the effectiveness of the mergers, the certificate of incorporation and bylaws of MergerSub1 will become the certificate of incorporation and bylaws of Holdings (except that the certificate of incorporation and bylaws will reflect that the name of Holdings will be “Alpha Natural Resources Holdings, Inc.”) and the certificate of incorporation and bylaws of MergerSub2 will become the certificate of incorporation and bylaws of ANR (except that the certificate of incorporation and bylaws will reflect that the name of ANR will be “ANR, Inc.”).
Directors and Officers
Effective as of the closing of the mergers, the size of the combined company’s board of directors will be expanded to nine directors. Five board seats will be filled by the current members of Contura’s board of directors and four board seats will be filled by individuals designated by Alpha. The initial Alpha designees to be appointed to the combined company’s board of directors at closing are expected to be John E. Lushefski, Daniel J. Geiger, David J. Stetson and Harvey L. Tepner, unless Messrs. Lushefski, Geiger or Tepner fail to meet applicable independence standards as of the closing, in which case such individual will not be appointed to the combined company’s board of directors at closing. If any of Messrs. Lushefski, Geiger, Stetson or Tepner is unable to or has declined to serve on the combined company’s board of directors prior to the closing (or is not appointed to the combined company’s board of directors because he failed to meet applicable independence standards as of the closing), Alpha may designate a replacement subject to the approval of Contura’s board of directors, which cannot be unreasonably withheld (unless such replacement fails to meet applicable independence standards, in which case Contura’s board of directors may withhold its approval at its reasonable discretion exercised in good faith).
Following the closing of the mergers and through the completion of the combined company’s 2019 annual meeting of stockholders, the size of the combined company’s board of directors may not be changed except to reduce the size of the board in the event of any resignation or other cessation of service of one or more directors, and the combined company’s board of directors must nominate for election, unanimously recommend for election and solicit proxies in favor of the election of, each of the Alpha designees to the combined company’s board of directors, unless the board reasonably determines upon the advice of counsel, applying the same standards and principles with respect to all directors of Contura, that the taking of such action would reasonably be expected to constitute a violation of its fiduciary duties.
Each Alpha designee serving on the combined company’s board of directors shall be entitled to compensation for services rendered to the board (including any committee of the board) at levels, and otherwise on terms, comparable to other members of the combined company’s board of directors who are not employees of the combined company or its subsidiaries and to indemnification protection and liability insurance coverage on the same terms as other members of the combined company’s board of directors.
Upon the closing of the mergers, the directors and officers of MergerSub1 will become the directors and officers of Holdings and the directors and officers of MergerSub2 will become the directors and officers of ANR.
Merger Consideration
Upon the effectiveness of the mergers each share of Holdings common stock and each share of Class C-1 common stock, in each case outstanding immediately prior to the effective times of the mergers (other than shares held by Holdings, ANR or Contura and shares held by any holder of Holdings common stock or Class C-1 common stock with respect to which appraisal rights have been properly demanded and not properly withdrawn), will be converted into the right to receive 0.4071 fully paid and nonassessable shares of Contura common stock. All shares of Class C-2 common stock and all shares of Holdings common stock and Class C-1 common stock held by Holdings, ANR or Contura will be canceled for no consideration in connection with the mergers.
Fractional Shares
No fraction of a share of Contura common stock will be issued by virtue of either of the mergers. Instead, holders of Class C-1 common stock and Holdings common stock who would otherwise be entitled to receive a fraction of a share of Contura common stock will receive an amount in cash (rounded up to the nearest whole cent and without interest) determined by multiplying the fractional share interest by the arithmetic average of the dollar volume-weighted average price of Contura common stock on each of the 15 consecutive trading days ending on the second to last trading day prior to the effective time of the mergers.

Exchange Procedures
Prior to the closing of the mergers, Contura will enter into an agreement with an exchange agent selected by Contura and reasonably acceptable to Alpha, to handle the exchange of shares of Contura common stock in connection with the mergers, including the payment of cash for fractional shares. Immediately prior to the closing of the mergers, Contura will deposit with the exchange agent, for the benefit of the holders of Holdings common stock and Class C-1 common stock, the applicable number of shares of Contura common stock to be issued as merger consideration and cash in an amount sufficient to make payments in lieu of fractional shares and in respect of any dividends or distributions on Contura common stock with a record date after the closing of the mergers. Contura will take all actions necessary to ensure that the amount deposited is sufficient to make such cash payments.
As soon as reasonably practicable after the closing of the mergers, and in any event within three business days thereafter, Contura will cause the exchange agent to mail to each holder of record of Holdings common stock or Class C-1 common stock, a letter of transmittal and instructions explaining how to surrender stock certificates or book-entry shares representing shares of Holdings common stock or Class C-1 common stock in exchange for the merger consideration.
After the closing of the mergers, and upon surrender of an applicable stock certificate or book-entry share to the exchange agent, together with a letter of transmittal, duly executed, and other documents as may reasonably be required by the exchange agent, the holder of such stock certificate or book-entry share will be entitled to receive the merger consideration, in the form of (i) that number of whole shares of Contura common stock that such holder has the right to receive pursuant to the merger agreement and (ii) a check for the full amount of cash that such holder has the right to receive pursuant to the provisions of the merger agreement, including cash in lieu of fractional shares, and dividends and other distributions on Contura common stock with a record date after the closing of the mergers, and such stock certificates or book entries evidencing book-entry shares so surrendered will be cancelled. No interest will be paid or will accrue on any merger consideration payable under the merger agreement. If payment is to be made to a person other than the person in whose name the certificate or book-entry share surrendered is registered, the certificate or book-entry share so surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting such payment must pay any transfer or other taxes required by the reason of the payment to a person other than the registered holder of the certificate or book-entry share so surrendered, unless the person requesting such payment can establish to the satisfaction of Contura that such tax has been paid or is not applicable.
If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the stock certificate to be lost, stolen or destroyed and, if required by the combined company, the posting by such person of a bond in a reasonable amount as Contura may direct as indemnity against any claim that may be made against it with respect to the stock certificate, the exchange agent will issue, in exchange for such lost, stolen or destroyed stock certificate, the merger consideration payable with respect to the shares of Holdings common stock or Class C-1 common stock represented by such certificate.
Stock certificates should not be returned with the enclosed proxy card(s). Stock certificates should be returned with a validly executed transmittal letter and accompanying instructions that will be provided to Alpha stockholders following the closing of the mergers.
At the closing of the mergers, each certificate representing shares (or uncertificated shares in book entry form) of Holdings common stock and Class C-1 common stock that has not been surrendered will represent only the right to receive, upon such surrender and without any interest, the merger consideration payable with respect to such shares Holdings common stock or Class C-1 common stock. Following the closing of the mergers, no further registrations of transfers on the stock transfer books of Alpha of the shares of Holdings common stock or Class C-1 common stock will be made. If, after the closing of the mergers, certificates or book-entry shares representing shares of Holdings common stock or Class C-1 common stock are presented to Contura for any reason, they will be cancelled and exchanged as described above.
Twelve months after the closing of the mergers, Contura may require the exchange agent to deliver to Contura all cash and shares of Contura common stock remaining in the exchange fund. Thereafter, Alpha stockholders must look only to Contura for payment of the merger consideration on their shares of Holdings common stock or Class C-1 common stock.

Treatment of Alpha Equity Awards
Immediately prior to the effective time of the mergers, each outstanding option to purchase Class C-1 common stock (an “ANR Option”), whether or not vested, will be automatically converted into the number of shares of Class C-1 common stock equal in value (based on a per share value equivalent to the weighted average price of Contura common stock during a 15 trading day period prior to the mergers, divided by the exchange ratio) to the aggregate intrinsic (or “in-the-money”) value of such ANR Option. Such Class C-1 common stock will be issued to the applicable ANR Option holder as book-entry shares and will be subject to applicable withholding taxes. Each holder will be given the opportunity to elect whether to satisfy the applicable tax withholding obligation by paying cash or by reducing the number of shares of Class C-1 common stock that will be delivered to such holder. As of the effective time of the mergers, shares of Class C-1 common stock received in connection with the conversion of the ANR Options will be converted into Contura common stock on the same terms as are applicable to other ANR stockholders, as set forth in “Summary — The Mergers — What Alpha Stockholders Will Receive in the Mergers” beginning on page 6.
At the effective time of the mergers, each outstanding ANR restricted stock unit (an “ANR RSU”) granted under any ANR equity plan, whether or not then vested, will be assumed by Contura and converted automatically into a restricted stock unit relating to shares of Contura common stock (a “Contura RSU”). The number of shares of Contura common stock underlying the Contura RSU award will be calculated by multiplying the number of ANR RSUs held by the holder immediately prior to the effective time of the mergers by the exchange ratio of 0.4071. Each Contura RSU will otherwise be subject to the same terms and conditions (including as to continued vesting) as were applicable to the corresponding ANR RSU.
Representations and Warranties
The merger agreement contains representations and warranties made by Contura to Alpha and by Alpha to Contura, which are subject, in some cases, to specified exceptions and qualifications, including exceptions and qualifications that would not have a material adverse effect on Contura or Alpha, as applicable. These representations and warranties relate to, among other things:

•	due organization, good standing and the requisite corporate power and authority to carry on their respective businesses;

•	capital structure and equity securities;

•	ownership of subsidiaries;

•	corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•	board of directors approval;

•
absence of conflicts with organizational documents, breaches of contracts and agreements, liens upon assets and violations of applicable law resulting from the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement;

•
absence of required governmental or other third party consents in connection with execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement other than governmental filings specified in the merger agreement;

•	preparation of financial statements in accordance with U.S. generally accepted accounting principles;

•
absence of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of internal accounting controls since July 26, 2016;

•
absence of any liabilities other than as and to the extent reflected or reserved against in the consolidated audited balance sheet as of December 31, 2017, incurred in the ordinary course of business consistent with past practice since December 31, 2017 or that would not have or reasonably be expected to have a material adverse effect;

•	absence of specified changes or events, and conduct of business in the ordinary course, since December 31, 2017;

•	absence since December 31, 2017 of any change, effect, event or occurrence that has had, or would reasonably be expected to have a material adverse effect;

•
absence of misleading information contained or incorporated into this joint proxy statement and prospectus and the registration statement of which this joint proxy statement and prospectus forms a part;

•	employee benefits matters and ERISA compliance since July 26, 2016;

•	labor matters and compliance with labor and employment law since July 26, 2016;

•	absence of proceedings before any governmental entity;

•	tax matters;

•	compliance with applicable laws;

•	permits under applicable mining laws and surety bonds;

•	environmental matters and compliance with environmental laws since July 26, 2016;

•	intellectual property;

•	real property and assets;

•	certain material contracts;

•	insurance;

•	major suppliers and customers;

•	absence of unlawful payments;

•	interested party agreements;

•	affirmative vote required by each party’s stockholders

•	receipt of an opinion from each party’s financial advisors; and

•	no brokers’ or finders’ fees.
Alpha made additional representations and warranties to Contura in the merger agreement, including representations and warranties relating to the inapplicability of takeover laws, the recommendation by the boards of directors of Holdings and ANR to their respective stockholders to adopt the merger agreement and Alpha’s determination that Contura constitutes a Qualified Buyer, as such term is defined under the Bankruptcy Plan.
For purposes of the merger agreement, a “material adverse effect” on Contura or Alpha means:

•
any change, effect, circumstance, event or occurrence that is materially adverse to the assets, liabilities, business, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole, other than changes, effects, circumstances, events or occurrences to the extent resulting from:

◦
general changes after the date of the merger agreement in general economic conditions or in the industries in which such party and its subsidiaries operate, except to the extent such change, effect, circumstance, event or occurrence has a material and disproportionate effect on such party and its subsidiaries, taken as a whole, compared with other companies operating in the industries in which such party and is subsidiaries operate (and in any case, only such disproportionate impact will be taken into account for purposes of determining if a material adverse effect on such party has occurred);

◦
changes in law of general applicability or interpretations thereof by governmental entities or changes in generally accepted accounting principles or in accounting standards, except to the extent such change, effect, circumstance, event or occurrence has a material and disproportionate effect on such party and its subsidiaries, taken as a whole, compared with other companies operating in the industries in which such party and is subsidiaries operate (and in any case, only such disproportionate impact will be taken into account for purposes of determining if a material adverse effect on such party has occurred);

◦
the execution, announcement, pendency or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees, or any litigation arising relating to the merger agreement or the transactions contemplated by the merger agreement;

◦
acts of war or terrorism (or the escalation of the foregoing), except to the extent such change, effect, circumstance, event or occurrence has a material and disproportionate effect on such party and its subsidiaries, taken as a whole, compared with other companies operating in the industries in which such party and is subsidiaries operate (and in any case, only such disproportionate impact will be taken into account for purposes of determining if a material adverse effect on such party has occurred);

◦	a decrease in the market price or volume of the shares of such party’s common stock in and of itself (and not the underlying causes thereof); and

◦	the fact, in and of itself (and not the underlying causes thereof), that such party or any of its subsidiaries failed to meet any projections, forecasts or revenue or earnings predictions; and

•
any change, effect, circumstance, event or occurrence that is materially adverse to the ability of such party to timely perform its obligations under the merger agreement or to timely consummate the transactions contemplated by the merger agreement.

The representations and warranties contained in the merger agreement will not survive the consummation of the mergers, but they form the basis of specified conditions to the parties’ obligations to complete the mergers.
Covenants and Agreements
Operating Covenants
Each of Contura and Alpha has agreed that, prior to the closing of the mergers, it and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and other key employees and preserve their relationships with persons having material business dealings with them. With specified exceptions set forth in the merger agreement, each of Contura and Alpha has agreed, among other things, not to, and not to permit its subsidiaries to:

•	amend its certificate of incorporation or bylaws, subject to certain exceptions expressly contemplated by the merger agreement;

•
subject to certain limited exceptions issue, sell, pledge or grant options or other rights to acquire any shares of its capital stock, any other voting securities or any securities convertible into any such shares, voting securities or convertible securities;

•
acquire or offer to acquire any equity interest in, or assets of, any person, except acquisitions involving consideration not in excess of $2 million in the aggregate, provided that any such acquisition (i) involves only cash consideration, (ii) involves any business activity currently conducted by such party or its subsidiaries or is reasonably related thereto, (iii) would not reasonably be expected to prevent or materially delay the consummation of the mergers, (iv) would not reasonably be likely to prevent the mergers from being a tax-free reorganization, (v) would not materially delay the SEC review of the Form S-4 relating to the mergers, (vi) would not materially adversely affect or materially delay obtaining antitrust clearances and approvals required in connection with the mergers and (vii) would not require approval of such party’s stockholders;

•	split, combine or reclassify any of its capital stock;

•
declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends or distributions paid by a direct or indirect wholly owned subsidiary to its stockholders;

•
acquire or redeem, or amend rights or terms of, any shares of its or its subsidiaries’ capital stock or any other securities of such party or any of its subsidiaries or any rights, warrants or options to acquire any of those shares or other securities;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or in any other reorganization;

•
make or offer to make any acquisition of any business, assets or securities, or any sale, lease or other disposition of any business, assets or securities other than (i) purchases, sales or leases of inventory, raw materials, supplies and equipment in the ordinary course of business consistent with past practice (except, in the case of Alpha, the sale of coal pursuant to contracts that have a term in excess of one year that do not contain a price re-opener or price adjustment provision without a specified collar), (ii) permitted capital expenditures or (iii) as otherwise permitted under the merger agreement;

•
make any loans, advances (other than advances pursuant to commercial transactions in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any person (other than wholly owned subsidiaries) in excess of $1 million in the aggregate;

•
except the entry into contracts for purchases, sales or leases of inventory, raw materials, supplies and equipment in the ordinary course of business consistent with past practice (except, in the case of Alpha, contracts for the sale of coal that have a term in excess of one year that do not contain a price re-opener or price adjustment provision without a specified collar) or as otherwise permitted by the merger agreement, enter into, amend in any material respect, renew, terminate, or grant any release of material right or claim under any material contract;

•	incur, repay or prepay any indebtedness, other than as expressly permitted by the merger agreement;

•
assume, guarantee, endorse or otherwise become liable for the obligations of any other person (other than wholly owned subsidiaries) other than in connection with an acquisition permitted by the merger agreement;

•	mortgage, pledge or otherwise encumber any of its properties or material assets other than certain permitted liens or in connection with an acquisition permitted by the merger agreement;

•	materially change the accounting principles used by it except as required by GAAP or applicable law;

•
make or change any material election with respect to taxes, change any annual tax accounting period, adopt or change any material method of tax accounting, enter into any material closing agreement with respect to taxes or settle or surrender any material tax claim, audit or assessment;

•	except as otherwise permitted by the merger agreement, adopt or enter into, amend in any material respect or terminate any employee benefit plan, agreement or arrangement;

•	make or commit to make unbudgeted capital expenditures that exceed $5 million in the aggregate;

•	compromise or settle any proceeding before a government authority for an amount in excess of $1 million individually or $5 million in the aggregate;

•	take any action that would reasonably be expected to prevent the mergers from qualifying as a tax-free reorganization; or

•	authorize, or commit or agree to take, any of the foregoing actions.

In addition, Alpha agreed in the merger agreement that, prior to the closing of the mergers and subject to certain exceptions, it will not and will not permit its subsidiaries to, (i) enter into any new, or amend, terminate or renew any existing, employment, severance, change of control, indemnification, termination, severance, consulting, incentive award, salary continuation or similar agreements or arrangements with or for the benefit of any current or former Alpha employee or other service provider, or grant any increases in the compensation, perquisites or benefits to any current or former employee, consultant, director or individual independent contractor, except for increases in base compensation or wages in the ordinary course of business and consistent with past practice of up to 3% in the aggregate for non-officer employees whose base salary or annual wage rate is less than $175,000 and whose title is director or below, (ii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any current or former employee, consultant, director or individual independent contractor, or otherwise pay any amounts not due to any such individual under applicable law or the terms of any employee benefit plan, agreement or arrangement, including with respect to severance or (iii) fund or make any contribution to any employee benefit plan, agreement or arrangement or trust not required to be funded or contributed to.
Special Meetings and Board Recommendation
Alpha has agreed that both the ANR and Holdings boards of directors will convene and hold a meeting of their respective stockholders, recommend that such stockholders adopt the merger agreement and use their commercially reasonable efforts to obtain such approvals, subject to a change of board recommendation specifically permitted by the merger agreement. Unless the merger agreement is validly terminated, ANR and Holdings have agreed to hold the special meetings and submit the merger agreement for approval even if there has been a change of board recommendation. Alpha has agreed to cause the Holdings special meeting of the Holdings stockholders and the ANR special meeting of the ANR stockholders to occur on the same date and during substantially the same time.
Non-Solicitation
Alpha has agreed, and agreed to cause its subsidiaries and its and their respective officers, directors, employees and representatives, to cease any solicitation, encouragement, discussion or negotiation with any party (other than Contura or its representatives) with respect to an acquisition proposal. An acquisition proposal means any inquiry, offer or proposal from any person (other than Contura or its affiliates) after the date of the merger agreement relating to a transaction or a potential transaction (pursuant to a merger, consolidation, business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or other transaction), other than the mergers, structured to permit such person to acquire beneficial ownership of:

•	at least 20% of the assets or businesses of either Holdings or ANR and its subsidiaries; or

•	at least 20% of the equity or any class of equity of either Holdings or ANR or any of their subsidiaries.
In addition, Alpha has agreed that it will not, and will direct its subsidiaries and its and their respective officers, directors, employees and representatives not to, directly or indirectly:

•
initiate, solicit or knowingly encourage (including by way of furnishing non-public information related to Alpha or any of its subsidiaries) any inquiries, proposals, or offers that constitute, or may reasonably be expected to lead to, an acquisition proposal or engage in discussions or negotiations with respect thereto;

•
approve or recommend, or publicly propose to approve or recommend, an acquisition proposal or enter into any agreement relating to an acquisition proposal or enter into any agreement, arrangement or understanding requiring Alpha to abandon, terminate or fail to consummate the mergers or any other transaction contemplated by the merger agreement or breach its obligations thereunder;

•
withdraw, modify or qualify, or propose to publicly withdraw, modify, or qualify, in a manner adverse to Contura, the recommendation to stockholders of either Holdings or ANR by its board of directors to adopt the merger agreement, which action is referred to as a “change of board recommendation”; or

•	take any action to exempt any person (other than Contura and its affiliates) from the restrictions contained in any takeover law or otherwise cause such restrictions not to apply.

Notwithstanding these restrictions, Alpha may, at any time prior to obtaining stockholder approval of the merger agreement at the Holdings and ANR special meetings, in response to an unsolicited bona fide written acquisition proposal that does not result from a breach of its non-solicitation obligations owed to Contura, which the boards of directors of Holdings and ANR determine in good faith (after consultation with outside counsel and financial advisors) constitutes or would reasonably be likely to lead to a superior proposal (as defined below):

•
(i) furnish non-public information with respect to Alpha and its subsidiaries and (ii) provide access to Alpha’s books, records, facilities, properties, personnel, officers, directors, employees and representatives to the person making the acquisition proposal (and its representatives) pursuant to a confidentiality agreement not less restrictive in any material respect on the person than the existing confidentiality agreement between Contura and Alpha, provided that all the information was previously provided or made available to Contura, or is provided or made available to Contura promptly; and

•	participate in discussions or negotiations with the person making the acquisition proposal (and its representatives) regarding the acquisition proposal.
Superior proposal means any bona fide inquiry, offer or proposal from any person (other than Contura or its affiliates) made in writing after the date of the merger agreement relating to a transaction or potential transaction (pursuant to a merger, consolidation, business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or other transaction) structured to permit such person to acquire beneficial ownership of:

•	at least 50% of the assets or businesses of either Holdings or ANR and their subsidiaries; or

•	at least 50% of the equity or any class of equity of either Holdings or ANR or any of their subsidiaries that the boards of directors of Holdings and ANR have determined in good faith (after consulting with outside counsel and financial advisors), taking into account all terms and conditions of such inquiry, offer or proposal, including all legal, financial, regulatory, likelihood and timing of consummation and other aspects of such inquiry, offer or proposal as the boards of directors deem relevant, is more favorable from a financial point of view to the stockholders of Alpha than the mergers.
Alpha has agreed to promptly (but in any event within 24 hours) notify Contura in the event that it receives (including through any subsidiary or representative) any acquisition proposal, or any request for non-public information relating to it or its subsidiaries other than requests for information in its ordinary course of business or requests unrelated to an acquisition proposal, or any request for discussions or negotiations relating to a possible acquisition proposal. Alpha has also agreed to keep Contura reasonably informed in writing on a current basis of the status (including material terms and conditions and material modifications) of any such request, acquisition proposal or inquiry (including by providing notice of any material changes, developments or written communications within 24 hours).
Notwithstanding Alpha’s obligation not to cause a change of board recommendation, if prior to obtaining stockholder approval of the merger agreement, Alpha receives a written, bona fide acquisition proposal that does not result from a breach of its non-solicitation obligations owed to Contura, and Holdings’ and ANR’s boards of directors conclude in good faith (after consultation with outside counsel and financial advisors, after giving effect to all of the adjustments to the terms of the merger agreement proposed in writing by Contura in response to such acquisition proposal), that such acquisition proposal constitutes a superior proposal and the failure to take actions to effect a change of board recommendation would be reasonably likely to be inconsistent with their fiduciary duties under applicable law, then the Holdings board of directors and the ANR board of directors may at any time prior to obtaining the stockholder approval of the merger agreement, make a change of board recommendation, provided that Alpha fulfills the following conditions:

•
Alpha provides prior written notice, at least four business days in advance, advising Contura of its intention to take such action and specifying the material terms and conditions of the superior proposal (including the identity of the party making such a superior proposal);

•
at the request of Contura, during such four business day notice period, Alpha negotiates (and directs its financial and legal advisors to negotiate) with Contura in good faith to make any adjustments to the terms and conditions of the merger agreement proposed in writing by Contura; and

•	following any such negotiation described in the immediately preceding bullet point, such acquisition proposal continues to constitute a superior proposal.
If there are any material revisions to the terms of a superior proposal after the start of the aforementioned four business day notice period, Alpha must deliver a new written notice to Contura and the notice period will be deemed to have re-commenced on the date of such new notice; provided that the additional notice period will expire at the later of (i) the end of the original four business day notice period and (ii) the end of the second business day following the date on which Alpha delivers such new notice.
In addition, notwithstanding Alpha’s obligation not to cause a change of board recommendation, if prior to obtaining stockholder approval of the merger agreement, Holdings’ and ANR’s boards of directors determine in good faith (after consultation with outside counsel) that (i) subject to certain exceptions set forth in the merger agreement, based on a material event or change in circumstances that was not known, or if known, the consequences of which were not known or reasonably foreseeable by Alpha as of the date of the merger agreement, the failure to make a change of board recommendation would reasonably be expected to be inconsistent with their fiduciary duties under applicable law and (ii) the reasons for making such change of board recommendation are independent of any pending acquisition proposal, then Alpha may make a change of board recommendation, provided that it fulfills the following conditions:

•
Alpha provides a prior written notice at least four business days in advance advising Contura of its intention to take such action and specifying the material facts and information constituting the basis for such contemplated determination; and

•
at the request of Contura, during such four business day notice period, Alpha negotiates (and directs its financial and legal advisors to negotiate) with Contura in good faith to make any adjustments to the terms and conditions of the merger agreement proposed in writing by Contura which would allow each of Holdings’ and ANR’s boards of directors not to make a change of board recommendation consistent with its fiduciary duties.

The merger agreement does not prohibit Alpha from taking and disclosing to its stockholders, in compliance with the rules and regulations of the Exchange Act, a position regarding any unsolicited tender offer for its common stock or from making any other disclosure to its stockholders if, in the good faith judgment of the boards of directors of Holdings and ANR, after consultation with outside counsel, failure to make such disclosure would be reasonably likely to be inconsistent with their fiduciary duties under applicable law or such disclosure is otherwise required by law.
Commercially Reasonable Efforts; Consents and Governmental Approvals
Contura and Alpha have each agreed to use commercially reasonable efforts, subject to specified limitations, to cooperate and to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective the mergers and the other transactions contemplated by the merger agreement, in the most expeditious manner practicable. This includes obtaining all necessary consents, approvals or waivers from third parties and obtaining all necessary consents, approvals, permits and authorizations that are required to be obtained from governmental entities in connection with the transactions contemplated by the merger agreement.
Notwithstanding anything in the merger agreement to the contrary, except in the event of a Contura Sales Transaction, Contura is not required to agree to or make any concessions or undertakings (including agreements to divest or hold separate assets or limit lines of business) if such agreements, concessions or undertakings would constitute a Materially Burdensome Condition. Furthermore, Alpha may not, without the prior written consent of Contura, agree to or make any payments (other than customary filing fees) or any concessions or undertakings to make the mergers effective. However, if Contura or its subsidiaries enters into an agreement committing to a Contura Sale Transaction, then Contura and its subsidiaries are required to use their reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable, to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as reasonably practicable, including by (i) agreeing to and performing any Materially Burdensome Conditions that may be required to obtain the expiration or termination of the applicable waiting periods under the HSR Act and (ii) taking any and all reasonable actions to contest and defend any claim, cause of action, or proceeding instituted or threatened that challenges the mergers as violating any antitrust law and avoid the entry of or have vacated any decree, order, judgment, or injunction entered, enforced, or attempted to be entered or enforced, by any governmental entity that would prohibit, prevent or restrict the consummation of the mergers. However, with limited exceptions relating to the tax treatment of the mergers, nothing in the merger agreement prevents Contura or any of its subsidiaries from entering into an agreement to consummate a Contura Sales Transaction (subject to Alpha’s right in such case to terminate the merger agreement as discussed below).
In connection with the efforts referenced above to obtain all requisite approvals and authorizations for the transactions contemplated by the merger agreement under the HSR Act, and to obtain all such approvals and authorizations under any other applicable antitrust law, each of Contura and Alpha has further agreed to use its commercially reasonable efforts to:

•	cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

•
keep the other party reasonably informed in all material respects of any material communication received by such party from, or given by such party to, any governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated in the merger agreement; and

•
permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any such governmental entity or in connection with any proceeding by a private party.

Neither party will, nor will it permit any of its subsidiaries to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets or enter into any other transaction if the entering into of a definitive agreement relating to or the consummation of such acquisition or other transaction would be reasonably likely to materially delay the consummation of the transactions contemplated by the merger agreement or increase the risk of not obtaining any applicable clearance, approval or waiver from a governmental entity charged with the enforcement of any antitrust law with respect to the transactions contemplated by the merger agreement.
Indemnification and Insurance
For a period of at least six years following the closing of the mergers, Contura has agreed to maintain in effect provisions in the certificates of incorporation and bylaws of Holdings and ANR related to exculpation and indemnification of the (as of or prior to the closing) former directors, officers and employees of Alpha that are no less favorable than those which are currently provided in certificates of incorporation and bylaws of Holdings and ANR, which provisions may not be amended, repealed or otherwise modified during such six year period in any manner that would adversely affect the rights under such organizational documents of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable law.
Holdings and ANR will fully indemnify and hold harmless each (as of or prior to the closing of the mergers) officer and director of Alpha or of any of its subsidiaries, as applicable, from liabilities and expenses arising out of the fact that the such indemnified party is or was an officer, director, employee, fiduciary or agent of Alpha or any of its subsidiaries, or of another entity if such service was at the request of Alpha, to the fullest extent Holdings and ANR are permitted to do so under applicable law and its organizational documents as of the date of the merger agreement.
Alpha will purchase prior to the closing, and Contura will maintain in effect for at least six years after the effective time of the mergers, a fully pre-paid six-year tail policy to the current directors’ and officers’ liability insurance policies maintained on the date of the merger agreement by Alpha for an aggregate cost of no more than 300% of the total annual premiums currently paid by Alpha (exclusive of any premium refund on existing Alpha coverage) on the same terms with respect to such coverage and amount as those provided by Alpha’s existing insurance coverage. If the cost of the tail policy would exceed 300% of the total annual premiums currently paid by Alpha, Alpha will obtain a tail policy with the greatest coverage available for a cost not to exceed such amount.
Additional Agreements
The merger agreement contains additional agreements between Contura and Alpha relating to, among other things:

•
Commercially reasonable efforts by Alpha to assist Contura in connection with the arrangement of any refinancing or replacement of any existing, or the arrangement of any new, debt facility of Contura, Alpha or their subsidiaries, including up to $100 million of incremental financing, to be consummated prior to or contemporaneously with the closing in connection with the transactions contemplated by the merger agreement;

•	providing access to employees, offices and other facilities and to books, contracts, commitments and records during the period prior to closing;

•	granting all approvals and taking all other necessary steps to exclude the mergers or any other transaction contemplated by the merger agreement from the applicability of any takeover laws;

•
providing the other party with the opportunity to participate in the defense or settlement of any stockholder proceeding against either company or any of its directors or officers relating to the mergers or any other transactions contemplated by the merger agreement, provided that no settlement or compromise of such stockholder proceeding may be made without the other party’s prior written consent not to be unreasonably withheld;

•	expressly stating that each party has no control of the other party’s business;

•	preparation of this joint proxy statement and prospectus and of the registration statement on Form S-4, of which this joint proxy statement and prospectus forms a part;

•
notifying the other party of any breach of the merger agreement by the notifying party that would make the timely satisfaction of any of the conditions to complete the mergers impossible or unlikely; and

•
providing the other party a meaningful opportunity to review and comment upon any public release or employee communication concerning the transactions contemplated by the merger agreement and giving due consideration to all reasonable additions, deletions or changes suggested by the other party.

Tax Matters
Under the merger agreement, Contura and Alpha have agreed to:

•	jointly engage a “big four” accounting firm to deliver an opinion evaluating the “USRPHC” status for U.S. federal income tax purposes of each of ANR and Holdings;

•	cooperate prior to the closing of the mergers to obtain the tax forms described in “Material United States Federal Income Tax Consequences of the Mergers” from each Alpha stockholder; and

•
cooperate to address the impact of non-consolidation under Section 1504(a)(3) of the Code on the combined company, including by seeking a waiver from the IRS under relevant provisions of the Code and possibly effecting certain restructuring transactions following the mergers.

Employee Matters
Contura has agreed, for the period commencing at the effective time of the mergers and ending on December 31, 2019, to provide to each current ANR employee as of the effective time of the mergers (other than those individuals covered by a collective bargaining agreement) (“Current Employees”), for so long as such Current Employee remains employed by Contura or one of its subsidiaries, compensation opportunities and employee benefits (but excluding equity compensation, change in control, transaction, deal or retention bonuses or payments, pension benefits or benefits provided pursuant to a collective bargaining agreement or defined benefit pension plan) that are substantially comparable, in the aggregate, to, in Contura’s sole discretion, either (i) those provided by ANR or its subsidiaries, as applicable, immediately prior to the effective time of the mergers or (ii) those provided by Contura to similarly situated Contura employees. Additionally, Contura will honor any obligations of ANR under (i) certain retention and employment agreements in existence on the date of the merger agreement to which any ANR employee is a party or (ii) the ANR Key Employee Separation Plan, as in effect on the date of the merger agreement. Contura is not obligated to continue the employment of any ANR employee following the effective time of the mergers.
Contura has agreed to cause service rendered by Current Employees prior to the effective time of the mergers to be given full credit under any compensation or benefit plan of Contura for purposes of eligibility, vesting and benefit accrual (except for benefit accrual under any defined benefit pension plan or post-employment or retiree welfare benefits) except where such credit would not be given under ANR plans or as would result in the duplication of benefits. Additionally, Contura has agreed to use commercially reasonable efforts to: (i) ensure that no Current Employee will be subject to any pre-existing condition limitation under any health plan of Contura for any condition for which he or she would have been entitled to coverage under the corresponding ANR benefit plan in which he or she participated prior to the effective time of the mergers and (ii) give effect, for the fiscal year in which the effective time of the mergers occurs, in determining any deductible, co-pays and maximum out-of-pocket limitations, claims incurred and amounts paid by, and amounts reimbursed to, the Current Employees prior to the effective time of the mergers.
Contura has agreed that it will, together with the first lump sum payment payable in respect of the separation from service of any “disqualified individual” (within the meaning of Section 280G of the Internal Revenue Code) eligible to receive benefits under the ANR Key Employee Separation Plan, make an additional cash payment to each such disqualified individual in respect of taxes due under Section 4999 of the Internal Revenue Code equal in amount to the lesser of (i) the amount set forth in the disclosure schedules to the merger agreement as to the three such disqualified individuals, which amount ranges from $611,292 to $818,245 (which will not exceed $2,500,000 in the aggregate) and (ii) the actual Section 4999 of the Internal Revenue Code excise tax gross-up amount owed to such disqualified individual. In addition, ANR has entered into reimbursement agreements with certain disqualified individuals pursuant to which such individuals will be reimbursed for certain excise taxes incurred under Section 4999 of the Internal Revenue Code (including any interest, penalties and/or additional tax incurred), or for any claims by the Internal Revenue Service with respect thereto. Except for costs and expenses not to exceed $100,000 in the aggregate for all such disqualified individuals, ANR will provide such reimbursements only to the extent that ANR is concurrently being reimbursed pursuant to an insurance policy providing related coverage.
Conditions to Completion of the Mergers
The obligations of each of Contura and Alpha to complete the mergers are subject to the satisfaction or waiver on or prior to the closing date of the mergers of the following conditions:

•	stockholder approval of the merger agreement at the Alpha special meetings;

•
the absence of any order, injunction, decree or other legal restraint issued by any governmental entity of competent jurisdiction, or other law, rule or legal restraint that is in effect and prevents the consummation of the mergers or other transactions contemplated by the merger agreement;

•	the absence of any proceeding by any governmental entity seeking to enjoin, restrain or otherwise prohibit any of the transactions contemplated by the merger agreement;

•
the expiration or early termination of the waiting periods applicable to the consummation of the mergers under the HSR Act without the imposition of a Materially Burdensome Condition (such early termination of the applicable waiting period under the HSR Act was received on July 2, 2018); and

•
the continued effectiveness of the registration statement on Form S-4 of which this joint proxy statement and prospectus forms a part and the absence of any stop order by the SEC, or proceedings of the SEC seeking a stop order suspending the effectiveness of such registration statement.

The obligation of Contura to effect the mergers is further subject to satisfaction or waiver by Contura of the following conditions:

•
the representations and warranties of Alpha set forth in the merger agreement regarding the following matters must be true and correct in all respects both as of the date of the merger agreement and as of the closing date of the mergers, as if made at and as of the closing date of the mergers, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been so true as of such earlier date):

◦	the absence of any assets, properties, employees, activities and liabilities of Holdings other than with respect to its ownership of shares of Class C-2 common stock;

◦	the corporate power and authority to enter into the merger agreement and the approval of the merger agreement and the recommendation to adopt the merger agreement by Alpha’s board of directors;

◦
absence of conflicts with organizational documents, contracts and applicable law resulting from the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement;

◦
absence of required governmental consents in connection with the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement other than the governmental filings and consents specified in the merger agreement;

◦	the absence of a material adverse effect on Alpha since December 31, 2017;

◦	the affirmative vote required by Alpha stockholders to adopt the merger agreement;

◦	inapplicability of takeover laws;

◦	the receipt of an opinion from Alpha’s financial advisors; and

◦	no brokers’ or finders’ fees;

•
the representations and warranties of Alpha set forth in the merger agreement relating to the capital structure of Alpha must be true and correct in all but de minimis respects both as of the date of the merger agreement and as of the closing date of the mergers, as if made at and as of the closing date of the mergers, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been so true as of such earlier date);

•
all other representations and warranties of Alpha set forth in the merger agreement must be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in them) both as of the date of the merger agreement and as of the closing date of the mergers, as if made at and as of the closing date of the mergers, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been so true as of such earlier date), except where the changes, effects, events or occurrences that resulted in any failures to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Alpha;

•	Alpha must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the mergers;

•
Alpha must have furnished Contura with a certificate signed on its behalf by its chief executive officer or chief financial officer certifying as to the matters set forth above in the four immediately preceding bullets;

•
The number of shares of Holdings common stock and Class C-1 common stock with respect to which appraisal rights have been demanded must not equal more than 10% of the total number of outstanding shares of Holdings common stock and Class C-1 common stock (disregarding for such purposes any shares held by Alpha stockholders who also hold more than 1% of the outstanding shares of Contura common stock at the time of the Alpha special meetings) (this condition is referred to herein as the “appraisal rights condition”); and

•	Alpha must have obtained certain third party consents required under the merger agreement in form and substance reasonably satisfactory to Contura.

The obligation of Alpha to effect the mergers is further subject to satisfaction or waiver by Alpha of the following conditions:

•
the representations and warranties of Contura set forth in the merger agreement regarding the following matters must be true and correct in all respects both as of the date of the merger agreement and as of the closing date of the mergers, as if made at and as of the closing date of the mergers, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been so true as of such earlier date):

◦	the corporate power and authority to enter into the merger agreement and the approval of the merger agreement by Contura’s board of directors;

◦
absence of conflicts with organizational documents, contracts and applicable law resulting from the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement;

◦
absence of required governmental consents in connection with the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement other than the governmental filings and consents specified in the merger agreement;

◦	the absence of a material adverse effect on Contura since December 31, 2017;

◦	the affirmative vote required by Contura’s stockholders to approve the Contura charter amendment (which approval by the Contura stockholders has already been obtained);

◦	the receipt of an opinion from Contura’s financial advisor; and

◦	no brokers’ or finders’ fees;

•
the representations and warranties of Contura set forth in the merger agreement relating to the capital structure of Contura must be true and correct in all but de minimis respects both as of the date of the merger agreement and as of the closing date of the mergers, as if made at and as of the closing date of the mergers, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been so true as of such earlier date);

•
all other representations and warranties of Contura set forth in the merger agreement must be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in them) both as of the date of the merger agreement and as of the closing date of the mergers, as if made at and as of the closing date of the mergers, except to the extent any such representation and warranty was expressly made as of an earlier date (in which case such representation or warranty must have been so true as of such earlier date), except where the changes, effects, events or occurrences that resulted in any failures to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Contura;

•	Contura must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the mergers;

•
Contura must have furnished Alpha with a certificate signed on its behalf by its chief executive officer or chief financial officer certifying as to the matters set forth above in the four immediately preceding bullets;

•
The shares of Contura common stock to be issued upon the consummation of the mergers must have been authorized for listing on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market, subject to official notice of issuance; and

•
Contura must have obtained stockholder approval of the Contura charter amendment (which approval by the Contura stockholders has already been obtained) and must have filed the Contura charter amendment with the Secretary of State of the State of Delaware and the Contura charter amendment must be effective.

Termination of the Merger Agreement
At any time before the effective time of the mergers, whether or not the Alpha stockholders have adopted the merger agreement, the merger agreement may be terminated:

•	by mutual written consent of Contura and Alpha;

•	by either Alpha or Contura if:

◦
any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement, and such order, decree or ruling has become final and non-appealable, except under limited circumstances;

◦
the parties fail to consummate the mergers on or before the outside date of December 29, 2018, unless the failure to perform or comply in all material respects with the covenants in the merger agreement by the party seeking the termination was the primary cause of the failure to consummate the mergers by the outside date; or

◦
the Alpha special meetings have been convened, the Alpha stockholders have voted, and the adoption of the merger agreement by the Alpha stockholders was not obtained, provided that Alpha may not terminate the agreement under such circumstances if Alpha has breached its obligations relating to obtaining stockholder approval at such meetings; or

•	by Alpha:

◦
if Contura breaches its representations, warranties or covenants set forth in the merger agreement, which breach would result in a failure of certain of the conditions to the completion of the merger being satisfied and such breach is not cured by the earlier of the outside date or 30 days after the receipt of written notice thereof or is incapable of being cured within such period, except under limited circumstances;

◦
prior to the 25th business day after the date of the merger agreement, if the Contura charter amendment has not been approved by either (i) the beneficial owners of a majority of the outstanding shares of Contura common stock within three business days of the date of the merger agreement or (ii) the record holders of a majority of the outstanding shares of Contura common stock within 20 business days of the date of the merger agreement (the approvals under each of clause (i) and (ii) by the applicable Contura Holders have already been obtained);

◦	if Contura has entered into a binding agreement to consummate, or consummates, a Contura Sale Transaction; or

◦	if following the Alpha special meetings, the appraisal rights condition has not been satisfied and Contura has not waived such condition within five business days of a written request from Alpha; or

•	by Contura:

◦
if Alpha breaches its representations, warranties or covenants set forth in the merger agreement, which breach would result in a failure of certain of the conditions to the completion of the mergers being satisfied and such breach is not cured by the earlier of the outside date or 30 days after the receipt of written notice thereof by ANR or is incapable of being cured within such period, except under limited circumstances; or

◦
prior to Alpha obtaining stockholder approval of the merger agreement at the Alpha special meetings, if (i) a change of board recommendation has occurred, (ii) the boards of directors of Holdings or ANR have failed to recommend against any publicly announced acquisition proposal and reaffirm its recommendation of the mergers within 10 business days following the public announcement of such acquisition proposal and in any event at least four business days prior to the Alpha special meetings (iii) Alpha has failed to include the recommendation of the mergers by the board of directors of Holdings and ANR in this joint proxy statement and prospectus or (iv) Alpha has materially breached its non-solicitation obligations or obligations to recommend that Alpha stockholders vote in favor of the adoption of the merger agreement.

Termination Fees
Alpha is required to pay Contura a termination fee of $19 million if:

•	Contura terminates the merger agreement because:

◦	there has been a material breach of the Alpha’s non-solicitation obligations; or

◦	the board of directors of Holdings or ANR changes its recommendation that the Alpha stockholders vote in favor of the mergers; or

•
Contura or Alpha terminates the merger agreement because the Alpha stockholders do not approve the mergers at the Alpha special meetings and Contura would have been able to terminate the merger agreement in connection with the matters described in the proceeding bullet; or

•
(i) an acquisition proposal is made (and not withdrawn), (ii) thereafter (a) Contura or Alpha terminates the merger agreement because (x) approval of the mergers is not obtained at the Alpha special meetings or (y) the transactions contemplated by the merger agreement have not been consummated by the outside date or (b) Contura terminates the merger agreement because the representations, warranties or covenants of Alpha are breached such that there is a failure of the related closing condition and (iii) within 12 months after the date of the termination, Alpha enters into a definitive agreement to consummate an acquisition proposal or consummates any acquisition proposal, in each case, meeting certain requirements set forth in the merger agreement.

Alpha is also required to reimburse Contura for Contura’s fees and expenses incurred in connection with the transactions contemplated by the merger agreement if the merger agreement is terminated because Alpha’s stockholders fail to approve the merger agreement at the Alpha special meetings. This reimbursement is limited to $9 million and will be credited against the aforementioned $19 million termination fee in the event such termination fee becomes payable by Alpha.
Contura is required to pay Alpha a termination fee of $19 million if (i) the merger agreement is terminated because an order, decree or ruling issued under antitrust law prohibits the consummation of the transactions contemplated by the merger agreement or (ii) the merger agreement is terminated because the mergers have not closed by the outside date and all closing conditions are satisfied except for closing conditions relating to matters arising under antitrust laws.
In general, each of Alpha and Contura will bear its own expenses in connection with the merger agreement and the related transactions.
Amendments, Extensions and Waivers
Amendments
The merger agreement may be amended at any time before or after the adoption of the merger agreement at the Alpha special meetings by an instrument in writing signed on behalf of each of the parties to the merger agreement. However, after the adoption of the merger agreement at the Alpha special meetings, without the approval of the Alpha stockholders, the merger agreement may not be amended in any manner which would modify the merger consideration or which would require the approval of the Alpha stockholders under Delaware law.
Extensions and Waivers
Prior to the closing of the mergers, each party may, to the extent permitted by applicable law:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•
waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement; or

•	waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Any agreement on the part of either party to any extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party against which such waiver or extension is to be enforced. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

THE COAL INDUSTRY
Coal is an abundant, reliable and inexpensive natural resource, making it a leading source for the world’s energy consumption and steel production needs. According to the BP Statistical Review, total global proven coal reserves were 1,035 billion tons at the end of 2017, and coal provided 28% of the world’s primary energy consumption. Coal is generally categorized into metallurgical coal (met coal) and steam coal. Met coal is used to create coke for use in the steel-making process. Steam coal is primarily used by utilities and power producers to generate electricity.
Metallurgical Coal Industry Overview
Met coal is a critical input in the integrated steel making process. The coal is converted into coke, which is used as a fuel and reducing agent in blast furnaces to convert iron ore into liquid iron and afterwards into steel. High quality met coal is a scarce commodity, with large scale reserves found primarily in the eastern U.S., western Canada, eastern Australia, Russia and China. Met coal is consumed domestically and sold into the seaborne market.
Met coal is characterized and sold in the Pacific Basin as hard coking coal (“HCC”), semi-soft coking coal (“SSCC”) and pulverized coal injection (“PCI”), with HCC typically being the most valuable. In the Atlantic Basin, met coal is sold according to its volatile matter (“Vol.”) specification as Low-Vol., Mid-Vol., High-Vol. A and High-Vol. B. High quality Mid-Vol and High-Vol A coals are typically the most valuable coals in coking coal blends. Steel producers procure a mix of coals based on the quality requirements of each blast furnace.
Historically, the majority of met coal sold in the seaborne market was priced based on a quarterly benchmark set between Australian suppliers and major Japanese steel producers. The quarterly benchmark has been largely replaced by the use of published indices for met coal. Typically, an index, with a reference period, is agreed to between the buyer and seller with adjustments for coal quality and transportation costs. Similar to the coal market, these indices can experience some volatility during market transitions.
The chart below shows the 5-year historical coal pricing for met coal.

Metallurgical Market Pricing – Yearly Averages

Platts Premium LV Australia
Platts US East Coast HVA
Platts US East Coast LV
Platts US East Coast HVB
$/ton
210
195
180
165
150
135
120
105
90
75
2013*
2014
2015
2016
2017
2018*

*Yearly averages are based on market values between 8/1/2013 through 8/14/2018 (partial year averages for 2013 and 2018).

This chart below shows the relevant met coal quality specifications for our respective markets.

	Hard Coking Coal (Premium Low-Vol.) FOB Australia (1)	Platts Low-Vol. Hard Coking Coal FOB United States East Coast (2)	Platts High-Vol. A Hard Coking Coal FOB United States East Coast (3)	Platts High-Vol. B Hard Coking Coal FOB United States East Coast (4)
Moisture	9.7%	8.0%	8.0%	8.0%
Ash	9.3%	8.0%	7.0%	8.0%
Sulfur	0.5%	0.8%	0.85%	0.95%
Volatile Matter	21.5%	19.0%	32.0%	34.0%
CSR	71.0%	58.0%	—	—
DDPM (fluidity)	500	—	30,000	25,000
Phosphorus	0.045%	—	—	—
Vitrinite	65.0%	—	—	—
______________

(1)	Published Daily by Platts. Based on worldwide spot sales. Price adjusted to FOB Haypoint, Australia using vessel market data when delivered priced are used in the calculations.

(2)	Published Daily by Platts. Based on worldwide spot sales. Price adjusted to FOB Hampton Roads, USA using vessel market data when delivered prices are used in the calculations.

(3)	Published Daily by Platts. Based on worldwide spot sales. Price adjusted to FOB Hampton Roads, USA using vessel market data when delivered prices are used in the calculations.

(4)	Published Daily by Platts. Based on worldwide spot sales. Price adjusted to FOB Hampton Roads, USA using vessel market data when delivered prices are used in the calculations.

Steam Coal Industry Overview
Steam coal is an abundant resource that is crucial to global electricity needs. Steam coal producers compete primarily with natural gas and increasingly with renewable forms of energy around the world. In 2016, steam coal accounted for approximately 28% of the world’s energy consumption, according to the BP Statistical Review. Despite increasing competition from other forms of energy, steam coal is expected to continue playing a significant role in satisfying growing global energy needs, primarily in base load power generation. At current production rates, proven coal reserves are expected to last for over 130 years, according to the BP Statistical Review, which is by far the largest reserve life of any fossil fuel.
The largest consumers of coal in the U.S. are utilities. While much of the coal produced in the U.S. is consumed domestically, multiple ports in the U.S. provide coal producers with access to the export markets.
The largest steam coal producers globally are China, India, Indonesia, Australia and the U.S. As in the U.S., the majority of Chinese steam coal production is consumed domestically. Conversely, Indonesia and Australia are net exporters. U.S. steam coal consumption has decreased in recent years primarily due to low natural gas prices and environmental regulations. Natural gas price volatility is one of the leading drivers of domestic steam coal demand. Going forward, natural gas prices are expected to rise to more normalized levels due to the decrease in natural gas storage levels and slow recovery from previous production curtailments. In addition to the strengthening pricing of natural gas, the regulatory environment at the federal level is improving as regulations are in the process of being revised or already rescinded by the current administration. Certain regulations have been already targeted by the current administration, such as the Clean Power Plan (“CPP”), which the administration has proposed replacing with the Affordable Clean Energy Rule (the “ACE Rule”), Mercury and Air Toxics Standards (“MATS”), which are currently under review, and the moratorium on granting additional coal federal land leases and the Stream Protection Rule, which has been eliminated, although this elimination is subject to legal challenges.
Historically, the majority of domestic steam coal has been priced on an annual basis as part of long-term contracts ranging from one to five years. Typically, the contract price is negotiated based on current and expected market demand, as well as domestic spot prices, particularly Over-the-Counter (“OTC”) indices. The commonly referenced OTC index for NAPP spot pricing is based on Pittsburgh Seam coal with heat content of 13,000 BTU and sulfur content of less than 3.0%. In the fourth quarter of 2017, through June 30, 2018 this index value has averaged $46.10 per net ton, ranging from $40.75 to $48.75 with a standard deviation of $1.85. The value as of June 30, 2018 was $47.75.

The commonly referenced indices for the CAPP steam coal market, based upon OTC specifications, are: (i) the CSX Kanawha District with heat content of 12,500 BTU and SO2 content of 1.6 lb.; (ii) the NS Thacker Kenova with heat content of 12,500 BTU and SO2 content of 1.6 lb.; and (iii) the NYMEX Big Sandy/Kanawha with heat content of 12,000 BTU and SO2 content of 1.7 lb. Alpha’s steam coal quality specifications generally vary from the OTC specifications, and price is adjusted for specific quality variations and transportation differentials. Alpha’s steam coal quality specifications generally vary from the OTC specifications, and specific prices are not necessarily tied to the indices. The indices are used more for directional purposes.
The chart below shows the 5-year historical coal pricing for steam coal.

Steam Market Pricing – Yearly Averages

$/ton
CAPP - CSX 12,500 BTU
NAPP - Mon River 13,000 BTU
CAPP - NS 12,500 BTU
75
60
45
30
2013*
2014
2015
2016
2017
2018*

*Yearly averages are based on market values between 8/2/2013 through 8/10/2018 (partial year averages for 2013 and 2018).

This chart below shows the relevant steam coal quality specifications for our respective markets.

	CAPP - CSX 12,500 BTU 1.0% Sulfur (1)	CAPP - NS 12,500 BTU 1.0% Sulfur (2)	NAPP - Mon River 13,000 BTU 4.8% Sulfur (3)
Moisture	8.0%	8.0%	8.0%
Ash	13.5%	13.5%	8.0%
Sulfur	1.0%	1.0%	4.8%
BTUs	12,500	12,500	13,000
Volatile Matter	30.0%	30.0%	33.0%
HGI	43.0	43.0	50.0
______________

(1)	Published Daily by Coal Desk. Based on US OTC Trades. Rail Deliveries from the Big Sandy or Kanawha Districts on the CSX Railroad.

(2)	Published Daily by Coal Desk. Based on US OTC Trades. Rail Deliveries from the Kenova or Thacker I Districts on the Norfolk Southern Railroad.

(3)	Published Daily by Coal Desk. Based on US OTC Trades. Barge Deliveries from mile post 80 on the Monongahela River.

BUSINESS
Unless otherwise indicated or the context otherwise requires, references in this “Business” section to “the combined company,” “we,” “us” and other similar terms refer to Contura Energy, Inc. and its consolidated subsidiaries after giving effect to the mergers.
Our Company
Contura and Alpha are large scale, diversified providers of met and steam coal to a global customer base. Upon consummation of the mergers, the combined company will operate high-quality, cost-competitive coal mines across coal basins in Virginia, West Virginia and Pennsylvania, complemented by a Trading and Logistics business. The combined company’s portfolio of mining operations will consist of eight mining complexes, comprised of twenty-one underground mines, nine surface mines and thirteen coal preparation plants. Contura currently operates four mining complexes located in Virginia, West Virginia and Pennsylvania, comprised of seven underground mines, two surface mines and four coal preparation plants. Alpha currently operates four mining complexes located in West Virginia, comprised of fourteen underground mines, seven surface mines and nine coal preparation plants. To supplement mining operations, the combined company will operate a Trading and Logistics business, currently operated by Contura, that focuses on the sale of third-party coal into the international market. Contura owns a 65.0% interest in the DTA, a coal export terminal in eastern Virginia. DTA will provide the combined company with the ability to fulfill a broad range of customer coal quality requirements through coal blending, while also providing storage capacity and transportation flexibility.
Contura and Alpha produce a diverse mix of coal products, which enables them to satisfy a broad range of customer needs across all their operations. In the CAPP coal basin, Contura and Alpha predominantly produce low-ash and low-sulfur met coal, including High-Vol. A, High-Vol. B, Mid-Vol., Low-Vol. steam coal and specialty coals, which are shipped to domestic and international steel producers. In the NAPP coal basin, Contura produces primarily high-BTU steam coal. This steam coal has metallurgical properties but it is higher in sulfur content than typical products sold in the metallurgical coal market. Limited volumes can be placed in the metallurgical coal market where customers have the flexibility to accommodate quantities of higher sulfur coal in their coking coal blends. Contura’s and Alpha’s steam coal is primarily sold to the domestic power generation industry.
Contura has a substantial reserve base of over 491 million tons of proven reserves and approximately 251 million tons of probable reserves, which we believe could support current production levels for more than 35 years based on Contura’s 2017 production levels. Contura’s reserve base in CAPP consists of over 71 million tons of proven and approximately 24 million tons of probable reserves across the three mining complexes, of which substantially all is met coal. Contura’s reserve base in NAPP consists of approximately 420 million tons of proven and over 227 million tons of probable reserves, of which approximately 7% is met coal, with substantially all of the remaining reserves principally characterized as high-BTU, Pittsburgh 8 seam steam coal.
Alpha has a substantial reserve base in CAPP that consists of approximately 405 million tons of proven reserves and approximately 206 million tons of probable reserves across four mining complexes, of which approximately 531 million tons is met coal (approximately 87% of total reserves) and 80 million tons is steam coal (approximately 13% of total reserves).  We believe the reserve base could support current met and steam production levels for approximately 77 and 13 years, respectively, based on Alpha's 2017 production levels. Alpha’s steam reserves are principally characterized as high-BTU CAPP steam coal.
Through Contura’s operations and reserves in two major U.S. coal producing basins, it is able to source coal from multiple mines to meet the needs of a long-standing global customer base, many of which have been served by Contura or its predecessors for over a decade. Contura is continuously evaluating opportunities to strategically cultivate current relationships to drive new business in Contura’s target growth markets that include India, Turkey and Brazil. In addition, Contura’s experienced management team continues to analyze acquisitions, joint ventures and other opportunities that would be accretive and synergistic to its existing asset portfolio.

Contura and Alpha have also identified organic met coal growth opportunities that can be developed in supportive pricing environments. Opportunities identified by Contura include:

•	Deep Mine #42 in CAPP, which could provide an incremental 1.0-1.5 million tons per year of High-Vol. A and Mid-Vol. met coal; and

•	Freeport mine in NAPP, which could provide an incremental 2.5-3.5 million tons per year of primarily High-Vol. B met coal, with some steam coal as byproduct.
Opportunities identified by Alpha include:

•	Black Eagle in CAPP, which could provide an incremental 0.3-0.5 million tons per year of High-Vol. A met coal;

•	Panther Eagle in CAPP, which could provide an incremental 0.3-0.5 million tons per year of High-Vol. A met coal; and

•	Road Fork 52 in CAPP, which could provide an incremental 0.6-0.8 million tons per year of High-Vol. A met coal.
Production at these adjacent mines provides embedded growth potential while leveraging existing infrastructure. In addition, Contura’s operational footprint in multiple U.S. coal basins provides significant opportunities for potential synergies from domestic acquisitions.
Alpha’s operations and reserves enable it to source coal from multiple mines to meet the needs of its customer base, which include several large utility and industrial customers throughout the United States, as well as steel companies in the Northeastern and Midwestern regions of the United States and in several countries in Europe, Asia and South America. Many of Alpha’s customers have been served by Alpha or its predecessors for over two decades. Alpha regularly evaluates opportunities to strategically expand its business with existing customers, as well as pursuing relationships with new customers.
Alpha Restructuring
On August 3, 2015, Predecessor Alpha and each of its wholly-owned domestic subsidiaries other than ANR Second Receivables Funding LLC (collectively, the “Alpha Debtors”) filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”). The Bankruptcy Court approved the Alpha Debtors’ Plan of Reorganization on July 7, 2016. On July 26, 2016, a consortium of former creditors of the Alpha Debtors acquired Contura common stock in exchange for a partial release of their creditor claims pursuant to the Alpha Debtors’ bankruptcy settlement. The Alpha Debtors, collectively, were a coal producer with operations in Central Appalachia, Northern Appalachia, and the Powder River Basin.
Contura entered into various settlement agreements with the Alpha Debtors, their bankruptcy successor, and third parties as part of the Alpha Debtors’ bankruptcy reorganization process. Contura assumed acquisition-related obligations through those settlement agreements, which became effective on July 26, 2016, the effective date of the Alpha Debtors’ Plan of Reorganization. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Contura—Liquidity and Capital Resources—Acquisition-Related Obligations.”
Contura began operations on July 26, 2016, with mining complexes in Northern Appalachia, the Powder River Basin and Central Appalachia. Contura also acquired the Alpha Debtors’ 40.6% interest in the DTA, and, on March 31, 2017, Contura acquired a portion of another partner’s ownership stake and increased its interest to 65.0%. Through the asset purchase from the Alpha Debtors, Contura acquired a significant reserve base. On December 11, 2017, Contura sold its mines located in the PRB, along with related coal reserves, equipment, infrastructure and other real properties.
ANR and Holdings were each incorporated in Delaware on June 13, 2016 in accordance with the Plan of Reorganization. On July 26, 2016, the effective date of the Plan of Reorganization, the Alpha Debtors emerged from bankruptcy, and ANR (in which Holdings held an equity investment) became the parent entity under the Plan of Reorganization. On October 23, 2017, Alpha transferred certain idle real properties and related assets located in Kentucky, Tennessee and West Virginia to Lexington Coal Company, LLC, pursuant to the terms of a Membership Interest and Asset Purchase Agreement.

Contura’s Operations and Properties
The following table presents a summary of Contura’s mining complexes:

Complex	Location	Type	Coal Qualities	Logistics
Nicholas	CAPP (WV)	Underground	Met High-Vol. B and specialty	Norfolk Southern
Toms Creek	CAPP (VA)	Underground / Surface	Met High-Vol. A and B	Norfolk Southern
McClure	CAPP (VA)	Underground	Met Mid-Vol. and High-Vol. A	CSX
Cumberland	NAPP (PA)	Underground	Steam / Met High-Vol. B	CSX, Norfolk Southern, Monongahela River
Contura considers Deep Mine 41 in CAPP and Cumberland Mine in NAPP to be individually material mines.
CAPP
Contura’s CAPP operations consist of three high-quality met coal mining complexes: Toms Creek, McClure and Nicholas. For the fiscal year ended December 31, 2017, Contura’s CAPP met coal quality was composed of 42.8% Mid-Vol., 44.0% High-Vol. A and 13.1% High-Vol. B. During this time period, Contura shipped 2.9 million tons of its met coal production from its CAPP operations internationally to customers in Europe, Asia and the Americas, with the remaining met coal production sold into the domestic market. In the six months ended June 30, 2018, Contura’s CAPP met coal quality was composed of 45.0% Mid-Vol., 37.9% High-Vol. A and 17.1% High-Vol. B. During this period, Contura shipped 1.9 million tons of its met coal production from its CAPP operations internationally to customers in Europe, Asia and the Americas, with the remaining met coal production sold into the domestic market.

Central Appalachia (CAPP)

Central Appalachia (CAPP)

Key
Contura Complex
Export Terminal
Chesapeake Bay Pier
MD
WV
Nicholas Complex
(Jerry Fork Eagle)
VA
DTA
Pier VI
Lamberts Point
McClure Complex
(No. 10 (Bear Ridge Upper Banner), OMM (Reedy Ridge), and Deep Mine 41)
Toms Creek Complex
(88 Strip, Long Branch, Toms Creek North, and Deep Mine 44)

Deep Mine 41, associated with the McClure Plant, is located in Dickenson County, Virginia on property subject to a lease dated April 1, 2003. Contura can automatically extend the lease until March 31, 2063. The McClure Plant is a 1000 ton per hour plant that is located on owned property in Dickenson County, Virginia. It was built in 1979 and upgraded in 1998.
NAPP
Contura’s NAPP operations consist of the large-scale, high-margin and high-quality Cumberland coal mining complex. Cumberland is located in Greene County, Pennsylvania and operates one highly efficient longwall mine supported by four continuous miner sections for longwall panel development. Contura’s NAPP operations also include the idled Emerald mine complex, which is currently being used as an underground water treatment and holding facility, allowing Cumberland to realize significant cost savings on water management expenditures. Contura is also able to sell part of its Cumberland coal production (0.2 million tons in 2017 and 0.3 million tons in the six months ended June 30, 2018) into the met coal market as High-Vol. B, achieving higher realized pricing than if sold as steam coal. The coal produced by the Cumberland mine is from the Pittsburgh 8 seam, which is recognized for its high-BTU, low chlorine content and desirable ash fusion properties. This makes Cumberland coal ideal for boilers and, accordingly, most of the domestic customer base for this mine consists of base load, scrubbed coal-fired power plants. Additionally, NAPP offers transportation optionality through rail and barge, allowing Contura to reach a broader customer base. Contura enters into long-term supply agreements, typically ranging from one to five years, to contract its steam coal production in advance, thereby reducing the risks associated with its steam coal portfolio in future years.
The Cumberland Mine is on property owned by Contura’s subsidiaries, as well as on property subject to a lease dated December 4, 1980 (the “Greene Manor Lease”). Contura can extend the Greene Manor Lease for successive ten-year periods. The Cumberland Plant (associated with Cumberland Mine) is a 1600 ton per hour plant located on owned property in Greene County, Pennsylvania. It was built in 1978 and upgraded in 1996.

Northern Appalachia (NAPP)

PA
Cumberland Complex
(Cumberland Mine)
Key
Contura Complex
Export Terminal
MD
Chesapeake Bay Pier
WV
VA
DTA
Pier VI
Lamberts Point

PRB
Contura’s PRB operations formerly consisted of the Belle Ayr and Eagle Butte mines, located in Wyoming. On December 11, 2017, Contura sold these, along with related coal reserves, equipment, infrastructure and other real properties.
On October 23, 2017, ANR closed the sale of substantially all idle assets in Kentucky, Tennessee, and West Virginia to LCC. The conveyance included real property, substantial reclamation equipment and the transfer of ongoing royalty payment obligations associated with the properties. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ANR.”
Trading and Logistics
Contura’s Trading and Logistics business purchases met coal from domestic producers and sells into international markets. Such purchases are predominantly made pursuant to long-term agreements, but Contura also purchases coal on the spot market when it is advantageous to its business. A strategic cornerstone of Contura’s Trading and Logistics business is its interest in the DTA coal export terminal. In March 2017, Contura increased its stake in the DTA coal export terminal from 40.6% to 65.0%, which provides Contura with 14 million tons of export capacity. Purchasing coal produced by various CAPP operators allows it to leverage Contura’s export capacity at DTA. Contura’s Trading and Logistics platform complements its met coal operations by blending captive and third-party coal at DTA to achieve a broader portfolio of coal qualities. Contura typically builds in margin for transportation fees, overhead, risk and profit when purchasing third-party coal. Additionally, Contura sells capacity to third-party operators via throughput contracts. The Trading and Logistics business provides Contura a larger presence in international markets and further diversifies and expands Contura’s revenue sources.
For the year ended December 31, 2017, Alpha sold 3.8 million tons and 0.3 million tons to Contura for export at DTA and Pier 6 (Lamberts Point), respectively. For the six months ended June 30, 2018, Alpha sold 2.2 million tons and 0.1 to Contura for export at DTA and Pier 6 (Lamberts Point), respectively. After the consummation of the mergers, Contura’s and Alpha’s export metallurgical products will continue to be marketed jointly but Alpha’s production will no longer be considered part of the Trading and Logistics business.

Alpha’s Operations and Properties
The following table presents a summary of Alpha’s mining complexes:

Complex	Location	Type	Coal Qualities	Logistics
Brooks Run West	CAPP (WV)	Underground / Surface	Met High-Vol. and Steam	CSX, Norfolk Southern, Kanawha River Barge
Brooks Run South	CAPP (WV)	Underground	Mid-Vol. and Low-Vol.	CSX, Norfolk Southern, Kanawha River Barge
Coal River East	CAPP (WV)	Underground	Met High-Vol. and Steam	CSX, Norfolk Southern, Kanawha River Barge
Mid WV Surface	CAPP (WV)	Surface	Met High-Vol. and Steam	CSX, Norfolk Southern, Kanawha River Barge
Alpha’s operations consist of four high-quality met and steam coal mining complexes in CAPP: Brooks Run West, Brooks Run South, Coal River East and Mid WV Surface. For the fiscal year ended December 31, 2017, Alpha’s met coal quality was composed of 14% Low-Vol., 11% Mid-Vol., 49% High-Vol. A and 26% High-Vol. B. During this time period, 36% of Alpha’s met coal production from its operations was shipped to customers that utilized the coal in the domestic market. In the six months ended June 30, 2018, Alpha’s met coal quality was composed of 11.2% Low-Vol., 10.3% Mid-Vol., 52.1% High-Vol. A and 26.4% High-Vol. B. During this time period, 35% of Alpha’s met coal production from its operations was shipped to customers that utilized the coal in the domestic market.
Central Appalachia (CAPP)
Coal Reserves
Contura and Alpha each prepared its respective estimates of reserves which were audited by Marshall Miller & Associates, Inc. (“MM&A”), and MM&A reviewed its methodology, assumptions and reserve factors utilized in calculations. In the few instances where MM&A recommended revisions to reserve figures, MM&A worked with Contura’s or Alpha’s team, as applicable, to modify reserve estimates. MM&A relied on their independent pro-forma economic analysis for ultimate reserve determination; this analysis is further discussed in the Costs & Calculations section on page 180.
Contura and Alpha each maintain an internal staff of engineers and geoscience professionals who work closely with their respective independent reserve engineers to ensure the integrity, accuracy and timeliness of the data used to calculate their respective estimated reserves. Contura’s and Alpha’s internal technical team members meet with their respective internal independent reserve engineers periodically to discuss the assumptions and methods used in the proved reserve estimation process. Contura and Alpha each provide historical information to the independent reserve engineers for their properties, such as ownership interest, production, test data, commodity prices and operating and development costs.
These estimates are based on engineering, economic and geologic data, coal ownership information and current and proposed mine plans. Contura’s and Alpha’s proven and probable coal reserves are reported as “recoverable coal reserves,” which is the portion of the coal that could be economically and legally extracted or produced at the time of the reserve determination, taking into account mining recovery and preparation plant yield. These estimates are periodically updated to reflect past coal production, new drilling information and other geologic or mining data. Acquisitions or dispositions of coal properties will also change these estimates. Changes in mining methods may increase or decrease the recovery basis for a coal seam, as will changes in preparation plant processes.
“Reserves” are defined by the SEC Industry Guide 7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Industry Guide 7 divides reserves between “proven (measured) reserves” and “probable (indicated) reserves,” which are defined as follows:

•
“Proven (Measured) Reserves.” Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

•
“Probable (Indicated) Reserves.” Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

As of December 31, 2017, the combined company had estimated reserves totaling approximately 1,354 million tons, of which approximately 572 million tons, or 42%, were “assigned” recoverable reserves that were either being mined, were controlled and accessible from a then active mine, or located at idled facilities where limited capital expenditures would be required to initiate operations when conditions warrant. The remaining approximately 782 million tons were classified as “unassigned,” representing coal at currently non-producing locations that Contura anticipates mining in the future, but which would require significant additional development capital before operations could begin.
Contura’s and Alpha’s reserve estimates are predicated on engineering, economic, and geological data assembled and analyzed by internal engineers, geologists and finance associates, as well as third-party consultants. Contura and Alpha each update their respective reserve estimates annually to reflect past coal production, new drilling information and other geological or mining data, and acquisitions or sales of coal properties.

The following table provides the location and coal reserves associated with each of Contura’s mines or potential mines as of December 31, 2017:
As of December 31, 2017
(in thousands of short tons)(1)

				Recoverable Reserves			Reserve Control
Location/Mine	Status of Operation (2)	Coal Bed	Assigned/ Unassigned (3)	Reserves	Proven	Probable	Owned	Leased
CAPP
Nicholas	Active	Various	15,509 / 902	16,411	9,905	6,506	4,003	12,408
Toms Creek	Active	Various	8,238 / 23,613	31,851	25,502	6,349	—	31,851
McClure(4)	Active	Various	43,724 / 3,349	47,073	35,985	11,088	—	47,073
			67,471 / 27,864	95,335	71,392	23,943	4,003	91,332
NAPP
Cumberland	Active	Pittsburgh 8	31,380 / 0	31,380	31,380	—	22,970	8,410
Greene Manor	Reserve	Pittsburgh 8	90,936 / 138,146	229,082	146,543	82,539	—	229,082
CNG	Reserve	Pittsburgh 8	0 / 224,404	224,404	134,642	89,762	224,404	—
Consol Trade Area	Reserve	Pittsburgh 8	0 / 23,343	23,343	14,006	9,337	—	23,343
CNG Sewickley	Reserve	Sewickley	0 / 65,524	65,524	37,349	28,175	65,524	—
Contura Freeport	Reserve	Freeport	0 / 73,633	73,633	55,961	17,672	—	73,633
			122,316 / 525,050	647,366	419,881	227,485	312,898	334,468
Total			189,787 / 552,914	742,701	491,273	251,428	316,901	425,800
______________

(1)	1 short ton is equivalent to 0.907185 metric tons.

(2)	The “Status of Operation” for each mine is classified as follows:
Active — the mine is actively operating.
Reserve— a mine where exploration has been conducted sufficient to define recoverable reserves, but the mine is not yet in development or production stage.

(3)
“Assigned” reserves represent recoverable reserves that are either currently being mined, reserves that are controlled and accessible from a currently active mine or reserves at idled facilities where limited capital expenditures would be required to initiate operations. “Unassigned” reserves represent coal at currently non-producing locations that would require significant additional capital spending before operations begin.

(4)	McClure includes Deep Mine 41.

The following table provides the location and coal reserves associated with each of Alpha’s mines or potential mines as of December 31, 2017:
As of December 31, 2017
(in thousands of short tons)(1)

				Recoverable Reserves			Reserve Control
Location/Mine	Status of Operation(2)	Coal Bed	Assigned/ Unassigned (3)	Reserves	Proven	Probable	Owned	Leased
CAPP
Brooks Run West	Active	Various	75,754 / 77,182	152,936	86,544	66,392	—	152,936
Brooks Run South	Active	Various	51,613 / 64,399	116,012	71,871	44,141	1,261	114,751
Coal River East	Active	Various	136,771 / 87,593	224,364	145,822	78,542	108,918	115,446
Mid WV Surface	Active	Various	117,906 / 0	117,906	100,992	16,914	192	117,714
Total			382,044 / 229,174	611,218	405,229	205,989	110,371	500,847
______________

(1)	1 short ton is equivalent to 0.907185 metric tons.

(2)	The “Status of Operation” for each mine is classified as follows:
Active— the mine is actively operating.
Reserve —a mine where exploration has been conducted sufficient to define recoverable reserves, but the mine is not yet in development or production stage.

(3)
“Assigned” reserves represent recoverable reserves that are either currently being mined, reserves that are controlled and accessible from a currently active mine or reserves at idled facilities where limited capital expenditures would be required to initiate operations. “Unassigned” reserves represent coal at currently non-producing locations that would require significant additional capital spending before operations begin.

The following table provides the breakdown between the quantity of reserves that is currently permitted or not permitted and the quantity of reserves that is met coal or steam coal associated with each of Contura’s mines or potential mines as of December 31, 2017:
As of December 31, 2017
(in thousands of short tons)(1)

	By Permit Status		By Coal Market Type (2)
Location/Mine	Permitted	Not Permitted	Met	Steam
CAPP
Nicholas	2,120	14,291	16,411	—
Toms Creek	25,056	6,795	30,631	1,220
McClure(3)	37,862	9,211	47,033	40
	65,038	30,297	94,075	1,260
NAPP
Cumberland	31,380	—	—	31,380
Greene Manor	—	229,082	—	229,082
CNG	—	224,404	—	224,404
Consol Trade Area	—	23,343	—	23,343
CNG Sewickley	—	65,524	—	65,524
Contura Freeport	13,858	59,775	44,180	29,453
	45,238	602,128	44,180	603,186

Total	110,276	632,425	138,255	604,446
______________

(1)	1 short ton is equivalent to 0.907185 metric tons.

(2)	Classification of coal market type is based on available quality information and is subject to change with shifting market condition and/or additional exploration.

(3)	McClure includes Deep Mine 41.

The following table provides the breakdown between the quantity of reserves that is currently permitted or not permitted and the quantity of reserves that is met coal or steam coal associated with each of Alpha’s mines or potential mines as of December 31, 2017:
As of December 31, 2017
(in thousands of short tons)(1)

	By Permit Status		By Coal Market Type(2)
Location/Mine	Permitted	Not Permitted	Met	Steam
CAPP
Brooks Run West	92,811	60,125	113,339	39,597
Brooks Run South	24,119	91,893	116,012	—
Coal River East	116,273	108,091	213,492	10,872
Mid WV Surface	25,729	92,177	87,732	30,174
Total	258,932	352,286	530,575	80,643
______________

(1)	1 short ton is equivalent to 0.907185 metric tons.

(2)	Classification of coal market type is based on available quality information and is subject to change with shifting market conditions and/or additional exploration.

The following table provides a summary of the quality of Contura’s reserves as of December 31, 2017:
As of December 31, 2017
(in thousands of short tons)(1)

						Average Btu
Location/Mine or Seam	Reserves	Primary Coal Type (2)	<1% Sulfur	1 - 1.5% Sulfur	>1.5% Sulfur	>12,500	<12,500	Date Acquired
CAPP
Nicholas / Jerry Fork / Eagle	6,010	HVM	6,010	—	—	6,010	—	07/26/16
Nicholas / Peerless	10,401	HVM	—	10,401	—	10,401	—	07/26/16
Toms Creek / (Multiple)	31,851	HVM	31,230	621	—	31,851	—	07/26/16
McClure (3) / (Multiple)	47,073	HVM	47,073	—	—	47,073	—	07/26/16
NAPP
Cumberland / Pittsburgh 8	31,380	S	—	—	31,380	31,380	—	07/26/16
Greene Manor/ Pittsburgh 8	229,082	S	—	—	229,082	229,082	—	07/26/16
CNG / Pittsburgh 8	224,404	S	—	—	224,404	224,404	—	07/26/16
Consol Trade Area / Pittsburgh 8	23,343	S	—	—	23,343	23,343	—	07/26/16
CNG Sewickley	65,524	S	—	—	65,524	65,524	—	07/26/16
Contura Freeport / Upper Freeport	73,633	HVM	73,633	—	—	73,633	—	07/26/16
Total	742,701		157,946	11,022	573,733	742,701	—
______________

(1)	1 short ton is equivalent to 0.907185 metric tons.

(2)	Coal Type: M=Metallurgical Coal; S=Steam; MVM=Mid-Vol. Metallurgical Coal; HVM=High-Vol. Metallurgical Coal.

(3)	McClure includes Deep Mine 41.

The following table provides a summary of the quality of Alpha’s reserves as of December 31, 2017:
As of December 31, 2017
(in thousands of short tons)(1)

						Average Btu
Location/Mine or Seam	Reserves	Primary Coal Type (2)	<1% Sulfur	1 - 1.5% Sulfur	>1.5% Sulfur	>12,500	<12,500	Date Acquired
CAPP
Brooks Run West	152,936	M	142,186	2,003	8,747	144,189	8,747	2011
Brooks Run South	116,012	M	99,025	16,987	—	105,098	10,914	Varies
Coal River East	224,364	M	191,931	28,057	4,376	211,053	13,311	2011
Mid WV Surface	117,906	M	35,166	82,740	—	116,509	1,397	2011
Total	611,218		468,308	129,787	13,123	576,849	34,369	—
______________

(1)	1 short ton is equivalent to 0.907185 metric tons.

(2)	Coal Type: M=Metallurgical Coal.

The following table provides a summary of information regarding Contura’s mining operations as of December 31, 2017:

				Transportation		Preparation Plant(s)
Location/Mine or Seam	Reserves (thousands of short tons) (1)	Type (2)	Mining Equipment (3)	Rail	Other (4)	Capacity (short tons per hr)	Utilization %	Source of Power
CAPP
Nicholas / Jerry Fork	6,010	U	CM	NS		1,200	19	Mon Power
Toms Creek / (Multiple)	31,851	U/S	CM/S/T/H	NS		800	33	Old Dominion
McClure (5) / (Multiple)	47,073	U	CM	CSX		1,000	67	MP2 Energy
NAPP
Cumberland / Pittsburgh 8	31,380	U	LW	NS/CSX	B	1,600	71	West Penn Power
Total	116,314
______________

(1)	1 short ton is equivalent to 0.907185 metric tons.

(2)	Type of Mine: S = Surface; U = Underground.

(3)	Mining Equipment: S = Shovel/Excavator/Loader; T = Trucks; LW = Longwall; CM = Continuous Miner; H = Highwall Miner.

(4)	Transportation: B = Barge Loadout availability.

(5)	McClure includes Deep Mine 41.

(6)	Loadout Only.

The following table provides a summary of information regarding Alpha’s mining operations as of December 31, 2017:

				Transportation		Preparation Plant(s)
Location/Mine	Reserves (thousands of short tons) (1)	Type (2)	Mining Equipment (3)	Rail	Other (4)	Capacity (short tons per hr)	Utilization %	Source of Power
CAPP
Brooks Run West	152,936	U/S	S/T/CM/H	NS/CSX	B	1,200 (Bandmill) / 600 (Delbarton)	55% / 62%	American Electric Power
Brooks Run South	116,012	U	CM	NS/CSX	B	800 (Kepler) / 700 (Kingston)	34% / 55%	American Electric Power
Coal River East	224,364	U	CM	NS/CSX	B	2,400 (Marfork) / 1,200 (Mammoth)	40% / 53%	American Electric Power
Mid WV Surface	117,906	S	S/T/H	NS/CSX	B	1,600 (Inman)	32%	American Electric Power
Total	611,218
______________

(1)	1 short ton is equivalent to 0.907185 metric tons.

(2)	Type of Mine: S = Surface; U = Underground.

(3)	Mining Equipment: S = Shovel/Excavator/Loader; T = Trucks; CM = Continuous Miner; H = Highwall Miner.

(4)	Transportation: B = Barge Loadout availability.

Costs & Calculations
Coal tonnage is classified as reserve when demonstrating profit on a fully loaded cost basis. Pro forma testing conducted by MM&A demonstrated that Alpha’s and Contura’s reserves generate cash and are profitable on a fully loaded cost basis, including non-cash depreciation, depletion and amortization items. Fully loaded costs were compared to two-year historical sales realizations for all potential reserve areas. The classification of reserves is dependent upon the sum of all costs normalized to a per clean ton basis, including both cash and non-cash items, being less than the two-year historical sales price. The two-year historical sales price includes the following price ranges categorized by coal qualities:

Coal Qualities	Two-Year Historical Sales Price
Met High-Vol. A	$91 - $120
Met High-Vol. B	$71.50 - $91
Met Mid-Vol.	$101 - $104
Met Low-Vol.	$114
Steam	$44 - $58
For the surface mining resource areas, the mining costs were estimated using the surface mining overburden ratios. Direct mining costs were estimated for labor, blasting, fuel and lubrication supplies, repairs and maintenance, operating supplies and other costs. The pro forma mining cost estimates for underground mining areas began with the computation of representative total seam thickness for each area evaluated. The clean-tons-per-foot of mining advance was calculated to support mine production and productivity calculations.
All underground and highwall miner coal resources are expected to require washing to remove coal partings and out-of-seam contamination. Preparation plant yield was calculated by multiplying the in-seam recovery, out-of-seam contamination and plant efficiency factors. In-seam recovery factors were obtained based upon the relative percentages of coal and rock within the seam. Direct mining costs were estimated for labor, supplies, maintenance and repairs, mine power and other direct mining costs. Sales, general and administration and environmental cost allocations were based on values typically observed by MM&A. Sales variable costs for royalty payments, black lung excise tax and reclamation fees were calculated, along with cost components for other indirect mining costs and depreciation, depletion and amortization.
Coal Production
The following table provides a summary of coal production for Contura’s mining operations:

	Coal Production (thousands of tons)
Location/Mine Complex	2017	2016	2015
CAPP
Nicholas	527	595	655
McClure	461	345	755
Toms Creek	1,372	1,315	1,385
Deep Mine 41	1,610	1,510	1,325
	3,970	3,765	4,120
NAPP
Cumberland	6,770	6,959	7,490
Emerald	—	2	1,689
	6,770	6,961	9,179
PRB (1)
Belle Ayr	14,723	14,884	18,319
Eagle Butte	16,335	19,003	19,650
	31,058	33,887	37,969
Total	41,798	44,613	51,268
______________

(1)	In connection with the PRB divestiture, operations at the Belle Ayr and Eagle Butte mining complexes have been discontinued.

The following table provides a summary of coal production for Alpha’s mining operations:

	Coal Production (thousands of tons)
Location/Mine Complex	2017	2016	2015
CAPP
Brooks Run West	4,987	4,692	5,149
Brooks Run South	1,693	1,482	1,795
Coal River East	3,433	2,351	2,507
Mid WV Surface	3,491	2,855	2,202
Total	13,604	11,380	11,653
Information provided within the previous tables concerning Contura’s and Alpha’s properties has been prepared in accordance with applicable U.S. federal securities laws. All mineral reserve estimates have been prepared in accordance with SEC Industry Guide 7.

Mine Life
The following table provides a summary of mine life for each of Contura’s active mines by region, as of December 31. 2017:

Mine Location	Segment	Mine Name	Estimated Years
PA	NAPP	Cumberland*	18
VA	CAPP	Deep Mine 41	26
WV	CAPP	Nicholas Complex	9
VA	CAPP	McClure Complex**	1 to 10
VA	CAPP	Toms Creek**	1 to 10
______________

*
Cumberland mine includes all of the Cumberland Reserve block and a portion of the Greene Manor Reserve block. The remaining portion of the Greene Manor Reserve block and the CNG and Consol Trade Area reserve blocks are located adjacent to the area included in the Cumberland mine life area.

**	Aggregation of mines which are not individually material (excluding Deep Mine 41 which Contura considers to be an individually material mine)

The following table provides a summary of mine life for each of Alpha’s active mines by region, as of December 31, 2017:

Mine Location	Segment	Mine Name	Estimated Years
WV	CAPP	Brooks Run West	31
WV	CAPP	Brooks Run South	69
WV	CAPP	Coal River East	65
WV	CAPP	Mid WV Surface	34
Coal Mining Techniques
Contura uses four different mining techniques to extract coal from the ground: longwall mining, room-and-pillar mining, truck and front-end loader mining and highwall mining. Alpha uses four different mining techniques to extract coal from the ground: room-and-pillar mining, truck-and-shovel mining, truck and front-end loader mining and highwall mining. Neither Contura nor Alpha uses mountaintop removal mining.
Longwall Mining
At Contura’s Cumberland mine complex, Contura utilizes longwall mining techniques, which are the most productive underground mining methods used in the United States. A rotating drum is trammed mechanically across the face of coal, and a hydraulic system supports the roof of the mine while the drum advances through the coal. Chain conveyors then move the loosened coal to a standard underground mine conveyor system for delivery to the surface. Continuous miners are used to develop access to long rectangular blocks of coal which are then mined with longwall equipment, allowing controlled subsidence behind the advancing machinery. Longwall mining is highly productive and most effective for large blocks of medium to thick coal seams. High capital costs associated with longwall mining demand large, contiguous reserves. Ultimate seam recovery of in-place reserves using longwall mining is much higher than the room-and-pillar mining underground technique. All of the coal mined at Contura’s longwall mines is processed in preparation plants to remove rock and impurities.
Room-and-Pillar Mining
Certain of Alpha’s and Contura’s mines in CAPP use room-and-pillar mining methods. In this type of mining, main airways and transportation entries are developed and maintained while remote-controlled continuous miners extract coal from the seam, leaving pillars to support the roof. Shuttle cars, continuous haulage or battery coal haulers are used to transport coal from the continuous miner to the conveyor belt for transport to the surface. This method is more flexible than longwall mining and often used to mine smaller coal blocks or thin seams. Ultimate seam recovery of in-place reserves is typically less than that achieved with longwall mining. All of this production is also washed in preparation plants before it becomes saleable clean coal.
Truck-and-Shovel Mining and Truck and Front-End Loader Mining
Contura utilizes truck/shovel and truck/front-end loader mining methods at its PRB surface mines. These methods are similar and involve using large, electric or hydraulic-powered shovels or diesel-powered front-end loaders to remove earth and rock (overburden) covering a coal seam which is later used to refill the excavated coal pits after the coal is removed. The loading equipment places the coal into haul trucks for transportation to a preparation plant or loadout area. Ultimate seam recovery of in-place reserves on average exceeds 90%. This surface-mined coal typically does not need to be cleaned in a preparation plant before sale. Productivity depends on overburden and coal thickness (strip ratio), equipment utilized and geologic factors.
Contour Mining
Alpha and Contura each use contour mining which limits the overburden removal from above a coal seam or series of coal seams. In contour mining, surface mining machinery follows the contours of a coal seam or seams around a ridge, excavating the overburden and recovering the coal seam or seams as a “contour bench” around the mountain is created. This contour bench is then backfilled and graded to approximate original contour after highwall mining.
Highwall Mining
Alpha and Contura each utilize highwall mining methods at its CAPP surface mines. A highwall mining system consists of a remotely controlled continuous miner, which extracts coal and conveys it via augers or belt conveyors to the portal. The cut is typically a rectangular, horizontal opening in the highwall (the unexcavated face of exposed overburden and coal in a surface mine) 9-feet or 11-feet wide and reaching depths of up to 1,000 feet. Multiple parallel openings are driven into the highwall, separated by narrow pillars that extend the full depth of the hole.
Marketing, Sales and Customer Contracts
Contura markets coal produced at its operations and purchases and resells coal mined by others, including Alpha. Contura has coal supply commitments with a wide range of electric utilities, steel manufacturers and industrial customers. Contura’s marketing efforts are centered on customer needs and requirements. By offering coal of various types and grades to provide specific qualities of heat content, sulfur and ash and other characteristics relevant to its customers, Contura and Alpha are able to serve a global customer base. Through this global platform, Contura’s and Alpha’s coals are shipped to customers on five continents. This diversity allows both companies to adjust to changing market conditions. Many of Contura’s and Alpha’s larger customers are well-established public utilities and steel manufacturers.
Alpha is one of America’s premier metallurgical coal suppliers, providing high quality products to domestic customers and, through an export arrangement with Contura, to steel manufacturers around the world. Alpha also supplies thermal coal to electric utilities and manufacturing industries both domestically and internationally. Alpha offers premium low volatile, medium volatile and high volatile metallurgical coals, and high quality Central Appalachia utility and industrial coals.
Contura sold a total of about 15.7 million tons of coal in 2017, consisting of approximately 10.8 million tons of captive coal, and approximately 4.9 million tons of T&L coal, including approximately 0.9 million tons of coal sold to Alpha. Contura sold a total of 8.2 million tons of coal in the six months ended June 30, 2018, consisting of approximately 5.1 million tons of captive coal, and 3.1 million tons of T&L coal, including approximately 0.1 million tons of coal sold to Alpha. Alpha sold a total of about 14.3 million tons of coal in 2017, consisting of approximately 13.3 million tons of captive coal, and approximately 1.0 million tons of brokered coal, including 4.1 million tons of coal sold to Contura. Alpha sold a total of 6.9 million tons of coal in the six months ended June 30, 2018, consisting of approximately 6.8 million tons of captive coal, and approximately 0.1 million tons of brokered coal, including 2.3 million tons of coal sold to Contura. Contura’s and Alpha’s captive coal volumes include coal produced and processed by each company, respectively, as well as small volumes purchased from third-party producers to blend with its produced coal in order to meet customer specifications. These volumes are processed by Contura and Alpha, meaning that each company washed, crushed or blended the coal at one of its preparation plants or loading facilities prior to resale. Contura’s T&L coal volumes solely include those volumes purchased from third-party producers (including Alpha, as noted above) and sold through Contura’s Trading and Logistics business.
The breakdown of tons sold by Contura for year ended December 31, 2017 and the six months ended June 30, 2018 are set forth in the table below. All of Contura’s steam coal sales were captive volumes.

	Steam Coal Sales			Metallurgical Coal Sales
	(In millions, except percentages)
	Tons	% of Coal Sales Volume	% of Coal Revenues	Tons		% of Coal Sales Volume		% of Coal Revenues
Period Ended	Captive			Captive	T&L Coal	Captive	T&L Coal	Captive	T&L Coal
December 31, 2017	6.7	43%	21%	4.1	4.9	26%	31%	34%	45%
June 30, 2018 (1)	2.7	33%	14%	2.4	3.1	30%	37%	37%	49%
______________

(1)	Excludes freight and handling revenues.

The breakdown of tons sold by Alpha for year ended December 31, 2017 and the six months ended June 30, 2018 are set forth in the table below. All of Alpha’s steam coal sales were captive volumes.

	Steam Coal Sales			Metallurgical Coal Sales
	(In millions, except percentages)
	Tons	% of Coal Sales Volume	% of Coal Revenues	Tons		% of Coal Sales Volume		% of Coal Revenues
Period Ended	Captive			Captive	T&L Coal	Captive	T&L Coal	Captive	T&L Coal
December 31, 2017	6.4	45%	28%	6.9	1.0	48%	7%	63%	9%
June 30, 2018 (1)	3.1	45%	28%	3.7	0.1	54%	1%	71%	1%
______________

(1)	Excludes freight and handling revenues.

Contura sold coal to approximately 57 and 47 different customers (other than Alpha) in 2017 and the six months ended June 30, 2018, respectively. Contura’s top 10 customers (other than Alpha) accounted for approximately 64% of 2017 total coal revenues (excluding coal revenues from sales to Alpha) and Contura’s largest customer accounted for approximately 16% of 2017 total coal revenues (excluding coal revenues from sales to Alpha). Pro Forma for the Mergers, no customer of the combined company would have accounted for more than 10% of 2017 total revenues. The following tables provide information regarding domestic and export sales by Contura and Alpha in 2017 by revenues and tons sold:
Contura

	Tons Sold	Tons Sold as a Percentage of Coal Sales Volume	Coal Revenues (excluding freight and handling revenues)	Percentage of Coal Revenues
	(In millions, except percentages)
Export	8.2	52%	$1,024.6	74%
Domestic	7.5	48%	$367.9	26%

Alpha

	Tons Sold	Tons Sold as a Percentage of Coal Sales Volume	Coal Revenues (excluding freight and handling revenues)	Percentage of Coal Revenues
	(In millions, except percentages)
Export	5.8	41%	$595.3	50%
Domestic	8.5	59%	$591.6	50%
The following tables provide information regarding domestic and export sales by Contura and Alpha in the six months ended June 30, 2018 by revenues and tons sold:
Contura

	Tons Sold	Tons Sold as a Percentage of Coal Sales Volume	Coal Revenues (excluding freight and handling revenues)	Percentage of Coal Revenues
	(In millions, except percentages)
Export	5.7	69%	$706.7	86%
Domestic	2.5	31%	$119.8	14%
Alpha

	Tons Sold	Tons Sold as a Percentage of Coal Sales Volume	Coal Revenues (excluding freight and handling revenues)	Percentage of Coal Revenues
	(In millions, except percentages)
Export	3.0	43%	$317.0	54%
Domestic	3.9	57%	$267.4	46%
Alpha sold coal to approximately 34 and 29 different customers (including Contura) in 2017 and the six months ended June 30, 2018, respectively. Alpha’s top 10 customers (other than Contura) accounted for approximately 87% of 2017 coal revenues (excluding coal revenues from sales to Contura). Pro Forma for the Mergers, no customer of the combined company would have accounted for more than 10% of 2017 total revenues.
Contura, Alpha’s largest customer, accounted for approximately 39% of total 2017 coal revenues.
Contura’s and Alpha’s export shipments serviced customers through shipping ports in 22 and 23 countries, respectively, during 2017. Europe was Contura’s largest export market in 2017, with coal sales to Europe accounting for approximately 44% of total export coal revenues (excluding freight and handling revenues) and 32% of total coal revenues (excluding freight and handling revenues). Excluding sales by Alpha to Contura, Europe was Alpha’s largest export market in 2017, with coal sales to Europe accounting for approximately 55% of total export coal revenues (excluding freight and handling revenues) and 27% of total coal revenues (excluding freight and handling revenues). Contura’s export shipments serviced customers through shipping ports in 21 countries during the six months ended June 30, 2018. Europe was Contura’s largest export market in the six months ended June 30, 2018, with coal sales to Europe accounting for approximately 37% of total export coal revenues (excluding freight and handling revenues) and 32% of total coal revenues (excluding freight and handling revenues). Alpha’s export shipments serviced customers through shipping ports in 22 countries during the six months ended June 30, 2018. Europe was Alpha’s largest export market in the six months ended June 30, 2018, with coal sales to Europe accounting for approximately 45% of total export coal revenues (excluding freight and handling revenues) and 24% of total coal revenues (excluding freight and handling revenues). All of Contura’s and Alpha’s sales are made in U.S. dollars.

Contura and Alpha each enter into long-term contracts (typically ranging from one to five years) with its steam coal customers. Terms of these agreements may address coal quality requirements, quantity parameters, flexibility and adjustment mechanisms, permitted sources of supply, treatment of environmental constraints, options to extend, force majeure, suspension, termination and assignment issues, the allocation between the parties of the cost of complying with future governmental regulations and many other matters.
Generally, Contura’s and Alpha’s long-term steam coal agreements contain committed volumes and fixed prices for a period or a certain number of periods pursuant to which steam coal will be delivered under these agreements. After a fixed price period elapses, the long-term agreement may provide for a price negotiation/determination period prior to the commencement of the pending unpriced contract period. The price negotiations generally consider either then current market prices and/or relevant market indices. Provisions of this sort increase the difficulty of predicting the exact prices a coal supplier will receive for its coal during the course of the long-term agreement. During 2017, approximately 86% of Contura’s and 16% of Alpha’s respective steam coal sales volume were delivered pursuant to long-term contracts.
Distribution and Transportation
Coal consumed domestically is usually sold at the mine and transportation costs are normally borne by the purchaser. Export coal is usually sold at the loading port, with purchasers responsible for further transportation.
For Contura’s export sales, Contura negotiates transportation agreements with various providers, including railroads, trucks, barge lines, and terminal facilities to transport shipments to the relevant loading port. Contura and Alpha coordinate with customers, mining facilities and transportation providers to establish shipping schedules that meet each customer’s needs. Contura’s and Alpha’s captive coal is loaded from their respective preparation plants, loadout facilities, and in certain cases directly from its mines. The coal Contura purchases is loaded in some cases directly from mines and preparation plants operated by third parties or from an export terminal. Virtually all of Contura’s and Alpha’s coal is transported from the mine to the respective company’s preparation plants by truck or belt conveyor systems. It is transported from preparation plants and loading facilities to the customer by means of railroads, trucks, barge lines, and lake-going and ocean-going vessels from terminal facilities. Contura and Alpha each depend upon rail, barge, trucking and other systems to deliver coal to markets. In 2017 and the six months ended June 30, 2018, Contura’s produced coal was transported from the mines and to the customer primarily by rail, with the main rail carriers being CSX Transportation and Norfolk Southern Railway Company. Rail shipments constituted approximately 41% and 55% of total shipments of captive coal volume from Contura’s mines to the customer in 2017 and the six months ended June 30, 2018, respectively. The balance was shipped from Contura’s preparation plants, loadout facilities or mines via truck or barge. Contura’s export sales are primarily shipped to Chesapeake Bay Pier shipping port in Maryland, and DTA and Pier 6 (Lamberts Point) shipping ports in Virginia. Contura owns a 65.0% interest in the Dominion Terminal Associates (DTA) coal export terminal at Newport News, Virginia.
In 2017 and the six months ended June 30, 2018, Alpha’s produced coal was transported from the mines and to the customer primarily by rail, with the main rail carriers being CSX Transportation and Norfolk Southern Railway Company. Rail shipments constituted approximately 69% and 69% of total shipments of captive coal volume from Alpha’s mines to its customers in 2017 and the six months ended June 30, 2018, respectively. The balance was shipped from Alpha’s preparation plants, loadout facilities or mines via truck or barge. Alpha’s export sales are primarily shipped to either DTA via CSXT or Pier 6 via the Norfolk Southern Railroad.
Equipment
Contura’s and Alpha’s equipment, including underground and surface, is of varying age and in good and operational condition. It is regularly maintained and serviced by their respective dedicated maintenance workforce, including scheduled preventive maintenance.
Procurement
Contura and Alpha each incur substantial expenses per year to procure goods and services in support of their respective business activities in addition to capital expenditures. Principal goods and services include maintenance and repair parts and services, electricity, fuel, roof control and support items, explosives, tires, conveyance structure, ventilation supplies and lubricants. Contura uses suppliers for a significant portion of its equipment rebuilds and repairs both on- and off-site, as well as construction and reclamation activities and to support computer systems.
Contura has a centralized sourcing group, which sets sourcing policy and strategy focusing primarily on major supplier contract negotiation and administration, including but not limited to the purchase of major capital goods in support of the mining operations. Contura promotes competition between suppliers and seek to develop relationships with suppliers that focus on lowering its costs while improving quality and service. Contura seeks suppliers who identify and concentrate on implementing continuous improvement opportunities within their area of expertise.
Alpha has a centralized strategic sourcing and material management department that promotes its company-wide goal to control costs and assure performance by vendors. Sourcing policies and procedures are focused on, but not limited to, major providers of capital goods and services in support of Alpha’s mining operations. Alpha develops vendor relationships that lower costs through volume purchases and measures contract compliance with Alpha’s KPI program for compliance to quality parameters established in contracts. Alpha has a warehouse system that makes sure key consumables are available and managed. Materials Management provides an additional revenue stream through its equipment and scrap sales process. Alpha lowers expenditures through the idle mine supply transfer program where idled mine supplies are utilized.
Competition
The coal industry is highly competitive. Contura and Alpha each compete for U.S. sales with numerous coal producers in the Appalachian region, and the Illinois basin, and with western coal producers. The most important factors on which Contura and Alpha each compete are delivered coal price, coal quality and characteristics, transportation costs from the mine to the customer and the reliability of supply. Competition from coal with lower production costs shipped from other coal basins has resulted in increased competition for coal sales in the Appalachian region.
Demand for steam coal and the prices that each of Contura and Alpha are able to obtain for it are closely linked to coal consumption patterns of the domestic electric generation industry. These coal consumption patterns are influenced by many factors beyond Contura’s and Alpha’s control, including the demand for electricity, which is significantly dependent upon summer and winter temperatures, and commercial and industrial outputs in the U.S., environmental and other government regulations, technological developments and the location, availability, quality and price of competing sources of power. These competing sources include natural gas, nuclear, fuel oil and increasingly, renewable sources such as solar and wind power. Demand for thermal coal and the prices that each of Contura and Alpha are able to obtain for it are affected by each of the above factors.
Demand for met coal and the prices that each of Contura and Alpha are able to obtain for it depend to a large extent on the demand and price for steel in the U.S. and internationally. This demand is influenced by factors beyond Contura’s and Alpha’s control, including overall economic activity and the availability and relative cost of substitute materials. In the export met coal market, Contura competes with producers from Australia and Canada and with other international producers on many of the same factors as in the U.S. market. Competition in the export market is also impacted by fluctuations in relative foreign exchange rates and costs of inland and ocean transportation, among other factors.
Employees
As of June 30, 2018, Contura had approximately 1,750 employees, with the United Mine Workers of America (“UMWA”) representing approximately 37% of these employees. Certain of Contura’s subsidiaries have wage agreements with the UMWA that are subject to termination by either the employer or the UMWA, without cause, on July 31, 2020. Relations with organized labor are important to Contura’s success, and it believes it has good relations with its employees.
As of June 30, 2018, Alpha had approximately 2,700 employees, with the UMWA representing 2% of these employees. Certain of Alpha’s subsidiaries have wage agreements with the UMWA that are subject to termination by either the employer or the UMWA, without cause, on July 31, 2020. Either party was also entitled to reopen the wage agreements on July 15, 2018, for the sole purpose of renegotiating changes in the hourly wage rates, by giving written notice to the other party during the period from May 1, 2018 through June 1, 2018. Relations with organized labor are important to Alpha’s success, and it believes it has good relations with its employees.

Legal Proceedings
Contura could become party to legal proceedings from time to time. These proceedings, as well as governmental examinations, could involve various business units and a variety of claims including, but not limited to, contract disputes, personal injury claims, property damage claims (including those resulting from blasting, trucking and flooding), environmental and safety issues, and employment matters. While some legal matters may specify the damages claimed by the plaintiffs, many seek an unquantified amount of damages. Even when the amount of damages claimed against Contura or its subsidiaries is stated, (i) the claimed amount may be exaggerated or unsupported; (ii) the claim may be based on a novel legal theory or involve a large number of parties; (iii) there may be uncertainty as to the likelihood of a class being certified or the ultimate size of the class; (iv) there may be uncertainty as to the outcome of pending appeals or motions; and/or (v) there may be significant factual issues to be resolved. As a result, if such legal matters arise in the future Contura may be unable to estimate a range of possible loss for matters that have not yet progressed sufficiently through discovery and development of important factual information and legal issues. Contura records accruals based on an estimate of the ultimate outcome of these matters, but these estimates can be difficult to determine and involve significant judgment.
Alpha could become party to legal proceedings from time to time incidental to its normal business activities. Alpha’s legal proceedings have historically ranged from cases brought by a single plaintiff to purported class actions. While some matters specify the damages claimed by the plaintiff(s), many seek an unquantified amount of damages. Accordingly, any estimated damages or range of damages may not represent Alpha’s maximum potential exposure. Legal proceedings and governmental examinations may change from time to time, and actual results may vary significantly from Alpha’s estimated exposure from those matters. Alpha evaluates developments in legal proceedings and governmental examinations that could cause a change in the amount of reserves previously recorded. Alpha records accruals based on an estimate of the ultimate outcome of these matters, but these estimates can be difficult to determine and involve significant judgment.
On March 5, 2014, EPA, the U.S. Department of Justice, West Virginia Department of Environmental Protection, the Pennsylvania Department of Environmental Protection and the Kentucky Energy and Environment Cabinet filed a Complaint against Old Alpha and its permit holding subsidiaries in Kentucky, Pennsylvania, Tennessee, Virginia and West Virginia alleging that Old Alpha’s mining affiliates in those states and in Tennessee and Virginia exceeded certain water discharge permit limits during the period of 2006 to 2013 and simultaneously entered into a Consent Decree with Alpha resolving their claims. The Consent Decree was entered by the Southern District of West Virginia on November 26, 2014 and amended on February 28, 2018 (the “Alpha Consent Decree”). As part of the Alpha Consent Decree, Alpha agreed to implement an integrated environmental management system and an expanded auditing/reporting protocol, install selenium and osmotic pressure treatment facilities at specific locations, and certain other measures. The Alpha Consent Decree required Alpha to pay $27.5 million in civil penalties, to be divided among the federal government and state agencies. Alpha has constructed all required water treatment systems, implemented the environmental management system, and otherwise complied with the terms and conditions of the Alpha Consent Decree. Pursuant to the Stipulation, among other things, one or more subsidiaries of Contura assumed the Section IX Osmotic Pressure Injunctive Relief requirements under the Alpha Consent Decree at the Cumberland and Emerald mines from Alpha, and such Contura subsidiaries may serve a request for termination of the Alpha Consent Decree only after completing such requirements and thereafter maintaining consistent satisfactory compliance with the Consent Decree for a period of two years. Two of our subsidiaries have formally joined in the Alpha Consent Decree to confirm our obligations as set forth in the Stipulation. Alpha remains subject to the other requirements of the Alpha Consent Decree and pays stipulated penalties to the United States federal government and the state of West Virginia when water discharge permit limitations are exceeded. Since July 26, 2016, Contura and Alpha have been and are currently in material compliance with their respective obligations under the Stipulation.
On March 20, 2012, three environmental groups filed a citizen’s suit against two of ANR’s subsidiaries, Alex Energy, Inc. (“Alex Energy”) and Elk Run Coal Company, Inc. (“Elk Run”), in federal court in the Southern District of West Virginia. The suit alleged violations of the terms of the subsidiaries’ water discharge permits concerning conductivity levels, although the subject permits do not contain numerical limits on conductivity. The plaintiffs sought a civil penalty as well as injunctive relief. On June 4, 2014, the court entered partial summary judgment against the subsidiaries. On December 15, 2014, the parties reached agreement on definitive settlement terms, which the court approved on February 2, 2015. The settlement terms provided Alex Energy and Elk Run the opportunity to use stream habitat enhancement before having to construct treatment and set a compliance deadline of August 1, 2019. As part of a comprehensive settlement of the objections to the Plan of Reorganization, Alex Energy and Elk Run received an 18 month extension to comply with the terms of the settlement. In exchange, Alex Energy and Elk Run agreed to (a) make $5.5 million of donations by March 31 of 2018, (b) provide in-

kind contributions on pilot projects testing innovative reclamation techniques, (c) donate the proceeds of sales of certain surface properties and (d) donate certain coal reserves owned in Pennsylvania, in each case, to non-profit organizations of the environmental groups’ choosing. On August 17, 2018, Alex Energy and Elk Run agreed to a further modification of the settlement to eliminate the original compliance metrics and the amended schedule and replace them with a new compliance approach focused on improving aquatic resources through the use of innovative reclamation and stream improvement techniques and submitted a joint motion to modify the settlement with the federal court in the Southern District of West Virginia. If the court approves the modified settlement, Alex Energy and Elk Run would make $9 million of cash donations to a non-profit organization of the environmental groups’ choosing and contribute $12 million of in-kind reclamation work, in both cases through 2021, a portion of which can be satisfied through the donation of properties that can be used for the reclamation projects. This modified settlement has been submitted to the court for approval and a decision is expected in the fourth quarter of 2018.

ENVIRONMENTAL AND OTHER REGULATORY MATTERS
Unless otherwise indicated or the context otherwise requires, references in this “Environmental and Other Regulatory Matters” section to “the combined company,” “we,” “us” and other similar terms refer to Contura Energy, Inc. and its consolidated subsidiaries after giving effect to the mergers.
Federal, state and local authorities regulate the U.S. coal mining industry and the industries it serves with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water quality, plant and wildlife protection, the reclamation of mining properties after mining has been completed, the discharge of materials into the environment, surface subsidence from underground mining, and the effects of mining on groundwater quality and availability. These laws and regulations, which are extensive, subject to change, and have tended to become stricter over time, have had, and will continue to have, a significant effect on our production costs and our competitive position relative to certain other sources of electricity generation. Future legislation, regulations or orders, as well as future interpretations and more rigorous enforcement of existing laws, regulations or orders, may require substantial increases in equipment and operating costs to us and delays, interruptions, or a termination of operations, the extent of which we cannot predict. We intend to continue to comply with these regulatory requirements as they evolve by timely implementing necessary modifications to facilities or operating procedures. Future legislation, regulations, orders or regional or international arrangements, agreements or treaties, as well efforts by private organizations, including those relating to global climate change, may continue to cause coal to become more heavily regulated.
We endeavor to conduct our mining operations in compliance with all applicable federal, state, and local laws and regulations. We have certain procedures in place that are designed to enable us to comply with these laws and regulations. However, due to the complexity and interpretation of these laws and regulations, we cannot guarantee that we have been or will be at all times in complete compliance, and violations are likely to occur from time to time. None of the violations or the monetary penalties assessed upon Alpha since the Alpha Restructuring or upon Contura have been material. Future liability under or compliance with environmental and safety requirements could, however, have a material adverse effect on our operations or competitive position. Under some circumstances, substantial fines and penalties, including revocation or suspension of mining permits, may be imposed under the laws described below.
Monetary sanctions, expensive compliance measures and, in severe circumstances, criminal sanctions may be imposed for failure to comply with these laws.
As of June 30, 2018, Contura had accrued $60.9 million for reclamation liabilities and mine closures, including $5.6 million of current liabilities. As of June 30, 2018, Alpha had accrued $66.5 million for reclamation liabilities and mine closures, including $9.9 million of current liabilities. As of June 30, 2018, the combined company would have $273.0 million accrued for reclamation liabilities and mine closures, including $15.5 million of current liabilities, on a pro forma basis.
Mining Permits and Approvals
Numerous governmental permits or approvals are required for mining operations pursuant to certain federal, state and local laws applicable to our operations. When we apply for these permits and approvals, we may be required to prepare and present data to federal, state or local authorities pertaining to the effect or impact that any proposed production or processing of coal may have upon the environment and measures we will take to minimize and mitigate those impacts. The requirements imposed by any of these authorities may be costly and time consuming and may delay commencement or continuation of mining operations.
In order to obtain mining permits and approvals from federal and state regulatory authorities, mine operators, including us, must submit a reclamation plan for restoring, upon the completion of mining operations, the mined property to its prior or better condition, productive use or other permitted condition. Typically, we submit the necessary permit applications several months, or even years, before we plan to begin mining a new area. Mining permits generally are approved many months or even years after a completed application is submitted. Therefore, we cannot be assured that we will obtain future mining permits in a timely manner.
Permitting requirements also require, under certain circumstances, that we obtain surface owner consent if the surface estate has been severed from the mineral estate. This requires us to negotiate with third parties for surface access that overlies coal we control or intend to control. These negotiations can be costly and time-consuming, lasting years in some instances, which can create additional delays in the permitting process. If we cannot successfully negotiate for surface rights, we could be denied a permit to mine coal we already control.
Contura is in the process of transferring certain permits for the PRB operations it sold to Blackjewel. During the permit transfer process, Blackjewel will conduct mining operations under such permits in accordance with a permit operating agreement between the parties. There can be no assurance that such transfers will be completed on a timely basis, or at all.
Surface Mining Control and Reclamation Act
SMCRA, which is administered by the Office of Surface Mining Reclamation and Enforcement (“OSM”), establishes mining, environmental protection, reclamation, and closure standards for all aspects of surface mining as well as many aspects of underground mining that effect surface expressions. Mine operators must obtain SMCRA permits and permit renewals from the OSM or from the applicable state agency if the state agency has obtained primary control of administration and enforcement of the SMCRA program, or primacy. A state agency may obtain primacy if OSM concludes that the state regulatory agency’s mining regulatory program is no less stringent than the federal mining program under SMRCA. States where we have active mining operations have achieved primacy and issue permits in lieu of OSM. OSM maintains oversight of how the states administer their programs.
SMCRA permit provisions include a complex set of requirements which include: coal prospecting; mine plan development; topsoil or growth medium removal, storage and replacement; selective handling of overburden materials; mine pit backfilling and grading; protection of the hydrologic balance, including outside the permit area; subsidence control for underground mines; surface drainage control; mine drainage and mine discharge control and treatment; and re-vegetation and reclamation.
The mining permit application process is initiated by collecting baseline data to adequately characterize the pre- mine environmental condition of the permit area. This work includes, but is not limited to, surveys of cultural and historical resources, soils, vegetation, wildlife, assessment of surface and ground water hydrology, climatology, and wetlands. In conducting this work, we collect geologic data to define and model the soil and rock structures associated with the coal that we will mine. We develop mining and reclamation plans by utilizing this geologic data and incorporating elements of the environmental data. The mining and reclamation plan incorporates the provisions of SMCRA, the state programs, and the complementary environmental programs that affect coal mining. Also included in the permit application are documents defining ownership and agreements pertaining to coal, minerals, oil and gas, water rights, rights of way and surface land, and documents required of the OSM’s Applicant Violator System, including the mining and compliance history of officers, directors and principal owners of the entity.
Regulations under SMCRA and its state analogues provide that a mining permit or modification can, under certain circumstances, be delayed, refused or revoked if we or any entity that owns or controls us or is under common ownership or control with us have unabated permit violations or have been the subject of permit or reclamation bond revocation or suspension. These regulations define certain relationships, such as owning over 50% of stock in an entity or having the authority to determine the manner in which the entity conducts mining operations, as constituting ownership and control. Certain other relationships are presumed to constitute ownership or control, including being an officer or director of an entity or owning between 10% and 50% of the mining operator. This presumption, in some cases, can be rebutted where the person or entity can demonstrate that it in fact does not or did not have authority directly or indirectly to determine the manner in which the relevant coal mining operation is conducted. Thus, past or ongoing violations of federal and state mining laws by us or by coal mining operations owned or controlled by our significant stockholders, directors or officers or certain other third party affiliates could provide a basis to revoke existing permits and to deny the issuance of additional permits or modification or amendment of existing permits. This is known as being “permit-blocked.” In recent years, the permitting required for coal mining has been the subject of increasingly stringent regulatory and administrative requirements and extensive litigation by environmental groups.
Once a permit application is prepared and submitted to the regulatory agency, it goes through a completeness review and technical review. Public notice of the proposed permit is given that also provides for a comment period before a permit can be issued. Some SMCRA mine permits take over a year to prepare, depending on the size and complexity of the mine and may take many months or even years to be issued. Regulatory authorities have considerable discretion in the timing of the permit issuance and the public and other agencies have rights to comment on and otherwise engage in the permitting process, including through intervention in the courts.
The Abandoned Mine Land Fund, which is part of SMCRA, requires a fee on all coal produced. The proceeds are used to reclaim mine lands closed or abandoned prior to SMCRA’s adoption in 1977. The current fee is $0.28 per ton on surface-mined coal and $0.12 per ton on deep-mined coal. For the fiscal year ended 2017, we recorded $3.8 million of expense related to these fees, on a pro forma basis. For the six months ended June 30, 2018, we recorded $1.8 million of expense related to these fees, on a pro forma basis.
While SMCRA is a comprehensive statute, SMCRA does not supersede the need for compliance with other major environmental statutes, including the Endangered Species Act; Clean Air Act; Clean Water Act; Resource Conservation and Recovery Act (“RCRA”) and Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or “Superfund”).
Surety Bonds
Federal and state laws require us to obtain surety bonds or other approved forms of security to cover the costs of certain long-term obligations including mine closure or reclamation costs under SMCRA, federal and state workers’ compensation costs, coal leases and other miscellaneous obligations. As of December 31, 2017 and June 30, 2018, Contura’s posted third-party surety bond amount in all states where we operate was approximately $403.4 million and $391.8 million, respectively, which was used to primarily secure the performance of our reclamation or lease obligations. As of December 31, 2017 and June 30, 2018, Alpha’s posted third-party surety bond amount in all states where it operates was approximately $265.6 million and $183.4 million, respectively, which was used to primarily secure the performance of our reclamation or lease obligations.
Posting of a bond or other security with respect to the performance of reclamation obligations is a condition to the issuance of a permit under SMCRA. Under the terms of agreements we and Alpha entered into in connection with the Alpha Restructuring, we and Alpha were required to replace Alpha’s self-bonds with surety bonds, collateralized bonds, or other financial assurance mechanisms, over time and under applicable regulations, self-bonding may not be available to us as a means to comply with our reclamation bonding obligations for the foreseeable future. As of August 17, 2018, Alpha had no remaining self-bonds with respect to mining permits relating to operations sold to LCC. These self-bonds will be canceled upon the transfer of these permits to LCC. In August 2016, OSM announced its decision to pursue a rulemaking to evaluate self-bonding for coal mines, including eligibility standards. OSM has not yet issued a proposed rule to address this issue.
Clean Air Act
The Clean Air Act and comparable state laws that regulate air emissions affect coal mining operations both directly and indirectly. Direct impacts on coal mining and processing operations include Clean Air Act permitting requirements and emission control requirements relating to particulate matter, which may include controlling fugitive dust. The Clean Air Act indirectly affects coal mining operations by extensively regulating air emissions of particulate matter, sulfur dioxide, nitrogen oxides, mercury and other compounds emitted by coal-fired electricity generating plants or the use of met coal in connection with steelmaking operations. In recent years, Congress has considered legislation that would require increased reductions in emissions of sulfur dioxide, nitrogen oxide, and mercury. The general effect of emission regulations on coal-fired power plants could be to reduce demand for coal.
In addition to the GHG issues discussed below, the air emissions programs that may materially and adversely affect our operations, financial results, liquidity, and demand for coal, directly or indirectly, include, but are not limited to, the following:

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Acid Rain. Title IV of the Clean Air Act requires reductions of sulfur dioxide emissions by electric utilities. Affected electricity generators have sought to meet these requirements by, among other compliance methods, switching to lower sulfur fuels, installing pollution control devices, reducing electricity generating levels or purchasing or trading sulfur dioxide emission allowances. We cannot accurately predict the effect of these provisions of the Clean Air Act on us in future years.

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NAAQS for Criteria Pollutants. The Clean Air Act requires the EPA to set standards, referred to as National Ambient Air Quality Standards (“NAAQS”), for six common air pollutants, including nitrogen oxide, sulfur dioxide, particulate matter, and ozone. Areas that are not in compliance (referred to as “non- attainment areas”) with these standards must take steps to reduce emissions levels. Over the past several years, the EPA has revised its NAAQS for nitrogen oxide, sulfur dioxide, particulate matter and ozone, in each case making the standards more stringent. As a result, some states will be required to amend their existing individual state implementation plans (“SIPs”) to achieve compliance with the new air quality standards. Other states will be required to develop new plans for areas that were previously in “attainment,” but do not meet the revised standards.

For example, in October 2015, the EPA finalized the NAAQS for ozone pollution and reduced the limit to 70 parts per billion (ppb) from the previous 75 ppb standard. The EPA made the majority of area designations related to this rule on November 16, 2017 and June 4, 2018 and finalized designations for the remaining regions of the country on July 25, 2018. Under the revised NAAQS for ozone in particular, significant additional emissions control expenditures may be required at coal-fired power plants. The final rules and new standards may impose additional emissions control requirements on our customers in the electric generation, steelmaking, and coke industries. EPA is in the process of making attainment designations with respect to these rules. Although coal mining and processing operations may emit certain criteria pollutants, we operate in material compliance with our permits. However, our operations could be impacted if the attainment status of the areas in which we operate changes in the future.
A suit by industry challenging the EPA’s 2015 Ozone NAAQS (Murray Energy Corp. v. EPA) is currently pending in the D.C. Circuit. In April 2017, the D.C. Circuit Court granted EPA’s motion to indefinitely delay any decision on the challenges pending the EPA’s possible reconsideration of the rule. In July 2018, the D.C. Circuit Court returned the matter to its active docket and in August 2018, the EPA indicated to the court that it would not be revising the 2015 standards.

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NOx SIP Call. The NOx SIP Call program was established by the EPA in October of 1998 to reduce the transport of nitrogen oxide and ozone on prevailing winds from the Midwest and South to states in the Northeast, which said they could not meet federal air quality standards because of migrating pollution. The program is designed to reduce nitrogen oxide emissions by one million tons per year in 22 eastern states and the District of Columbia. As a result of the program, many power plants have been or will be required to install additional emission control measures, such as selective catalytic reduction devices. Installation of additional emission control measures will make it more costly to operate coal-fired power plants, potentially making coal a less attractive fuel.

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Cross-State Air Pollution Rule. In June 2011, the EPA finalized the CSAPR, which required 28 states in the Midwest and eastern seaboard of the U.S. to reduce power plant emissions that cross state lines and contribute to ozone and/or fine particle pollution in other states. Nitrogen oxide and sulfur dioxide emission reductions were scheduled to commence in 2012, with further reductions effective in 2014. However, implementation of CSAPR’s requirements were delayed due to litigation. In October 2014, the EPA issued an interim final rule reconciling the CSAPR rule with the Court’s order, which calls for Phase 1 implementation in 2015 and Phase 2 implementation in 2017.

In September 2016, the EPA finalized an update to the CSAPR ozone season program by issuing the Final CSAPR Update. The Final CSAPR Update rule is the subject of a pending legal challenge in the D.C. Circuit by five states. For states to meet their requirements under CSAPR, a number of coal-fired electric generating units will likely need to be retired, rather than retrofitted with the necessary emission control technologies, reducing demand for steam coal.

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Mercury and Hazardous Air Pollutants. In February 2012, the EPA formally adopted a rule to regulate emissions of mercury and other metals, fine particulates, and acid gases such as hydrogen chloride from coal- and oil-fired power plants, referred to as “MATS.” In March 2013, the EPA finalized reconsideration of the MATS rule as it pertains to new power plants, principally adjusting emissions limits for new coal- fired units to levels considered attainable by existing control technologies. In subsequent litigation, the U.S. Supreme Court struck down the MATS rule based on the EPA’s failure to take costs into consideration. The D.C. Circuit allowed the current rule to stay in place until the EPA issued a new finding. In April 2016, the EPA issued a final finding that it is appropriate and necessary to set standards for emissions of air toxics from coal- and oil-fired power plants. However, in April 2017, the EPA indicated in a court filing that it may reconsider this finding, and on April 27, 2017, the D.C. Circuit stayed the litigation. In August 2018, the EPA stated that it plans on sending a draft proposal to the White House questioning the EPA’s earlier finding and intends to reevaluate the MATS rule itself.
Apart from MATS, several states have enacted or proposed regulations requiring reductions in mercury emissions from coal-fired power plants, and federal legislation to reduce mercury emissions from power plants has been proposed. Regulation of mercury emissions by the EPA, states, Congress, or pursuant to an international treaty may further decrease the demand for coal. Like CSAPR, MATS and other similar future regulations could accelerate the retirement of a significant number of coal-fired power plants, in addition to the significant number of plants and units that have already been retired as a result of environmental and regulatory requirements and uncertainties adversely impacting coal-fired generation. Such retirements would likely adversely impact our business.

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Regional Haze, New Source Review and Methane. The EPA’s regional haze program is intended to protect and improve visibility at and around national parks, national wilderness areas and international parks. In December 2011, the EPA issued a final rule under which the emission caps imposed under CSAPR for a given state would supplant the obligations of that state with regard to visibility protection. In May 2012, the EPA finalized a rule that allows the trading programs in CSAPR to serve as an alternative to determining source-by-source Best Available Retrofit Technology (“BART”). This rule provides that states in the CSAPR region can substitute participation in CSAPR for source-specific BART for sulfur dioxide and/or nitrogen oxides emissions from power plants. This program may result in additional emissions restrictions from new coal-fueled power plants whose operations may impair visibility at and around federally protected areas. This program may also require certain existing coal-fueled power plants to install additional control measures designed to limit haze causing emissions, such as sulfur dioxide, nitrogen oxides, volatile organic chemicals and particulate matter. These limitations could result in additional coal plant closures and affect the future market for coal.

In addition, the EPA’s new source review program under certain circumstances requires existing coal-fired power plants, when modifications to those plants significantly change emissions, to install the more stringent air emissions control equipment required of new plants. Under the proposed ACE Rule, however, the way in which emissions increases are calculated would change so that modifications to power plants would, as a general matter, be less likely to trigger new source review.
Litigation seeking to force the EPA to list coal mines as a category of air pollution sources that endanger public health or welfare under Section 111 of the CAA and establish standards to reduce emissions from sources of methane and other emissions related to coal mines was dismissed by the D.C. Circuit in May 2014. In that case, the Court denied a rulemaking petition citing agency discretion and budgetary restrictions, and ruled the EPA has reasonable discretion to carry out its delegated responsibilities, which includes determining the timing and relative priority of its regulatory agenda. In July 2014, the D.C. Circuit denied a petition seeking a rehearing of the case en banc. Litigation regarding these issues may continue, and could result in the need for additional air pollution controls for coal fired units and our operations.
Global Climate Change
Global climate change initiatives and public perceptions have resulted, and are expected to continue to result, in decreased coal-fired power plant capacity and utilization, phasing out and closing many existing coal-fired power plants, reducing or eliminating construction of new coal-fired power plants in the United States and certain other countries, increased costs to mine coal and decreased demand and prices for steam coal.
There are three important sources of GHGs associated with the coal industry: first, the end use of our coal by our customers in electricity generation, coke plants, and steelmaking is a source of GHGs; second, combustion of fuel for mining equipment used in coal production; and third, coal mining can release methane, a GHG, directly into the atmosphere. GHG emissions from coal consumption and production are subject to pending and proposed regulation as part of initiatives to address global climate change.
The Kyoto Protocol to the 1992 United Nations Framework Convention on Climate Change (the “Kyoto Protocol”) became effective in 2005, and bound those developed countries that ratified it (which the U.S. did not do) to reduce their global GHG emissions. In December 2015, the United States and almost 200 nations agreed to the Paris Agreement, which entered into force on November 4, 2016 and has the long-term goal to limit global warming to below two degrees Celsius by 2100 from temperatures in the pre-industrial era. Although this agreement does not create any binding obligations for nations to limit their GHG emissions, it does include pledges to voluntarily limit or reduce future emissions. On June 1, 2017, the Trump administration announced that the U.S. will withdraw from the Paris Agreement. Nevertheless, numerous U.S. governors, mayors and businesses have pledged their commitments to the goals of the Paris Agreement. These commitments could further reduce demand and prices for our coal.
In 2009, the EPA issued a finding that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment. The EPA has since adopted regulations under existing provisions of the CAA pursuant to this finding. For example, the EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified large GHG emission sources in the U.S., including coal-fired electric power plants and steel-making operations. The EPA has also promulgated the Tailoring Rule, which requires that all new or modified stationary sources of GHGs that will emit more than 75,000 tons of carbon dioxide per year and are otherwise subject to CAA regulation, and any other facilities that will emit more than 100,000 tons of carbon dioxide per year, to undergo prevention of significant deterioration (“PSD”) permitting, which requires that the permitted entity adopt the best available control technology.
In June 2014, the U.S. Supreme Court addressed whether the EPA’s regulation of GHG emissions from new motor vehicles properly triggered GHG permitting requirements for stationary sources under the CAA as well as the validity of the Tailoring Rule under the CAA. The decision reversed, in part, and affirmed, in part, a 2012 D.C. Circuit decision that upheld the Tailoring Rule. Specifically, the Court held that the EPA exceeded its statutory authority when it interpreted the CAA to require PSD and Title V permitting for stationary sources based on their potential GHG emissions. However, the Court also held that the EPA’s determination that a source already subject to the PSD program due to its emission of conventional pollutants may be required to limit its GHG emissions by employing the “best available control technology” was permissible. As a result, the EPA is now requiring new sources already subject to the PSD program, including coal-fired power plants, to undergo control technology reviews for GHGs (predominately carbon dioxide) as a condition of permit issuance. These reviews may impose limits on GHG emissions, or otherwise be used to compel consideration of alternative fuels and generation systems, as well as increase litigation risk for—and so discourage development of—coal-fired power plants.
On August 3, 2015, the EPA released a final rule establishing NSPS for emissions of carbon dioxide for new, modified and reconstructed fossil fuel-fired electric generating units (“Power Plant NSPS”). The final rule requires that newly-constructed fossil fuel-fired steam generating units achieve an emission standard for carbon dioxide of 1,400 lb CO2/MWh-gross. The standard is based on the performance of a supercritical pulverized coal boiler implementing partial carbon capture and storage (CCS). Modified and reconstructed fossil fuel fired steam generating units must implement the most efficient generation achievable through a combination of best operating practices and equipment upgrades, to meet an emission standard consistent with best historical performance.
Reconstructed units must implement the most efficient generating technology based on the size of the unit (supercritical steam conditions for larger units, to meet a standard of 1,800 lb CO2/MWh-gross, and subcritical conditions for smaller units to meet a standard of 2,000 lb CO2/MWh-gross). Numerous legal challenges to the final rule are currently pending. There is a risk that CCS technology may not be commercially practical in limiting emissions as otherwise required by the rule or similar rules that may be proposed in the future. If such legislative or regulatory programs are adopted or maintained, and economic, commercially available carbon capture technology for power plants is not developed or adopted in a timely manner, it would negatively affect our customers and would further reduce the demand for coal as a fuel source, causing coal prices and sales of our coal to decline, perhaps materially.
In August 2015, the EPA issued the CPP, a final rule that establishes carbon pollution standards for existing power plants, called CO 2 emission performance rates. The EPA expected each state to develop implementation plans for power plants in its state to meet the individual state targets established in the CPP. In response to legal challenges, on February 9, 2016, the U.S. Supreme Court granted a stay of the implementation of the CPP before the D.C. Circuit even issued a decision. By its terms, this stay will remain in effect throughout the pendency of the appeals process including at the D.C. Circuit Court and the Supreme Court through the denial of any certiorari petition or a decision, if the petition is granted. The Supreme Court’s stay applies only to the CPP and does not affect the Power Plant NSPS.
President Trump’s March 2017 Executive Order directed the EPA to review the Power Plant NSPS and the CPP and, if appropriate, take steps to suspend, revise or rescind the rules through the rulemaking process to ensure consistency with the goals of energy independence, economic growth and cost-effective environmental regulation. On April 4, 2017, the EPA announced in the Federal Register that it is initiating its review of the Power Plant NSPS and CPP. On April 28, 2017, the

D.C. Circuit paused legal challenges to both the CPP and the Power Plant NSPS for 60 days to allow parties in each of those cases to brief the court on whether the case should be remanded to the agency or kept on hold, and in a series of orders since, has continued to hold the cases in abeyance while EPA rulemaking regarding CPP continues. In October 2017, EPA issued a proposed rule to rescind the CPP, and on August 31, 2018, published the ACE Rule, a proposed replacement of the CPP. In contrast to the CPP, which called for the shifting of electricity generation away from coal-fired sources towards natural gas and renewables, the ACE Rule would focus on reducing GHG emissions from existing coal-fired plants by requiring states to mandate the implementation of a range of technologies at power plants designed to improve their heat rate (i.e., decrease the amount of fuel necessary to generate the same amount of electricity). The ACE Rule is subject to a 60-day comment period. The outcome of these rulemakings is uncertain and likely to be subject to extensive notice and comment and litigation. More stringent standards for carbon dioxide emissions as a result of these rulemakings could further reduce demand for coal, and our business would be adversely impacted.
Various states and regions have adopted GHG initiatives and certain governmental bodies, including the State of California, have or are considering the imposition of fees or taxes based on the emission of GHGs by certain facilities. A number of states have enacted legislative mandates requiring electricity suppliers to use renewable energy sources to generate a certain percentage of power. For example, California is expected to enact a law that would require all electricity consumed by the state to be generated by renewable sources by 2045.
In addition, certain banks and other financing sources have taken actions to limit available financing for the development of new coal-fueled power plants, which also may adversely impact the future global demand for coal. Further, there have been recent efforts by members of the general financial and investment communities, such as investment advisors, sovereign wealth funds, public pension funds, universities and other groups, to divest themselves and to promote the divestment of securities issued by companies involved in the fossil fuel extraction market, such as coal producers. Those entities also have been pressuring lenders to limit financing available to such companies. These efforts may adversely affect the market for our securities and our ability to access capital and financial markets in the future.
Furthermore, several well-funded non-governmental organizations have explicitly undertaken campaigns to minimize or eliminate the use of coal as a source of electricity generation. These efforts, as well as concerted conservation and efficiency efforts that result in reduced electricity consumption, could cause coal prices and sales of our coal to materially decline and possibly increase our costs to mine federally owned coal.
These and other current or future global climate change laws, regulations, court orders or other legally enforceable mechanisms, or related public perceptions regarding climate change, are expected to require additional controls on coal-fired power plants and industrial boilers and may cause some users of coal to further switch from coal to alternative sources of fuel, thereby depressing demand and pricing for coal.
Clean Water Act
The CWA and corresponding state and local laws and regulations affect coal mining operations by restricting the discharge of pollutants, including dredged or fill materials, into waters of the U.S. The CWA provisions and associated state and federal regulations are complex and subject to amendments, legal challenges and changes in implementation. Legislation that seeks to clarify the scope of CWA jurisdiction has also been considered by Congress. Recent court decisions, regulatory actions and proposed legislation have created uncertainty over CWA jurisdiction and permitting requirements.
CWA requirements that may directly or indirectly affect our operations include the following:
Wastewater Discharge
Prior to discharging any pollutants into waters of the United States, coal mining companies must obtain a National Pollutant Discharge Elimination System (“NPDES”) permit from the appropriate state or federal permitting authority. Section 402 of the CWA creates a process for establishing effluent limitations for discharges to streams that are protective of water quality standards through the NPDES program, and corresponding programs implemented by state regulatory agencies. Regular monitoring, reporting and compliance with performance standards are preconditions for the issuance and renewal of NPDES permits that govern discharges into waters of the U.S. Failure to comply with the CWA or NPDES permits can lead to the imposition of significant penalties, litigation, compliance costs and delays in coal production. Furthermore, the imposition of future restrictions on the discharge of certain pollutants into waters of the U.S. could increase the difficulty of obtaining and complying with NPDES permits, which could impose additional time and cost burdens on our operations. For instance, waters that states have designated as impaired (i.e., as not meeting present water quality standards) are subject to Total Maximum Daily Load regulations, which may lead to the adoption of more stringent discharge standards for our coal mines and could require more costly treatment.
In addition, when water quality in a receiving stream is of high quality, states are required to conduct an anti- degradation review before approving discharge permits. Anti-degradation policies may increase the cost, time and difficulty associated with obtaining and complying with NPDES permits and may also require more costly treatment.
On March 5, 2014, EPA, the U.S. Department of Justice, West Virginia Department of Environmental Protection, the Pennsylvania Department of Environmental Protection and the Kentucky Energy and Environment Cabinet filed a Complaint against Old Alpha and its permit holding subsidiaries in Kentucky, Pennsylvania, Tennessee, Virginia and West Virginia alleging that Old Alpha’s mining affiliates in those states and in Tennessee and Virginia exceeded certain water discharge permit limits during the period of 2006 to 2013 and simultaneously entered into a Consent Decree with Alpha resolving their claims. The Consent Decree was entered by the Southern District of West Virginia on November 26, 2014 and amended on February 28, 2018 (the “Alpha Consent Decree”). As part of the Alpha Consent Decree, Alpha agreed to implement an integrated environmental management system and an expanded auditing/reporting protocol, install selenium and osmotic pressure treatment facilities at specific locations, and certain other measures. The Alpha Consent Decree required Alpha to pay $27.5 million in civil penalties, to be divided among the federal government and state agencies. Alpha has constructed all required water treatment systems, implemented the environmental management system, and otherwise complied with the terms and conditions of the Alpha Consent Decree. Pursuant to the Stipulation, among other things, one or more subsidiaries of Contura assumed the Section IX Osmotic Pressure Injunctive Relief requirements under the Alpha Consent Decree at the Cumberland and Emerald mines from Alpha, and such Contura subsidiaries may serve a request for termination of the Alpha Consent Decree only after completing such requirements and thereafter maintaining consistent satisfactory compliance with the Consent Decree for a period of two years. Two of our subsidiaries have formally joined in the Alpha Consent Decree to confirm our obligations as set forth in the Stipulation. Alpha remains subject to the other requirements of the Alpha Consent Decree and pays stipulated penalties to the United States federal government and the state of West Virginia when water discharge permit limitations are exceeded. Since July 26, 2016, we and Alpha have been and are currently in material compliance with our obligations under the Stipulation.
Dredge and Fill Permits
Many mining activities, including the development of settling ponds, including the construction of some sediment control structures, valley fills and surface impoundments, require permits from the COE under Section 404 of the CWA. Generally speaking, these Section 404 permits allow the placement of dredge and fill materials into navigable waters of the U.S. including wetlands, streams, and other regulated areas. The COE has issued general “nationwide” permits for specific categories of activities that are similar in nature and that are determined to have minimal adverse effects on the environment. Permits issued pursuant to Nationwide Permits 5, 21, 49 and 50 generally authorize the disposal of dredged or fill material from surface coal mining activities into waters of the U.S., subject to certain restrictions. Nationwide Permits are typically reissued for a five-year period and require appropriate mitigation, and permit holders must receive explicit authorization from the COE before proceeding with proposed mining activities. The COE reauthorized use of nationwide permits for surface and underground coal mines in January 2017. Expansion of our mining operations into new areas may trigger the need for individual COE approvals which could be more costly and take more time to obtain.
In June 2015, the EPA and the COE published a new, more expansive, definition of “waters of the United States,” now known as the Clean Water Rule (“CWR”) under the CWA. The CWR is the subject of extensive ongoing litigation and administrative proceedings and its current and future impact on our operations are the subject of significant uncertainty. The U.S. Court of Appeals for the Sixth Circuit has stayed the CWR nationwide pending further action of the court. In response to this decision, the EPA and the COE resumed nationwide use of the agencies’ prior regulations defining the term “waters of the United States.” On January 22, 2018, the Supreme Court reversed the Sixth Circuit's decision, ruling that jurisdiction over challenges to the CWR rests with the federal district courts and not with the appellate courts, which was followed by the dissolution of the stay by the Sixth Circuit. On February 6, 2018, the EPA and COE published a rule that delayed applicability of the CWR for two years. However, on August 16, 2018, the federal court in South Carolina enjoined the rule, effectively reinstating the CWR in Virginia and Pennsylvania (where we have operations) and in 24 other states. The injunction is being challenged on appeal. However, our West Virginia operations remain unaffected by the CWR, due to separate injunctions issued by federal courts in Georgia and North Dakota applicable to West Virginia and 23 other states. On February 28, 2017, while challenges to the CWR were pending, President Trump signed an executive order directing the EPA and the COE to review the CWR for consistency with the goals of “promoting economic growth and minimizing regulatory uncertainty” and to consider a new rule that reflects Justice Scalia’s plurality opinion in the 2006 Supreme Court decision, Rapanos v. United States , that CWA jurisdiction attaches only to “navigable waters” and other waters with a relatively permanent flow, such as rivers or lakes. On March 6, 2017, the EPA and the COE published a Notice of Intent to review and rescind or revise the rule and on June 29, 2018 the EPA and the COE published a supplemental notice indicating their intention to repeal the CWR and providing a variety of reasons to support such a repeal. The process to undo and replace the CWR will likely be subject to extensive notice and comment and litigation.
Cooling Water Intake
In May 2014, the EPA issued a new final rule pursuant to Section 316(b) of the CWA that affects the cooling water intake structures at power plants in order to reduce fish impingement and entrainment. The rule is expected to affect over 500 power plants. These requirements could increase our customers’ costs and may adversely affect the demand for coal, which may materially impact our results or operations.
Effluent Guidelines
On November 3, 2015, the EPA published the final rule for Effluent Limitations Guidelines and Standards, revising the regulations for the Steam Electric Power Generating category which became effective on January 4, 2016. It establishes the first federal limits on the levels of arsenic, mercury, selenium and nitrate-nitrites in flue gas desulfurization that can be discharged as wastewater from power plants, based on technology improvements over the last three decades. On April 25, 2017 the EPA stayed the implementation of the rule indefinitely to allow for reconsideration. This stay is the subject of legal challenges.
Endangered Species Act
The ESA and counterpart state legislation protect species threatened with possible extinction. Protection of threatened and endangered species may have the effect of prohibiting or delaying us from obtaining mining permits and mine plan modifications and approvals, and may include restrictions on timber harvesting, road building and other mining activities in areas containing the affected species or their habitats. We may also need to obtain additional permits or approvals if the incidental take of these species in the course of otherwise lawful activity may occur, which could take more time, be more costly and have adverse effects on operations. A number of species indigenous to properties we control or surrounding areas are protected under the ESA. Certain other sensitive species which are not currently protected by the ESA may also require protection and mitigation efforts consistent with federal and state requirements.
Resource Conservation and Recovery Act
The Resource Conservation and Recovery Act (“RCRA”) affects coal mining operations by establishing requirements for the treatment, storage, and disposal of hazardous wastes. The EPA determined that coal combustion residuals (“CCR”) do not warrant regulation as hazardous wastes under RCRA in May 2000. Most state hazardous waste laws do not regulate CCR as hazardous wastes. The EPA also concluded that beneficial uses of CCR, other than for mine filling, pose no significant risk and no additional national regulations of such beneficial uses are needed. However, the EPA determined that national non-hazardous waste regulations under RCRA are warranted for certain wastes generated from coal combustion, such as coal ash, when the wastes are disposed of in surface impoundments or landfills or used as minefill. In December 2014, the EPA finalized regulations that address the management of coal ash as a non-hazardous solid waste under Subtitle D. The rules impose engineering, structural and siting standards on surface impoundments and landfills that hold coal combustion wastes and mandate regular inspections. The rule also requires fugitive dust controls and imposes various monitoring, cleanup, and closure requirements. In July 2018, the EPA published a final rule extending certain deadlines under original rules, granting certain authority to states with authorized CCR programs and establishing groundwater protection standards for certain constituents. EPA plans additional rulemaking relating to CCR.
There have also been several legislative proposals that would require the EPA to further regulate the storage of CCR. For example, in December 2016, Congress passed the Water Infrastructure Improvements for the Nation Act, which allows states to establish permit programs to regulate the disposal of CCR units in lieu of the EPA’s CCR regulations. These requirements, as well as any future changes in the management of CCR, could increase our customers’ operating costs and potentially reduce their ability or need to purchase coal. In addition, contamination caused by the past disposal of CCR, including coal ash, can lead to material liability for our customers under RCRA or other federal or state laws and potentially further reduce the demand for coal.
Comprehensive Environmental Response, Compensation and Liability Act
The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state laws affect coal mining operations by, among other things, imposing cleanup requirements for threatened or actual releases of hazardous substances into the environment. Under CERCLA and similar state laws, joint and several liability may be imposed on hazardous substance generators, site owners, transporters, lessees and others regardless of fault or the legality of the original disposal activity. Although the EPA currently excludes most wastes generated by coal mining and processing operations from the primary hazardous waste laws. The disposal, release or spilling of some products used by coal companies in operations, such as chemicals, could trigger the liability provisions of CERCLA or similar state laws. Thus, we may be subject to liability under CERCLA and similar state laws for our current or former owned, leased or operated coal mines and property or those of our predecessors. We may be liable under CERCLA or similar state laws for the cleanup of hazardous substance contamination and natural resource damages at sites where we control surface rights. These liabilities could be significant and materially and adversely impact our financial results and liquidity.
Use of Explosives. Our surface mining operations are subject to numerous regulations relating to blasting activities. Pursuant to these regulations, we incur costs to design and implement blast schedules and to conduct pre- blast surveys and blast monitoring. In addition, the storage of explosives is subject to regulatory requirements. For example, pursuant to a rule issued by the Department of Homeland Security in 2007, facilities in possession of chemicals of interest (including ammonium nitrate at certain threshold levels) are required to complete a screening review. In 2011, the Department of Homeland Security published proposed regulations of ammonium nitrate under the Ammonium Nitrate Security Rule. Many of the requirements of the proposed regulations would be duplicative of those in place under the Bureau of Alcohol Tobacco and Firearms, including registration and background checks.
Additional requirements may include tracking and verifications for each transaction related to ammonium nitrate. A final rule has yet to be issued. In December 2014, the OSM announced its decision to pursue a rulemaking to revise regulations under SMCRA which will address all blast generated fumes and toxic gases. OSM has not yet issued a proposed rule to address these blasts. The outcome of these rulemakings could materially adversely impact our cost or ability to conduct our mining operations.
Other Environmental Laws
We are required to comply with numerous other federal, state and local environmental laws and regulations in addition to those previously discussed. These additional laws include, for example, the Safe Drinking Water Act, and the Toxic Substances Control Act and transportation laws adopted to ensure the appropriate transportation of our coal both nationally and internationally. Laws, regulations, and treaties of other countries may also adversely impact our export sales by reducing demand for our coal as a source of power generation in those countries.
Federal and State Nuclear Material Regulations
Many of our operations use equipment with radioactive sources primarily for coal density measurement. Use of this equipment must be approved by the U. S. Nuclear Regulatory Authority or the State agency that has been delegated this authority.
Mine Safety and Health
Stringent health and safety standards have been in effect since Congress enacted the Coal Mine Health and Safety Act of 1969. The Federal Mine Safety and Health Act of 1977 (“Mine Act”) significantly expanded the enforcement of safety and health standards and imposed safety and health standards on all aspects of mining operations. All of the states in which we operate also have state programs for mine safety and health regulation and enforcement. Collectively, federal and state safety and health regulation in the coal mining industry is among the most comprehensive and pervasive systems for protection of employee health and safety affecting any segment of U.S. industry. The Mine Act is a strict liability statute that requires mandatory inspections of surface and underground coal mines and requires the issuance of enforcement action when it is believed that a standard has been violated. While this regulation has a significant effect on our operating costs, our U.S. competitors are subject to the same degree of regulation.
In 2006, in response to underground mine accidents, Congress enacted the Mine Improvement and New Emergency Response Act (the “MINER Act”). The MINER Act significantly amended the Mine Act, requiring, among other items, improvements in mine safety practices, increasing criminal penalties and establishing a maximum civil penalty for non-compliance, and expanding the scope of federal oversight, inspection and enforcement activities. Since passage of the MINER Act enforcement scrutiny has increased, including more inspection hours at mine sites, increased numbers of inspections and increased issuance of the number and severity of enforcement actions and related penalties. Various states also have enacted their own new laws and regulations addressing many of these same subjects. MSHA continues to interpret and implement various provisions of the MINER Act, along with introducing new proposed regulations and standards. For example, the second phase of MSHA’s respirable coal mine dust rule went into effect in February 2016 and requires increased sampling frequency and the use of continuous personal dust monitors. In August 2016, the third and final phase of the rule became effective, reducing the overall respirable dust standard in coal mines from 2.0 to 1.5 milligrams per cubic meter of air. Our compliance with these or any other new mine health and safety regulations could increase our mining costs. If we were found to be in violation of these regulations we could face penalties or restrictions that may materially and adversely affect impact our operations, financial results and liquidity. Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973. The trust fund is funded by an excise tax on production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the gross sales price. The excise tax does not apply to coal shipped outside the United States. For the fiscal year ended December 31, 2017 and the six months ended June 30, 2018, Contura recorded $7.7 million and $2.6 million, respectively, of expense related to this excise tax. For the fiscal year ended December 31, 2017 and the six months ended June 30, 2018, Alpha recorded $6.4 million and $3.0 million, respectively, of expense related to this excise tax.
The Patient Protection and Affordable Care Act introduced significant changes to the federal black lung program, including an automatic survivor benefit paid upon the death of a miner with an awarded black lung claim, and established a rebuttable presumption with regard to pneumoconiosis among miners with 15 or more years of coal mine employment that are totally disabled by a respiratory condition. These changes could have a material impact on our costs expended in association with the federal black lung program. For former mining employees meeting statutory eligibility standards for Federal Black Lung benefits, we maintain insurance coverage sufficient to cover the cost of present and future claims. We may also be liable under state laws for black lung claims that are covered through insurance policies.
Coal Industry Retiree Health Benefit Act of 1992
Unlike many companies in the coal business, we do not have any liability under the Coal Industry Retiree Health Benefit Act of 1992 (the “Coal Act”), which requires the payment of substantial sums to provide lifetime health benefits to union-represented miners (and their dependents) who retired before 1992, because liabilities under the Coal Act that had been imposed on Alpha were settled in the bankruptcy process.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CONTURA
The following discussion and analysis of Contura provides a narrative of our results of operations and financial condition for the six months ended June 30, 2018 and 2017 (Successor), the year ended December 31, 2017 (Successor) and the period from July 26, 2016 to December 31, 2016 (Successor), and on a carve-out basis for the period from January 1, 2016 to July 25, 2016 (Predecessor) and the year ended December 31, 2015 (Predecessor). You should read the following discussion of our results of operations and financial condition in conjunction with the accompanying audited and unaudited Successor consolidated financial statements and Predecessor combined financial statements and the related notes, our “Unaudited Pro Forma Condensed Combined Statement of Operations,” and “Selected Consolidated and Combined Historical Financial Data” included elsewhere in this joint proxy statement and prospectus. See Note 1 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for further disclosures on the basis of presentation, as the Predecessor periods presented herein include the assets, liabilities, operating results and cash flows of Contura, prepared on a carve-out basis using Alpha Natural Resources, Inc.’s (“Old Alpha”) historical bases in the assets and liabilities and the historical results of operations of Contura. Unless otherwise indicated or the context otherwise requires, references in this “Management's Discussion and Analysis of Financial Condition and Results of Operations of Contura” section to “Contura,” the “Company,” “we,” “us” and other similar terms refer to Contura Energy, Inc. and its consolidated subsidiaries without giving effect to the mergers.
Non-GAAP Financial Measures
The discussion below contains “non-GAAP financial measures.” These are financial measures which either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Specifically, we make use of the non-GAAP financial measure “Adjusted EBITDA.” Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance. The presentation of this measure should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.
Formation
On August 3, 2015, Old Alpha filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia. Old Alpha pursued a reorganization plan under which certain expenses were incurred and settlements negotiated. The Bankruptcy Court approved Alpha’s Plan of Reorganization on July 7, 2016 and Alpha emerged from bankruptcy on July 26, 2016.
Contura was incorporated in the State of Delaware on June 10, 2016 to acquire and operate certain of Old Alpha’s core coal operations, as part of the Alpha Restructuring. On July 26, 2016, a consortium of former Old Alpha creditors acquired our common stock in exchange for a partial release of their creditor claims pursuant to the Alpha Restructuring. Furthermore, pursuant to an asset purchase agreement between Contura and Old Alpha, we purchased certain former core coal operations of Old Alpha. See Note 3 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for information related to the Acquisition (defined below).
Overview
We are a large-scale provider of met and steam coal to a global customer base, operating high-quality, cost-competitive coal mines across two major U.S. coal basins (CAPP and NAPP) along with a Trading and Logistics business. Our operations consist of nine active mines and four coal preparation and load-out facilities, with approximately 1,750 employees. We produce, process and sell steam coal and met coal from operations located in Virginia, West Virginia and Pennsylvania. We also sell coal produced by others, some of which is processed and/or blended with coal produced from our mines prior to resale, with the remainder purchased for resale by our trading operations. As of December 31, 2017, we had 742.7 million tons of reserves, including 491.3 million tons of proven reserves and 251.4 million tons of probable reserves.
We began operations on July 26, 2016, with mining complexes in NAPP (including the Cumberland mine complex), the PRB (the Belle Ayr and Eagle Butte complexes), and three CAPP mining complexes (the Nicholas mine complex in Nicholas County, West Virginia, and the McClure and Toms Creek mine complexes in Virginia). We also acquired Old Alpha’s 40.6% interest in the DTA coal export terminal in eastern Virginia, and on March 31, 2017, we acquired a portion of another partner’s ownership stake and increased our interest to 65.0%. Through the Acquisition, Contura acquired a significant reserve base. On December 8, 2017, the Company closed a transaction to sell the Eagle Butte and Belle Ayr mines located in the PRB, Wyoming, along with related coal reserves, equipment, infrastructure and other real properties. The PRB results of operations and financial position are reported as discontinued operations in the financial statements. The historical information in the accompanying Notes to the financial statements has been restated to reflect the effects of the PRB operations being reported as discontinued operations in the financial statements. See Note 4 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for further information on discontinued operations.
For the six months ended June 30, 2018 and 2017, sales of steam coal were 2.7 million tons and 4.0 million tons, respectively, and accounted for approximately 33% and 47%, respectively, of our coal sales volume and sales of met coal, which generally sells at a premium over steam coal, were 5.5 million tons and 4.5 million tons, respectively, and accounted for approximately 67% and 53%, respectively, of our coal sales volume. For the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016 sales of steam coal were 6.7 million tons and 2.7 million tons, respectively, and accounted for approximately 43% and 47%, respectively, of our coal sales volume and sales of met coal, which generally sells at a premium over steam coal, were 8.9 million tons and 3.1 million tons, respectively, and accounted for approximately 57% and 53%, respectively, of our coal sales volume. For the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015 sales of steam coal were 4.4 million tons and 8.2 million tons, respectively, and accounted for approximately 63% and 60%, respectively, of our coal sales volume and sales of met coal, which generally sells at a premium over steam coal, were 2.6 million tons and 5.5 million tons, respectively, and accounted for approximately 37% and 40%, respectively, of our coal sales volume. These numbers include sales from our Trading and Logistics business.
Our sales of steam coal during the Successor and Predecessor periods were made primarily to large utilities and industrial customers throughout the U.S., and our sales of met coal were made primarily to steel companies in the northeastern and midwestern regions of the U.S. and in several countries in Europe, Asia and the Americas. For the six months ended June 30, 2018 and 2017, approximately 88% and 76%, respectively, of our total coal revenues, including freight and handling revenues, were derived from coal sales made to customers outside the United States. For the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016 approximately 74% and 68%, respectively, of our total coal revenues, excluding freight and handling revenues, were derived from coal sales made to customers outside the United States. For the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015 approximately 31% and 31%, respectively, of our total coal revenues, excluding freight and handling revenues, were derived from coal sales made to customers outside the United States.
In addition, we generate other revenues from equipment sales, rentals, terminal and processing fees, coal and environmental analysis fees, royalties and the sale of natural gas. We also record freight and handling fulfillment revenue within coal revenues for freight and handling services provided in delivering coal to certain customers, which are a component of the contractual selling price.
Our primary expenses are operating supply costs, repair and maintenance expenditures, cost of purchased coal, royalties, wages and benefits, post-employment benefits, freight and handling costs, and taxes incurred in selling our coal. Historically, our cost of coal sales per ton is lower for sales of our produced and processed coal than for sales of purchased coal that we do not process prior to resale.
We have three reportable segments: CAPP Operations, NAPP Operations and Trading and Logistics Operations. CAPP consists of eight active mines, including three mines in Virginia operated by third-party contractors, four mines operated by us in Virginia and one mine operated by us in West Virginia. CAPP Operations also include two preparation plants in Virginia, one preparation plant in West Virginia, as well as expenses associated with certain closed mines. NAPP consists of one active mine in Pennsylvania and one preparation plant, as well as expenses associated with one closed mine. The Trading and Logistics segment focuses primarily on coal trading and coal terminal facility services. Our All Other category includes general corporate overhead and corporate assets and liabilities, the elimination of certain intercompany activity and our discontinued operations.
Business Developments
Powder River Basin Transaction
On December 8, 2017, we closed a transaction with Blackjewel L.L.C. (“Buyer” and “Blackjewel”) to sell the Eagle Butte and Belle Ayr mines located in the Power River Basin (“PRB”). If the permit transfer process is not completed as expected, it could have material, adverse effects on us. During the permit transfer period, we will maintain the required reclamation bonds and related collateral. Per the terms of the asset purchase agreement, as promptly as practicable after closing, the Buyer shall use its best efforts to replace our reclamation performance bonds and collateral bonds relating to the purchased permits. The Buyer shall use its best efforts to obtain third party financing to replace our collateral as promptly as practicable following the closing, and the Buyer shall be obligated to replace our collateral upon the earlier of (i) with respect to all our bonds, receipt of the Buyer’s refinancing and (ii) with respect to each of our bonds, within two days of notice from any governmental agency that the Buyer’s bonds are required to advance the permit transfer process. If at this time, our bonds remain outstanding, the full amount of our collateral shall be immediately due and payable to us by the Buyer, and such amount shall accrue interest at a rate of 6% per annum, compounding annually (the “Collateral Replacement Payment”). To secure the Buyer’s obligation to make the Collateral Replacement Payment, the Buyer granted the Company a security interest in all Purchased Assets that constitute mobile equipment, including without limitation, shovels, vehicles and drills, subject to certain exclusions. We will not bear the financial burden of further processing or posting of additional bonds or other collateral for any transfer of the permits. Once the permits have been transferred, we estimate approximately $12.6 million comprised of short-term restricted cash and short-term deposits will be returned to operating cash.
The PRB operations results of operations and financial position are reported as discontinued operations in the financial statements. The historical information in the accompanying Notes to the financial statements has been restated to reflect the effects of the PRB operations being reported as discontinued operations in the financial statements. The discontinued operations include our former PRB segment. To conform with the financial statements and accompanying Notes, the former PRB segment information for the discontinued operation has been eliminated. See Note 4 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for further information on discontinued operations. The following tables summarize certain financial information relating to the PRB discontinued operating results which are reported within the All Other segment that have been derived from our financial statements for the six months ended June 30, 2018 and 2017.
Revenues

	Successor
	Six Months Ended June 30,		Increase (Decrease)
(In thousands, except for per ton data)	2018	2017	$ or Tons	%
Coal revenues:
Steam	$—	$168,764	$(168,764)	(100.0)%
Tons sold:
Steam	—	15,498	(15,498)	(100.0)%
Coal sales realization per ton:
Steam	$—	$10.89	$(10.89)	(100.0)%

	Successor				Predecessor
(In thousands, except for per ton data)	Year Ended December 31, 2017	% of Total Revenues	Period from July 26, 2016 to December 31, 2016	% of Total Revenues	Period from January 1, 2016 to July 25, 2016	% of Total Revenues	Year Ended December 31, 2015	% of Total Revenues
Coal revenues:
Steam	$339,599	20.6%	$180,555	35.7%	$192,629	46.9%	$427,680	46.2%
Tons sold:
Steam	31,102		16,674		17,225		37,971
Coal sales realization per ton:
Steam	$10.92		$10.83		$11.18		$11.26
Costs and Expenses

	Successor
	Six Months Ended June 30,		Increase (Decrease)
(In thousands, except for per ton data)	2018	2017	$ or Tons	%
Cost of coal sales:	$—	$157,470	$(157,470)	(100.0)%
Tons sold:	—	15,498	(15,498)	(100.0)%
Cost of coal sales per ton:	$—	$10.16	$(10.16)	(100.0)%
Coal margin per ton(1):	$—	$0.73	$(0.73)	(100.0)%

	Successor				Predecessor
(In thousands, except for per ton data)	Year Ended December 31, 2017	% of Total Revenues	Period from July 26, 2016 to December 31, 2016	% of Total Revenues	Period from January 1, 2016 to July 25, 2016	% of Total Revenues	Year Ended December 31, 2015	% of Total Revenues
Cost of coal sales:	$311,119	18.9%	$140,803	27.8%	$164,920	40.1%	$375,234	40.5%
Tons sold:	31,102		16,674		17,225		37,971
Cost of coal sales per ton:	$10.00		$8.44		$9.57		$9.88
Coal margin per ton(1):	$0.92		$2.39		$1.61		$1.38
______________

(1)	Coal margin per ton is calculated as coal sales realization per ton less cost of coal sales per ton for our reportable segments.

Per terms of the asset purchase agreement, we entered into an agreement with the Buyer under which the Buyer will supply, deliver and sell to us, and we will accept, purchase and pay for, all coal we are obligated to supply, deliver and sell under PRB coal supply agreements (“CSAs”) existing as of the transaction closing date that did not transfer to the Buyer at closing (each, a “Back-to-Back Coal Supply Agreement”). Each Back-to-Back Coal Supply Agreement shall have economic terms identical to, but offsetting, the CSA associated with such Back-to-Back Coal Supply Agreement. If a PRB customer subsequently consents to assign a CSA after closing, then the related CSA shall immediately and automatically transfer to Buyer and the related Back-to-Back Coal Supply Agreements executed by the parties shall thereupon terminate as set forth therein. Per terms of the Back-to-Back Coal Supply Agreements, we are required to purchase and sell coal in the remainder of 2018, 2019, and 2020 totaling $11.5 million $16.1 million, and $9.2 million, respectively. For the six months ended June 30, 2018, we purchased and sold 4.7 million tons, totaling $50.3 million, under the Back-to-Back Coal Supply Agreements. For the period ended December 31, 2017, we purchased and sold 2.0 million tons, totaling $21.7 million, under the Back-to-Back Coal Supply Agreements.
During the third quarter of 2018, Blackjewel L.L.C. (“Blackjewel”) procured surety bonds for a total of $221.0 million to facilitate the transfer of record by the State of Wyoming of the Belle Ayr and Eagle Butte mine permits from Contura Coal

West, LLC to Blackjewel as required by that certain Asset Purchase Agreement dated as of December 7, 2017, among Blackjewel, Contura Energy, Inc. (“Contura”), Contura Coal West, LLC, Contura Wyoming Land, LLC, Contura Coal Sales, LLC, and Contura Energy Services, LLC.
Contura has agreed to backstop a portion of Blackjewel’s bonding obligations with respect to the Belle Ayr and Eagle Butte permits by entering into secondary general indemnification agreements and providing letters of credit to the sureties as collateral for Contura’s indemnification obligations. This arrangement provides cost reimbursement for the issuing sureties. Indemnity bonds will be issued by a third-party insurer in favor of Contura to insure Blackjewel’s performance obligations to Contura with respect to cancellation of the general indemnification agreements and return of the letters of credit.
Blackjewel has agreed that, by June 30, 2019, it will (i) enter into financing arrangements of an as yet to be determined amount to be held as collateral by the sureties and (ii) cause each surety to release and return each letter of credit and cancel the Contura general indemnification agreements.
Blackjewel’s performance obligations are also collateralized by a security interest in mobile equipment granted to Contura under 8.6(c) of the Asset Purchase Agreement. Further, in connection with this arrangement, approximately $8.0 million in surety cash collateral previously supporting reclamation bonds was returned to Contura by certain of its sureties.
During the third quarter of 2018, we expect to account for the Blackjewel surety bonding arrangement as a guarantee within discontinued operations with no material impact on our financial statements.
Mergers with Alpha Natural Resources Holdings, Inc. and ANR, Inc.
On April 29, 2018, the company and two of its subsidiaries entered into an agreement and plan of merger with Alpha Natural Resources Holdings, Inc. (“Holdings”) and ANR, Inc. (“ANR”, and, together with Holdings, “the Alpha Companies”) (the “Merger Agreement”). Pursuant to the Merger Agreement, two newly-formed subsidiaries of the company will each merge with and into one of Holdings and ANR (the “Mergers”), with Holdings and ANR continuing as the surviving corporations of the Mergers and as wholly owned subsidiaries of the company. As a result of the Mergers and subject to the terms and conditions of the Merger Agreement, each outstanding share of Class C-1 common stock of ANR (“Class C-1 Common Stock”) and each outstanding share of common stock of Holdings (“Holdings Common Stock”) will be converted into the right to receive 0.4071 shares of the company’s common stock. Each outstanding share of Class C-2 common stock of ANR (“Class C-2 Common Stock”) (held exclusively by Holdings) will be canceled in connection with the Mergers. The Mergers are expected to close prior to year-end 2018.
The Merger Agreement and the Mergers have been approved by the boards of directors of ANR and Holdings. Stockholders of ANR and Holdings will be asked to vote to approve the transactions contemplated by the Merger Agreement at special meetings that are expected to be held prior to year-end 2018. The closing of the Mergers is contingent upon approval by the holders of not less than a majority of the outstanding shares of Holdings Common Stock entitled to vote on the Mergers, and approval by the holders of outstanding shares of Class C-1 Common Stock and Class C-2 Common Stock, voting together as a single class, representing a majority of the votes entitled to be cast by all outstanding shares of Class C-1 Common Stock and Class C-2 Common Stock (collectively, “Alpha Stockholder Approval”). Subject to certain limitations set forth in the Merger Agreement, the boards of directors of Holdings and ANR are required to recommend that the stockholders of Holdings and ANR approve the Mergers and related transactions.
The Merger Agreement and the Mergers have been approved by the company’s board of directors. In connection with the Mergers, the company’s board of directors and the holders of a majority of the outstanding shares of company common stock have approved (i) an amendment and restatement of the company’s current certificate of incorporation, primarily to reflect (a) an increase of the number of authorized shares of company common stock (which is necessary to provide the company with sufficient authorized shares to issue as consideration in the Mergers), (b) the adoption of provisions more customary for publicly owned companies and (c) stylistic and other non-substantive changes, (ii) the entry by the company into indemnification agreements with directors and officers of the company and (iii) the company’s 2018 Long-Term Incentive Plan, including the authorization of the company to reserve up to 1,000,000 shares of company common stock for issuance under such plan. The amendment and restatement of the company’s current certificate of incorporation will become effective immediately prior to the closing of the transactions contemplated by the Merger Agreement. The approval of the company’s entry into indemnification agreements with directors and officers of the company is contingent upon, and effective contemporaneously with, the effectiveness of the registration statement on Form S-4 (the “Form S-4”). On July 16, 2018, Contura, along with the Alpha Companies, announced the confidential submission by Contura of the Form S-4 with the SEC.
Effective as of the closing of the Mergers, the size of the company’s board of directors will be expanded to nine directors. Five board seats will be filled by the current company directors and four board seats will be filled by John E. Lushefski, Daniel J. Geiger, David J. Stetson and Harvey L. Tepner (who are each current members of the board of directors of Holdings), unless Messrs. Lushefski, Geiger or Tepner fail to meet applicable independence standards as of the closing, in which case such individual will not be appointed to the company board of directors at closing. If any of Messrs. Lushefski, Geiger, Stetson or Tepner is unable to or has declined to serve on the company board of directors prior to the closing (or is not appointed to the company’s board of directors because he failed to meet applicable independence standards as of the closing), Alpha Holdings may designate a replacement subject to the approval of the company’s board of directors, which cannot be unreasonably withheld (unless such replacement fails to meet applicable independence standards, in which case the company’s board of directors may withhold its approval at its reasonable discretion exercised in good faith). The company has also agreed that following the closing of the Mergers and through the completion of the company’s 2019 annual meeting of stockholders, (i) the size of the company’s board of directors may not be changed except to reduce the size of the board in the event of any resignation or other cessation of service of one or more director and (ii) the company’s board of directors must, subject to its fiduciary duties, nominate for election, unanimously recommend for election and solicit proxies in favor of the election of, each of the Alpha Holdings designees to the company’s board of directors.
The closing of the Mergers is subject to customary closing conditions, including but not limited to (i) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (such early termination of the applicable waiting period under the HSR Act was received on July 2, 2018), (ii) the receipt of Alpha Stockholder Approval, (iii) the effectiveness of the Form S-4, (iv) listing of the company’s common stock on the New York Stock Exchange (“NYSE”), (v) no more than 10% of the Alpha Companies’ stockholders exercising appraisal rights in connection with the Mergers (disregarding for such purposes any Alpha Companies stockholder who also holds more than 1% of the company’s outstanding common stock at the time of the Alpha Companies’ special meetings) (the “Appraisal Rights Condition”) and (vi) the Alpha Companies obtaining certain third party consents in form and substance reasonably satisfactory to the company.
The company and the Alpha Companies each made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants by each of the company and the Alpha Companies to, subject to certain exceptions, conduct its business in the ordinary course of business and consistent with past practice. In particular, among other restrictions and subject to certain exceptions, the company agreed to generally refrain from acquiring new businesses, incurring new indebtedness, repurchasing shares or paying dividends, making capital expenditures in excess of budgeted amounts and entering into new material contracts or commitments outside the normal course of business, without the consent of the Alpha Companies, during the period between the execution of the Merger Agreement and the consummation of the Mergers.
The Merger Agreement also contains certain restrictions on the Alpha Companies’ ability to, among other things, (i) directly or indirectly initiate, solicit or knowingly encourage certain acquisition proposals or any inquiry, proposal or offer that may reasonably be expected to lead to such an acquisition proposal, (ii) approve or recommend certain acquisition proposals, or enter into any agreement relating to such an acquisition proposal, or enter into any agreement requiring the Alpha Companies to abandon the transactions under the Merger Agreement or (iii) take any action to exempt any third party from any takeover laws. The foregoing restrictions are subject to exceptions under the Merger Agreement which would apply in the event the board of directors of Holdings or ANR determines in good faith that the failure to take an action would be reasonably likely to be inconsistent with its fiduciary duties and certain other requirements are satisfied. The restrictions described in this paragraph and the Alpha Companies’ related obligations under the Merger Agreement are referred to herein as the “Alpha Non-Solicitation Obligations”.
The Merger Agreement may be terminated by mutual agreement of the parties, or by either party if (i) a final and non-appealable order, decree or ruling has been issued that prohibits the transactions contemplated by the Merger Agreement (unless a breach by such party is the primary cause of the order, decree or ruling), (ii) the Mergers are not consummated on or before the eight-month anniversary of the date of the Merger Agreement (unless a breach of such party is the primary cause of the failure for the closing to occur), (iii) Alpha Stockholder Approval is not obtained at the Alpha Companies’ special meetings (provided that the Alpha Companies may not terminate the agreement in such circumstances if it has breached its obligations in connection with holding such meetings), or (iv) the representations, warranties or covenants of the other party are breached such that there is a failure of the related closing condition (subject to a 30-day cure period).
The Merger Agreement may be terminated by the company if the board of directors of ANR or Holdings changes its recommendation that the stockholders of the Alpha Companies vote in favor of the Mergers or the Alpha Companies have failed to perform in any material respect the Alpha Non-Solicitation Obligations.
The Merger Agreement may be terminated by the Alpha Companies (i) prior to the 25th business day after the date of the Merger Agreement, if the amendment and restatement of the company’s current certificate of incorporation has not been approved by (a) the beneficial owners of a majority of the outstanding shares of company common stock within three business days of the date of the Merger Agreement or (b) the record holders of a majority of the outstanding shares of company common stock within 20 business days of the date of the Merger Agreement (each of such approvals has already been obtained), (ii) if the company has entered into an agreement committing to consummate a transaction that would result in a change of control of the company or (iii) if following the Alpha Companies’ special meetings, the Appraisal Rights Condition has not been satisfied, and the company has not waived such condition within five business days of a written request from the Alpha Companies.
The Alpha Companies are required to pay the company a termination fee of $19.0 million if (i) the company terminates the Merger Agreement because (a) there has been a material breach of the Alpha Non-Solicitation Obligations or (b) the board of directors of Holdings or ANR changes its recommendation that its stockholders vote in favor of the Mergers, (ii) the company or the Alpha Companies terminate the Merger Agreement because the Alpha Companies’ stockholders do not approve the Mergers at the Alpha Companies’ special meetings and the company would have been able to terminate the Merger Agreement in connection with the matters described in clause (i) or (iii) (a) an acquisition proposal meeting certain conditions set forth in the Merger Agreement is made (and not withdrawn) with respect to the Alpha Companies, (b) thereafter (A) the company or the Alpha Companies terminate the Merger Agreement because (x) Alpha Stockholder Approval is not obtained at the Alpha Companies’ special meetings or (y) the transactions contemplated by the Merger Agreement have not been consummated by the eight-month anniversary of the date of the Merger Agreement or (B) the company terminates the Merger Agreement because the representations, warranties or covenants of the Alpha Companies are breached such that there is a failure of the related closing condition and (c) within 12 months after the date of the termination, the Alpha Companies enters into a definitive agreement to consummate an acquisition proposal or consummates any acquisition proposal meeting certain requirements set forth in the Merger Agreement.
The Alpha Companies are also required to reimburse the company for the company’s fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement if the Merger Agreement is terminated because Alpha Stockholder Approval is not obtained at the Alpha Companies’ special meetings. This reimbursement is limited to $9.0 million, which would be credited against the aforementioned $19.0 million termination fee.
The company is required to pay the Alpha Companies a termination fee of $19.0 million if (i) the Merger Agreement is terminated because an order, decree or ruling issued under antitrust law prohibits the consummation of the transactions contemplated by the Merger Agreement, or (ii) the Merger Agreement is terminated because the Mergers have not closed by the eight month anniversary of the Merger Agreement and all closing conditions are satisfied except for closing conditions relating to matters arising under antitrust laws.
Cumberland Outlook Update
On July 2, 2018, we announced our updated 2018 production outlook for the Cumberland mine, our longwall thermal coal mine located in NAPP. Due to unforeseen geologic conditions due to reduced coal seam thickness and localized soft clay influences within the coal seam, both production and processing were temporarily slowed. Full coal production resumed August 1, 2018, at the Cumberland mine as the previously announced challenges due to localized geologic conditions are no longer impacting production or processing. We now expect our total 2018 NAPP shipments to be reduced by one million tons below the previously announced guidance of 7.1 million tons to 7.5 million tons.
Basis of Presentation
In this management’s discussion and analysis, (i) the “Successor” refers to Contura Energy, Inc. and its subsidiaries for the period beginning July 26, 2016 and thereafter following the acquisition of certain of Old Alpha’s core coal operations as part of the Old Alpha Restructuring (“Acquisition”), and (ii) “Predecessor” refers to Contura on a carve-out basis using Old Alpha’s historical bases in the assets, liabilities and operating results of Contura while under Old Alpha’s ownership.
The historical costs and expenses reflected in the Predecessor combined results of operations include an allocation for certain corporate functions historically provided by Old Alpha, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, employee benefits and incentives, insurance, stock-based compensation, engineering, asset management, and sales and logistics, which were included in cost of coal sales and selling, general and administrative expenses in the financial statements included elsewhere in this joint proxy statement and prospectus.
The combined financial statements of our Predecessor included elsewhere in this joint proxy statement and prospectus and the other historical Predecessor combined financial information presented and discussed herein may not be indicative of what our financial condition, results of operations and cash flows would have been if we were a separate stand-alone entity, nor are they indicative of what our financial position, results of operations and cash flows may be in the future. In addition, the Successor consolidated financial statements on and after July 26, 2016 are not comparable with the Predecessor combined financial statements prior to that date. Refer to Notes 1 and 3 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for additional information.
On December 8, 2017, we closed a transaction with Blackjewel L.L.C. (“Buyer”) to sell the Eagle Butte and Belle Ayr mines located in the PRB, Wyoming, along with related coal reserves, equipment, infrastructure and other real properties. The PRB operations results of operations and financial position are reported as discontinued operations in the financial statements. The historical information in the accompanying Notes to the financial statements has been restated to reflect the effects of the PRB operations being reported as discontinued operations in the financial statements. The discontinued operations include our former PRB segment. To conform with the financial statements and accompanying Notes, the former PRB segment information for the discontinued operation has been eliminated. See Note 4 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for further information on discontinued operations.
We adopted Accounting Standards Codification (“ASC”) 606, with a date of initial application of January 1, 2018, using the modified retrospective method. As a result, we had changes to our accounting policy for revenue recognition. See Note 4 to Contura’s unaudited condensed consolidated financial statements included elsewhere in this joint proxy statement and prospectus for further information on the revenue recognition standard adopted during the six months ended June 30, 2018.
Factors Affecting Our Results of Operations
Sales Volume. We earn revenues primarily through the sale of coal produced at our operations and resale of coal purchased from third parties. During Successor period for the six months ended June 30, 2018, we sold 2.4 million tons of met coal from CAPP and NAPP, 3.1 million tons of met coal from our Trading and Logistics business, and 2.6 million tons of steam coal from CAPP and NAPP. During Successor period for the six months ended June 30, 2017, we sold 2.1 million tons of met coal from CAPP and NAPP, 2.3 million tons of met coal from our Trading and Logistics business, and 4.0 million tons of steam coal from CAPP and NAPP. During the Successor period for the year ended December 31, 2017, we sold 4.1 million tons of met coal from CAPP and NAPP, 4.8 million tons of met coal from our Trading and Logistics business, and 6.7 million tons of steam coal from CAPP and NAPP. During the Successor period for the period from July 26, 2016 to December 31, 2016, we sold 1.6 million tons of met coal from CAPP and NAPP, 1.5 million tons of met coal from our Trading and Logistics business, and 2.7 million tons of steam coal from CAPP and NAPP. During the Predecessor period for the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015, we sold 2.4 million tons and 4.9 million tons of met coal from CAPP and NAPP, 0.2 million tons and 0.6 million tons of met coal from our Trading and Logistics business, and 4.4 million tons and 8.2 million tons of steam coal from CAPP, NAPP, and our Trading and Logistics business, respectively.
Sales Agreements
We manage our commodity price risk for coal sales through the use of coal supply agreements. As of July 31, 2018, we expect to ship on sales commitments of approximately 6.3 million tons of NAPP coal for 2018, 100% of which is priced at an average realized price per ton of $43.71, and 3.9 million tons of CAPP coal for 2018, 68% of which is priced at an average realized price per ton of $131.48.
Realized Pricing. Our realized price per ton of coal is influenced by many factors that vary by region, including (i) coal quality, which includes energy (heat content), sulfur, ash, volatile matter and moisture content; (ii) differences in market conventions concerning transportation costs and volume measurement; and (iii) regional supply and demand.

•
Coal Quality. The energy content or heat value of steam coal is a significant factor influencing coal prices as higher energy coal is more desirable to consumers and typically commands a higher price in the market. The heat value of coal is commonly measured in British thermal units or the amount of heat needed to raise the temperature of one pound of water by one degree Fahrenheit. Coal from the eastern and midwestern regions of the United States tends to have a higher heat value than coal found in the western United States. Coal volatility is a significant factor influencing met coal pricing as coal with a lower volatility has historically been more highly valued and typically commands a higher price in the market. The volatility refers to the loss in mass, less moisture, when coal is heated in the absence of air. The volatility of met coal determines the percentage of feed coal that actually becomes coke, known as coke yield, with lower volatility producing a higher coke yield.

•
Market Conventions. Coal sales contracts are priced according to conventions specific to the market into which such coal is to be sold. Our domestic sales contracts are typically priced free on board (“FOB”) at our mines and on a short ton basis. Our international sales contracts are typically priced FOB at the shipping port from which such coal is delivered and on a metric ton basis. Accordingly, for international sales contracts, we typically bear the cost of transportation from our mine complexes to the applicable outbound shipping port, and our coal sales realization per ton calculation reflects the conversion of such tonnage from metric tons into short tons, as well as the elimination of the freight and handling fulfillment component of coal sales revenue. In addition, for domestic sales contracts, as customers typically bear the cost of transportation from our mine complexes, our operations located further away from the end user of the coal may command lower prices.

•
Regional Supply and Demand. Our realized price per ton is influenced by market forces of the regional market into which such coal is to be sold. Market pricing may vary according to region and lead to different discounts or premiums to the most directly comparable benchmark price for such coal product.

Costs. Our results of operations are dependent upon our ability to improve productivity and control costs. Our primary expenses are for operating supply costs, repair and maintenance expenditures, cost of purchased coal, royalties, current wages and benefits, freight and handling costs and taxes incurred in selling our coal. Principal goods and services we use in our operations include maintenance and repair parts and services, electricity, fuel, roof control and support items, explosives, tires, conveyance structure, ventilation supplies and lubricants.

In addition, our cost of coal sales includes idle mine costs, which are spread over total sales volume by basin and forecasted by reference to upcoming reclamation obligations and historical cost trends. The following table shows our cost of coal sales and idle mine costs. We calculate adjusted cost of coal sales as cost of coal sales less idle mine costs.

	Six Months Ended June 30, 2018 (Actual)	Six Months Ended June 30, 2017 (Actual)	Year Ended December 31, 2017 (Actual)	Period from July 26, 2016 to December 31, 2016 (Actual)
	Per Ton	Per Ton	Per Ton	Per Ton
CAPP
Cost of coal sales	$78.66	$73.97	$74.58	$68.68
Idle mine costs	$1.62	$1.60	$1.77	$2.08
Adjusted cost of coal sales	$77.04	$72.37	$72.81	$66.60
NAPP
Cost of coal sales	$39.89	$31.12	$37.16	$36.97
Idle mine costs	$0.98	$0.80	$0.89	$1.60
Adjusted cost of coal sales	$38.91	$30.32	$36.27	$35.37
Our management strives to aggressively control costs and improve operating performance to mitigate external cost pressures. We experience volatility in operating costs related to fuel, explosives, steel, tires, contract services and healthcare, among others, and take measures to mitigate the increases in these costs at all operations. We have a centralized sourcing group for major supplier contract negotiation and administration, for the negotiation and purchase of major capital goods, and to support the business units. We promote competition between suppliers and seek to develop relationships with suppliers that focus on lowering our costs. We seek suppliers who identify and concentrate on implementing continuous improvement opportunities within their area of expertise. To the extent upward pressure on costs exceeds our ability to realize sales increases, or if we experience unanticipated operating or transportation difficulties, our operating margins would be negatively impacted. We may also experience difficult geologic conditions, delays in obtaining permits, labor shortages, unforeseen equipment problems, and unexpected shortages of critical materials such as tires, fuel and explosives that may result in adverse cost increases and limit our ability to produce at forecasted levels.
During the year ended December 31, 2017 we had temporary production delays in NAPP resulting from a mid-September roof fall at our Cumberland underground longwall mine in Greene County, Pennsylvania. No injuries occurred as a result of the roof fall and, due to the installation of additional support in the headgate area, we believe the issue has been successfully mitigated. Full production resumed at Cumberland in mid-October. In late-November, the armored face conveyor chain prematurely failed due to adverse face conditions and the chain had to be replaced. Full production resumed at Cumberland in mid-December.
Results of Operations
Our results of operations for the Successor period for the six months ended June 30, 2018 compared to the six months ended June 30, 2017, the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016 and the Predecessor period for the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015 are discussed in these “Results of Operations” presented below. Given the change in basis that resulted from the Acquisition on July 26, 2016, we separately discuss our Successor and Predecessor results of operations and segment results.

Six Months Ended June 30, 2018 Compared to the Six Months Ended June 30, 2017 (Successor)
The following tables summarize certain financial information relating to our operating results that have been derived from our Condensed Consolidated Financial Statements for the six months ended June 30, 2018 and 2017.
Revenues

	Six Months Ended June 30,		Increase (Decrease)
(In thousands, except for per ton data)	2018	2017	$ or Tons	%
Revenues:
Coal revenues:
Steam	$111,984	$166,255	$(54,271)	(32.6)%
Met	714,573	614,645	99,928	16.3%
Freight and handling fulfillment revenues	176,976	129,919	47,057	36.2%
Other revenues	7,717	3,968	3,749	94.5%
Total revenues	$1,011,250	$914,787	$96,463	10.5%

Tons sold:
Steam	2,679	3,961	(1,282)	(32.4)%
Met	5,523	4,466	1,057	23.7%
Total	8,202	8,427	(225)	(2.7)%

Coal sales realization per ton (1):
Steam	$41.80	$41.97	$(0.17)	(0.4)%
Met	$129.38	$137.63	$(8.25)	(6.0)%
Average	$100.78	$92.67	$8.11	8.8%

	Six Months Ended June 30,		Increase (Decrease)
(In thousands, except for per ton data)	2018	2017	$ or Tons	%
Coal revenues (1):
CAPP Operations	$286,723	$259,975	$26,748	10.3%
NAPP Operations	132,166	175,001	(42,835)	(24.5)%
Trading and Logistics Operations	407,668	345,924	61,744	17.8%
Total coal revenues	$826,557	$780,900	$45,657	5.8%

Tons sold:
CAPP Operations	2,138	2,048	90	4.4%
NAPP Operations	2,986	4,038	(1,052)	(26.1)%
Trading and Logistics Operations	3,078	2,341	737	31.5%

Coal sales realization per ton (1):
CAPP Operations	$134.11	$126.94	$7.17	5.6%
NAPP Operations	$44.26	$43.34	$0.92	2.1%
Trading and Logistics Operations	$132.45	$147.77	$(15.32)	(10.4)%
Average	$100.78	$92.67	$8.11	8.8%
______________

(1)	Does not include $177.0 million of freight and handling fulfillment revenues for the six months ended June 30, 2018.

Total revenues. Total revenues increased $96.5 million, or 10.5%, for the six months ended June 30, 2018 compared to the prior year period. The increase in total revenues was due to increased coal revenues of $45.7 million, increased freight and handling fulfillment revenues of $47.1 million and increased other revenues of $3.7 million.
Coal revenues. Coal revenues increased $45.7 million, or 5.8%, for the six months ended June 30, 2018 compared to the prior year period. The increase in coal revenues was due to increased revenues of 10.3% and 17.8% for CAPP and our Trading and Logistics Operations, respectively, partially offset by decreased revenues of 24.5% for NAPP.
The increase in CAPP revenues was primarily due to higher coal sales volume of 0.1 million tons and increases in coal sales realization of $7.17 per ton. The decrease in NAPP revenues was primarily due to lower coal sales volumes of 1.1 million tons, partially offset by higher coal sales realization of $0.92 per ton. The increase in Trading and Logistics coal revenues was primarily due to higher sales volumes of 0.7 million tons, partially offset by lower coal sales realization of $15.32 per ton.
Our sales mix of met coal and steam coal based on volume was 67.3% and 32.7%, respectively, for the six months ended June 30, 2018 compared to 53.0% and 47.0%, respectively, in the prior year period. Our sales mix of met coal and steam coal based on coal revenues, excluding freight and handling fulfillment revenues, was 86.5% and 13.5%, respectively, for the six months ended June 30, 2018 compared to 78.7% and 21.3%, respectively, for the prior year period.
Steam coal volumes decreased 1.3 million tons due to increased longwall moves during the current period, and average coal realization per ton decreased $0.17. Met coal volumes increased 1.1 million tons due to increased export sales for our Trading and Logistics Operations during the current period, and average coal realization per ton decreased $8.25. The increase in coal revenues consisted of increased met coal revenue of $99.9 million, or 16.3%, partially offset by decreased steam coal revenue of $54.3 million, or 32.6%.
Freight and handling fulfillment revenues were $177.0 million for the six months ended June 30, 2018, an increase of $47.1 million, or 36.2%, compared to the prior year period. This increase was primarily due to increased shipments by rail car during the current period.
Other revenues. Other revenues were $7.7 million for the six months ended June 30, 2018, an increase of $3.7 million, or 94.5%, compared to the prior year period, primarily attributable to a $2.5 million increase in rail transportation rebates and a $1.6 million increase in coal royalty revenues, partially offset by a $0.3 million decrease in revenues associated with natural gas wells.
Costs and Expenses

	Six Months Ended June 30,		Increase (Decrease)
(In thousands, except for per ton data)	2018	2017	$ or Tons	%
Cost of coal sales (exclusive of items shown separately below)	$629,128	$571,320	$57,808	10.1%
Freight and handling costs	176,976	129,919	47,057	36.2%
Depreciation, depletion and amortization	22,810	17,788	5,022	28.2%
Amortization of acquired intangibles, net	11,310	34,243	(22,933)	(67.0)%
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	31,108	40,148	(9,040)	(22.5)%
Merger related costs	3,883	—	3,883	100.0%
Secondary offering costs	—	3,438	(3,438)	(100.0)%
Total other operating (income) loss:
Gain on disposal of assets	(16,502)	—	(16,502)	(100.0)%
Mark-to-market adjustment for acquisition-related obligations	—	2,382	(2,382)	(100.0)%

Gain on settlement of acquisition-related obligations	(292)	(9,200)	8,908	96.8%
Other expenses	288	81	207	255.6%
Total costs and expenses	$858,709	$790,119	$68,590	8.7%
Other income (expense):
Interest expense	(17,984)	(19,614)	1,630	8.3%
Interest income	322	73	249	341.1%
Loss on early extinguishment of debt	—	(38,701)	38,701	100.0%
Equity loss in affiliates	(1,233)	(1,709)	476	27.9%
Bargain purchase gain	—	642	(642)	(100.0)%
Miscellaneous income, net	(583)	(192)	(391)	(203.6)%
Total other expense, net	(19,478)	(59,501)	40,023	67.3%
Income tax expense	(121)	(15,811)	15,690	99.2%
Net income from continuing operations	$132,942	$49,356	$83,586	169.4%

Cost of coal sales:
CAPP Operations	$168,170	$151,484	$16,686	11.0%
NAPP Operations	$119,116	$125,647	$(6,531)	(5.2)%
Trading and Logistics Operations	$341,842	$294,381	$47,461	16.1%

Tons sold:
CAPP Operations	$2,138	$2,048	$90	4.4%
NAPP Operations	$2,986	$4,038	$(1,052)	(26.1)%
Trading and Logistics Operations	$3,078	$2,341	$737	31.5%

Cost of coal sales per ton:
CAPP Operations	$78.66	$73.97	$4.69	6.3%
NAPP Operations	$39.89	$31.12	$8.77	28.2%
Trading and Logistics Operations	$111.06	$125.75	$(14.69)	(11.7)%

Coal margin per ton (1):
CAPP Operations	$55.45	$52.97	$2.48	4.7%
NAPP Operations	$4.37	$12.22	$(7.85)	(64.2)%
Trading and Logistics Operations	$21.39	$22.02	$(0.63)	(2.9)%
______________

(1)
Coal margin per ton for our reportable segments is calculated as coal sales realization per ton for our reportable segments less cost of coal sales per ton for our reportable segments. Coal margin per ton is not shown for our All Other category since it has no coal sales or coal production related to our continuing operation.

Cost of coal sales. Cost of coal sales increased $57.8 million, or 10.1%, for the six months ended June 30, 2018 compared to the prior year period. The increase was primarily driven by increased purchases of tons associated with our Trading and Logistics Operations segment during the current period.
Freight and handling costs. Freight and handling costs increased $47.1 million, or 36.2%, for the six months ended June 30, 2018 compared to the prior year period. This increase was primarily due to increased shipments by rail car during the current period.

Depreciation, depletion and amortization. Depreciation, depletion and amortization increased $5.0 million, or 28.2%, for the six months ended June 30, 2018 compared to the prior year period. The increase in depreciation, depletion and amortization primarily related to increased purchases of machinery and equipment during the current period and increased asset development during the current period.
Amortization of acquired intangibles, net. Amortization of acquired intangibles, net decreased $22.9 million, or 67.0%, for the six months ended June 30, 2018 compared to the prior year period. The decrease was primarily driven by the write-off of above-market coal sales contract assets during 2017 associated with the sale of PRB and certain other above-market coal sales contract assets being fully amortized as of December 31, 2017, partially offset by the accelerated amortization of acquired intangibles related to the above-market coal sales contract asset related to FirstEnergy Generation, LLC during the current period.
Selling, general and administrative. Selling, general and administrative expenses decreased $9.0 million, or 22.5% for the six months ended June 30, 2018 compared to the prior year period. The six months ended June 30, 2018 included approximately $6.0 million in non-cash stock compensation and $4.8 million related to incentive bonus plans. Selling, general, and administrative expenses for the six months ended June 30, 2017 were higher primarily due to non-recurring expenses related to the special dividend, business development expenses, and costs related to the company’s filing of a registration statement.
Acquisition-related obligations. The mark-to-market loss on acquisition-related obligations of $2.4 million for the six months ended June 30, 2017 primarily consisted of a mark-to-market loss of $1.8 million related to the Contingent Reclamation Funding Liability and a mark-to-market loss of $0.5 million related to the Contingent Credit Support Commitment. The gain on settlement of acquisition-related obligations of $9.2 million for the six months ended June 30, 2017 primarily consisted of the UMWA Contingent VEBA Funding Notes 1 and Note 2 settlements.
Merger related costs. The merger related costs of $3.9 million recorded during the six months ended June 30, 2018 related to costs incurred related to the Merger Agreement entered into with the Alpha Companies on April 29, 2018.
Secondary offering costs. The secondary offering costs of $3.4 million recorded during the six months ended June 30, 2017 related to (i) legal fees for drafting the registration statement and other legal services directly related to the withdrawn offering and (ii) financial reporting advisory fees directly related to the withdrawn offering including preparation of the pro forma financial statements and other financial information included in the registration statement.
Gain on disposal of assets. The gain on disposal of assets of $16.5 million recorded during the six months ended June 30, 2018 related primarily to the sale of a disposal group within the Company’s CAPP segment.
Interest expense. Interest expense decreased $1.6 million, or 8.3%, for the six months ended June 30, 2018 compared to the prior year period, primarily due to lower interest costs associated with Company debt as a result of the prior year debt refinancing. See Note 9 to Contura’s unaudited condensed consolidated financial statements included elsewhere in this joint proxy statement and prospectus for additional information.
Loss on early extinguishment of debt. The loss on early extinguishment of debt of $38.7 million for the six months ended June 30, 2017 primarily related to a prepayment premium of $22.5 million on the 10.00% Senior Secured First Lien Notes and the write-off of outstanding debt discounts of $13.4 million on the 10.00% Senior Secured First Lien Notes and GUC Distribution Note in connection with the Credit Agreement entered into by the Company on March 17, 2017.
Income taxes. Income tax expense of $0.1 million was recorded for the six months ended June 30, 2018 on income from continuing operations before income taxes of $133.1 million. The effective tax rate is lower than the federal statutory rate of 21% primarily due to the impact of the percentage depletion allowance and the reduction in the valuation allowance, partially offset by the impact of state income taxes, net of federal tax impact.
Income tax expense of $15.8 million was recorded for the six months ended June 30, 2017 on income from continuing operations before income taxes of $65.2 million. The effective tax rate is lower than the federal statutory rate of 35% primarily due to the impact of the percentage depletion allowance and the reduction in the valuation allowance.

Segment Adjusted EBITDA
Segment Adjusted EBITDA for our reportable segments is a financial measure. This non-GAAP financial measure is presented as a supplemental measure and is not intended to replace financial performance measures determined in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Segment Adjusted EBITDA is presented because management believes it is a useful indicator of the financial performance of our coal operations. The following tables presents a reconciliation of net income (loss) to Adjusted EBITDA for the six months ended June 30, 2018 and 2017:

	Six Months Ended June 30, 2018
	CAPP	NAPP	Trading and Logistics	All Other	Consolidated
Net income (loss) from continuing operations	$123,000	$6,205	$54,894	$(51,157)	$132,942
Interest expense	312	(349)	—	18,021	17,984
Interest income	(10)	(12)	(18)	(282)	(322)
Income tax expense	—	—	—	121	121
Depreciation, depletion and amortization	11,978	10,463	—	369	22,810
Merger related costs	—	—	—	3,883	3,883
Management restructuring costs (1)	—	—	—	2,659	2,659
Non-cash stock compensation expense	—	—	—	6,355	6,355
Gain on settlement of acquisition-related obligations	—	—	—	(292)	(292)
Gain on sale of disposal group (2)	(16,386)	—	—	—	(16,386)
Accretion expense	2,174	1,882	—	—	4,056
Amortization of acquired intangibles, net	—	—	11,310	—	11,310
Adjusted EBITDA (3)	$121,068	$18,189	$66,186	$(20,323)	$185,120
______________

(1)	Management restructuring costs are related to severance expense associated with senior management changes in the six months ended June 30, 2018.

(2)
During the fourth quarter of 2017, we entered into an asset purchase agreement to sell a disposal group (comprised of property, plant and equipment and associated asset retirement obligations) within our CAPP segment. From the date we entered into the asset purchase agreement through the transaction close date, the property, plant and equipment and associated asset retirement obligations were classified as held for sale in amounts representing the fair value of the disposal group. Upon permit transfer, the transaction closed on April 2, 2018. We paid $10.0 million in connection with the transaction, which was paid into escrow on March 27, 2018 and transferred to the buyer at the transaction close date, and expect to pay a series of additional cash payments in the aggregate amount of $1.5 million, per the terms stated in the agreement, and recorded a gain on sale of approximately $16.4 million within gain on disposal of assets with in the Condensed Consolidated Statements of Operations.

(3)
Pursuant to the PRB divestiture and classification as a discontinued operation, we are no longer presenting a PRB reporting segment. The former PRB reporting segment had Adjusted EBITDA of ($2.4 million) for the six months ended June 30, 2018.

	Six Months Ended June 30, 2017
	CAPP	NAPP	Trading and Logistics	All Other	Consolidated
Net income (loss) from continuing operations	$98,346	$45,155	$16,590	$(110,735)	$49,356
Interest expense	(93)	(369)	—	20,076	19,614
Interest income	(5)	—	—	(68)	(73)
Income tax expense	—	—	—	15,811	15,811
Depreciation, depletion and amortization	10,711	6,662	—	415	17,788
Non-cash stock compensation expense	—	—	209	6,389	6,598
Mark-to-market adjustment - acquisition-related obligations	—	—	—	2,382	2,382
Gain on settlement of acquisition-related obligations	—	—	—	(9,200)	(9,200)
Secondary offering costs	—	—	—	3,438	3,438
Loss on early extinguishment of debt	—	—	—	38,701	38,701
Bargain purchase gain	—	—	—	(642)	(642)
Accretion expense	2,923	2,082	—	—	5,005
Amortization of acquired intangibles, net	—	—	34,243	—	34,243
Expenses related to Special Dividend	377	57	—	9,102	9,536
Adjusted EBITDA (1) (2)	$112,259	$53,587	$51,042	$(24,331)	$192,557
______________

(1)	Our Adjusted EBITDA calculation has been modified to add back non-cash stock compensation expense to align with industry peer group methodology.

(2)
Pursuant to the PRB divestiture and classification as a discontinued operation, we are no longer presenting a PRB reporting segment. The former PRB reporting segment had Adjusted EBITDA of $18.8 million for the six months ended June 30, 2017.

The following table summarizes Adjusted EBITDA for our three reportable segments and All Other category:

	Six Months Ended June 30,		Increase (Decrease)
(In thousands, except for per ton data)	2018	2017	$ or Tons	%
Adjusted EBITDA
CAPP Operations	$121,068	$112,259	$8,809	7.8%
NAPP Operations	$18,189	$53,587	$(35,398)	(66.1)%
Trading and Logistics Operations	$66,186	$51,042	$15,144	29.7%
All Other	$(20,323)	$(24,331)	$4,008	16.5%
Total	$185,120	$192,557	$(7,437)	(3.9)%
CAPP Coal Operations. Adjusted EBITDA increased $8.8 million, or 7.8%, for the six months ended June 30, 2018 compared to the prior year period. The increase in Adjusted EBITDA was primarily due to increased coal margin per ton of $2.48. The increase in coal margin per ton consisted of increased average sales realization per ton of $7.17, or approximately 5.6%, due primarily to increases in the market pricing of coal during the current period.
NAPP Coal Operations. Adjusted EBITDA decreased $35.4 million, or 66.1%, for the six months ended June 30, 2018 compared to the prior year period. The decrease in Adjusted EBITDA was primarily due to decreased coal margin per ton of $7.85. The decrease in coal margin per ton consisted of increased average cost of coal sales per ton of $8.77, or approximately 28.2%, due primarily to reductions in tons sold due to geological factors during the current period.
Trading and Logistics Operations. Adjusted EBITDA increased $15.1 million, or 29.7%, for the six months ended June 30, 2018 compared to the prior year period. The increase in Adjusted EBITDA was primarily due to increased sales volumes during the current period, partially offset by a decrease in coal margin per ton of $0.63.

All Other category. Adjusted EBITDA increased $4.0 million, or 16.5%, for the six months ended June 30, 2018 compared to the prior year period. The increase in Adjusted EBITDA was driven by decreases in professional service related expenses and decreases in incentive pay during the current period.
Year Ended December 31, 2017 (Successor)
The following tables summarize certain financial information relating to our operating results that have been derived from our consolidated financial statements for the year ended December 31, 2017.
Revenues

	Successor
(In thousands, except for per ton data)	Year Ended December 31, 2017	% of Total Revenues
Revenues:
Coal revenues:
Steam	$286,662	17.4%
Met	1,105,819	67.0%
Freight and handling revenues	247,402	15.0%
Other revenues	10,086	0.6%
Total revenues	$1,649,969	100.0%

Tons sold:
Steam	6,741
Met	8,916
Total	15,657

Coal sales realization per ton:
Steam	$42.53
Met	$124.03
Average	$88.94

	Successor
(In thousands, except for per ton data)	Year Ended December 31, 2017	% of Total Revenues
Coal revenues (1):
CAPP Operations	$458,806	27.8%
NAPP Operations	301,789	18.3%
Trading and Logistics Operations	631,886	38.3%
Total coal revenues	$1,392,481	84.4%

Tons sold:
CAPP Operations	3,901
NAPP Operations	6,904
Trading and Logistics Operations	4,852

Coal sales realization per ton (1):
CAPP Operations	$117.61
NAPP Operations	$43.71
Trading and Logistics Operations	$130.23
Average	$88.94
______________

(1)	Does not include any portion of the price paid by our export customers to transport coal to the relevant outbound shipping port.

Revenues. Total revenues were $1,650.0 million for the year ended December 31, 2017 and consisted of coal revenues of $1,392.5 million, freight and handling revenues of $247.4 million and other revenues of $10.1 million. Our sales mix of met coal and steam coal based on volume was 56.9% and 43.1%, respectively, and sales mix of met coal and steam coal based on coal revenues was 79.4% and 20.6%, respectively, for the year ended December 31, 2017. CAPP, NAPP and Trading and Logistics Operations’ coal revenues comprised 28%, 18% and 38%, respectively, of total revenues for the year ended December 31, 2017. Average coal sales realization per ton was $88.94.
Costs and Expenses

	Successor
(In thousands, except for per ton data)	Year Ended December 31, 2017	% of Total Revenues
Cost of coal sales (exclusive of items shown separately below)	1,090,660	66.1%
Freight and handling costs	247,402	15.0%
Depreciation, depletion and amortization	34,910	2.1%
Amortization of acquired intangibles, net	59,007	3.6%
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	67,459	4.1%
Secondary offering costs	4,491	0.3%
Total other operating (income) loss:
Mark-to-market adjustment for acquisition-related obligations	3,221	0.2%
Gain (loss) on settlement of acquisition-related obligations	(38,886)	(2.4)%
Other expenses	178	—%
Total costs and expenses	1,468,442	89.0%

Other (expense) income:
Interest expense	(35,977)	(2.2)%
Interest income	210	—%
Loss on early extinguishment of debt	(38,701)	(2.3)%
Equity loss in affiliates	(3,339)	(0.2)%
Bargain purchase gain	1,011	0.1%
Miscellaneous income, net	1,025	0.1%
Total other expense, net	(75,771)	(4.6)%
Income tax benefit	67,979	4.1%
Net income from continuing operations	$173,735	10.5%

Cost of coal sales:
CAPP Operations	$290,954	17.6%
NAPP Operations	$256,558	15.5%
Trading and Logistics Operations	$543,148	32.9%

Tons sold:
CAPP Operations	3,901
NAPP Operations	6,904
Trading and Logistics Operations	4,852

Cost of coal sales per ton:
CAPP Operations	$74.58
NAPP Operations	$37.16
Trading and Logistics Operations	$111.94

Coal margin per ton (1):
CAPP Operations	$43.03
NAPP Operations	$6.55
Trading and Logistics Operations	$18.29
______________

(1)
Coal margin per ton for our reportable segments is calculated as coal sales realization per ton for our reportable segments less cost of coal sales per ton for our reportable segments. Coal margin per ton is not shown for our All Other category since it has no coal sales or coal production related to our continuing operations.

Cost of coal sales was $1,090.7 million (including $0.3 million of expenses related to the dividend), freight and handling costs were $247.4 million , other expenses were $0.2 million and depreciation, depletion and amortization was $34.9 million for the year ended December 31, 2017 .
Amortization of acquired intangibles, net was $59.0 million. During the year ended December 31, 2017, coal supply agreement assets related to the Acquisition were amortized over the actual amount of tons shipped under each contract.
Selling, general and administrative expenses were $67.5 million for the year ended December 31, 2017, which includes approximately $4.0 million of non-recurring expenses associated with the formation of the company and costs related to the company’s filing of a registration statement with the SEC, $19.2 million of stock compensation charges (including approximately $4.8 million of dividend equivalent payments pursuant to the award adjustment provisions of the Contura Energy, Inc. Management Incentive Plan (the “MIP”)), and $7.4 million of charges related to our incentive bonus plans. The selling, general and administrative expenses also include approximately $1.3 million of professional fees related to the dividend), and approximately $1.5 million of business development expense.
The mark-to-market loss on acquisition-related obligations of $3.2 million for the year ended December 31, 2017 consisted of a mark-to-market loss of $2.5 million related to the Contingent Reclamation Funding Liability and a mark-to-market loss of $0.7 million related to the Contingent Credit Support Commitment. Our credit-adjusted risk-free rate as of September 30, 2017 decreased relative to the rate used to discount the Contingent Reclamation Funding Liability as of December 31, 2016. The reduction in expected funding of the Contingent Reclamation Funding Liability by us, due to contributions made by ANR, was offset by the change in discount rate resulting in an overall loss of $2.5 million for the nine months ended September 30, 2017. During the fourth quarter of 2017, the Contingent Reclamation Funding Liability and the Contingent Credit Support Commitment were settled. See Note 14 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for additional information.
The gain on settlement of acquisition-related obligations of $38.9 million for the year ended December 31, 2017 consisted of the UMWA Contingent VEBA Funding Notes 1 and Note 2 settlements as well as the settlements of the Contingent Reclamation Funding Liability and the Contingent Credit Support Commitment. See Note 14 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for additional information.
The secondary offering costs of $4.5 million recorded during the year ended December 31, 2017 related to (i) legal fees for drafting the registration statement and other legal services directly related to the withdrawn offering, (ii) financial reporting advisory fees directly related to the withdrawn offering including preparation of the pro forma financial statements and other financial information included in the registration statement and (iii) and other registration related fees. In the third quarter of 2017, we withdrew our initial public offering of our shares of common stock due to capital market conditions.
Interest expense of $36.0 million for the year ended December 31, 2017 consisted primarily of the interest on debt instruments, acquisition-related obligations, including discounts, resulting from the Acquisition, and interest expense related to the extinguishment of certain debt instruments, including discounts, associated with the refinancing transaction on March 17, 2017. See Note 13 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for further detail on the March 17, 2017 refinancing transaction.
The loss on early extinguishment of debt of $38.7 million for the year ended December 31, 2017 primarily related to a prepayment premium of $22.5 million on the 10.00% Senior Secured First Lien Notes and the write-off of outstanding debt discounts of $13.4 million on the 10.00% Senior Secured First Lien Notes and GUC Distribution Note in connection with the Credit Agreement entered into by the Company on March 17, 2017. See Note 13 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for additional information on our debt refinancing.
Income tax benefit of $68.0 million was recorded for the year ended December 31, 2017 on income from continuing operations before income taxes of $105.8 million. The income tax rate differs from the federal statutory rate of 35% primarily due to the impact of the percentage depletion allowance and the reduction in the valuation allowance, partially offset by the revaluation of the net deferred tax assets as a result of the enactment of the Tax Cuts and Jobs Act.

Segment Adjusted EBITDA
Segment Adjusted EBITDA for our reportable segments is a non-GAAP financial measure. This non-GAAP financial measure is presented as a supplemental measure and is not intended to replace financial performance measures determined in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Segment Adjusted EBITDA is presented because management believes it is a useful indicator of the financial performance of our coal operations. The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for the year ended December 31, 2017:

	Successor
	Year Ended December 31, 2017
	CAPP	NAPP	Trading and Logistics	All Other	Consolidated
Net income (loss) from continuing operations	$150,304	$36,604	$29,639	$(42,812)	$173,735
Interest expense	(90)	(1,505)	—	37,572	35,977
Interest income	(22)	(1)	—	(187)	(210)
Income tax benefit	—	—	—	(67,979)	(67,979)
Depreciation, depletion and amortization	18,941	15,087	—	882	34,910
Non-cash stock compensation expense	—	—	650	19,559	20,209
Mark-to-market adjustment - acquisition-related obligations	—	—	—	3,221	3,221
Gain on settlement of acquisition-related obligations	—	—	—	(38,886)	(38,886)
Secondary offering costs	—	—	—	4,491	4,491
Loss on early extinguishment of debt	—	—	—	38,701	38,701
Bargain purchase gain	—	—	—	(1,011)	(1,011)
Accretion expense	5,770	4,164	—	—	9,934
Amortization of acquired intangibles, net	—	—	59,007	—	59,007
Expenses related to dividend	115	84	—	6,168	6,367
Adjusted EBITDA (1) (2)	$175,018	$54,433	$89,296	$(40,281)	$278,466
______________

(1)	Our Adjusted EBITDA calculation has been modified to add back non-cash stock compensation expense and accretion expense, a non-cash expense, to align with industry peer group methodology.

(2)
Pursuant to the PRB divestiture and classification as a discontinued operation, we are no longer presenting a PRB reporting segment. The former PRB reporting segment had adjusted EBITDA of $41.9 million for the year ended December 31, 2017.

CAPP Coal Operations. Adjusted EBITDA was $175.0 million for the year ended December 31, 2017 , driven by coal margin per ton of $43.03 , coal sales realization per ton of $117.61 and cost of coal sales per ton of $74.58 .
NAPP Coal Operations. Adjusted EBITDA was $54.4 million for the year ended December 31, 2017 , driven by coal margin per ton of $6.55 , coal sales realization per ton of $43.71 and cost of coal sales per ton of $37.16 .
Trading and Logistics Operations. Adjusted EBITDA was $89.3 million for the year ended December 31, 2017, driven by coal margin per ton of $18.29, coal sales realization per ton of $130.23 and cost of coal sales per ton of $111.94.
All Other category. Adjusted EBITDA was ($40.3) million for the year ended December 31, 2017, which includes approximately $4.0 million of non-recurring expenses associated with the formation of the company and costs related to the company’s filing of a registration statement with the SEC, $7.4 million of charges related to our incentive bonus plans, and approximately $1.5 million of business development expense.

Period from July 26, 2016 to December 31, 2016 (Successor)
The following tables summarize certain financial information relating to our operating results that have been derived from our consolidated financial statements for the period from July 26, 2016 to December 31, 2016. Also included is certain information relating to the operating results as a percentage of total revenues.
Revenues

	Successor
(In thousands, except for per ton data)	Period from July 26, 2016 to December 31, 2016	% of Total Revenues
Revenues:
Coal revenues:
Steam	$119,189	23.6%
Met	312,503	61.7%
Freight and handling revenues	70,544	13.9%
Other revenues	4,060	0.8%
Total revenues	$506,296	100.0%

Tons sold:
Steam	2,739
Met	3,068
Total	5,807

Coal sales realization per ton:
Steam	43.52
Met	101.86
Average	74.34

	Successor
(In thousands, except for per ton data)	Period from July 26, 2016 to December 31, 2016	% of Total Revenues
Coal revenues (1):
CAPP Operations	$137,981	27.3%
NAPP Operations	129,961	25.7%
Trading and Logistics Operations	163,750	32.3%
Total coal revenues	$431,692	85.3%

Tons sold:
CAPP Operations	1,388
NAPP Operations	2,888
Trading and Logistics Operations	1,531

Coal sales realization per ton (1):
CAPP Operations	99.41
NAPP Operations	45.00
Trading and Logistics Operations	106.96
Average	74.34
______________

(1)	Does not include any portion of the price paid by our export customers to transport coal to the relevant outbound shipping port.

Total revenues were $506.3 million for the period from July 26, 2016 to December 31, 2016 and consisted of coal revenues of $431.7 million, freight and handling revenues of $70.5 million and other revenues of $4.1 million. Our sales mix of met coal and steam coal based on volume was 52.8% and 47.2%, respectively, and our sales mix of met coal and steam coal based on coal revenues was 72.4% and 27.6%, respectively, for the period from July 26, 2016 to December 31, 2016. Average coal sales realization per ton was $74.34. CAPP, NAPP, and Trading and Logistics Operations’ coal revenues comprised 27%, 26%, and 32%, respectively, of total revenues for the period from July 26, 2016 to December 31, 2016.
Costs and Expenses

	Successor
(In thousands, except for per ton data)	Period from July 26, 2016 to December 31, 2016	% of Total Revenues
Cost of coal sales (exclusive of items shown separately below)	$324,961	64.2%
Freight and handling costs	70,544	13.9%
Depreciation, depletion and amortization	5,973	1.2%
Amortization of acquired intangibles, net	61,281	12.1%
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	19,135	3.8%
Mark-to-market adjustment for acquisition-related obligations	(10,616)	(2.1)%
Total costs and expenses	471,278	93.1%
Other (expense) income:
Interest expense	(20,496)	(4.0)%
Interest income	23	—%
Equity loss in affiliates	(2,287)	(0.5)%

Mark-to-market adjustment for warrant derivative liability	(33,975)	(6.7)%
Bargain purchase gain	7,719	1.5%
Miscellaneous expense, net	232	—%
Total other expense, net	(48,784)	(9.6)%
Income tax benefit	1,920	0.4%
Net loss from continuing operations	$(11,846)	(2.3)%

Cost of coal sales:
CAPP Operations	$95,328	18.8%
NAPP Operations	$106,781	21.1%
Trading and Logistics Operations	$122,667	24.2%

Tons sold:
CAPP Operations	1,388
NAPP Operations	2,888
Trading and Logistics Operations	1,531

Cost of coal sales per ton (1):
CAPP Operations	$68.68
NAPP Operations	$36.97
Trading and Logistics Operations	$80.12

Coal margin per ton (2):
CAPP Operations	$30.73
NAPP Operations	$8.03
Trading and Logistics Operations	$26.84
______________

(1)	Cost of coal sales per ton exclude costs associated with our All Other category.

(2)
Coal margin per ton for our reportable segments is calculated as coal sales realization per ton for our reportable segments less cost of coal sales per ton for our reportable segments. Coal margin per ton is not shown for our All Other category since it has no coal sales or coal production related to our continuing operations.

Cost of coal sales was $325.0 million , freight and handling costs were $70.5 million , depreciation, depletion and amortization was $6.0 million , amortization of acquired intangibles, net was $61.3 million and selling, general and administrative expenses were $19.1 million for the period from July 26, 2016 to December 31, 2016.
The mark-to-market gain on acquisition-related obligations of $10.6 million for the period from July 26, 2016 to December 31, 2016 consisted of a mark-to-market gain of $17.4 million related to the Contingent Credit Support Commitment and a mark-to-market loss of $6.8 million related to the Contingent Reclamation Funding Liability.
The change in fair value of the Contingent Credit Support Commitment resulted from a reduction in our estimated obligation to provide ANR with revolving credit support. The fair value calculation was based on a probability-weighted scenario analysis. The inputs to this analysis included ANR’s projected short-term cash flows, which were derived from the ANR financial statements and operating budget provided pursuant to the terms of the agreement. The cash position of ANR at December 31, 2016 increased relative to the projections used at the Acquisition Date resulting in a gain of $17.4 million in the estimated fair value of this obligation. Based on relevant factors including ANR’s current cash balance, near-term estimated met coal prices, the September 30, 2018 termination date to loan funds, and the provision that loans can only be requested if ANR’s unrestricted cash is below $20.0 million, we adjusted the liability down to $4.6 million for this obligation.

Absent a significant change in ANR’s cash position and related projections, we do not expect the obligation to change significantly.
Due to the increase in met coal prices and the corresponding improvement to our financial results, our credit-adjusted risk-free rate as of December 31, 2016 decreased relative to the rate used to discount the Contingent Reclamation Funding Liability at the Acquisition Date. The reduction in the credit-adjusted risk-free rate used to discount the projected obligation was the primary driver of the loss of $6.8 million. Due to the long-term nature of this obligation and the uncertainty of ANR’s operational results over the life of the obligation, we maintained the expectations utilized at the Acquisition Date related to ANR’s expected long-term contributions to the Restricted Cash Reclamation Accounts.
Interest expense of $20.5 million for the period from July 26, 2016 to December 31, 2016 consisted of the accrued interest on debt instruments and acquisition-related obligations, including discounts, resulting from the Acquisition.
The mark-to-market loss on the warrant derivative liability of $34.0 million for the period from July 26, 2016 to December 31, 2016 related to the warrants issued in connection with the Acquisition and was calculated using the Black-Scholes pricing model. The warrants are marked to market at each reporting period with changes in value reflected in earnings. The inputs included in the Black-Scholes pricing model include our stock price, the stated exercise price, the expected term, the annual risk-free interest rate based on the U.S. Constant Maturity Curve and annualized equity volatility. The annualized volatility was calculated by observing volatilities for comparable companies with adjustments for our size and leverage. The annualized volatility as of December 31, 2016 decreased relative to the annualized volatility used as of the Acquisition Date due to the significant improvement in our leverage ratio. However, our stock price as of December 31, 2016 was also significantly higher than our stock price at the Acquisition Date and was the primary driver of the mark-to-market loss of $34.0 million recognized for the warrant derivative liability.
The bargain purchase gain of $7.7 million for the period from July 26, 2016 to December 31, 2016 resulted from the excess of the fair value of the acquired assets over liabilities assumed through the Acquisition.
Income tax benefit of $1.9 million was recorded for the period from July 26, 2016 to December 31, 2016 on loss from continuing operations before income taxes of $13.8 million. The income tax rate differs from the federal statutory rate of 35% primarily due to the impact of the non-deductible mark-to-market adjustment for the warrant derivative liability, partially offset by the impact of the percentage depletion allowance and the reduction in the valuation allowance.

Segment Adjusted EBITDA
Segment Adjusted EBITDA for our reportable segments is a non-GAAP financial measure. This non-GAAP financial measure is presented as a supplemental measure and is not intended to replace financial performance measures determined in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Segment Adjusted EBITDA is presented because ANR’s management believes it is a useful indicator of the financial performance of our coal operations. The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for the period from July 26, 2016 to December 31, 2016:

	Successor
	Period from July 26, 2016 to December 31, 2016
	CAPP	NAPP	Trading and Logistics	All Other	Combined
Net income (loss) from continuing operations	$37,436	$26,434	$(22,053)	$(53,663)	$(11,846)
Interest expense	97	171	—	20,228	20,496
Interest income	(6)	—	—	(17)	(23)
Income tax benefit	—	—	—	(1,920)	(1,920)
Depreciation, depletion and amortization	6,442	(772)	—	303	5,973
Non-cash stock compensation expense	—	—	37	1,387	1,424
Mark-to-market adjustment for warrant derivative liability	—	—	—	33,975	33,975
Bargain purchase gain	—	—	—	(7,719)	(7,719)
Mark-to-market adjustment - acquisition-related obligations	—	—	—	(10,616)	(10,616)
Accretion expense	2,436	2,365	—	—	4,801
Amortization of acquired intangibles, net	—	—	61,281	—	61,281
Adjusted EBITDA (1) (2)	$46,405	$28,198	$39,265	$(18,042)	$95,826
______________

(1)	Our Adjusted EBITDA calculation has been modified to add back non-cash stock compensation expense and accretion expense, a non-cash expense, to align with industry peer group methodology.

(2)
Pursuant to the PRB divestiture and classification as a discontinued operation, we are no longer presenting a PRB reporting segment. The former PRB reporting segment had adjusted EBITDA of $45.8 million for the period from July 26, 2016 to December 31, 2016.

CAPP Coal Operations. Adjusted EBITDA was $46.4 million for the period from July 26, 2016 to December 31, 2016, driven by coal margin per ton of $30.73 , coal sales realization per ton of $99.41 and cost of coal sales per ton of $68.68 .
NAPP Coal Operations. Adjusted EBITDA was $28.2 million for the period from July 26, 2016 to December 31, 2016, driven by coal margin per ton of $8.03 , coal sales realization per ton of $45.00 and cost of coal sales per ton of $36.97 .
Trading and Logistics Operations. Adjusted EBITDA was $39.3 million for the period from July 26, 2016 to December 31, 2016, driven by coal margin per ton of $26.84, coal sales realization per ton of $106.96 and cost of coal sales per ton of $80.12.
All Other category. Adjusted EBITDA was ($18.0) million for the period from July 26, 2016 to December 31, 2016, primarily driven by wages and benefits expense of $7.4 million, professional fees of $4.0 million, incentive pay of $3.2 million, and rent, utilities and property costs of $0.6 million

Period from January 1, 2016 to July 25, 2016 (Predecessor)
The following tables summarize certain financial information relating to our operating results that have been derived from our combined financial statements for the period from January 1, 2016 to July 25, 2016. Also included is certain information relating to the operating results as a percentage of total revenues.
Revenues

	Predecessor
(In thousands, except for per ton data)	Period from January 1, 2016 to July 25, 2016	% of Total Revenues
Revenues:
Coal revenues:
Steam	$197,135	48.0%
Met	147,557	35.9%
Freight and handling revenues	52,076	12.7%
Other revenues	14,343	3.4%
Total revenues	$411,111	100.0%

Tons sold:
Steam	4,424
Met	2,576
Total	7,000

Coal sales realization per ton:
Steam	$44.56
Met	$57.28
Average	$49.24

	Predecessor
(In thousands, except for per ton data)	Period from January 1, 2016 to July 25, 2016	% of Total Revenues
Coal revenues (1):
CAPP Operations	$131,640	32.0%
NAPP Operations	204,473	49.7%
Trading and Logistics Operations	8,579	2.1%
Total coal revenues	$344,692	83.8%

Tons sold:
CAPP Operations	2,189
NAPP Operations	4,654
Trading and Logistics Operations	157

Coal sales realization per ton (1):
CAPP Operations	$60.14
NAPP Operations	$43.93
Trading and Logistics Operations	$54.64
Average	$49.24
______________

(1)	Does not include any portion of the price paid by our export customers to transport coal to the relevant outbound shipping port.

Total revenues were $411.1 million for the period from January 1, 2016 to July 25, 2016 and consisted of coal revenues of $344.7 million, freight and handling revenues of $52.1 million and other revenues of $14.3 million. Our sales mix of met coal and steam coal based on volume was 36.8% and 63.2%, respectively, and our sales mix of met coal and steam coal based on coal revenues was 42.8% and 57.2%, respectively, for the period from January 1, 2016 to July 25, 2016. Average coal sales realization per ton was $49.24. CAPP, NAPP and Trading and Logistics Operations’ coal revenues comprised 32%, 50% and 2%, respectively, of total revenues for the period from January 1, 2016 to July 25, 2016.
Costs and Expenses

	Predecessor
(In thousands, except for per ton data)	Period from January 1, 2016 to July 25, 2016	% of Total Revenues
Cost of coal sales (exclusive of items shown separately below)	$324,732	79.0%
Freight and handling costs	52,076	12.7%
Depreciation, depletion and amortization	66,076	16.1%
Amortization of acquired intangibles, net	11,567	2.8%
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	29,568	7.2%
Asset impairment and restructuring	3,096	0.8%
Other expenses	2,184	0.5%
Total costs and expenses	489,299	119.0%
Other (expense) income:
Interest expense	(2)	—%
Interest income	19	—%

Equity loss in affiliates	(2,735)	(0.7)%
Miscellaneous expense, net	473	0.1%
Total other expense, net	(2,245)	(0.5)%
Reorganization items, net	(20,989)	(5.1)%
Income tax benefit	39,881	9.7%
Net loss from continuing operations	$(61,541)	(15.0)%

Cost of coal sales:
CAPP Operations	$135,126	32.9%
NAPP Operations	$181,911	44.2%
Trading and Logistics Operations	$7,695	1.9%

Tons sold:
CAPP Operations	2,189
NAPP Operations	4,654
Trading and Logistics Operations	157

Cost of coal sales per ton (1):
CAPP Operations	$61.73
NAPP Operations	$39.09
Trading and Logistics Operations	$49.01

Coal margin per ton (2):
CAPP Operations	$(1.59)
NAPP Operations	$4.84
Trading and Logistics Operations	$5.63
______________

(1)	Cost of coal sales per ton exclude costs associated with our All Other category.

(2)
Coal margin per ton for our reportable segments is calculated as coal sales realization per ton for our reportable segments less cost of coal sales per ton for our reportable segments. Coal margin per ton is not shown for our All Other category since it has no coal sales or coal production related to our continuing operations.

Cost of coal sales was $324.7 million , freight and handling costs were $52.1 million , other expenses were $2.2 million , depreciation, depletion and amortization was $66.1 million , amortization of acquired intangibles, net was $11.6 million and selling, general and administrative expenses were $29.6 million for the period from January 1, 2016 to July 25, 2016 .
Asset impairment and restructuring expenses of $3.1 million for the period from January 1, 2016 to July 25, 2016 consisted of $2.1 million of losses related to non-core property divestitures and $1.0 million related to severance expenses and other restructuring-related charges.
Reorganization items, net of $21.0 million for the period from January 1, 2016 to July 25, 2016 primarily consisted of realized gains and losses from the settlement of pre-petition liabilities, professional fees, and provisions for losses resulting from Old Alpha’s Restructuring.
Income tax benefit of $39.9 million was recorded for the period from January 1, 2016 to July 25, 2016 on a loss from continuing operations before income taxes of $101.4 million. The income tax rate differs from the federal statutory rate of 35% primarily due to the impact of the percentage depletion allowance and state income taxes, net of federal tax impact, partially offset by the impact of the non-deductible transaction costs.

Segment Adjusted EBITDA
Segment Adjusted EBITDA for our reportable segments is a non-GAAP financial measure. This non-GAAP financial measure is presented as a supplemental measure and is not intended to replace financial performance measures determined in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Segment Adjusted EBITDA is presented because ANR’s management believes it is a useful indicator of the financial performance of our coal operations. The following table presents a reconciliation of net (loss) income to Adjusted EBITDA for the period from January 1, 2016 to July 25, 2016:

	Predecessor
	Period from January 1, 2016 to July 25, 2016
	CAPP	NAPP	Trading and Logistics	All Other	Combined
Net (loss) income from continuing operations	$(26,407)	$(43,143)	$(1,452)	$9,461	$(61,541)
Interest expense	2	—	—	—	2
Interest income	(9)	(10)	—	—	(19)
Income tax benefit	—	—	—	(39,881)	(39,881)
Depreciation, depletion and amortization	15,389	49,852	3	832	66,076
Non-cash stock compensation expense	34	61	—	498	593
Reorganization items, net	8,196	12,528	248	17	20,989
Asset impairment and restructuring	1,667	1,408	21	—	3,096
Accretion expense	1,753	3,252	—	—	5,005
Amortization of acquired intangibles, net	—	11,567	—	—	11,567
Adjusted EBITDA (1) (2)	$625	$35,515	$(1,180)	$(29,073)	$5,887
______________

(1)	Our Adjusted EBITDA calculation has been modified to add back non-cash stock compensation expense and accretion expense, a non-cash expense, to align with industry peer group methodology.

(2)
Pursuant to the PRB divestiture and classification as a discontinued operation, we are no longer presenting a PRB reporting segment. The former PRB reporting segment had adjusted EBITDA of $36.9 million for the period from January 1, 2016 to July 25, 2016.

CAPP Coal Operations. Adjusted EBITDA was $0.6 million for the period from January 1, 2016 to July 25, 2016 , driven by coal margin per ton of $1.59 , coal sales realization per ton of $60.14 and cost of coal sales per ton of $61.73 .
NAPP Coal Operations. Adjusted EBITDA was $35.5 million for the period from January 1, 2016 to July 25, 2016 , driven by coal margin per ton of $4.84 , coal sales realization per ton of $43.93 and cost of coal sales per ton of $39.09 .
Trading and Logistics Operations. Adjusted EBITDA was ($1.2) million for the period from January 1, 2016 to July 25, 2016, driven by coal margin per ton of $5.63, coal sales realization per ton of $54.64 and cost of coal sales per ton of $49.01.
All Other category. Adjusted EBITDA was ($29.1) million for the period from January 1, 2016 to July 25, 2016, primarily driven by wages and benefits expense of $8.9 million, incentive pay of $8.1 million, professional fees of $5.8 million, and rent, utilities and property costs of $5.0 million.

Year Ended December 31, 2015 (Predecessor)
The following tables summarize certain financial information relating to our operating results for the year ended December 31, 2015.
Revenues

	Predecessor
(In thousands, except for per ton data)	Year Ended December 31, 2015	% of Total Revenues
Revenues:
Coal revenues:
Steam	$434,360	46.9%
Met	381,650	41.2%
Freight and handling revenues	97,237	10.5%
Other revenues	12,774	1.4%
Total revenues	$926,021	100.0%

Tons sold:
Steam	8,238
Met	5,501
Total	13,739

Coal sales realization per ton:
Steam	$52.73
Met	$69.38
Average	$59.39

	Predecessor
(In thousands, except for per ton data)	Year Ended December 31, 2015	% of Total Revenues
Coal revenues (1):
CAPP Operations	$298,810	32.3%
NAPP Operations	468,178	50.6%
Trading and Logistics Operations	49,022	5.3%
Total coal revenues	$816,010	88.2%

Tons sold:
CAPP Operations	4,099
NAPP Operations	8,953
Trading and Logistics Operations	687

Coal sales realization per ton (1):
CAPP Operations	$72.90
NAPP Operations	$52.29
Trading and Logistics Operations	$71.36
Average	$59.39
______________

(1)	Does not include any portion of the price paid by our export customers to transport coal to the relevant outbound shipping port.

Total revenues were $926.0 million for the twelve months ended December 31, 2015 and consisted of coal revenues of $816.0 million, freight and handling revenues of $97.2 million, and other revenues of $12.8 million. Our sales mix of met coal and steam coal based on volume was 40.0% and 60.0%, respectively, and our sales mix of met coal and steam coal based on coal revenues was 46.8% and 53.2%, respectively, for the twelve months ended December 31, 2015. Average coal sales realization per ton was $59.39. CAPP, NAPP and Trading and Logistics Operations’ coal revenues comprised 32%, 51%, and 5%, respectively, of total revenues for the year ended December 31, 2017.
Costs and Expenses

	Predecessor
(In thousands, except for per ton data)	Year Ended December 31, 2015	% of Total Revenues
Cost of coal sales (exclusive of items shown separately below)	$730,812	78.9%
Freight and handling costs	97,237	10.5%
Depreciation, depletion and amortization	149,197	16.1%
Amortization of acquired intangibles, net	2,223	0.2%
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	44,158	4.8%
Asset impairment and restructuring	297,425	32.1%
Other expenses	(99)	—%
Total costs and expenses	1,320,953	142.6%
Other (expense) income:
Interest expense	(28)	—%
Interest income	4	—%
Equity loss in affiliates	(7,712)	(0.8)%
Miscellaneous expense, net	(85)	—%

Total other expense, net	(7,821)	(0.8)%
Reorganization items, net	(10,085)	(1.1)%
Income tax benefit	155,052	16.7%
Net loss from continuing operations	$(257,786)	(27.8)%

Cost of coal sales:
CAPP Operations	$302,323	32.6%
NAPP Operations	$384,848	41.6%
Trading and Logistics Operations	$43,641	4.7%

Tons sold:
CAPP Operations	4,099
NAPP Operations	8,953
Trading and Logistics Operations	687

Cost of coal sales per ton (1):
CAPP Operations	$73.76
NAPP Operations	$42.99
Trading and Logistics Operations	$63.52

Coal margin per ton (2):
CAPP Operations	$(0.86)
NAPP Operations	$9.30
Trading and Logistics Operations	$7.84
_____________

(1)	Cost of coal sales per ton exclude costs associated with our All Other category.

(2)
Coal margin per ton for our reportable segments is calculated as coal sales realization per ton for our reportable segments less cost of coal sales per ton for our reportable segments. Coal margin per ton is not shown for our All Other category since it has no coal sales or coal production related to our continuing operations.

Cost of coal sales was $730.8 million , freight and handling costs were $97.2 million , other expenses were ($0.1) million , depreciation, depletion and amortization was $149.2 million for the twelve months ended December 31, 2015.
Amortization of acquired intangibles, net was $2.2 million and selling, general and administrative expenses were $44.2 million for the twelve months ended December 31, 2015.
Asset impairment and restructuring expenses were $297.4 million for the twelve months ended December 31, 2015 and consisted of impairment charges of $296.2 million and severance related expenses of $1.2 million and consisted primarily of severance and related benefits, professional fees for consulting, and reserves for other assets that may not be recoverable. See Critical Accounting Policies and Note 10 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for further information.
Reorganization items, net were ($10.1) million for the twelve months ended December 31, 2015 due to Old Alpha’s bankruptcy filing in August 2015. Refer to Note 22 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for disclosures related to reorganization items.
Income tax benefit of $155.1 million was recorded for the twelve months ended December 31, 2015 on a loss before income taxes of $412.8 million. The income tax rate differs from the federal statutory rate of 35% primarily due to the impact of the percentage depletion allowance and state income taxes, net of federal tax impact.

Segment Adjusted EBITDA
Segment Adjusted EBITDA for our reportable segments is a non-GAAP financial measure. This non-GAAP financial measure is presented as a supplemental measure and is not intended to replace financial performance measures determined in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Segment Adjusted EBITDA is presented because management believes it is a useful indicator of the financial performance of our coal operations. The following table presents a reconciliation of net (loss) income to Adjusted EBITDA for the year ended December 31, 2015:

	Predecessor
	Year Ended December 31, 2015
	CAPP	NAPP	Trading and Logistics	All Other	Combined
Net (loss) income from continuing operations	$(118,543)	$(249,090)	$795	$109,052	$(257,786)
Interest expense	28	—	—	—	28
Interest income	(3)	(1)	—	—	(4)
Income tax benefit	—	—	—	(155,052)	(155,052)
Depreciation, depletion and amortization	42,869	104,479	13	1,836	149,197
Non-cash stock compensation expense	305	483	46	1,360	2,194
Reorganization items, net	3,438	6,306	336	5	10,085
Impairments	72,012	224,139	3	—	296,154
Restructuring	1,573	(420)	118	—	1,271
Accretion expense	3,005	2,691	—	—	5,696
Mark-to-market adjustment for other derivatives	(2,635)	(446)	—	—	(3,081)
Amortization of acquired intangibles, net	350	1,873	—	—	2,223
Adjusted EBITDA (1) (2)	$2,399	$90,014	$1,311	$(42,799)	$50,925
______________

(1)	Our Adjusted EBITDA calculation has been modified to add back non-cash stock compensation expense and accretion expense, a non-cash expense, to align with industry peer group methodology.

(2)
Pursuant to the PRB divestiture and classification as a discontinued operation, we are no longer presenting a PRB reporting segment. The former PRB reporting segment had adjusted EBITDA of $67.7 million for the year ended December 31, 2015.

CAPP Coal Operations. Adjusted EBITDA was $2.4 million for the twelve months ended December 31, 2015, driven by negative coal margin per ton of $0.86 , coal sales realization per ton of $72.90 and cost of coal sales per ton of $73.76 .
NAPP Coal Operations. Adjusted EBITDA was $90.0 million for the twelve months ended December 31, 2015, driven by coal margin per ton of $9.30 , coal sales realization per ton of $52.29 and cost of coal sales per ton of $42.99 .
Trading and Logistics Operations. Adjusted EBITDA was $1.3 million for the twelve months ended December 31, 2015, driven by coal margin per ton of $7.84 , coal sales realization per ton of $71.36 and cost of coal sales per ton of $63.52 .
All Other category. Adjusted EBITDA was ($42.8) million for the twelve months ended December 31, 2015.
Liquidity and Capital Resources
Our primary liquidity and capital resource requirements stem from the cost of our coal production and purchases, our capital expenditures, our debt service, our reclamation obligations, our regulatory costs and settlements and associated costs. Our primary sources of liquidity are derived from sales of coal, our debt financing and miscellaneous revenues.

We believe that cash on hand and cash generated from our operations will be sufficient to meet our working capital requirements, anticipated capital expenditures, debt service requirements, acquisition-related obligations, and reclamation obligations for the next 12 months. We have relied on a number of assumptions in budgeting for our future activities. These include the costs for mine development to sustain capacity of our operating mines, our cash flows from operations, effects of regulation and taxes by governmental agencies, mining technology improvements and reclamation costs. These assumptions are inherently subject to significant business, political, economic, regulatory, environmental and competitive uncertainties, contingencies and risks, all of which are difficult to predict and many of which are beyond our control. We may raise additional funds more quickly, including in the near term, if market conditions deteriorate; or one or more of our assumptions proves to be incorrect or if we choose to expand our acquisition, exploration, appraisal, or development efforts or any other activity more rapidly than we presently anticipate. We may decide to raise additional funds before we need them if the conditions for raising capital are favorable. We may seek to sell equity or debt securities or obtain additional bank credit facilities. The sale of equity securities could result in dilution to our stockholders. The incurrence of additional indebtedness could result in increased fixed obligations and additional covenants that could restrict our operations.
At June 30, 2018, we had total liquidity of $314.4 million, including cash and cash equivalents of $199.3 million and $115.1 million of unused commitments available under the Asset-Based Revolving Credit Facility, subject to limitations described therein.
To secure our obligations under certain workers’ compensation and reclamation-related bonds, we are required to provide cash collateral. At June 30, 2018, we had cash collateral in the amounts of $46.9 million and $15.2 million classified as short-term and long-term restricted cash and short-term and long-term deposits, respectively, on our balance sheet. Once the permits associated with the PRB transaction have been transferred, we estimate approximately $12.6 million, comprised of short-term restricted cash and short-term deposits, will be returned to operating cash. If the permit transfer process is not completed as expected, it could have material, adverse effects on us.
During the fourth quarter of 2017, we entered into an asset purchase agreement to sell a disposal group (comprised of property, plant and equipment and associated asset retirement obligations) at a preparation plant within our CAPP segment. From the date we entered into the asset purchase agreement through the transaction close date, the property, plant and equipment and associated asset retirement obligations were classified as held for sale in amounts representing the fair value of the disposal group. Upon permit transfer, the transaction closed on April 2, 2018. We paid $10.0 million in connection with the transaction, which was paid into escrow on March 27, 2018 and transferred to the buyer at the transaction close date, and expect to pay a series of additional cash payments in the aggregate amount of $1.5 million, per the terms stated in the agreement, and recorded a gain on sale of approximately $16.4 million within gain on disposal of assets within the Condensed Consolidated Statements of Operations.

Cash Flows
Cash, cash equivalents, and restricted cash increased by $52.2 million and $129.5 million over the six months ended June 30, 2018 and 2017, respectively. Cash and cash equivalents increased by $14.0 million, increased by $127.9 million, decreased by ($0.2) million, and increased by $0.2 million over the year ended December 31, 2017, the period from July 26, 2016 to December 31, 2016, the period from January 1, 2016 to July 25, 2016, and the year ended December 31, 2015, respectively. The net change in cash, cash equivalents, and restricted cash was attributable to the following:

	Successor				Predecessor
	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Cash flows (in thousands):
Net cash provided by operating activities	$115,606	$186,214	$305,565	$70,918	$60,690	$150,862
Net cash (used in) provided by investing activities	(50,106)	(50,027)	(121,307)	15,552	(25,029)	(97,034)
Net cash (used in) provided by financing activities	(13,288)	(6,660)	(170,282)	41,478	(35,822)	(53,585)
Net increase (decrease) in cash, cash equivalents, and restricted cash(1)	$52,212	$129,527	$13,976	$127,948	$(161)	$243
_____________

(1)
Represents the net increase (decrease) in cash and cash equivalents for the year ended December 31, 2017, the period from July 26, 2016 to December 31, 2016, the period from January 1, 2016 to July 25, 2016, and the year ended December 31, 2015. The historical information for the six months ended June 30, 2017 has been updated to align with the consolidated financial statements, which now reflect the retrospective adoption of ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash .

Operating Activities
Net cash flows from operating activities consist of net income (loss) adjusted for non-cash items, such as depreciation, depletion and amortization, amortization of acquired intangibles, net, accretion of acquisition-related obligations discount, mark-to-market adjustments for warrants derivative liability and acquisition related obligations, equity loss in affiliates, accretion of asset retirement obligations, employee benefit plans, deferred income taxes, non-cash loss on extinguishment of debt, non-cash loss on disposals, asset impairment and restructuring charges, and changes in net working capital.
Net cash provided by operating activities for the six months ended June 30, 2018 was $115.6 million and was primarily attributable to net income of $130.7 million adjusted for depreciation, depletion and amortization of $22.8 million, amortization of acquired intangibles, net of $11.3 million, accretion of asset retirement obligations of $4.1 million, and stock-based compensation of $7.1 million, partially offset by a $16.5 million gain on disposal of assets. The change in our operating assets and liabilities of $54.7 million was primarily attributed to increases in trade accounts receivable and inventories, net, and decreases in trade accounts payable and other non-current liabilities.
Net cash provided by operating activities for the six months ended June 30, 2017 was $186.2 million and was primarily attributed to net income of $47.7 million adjusted for depreciation, depletion and amortization of $34.3 million, amortization of acquired intangibles, net of $34.2 million, accretion of asset retirement obligations of $11.0 million, a loss on extinguishment of debt of $38.7 million, partially offset by a $9.2 million gain on settlement of acquisition-related obligations. The change in our operating assets and liabilities of $8.9 million was primarily attributed to increases in trade accounts payable.
Net cash provided by operating activities for the year ended December 31, 2017 was $305.6 million and was primarily attributable to net income of $154.5 million adjusted for depreciation, depletion and amortization of $65.0 million , amortization of acquired intangibles, net of $59.0 million , accretion of asset retirement obligations of $21.3 million , a loss on early extinguishment of debt of $ 38.7 million , stock-based compensation of $20.4 million , and a loss on the sale of PRB of $36.1 million , partially offset by a $38.9 million gain on settlement of acquisition-related obligations and deferred income taxes of $78.7 million . The change in our operating assets and liabilities of $1.1 million was primarily attributed to increases in trade accounts payable of $ 6.1 million , decreases in trade accounts receivable of $34.8 million , decreases in other non-current assets of $24.5 million , and decreases in deposits of $38.4 million , partially offset by increases in prepaid expenses and other current assets of $40.4 million , decreases in acquisition-related obligations of $22.8 million , and decreases in other non-current liabilities of $16.5 million .
Net cash provided by operating activities for the period from July 26, 2016 to December 31, 2016 was $70.9 million and was primarily attributed to net loss of $10.9 million adjusted for depreciation, depletion and amortization of $44.0 million, amortization of acquired intangibles, net of $61.3 million, and mark-to-market adjustment for warrants derivative liability of $34.0 million. The change in our operating assets and liabilities of $62.1 million was primarily attributed to increases in trade accounts receivable of $114.2 million, increases in inventories, net of $32.0 million, increases in long-term deposits of $55.4 million, and decreases in acquisition-related obligations of $9.3 million, partially offset by increases in trade accounts payable of $59.2 million and increases in accrued expenses and other current liabilities of $51.1 million.
Net cash provided by operating activities for the period from January 1, 2016 to July 25, 2016 was $60.7 million and was primarily attributed to net loss of $67.2 million adjusted for depreciation, depletion and amortization of $85.4 million, amortization of acquired intangibles, net of $11.6 million, non-cash employee benefit plan expense of $11.9 million, accretion of asset retirement obligations of $12.4 million and deferred income taxes of $34.9 million. The change in our operating assets and liabilities of $30.3 million was primarily attributed to decreases in trade accounts receivable of $42.8 million and decreases in inventories, net of $16.7 million partially offset by increases in long-term restricted cash of $16.3 million.
Net cash provided by operating activities for the year ended December 31, 2015 was $150.9 million and was primarily attributed to net loss of $417.6 million adjusted for depreciation, depletion and amortization of $202.1 million, accretion of asset retirement obligations of $17.9 million, non-cash loss on disposal of property, plant, and equipment of $17.4 million, deferred income taxes of $250.7 million and asset impairment and restructuring of $558.7 million. The decrease in our operating assets and liabilities of $13.3 million was primarily attributed to decreases in trade accounts receivable of $41.4 million, offset by decreases in accrued expenses and other current liabilities of $31.8 million and decreases in other non-current liabilities of $16.3 million.
Investing Activities
Net cash used in investing activities for the six months ended June 30, 2018 was $50.1 million, driven by capital expenditures of $38.3 million and net payments on disposition of assets of $10.3 million.
Net cash used in investing activities for the six months ended June 30, 2017 was $50.0 million, driven by the purchase of additional ownership interest in equity affiliate of $13.3 million and capital expenditures of $35.5 million.
Net cash used in investing activities for the year ended December 31, 2017 was $121.3 million, driven by the purchase of additional ownership interest in equity affiliate of $13.3 million, capital expenditures of $83.1 million, capital contributions to equity affiliates of $5.7 million, and cash paid on sale of PRB of $21.4 million, partially offset by proceeds from sale of property, plant and equipment of $2.6 million.
Net cash provided by investing activities for the period from July 26, 2016 to December 31, 2016 was $15.6 million . The cash provided by investing activities for the period from July 26, 2016 to December 31, 2016 primarily included cash acquired in the Acquisition of $51.0 million offset by capital expenditures of $34.5 million, and capital contributions to equity affiliates of $2.7 million.
Net cash used in investing activities for the period from January 1, 2016 to July 25, 2016 was $25.0 million, driven by capital expenditures of $23.4 million and capital contributions to equity affiliates of $2.1 million, partially offset by proceeds from the sale of property, plant and equipment.
Net cash used in investing activities for the year ended December 31, 2015 was $97.0 million, primarily driven by capital expenditures of $59.5 million and acquisition of mineral rights under federal lease of $42.1 million, partially offset by proceeds from the sale of property, plant and equipment of $10.5 million.

Financing Activities
Net cash used in financing activities for the six months ended June 30, 2018 was $13.3 million, primarily attributable to principal repayments of debt of $5.3 million, common stock repurchases and related expenses of $4.8 million, and principal repayments of notes payable of $2.9 million.
Net cash used in financing activities for the six months ended June 30, 2017 was $6.7 million, primarily attributable to principal repayments of debt of $357.5 million, debt extinguishment costs of $25.0 million, debt issuance costs of $14.4 million, and $4.5 million of debt amendment costs, partially offset by borrowings on debt of $396.0 million.
Net cash used in financing activities for the year ended December 31, 2017 was $170.3 million, primarily attributable to principal repayments of debt of $369.5 million, dividend payments of $100.7 million, debt extinguishment costs of $25.0 million, debt issuance costs of $14.4 million, and common stock repurchases and related expenses of $49.9 million. These amounts were partially offset by proceeds from borrowings on debt of $396.0 million.
Net cash provided by financing activities for the period from July 26, 2016 to December 31, 2016 was $41.5 million. The cash provided by financing activities for the period from July 26, 2016 to December 31, 2016 primarily included $42.5 million of proceeds from borrowings on debt.
Net cash used in financing activities for the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015 was $35.8 million and $53.6 million, respectively, and was primarily attributable to transfers to Old Alpha.
The major components of cash flows related to our discontinued operations are as follows:

	Successor				Predecessor
	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Depreciation, depletion and amortization	$—	$16,489	$30,090	$38,005	$19,303	$52,918
Capital expenditures	$—	$5,052	$(10,420)	$(11,123)	$(8,071)	$(14,839)
Acquisition of mineral rights under federal lease	$—	$—	$—	$—	$—	$(42,130)
Other significant operating non-cash items related to discontinued operations:
Mark-to-market adjustments for derivatives	$—	$—	$—	$—	$—	$4,683
Accretion of asset retirement obligations	$—	$6,044	$11,341	$6,019	$7,400	$12,202
Asset impairment and restructuring	$—	$—	$—	$—	$659	$261,274
Long-Term Debt
See Note 9 to Contura’s unaudited condensed consolidated financial statements and Note 13 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for disclosures on long-term debt.
Subject to market conditions, we expect to refinance our existing indebtedness, and accordingly, the combined company expects to incur indebtedness of up to approximately $600.0 million to refinance our existing indebtedness and to pay related fees and expenses. This new debt facility is expected to be in place upon the closing of the mergers and the terms, conditions and financial and other covenants to which the combined company may agree to are to be determined.

Analysis of Material Debt Covenants
We were in compliance with all covenants under the Term Loan Credit Facility, as amended, and the Asset-Based Revolving Credit Agreement, as amended, as of June 30, 2018. A breach of the covenants in the Term Loan Credit Facility, as amended, and the Asset-Based Revolving Credit Agreement, as amended, could result in a default under the terms of the agreement and the respective lenders could elect to declare all amounts borrowed due and payable.
Pursuant to the Asset-Based Revolving Credit Agreement, as amended, during any Liquidity Period (capitalized terms as defined in the Asset-Based Revolving Credit Agreement, as amended), our Fixed Charge Coverage Ratio cannot be less than 1.00 to 1.00 as of the last day of any Test Period, commencing with the Test Period ended immediately preceding the commencement of such Liquidity Period. The Fixed Charge Coverage Ratio is calculated as (a) Consolidated EBITDA of the Company and its Restricted Subsidiaries for such period, minus non-financed Capital Expenditures (including Capital Expenditures financed with the proceeds of any Loans) paid or payable currently in cash by the Company or any of its Subsidiaries for such period to (b) the Fixed Charges of the Company and its Restricted Subsidiaries during such period. As of June 30, 2018, we were not in a Liquidity Period.
In the event that there shall be Excess Cash Flow for any fiscal year, pursuant to the Term Loan Credit Facility, as amended, we will, no later than 130 days after the end of such fiscal year, prepay the Term Loan Credit Facility, as amended, based on the Total Leverage Ratio as follows:

Total Leverage Ratio (1)	Prepayment Amount (2)
Equal to or greater than 2.50	75% of Excess Cash Flow
Less than 2.50 and greater than or equal to 1.25	50% of Excess Cash Flow
Less than 1.25	25% of Excess Cash Flow
______________

(1)
Total Leverage Ratio is calculated as the ratio of (i) Consolidated Net Total Debt on such date to (ii) Consolidated EBITDA (capitalized terms as defined in the Term Loan Credit Facility, as amended) for the period of the four consecutive fiscal quarters ending as of the date of the financial statements most recently delivered.

(2)	% of Excess Cash Flow is reduced by voluntary repayments of the Term Loan Credit Facility, as amended, as defined within the Term Loan Credit Facility, as amended.

Excess Cash Flow is calculated in accordance with our Term Loan Credit Facility Credit Agreement, as amended, and is equal to (i) the sum, without duplication, of Consolidated Net Income, the amount of all non-cash charges, the amount of the decrease, if any, in Consolidated Working Capital and the amount of non-cash losses on the disposition of property to the extent deducted in arriving at Consolidated Net Income minus (ii) the sum, without duplication, of the amount of all non-cash credits included in arriving at Consolidated Net Income, certain capital expenditures, certain amounts of regularly schedule principal payments of Indebtedness made in cash, the amount of the increase, if any, in Consolidated Working Capital and the aggregate amount of non-cash gains on the disposition of property to the extent included in arriving at Consolidated Net Income.
Consolidated Net Income is calculated in accordance with our Term Loan Credit Facility, as amended, and is equal to the net income determined in accordance with GAAP, excluding, without duplication, noncash compensation expenses related to common stock and other equity securities issued to employees, extraordinary and non-recurring gains and loss, income or losses from discontinued operations, any non-cash impairment charges or asset write-offs resulting from the application of certain ASC standards, net unrealized gains or losses resulting from non-cash foreign currency remeasurement gains or losses, net unrealized gains or losses results in such period from certain derivatives, non-cash charges including non-cash charges due to cumulative effects of changes in accounting principles, any net income or loss of any person that is not a restricted subsidiary or that is accounted for by equity method accounting except to the extent the dividends or similar distributions are paid in cash to the specified person or restricted subsidiary, the net income (but not loss) of any restricted subsidiary to the extent that the declaration or payment of dividends or similar distributions by that restricted subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that restricted subsidiary or its stockholders (other than any restriction that has been waived or released), plus, without duplication, any cash dividends and/or distributions actually received by the Company or restricted subsidiary from any restricted subsidiary and/or Joint venture to the extent not already included therein.
Additionally, under the Term Loan Credit Facility, as amended, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to certain financial ratios, including Consolidated EBITDA as defined per the Term Loan Credit Facility. Consolidated EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items, non-recurring items, and other adjustments permitted in calculating covenant compliance under the Term Loan Credit Facility. EBITDA, a measure used by management to evaluate our ongoing operations for internal planning and forecasting purposes, is defined as net income (loss) from operations plus interest expense, income tax expense, amortization of acquired intangibles, net and depreciation, depletion and amortization, less interest income and income tax benefit. EBITDA is not a financial measure recognized under United States generally accepted accounting principles and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. The amounts shown for EBITDA as presented may differ from amounts calculated and may not be comparable to other similarly titled measures used by other companies.
Consolidated EBITDA is calculated in accordance with our Term Loan Credit Facility, as amended, and is equal to Consolidated Net Income plus, without duplication (i) consolidated interest expense; (ii) to the extent deducted in computing such Consolidated Net Income, the sum of all income, franchise or similar taxes; (iii) depreciation, depletion, amortization (including, without limitation, amortization of intangibles, deferred financing fees and any amortization included in pension or other employee benefit expenses) and all other non-cash items reducing Consolidated Net Income (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of acquisition accounting) but excluding, in each case, non-cash charges in a period which reflect cash expenses paid or to be paid in another period); (iv) non-recurring restructuring costs, expenses and charges, including, without limitation, all business optimization costs and expenses, facility opening, pre-opening and closing and consolidation costs and expenses, advisory and professional fees and stay and retention bonuses; provided that the amount of non-recurring restructuring costs, expenses and charges permitted to be added back pursuant to this clause (iv) for a four-quarter period shall not exceed 20% of Consolidated EBITDA for such period (calculated before giving effect to such add-back); (v) any expenses, costs or charges related to any equity offering, Investment permitted, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the indenture (whether or not successful); (vi) all non-recurring or unusual losses, charges and expenses (and less all non-recurring or unusual gains); (vii) all non-cash charges and expenses; (viii) any debt extinguishment costs; (ix) any amount of asset retirement obligations expenses; (x) all Transaction Costs incurred in connection with the Transactions contemplated hereby; (xi) transaction costs, fees and expenses incurred during such period in connection with any acquisition or disposition not prohibited hereunder or any issuance of debt or equity securities by the Borrower or any of its Restricted Subsidiaries, in each case, for such expenses; and (xii) commissions, premiums, discounts, fees or other charges relating to performance bonds, bid bonds, appeal bonds, surety bonds, reclamation and completion guarantees and other similar obligations; provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.
The calculation of Consolidated EBITDA is based on our results of operations in accordance with the Term Loan Credit Facility, as amended, and therefore, is different from Adjusted EBITDA presented elsewhere in this report. The calculation of Consolidated EBITDA for purposes of the Excess Cash Flow calculation is performed at the end of each fiscal year (commencing with the fiscal year ending December 31, 2017 for the portion of such fiscal year occurring after the Closing Date). For the fiscal year ending December 31, 2017, we had Excess Cash Flow as calculated per terms of the Term Loan Credit Facility, as amended, and we prepaid $3.3 million of our Term Loan Credit Facility outstanding principal balance on May 9, 2018.
Acquisition-Related Obligations
See Note 10 to Contura’s unaudited condensed consolidated financial statements and Note 14 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for additional details and disclosures on acquisition-related obligations.

Off-Balance Sheet Arrangements
In the normal course of business, we are a party to certain off-balance sheet arrangements. These arrangements include guarantees, operating leases, indemnifications and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. Obligations related to these arrangements are not reflected in our Balance Sheet. However, the underlying liabilities that they secure, such as asset retirement obligations, workers’ compensation liabilities, and royalty obligations, are reflected in our Balance Sheet.
We are required to provide financial assurance in order to perform the post-mining reclamation required by our mining permits, pay our federal production royalties, pay workers’ compensation claims under workers’ compensation laws in various states, pay federal black lung benefits, and perform certain other obligations. In order to provide the required financial assurance, we generally use surety bonds for post-mining reclamation and workers’ compensation obligations. We can also use bank letters of credit to collateralize certain obligations.
As of June 30, 2018, we had outstanding surety bonds with a total face amount of $391.8 million to secure various obligations and commitments, including $237.2 million related to the PRB. To secure our obligations under these bonds, we had cash collateral in the amounts of $46.9 million and $15.2 million classified as short-term and long-term restricted cash and short-term and long-term deposits, respectively, on our balance sheet as of June 30, 2018. Once the permits associated with the PRB Transaction have been transferred, the Company estimates approximately $12.6 million comprised of short-term restricted cash and short-term deposits will be returned to operating cash.
As of June 30, 2018, we had real property collateralizing $26.7 million of reclamation bonds.
We meet frequently with our surety providers and have discussions with certain providers regarding the extent of and the terms of their participation in the program. These discussions may cause us to shift surety bonds between providers or to alter the terms of their participation in our program. To the extent that surety bonds become unavailable or our surety bond providers require additional collateral, we would seek to secure our obligations with letters of credit, cash deposits or other suitable forms of collateral. Our failure to maintain, or inability to acquire, surety bonds or to provide a suitable alternative would have a material adverse effect on our liquidity. These failures could result from a variety of factors including lack of availability, higher cost or unfavorable market terms of new surety bonds, and the exercise by third-party surety bond issuers of their right to refuse to renew the surety.
Other
As a regular part of our business, we review opportunities for, and engage in discussions and negotiations concerning, the acquisition or disposition of coal mining and related infrastructure assets and interests in coal mining companies, and acquisitions or dispositions of, or combinations or other strategic transactions involving companies with coal mining or other energy assets. When we believe that these opportunities are consistent with our strategic plans and our acquisition or disposition criteria, we will make bids or proposals and/or enter into letters of intent and other similar agreements. These bids or proposals, which may be binding or non-binding, are customarily subject to a variety of conditions and usually permit us to terminate the discussions and any related agreement if, among other things, we are not satisfied with the results of due diligence. Any acquisition opportunities we pursue could materially affect our liquidity and capital resources and may require us to incur indebtedness, seek equity capital or both. There can be no assurance that additional financing will be available on terms acceptable to us, or at all.

Contractual Obligations
The following is a summary of our significant contractual obligations as of June 30, 2018 (in thousands):

	Remainder of 2018	2019	2020	2021	2022	After 2022	Total
Long-term debt (1)	$2,000	$4,000	$4,000	$4,000	$4,000	$363,677	$381,677
Other debt (2)	622	1,389	119	113	30	—	2,273
Acquisition-related obligations (3)	11,000	14,500	15,000	2,000	—	—	42,500
Equipment purchase commitments	22,608	3,891	—	—	—	—	26,499
Transportation commitments	1,494	3,072	3,102	—	—	—	7,668
Operating leases	455	796	749	738	182	326	3,246
Minimum royalties	446	1,121	1,044	1,044	697	909	5,261
Coal purchase commitments (4)	437,257	86,713	1,568	—	—	—	525,538
Total	$475,882	$115,482	$25,582	$7,895	$4,909	$364,912	$994,662
______________

(1)
Long-term debt includes principal amounts due in the years shown. Cash interest payable on this obligation, with an interest rate of 7.10%, would be approximately $13,800 in the remainder of 2018, $27,200 in 2019, $27,000 in 2020, $26,600 in 2021, $26.4 million in 2022, and $31,500 after 2022.

(2)
Includes capital lease obligation principal amounts of $0.2 million in the remainder of 2018, $200 in 2019, $100 in 2020, $100 in 2021, and $30 in 2022. Cash interest payable on these obligations with interest rates ranging between 5.20% and 9.50%, would be approximately $24 in the remainder of 2018, $27 in 2019, $12 in 2020, and $5 in 2021. Other debt includes principal amounts of $500 in 2018 and $1,200 in 2019.

(3)
Certain guarantees are excluded from the table above, for which the timing of payments are not estimable. See Note 10 to Contura’s unaudited condensed consolidated financial statements and Note 14 to the Contura audited financial statements included elsewhere in this joint proxy statement for further disclosures related to these guarantees.

(4)
Includes an estimated $47,900 in the remainder of 2018 and $70,700 in 2019 related to contractually committed variable priced tons from vendors with historical performance resulting in less than 20% of the committed tonnage being delivered.

Additionally, we have long-term liabilities relating to asset retirement obligations, black lung benefits, life insurance benefits, and workers’ compensation benefits. The table below reflects the estimated undiscounted cash flows for these obligations:

(in thousands)	Remainder of 2018	2019	2020	2021	2022	After 2022	Total
Asset retirement obligation	$6,807	$5,899	$12,893	$11,476	$10,726	$209,919	$257,720
Black lung benefit obligation	72	20	20	20	102	47,750	47,984
Life insurance benefit obligation	417	750	698	685	676	17,506	20,732
Workers’ compensation benefit obligation	2,423	3,801	2,582	2,010	1,615	10,389	22,820
Total	$9,719	$10,470	$16,193	$14,191	$13,119	$285,564	$349,256
We expect to spend between $72 million and $82 million on capital expenditures during 2018.
Critical Accounting Policies and Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other factors and assumptions, including the current economic environment that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis and adjust such estimates and assumptions as facts and circumstances require. Foreign currency and energy markets, and fluctuations in demand for steel products have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results may differ significantly from these estimates. Changes in these estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.
Business Combinations. We account for our business combinations under the acquisition method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net tangible and intangible assets based on their respective estimated fair values. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment, the utilization of independent valuation experts and often involves the use of significant estimates and assumptions with respect to the timing and amounts of future cash inflows and outflows, discount rates, market prices and asset lives, among other items.
Reclamation. Our asset retirement obligations arise from the federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes, which require that mine property be restored in accordance with specified standards and an approved reclamation plan. Significant reclamation activities include reclaiming refuse and slurry ponds, reclaiming the pit and support acreage at surface mines, sealing portals at deep mines and the treatment of water. We determine the future cash flows necessary to satisfy our reclamation obligations on a permit-by-permit basis based upon current permit requirements and various estimates and assumptions, including estimates of disturbed acreage, cost estimates, and assumptions regarding productivity. We are also faced with increasingly stringent environmental regulation, much of which is beyond our control, which could increase our costs and materially increase our asset retirement obligations. Estimates of disturbed acreage are determined based on approved mining plans and related engineering data. Cost estimates are based upon third-party costs. Productivity assumptions are based on historical experience with the equipment that is expected to be utilized in the reclamation activities. Our asset retirement obligations are initially recorded at fair value. In order to determine fair value, we use assumptions including a discount rate and third-party margin. Each is discussed further below:

•
Discount Rate. Asset retirement obligations are initially recorded at fair value. We utilize discounted cash flow techniques to estimate the fair value of our obligations. We base our discount rate on the rates of treasury bonds with maturities similar to expected mine lives and adjust for our credit standing as necessary after considering funding and assurance provisions. Changes in our credit standing could have a material impact on our asset retirement obligations.

•
Third-Party Margin. The measurement of an obligation at fair value is based upon the amount a third-party would demand to perform the obligation. Because we plan to perform a significant amount of the reclamation activities with internal resources, a third-party margin was added to the estimated costs of these activities. This margin was estimated based upon our historical experience with contractors performing similar types of reclamation activities. The inclusion of this margin will result in a recorded obligation that is greater than our estimates of our cost to perform the reclamation activities. If our cost estimates are accurate, the excess of the recorded obligation over the cost incurred to perform the work will be recorded as a gain at the time that reclamation work is completed.

On at least an annual basis, we review our reclamation liabilities and make necessary adjustments for permit changes as granted by state authorities, additional costs resulting from accelerated mine closures, and revisions to cost estimates and productivity assumptions, to reflect current experience and updated plans. At June 30, 2018, we had recorded asset retirement obligation liabilities of $60.9 million, including amounts reported as current, and $1.3 million asset retirement obligations liabilities classified as held for sale. While the precise amount of these future costs cannot be determined with certainty, as of June 30, 2018, we estimate that the aggregate undiscounted cost of final mine closures is approximately $257.7 million.
Income Taxes. We recognize deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating our ability to recover our deferred tax assets within the jurisdiction in which they arise, we consider all available positive and negative evidence, including the expected reversals of deferred tax liabilities, projected future taxable income, taxable income available via carryback to prior years, tax planning strategies, and results of recent operations. We assess the realizability of our deferred tax assets, including scheduling the reversal of our deferred tax assets and liabilities, to determine the amount of valuation allowance needed. Scheduling the reversal of deferred tax asset and liability balances requires judgment and estimation. We believe the deferred tax liabilities relied upon as future taxable income in our assessment will reverse in the same period and jurisdiction and are of the same character as the temporary differences giving rise to the deferred tax assets that will be realized. Due to our formation through the acquisition of the core coal assets of Old Alpha as part of the Old Alpha Restructuring, a lack of history of operating results, and ownership change limitations applicable to net operating loss and other carryforwards, a full valuation allowance is currently recorded against the net deferred tax assets, excluding the alternative minimum tax credit carryforwards (“AMT Credits”), of ours.
Asset Impairment. U.S. GAAP requires that a long-lived asset group that is held and used should be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset group might not be recoverable. Testing long-lived assets for impairment after indicators of impairment have been identified is a two-step process. Step one compares the net undiscounted cash flows of an asset group to its carrying value. If the carrying value of an asset group exceeds the net undiscounted cash flows of that asset group, step two is performed whereby the fair value of the asset group is estimated and compared to its carrying amount. The amount of impairment, if any, is equal to the excess of the carrying value of an asset group over its estimated fair value. The amount of impairment, if any, is allocated to the long-lived assets on a pro-rata basis, except that the carrying value of the individual long-lived assets are not reduced below their estimated fair value. Long-lived assets located in a close geographic area are grouped together for purposes of impairment testing when, after considering revenue and cost interdependencies, circumstances indicate the assets are used together to produce future cash flows. Our asset groups generally consist of the assets and applicable liabilities of one or more mines and preparation plants and associated coal reserves for which cash flows are largely independent of cash flows of other mines, preparation plants and associated reserves.
Acquisition-Related Obligations. We entered into various settlement agreements with Old Alpha and/or the Alpha bankruptcy successor ANR and third parties as part of the Alpha Restructuring. We assumed acquisition-related obligations through those settlement agreements which became effective on July 26, 2016, the effective date of Alpha’s Plan of Reorganization. These acquisition-related obligations include financial instruments which were fair valued on a recurring basis until their settlement in the fourth quarter of 2017. Observable transactions were not available to aid in determining the fair value. Therefore, the fair value was derived by using the expected present value approach in which estimated cash flows were discounted using a risk-free interest rate adjusted for market risk. See Note 10 and Note 12 to Contura’s unaudited condensed consolidated financial statements and Note 14 and Note 17 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for disclosures related to acquisition-related obligations.
New Accounting Pronouncements. See Note 1 to Contura’s unaudited condensed consolidated financial statements and Note 2 to the Contura audited financial statements included elsewhere in this joint proxy statement and prospectus for disclosures related to new accounting policies adopted.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOLDINGS
The following discussion and analysis of Holdings’ financial condition and results of operations should be read in conjunction with Holdings’ Financial Statements and the accompanying notes included elsewhere in this joint proxy statement and prospectus.
Formation and Overview
On June 13, 2016, Holdings was incorporated pursuant to the restructuring transactions described in the Plan of Reorganization. Holdings holds 4,223,400 shares of ANR’s Class C-2 common stock, which it accounts for using the equity method. The initial carrying value assigned to such investment was $0.2 million, as discussed below. Holdings does not own any assets other than such shares of Class C-2 common stock, does not have, and has never had since its incorporation, any employees, has not engaged in any activities or business or generated any revenues, and has not incurred any material liabilities or obligations (other than a related party payable discussed below), in each case, other than those incident to its ownership of Class C-2 common stock.
For additional information regarding Holdings’ investment in ANR, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ANR”, which discusses the financial condition and results of operations of ANR.
Results of Operations
The following summarizes certain financial information relating to Holdings’ operating results that have been derived from Holdings’ financial statements for the relevant periods.
Six Months Ended June 30, 2018 and the Six Months Ended June 30, 2017
Holdings reported a net loss of $0.5 million for the six months ended June 30, 2018, compared to no net income (loss) for the six months ended June 30, 2017. Holding’s net loss during the six months ended June 30, 2018 is attributable to $0.5 million of general and administrative expenses, consisting of advisory and professional fees incurred by Holdings and paid by ANR in connection with the proposed mergers, resulting in a corresponding related party payable. The carrying value of Holdings equity investment in ANR remained $0 at June 30, 2017 and June 30, 2018.
Year Ended December 31, 2017 and the Period from July 26, 2016 through December 31, 2016
Holdings reported no net income for the year ended December 31, 2017, compared to a net loss of $0.2 million for the five month period from July 26, 2016 through December 31, 2016 due to a reduction in the carrying value of Holdings’ investment in ANR, from $0.2 million to $0. The carrying value of such investment remained $0 through December 31, 2017.
Liquidity and Capital Resources
As of June 30, 2018, Holdings did not have any (i) assets (other than the 4,223,400 shares of ANR’s Class C-2 common stock) or material liabilities (other than a related party payable of $0.5 million that was incurred in connection with the proposed mergers and is expected to be settled in connection with the proposed mergers), (ii) agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources, (iii) any commitments with any person for any capital expenditures or (iv) any off-balance sheet arrangements. As a holding company, Holdings is dependent upon the ability of ANR and its subsidiaries to make cash available to Holdings, which may be limited by ANR’s contractual limitations, including limitations under ANR’s credit facilities. Accordingly, for additional information regarding the liquidity and capital resources of Holdings, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ANR — Liquidity and Capital Resources”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ANR
The following discussion and analysis of ANR’s financial condition and results of operations should be read in conjunction with ANR’s Consolidated Financial Statements and the accompanying notes included elsewhere in this joint proxy statement and prospectus. This discussion and analysis contains forward-looking statements. The words “expects,” “anticipates,” “believes,” “intends,” “plans” and similar expressions identify forward-looking statements. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. None of ANR, Holdings or Contura undertakes any obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to the date of this joint proxy statement and prospectus. These forward-looking statements are subject to risks and uncertainties, including, without limitation, those risks and uncertainties discussed in this section, as well as any risks and uncertainties discussed under the “Risk Factors” section of this joint proxy statement and prospectus. In addition, new risks emerge from time to time and it is not possible for ANR’s management to predict all such risk factors or to assess the impact of such risk factors on ANR’s business. Accordingly, ANR’s future results may differ materially from historical results or from those discussed or implied by these forward-looking statements. Given these risks and uncertainties, the reader should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
The discussion below contains “non-GAAP financial measures.” These are financial measures which either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Specifically, ANR presents the non-GAAP financial measure “Adjusted EBITDA.” Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance. The presentation of this measure should not be considered in isolation from, or as a substitute for, analysis of ANR’s results as reported under GAAP.
ANR’s management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.
Formation
On July 26, 2016, ANR, the successor to Alpha Natural Resources, Inc. (“Resources”), and its affiliates officially emerged from bankruptcy as a reorganized private company. On the Effective Date, ANR applied fresh start accounting in accordance with ASC 852. In addition to applying fresh start accounting, ANR’s consolidated financial statements reflect all impacts of the transactions as a result of the POR. The effects of the POR include the cancellation of previously outstanding debt and the issuance of new equity by ANR.
In addition, upon emergence from bankruptcy, Resources effectively split into two entities. ANR emerged, and pursuant to an asset purchase agreement (“APA”) that closed simultaneously with the effectiveness of the POR, Resources sold a number of its assets to Contura, which was a new entity established by Resources’ former First Lien Lenders. Due to the above transactions, the current ANR financial statements are not comparable to the prior year’s financial statements of Resources.
Overview
ANR is primarily engaged in the business of extracting, processing and marketing steam and metallurgical coal from surface and deep mines, and selling its coal to electric utilities, steel and coke producers, industrial customers, and coal brokers. ANR is also involved in marketing coal produced by others to supplement its production.

At June 30, 2018, ANR’s coal operations consisted of fourteen deep mines, seven surface mines, nine preparation plants and two barge loadouts located in West Virginia. At June 30, 2018, ANR had approximately 2,700 employees, of which 43 were represented by affiliates of the United Mine Workers of America (“UMWA”).
For the six months ended June 30, 2018 and 2017, sales of steam coal from continuing operations were 3.1 million tons and 3.1 million tons, respectively, and accounted for approximately 45% and 44%, respectively, of ANR’s coal sales volume. Sales of met coal, which generally sells at a premium over steam coal, were 3.8 million tons and 4.0 million tons (including broker sales), respectively, and accounted for approximately 55% and 56%, respectively, of ANR’s coal sales volume for the six months ended June 30, 2018 and 2017. For the year ended December 31, 2017 and the period from July 26, 2016 through December 31, 2016 sales of steam coal from continuing operations were 6.4 million tons and 2.7 million tons, respectively, and accounted for approximately 45% and 50%, respectively, of ANR’s coal sales volume. Sales of met coal (including broker sales) were 7.8 million tons and 2.7 million tons, respectively, and accounted for approximately 55% and 50%, respectively, of ANR’s coal sales volume for the year ended December 31, 2017 and for the period from July 26, 2016 through December 31, 2016.
In addition, ANR generates other revenues from equipment sales, rentals, and royalties on coal and natural gas. ANR also records freight and handling revenues for freight and handling services provided in delivering coal to certain customers, which are a component of the contractual selling price. Freight and handling revenue is recorded within coal revenues for the period ending June 30, 2018, and shown as a separate revenue component for all other periods presented.
ANR’s primary expenses are operating supply costs, repair and maintenance expenditures, cost of purchased and broker coal, royalties, wages and benefits, post-employment benefits, freight and handling costs, and taxes incurred in selling ANR’s coal. Historically, ANR’s cost of coal sales per ton has been lower for sales of coal produced and processed by ANR company operations than for sales of broker coal (which is coal that ANR purchases from third parties and does not process prior to resale).
Business Developments
On October 23, 2017 ANR closed the sale of substantially all idle assets in Kentucky, Tennessee, and West Virginia to Lexington Coal Company (“LCC”), with funding for the transaction provided under a new $150 million credit facility. The conveyance included real property, substantial reclamation equipment and the transfer of ongoing royalty payment obligations associated with the properties.
As a result of the transaction, ANR was relieved of the future asset retirement obligations (“ARO”) on the properties. ANR paid LCC approximately $199 million in cash at closing and became obligated to pay an additional $94 million in installment payments to assist in the fulfillment of bonding, reclamation, water treatment and other obligations. ANR also assigned its right to the $32 million reclamation funding receivable from Contura to LCC. The $199 million of cash was comprised of approximately $140 million of cash from the credit facility, and approximately $59 million from restricted cash accounts of ANR.
The $94 million of installment payments is comprised of an $80 million note payable to LCC over a five-year period, with payments of $17.5 million beginning July 26, 2018 and for three additional years on the July 26th anniversary date, plus a final payment of $10 million on July 26, 2022. The third component relates to ANR’s obligation to contribute $14 million into LCC’s water treatment restricted cash accounts from 2018 through 2023. Contributions to these accounts of $1.5 million are due during 2018 and increase to $2.5 million in each of the years 2019 through 2023.
In addition to the LCC transaction, there were other smaller transactions where idle properties were disposed of in 2017 and in early 2018. Based upon ANR management’s determination that the idled property dispositions meet all of the accounting criteria, the results of operations and the loss on disposition are reported as discontinued operations in the current and prior period presented in ANR’s Consolidated Financial Statements.

The following tables summarize certain financial information relating to the discontinued operations.
Revenues

	Six Months Ended June 30,		Increase (Decrease)
(In thousands, except for per ton data)	2018	2017	$ or Tons	%
Coal revenues:
Steam	$—	$12,250	$(12,250)	-100.0%
Met	$—	$3,563	$(3,563)	-100.0%
Tons sold:
Steam	—	244	(244)	-100.0%
Met	—	31	(31)	-100.0%
Coal sales realization per ton:
Steam	$—	$50.20	$(50.20)	-100.0%
Met	$—	$114.94	$(114.94)	-100.0%

	Year Ended December 31, 2017	% of Total Revenues	Period from July 26 through Dec 31, 2016	% of Total Revenues
(In thousands, except for per ton data)

Coal revenues:
Steam	$30,425	2.4%	$7,506	1.9%
Met	$8,913	0.7%	$—	0.0%
Tons sold:
Steam	602		140
Met	86		—
Coal sales realization per ton:
Steam	$50.54		$53.61
Met	$103.64		$—

	Six Months Ended June 30,		Increase (Decrease)
(In thousands, except for per ton data)	2018	2017	$ or Tons	%

Cost of coal sales:	$1,447	$30,759	$(29,312)	-95.3%
Tons sold:	—	275	(275)	-100.0%
Cost of coal sales per ton:	NA	$111.85	NA	NA
Coal margin per ton(1):	NA	$(54.35)	NA	NA

	Year Ended December 31, 2017	% of Total Revenues	Period from July 26 through Dec 31, 2016	% of Total Revenues
(In thousands, except for per ton data)

Cost of coal sales:	$63,485	5.0%	$26,710	6.7%
Tons sold:	688		140
Cost of coal sales per ton:	$92.27		$190.79
Coal margin per ton(1):	$(35.09)		$(137.18)
______________

(1)	Coal margin per ton is calculated as coal sales realization per ton less cost of coal sales per ton.

Factors Affecting ANR’s Results of Continuing Operations
Sales Volume. ANR earns revenues primarily through the sale of coal produced at its operations and resale of coal purchased from third parties. During the six months ended June 30, 2018, ANR sold 3.7 million tons of met coal, 3.1 million tons of steam coal and 0.1 million tons of met coal in broker coal sales. During the six months ended June, 2017, ANR sold 3.5 million tons of met coal, 3.1 million tons of steam coal and 0.5 million tons of met coal in broker coal sales. During the year ended December 31, 2017, ANR sold 6.9 million tons of met coal, 6.4 million tons of steam coal and 1.0 million tons of met coal in broker coal sales. During the period from July 26, 2016 to December 31, 2016, ANR sold 2.5 million tons of met coal, 2.7 million tons of steam coal and 0.3 million tons of broker met coal.
Costs. ANR’s primary expenses are for operating supply costs, repair and maintenance expenditures, cost of purchased coal (which is coal that is purchased from a third party that is processed at ANR’s facilities before being sold), royalties, current wages and benefits, freight and handling costs and taxes incurred in selling ANR’s coal. Principal goods and services ANR uses in its operations include maintenance and repair parts and services, electricity, fuel, roof control and support items, explosives, tires, conveyance structures, ventilation supplies and lubricants.
In addition, ANR’s cost of coal sales includes idle mine costs. The following table shows ANR’s cost of coal sales and idle mine costs per ton. ANR calculates adjusted cost of coal sales as cost of coal sales less idle mine costs.

	Six Months Ended June 30, 2018 Per Ton	Six Months Ended June 30, 2017 Per Ton	Year Ended December 31, 2017 Per Ton	Period From July 26, 2016 to December 31, 2016 Per Ton

Cost of coal sales:
Total continuing operations	$65.33	$64.68	$65.71	$61.90
Idle mine costs	$0.23	$0.19	$(0.54)	$3.07
Adjusted cost of coal sales, continuing operations	$65.10	$64.49	$66.25	$58.83

Adjusted cost of coal sales by component:
Company operations	$64.49	$61.06	$62.87	$58.26
Broker coal sales	$125.87	$112.79	$112.36	$69.22
Results of Operations
ANR reported net income from continuing operations of $63.4 million and income from discontinued operations of $1.2 million for the six months ended June 30, 2018. ANR reported net income from continuing operations of $58.9 million and a loss from discontinued operations of $35.2 million for the six months ended June 30, 2017.

Six Months Ended June 30, 2018 and the Six Months Ended June 30, 2017
The following tables show the details for continuing operations. ANR believes that results from continuing operations are more representative of its ongoing operations as they exclude the negative impact from, and loss on sale of, properties divested.
Revenues

	Six Months Ended June 30,			Increase (Decrease)
(In thousands, except for per ton data)	2018	% of Total Revenues	2017	%of Total Revenues	$ or Tons	%
Revenues:
Coal Revenues:
Metallurgical	$421,830	69.5%	$403,908	63.2%	$17,922	4.4%
Steam	173,083	28.5%	157,621	24.7%	15,462	9.8%
Broker	8,814	1.5%	55,688	8.7%	(46,874)	-84.2%
Freight and handling revenues	—	0.0%	17,446	2.7%	(17,446)	-100.0%
Other Revenues	2,992	0.5%	4,318	0.7%	(1,326)	-30.7%
Total Revenues	$606,719	100.0%	$638,981	100.0%	$(32,262)	-5.0%

Tons sold:
Metallurgical	3,728		3,490		238	6.8%
Steam	3,061		3,112		(51)	-1.6%
Broker	68		470		(402)	-85.5%
Total	6,857		7,072		(215)	-3.0%

Coal sales realization per ton:
Metallurgical	$113.15		$115.73		$(2.58)	-2.2%
Steam	$56.54		$50.65		$5.89	11.6%
Broker	$129.62		$118.49		$11.13	9.4%
Average	$88.05		$87.28		$0.77	0.9%
Tons shipped from continuing operations were 6.9 million for the six months ended June 30, 2018 and 7.1 million for the six months ended June 30, 2017. Coal revenue from continuing operations was $603.7 million, or $88.05 per ton, for the six months ended June 30, 2018 and $617.2 million, or $87.28 per ton, for the six months ended June 30, 2017. Freight and handling revenues have been adjusted in the June 30, 2018 numbers as required by ASC 606 and therefore the per ton realizations are not comparable between years.
Freight and handling revenues consist of shipping and handling costs invoiced to coal customers and paid to third-party carriers. These revenues are directly offset by freight and handling costs. Freight and handling revenues for the six months ended June 30, 2018 are included with coal revenues as required by ASC 606.
Other revenues consist of rail rebates, royalty and rental income, parts and equipment sales and repair and scrap sales.

Costs and Expenses

	Six Months Ended June 30,				Increase (Decrease)
(In thousands, except for per ton data)	2018	% of Total Revenues	2017	% of Total Revenues	$	%
Cost of coal sales (exclusive of items shown separately below)	$447,969	73.8%	$457,450	71.6%	$(9,481)	-2.1%
Loss on disposition of property, plant and equipment	5,823	1.0%	1,350	0.2%	4,473	331.3%
Freight and handling costs	17,677	2.9%	17,446	2.7%	231	1.3%
Other expenses	—	0.0%	751	0.1%	(751)	-100.0%
Depreciation, depletion and amortization	18,120	3.0%	24,790	3.9%	(6,670)	-26.9%
Amortization of acquired coal supply agreements, net	143	0.0%	5,125	0.8%	(4,982)	-97.2%
Accretion of asset retirement obligations	8,147	1.3%	8,594	1.3%	(447)	-5.2%
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	27,839	4.6%	16,708	2.6%	11,131	66.6%
Mark-to-market adjustment - acquisition-related obligations	8,706	1.4%	3,091	0.5%	5,615	181.7%
Total costs and expenses	534,424	88.0%	535,305	83.7%	(881)	-0.2%
Other (expense) income:
Interest expense	(14,027)	-2.3%	(8,033)	-1.3%	(5,994)	74.6%
Interest income	1,794	0.3%	1,461	0.2%	333	22.8%
Loss on early extinguishment of debt	—	—	(16,348)	-2.6%	16,348	-100.0%
Miscellaneous income, net	3,289	0.5%	2,603	0.4%	686	26.4%
Total other expense, net	(8,944)	-1.5%	(20,317)	-3.3%	11,373	-56.0%
Income tax expense	—	0.0%	(24,424)	-3.8%	24,424	-100.0%
Cost of coal sales per ton	$65.33		$64.68		$0.65	1.0%
Coal margin per ton	$22.72		$22.60		$0.12	0.5%
Cost of coal sales. The cost of coal sales per ton for continuing operations (including idle properties) was $65.33 for the six months ended June 30, 2018, and $64.68 for the six months ended June 30, 2017. The increase in cost of coal sales from continuing operations was driven by increases in wages, benefits, repairs and maintenance, offset in part by lower coal purchases. Sales-related costs that fluctuate with changes in selling price totaled approximately 12% of ANR’s cost of coal sales.
Freight and handling costs. Freight and handling costs consist of shipping and handling costs invoiced to coal customers and paid to third party carriers. These costs are directly offset by freight and handling revenues, which are included with coal revenues for the six months ended June 30, 2018 as required by ASC 606.
Depreciation, depletion and amortization. Depreciation, depletion and amortization from continuing operations was $18.3 million for the six months ended June 30, 2018 and $29.9 million for the six months ended June 30, 2017. The six months ended June 30, 2018 included $0.1 million in amortization of acquired coal supply agreements compared to $5.1 million in the six months ended June 30, 2017, as most of the acquired coal supply agreements have been completed. In addition, the six months ended June 30, 2017 included approximately $12.4 million in depreciation for short-lived assets that became fully depreciated in July 2017.
Accretion of asset retirement obligations. Accretion of asset retirement obligations from continuing operations was $8.1 million for the six months ended June 30, 2018 and $8.6 million for the six months ended June 30, 2017.
Selling, general and administrative. Selling general and administrative expenses were $27.8 million for the six months ended June 30, 2018 and $16.7 million for the six months ended June 30, 2017. The increase in selling, general and administrative expense for the six months ended June 30, 2018 was driven primarily by a $3.2 million increase in professional fees incurred to accomplish ANR’s stock reclassification initiative and $8.2 million in merger-related costs.
Mark to market adjustment. The fair value of the contingent revenue obligation was increased by $8.7 million to $51.6 million for the six months ended June 30, 2018, compared to an increase of $3.1 million to $30.8 million for the six months ended June 30, 2017.
Interest expense, net. Interest expense, net was $12.2 million for the six months ended June 30, 2018, compared to $6.6 million for the six months ended June 30, 2017, due to the change in ANR’s debt structure.
Loss on early extinguishment of debt. During the six months ended June 30, 2017, ANR recorded a loss on extinguishment of debt of $16.3 million to write off unamortized debt fees upon the payoff of the original credit facility which ANR entered into on July 26, 2016 with Citicorp, N.A. (“Citi”) as administrative agent. The facility included a term loan of $125.0 million and $21.8 million in debt fees were incurred upon closing.
Miscellaneous income, net. Miscellaneous income, net was $3.3 million for the six months ended June 30, 2018, compared to $2.6 million for the six months ended June 30, 2017. Miscellaneous income mainly consists of credits for pension income.
Income taxes. Income tax expense from continuing operations was $0 for the six months ended June 30, 2018 compared to $24.4 million for the six months ended June 30, 2017 due primarily to projected utilization of net operating losses in the 2018 period.

Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure. This non-GAAP financial measure is presented as a supplemental measure and is not intended to replace financial performance measures determined in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is presented because ANR’s management believes it is a useful indicator of the financial performance of ANR’s coal operations. The following tables presents a reconciliation of net income from continuing operations to Adjusted EBITDA for the six months ended June 30, 2018 and 2017:

	Six Months Ended June 30,		Increase (Decrease)
(In thousands)	2018	2017	$	%
Net income from continuing operations	$63,351	$58,935	$4,416	7.5%
Interest expense	14,027	8,033	5,994	74.6%
Interest income	(1,794)	(1,461)	(333)	22.8%
Income tax expense	—	24,424	(24,424)	(100.0%)
Depreciation, depletion and amortization	18,120	24,790	(6,670)	(26.9%)
Amortization of acquired coal supply agreements, net	143	5,125	(4,982)	(97.2%)
Accretion of asset retirement obligations	8,147	8,594	(447)	(5.2%)
Merger related and share reclassification expenses	11,407	—	11,407	100.0%
Loss on early extinguishment of debt	—	16,348	(16,348)	(100.0%)
Mark-to-market adjustment - acquisition-related obligations	8,706	3,091	5,615	181.7%
Adjusted EBITDA	$122,107	$147,879	$(25,772)	(17.4%)
Year Ended December 31, 2017
The following tables summarize certain financial information relating to ANR’s operating results that have been derived from ANR’s consolidated financial statements for the year ended December 31, 2017. Comparisons to the July 26, 2016 through December 31, 2016 period are omitted as this period only includes results for five months.

Revenues

(In thousands, except for per ton data)	Year Ended December 31, 2017	%of Total Revenues
Revenues:
Coal Revenues:
Metallurgical	$745,472	60.3%
Steam	327,008	26.4%
Broker	114,402	9.3%
Freight and handling revenues	38,987	3.2%
Other revenues	10,469	0.8%
Total revenues	$1,236,338	100.0%

Tons sold:
Metallurgical	6,893
Steam	6,408
Broker	974
Total	14,275

Coal sales realization per ton:
Metallurgical	$108.15
Steam	$51.03
Broker	$117.46
Average	$83.14
Revenues. Total revenues were $1,236.3 million for the year ended December 31, 2017 and consisted of coal revenues of $1,186.9 million, freight and handling revenues of $39.0 million and other revenues of $10.4 million. ANR’s sales mix of met coal and steam coal based on volume was 54.9% and 45.1%, respectively, and sales mix of met coal and steam coal based on coal revenues was 72.3% and 27.7%, respectively, for the year ended December 31, 2017. Average coal sales realization per ton was $83.14.

Costs and Expenses

(In thousands, except for per ton data)	Year Ended December 31, 2017	%of Total Revenues
Cost of coal sales (exclusive of items shown separately below)	$938,056	75.9%
Loss on disposition of property, plant and equipment	604	0.0%
Freight and handling costs	38,987	3.2%
Other expenses	759	0.1%
Depreciation, depletion and amortization	14,710	1.2%
Amortization of acquired coal supply agreements, net	7,684	0.6%
Accretion of asset retirement obligations	22,733	1.8%
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	34,465	2.8%
Mark-to-market adjustment - acquisition-related obligations	15,112	1.2%
Total costs and expenses	1,073,110	86.8%
Other (expense) income:
Interest expense	(14,504)	-1.2%
Interest income	2,788	0.2%
Loss on early extinguishment of debt	(16,348)	-1.3%
Miscellaneous expense, net	(390)	0.0%
Total other expense, net	(28,454)	-2.3%
Income tax expense	(17,584)	-1.4%

Cost of coal sales per ton	$65.71
Coal margin per ton	$17.43
Cost of coal sales. The cost of coal sales for continuing operations (including idle properties) was $65.71 per ton.
Freight and handling costs. Freight and handling costs consist of shipping and handling costs invoiced to coal customers and paid to third party carriers. These costs are directly offset by freight and handling revenues.
Depreciation, depletion and amortization. For the year ended December 31, 2017, depreciation, depletion and amortization from continuing operations was $22.4 million, including $7.7 million for amortization of acquired coal supply agreements, net. Depreciation expense decreased in 2017 compared to annualized 2016 as numerous short-lived assets became fully depreciated in July 2017.
Accretion of asset retirement obligations. Accretion of asset retirement obligations from continuing operations was $22.7 million for the year ended December 31, 2017.
Selling, general and administrative. For the year ended December 31, 2017, selling general and administrative expenses were $34.5 million. Included in these costs were additional professional fees incurred to accomplish ANR’s stock reclassification initiative. For the year ended December 31, 2017 ANR incurred $6.8 million in costs associated with the bankruptcy case, new computer systems and software, and professional fees related to ANR’s financings.
Mark to market adjustment. For the year ended December 31, 2017, the fair value of the contingent revenue obligation was increased by $15.1 million to $42.9 million. The increase was primarily the result of an increase in forecasted revenues and a lower discount applied due to the timing of expected future expenditures.
Interest expense, net. For the year ended December 31, 2017, interest expense, net was $11.7 million.

Loss on early extinguishment of debt. For the year ended December 31, 2017, ANR recorded a loss on extinguishment of debt of $16.3 million to write off unamortized debt fees upon the payoff of the original credit facility which ANR entered into on July 26, 2016 with Citicorp, N.A. (“Citi”) as administrative agent. The facility included a term loan of $125.0 million and $21.7 million in debt fees were incurred upon closing.
Miscellaneous expense, net. For the year ended December 31, 2017, miscellaneous expense, net was $0.4 million.
Income taxes. For the year ended December 31, 2017, ANR recorded income tax expense of $17.6 million. The 13% effective tax rate was lower than the federal statutory rate of 35% due primarily to the refundable minimum tax credits and the benefits of percentage depletion.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure. This non-GAAP financial measure is presented as a supplemental measure and is not intended to replace financial performance measures determined in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is presented because ANR’s management believes it is a useful indicator of the financial performance of ANR’s coal operations. The following table presents a reconciliation of net income from continuing operations to Adjusted EBITDA for the year ended December 31, 2017:

(In thousands)	Year Ended December 31, 2017
Net income from continuing operations	$117,190
Interest expense	14,504
Interest income	(2,788)
Loss on extinguishment of debt	16,348
Income tax expense	17,584
Depreciation, depletion and amortization	14,710
Amortization of acquired coal supply agreements, net	7,684
Accretion of asset retirement obligations	22,733
Mark-to-market adjustment - acquisition-related obligations	15,112
Adjusted EBITDA	$223,077
Period from July 26, 2016 through December 31, 2016
The following tables summarize certain financial information relating to ANR’s operating results that have been derived from ANR’s consolidated financial statements for the period from July 26, 2016 through December 31, 2016. Also included is certain information relating to the operating results as a percentage of total revenues.
ANR and its affiliates officially emerged from bankruptcy as a reorganized private company on July 26, 2016.

Revenues

(In thousands, except for per ton data)	Period from July 26, 2016 to December 31, 2016	% of Total Revenues
Revenues:
Coal Revenues:
Metallurgical	$214,639	54.0%
Steam	138,598	34.9%
Broker	19,487	4.9%
Freight and handling revenues	19,095	4.8%
Other revenues	5,654	1.4%
Total revenues	$397,473	100.0%

Tons sold:
Metallurgical	2,459
Steam	2,720
Broker	280
Total	5,459

Coal sales realization per ton:
Metallurgical	$87.29
Steam	$50.96
Broker	$69.60
Average	$68.28
Revenues. Total revenues were $397.5 million for the period from July 26, 2016 through December 31, 2016 and consisted of coal revenues of $372.7 million, freight and handling revenues of $19.1 million and other revenues of $5.7 million. ANR’s sales mix of met coal and steam coal based on volume was 50.2% and 49.8%, respectively, and sales mix of met coal and steam coal based on coal revenues was 62.8% and 37.2%, respectively, for the period from July 26, 2016 through December 31, 2016. Average coal sales realization per ton was $68.28.

Costs and Expenses

(In thousands, except for per ton data)	Period from July 26, 2016 to December 31, 2016	% of Total Revenues
Cost of coal sales (exclusive of items shown separately below)	$337,890	85.0%
Gain on disposition of property, plant and equipment	(2,955)	-0.7%
Freight and handling costs	19,095	4.8%
Other expenses	355	0.1%
Depreciation, depletion and amortization	19,828	5.0%
Amortization of acquired coal supply agreements, net	6,162	1.6%
Accretion of asset retirement obligations	9,762	2.5%
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	14,174	3.6%
Impairment - contingent credit support	21,954	5.5%
Mark-to-market adjustment - acquisition-related obligations	14,647	3.7%
Total costs and expenses	440,912	110.9%
Other (expense) income:
Interest expense	(9,549)	-2.4%
Interest income	692	0.2%
Miscellaneous income, net	437	0.1%
Total other expense, net	(8,420)	-2.1%
Income tax benefit	18,214	4.6%

Cost of coal sales per ton	$61.90
Coal margin per ton	$6.38
Cost of coal sales. For the July 26 through December 31, 2016 period, the cost of coal sales for continuing operations (including idle properties) was $61.90 per ton.
Freight and handling costs. Freight and handling costs consist of shipping and handling costs invoiced to coal customers and paid to third party carriers. These costs are directly offset by freight and handling revenues.
Depreciation, depletion and amortization. For the July 26 through December 31, 2016 period, depreciation, depletion and amortization from continuing operations was $26.0 million, including $6.2 million for amortization of acquired coal supply agreements, net.
Accretion of asset retirement obligations. Accretion of asset retirement obligations from continuing operations was $9.8 million for the July 26 through December 31, 2016 period.
Selling, general and administrative. For the July 26 through December 31, 2016 period, selling general and administrative expenses were $14.2 million.
Mark to market adjustment. For the July 26 through December 31, 2016 period, the fair value of the contingent revenue obligation was increased by $14.6 million to $27.7 million.
Interest expense, net. For the July 26 through December 31, 2016 period, interest expense, net was $8.9 million.
Miscellaneous income, net. For the July 26 through December 31, 2016 period, miscellaneous income, net was $0.4 million.

Income taxes. For the July 26 through December 31, 2016 period, ANR recorded an income tax benefit of $18.2 million. ANR’s effective income tax rate from continuing operations for the period ended December 31, 2016 was 35.1%.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure. This non-GAAP financial measure is presented as a supplemental measure and is not intended to replace financial performance measures determined in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is presented because ANR’s management believes it is a useful indicator of the financial performance of ANR’s coal operations. The following table presents a reconciliation of net loss from continuing operations to Adjusted EBITDA for the period from July 26, 2016 through December 31, 2016:

(In thousands)	Period from July 26, 2016 to December 31, 2016
Net loss from continuing operations	$(33,645)
Interest expense	9,549
Interest income	(692)
Income tax benefit	(18,214)
Depreciation, depletion and amortization	19,828
Amortization of acquired coal supply agreements, net	6,162
Accretion of asset retirement obligations	9,762
Impairment - contingent credit support	21,954
Mark-to-market adjustment - acquisition-related obligations	14,647
Adjusted EBITDA	$29,351
Liquidity and Capital Resources
Liquidity
As of June 30, 2018, ANR had total unrestricted cash of $72.9 million. The following recent transactions have had an impact on ANR’s liquidity and debt levels:

•
On April 28, 2017, ANR paid off its initial $125.0 million term loan that was entered into at the time of ANR’s emergence from bankruptcy. ANR used $68.5 million of restricted cash and $56.5 million of unrestricted cash to repay the principal.

•	On April 28, 2017, ANR entered into a new $200.0 million Letter of Credit Facility with Citi. This facility replaces the Letter of Credit component of the Credit Facility.

•
On May 1, 2017, ANR entered into a Receivable Purchase Agreement (the “Receivable Purchase Agreement”) with Hitachi Capital America Corp. (“HCA”). This agreement provides ANR with up to $60.0 million of liquidity from the sale of receivables.

•
On June 20, 2017, ANR entered into a reinsurance contract for ANR’s self-insured workers compensation program in the State of Kentucky. ANR paid $43.5 million out of its operating account to enter into the contract, and the reinsurance company will be responsible for all future Kentucky workers compensation payments up to the insured amount. This resulted in the cancellation of a previously posted letter of credit with the State of Kentucky and the return to ANR of $53.5 million of collateral backing this letter of credit.

•	On October 23, 2017, ANR closed the sale of substantially all idle assets in Kentucky, Tennessee, and West Virginia to LCC with funding for the transaction under a new $150.0 million credit facility.

•	On March 16, 2018, ANR made a mandatory payment of $35.3 million on the credit facility from the funds received from the sale of receivables to HCA.

•	On May 31, 2018, ANR made a mandatory payment of $12.7 million on the credit facility as a result of the 65% excess cash flow provision in the agreement.

•	On June 27, 2018 ANR made a $9 million contribution to the pension plan.
As of June 30, 2018, ANR had a total of $316.6 million in restricted cash compared to $362.4 million as of December 31, 2017. ANR’s restricted cash is used for collateral under ANR’s prior Credit Facility, collateral for ANR’s letters of credit that support ANR’s bonding and workers compensation programs, funds for the Global Reclamation Agreements accounts with the states and federal regulatory agencies, and funds for pre-emergence bankruptcy costs paid when approved by the Bankruptcy Court.
The following chart summarizes ANR’s restricted cash (in thousands):

Restricted cash backing certain liabilities	Balance at June 30, 2018
Asset Retirement Obligations	$172,284
Worker Compensation and Back Lung Obligations	93,065
Bankruptcy Liability Obligations	20,143
Other	31,087
$316,579
Cash Flows
ANR’s primary source of cash is generated by sales of coal to ANR’s customers. The price of coal received can change dramatically based on market factors and will directly affect this source of cash. ANR’s primary uses of cash include the payment of ordinary mining expenses to mine coal, capital expenditures, and labor and benefit payments. Ordinary mining expenses are driven by the cost of supplies, including steel prices and diesel fuel. Benefits payments include payments for workers compensation and black lung benefits paid over time as claims are submitted. However, ANR is required to pay these benefits when due and is not required to set aside cash for these payments. ANR has posted surety bonds secured by letters of credit or issued letters of credit with state regulatory departments to guarantee these payments.
ANR’s capital expenditures were $39.3 million for the six months ended June 30, 2018. ANR’s management expects that cash on hand and cash flow from operations will be sufficient to meet ANR’s operating expenses and capital expenditures for the next 12 months.
Cash, cash equivalents, and restricted cash decreased by $18.9 million and $116.2 million over the six months ended June 30, 2018 and 2017, respectively. Cash and cash equivalents decreased by $31.4 million and $59.6 million over the year ended December 31, 2017 and the period from July 26, 2016 through December 31, 2016, respectively. The net change in cash, cash equivalents, and restricted cash was attributable to the following:

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017	Year Ended December 31, 2017	July 26, 2016 through December 31, 2016
Cash flows (in thousands)
Net Cash provided by (used in) operating activities	$73,739	$35,869	$32,700	$(59,038)
Net Cash (used in) provided by investing activities	(36,299)	(21,663)	(68,625)	1,151
Net Cash (used in) provided by financing activities	(56,331)	(130,435)	4,521	(1,690)
Net decrease in cash, cash equivalents and restricted cash(1)	$(18,891)	$(116,229)	$(31,404)	$(59,577)

_____________

(1)
Represents the net decrease in cash and cash equivalents for the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016. The historical information for the six months ended June 30, 2017 has been updated to align with the consolidated financial statements, which now reflect the retrospective adoption of ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash .

Operating Activities
Net cash provided by operating activities reflects net income adjusted for non-cash charges and changes in net working capital, plus changes in non-current operating assets and liabilities.
Net cash provided by operating activities was $73.7 million for the six months ended June 30, 2018. ANR had net income of $64.6 million in the six months ended June 30, 2018. For purposes of the reconciliation of ANR’s net income to cash provided by operations, an increase of $46.1 million was for non-cash charges during the six months ended June 30, 2018. For the six months ended June 30, 2018, ANR’s net income as adjusted for non-cash charges was decreased by $37.0 million as a result of changes in ANR’s operating assets and liabilities. The change in ANR’s operating assets and liabilities included a $62.9 million decrease in accounts receivable, of which $35.0 million, net were sold under the ANR’s Receivable Purchase Agreement and used to repay debt, an $18.5 million increase in inventories, a $14.8 million decrease in prepaid expenses and other current assets, a $16.2 million decrease in accounts payable, a $45.9 million decrease in accrued expenses and other current liabilities, and $29.6 million in payments under employee benefit obligations.
Net cash provided by operating activities was $35.9 million for the six months ended June 30, 2017. ANR had net income of $23.7 million in the six months ended June 30, 2017. For purposes of the reconciliation of ANR’s net income to cash provided by operations, an increase of $82.9 million was for non-cash charges during the six months ended June 30, 2017. For the six months ended June 30, 2017, ANR’s net income as adjusted for non-cash charges was decreased by $70.7 million as a result of changes in ANR’s operating assets and liabilities. The change in ANR’s operating assets and liabilities included a $26.3 million increase in inventories, a $21.6 million increase in accounts payable, $24.3 million in payments under employee benefit obligations, and $20.3 million in payments for asset retirement obligations.
Net cash provided by operating activities was $32.7 million for the year ended December 31, 2017. ANR had a net loss of $38.9 million in the year ended December 31, 2017. In reconciling ANR’s net income to cash provided by operations, an increase of $254.6 million was for non-cash charges during the year ended December 31, 2017. For the year ended December 31, 2017, ANR’s net income as adjusted for non-cash charges was decreased by $183.0 million as a result of changes in ANR’s operating assets and liabilities. The decrease in cash from ANR’s operating assets and liabilities included a $25.2 million increase in trade accounts receivable, an $18.9 million increase in inventories, a $55.1 million increase in other current and non-current assets, a $39.5 million change in employee benefit obligations ($46.1 million in payments, offset by $6.5 million in net expense), $36.2 million in payments for asset retirement obligations, and a $28.2 million decrease in non-current liabilities, partially offset by a $23.9 million increase in accounts payable.
Net cash used in operating activities was $59.0 million for the July 26, 2016 through December 31, 2016 period. ANR had a net loss of $57.1 million and cash increased by $58.0 million for non-cash charges during the July 26, 2016 to December 31, 2016 period. ANR’s net income as adjusted for non-cash charges was decreased by $59.9 million as a result of changes in ANR’s operating assets and liabilities. The decrease in cash from its operating assets and liabilities included a $31.3 million increase in trade accounts receivable, a $30.1 million decrease in accounts payable, and a $39.0 million decrease in accrued expenses and other current liabilities, partially offset by a $33.8 million decrease in other receivables.
Investing Activities
Net cash used in investing activities was $36.3 million for the six months ended June 30, 2018 and consisted primarily of payments for capital expenditures. Capital expenditures of $39.3 million primarily consisted of new and replacement mine equipment and projects to improve the production of ANR’s mining operations.
Net cash used in investing activities was $21.7 million for the six months ended June 30, 2017 and consisted primarily of $24.5 million in payments for capital expenditures, partially offset by proceeds from the sale of property, plant and equipment of $2.8 million.

Net cash used in investing activities was $68.6 million for the year ended December 31, 2017 and consisted primarily of $205.1 million in payments on disposal of property, plant, and equipment, $57.4 million in payments for capital expenditures, partially offset by the release of $189.2 in restricted cash, net and proceeds from sale of property, plant and equipment of $4.6 million.
Net cash provided by investing activities was $1.2 million for the July 26, 2016 through December 31, 2016 period and consisted primarily of the release of $3.6 million in restricted cash, net and proceeds from sale of property, plant and equipment of $1.8 million, partially offset by $4.3 million in payments for capital expenditures.
Financing Activities
Net cash used in financing activities was $56.3 million for the six months ended June 30, 2018 and consisted primarily of the repayments of the Credit Facility.
Net cash used in financing activities was $130.4 million for the six months ended June 30, 2017 and consisted primarily of repayment of the original term loan on April 28, 2017.
Net cash provided by financing activities was $4.5 million for the year ended December 31, 2017 and consisted primarily of proceeds from the new term loan offset by repayment of the Credit Facility.
Net cash used in financing activities was $1.7 million for the July 26, 2016 through December 31, 2016 period.
The major components of cash flows related to ANR’s discontinued operations are as follows:

(in thousands)	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017	Year Ended December 31, 2017	Period From July 26, 2016 to December 31, 2016
Net income (loss)	$1,270	$(35,188)	$(156,076)	$(23,472)
Income tax benefit	—	(467)	(41,288)	—
Depreciation, depletion and amortization	—	6,092	7,119	(15,571)
Accretion of asset retirement obligations	140	23,881	35,272	19,385
(Gain) loss on disposition of property, plant and equipment	(2,857)	(9,264)	130,826	—
Payments of asset retirement obligations	(55)	(15,554)	(28,155)	(10,096)
Changes in operating assets and liabilities, net	—	—	10,000	453
Net cash used in operating activities	$(1,502)	$(30,500)	$(42,302)	$(29,301)

Release of restricted cash	$—	$—	$58,380	$—
Capital expenditures	—	—	—	(75)
Payments on disposition of property, plant and equipment	(2,502)	—	(205,053)	—
Proceeds from sale of property, plant and equipment	—	1,930	2,223	—
Net cash provided by (used in) investing activities	$(2,502)	$1,930	$(144,450)	$(75)

Long-Term Debt
The following chart reflects the components of ANR’s debt (in thousands):

June 30, 2018
$150,000 Term Loan	$90,740
LCC Note Payable	80,000
LCC Water Treatment Stipulation	13,250
Other	1,612
Total before debt issuance costs and debt discounts	185,602
Unamortized debt issuance costs and debt discount related to Term Loans	(6,958)
Unamortized discount on LCC Note Payable based on an imputed interest rate of 21.1%	(23,615)
Unamortized discount on LCC Water Treatment Stipulation based on an imputed interest rate of 21.1%	(5,045)
Total long-term debt	$149,984
On October 18, 2017, ANR entered into a credit facility (the “New Credit Facility”) with Cantor Fitzgerald Securities as administrative agent, which included a $150.0 million term loan that bears interest at a rate of LIBOR plus 700 basis points. Interest is paid on a monthly basis at the end of each month. In connection with the New Credit Facility, $9.3 million of debt issuance costs and fees were incurred, including $4.5 million in the form of an original issue discount. Unamortized fees and debt discount of $7.0 million remain on the Consolidated Balance Sheet at June 30, 2018. Mandatory principal payments of $3.8 million are required quarterly. ANR paid $3.8 million in December of 2017 with annual scheduled payments remaining of $15.0 million due in 2018, 2019, and 2020 and $101.3 million due in 2021. In addition, ANR must make a prepayment of principal in an amount equal to the excess (if any) of 65% of excess cash flow for each quarter end through the maturity date. Therefore, depending on future cash flow, the principal may be paid off earlier than scheduled.
As a result of the LCC transaction, ANR executed an $80.0 million note payable to LCC over a five-year period, with payments of $17.5 million beginning July 26, 2018 and for three additional years on the July 26th anniversary date, plus a final payment of $10.0 million on July 26, 2022. The $80.0 million note payable has no stated interest rate, but for accounting purposes, as of October 23, 2017 $49.9 million and $30.1 million were considered principal and original discount, respectively.
As a result of the LCC transaction, ANR executed an agreement to contribute $14.0 million into LCC’s water treatment restricted cash accounts from 2018 through 2023. Contributions of $1.5 million are due during 2018 and increase to $2.5 million in each of the years 2019 through 2023. For accounting purposes, as of October 23, 2017 $7.9 million and $6.1 million were considered principal and original discount, respectively.
Both the LCC note payable and the LCC water treatment stipulation debt instruments have no stated interest. However, ANR discounted expected cash flows using an interest rate that equates to a risk-free interest rate adjusted for the effect of ANR’s credit standing to impute interest expense.
Analysis of Material Debt Covenants
A financial covenant was put into place along with the New Credit Facility that requires ANR to maintain at least $35.0 million in liquidity at all times. The company was in compliance with this covenant as of June 30, 2018.
Off-Balance Sheet Arrangements
In the normal course of business, ANR is a party to certain off-balance sheet arrangements including guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds, and other guarantees and indemnities related to the obligations of affiliated entities which are not reflected in ANR’s Consolidated Balance Sheets. As of June 30, ANR had outstanding surety bonds with a total face amount of $183.4 million to secure various obligations and commitments and had self-bonding guarantees in the amount of $37.1 million. The amounts above include bonds for permits that have been sold and are in the process of being transferred to new owners. After all the transfers are completed ANR expects to have outstanding surety bonds with a total face amount of $151.5 million to secure various obligations and commitments and no self-bonding guarantees. As of June 30, 2018, ANR had outstanding letters of credit amounting to $182.7 million backing surety bonds and workers compensation obligations.
Contractual Obligations
The following is a summary of ANR’s significant contractual obligations as of June 30, 2018:

(in thousands)	2018	2019	2020	2021	2022	After 2022	Total
Long-term debt (1)	$29,929	$35,000	$35,000	$69,061	$12,500	$2,500	$183,990
Other debt (2)	547	720	223	89	33	—	1,612
Equipment purchase commitments	10,157	—	—	—	—	—	10,157
Transportation commitments	3,421	—	—	—	—	—	3,421
Operating leases	288	544	449	—	—	—	1,281
Minimum royalties	6,628	8,268	7,053	6,282	5,620	21,040	54,891
Coal purchase commitments	16,222	—	—	—	—	—	16,222
Contingent revenue obligation	4,858	9,876	13,931	13,693	13,605	13,605	69,568
Total	$72,050	$54,408	$56,656	$89,125	$31,758	$37,145	$341,142
______________

(1)
Long-term debt includes payments for the $150,000 term loan, the $80,000 LCC note payable and the $14,000 LCC water treatment stipulation due in the years shown. Cash interest payable on the term loan, with an interest rate of LIBOR plus 7%, would be approximately $4,256 in 2018, $7,370 in 2019, $5,963 in 2020, and $3,755 in 2021.

(2)
Includes capital lease obligation principal amounts of $423 in 2018 and $497 in 2019. Cash interest payable on these obligations with an interest rate of 4.72% would be $20 in 2018 and $9 in 2019. Other debt includes principal amounts due of $692 in the years 2018 through 2022. This debt is interest free.

Additionally, ANR has long-term liabilities relating to asset retirement obligations, pension, black lung benefits, and workers’ compensation benefits. The table below reflects the estimated undiscounted cash flows for these obligations as of June 30, 2018:

(in thousands)	2018	2019	2020	2021	2022	After 2022	Total
Asset retirement obligations	$8,327	$11,096	$13,871	$17,408	$16,866	$368,419	$435,987
Pension benefit obligations	17,771	29,858	30,989	31,894	32,704	1,420,319	1,563,535
Black lung benefit obligations	3,739	4,894	4,895	5,064	5,679	171,777	196,048
Workers’ compensation benefit obligations	9,368	11,288	8,274	6,880	5,902	69,304	111,016
Total	$39,205	$57,136	$58,029	$61,246	$61,151	$2,029,819	$2,306,586
Critical Accounting Estimates
The preparation of financial statements in conformity with GAAP requires ANR’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates and assumptions.
Refer to the Summary of Significant Accounting Policies under Note 3 to ANR’s audited Consolidated Financial Statements for the year ended December 31, 2017 included in this joint proxy statement and prospectus, where ANR discusses its more significant judgments and estimates used in the preparation of the consolidated financial statements.

CERTAIN BENEFICIAL OWNERS OF CONTURA COMMON STOCK
The following table and accompanying footnotes show information regarding the beneficial ownership of common stock of Contura as of August 31, 2018, for:

•	each person who is known by Contura to own beneficially more than 5% of common stock of Contura;

•	each member of Contura’s board of directors and each of its named executive officers; and

•	all members of Contura’s board of directors and its executive officers as a group.
All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors or named executive officers, as the case may be.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class Owned
Five Percent Beneficial Owners(1):
Davidson Kempner Funds(2)	1,886,144		19.1%
Mudrick Funds(3)	1,079,709		10.9%
Whitebox Funds(4)	1,078,138.55		10.9%
Melqart Opportunities Master Fund Ltd.(5)	596,400		6%
Directors, Director Nominees and Named Executive Officers(1):
Kevin S. Crutchfield(6)	366,190	*	3.7%
Mark M. Manno(7)	73,997	*	*
Charles Andrew Eidson(8)	73,982	*	*
V. Keith Hainer(9)	31,877	*	*
Gary W. Banbury(10)	4,189	*	*
Neale X. Trangucci	11,559	*	*
Albert E. Ferrara, Jr.	11,559	*	*
Anthony J. Orlando(11)	3,350	*	*
Michael J. Ward(12)	3,350	*	*
John E. Lushefski(13)	—		—
Daniel J. Geiger(14)	—		—
David J. Stetson(15)	—		—
Harvey L. Tepner(16)	—		—

Directors, Directors Nominees and Named Executive Officers as a Group (13 Total Persons)(1)(17)	625,157		6.3%
______________

*	Less than 1%

(1)
The shares of Contura common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to Contura’s knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each listed beneficial owner is: 340 Martin Luther King Jr. Blvd., Bristol, Tennessee 37620.

(2)
Davidson Kempner Capital Management LP (“DKCM”) holds voting and dispositive authority with respect to shares of common stock beneficially owned by Midtown Acquisitions L.P., M.H. Davidson & Co., Davidson Kempner Partners, Davidson Kempner Institutional Partners, L.P., Davidson Kempner International, Ltd., Davidson Kempner Distressed Opportunities Fund LP and Davidson Kempner Distressed Opportunities International Ltd. Messrs. Thomas L. Kempner, Jr., Anthony A. Yoseloff, Conor Bastable and Avram Z. Friedman, through DKCM, are responsible for the voting and investment decisions relating to such shares of common stock. Each of the aforementioned entities and individuals disclaims beneficial ownership of the shares of the common stock held by any other entity or individual named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals explicitly named in this footnote is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

(3)
Represents 153,009 shares of common stock held by Blackwell Partners LLC Series A (FKA) Blackwell Partners LLC, 203,503 shares of common stock held by Boston Patriot Batterymarch St LLC, 42,048 shares of common stock held by Mudrick Distressed Opportunity Specialty Fund, L.P., 178,285 shares of common stock held by Mudrick Distressed Opportunity Drawdown Fund, L.P., 419,457 shares of common stock held by Mudrick Distressed Opportunity Fund Global, L.P.  and 83,407 shares of common stock held by Mercer QIF Fund PLC (collectively, the “Mudrick Funds”). Contura has been advised that Mudrick Capital Management, L.P. holds voting and dispositive authority with respect to shares held by the Mudrick Funds. Jason Mudrick through Mudrick Capital Management, L.P., is responsible for the voting and investment decisions relating to such shares of common stock. Each of the aforementioned entities and individuals disclaims beneficial ownership of the shares of the common stock held by any other entity or individual named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals explicitly named in this footnote is c/o Mudrick Capital Management, L.P., 527 Madison Avenue, 6th Floor, New York, NY 10022.

(4)
Whitebox General Partner LLC is the general partner of Whitebox Asymmetric Partners, LP, the Cayman Islands limited partnership that has direct beneficial ownership of the shares. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Mercer, Roos, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Asymmetric Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416. The number of shares, including rehypothecated shares, includes 209,801 shares of common stock and 451.95 shares of common stock issuable upon exercise of warrants, both of which were issued on account of prepetition claims in connection with a bankruptcy plan of reorganization.

Whitebox General Partner LLC is the general partner of Whitebox Credit Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership of the shares. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP Messrs. Redleaf, Vogel, Mercer, Roos, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whiteboxy Credit Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416. The number of shares, including rehypothecated shares, includes 163,706 shares of commons stock, where issued on account of prepetition claims in connection with bankruptcy plan of reorganization.
Whitebox General Partner LLC is the general partner of Whitebox Multi-Strategy Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership of the shares. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Mercer, Roos, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Multi-Strategy Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416. The number of shares, including rehypothecated shares, includes 484,701 shares of common stock and 1,592.75 shares of common stock issuable upon exercise of warrants, both of which were issued on account of prepetition claims in connection with a bankruptcy plan of reorganization.
Whitebox General Partner LLC is the general partner of Pandora Select Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership of the shares. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Mercer, Roos, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Pandora Select Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416. The number of shares, including rehypothecated shares, includes 152,677 shares of common stock, which were issued on account of prepetition claims in connection with a bankruptcy plan of reorganization.
Whitebox General Partner LLC is the general partner of Whitebox Relative Value Partners LP, the Delaware limited partnership that has direct beneficial ownership of the shares. Whitebox Relative Value Partners, LP is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Mercer, Roos, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Relative Value Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416. The number of shares, including rehypothecated shares, includes 65,049 shares of common stock and 57.5 shares of common stock issuable upon exercise of warrants, both of which were issued on account of prepetition claims in connection with a bankruptcy plan of reorganization.
Whitebox General Partner LLC is the general partner of Whitebox Institutional Partners LP, the Delaware limited partnership that has direct beneficial ownership of the shares. Whitebox Institutional Partners, LP is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Mercer, Roos, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Institutional Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033

Excelsior Blvd, Suite 300, Minneapolis, MN 55416. The number of shares, including rehypothecated shares, includes 102.35 shares of common stock issuable upon exercise of warrants, which were issued on account of prepetition claims in connection with a bankruptcy plan of reorganization.

(5)
Melqart Asset Management (UK) Ltd., as investment manager of Melqart Opportunities Master Fund Ltd., has voting and dispositive power over the shares, including rehypothecated shares, held by Melqart Opportunities Master Fund Ltd. Michel Massoud, through Melqart Asset Management (UK) Ltd., is responsible for the voting and investment decisions relating to such shares of common stock and may be deemed the beneficial owner thereof. The mailing address of Melqart Opportunities Master Fund Ltd. is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands and the mailing address of Melqart Asset Management (UK) Ltd. and Michel Massoud is 5 St. James’s Square, London, SW1Y 4JU, United Kingdom.

(6)
Includes 172,609 shares of common stock issuable pursuant to options exercisable as of or within 60 days of August 31, 2018. This number also includes 215 warrant certificates to purchase shares of common stock (each granting the right to purchase 1.15 shares for $48.741) granted in connection with Alpha’s emergence from bankruptcy on July 26, 2016.

(7)
Includes 34,519 shares of common stock issuable pursuant to options exercisable as of or within 60 days of August 31, 2018. This number also includes 7 warrant certificates to purchase shares of common stock (each granting the right to purchase 1.15 shares for $48.741) granted in connection with Alpha’s emergence from bankruptcy on July 26, 2016.

(8)	Includes 34,519 shares of common stock issuable pursuant to options exercisable as of or within 60 days of August 31, 2018.

(9)
Includes 4,384 shares of common stock issuable pursuant to options exercisable as of or within 60 days of August 31, 2018. This number also includes 7 warrant certificates to purchase shares of common stock (each granting the right to purchase 1.15 shares for $48.741) granted in connection with Alpha’s emergence from bankruptcy on July 26, 2016. Mr. Hainer’s employment terminated on January 18, 2018.

(10)	Includes 4,040 shares of common stock issuable pursuant to options exercisable as of or within 60 days of August 31, 2018. Mr. Banbury’s employment terminated on January 18, 2018.

(11)	Includes 1,572 shares of common stock underlying outstanding restricted stock units that were granted to Mr. Orlando on September 7, 2017 and vest within 60 days of August 31, 2018.

(12)	Includes 1,572 shares of common stock underlying outstanding restricted stock units that were granted to Mr. Ward on September 7, 2017 and vest within 60 days of August 31, 2018.

(13)
As of August 31, 2018, John Lushefski held ANR Options to purchase shares of Class C-1 Common Stock, which will be automatically converted into ANR Class C-1 Common Stock in connection with the mergers. Such ANR Class C-1 Common Stock and any additional shares of ANR Class C-1 Common Stock held by Mr. Lushefski will convert into shares of Contura common stock based on the applicable exchange ratio in connection with the mergers.

(14)
As of August 31, 2018, Daniel Geiger held ANR RSUs. All ANR RSUs, whether vested or unvested, are expected to convert into restricted stock units relating to shares of Contura common stock (“Contura RSUs”) in connection with the mergers based on the applicable exchange ratio. Any additional shares of ANR Class C-1 Common Stock held by Mr. Geiger will convert into shares of Contura common stock based on the applicable exchange ratio in connection with the mergers.

(15)
As of August 31, 2018, David J. Stetson held ANR Options to purchase shares of Class C-1 Common Stock, which will be automatically converted into ANR Class C-1 Common Stock in connection with the mergers. Such ANR Class C-1 Common Stock will be reduced by the number of shares of Class C-1 Common Stock that will, pursuant to Mr. Stetson’s employment agreement with Alpha Natural Resources Services, LLC (“Alpha Services”), be repurchased by Alpha Services and will not convert into shares of Contura common stock. The remainder of the ANR Class C-1 Common Stock that was converted from the ANR Options and any additional shares of ANR Class C-1 Common Stock held by Mr. Stetson will convert into shares of Contura common stock based on the applicable exchange ratio in connection with the mergers.

(16)
As of August 31, 2018, Harvey L. Tepner held ANR Options to purchase shares of Class C-1 Common Stock, which will be automatically converted into ANR Class C-1 Common Stock in connection with the mergers. Such ANR Class C-1 Common Stock and any additional shares of ANR Class C-1 Common Stock held by Mr. Tepner will convert into shares of Contura common stock based on the applicable exchange ratio in connection with the mergers.

(17)
The individuals in this group include Scott Kreutzer, Kevin Stanley, Suzan E. Moore and Jill M. Harrison along with all of the individuals listed above except for Messrs. Lushefski, Geiger, Stetson and Tepner. Mr. Kreutzer currently serves as the Chief Operating Officer, Mr. Stanley currently serves as the Chief Commercial Officer, Ms. Moore currently serves as the Administration and Chief Human Resources Officer and Ms. Harrison currently serves as General Counsel of the Company.

CERTAIN BENEFICIAL OWNERS OF ANR COMMON STOCK
The following table and accompanying footnotes show information regarding the beneficial ownership of common stock of ANR as of August 31, 2018, for:

•	each person who is known by ANR to own beneficially more than 5% of common stock of ANR;

•	each member of ANR’s board of directors and each of its named executive officers; and

•	all members of ANR’s board of directors and its named executive officers as a group.
All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors or named executive officers, as the case may be.

Name of Beneficial Owner	Number of Shares of Class C-1 Common Stock Beneficially Owned	Percent of Class C-1 Common Stock Beneficially Owned	Number of Shares of Class C-2 Common Stock Beneficially Owned	Percent of Class C-2 Common Stock Beneficially Owned	Voting Power(1)
Five Percent Beneficial Owners(2):
Alpha Natural Resources Holdings, Inc.	—	—	4,223,400	100.0%	23.96%
Whitebox Funds (3)	2,206,406	13.87%	—	—	10.55%
Solus Funds (4)	1,431,112	9.00%	—	—	6.84%
KLS Diversified Management LP (5)	1,341,712	8.43%	—	—	6.41%
BlackRock, Inc. (6)	1,318,605	8.29%	—	—	6.30%
Deutsche Bank Securities Inc. (7)	1,259,737	7.92%	—	—	6.02%
Directors and Named Executive Officers(1):
W. Douglas Blackburn, Jr.**	33,184	*	—	—	*
Daniel J. Geiger**	33,184	*	—	—	*
John E. Lushefski**	1,117	*	—	—	*
David J. Stetson (Chairman and Chief Executive Officer)**	4,469	*	—	—	*
Harvey L. Tepner**	1,117	*	—	—	*
Judy Hill (SVP and Chief Administrative Officer)	2,234	*	—	—	*
Samuel M. Hopkins (SVP, Chief Financial Officer and Treasurer)	2,234	*	—	—	*
Andrew B. McCallister (SVP, General Counsel and Secretary)	2,234	*	—	—	*
Jason Whitehead (SVP and Chief Operating Officer)	2,267	*	—	—	*
Directors and Named Executive Officers as a Group (9 Total Persons)(1)	82,040	*	—	—	*
______________
* Less than 1%
**Member of Board of Directors

(1)
A holder of Class C-1 common stock is entitled to cast one vote for each share of Class C-1 common stock owned by such holder, and a holder of Class C-2 common stock is entitled to cast 1.187 votes for each share of Class C-2 common stock owned by such holder.

(2)
The shares of Class C-1 common stock and Class C-2 common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to ANR’s knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each listed beneficial owner is: 636 Shelby Street, 3rd Floor, Bristol, Tennessee 37620.

(3)
Whitebox General Partner LLC is the general partner of each of Whitebox Asymmetric Partners, LP, Whitebox Credit Partners, L.P., Whitebox GT Fund, LP, Whitebox Multi-Strategy Partners, LP, Pandora Select Partners, L.P., Whitebox Institutional Partners, L.P. and Whitebox Relative Value Partners, L.P. (collectively, the “Whitebox Funds”). Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Mercer, Roos, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of each of the Whitebox Funds and holds voting and disposable power over the shares of ANR. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.

(4)
Solus Alternative Asset Management LP is the investment manager to Solus Core Opportunities LP, Solus Opportunities Fund 5 LP, Sola Intermediate Fund LTD, Solus LLC, Ultra MB LLC and Ultra Master LTD (collectively, the “Solus Funds”) with respect to shares of ANR. Solus GP LLC is the general partner of Solus Alternative Asset Management LP, and Christopher Pucillo serves as the managing member of Solus GP LLC and has voting and dispositive power over the all of the shares of the Solus Funds. The address of these persons is 410 Park Avenue, 11th Floor, New York, NY 10022.

(5)	The address for this beneficial owner is 452 Fifth Avenue, 22nd Floor New York, New York 10018.

(6)
The registered holders of the referenced shares are funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such investment adviser subsidiaries and such portfolio managers is 55 East 52nd Street, New York, NY 10055.

(7)
Shawn Faurot is a managing director of Deutsche Bank Securities Inc. and has voting and dispositive power over the all of these shares. The address of these persons is 60 Wall Street, 3rd Floor, New York, New York 10005.

CERTAIN BENEFICIAL OWNERS OF HOLDINGS COMMON STOCK
The following table and accompanying footnotes show information regarding the beneficial ownership of common stock of Holdings as of August 31, 2018, for:

•	each person who is known by Holdings to own beneficially more than 5% of common stock of Holdings;

•	each member of Holdings’ board of directors and each of its named executive officers; and

•	all members of Holdings’ board of directors and its named executive officers as a group.
All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors or named executive officers, as the case may be.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Owned
Five Percent Beneficial Owners(1):
Whitebox Funds (2)	586,891	13.90%
KLS Diversified Management LP(3)	455,055	10.77%
Solus Funds (4)	402,948	9.54%
Deutsche Bank Securities Inc. (5)	296,005	7.01%
Highbridge Funds (6)	274,804	6.51%
BlackRock, Inc. (7)	248,101	5.87%
Directors and Named Executive Officers(1):
W. Douglas Blackburn, Jr.**	—	—
Daniel J. Geiger**	—	—
John E. Lushefski**	—	—
David J. Stetson (Chairman and Chief Executive Officer)**	—	—
Harvey L. Tepner**	—	—
Judy Hill (SVP & Chief Administrative Officer)	—	—
Samuel M. Hopkins (SVP, Chief Financial Officer and Treasurer)	—	—
Andrew B. McCallister (SVP, General Counsel and Secretary)	—	—
Jason Whitehead (SVP and Chief Operating Officer)	8	*
Directors and Named Executive Officers as a Group (9 Total Persons)(1)	8	*
______________
* Less than 1%
**Member of Board of Directors

(1)
The shares of Holdings common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to Holdings’ knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each listed beneficial owner is: 636 Shelby Street, 3rd Floor, Bristol, Tennessee 37620.

(2)
Whitebox General Partner LLC is the general partner of each of Whitebox Asymmetric Partners, LP, Whitebox Credit Partners, L.P., Whitebox GT Fund, LP, Whitebox Multi-Strategy Partners, LP, Pandora Select Partners, L.P., Whitebox Institutional Partners, L.P., Whitebox Relative Value Partners, L.P. and Whitebox Caja Blanca Fund, LP (collectively, the “Whitebox Funds”). Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Mercer, Roos, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of each of the Whitebox Funds and holds voting and disposable power over the shares of Holdings. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Jacob Mercer, Paul Roos, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.

(3)	The address for this beneficial owner is 452 Fifth Avenue, 22nd Floor, New York, New York 10018.

(4)
Solus Alternative Asset Management LP is the investment manager to the Solus Funds with respect to shares of Holdings. Solus GP LLC is the general partner of Solus Alternative Asset Management LP, and Christopher Pucillo serves as the managing member of Solus GP LLC and has voting and dispositive power over the all of the shares of the Solus Funds. The address of these persons is 410 Park Avenue, 11 th Floor, New York, NY 10022.

(5)
Shawn Faurot is a managing director of Deutsche Bank Securities Inc. and has voting and dispositive power over the all of these shares. The address of these persons is 60 Wall Street, 3 rd Floor, New York, New York 10005.

(6)
Highbridge Capital Management, LLC (“HCM”), the trading manager of each of 1992 MSF International Ltd. (“MSFI”) and 1992 Tactical Credit Master Fund, L.P. (together with MSFI, the “Highbridge Funds”) may be deemed to be the beneficial owner of shares of Holdings held by the Highbridge Funds. The Highbridge Funds each disclaim any beneficial ownership of these shares. The business address of HCM is 40 West 57 th Street, 32 nd Floor, New York, New York 10019, and the business address of the Highbridge Funds is c/o HedgServ (Cayman) Ltd., Willow House, Cricket Square Floor 3, George Town, Grand Cayman KY1-1104, Cayman Islands.

(7)
The registered holders of the referenced shares are funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such investment adviser subsidiaries and such portfolio managers is 55 East 52nd Street, New York, NY 10055.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Related Party Transactions
Upon completion of the mergers, pursuant to our written charter, our audit committee will review and, subject to certain exceptions, approve, amend, ratify, terminate or rescind, related-party transactions submitted for consideration by our General Counsel, which include any related party transactions that we would be required to disclose pursuant to Item 404 of Regulation S-K promulgated by the SEC. In determining whether to approve a related party transaction, the audit committee will consider a number of factors, including whether the related party transaction complies with the restrictions set forth in our debt facilities and whether it is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties.
Contura’s Relationship with Alpha
Please see the section of this joint proxy statement and prospectus entitled “The Mergers — Materials Contracts between Contura and Alpha” beginning on page 138 for a discussion of Contura’s relationship with Alpha.
Registration Rights Agreement
Contura and certain of its stockholders entered into a registration rights agreement in connection with the Alpha Restructuring. Pursuant to the registration rights agreement, as amended, such stockholders may, subject to various conditions and limitations, require Contura to file registration statements to register the resale of the shares held by such stockholders or to include their shares in registration statements that Contura files for itself or other stockholders. Contura has also agreed to reimburse the parties to the registration rights agreement for certain expenses incurred in connection with the filing of any registration statement and the marketing of any securities registered pursuant to the registration rights agreement. Pursuant to amendment no. 3 to the registration rights agreement, the registration rights agreement will be terminated upon consummation of the mergers and the listing of Contura’s common stock on the New York Stock Exchange or the NASDAQ Global Select Market.
Payment of Dividend Equivalents Related to the Special Dividend
On June 16, 2017, Contura declared a special cash distribution (the “Special Dividend”) in the amount of approximately $100.7 million, equal to $8.997 per share. In the event of certain corporate transactions or distributions (including an extraordinary cash dividend such as the Special Dividend), our compensation committee is required under the terms of the Management Incentive Plan (“MIP”) to make certain adjustments to the outstanding awards under the MIP to prevent dilution or enlargement of the benefits under such awards. To prevent the dilution of the benefits under outstanding RSU awards that we granted to our non-employee directors, our compensation committee approved a dividend equivalent payment to be made to our directors in respect of their outstanding RSU awards. The dividend equivalent payment, which was in an amount per RSU equal to the per-share Special Dividend (approximately $8.997 for each share underlying outstanding RSU awards and was paid on July 13, 2017, was in respect of the directors’ 2016 annual RSU awards, 2016 cash retainers that they elected to defer into RSUs, 2017 annual RSU awards, which were granted as of May 31, 2017, and the special one-time RSU grants approved on June 9, 2017. See “Directors and Executive Officers of Contura After the Mergers—Compensation of Our Directors.”

DESCRIPTION OF CONTURA CAPITAL STOCK
The following is a description of the material terms of Contura’s amended and restated certificate of incorporation and amended and restated bylaws, in each case as in effect and affecting the rights of Contura’s stockholders upon the completion of this offering. We refer you to Contura’s amended and restated certificate of incorporation and amended and restated bylaws, copies of which will be filed as exhibits to the registration statement of which this joint proxy statement and prospectus forms a part.
Contura’s authorized capital stock under Contura’s amended and restated certificate of incorporation consists of 50,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
Common stock outstanding. As of August 31, 2018 there were 9,874,843 shares of common stock outstanding, which were held of record by 71 stockholders. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.
Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.
Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See “Comparative Per Share Market Price and Dividend Information—Dividends—Contura.”
Rights upon liquidation. In the event of liquidation, dissolution or winding up of Contura, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other rights. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
As of August 31, 2018, there were no shares of preferred stock outstanding. Contura’s board of directors has the authority to issue the preferred stock in one or more series and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of preferred stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware law.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Contura without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, Contura has no plans to issue any of the preferred stock.
Warrants
On July 26, 2016, Contura issued 810,811 warrants pursuant to Alpha’s Plan of Reorganization. As of August 31, 2018, Contura had 801,871 warrants outstanding. The outstanding warrants are exercisable into a maximum of 922,152 shares of common stock with an exercise price of approximately $48.741 per share and are exercisable for cash or on a cashless basis at any time from July 26, 2016 until July 26, 2023.
Registration Rights
Contura and certain of its stockholders entered into a registration rights agreement in connection with the Alpha Restructuring. Pursuant to the registration rights agreement, as amended, such stockholders may, subject to various conditions and limitations, require Contura to file registration statements to register the resale of the shares held by such stockholders or to include their shares in registration statements that Contura files for itself or other stockholders. Contura has also agreed to reimburse the parties to the registration rights agreement for certain expenses incurred in connection with the filing of any registration statement and the marketing of any securities registered pursuant to the registration rights agreement. Pursuant to amendment no. 3 to the registration rights agreement, the registration rights agreement will be terminated upon consummation of the mergers and the listing of Contura’s common stock on the New York Stock Exchange or the NASDAQ Global Select Market.
Anti-takeover Effects of Certain Provisions of Contura’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Removal of Directors; Vacancies
Contura’s board of directors currently consists of five directors. The exact number of directors will be fixed from time to time by resolution of the board. Any director may be removed, with or without cause, at any time by the affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship shall, unless the board calls a special meeting for which the election of directors is included as business or as otherwise required by law, be filled solely by a majority of the remaining directors in office.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless Contura’s amended and restated certificate of incorporation provides otherwise. Contura’s amended and restated certificate of incorporation prohibits cumulative voting.
Calling of Special Meetings of Stockholders
Contura’s amended and restated certificate of incorporation and Contura’s amended and restated bylaws provide that special meetings of Contura’s stockholders may be called only by Contura’s board of directors, subject to the rights of the holders of any series of preferred stock.
No Stockholder Action by Written Consent
Contura’s amended and restated certificate of incorporation and Contura’s amended and restated bylaws provide that any action required or permitted to be taken by Contura’s stockholders must be effected by a duly called annual or special meeting of stockholders and may not be effected by any consent in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Contura’s amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to Contura’s corporate secretary.
Generally, to be timely, a stockholder’s notice must be received at Contura’s principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary date of the date on which the Company first mailed its proxy materials for the previous year’s annual meeting. Contura’s amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.
Amendments to Contura’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Contura’s amended and restated certificate of incorporation grants Contura’s board of directors the authority to adopt, amend or repeal Contura’s amended and restated bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware. Contura’s amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of at least two-thirds of the shares of common stock.
Limitations on Liability and Indemnification of Officers and Directors
Contura’s amended and restated certificate of incorporation provides that no director will be personally liable to Contura or its stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to Contura or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.
As a result, neither Contura nor its stockholders have the right, through stockholders’ derivative suits on their behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
Contura’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, Contura will indemnify any officer or director of Contura against all damages, claims and liabilities arising out of the fact that the person is or was Contura’s director or officer, or served any other enterprise at Contura’s request as a director, officer, employee, agent or fiduciary. Contura will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when Contura receives an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by Contura. Amending this provision will not reduce Contura’s indemnification obligations relating to actions taken before an amendment.
Delaware Anti-Takeover Statute
Contura is subject to Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts.
Exclusive Forum Provision of Contura’s Amended and Restated Bylaws
Under Contura’s amended and restated bylaws, to the fullest extent permitted by law and unless Contura consents in writing to the selection of an alternative forum, the Court of Chancery of the state of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Contura, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Contura director, officer or other employee to Contura or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Contura charter (including any certificate of designations relating to any class or series of preferred stock) or the Contura bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine.
By limiting the ability of third parties and Contura’s stockholders to file such lawsuits in the forum of their choosing, this exclusive forum provision could increase the costs to a plaintiff of bringing such a lawsuit and could have the effect of deterring such lawsuits, which could include potential takeover-related lawsuits.
Transfer Agent and Registrar
Computershare Trust Company, N.A. is the transfer agent and registrar for Contura’s common stock.

Authorized but Unissued Capital Stock
The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as Contura’s common stock is listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable Contura’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Contura by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

COMPARISON OF STOCKHOLDERS’ RIGHTS
Contura, Holdings and ANR are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are governed by the DGCL. Upon completion of the mergers, all outstanding shares of Holdings common stock and Class C-1 common stock (other than canceled shares and appraisal shares) will be converted into the right to receive the consideration payable in connection with the mergers, which will include shares of Contura common stock. Therefore, upon completion of the mergers, the rights of the former Holdings stockholders and former ANR stockholders will be governed by Delaware law and the certificate of incorporation and bylaws of Contura as in effect as of immediately following the completion of the mergers (referred to in this section as the “Contura charter” and the “Contura bylaws”, respectively).
The following discussion is a summary of the rights of Contura stockholders immediately following the completion of the mergers and the current rights of Holdings stockholders and ANR stockholders. While this summary includes the material differences between the rights of such stockholders, this summary may not contain all of the information that is important to you. You are urged to read carefully this entire joint proxy statement and prospectus, the relevant provisions of the DGCL and the other documents referred in this joint proxy statement and prospectus for a more complete understanding of the differences between being a stockholder of Contura immediately following the completion of the mergers, a stockholder of Holdings and a stockholder of ANR. Each of Contura, Holdings and ANR will send copies of its organizational documents referred to in this joint proxy statement and prospectus to you upon your request. See “Where You Can Find More Information.”

	Rights of Contura Stockholders	Rights of Holdings Stockholders	Rights of ANR Stockholders
Authorized Capital Stock
Contura is authorized under the Contura charter to issue 55,000,000 shares, consisting of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, each with a par value $0.01 per share.

Holdings is authorized under the Holdings charter to issue 11,800,000 shares, consisting of 5,000,000 shares of common stock and 6,800,000 shares of preferred stock, each with a par value of $0.01 per share. Under the Holdings charter, Holdings preferred stock consists of 6,500,000 shares of Series A preferred stock and 300,000 shares of Series B preferred stock (together, “Class AB preferred stock”).

ANR is authorized under the ANR charter to issue 54,223,400 shares, consisting of 50,000,000 shares of Class C-1 common stock, and 4,223,400 shares of Class C-2 Common Stock, each with a par value of $0.01 per share.

Special Meetings of Stockholders
The Contura charter and bylaws provide that special meetings of Contura stockholders may be called only by the Contura board of directors, subject to the rights of the holders of any series of preferred stock.

Notwithstanding the foregoing, whenever the holders of one or more classes or series of preferred stock have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of preferred stock adopted by resolution or resolutions of the Contura board of directors, special meetings of holders of such preferred stock.

The Holdings bylaws provide that a special meeting of stockholders may be called only by Holdings’ chairman, president, or secretary within ten calendar days of the written request of either (i) a majority of the directors then in office, (ii) the holders of at least 20% of the voting power of the outstanding common stock, voting together as a single class, or (iii) the holders of at least 20% of the voting power of the outstanding preferred stock, voting together as a single class.
Same as Holdings.

Stockholder Action by Written Consent
The Contura charter and bylaws provide that any action required or permitted to be taken by Contura stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by any consent in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock.
	Action by written consent in lieu of a meeting of Holdings stockholders is permitted.	Action by written consent in lieu of a meeting of ANR stockholders is permitted.
Vote Requirements
Except as otherwise provided by law, the Contura charter or the Contura bylaws, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, and in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter will be the act of the stockholders. Abstentions and broker non-votes will not be counted as votes cast. Subject to the rights of the holders of Contura preferred stock, directors will be elected by a plurality of the votes of shares of Contura capital stock present in person or represented by proxy at a meeting and entitled to vote on the election of directors.

Except as otherwise provided by law, each holder of common stock is entitled to one vote per share on all matters on which stockholders of Holdings are entitled to vote other than an amendment to the Holdings charter (including any preferred stock designation relating to any series of preferred stock) that relates solely to the terms of one or more series of preferred stock if the holders of such affected series are entitled to vote thereon pursuant to the Holdings charter (including any preferred stock designation relating to any series of preferred stock). Except as otherwise provided by law, the Holdings charter, any preferred stock designation or the Holdings bylaws, the affirmative vote of the holders of a majority of (i) common stock and (ii) preferred stock, in each case present in person or represented by proxy and entitled to vote on the subject matter, will be the act of the stockholders in all matters other than the election of directors, which requires a plurality of the votes of the holders of the class of stock present in person or represented by proxy and entitled to vote for such directors.

Each holder of Class C-1 common stock is entitled, to one vote per share on all matters on which stockholders of ANR are entitled to vote; each holder of Class C-2 common stock is entitled to 1.187 votes per share on all matters on which stockholders of ANR are entitled to vote.

Except as otherwise provided by the ANR charter or by law, the holders of shares of Class C-1 common stock and Class C-2 common stock will vote together as a single class on all matters submitted to a vote or for the consent of the stockholders of ANR.

Except as otherwise provided by law, the ANR charter or the ANR bylaws, the affirmative vote of the holders of a majority of common stock present in person or represented by proxy and entitled to vote on the subject matter will be the act of the stockholders in all matters other than the election of directors, which requires a plurality of the votes of the holders of a majority of common stock present in person or represented by proxy and entitled to vote for such directors.

The number of authorized shares of Class C-1 common stock or Class C-2 common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of shares of stock of ANR representing a majority of the votes represented by all outstanding shares of stock of ANR entitled to vote (voting together as a single class), irrespective of the provisions of Section 242(b)(2) of the DGCL.

Stockholder Proposals
The Contura bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to Contura’s corporate secretary.

The Holdings bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to Holdings’ secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Holdings not less than 90 nor more than 120 calendar days prior to the first anniversary date of the immediately preceding annual meeting of the stockholders. If the date of an annual meeting is more than 30 calendar days before or more than 30 calendar days after the date of the first anniversary of the precedent year’s annual meeting, then for the notice by the stockholder to be timely it must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the close of business on the 10th day following the date on which public announcement of the annual meeting date was made.

The stockholder must be a stockholder of record on the date of the giving of the notice described above and be entitled to vote at the meeting, and the notice must set forth all information regarding the proposed business and the proposing stockholder and any associated person as required under the bylaws of Holdings.

If such stockholder or a qualified representative of such stockholder does not appear at such annual meeting to present the proposed business, Holdings need not present such proposal for a vote at such a meeting, notwithstanding that proxies in respect of such vote may have been received.
Same as Holdings.

Nomination of Candidates for Election to the Board of Directors
The Contura bylaws provide that nominations of persons for election to the Contura board of directors at an annual meeting of stockholders may be made only if (i) pursuant to a notice of meeting (or any supplement thereto), (ii) by or at the direction of the Contura board of directors or any committee thereof, (iii) as may be provided in the certificate of designations for any class or series of preferred stock or (iv) by any Contura stockholder who is a stockholder of record at the time of giving of notice pursuant to Contura’s bylaws and at the time of the annual meeting, who will be entitled to vote at the meeting and who complies with the procedures set forth in Contura’s bylaws. Whenever the holders of one or more classes or series of preferred stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of preferred stock adopted by resolution or resolutions adopted by the Contura board of directors pursuant to the Contura charter and bylaws.

Subject to the rights of the holders of preferred stock specified in a preferred stock designation, the Holdings bylaws provide that nominations of persons for election to the Holdings board may be made at an annual meeting of stockholders (i) by or at the direction of the Holdings board of directors or a committee thereof or (ii) by any stockholder of record of Holdings if such stockholder is entitled to vote for the election of directors at such annual meeting and if such stockholder complies with the procedural requirements contained in the Holdings bylaws.

For nominations for election to the Holdings board before an annual meeting, the stockholder must have given timely notice as described above under “Stockholder Proposals,” and such notice must include all of the information regarding the nominee(s), the stockholder giving the notice and any associated person, as set forth in the Holdings bylaws.

If such stockholder or a qualified representative of such stockholder does not appear at such annual meeting to present such nomination(s), Holdings need not present such nomination(s) for a vote at such a meeting, notwithstanding that proxies in respect of such vote may have been received by Holdings.
Same as Holdings.

Notice of Stockholder Meetings
The Contura bylaws provide that whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting will be given which will state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the DGCL, such notice will be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Contura board of directors or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, Contura may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

The Holdings bylaws provide that a notice of an annual or special meeting will be given to each stockholder not less than 10 nor more than 60 days prior to the meeting and must specify the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes of the meeting. When a meeting is adjourned to another place, date, or time, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. However, if the adjournment is for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice must be provided of the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting. At the adjourned meeting, any business may be transacted which properly could have been transacted at the original meeting.
Same as Holdings.

In connection with stockholder proposals and director nominations, generally, to be timely, a stockholder's notice must be received at Contura's principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary date of the date on which the Company first mailed its proxy materials for the previous year's annual meeting. The Contura bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Vote Requirements
The Contura charter provides that a supermajority vote of at least two-thirds of the voting power of all outstanding securities of Contura generally entitled to vote in the election of directors, voting together as a single class, is required to amend or repeal to the portions of the Contura charter governing voting rights, the Contura bylaws, the Contura board of directors, stockholder meetings, limited liability, indemnification and amendments to the Contura charter.

The Contura bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding securities of Contura generally entitled to vote in the election of directors, voting together as a single class.

The Holdings charter provides that the affirmative vote of both (i) the holders of at least 75% of the outstanding common stock, voting together as a single class, and (ii) the holders of at least 75% of the outstanding Class AB preferred stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with the bylaws section of the Holdings charter and portions of the Holdings bylaws governing special meetings of stockholders and directors, quorum requirements of such special meetings, voting rights and proxies, record dates, directorships (including provisions related to the director to be nominated by holders of Class AB preferred stock) and amendments of bylaws.

The ANR charter provides that the affirmative vote of the holders of at least 75% of the outstanding common stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with the bylaws section of the ANR charter and portions of the ANR bylaws governing special meetings of stockholders and directors, quorum requirements of such special meetings, voting rights and proxies, record dates, directorships and amendments of bylaws, except no such vote or consent is required to amend or repeal any provision of the bylaws to remove any rights granted to holders of a series or class of preferred stock or references to the same.

Number of Directors; Election; Vacancies
The number of directors which will constitute the Contura board of directors will be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Contura board of directors.
Each director will be elected annually at each annual meeting of stockholders to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until such director’s successor will have been duly elected and qualified or until such director’s earlier death, resignation or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director. There will be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws so provide.
Vacancies on the Contura board of directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors will, unless the Contura board of directors calls a special meeting for which the election of directors is included as business or as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director. Each director so elected will hold office for a term ending at the next annual meeting of stockholders, and until such director’s successor will have been duly elected and qualified or until such director’s earlier death, resignation or removal.

For so long as any share of Class AB preferred stock remains outstanding, the board of directors will consist of five members. Subject to such rights, the number of directors of Holdings may be determined from time to time only by a vote of a majority of the whole board of directors of Holdings.

At each annual meeting of stockholders, holders of the outstanding shares of preferred stock will be entitled, voting as a separate class, to elect one director, and other stockholders will be entitled, voting as a separate class, to elect the remaining directors. No decrease in the number of directors will shorten the term of any director. Election of directors need not be by written ballot unless the bylaws so provide.

In the case of removal of a director elected by the holders of Class AB preferred stock or any vacancy in the office of such a director, upon written request of holders representing at least 20% of the voting power the then-outstanding Class AB preferred stock, an officer of Holdings may call a special meeting to elect a successor to fill the vacancy or to hold office for the unexpired term of a removed director, except no such special meeting will be called for a removal of a director during a period within the 120 days immediately preceding the date fixed for the next annual stockholders meeting, in which such case, the election of directors will be held at such annual stockholders meeting. Holders of Class AB preferred stock are also entitled to elect a successor at the next regular annual meeting or by written consent.

The number of directors of ANR may be determined from time to time only by a vote of a majority of the whole board of directors of ANR.

At each annual meeting of stockholders, holders of common stock will be entitled, voting as a class, to elect the directors. No decrease in the number of directors will shorten the term of any director. Election of directors need not be by written ballot unless the bylaws so provide.

Vacancies on the ANR board resulting from death, resignation disqualification, removal or other causes and newly created directorships resulting from any increase in the number of directors may be filled only by a majority of the directors then in office (even if less than a quorum) or by the sole remaining director. Each director so elected will hold office for a term ending at the next annual meeting of stockholders, and until such director’s successor will have been duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

In the case of removal of a director elected by the holders of common stock, upon written request of holders representing at least 20% of the voting power the then-outstanding common stock, an officer of Holdings will call a special meeting to elect a successor to hold office for the unexpired term, except no such special meeting will be called during a period within the 120 days immediately preceding the date fixed for the next annual stockholders meeting, , in which such case, the election of directors will be held at such annual stockholders meeting, in which such case, the election of directors will be held at such annual stockholders meeting. Holders of common stock are also entitled to elect a successor at the next regular annual meeting or by written consent.
At any meeting held for the purpose of electing a director elected by the holders of common stock, the presence in person or by proxy of such common stock holders holding more than 50% of the outstanding shares of the common stock as of the record date will be required and will constitute a quorum.
In case of any vacancy (other than by removal) in the office of a director elected by the holders of common stock, the vacancy may only be filled by the affirmative vote of a majority of all remaining members of the Holdings board of directors.
Subject to such rights above, vacancies on the Holdings board of directors resulting from death, resignation, removal or other causes and newly created directorships resulting from any increase in the number of directors will be filled only by a majority of the directors then in office (although less than a quorum) or by the sole remaining director. Each director so elected will hold office for a term ending at the next annual meeting of stockholders, and until such director’s successor will have been duly elected and qualified or until such director’s earlier death, resignation or removal.

Removal of Directors
Any or all Contura directors may be removed, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding Contura capital stock then entitled to vote at any election of directors and the vacancies thus created will be filled in accordance with the Contura charter.
The organizational documents of Holdings are silent on the removal of directors.
Any or all ANR directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of outstanding shares of capital stock of ANR entitled to vote generally in the election of directors.

Limitation on Liability of Directors for Breach of Fiduciary Duty
The Contura charter provides that a Contura director will not be personally liable to Contura or Contura stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

The Holdings charter provides that no director of Holdings shall be liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exculpation is not permitted under the DGCL. Any amendment, modification or repeal of the foregoing provision will not adversely affect any right or protection of a director of Holdings existing at the time of, or increase the liability of any director of Holdings with respect to any acts or omissions of such director occurring prior to, such amendment, modification or repeal.
Same as Holdings.

The Contura charter provides that, to the fullest extent permissible by law, Contura will indemnify its directors and officers against all damages, claims and liabilities arising out of the fact that such person is or was a Contura director, or served any other enterprise at Contura’s request as a director or officer. The right to indemnification will also include the right to be paid by Contura the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the laws of the state of Delaware Law. The right to indemnification is a contractual right. Contura may also provide indemnification to its employees and agents to such extent and to such effect as the Contura board of directors determines to be appropriate and authorized by the laws of the state of Delaware.

The Holdings charter provides that, to the fullest extent permissible by law, Holdings will indemnify its directors and officers against all damages, claims and liabilities arising out of the fact that such person is or was a Holdings director, or served any other enterprise at Holdings’ request as a director or officer. Any repeal or modification of the Holdings charter shall not adversely affect any such right or protection existing immediately prior to such repeal or modification.
Same as Holdings.

Dividends
Subject to the rights of any holders of any class or series of Contura preferred stock then outstanding, the holders of Contura common stock will be entitled to the payment of dividends when and as declared by the Contura board of directors in accordance with applicable law and to receive other distributions from Contura. Any dividends in respect of Contura common stock will be paid, on a pro rata basis, to the holders thereof in cash, in property or in shares of Contura capital stock.

Until Holdings has paid dividends totaling $15,750,000, (i) 65% of the distribution amount shall be paid to holders of Series A preferred stock on a pro rata basis, (ii) 3% of the distribution amount shall be paid to holders of Series B preferred stock on a pro rata basis and (iii) 32% of the distribution amount shall be paid to holders of common stock on a pro rata basis.

From and after such time as Holdings has paid dividends totaling $15,750,000, (i) 50% of the distribution amount shall be paid to holders of Series A preferred stock on a pro rata basis, (ii) 3% of the distribution amount shall be paid to holders of Series B preferred stock on a pro rata basis and (iii) 47% of the distribution amount shall be paid to holders of common stock on a pro rata basis.

So long as any shares of the Class AB preferred stock are outstanding, Holdings shall not declare, pay or set apart for payment any dividends or other distributions other than as described above, or repurchase, redeem or otherwise acquire, or set apart funds for such purposes.

Subject to the rights described above and other provisions of the Holdings charter, the holders of the outstanding shares of common stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the corporation as may be declared thereon by the board of directors of Holdings from time to time out of assets or funds of Holdings legally available therefore.

The holders of the outstanding shares of common stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of ANR as may be declared thereon by the board of directors of ANR from time to time out of assets or funds of ANR legally available therefore.

Exclusive Forum
To the fullest extent permitted by law and unless Contura consents in writing to the selection of an alternative forum, the Court of Chancery of the state of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Contura, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Contura director, officer or other employee to Contura or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Contura charter (including any certificate of designations relating to any class or series of preferred stock) or the Contura bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine.
	Same as Contura.	Same as Contura.
Amendment of Certificate of Incorporation
The Contura charter may be amended in any manner permitted by the laws of the state of Delaware. The Contura charter provides that a supermajority vote of at least two-thirds of the voting power of all outstanding securities of Contura generally entitled to vote in the election of directors, voting together as a single class, is required to amend or repeal to the portions of the Contura charter governing voting rights, the Contura bylaws, the Contura board of directors, stockholder meetings, limited liability, indemnification and amendments to the Contura charter.

The Holdings charter provides that the affirmative vote of both (i) the holders of at least 75% of the outstanding common stock, voting together as a single class, and (ii) the holders of at least 75% of the outstanding Class AB preferred stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with the bylaws section of the Holdings charter. Holdings reserves the right to amend, alter, change, waive or repeal any provision of the Holdings charter, in the manner prescribed by the laws of the state of Delaware and the Holdings charter, and all rights, preferences and privileges conferred therein are granted subject to such reservation.

The ANR charter provides that the affirmative vote of the holders of at least 75% of the outstanding common stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with the bylaws section of the ANR charter. ANR reserves the right to amend, alter, change, waive or repeal any provision of the ANR charter, in the manner prescribed by the laws of the state of Delaware and the ANR charter, and all rights, preferences and privileges conferred therein are granted subject to such reservation.

Amendment of Bylaws by Stockholders
The Contura charter grants the Contura board of directors the authority to adopt, amend or repeal the bylaws without a stockholder vote in any manner not inconsistent with the laws of the state of Delaware. The Contura bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding securities of Contura generally entitled to vote in the election of directors, voting together as a single class.

The Holdings charter grants the Holdings board of directors the power to adopt, amend or repeal the Holdings bylaws, except for portions of the Holdings bylaws governing special meetings of stockholders, quorum requirements of such special meetings, voting rights and proxies, amendments of bylaws, and to the extent expressly provided otherwise in the Holdings bylaws.

Holders of a majority of the common stock, voting together as a single class, and the holders of a majority of the Class AB preferred stock, voting together as a single class, may, together, also adopt, amend or repeal the Holdings bylaws, except the affirmative vote of both (i) the holders of at least 75% of the outstanding common stock, voting together as a single class, and (ii) the holders of at least 75% of the outstanding Class AB preferred stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with portions of the Holdings bylaws governing special meetings of stockholders and directors, quorum requirements of such special meetings, voting rights and proxies, record dates,, certain provisions regarding directorships (including provisions related to the director to be nominated by holders of Class AB preferred stock) and amendments of bylaws.

The ANR charter grants the ANR board the power to adopt, amend or repeal the ANR bylaws, except for portions of the ANR bylaws governing special meetings of stockholders, quorum requirements of such special meetings, voting rights and proxies, amendments of bylaws, and to the extent expressly provided otherwise in the ANR bylaws.

Holders of a majority of the common stock, voting together as a single class, may also adopt, amend or repeal the ANR bylaws, except the affirmative vote of the holders of at least 75% of the outstanding common stock, voting together as a single class is required to amend, repeal or adopt any provision inconsistent with portions of the ANR bylaws governing special meetings of stockholders and directors, quorum requirements of such special meetings, voting rights and proxies, record dates, certain provisions regarding directorships and amendments of bylaws; however, no such vote or consent is required to amend or repeal any provision of the bylaws to remove any rights granted to holders of a series or class of preferred stock or references to the same.

DIRECTORS AND EXECUTIVE OFFICERS OF CONTURA AFTER THE MERGERS
References in this “Directors and Executive Officers of Contura After the Mergers” section to “we,” “us,” “our” and other similar terms refer to Contura Energy, Inc. and its consolidated subsidiaries before or after giving effect to the mergers, as the context requires. References in this “Directors and Executive Officers of Contura After the Mergers” section to the “combined company” refer to Contura Energy, Inc. and its consolidated subsidiaries after giving effect to the mergers.
Directors and Executive Officers of Contura After the Mergers
The following table sets forth the names, ages and titles of Contura’s directors, director nominees and executive officers.

Name	Age	Position
Kevin S. Crutchfield	57	Chief Executive Officer and Director
Charles Andrew Eidson	42	Executive Vice President and Chief Financial Officer
Mark M. Manno	48	Executive Vice President, Chief Administrative and Legal Officer and Secretary
J. Scott Kreutzer	47	Executive Vice President and Chief Operating Officer
Kevin Stanley	43	Executive Vice President and Chief Commercial Officer
Jill M. Harrison	57	Senior Vice President and General Counsel
Suzan E. Moore	58	Senior Vice President, Administration and Chief Human Resources Officer
Neale X. Trangucci	61	Chairman of the Board
Albert E. Ferrara, Jr.	69	Director
Anthony J. Orlando	59	Director
Michael J. Ward	67	Director
John E. Lushefski	62	Director Nominee
Daniel J. Geiger	68	Director Nominee
David J. Stetson	62	Director Nominee
Harvey L. Tepner	61	Director Nominee
Each officer serves at the discretion of Contura’s board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of Contura’s directors or executive officers.
Set forth below is a description of the background of the persons named above.
Kevin S. Crutchfield has served as Contura’s chief executive officer, and as a director, since July 2016. He previously served as chairman and chief executive officer of Predecessor Alpha, having been appointed as a director in November 2007, elected as chief executive officer at the time of Alpha’s merger with Foundation Coal in July 2009 and named chairman in May 2012. He was also a member of the safety, health, environmental and sustainability committee from the time of the merger. Prior to that time, he served as Predecessor Alpha’s president from January 2007 until the merger. Mr. Crutchfield also served as Predecessor Alpha’s executive vice president from November 2004 until January 2007. Predecessor Alpha filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on August 3, 2015.
Mr. Crutchfield joined Predecessor Alpha’s management team as the executive vice president of Alpha Natural Resources, LLC and vice president of ANR Holdings, LLC in March 2003, and also served as the executive vice president of ANR Holdings, LLC from November 2003 until ANR Holdings, LLC was merged with another of Alpha’s subsidiaries in December 2005. From June 2001 through January 2003, he served as vice president of El Paso Corporation, a natural gas and energy provider, and president of Coastal Coal Company, a coal producer and affiliate of El Paso Corporation, acquired by Predecessor Alpha in 2003.

Prior to joining El Paso, he served as president and CEO of AMVEST Corporation, a coal and gas producer and provider of related products and services, and held executive positions at AEI Resources, Inc., a coal producer, including president and chief executive officer. Before joining AEI Resources, he served as the chairman, president and chief executive officer of Cyprus Australia Coal Company (“Cyprus”) and held executive operating management positions with Cyprus in the U.S. before being relocated to Sydney, Australia in 1997. He worked for Pittston Coal Company, in various operating and executive management positions from 1986 to 1995, including as vice president operations prior to joining Cyprus.
Mr. Crutchfield serves on the board of directors of Coeur Mining Inc. He also served on the board of directors of King Pharmaceuticals, Inc. from February 2010 until the first quarter of 2011, when he resigned in connection with the acquisition of King Pharmaceuticals by Pfizer, and on the board of directors of Rice Energy Inc. from January 2014 to November 2014. Mr. Crutchfield holds a bachelor of science degree in mining and minerals engineering from Virginia Polytechnic Institute and State University, and he also completed the executive program at the University of Virginia’s Colgate Darden School of Business. For these reasons, Contura believes Mr. Crutchfield is qualified to serve as a director.
Charles Andrew Eidson has served as Contura’s executive vice president and chief financial officer since July 2016. He previously served as executive vice president and chief financial officer of Alpha Natural Resources, Inc., a position he held from March 2016. His previous roles with Predecessor Alpha included senior vice president, strategy and business development, and vice president, mergers and acquisitions. Predecessor Alpha filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on August 3, 2015.
Prior to joining Predecessor Alpha in July 2010, Mr. Eidson held several financial positions across industry sectors, including at PricewaterhouseCoopers LLP, Eastman Chemical Company, and most recently Penn Virginia Resource Partners, where he led mergers and acquisitions projects for the coal segment and managed the budgeting and planning process. Mr. Eidson holds a bachelor of science degree, cum laude, in commerce and business administration from the University of Alabama and a master of business administration degree from Milligan College.
Mark M. Manno has served as Contura’s executive vice president, chief administrative and legal officer and secretary since January 2018 and previously served as its executive vice president, general counsel, secretary and chief procurement officer from July 2016. He previously served as executive vice president, general counsel, secretary and chief procurement officer for Alpha Natural Resources, Inc., positions he held from December 2015. Prior to these positions, Mr. Manno served as senior vice president, chief information and sourcing officer from February 2015, and senior vice president, strategic sourcing and information technology for Predecessor Alpha’s wholly owned subsidiary, Alpha Natural Resources Services, LLC, from March 2014. Mr. Manno previously served as vice president, strategic sourcing and materials management from April 2012, and also as vice president and assistant general counsel. Predecessor Alpha filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on August 3, 2015.
Before joining Predecessor Alpha in February 2010, Mr. Manno was general counsel and real estate division president with SJ Strategic Investments in Bristol, Tennessee. Earlier in his career, he served in multiple roles with King Pharmaceuticals, Inc. and was an attorney with Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, in Johnson City, Tennessee. Before joining the private sector, Mr. Manno was an officer in the U.S. Navy and a graduate of the U.S. Naval Academy. He completed his master of business administration degree at Mississippi State University and his law degree at the University of Memphis.
J. Scott Kreutzer has served as Contura’s executive vice president and chief operating officer since January 2018. He previously served as Contura’s senior vice president, land and environmental affairs since July 2016. Prior to that position, Mr. Kreutzer served in a number of roles at Alpha Natural Resources, Inc., most recently senior vice president, land and gas, a position he held from December 2015. Predecessor Alpha filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on August 3, 2015.
Prior to joining Predecessor Alpha in 2011, Mr. Kreutzer served in several legal practice positions supporting the coal industry, and more recently with TECO Coal Corporation, where he managed and oversaw activities related to lease compliance, geology, land acquisition, royalties, and third-party service contracts. Mr. Kreutzer holds a bachelor of arts degree from Transylvania University and earned his law degree, cum laude, from Northern Kentucky University.
Kevin Stanley has served as Contura’s executive vice president and chief commercial officer since April 2017. He previously served as Contura’s senior vice president, sales and marketing since July 2016 and as senior vice president, business planning for Predecessor Alpha, a position he held from December 2015. Prior to this position, Mr. Stanley served as vice president, business planning for Alpha from 2012 and in several additional roles, including as director of corporate development from 2011 for Alpha Australia, LLC, a wholly owned subsidiary of Predecessor Alpha. Predecessor Alpha filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on August 3, 2015.
Prior to joining Predecessor Alpha in 2003, Mr. Stanley served in various accounting roles for subsidiaries of Massey Energy. Mr. Stanley holds a bachelor of science degree in accounting from the University of Virginia’s College at Wise.
Jill M. Harrison has served as Contura’s senior vice president and general counsel since January 2018. She previously served as senior vice president and deputy general counsel for subsidiary Contura Coal Sales, LLC since July 2016. Prior to that role, Ms. Harrison served as senior vice president and general counsel for Alpha Coal Sales Co., LLC, a subsidiary of Alpha Natural Resources, Inc., a position she held from February 2014. Predecessor Alpha filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on August 3, 2015.
Prior to joining Predecessor Alpha in 2006, Ms. Harrison was a shareholder in the law firm of PennStuart, serving a seventeen-year tenure with the firm representing coal, oil and natural gas industry clients. Ms. Harrison earned both a bachelor of science degree in business administration and a law degree from the University of Tennessee.
Suzan E. Moore has served as Contura’s senior vice president, administration and chief human resources officer since January 2018. She previously served as senior vice president and deputy general counsel since July 2016. Prior to that position, Ms. Moore served in a number of legal and human resources roles at Alpha Natural Resources, Inc., most recently senior vice president and deputy general counsel, human resources, benefits and safety, a position she held since January 2016. Predecessor Alpha filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on August 3, 2015.
Prior to joining Predecessor Alpha in 2003, Ms. Moore held several legal positions within the coal industry, including at Pittston Coal Company and Westmoreland Coal Company, as well as in private practice at PennStuart. Ms. Moore earned a bachelor of arts degree, with highest honors, at the University of Tennessee and a law degree at the University of Virginia.
Neale X. Trangucci has served as one of Contura’s directors since July 2016. He is chairman of Contura’s board of directors and chairman of the nominating and corporate governance committee of Contura’s board of directors. In 2014, he formed NXT Partners LLC, where he is the principal / owner. He served as co-head of bankruptcy and distressed investments with Mason Capital Management from 2005 until 2014 and previously held senior positions focused on distressed assets and investments with Stonehill Investment Corp / WHX Corp. (including as a partner in Stonehill and as chief executive officer of WHX Corp.), Salomon Brothers Inc. in New York City and Continental Illinois Bank. Mr. Trangucci has also served on the board of directors of George Industries Inc., Automation Tooling Systems, WHX Corp., Wheeling-Pittsburgh Corp., Wheeling-Nisshin Inc., Photowatt International, Handy & Harman and Unimast. Mr. Trangucci earned a bachelor of science degree from Bucknell University and a master’s degree in international finance and banking from Columbia University. For these reasons, Contura believes Mr. Trangucci is qualified to serve as a director.
Albert E. Ferrara, Jr. has served as one of Contura’s directors since July 2016 and is chairman of the audit committee of Contura’s board of directors. Mr. Ferrara has spent over forty years in the metals and related resource industry. Mr. Ferrara served in senior executive positions with AK Steel, including senior vice president finance and chief financial officer, from 2003 until his retirement in 2013. Before joining AK Steel, Mr. Ferrara spent thirty years with United States Steel Corporation/USX Corporation in a variety of roles domestically and internationally, including senior vice president finance and treasurer. Mr. Ferrara has served since 2014 as a principal of Amelia Metals LLC, a consulting firm specializing in the metals and mining industries. Mr. Ferrara holds a bachelor of science in commerce with distinction and a juris doctor degree, both from the University of Virginia. He has been licensed to practice law in the State of Pennsylvania. For these reasons, Contura believes Mr. Ferrara is qualified to serve as a director.
Anthony J. Orlando has served on Contura’s board of directors since September 2017 and serves on Contura’s Audit, Compensation, Nominating and Corporate Governance and Safety, Health and Environmental Committees. Mr. Orlando has nearly thirty years of experience in various executive leadership, financial, business development, strategic, operational and engineering management positions with the global energy-from-waste company, Covanta Holding Corporation, where he most recently served as President and Chief Executive Officer from 2004 until 2015. Prior to joining Covanta, Mr. Orlando spent six years in the petrochemical industry as an engineer for Foster Wheeler Corporation. Mr. Orlando currently serves on the board of directors of Landstar Systems Inc. and previously served on the board of directors of Covanta Holding Corporation. Mr. Orlando earned a master’s degree in business administration from Seton Hall University and a bachelor of science, civil engineering degree from Villanova University. For these reasons, Contura believes Mr. Orlando is qualified to serve as a director.
Michael J. Ward has served on Contura’s board of directors since September 2017 and serves as chair of the Board’s Safety, Health and Environmental Committee of Contura’s board of directors. Mr. Ward spent forty years serving in various executive leadership, financial, and coal marketing positions with one of the nation’s premier transportation and logistics companies, CSX Corporation, and its predecessor company, Chessie System, Inc., most recently as Board Chairman and Chief Executive Officer from 2003 until 2017. Mr. Ward currently serves on the boards of directors of Ashland Global Holdings, Inc. and PNC Financial Services Group, Inc., as well as a number of boards of various local, regional, and national not-for-profit organizations. Mr. Ward earned a master’s degree in business administration from the Harvard Business School and a bachelor of arts degree from the University of Maryland. For these reasons, Contura believes Mr. Ward is qualified to serve as a director.
John E. Lushefski is a director nominee for Contura’s board of directors and joined the board of directors of each of ANR and Holdings in July 2016. Most recently, Mr. Lushefski served as Senior Vice President and Chief Financial Officer of Patriot Coal Corporation from 2012 to 2015, where he also served on the board of directors. Prior to Mr. Lushefski’s roles at Patriot Coal Corporation, he held numerous management and advisory positions with several large companies. He was a partner at BVisions Advisory LLP and served as Chief Financial Officer for both Millennium Chemicals Inc. and Peabody Holding Company Inc. Additionally, Mr. Lushefski served on the board of directors of Suburban Propane, LP and Smith Corona Corporation and on the governance committee of Equistar Chemicals, L.P. He also acted as an advisory board member for East Coast Power Systems, Inc. and Restricted Stock Systems, Inc. Mr. Lushefski is a Certified Public Accountant and received his B.S. in Business Administration and Accounting from Pennsylvania State University. For these reasons, Contura believes Mr. Lushefski is qualified to serve as a director.
David J. Geiger is a director nominee for Contura’s board of directors and joined the board of directors of each of ANR and Holdings in February 2018. Mr. Geiger has been a Managing Member of D.J. Geiger & Co., LLC, a mining consulting firm, since 2010. During his time as a Managing Member, from 2011 to 2012, Mr. Geiger was also the Lead Independent Director for Lipari Energy, a major coal producer in Eastern Kentucky and a publicly traded company at that time. Prior to those positions, Mr. Geiger was the CEO and Chairman for Lexington Coal Company from August 2004 to July 2010. During his tenure at Lexington Coal Company, Mr. Geiger oversaw the reduction of reclamation liabilities and the eventual merger of the company into a subsidiary of a national coal production company. From 1982 to 2004, Mr. Geiger served as Vice President, Engineering of the James River Coal Company, and has over 35 years of experience in the coal industry. Mr. Geiger earned a B.S. in Civil Engineering from Ohio University, and is a Registered Professional Engineer in the states of Kentucky and West Virginia. For these reasons, Contura believes Mr. Geiger is qualified to serve as a director.
David J. Stetson is a director nominee for Contura’s board of directors and was appointed as Chairman of the Board of Directors and Chief Executive Officer of ANR and Holdings in July 2016. Mr. Stetson is a seasoned executive with extensive experience in management, finance, mergers and acquisitions, corporate governance, restructuring, the law and reclamation. Mr. Stetson has held a myriad of leadership positions, including Chief Executive Officer, Chief Restructuring Officer, and Senior Advisor for various energy companies, including Trinity Coal Corporation, American Resources Offshore, Inc., Lexington Coal Company, and Lipari Energy Inc. Mr. Stetson earned an M.B.A from the University of Notre Dame, a J.D. from the Brandeis School of Law at the University of Louisville, and a B.S. from Murray State University. For these reasons, Contura believes Mr. Stetson is qualified to serve as a director.
Harvey L. Tepner is a director nominee for Contura’s board of directors and joined the board of directors of each of ANR and Holdings in July 2016, and he serves as the lead independent director of the Board of Directors of each of ANR and Holdings. He is a private investor and serves on the board of directors of Core-Mark Holding Company, Inc., Clear Channel Outdoor Holdings, Inc., and several private companies, including Nine West Holdings, Inc. Previously, Mr. Tepner was a senior executive of WL Ross & Co. LLC, and a partner in WL Ross funds, where his responsibilities included managing certain portfolio companies and sourcing and structuring investments in stressed and distressed loans and debt securities. While at WL Ross, Mr. Tepner was a member of the board of directors of International Textile Group, Inc., Plascar Participacoes Industrias SA of Brazil, and OCM India Limited, publicly traded companies controlled by various WL Ross funds. Prior to WL Ross, Mr. Tepner was an investment banker at several Wall Street firms including Loeb Partners

Corporation, Rothschild Inc. and Dillon Read & Co. Mr. Tepner received a B.A. from Carleton University and an M.B.A. from Cornell University. He also holds the dual designations of Chartered Accountant and Chartered Professional Accountant (Canada). Mr. Tepner is a member of the National Association of Corporate Directors, the International Insolvency Institute and the American Bankruptcy Institute, of which he was a former director. For these reasons, Contura believes Mr. Tepner is qualified to serve as a director.
Board of Directors
Effective as of the closing of the mergers, the size of the combined company’s board of directors will be expanded to nine directors. Five board seats will be filled by the current members of Contura’s board of directors and four board seats will be filled by individuals designated by Alpha. The initial Alpha designees to be appointed to the combined company’s board of directors at closing are expected to be John E. Lushefski, Daniel J. Geiger, David J. Stetson and Harvey L. Tepner (who are each current members of the board of directors of Holdings), unless any of Messrs. Lushefski, Geiger or Tepner fails to meet applicable independence standards as of the closing, in which case such individual will not be appointed to the combined company’s board of directors at closing. If any of Messrs. Lushefski, Geiger, Stetson or Tepner is unable to or has declined to serve on the combined company’s board of directors prior to the closing (or is not appointed to the combined company’s board of directors because he failed to meet applicable independence standards as of the closing), Alpha may designate a replacement subject to the approval of Contura’s board of directors, which cannot be unreasonably withheld (unless such replacement fails to meet applicable independence standards as determined by Contura’s board of directors in its reasonable discretion exercised in good faith).
Following the closing of the mergers and through the completion of the combined company’s 2019 annual meeting of stockholders, the size of the combined company’s board of directors may not be changed except to reduce the size of the board in the event of any resignation or other cessation of service of one or more director, and the combined company’s board of directors must, subject to its fiduciary duties, nominate for election, unanimously recommend for election and solicit proxies in favor of the election of, each of the Alpha designees to the combined company’s board of directors.
All of Contura’s directors serve one-year terms, with all directors elected each year. Under the NYSE rules, Contura will be required to have its compensation and nominating and corporate governance committees be comprised of a majority of independent directors within 90 days the date of the effectiveness of the registration statement of which this joint proxy statement and prospectus is a part, and Contura will be required to have a majority of independent directors on its board of directors and to have its compensation and nominating and corporate governance committees be comprised entirely of independent directors within one year of the date of listing on the NYSE.
In evaluating director candidates, Contura’s board of directors assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the ability of Contura’s board of directors to manage and direct Contura’s affairs and business, including, when applicable, to enhance the ability of committees of Contura’s board of directors to fulfill their duties. Contura has no minimum qualifications for director candidates. In general, however, Contura’s board of directors and members of the nominating and corporate governance committee review and evaluate both incumbent and potential new directors in an effort to achieve a diversity of skills and experience among Contura’s directors in light of the following criteria:

•	experience in business, government, education, technology or public interests;

•	high-level managerial experience in large organizations;

•	breadth of knowledge regarding Contura’s business or industry;

•	specific skills, experience or expertise related to an area of importance to us, such as energy production, consumption, distribution or transportation, government, policy, finance or law;

•	moral character and integrity;

•	commitment to Contura’s stockholders’ interests;

•	ability to provide insights and practical wisdom based on experience and expertise;

•	ability to read and understand financial statements; and

•	ability to devote the time necessary to carry out the duties of a director, including attendance at meetings and consultation on company matters.
Board Committees
Contura’s board of directors currently has an audit committee, a compensation committee, a nominating and corporate governance committee and a safety, health and environmental committee.
Audit Committee
Effective as of the closing of the mergers, Contura’s audit committee is expected to consist of Messrs. Ferrara, Orlando and Trangucci, with Mr. Ferrara serving as chairman. Mr. Ferrara will be Contura’s audit committee “financial expert” as that term is defined in Item 401(h) of Regulation S-K. Messrs. Ferrara, Orlando and Trangucci will qualify as “independent” members of the audit committee as defined in the rules of the SEC and NYSE setting forth independence requirements for public company audit committees. Contura is required by SEC and NYSE rules to have an audit committee composed of a majority of independent directors within 90 days of the date of the date of listing on the NYSE and an audit committee composed entirely of independent directors within one year from that date. Upon the closing of the mergers, Contura will be in compliance with these requirements regarding the independence of Contura’s audit committee.
The audit committee provides assistance to Contura’s board of directors in monitoring the quality, reliability and integrity of Contura’s accounting policies and financial statements, overseeing Contura’s compliance with legal and regulatory requirements and reviewing the independence, qualifications and performance of Contura’s internal and independent auditors. The audit committee is also responsible for (1) the appointment, compensation, and oversight of Contura’s independent auditor, (2) approving the overall scope of the audit and approving any non-audit services to be performed by the independent auditor, (3) annually reviewing a report by the independent auditor describing the firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, and all relationships between us and the independent auditor, (4) discussing the annual audited and quarterly unaudited financial statements with management and the independent auditor, (5) discussing the Company’s press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (6) reviewing and discussing risk assessment and risk management policies as well as procedures management has established to monitor compliance with Contura’s Code of Business Ethics, (7) meeting periodically, but separately, with the independent auditor, internal auditors and management, (8) reviewing with the independent auditor any audit problems or difficulties and management’s response, (9) preparing an audit committee report as required by the SEC to be included in Contura’s annual proxy statement, (10) establishing policies regarding the Company’s hiring of employees or former employees of the independent auditor, (11) annually reviewing and reassessing the adequacy of audit committee’s written charter and recommending any proposed changes to the board of directors, (12) reporting regularly to the full board of directors, (13) conducting an annual performance review and evaluation of the audit committee, and (14) handling other matters that are specifically delegated to the audit committee by the board of directors from time to time.
Compensation Committee
Effective as of the closing of the mergers, Contura expects that the members of the compensation committee will be Messrs. Ferrara, Orlando, Trangucci and Ward, with Mr. Orlando serving as chairman of the committee. Messrs. Ferrara, Orlando, Trangucci and Ward will qualify as “independent” members of the compensation committee as defined in the rules of the NYSE setting forth independence requirements for public company compensation committees. Contura is required by the NYSE rules to have a compensation committee composed of a majority of independent directors within 90 days of the date of listing on the NYSE and a compensation committee composed entirely of independent directors within one year from that date. Upon the closing of the mergers, Contura will be in compliance with these requirements regarding the independence of Contura’s compensation committee.
The compensation committee and its designated subcommittees are responsible for assisting Contura’s board of directors in all matters relating to the compensation of Contura’s directors and executive officers and complying with legal and regulatory requirements as they relate to matters of compensation, including (1) approving compensation, including salary, bonuses and benefits, of Contura’s executive officers, (2) reviewing, in consultation with Contura’s chief executive officer, Contura’s management succession planning, (3) reviewing and approving corporate goals and objectives relevant to the compensation of executive officers and evaluating their performance in light of these goals and objectives, (4) reviewing executive compensation policies and practices for Contura’s executive officers generally, (5) reviewing director compensation and recommending any proposed changes to the board of directors, (6) reviewing and recommending to the board of directors, or approving, any employment contract or similar agreement for any executive officer, (7) serving as counsel to Contura’s chief executive officer regarding compensation matters, (8) reviewing, approving and making recommendations to the board of directors with respect to executive compensation, including incentive compensation plans and equity-based plans, and administering such plans, (9) monitoring compliance with applicable laws relating to compensation of executive officers, (10) producing a compensation discussion and analysis disclosure or, if applicable, a compensation committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC, (11) reporting to the full board of directors following the compensation committee’s meetings or actions, (12) conducting an annual performance evaluation of the compensation committee, and (13) handling other matters that are specifically delegated to the compensation committee by the board of directors from time to time.
The compensation committee charter sets forth the committee’s role and responsibilities relative to managing and approving the components of compensation for Contura’s executive officers and certain other responsibilities. Under its charter, Contura’s compensation committee is authorized to delegate its responsibilities to one or more subcommittees, and may invite other directors and officers of the Company to its meetings in order to carry out its responsibilities. Under the terms of the Contura Energy, Inc. Management Incentive Plan, as amended, as described under “—Management Incentive Plan” below, and the Contura Energy, Inc. 2018 Long‑Term Incentive Plan, as described under “—2018 Long-Term Incentive Plan” below, Contura’s compensation committee is authorized to administer these plans and may delegate its authority thereunder. Pursuant to the Contura Energy, Inc. Annual Incentive Bonus Plan, as described under “—Contura Energy, Inc. Annual Incentive Bonus Plan” below, Contura’s compensation committee may delegate its powers under the plan to Contura’s chief executive officer with respect to participants not subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the Contura Energy, Inc. Deferred Compensation Plan, which was approved by Contura’s compensation committee on April 28, 2017 and is described under “—Deferred Compensation Plan” below, authorizes Contura’s chief executive officer and Contura’s chief administrative officer to designate employees eligible for participation in the plan with the approval of Contura’s compensation committee, and otherwise authorizes Contura’s compensation committee to delegate such approval authority to officers of the Company.
Contura’s compensation committee has delegated to Contura’s chief executive officer authority to administer, grant, and determine awards of non-executive employees under the Contura Energy, Inc. Annual Incentive Bonus Plan and the Management Incentive Plan, as amended and to add eligible non-executive employee participants in Contura’s Key Employee Separation Plan, as described below under “-Key Employee Separation Plan.”
Independent Compensation Consultants
The compensation committee has the authority to engage the services of outside advisors and, the compensation committee retained The POE Group, Inc. (the “POE Group”) in December 2016 to assist the compensation committee with its review of Contura’s executive and director compensation programs including, without limitation: (i) reviewing the competitive pay practices for benchmarking purposes with respect to compensation and performance, (ii) conducting a competitive assessment of each executive’s total direct compensation (e.g., base salary, annual and long-term incentives), (iii) developing a trends report regarding executive compensation and keeping the compensation committee apprised of regulatory changes and other developments related to executive compensation, (iv) advising the compensation committee regarding annual and long-term incentive plan design, (v) performing a competitive assessment of non-employee director compensation, (vi) assisting with the preparation of proxy disclosures and (vii) assisting with risk assessments in connection with Contura’s compensation programs. To maintain the consultants’ independence from management, the consultants did not provide any services to Contura’s company, including to members of management, other than services provided to the compensation committee. Prior to retaining the POE Group, the committee reviewed the following with the POE Group: (i) whether the POE Group provided other services to the Company, (ii) the amount of fees received from us by the POE Group as a percentage of the total revenue of the POE Group, (iii) policies and procedures of the POE Group that are designed to prevent conflicts of interest, (iv) any business or personal relationships of the consultants or the POE Group with members of the compensation committee or Contura’s executive officers, and (v) any of Contura’s stock owned by the consultants. In each case, the compensation committee found that the POE Group and the POE Group consultants did not have any relationships with us or own stock in the Company.
The independent compensation consultants reported directly to the compensation committee and, with the consent of the committee, coordinated and gathered information with which to advise the committee from members of management and human resources personnel. The work of the POE Group for the committee did not present any conflicts of interest that required the committee’s consideration.
In May 2018, Pearl Meyer was retained by the compensation committee to advise it on executive compensation matters. The POE Group no longer advises the compensation committee.
For more information regarding Contura’s compensation committee’s processes for determining executive officer compensation and the role of Contura’s independent compensation consultants in executive compensation matters, see “Executive Compensation-Executive Compensation Process.”
Nominating and Corporate Governance Committee
Effective as of the closing of the mergers, Contura expects that Contura’s nominating and corporate governance committee will consist of Messrs. Ferrara, Orlando and Trangucci, with Mr. Trangucci serving as chairman of the committee. Messrs. Ferrara, Orlando and Trangucci will qualify as “independent” members of the nominating and corporate governance committee as defined in the rules of the NYSE setting forth independence requirements for public company nominating and corporate governance committees. Contura is required by the NYSE rules to have a nominating and corporate governance committee composed of a majority of independent directors within 90 days of the date of listing on the NYSE and a nominating and corporate governance committee composed entirely of independent directors within one year from that date. Upon the closing of the mergers, Contura will be in compliance with these requirements regarding the independence of Contura’s nominating and corporate governance committee.
The nominating and corporate governance committee assists the board of directors in identifying individuals qualified to become board members and executive officers and selecting, or recommending that the board select, director nominees for election to the board of directors and its committees. The nominating and corporate governance committee is also responsible for (1) developing and recommending governance policies and procedures to the board of directors, (2) reviewing conflicts of interest that may affect directors, (3) monitoring Contura’s compliance with corporate governance practices and policies, (4) leading the board of directors in its annual review of the board’s performance, (5) making recommendations regarding committee purpose, structure and operation and (6) overseeing and approving a management continuity planning process.
Safety, Health and Environmental Committee
Effective as of the closing of the mergers, we expect that the members of the safety, health and environmental committee will be Messrs. Crutchfield, Ferrara, Orlando, Trangucci and Ward, with Mr. Ward serving as chairman of the committee.
The safety, health and environmental committee provides oversight of the Company’s performance in relation to safety, occupational health and environmental issues, including: (i) reviewing the objectives and policies for the Company relative to the protection of the safety and health of employees, contractors, customers, the public and the environment; (ii) overseeing the Company’s monitoring and enforcement of these policies and related procedures and practices and, in connection with this oversight, assessing reports and other information provided by company management and such resources as the committee deems appropriate, (iii) overseeing the Company’s policies and procedures for identifying, assessing, monitoring and managing the principal risks in the Company’s business associated with safety and occupational health and the protection of the environment and, in connection with this oversight, assessing reports and other information provided by company management and such resources as the committee deems appropriate; (iv) discussing with management annually the scope, plans, and resources for conducting audits of the Company’s safety, health and environmental practices and performance and, at least annually, reviewing significant results of these audits; (v) reviewing the Company’s response to significant safety, health and environmental-related public policy, legislative, regulatory, political and social issues, trends or events that may affect the business operations, financial performance, or public image of the Company or the industry and (vi) performing other duties as assigned to it from time to time by the board of directors.

Code of Business Conduct and Ethics
The Contura board of directors has adopted a Code of Business Ethics (the ‘‘Code of Ethics’’) that is applicable to all directors, employees and officers of the Company. The Code of Ethics will constitute Contura’s ‘‘code of ethics’’ within the meaning of Section 406 of the Sarbanes-Oxley Act and will be available on Contura’s website at www.conturaenergy.com. Information on Contura’s website is not part of this joint proxy statement and prospectus and does not constitute an offer for the sale of Contura’s securities. In addition, printed copies of the Code of Ethics will be available upon written request to Investor Relations, 340 Martin Luther King Jr. Blvd., Bristol, Tennessee 37620. Contura intends to disclose future amendments to certain provisions of the Code of Ethics, or waivers of such provisions applicable to Contura’s directors and executive officers, on Contura’s website.
Corporate Governance Guidelines
Contura’s board of directors will adopt corporate governance guidelines in accordance with the corporate governance rules of the NYSE.
Compensation Committee Interlocks and Insider Participation
None of Contura’s executive officers serves, or has served during the past year, as a member of Contura’s board of directors or compensation committee of any other company that has one or more executive officers serving as a member of Contura’s board of directors or compensation committee.
Compensation of Our Directors
In 2017, pursuant to our Amended and Restated Non-Employee Director Compensation Policy (the “Director Policy”), each non-employee director received an annual equity award of $75,000 (which amount has been increased to $100,000 commencing in 2018) granted in the form of restricted stock units (“RSUs”) and an annual cash retainer of $75,000. Annual cash retainers are paid in quarterly installments, and are prorated for any partial quarter of service. In addition to the annual retainer, non-employee directors are entitled to receive meeting fees and additional cash retainers in connection with service as chairs or members of the committees of our board of directors. The annual equity awards and cash retainers, meeting fees and committee fees are paid in respect of the period from May 1st through April 30th of each year. The following chart summarizes the additional cash retainers to which non-employee directors may be entitled. Non-employee directors generally have the opportunity to elect, pursuant to the Director Policy, as described below under “Directors and Executive Officers of Contura after the Mergers—Non-Employee Directors Deferred Compensation Program”, to receive RSUs in lieu of the annual cash retainer.

Position	Annual Fee
Non-Employee Chairman of the Board	$75,000
Lead Independent Director if Employee Director is Chairman of the Board	20,000
Audit Committee Chair	30,000
Compensation Committee Chair	20,000
Safety, Health and Environmental Committee Chair	15,000
Nominating and Corporate Governance Committee Chair	12,000
On January 18, 2017, our compensation committee approved an amendment to the Director Policy, which modified annual cash retainer amounts for certain board positions. In addition, the amendment provided for a true-up payment for directors who held these positions during the period from August 1, 2016 to January 18, 2017.
Directors earn a committee retainer of $5,000 per year for each committee on which the director serves in a non-chair capacity. Non-employee directors are also eligible to earn a meeting fee of $2,000 for each board meeting and $500 for each committee meeting attended, in each case, beginning with the fifth such meeting attended during the applicable year.

Non-employee directors’ annual equity awards are currently granted in the form of RSUs. These awards are granted pursuant to RSU agreements that generally provide for vesting on the day immediately preceding the first anniversary of the grant date. The awards accelerate and vest in connection with a change in control of our company or an initial public offering or if the director ceases to serve as a member of our board of directors as a result of permanent disability or death. Annual RSU grants are made at the beginning of each annual compensation cycle, and if a director is appointed to the board mid-cycle, the compensation committee has discretion to determine whether such director will be eligible to receive a full or prorated annual RSU retainer or a special grant of RSUs.
Additionally, we reimburse directors for travel expenses incurred in connection with attending board of directors, committee and stockholder meetings and for other business-related expenses in accordance with our reimbursement policies, as they may be amended from time to time.
In recognition of the extraordinary service of our non-employee directors in connection with a previously contemplated offering of shares of our common stock, on June 9, 2017, our compensation committee and board of directors approved special, one-time grants of RSUs to be made to each of our non-employee directors in the amount of $75,000, which vested on the day immediately preceding the first anniversary of the grant date. These RSU awards were granted to all of our non-employee directors, with the exception of Jonathan Segal, who elected to waive his award.
On June 16, 2017, our board of directors authorized and declared the Special Dividend. In the event of certain corporate transactions or distributions (including an extraordinary cash dividend such as the Special Dividend), our compensation committee is required under the terms of our Management Incentive Plan (the “MIP”) to make certain adjustments to the outstanding awards under the MIP to prevent dilution or enlargement of the benefits under such awards. To prevent the dilution of the benefits under outstanding RSU awards that we granted to our non-employee directors, our compensation committee approved a dividend equivalent payment to be made to our directors in respect of their outstanding RSU awards. The dividend equivalent payment, which was in an amount per RSU equal to the per-share Special Dividend (approximately $8.997 for each share underlying outstanding RSU awards) and was paid on July 13, 2017, was in respect of the directors’ 2016 annual RSU awards, 2016 cash retainers that they elected to defer into RSUs, 2017 annual RSU awards, which were granted as of May 31, 2017, and the special one-time RSU grants approved on June 9, 2017 (as described above).
Our compensation committee is required under the terms of the MIP to allocate to existing MIP participants any remaining shares of common stock authorized to be granted under the MIP prior to the completion of a change in control or an initial public offering. In recognition of this requirement, on July 13, 2017, our compensation committee and board of directors in connection with a previously contemplated offering of shares of our common stock, approved grants of RSUs to our non-employee directors under the MIP on a pro rata basis based on the number of shares of common stock underlying each MIP participant’s outstanding MIP awards. The RSUs vested in full on May 30, 2018.
On September 7, 2017, in connection with their appointment to our board of directors, Messrs. Orlando and Ward were each granted a one-time RSU award in the amount of $100,000. These RSUs were granted based on a per-share price of our common stock of $63.59 and will vest on the day immediately preceding the first anniversary of the grant date. In addition, in connection with their appointments to the board of directors, Messrs. Orlando and Ward each received (i) an initial annual grant of RSUs for the applicable director compensation cycle in an amount equal to the prorated portion of $100,000, with a grant date of September 7, 2017 and the number of shares underlying such grant determined based on a per-share price of our common stock of $63.59, and which vested on April 30, 2018, and (ii) an initial annual cash retainer for the applicable director compensation cycle in an amount equal to the prorated portion of $75,000.
Annual equity awards for the May 2018 through April 2019 director compensation cycle were made on May 1, 2018, and the cash retainers for this same period are paid quarterly in arrears.
All compensation paid to Mr. Segal in his capacity as a director of the company was paid to Highbridge, Mr. Segal’s employer, pursuant to an agreement between the company and Mr. Segal.
Our chief executive officer, who is our only employee director, did not receive any additional compensation in connection with his service on our board of directors. The compensation paid to our chief executive officer is reported in the Summary Compensation Table and the other tables below beginning with “Executive Compensation—2017 Summary Compensation Table.”

Stock Ownership Guidelines
To align our non-employee directors’ interests with those of our stockholders, we have established stock ownership guidelines for our executives and non-employee directors. See “Executive Compensation—Executive Compensation Process” below for additional information about our stock ownership guidelines.
Non-Employee Directors Deferred Compensation Program
In August 2016, the board of directors approved the Non-Employee Director Restricted Stock Unit Election Program for deferrals of cash compensation that would otherwise be paid to non-employee directors. The purpose of the program is to permit non-employee directors of the Company to defer the receipt of compensation that would otherwise become payable to them. According to the terms of the program, participants may elect to defer 100% of their annual cash retainer to be received in the form of RSUs. The non-employee directors will also have to elect the length of the deferral, which can be until the director’s separation of service from the Company or a specific future date which is not to be earlier than thirty days following the one-year anniversary of the date of grant. Each director’s account balance will be distributed in the form of shares of common stock on or within 30 days of the distribution date elected by the director. In the event of a change in control of our company (or, in the case of certain RSUs, an initial public offering), RSUs may be distributed to participants, regardless of any applicable elected distribution date in connection with the change in control (or, when applicable, initial public offering).
2017 Director Compensation Table
The following table sets forth information concerning the compensation for our directors in respect of the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Albert E. Ferrara, Jr.	$162,000	$155,408	$—	$—	$—	$103,277	$420,685
Anthony J. Orlando	38,000	213,027	—	—	—	—	251,027
Jonathan Segal (3)	152,000	79,937	—	—	—	93,884	325,821
Michael J. Ward	33,000	213,027	—	—	—	—	246,027
Neal X. Trangucci	219,000	155,408	—	—	—	103,277	477,685
______________

(1)
The values in this column are based on the aggregate grant date fair values of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, (“ASC”) Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”).

The values set forth in this column relate to the following RSU awards: on May 31, 2017, Messrs. Ferrara, Segal and Trangucci each received an award of 1,061 RSUs, with a grant date fair value of $74,973, in connection with their annual equity awards; (ii) on June 9, 2017, Messrs. Ferrara and Trangucci each received an award of 1,044 RSUs, with a grant date fair value of $74,995, in connection with a special one-time grant; (iii) on July 13, 2017, Messrs. Ferrara, Segal and Trangucci received an award of 80, 73 and 80 RSUs respectively, with a grant date fair value of $5,440, $4,964 and $5,440 respectively, in connection with a final share allocation under the MIP; (iv) on September 7, 2017, Messrs. Orlando and Ward each received an award of 3,350 RSUs, with a grant date fair value of $213,027, in connection with their new director equity award (equity worth $100,000), pro-rata portion of annual equity award (equity worth $64,658) and pro-rata portion of annual cash retainer deferred into shares (equity worth $48,493).

(2)	Amounts in this column represent the value of the special dividend equivalent payment approved on June 16, 2017 and issued on July 13, 2017.

(3)
Mr. Segal left the board of directors on February 13, 2018. All compensation paid to Mr. Segal in his capacity as a director of the company was paid to Highbridge, Mr. Segal’s employer, pursuant to an agreement between the company and Mr. Segal.

EXECUTIVE COMPENSATION
References in this “Executive Compensation” section to “we,” “us,” “our” and other similar terms refer to Contura Energy, Inc. and its consolidated subsidiaries before or after giving effect to the mergers, as the context requires.
Compensation Discussion and Analysis
Compensation of our named executive officers (“NEOs”) is determined under our compensation program for senior executives. This program is overseen by the compensation committee, which determines the compensation of our executive officers. Additionally, before we became a public company, our chief executive officer’s compensation was approved by the board of directors following a recommendation by our compensation committee.
The following discussion relates to the compensation of our NEOs whose compensation is disclosed below, as well as the overall principles underlying our executive compensation policies as we move towards becoming a public company. Our NEOs are:

•	Kevin S. Crutchfield, Chief Executive Officer (“CEO”),

•	Charles Andrew Eidson, Executive Vice President (“EVP”) and Chief Financial Officer,

•	Mark M. Manno, EVP, General Counsel, Corporate Secretary & Chief Procurement Officer (currently serving as EVP, Chief Administrative and Legal Officer and Secretary),

•	V. Keith Hainer, EVP and Chief Operating Officer (who left the Company on January 18, 2018), and

•	Gary W. Banbury, EVP and Chief Administrative Officer (who left the Company on January 18, 2018).
2017 Business Highlights and Impacts on Compensation
We are providing information regarding our business performance and the impact of business performance upon the compensation actually realized by our NEOs in order to enable our stockholders to better understand our executive compensation programs, the key business factors that affect its design and the payments ultimately made under the programs.
In 2017, we performed well, highlighted by the following significant achievements:

•	Total revenues for 2017 were $1,650.0 million (excluding PRB);

•	Coal revenues for the fourth quarter of 2017 were $292.4 million (excluding PRB);

•
Total liquidity of approximately $255.6 million, including cash and cash equivalents of $141.9 million and $113.7 million of unused commitments available under the Asset-Based Revolving Credit Facility;

•	Net income for the fourth quarter of 2017 was $96.6 million (including PRB);

•	Adjusted EBITDA for 2017 was $300.2 million from continuing and discontinued operations (including PRB); and

•	We achieved safety and environmental goals with a non-fatal days lost rate of 2.76 and an environmental compliance score of 9.04.

Compensation Executive Summary
Our executive compensation programs are designed to attract, retain and reward executives who create long-term stockholder value, share our mission, and perform in a manner that enables the Company to achieve its strategic goals. Our compensation programs accomplish this by providing a market-based total compensation program tied to financial and operating performance and the interests of our stockholders. Our compensation programs reflect, reinforce and communicate our commitment to operate safely, responsibly and ethically, and continually strive to improve and deliver quality in everything we do.

•
Our executive compensation programs are administered by our compensation committee, appointed by our board of directors. The compensation committee has the responsibility to review and approve executive and director compensation and ensure our programs align with the policies and philosophies of the Company. Additionally, before we became a public company, our CEO’s compensation was approved by the board of directors following a recommendation by our compensation committee.

•
Variable compensation, both short- and long-term, comprises the majority of the compensation opportunities for our executive team. Long-term compensation opportunity is emphasized over short-term opportunity to encourage executive retention and to align our executives’ interests with long-term results.

•
The Contura Energy, Inc. Annual Incentive Bonus Plan (described in “Executive Compensation—Executive Compensation Process” below) measures both financial and operational performance goals, with an emphasis on financial measures. All executives have identical goals, supporting our belief in the importance of teamwork among our leadership team. Pay for performance is emphasized through a plan design that includes a threshold performance level, with significant upside should performance significantly exceed expectations, and by establishing maximum incentive payouts (caps).

•
Long-term incentives are the most important component of our total reward program. The opportunity for executives to earn equity awards, over time, aligns our executive team with the interests of our stockholders. The long-term compensation design is based on a portfolio approach, which consists of vested stock options and vested shares of our common stock with one-year sale restrictions and stock options and restricted stock subject to three-year time-based vesting schedules.

•
Executive benefits and perquisites reflect the culture of our company. We may employ special arrangements (such as the Contura Energy, Inc. Deferred Compensation Plan described in “Executive Compensation—Potential Payments on Termination and Change in Control” below) when existing tax-qualified retirement plans are subject to limitations on benefits under the Internal Revenue Code or when significant competitive gaps exist in comparison to our industry peers. We utilize limited perquisites to enable us to attract and retain executive talent and further our business goals.

•	We believe our executives should own stock in the Company, and our executive compensation program requires executive stock ownership.

•	Our severance and change in control polices generally include a double trigger payout approach and do not employ tax gross-ups (in the case of a change in control).
Executive Compensation Process
Compensation Committee’s Role in Determining Executive Compensation
The compensation committee is responsible for ensuring that the Company’s executive compensation policies and programs reflect the short-term and long-term interests of the Company’s stockholders and are competitive in the markets in which the Company competes for talent. The compensation committee reviews and approves the design of the compensation program, compensation levels, and benefit programs for the NEOs and other members of the management committee. When appropriate, the compensation committee consults with other board committees, such as the safety, health and environmental committee to determine appropriate performance targets that relate to the Company’s non-financial achievements. Before we became a public company, our CEO’s compensation was approved by the board of directors following a recommendation by our compensation committee.
The compensation committee is committed to ensuring that our compensation and benefit programs are aligned with our values and business strategy by reviewing and analyzing the competitiveness of our executive compensation programs and our performance. Each key component of compensation (base salary, short-term incentives and long-term incentives) is reviewed for both internal equity and, when appropriate comparisons are available, for external competitiveness based on industry peers and published survey data.
The compensation committee also takes into account external market conditions, such as competition for executives for a particular position, and position-specific factors when approving the total compensation for each NEO. The position-specific factors influencing the compensation levels include largely qualitative factors such as experience, tenure, job performance, contributions to our financial results, scope of responsibilities, and complexity of the position.
Role of Management and CEO in Determining Executive Compensation
As part of our process for establishing executive compensation, the CEO, the executive leader of administration and the human resources department provide information and recommendations to the compensation committee and compensation consultants regarding compensation program design and appropriate performance metrics. The CEO reviews the performance of the other NEOs with the compensation committee and makes recommendations to the committee regarding compensation levels and awards for the other NEOs. With respect to the CEO’s compensation, prior to our becoming a public company, the committee recommended his compensation to the board following a review of market data provided by our compensation consultant and the performance of the CEO.
Compensation Consultants
The compensation committee had engaged the POE Group to advise it on executive compensation matters. The compensation consultants report directly to the committee and, with the consent of the committee, coordinate and gather from members of management information with which to advise the committee.
Ultimately, decisions about the amount and form of executive compensation, except for that of our chief executive officer whose compensation was approved by our board of directors prior to our becoming a public company, are made by the compensation committee alone and may reflect factors and considerations other than the information and advice provided by our compensation consultants or management.
The POE Group no longer advises the compensation committee and, as of May 2018, Pearl Meyer was retained by the compensation committee to advise it on executive compensation matters.
Competitive Analysis in 2017
During 2017, the compensation consultants reviewed the compensation of NEOs at other public companies of similar size and character to better understand how our compensation compares to our peers with whom we compete for talent. Benchmark companies referenced were in the mining and energy industries. The benchmark companies examined in connection with our 2017 compensation decisions were: AK Steel Holding Corporation, Allegheny Technologies Inc., Arch Coal Inc., Cliffs Natural Resources Inc., Comstock Resources, Inc., CONSOL Energy Inc., Delek US Holdings, Inc., Denbury Resources Inc., EP Energy Corporation, Kaiser Aluminum Corporation, Kinross Gold Corporation, Materion Corporation, Peabody Energy Corporation, Sanchez Energy Corporation, SM Energy Company, SunCoke Energy, Inc. and Westmoreland Coal Company. The revenues and market capitalizations of these companies approximate ours. The group of companies used to benchmark compensation decisions relating to 2018 compensation is described below under “Executive Compensation— Executive Compensation Process”. In addition, executive compensation surveys from Equilar and Mercer were referenced to increase the validity of our pay benchmark information.
The primary executive pay components of base salary, short-term incentive, long-term incentive (principally equity) and total direct compensation were compared to our existing and planned compensation structure for the executive officers.

Approval of Peer Group
On May 31, 2017, our compensation committee approved a public company peer group to be used to assist us in making compensation decisions following the establishment of this peer group. The compensation committee, the POE Group and management worked together to select our peer group. These companies were chosen from a group of public companies in the energy and metals and mining industries, taking into account market capitalization and revenues. Our public company peer group approved by the compensation committee on May 31, 2017 consisted of the following companies:

AK Steel Holdings Corporation	Delek US Holdings Inc.	Sanchez Energy Corporation
Allegheny Technologies Inc.	Denbury Resources Inc.	SM Energy Company
Arch Coal Inc.	EP Energy Corporation	Stillwater Mining Company
Cliffs Natural Resources	Kaiser Aluminum Corporation	SunCoke Energy, Inc.
Comstock Resources Inc.	Kinross Gold Corporation	Westmoreland Coal Company
CONSOL Energy Inc.	Materion Corporation	Yamana Gold Inc.
Peabody Energy Corporation
Approval of Stock Ownership Guidelines
On May 31, 2017, our compensation committee approved stock ownership guidelines for our executive officers and non-employee directors. We believe it is important for our NEOs and directors to be owners in the Company to ensure the alignment of their goals with the interests of our stockholders. NEOs are required to hold the equivalent of three times their base salary in our common stock, except in the case of our CEO, who is required to hold five times his base salary in our common stock. Directors are required to hold five times their annual retainer in our common stock. Shares received from awards granted under the MIP do not count toward these requirements. Each NEO and director has a transition period of five years to meet the requirements set forth in these guidelines.

2017 Primary Elements of Compensation
The 2017 compensation program for our NEOs consisted of a number of elements that support our performance and retention objectives. The compensation earned under certain components may vary significantly based on company performance. The following chart summarizes the main components of our 2017 executive compensation program and the primary objective of each.

Compensation Element	Description	Form	Objective
Base salary	Fixed based on level of responsibility, experience, tenure and qualifications	• Cash	Support talent attraction and retention
Annual Incentive Bonus	Variable based on the achievement of annual financial, safety and environmental metrics	• Cash	Link pay and performance Drive the achievement of short-term business objectives
Long-Term Incentive Awards	Variable based on the achievement of longer-term goals and stockholder value creation	• Restricted stock that vests ratably over a three year period • Nonqualified stock options	Support talent attraction and retention Link pay and performance Drive the achievement of longer-term business objectives Align NEO and stockholder interests
Other Compensation and Benefits Programs	Employee health, welfare and retirement benefits and deferred compensation	• Group medical benefits • Life and disability insurance • 401(k) plan participation • Deferred compensation plan	Support talent attraction and retention Provide for tax-efficient retirement savings Provide for supplemental retirement benefits
Internal Pay Equity
The compensation committee annually reviews the pay relationship between our CEO and our other NEOs to assess whether the differential is appropriate with regard to both the total direct compensation and each compensation element.
The following table summarizes our CEO’s 2017 total direct compensation (salary, target bonus opportunity and target long-term incentive opportunity) as a multiple of the target total direct compensation of the second most highly paid NEO and the average target total direct compensation of our other NEOs.

CEO Compensation as a Multiple of:	2017 Base Salary	2017 Target Bonus	2017 Target Long-Term Incentive Opportunity	2017 Total Direct Compensation
Second Highest Paid NEO	2.09x	2.61x	5.00x	4.46x
Average of NEOs other than the CEO	2.29x	3.23x	7.60x	6.36x
Pay Mix
As illustrated in the chart below, approximately 95% of our CEO’s and 87% of our other NEOs’ 2017 target total direct compensation is “at risk,” with most of the compensation subject to the achievement of short- and long-term financial or operational performance objectives. The compensation breakdown shown in the chart below reflects annualized target compensation for 2017. We believe that this balance of fixed and variable compensation is consistent with our executive compensation philosophy and maintains a strong link between the NEOs’ compensation and company performance, motivating executives to deliver strong business performance and, importantly, to create stockholder value.
2017 Target Annualized Compensation Mix

2017 Target Total Direct Compensation Mix
100%
80%
60%
40%
20%
0%
Long-Term Incentive Awards 89%
Cash Incentive Bonus 6%
Base Salary 5%
95% "At Risk"
Long-Term Incentive Awards 75%
Cash Incentive Bonus 12%
Base Salary 13%
87% "At Risk"
CEO
Other NEOs Average

Base Salary
Base salary is the fixed element of each NEOs annual cash compensation, and the foundation upon which other primary elements of compensation are based. The compensation committee awards competitive salaries in order to assist in attracting and retaining each NEO. Base salaries are reviewed by the compensation committee annually and determined with reference to the median salaries for similarly-situated executives and also each NEOs position-specific skills, tenure, experience, responsibility and performance.
For 2017, the annual base salaries of our NEOs were as follows:

Name	Base Salary
Kevin S. Crutchfield	$1,045,000
Charles Andrew Eidson	$500,000
Mark M. Manno	$500,000
V. Keith Hainer	$425,000
Gary W. Banbury	$400,000

2017 Annual Bonuses
The Contura Energy, Inc. Annual Incentive Bonus Plan (the “Bonus Plan” or “CIB”) provides annual cash incentives to our executive officers and other key employees to reward performance, as measured against fundamental company financial and operational goals. In establishing 2017 performance goals, the compensation committee considered the economic environment and challenges to be faced during the fiscal year. The compensation committee designed the performance goals to ensure that performance significantly in excess of the target performance goals would be rewarded with above target payout levels, up to the cap established by the compensation committee. In setting the target goals, the compensation committee sought to establish challenging but attainable goals that would motivate and reward the NEOs for strong performance without encouraging excessive risk taking.
Performance Metrics
For 2017, the compensation committee approved a mix of performance measures based on financial metrics and operational metrics, as shown in the table below. Additional information regarding the performance metrics are included in the footnotes to the table below.
The compensation committee approved the following metrics, the respective weighting of each metric and the performance thresholds for the executives’ 2017 annual bonuses under the Bonus Plan. The metrics were intended to align annual incentive compensation for 2017 with the goals and objectives set forth in the Company’s business plan. If the threshold level of performance for any of our metrics is not achieved, the resulting payout as a percentage of target is 0%, and no payouts are made under the metric.
The table below sets forth the performance metrics and their respective weightings and thresholds as well as the actual achievement of each metric based on the Company’s financial and operational results for 2017:

	Metric Goals & Performance
Performance Metric	Weighting	Threshold (Payout - 50%)	Target (Payout - 100%)	Maximum (Payout - 200%)	Actual Performance	Payout as % of Target	As % of Target Bonus Opportunity
EBITDA(1)	40.00%	$297.3M	$330.3M	$363.3M	$325.04M	92.03%	36.812%
Cost of Coal Sales per Ton Sold(2)	30.00%	$20.90	$19.00	$17.10	$20.46	61.58%	18.474%
Safety - NFDL Rate(3)	20.00%	3.07	2.79	2.51	2.76	110.72%	22.143%
Environmental Compliance(4)	10.00%	41.24	37.29	33.89	9.04	200.00%	20.000%
Total	100%						97.429%
______________

(1)
CIB EBITDA was $325.04 million in 2017 under the formula adopted by the compensation committee and, as a result, 98.41% of the target performance goal was achieved resulting in a payout pursuant to the EBITDA metric of 92.03% of target.

CIB EBITDA was calculated as follows: 2017, Income from Continuing Operations plus Interest Expense, Income Tax Expense, Depreciation, Depletion and Amortization, and Amortization of Acquired Intangibles, less Interest Income and Income Tax Benefit ("EBITDA"), and excluding the following (i) CIB, OSEB & MIP and sales related expenses, (ii) Impairment of tangible and intangible assets and related charges, (iii) Gains or Losses associated with Asset Retirement Obligations (ARO), (iv) Costs, Revenues, Gains or Losses associated with future and completed business combinations, reorganizations and/or restructuring programs, (v) Litigation or claim judgments or settlements, (vi) Extraordinary, unusual, infrequent or non-recurring items not encompassed in the above exclusions, as determined by the Board of Directors.

(2)
CIB Cost of Coal Sales per Ton Sold was $20.46 in 2017 under the formula previously adopted by the compensation committee and, as a result, 92.32% of the target performance goal was achieved resulting in a payout pursuant to this metric of 61.58% of target.

CIB Cost of Coal Sales per Ton Sold was calculated as follows: Budgeted Weighted Average 2017 Cost of Coal Sales per Ton Sold, excluding the following (i) CIB, OSEB & MIP and sales related expenses, (ii) Impairment of tangible and intangible assets and related charges, (iii) Gains or Losses associated with Asset Retirement Obligations (ARO) or idled assets, (iv) Costs, Revenues, Gains or Losses associated with future and completed business combinations, reorganizations and/or restructuring programs, (v) Litigation or claim judgments or settlements, (vi) Costs, Revenues, Gains or Losses associated with coal purchased from 3rd parties, and (vii) Extraordinary, unusual, infrequent or non-recurring items not encompassed in the above exclusions, as determined by the board of directors.

(3)
Non-Fatal Days Lost (“NFDL”) Rate was 2.76 in 2017, meaning that the safety objective was achieved at 101.08% of the target, which resulted in a pay-out under this objective, after interpolation, of 110.72% of target.

NFDL Rate is a standard established by the Mine Safety and Health Administration and is widely used by coal companies to measure their safety performance.

(4)
Environmental Compliance, which is measured by dividing the number of water quality exceedances by the number of year-to-date active outlets, was 9.04 in 2017 under the formula previously adopted by the compensation committee and, as a result, 175.76% of the target performance goal was achieved resulting in a payout pursuant to this metric of 200% of target.

Environmental Compliance was calculated as follows: Number of 2017 water quality exceedances, divided by Number of 2017 active outlets, multiplied by 100.

Targets and Payouts for 2017
The compensation committee aims for the target amount of executives’ bonus opportunities to be at the median of competitors and industry peers. Potential 2017 bonus payouts for our NEOs ranged from 61.58% to 200% of the target opportunity, based on the achievement of performance metrics.
The following table sets forth the payouts earned by each NEO pursuant to the Bonus Plan for 2017. Each NEOs Annual Bonus payment equaled 97.429% of his target bonus amount, such that bonuses ranged from $292,287 to $1,272,666 (for our CEO).

Officer	2017 Base Salary	2017 Annual Target Bonus Opportunity (as a % of base salary)	2017 Target Bonus	2017 Actual Performance as a % of Target Bonus	2017 CIB Bonus
Kevin S. Crutchfield	$1,045,000	125.00%	$1,306,250	97.429%	$1,272,666
Charles Andrew Eidson	$500,000	100.00%	$500,000	97.429%	$487,145
Mark M. Manno	$500,000	100.00%	$500,000	97.429%	$487,145
V. Keith Hainer	$425,000	75.00%	$318,750	97.429%	$310,555
Gary W. Banbury	$400,000	75.00%	$300,000	97.429%	$292,287
Merger-Related Transaction Payments
In connection with the mergers, and as permitted by the merger agreement, on August 31, 2018 the board of directors approved one-time transaction bonus payments to be made to certain executive officers and key employees of the Company. The transaction bonuses will be paid in a single lump sum as promptly as administratively practicable following the effective time of the mergers. Certain of our NEOs will receive transaction payments in the following amounts: Kevin S. Crutchfield, $3 million; Charles Andrew Eidson, $1 million; and Mark M. Manno, $1 million.
Long-Term Incentive Awards
In 2016, the Company adopted the MIP, under which grants of restricted stock units, restricted stock, stock options and vested shares of our common stock have been made to our NEOs and other executives, non-employee directors and key employees totaling 10% of the Company’s equity on a fully-diluted basis. Awards to our NEOs pursuant to the MIP were granted in three installments — the first in July, 2016, the second in March, 2017 and the third in July, 2017. No additional awards are expected to be granted under the MIP.
The initial MIP awards, which were granted in 2016, consisted of 50% vested common stock and 50% vested incentive stock options (which are treated as nonqualified stock options to the extent the fair market value of the underlying shares at the time of vesting exceeded $100,000). The stock option awards were comprised of two tranches, the first with a $2.50 exercise price (which was the fair market value of a share of our common stock on the grant date), and the second with a $5.00 exercise price (the trailing volume-weighted average price for the 30-day period following the grant date, but in any case not less than $2.50 or more than $5.00) The stock option awards vested on the date of grant and can be exercised at the NEOs discretion. The awards were granted primarily to link our NEOs’ compensation to future stock price performance and to establish the NEOs’ stock ownership in the Company

A second round of equity awards pursuant to the MIP was made on March 7, 2017. These awards were granted approximately 23% in the form of non-qualified stock options with a $66.13 exercise price and approximately 77% in the form of restricted stock and vested one-third on March 7, 2018 and are scheduled to vest one-third on each of March 7, 2019 and March 7, 2020, subject to the employee’s continued employment through the applicable vesting date. All awards will fully vest in connection with a change in control of the Company or an initial public offering.
On June 16, 2017, our board of directors authorized and declared the Special Dividend. To prevent the dilution of the benefits under the outstanding equity awards granted under the MIP, our compensation committee approved certain payments to our executives (including our NEOs) and other key employees who hold MIP awards. The MIP provides that holders of restricted stock have the right to receive dividends (subject to such restrictions as may be imposed by our compensation committee). Accordingly, our compensation committee approved a payment to each holder of restricted stock under the MIP in an amount per share equal to the per-share Special Dividend (approximately $8.997 per share of outstanding restricted stock), which was paid on July 13, 2017.
In the event of certain corporate transactions or distributions (including an extraordinary cash dividend such as the Special Dividend), our compensation committee is required under the terms of the MIP to make certain adjustments to the outstanding awards under the MIP to prevent dilution or enlargement of the benefits under such awards. To prevent the dilution of the benefits under outstanding stock option awards granted under the MIP, our compensation committee approved a cash dividend equivalent payment to each holder of non-qualified stock options and incentive stock options under the MIP in an amount per option equal to the per-share Special Dividend (approximately $8.997 for each share underlying outstanding option awards), which was paid on July 13, 2017.
The third and final round of equity awards granted to our NEOs pursuant to the MIP was made on July 13, 2017. In recognition of the requirement under the MIP to allocate to existing MIP participants any remaining shares of common stock authorized to be granted under the MIP prior to the completion of a change in control or an initial public offering, our compensation committee and board of directors approved grants of restricted stock to our NEOs under the MIP in connection with a previously contemplated offering of shares of our common stock on a pro rata basis based on the number of shares of common stock underlying each MIP participant’s outstanding MIP awards. The restricted stock awards vested one-third on March 7, 2018 and are scheduled to vest one-third on each of March 7, 2019 and March 7, 2020, subject to the employee’s continued employment through the applicable vesting date. All awards will fully vest in connection with a change in control of our company or an initial public offering.
In connection with a tender offer by the Company, on September 15, 2017 the Company repurchased 309,310 shares of its common stock (244,742 of which were repurchased from our NEOs) issued pursuant to awards under the Management Incentive Plan for an aggregate purchase price of approximately $17.4 million (approximately $13.8 million of which was paid to repurchase shares from our NEOs), or $56.40 per share.
The number of common shares underlying equity awards granted to our NEOs is summarized in the following table.

Officer	2016 Shares of Vested Common Stock	2016 Incentive Stock Options ($2,50 Exercise Price)	2016 Incentive Stock Options ($5.00 Exercise Price)	Total Number of Shares Subject to 2016 Long-Term Incentive Award	2017 Shares of Restricted Stock	2017 Non- Qualified Stock Options ($66.13 Exercise Price)	Total Number of Shares Subject to 2017 Long- Term Incentive Award
Kevin S. Crutchfield	150,150	75,075	75,075	300,300	227,249	67,445	294,694
Charles Andrew Eidson	30,030	15,015	15,015	60,060	45,416	13,479	58,895
Mark M. Manno	30,030	15,015	15,015	60,060	45,416	13,479	58,895
V. Keith Hainer	16,514	8,258	8,258	33,030	15,366	4,384	19,750
Gary W. Banbury	18,018	—	—	18,018	13,612	4,040	17,652

Deferred Compensation
Our NEOs are eligible to participate in the Contura Energy, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) which permits certain of our highly-compensated employees to receive supplemental retirement benefits in excess of the tax-qualified plan limits under the Code. The Deferred Compensation Plan is designed to further the interests of our stockholders by helping us attract and retain key talent by providing them with these additional retirement benefits. Under the Deferred Compensation Plan, we maintain a supplemental retirement account for each participant to which we credit annual contributions equal to the sum of (i) the participant’s compensation that is in excess of the federal tax-qualified plan limit under Section 401(a)(17) of the Code multiplied by the aggregate matching company contribution percentage for our tax-qualified retirement plans in effect for the applicable year, plus, in the discretion of our compensation committee and (ii) a discretionary contribution in an amount equal to a percentage of the participant’s eligible compensation under our tax-qualified plans. The Deferred Compensation Plan is described in further detail in “Executive Compensation—Potential Payments on Termination and Change in Control” below.
Severance and Change in Control Arrangements
We have entered into an employment agreement with our CEO, which is intended to retain and competitively compensate him for his position with the Company and provide severance benefits on specified terminations of employment. Our other NEOs are participants in our Key Employee Separation Plan, which provides participants with severance benefits following a qualifying termination of employment and enhanced benefits in connection with a change in control. The terms and estimated amounts of these benefits are described below under “Executive Compensation—Potential Payments on Termination and Change in Control.”
The compensation committee believes these change in control and termination provisions are necessary to ensure that the actions and recommendations of senior management and other employees with respect to change in control transactions are in Contura’s and our stockholders’ best interests, and to reduce the distraction regarding the impact of such a transaction on the employment status of an NEO. These programs were reviewed by our board who concluded that the terms of these programs were in line with market practices.
The CEO’s employment agreement and the Key Employee Separation Plan do not provide for payment to cover “golden parachute” excise taxes imposed under Section 4999 of the Code. Rather, payments due in connection with a change of control to participants will be reduced to the extent necessary to avoid the excise tax, unless it is determined that the net after-tax benefits to a participant would be greater if the reductions were not imposed (i.e., “best net” treatment).
Retirement and Other Benefits
Our NEOs are eligible to participate in our employee benefit plans provided to other employees, including health and welfare benefits and our 401(k) plan.
Tax and Accounting Considerations
We recognize a charge to earnings for accounting purposes for equity awards over their vesting period. In the past, we have not considered the accounting impact as a material factor in determining the equity award amounts for our executive officers. However, as we become a public company, we expect that the compensation committee will consider the accounting impact of equity awards in addition to considering the impact to dilution and overhang when deciding the amounts and terms of equity grants.
We do not require executive compensation to be tax deductible for our company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals. For example, Section 162(m) of the Code generally disallows a tax deduction to a publicly held corporation for compensation in excess of $1 million paid in any taxable year to its chief executive officer, chief financial officer and certain other executive officers. As a private company, we have not been subject to the deductibility limit of Section 162(m), and have not taken such limit into consideration in setting compensation for our executive officers because Section 162(m) did not apply to us. Once we are a public company, and, with respect to Section 162(m), following the expiration of any transition period that may continue to be available for newly public companies and taking into account other transition relief that may be available, we expect that the compensation committee will consider the tax deductibility of compensation, but will be fully authorized, in the exercise of its business judgment and in accordance with its compensation philosophy, to approve compensation that is not tax deductible when it believes that such payments are in our stockholders’ best interests. Significant revisions were made to Section 162(m) of the Code by the Tax Cuts and Jobs Act of 2017, and the scope of any transition period or other transition relief is uncertain at this time and will be subject to further rulemaking.
Risk Assessment of Compensation Programs
Our compensation committee, after considering the input of its independent compensation consultant, conducted an assessment of the risks associated with our compensation policies and programs, and determined that our compensation policies and programs do not create risks that are reasonably likely to have a material adverse effect on us.
2017 Summary Compensation Table
The following summary compensation table sets forth information concerning the compensation of Kevin S. Crutchfield, our CEO, Charles Andrew Eidson, our Chief Financial Officer, and our other three most highly compensated executive officers (Mark M. Manno, V. Keith Hainer and Gary W. Banbury) for the fiscal years ended December 31, 2016 and 2017.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Kevin S. Crutchfield	2017	$1,045,000	$—	$14,895,120	$4,417,648	$1,272,666	$221,427	$3,983,972	$25,835,833
Chief Executive Officer	2016	438,096	—	375,375	238,739	795,512	—	—	$1,847,722
Charles Andrew Eidson	2017	500,000	—	2,976,811	882,875	487,145	53,086	792,636	$5,692,553
Chief Financial Officer	2016	209,615	—	75,075	47,748	304,502	—	—	$636,940
Mark M. Manno	2017	500,000	—	2,976,811	882,875	487,145	26,884	792,636	$5,666,351
Executive Vice President,	2016	209,615	—	75,075	47,748	304,502	—	—	$636,940
General Counsel,
Secretary and Chief
Procurement Officer
V. Keith Hainer	2017	425,000	—	1,007,388	287,152	310,555	26,884	194,120	$2,251,099
Executive Vice President,	2016	178,173	—	41,285	26,260	194,210	—	—	$439,928
Chief Operating Officer
Gary W. Banbury	2017	400,000	—	892,204	264,620	292,287	18,772	167,924	$2,035,807
Executive Vice President,	2016	167,692	—	45,045	—	182,701	—	—	$395,438
Chief Administrative
Officer
______________

(1)
The values set forth in this column for Messrs. Crutchfield, Eidson, Manno, Hainer and Banbury for the fiscal year ending December 31, 2016 represent the salaries paid for the period of July 26, 2016 to December 31, 2016. The annual base salaries for Messrs. Crutchfield, Eidson, Manno, Hainer and Banbury during 2016 were $1,045,000, $500,000, $500,000, $425,000 and $400,000, respectively.

(2)
The values set forth in this column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For 2017, the common stock awards set forth in this column were granted on March 7, 2017 with a grant date fair market value of $65.50 per share and July 13, 2017 with a grant date fair market value of $68.00 per share. For 2016, the vested common stock awards set forth in this column were granted with a grant date fair market value of $2.50 per share.

(3)
The values set forth in this column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For 2017, the options set forth in this column were granted on March 7, 2017 with a grant date fair market value of $65.50. The company elected to grant the options with an exercise price based upon the greater of (i) the closing price of a share on the grant date or (ii) the volume-weighted average price for the 30-day period ending on the grant date. As a result, the exercise price of the options set forth in this column was set at $66.13. For 2016, the options set forth in this column were granted on July 26, 2016 in two tranches. The first had an exercise price of $2.50, which was the fair market value of a share of our common stock on the grant date. The company elected to grant the second tranche of options with an exercise price that was no less than, but potentially in excess of (subject to a cap), the fair market value of a share of our common stock on the grant date. The exercise price of the second tranche of options was $5.00, which was calculated based on the trailing volume-weighted average price for the 30-day period following the grant date (but not to exceed $5.00).

(4)	The values set forth in this column represent annual bonuses earned in respect of 2017 based on performance against metrics described under “Executive Compensation—Executive Compensation Process.”

(5)
The values set forth in this column represent deferred compensation earnings earned in respect of 2017 based upon eligible compensation earned during the year under the Deferred Compensation Plan described under “Executive Compensation—Potential Payments on Termination and Change in Control.”

(6)
The values set forth in this column represent the dividend equivalent amounts paid on July 13, 2017 as described under “Executive Compensation—Executive Compensation Process.” For Messrs. Crutchfield and Banbury, the values set forth in this column include imputed income related to their Group Term Life Insurance in amounts equal to $18,814 and $11,331 respectively.

2017 Grants of Plan-Based Awards
The following table sets forth information concerning grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($)
Name	Grant Date	Minimum ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
Kevin S. Crutchfield	—	$653,125	$1,306,250	$2,612,500	—	—	—	—	—	—
	3/7/2017	—	—	—	—	—	—	223,125	—	—
	3/7/2017	—	—	—	—	—	—	—	67,445	66.13 (5)
	7/13/2017	—	—	—	—	—	—	4,124	—	—
Charles Andrew Eidson	—	250,000	500,000	1,000,000	—	—	—	—	—	—
	3/7/2017	—	—	—	—	—	—	44,591	—	—
	3/7/2017	—	—	—	—	—	—	—	13,479	66.13 (5)
	7/13/2017	—	—	—	—	—	—	825	—	—
Mark M. Manno	—	250,000	500,000	1,000,000	—	—	—	—	—	—
	3/7/2017	—	—	—	—	—	—	44,591	—	—
	3/7/2017	—	—	—	—	—	—	—	13,479	66.13 (5)
	7/13/2017	—	—	—	—	—	—	825	—	—
V. Keith Hainer	—	159,375	318,750	637,500	—	—	—	—	—	—
	3/7/2017	—	—	—	—	—	—	15,000	—	—
	3/7/2017	—	—	—	—	—	—	—	7,384	66.13 (5)
	7/13/2017	—	—	—	—	—	—	366	—	—
Gary W. Banbury	—	150,000	300,000	600,000	—	—	—	—	—	—
	3/7/2017	—	—	—	—	—	—	13,365	—	—
	3/7/2017	—	—	—	—	—	—	—	4,040	66.13 (5)
	7/13/2017	—	—	—	—	—	—	247	—	—
______________

(1)	The amounts in this column reflect annual bonuses that were eligible to be earned in respect of performance in 2017.

(2)	This column shows the number of restricted stock shares granted in 2017 under the Contura Energy, Inc. Management Incentive Plan.

(3)	This column shows the number of stock option awards granted in 2017 under the Contura Energy, Inc. Management Incentive Plan.

(4)	The grant date fair value calculations are computed in accordance with FASB ASC Topic 718.

(5)
The company elected to grant the options with an exercise price based upon the greater of (i) the closing price of a share on the grant date or (ii) the volume-weighted average price for the 30-day period ending on the grant date. As a result, the exercise price of the options was set at $66.13.

Outstanding Equity Awards at 2017 Fiscal Year End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2017.

	Option Awards				Stock Awards
Officer	Numbers of Securities Underlying Unexercised Options Exercisable(1) (#)	Numbers of Securities Underlying Unexercised Unearned Options (2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3) (#)	Market Value of Shares or Units of Stock That Have Not Vested (4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kevin S. Crutchfield	75,075		$2.50	7/26/2026	—	—	—	—
	75,075		5.00	7/26/2026	—	—	—	—
	—	67,445	66.13	3/7/2027	—	—	—	—
	—		—	—	227,249	14,884,810	—	—
Charles Andrew Eidson	15,015		2.50	7/26/2026	—	—	—	—
	15,015		5.00	7/26/2026	—	—	—	—
	—	13,479	66.13	3/7/2027	—	—	—	—
	—		—	—	45,416	2,974,748	—	—
Mark M. Manno	15,015		2.50	7/26/2026	—	—	—	—
	15,015		5.00	7/26/2026	—	—	—	—
	—	13,479	66.13	3/7/2027	—	—	—	—
	—		—	—	45,416	2,974,748	—	—
V. Keith Hainer	8,258		2.50	7/26/2026	—	—	—	—
	8,258		5.00	7/26/2026	—	—	—	—
	—	4,384	66.13	3/7/2027	—	—	—	—
	—		—	—	15,366	1,006,473	—	—
Gary W. Banbury	—	4,040	66.13	3/7/2027	—	—	—	—
	—		—	—	13,612	891,586	—	—
______________

(1)	All options in this column include the options granted on July 26, 2016, which were fully vested at grant.

(2)
All options in this column represented the unvested portion of the options granted on March 7, 2017 as of December 31, 2017, which vest ratably on the first, second and third anniversaries of the grant date.

(3)
The common stock awards set forth in this column were granted on March 7, 2017 with a grant date fair market value of $65.50 per share and July 13, 2017 with a grant date fair market value of $68.00 per share.

(4)	The grant date fair value calculations are computed in accordance with FASB ASC Topic 718.

Option Exercises and Stock Vested in 2017
No options were exercised and no stock awards vested for our named executive officers during the fiscal year ended December 31, 2017.
Potential Payments on Termination and Change in Control
Each of our NEOs may be eligible to receive benefits under the circumstances described below if the officer experiences a qualifying termination of employment or we undergo a change in control.
Chief Executive Officer
Under the terms of his July 26, 2016 Employment Agreement, Mr. Crutchfield will serve as the Company’s Chief Executive Officer until December 31, 2017 and during any renewal period (this term automatically renews for successive 12-month periods unless terminated by either party with 90 days’ written notice). Mr. Crutchfield’s annual base salary is $1,045,000 and his annual target bonus opportunity is 125% of base salary, subject to any applicable performance criteria.

If Mr. Crutchfield is terminated without cause (which includes his gross negligence or willful misconduct in the performance of his duties, conviction of a felony, material violation of our code of ethics or material breach of his employment agreement) or resigns for good reason (which includes a material reduction in his salary or target bonus opportunity, our failure to allow him to participate in our equity-based compensation plans, a material diminution in his position or duties, or a material relocation), he will be entitled to receive the following severance benefits, subject to his execution of a release of claims:

•	a lump sum cash payment equal to two times base salary plus two times target annual bonus for the year in which the termination occurs;

•	vesting of all equity awards (with stock options remaining exercisable for up to two years post- termination); and

•	reimbursement by us for up to 18 months of Consolidated Omnibus Budget Reconciliation Act (COBRA) health and dental insurance premiums and life insurance premiums for him and his dependents.
If Mr. Crutchfield is terminated without cause or resigns for good reason during the period beginning three months prior to and ending twelve months following a change in control (as defined in the agreement), he will be entitled to receive the following enhanced severance benefits:

•	a lump sum cash payment equal to two and one-half times base salary plus two and one-half times annual target bonus for the year in which the termination occurs;

•	vesting of all equity awards (with stock options remaining exercisable for up to two years post-termination);

•	a lump sum cash payment of the pro rata share of his annual bonus for the year of termination;

•	a lump sum cash payment of $15,000 to cover the cost of outplacement services; and

•	reimbursement by us for up to 18 months of COBRA health insurance premiums and dental and life insurance premiums for him and his dependents.
If Mr. Crutchfield’s employment is terminated due to death or disability, he will be entitled to receive a prorated target bonus for the year of termination.
Upon a termination of his employment, Mr. Crutchfield is subject to restrictive covenants regarding confidentiality (perpetual), non-competition (during employment and for one year thereafter), and employee and customer non-solicitation (during employment and for one year thereafter). If Mr. Crutchfield resigns for any reason other than for good reason or if he elects not to renew the term of his employment agreement, we may only invoke his non-competition and non-solicitation covenants if we agree to pay him a cash payment equal to two and one-half times base salary plus two and one-half times annual target bonus for the year in which the termination occurs.
Key Employee Separation Plan
Our NEOs, other than our CEO, are eligible to receive severance benefits under the Contura Energy, Inc. Key Employee Separation Plan (the “KESP”), which was approved by our board of directors on July 26, 2016.
The KESP provides that, following a change in control (as defined in the plan), each participant will receive a bonus for the year in which the change in control occurs, prorated through the date of the change in control.
If a participant’s employment is terminated by the Company for any reason other than cause, death or disability, or if the participant resigns for good reason (all as defined in the KESP), during the period beginning three months prior to and ending one year following a change in control of the Company, the participant will be entitled to receive (i) a cash payment equal to the sum of base salary and target bonus for the year of termination, multiplied by a specified factor of, for our NEOs, 2x under the terms of the KESP (the “Severance Multiple”), (ii) an annual cash incentive bonus for the year of termination, prorated through the termination date, (iii) a cash payment of $15,000 for outplacement services, and (iv) continued COBRA coverage and certain dental and life insurance benefits for a period of up to 18 months (the “Severance Benefits”). If a participant is terminated prior to the 90-day period immediately preceding a change in control for any reason other than cause, death or disability, the participant will be eligible to receive the Severance Benefits, except the Severance Multiple for NEOs will be 1.5x, as provided by the terms of the KESP.
In the event a participant experiences a termination of employment under any of the circumstances described in the preceding paragraph, whether prior to or during the change in control period, any outstanding stock options or restricted stock will become fully vested on the date of termination. All options will remain exercisable for a period of up to one year following the termination.
Participants are required to execute a general release, non-disparagement and non-competition agreement as a condition to receiving the Severance Benefits, which includes restrictive covenants regarding confidentiality (perpetual), non-competition (for one year post-termination), employee and customer non-solicitation (for one year post-termination) and non-disparagement (perpetual).
The following table sets forth information concerning the change in control and severance payments to be made to each of our NEOs in connection with a change in control or termination of employment, presuming a termination or change in control date of December 31, 2017. Additional descriptions of the terms of our agreements, plans and arrangements with our NEOs are set forth above in “Executive Compensation—Compensation Discussion and Analysis.”
The payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, and any stock options vested as of December 31, 2017 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End Table).

Name	Termination Without Cause or for Good Reason (Not in Connection with a Change in Control) (1)	Termination Without Cause or for Good Reason in Connection with a Change in Control (1)	Death
Kevin S. Crutchfield	$4,742,767	$7,239,642	$1,306,250
Charles Andrew Eidson	2,051,217(2)	3,051,217(3)	—
Mark M. Manno	2,051,217(2)	3,051,217(3)	—
V. Keith Hainer(4)	1,484,985(2)	2,175,610(3)	—
Gary W. Banbury(4)	1,400,407(2)	2,050,407(3)	—
______________

(1)
The amounts reflected in these columns include the cash payments described under “Chief Executive Officer” and “Key Employee Separation Plan” above. Payments for continued health and welfare benefits assume a cost of approximately $1,787 per month in medical and dental insurance based on 2017 COBRA rates and $450 per month in life and accidental death & dismemberment insurance premiums.

(2)	These amounts include payment for the sum of base salary and 2017 target bonus with a Severance Multiple of 1.5.

(3)	These amounts include payment for the sum of base salary and 2017 target bonus with a Severance Multiple of 2.

(4)	Messrs. Hainer and Banbury both left the Company on January 18, 2018.

Payments to Messrs. Hainer and Banbury in Connection with Their Terminations of Employment
Messrs. Hainer and Banbury both left the Company on January 18, 2018. In connection with their terminations of employment, Messrs. Hainer and Banbury both received termination benefits pursuant to the KESP, described in more detail above under “Executive Compensation—Potential Payments on Termination and Change in Control.” Messrs. Hainer and Banbury both received cash severance in the amounts equal to (a) 1.5x the sum of such individual’s base salary and 2018 target cash bonus and (b) outplacement assistance in the amount of $15,000. Additionally, Messrs. Hainer and Banbury are eligible to receive a prorated bonus for 2018, based on the actual achievement of the underlying performance metrics and payable at the same time bonuses are paid to other Company employees, as well as continuation of certain benefits (including health and life insurance) for up to 18 months or, in certain circumstances, a shorter period of time. All outstanding unvested equity awards held by Messrs. Hainer and Banbury became fully vested in connection with their termination of employment.

2018 Long-Term Incentive Plan
On April 29, 2018, we adopted the 2018 Long-Term Incentive Plan (the “2018 Plan”), which was approved by our board of directors and our stockholders. The 2018 Plan provides for the grant of equity-based awards to our employees, consultants, service providers and non-employee directors.
Administration. The 2018 Plan will be administered by the person or persons appointed by our board of directors, who will have the authority to determine eligible participants, the types of awards to be granted, the number of shares covered by any awards, the terms and conditions of any awards (and amend any terms and conditions), and the methods by which awards may be settled, exercised, cancelled, forfeited or suspended.
Shares Reserve; Adjustments. The maximum number of shares available for issuance under the 2018 Plan will not exceed 1,000,000. Any shares underlying awards that are forfeited, cancelled, expired, terminated or are otherwise lapsed, in whole or in part, or are settled in cash or withheld by us in respect of taxes, will become available for future grant under our 2018 Plan.
In the event of certain changes in our corporate structure, including any extraordinary dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, spin-off, or other similar corporate transaction or event affecting our common stock, or changes in applicable laws, regulations or accounting principles, the administrator will make appropriate adjustments to prevent undue enrichment or harm to the number and type of common shares subject to awards, and to the grant, purchase, exercise or hurdle price for any award.
Non-Employee Director Limits. Under the 2018 Plan, in any one fiscal year, non-employee Directors may not be granted (i) awards of more than 34,285 shares of our common stock (or if greater, in the case of restricted stock units, restricted stock performance awards and other stock-based awards, shares of our common stock with an aggregate fair market value of $300,000) or (ii) awards denominated in cash of more than $150,000.
Stock Options. The 2018 Plan permits the grant of incentive stock options to employees and/or nonstatutory stock options to all eligible participants. The exercise price of stock options may not be less than the fair market value of our common stock on the grant date, provided that if an incentive stock option is granted to a 10% stockholder, the exercise price may not be less than 110% of the fair market value of our common stock. Each stock option agreement will set forth the vesting schedule of the options and the term of the options, which may not exceed 10 years (or five years in the case of an incentive stock option granted to a 10% stockholder). The compensation committee will determine the method of payment of the exercise price.
Stock Appreciation Rights. The 2018 Plan permits the grant of stock appreciation rights, which entitle the holder to receive shares of our common stock or cash having an aggregate value equal to the appreciation in the fair market value of our common stock between the grant date and the exercise date, times the number of shares subject to the award. The exercise price of stock appreciation rights may not be less than the fair market value of our common stock on the date of grant. Each stock appreciation rights agreement will set forth the vesting schedule of the stock appreciation rights.
Restricted Stock and Restricted Stock Units. The 2018 Plan permits the grant of restricted stock and restricted stock units. Restricted stock awards are grants of shares of our common stock, subject to certain condition and restrictions as specified in the applicable award agreement. Restricted stock units represent the right to receive shares of our common stock (or a cash amount equal to the value of our common stock) on future specified dates.
Performance Awards. The 2018 Plan permits the grant of performance awards which are payable upon the achievement of performance goals determined by the administrator. The administrator may, in its discretion, add restrictions or conditions to the receipt of payment under a performance award.
Other Cash-Based Awards and Other Stock-Based Awards. The 2018 Plan permits the grant of other cash-based and other stock-based awards, the terms and conditions of which will be determined by the administrator and specified in the applicable award agreement.

Separation from Service. In the event of a participant’s separation from service, as defined in the 2018 Plan, the administrator may determine the extent to which an award may be exercised, settled, vested, paid or forfeited prior to the end of a performance period, or the vesting, exercise or settlement of such award.
Change in Control. In the event of a change in control, as defined in the 2018 Plan, the administrator may take certain actions with respect to outstanding awards, including the continuation or assumption of awards, substitution or replacement of awards by a successor entity, acceleration of vesting and lapse of restrictions, determination of the attainment of performance conditions for performance awards or cancellation of awards in consideration of a payment.
No Repricing. Except pursuant to an adjustment by the administrator permitted under the 2018 Plan, no action may directly or indirectly reduce the exercise or hurdle price of any award established at the time of grant without stockholder approval.
Plan Amendment or Suspension. The administrator has the authority to amend or suspend the 2018 Plan, provided that no such action may be taken without stockholder approval if the approval is necessary to comply with a tax or regulatory requirement or other applicable law for which the administrator deems it necessary or desirable to comply. No amendment may in general adversely and materially affect a participant’s rights under any award without such participant’s written consent.
Term of the Plan. No awards may be granted under the 2018 Plan after our board of directors terminates the plan or 10 years from the effective date, whichever is earlier.
Management Incentive Plan
We granted awards in the form of restricted stock units, restricted stock, vested common stock and stock options (see “Executive Compensation—Executive Compensation Process”) pursuant to the MIP in 2016, 2017 and 2018. No additional awards are expected to be granted under the MIP.
Administration. The MIP is administered by our compensation committee, which has the authority to take a number of actions with respect to the MIP, including determining the individuals eligible for awards, the types of awards, the terms and conditions applicable to awards and to modify, amend, cancel or suspend awards.
Shares Subject to the Plan; Adjustments. It is anticipated that no shares of our common stock will remain available for future awards granted under the MIP. In the event of certain changes in our corporate structure, including a stock split, stock dividend, recapitalization, spin-off, merger, reorganization or extraordinary cash dividend, our compensation committee will make appropriate adjustments to prevent dilution or enlargement of the benefits intended to be made under the MIP.
Stock Options. Incentive and non-qualified stock options have been granted under the MIP. Following a termination of employment, non-qualified options may be exercised, to the extent vested as of the date of termination (or to the extent vested pursuant to the terms of the KESP or under a participant’s employment agreement, as applicable), for three months following termination (or pursuant to the terms of the KESP or under a participant’s employment agreement, as applicable). Incentive stock options may be exercised, to the extent vested upon a participant’s termination of employment, for three months following termination, provided that, in the case of certain of the option grants, if the termination is by the Company without cause or by the participant for good reason (both as defined in the MIP), or due to the participant’s death or disability, vested options are exercisable until either the fourth anniversary of the grant date or the second anniversary of the termination, whichever is later (but in no case later than the expiration date).
Restricted Shares, Restricted Stock Units and Other Share-Based Awards. Restricted shares, restricted stock units and shares of vested common stock have been granted under the MIP. Restricted shares vest and become non-forfeitable as set forth in the applicable award agreement, subject to the recipient’s continued employment with us. The restricted share awards granted to our NEOs and other key employees will vest ratably over a three-year period. Upon a participant’s termination of employment, all unvested restricted shares are immediately forfeited (except as otherwise provided in the participant’s employment agreement or in the KESP). Restricted stock units were granted to non-employee directors and are scheduled to fully vest on the day before the first anniversary of the grant date, subject to the director’s continued service with us. All unvested restricted stock units are immediately forfeited upon a director’s termination of service. Fully vested shares of our common stock were granted to our NEOs and other key employees as part of our emergence from our bankruptcy proceedings.
Change-in-Control. Upon a change in control of the Company or an initial public offering, all awards granted under the MIP will vest. In the event of certain corporate transactions specified in the MIP, including a merger, consolidation, sale of all or substantially all of our assets, or an initial public offering, the compensation committee may take any action it deems necessary with respect to outstanding equity awards, including providing for the assumption of awards, or the cashing-out awards.
Amendments, Suspensions or Termination. Our board of directors may suspend or terminate the MIP at any time and may amend the MIP from time to time. Amendments, suspensions or terminations must be approved by our stockholders if such approval is necessary to comply with tax or regulatory requirements that our board deems it necessary or desirable to comply. According to its terms, the MIP will automatically terminate in 2026, unless earlier terminated.
Contura Energy, Inc. Annual Incentive Bonus Plan
The company has adopted the Contura Energy, Inc. Annual Incentive Bonus Plan, (the “Bonus Plan”) in which our officers and key employees are eligible to participate. The Bonus Plan is designed to advance the interests of our stockholders by providing incentives to employees to achieve performance goals critical to the success and growth of our company.
The maximum amount that may be awarded under the Bonus Plan to a participant in any one year is $15 million.
Under the Bonus Plan, the compensation committee has full authority to make awards and to establish the terms of such awards, including performance goals and performance measures used. Awards under the Bonus Plan may be based on a percentage of an employee’s base salary or expressed in another way. The compensation committee has the authority to reduce awards if it concludes that doing so is necessary or appropriate under the circumstances.
If a participant in the Bonus Plan is involuntarily terminated (other than for cause, as defined in the participant’s employment agreement or, in the absence of an employment agreement, as defined in any applicable company plans or employment policies in effect at the time of the termination) during the period beginning three months prior to and ending one year following a change of control of the Company (as defined in the Bonus Plan), Bonus Plan awards will be deemed fully earned at the target level. If a participant separates from service for any other reason prior to the end of a performance period, the award will be forfeited and the participant will not be entitled to any cash payment for the applicable performance period.
If we determine that a participant engaged either in intentional misconduct which caused the need for a restatement of our financial results or in ethical misconduct in violation of our code of business ethics, we may require the participant to pay back any cash compensation previously paid under the Bonus Plan.
Each year, the compensation committee approves performance measures or metrics upon which awards may be paid out under the Bonus Plan. In 2017, the compensation committee approved the following metrics under the Bonus Plan, as discussed more fully in “Executive Compensation—Executive Compensation Process”: EBITDA (40%), Cost of Coal Sales per Ton Sold (30%), NFDL Rate (20%) and Environmental Compliance (10%). In January 2018, the compensation committee approved the following metrics under the Bonus Plan: EBITDA (30%), Cost of Coal Sales per Ton Sold – CAPP (15%), Cost of Coal Sales per Ton Sold – NAPP (10%), SG&A Expense (15%), NFDL Rate (20%) and Environmental Compliance (10%).
Deferred Compensation Plan
The company approved the Contura Energy, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) to permit certain of our highly-compensated employees to receive supplemental retirement benefits in excess of the tax-qualified plan limits under the Code. The Deferred Compensation Plan is designed to further the interests of our stockholders by helping us attract and retain key talent by providing them with these additional retirement benefits. Under the Deferred Compensation Plan, our CEO and Chief Administrative Officer may designate those key employees who are eligible to participate in the Deferred Compensation Plan. The compensation committee has the authority to approve designated participants before they may participate in the plan, unless the compensation committee delegates such authority to an executive officer. The company maintains a supplemental retirement account for each participant to which the Company credits annual contributions equal to the sum of (i) the participant’s compensation that is in excess of the federal tax-qualified plan limit under Section 401(a)(17) of the Code multiplied by the aggregate matching company contribution percentage for our tax-qualified retirement plans in effect for the applicable year, plus, in the discretion of our compensation committee, (ii) a discretionary contribution in an amount equal to a percentage of the participant’s eligible compensation under our tax-qualified plans.
Upon a participant’s termination of employment without cause or by the participant for good reason, involuntary termination in connection with a change in control (as determined by the Company in its discretion prior to the change in control) or due to death or disability (all as defined in the participant’s employment agreement or under the 2017 Plan, as applicable), the participant will receive a prorated discretionary contribution credit as of December 31st of the year in which the termination occurred. All contributions made to participant accounts are fully vested when credited.
The company may amend, modify or suspend the Deferred Compensation Plan in its discretion, provided that any such amendment, modification or suspension does not reduce the accrued benefit of any participant in the plan (unless such modification or amendment is for the purpose of bringing the plan into compliance with Section 409A of the Code).

ACCOUNTING TREATMENT OF THE MERGERS
The mergers will be accounted for in accordance with US GAAP and in accordance with the FASB’s ASC 805—Business Combinations. Contura will be treated as the acquirer of Alpha for accounting and financial reporting purposes. For additional information, please see “Selected Unaudited Pro Forma Condensed Combined Financial Information” and the notes related thereto beginning on page 26. The assets and liabilities of Alpha will be recorded, as of the completion of the mergers, at their fair values and consolidated with those of Contura. The purchase price will be determined based on the number of shares of common stock issued and the trading price of shares of Contura common stock on the date of the mergers. Contura will allocate the purchase price to the fair value of Alpha’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually. The operating results of Alpha will be part of the combined company beginning on the date of the mergers.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS
In the opinion of Davis Polk & Wardwell LLP, the following are the material U.S. federal income tax consequences of the mergers to holders of Holdings common stock and Class C-1 common stock who exchange their shares of common stock for Contura common stock in the mergers. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this joint proxy statement, all of which may change, possibly with retroactive effect.
This discussion addresses only the consequences of the exchange of shares of Holdings common stock and Class C-1 common stock held as capital assets (generally, assets held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a U.S. Holder in light of its particular circumstances or to a holder subject to special rules, such as:

•	a financial institution, a regulated investment company or an insurance company;

•	a tax-exempt organization;

•	a dealer or broker in securities;

•	a stockholder who holds Holdings common stock or Class C-1 common stock as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction;

•	a stockholder whose “functional currency” is not the U.S. Dollar;

•	a stockholder that beneficially owns 5% or more of Holdings common stock or Class C-1 common stock; or

•	a stockholder that acquired Holdings common stock or Class C-1 common stock pursuant to the exercise of compensatory options or otherwise as compensation.
If a partnership holds shares of Holdings common stock or Class C-1 common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Holdings common stock or Class C-1 common stock should consult its tax advisors.
This discussion assumes that neither the Holdings common stock nor the Class C-1 common stock is “regularly traded on an established securities market” within the meaning of Section 897 of the Code.
This discussion does not address any estate or gift or other non-income tax consequences or any state or local, or non-U.S. tax consequences of the mergers. All Alpha stockholders should consult their tax advisors regarding the tax consequences of the mergers.
U.S. Federal Income Tax Consequences to U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Holdings common stock or Class C-1 common stock who for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
Contura has received an opinion from Davis Polk & Wardwell LLP, dated as of September 10, 2018, that each merger, for U.S. federal income tax purposes, should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Davis Polk & Wardwell LLP has relied on (i) certain representations and covenants made by Contura and Alpha and (ii) specified assumptions, including an assumption regarding the completion of the mergers in the manner contemplated by the merger agreement. If any of those representations, covenants or assumptions is inaccurate, the tax consequences of the mergers could differ from those described in the opinion that Davis Polk & Wardwell LLP has delivered.

The completion of the mergers is not conditioned on the receipt of an opinion of counsel that each merger qualify as a reorganization, and neither Alpha nor Contura intends to request a ruling from the IRS regarding the qualification of either merger as a reorganization. Accordingly, even if Alpha and Contura conclude that each merger qualifies as a reorganization for U.S. federal income tax purposes, no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge. Contura, ANR and Holdings will not recognize any gain or loss for U.S. federal income tax purposes as a result of the mergers.
If a merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code:

•
A U.S. Holder will not recognize any gain or loss upon the receipt of Contura common stock, but will recognize gain or loss with respect to cash received in lieu of a fractional share of Contura common stock (as described below).

•
A U.S. Holder will have an adjusted tax basis in the Contura common stock received in the merger (including any fractional share deemed received and redeemed as described below) equal to the adjusted tax basis of the shares of Holdings common stock or Class C-1 common stock, as applicable, surrendered by such holder in the applicable merger.

•
The holding period for Contura common stock received in a merger (including any fractional share deemed received and redeemed as described below) will include the holding period for the Holdings common stock or Class C-1 common stock, as applicable, surrendered by such U.S. Holder in the applicable merger.

•
If a U.S. Holder acquired different blocks of Holdings common stock or Class C-1 common stock, as applicable, at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each such block of common stock.

•
A U.S. Holder that receives cash in lieu of a fractional share of Contura common stock will be treated as having received the fractional share pursuant to the mergers and then as having exchanged such fractional share for cash in a redemption by Contura. As a result, such U.S. Holder will generally recognize gain or loss on any cash received in lieu of a fractional share of Contura common stock equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period in the stock surrendered in the applicable merger exceeds one year as of the closing date of the merger. Long-term capital gains of non-corporate U.S. Holders currently are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

If, however, a merger does not qualify as a “reorganization” for U.S. federal income tax purposes, then a U.S. Holder generally would recognize capital gain or loss in an amount equal to the difference between (i) the fair market value of the merger consideration to which such U.S. Holder is entitled and (ii) such holder's tax basis in the shares of Holdings common stock or Class C-1 common stock, as applicable, surrendered in the merger. Such capital gain or loss generally would be long-term capital gain or loss if the U.S. Holder’s holding period in the common stock surrendered in the applicable merger exceeds one year as of the closing date of the merger. If a U.S. Holder acquired different blocks of Holdings common stock or Class C-1 common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each such block of common stock. Long-term capital gains recognized by a non-corporate U.S. Holder currently are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder's holding period in the shares of Contura common stock received in a merger would begin on the day following the merger. Moreover, if the merger of ANR does not qualify as a “reorganization” for U.S. federal income tax purposes, depending on a U.S. Holder’s particular circumstances, it is possible that a U.S. Holder could be deemed to have received a distribution for federal income tax purposes in an amount equal to the fair market value of the Contura common stock received by such U.S. Holder in the ANR merger. Holders should consult their own tax advisors about the federal income tax consequences of the mergers in the event that either merger does not qualify as a “reorganization.” The remainder of this discussion assumes that each merger will qualify as a “reorganization” for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences to Non-U.S. Holders
For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of Holdings common stock or Class C-1 common stock who for U.S. federal income tax purposes is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.
The U.S. federal income tax consequences of the mergers to a non-U.S. Holder depend on whether Holdings or ANR, as applicable, was a USRPHC at any time during the non-U.S. Holder’s holding period of the Holdings common stock or Class C-1 common stock, as applicable, and on whether the applicable merger qualifies as a reorganization.
If Holdings or ANR, as applicable, was not a USRPHC at any time during the non-U.S. Holder’s holding period of the Holdings common stock or Class C-1 common stock, as applicable, then:

•
If the applicable merger qualifies as a “reorganization” for U.S. federal income tax purposes, such non-U.S. Holder will generally not recognize gain or loss for U.S. federal income tax purposes in the merger.

•
If the applicable merger does not qualify as a “reorganization” for U.S. federal income tax purposes, then such non-U.S. Holder would generally recognize gain or loss in the applicable merger but such non-U.S. Holder would generally not be subject to U.S. tax on such gain or loss unless:

◦
such gain or loss was effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, was attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States), in which case such non-U.S. Holder would generally be taxed on such gain in the same manner as a U.S. person (and, if such non-U.S. Holder was a corporation for U.S. federal income tax purposes, an additional branch profits tax at a rate of 30% (or a lower treaty rate) could apply), or

◦
such non-U.S. Holder was an individual present in the United States for 183 days or more during the taxable year of the mergers and certain other conditions were met, in which case such non-U.S. Holder would generally be subject to U.S. federal income tax at a rate of 30% on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources, including gain from the disposition pursuant to the mergers, exceed any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty.

However, depending on a non-U.S. Holder’s particular circumstances, if the merger of ANR does not qualify as a “reorganization” for U.S. federal income tax purposes, it is possible that a non-U.S. Holder could be deemed to have received a distribution for federal income tax purposes in an amount equal to the fair market value of the Contura common stock received by such holder in the ANR merger, which may (in whole or in part) be subject to a gross U.S. federal income tax of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) and withholding.
If Holdings or ANR, as applicable, was a USRPHC at any time during the non-U.S. Holder’s holding period of the Holdings common stock or Class C-1 common stock, as applicable, and assuming that shares of Contura common stock are regularly traded on the NYSE following the merger, then:

•
Except as noted below, such non-U.S. Holder will generally recognize gain in the applicable merger and will be subject to U.S. federal income tax on any such recognized gain. The amount of recognized gain will generally equal the difference between (i) the fair market value of the merger consideration to which such non-U.S. Holder is entitled and (ii) such non-U.S. Holder's tax basis in the shares of Holdings common stock or Class C-1 common stock, as applicable, surrendered in the merger.

•
However, such non-U.S. Holder will not recognize gain in the applicable merger if (i) such non-U.S. Holder will own immediately after the mergers (or has owned during the five-year period preceding the mergers), actually or constructively, more than 5% of the outstanding shares of Contura common stock, (ii) the merger is treated as a “reorganization” for U.S. federal income tax purposes, (iii) Contura is a USRPHC and (iv) the non-U.S. Holder complies with certain procedural requirements prescribed by applicable Treasury regulations, including the requirement that the non-U.S. Holder file a U.S. federal income tax return for the taxable year of the merger.

•
Depending on a non-U.S. Holder’s particular circumstances, if the merger of ANR does not qualify as a “reorganization” for U.S. federal income tax purposes, it is possible that a non-U.S. Holder could be deemed to have received a distribution for federal income tax purposes in an amount equal to the fair market value of the Contura common stock received by such non-U.S. Holder in the ANR merger, which may (in whole or in part) be subject to a gross U.S. federal income tax of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) and withholding.

Non-U.S. Holders that own (or owned during the relevant period), actually or constructively more than 5% of the outstanding shares of Contura common stock may be subject to U.S. federal income tax on gain recognized upon the future disposition of Contura common stock as described above under “Risk Factors—Risks Related to the Ownership of our Common Stock.”
Each non-U.S. Holder should consult its tax adviser with respect to other U.S. tax consequences of the mergers in the event that either merger does not qualify as a reorganization, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if such non-U.S. Holder is a corporation.
Tax Consequences to Holders Exercising Dissenters’ Rights
A U.S. Holder who receives cash pursuant to the exercise of dissenters’ rights generally will recognize capital gain or loss equal to the difference between the cash received in the exchange and such holder's tax basis in the shares of Holdings common stock or Class C-1 common stock, as applicable.
The U.S. federal income tax consequences to a non-U.S. Holder that exercises its dissenters’ rights will depend on whether Holdings or ANR, as applicable, was a USRPHC at any time during the non-U.S. Holder’s holding period of the Holdings common stock or Class C-1 common stock, as applicable. If Holdings or ANR, as applicable, was a USRPHC at any time during the non-U.S. Holder’s holding period, such non-U.S. Holder who receives cash pursuant to the exercise of dissenters’ rights will generally recognize gain or loss equal to the difference between the cash received in the exchange and such holder's tax basis in the shares of Holdings common stock or Class C-1 common stock, as applicable, and will be subject to U.S. federal income tax on any such recognized gain. If Holdings or ANR, as applicable, was not a USRPHC at any time during the non-U.S. Holder’s holding period then such non-U.S. Holder who receives cash pursuant to the exercise of dissenters’ rights would generally recognize gain or loss in the exchange but such non-U.S. Holder would generally not be subject to U.S. tax on such gain or loss.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of cash in lieu of fractional shares of Contura common stock. Backup withholding may apply to cash paid in the transaction to a holder unless the holder provides proof of an applicable exemption or furnishes the holder’s taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.
The preceding discussion is intended only as a general discussion of material U.S. federal income tax consequences of the mergers. The preceding discussion is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the transaction, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

LEGAL MATTERS
The validity of the issuance of the Contura shares of common stock to be issued pursuant to the mergers will be passed upon by Davis Polk & Wardwell LLP, New York, New York. Davis Polk & Wardwell LLP has passed upon the discussion above in “Material United States Federal Income Tax Consequences of the Mergers.”

HOUSEHOLDING
Some banks, brokers and other nominee record holders may participate in the practice of “householding” the notice or the consent solicitation statement, as the case may be. This means that only one copy of each of the notice, or the consent solicitation statement, as the case may be, may have been sent to multiple stockholders in your household. Alpha will promptly deliver a separate copy of these documents to you if you write or call ANR, Inc., 636 Shelby Street, 3rd Floor, Bristol, Tennessee 37620, Telephone: (423) 574-5100. If you prefer to receive copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or you may contact us at the above address or phone number.

EXPERTS
The consolidated financial statements of Contura Energy, Inc. and subsidiaries as of December 31, 2017 and 2016 and for the year ended December 31, 2017 (Successor) and for the period from July 26, 2016 to December 31, 2016 (Successor) and the related combined financial statements of Contura Energy, Inc. and subsidiaries for the period from January 1, 2016 to July 25, 2016 (Predecessor) and for the year ended December 31, 2015 (Predecessor), have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the Company’s acquisition of certain core coal operations of Alpha Natural Resources, Inc. in a transaction accounted for as a business combination. As a result of the acquisition, the consolidated financial information for the Successor periods is presented on a different cost basis than that for the Predecessor periods and, therefore, is not comparable.
The financial statements of Alpha Natural Resources Holdings, Inc. as of December 31, 2017 and 2016, and for the year ended December 31, 2017 and for the period from July 26, 2016 through December 31, 2016, have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of ANR, Inc. and subsidiaries as of December 31, 2017 and 2016, and for the year ended December 31, 2017 and for the period from July 26, 2016 through December 31, 2016, have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report makes reference that ANR, Inc. and subsidiaries’ consolidated financial statements include all the adjustments necessary for the application of fresh start accounting to the ANR, Inc. successor entity.
The information appearing in this joint proxy statement and prospectus relating to the estimates of the quantity and quality of Contura’s and Alpha’s proven and probable coal reserves was prepared by Marshall Miller & Associates, Inc. an independent engineering firm, and has been included herein in reliance upon the authority of this firm as an expert in the matters.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS AND OTHER MATTERS
ANR
ANR held its annual meeting of stockholders on February 15, 2018. If the mergers are completed, there will be no future annual meetings of ANR stockholders. ANR’s bylaws provide that, in order to be timely, a nomination for director nominee(s) and/or notice of an item of business to be introduced at an annual meeting of ANR stockholders must (i) be received by the Office of the Corporate Secretary of ANR at 636 Shelby Street, 3rd Floor, Bristol, Tennessee 37620 not less than 90 nor more than 120 calendar days prior to the first anniversary date of the previous year’s annual meeting of ANR stockholders; provided that, if the date of the annual meeting of ANR stockholders is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting of ANR stockholders, notice by the ANR stockholder must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public disclosure of the date of such annual meeting is first made, and (ii) contain specified information concerning the director nominee(s) and/or the matters to be brought before such meeting and concerning the ANR stockholder proposing such matters as required by ANR’s bylaws. As a result, if ANR were to hold a 2019 annual meeting of stockholders, any notice given by or on behalf of an ANR stockholder under ANR’s bylaws would need to be received no earlier than October 18, 2018 and no later than November 17, 2018.
Holdings
Holdings held its annual meeting of stockholders on February 15, 2018. If the mergers are completed, there will be no future annual meetings of Holdings stockholders. Holdings’ bylaws provide that, in order to be timely, a nomination for director nominee(s) and/or notice of an item of business to be introduced at an annual meeting of Holdings stockholders must (i) be received by the Office of the Corporate Secretary of Holdings at 636 Shelby Street, 3rd Floor, Bristol, Tennessee 37620 not less than 90 nor more than 120 calendar days prior to the first anniversary date of the previous year’s annual meeting of Holdings stockholders; provided that, if the date of the annual meeting of Holdings stockholders is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting of Holdings stockholders, notice by the Holdings stockholder must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public disclosure of the date of such annual meeting is first made, and (ii) contain specified information concerning the director nominee(s) and/or the matters to be brought before such meeting and concerning the Holdings stockholder proposing such matters as required by Holdings’ bylaws. As a result, if Holdings were to hold a 2019 annual meeting of stockholders, any notice given by or on behalf of a Holdings stockholder under Holdings’ bylaws would need to be received no earlier than October 18, 2018 and no later than November 17, 2018.

WHERE YOU CAN FIND MORE INFORMATION
Contura has filed with the Securities and Exchange Commission a registration statement on Form S-4 (including the annexes, exhibits, schedules and amendments thereto) under the Securities Act to register with the SEC the shares of Contura common stock to be issued hereby. This joint proxy statement and prospectus is a part of that registration statement and constitutes a prospectus of Contura in addition to being a joint proxy statement of ANR and Holdings for their special meetings of stockholders. The registration statement, including the attached annexes and exhibits, contains additional relevant information about Contura, Contura common stock and Alpha. As allowed by SEC rules, this joint proxy statement and prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Statements contained in this joint proxy statement and prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street NE, Washington, D.C. 20549. Copies of these materials may be obtained, upon payment of a duplicating fee, from the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.
None of Contura or ANR and Holdings is currently subject to the informational requirements of the Exchange Act. Following the listing of the shares of the combined company on the NYSE, the combined company will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file periodic reports and other information with the SEC.

GLOSSARY
Acquisition. Refers to the transaction by which Contura acquired certain of Alpha’s core coal operations as part of the Alpha Restructuring.
Alpha Restructuring. The series of bankruptcy restructuring transactions which led to Alpha’s emergence from Chapter 11 bankruptcy on July 26, 2016.
Alpha’s Plan of Reorganization. Alpha’s plan of reorganization approved on July 7, 2016 and effective as of July 26, 2016.
ARNU. The Audibert-Arnu dilatometer test, which tests the expansion of coal.
Ash. Impurities consisting of iron, alumina and other incombustible matter that are contained in coal. Since ash increases the weight of coal, it adds to the cost of handling and can affect the burning characteristics of coal.
Assigned reserves. Coal that is planned to be mined at an operation that is currently operating, currently idled, or for which permits have been submitted and plans are eventually to develop the operation.
Back-to-Back Coal Supply Agreement. An agreement with Blackjewel (the “Buyer”) under the terms of the asset purchase agreement associated with the sale of PRB under which the Buyer will supply, deliver and sell to the Company, and the Company will accept, purchase and pay for, all coal that the Company is obligated to supply, deliver and sell under PRB coal supply agreements existing as of the transaction closing date that did not transfer to the Buyer at closing.
Bankruptcy Cases. Bankruptcy cases commenced in the Bankruptcy Court under chapter 11 of the Bankruptcy Code and captioned as In re Alpha Natural Resources, Inc., et al., No. 15-33896 (KRH) (Bankr. E.D. Va.).
Bankruptcy Court. The United States Bankruptcy Court for the Eastern District of Virginia.
Bankruptcy Plan. The Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, dated May 27, 2016, as modified and confirmed by the Order Confirming Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, as Modified (Docket No. 3038), entered by the Bankruptcy Court on July 12, 2016 in connection with to the Bankruptcy Cases.
Bituminous coal. A common type of coal with moisture content less than 20% by weight. It is dense and black and often has well-defined bands of bright and dull material.
British Thermal Unit or BTU. A measure of the thermal energy required to raise the temperature of one pound of pure liquid water one degree Fahrenheit at the temperature at which water has its greatest density (39 degrees Fahrenheit).
Captive coal. In the context of coal volume, coal produced and processed by us, as well as small volumes purchased from third-party producers to blend with our produced coal in order to meet customer specifications.
Central Appalachia or CAPP. Coal producing area in eastern Kentucky, Virginia, southern West Virginia and a portion of eastern Tennessee.
Coal seam. Coal deposits occur in layers. Each layer is called a “seam.”
Coal slurry impoundment. Coal slurry consists of solid and liquid waste and is a by-product of the coal mining and preparation processes. It is a fine coal refuse and water mixture. Impoundment is for the storage of liquid and primarily noncombustible solids that are by-products of coal cleaning.
Coke. A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is used in the manufacture of iron and steel. Its production results in a number of useful byproducts.
Continuous miner. A machine used in underground mining to cut coal from the seam and load onto conveyors or shuttle cars in a continuous operation. In contrast, a conventional mining unit must undertake separate cycles of cutting, drilling, shooting and loading.

Continuous mining. A form of underground mining that cuts the coal from the seam and loads the coal onto shuttle cars or a conveyor system in a continuous operation, thus eliminating the separate cycles of cutting, drilling, shooting and loading.
Fossil fuel. Fuel such as coal, petroleum or natural gas formed from the fossil remains of organic material.
Hard coking coal (“HCC”). Hard coking coal is a type of met coal that is a necessary ingredient in the production of strong coke. It is evaluated based on the strength, yield and size distribution of coke produced from such coal, which is dependent on the rank and plastic properties of the coal. Hard coking coals trade at a premium to other coals due to their importance in producing strong coke and because they are a limited resource.
High BTU coal. Coal which has an average heat content of 12,500 BTUs per pound or greater.
High-Vol. A. High-volatile A bituminous coal.
High-Vol. B. High-volatile B bituminous coal.
Illinois Basin or ILB. Coal producing area in Illinois, Indiana and western Kentucky.
Longwall mining. The most productive underground mining method in the United States. A rotating drum is trammed mechanically across the face of coal, and a hydraulic system supports the roof of the mine while the drum advances through the coal. Chain conveyors then move the loosened coal to a standard underground mine conveyor system for delivery to the surface.
Low sulfur coal. Low sulfur steam coals have a sulfur content of 1.5% or less, and low sulfur met coals have a sulfur content of 1.0% or less.
Low-Vol. Low-volatile bituminous coal.
Metallurgical coal. The various grades of coal suitable for carbonization to make coke for steel manufacture. Also known as “met” coal, its quality depends on four important criteria: volatility, which affects coke yield; the level of impurities including sulfur and ash, which affect coke quality; composition, which affects coke strength; and basic characteristics, which affect coke oven safety. Met coal typically has a particularly high BTU but low ash and sulfur content.
Mid-Vol. Mid-volatile bituminous coal.
Mineable Coal. That portion of the coal reserve base which is commercially mineable and excludes all coal that will be left, such as in pillars, fenders or property barriers.
Mst. Million short tons.
Nitrogen oxide (NOx). A gas formed in high temperature environments such as coal combustion.
Northern Appalachia or NAPP. Coal producing area in Maryland, Ohio, Pennsylvania and northern West Virginia.
Operating Margin. Gross revenue less Total Cash Cost.
Overburden. Layers of earth and rock covering a coal seam. In surface mining operations, overburden is removed prior to coal extraction.
Powder River Basin or PRB. Coal producing area in northeastern Wyoming and southeastern Montana. This is the largest known source of coal reserves and the largest producing region in the United States.
Preparation plant. A preparation plant is a facility for crushing, sizing and washing coal to remove impurities and prepare it for use by a particular customer. The washing process has the added benefit of removing some of the coal’s sulfur content. A preparation plant is usually located on a mine site, although one plant may serve several mines.
Probable reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.
Productivity. As used in this joint proxy statement and prospectus, refers to clean tons of coal produced per underground man hour worked, as published by the MSHA.
Proven reserves. Reserves for which quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.
Reclamation. The process of restoring land and the environment to their original state following mining activities. The process commonly includes “recontouring” or reshaping the land to its approximate original appearance, restoring topsoil and planting native grass and ground covers. Reclamation operations are usually underway before the mining of a particular site is completed. Reclamation is closely regulated by both state and federal law.
Recoverable reserves. Metric tons of mineable coal that can be extracted and marketed after deduction for coal to be left behind within the seam (i.e., pillars left to hold up the ceiling, coal not economical to recover within the mine, etc.) and adjusted for reasonable preparation and handling losses.
Reserve. That part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.
Roof. The stratum of rock or other mineral above a coal seam; the overhead surface of a coal working place.
Steam coal. Coal used by power plants and industrial steam boilers to produce electricity, steam or both. It generally is lower in BTU heat content and higher in volatile matter than metallurgical coal.
Subsidence. Lateral or vertical movement of surface land that occurs when the roof of an underground mine collapses. Longwall mining causes planned subsidence by the mining out of coal that supports the overlying strata.
Sulfur. One of the elements present in varying quantities in coal that contributes to environmental degradation when coal is burned. Sulfur dioxide is produced as a gaseous by-product of coal combustion.
Surface mine. A mine in which the coal lies near the surface and can be extracted by removing the covering layer of rock and soil (see “Overburden”).
T&L coal. In the context of coal volume, coal purchased from third-party producers and sold through our Trading and Logistics business.
Thermal coal. See definition for Steam coal.
Tons. A “short” or net ton is equal to 2,000 pounds. A “long” or British ton is equal to 2,240 pounds; a “metric” ton (or “tonne”) is approximately 2,205 pounds. Tonnage amounts in this joint proxy statement and prospectus are stated in short tons, unless otherwise indicated.
Total Cash Cost. The sum of the direct cash costs associated with the mining, processing and transport of the marketable product, general and administration overhead costs directly related to mine production and royalties, levies and other indirect taxes (excluding profit related taxes).
Unassigned reserves. Coal that is likely to be mined in the future, but which is not considered Assigned reserves.
Underground mine. Also known as a “deep” mine. Usually located several hundred feet below the earth’s surface, an underground mine’s coal is removed mechanically and transferred by shuttle car, continuous haulage or battery coal hauler and conveyor to the surface.

Index to Financial Statements

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Contura Energy, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Contura Energy, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2017 (Successor) and for the period July 26, 2016 to December 31, 2016 (Successor), the related combined statements of operations, comprehensive loss, business equity, and cash flows for the period January 1, 2016 to July 25, 2016 (Predecessor) and for the year ended December 31, 2015 (Predecessor), and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017 (Successor), the period July 26, 2016 to December 31, 2016 (Successor), the period January 1, 2016 to July 25, 2016 (Predecessor), and the year ended December 31, 2015 (Predecessor), in conformity with U.S. generally accepted accounting principles.
Basis of Presentation
As discussed in Note 1 to the financial statements, effective July 26, 2016, the Company acquired certain core coal operations of Alpha Natural Resources, Inc. in a transaction accounted for as a business combination. As a result of the acquisition, the consolidated financial information for the Successor periods is presented on a different cost basis than that for the Predecessor periods and, therefore, is not comparable.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP
We have served as the Company’s auditor since 2016,
Greensboro, North Carolina
March 29, 2018

Financial Statements
CONTURA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND
PREDECESSOR COMBINED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Revenues:
Coal revenues	$1,392,481	$431,692	$344,692	$816,010
Freight and handling revenues	247,402	70,544	52,076	97,237
Other revenues	10,086	4,060	14,343	12,774
Total revenues	1,649,969	506,296	411,111	926,021
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	1,090,660	324,961	324,732	730,812
Freight and handling costs	247,402	70,544	52,076	97,237
Depreciation, depletion and amortization	34,910	5,973	66,076	149,197
Amortization of acquired intangibles, net	59,007	61,281	11,567	2,223
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	67,459	19,135	29,568	44,158
Asset impairment and restructuring	—	—	3,096	297,425
Secondary offering costs	4,491	—	—	—
Total other operating (income) loss:
Mark-to-market adjustment for acquisition-related obligations	3,221	(10,616)	—	—
Gain on settlement of acquisition-related obligations	(38,886)	—	—	—
Other expenses	178	—	2,184	(99)
Total costs and expenses	1,468,442	471,278	489,299	1,320,953
Income (loss) from operations	181,527	35,018	(78,188)	(394,932)
Other income (expense):
Interest expense	(35,977)	(20,496)	(2)	(28)
Interest income	210	23	19	4
Loss on early extinguishment of debt	(38,701)	—	—	—
Equity loss in affiliates	(3,339)	(2,287)	(2,735)	(7,712)
Mark-to-market adjustment for warrant derivative liability	—	(33,975)	—	—
Bargain purchase gain	1,011	7,719	—	—
Miscellaneous income, net	1,025	232	473	(85)
Total other expense, net	(75,771)	(48,784)	(2,245)	(7,821)
Income (loss) from continuing operations before reorganization items and income taxes	105,756	(13,766)	(80,433)	(402,753)

Reorganization items, net	—	—	(20,989)	(10,085)
Income (loss) from continuing operations before income taxes	105,756	(13,766)	(101,422)	(412,838)
Income tax benefit	67,979	1,920	39,881	155,052
Net income (loss) from continuing operations	173,735	(11,846)	(61,541)	(257,786)
Discontinued operations:
(Loss) income from discontinued operations before income taxes	(36,894)	1,467	(679)	(259,317)
Income tax benefit (expense) from discontinued operations	17,681	(551)	(4,992)	99,543
(Loss) income from discontinued operations	(19,213)	916	(5,671)	(159,774)
Net income (loss)	$154,522	$(10,930)	$(67,212)	$(417,560)

Basic income (loss) per common share:
Income (loss) from continuing operations	$17.01	$(1.15)
(Loss) income from discontinued operations	$(1.89)	$0.09
Net income (loss)	$15.12	$(1.06)

Diluted income (loss) per common share
Income (loss) from continuing operations	$16.13	$(1.15)
(Loss) income from discontinued operations	$(1.78)	$0.09
Net income (loss)	$14.35	$(1.06)

Weighted average shares - basic	10,216,464	10,309,310
Weighted average shares - diluted	10,770,005	10,309,310

See accompanying Notes to Consolidated Financial Statements.

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) AND
PREDECESSOR COMBINED STATEMENTS OF COMPREHENSIVE LOSS
(Amounts in thousands)

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Net income (loss)	$154,522	$(10,930)	$(67,212)	$(417,560)
Other comprehensive (loss) income, net of tax:

Employee benefit plans:
Current period actuarial (loss) gain	$(3,832)	$3,268	$(3,415)	$6,818
Income tax	—	(1,181)	1,227	(549)
	$(3,832)	$2,087	$(2,188)	$6,269
Prior service (cost) credit for period	$—	$—	$—	$(8,854)
Income tax	—	—	—	713
	$—	$—	$—	$(8,141)
Less: reclassification adjustment for amounts reclassified to earnings due to amortization of net actuarial (gain) loss and settlements	$(203)	$—	$206	$121
Income tax	—	—	(74)	(10)
	$(203)	$—	$132	$111
Less: reclassification adjustment for amounts reclassified to earnings due to amortization of prior service credit	$—	$—	$3,536	$181
Income tax	—	—	(1,271)	(15)
	$—	$—	$2,265	$166

Cash flow hedges:
Reclassification adjustment for amounts reclassified to earnings related to settlement of cash flow hedges	$—	$—	$—	$1,455
Income tax	—	—	—	(442)
	$—	$—	$—	$1,013

Total other comprehensive (loss) income, net of tax	$(4,035)	$2,087	$209	$(582)
Total comprehensive income (loss)	$150,487	$(8,843)	$(67,003)	$(418,142)
See accompanying Notes to Consolidated Financial Statements.

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	Successor
	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$141,924	$127,948
Trade accounts receivable, net of allowance for doubtful accounts of $0 as of December 31, 2017 and December 31, 2016	127,326	164,038
Inventories, net	69,561	69,692
Assets held for sale	171	1,714
Short-term restricted cash	11,615	—
Short-term deposits	12,366	66
Prepaid expenses and other current assets	59,693	34,483
Current assets - discontinued operations	40,498	27,275
Total current assets	463,154	425,216
Property, plant, and equipment, net	196,579	155,982
Other acquired intangibles (net of accumulated amortization of $28,662 and $61,851 as of December 31, 2017 and December 31, 2016, respectively)	18,458	87,149
Long-term restricted cash	40,421	43,341
Long-term deposits	3,607	54,420
Deferred income taxes	78,744	—
Other non-current assets	28,005	17,465
Non-current assets - discontinued operations	7,632	163,179
Total assets	$836,600	$946,752
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$10,730	$1,591
Trade accounts payable	76,319	80,796
Acquisition-related obligations - current	15,080	27,258
Liabilities held for sale	27,161	—
Accrued expenses and other current liabilities	58,771	65,379
Current liabilities - discontinued operations	54,114	43,588
Total current liabilities	242,175	218,612
Long-term debt	361,973	345,403
Acquisition-related obligations - long-term	20,332	59,088
Asset retirement obligations	52,434	78,763
Other non-current liabilities	59,276	86,541
Non-current liabilities - discontinued operations	7,762	121,121
Total liabilities	743,952	909,528
Commitments and Contingencies (Note 24)

Stockholders’ Equity
Preferred stock - par value $0.01, 2.0 million shares authorized, none issued	—	—
Common stock - par value $0.01, 20.0 million shares authorized, 10.7 million issued and 9.9 million outstanding at December 31, 2017 and 10.3 million issued and outstanding at December 31, 2016	108	103
Additional paid-in capital	40,616	45,964
Accumulated other comprehensive (loss) income	(1,948)	2,087
Treasury stock, at cost: 0.8 million shares at December 31, 2017 and none issued at December 31, 2016	(50,092)	—
Retained earnings (accumulated deficit)	103,964	(10,930)
Total stockholders’ equity	92,648	37,224
Total liabilities and stockholders’ equity	$836,600	$946,752

See accompanying Notes to Consolidated Financial Statements.

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS AND
PREDECESSOR COMBINED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Operating activities:
Net income (loss)	$154,522	$(10,930)	$(67,212)	$(417,560)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	65,000	43,978	85,379	202,115
Amortization of acquired intangibles, net	59,007	61,281	11,567	2,223
Accretion of acquisition-related obligations discount	7,531	4,936	—	—
Mark-to-market adjustment for acquisition-related obligations	3,221	(10,616)	—	—
Gain on settlement of acquisition-related obligations	(38,886)	—	—	—
Bargain purchase gain	(1,011)	(7,719)	—	—
Equity loss in affiliates	3,325	2,280	2,726	7,700
Mark-to-market adjustment for warrant derivative liability	—	33,975	—	—
Mark-to-market adjustments for derivatives	—	—	—	4,683
Accretion of asset retirement obligations	21,275	10,819	12,422	17,897
Employee benefit plans, net	11,739	3,154	11,917	11,091
Deferred income taxes	(78,744)	(1,180)	(34,889)	(250,680)
Loss (gain) on disposal of property, plant, and equipment	—	216	216	17,438
Loss on sale of Powder River Basin	36,086	—	—	—
Asset impairment and restructuring	—	—	3,755	558,699
Non-cash reorganization items, net	—	—	3,837	7,726
Loss on early extinguishment of debt	38,701	—	—	—
Stock-based compensation	20,372	1,424	658	2,668
Other, net	2,314	1,356	38	207
Changes in operating assets and liabilities
Trade accounts receivable, net	34,840	(114,244)	42,793	41,403
Inventories, net	441	(32,046)	16,693	2,440
Prepaid expenses and other current assets	(40,425)	(817)	5,172	(2,399)
Restricted cash	(8,695)	49,459	(16,339)	(4,190)
Deposits	38,447	(55,407)	(275)	(1,566)
Other non-current assets	24,498	(14,681)	2,956	4,216
Trade accounts payable	6,102	59,242	(6,665)	(1,534)
Accrued expenses and other current liabilities	(12,207)	51,053	3,680	(31,826)
Acquisition-related obligations	(22,800)	(9,300)	—	—
Asset retirement obligations	(2,567)	(514)	(2,143)	(3,619)

Other non-current liabilities	(16,521)	5,199	(15,596)	(16,270)
Net cash provided by operating activities	305,565	70,918	60,690	150,862
Investing activities:
Capital expenditures	(83,121)	(34,497)	(23,433)	(59,533)
Acquisition of mineral rights under federal lease	—	—	—	(42,130)
Proceeds from sale of property, plant and equipment	2,579	1,787	526	10,503
Capital contributions to equity affiliates	(5,691)	(2,738)	(2,122)	(5,874)
Cash acquired in acquisition	—	51,000	—	—
Purchase of additional ownership interest in equity affiliate	(13,293)	—	—	—
Cash paid on sale of Powder River Basin	(21,375)	—	—	—
Other, net	(406)	—	—	—
Net cash (used in) provided by investing activities	(121,307)	15,552	(25,029)	(97,034)
Financing activities:
Proceeds from borrowings on debt	396,000	42,500	—	—
Principal repayments of debt	(369,500)	—	—	—
Principal repayments of capital lease obligations	(1,009)	(243)	(42)	(1,835)
Debt issuance costs	(14,385)	(243)	—	—
Debt extinguishment costs	(25,036)	—	—	—
Common stock repurchases and related expenses	(49,932)	—	—	—
Debt amendment costs	(4,520)	—	—	—
Proceeds from exercise of warrants	352	—	—	—
Dividend paid	(100,735)	—	—	—
Principal repayments of notes payable	(1,517)	(536)	—	—
Transfers to Alpha	—	—	(35,780)	(51,750)
Net cash (used in) provided by financing activities	(170,282)	41,478	(35,822)	(53,585)
Net increase (decrease) in cash and cash equivalents	13,976	127,948	(161)	243
Cash and cash equivalents at beginning of period	127,948	—	269	26
Cash and cash equivalents at end of period	$141,924	$127,948	$108	$269

Supplemental cash flow information:
Cash paid for interest	$40,635	$356	$—	$—
Cash paid for income taxes	$13,328	$—	$—	$—
Cash received from income tax refunds	$—	$—	$—	$3,915
Supplemental disclosure of non-cash investing and financing activities:
Capital leases and capital financing - equipment	$1,574	$3,473	$—	$—
Accrued capital expenditures	$9,408	$4,778	$13,376	$17,213
Issuance of equity in connection with acquisition	$—	$44,644	$—	$—
Issuance of 10% Senior Secured First Lien Notes in connection with acquisition	$—	$285,936	$—	$—
Issuance of GUC Distribution Note in connection with acquisition	$—	$4,208	$—	$—
Issuance of warrants in connection with acquisition	$—	$1,167	$—	$—
See accompanying Notes to Consolidated Financial Statements.

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND
COMBINED STATEMENT OF PREDECESSOR BUSINESS EQUITY
(Amounts in thousands)

		Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income		Retained Earnings (Accumulated Deficit)	Alpha’s Investment	Total Stockholders’ Equity / Predecessor Business Equity
	Common Stock			Treasury Stock at Cost
	Amount			Amount
Predecessor
Balances, December 31, 2014	$—	$—	$4,717	$—	$(142,362)	$1,801,987	$1,664,342
Net loss	—	—	—	—	(417,560)	—	(417,560)
Other comprehensive income (loss), net	—	—	(582)	—	—	—	(582)
Net distributions to Alpha	—	—	—	—	—	(32,303)	(32,303)
Balances, December 31, 2015	$—	$—	$4,135	$—	$(559,922)	$1,769,684	$1,213,897
Net loss	—	—	—	—	(67,212)	—	(67,212)
Other comprehensive income (loss), net	—	—	209	—	—	—	209
Net distributions to Alpha	—	—	—	—	—	(26,641)	(26,641)
Balances, July 25, 2016	$—	$—	$4,344	$—	$(627,134)	$1,743,043	$1,120,253

Successor
Balances, July 26, 2016	$—	$—	$—	$—	$—	$—	$—
Issuance of common stock in connection with acquisition	100	44,544	—	—	—	—	44,644
Net loss	—	—	—	—	(10,930)	—	(10,930)
Other comprehensive income (loss), net	—	—	2,087	—	—	—	2,087
Stock-based compensation and net issuance of common stock for share vesting	3	1,420	—	—	—	—	1,423
Balances, December 31, 2016	$103	$45,964	$2,087	$—	$(10,930)	$—	$37,224
Net income	—	—	—	—	154,522	—	154,522
Other comprehensive income (loss), net	—	—	(4,035)	—	—	—	(4,035)
Stock-based compensation and net issuance of common stock for share vesting	4	20,205	—	—	—	—	20,209
Dividend	—	(27,132)	—	—	(73,603)	—	(100,735)
Common stock repurchase and related expenses	—	—	—	(50,040)	—	—	(50,040)
Retrospective warrants adjustment	—	1,166	—	—	33,975	—	35,141
Warrant exercises	1	413	—	(52)	—	—	362
Balances, December 31, 2017	$108	$40,616	$(1,948)	$(50,092)	$103,964	$—	$92,648
See accompanying Notes to Consolidated Financial Statements.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

(1) Business and Basis of Presentation
Business
Contura Energy, Inc. (“Contura”, the “Company”, “we” or “us”) is a private, Tennessee-based, coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. Contura was formed to acquire and operate certain of Alpha Natural Resources, Inc.’s (“Alpha”) core coal operations (see Note 3), as part of the Alpha Restructuring. Contura began operations on July 26, 2016 and currently operates mining complexes in the Northern Appalachia (Cumberland mine complex) and Central Appalachian (the Nicholas mine complex in West Virginia, and the McClure and Toms Creek mine complexes in Virginia) regions.
As a result of the Alpha core coal operations’ acquisition, the historical financial statements are separated into Predecessor and Successor periods. Predecessor represents Contura prior to July 26, 2016, whereas Successor refers to the Company beginning July 26, 2016 and thereafter. For more detailed information regarding the Company’s and Predecessor’s consolidation and accounting policies, please refer to the Basis of Presentation discussion below and the financial statements and the notes thereto included elsewhere in this report.
Basis of Presentation
Together, the consolidated statement of operations, statement of comprehensive income, balance sheet, statement of cash flows and statement of stockholders’ equity for the Company and the combined statement of operations, statement of comprehensive loss, balance sheet, statement of cash flows and statement of business equity for the Predecessor are referred to as the “Financial Statements.” The Financial Statements are also referred to as consolidated (to reflect the Successor’s capital structure), and references across periods are generally labeled “Balance Sheets,” “Statements of Operations,” and “Statements of Cash Flows.”
The Consolidated Financial Statements include all wholly-owned subsidiaries’ results of operations for the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016. All significant intercompany transactions have been eliminated in consolidation.
The Combined Predecessor Financial Statements presented include the assets, liabilities, operating results and cash flows of Contura, prepared on a carve-out basis using Alpha’s historical bases in the assets and liabilities and the historical results of operations of Contura. The Combined Predecessor Financial Statements have been derived from the consolidated financial statements and accounting records of Alpha. All transactions between Contura and Alpha have been included in these Combined Predecessor Financial Statements. The aggregate net effect of such transactions has effectively been considered settled for cash at the time of the transaction and reflected in the combined Predecessor statement of cash flows as “Transfers to Alpha.”
The Combined Predecessor Financial Statements also include expense allocations of $57,217 and $92,009 for the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015, respectively, for certain corporate and overhead functions historically performed by Alpha, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, employee benefits and incentives, insurance, stock-based compensation, engineering, asset management, and sales and logistics, which were included in cost of coal sales and selling, general and administrative expenses within both continuing and discontinued operations in the accompanying Statements of Operations. These amounts exclude reorganization items which are discussed in Note 22. These expenses have been allocated to the Predecessor based on direct usage when identifiable, with the remainder allocated on the basis of revenues, operating expenses, headcount or other relevant measures. The provision for income taxes has been prepared on a separate return basis. Management believes the assumptions underlying the Combined Predecessor Financial Statements, including the assumptions regarding the allocation of corporate expenses from Alpha, are reasonable. Nevertheless, the Combined Predecessor Financial Statements may not include all the expenses that would have been incurred had the Company been a stand-alone Company during the period presented and may not reflect the Company’s consolidated financial position, results of operations and cash flows had the Company been a stand-alone Company during the period. Actual costs that would have

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

been incurred if the Predecessor had been a stand-alone Company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.
Alpha used a centralized approach to cash management and financing of its operations. The majority of the Company’s cash during the Predecessor period was transferred to Alpha, which funded its operating and investing activities as needed. This arrangement is not reflective of the manner in which the Company would have been able to finance its operations had it been a stand-alone business separate from Alpha during the Predecessor period.
On August 3, 2015 (“Petition Date”), Alpha and each of its wholly-owned domestic subsidiaries other than ANR Second Receivables Funding LLC (collectively the “Alpha Debtors”) filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (“Bankruptcy Court”). The Alpha Debtors pursued a reorganization plan under which certain expenses were incurred and settlements negotiated, which were included within Reorganization items, net, during the Predecessor period. See Note 22 for further reorganization items disclosures. The Bankruptcy Court approved the Alpha Debtors Plan of Reorganization on July 7, 2016 and Alpha Debtors emerged from bankruptcy on July 26, 2016.
On December 8, 2017, the Company closed a transaction with Buyer to sell the Eagle Butte and Belle Ayr mines located in the Powder River Basin (“PRB”), Wyoming, along with related coal reserves, equipment, infrastructure and other real properties. The PRB results of operations and financial position are reported as discontinued operations in the Consolidated Financial Statements. The historical information in the accompanying Notes to the Consolidated Financial Statements has been restated to reflect the effects of the PRB operations being reported as discontinued operations in the Consolidated Financial Statements. See Note 4 for further information on discontinued operations.
The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).
(2) Summary of Significant Accounting Policies
Use of Estimates
The preparation of the Company’s Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include inventories; mineral reserves; allowance for non-recoupable advanced mining royalties; asset impairments; reclamation obligations; post-employment and other employee benefit obligations; useful lives for, depletion and amortization; reserves for workers’ compensation and black lung claims; deferred income taxes; reserves for contingencies and litigation; liabilities subject to compromise; reorganization items, net; fair value of financial instruments; and fair value adjustments for acquisition accounting. Also, certain amounts in the Predecessor Financial Statements have been allocated in a way that management believes is reasonable and consistent in order to depict the historical financial position, operating results and cash flows of Contura on a carve-out basis. Estimates are based on facts and circumstances believed to be reasonable at the time; however, actual results could differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash held with reputable depository institutions and highly liquid, short-term investments with original maturities of three months or less. Cash and cash equivalents are stated at cost, which approximates fair value. At December 31, 2017, the Company’s cash equivalents consisted of highly rated money market funds.
Restricted Cash
Restricted cash represents short-term and long-term cash deposits that are restricted as to withdrawal as required by certain agreements entered into by the Company and provide collateral in the amounts of $17,105, $29,265, and $5,666 as of December 31, 2017 and $11,195, $28,146, and $4,000 as of December 31, 2016 for securing the Company’s obligations under certain worker’s compensation, reclamation related bonds, and financial guarantees, respectively, which have been written on the Company’s behalf. The Company’s restricted cash is primarily invested in interest bearing accounts.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Deposits
Deposits represent cash deposits held at third parties as required by certain agreements entered into by the Company to provide cash collateral. At December 31, 2017, the Company had cash collateral in the form of short-term and long-term deposits to secure the Company’s obligations under reclamation related bonds and various other operating agreements in the amounts of $15,238 and $735, respectively. At December 31, 2016, the Company had cash collateral in the form of short-term and long-term deposits to secure the Company’s obligations under reclamation related bonds and various other operating agreements in the amounts of $51,497 and $2,989, respectively.
Trade Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company establishes provisions for losses on accounts receivable when it is probable that all or part of the outstanding balance will not be collected. The Company regularly reviews its accounts receivable balances and establishes or adjusts the allowance as necessary primarily using the specific identification method. The allowance for doubtful accounts was $0 at December 31, 2017 and 2016. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.
Inventories
Coal is reported as inventory at the point in time the coal is extracted from the mine. Raw coal represents coal stockpiles that may be sold in current condition or may be further processed prior to shipment to a customer. Saleable coal represents coal stockpiles which require no further processing prior to shipment to a customer.
Coal inventories are valued at the lower of average cost or net realizable value. The cost of coal inventories is determined based on the average cost of production, which includes labor, supplies, equipment costs, operating overhead, depreciation, and other related costs. Net realizable value considers the projected future sales price of the product, less estimated preparation and selling costs.
Material and supplies inventories are valued at average cost, less an allowance for obsolete and surplus items.
Assets and Liabilities Held for Sale
The criteria to determine whether a disposal group should be classified as held-for-sale include: management with the authority to do so commits to a plan to sell the disposal group; the disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such disposal groups; an active program to locate a buyer and other actions required to complete the plan to sell the disposal group have been initiated; the sale of the disposal group is probable and expected to be completed within one year; the disposal group is being actively marketed for sale at a price that is reasonable in relation to its current value; and it is unlikely that significant changes to the plan will be made. If each of these criteria is met, the disposal group is classified as held for sale on the Company’s Balance Sheet with the assets and liabilities separately presented and measured at the lower of its carrying amount or estimated fair value less costs to sell. Depreciation, depletion and amortization expense is not recorded on assets to be divested once they are classified as held for sale. When the disposal group that is held for sale includes asset retirement obligations, the associated liability continues to be accreted once they are classified as held for sale until the disposal group is sold.
As of December 31, 2017, assets and liabilities held for sale in the amounts of $171 and $27,161, respectively, represent the fair value of the disposal group (comprised of property, plant and equipment and associated asset retirement obligations) at a preparation plant within the Company’s Central Appalachia Operations segment. As of December 31, 2016, assets held for sale in the amount of $1,714 represented the fair value of fixed assets at a closed mine within the Company’s Northern Appalachia Operations segment.
Discontinued Operations
In accordance with Accounting Standards Codification (“ASC”) 205-20-45, the Company treats a disposal transaction as a discontinued operation when the disposal of a component or group of components represents a strategic shift that will have

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

a major effect on the Company’s operations and financial results. In the period in which the discontinued operations criteria are met, the assets and liabilities of the discontinued operations are separately presented on the Company's Balance Sheets and the results of operations, including any gain or loss recognized, is reclassified to discontinued operations on the Company's Income Statement. See Note 4 for further information on discontinued operations.
Deferred Longwall Move Expenses
The Company defers the direct costs, including labor and supplies, associated with moving longwall equipment, the related equipment refurbishment costs, costs to drill gob gas vent holes and plug existing gas wells in advance of the longwall panel in prepaid expenses and other current assets. These deferred costs are amortized on a units-of-production basis into cost of coal sales over the life of the related panel of coal mined by the longwall equipment. The amount of deferred longwall move expenses was $13,790 and $5,264 as of December 31, 2017 and 2016, respectively, included within other current assets and other non-current assets in the Company’s Balance Sheets.
Advanced Mining Royalties
Lease rights to coal reserves are often acquired in exchange for royalty payments. Advance mining royalties are advance payments made to lessors under terms of mineral lease agreements that are recoupable against future production royalties. These advance payments are deferred and charged to operations as the coal reserves are mined. The Company regularly reviews recoverability of advance mining royalties and establishes or adjusts the allowance for advance mining royalties as necessary using the specific identification method. Advance royalty balances are generally charged off against the allowance when they are no longer recoupable.
Advanced mining royalties (net of allowance) were $855 and $1,417 as of December 31, 2017 and 2016, respectively, and are reported in other non-current assets in the Balance Sheets. The changes in the allowance for advance mining royalties reported in other non-current assets in the Balance Sheets were as follows:

Predecessor
Balance at December 31, 2014	$3,196
Provision for non-recoupable advance mining royalties	243
Write-offs of advance mining royalties	(71)
Balance at December 31, 2015	3,368
Provision for non-recoupable advance mining royalties	1,862
Balance at July 25, 2016	$5,230

Successor
Balance at July 26, 2016	$—
Provision for non-recoupable advance mining royalties	225
Balance at December 31, 2016	225
Provision for non-recoupable advance mining royalties	629
Write-offs of advance mining royalties	(22)
Balance at December 31, 2017	$832
Property, Plant, and Equipment
Costs for mine development incurred to expand capacity of operating mines or to develop new mines are capitalized and charged to operations on the units-of-production method over the estimated proven and probable reserve tons directly benefiting from the capital expenditures. Mine development costs include costs incurred for site preparation and development of the mines during the development stage less any incidental revenue generated during the development stage. Mining equipment, buildings and other fixed assets are stated at cost and depreciated on a straight-line basis over estimated useful lives ranging from one to twenty-five years. Leasehold improvements are amortized using the straight-line method, over the

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

shorter of the estimated useful lives or term of the lease. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When equipment is retired or disposed, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposal is recognized in cost of coal sales. Costs to obtain owned and leased mineral rights are capitalized and amortized to operations as depletion expense using the units-of-production method. Only proven and probable reserves are included in the depletion base.
Acquired Intangibles
Application of acquisition accounting related to the acquisition from Alpha as well as other acquisitions during the Predecessor period resulted in the recognition of assets for above market-priced coal supply agreements and liabilities for below market-priced coal supply agreements on the date of the acquisition. The coal supply agreements were valued based on the present value of the difference between the expected net contractual cash flows based on the stated contract terms, and the estimated net contractual cash flows derived from applying forward market prices at the Acquisition Date for new contracts of similar terms and conditions.
During the period from July 26, 2016 to December 31, 2016 and as of December 31, 2017, coal supply agreement assets were amortized over the actual number of tons shipped over a weighted average useful life of approximately sixteen months. Coal supply agreement liabilities were completely amortized at December 31, 2016. Coal supply agreement assets are reported in other acquired intangibles and coal supply agreement liabilities are reported in other non-current liabilities in the Balance Sheets.
Future net amortization expense related to acquired intangibles is expected to be as follows:

2018	$15,978
2019	1,520
2020	960
2021	—
Thereafter	—
Total net future amortization expense	$18,458
Asset Impairment
Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset groups may not be recoverable. Recoverability of assets or asset groups to be held and used is measured by a comparison of the carrying amount of an asset or asset group to the estimated undiscounted future cash flows expected to be generated by the asset or asset group. Long-lived assets located in a close geographic area are grouped together for purposes of impairment testing when, after considering revenue and cost interdependencies, circumstances indicate the assets are used together to produce future cash flows. The Company’s asset groups generally consist of the assets and applicable liabilities of one or more mines and preparation plants and associated coal reserves for which cash flows are largely independent of cash flows of other mines, preparation plants and associated coal reserves. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, the potential impairment is equal to the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group. The amount of impairment, if any, is allocated to the long-lived assets on a pro-rata basis, except that the carrying value of the individual long-lived assets are not reduced below their estimated fair value. See Note 10 for further disclosures related to asset impairments.
Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net identifiable tangible and intangible assets of acquired companies. Goodwill is not amortized; instead, it is tested for impairment annually or more frequently if indicators of impairment exist. The Company early adopted Accounting Standards Update (“ASU”) 2017-04 for the period ended December 31, 2017, which eliminated Step 2 of the quantitative goodwill impairment test.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

The Company first assesses goodwill on a qualitative basis. If the qualitative assessment indicates that an impairment potentially exists, then the Company tests its goodwill for impairment by comparing the fair value of each reporting unit to its carrying amount. Goodwill impairment exists when the estimated implied fair value of goodwill is less than its carrying value. As of December 31, 2017 and December 31, 2016, the Company had no goodwill.
Asset Retirement Obligations
Minimum standards for mine reclamation have been established by various regulatory agencies and dictate the reclamation requirements at the Company’s operations. The Company’s asset retirement obligations consist principally of costs to reclaim acreage disturbed at surface operations, estimated costs to reclaim support acreage, treat mine water discharge and perform other related functions at underground mines. The Company records these reclamation obligations at fair value in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred. Changes to the liability at operations that are not currently being reclaimed are offset by increasing or decreasing the carrying amount of the related long-lived asset. Changes to the liability at operations that are currently being reclaimed are recorded to depreciation, depletion and amortization. Over time, the liability is accreted and any capitalized cost is depreciated or depleted over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded. The Company annually reviews its estimated future cash flows for its asset retirement obligations. See Note 15 for further disclosures related to asset retirement obligations.
Income Taxes
The Company recognizes deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. In evaluating its ability to recover deferred tax assets within the jurisdiction in which they arise, the Company considers all available positive and negative evidence, including the expected reversals of taxable temporary differences, projected future taxable income, taxable income available via carryback to prior years, tax planning strategies, and results of recent operations. The Company assesses the realizability of its deferred tax assets, including scheduling the reversal of its deferred tax assets and liabilities, to determine the amount of valuation allowance needed. Scheduling the reversal of deferred tax asset and liability balances requires judgment and estimation. The Company believes the deferred tax liabilities relied upon as future taxable income in its assessment will reverse in the same period and jurisdiction and are of the same character as the temporary differences giving rise to the deferred tax assets that will be realized.
For the Predecessor Financial Statements, the Company’s income tax provision was determined as if it filed income tax returns on a stand-alone basis. In jurisdictions where the Company had been included in the tax returns filed by Alpha, any income taxes payable resulting from the related income tax provision have been reflected in the balance sheet within Alpha’s investment.
See Note 19 for further disclosures related to income taxes.
Revenue Recognition
The Company earns revenues primarily through the sale of coal produced at Company operations and coal purchased from third parties. The Company recognizes revenue using the following general revenue recognition criteria: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the price to the buyer is fixed or determinable; and (iv) collectability is reasonably assured.
Delivery on the Company’s coal sales is determined to be complete for revenue recognition purposes when title and risk of loss has passed to the customer in accordance with stated contractual terms and there are no other future obligations related to the shipment. For domestic shipments, title and risk of loss generally passes as the coal is loaded into transport carriers for delivery to the customer. For international shipments, title generally passes at the time coal is loaded onto the shipping vessel.
Freight and handling costs paid to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling revenues, respectively.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Deferred Financing Costs
The costs to obtain new debt financing or amend existing financing agreements are generally deferred and amortized to interest expense over the life of the related indebtedness or credit facility using the effective interest method. Unamortized deferred financing costs are presented in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts or premiums.
Reorganization Items and Other Bankruptcy Related Costs
ASC Topic 852, Reorganizations, requires separate disclosure of reorganization items such as realized gains and losses from the settlement of pre-petition liabilities, and provisions for losses resulting from the reorganization of the business, as well as professional fees directly related to the process of reorganizing under Chapter 11. Refer to Note 22 for further details regarding reorganization items.
Workers’ Compensation and Pneumoconiosis (Black Lung) Benefits
Workers’ Compensation
As of December 31, 2017, the Company utilizes high-deductible insurance programs for workers’ compensation claims at its operations. Prior to July 26, 2016, the Company was self-insured for workers’ compensation claims at certain of its operations and was covered by third-party insurance providers at other locations, in addition to participating in the Wyoming state-run fund. The liabilities for workers’ compensation claims are estimates of the ultimate losses incurred based on the Company’s experience, and include a provision for incurred but not reported losses. Adjustments to the probable ultimate liabilities are made annually based on an actuarial study and adjustments to the liability are recorded based on the results of this study. These obligations are included in the Balance Sheets as accrued expenses and other current liabilities and other non-current liabilities with an offsetting insurance receivable within other non-current assets. See Note 20 for further disclosures related to workers’ compensation.
Black Lung Benefits
The Company is required by federal and state statutes to provide benefits to employees for awards related to black lung. As of December 31, 2017, the Company utilizes high-deductible insurance programs for these benefits. Prior to July 26, 2016, the Company was self-insured at certain locations and covered by a third-party insurance provider at other locations. Charges are made to operations for black lung claims, as determined by an independent actuary at the present value of the actuarially computed liability for such benefits over the employee’s applicable term of service. The Company recognizes in its balance sheet the amount of the Company’s unfunded Accumulated Benefit Obligation (“ABO”) at the end of the year. Amounts recognized in accumulated other comprehensive income (loss) are adjusted out of accumulated other comprehensive income (loss) when they are subsequently recognized as components of net periodic benefit cost. See Note 20 for further disclosures related to black lung benefits.
Life Insurance Benefits
As part of the Alpha Restructuring and the Retiree Committee Settlement Agreement (see Note 14), the Company assumed the liability for life insurance benefits for certain disabled and non-union retired employees. Provisions are made for estimated benefits based on annual evaluations prepared by independent actuaries. Adjustments to the probable ultimate liabilities are made annually based on an actuarial study and adjustments to the liability are recorded based on the results of this study. These obligations are included in the Balance Sheet as accrued expenses and other current liabilities and other non-current liabilities. See Note 20 for further disclosures related to life insurance benefits.
Earnings (Loss) Per Share
Basic earnings per share is computed by dividing net income by the weighted-average number of outstanding common shares for the period. Diluted earnings per share reflects the potential dilution that could occur if instruments that may require the issuance of common shares in the future were settled and the underlying common shares were issued. Diluted earnings per share is computed by increasing the weighted-average number of outstanding common shares computed in basic earnings

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

per share to include the additional common shares that would be outstanding after issuance and adjusting net income for changes that would result from the issuance. Only those securities that are dilutive are included in the calculation. See Note 6 for further disclosures related to earnings per share.
Stock-Based Compensation
The Company recognizes expense for stock-based compensation awards based on their grant-date fair value using the Company’s stock price (OTC market price). The expense is recorded over the respective service period of the underlying award. See Note 21 for further disclosures related to stock-based compensation arrangements.
Derivative Instruments and Hedging Activities
The Company had formerly entered into swap agreements with financial institutions to mitigate the risk of price volatility for diesel fuel. All existing swap agreements were terminated in August 2015 due to Alpha’s bankruptcy filing.
Derivative financial instruments were recognized as either assets or liabilities in the Balance Sheets and measured at fair value. On the date a derivative instrument was entered into, the Company designated a qualifying derivative instrument as a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability or forecasted transaction (cash flow hedge). The Company formally documented all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process included linking all derivatives that were designated as cash flow hedges to specific firm commitments or forecasted transactions. The Company also formally assessed both at the hedge’s inception and on an ongoing basis, whether the derivatives that were used in hedging transactions were highly effective in offsetting changes in cash flows of the related hedged items. If it was determined that a derivative was not highly effective as a hedge or that it had ceased to be a highly effective hedge, the Company discontinued hedge accounting prospectively and recorded all future changes in fair value in current period earnings or losses.
For derivative instruments that were not designated as cash flow hedges, changes in fair value were recorded in current period earnings or losses. For derivative instruments that were designated as cash flow hedges, the effective portion of the changes in fair value were recorded in accumulated other comprehensive income (loss) and any portion that was ineffective was recorded in current period earnings or losses. Amounts recorded in accumulated other comprehensive income (loss) were reclassified to earnings or losses in the period the underlying hedged transaction affected earnings or when the underlying hedged transaction was probable of not occurring. See Note 18 for further disclosures related to derivative financial instruments and hedging activities.
Warrants
The Company issued Series A Warrants on July 26, 2016 and classified the warrants as a derivative liability as they possess an underlying amount (stock price), a notional amount (number of shares), require no initial net investment, and allow for net share settlement. Through June 30, 2017, the warrants were fair-valued using a Black-Scholes pricing model and a mark to market non-cash adjustment at each reporting period with changes in value reflected in earnings. The Company early adopted ASU 2017-11 for the period ended June 30, 2017, with retrospective adjustments to the Condensed Consolidated Balance Sheet through an adjustment to retained earnings as of the beginning of the current fiscal year for all prior period mark-to-market adjustments and adjustments to the Condensed Consolidated Statement of Operations through the reversal of all year-to-date mark-to-market adjustments.
The exercise price and the warrant share number will be adjusted in respect of certain dilutive events with respect to the common stock (namely, dividends or distributions on the common stock, share splits and combinations, above-market tender offers for common stock by Contura or a subsidiary thereof, and discounted issuances of common stock or rights or options to purchase common stock or securities convertible or exchangeable into common stock). Additionally, in the case of any reorganization (i.e., a consolidation, merger or sale of all or substantially all of the consolidated assets of Contura) pursuant to which the common stock is converted into cash, securities or other property, the warrants would become exercisable for such property. The exercise price of the warrants will also be adjusted in connection with Alpha’s distribution of additional cash to its former first lien lenders as part of Alpha’s plan of reorganization. Any such adjustment would result in a decrease to the exercise price of the warrants and, therefore, a decrease in the proceeds receivable by Contura in connection with any

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

exercise where the holder pays the exercise price with cash and an increase in the number of shares of Contura’s common stock issuable in connection with any exercise where the holder elects net share settlement. See Note 18 for further disclosures related to warrants.
Equity Method Investments
Investments in unconsolidated affiliates that the Company has the ability to exercise significant influence over, but not control, are accounted for under the equity method of accounting. Under the equity method of accounting, the Company records its proportionate share of the entity’s net income or loss at each reporting period in the Statements of Operations in other income (expense), with a corresponding entry to increase or decrease the carrying value of the investment. The carrying value of the Company’s equity method investments was $16,095 and $172 as of December 31, 2017 and 2016, respectively.
New Accounting Pronouncements
Revenue Recognition: In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from contracts with customers (Topic 606), which, along with amendments issued in 2015 and 2016, will replace substantially all current U.S. GAAP guidance on this topic and eliminate industry-specific guidance. In addition, the standard requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.
The standard is effective for annual reporting periods beginning after December 15, 2018 (December 15, 2017 for public entities), with early adoption permitted. The guidance permits two methods of adoption: full retrospective method (retrospective application to each prior reporting period presented) or modified retrospective method (retrospective application with the cumulative effect of initially applying the guidance recognized at the date of initial application and providing certain additional disclosures). The Company adopted ASU 2014-9 as of January 1, 2018, using the modified retrospective method. The Company will apply the standard to all customer contracts entered into as of or after the date of initial application. Subsequent to the adoption of ASU 2014-09, freight and handling revenues will be presented within coal revenues within the Company’s Statements of Operations. The Company does not expect the adoption of the standard to have an overall material impact on the Company’s consolidated financial statements. The Company also reviewed the disclosure requirements under the new standard and is compiling information needed for the expanded disclosures required during the first quarter of 2018.
Leases: In February 2016, the FASB issued ASU 2016-02, Leases. The standard requires a lessee to recognize a right-of-use asset and a lease liability on the balance sheet, with the exception of leases with lease terms of 12 months or less. Additional qualitative disclosures along with specific quantitative disclosures will also be required. The standard is effective for annual reporting periods beginning after December 15, 2019 (December 15, 2018 for public entities), with early adoption permitted. The impact will depend on the Company's lease portfolio at the time of adoption. Management is currently evaluating the impact on the Company's financial statements and related disclosures.
Statement of Cash Flows: In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses whether to present certain specific cash flow items as operating, investing or financing activities. The standard is effective for annual reporting periods beginning after December 15, 2018 (December 15, 2017 for public entities) and is required to be adopted using a retrospective approach if practicable, with early adoption permitted. The classification requirements under the new guidance are either consistent with the Company’s current practices or are not applicable to its activities and are therefore not expected to have a material impact on classification of cash receipts and cash payments in the Company’s statements of cash flows.
In November 2016, the FASB issued ASU 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). The amendments in this update provide guidance on restricted cash presentation in the statement of cash flows. ASU 2016-18 is effective for annual reporting periods beginning after December 15, 2018 (December 15, 2017 for public entities), and interim periods within annual periods beginning after December 15, 2019 (December 15, 2017 for public entities). Early adoption is permitted. As a result of this guidance, the Company will combine restricted cash with unrestricted cash and cash equivalents when reconciling the beginning and end of period balances on its statements of cash flows.
Goodwill: In January 2017, the FASB issued ASU 2017-04 Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This update eliminates Step 2 from the quantitative goodwill impairment test. Instead, an

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

entity should assess goodwill on a qualitative basis and, if the qualitative assessment indicates that an impairment potentially exists, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The standard is effective for annual reporting periods beginning after December 15, 2020 (December 15, 2019 for public entities). Early adoption is permitted. The Company has adopted this guidance for the year ended December 31, 2017, eliminating Step 2 of the Company’s quantitative impairment test. The adoption of this update did not have a material impact on the Company’s financial statements.
Retirement Benefits: In March 2017, the FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost. This update requires that an employer disaggregate the service cost component from the other components of net periodic benefit cost. In addition, only the service cost component will be eligible for capitalization. The standard is effective for annual reporting periods beginning after December 15, 2018 (December 15, 2017 for public entities). The new guidance is to be applied retrospectively for income statement effect and prospectively for balance sheet effects. The adoption of this guidance will impact financial statement presentation but will not materially impact the Company’s results of operations, financial condition, or cash flows.
Derivatives: In July 2017, the FASB issued ASU 2017-11 Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815) (“ASU 2017-11”). Under ASU 2017-11, when determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instruments are indexed to an entity’s own stock. ASU 2017-11 is effective for annual reporting periods beginning after December 15, 2019 (December 15, 2018 for public entities) and interim periods within fiscal years beginning after December 15, 2020 (December 15, 2018 for public entities). Early adoption is permitted for all entities, including adoption in an interim period. The Company has elected to early adopt this ASU 2017-11 for fiscal year 2017 and all interim periods therein. See Note 18 for detail on the impact this guidance had on the Company’s financial statements and disclosures.
Comprehensive Income: In February 2018, the FASB issued ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”). ASU 2018-02 allows an election to reclassify the stranded tax effects resulting from the Tax Cuts and Jobs Act from accumulated other comprehensive income to retained earnings. The standard is effective for all entities for annual reporting periods beginning after December 15, 2018, and interim periods within those annual reporting periods, with early adoption permitted. The Company early adopted ASU 2018-02 during the fourth quarter of 2017, electing to not reclassify the income tax effects of the Tax Cuts and Jobs Act from accumulated other comprehensive income to retained earnings due to the immaterial effect to the Company’s financial statements and related disclosures.
(3) Acquisition
On July 26, 2016, a consortium of former Alpha creditors acquired Company common stock in exchange for a partial release of their creditor claims pursuant to the Alpha Restructuring. Furthermore, pursuant to an asset purchase agreement between Contura and Alpha, Contura purchased certain former core coal operations of Alpha as further described in Note 1. As consideration for the purchased assets, in addition to the assumption by Contura of certain liabilities and the credit release by former Alpha creditors, Contura delivered to Alpha the following consideration: (i) 10,000,000 shares of Contura common stock with a fair value of $44,644 (representing 100% of the issued and outstanding Contura common stock at that time), (ii) a promissory note with a face amount of $300,000 and fair value of $285,936 (the “Buyer Takeback Paper” or “Senior Secured First Lien Notes”), (iii) a promissory note with a face amount of $5,500 and fair value of $4,208 (the “GUC Distribution Note”) and warrants to acquire 810,811 shares of Contura common stock with a fair value of $1,167. Contura is accounting for the acquisition as a business combination.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Purchase Price
The purchase price of $335,955 consisted of the following:

Fair value of common stock issued	$44,644
Issuance of 10% Senior Secured First Lien Notes (net of discount of $14,064)	285,936
Issuance of GUC Distribution Note (net of discount of $1,292)	4,208
Issuance of warrants	1,167
Purchase price	$335,955
Allocation of Purchase Price
The total purchase price has been allocated to the net tangible and intangible assets as follows:

	Provisional December 31, 2016 (2)	Adjustments (2)	Final (2)
Cash and cash equivalents	$51,000	$—	$51,000
Trade accounts receivable	68,355	—	68,355
Inventories	43,705	—	43,705
Assets held for sale	2,178	—	2,178
Prepaid expenses and other current assets	36,493	(177)	36,316
Property, plant, and equipment	348,407	—	348,407
Other acquired intangibles	149,000	—	149,000
Long-term restricted cash	92,800	—	92,800
Long-term deposits	94	—	94
Other non-current assets	3,688	4,417	8,105
Total assets	$795,720	$4,240	$799,960
			—
Current portion of long-term debt	$1,112	$—	$1,112
Trade accounts payable	39,993	—	39,993
Acquisition-related obligations - current (1)	42,235	—	42,235
Accrued expenses and other current liabilities	42,905	(3,339)	39,566
Long-term debt	11,720	—	11,720
Acquisition-related obligations - long-term (1)	59,092	—	59,092
Asset retirement obligations	196,487	—	196,487
Other non-current liabilities	58,502	6,568	65,070
Total liabilities	452,046	3,229	455,275
			—
Bargain purchase gain	7,719	1,011	8,730
			—
Allocation of purchase price	$335,955	$—	$335,955
______________

(1)	See Note 14.

(2)	Includes the Company’s PRB operations being reported as discontinued operations in the Consolidated Financial Statements.

The Company finalized the purchase price allocation as of July 25, 2017.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Prior to the finalization of the purchase price allocation the Company recorded measurement-period adjustments to the provisional opening balance sheet related to property and income tax liabilities. As a result of the measurement-period adjustments made, the provisional amount of bargain purchase gain was increased by $1,011 resulting in a total bargain purchase gain of $8,730.
The following unaudited pro forma information has been prepared for illustrative purposes only and assumes the acquisition occurred on January 1, 2015. The unaudited pro forma results have been prepared based on estimates and assumptions, which the Company believes are reasonable; however, they are not necessarily indicative of the consolidated results of operations had the acquisition occurred on January 1, 2015, or of future results of operations.
The unaudited pro forma results for the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015:

	Period from January 1, 2016 to July 25, 2016 (1)	Year Ended December 31, 2015 (1)
Total revenues
As reported	$411,111	$926,021
Pro forma	$411,111	$926,021

Net loss from continuing operations
As reported	$(61,541)	$(257,786)
Pro forma	$(50,209)	$(257,160)
______________

(1)	Excludes the Company’s PRB operations being reported as discontinued operations in the Consolidated Financial Statements.

(4) Discontinued Operations
The discontinued operations include the Company’s former PRB segment. On December 8, 2017, the Company closed a transaction (“PRB Transaction”) to sell the Eagle Butte and Belle Ayr mines located in the PRB, which resulted in a loss on sale of $36,831 for the year ended December 31, 2017, primarily comprised of the transfer of property, plant and equipment, net, and inventories, net, of $139,388 and $4,991, respectively, the write-off of above-market coal sales contract assets of $9,684 and the assumption of $119,674 of asset retirement obligations by the Buyer. The asset retirement obligations consist of estimated costs to reclaim acreage disturbed at surface operations and related support acreage. The transfer of mining permits to the Buyer is estimated to be completed in the first half of 2018. If the permit transfer process is not completed as expected, it could have material, adverse effects on the Company. During the permit transfer period, the Company will maintain the required reclamation bonds and related collateral. Per the terms of the asset purchase agreement, as promptly as practicable after closing, the Buyer shall use its best efforts to replace the Company’s reclamation performance bonds and collateral bonds relating to the purchased permits. The Buyer shall use its best efforts to obtain third party financing to replace the Company’s collateral as promptly as practicable following the closing, and the Buyer shall be obligated to replace the Company’s collateral upon the earlier of (i) with respect to all Company’s bonds, receipt of the Buyer’s refinancing and (ii) with respect to each Company’s bond, within two days of notice from any governmental agency that the Buyer’s bonds are required to advance the permit transfer process. If at this time, the Company’s bonds remain outstanding, the full amount of the Company’s collateral shall be immediately due and payable to the Company by the Buyer, and such amount shall accrue interest at a rate of 6% per annum, compounding annually (the “Collateral Replacement Payment”). To secure the Buyer’s obligation to make the Collateral Replacement Payment, the Buyer grants the Company a security interest in all Purchased Assets that constitute mobile equipment, including without limitation, shovels, vehicles and drills, subject to certain exclusions. The Company will not bear the financial burden of further processing or posting of additional bonds or other collateral for any transfer of the permits. Once the permits have been transferred, the Company estimates approximately $24,000 comprised of short-term restricted cash and short-term deposits will be returned to operating cash.
In connection with the transaction, the Company paid cash consideration of $21,375 to the Buyer, in exchange for the assumption of certain liabilities by the Buyer and for professional fees to consummate the transaction. The Company expects

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

to receive contingent consideration in the form of deferred royalty payments on coal mined from the properties sold to Buyer. The royalty payments will be comprised of monthly and annual overriding production royalty payments up to a maximum of $50,000, per terms of the agreement, with payments beginning in 2018. The monthly overriding production royalty payments begin in 2018 and are determined by multiplying the sales price of each ton of coal sold in a given month by the applicable royalty percentage, which ranges from 0.1% to 1.0% based on the selling price per ton, as outlined in the table below:

Per ton coal price	Applicable Percentage
≤ $10.00	0.1%
> $10.00	0.2%
> $10.10	0.3%
> $10.20	0.4%
> $10.30	0.5%
> $10.40	0.6%
> $10.50	1.0%
The total monthly overriding production royalty payments are capped at $30,000. The annual overriding production royalty payment begins in January 2019 and ends in January 2029 in an amount equal to 10% of the number of tons of coal sold in the preceding calendar year multiplied by the excess, if any, of the weighted average applicable price per ton of such coal over the benchmark price for such preceding calendar year, subject to an aggregate cumulative cap of $20,000. The benchmark price with respect to the 2018 annual period is $11.00 per ton. The benchmark price for future years is determined by taking the previous year’s benchmark price and multiplying by one plus the percentage representing the annual average change in the Producer Price Index or PPI. The contingent royalty payments will be recognized as income in the period the payments are received within the All Other segment.
Per terms of the asset purchase agreement, the Company entered into an agreement with the Buyer under which the Buyer will supply, deliver and sell to the Company, and the Company will accept, purchase and pay for, all coal that the Company is obligated to supply, deliver and sell under PRB coal supply agreements (“CSAs”) existing as of the transaction closing date that did not transfer to the Buyer at closing (each, a “Back-to-Back Coal Supply Agreement”). Each Back-to-Back Coal Supply Agreement shall have economic terms identical to, but offsetting, the CSA associated with such Back-to-Back Coal Supply Agreement. If a PRB customer subsequently consents to assign a CSA after closing, then the related CSA shall immediately and automatically transfer to Buyer and the related Back-to-Back Coal Supply Agreements executed by the parties shall thereupon terminate as set forth therein.
The major components of net income (loss) from discontinued operations on the Consolidated Statements of Operations and the Predecessor Combined Statements of Operations are as follows:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Revenues:
Total revenues	$346,621	$183,123	$196,827	$435,610
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	$311,119	$140,803	$164,920	$375,234
Depreciation, depletion and amortization	$30,090	$38,005	$19,303	$52,918
Asset impairment and restructuring	$—	$—	$659	$261,274
Other non-major expense items, net	$5,475	$2,848	$12,624	$5,501
Loss on sale	$36,831	$—	$—	$—

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

The major components of asset and liabilities that are classified as discontinued operations in the Consolidated Balance Sheets are as follows:

	Successor
	December 31, 2017	December 31, 2016
Assets:
Accounts Receivable	$20,443	$18,562
Inventories, net	$—	$5,707
Prepaid expenses and other current assets	$18,974	$3,006
Other current assets	$1,081	$—
Property, plant, and equipment, net	$—	$161,031
Other non-current assets	$7,632	$2,148

Liabilities:
Trade accounts payable, accrued expenses and other current liabilities	$54,114	$42,855
Other current liabilities	$—	$733
Asset retirement obligations	$—	$108,334
Other non-current liabilities	$7,762	$12,787
The major components of cash flows related to discontinued operations are as follows:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Depreciation, depletion and amortization	$30,090	$38,005	$19,303	$52,918
Capital expenditures	$(10,420)	$(11,123)	$(8,071)	$(14,839)
Acquisition of mineral rights under federal lease	$—	$—	$—	$(42,130)
Other significant operating non-cash items related to discontinued operations:
Mark-to-market adjustments for derivatives	$—	$—	$—	$4,683
Accretion of asset retirement obligations	$11,341	$6,019	$7,400	$12,202
Asset impairment and restructuring	$—	$—	$659	$261,274
(5) Accumulated Other Comprehensive (Loss) Income
The following tables summarize the changes to accumulated other comprehensive income during the year ended December 31, 2017, the period from July 26, 2016 to December 31, 2016, the period from January 1, 2016 to July 25, 2016, and the year ended December 31, 2015:

	Successor
	Balance January 1, 2017	Other comprehensive income (loss) before reclassifications	Amounts reclassified from accumulated other comprehensive income (loss)	Balance December 31, 2017
Employee benefit costs	$2,087	$(3,832)	$(203)	$(1,948)

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

	Successor
	Balance July 26, 2016	Other comprehensive income (loss) before reclassifications	Amounts reclassified from accumulated other comprehensive income (loss)	Balance December 31, 2016
Employee benefit costs	$—	$2,087	$—	$2,087

	Predecessor
	Balance January 1, 2016	Other comprehensive income (loss) before reclassifications	Amounts reclassified from accumulated other comprehensive income (loss)	Balance July 25, 2016
Employee benefit costs	$4,135	$(2,188)	$2,397	$4,344

	Predecessor
	Balance January 1, 2015	Other comprehensive income (loss) before reclassifications	Amounts reclassified from accumulated other comprehensive income (loss)	Balance December 31, 2015
Employee benefit costs	$5,730	$(1,872)	$277	$4,135
Cash flow hedges	(1,013)	—	1,013	—
	$4,717	$(1,872)	$1,290	$4,135
The following table summarizes the amounts reclassified from accumulated other comprehensive income (loss) and the Statements of Operations line items affected by the reclassification during the year ended December 31, 2017, the period from July 26, 2016 to December 31, 2016, the period from January 1, 2016 to July 25, 2016, and the year ended December 31, 2015:

Details about accumulated other comprehensive income (loss) components	Amounts reclassified from accumulated other comprehensive (loss) income				Affected line item in the Statements of Operations
	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from July 1, 2016 to July 25, 2016	Year Ended December 31, 2015

Employee benefit costs:
Amortization of actuarial (gain) loss	$(203)	$—	$206	$121	(1)
Amortization of prior service cost	—	—	824	181	(1)
Curtailment loss	—	—	2,712	—	(1)
Total before income tax	(203)	—	3,742	302
Income tax benefit (expense)	—	—	(1,345)	(25)	Income tax (expense) benefit
Total, net of income tax	$(203)	$—	$2,397	$277

Cash flow hedges:
Commodity swaps - diesel fuel	$—	$—	$—	$1,455	Cost of coal sales
Total before income tax	—	—	—	1,455
Income tax expense	—	—	—	(442)	Income tax (expense) benefit
Total, net of income tax	$—	$—	$—	$1,013
______________

(1)	These accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit costs for black lung. See Note 20.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

(6) Earnings (Loss) Per Share
The number of shares used to calculate basic earnings per common share is based on the weighted average number of the Company’s outstanding common shares during the respective period. The number of shares used to calculate diluted earnings per common share is based on the number of common shares used to calculate basic earnings per share plus the dilutive effect of stock options and other stock-based instruments held by the Company’s employees and directors during the period, and the Company’s outstanding Series A warrants. The warrants become dilutive for earnings per common share calculations when the market price of the Company’s common stock exceeds the exercise price. For the year ended December 31, 2017, 129,520 stock options and 108,657 other stock-based instruments were excluded from the computation of dilutive earnings per share because they would have been anti-dilutive. These potential shares could dilute earnings per share in the future. For the period from July 26, 2016 to December 31, 2016, 248,784 stock options, 11,701 restricted stock units and 69,651 Series A warrants were excluded from the computation of dilutive earnings per share because they would have been anti-dilutive. In periods of net loss, the number of shares used to calculate diluted earnings per share is the same as basic earnings per share.
The following table presents the net income (loss) per common share for the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016:

	Successor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016
Net income (loss)
Income (loss) from continuing operations	$173,735	$(11,846)
(Loss) income from discontinued operations	(19,213)	916
Net income (loss)	$154,522	$(10,930)

Basic
Weighted average common shares outstanding - basic	10,216,464	10,309,310

Basic income (loss) per common share:
Income (loss) from continuing operations	$17.01	$(1.15)
(Loss) income from discontinued operations	(1.89)	0.09
Net income (loss)	$15.12	$(1.06)

Diluted
Weighted average common shares outstanding - basic	10,216,464	10,309,310
Diluted effect of warrants	170,178	—
Diluted effect of stock options	274,456	—
Diluted effect of restricted share units and restricted stock shares	108,907	—
Weighted average common shares outstanding - diluted	10,770,005	10,309,310

Diluted income (loss) per common share:
Income (loss) from continuing operations	$16.13	$(1.15)
(Loss) income from discontinued operations	(1.78)	0.09
Net income (loss)	$14.35	$(1.06)

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

(7) Inventories, net
Inventories, net consisted of the following:

	Successor
	December 31, 2017	December 31, 2016
Raw coal	$7,003	$5,055
Saleable coal	55,357	58,056
Materials, supplies and other, net	7,201	6,581
Total inventories, net	$69,561	$69,692
(8) Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following:

	Successor
	December 31, 2017	December 31, 2016
Prepaid freight	$9,374	$9,065
Deferred longwall move expenses	13,062	5,264
Other non-trade receivables	591	4,146
Prepaid insurance	2,401	2,018
Prepaid property tax	2,240	2,804
Refundable income taxes	21,175	1,305
Prepaid bond premium	1,142	762
Other prepaid expenses	9,708	9,119
Total prepaid expenses and other current assets	$59,693	$34,483
(9) Property, Plant, and Equipment, Net
Property, plant, and equipment, net consisted of the following:

	Successor
	December 31, 2017	December 31, 2016
Plant and mining equipment	$153,951	$100,945
Owned and leased mineral rights (1)	23,139	23,904
Mine development	19,460	1,035
Land	10,252	9,258
Office equipment, software and other	483	420
Construction in progress	35,749	33,948
Total property, plant, and equipment	243,034	169,510
Less accumulated depreciation, depletion and amortization	46,455	13,528
Total property, plant, and equipment, net	$196,579	$155,982
______________

(1)	Amounts primarily relate to asset retirement obligation assets associated with active mining operations.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Included in plant and mining equipment are assets under capital leases totaling $740 and $586 with accumulated depreciation of $317 and $86 as of December 31, 2017 and December 31, 2016, respectively.
Depreciation, depletion and amortization expense associated with property, plant and equipment, net was $34,910, $5,973, $66,076, $149,196 for the year ended December 31, 2017, the period from July 26, 2016 to December 31, 2016, for the period January 1, 2016 to July 25, 2016 and for the year ended December 31, 2015, respectively. Depreciation expense for the year ended December 31, 2017, for the period from July 26, 2016 to December 31, 2016 and the year ended December 31, 2015 includes credits of ($1,719) and ($7,656) and an expense of $2,089, respectively, related to revisions to asset retirement obligations. See Note 15 for further disclosures related to asset retirement obligations.
(10) Asset Impairment and Restructuring
A long-lived asset group that is held and used is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset or asset group might not be recoverable. As a result of a longer than expected recovery in the met coal markets and lower production and shipment levels compared with previous estimates and announcements made regarding plans to curtail certain coal mining operations, the Company determined that indicators of impairment with respect to certain of its long-lived assets or asset groups existed during the year ended December 31, 2015.
The Company performed a long-lived asset impairment test as of December 31, 2015 and determined that the undiscounted cash flows were less than the carrying value for certain asset groups. For the year ended December 31, 2015, the Company recorded $296,154 in impairment charges, of which $72,012 was recorded for asset groups in Central Appalachia Operations (“CAPP”), $224,139 was recorded for asset groups in Northern Appalachia Operations (“NAPP”), and $3 was recorded on asset groups in Trading and Logistics Operations.
For the period ended July 25, 2016 and the year ended December 31, 2015, the Company recorded severance expenses and other restructuring-related charges of $955 and $1,209, respectively. Of these amounts, $600 and $1,550 were recorded on CAPP and $334 and ($458) were recorded on NAPP for period ended July 25, 2016 and the year ended December 31, 2015, respectively.
For the period ended July 25, 2016, the Company recorded losses related to non-core property divestitures of $1,067 and $1,074 on CAPP and NAPP, respectively. For the year ended December 31, 2015, the Company recorded losses related to non-core property divestitures of $62, of which $21 and $39 related to CAPP and NAPP, respectively.
There were no asset impairments or restructuring charges during the year ended December 31, 2017 or the period from July 26, 2016 to December 31, 2016.
(11) Dividend Paid and Tender Offer
The Company entered into the First Amendment to the Asset-Based Revolving Credit Agreement on June 9, 2017 and the First Amendment to Term Loan Credit Agreement on June 13, 2017. The amendments, among other things, permit an aggregate amount of $150,000 of cash to be used for the (i) payment of a one-time cash dividend on its common stock no later than July 28, 2017, and (ii) repurchase of its common stock at any time no later than December 31, 2017, subject to certain terms and conditions. See Note 13.
On June 16, 2017, the Company declared a special cash distribution (the “Special Dividend”) in the amount of $100,735, equal to $8.997 per share. The Special Dividend was comprised of approximately $92,786, payable to eligible holders of record of its common stock as of the close of business on July 5, 2017, the record date, and pursuant to the terms of the Company’s Management Incentive Plan, dividend equivalent payments of approximately $7,949 in the aggregate (including the amounts payable with respect to each share underlying outstanding stock option awards and restricted stock unit awards and outstanding restricted common stock under the Management Incentive Plan) were paid to plan participants. The $92,786 portion of the dividend was paid on July 12, 2017, which reduced the Company’s retained earnings by $73,603 and additional paid-in capital by $19,183. The dividend equivalent payments were made on July 11, 2017, which reduced the Company’s additional paid-in capital by $7,949. Pursuant to terms of the debt amendments, the Company made an offer to all Term Loan Credit Facility lenders to repay the loans at par concurrently with the payment of the Special Dividend, in an aggregate principal amount equal to $10,000. All the Term Loan Facility lenders accepted the offer, and the Company repaid $10,000 on July 13, 2017.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

On September 26, 2017, the Company announced that it had commenced a modified “Dutch Auction” tender offer to repurchase up to $31,800 of common stock. On December 21, 2017, Contura repurchased an aggregate of 530,000 shares of common stock at a purchase price of $60.00 per share. The total repurchase price of $32,595 (comprised of $31,800 of share repurchases and $795 of related fees) was recorded as treasury stock in the Consolidated Balance Sheet. Upon completion of the tender offer, provisions within the Company’s Term Loan Credit Facility and Asset-Based Revolving Credit Agreement limited the ability of the Company to make future repurchases of its common stock.
(12) Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	Successor
	December 31, 2017	December 31, 2016
Wages and benefits	$35,988	$28,676
Taxes other than income taxes	3,478	4,887
Income taxes	—	201
Current portion of asset retirement obligations	6,771	4,298
Freight accrual	2,109	3,006
Interest payable	219	13,574
Deferred revenue	200	3,780
Other	10,006	6,957
Total accrued expenses and other current liabilities	$58,771	$65,379
(13) Long-Term Debt
Long-term debt consisted of the following:

	Successor
	December 31, 2017	December 31, 2016
Term Loan Credit Facility - due March 2024	$387,000	$—
Term Facility - due July 2020	—	42,500
LC Facility	—	—
Closing Tranche Term Loan - due January 2018	—	8,500
GUC Distribution Note - due January 2018	—	5,500
10% Senior Secured First Lien Notes - due August 2021	—	300,000
Other	3,768	4,857
Debt discount and issuance costs	(18,065)	(14,363)
Total long-term debt	372,703	346,994
Less current portion	(10,730)	(1,591)
Long-term debt, net of current portion	$361,973	$345,403
Term Loan Credit Facility
On March 17, 2017, the Company entered into a Credit Agreement with Jefferies Finance LLC, as administrative agent and collateral agent, and the other lenders party thereto (as defined therein) that provides for a term loan facility (the “Term Loan Credit Facility”) in an aggregate amount of $400,000 with a maturity date of March 17, 2024. Principal repayments equal to $1,000 are due each March, June, September and December (commencing with June 30, 2017) with the final

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

principal repayment installment repaid on the maturity date and in any event shall be in an amount equal to the aggregate principal amount outstanding on such date. The Term Loan Credit Facility bears an interest rate per annum based on the character of the loan (defined as either “Base Rate Loan” or “Eurocurrency Rate Loan”) plus an applicable rate of 4.00% to 5.00% depending on loan type (the “Applicable Rate”), payable bi-monthly in arrears. As of December 31, 2017, the Term Loan Credit Facility was classified as a Eurocurrency Rate Loan with an interest rate of 6.63%, calculated as the eurocurrency rate during the period plus an applicable rate of 5.00%.
In connection with entering the Credit Agreement, the Company paid all of its $300,000 outstanding 10.00% Senior Secured First Lien Notes due 2021. The proceeds of the Term Loan Credit Facility were also used to repay the $42,500 outstanding Term Facility due 2020, the $8,500 outstanding Closing Tranche Term Loan due 2018 and the $5,500 outstanding GUC Distribution Note due 2018. The Company recorded a loss on early extinguishment of debt of $38,701, primarily related to a prepayment premium on the 10.00% Senior Secured First Lien Notes and the write-off of outstanding debt discounts on the 10.00% Senior Secured First Lien Notes and GUC Distribution Note.
The Company entered into the First Amendment to the Term Loan Credit Agreement on June 13, 2017. The amendment, among other things, permitted an aggregate amount of $150,000 of cash to be used for the (i) payment of a one-time cash dividend on its common stock no later than July 28, 2017, and (ii) repurchase of its common stock at any time no later than December 31, 2017, subject to certain terms and conditions. Pursuant to terms of the amendment, the Company made an offer to all Term Loan Credit Facility lenders to repay the loans at par concurrently with the payment of the Special Dividend, in an aggregate principal amount equal to $10,000. All the Term Loan Facility lenders accepted the offer, and the Company repaid $10,000 on July 13, 2017.
The Term Loan Credit Facility, as amended, and related documents contain negative and affirmative covenants including certain financial covenants. The Company was in compliance with all covenants under these agreements as of December 31, 2017. For the fiscal year ending December 31, 2017, the Company had Excess Cash Flow as calculated per terms of the Term Loan Credit Facility, as amended, and will therefore prepay $3,323 of the Term Loan Credit Facility outstanding principal balance no later than 130 days after the end of the December 31, 2017 fiscal year.
All obligations under the Term Loan Credit Facility are unconditionally guaranteed by the Company’s existing wholly owned domestic subsidiaries, and are required to be guaranteed by the Company’s future wholly owned domestic subsidiaries. Certain obligations under the Term Loan Credit Facility are secured by a senior lien, subject to certain exceptions (including the ABL Priority Collateral described below), by substantially all of our assets and the assets of our subsidiary guarantors (“Term Loan Priority Collateral”), in each case subject to exceptions. The obligations under the Term Loan Credit Facility are also secured by a junior lien, again subject to certain exceptions, against the ABL Priority Collateral.
Asset-Based Revolving Credit Agreement
On April 3, 2017, the Company entered into an Asset-Based Revolving Credit Agreement with Citibank N.A. as administrative agent, collateral agent, and swingline lender and the other lenders party thereto (the “Lenders”), and Citibank N.A., BMO Harris Bank N.A. and Credit Suisse AG as letter of credit issuers (“LC Lenders”). The Asset-Based Revolving Credit Agreement includes a senior secured asset-based revolving credit facility (the “ABL Facility”). Under the ABL Facility, the Company may borrow cash from the Lender or cause the LC Lenders to issue letters of credit, on a revolving basis, in an aggregate amount of up to $125,000, of which no more than $80,000 may be drawn through letters of credit. Any borrowings under the ABL Facility will have a maturity date of April 4, 2022 and will bear interest based on the character of the loan (defined as either “Base Rate Loan” or “Eurocurrency Rate Loan”) plus an applicable rate ranging from 1.00% to 1.50% for Base Rate Loans and 2.00% to 2.50% for Eurocurrency Rate Loans, depending on the amount of credit available. Any letters of credit issued under the ABL Facility will bear a commitment fee rate ranging from 0.25% to 0.375% depending on the amount of availability per terms of the agreement, and a 0.25% fronting fee payable to the ABL Facility’s administrative agent. The Asset-Based Revolving Credit Agreement provides that a specified percentage of billed, unbilled and approved foreign receivables and raw and clean inventory meeting certain criteria are eligible to be counted for purposes of collateralizing the amount of financing available, subject to certain terms and conditions. As of December 31, 2017, the Company had $0 borrowings and $11,300 letters of credit outstanding under the ABL Facility.
The Company entered into the First Amendment to the Asset-Based Revolving Credit Agreement on June 9, 2017. The amendment, among other things, permitted an aggregate amount of $150,000 of cash to be used for the (i) payment of a one-

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

time cash dividend on its common stock no later than July 28, 2017, and (ii) repurchase of its common stock at any time no later than December 31, 2017, subject to certain terms and conditions.
The Asset-Based Revolving Credit Agreement, as amended, and related documents contain negative and affirmative covenants including certain financial covenants. The Company was in compliance with all covenants under these agreements as of December 31, 2017.
The obligations under the ABL Facility are secured by a senior lien, subject to certain exceptions by collateral generally described as receivables, inventory, as-extracted collateral and deposit accounts (“ABL Priority Collateral”). The obligations under the ABL Facility are also secured by a junior lien, again subject to certain exceptions, against the Term Loan Priority Collateral.
Capital Leases
The Company entered into capital leases for certain property and other equipment during 2017 and 2016. The Company’s liability for capital leases totaled $426 and $578, with $226 and $275 reported within the current portion of long-term debt as of December 31, 2017 and December 31, 2016, respectively.
Future Maturities
Future maturities of long-term debt as of December 31, 2017 are as follows:

2018	$10,730
2019	4,308
2020	4,033
2021	4,020
2022	4,000
Thereafter (1)	363,677
Total long-term debt	$390,768
______________

(1)	Includes principal payments on the Term Loan Credit Facility of $4,000 and $359,677 for the year ended December 31, 2023 and December 31, 2024, respectively.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

(14) Acquisition-Related Obligations
Acquisition-related obligations consisted of the following:

	Successor
	December 31, 2017	December 31, 2016
Retiree Committee VEBA Funding Settlement Liability	$7,000	$10,000
UMWA Funds Settlement Liability	7,000	7,500
UMWA VEBA Funding Settlement Liability	—	9,300
UMWA Contingent VEBA Funding Note 1	—	8,750
UMWA Contingent VEBA Funding Note 2	—	8,750
Reclamation Funding Liability	32,000	42,000
Contingent Reclamation Funding Liability (1)	—	20,370
Contingent Credit Support Commitment (1)	—	4,567
Other	580	2,261
Discount	(11,168)	(27,152)
Total acquisition-related obligations - long-term	35,412	86,346
Less current portion	(15,080)	(27,258)
Acquisition-related obligations, net of current portion	$20,332	$59,088
______________

(1)	Measured using the fair value option. See Note 17 for further disclosures on fair value.

The Company entered into various settlement agreements with Alpha and/or the Alpha bankruptcy successor ANR, Inc. (“ANR”) and third parties as part of the Alpha bankruptcy reorganization process. The Company assumed acquisition-related obligations through those settlement agreements which became effective on July 26, 2016, the effective date of Alpha’s plan of reorganization.
Contingent Credit Support Commitment & Contingent Funding of Restricted Cash Reclamation
On October 23, 2017, ANR completed a transaction with Lexington Coal Company (“LCC”), which included the transfer by ANR to LCC of certain idle and non-active assets and other real and personal properties located in Kentucky, Tennessee and West Virginia. According to the terms of the transaction, the Company was released from the Contingent Credit Support Commitment and Contingent Reclamation Funding Liability obligations. As a result the Company recorded a gain of $28,158 related to the extinguishment of its carrying value of these obligations, which is recorded as other operating income in the Consolidated Statement of Operations for the year ending December 31, 2017.
UMWA Contingent VEBA Funding Notes
Pursuant to the UMWA VEBA Funding Settlement agreement entered into on July 5, 2016, if federal legislation providing retirement healthcare benefits to the UMWA Retirees had not been enacted or if monies under the legislation had not become available for the benefits before August 1, 2017, on August 1, 2017, the Company would have been required to issue to the VEBA a 7-year 5.00% unsecured note (“UMWA Contingent VEBA Funding Note 1”) with a face value of $8,750. If federal legislation providing retirement healthcare benefits to the UMWA Retirees had not been enacted or if moneys under the legislation had not become available for the benefits before December 1, 2017, on December 1, 2017, the Company would also have been required to issue to the VEBA a 7-year 5.00% unsecured note (“UMWA Contingent VEBA Funding Note 2”) with a face value of $8,750. On May 5, 2017, federal legislation was passed in an omnibus spending bill which provided funding for retiree healthcare for UMWA Retirees. The Company eliminated all of its remaining carrying value of the UMWA Contingent VEBA Funding Notes 1 and Note 2 of $4,548 and $4,498, respectively, and recorded a gain

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

on settlement of $9,046 which was classified as other operating income in the Consolidated Statement of Operations during the year ended December 31, 2017.
(15) Asset Retirement Obligations
The following table summarizes the changes in asset retirement obligations for the year ended December 31, 2017:

Predecessor
Total asset retirement obligations at December 31, 2015	$47,598
Accretion for the period	5,005
Asset sales	(53)
Revisions in estimated cash flows	(22)
Expenditures for the period	(2,126)
Total asset retirement obligations at July 25, 2016	$50,402

Successor
Total asset retirement obligations at July 26, 2016	$89,474
Accretion for the period	4,800
Revisions in estimated cash flows (1)	(10,698)
Expenditures for the period	(514)
Total asset retirement obligations at December 31, 2016	$83,062
Accretion for the period	9,934
Sites added during the period	356
Revisions in estimated cash flows (2)	(4,419)
Expenditures for the period	(2,567)
Reclassification to liabilities held for sale (3)	(27,161)
Total asset retirement obligations at December 31, 2017	$59,205
Less current portion	(6,771)
Long-term portion	$52,434
______________

(1)
This amount includes a reduction of approximately ($7,600), primarily related to revisions in estimated stream restoration costs within NAPP, which was recorded as a reduction to depreciation, depletion, and amortization in the Statements of Operations for the period from July 26, 2016 to December 31, 2016.

(2)
The revisions in estimated cash flows were primarily comprised of ($6,360) in mine life extensions within NAPP and added reserves within CAPP (of which approximately ($1,700) was recorded to depreciation, depletion, and amortization), offset by $2,744 in discount rate adjustments.

(3)	See Note 2 for further information on liabilities held for sale.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

(16) Other Non-Current Liabilities
Other non-current liabilities consisted of the following:

	Successor
	December 31, 2017	December 31, 2016
Warrants (1)	$—	$35,141
Workers’ compensation obligations	23,619	17,008
Black lung obligations	18,039	13,386
Life insurance benefits	11,806	11,687
Taxes other than income taxes	—	5,588
Other	5,812	3,731
Total other non-current liabilities	$59,276	$86,541
______________

(1)	See Note 18.
(17) Fair Value of Financial Instruments and Fair Value Measurements
The estimated fair values of financial instruments are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision.
The carrying amounts for cash and cash equivalents, trade accounts receivable, net, prepaid expenses and other current assets, long-term restricted cash, long-term deposits, trade accounts payable, and accrued expenses and other current liabilities approximate fair value as of December 31, 2017 and December 31, 2016 due to the short maturity of these instruments.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

The following tables set forth by level, within the fair value hierarchy, the Company’s long-term debt at fair value as of December 31, 2017 and December 31, 2016:

	Successor
	December 31, 2017
	Carrying Amount (1)	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Term Loan Credit Facility - due March 2024	$368,935	$363,401	$363,401	$—	$—

	Successor
	December 31, 2016
	Carrying Amount (1)	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Term Facility - due July 2020	$42,164	$42,164	$—	$42,164	$—
Closing Tranche Term Loan - due January 2018	8,500	8,500	—	—	8,500
GUC Distribution Note - due January 2018	4,546	4,967	—	—	4,967
10% Senior Secured First Lien Notes - due August 2021	286,927	320,625	320,625	—	—
Total long-term debt	$342,137	$376,256	$320,625	$42,164	$13,467
______________

(1)	Net of debt discounts and debt issuance costs.

The following tables set forth by level, within the fair value hierarchy, the Company’s acquisition-related obligations at fair value as of December 31, 2017 and December 31, 2016:

	Successor
	December 31, 2017
	Carrying Amount (1)	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Retiree Committee VEBA Funding Settlement Liability	$6,290	$6,692	$—	$—	$6,692
UMWA Funds Settlement Liability	4,366	5,654	—	—	5,654
Reclamation Funding Liability	24,176	28,365	—	—	28,365
Total acquisition-related obligations	$34,832	$40,711	$—	$—	$40,711

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

	Successor
	December 31, 2016
	Carrying Amount (1)	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Retiree Committee VEBA Funding Settlement Liability	$8,260	$8,937	$—	$—	$8,937
UMWA Funds Settlement Liability	4,050	5,100	—	—	5,100
UMWA VEBA Funding Settlement Liability	9,037	9,156	—	—	9,156
UMWA Contingent VEBA Funding Note 1	4,307	5,381	—	—	5,381
UMWA Contingent VEBA Funding Note 2	4,270	5,206	—	—	5,206
Reclamation Funding Liability	29,223	33,549	—	—	33,549
Total acquisition-related obligations	$59,147	$67,329	$—	$—	$67,329
______________

(1)	Net of discounts.

The Company held no financial and non-financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2017. The following table sets forth by level, within the fair value hierarchy, the Company’s financial and non-financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2016. Financial and non-financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the determination of fair value for assets and liabilities and their placement within the fair value hierarchy levels.

	Successor
	December 31, 2016 (3)
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Warrants (1)	$35,141	$—	$—	$35,141
Contingent Credit Support Commitment (2)	$4,567	$—	$—	$4,567
Contingent Reclamation Funding Liability (2)	$20,370	$—	$—	$20,370
______________

(1)	See Note 18.

(2)	See Note 14 for further disclosures on these acquisition-related obligations and their mark-to-market effect on earnings.

(3)	Balances were $0 as of December 31, 2017.

The following table is a reconciliation of the financial and non-financial assets and liabilities that were accounted for at fair value on a recurring basis and that were categorized within Level 3 of the fair value hierarchy:

	Successor
	December 31, 2016 Balance	Loss Recognized in Earnings	Gain Recognized on Settlement	Transfer in (out) of Level 3 fair value hierarchy	December 31, 2017 Balance
Contingent Credit Support Commitment	$4,567	$686	$(5,253)	$—	$—
Contingent Reclamation Funding Liability	$20,370	$2,536	$(22,906)	$—	$—

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

	Successor
	July 26, 2016 Balance	Purchases/ Additions	Loss (Gain) Recognized in Earnings	Transfer in (out) of Level 3 fair value hierarchy	December 31, 2016 Balance
Warrants(1)	$—	$1,166	$33,975	$—	$35,141
Contingent Credit Support Commitment	$—	$21,953	$(17,386)	$—	$4,567
Contingent Reclamation Funding Liability	$—	$13,600	$6,770	$—	$20,370
______________

(1)	See Note 18.

For the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016 the Company fair valued assets and liabilities on a non-recurring basis in connection with acquisition accounting (see Note 3).
The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the tables above.
Level 1 Fair Value Measurements
Term Loan Credit Facility - due March 2024 - The fair value is based on observable market data.
10% Senior Secured First Lien Notes - due August 2021 - The fair value was based on observable market data.
Level 2 Fair Value Measurements
Term Facility - due July 2020 - The Company believes the carrying value of this obligation was a reasonable estimate of fair value as these obligations were repaid at face value without any premium or discount subsequent to December 31, 2016.
Level 3 Fair Value Measurements
Closing Tranche Term Loan - due January 2018 - The Company believes the carrying value of this obligation was a reasonable estimate of fair value as these obligations were repaid at face value without any premium or discount subsequent to December 31, 2016.
GUC Distribution Note - due January 2018, Retiree Committee VEBA Funding Settlement Liability, UMWA Funds Settlement Liability, VEBA Funding Settlement Liability, UMWA Contingent VEBA Funding Note 1, UMWA Contingent VEBA Funding Note 2 and Reclamation Funding Liability - Observable transactions are not available to aid in determining the fair value of these items. Therefore, the fair value was derived by using the expected present value approach in which estimated cash flows are discounted using a risk-free interest rate adjusted for market risk.
Contingent Credit Support Commitment - Observable transactions are not available to aid in determining the fair value of this commitment. The fair value of the Contingent Credit Support Commitment was derived by using the present value of the Company’s estimated obligation to provide ANR with revolving credit support, discounted using the Company’s credit-adjusted risk-free borrowing rate. The Company’s estimated obligation to provide ANR with revolving credit support was derived based on a probability-weighted analysis of scenarios developed from ANR’s projected cash flows. The present value of the Company’s estimated obligation is calculated net of present value of the anticipated ANR repayments, discounted using an estimate of ANR’s weighted average cost of capital.
Contingent Reclamation Funding Liability - Observable transactions are not available to aid in determining the fair value of this obligation. The fair value of the Contingent Reclamation Funding Liability was derived by aggregating the present value of the Company’s estimated cash flow payments into the various Restricted Cash Reclamation Accounts, using the Company’s credit-adjusted risk free rate. The Company’s estimated cash flow payments were reduced by the present value of the expected ANR cash flow payments into the various Restricted Cash Reclamation Accounts, discounted at an estimate of ANR’s weighted average cost of capital.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Warrants - The fair value of the warrants liability was estimated using a Black-Scholes pricing model and was marked to market at each reporting period with changes in value reflected in earnings. The inputs included in the Black-Scholes pricing model were the Company’s OTC market price, the stated exercise price, the remaining time to maturity, the annual risk-free interest rate based on the U.S. Constant Maturity Curve and annualized volatility. The annualized volatility was calculated by observing volatilities for comparable companies with adjustments for the Company’s size and leverage.
Acquisition accounting - The Company accounts for business combinations under the acquisition method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net tangible and intangible assets based on their respective estimated fair values. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment, the utilization of independent valuation experts and often involves the use of significant estimates and assumptions with respect to the timing and amounts of future cash inflows and outflows, discount rates, market prices and asset lives, among other items.
(18) Derivative Financial Instruments
Swap Agreements
The Company uses diesel fuel in its production processes and incurs significant expenses for its purchases. Diesel fuel expenses represented approximately 1%, 1%, 1%, and 2% of cost of coal sales for the year ended December 31, 2017, the period July 26, 2016 to December 31, 2016, the period January 1, 2016 to July 25, 2016, and for the year ended December 31, 2015. The Company is subject to the risk of price volatility for this commodity and as a part of its risk management strategy, the Company had formerly entered into swap agreements with financial institutions to mitigate the risk of price volatility for diesel fuel. The terms of the swap agreements allowed the Company to pay a fixed price and receive a floating price, which provided a fixed price per unit for the volume of purchases being hedged. All existing swap agreements were terminated in August 2015 due to Alpha’s bankruptcy filing. All cash flows associated with derivative instruments are classified as operating cash flows in the Statements of Cash Flows for the year ended December 31, 2015.
Warrants
On July 26, 2016 (the “Initial Issue Date”), the Company issued 810,811 warrants, each with an initial exercise price of $55.93 per share of common stock and exercisable for one share of the Company’s common stock, par value $0.01 per share. The warrants are exercisable for cash or on a cashless basis at any time from the Initial Issue Date until July 26, 2023. For the period from July 26, 2016 to December 31, 2016, the warrants were classified within non-current liabilities in our Consolidated Balance Sheet as a derivative liability and were initially and subsequently marked-to-market with changes in value reflected in earnings.
The fair value of the warrant liability for the period from July 26, 2016 to December 31, 2016 was estimated using a Black-Scholes pricing model, with changes in value reflected in earnings. The inputs included in the Black-Scholes pricing model used in the valuation of the warrants included the Company stock price, the stated exercise price, the expected term, the annual risk-free rate based on the U.S. Constant Maturity Curve, and annualized equity volatility. The annualized volatility was calculated by observing volatilities for comparable companies with adjustment for size and leverage. The annualized volatility as of December 31, 2016 decreased relative to the annualized volatility used as of the Acquisition Date due to improvement in the Company’s leverage ratio. However, due to significant increases in the Company’s stock price as of December 31, 2016 the Company recognized a cumulative mark-to-market loss on the derivative liability of approximately $33,975 recorded in other expenses within costs and expenses in the Consolidated Statements of Operations for the period from July 26, 2016 to December 31, 2016. As of December 31, 2016, the warrants derivative liability balance was approximately $35,141 classified within non-current liabilities in our Consolidated Balance Sheet.
During July of 2017, the FASB issued ASU 2017-11, which provided updates for Accounting for Certain Financial Instruments with Down Round features. Pursuant to ASU 2017-11, the Company’s warrants are considered equity instruments, eliminating the derivative liability treatment and the mark-to-market adjustment requirements. The Company early adopted ASU 2017-11 during 2017, with retrospective adjustments to the Consolidated Balance Sheet through an adjustment of approximately $33,975 to retained earnings as of the beginning of the current fiscal year for all prior period mark-to-market adjustments and adjustments to the Consolidated Statement of Operations through the reversal of all year-to-

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

date mark-to-market adjustments. Pursuant to the adoption of ASU 2017-11, as of December 31, 2017, the Company’s warrants valued at approximately $1,154 are classified within additional paid-in capital in the Consolidated Balance Sheet.
Pursuant to the Warrants Agreement dated as of July 26, 2016, the exercise price and the warrant share number were adjusted as a result of the occurrence of the Special Dividend. The warrant share number was adjusted from 1.00 to 1.15, and the exercise price was adjusted from $55.93 per share to $48.741 per share as of the July 5, 2017 record date.
As of December 31, 2017, of the 810,811 warrants that were originally issued, 801,983 remain outstanding, with a total of 922,280 shares underlying the un-exercised warrants. For the year ended December 31, 2017, 6,590 warrants were exercised with the respective holder paying the exercise price with cash resulting in 6,989 shares of common stock being issued, and an additional 2,238 warrants were exercised by the net share settlement feature provided by the warrant agreement, resulting in 855 additional shares of common stock being issued and outstanding and 1,704 shares being classified as treasury stock.
The following tables present the fair values and location of the Company’s derivative instruments within the Balance Sheets:

		Liability Derivatives
		Successor
Derivatives not designated as cash flow hedging instruments	Statement of Financial Position Location	December 31, 2017	December 31, 2016
Warrants	Other non-current liabilities	$—	$35,141
The following tables present the gains and losses from derivative instruments for the year ended December 31, 2017, the period from July 26, 2016 to December 31, 2016, the period January 1, 2016 to July 25, 2016, and for the year ended December 31, 2015, and their location within the Financial Statements:

Loss reclassified from accumulated other comprehensive income (loss) to earnings
	Successor		Predecessor
Derivatives designated as cash flow hedging instruments	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Commodity swaps (1) (2)	$—	$—	$—	$(1,013)
______________

(1)	Amounts included in Discontinued Operations in the Statements of Operations.

(2)	Net of tax.

The following table presents the gains and losses from derivative instruments for the year ended December 31, 2017, the period from July 26, 2016 to December 31, 2016, the period January 1, 2016 to July 25, 2016, and for the year ended December 31, 2015, and their location within the Financial Statements:

Gain (loss) recorded in earnings
	Successor		Predecessor
Derivatives not designated as cash flow hedging instruments	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Commodity swaps (1)	$—	$—	$—	$3,081
Warrants (2)	—	(33,975)	—	—
Total	$—	$(33,975)	$—	$3,081
______________

(1)	Amounts are recorded in other expenses within costs and expenses in the Statements of Operations.

(2)	Amount is recorded as a component of other (expense) income in the Statement of Operations.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

(19) Income Taxes
In the Predecessor periods, the Predecessor was included in Alpha's consolidated federal income tax return and consolidated and combined income tax returns in certain states. For purposes of these Financial Statements, income taxes related to the Predecessor are presented as if it were a separate taxpayer for the Predecessor period. Therefore, the calculated amount of federal and state current income taxes differs from amounts previously recorded and paid by the Parent on behalf of Contura.
Total income tax expense (benefit) provided on income before income taxes was allocated as follows:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Continuing operations	$(67,979)	$(1,920)	$(39,881)	$(155,052)
Discontinued operations	(17,681)	551	4,992	(99,543)
	$(85,660)	$(1,369)	$(34,889)	$(254,595)
Significant components of income tax expense (benefit) from continuing operations were as follows:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Current tax (benefit) expense:
Federal	$10,078	$(390)	$—	$(10,740)
State	687	180	—	—
	$10,765	$(210)	$—	$(10,740)

Deferred tax (benefit) expense:
Federal	$(78,744)	$(1,628)	$(29,961)	$(136,591)
State	—	(82)	(9,920)	(7,721)
	$(78,744)	$(1,710)	$(39,881)	$(144,312)

Total income tax (benefit) expense:
Federal	$(68,666)	$(2,018)	$(29,961)	$(147,331)
State	687	98	(9,920)	(7,721)
	$(67,979)	$(1,920)	$(39,881)	$(155,052)

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

A reconciliation of the statutory federal income tax expense (benefit) at 35% on income from continuing operations to the actual income tax expense (benefit) is as follows:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Federal statutory income tax expense (benefit)	$37,015	$(4,818)	$(35,497)	$(144,494)
Increase (reductions) in taxes due to:
Percentage depletion allowance	(5,164)	(1,096)	(5,209)	(13,435)
Federal tax rate change	179,825	—	—	—
Estimated sequestration reduction	5,640	—	—	—
State taxes, net of federal tax impact	1,059	(226)	(1,365)	(8,565)
State tax rate and NOL change, net of federal tax benefit	(4,705)	—	(5,151)	3,455
Change in valuation allowances	(280,094)	(8,950)	69	91
Non-taxable bargain purchase gain	(354)	(2,702)	—	—
Non-deductible mark-to-market adjustment - warrant derivative	—	11,891	—	—
Non-deductible transaction costs	—	—	6,962	3,557
Stock-based compensation	(1,144)	—	—	3,861
Charitable contribution carryforward expiration	—	3,537	—	—
Other, net	(57)	444	310	478
Income tax benefit	$(67,979)	$(1,920)	$(39,881)	$(155,052)

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Deferred income taxes result from temporary differences between the reporting of amounts for financial statement purposes and income tax purposes. The net deferred tax assets and liabilities included in the Balance Sheet include the following amounts:

	Successor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016
Deferred tax assets:
Property, plant and mineral reserves	$65,618	$283,301
Asset retirement obligations	19,365	16,362
Reserves and accruals not currently deductible	8,362	6,206
Workers’ compensation benefit obligations	12,502	16,488
Equity method investments	3,176	5,079
Charitable contribution carryforwards	11,312	20,808
Alternative minimum tax credit carryforwards	78,744	91,973
Loss carryforwards, net of Section 382 limitation	175,846	125,536
Acquisition-related obligations	7,383	—
Other	6,022	4,535
Gross deferred tax assets	388,330	570,288
Less valuation allowance	(298,892)	(531,054)
Deferred tax assets	$89,438	$39,234
Deferred tax liabilities:
Acquired intangibles, net	$(4,273)	$(31,493)
Prepaid expenses	(5,186)	(5,378)
Acquisition-related obligations	—	(2,043)
Other	(1,235)	(320)
Total deferred tax liabilities	(10,694)	(39,234)
Net deferred tax assets	$78,744	$—
Changes in the valuation allowance were as follows:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Valuation allowance beginning of period	$531,054	$539,856	$153	$62
(Decrease) increase in valuation allowance recorded to income tax expense (benefit)	(288,177)	(8,802)	3,143	91
(Decrease) increase in valuation allowance not affecting income tax expense	56,015	—	—	—
Valuation allowance end of period	$298,892	$531,054	$3,296	$153
On December 22, 2017, President Trump signed into law legislation commonly referred to as the “Tax Cuts and Jobs Act” (“TCJA”). Effective for tax years beginning after December 31, 2017, the TCJA reduces the corporate income tax rate from 35% to 21%. As a result of the reduction in the corporate income tax rate, the Company recorded a reduction to the value of its net deferred tax assets before the valuation allowance of $179,825, resulting in an offsetting release in the

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

valuation allowance of $179,825. The TCJA also repeals the corporate alternative minimum tax (“AMT”), provides a mechanism for corporations to monetize alternative minimum tax credits (“AMT Credits”) during the 2018 to 2021 tax years, and makes changes to net operating loss provisions (“NOL”) to repeal NOL carrybacks, allow NOLs to be carried forward indefinitely, and limit the utilization of an NOL carryforward to 80% of taxable income generated.
As of December 31, 2017, the Company released the valuation allowance related to its AMT Credits, resulting in the recognition of a tax benefit of $78,744. The tax benefit recorded reflects a reduction to the AMT Credits of 6.2% related to the sequestration reduction expected to apply. Based on the accounting policy election made, the Company will classify the AMT Credits as a deferred tax asset until the taxable year in which the credit can be claimed on the tax return. In that year, the Company will reclassify the amount from a deferred tax asset to an income tax receivable. Under SAB 118, the Company has recorded its best estimate of the AMT Credits based on the information available at this time and will finalize the analysis within the one-year measurement period ending on December 22, 2018. Also, the Internal Revenue Service (“IRS”) may issue additional guidance in the form of regulations or notices regarding certain technical issues related to the monetization of the AMT Credits.
The Company acquired the core assets of Alpha as part of the Alpha Restructuring in transactions intended to be treated as a tax-free reorganization for U.S. federal income tax purposes. As a result of these transactions, the Company inherited the tax basis of the core assets and the net operating loss and other carryforwards of Alpha. On December 31, 2016, the net operating loss carryforwards and other carryforwards were reduced under Internal Revenue Code Section 108 due to the cancellation of indebtedness resulting from the Alpha Restructuring. Due to the change in ownership, the net operating loss and other carryforwards inherited in the Alpha Restructuring are subjected to significant limitations on their use in future years.
As of December 31, 2017, the Company recorded a full valuation allowance against its net deferred tax assets other than the AMT Credits. Due to the Company’s formation through acquisition of certain core coal assets as part of the Alpha Restructuring, the Company does not have a history of operating results. Additionally, significant ownership change limitations limit the ability of the Company to utilize its net operating loss and other carryforwards in future years.
At December 31, 2017, the Company has regular tax net operating loss carryforwards for Federal income tax purposes of approximately $828,000 of which $461,000 are available to offset regular Federal taxable income, subject to the annual Internal Revenue Code Section 382 limitation of approximately $1,000, and of which $367,000 are not currently subject to a Section 382 limitation. The Federal net operating loss carryforwards will expire between years 2033 and 2037. The net operating loss carryforwards limited under Section 382 are available to reduce taxable income between years 2018 and 2035. The Company has capital loss carryforwards of approximately $900,000, of which $509,000 are subject to the annual Section 382 limitation. The capital loss carryforwards expire in year 2021. To the extent the annual Section 382 limitation of $1,000 is exhausted by the utilization of net operating loss carryforwards in a given year, there is no additional capacity to utilize the capital loss carryforwards in that year. The Company also has charitable contribution carryforwards of $54,000, which will expire between years 2018 and 2022.
The Company does not have any unrecognized tax benefits. The Company’s policy is to classify interest and penalties related to uncertain tax positions as part of income tax expense. As of December 31, 2017 and 2016, the Company had no accrued interest and penalties.
As of December 31, 2017, tax years 2014 - 2017, which include the impact of net operating loss and other carryforwards and tax basis acquired from Alpha, remain open to federal and state examination.
(20) Employee Benefit Plans
Alpha and the Company provided several types of benefits for its employees, including postemployment health care and life insurance, defined benefit and defined contribution pension plans, and workers’ compensation and black lung benefits.
Postemployment Health Care and Life Insurance, Defined Benefit and Defined Contribution Pension Plans (“Pension and Postretirement”)
In the Predecessor period, certain of the Company’s employees participated in plans sponsored by Alpha. Alpha managed its pension and postretirement benefit plans on a combined basis, and claims data and liability information related to the

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Company are aggregated and combined, by plan, with those related to other Alpha businesses. As a result, no pension and postretirement assets or liabilities are included in the Balance Sheets and pension and postretirement expenses have been recorded on a multi-employer plan basis for the Predecessor period.
Alpha’s employee pension costs and obligations are developed from actuarial valuations. Inherent in these valuations are key assumptions, including discount rates, salary growth, long-term return on plan assets, retirement rates, mortality rates, and other factors. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation, as well as independent studies of trends performed by actuaries. However, actual results may differ substantially from the estimates that were based on the critical assumptions. The Company used a December 31 measurement date for all of the plans. Actual results that differ from the Company’s assumptions are accumulated and amortized over future periods and, therefore, generally affect its recognized expense in such future periods. While management believes that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect the Company’s pension costs and obligations. The Company recognized $19,476 and $41,645 in expenses related to these allocations from Alpha during the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015, respectively, which are reflected in continuing and discontinued operations in the Combined Statements of Operations. These expenses are part of the Alpha allocations described in the basis of presentation portion of Note 1.
Workers’ Compensation and Pneumoconiosis (Black lung)
In March 2010, the Patient Protection and Affordable Care Act (“PPACA”) was enacted, potentially impacting the Company’s costs of providing healthcare benefits to its employees and workers’ compensation benefits related to occupational disease resulting from coal workers’ pneumoconiosis (black lung disease). The PPACA has both short-term and long-term implications on benefit plan standards. Implementation of this legislation is expected to extend through 2020. In the short term, the Company’s healthcare costs could increase due to, among other things, an increase in the maximum age for covered dependents to receive benefits, changes to benefits for occupational disease related illnesses, the elimination of lifetime dollar limits per covered individual and restrictions on annual dollar limits per covered individual. In the long term, the Company’s healthcare costs could increase due to, among other things, an excise tax on “high cost” plans and the elimination of annual dollar limits per covered individual.
Beginning in 2022, the PPACA will impose a 40% excise tax on employers to the extent that the value of their healthcare plan coverage exceeds certain dollar thresholds. The Company anticipates that certain government agencies will provide additional regulations or interpretations concerning the application of this excise tax. The Company will continue to evaluate the impact of the PPACA, including any new regulations or interpretations.
The Company is required by federal and state statutes to provide benefits to employees for awards related to workers’ compensation and black lung. Starting July 26, 2016, the Company’s subsidiaries were insured with a high deductible plan for worker’s compensation and black lung obligations by a third-party insurance provider, except for the Company’s discontinued operations in Wyoming, where the Company participated in a compulsory state-run fund for workers’ compensation. For the period prior to July 26, 2016, the Company’s subsidiaries were insured for worker’s compensation and black lung obligations by a third-party insurance provider with the exception of certain subsidiaries where the Company was a qualified self-insurer for workers’ compensation and/or black lung related obligations, and with the exception of the discontinued operations in Wyoming where the Company participated in a compulsory state-run fund for workers’ compensation. Prior to July 26, 2016, certain of the Company’s subsidiaries were self-insured for black lung benefits and could fund benefit payments through an existing Section 501(c)(21) tax-exempt trust fund.
The Company accrues for workers’ compensation liability by recognizing costs when it is probable that a covered liability has been incurred and the cost can be reasonably estimated. The Company’s estimates of these costs are adjusted based upon actuarial studies and include a provision for incurred but not reported losses. Actual losses may differ from these estimates, which could increase or decrease the Company’s costs. Additionally, the liability for black lung benefits is estimated by an independent actuary by prorating the accrual of actuarially projected benefits over the employee’s applicable term of service. Adjustments to the probable ultimate liability for workers’ compensation and black lung are made annually based on actuarial valuations.
At December 31, 2017, the Company had $29,199 of workers’ compensation liability, including a current portion of $5,580 recorded in accrued expenses and other current liabilities, offset by $6,038 of expected insurance receivable recorded

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

in other non-current assets in the Consolidated Balance Sheets. At December 31, 2016, the Company had $21,345 of workers’ compensation liability, including a current portion of $4,337 recorded in accrued expenses and other current liabilities, offset by $1,597 of expected insurance receivable recorded in other non-current assets in the Consolidated Balance Sheets.
For the Company’s subsidiaries that were fully insured for workers’ compensation claims, the insurance premium expense for the year ended December 31, 2015 $2,329.
Self-insured workers’ compensation expense for the period from January 1, 2016 to July 25, 2016 and for the year ended December 31, 2015 was $281 and $698, respectively. Certain of the Company’s subsidiaries’ self-insured workers’ compensation obligations were secured by letters of credit in the amount of $4,190 for the period from January 1, 2016 to July 25, 2016 and as of December 31, 2015.
For the Company’s subsidiaries that are insured with a high-deductible insurance plan for workers’ compensation and black lung claims, the insurance premium expense for the year ended December 31, 2017, the period from July 26, 2016 to December 31, 2016, the period from January 1, 2016 to July 25, 2016 and for the year ended December 31, 2015 was $4,948, $2,099, $1,037, and $4,377, respectively. Workers’ compensation expense for high-deductible insurance plans for the year ended December 31, 2017, the period from July 26, 2016 to December 31, 2016, the period from January 1, 2016 to July 25, 2016, and the year ended December 31, 2015 was $9,366, $2,085, $7,282, and $9,801, respectively.
The following tables set forth the accumulated black lung benefit obligations, fair value of plan assets and funded status for the year ended December 31, 2017, the period from July 26, 2016 to December 31, 2016, and the period from January 1, 2016 to July 25, 2016:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016
Change in benefit obligation:
Accumulated benefit obligation at beginning of period	$13,501	$15,158	$28,309
Service cost	651	300	353
Interest cost	633	225	703
Actuarial loss (gain)	3,661	(2,182)	4,113
Benefits paid	(76)	—	(838)
Curtailments	—	—	(696)
Accumulated benefit obligation at end of period	$18,370	$13,501	$31,944
Change in fair value of plan assets:
Fair value of plan assets at beginning of period	$—	$—	$1,831
Actual return on plan assets	—	—	29
Benefits paid	(76)	—	(838)
Employer contributions	76	—	838
Fair value of plan assets at end of period (1)	—	—	1,860
Funded status	$(18,370)	$(13,501)	$(30,084)
Accrued benefit cost at end of period	$(18,370)	$(13,501)	$(30,084)
Summary of accrued benefit cost at end of period:
Continuing operations	(18,241)	(13,386)	(27,324)
Discontinued operations	(129)	(115)	(2,760)
Total accrued benefit cost at end of period	$(18,370)	$(13,501)	$(30,084)
______________

(1)
Assets of the plan during the Predecessor period were held in a Section 501(c)(21) tax-exempt trust fund and consisted primarily of government debt securities. All assets were classified as Level 1 and valued based on quoted market prices.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

The table below presents amounts recognized in the Balance Sheets:

	Successor
	December 31, 2017	December 31, 2016
Current liabilities	$202	$—
Current liabilities - discontinued operations	—	—
Long-term liabilities	18,039	13,386
Long-term liabilities - discontinued operations	129	115
	$18,370	$13,501
Gross amounts related to the black lung obligations recognized in accumulated other comprehensive (income) loss consisted of the following as of December 31, 2017 and 2016:

	Successor
	December 31, 2017	December 31, 2016
Net actuarial loss (gain)	$1,628	$(2,182)
Accumulated other comprehensive loss (income)	$1,628	$(2,182)
The following table details the components of the net periodic benefit cost for black lung obligations:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Service cost	$651	$300	$353	$394
Interest cost	633	225	703	865
Expected return on plan assets	—	—	(27)	(39)
Amortization of net actuarial (gain) loss	(149)	—	206	121
Amortization of prior service cost	—	—	824	181
Curtailment loss	—	—	2,712	—
Net periodic expense	$1,135	$525	$4,771	$1,522
Summary net periodic expense:
Continuing operations	$1,125	$521	$4,639	$1,312
Discontinued operations	10	4	132	210
Total net periodic expense	$1,135	$525	$4,771	$1,522

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Other changes in the black lung plan assets and benefit obligations recognized in other comprehensive (income) loss are as follows:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Actuarial loss (gain)	$3,661	$(2,182)	$3,415	$(6,818)
Amortization of net actuarial gain (loss)	149	—	(206)	(121)
Prior service cost	—	—	—	8,854
Amortization of prior service cost	—	—	(824)	(181)
Curtailment loss (gain)	—	—	(2,712)	—
Total recognized in other comprehensive loss (income)	$3,810	$(2,182)	$(327)	$1,734
Total recognized in net periodic benefit cost and other comprehensive loss (income)	$4,945	$(1,657)	$4,444	$3,256
The weighted-average assumptions related to black lung obligations used to determine the benefit obligation as of December 31, 2017 and 2016 were as follows:

	Successor
	December 31, 2017	December 31, 2016
Discount rate	3.71%	4.27%
Federal black lung benefit trend rate	2.50%	2.50%
Black lung medical benefit trend rate	5.00%	5.00%
Black lung benefit expense inflation rate	2.50%	2.50%
The weighted-average assumptions related to black lung obligations used to determine net periodic benefit cost were as follows:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Discount rate for benefit obligations	4.29%	3.62%	3.90%	4.02%
Discount rate for service cost	4.32%	3.66%	N/A	N/A
Discount rate for interest cost	4.20%	3.49%	N/A	N/A
Federal black lung benefit trend rate	2.50%	2.50%	3.00%	3.00%
Black lung medical benefit trend rate	5.00%	5.00%	N/A	N/A
Black lung benefit expense inflation rate	2.50%	2.50%	N/A	N/A
Expected return on plan assets	N/A	N/A	2.50%	2.50%

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Estimated future cash payments related to black lung obligations for the next 10 years ending after December 31, 2017 are as follows:

Year ending December 31:
2018	$202
2019	13
2020	13
2021	13
2022	103
2023-2027	2,876
$3,220
Life Insurance Benefits
As part of the Alpha Restructuring and the Retiree Committee Settlement Agreement (see Note 14), the Company assumed the liability for life insurance benefits for certain disabled and non-union retired employees. Provisions are made for estimated benefits and adjustments to the probable ultimate liabilities are made annually based on an actuarial study prepared by independent actuaries. These obligations are included in the Consolidated Balance Sheet as accrued expenses and other current liabilities and other non-current liabilities. At December 31, 2017, the Company had $12,640 of life insurance benefits liability related to obligations assumed in the acquisition.
The following tables set forth the accumulated life insurance benefit obligations, fair value of plan assets and funded status for the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016:

	Successor
	December 31, 2017	December 31, 2016
Change in benefit obligation:
Accumulated benefit obligation at beginning of period	$12,553	$13,628
Interest cost	406	148
Actuarial loss (gain)	171	(1,086)
Benefits paid	(490)	(137)
Accumulated benefit obligation at end of period	$12,640	$12,553
Change in fair value of plan assets:
Benefits paid (1)	(490)	(137)
Employer contributions (1)	490	137
Fair value of plan assets at end of period	$—	$—
Funded status	(12,640)	(12,553)
Accrued benefit cost at end of year	$(12,640)	$(12,553)

Amounts recognized in the consolidated balance sheets:
Current liabilities	$834	$866
Long-term liabilities	11,806	11,687
	$12,640	$12,553
______________

(1)	Amount is comprised of premium payments to commercial life insurance provider.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Gross amounts related to the life insurance benefit obligations recognized in accumulated other comprehensive income consisted of the following as of December 31, 2017 and 2016:

	Successor
	December 31, 2017	December 31, 2016
Net actuarial gain	$(861)	$(1,086)
Accumulated other comprehensive income	$(861)	$(1,086)
The following table details the components of the net periodic benefit cost for life insurance benefit obligations:

	Successor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016
Interest cost	$406	$148
Amortization of net actuarial (gain) loss	(54)	—
Net periodic expense	$352	$148
Other changes in the life insurance plan assets and benefit obligations recognized in other comprehensive income (loss) are as follows:

	Successor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016
Actuarial loss (gain)	$171	$(1,086)
Amortization of net actuarial gain (loss)	54	—
Total recognized in other comprehensive income (loss)	$225	$(1,086)
The weighted-average assumptions related to life insurance benefit obligations used to determine the benefit obligation as of December 31, 2017 and 2016 was as follows:

	Successor
	2017	2016
Discount rate	3.56%	4.03%
The weighted-average assumptions related to life insurance benefit obligations used to determine net periodic benefit cost were as follows:

	Successor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016
Discount rate for benefit obligations	4.03%	3.36%
Discount rate for interest cost	3.18%	2.71%

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Estimated future cash payments related to life insurance benefit obligations for the next 10 years ending after December 31, 2017 are as follows:

Year ending December 31:
2018	$834
2019	750
2020	698
2021	685
2022	676
2023-2027	3,259
$6,902
Defined Contribution and Profit Sharing Plans
The Company sponsors defined contribution plans to assist its eligible employees in providing for retirement. Generally, under the terms of these plans, employees make voluntary contributions through payroll deductions and the Company makes matching and/or discretionary contributions, as defined by each plan. The Company’s total contributions to these plans for the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016 was $8,823 and $1,080, respectively.
In the Predecessor period, certain of the Company’s employees participated in defined contribution and profit sharing plans sponsored by Alpha. The amount of contributions allocated to the Company related to the plans was $0 and $2,467 for the period from January 1, 2016 to July 25, 2016 and for the year ended December 31, 2015, respectively, which is reflected within cost of coal sales and selling, general and administrative expenses in the Statement of Operations.
Self-Insured Medical Plan
The Company is self-insured for health insurance coverage for all of its active employees. Estimated liabilities for health and medical claims are recorded based on the Company’s historical experience and include a component for incurred but not paid claims. During the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016, the Company incurred total expenses of $31,318 and $13,927, respectively, which primarily includes claims processed and an estimate for claims incurred but not paid.
In Predecessor period, certain of the Company’s employees participated in self-insured medical plans sponsored by Alpha. The amount of contributions allocated to the Company related to the plans was $18,121 and $36,446 for the period from January 1, 2016 to July 25, 2016 and for the year ended December 31, 2015, respectively, which is reflected within cost of coal sales and selling, general and administrative expenses in the Results of Operations.
(21) Stock-Based Compensation Awards
The Management Incentive Plan (the “Plan”) is currently authorized for the issuance of awards of up to 1,201,202 shares of common stock, and as of December 31, 2017, there were no additional shares of common stock available for grant under the Plan.
During the year ended December 31, 2017, the Company granted 437,450 shares of restricted stock and 129,520 non-qualified stock options to certain of its officers and key employees under the Plan. The restricted stock shares and non-qualified stock options vest ratably over a three-year period or in the event of a change in control, will fully vest subject to the recipient’s continued employment through such date.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

The restricted stock awards granted on March 7, 2017 and July 13, 2017 have a grant date fair value of $65.50 and $68.00, respectively, based on the Company’s stock price at the date of grant. The non-qualified stock options, granted on March 7, 2017, have an exercise price of $66.13 with a 10-year expiration from the date of grant. The non-qualified stock options have a grant date fair value of $37.44 based on a Black-Scholes pricing model. The Black-Scholes pricing model incorporates the assumptions as presented in the following table:

Successor
Year Ended December 31, 2017
Stock price	$65.50
Exercise price	$66.13
Expected term (1)	6.00
Annual risk-free interest rate (2)	2.18%
Annualized volatility (3)	60.9%
______________

(1)	The expected term represents the period of time that awards granted are expected to be outstanding.

(2)	The annual risk-free interest rate is based on the U.S. Constant Maturity Curve with a term equal to the award’s expected term on date of grant.

(3)	The annualized volatility is calculated by observing volatilities for comparable companies with adjustments for the Company’s size and leverage.

Additionally, during the year ended December 31, 2017, the Company granted 5,504 time-based restricted stock units to its non-employee directors. These time-based units granted to the Company’s non-employee directors will vest on the first to occur of (i) the stated anniversary of the date of grant, (ii) the director’s separation from service (as defined in Section 409A of the Internal Revenue Code) due to the directors’ death or disability, and (iii) a change in control, subject in each case to the director’s continuous service with the Company through such date. Upon settlement of time-based stock units, the Company issues authorized and unissued shares of the Company’s common stock to the recipient. The time-based restricted stock units granted on May 31, 2017, June 9, 2017, and July 13, 2017 have a grant date fair value of $74.00, $73.00, and $68.00, respectively, based on the Company’s stock price at the date of grant.
Additionally, during the year ended December 31, 2017, the Company awarded certain of its non-employee directors 6,700 time-based restricted stock units with a grant date fair value of $62.55, based on the Company’s stock price at the date of grant. As of the date of the awards the Company did not have sufficient authorized and unissued common shares to settle these awards and the awards will be settled with cash, unless shares become available for issuance under the Plan. Therefore, these awards are classified as a liability. The Company’s liability for all outstanding liability awards totaled $163 as of December 31, 2017. These time-based units will vest on the first to occur of (i) the stated anniversary of the date of grant, (ii) the director’s separation from service (as defined in Section 409A of the Internal Revenue Code) due to the directors’ death or disability, and (iii) a change in control, subject in each case to the director’s continuous service with the Company through such date.
In connection with the Company’s declaration and payment of the Special Dividend and pursuant to the terms of the Company’s Management Incentive Plan, dividend equivalent payments of approximately $7,949 in the aggregate (including the amounts payable with respect to each share underlying outstanding stock option awards and restricted stock unit awards and outstanding restricted common stock under the Management Incentive Plan) were paid to plan participants. The dividend equivalent payments were made on July 11, 2017, which accelerated stock-based compensation expense by $5,113 and reduced the Company’s additional paid-in capital by $7,949.
On July 26, 2016, the Company granted certain of its officers and key employees 309,310 shares of common stock, 145,648 stock options with an exercise price of $2.50 per share, and 145,648 stock options with an exercise price equal to the 30-day volume-weighted average price for the period beginning July 27, 2016 and ending thirty days thereafter, but in any case not less than $2.50 per share and not more than $5.00 per share. The units granted to the officers and key employees were fully vested on the grant date.
An iterative variant approach of the option pricing method was utilized in estimating the fair value of the restricted shares and stock options granted on July 26, 2016, due to the lack of an active market price at that date. The Company solved iteratively for the common share price such that the total fair value across all the outstanding equity units equaled the

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Company’s equity value as of the Acquisition Date in order to account for the dilutive impact of the options and warrants on common stock.
Using the value of common stock, the Company estimated the fair value of the stock options using the Black Scholes option pricing model. In estimating the fair value of the restricted shares, the Company applied the selected discount for lack of marketability to the common stock value to account for trading restrictions and different rights. Significant assumptions are as follows:

Total equity value	$44,644
Strike price	$2.50 per share and $5.00 per share for the fixed strike prices and the VWAP options, respectively
Expected life	The expected life was estimated by using the mid-point between the earliest time to exercise and the contractual expiration date
Volatility	85.0%
Cost of equity	40.0%
Risk-free rate	Estimated based on the U.S. Constant Maturity Treasury yield curve as of the Acquisition Date and linear interpolation to match for the respective term
Discount for lack of marketability	41.0% using the protective put method
Additionally, during the period from July 26, 2016 to December 31, 2016, the Company granted 28,122 time-based restricted stock units to its non-employee directors based on the Company’s stock price at the date of grant, all of which remained outstanding as of December 31, 2017.
At December 31, 2017, the Company had three types of stock-based awards outstanding: time-based restricted stock shares, time-based restricted share units, and stock options. Stock-based compensation expense totaled $20,372 and $1,424 for the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016, respectively. For the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016, approximately 94% and 91%, respectively, of stock-based compensation expense was reported as selling, general and administrative expenses and the remainder was recorded as cost of coal sales.
The Company is authorized to repurchase common shares from employees (upon the election by the employee) to satisfy the employees’ statutory tax withholdings upon the vesting of stock grants. Shares that are repurchased to satisfy the employees’ statutory tax withholdings are recorded in treasury stock at cost. The Company did not repurchase any common shares from employees to satisfy the employees’ statutory tax withholdings upon vesting of stock grants during the year ended December 31, 2017 or the period from July 26, 2016 to December 31, 2016. On September 15, 2017, the Company repurchased 309,310 shares of its common stock issued pursuant to awards under the Plan for a total purchase amount of $17,445, or $56.40 per share.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Restricted Stock Shares
Restricted stock shares activity for the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016 is summarized in the following table:

	Number of Shares	Weighted- Average Grant Date Fair Value
Non-vested shares outstanding at July 26, 2016	—	$—
Granted	309,310	$2.50
Vested	(309,310)	$2.50
Forfeited or Expired	—	$—
Non-vested shares outstanding at December 31, 2016	—	$—
Granted	437,450	$65.55
Vested	—	$—
Forfeited or Expired	—	$—
Non-vested shares outstanding at December 31, 2017	437,450	$65.55
As of December 31, 2017, there was $12,097 of unrecognized compensation cost related to non-vested time-based share units which is expected to be recognized as expense over a weighted-average period of 2.18 years.
Restricted Share Units
Time-Based Share Units
Time-based share unit activity for the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016 is summarized in the following table:

	Number of Shares	Weighted- Average Grant Date Fair Value
Non-vested shares outstanding at July 26, 2016	—	$—
Granted	28,122	$16.00
Vested	—	$—
Forfeited or Expired	—	$—
Non-vested shares outstanding at December 31, 2016	28,122	$16.00
Granted	5,504	$73.37
Vested	(28,122)	$16.00
Forfeited or Expired	—	$—
Non-vested shares outstanding at December 31, 2017	5,504	$73.37
As of December 31, 2017, there was $150 of unrecognized compensation cost related to non-vested time-based share units which is expected to be recognized as expense over a weighted-average period of 0.42 years.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Time-based cash share unit activity for the year ended December 31, 2017 is summarized in the following table:

	Number of Shares	Weighted- Average Fair Value (1)
Non-vested shares outstanding at December 31, 2016	—	$—
Granted	6,700	$62.55
Vested	—	$—
Forfeited or Expired	—	$—
Non-vested shares outstanding at December 31, 2017	6,700	$59.38
______________

(1)	The time-based cash units are accounted for as liability awards. Therefore, the weighted-average fair value is calculated using the Company's stock price at the respective granted date.

As of December 31, 2017, there was $235 of unrecognized compensation cost related to non-vested time-based share units which is expected to be recognized as expense over a weighted-average period of 0.49 years.
Stock Options
Fixed Price Stock Options
On July 26, 2016, the Company granted certain of its officers and key employees 145,648 stock options with an exercise price of $2.50 per share and a grant date fair value of $1.67. The units granted included 110,573 incentive stock option shares and 35,075 non-qualified stock option shares. The units granted to the officers and key employees were fully vested on the grant date.
Fixed price stock option activity for the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016 is summarized in the following table:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at July 26, 2016	—	$—
Granted	145,648	$2.50	10.00
Exercised	—	$—
Forfeited or Expired	—	$—
Outstanding at December 31, 2016	145,648	$2.50	9.57
Exercisable at December 31, 2016	145,648	$2.50	9.57
Granted	—	$—	—
Exercised	—	$—	—
Forfeited or Expired	—	$—	—
Outstanding at December 31, 2017	145,648	$2.50	8.57
Exercisable at December 31, 2017	145,648	$2.50	8.57
As of December 31, 2017, the options outstanding and exercisable had an aggregate intrinsic value of $56.88 calculated as the difference between the exercise price and the Company’s stock price at December 31, 2017. As of December 31, 2017, there was no unrecognized compensation cost related to the fixed price stock options.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

30-Day Volume-Weighted Average Price (“VWAP”) Stock Options
During the year ended December 31, 2017, the Company granted 129,520 non-qualified stock options to certain of its officers and key employees under the Plan. The non-qualified stock options vest ratably over a three-year period or in the event of a change in control, will fully vest subject to the recipient’s continued employment through such date. The non-qualified stock options, granted on March 7, 2017, have an exercise price of $66.13 with a 10-year expiration from the date of grant. The non-qualified stock options have a grant date fair value of $37.44 based on a Black-Scholes pricing model.
On July 26, 2016, the Company granted certain of its officers and key employees 145,648 stock options with an exercise price equal to the 30-day VWAP price for the period beginning July 27, 2016 and ending thirty days thereafter, but in any case not less than $2.50 per share and not more than $5.00 per share and a grant date fair value of $1.51. The units granted included 70,573 incentive stock option shares and 75,075 non-qualified stock option shares. The units granted to the officers and key employees were fully vested on the grant date.
30-day VWAP stock option activity for the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016 is summarized in the following table:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at July 26, 2016	—	$—
Granted	145,648	$5.00	10.00
Exercised	—	$—
Forfeited or Expired	—	$—
Outstanding at December 31, 2016	145,648	$5.00	9.57
Exercisable at December 31, 2016	145,648	$5.00	9.57
Granted	129,520	$66.13	9.18
Exercised	—	$—
Forfeited or Expired	—	$—
Outstanding at December 31, 2017	275,168	$33.77	8.86
Exercisable at December 31, 2017	275,168	$33.77	8.86
As of December 31, 2017, the options outstanding and exercisable that were granted July 26, 2016 and March 7, 2017 had an aggregate intrinsic value of $54.38 and ($6.75), respectively, calculated as the difference between the exercise price and the Company’s stock price at December 31, 2017. As of December 31, 2017, there was $1,733 of unrecognized compensation cost related to the 30-day VWAP stock options which is expected to be recognized as expense over a weighted-average period of 2.18 years.
Alpha
In the Predecessor period, Alpha sponsored the following employee stock plans in which certain Company employees participated:
On May 22, 2014, Alpha’s stockholders approved the Amended and Restated 2012 Long-Term Incentive Plan (the “2012 LTIP”). The principal purpose of the 2012 LTIP was to advance the interests of Alpha and its stockholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of Alpha. On May 22, 2014, Alpha’s stockholders approved an additional 3,100,000 shares of common stock for issuance under the 2012 LTIP Plan. The 2012 LTIP was authorized for the issuance of awards of up to 13,100,000 shares of common stock, and as of July 25, 2016, 7,218,657 shares of common stock were available for grant under the plan. The 2012 LTIP provided for a variety of awards, including options, stock appreciation rights, restricted stock, restricted share units (both time-based and performance-based), and any other type of award deemed by the compensation committee in its

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

discretion to be consistent with the purpose of the 2012 LTIP. Prior to the approval of the 2012 LTIP, Alpha issued awards under the 2010 Long Term Incentive Plan (the “2010 LTIP”) and the Alpha Appalachia 2006 Stock and Incentive Compensation Plan (the “2006 SICP”). Upon approval of the 2012 LTIP, no additional awards were issued under the 2010 LTIP or the 2006 SICP. The 2012 LTIP, the 2010 LTIP and the 2006 SICP are collectively referred to as the “Stock Plans.” Alpha also had stock-based awards outstanding under the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan (the “2005 LTIP”) and the Foundation Amended and Restated 2004 Stock Incentive Plan (the “2004 SIP”).
Upon vesting of restricted share units (both time-based and performance-based) or the exercise of options, shares were issued from the 2012 LTIP, the 2010 LTIP, the 2006 SICP, the 2005 LTIP, and the 2004 SIP, respective of which plan the awards were granted.
Alpha was authorized to repurchase common shares from employees (upon the election by the employee) to satisfy the employees’ minimum statutory tax withholdings upon the vesting of restricted stock and restricted share units (both time-based and performance-based). Shares that were repurchased to satisfy the employees’ minimum statutory tax withholdings were recorded in treasury stock at cost. During the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015, Alpha repurchased 0 and 442,035, respectively, of common shares from employees at an average price paid per share of $0 and $0.95, respectively.
At July 25, 2016, Alpha had three types of stock-based awards outstanding: restricted share units (both time-based and performance-based), restricted cash units (both time-based and performance-based), and stock options. As a result of Alpha’s bankruptcy filing, Alpha was no longer settling pre-petition awards. Stock-based compensation expense recorded by the Company totaled $465 and $1,817, for the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015, respectively. For the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015, approximately 78% and 54%, respectively, of stock-based compensation expense was reported as selling, general and administrative expenses and the remainder was recorded as cost of coal sales. The total excess tax benefit recognized for stock-based compensation was $0 for the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015.
Restricted Share Units
Time-Based Share Units
During the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015, Alpha granted time-based share units under the 2012 LTIP to certain executive officers, directors and key employees in the amount of 0 and 3,760,612, respectively, of which 2,781,383 remained outstanding as of July 25, 2016. Additionally, during the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015, Alpha also awarded certain of its executives and key employees time-based cash units in the amount of 0 and 9,942,699, respectively, of which 8,242,698 remained outstanding as of July 25, 2016. Time-based cash units were accounted for as liability awards and subject to variable accounting. The grant date fair value of the time-based share units were based on the Company’s stock price at the respective date.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Alpha’s time-based share unit activity for the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015 is summarized in the following table:

	Number of Shares	Weighted-Average Grant Date Fair Value
Alpha
Non-vested shares outstanding at December 31, 2014	3,768,433	$7.32
Granted	3,760,612	$1.25
Earned	(1,390,009)	$7.91
Forfeited or Expired	(1,416,837)	$4.15
Non-vested shares outstanding at December 31, 2015	4,722,199	$3.24
Granted	—	$—
Earned	—	$—
Forfeited or Expired	(511,048)	$2.13
Non-vested shares outstanding at July 25, 2016	4,211,151	$3.37
Alpha’s time-based cash unit activity for the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015 is summarized in the following table:

	Number of Shares	Weighted-Average Grant Date Fair Value (1)
Alpha
Non-vested shares outstanding at December 31, 2014	1,919,680	$1.67
Granted	9,942,699	$0.95
Earned	(454,626)	$0.89
Forfeited or Expired	(1,457,293)	$0.11
Non-vested shares outstanding at December 31, 2015	9,950,460	$0.01
Granted	—	$—
Earned	—	$—
Forfeited or Expired	(550,653)	$1.46
Non-vested shares outstanding at July 25, 2016	9,399,807	$1.35
______________

(1)
The time-based cash units were accounted for as liability awards and subject to variable accounting. Therefore, the weighted-average fair value was calculated using Alpha’s stock price at the respective granted date, vested date and forfeited/expired date.

The fair value of time-based share unit awards that vested in the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015 was $0 and $1,687, respectively. As of July 25, 2016, Alpha had $2,184 of unrecognized compensation cost related to non-vested time-based share units which was expected to be recognized as expense over a weighted-average period of 1.33 years. Additionally, as of July 25, 2016, Alpha had $36 of unrecognized compensation cost related to non-vested time-based cash units which was expected to be recognized as expense over a weighted-average period of 1.31 years. The unrecognized compensation cost, related to non-vested time-based cash units which are accounted for as liability awards and subject to variable accounting, was calculated using Alpha’s July 25, 2016 stock price.
Performance-Based Share Units
Performance-based share units awarded to executive officers and key employees generally cliff vested after three years, subject to continued employment (with accelerated vesting upon a change of control). Performance-based share units granted represented the number of shares of common stock to be awarded based on the achievement of targeted performance levels

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

related to pre-established operating income goals, strategic goals, total stockholder return goals, and cash flow from operations goals over a three year period and could range from 0 percent to 200 percent of the targeted amount. The grant date fair value of the awards with performance conditions was based on the closing price of Alpha’s common stock on the established grant date and was amortized over the performance period. The grant date fair value of the awards with market conditions was based upon a Monte Carlo simulation and was amortized over the performance period. For awards with performance conditions, Alpha reassessed at each reporting date whether achievement of each of the performance conditions was probable, as well as estimated forfeitures, and adjusted the accruals of compensation expense as appropriate. For awards with market conditions, Alpha recognized expense over the applicable service periods and did not adjust expense based on the actual achievement or nonachievement of the market condition because the probability of achievement was considered in the grant date fair value of the award. Upon vesting of performance-based share units, Alpha issued authorized and unissued shares of Alpha’s common stock to the recipient. During the period from January 1, 2016 to July 25, 2016 and year ended December 31, 2015, Alpha awarded 0 total stockholder return performance-based share units.
Alpha’s performance-based share unit activity is summarized in the following table:

	Number of Shares (1)	Weighted-Average Grant Date Fair Value
Alpha
Non-vested shares outstanding at December 31, 2014	7,818,631	$8.78
Granted	—	$—
Earned	—	$—
Forfeited or Expired	(3,422,914)	$11.84
Non-vested shares outstanding at December 31, 2015	4,395,717	$6.39
Granted	—	$—
Earned	—	$—
Forfeited or Expired	(1,363,126)	$7.63
Non-vested shares outstanding at July 25, 2016	3,032,591	$5.83
______________

(1)	Shares in the table above were based on the maximum shares that can be awarded based on the achievement of the performance criteria.

Alpha’s performance-based cash unit activity is summarized in the following table:

	Number of Shares (1)	Weighted-Average Grant Date Fair Value (2)
Alpha
Non-vested shares outstanding at December 31, 2014	2,744,280	$1.67
Granted	—	$—
Earned	—	$—
Forfeited or Expired	(2,744,280)	$1.14
Non-vested shares outstanding at December 31, 2015	—	$—
Granted	—	$—
Earned	—	$—
Forfeited or Expired	—	$—
Non-vested shares outstanding at July 25, 2016	—	$—
______________

(1)	Shares in the table above were based on the maximum shares that can be awarded based on the achievement of the performance criteria.

(2)
The performance-based cash units were accounted for as liability awards and subject to variable accounting. Therefore, the weighted-average fair value was calculated using Alpha’s stock price at the respective granted date, vested date, forfeited/expired date, and outstanding dates.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Non-Qualified Stock Options
Alpha’s stock option activity for the period from January 1, 2016 to July 25, 2016 and year ended December 31, 2015 is summarized in the following table:

Alpha	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)
Outstanding at December 31, 2014	586,722	$25.48	3.41
Exercisable at December 31, 2014	586,722	$25.48	3.41
Exercised	—	$—
Forfeited or Expired	(227,695)	$24.39
Outstanding at December 31, 2015	359,027	$26.20	3.50
Exercisable at December 31, 2015	359,027	$26.20	3.50
Exercised	—	$—
Forfeited or Expired	(58,350)	$22.87
Outstanding at July 25, 2016	300,677	$26.84	2.89
Exercisable at July 25, 2016	300,677	$26.84	2.89
As of July 25, 2016, the options outstanding and exercisable had an aggregate intrinsic value of $0. Cash received from the exercise of stock options during the period from January 1, 2016 to July 25, 2016 and year ended December 31, 2015 was $0. As of July 25, 2016, there was no unrecognized compensation cost related to stock options.
The total intrinsic value of options exercised during the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015 was $0. Alpha historically used authorized and unissued shares to satisfy share award exercises.
A summary of Alpha’s options outstanding and exercisable at July 25, 2016 follows:

Alpha	Options Outstanding and Exercisable
Exercise Price	Shares	Weighted-Average Remaining Life (yrs)	Weighted-Average Exercise Price
$ 11.15 - $20.44	110,413	2.03	$16.59
$ 23.93 - $32.91	112,704	2.79	$27.08
$ 40.98 - $48.26	77,560	4.27	$41.07
	300,677	2.89	$26.84
(22) Reorganization Items
In connection with Alpha’s restructuring during the Predecessor period, certain prepetition liabilities were reclassified as liabilities subject to compromise. Liabilities subject to compromise included estimated or liquidated amounts for certain obligations arising prior to the Petition Date, including, among others, (i) contractual obligations, (ii) debt-related obligations and (iii) litigation and other contingent claims, some of which were recorded in accounts payable.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Reorganization items consisted of the following:

	Predecessor
	Period from January 1, 2016 to July 25, 2016 (2)	Year Ended December 31, 2015 (2)
Professional fees (1)	$(28,652)	$(14,598)
Provision for rejected contracts and leases	(3,524)	(2,326)
Trade accounts payable and other	1,103	790
Reorganization items, net	$(31,073)	$(16,134)
______________

(1)
Net cash paid for reorganization items for the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015 totaled approximately $27,236 and $8,408, respectively, related to professional fees.

(2)	Includes the Company’s PRB operations being reported as discontinued operations in the Consolidated Financial Statements.

(23) Related Party Transactions
Successor
There were no material related party transactions for the year ended December 31, 2017.
Predecessor
As discussed in Note 1, the Predecessor Financial Statements include direct costs of the Company incurred by Alpha on the Company’s behalf and an allocation of general corporate expenses of Alpha which were not historically allocated to the Company for certain support functions that were provided on a centralized basis within Alpha and not recorded at the business unit level, such as expenses related to engineering, finance, human resources, information technology, sales and logistics, and legal, among others, and that would have been incurred had the Company been a separate, stand-alone entity. All significant affiliate transactions between Contura and Alpha have been included in these Financial Statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these affiliate transactions represents capital contributions from or distributions to Alpha and therefore is reflected in the accompanying Statements of Cash Flows as a financing activity.
During the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015, the Company was allocated $57,217 and $92,009, respectively, of indirect general corporate expenses incurred by Alpha, which are included within continuing and discontinued operations in the Combined Statements of Operations. These amounts exclude allocated reorganization items, which are discussed in Note 22.
(24) Commitments and Contingencies
(a) General
Estimated losses from loss contingencies are accrued by a charge to income when information available indicates that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated.
If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the Financial Statements when it is at least reasonably possible that a loss may be incurred and that the loss could be material.
(b) Commitments and Contingencies
Commitments
The Company leases coal mining and other equipment under long-term capital and operating leases with varying terms. In addition, the Company leases mineral interests and surface rights from land owners under various terms and royalty rates.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

As of December 31, 2017, aggregate future minimum non-cancelable lease payments under operating leases and minimum royalties under coal leases were as follows:

	Operating Leases	Coal Royalties
Year Ending December 31:
2018	$893	$1,304
2019	783	1,131
2020	747	1,054
2021	737	1,064
2022	182	647
Thereafter	326	859
Total	$3,668	$6,059
Net rent expense under operating leases was $1,838 and $582 and coal royalty expense was $21,707 and $7,869 for the year ended December 31, 2017 and the period from July 26, 2016 to December 31, 2016, respectively. Net rent expense under operating leases was $659 and $2,239 and coal royalty expense was $5,807 and $13,361 for the period from January 1, 2016 to July 25, 2016 and the year ended December 31, 2015, respectively.
Other Commitments
The Company has obligations under certain coal purchase agreements that contain minimum quantities to be purchased in 2018, 2019, and 2020 totaling $504,125, $62,160, and $1,540, respectively, which includes an estimated $136,640 related to contractually committed variable priced tons from vendors with historical performance resulting in less than 20% of the committed tonnage being delivered. The Company has obligations under certain coal transportation agreements that contain minimum quantities to be shipped in 2018, 2019, and 2020 totaling $3,042, $3,072, and $3,102, respectively. The Company also has obligations under certain equipment purchase agreements that contain minimum quantities to be purchased in 2018 totaling $22,983.
Contingencies
Extensive regulation of the impacts of mining on the environment and of maintaining workplace safety has had and is expected to continue to have a significant effect on the Company’s costs of production and results of operations. Further regulations, legislation or litigation in these areas may also cause the Company’s sales or profitability to decline by increasing costs or by hindering the Company’s ability to continue mining at existing operations or to permit new operations.
During the normal course of business, contract-related matters arise between the Company and its customers. When a loss related to such matters is considered probable and can reasonably be estimated, the Company records a liability.
Per terms of the Back-to-Back Coal Supply Agreements, the Company is required to purchase and sell coal in 2018, 2019, 2020 and 2021 totaling $224,813, $227,655, $176,786 and $5,460, respectively. For the period ended December 31, 2017, the Company purchased and sold 2,000 tons, totaling $21,707, under the Back-to-Back Coal Supply Agreements. See Note 4 for further details on the Back-to-Back Coal Supply Agreements.
As a result of certain tax law changes made in December 2017, the Company is entitled to monetize alternative minimum tax credits in aggregate of $78,744 over tax years 2018 to 2021 (the “AMT Credits”), and the Company has recorded a deferred tax asset of $78,744 on our financial statements. ANR has asserted that, under the terms of the Asset Purchase Agreement that it entered into with us on July 26, 2016, it is entitled to the value of the AMT Credits, although it has not made a formal claim in this regard. The Company disagrees with this assertion and intends to dispute any such claim.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

(c) Guarantees and Financial Instruments with Off-Balance Sheet Risk
In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds, and other guarantees and indemnities related to the obligations of affiliated entities which are not reflected in the Company’s Balance Sheet. As of December 31, 2017, the Company had outstanding surety bonds with a total face amount of $403,391 to secure various obligations and commitments, including $237,390 related to the PRB. To secure the Company’s obligations under reclamation-related bonds, the Company is required to provide cash collateral. Once the permits associated with the PRB Transaction have been transferred, the Company estimates approximately $24,000 comprised of short-term restricted cash and short-term deposits will be returned to operating cash. The permit transfer process is estimated to be completed in the first half of 2018.
As of December 31, 2017, the Company had real property collateralizing $26,749 of reclamation bonds.
Letters of Credit
As of December 31, 2017, the Company had $11,300 letters of credit outstanding under the Asset-Based Revolving Credit Agreement.
(d) Legal Proceedings
The Company could become party to legal proceedings from time to time. These proceedings, as well as governmental examinations, could involve various business units and a variety of claims including, but not limited to, contract disputes, personal injury claims, property damage claims (including those resulting from blasting, trucking and flooding), environmental and safety issues, and employment matters. While some legal matters may specify the damages claimed by the plaintiffs, many seek an unquantified amount of damages. Even when the amount of damages claimed against the Company or its subsidiaries is stated, (i) the claimed amount may be exaggerated or unsupported; (ii) the claim may be based on a novel legal theory or involve a large number of parties; (iii) there may be uncertainty as to the likelihood of a class being certified or the ultimate size of the class; (iv) there may be uncertainty as to the outcome of pending appeals or motions; and/or (v) there may be significant factual issues to be resolved. As a result, if such legal matters arise in the future the Company may be unable to estimate a range of possible loss for matters that have not yet progressed sufficiently through discovery and development of important factual information and legal issues. The Company records accruals based on an estimate of the ultimate outcome of these matters, but these estimates can be difficult to determine and involve significant judgment.
(25) Concentration of Credit Risk and Major Customers
The Company markets its coal principally to electric utilities in the United States and international and domestic steel producers. Credit is extended based on an evaluation of the customer’s financial condition and collateral is generally not required. Credit losses are provided for in the Financial Statements and were minimal for the year ended December 31, 2017, the period from July 26, 2016 to December 31, 2016, the period from January 1, 2016 to July 25, 2016, and the year ended December 31, 2015.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Top customers as a percentage of total revenue and steam and met coal as % of coal sales volume were as follows:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Total revenue	$1,649,969	$506,296	$411,111	$926,021
Top customer as % of total revenue (1)	15%	15%	7%	12%
Top 10 customers as % of total revenue (2)	65%	67%	54%	63%
Steam coal as % of coal sales volume	43%	47%	63%	60%
Met coal as % of coal sales volume	57%	53%	37%	40%
___________________

(1)
Revenues from the top customer are included in the CAPP and Trading and Logistics segments for the year ended December 31, 2017, the CAPP, NAPP, and Trading and Logistics segments for the period from July 26, 2016 to December 31, 2016, and the NAPP segment for the period from January 1, 2016 to July 25, 2016 and for the year ended December 31, 2015.

(2)
In addition to the top customer, the Company has another customer with total revenues of 11% of total revenues included in the CAPP, NAPP, and Trading and Logistics segments for the year ended December 31, 2017, and another customer with total revenues of 11% of total revenues included in the CAPP Segment for the year ended December 31, 2015.

Additionally, two of the Company’s customers had outstanding balances each in excess of 10% of the total accounts receivable balance as of December 31, 2017, and three of the Company’s customers had outstanding balances each in excess of 10% of the total accounts receivable balance as of December 31, 2016.
The Company sold 4,998 million tons of coal purchased from third parties, excluding tons sold related to the Back-to-Back Coal Supply Agreements, for the year ended December 31, 2017, representing approximately 32% of total coal sales volume during such period. Additionally, the Company purchases a substantial portion of this coal from one source.
(26) Segment Information
The Company extracts, processes and markets steam and met coal from surface and deep mines for sale to electric utilities, steel and coke producers, and industrial customers. The Company operates only in the United States with mines in Northern and Central Appalachia. The Company has three reportable segments: CAPP, NAPP and Trading and Logistics. CAPP consists of seven active mines and two preparation plants in Virginia, one active mine and one preparation plant in West Virginia, as well as expenses associated with certain closed mines. NAPP consists of one active mine in Pennsylvania and one preparation plant, as well as expenses associated with one closed mine. The Trading and Logistics segment primarily engages in coal trading activities and coal terminal services.
In addition to the three reportable segments, the All Other category includes general corporate overhead and corporate assets and liabilities, the elimination of intersegment activity, and the Company’s discontinued operations.
The operating results of these reportable segments are regularly reviewed by the Chief Operating Decision Maker (“CODM”), who is the Chief Executive Officer of the Company.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Segment operating results and capital expenditures for the year ended December 31, 2017 were as follows:

	Successor
	Year Ended December 31, 2017
	CAPP	NAPP	Trading and Logistics	All Other	Consolidated
Total revenues	$460,023	$306,563	$882,548	$835	$1,649,969
Depreciation, depletion, and amortization	$18,941	$15,087	$—	$882	$34,910
Amortization of acquired intangibles, net	$—	$—	$59,007	$—	$59,007
Adjusted EBITDA (1)	$175,018	$54,433	$88,646	$(59,840)	$258,257
Capital expenditures	$20,494	$51,007	$—	$1,200	$72,701
______________

(1)	The Company’s Adjusted EBITDA calculation has been modified to add back accretion expense, a non-cash expense, to align with industry peer group methodology.

Segment operating results and capital expenditures for the period from July 26, 2016 to December 31, 2016 were as follows:

	Successor
	Period from July 26, 2016 to December 31, 2016
	CAPP	NAPP	Trading and Logistics	All Other	Combined
Total revenues	$138,973	$132,363	$234,704	$256	$506,296
Depreciation, depletion, and amortization	$6,442	$(772)	$—	$303	$5,973
Amortization of acquired intangibles, net	$—	$—	$61,281	$—	$61,281
Adjusted EBITDA (1)	$46,405	$28,198	$39,228	$(19,429)	$94,402
Capital expenditures	$4,626	$18,136	$—	$612	$23,374
______________

(1)	The Company’s Adjusted EBITDA calculation has been modified to add back accretion expense, a non-cash expense, to align with industry peer group methodology.

Segment operating results and capital expenditures for the period from January 1, 2016 to July 25, 2016 were as follows:

	Predecessor
	Period from January 1, 2016 to July 25, 2016
	CAPP	NAPP	Trading and Logistics	All Other	Combined
Total revenues	$169,411	$229,323	$12,377	$—	$411,111
Depreciation, depletion, and amortization	$15,389	$49,852	$3	$832	$66,076
Amortization of acquired intangibles, net	$—	$11,567	$—	$—	$11,567
Adjusted EBITDA (1)	$591	$35,454	$(1,180)	$(29,571)	$5,294
Capital expenditures	$894	$14,468	$—	$—	$15,362
______________

(1)	The Company’s Adjusted EBITDA calculation has been modified to add back accretion expense, a non-cash expense, to align with industry peer group methodology.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

Segment operating results and capital expenditures for the year ended December 31, 2015 were as follows:

	Predecessor
	Year Ended December 31, 2015
	CAPP	NAPP	Trading and Logistics	All Other	Combined
Total revenues	$367,662	$492,005	$66,354	$—	$926,021
Depreciation, depletion, and amortization	$42,869	$104,479	$13	$1,836	$149,197
Amortization of acquired intangibles, net	$350	$1,873	$—	$—	$2,223
Adjusted EBITDA (1)	$2,094	$89,531	$1,265	$(44,159)	$48,731
Capital expenditures	$20,826	$23,868	$—	$—	$44,694
______________

(1)	The Company’s Adjusted EBITDA calculation has been modified to add back accretion expense, a non-cash expense, to align with industry peer group methodology.

The following table presents a reconciliation of net income (loss) to adjusted EBITDA for the year ended December 31, 2017:

	Successor
	Year Ended December 31, 2017
	CAPP	NAPP	Trading and Logistics	All Other	Consolidated
Net income (loss) from continuing operations	$150,304	$36,604	$29,639	$(42,812)	$173,735
Interest expense	(90)	(1,505)	—	37,572	35,977
Interest income	(22)	(1)	—	(187)	(210)
Income tax benefit	—	—	—	(67,979)	(67,979)
Depreciation, depletion and amortization	18,941	15,087	—	882	34,910
Mark-to-market adjustment - acquisition-related obligations	—	—	—	3,221	3,221
Gain on settlement of acquisition-related obligations	—	—	—	(38,886)	(38,886)
Secondary offering costs	—	—	—	4,491	4,491
Loss on early extinguishment of debt	—	—	—	38,701	38,701
Bargain purchase gain	—	—	—	(1,011)	(1,011)
Accretion expense	5,770	4,164	—	—	9,934
Amortization of acquired intangibles, net	—	—	59,007	—	59,007
Expenses related to dividend	115	84	—	6,168	6,367
Adjusted EBITDA (1) (2)	$175,018	$54,433	$88,646	$(59,840)	$258,257
______________

(1)	The Company’s Adjusted EBITDA calculation has been modified to add back accretion expense, a non-cash expense, to align with industry peer group methodology.

(2)
Pursuant to the PRB divestiture and classification as a discontinued operation, the Company is no longer presenting a PRB reporting segment. The former PRB reporting segment had adjusted EBITDA of $41,863 for the year ended December 31, 2017.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

The following table presents a reconciliation of net (loss) income to adjusted EBITDA for the period from July 26, 2016 to December 31, 2016:

	Successor
	Period from July 26, 2016 to December 31, 2016
	CAPP	NAPP	Trading and Logistics	All Other	Combined
Net income (loss) from continuing operations	$37,436	$26,434	$(22,053)	$(53,663)	$(11,846)
Interest expense	97	171	—	20,228	20,496
Interest income	(6)	—	—	(17)	(23)
Income tax benefit	—	—	—	(1,920)	(1,920)
Depreciation, depletion and amortization	6,442	(772)	—	303	5,973
Mark-to-market adjustment for warrant derivative liability	—	—	—	33,975	33,975
Bargain purchase gain	—	—	—	(7,719)	(7,719)
Mark-to-market adjustment - acquisition-related obligations	—	—	—	(10,616)	(10,616)
Accretion expense	2,436	2,365	—	—	4,801
Amortization of acquired intangibles, net	—	—	61,281	—	61,281
Adjusted EBITDA (1) (2)	$46,405	$28,198	$39,228	$(19,429)	$94,402
_______________

(1)	The Company’s Adjusted EBITDA calculation has been modified to add back accretion expense, a non-cash expense, to align with industry peer group methodology.

(2)
Pursuant to the PRB divestiture and classification as a discontinued operation, the Company is no longer presenting a PRB reporting segment. The former PRB reporting segment had adjusted EBITDA of $45,786 for the period from July 26, 2016 to December 31, 2016.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

The following table presents a reconciliation of net (loss) income to adjusted EBITDA for the period from January 1, 2016 to July 25, 2016:

	Predecessor
	Period from January 1, 2016 to July 25, 2016
	CAPP	NAPP	Trading and Logistics	All Other	Combined
Net (loss) income from continuing operations	$(26,407)	$(43,143)	$(1,452)	$9,461	$(61,541)
Interest expense	2	—	—	—	2
Interest income	(9)	(10)	—	—	(19)
Income tax benefit	—	—	—	(39,881)	(39,881)
Depreciation, depletion and amortization	15,389	49,852	3	832	66,076
Reorganization items, net	8,196	12,528	248	17	20,989
Asset impairment and restructuring	1,667	1,408	21	—	3,096
Accretion expense	1,753	3,252	—	—	5,005
Amortization of acquired intangibles, net	—	11,567	—	—	11,567
Adjusted EBITDA (1) (2)	$591	$35,454	$(1,180)	$(29,571)	$5,294
______________

(1)	The Company’s Adjusted EBITDA calculation has been modified to add back accretion expense, a non-cash expense, to align with industry peer group methodology.

(2)
Pursuant to the PRB divestiture and classification as a discontinued operation, the Company is no longer presenting a PRB reporting segment. The former PRB reporting segment had adjusted EBITDA of $36,819 for the period from January 1, 2016 to July 25, 2016.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

The following table presents a reconciliation of net (loss) income to adjusted EBITDA for the year ended December 31, 2015:

	Predecessor
	Year Ended December 31, 2015
	CAPP	NAPP	Trading and Logistics	All Other	Combined
Net (loss) income from continuing operations	$(118,543)	$(249,090)	$795	$109,052	$(257,786)
Interest expense	28	—	—	—	28
Interest income	(3)	(1)	—	—	(4)
Income tax benefit	—	—	—	(155,052)	(155,052)
Depreciation, depletion and amortization	42,869	104,479	13	1,836	149,197
Reorganization items, net	3,438	6,306	336	5	10,085
Impairments	72,012	224,139	3	—	296,154
Restructuring	1,573	(420)	118	—	1,271
Accretion expense	3,005	2,691	—	—	5,696
Mark-to-market adjustment for other derivatives	(2,635)	(446)	—	—	(3,081)
Amortization of acquired intangibles, net	350	1,873	—	—	2,223
Adjusted EBITDA (1) (2)	$2,094	$89,531	$1,265	$(44,159)	$48,731
______________

(1)	The Company’s Adjusted EBITDA calculation has been modified to add back accretion expense, a non-cash expense, to align with industry peer group methodology.

(2)
Pursuant to the PRB divestiture and classification as a discontinued operation, the Company is no longer presenting a PRB reporting segment. The former PRB reporting segment had adjusted EBITDA of $67,272 for the year ended December 31, 2015.

No asset information has been provided for these reportable segments as the CODM does not regularly review asset information by reportable segment.
The Company markets produced, processed and purchased coal to customers in the United States and in international markets, primarily India, Italy, Brazil, France, and Mexico. Export coal revenues, including freight and handling revenues, were the following:

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Total coal revenue (1)	$1,639,883	$502,236	$396,768	$913,247
Export coal revenue (1) (2)	$1,265,320	$357,343	$155,735	$339,066
Export coal revenue as % of total coal revenue (1)	77%	71%	39%	37%
______________

(1)	Amounts include freight and handling revenues

(2)
The amounts for the year ended December 31, 2017 include $356,673 of export coal revenue, including freight and handling revenue, from external customers in India recorded within the CAPP, NAPP, and Trading and Logistics segments. Revenue is tracked within the Company’s accounting records based on the product destination.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

(27) Investment in Unconsolidated Affiliate
Dominion Terminal Associates (“DTA”)
On March 31, 2017, the Company acquired a portion of another partner’s interest in DTA for $13,293 thereby increasing its ownership in DTA to sixty-five percent. DTA is reliant upon continuous cash contributions from the partners to fund its operating costs. The Company’s cash contributions totaled $5,691 for the year ended December 31, 2017. The capital contributions which increase the capital accounts of the respective partners are a form of future subordinated financial support required by DTA to finance its activities. As a result, the Company has concluded DTA does not have sufficient equity investment to finance its activities without the support from the equity partners and is a variable interest entity. Prior to the purchase of the additional interest in DTA, no single party held a majority ownership interest in DTA. After the transaction, there are two remaining owners and Contura holds a sixty-five percent voting ownership interest in DTA.  However, two representatives must be present for business to be conducted and consent and unanimous approval of both the members is required for decisions to be taken. Further, there are no provisions that allow either party to override or otherwise unilaterally make a decision. As a result, the Company has concluded that it does not have the power to direct the activities that most significantly impact its economic performance and therefore is not the primary beneficiary. Accordingly, the Company continues to apply the equity method of accounting.
The Company recorded equity method losses, before taxes, from DTA of ($3,339), ($2,287), ($2,735) and ($7,154) for the year ended December 31, 2017, the period from July 26, 2016 to December 31, 2016, for the period January 1, 2016 to July 25, 2016 and for the year ended December 31, 2015, respectively, which are reflected within miscellaneous income, net in the Statements of Operations. As of December 31, 2017 and 2016, the Company’s investment in DTA was $16,095 and $172, respectively, and is recorded within other non-current assets within the Balance Sheets.
Condensed balance sheet information as of December 31, 2017 and December 31, 2016 and condensed income statement information for the year ended December 31, 2017, the period from July 26, 2016 to December 31, 2016, the period from January 1, 2016 to July 25, 2016, and the year ended December 31, 2015 for DTA is presented in the tables that follow.

	Successor
	December 31, 2017	December 31, 2016
Current assets	$5,960	$3,453
Non-current assets	$59,868	$63,630
Current liabilities	$1,530	$1,397
Non-current liabilities	$6,476	$7,147
Partners’ equity	$57,822	$58,538

	Successor		Predecessor
	Year Ended December 31, 2017	Period from July 26, 2016 to December 31, 2016	Period from January 1, 2016 to July 25, 2016	Year Ended December 31, 2015
Operating expenses	$26,893	$9,792	$12,271	$28,187
Other income, net	$(16,875)	$(3,683)	$(5,032)	$(10,720)
Total expenses, net	$10,018	$6,109	$7,239	$17,467
Contributions from partners to fund continuing operations	$9,302	$6,243	$4,883	$14,953
Expenses (over)/under contributions	$(716)	$134	$(2,356)	$(2,514)
Depreciation and amortization	$5,147	$1,223	$2,413	$4,590

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

(28) Quarterly Financial Information (Unaudited)

	Successor
	Year Ended December 31, 2017
	First Quarter(1)	Second Quarter	Third Quarter	Fourth Quarter
Total revenues	$475,119	$439,668	$382,537	$352,645
Net income (loss) from continuing operations	$30,956	$18,399	$9,730	$114,650
Net income (loss) from discontinued operations	$4,154	$(5,788)	$429	$(18,008)
Net income (loss)	$35,110	$12,611	$10,159	$96,642

Weighted average shares - basic	10,309,428	10,309,612	10,277,974	9,971,877
Weighted average shares - diluted	10,728,281	10,874,175	10,896,856	10,583,744

Basic (loss) income per share:
Income (loss) from continuing operations	$3.00	$1.78	$0.95	$11.50
Income (loss) from discontinued operations	$0.41	$(0.56)	$0.04	$(1.81)
Net income (loss)	$3.41	$1.22	$0.99	$9.69

Diluted (loss) income per share:
Income (loss) from continuing operations	$2.89	$1.69	$0.89	$10.83
Income (loss) from discontinued operations	$0.38	$(0.53)	$0.04	$(1.70)
Net income (loss)	$3.27	$1.16	$0.93	$9.13
______________

(1)	As adjusted for the adoption of ASU 2017-11. See Note 18.

CONTURA ENERGY, INC. AND SUBSIDIARIES AND PREDECESSOR
Notes to Consolidated Financial Statements
(Amounts in thousands except share and per share data)

	Predecessor			Successor
	Period from January 1, 2016 to July 25, 2016			Period from July 26, 2016 to December 31, 2016
	First Quarter	Second Quarter	Period from July 1, 2016 to July 25, 2016	Period from July 26, 2016 to September 30, 2016	Fourth Quarter
Total revenues	$172,143	$187,150	$51,818	$164,471	$341,825
Net income (loss) from continuing operations	$(23,969)	$(23,959)	$(13,613)	$(49,814)	$37,968
Net income (loss) from discontinued operations	$(8,674)	$(3,647)	$6,650	$4,018	$(3,102)
Net income (loss)	$(32,643)	$(27,606)	$(6,963)	$(45,796)	$34,866

Weighted average shares - basic				10,309,310	10,309,310
Weighted average shares - diluted				10,309,310	10,747,134

Basic (loss) income per share:
Income (loss) from continuing operations				$(4.83)	$3.68
Income (loss) from discontinued operations				$0.39	$(0.30)
Net income (loss)				$(4.44)	$3.38

Diluted (loss) income per share:
Income (loss) from continuing operations				$(4.83)	$3.53
Income (loss) from discontinued operations				$0.39	$(0.29)
Net income (loss)				$(4.44)	$3.24
(29) Subsequent Events
The Company’s subsequent events have been evaluated through March 29, 2018, the date at which the Consolidated Financial Statements were available to be issued. There were no subsequent events that need disclosure.

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Six Months Ended June 30,
	2018	2017
Revenues:
Coal revenues	$1,003,533	$780,900
Freight and handling revenues	—	129,919
Other revenues	7,717	3,968
Total revenues	1,011,250	914,787
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	629,128	571,320
Freight and handling costs	176,976	129,919
Depreciation, depletion and amortization	22,810	17,788
Amortization of acquired intangibles, net	11,310	34,243
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	31,108	40,148
Merger related costs	3,883	—
Secondary offering costs	—	3,438
Total other operating (income) loss:
Gain on disposal of assets	(16,502)	—
Mark-to-market adjustment for acquisition-related obligations	—	2,382
Gain on settlement of acquisition-related obligations	(292)	(9,200)
Other expenses	288	81
Total costs and expenses	858,709	790,119
Income from operations	152,541	124,668
Other income (expense):
Interest expense	(17,984)	(19,614)
Interest income	322	73
Loss on early extinguishment of debt	—	(38,701)
Equity loss in affiliates	(1,233)	(1,709)
Bargain purchase gain	—	642
Miscellaneous income, net	(583)	(192)
Total other expense, net	(19,478)	(59,501)
Income from continuing operations before income taxes	133,063	65,167
Income tax expense	(121)	(15,811)
Net income from continuing operations	132,942	49,356
Discontinued operations:
Loss from discontinued operations before income taxes	$(2,213)	$(4,000)
Income tax benefit from discontinued operations	$—	$2,366
Loss from discontinued operations	$(2,213)	$(1,634)
Net income	$130,729	$47,722

Basic income (loss) per common share:
Income from continuing operations	$13.87	$4.79
Loss from discontinued operations	$(0.23)	$(0.16)
Net income	$13.64	$4.63

Diluted income (loss) per common share
Income from continuing operations	$12.91	$4.57
Loss from discontinued operations	$(0.22)	$(0.15)
Net income	$12.69	$4.42

Weighted average shares - basic	9,587,457	10,309,520
Weighted average shares - diluted	10,299,539	10,801,228
See accompanying Notes to Condensed Consolidated Financial Statements.

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(Amounts in thousands)

	Six Months Ended June 30,
	2018	2017
Net income	$130,729	$47,722
Other comprehensive loss, net of tax:
Employee benefit plans:
Amortization of and adjustments to employee benefit costs	$(50)	$(1,018)
Income tax	—	—
Total other comprehensive loss, net of tax	$(50)	$(1,018)
Total comprehensive income	$130,679	$46,704
See accompanying Notes to Condensed Consolidated Financial Statements.

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$199,252	$141,924
Trade accounts receivable, net of allowance for doubtful accounts of $0 as of June 30, 2018 and December 31, 2017	168,310	127,326
Inventories, net	74,464	69,561
Assets held for sale	—	171
Short-term restricted cash	11,680	11,615
Short-term deposits	6,619	12,366
Prepaid expenses and other current assets	43,054	59,693
Current assets - discontinued operations	26,231	40,498
Total current assets	529,610	463,154
Property, plant, and equipment, net	207,805	196,579
Other acquired intangibles, net of accumulated amortization of $3,851 and $28,662 as of June 30, 2018 and December 31, 2017	7,149	18,458
Long-term restricted cash	35,240	40,421
Long-term deposits	9,238	3,607
Deferred income taxes	78,744	78,744
Other non-current assets	34,285	28,005
Non-current assets - discontinued operations	—	7,632
Total assets	$902,071	$836,600
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$5,435	$10,730
Trade accounts payable	74,000	76,319
Acquisition-related obligations - current	13,788	15,080
Liabilities held for sale	1,305	27,161
Accrued expenses and other current liabilities	56,615	58,771
Current liabilities - discontinued operations	26,138	54,114
Total current liabilities	177,281	242,175
Long-term debt	361,649	361,973
Acquisition-related obligations - long-term	20,852	20,332
Asset retirement obligations	55,313	52,434
Other non-current liabilities	61,748	59,276
Non-current liabilities - discontinued operations	82	7,762
Total liabilities	676,925	743,952
Commitments and Contingencies (Note 18)

Stockholders’ Equity
Preferred stock - par value $0.01, 2.0 million shares authorized, none issued	—	—
Common stock - par value $0.01, 20.0 million shares authorized, 10.8 million issued and 9.9 million outstanding at June 30, 2018 and 10.7 million issued and 9.9 million outstanding at December 31, 2017	108	108
Additional paid-in capital	47,273	40,616
Accumulated other comprehensive loss	(1,998)	(1,948)
Treasury stock, at cost: 0.9 million shares at June 30, 2018 and 0.8 million shares at December 31, 2017	(54,930)	(50,092)
Retained earnings	234,693	103,964
Total stockholders’ equity	225,146	92,648
Total liabilities and stockholders’ equity	$902,071	$836,600
See accompanying Notes to Condensed Consolidated Financial Statements.

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Six Months Ended June 30,
	2018	2017
Operating activities:
Net income	$130,729	$47,722
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	22,810	34,277
Amortization of acquired intangibles, net	11,310	34,243
Accretion of acquisition-related obligations discount	3,020	4,441
Amortization of debt issuance costs and accretion of debt discount	1,499	1,206
Mark-to-market adjustment for acquisition-related obligations	—	2,382
Gain on settlement of acquisition-related obligations	(292)	(9,200)
Gain on disposal of assets	(16,502)	(708)
Bargain purchase gain	—	(642)
Accretion of asset retirement obligations	4,056	11,049
Employee benefit plans, net	5,324	5,539
Loss on early extinguishment of debt	—	38,701
Stock-based compensation	7,125	6,598
Equity in loss of affiliates	1,233	1,701
Changes in operating assets and liabilities	(54,706)	8,905
Net cash provided by operating activities	115,606	186,214
Investing activities:
Capital expenditures	(38,349)	(35,508)
Payments on disposal of assets	(10,250)	—
Proceeds on disposal of assets	464	2,272
Capital contributions to equity affiliates	(525)	(3,090)
Purchase of additional ownership interest in equity affiliate	—	(13,293)
Other, net	(1,446)	(408)
Net cash used in investing activities	(50,106)	(50,027)
Financing activities:
Proceeds from borrowings on debt	—	396,000
Principal repayments of debt	(5,323)	(357,500)
Principal repayments of capital lease obligations	(139)	(504)
Debt issuance costs	—	(14,385)
Debt extinguishment costs	—	(25,036)
Debt amendment costs	—	(4,520)
Common stock repurchases and related expenses	(4,838)	—
Principal repayments of notes payable	(2,939)	(726)
Other, net	(49)	11
Net cash used in financing activities	(13,288)	(6,660)

Net increase in cash and cash equivalents and restricted cash	52,212	129,527
Cash and cash equivalents and restricted cash at beginning of period	193,960	171,289
Cash and cash equivalents and restricted cash at end of period	$246,172	$300,816

Supplemental cash flow information:
Cash paid for interest	$13,431	$27,738
Cash paid for taxes	$2	$13,110
Cash received for income tax refunds	$13,457	$—
Supplemental disclosure of non-cash investing and financing activities:
Capital leases and capital financing - equipment	$344	$283
Accrued capital expenditures	$4,289	$13,132
Dividend Declaration	$—	$92,786
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows.

	Six Months Ended June 30,
	2018	2017
Cash and cash equivalents	$199,252	$244,019
Short-term restricted cash	11,680	—
Long-term restricted cash	35,240	56,797
Total cash and cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$246,172	$300,816
See accompanying Notes to Condensed Consolidated Financial Statements.

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Unaudited)
(Amounts in thousands)

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Treasury Stock at Cost	(Accumulated Deficit) Retained Earnings	Total Stockholders’ Equity
	Amount			Amount
Balances, December 31, 2016	$103	$45,964	$2,087	$—	$(10,930)	$37,224
Retrospective warrants adjustment	—	1,167	—	—	33,975	35,142
Net income	—	—	—	—	47,722	47,722
Other comprehensive loss, net	—	—	(1,018)	—	—	(1,018)
Stock-based compensation and net issuance of common stock for share vesting	4	6,594	—	—	—	6,598
Special dividend	—	(22,019)	—	—	(70,767)	(92,786)
Warrant exercises	—	208	—	(1)	—	207
Balances, June 30, 2017	$107	$31,914	$1,069	$(1)	$—	$33,089

Balances, December 31, 2017	$108	$40,616	$(1,948)	$(50,092)	$103,964	$92,648
Net income	—	—	—	—	130,729	130,729
Other comprehensive income, net	—	—	(50)	—	—	(50)
Stock-based compensation and net issuance of common stock for share vesting	—	6,593	—	—	—	6,593
Exercise of stock options		62				62
Common stock repurchases and related expenses	—	—	—	(4,835)	—	(4,835)
Warrant exercises	—	2	—	(3)	—	(1)
Balances, June 30, 2018	$108	$47,273	$(1,998)	$(54,930)	$234,693	$225,146
See accompanying Notes to Condensed Consolidated Financial Statements.

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

(1) Business and Basis of Presentation
Business
Contura Energy, Inc. (“Contura”, the “Company”, “we” or “us”) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. Contura was formed to acquire and operate certain of Alpha Natural Resources, Inc.’s (“Alpha”) core coal operations, as part of the Alpha Restructuring. Contura began operations on July 26, 2016 and currently operates mining complexes in the Northern Appalachia (Cumberland mine complex) and Central Appalachia (the Nicholas mine complex in West Virginia, and the McClure and Toms Creek mine complexes in Virginia) regions.
Basis of Presentation
Together, the condensed consolidated statement of operations, statement of comprehensive income, balance sheet, statement of cash flows and statement of stockholders’ equity for the Company are referred to as the “Financial Statements.” The Financial Statements are also referred to as consolidated and references across periods are generally labeled “Balance Sheets,” “Statements of Operations,” and “Statements of Cash Flows.”
The Condensed Consolidated Financial Statements include all wholly-owned subsidiaries’ results of operations for the six months ended June 30, 2018 and 2017. All significant intercompany transactions have been eliminated in consolidation.
On December 8, 2017, the Company closed a transaction with Blackjewel L.L.C. (“Buyer”) to sell the Eagle Butte and Belle Ayr mines located in the Powder River Basin (“PRB”), Wyoming, along with related coal reserves, equipment, infrastructure and other real properties. The PRB results of operations and financial position are reported as discontinued operations in the Condensed Consolidated Financial Statements. The historical information in the accompanying Notes to the Condensed Consolidated Financial Statements has been restated to reflect the effects of the PRB operations being reported as discontinued operations in the Condensed Consolidated Financial Statements. See Note 3 for further information on discontinued operations.
The accompanying Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Results of operations for the six months ended June 30, 2018 are not necessarily indicative of the results to be expected for the year ending December 31, 2018 or any other period. These interim Condensed Consolidated Financial Statements should be read in conjunction with the Company’s Consolidated Financial Statements and related notes for the year ended December 31, 2017.
Reclassifications
Certain amounts in the 2017 Condensed Consolidated Statements of Cash Flows have been reclassified to conform to the current year presentation.
New Accounting Pronouncements
Revenue Recognition: In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from contracts with customers (Topic 606), which, along with amendments issued in 2015 and 2016, will replace substantially all current U.S. GAAP guidance on this topic and eliminate industry-specific guidance. In addition, the standard requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The guidance permits two methods of adoption: full retrospective method (retrospective application to each prior reporting period presented) or modified retrospective method (retrospective application with the cumulative effect of initially applying the guidance recognized at the date of initial application and providing certain additional disclosures). The Company adopted ASU 2014-09 as of January 1, 2018, using the modified retrospective method. The Company applied the guidance only to contracts that were not completed as of the date of adoption, with no cumulative adjustment to retained earnings as a result of the adoption of this guidance. Additionally,

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

subsequent to adoption, freight and handling revenues are now classified within coal revenues. The following table summarizes the impact of the adoption of ASC 606 to the Company’s Condensed Consolidated Statements of Operations:

	Six Months Ended June 30, 2018
	As reported	Adjustments (1)	Balances prior to adoption of ASC 606
Revenues:
Coal revenues	$1,003,533	$(176,976)	$826,557
Freight and handling revenues	—	176,976	176,976
Other revenues	7,717	—	7,717
Total revenues	$1,011,250	$—	$1,011,250
______________

(1)	The adjustment represents freight and handling revenues being treated as fulfillments costs and included within coal revenues under ASC 606.

Refer to Note 4 for further disclosure requirements under the new standard.
Financial Instruments: In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The amendments in this update, along with amendments issued in 2018, address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The Company adopted ASU 2016-01 during the first quarter of 2018. The adoption of this update did not have a material impact on the recognition, measurement, presentation, or disclosure of the Company’s financial instruments.
Leases: In February 2016, the FASB issued ASU 2016-02, Leases. The standard, along with amendments issued in 2017 and 2018, requires a lessee to recognize a right-of-use asset and a lease liability on the balance sheet, with the exception of leases with lease terms of 12 months or less. Additional qualitative disclosures along with specific quantitative disclosures will also be required. The standard is effective for annual reporting periods beginning after December 15, 2019 (December 15, 2018 for public entities), with early adoption permitted. The impact will depend on the Company's lease portfolio at the time of adoption. Management is currently evaluating the impact on the Company's financial statements and related disclosures.
Statement of Cash Flows: In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses whether to present certain specific cash flow items as operating, investing or financing activities. The Company adopted ASU 2016-15 during the first quarter of 2018. The classification requirements under the new guidance are either consistent with the Company’s historical practices or are not applicable to its activities and therefore do not have a material impact on classification of cash receipts and cash payments in the Company’s Statements of Cash Flows.
In November 2016, the FASB issued ASU 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). The amendments in this update provide guidance on restricted cash presentation in the statement of cash flows. The Company adopted ASU 2016-18 during the first quarter of 2018. As a result of this guidance, the Company has combined restricted cash with unrestricted cash and cash equivalents when reconciling the beginning and end of period balances on its Statements of Cash Flows. The amendments also require a company to disclose information about the nature of the restrictions and amounts described as restricted cash and restricted cash equivalents. Such disclosures are included in Note 18.
Business Combinations: In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). The amendments in this update provide clarification on the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions of assets or businesses. The new guidance is to be applied prospectively on or after the effective date. The Company adopted ASU 2017-01 during the first quarter of 2018. The adoption of this ASU did not have a material impact on the Company’s financial statements.

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

Retirement Benefits: In March 2017, the FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost. The amendments in this update require that an employer disaggregate the service cost component from the other components of net periodic benefit cost. In addition, only the service cost component will be eligible for capitalization. The new guidance is to be applied retrospectively for income statement effects and prospectively for balance sheet effects. Additionally, the new guidance allows a practical expedient that permits employers to use the amounts disclosed in its pension and other postretirement benefit plan note for the prior comparative periods as the estimation basis for applying the retrospective presentation requirements. The Company adopted ASU 2017-07 during the first quarter of 2018, electing to use the practical expedient as the estimation basis for applying the retrospective presentation requirements. The retrospective application resulted in a $418 reduction in cost of coal sales with the corresponding offset to miscellaneous income, net for the six months ended June 30, 2017.
Stock Compensation: In May 2017, the FASB issued ASU 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”). The amendments in this update provide clarification on which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting under Topic 718. The new guidance is to be applied prospectively on or after the adoption date. The Company adopted ASU 2017-09 during the first quarter of 2018. The adoption of this ASU did not have a material impact on the Company’s financial statements.
In June 2018, the FASB included ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The standard is effective for fiscal years beginning after December 15, 2019 (December 15, 2018 for public entities), with early adoption permitted. The adoption of this ASU is not expected to have a material impact on the Company's financial statements and related disclosures.
(2) Mergers and Acquisitions
Mergers with Alpha Natural Resources Holdings, Inc. and ANR, Inc.
On April 29, 2018, Contura, along with ANR, Inc. (“ANR”) and Alpha Natural Resources Holdings, Inc. (“Holdings”, and, together with ANR, the “Alpha Companies”), entered into a definitive merger agreement (the “Merger Agreement”) providing for an all-stock transaction. The transaction, which has been unanimously approved by the boards of directors of all parties, is expected to close prior to year-end 2018, subject to ANR and Holdings stockholder approval and the satisfaction of other customary conditions.
As a result of the transaction and subject to the terms and conditions of the Merger Agreement, each outstanding share of Class C-1 common stock of ANR and each outstanding share of common stock of Holdings will be converted into the right to receive 0.4071 shares of Contura’s common stock, representing approximately 46.5% ownership in the merged entity based on current capital structures. Each outstanding share of Class C-2 common stock of ANR (held exclusively by Holdings) will be canceled.
ANR is required to pay Contura a termination fee of $19,000 under certain circumstances and is also required to reimburse Contura for fees and expenses incurred in connection with the transaction contemplated by the Merger Agreement if the Merger Agreement is terminated because stockholder approval is not obtained at the Holdings and ANR special meetings. This reimbursement is limited to $9,000, which would be credited against the termination fee to be paid by ANR. Contura is also required to pay ANR a termination fee of $19,000 under certain circumstances.
The completion of the transaction was subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). However, Contura and the Alpha Companies received early termination of the applicable waiting period under the HSR Act on July 2, 2018.
The Company incurred expenses of $3,883 in connection with the merger for the six months ended June 30, 2018.
On July 16, 2018, Contura, along with the Alpha Companies, announced the confidential submission by Contura of a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”) relating to the previously announced proposed merger between the companies. Contura expects to list its common stock on the New York Stock

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

Exchange upon consummation of the transactions contemplated by the Merger Agreement. Contura shares currently trade on the OTC market.
This initial submission is preliminary. A revised Form S-4, including a joint proxy statement for the Alpha Companies special meetings and prospectus, containing updated information will be filed and available on the SEC’s website prior to any vote by the Alpha Companies stockholders on the proposed transaction.
As of June 30, 2018, the Company capitalized $1,991 of expenses incurred in connection with the submission of the Form S-4 related to (i) legal fees for drafting the registration statement and other legal advice directly related to the registration statement, (ii) financial reporting advisory fees directly related to the registration statement including preparation of the pro forma financial statements and other financial information included in the registration statement and (iii) and other registration related fees.
(3) Discontinued Operations
The discontinued operations include the Company’s former PRB segment. On December 8, 2017, the Company closed a transaction (“PRB Transaction”) to sell the Eagle Butte and Belle Ayr mines located in the PRB. During the permit transfer period, the Company will maintain the required reclamation bonds and related collateral. Once the permits have been transferred, the Company estimates approximately $12,600 comprised of short-term restricted cash and short-term deposits will be returned to operating cash. If the permit transfer process is not completed as expected, it could have material, adverse effects on the Company.
The major components of net income (loss) from discontinued operations in the Condensed Consolidated Statements of Operations are as follows:

	Six Months Ended June 30,
	2018	2017
Revenues:
Total revenues(1)	$1,115	$172,457
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	$—	$157,470
Depreciation, depletion and amortization	$—	$16,489
Other expenses	$2,402	$—
Other non-major (income) expense items, net	$926	$2,498
______________

(1)	Total revenues for the six months ended June 30, 2018 consisted entirely of other revenues.

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

The major components of asset and liabilities that are classified as discontinued operations in the Condensed Consolidated Balance Sheets are as follows:

	June 30, 2018	December 31, 2017
Assets:
Accounts Receivable	$3,519	$20,443
Prepaid expenses and other current assets	$22,712	$18,974
Other current assets	$—	$1,081
Other non-current assets	$—	$7,632

Liabilities:
Trade accounts payable, accrued expenses and other current liabilities	$26,138	$54,114
Other non-current liabilities	$82	$7,762
As of June 30, 2018, the residual assets and liabilities related to the discontinued operations are primarily comprised of taxes for which Contura is considered to be the primary obligor and for which the Buyer is contractually obligated to pay. The Company has recorded the taxes as a liability with an offsetting receivable from the Buyer.
The major components of cash flows related to discontinued operations are as follows:

	Six Months Ended June 30,
	2018	2017
Depreciation, depletion and amortization	$—	$16,489
Capital expenditures	$—	$5,052
Other significant operating non-cash items related to discontinued operations:
Accretion of asset retirement obligations	$—	$6,044
(4) Revenue
Revenue Recognition Accounting Policy
The Company adopted ASC 606, with a date of initial application of January 1, 2018, using the modified retrospective method. As a result, the Company has changes to its accounting policy for revenue recognition as outlined below.
Subsequent to the adoption of ASC 606, the Company measures revenue based on the consideration specified in a contract with a customer and recognizes revenue as a result of satisfying its promise to transfer goods or services in a contract with a customer using the following general revenue recognition five-step model: (1) identify the contract; (2) identify performance obligations; (3) determine transaction price; (4) allocate transaction price; (5) recognize revenue. Freight and handling costs paid to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling fulfillment revenues within coal revenues, respectively.
Disaggregation of Revenue from Contracts with Customers
ASC 606 requires that entities disclose disaggregated revenue information in categories (such as type of good or service, geography, market, type of contract, etc.) that depict how the nature, amount, timing, and uncertainty of revenue and cash flow are affected by economic factors. ASC 606 explains that the extent to which an entity’s revenue is disaggregated depends on the facts and circumstances that pertain to the entity’s contracts with customers and that some entities may need to use more than one type of category to meet the objective for disaggregating revenue.
The Company earns revenues primarily through the sale of coal produced at Company operations and coal purchased

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

from third parties. The Company extracts, processes and markets steam and met coal from surface and deep mines for sale to electric utilities, steel and coke producers, and industrial customers. The Company conducts mining operations only in the United States with mines in Northern and Central Appalachia. The Company has three reportable segments: CAPP, NAPP and Trading and Logistics. In addition to the three reportable segments, the All Other category includes general corporate overhead and corporate assets and liabilities, the elimination of certain intercompany activity, and the Company’s discontinued operations. See Note 19 for further segment information.
The following tables disaggregate the Company’s coal revenues by segment and by met and steam coal to depict how the nature, amount, timing, and uncertainty of the Company’s coal revenues and cash flows are affected by economic factors:

	Six Months Ended June 30, 2018
	CAPP	NAPP	Trading and Logistics	All Other	Consolidated
Steam	$1,893	$110,091	$—	$—	$111,984
Met	284,830	22,075	407,668	—	714,573
Freight and handling fulfillment revenues	—	—	176,976	—	176,976
Total coal revenues	$286,723	$132,166	$584,644	$—	$1,003,533

	Six Months Ended June 30, 2017
	CAPP	NAPP	Trading and Logistics	All Other	Consolidated
Steam	$1,326	$164,929	$—	$—	$166,255
Met	258,649	10,072	345,924	—	614,645
Total coal revenues	$259,975	$175,001	$345,924	$—	$780,900

Freight and handling revenues	$—	$—	$129,919	$—	$129,919
Performance Obligations
The Company considers each individual transfer of coal on a per shipment basis to the customer a performance obligation. The pricing terms of the Company’s contracts with customers include fixed pricing, variable pricing, or a combination of both fixed and variable pricing. All the Company’s revenue derived from contracts with customers is recognized at a point in time. The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied as of June 30, 2018.

	Remainder of 2018	2019	2020	2021	2022	2023	Total
Estimated coal revenues (1)	$109,433	$141,422	$115,010	$78,390	$69,944	$84,268	$598,467
______________

(1)
Amounts only include estimated coal revenues associated with contracts with customers with fixed pricing with original expected duration of more than one year. The Company has elected to not disclose the aggregate amount of the transaction price allocated to the performance obligations that are unsatisfied (or partially unsatisfied) as of the end of the reporting period for performance obligations with either of the following conditions: 1) the remaining performance obligation is part of a contract that has an original expected duration of one year or less; or 2) the remaining performance obligation has variable consideration that is allocated entirely to a wholly unsatisfied performance obligation.

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

Contract Balances
The Company receives prepayments under certain contracts with customers based on contract payment terms and the timing of shipments. These amounts are recognized within revenues upon satisfaction of the related performance obligations. The following table includes the opening and closing balances of contract liabilities from contracts with customers, which are included within accrued expenses and other current liabilities on the Company’s Condensed Consolidated Balance Sheets:

	June 30, 2018	December 31, 2017
Contract Liabilities (1)	$403	$—
______________

(1)	Amounts primarily relate to customer prepayments under coal contracts.

(5) Accumulated Other Comprehensive (Loss) Income
The following tables summarize the changes to accumulated other comprehensive income (loss) during the six months ended June 30, 2018 and 2017:

	Balance January 1, 2018	Other comprehensive income (loss) before reclassifications	Amounts reclassified from accumulated other comprehensive income (loss)	Balance June 30, 2018
Employee benefit costs	$(1,948)	$(128)	$78	$(1,998)

	Balance January 1, 2017	Other comprehensive income (loss) before reclassifications	Amounts reclassified from accumulated other comprehensive income (loss)	Balance June 30, 2017
Employee benefit costs	$2,087	$(917)	$(101)	$1,069
The following table summarizes the amounts reclassified from accumulated other comprehensive income (loss) and the Statements of Operations line items affected by the reclassification during the six months ended June 30, 2018 and 2017:

Details about accumulated other comprehensive income (loss) components	Amounts reclassified from accumulated other comprehensive (loss) income		Affected line item in the Statements of Operations
	Six Months Ended June 30,
	2018	2017
Employee benefit costs:
Amortization of actuarial loss (gain)	$78	$(101)	(1) Miscellaneous income
Income tax benefit (expense)	—	—	Income tax expense
Total, net of income tax	$78	$(101)
______________

(1)	These accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit costs for black lung and life insurance. See Note 15.

(6) Earnings (Loss) Per Share
The number of shares used to calculate basic earnings per common share is based on the weighted average number of the Company’s outstanding common shares during the respective period. The number of shares used to calculate diluted earnings per common share is based on the number of common shares used to calculate basic earnings per share plus the dilutive effect of stock options and other stock-based instruments held by the Company’s employees and directors during the period, and the Company’s outstanding Series A warrants. The warrants become dilutive for earnings per common share calculations when the market price of the Company’s common stock exceeds the exercise price. For the six months ended June 30, 2018,

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

129,520 stock options were excluded from the computation of dilutive earnings per share because they would have been anti-dilutive. For the six months ended June 30, 2017, 129,520 stock options and 217,314 other stock based instruments were excluded from the computation of dilutive earnings per share because they would have been anti-dilutive. These potential shares could dilute earnings per share in the future.
The following table presents the net income (loss) per common share for the six months ended June 30, 2018 and 2017:

	Six Months Ended June 30,
	2018	2017
Net income
Income from continuing operations	$132,942	$49,356
Loss from discontinued operations	(2,213)	(1,634)
Net income	$130,729	$47,722

Basic
Weighted average common shares outstanding - basic	9,587,457	10,309,520

Basic income (loss) per common share:
Income from continuing operations	$13.87	$4.79
Loss from discontinued operations	(0.23)	(0.16)
Net income	$13.64	$4.63

Diluted
Weighted average common shares outstanding - basic	9,587,457	10,309,520
Diluted effect of warrants	253,795	148,978
Diluted effect of stock options	268,364	275,355
Diluted effect of restricted share units and restricted stock shares	189,923	67,375
Weighted average common shares outstanding - diluted	10,299,539	10,801,228

Diluted income (loss) per common share:
Income from continuing operations	$12.91	$4.57
Loss from discontinued operations	(0.22)	(0.15)
Net income	$12.69	$4.42
(7) Inventories, net
Inventories, net consisted of the following:

	June 30, 2018	December 31, 2017
Raw coal	$9,905	$7,003
Saleable coal	57,116	55,357
Materials, supplies and other, net	7,443	7,201
Total inventories, net	$74,464	$69,561

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

(8) Dividend
The Company entered into the First Amendment to the Asset-Based Revolving Credit Agreement on June 9, 2017 and the First Amendment to Term Loan Credit Agreement on June 13, 2017. The amendments, among other things, permitted an aggregate amount of $150,000 of cash to be used for the (i) payment of a one-time cash dividend on its common stock no later than July 28, 2017, and (ii) repurchase of its common stock at any time no later than December 31, 2017, subject to certain terms and conditions.
On June 16, 2017, the Company declared a special cash distribution of approximately $92,786 in the aggregate (the “Special Dividend”), payable to eligible holders of record of its common stock as of the close of business on July 5, 2017. In addition, pursuant to the terms of the Company’s management incentive plan, dividend equivalent payments of approximately $7,949 in the aggregate (including the amounts payable with respect to each share underlying outstanding stock option awards and restricted stock unit awards and outstanding restricted common stock under the MIP) were paid to plan participants. The dividend equivalent payments were made on July 11, 2017, and the Special Dividend was paid on July 12, 2017. Pursuant to terms of the debt amendments, the Company made an offer to all Term Loan Credit Facility lenders to repay the loans at par concurrently with the payment of the Special Dividend, in an aggregate principal amount equal to $10,000. All the Term Loan Facility lenders accepted the offer, and the Company repaid $10,000 on July 13, 2017.
(9) Long-Term Debt
Long-term debt consisted of the following:

	June 30, 2018	December 31, 2017
Term Loan Credit Facility - due March 2024	$381,677	$387,000
LC Facility	—	—
Other	2,273	3,768
Debt discount and issuance costs	(16,866)	(18,065)
Total long-term debt	367,084	372,703
Less current portion	(5,435)	(10,730)
Long-term debt, net of current portion	$361,649	$361,973
Term Loan Credit Facility
On March 17, 2017, the Company entered into a Credit Agreement with Jefferies Finance LLC, as administrative agent and collateral agent, and the other lenders party thereto (as defined therein) that provides for a term loan facility (the “Term Loan Credit Facility”) in an aggregate amount of $400,000 with a maturity date of March 17, 2024. Principal repayments equal to $1,000 are due each March, June, September and December (commencing with June 30, 2017) with the final principal repayment installment repaid on the maturity date and in any event shall be in an amount equal to the aggregate principal amount outstanding on such date. The Term Loan Credit Facility bears an interest rate per annum based on the character of the loan (defined as either “Base Rate Loan” or “Eurocurrency Rate Loan”) plus an applicable rate of 4.00% to 5.00% depending on loan type (the “Applicable Rate”), payable bi-monthly in arrears. As of June 30, 2018, the Term Loan Credit Facility was classified as a Eurocurrency Rate Loan with an interest rate of 7.10%, calculated as the eurocurrency rate during the period plus an applicable rate of 5.00%.
The Term Loan Credit Facility, as amended on June 13, 2017, and related documents contain negative and affirmative covenants including certain financial covenants. The Company was in compliance with all covenants under these agreements as of June 30, 2018.
All obligations under the Term Loan Credit Facility are unconditionally guaranteed by the Company’s existing wholly owned domestic subsidiaries, and are required to be guaranteed by the Company’s future wholly owned domestic subsidiaries. Certain obligations under the Term Loan Credit Facility are secured by a senior lien, subject to certain exceptions (including the ABL Priority Collateral described below), by substantially all of our assets and the assets of our

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

subsidiary guarantors (“Term Loan Priority Collateral”), in each case subject to exceptions. The obligations under the Term Loan Credit Facility are also secured by a junior lien, again subject to certain exceptions, against the ABL Priority Collateral.
Asset-Based Revolving Credit Agreement
On April 3, 2017, the Company entered into an Asset-Based Revolving Credit Agreement with Citibank N.A. as administrative agent, collateral agent, and swingline lender and the other lenders party thereto (the “Lenders”), and Citibank N.A., BMO Harris Bank N.A. and Credit Suisse AG as letter of credit issuers (“LC Lenders”). The Asset-Based Revolving Credit Agreement includes a senior secured asset-based revolving credit facility (the “ABL Facility”). Under the ABL Facility, the Company may borrow cash from the Lender or cause the LC Lenders to issue letters of credit, on a revolving basis, in an aggregate amount of up to $125,000, of which no more than $80,000 may be drawn through letters of credit. Any borrowings under the ABL Facility will have a maturity date of April 4, 2022 and will bear interest based on the character of the loan (defined as either “Base Rate Loan” or “Eurocurrency Rate Loan”) plus an applicable rate ranging from 1.00% to 1.50% for Base Rate Loans and 2.00% to 2.50% for Eurocurrency Rate Loans, depending on the amount of credit available. Any letters of credit issued under the ABL Facility will bear a commitment fee rate ranging from 0.25% to 0.375% depending on the amount of availability per terms of the agreement, and a 0.25% fronting fee payable to the ABL Facility’s administrative agent. The Asset-Based Revolving Credit Agreement provides that a specified percentage of billed, unbilled and approved foreign receivables and raw and clean inventory meeting certain criteria are eligible to be counted for purposes of collateralizing the amount of financing available, subject to certain terms and conditions. As of June 30, 2018, the Company had $0 borrowings and $9,900 letters of credit outstanding under the ABL Facility.
The Asset-Based Revolving Credit Agreement, as amended on June 9, 2017, and related documents contain negative and affirmative covenants including certain financial covenants. The Company was in compliance with all covenants under these agreements as of June 30, 2018.
The obligations under the ABL Facility are secured by a senior lien, subject to certain exceptions by collateral generally described as receivables, inventory, as-extracted collateral and deposit accounts (“ABL Priority Collateral”). The obligations under the ABL Facility are also secured by a junior lien, again subject to certain exceptions, against the Term Loan Priority Collateral.
Capital Leases
The Company entered into capital leases for certain property and other equipment during 2018 and 2017. The Company’s liability for capital leases totaled $647 and $426, with $309 and $226 reported within the current portion of long-term debt as of June 30, 2018 and December 31, 2017, respectively.
(10) Acquisition-Related Obligations
The Company entered into various settlement agreements with Alpha and/or the Alpha bankruptcy successor ANR, Inc. (“ANR”) and third parties as part of the Alpha bankruptcy reorganization process. The Company assumed acquisition-related obligations through those settlement agreements which became effective on July 26, 2016, the effective date of Alpha’s plan of reorganization.

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

Acquisition-related obligations consisted of the following:

	June 30, 2018	December 31, 2017
Retiree Committee VEBA Funding Settlement Liability	$3,500	$7,000
UMWA Funds Settlement Liability	7,000	7,000
Reclamation Funding Liability	32,000	32,000
Other	288	580
Discount	(8,148)	(11,168)
Total acquisition-related obligations - long-term	34,640	35,412
Less current portion	(13,788)	(15,080)
Acquisition-related obligations, net of current portion	$20,852	$20,332
(11) Asset Retirement Obligations
The following table summarizes the changes in asset retirement obligations for the six months ended June 30, 2018:

Total asset retirement obligations at December 31, 2017	$59,205
Accretion for the period	3,130
Revisions in estimated cash flows	777
Expenditures for the period	(924)
Reclassify liabilities held for sale	(1,279)
Total asset retirement obligations at June 30, 2018	60,909
Less current portion	(5,596)
Long-term portion	$55,313
(12) Fair Value of Financial Instruments and Fair Value Measurements
The estimated fair values of financial instruments are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision.
The carrying amounts for cash and cash equivalents, trade accounts receivable, net, prepaid expenses and other current assets, short-term and long-term restricted cash, short-term and long-term deposits, trade accounts payable, and accrued expenses and other current liabilities approximate fair value as of June 30, 2018 and December 31, 2017 due to the short maturity of these instruments.
The following tables set forth by level, within the fair value hierarchy, the Company’s long-term debt at fair value as of June 30, 2018 and December 31, 2017:

	June 30, 2018
	Carrying Amount (1)	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Term Loan Credit Facility - due March 2024	$364,812	$364,812	$364,812	$—	$—

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

	December 31, 2017
	Carrying Amount (1)	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Term Loan Credit Facility - due March 2024	$368,935	$363,401	$363,401	$—	$—
______________

(1)	Net of debt discounts and debt issuance costs.

The following tables set forth by level, within the fair value hierarchy, the Company’s acquisition-related obligations at fair value as of June 30, 2018 and December 31, 2017:

	June 30, 2018
	Carrying Amount (1)	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Retiree Committee VEBA Funding Settlement Liability	$3,051	$3,330	$—	$—	$3,330
UMWA Funds Settlement Liability	4,790	6,002	—	—	6,002
Reclamation Funding Liability	26,511	29,706	—	—	29,706
Total acquisition-related obligations	$34,352	$39,038	$—	$—	$39,038

	December 31, 2017
	Carrying Amount (1)	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Retiree Committee VEBA Funding Settlement Liability	$6,290	$6,692	$—	$—	$6,692
UMWA Funds Settlement Liability	4,366	5,654	—	—	5,654
Reclamation Funding Liability	24,176	28,365	—	—	28,365
Total acquisition-related obligations	$34,832	$40,711	$—	$—	$40,711
______________

(1)	Net of discounts.

The Company held no financial or non-financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2018.
The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the tables above.
Level 1 Fair Value Measurements
Term Loan Credit Facility - due March 2024 - The fair value is based on observable market data.
Level 3 Fair Value Measurements
Retiree Committee VEBA Funding Settlement Liability, UMWA Funds Settlement Liability, and Reclamation Funding Liability - Observable transactions are not available to aid in determining the fair value of these items. Therefore, the fair value was derived by using the expected present value approach in which estimated cash flows are discounted using a risk-free interest rate adjusted for market risk.

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

(13) Warrants
On July 26, 2016 (the “Initial Issue Date”), the Company issued 810,811 warrants, each with an initial exercise price of $55.93 per share of common stock and exercisable for one share of the Company’s common stock, par value $0.01 per share. The warrants are exercisable for cash or on a cashless basis at any time from the Initial Issue Date until July 26, 2023. As of June 30, 2018, the Company’s warrants valued at approximately $1,154 are classified within additional paid-in capital in the Condensed Consolidated Balance Sheet.
Pursuant to the Warrants Agreement dated as of July 26, 2016, the exercise price and the warrant share number were adjusted as a result of the occurrence of the Special Dividend. The warrant share number was adjusted from 1.00 to 1.15, and the exercise price was adjusted from $55.93 per share to $48.741 per share as of the July 5, 2017 record date.
As of June 30, 2018, of the 810,811 warrants that were originally issued, 801,983 remain outstanding, with a total of 922,280 shares underlying the un-exercised warrants. During the six months ended June 30, 2018, the Company issued and repurchased common stock associated with warrant exercises, resulting in 34 shares being classified as treasury stock.
(14) Income Taxes
For the six months ended June 30, 2018, the Company recorded income tax expense of $121 on income from continuing operations before income taxes of $133,063. The income tax expense differs from the expected statutory amount primarily due to the impact of the percentage depletion allowance and the reduction in the valuation allowance, partially offset by the impact of state income taxes, net of federal tax impact. As of June 30, 2018, the Company anticipates Federal net operating loss carryforwards will fully offset the Federal taxable income generated in 2018. For the six months ended June 30, 2017, the Company recorded income tax expense of $15,811 on income from continuing operations before income taxes of $65,167. The income tax expense differs from the expected statutory amount primarily due to the impact of the percentage depletion allowance and the reduction in the valuation allowance.
On December 22, 2017, President Trump signed into law legislation commonly referred to as the “Tax Cuts and Jobs Act” (“TCJA”). Effective for tax years beginning after December 31, 2017, the TCJA reduces the corporate income tax rate from 35% to 21%. The TCJA also repeals the corporate alternative minimum tax (“AMT”), provides a mechanism for corporations to monetize alternative minimum tax credits (“AMT Credits”) during the 2018 to 2021 tax years, and makes changes to net operating loss (“NOL”) provisions to repeal NOL carrybacks, allow NOLs to be carried forward indefinitely, and limit the utilization of an NOL carryforward to 80% of taxable income generated.
At December 31, 2017, the Company recorded, under SAB 118, its best estimate of the monetizable AMT Credits based on the information available at that time and will finalize the analysis within the one-year measurement period ending on December 22, 2018. During the six months ended June 30, 2018, the Company did not record any provisional adjustments to the amount of AMT Credits.
During the six months ended June 30, 2018, the Company recorded a decrease of $36,772 to its deferred tax asset valuation allowance. The decrease in valuation allowance results from the generation of income from continuing operations before income taxes that allowed for the utilization of net operating losses, as well as the utilization of other deferred tax assets, since the prior reporting date of December 31, 2017. The valuation allowance associated with those deferred tax assets was therefore released during the six months ended June 30, 2018. The Company currently is relying primarily on the reversal of taxable temporary differences, along with consideration of taxable income via carryback to prior years and tax planning strategies, to support the realization of deferred tax assets. The Company updates its assessment regarding the realizability of its deferred tax assets including scheduling the reversal of its deferred tax liabilities to determine the amount of valuation allowance needed. Scheduling the reversal of deferred tax asset and liability balances requires judgment and estimation. The Company believes the deferred tax liabilities relied upon as future taxable income in its assessment will reverse in the same period and jurisdiction and are of the same character as the temporary differences giving rise to the deferred tax assets that will be realized. The valuation allowance recorded represents the portion of deferred tax assets for which the Company is unable to support realization through the methods described above. As of June 30, 2018, the Company recorded a full valuation allowance against its net deferred tax assets other than the AMT Credits.

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

(15) Employee Benefit Plans
The Company sponsors or participates in several types of benefits for its employees, including postemployment health care and life insurance, defined benefit and defined contribution pension plans, and workers’ compensation and black lung benefits.
Black Lung
The Company had $19,100 and $18,241 of black lung liability as of June 30, 2018 and December 31, 2017, respectively.
The following table details the components of the net periodic benefit cost for black lung obligations:

	Six Months Ended June 30,
	2018	2017
Service cost	$388	$325
Interest cost	347	316
Amortization of net actuarial loss (gain)	100	(74)
Net periodic expense	$835	$567
The components of net periodic benefit cost other than the service cost component are included in the line item miscellaneous income in the Condensed Consolidated Statements of Operations.
Life Insurance Benefits
The Company had $12,563 and $12,640 of life insurance benefits liability as of June 30, 2018 and December 31, 2017, respectively.
The following table details the components of the net periodic benefit cost for life insurance benefit obligations:

	Six Months Ended June 30,
	2018	2017
Interest cost	$194	$203
Amortization of net actuarial gain	(22)	(27)
Net periodic expense	$172	$176
The components of net periodic benefit cost are included in the line item miscellaneous income in the Condensed Consolidated Statements of Operations.
Defined Contribution and Profit Sharing Plans
The Company sponsors defined contribution plans to assist its eligible employees in providing for retirement. Generally, under the terms of these plans, employees make voluntary contributions through payroll deductions and the Company makes matching and/or discretionary contributions, as defined by each plan. The Company’s total contributions to these plans for the six months ended June 30, 2018 and 2017 was $6,986 and $5,661, respectively.
Self-Insured Medical Plan
The Company is self-insured for health insurance coverage for all of its active employees. Estimated liabilities for health and medical claims are recorded based on the Company’s historical experience and include a component for incurred but not paid claims. During the six months ended June 30, 2018 and 2017, the Company incurred total expenses of $14,028 and $13,981, respectively, which primarily includes claims processed and an estimate for claims incurred but not paid.

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

(16) Stock-Based Compensation Awards
The Management Incentive Plan (the “Plan”) is currently authorized for the issuance of awards of up to 1,201,202 shares of common stock, and as of June 30, 2018, there were 61,102 additional shares of common stock available for grant under the Plan.
During the six months ended June 30, 2018, the Company granted certain key employees 18,063 time-based restricted stock units with a grant date fair value of $65.00, based on the Company’s stock price at the date of grant. These time-based units will vest on the first anniversary of the date of the grant. As of the date of the awards, the Company did not have sufficient authorized and unissued common shares to settle these awards and the awards will be settled with cash, unless shares become available for issuance under the Plan. Therefore, these awards are classified as a liability. The Company’s liability for all outstanding liability awards totaled $695 and $163 as of June 30, 2018 and December 31, 2017, respectively.
Additionally, during the six months ended June 30, 2018, the Company granted 7,310 time-based restricted stock units to its non-employee directors. These time-based units granted to the Company’s non-employee directors will vest on the first to occur of (i) the day before the one-year anniversary of the date of grant, (ii) the director’s separation from service (as defined in Section 409A) due to the directors’ death or disability, (iii) a change in control, subject in each case to the director’s continuous service with the Company through such date, and (iv) the date immediately prior to an Initial Public Offering (“IPO”), contingent upon the consummation of the IPO. Upon vesting and settlement of time-based share units, the Company issues authorized and unissued shares of the Company’s common stock to the recipient. The time-based restricted stock units granted on May 1, 2018 have a grant date fair value of $64.97, based on the Company’s stock price at the date of grant.
At June 30, 2018, the Company had three types of stock-based awards outstanding: time-based restricted stock shares, time-based restricted share units, and stock options. Stock-based compensation expense totaled $7,125 and $6,598 for the six months ended June 30, 2018 and 2017, respectively. For the six months ended June 30, 2018 and 2017, approximately 95% and 94%, respectively, of stock-based compensation expense was reported as selling, general and administrative expenses and the remainder was recorded as cost of coal sales.
The Company is authorized to repurchase common shares from employees (upon the election by the employee) to satisfy the employees’ statutory tax withholdings upon the vesting of stock grants. Shares that are repurchased to satisfy the employees’ statutory tax withholdings are recorded in treasury stock at cost. During the six months ended June 30, 2018, the Company repurchased 70,834 shares of its common stock issued pursuant to awards under the Plan for a total purchase amount of $4,816, or $67.99 average price paid per share. The Company did not repurchase any common shares from employees to satisfy the employees’ statutory tax withholdings upon vesting of stock grants during the six months ended June 30, 2017.
(17) Related Party Transactions
There were no material related party transactions for the six months ended June 30, 2018.
(18) Commitments and Contingencies
(a) General
Estimated losses from loss contingencies are accrued by a charge to income when information available indicates that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated.
If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the Financial Statements when it is at least reasonably possible that a loss may be incurred and that the loss could be material.

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

(b) Commitments and Contingencies
Commitments
The Company leases coal mining and other equipment under long-term capital and operating leases with varying terms. In addition, the Company leases mineral interests and surface rights from land owners under various terms and royalty rates.
Net rent expense under operating leases was $926 and coal royalty expense was $13,743 for the six months ended June 30, 2018. Net rent expense under operating leases was $923 and coal royalty expense was $11,639 for the six months ended June 30, 2017.
Other Commitments
The Company has obligations under certain coal purchase agreements that contain minimum quantities to be purchased in the remainder of 2018, 2019, and 2020 totaling an estimated $437,257, $86,713, and $1,568, respectively, which includes an estimated $47,880 in 2018 and $70,680 in 2019 related to contractually committed variable priced tons from vendors with historical performance resulting in less than 20% of the committed tonnage being delivered. The Company has obligations under certain coal transportation agreements that contain minimum quantities to be shipped in the remainder of 2018, 2019, and 2020 totaling an estimated $1,494, $3,072, and $3,102, respectively. The Company also has obligations under certain equipment purchase agreements that contain minimum quantities to be purchased in the remainder of 2018 and 2019 totaling $22,608 and $3,891, respectively.
Contingencies
Extensive regulation of the impacts of mining on the environment and of maintaining workplace safety has had and is expected to continue to have a significant effect on the Company’s costs of production and results of operations. Further regulations, legislation or litigation in these areas may also cause the Company’s sales or profitability to decline by increasing costs or by hindering the Company’s ability to continue mining at existing operations or to permit new operations.
During the normal course of business, contract-related matters arise between the Company and its customers. When a loss related to such matters is considered probable and can reasonably be estimated, the Company records a liability.
Per terms of the Back-to-Back Coal Supply Agreements, the Company is required to purchase and sell coal in the remainder of 2018, 2019, and 2020 totaling $11,520, $16,113, and $9,175, respectively. For the six months ended June 30, 2018, the Company purchased and sold 4,650 tons, totaling $50,339 under the Back-to-Back Coal Supply Agreements.
As a result of certain tax law changes made in December 2017, the Company is entitled to monetize alternative minimum tax credits in aggregate of $78,744 over tax years 2018 to 2021 (the “AMT Credits”), and the Company has recorded a deferred tax asset of $78,744. ANR has asserted that, under the terms of the Asset Purchase Agreement that it entered into with the Company on July 26, 2016, it is entitled to the value of the AMT Credits, although it has not made a formal claim in this regard. The Company disagrees with this assertion and intends to dispute any such claim.
(c) Guarantees and Financial Instruments with Off-Balance Sheet Risk
In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds, and other guarantees and indemnities related to the obligations of affiliated entities which are not reflected in the Company’s Balance Sheet. As of June 30, 2018, the Company had outstanding surety bonds with a total face amount of $391,786 to secure various obligations and commitments, including $237,150 related to the PRB. To secure the Company’s obligations under reclamation-related bonds, the Company is required to provide cash collateral. Once the permits associated with the PRB Transaction have been transferred, the Company estimates approximately $12,600 comprised of short-term restricted cash and short-term deposits will be returned to operating cash. See Note 21, Subsequent Events, for developments related to Blackjewel surety bonding during the third quarter of 2018.
Amounts included in short-term and long-term restricted cash represent cash deposits that are restricted as to withdrawal as required by certain agreements entered into by the Company and provide collateral in the amounts of $20,730, $20,524,

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

and $5,666 as of June 30, 2018 for securing the Company’s obligations under certain worker’s compensation, reclamation related bonds, and financial guarantees, respectively, which have been written on the Company’s behalf. The Company’s restricted cash is primarily invested in interest bearing accounts.
Deposits represent cash deposits held at third parties as required by certain agreements entered into by the Company to provide cash collateral. At June 30, 2018, the Company had cash collateral in the form of short-term and long-term deposits to secure the Company’s obligations under reclamation related bonds and various other operating agreements in the amounts of $15,238 and $619, respectively.
As of June 30, 2018, the Company had real property collateralizing $26,749 of reclamation bonds.
Letters of Credit
As of June 30, 2018, the Company had $9,900 letters of credit outstanding under the Asset-Based Revolving Credit Agreement.
(d) Legal Proceedings
The Company could become party to legal proceedings from time to time. These proceedings, as well as governmental examinations, could involve various business units and a variety of claims including, but not limited to, contract disputes, personal injury claims, property damage claims (including those resulting from blasting, trucking and flooding), environmental and safety issues, and employment matters. While some legal matters may specify the damages claimed by the plaintiffs, many seek an unquantified amount of damages. Even when the amount of damages claimed against the Company or its subsidiaries is stated, (i) the claimed amount may be exaggerated or unsupported; (ii) the claim may be based on a novel legal theory or involve a large number of parties; (iii) there may be uncertainty as to the likelihood of a class being certified or the ultimate size of the class; (iv) there may be uncertainty as to the outcome of pending appeals or motions; and/or (v) there may be significant factual issues to be resolved. As a result, if such legal matters arise in the future the Company may be unable to estimate a range of possible loss for matters that have not yet progressed sufficiently through discovery and development of important factual information and legal issues. The Company records accruals based on an estimate of the ultimate outcome of these matters, but these estimates can be difficult to determine and involve significant judgment.
(19) Segment Information
The Company extracts, processes and markets steam and met coal from surface and deep mines for sale to electric utilities, steel and coke producers, and industrial customers. The Company conducts mining operations only in the United States with mines in Northern and Central Appalachia. The Company has three reportable segments: CAPP, NAPP and Trading and Logistics. CAPP consists of seven active mines and two preparation plants in Virginia, one active mine and one preparation plant in West Virginia, as well as expenses associated with certain closed mines. NAPP consists of one active mine in Pennsylvania and one preparation plant, as well as expenses associated with one closed mine. The Trading and Logistics segment primarily engages in coal trading activities and coal terminal services.
In addition to the three reportable segments, the All Other category includes general corporate overhead and corporate assets and liabilities, the elimination of certain intercompany activity, and the Company’s discontinued operations.
The operating results of these reportable segments are regularly reviewed by the Chief Operating Decision Maker (“CODM”), who is the Chief Executive Officer of the Company.

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

Segment operating results and capital expenditures for the six months ended June 30, 2018 were as follows:

	Six Months Ended June 30, 2018
	CAPP	NAPP	Trading and Logistics	All Other	Consolidated
Total revenues	$287,543	$135,229	$586,245	$2,233	$1,011,250
Depreciation, depletion, and amortization	$11,978	$10,463	$—	$369	$22,810
Amortization of acquired intangibles, net	$—	$—	$11,310	$—	$11,310
Adjusted EBITDA	$121,068	$18,189	$66,186	$(20,323)	$185,120
Capital expenditures	$15,845	$22,341	$—	$163	$38,349
Segment operating results and capital expenditures for the six months ended June 30, 2017 were as follows:

	Six Months Ended June 30, 2017
	CAPP	NAPP	Trading and Logistics	All Other	Consolidated
Total revenues	$260,604	$176,980	$476,809	$394	$914,787
Depreciation, depletion, and amortization	$10,711	$6,662	$—	$415	$17,788
Amortization of acquired intangibles, net	$—	$—	$34,243	$—	$34,243
Adjusted EBITDA	$112,259	$53,587	$51,042	$(24,331)	$192,557
Capital expenditures	$7,189	$22,209	$—	$1,058	$30,456

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for the six months ended June 30, 2018:

	Six Months Ended June 30, 2018
	CAPP	NAPP	Trading and Logistics	All Other	Consolidated
Net income (loss) from continuing operations	$123,000	$6,205	$54,894	$(51,157)	$132,942
Interest expense	312	(349)	—	18,021	17,984
Interest income	(10)	(12)	(18)	(282)	(322)
Income tax expense	—	—	—	121	121
Depreciation, depletion and amortization	11,978	10,463	—	369	22,810
Merger related costs	—	—	—	3,883	3,883
Management restructuring costs (1)	—	—	—	2,659	2,659
Non-cash stock compensation expense	—	—	—	6,355	6,355
Gain on settlement of acquisition-related obligations	—	—	—	(292)	(292)
Gain on sale of disposal group (2)	(16,386)	—	—	—	(16,386)
Accretion expense	2,174	1,882	—	—	4,056
Amortization of acquired intangibles, net	—	—	11,310	—	11,310
Adjusted EBITDA (3)	$121,068	$18,189	$66,186	$(20,323)	$185,120
______________

(1)	Management restructuring costs are related to severance expense associated with senior management changes in the six months ended June 30, 2018.

(2)
During the fourth quarter of 2017, the Company entered into an asset purchase agreement to sell a disposal group (comprised of property, plant and equipment and associated asset retirement obligations) within our CAPP segment. From the date the Company entered into the asset purchase agreement through the transaction close date, the property, plant and equipment and associated asset retirement obligations were classified as held for sale in amounts representing the fair value of the disposal group. Upon permit transfer, the transaction closed on April 2, 2018. The Company paid $10,000 in connection with the transaction, which was paid into escrow on March 27, 2018 and transferred to the buyer at the transaction close date, and expects to pay a series of additional cash payments in the aggregate amount of $1,500, per the terms stated in the agreement, and recorded a gain on sale of $16,386 within gain on disposal of assets within the Condensed Consolidated Statements of Operations.

(3)
Pursuant to the PRB divestiture and classification as a discontinued operation, the Company is no longer presenting a PRB reporting segment. The former PRB reporting segment had Adjusted EBITDA of ($2,368) for the six months ended June 30, 2018.

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

The following table presents a reconciliation of net (loss) income to Adjusted EBITDA for the six months ended June 30, 2017:

	Six Months Ended June 30, 2017
	CAPP	NAPP	Trading and Logistics	All Other	Consolidated
Net income (loss) from continuing operations	$98,346	$45,155	$16,590	$(110,735)	$49,356
Interest expense	(93)	(369)	—	20,076	19,614
Interest income	(5)	—	—	(68)	(73)
Income tax expense	—	—	—	15,811	15,811
Depreciation, depletion and amortization	10,711	6,662	—	415	17,788
Non-cash stock compensation expense	—	—	209	6,389	6,598
Mark-to-market adjustment - acquisition-related obligations	—	—	—	2,382	2,382
Gain on settlement of acquisition-related obligations	—	—	—	(9,200)	(9,200)
Secondary offering costs	—	—	—	3,438	3,438
Loss on early extinguishment of debt	—	—	—	38,701	38,701
Bargain purchase gain	—	—	—	(642)	(642)
Accretion expense	2,923	2,082	—	—	5,005
Amortization of acquired intangibles, net	—	—	34,243	—	34,243
Expenses related to Special Dividend	377	57	—	9,102	9,536
Adjusted EBITDA (1) (2)	$112,259	$53,587	$51,042	$(24,331)	$192,557
______________

(1)	The Company’s Adjusted EBITDA calculation has been modified to add back non-cash stock compensation expense to align with industry peer group methodology.

(2)
Pursuant to the PRB divestiture and classification as a discontinued operation, the Company is no longer presenting a PRB reporting segment. The former PRB reporting segment had Adjusted EBITDA of $18,761 for the six months ended June 30, 2017.

No asset information has been provided for these reportable segments as the CODM does not regularly review asset information by reportable segment.
The Company markets produced, processed and purchased coal to customers in the United States and in international markets, primarily India, Brazil, France, Italy, and Ukraine. Export coal revenues were the following:

	Six Months Ended June 30,
	2018	2017 (1)
Total coal revenues(1)	$1,003,533	$910,819
Export coal revenues (1) (2)	$883,045	$693,338
Export coal revenues as % of total coal revenues (1)	88%	76%
______________

(1)	Amounts include freight and handling revenues.

(2)
The amounts for the six months ended June 30, 2018 include $289,415 and $161,967 of export coal revenues, including freight and handling revenues, from external customers in India and Brazil, respectively, recorded within the CAPP, NAPP, and Trading and Logistics segments. The amounts for the six months ended June 30, 2017 include $200,718 and $89,567 of export coal revenues, including freight and handling revenues, from external customers in India and Italy, respectively, recorded within the CAPP, NAPP, and Trading and Logistics segments. Revenue is tracked within the Company’s accounting records based on the product destination.

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

The Company sold 3,233 tons of coal purchased from third parties, excluding tons sold related to the Back-to-Back Coal Supply Agreements, for the six months ended June 30, 2018, representing approximately 39% of total coal sales volume during such period. The Company sold 2,407 tons of coal purchased from third parties for the six months ended June 30, 2017, representing approximately 29% of total coal sales volume during such period. Additionally, the Company purchases a substantial portion of this coal from one source.
(20) Investment in Unconsolidated Affiliate
Dominion Terminal Associates (“DTA”)
On March 31, 2017, the Company acquired a portion of another partner’s interest in DTA for $13,293 thereby increasing its ownership in DTA to sixty-five percent. DTA is reliant upon continuous cash contributions from the partners to fund its operating costs. The Company’s cash contributions totaled $525 for the six months ended June 30, 2018. The capital contributions which increase the capital accounts of the respective partners are a form of future subordinated financial support required by DTA to finance its activities. As a result, the Company has concluded DTA does not have sufficient equity investment to finance its activities without the support from the equity partners and is a variable interest entity. Prior to the purchase of the additional interest in DTA, no single party held a majority ownership interest in DTA. After the transaction, there are two remaining owners and Contura holds a sixty-five percent voting ownership interest in DTA. However, two representatives must be present for business to be conducted and consent and unanimous approval of both the members is required for decisions to be taken. Further, there are no provisions that allow either party to override or otherwise unilaterally make a decision. As a result, the Company has concluded that it does not have the power to direct the activities that most significantly impact its economic performance and therefore is not the primary beneficiary. Accordingly, the Company continues to apply the equity method of accounting.
The Company recorded equity method losses, before taxes, from DTA of ($1,233) and ($1,709) for the six months ended June 30, 2018 and 2017, respectively, which are reflected within miscellaneous income, net in the Statements of Operations. As of June 30, 2018 and December 31, 2017, the Company’s investment in DTA was $15,386 and $16,095, respectively, and is recorded within other non-current assets within the Company’s Condensed Consolidated Balance Sheets.
Condensed income statement information for the six months ended June 30, 2018 and 2017 for DTA is presented in the following table:

	Six Months Ended June 30,
	2018	2017
Operating expenses	$14,655	$11,991
Other income, net	$(10,959)	$(6,224)
Total expenses, net	$3,696	$5,767
Contributions from partners to fund continuing operations	$788	$5,725
Expenses (over)/under contributions	$(2,908)	$(42)
Depreciation and amortization	$2,929	$2,184
(21) Subsequent Events
The Company’s subsequent events have been evaluated through September 10, 2018, the date at which the Condensed Consolidated Financial Statements were available to be issued.
Blackjewel Surety Bonding
During the third quarter of 2018, Blackjewel L.L.C. (“Blackjewel”) procured surety bonds for a total of $221,000 to facilitate the transfer of record by the State of Wyoming of the Belle Ayr and Eagle Butte mine permits from Contura Coal West, LLC to Blackjewel as required by that certain Asset Purchase Agreement dated as of December 7, 2017, among Blackjewel, Contura Energy, Inc. (“Contura”), Contura Coal West, LLC, Contura Wyoming Land, LLC, Contura Coal Sales, LLC, and Contura Energy Services, LLC.

CONTURA ENERGY, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited, amounts in thousands except share and per share data)

Contura has agreed to backstop a portion of Blackjewel’s bonding obligations with respect to the Belle Ayr and Eagle Butte permits by entering into secondary general indemnification agreements and providing letters of credit to the sureties as collateral for Contura’s indemnification obligations. This arrangement provides cost reimbursement for the issuing sureties. Indemnity bonds will be issued by a third-party insurer in favor of Contura to insure Blackjewel’s performance obligations to Contura with respect to cancellation of the general indemnification agreements and return of the letters of credit.
Blackjewel has agreed that, by June 30, 2019, it will (i) enter into financing arrangements of an as yet to be determined amount to be held as collateral by the sureties and (ii) cause each surety to release and return each letter of credit and cancel the Contura general indemnification agreements.
Blackjewel’s performance obligations are also collateralized by a security interest in mobile equipment granted to Contura under 8.6(c) of the Asset Purchase Agreement. Further, in connection with this arrangement, approximately $8,000 in surety cash collateral previously supporting reclamation bonds was returned to Contura by certain of its sureties.
During the third quarter of 2018, the Company expects to account for the Blackjewel surety bonding arrangement as a guarantee within discontinued operations with no material impact on the Company's financial statements.

Alpha Natural Resources Holdings, Inc.

Financial Statements
(with Independent Auditors’ Report Thereon)

As of December 31, 2017 and 2016 and the year ended December 31, 2017 and the period from July 26 through December 31, 2016

Independent Auditors’ Report
The Board of Directors
Alpha Natural Resources Holdings, Inc.:
We have audited the accompanying financial statements of Alpha Natural Resources Holdings, Inc., which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2017 and for the period from July 26, 2016 through December 31, 2016, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alpha Natural Resources Holdings, Inc. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017 and for the period from July 26, 2016 through December 31, 2016 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Richmond, Virginia
August 16, 2018

ALPHA NATURAL RESOURCES HOLDINGS, INC.
STATEMENTS OF OPERATIONS
(Amounts in thousands, except for share and per share data)

	Year Ended December 31, 2017	Period from July 26 through December 31, 2016
Loss on equity investment	$—	$(239)
Loss before income taxes	$—	$(239)
Income tax benefit	—	—
Net Loss	$—	$(239)

Basic & Diluted loss per common share	$—	$(0.06)

Weighted average shares - Basic and diluted	4,223,290	4,223,290
See accompanying Notes to Financial Statements

ALPHA NATURAL RESOURCES HOLDINGS, INC.
BALANCE SHEETS
(Amounts in thousands, except for share and per share data)

	December 31, 2017	December 31, 2016
Assets
Non-current Assets:
Equity Investment in ANR, Inc.	$—	$—
Total assets	$—	$—

Liabilities and Stockholders’ Equity
Total Liabilities	$—	$—

Stockholders’ Equity
Preferred stock - par value $0.01, 6,800,000 shares authorized, 6,800,000 shares issued and outstanding at December 31, 2017 and December 31, 2016	68	68
Common stock - par value $0.01, 7,000,000 shares authorized, 7,000,000 shares issued and outstanding at December 31, 2017 and December 31, 2016	70	70
Additional paid-in capital	101	101
Accumulated deficit	(239)	(239)
Total stockholders’ equity	—	—
Total liabilities and stockholders’ equity	$—	$—
See accompanying Notes to Financial Statements

ALPHA NATURAL RESOURCES HOLDINGS, INC.
STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended December 31, 2017	Period from July 26 through December 31, 2016
Operating activities:
Net loss	$—	$(239)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on equity investment	—	239
Net cash provided by operating activities	—	—

Investing activities:
Net cash provided by investing activities	—	—

Financing activities:
Net cash provided by financing activities	—	—

Net decrease in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—
Cash and cash equivalents at end of period	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Investment in ANR, Inc.	$—	$(239)
Issuance of preferred and common stock	$—	$239
See accompanying Notes to Financial Statements

ALPHA NATURAL RESOURCES HOLDINGS, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(Amounts in thousands)

	Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balances, July 26, 2016	—	$—	—	$—	$—	$—	$—
Issuance of Preferred and Common Stock	6,800	68	7,000	70	101	—	239
Net Loss	—	—	—	—	—	(239)	(239)
Balances, December 31, 2016	6,800	68	7,000	70	101	(239)	—
Net loss	—	—	—	—	—	—	—
Balances, December 31, 2017	6,800	$68	7,000	$70	$101	$(239)	$—
See accompanying Notes to Financial Statements

ALPHA NATURAL RESOURCES HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

1. Business and Basis of Presentation
Business
Alpha Natural Resources Holdings, Inc’s. (the “Company” or “ANRH”) sole asset is its ownership investment in ANR, Inc. and its consolidated subsidiaries (“ANRI”). As of December 31, 2017 and 2016, ANRH owned all of ANRI’s Class C-2 common shares (3,000,000) and none of ANRI’s preferred shares. ANRI is primarily engaged in the business of extracting, processing and marketing steam and metallurgical coal from surface and deep mines, and selling its coal to electric utilities, steel and coke producers, industrial customers and coal brokers. ANRI, through its subsidiaries, is also involved in marketing coal produced by others to supplement its own production. In addition, ANRI is responsible for reclaiming properties where mining is completed, or no active mining is occurring.
ANRH and ANRI were formed as a result of the bankruptcy proceedings of Alpha Natural Resources, Inc. ANRH is domiciled in Bristol, Tennessee.
Basis of Presentation
The statements of operations, balance sheets, statements of cash flows and statements of stockholders’ equity (deficit) of the Company (collectively the “Financial Statements”), have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of the financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant items subject to such estimates and assumptions include current and deferred income taxes. Estimates are based on facts and circumstances believed to be reasonable at the time; however, actual results could differ from those estimates.
Equity Method Investments
Investments in unconsolidated affiliates that the Company has the ability to exercise significant influence over, but not control, are accounted for under the equity method of accounting. Under the equity method of accounting, the Company records its proportionate share of the entity’s net income or loss at each reporting period in the statements of operations, with a corresponding entry to increase or decrease the carrying value of the investment. Proportionate losses are only recorded to the extent that the carrying value is not reduced below zero.
Income Taxes
The Company recognizes deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance, if it is more likely than not that some portion or all of the deferred tax asset will not be realized. In evaluating its ability to recover deferred tax assets within the jurisdiction in which they arise, the Company considers all available positive and negative evidence, including the expected reversals of taxable temporary differences, projected future taxable income, taxable income available via carryback to prior years, tax planning strategies, and results of recent equity income or losses.
Related Party Transactions
For the year ended December 31, 2017 and the period from July 26 through December 31, 2016, the Company incurred certain nominal expenses. The aforementioned immaterial expenses were recorded and paid by ANRI and there is no obligation to repay ANRI. Therefore, no expenses associated with these nominal amounts were recorded or recognized by the Company in its financial statements. There were no additional material related party transactions for the year ended December 31, 2017 and the period from July 26 through December 31, 2016.

ALPHA NATURAL RESOURCES HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

3. Earnings per Share
The number of shares used to calculate basic earnings per common share is based on the weighted average number of the Company’s outstanding common shares during the respective period. The number of shares used to calculate diluted earnings per common share is based on the number of common shares used to calculate basic earnings per share plus the dilutive effect of stock options and restricted stock units held by the Company’s employees and directors during the period. In periods of net loss, the number of shares used to calculate diluted earnings per share is the same as basic earnings per share.
The following table presents the net loss per common share (basic and diluted are equivalent since there is no dilutive effect) for the year ended December 31, 2017 and for the period from July 26 through December 31, 2016:

	Year ended December 31, 2017	Period from July 26 through December 31, 2016
Net Loss	$—	$(239)
Basic & Diluted
Weighted average common shares outstanding - basic (a)	4,223,290	4,223,290
Net Loss per common share	$—	$(0.06)
______________

(a)
On February 15, 2018, stockholders approved the Company’s proposal to exchange shares of the existing classes and series of stock for new shares at specified exchange ratios. Following stockholder approval and the effectiveness of the reclassifications, ANRH has one class of common stock. The total common shares authorized equals 5,000,000, with 4,223,290 currently issued and outstanding. Preferred shares were eliminated in the reclassification. There was no change in relative shareholders’ rights, rank, or value before and after the reclassification. Accordingly, earnings per share has been retrospectively adjusted for the revised number of common shares.

4. Commitments and contingencies
Estimated losses from loss contingencies are accrued by a charge to income when information available indicates that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. There were no outstanding commitments of the Company as of December 31, 2017.
If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a loss may be incurred and that the loss could be material. No liability has been recorded as of December 31, 2017.
5. Equity Method Investment
ANRH’s investment in ANRI is accounted for under the equity method. At July 26, 2016, $239 was assigned to the equity investment. The carrying amount of the investment in ANRI was $0 at December 31, 2017 and 2016. Based on a closing price of $19.75 (as obtained from the OTC US exchange) for ANRI’s Class C-1 common stock (ANRI’s Class C-2 shares do not trade), the fair value of the investment in ANRI was $59,250 at December 31, 2017. Summary financial information for the investee company as of and for the periods ended December 31, 2017 and 2016 is as follows:

	December 31, 2017	December 31, 2016
Financial Position:
Total Assets	$876,080	$1,060,273
Total Liabilities	$999,093	$1,088,034
Stockholders’ equity (deficit)	$(123,013)	$(27,761)

ALPHA NATURAL RESOURCES HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

	Year Ended December 31, 2017	Period from July 26 through December 31, 2016
Results of Operations:
Net Loss	$(38,886)	$(57,117)
6. Segment
The Company has only one reportable segment which holds the investment in ANRI.
7. Income Taxes
The income tax expense (benefit) for both periods ended December 31, 2017 and 2016 was $0.
The components of the net deferred tax asset (liability) balance are as follows as of December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Investment in ANR, Inc.	$50	$84
Total assets	50	84
Less: valuation allowance	(50)	(84)
Total net deferred tax assets/(liabilities)	$—	$—
Valuation Allowance
Changes in the valuation allowance during the year ended December 31, 2017 and for the period July 26 through December 31, 2016 were as follows:

	Year Ended December 31, 2017	Period from July 26 through December 31, 2016
Valuation allowance beginning of period	$84	$—
Increase (decrease) in valuation allowance recorded as an increase (decrease) to income tax expense	(34)	84
Valuation allowance end of period	$50	$84
Impacts of the Tax Cuts and Jobs Act (“Tax Act”)
On December 22, 2017, the Tax Act was signed into law. The Tax Act contains significant changes to corporate taxation, including (i) the reduction of the corporate tax rate from 35% to 21%, (ii) the acceleration of tax depreciation for certain business assets, (iii) the repeal of the domestic production deduction, (iv) additional limitations on the deductibility of interest expense, and (v) expanded limitations on executive compensation. Tax reform eliminated the alternative minimum tax (“AMT”) for corporations while allowing the continued use of AMT credit carryforwards and allowing future refunds of these credits. Except for the acceleration of tax depreciation for certain business assets effective in September of 2017, the changes were effective as of January 1, 2018.
The tax rate change impacted the components of the deferred tax assets/liabilities at December 31, 2017, with no change to the net deferred tax assets/liabilities.

ALPHA NATURAL RESOURCES HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

Unrecognized Tax Benefits
The Company has not historically recorded any unrecognized tax benefits. Similarly, the Company is not aware of any unrecognized tax benefit requirements as of December 31, 2017 or 2016. To the extent an unrecognized tax benefit would have been recorded, the Company has elected to treat the corresponding interest and penalties as part of income tax expense.
8. Subsequent Events

a.
On February 15, 2018, stockholders approved the Company’s proposal to exchange shares of the existing classes and series of stock for new shares at specified exchange ratios. Following stockholder approval and the effectiveness of the reclassifications, ANRH has one class of common stock. The total common shares authorized equals 5,000,000, with 4,223,290 currently issued and outstanding. Preferred shares were eliminated in the reclassification.

b.
On February 15, 2018, ANRI stockholders approved the ANRI’s proposal to exchange shares of the existing classes and series of stock for new shares at specified exchange ratios. Following stockholder approval and the effectiveness of the reclassifications, ANRI now has two classes of common stock with equivalent rights, one of which will trade. The total common shares authorized equals 54,223,400 (50,000,000 Class C-1 and 4,223,400 Class C-2), with 20,131,152 (15,907,752 Class C-1 and 4,223,400 Class C-2) currently issued and outstanding. Class C-3 common shares and preferred shares were eliminated in the reclassification. There was no change in relative shareholders’ rights, rank, or value before and after the reclassification. As a result, ANRH now holds 4,223,400 shares of ANRI’s Class C-2 common stock and none of ANR’s Class C-1 common shares (a 21% effective ownership).

c.
On April 29, 2018, Contura Energy, Inc. (“Contura”), along with ANRI and ANRH (the “Alpha Companies”), entered into a definitive merger agreement providing for an all stock transaction. The transaction, which has been unanimously approved by the boards of directors of all parties, is expected to close in 2018, subject to the Alpha Companies shareholder approval and the satisfaction of other customary conditions.

As a result of the proposed merger and subject to the terms and conditions of the merger agreement, each outstanding share of Class C-1 common stock of ANRI and each outstanding share of common stock of ANRH will be converted into the right to receive 0.4071 shares of Contura’s common stock, representing approximately 46.5% ownership in the merged entity based on current stock prices and capital structures. Each outstanding share of Class C-2 common stock of ANRI (held exclusively by ANRH) will be canceled.
ANRI is required to pay Contura a termination fee of $19,000 under certain circumstances and is also required to reimburse Contura for fees and expenses incurred in connection with the transaction contemplated by the merger agreement if the merger agreement is terminated because shareholder approval is not obtained at the ANRH and ANRI special meetings. This reimbursement is limited to $9,000, which would be credited against the termination fee to be paid by ANRI. Contura is also required to pay ANRI a termination fee of $19,000 under certain circumstances.
The completion of the transaction was subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). However, Contura and the Alpha Companies received early termination of the applicable waiting period under the HSR Act on July 2, 2018.
On July 16, 2018, Contura, along with the Alpha Companies, announced the confidential submission by Contura of a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”) relating to the previously announced proposed merger between the companies. Contura expects to list its common stock on the New York Stock Exchange. Contura shares currently trade on the OTC market.
This initial submission is preliminary. A revised Form S-4, including a joint proxy statement for the Alpha Companies special meetings and prospectus, containing updated information will be filed and available on the SEC’s website prior to any vote by the Alpha Companies stockholders on the proposed transaction.

d.	The Company’s subsequent events have been evaluated through August 16, 2018, the date at which the Financial Statements were available to be issued and determined there are no other items to disclose.

Alpha Natural Resources Holdings, Inc.

Condensed Financial Statements
(Unaudited)

As of June 30, 2018 and December 31, 2017 and for the six months ended June 30, 2018 and 2017

ALPHA NATURAL RESOURCES HOLDINGS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except for share and per share data)

	Six Months Ended June 30,
	2018	2017
General and Administrative	$(542)	$—
Loss before income taxes	$(542)	$—
Income tax benefit	—	—
Net Loss	$(542)	$—

Basic & Diluted loss per common share	$(0.13)	$—

Weighted average shares - Basic and diluted	4,223,290	4,223,290
See accompanying Notes to Condensed Financial Statements

ALPHA NATURAL RESOURCES HOLDINGS, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands, except for share and per share data)

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Non-current Assets:
Equity Investment in ANR, Inc.	$—	$—
Total assets	$—	$—

Liabilities and Stockholders’ Equity (Deficit)
Payable to related party	$542	$—
Total Liabilities	$542	$—

Stockholders’ Equity (Deficit)
Preferred stock - par value $0.01, 0 shares authorized at June 30, 2018, 6,800,000 shares authorized, issued and outstanding at December 31, 2017	—	68
Common stock - par value $0.01, 5,000,000 shares authorized, 4,223,290 shares issued and outstanding at June 30, 2018 and 7,000,000 shares authorized, issued and outstanding at December 31, 2017	43	70
Additional paid-in capital	196	101
Accumulated deficit	(781)	(239)
Total stockholders’ equity (deficit)	(542)	—
Total liabilities and stockholders’ equity (deficit)	$—	$—
See accompanying Notes to Condensed Financial Statements

ALPHA NATURAL RESOURCES HOLDINGS, INC.
CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Six Months Ended June 30,
	2018	2017
Operating activities:
Net loss	$(542)	$—
Adjustments to reconcile net loss to net cash provided by operating activities:
Payable to related party	542	—
Net cash provided by operating activities	—	—

Investing activities:
Net cash provided by investing activities	—	—

Financing activities:
Net cash provided by financing activities	—	—

Net decrease in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—
Cash and cash equivalents at end of period	$—	$—
See accompanying Notes to Condensed Financial Statements

ALPHA NATURAL RESOURCES HOLDINGS, INC.
CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (Unaudited)
(Amounts in thousands)

	Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balances, December 31, 2016	6,800	$68	7,000	$70	$101	$(239)	$—
Net Loss	—	—	—	—	—	—	—
Balances December 31, 2017	6,800	68	7,000	70	101	(239)	—
Reclassification and charter amendment	(6,800)	(68)	(2,777)	(27)	95	—	—
Net loss	—	—	—	—	—	(542)	(542)
Balances, June 30, 2018	—	$—	4,223	$43	$196	$(781)	$(542)
See accompanying Notes to Condensed Financial Statements

ALPHA NATURAL RESOURCES HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

1. Business and Basis of Presentation
Business
Alpha Natural Resources Holdings, Inc’s. (the “Company” or “ANRH”) sole asset is its ownership investment in ANR, Inc. and its consolidated subsidiaries (“ANRI”). As of June 30, 2018, ANRH owned all of ANRI’s Class C-2 common shares (4,223,400). ANRI is primarily engaged in the business of extracting, processing and marketing steam and metallurgical coal from surface and deep mines, and mainly sells to electric utilities, steel and coke producers, industrial customers and coal brokers. ANRI, through its subsidiaries, is also involved in marketing coal produced by others to supplement its own production. In addition, ANRI is responsible for reclaiming properties where mining is completed, or no active mining is occurring.
ANRH and ANRI were formed as a result of the bankruptcy proceedings of Alpha Natural Resources, Inc. ANRH is domiciled in Bristol, Tennessee.
Basis of Presentation
The condensed statements of operations, balance sheets, statements of cash flows and statements of stockholders’ equity (deficit) of the Company (collectively the “Financial Statements”), have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).
Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been omitted. The interim Condensed Financial Statements of the Company presented in this report are unaudited. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year. These Condensed Financial Statements should be read in conjunction with the Company’s audited Financial Statements and the notes thereto as of and for the year ended December 31, 2017. The Condensed balances presented as of December 31, 2017 are derived from the Company’s audited Financial Statements.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of the condensed financial statements requires management to make estimates and assumptions that affect the amounts reported in the condensed financial statements and accompanying notes. Significant items subject to such estimates and assumptions include current and deferred income taxes. Estimates are based on facts and circumstances believed to be reasonable at the time; however, actual results could differ from those estimates.
Equity Method Investments
Investments in unconsolidated affiliates that the Company has the ability to exercise significant influence over, but not control, are accounted for under the equity method of accounting. Under the equity method of accounting, the Company records its proportionate share of the entity’s net income or loss at each reporting period in the statements of operations, with a corresponding entry to increase or decrease the carrying value of the investment. Proportionate losses are only recorded to the extent that the carrying value is not reduced below zero.
Income Taxes
The Company recognizes deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance, if it is more likely than not that some portion or all of the deferred tax asset will not be realized. In evaluating its ability to recover deferred tax assets within the jurisdiction in which they arise, the Company considers all available positive and negative evidence, including the expected reversals of taxable temporary differences, projected future taxable income, taxable income available via carryback to prior years, tax planning strategies, and results of recent equity income or losses.

ALPHA NATURAL RESOURCES HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

Related Party Transactions
For the six months ended June 30, 2018 and 2017, the Company incurred certain nominal expenses. The aforementioned immaterial expenses were recorded and paid by ANRI and there is no obligation to repay ANRI. Therefore, no expenses associated with these nominal amounts were recorded or recognized by the Company in its Condensed Financial Statements. The Company incurred $542 in advisory and professional fees for the six months ended June 30, 2018 that was incremental to the nominal expenses incurred by ANRI. Such expenses are reflected in the Condensed Statements of Operations, and since ANRI paid the $542 on behalf of the Company, a corresponding related party payable is reflected on the Condensed Balance Sheet as of June 30, 2018. Since the $542 of expense and related party payable was incurred in conjunction with the proposed merger with Contura (see note 8), the related party payable is expected to be settled in conjunction with the proposed merger. There were no additional material related party transactions for the six months ended June 30, 2018 and 2017.
3. Earnings per Share
The number of shares used to calculate basic earnings per common share is based on the weighted average number of the Company’s outstanding common shares during the respective period. The number of shares used to calculate diluted earnings per common share is based on the number of common shares used to calculate basic earnings per share plus the dilutive effect of stock options and restricted stock units held by the Company’s employees and directors during the period. In periods of net loss, the number of shares used to calculate diluted earnings per share is the same as basic earnings per share.
The following table presents the net loss per common share (basic and diluted are equivalent since there is no dilutive effect) for the six months ended June 30, 2018 and 2017:

	Six Months Ended June 30,
	2018	2017
Net Loss	$(542)	$—
Basic & Diluted
Weighted average common shares outstanding - basic (a)	4,223,290	4,223,290
Net Loss per common share	$(0.13)	$—
______________

(a)
On February 15, 2018, stockholders approved the Company’s proposal to exchange shares of the existing classes and series of stock for new shares at specified exchange ratios. Following stockholder approval and the effectiveness of the reclassifications, ANRH has one class of common stock. The total common shares authorized equals 5,000,000, with 4,223,290 currently issued and outstanding. Preferred shares were eliminated in the reclassification. There was no change in relative shareholders’ rights, rank, or value before and after the reclassification. Accordingly, earnings per share has been retrospectively adjusted for the revised number of common shares.

4. Commitments and Contingencies
Estimated losses from loss contingencies are accrued by a charge to income when information available indicates that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. There were no outstanding commitments of the Company as of June 30, 2018.
If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the condensed financial statements when it is at least reasonably possible that a loss may be incurred and that the loss could be material. No liability has been recorded as of June 30, 2018.

ALPHA NATURAL RESOURCES HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

5. Equity Method Investment
ANRH’s investment in ANRI is accounted for under the equity method. At July 26, 2016, $239 was assigned to the equity investment. The carrying amount of the investment in ANRI was $0 at June 30, 2018 and December 31, 2017. Based on a closing price of $27.60 (as obtained from the OTC US exchange) for ANRI’s Class C-1 common stock (ANRI’s Class C-2 shares do not trade), the fair value of the investment in ANRI was $116,563 at June 30, 2018. Summary financial information for the investee company as of June 30, 2018 and December 31, 2017 and for the periods ended June 30, 2018 and 2017 is as follows:

	June 30, 2018	December 31, 2017
Financial Position:
Total Assets	$812,173	$876,080
Total Liabilities	$869,629	$999,093
Stockholders’ equity (deficit)	$(57,456)	$(123,013)

	Six Months Ended June 30,
	2018	2017
Results of Operations:
Net Income	$64,621	$23,747
6. Segment
The Company has only one reportable segment which holds the investment in ANRI.
7. Income Taxes
The income tax expense (benefit) for the six month periods ended June 30, 2018 and 2017 was $0.
Impacts of the Tax Cuts and Jobs Act (“Tax Act”)
On December 22, 2017, the Tax Act was signed into law. The Tax Act contains significant changes to corporate taxation, including (i) the reduction of the corporate tax rate from 35% to 21%, (ii) the acceleration of tax depreciation for certain business assets, (iii) the repeal of the domestic production deduction, (iv) additional limitations on the deductibility of interest expense, and (v) expanded limitations on executive compensation. Tax reform eliminated the alternative minimum tax (“AMT”) for corporations while allowing the continued use of AMT credit carryforwards and allowing future refunds of these credits. Except for the acceleration of tax depreciation for certain business assets effective in September of 2017, the changes were effective as of January 1, 2018.
The tax rate change impacted the components of the deferred tax assets/liabilities at June 30, 2018 and December 31, 2017, with no change to the net deferred tax assets/liabilities.
Unrecognized Tax Benefits
The Company has not historically recorded any unrecognized tax benefits. Similarly, the Company is not aware of any unrecognized tax benefit requirements as of June 30, 2018 or December 31, 2017. To the extent an unrecognized tax benefit would have been recorded, the Company has elected to treat the corresponding interest and penalties as part of income tax expense.
8. Definitive Merger Agreement
On April 29, 2018, Contura Energy, Inc. (“Contura”), along with ANRI and ANRH (the “Alpha Companies”), entered into a definitive merger agreement providing for an all stock transaction. The transaction, which has been unanimously approved by

ALPHA NATURAL RESOURCES HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

the boards of directors of all parties, is expected to close in 2018, subject to the Alpha Companies shareholder approval and the satisfaction of other customary conditions.
As a result of the proposed merger and subject to the terms and conditions of the merger agreement, each outstanding share of Class C-1 common stock of ANRI and each outstanding share of common stock of ANRH will be converted into the right to receive 0.4071 shares of Contura’s common stock, representing approximately 46.5% ownership in the merged entity based on current stock prices and capital structures. Each outstanding share of Class C-2 common stock of ANRI (held exclusively by ANRH) will be canceled.
ANRI is required to pay Contura a termination fee of $19,000 under certain circumstances and is also required to reimburse Contura for fees and expenses incurred in connection with the transaction contemplated by the merger agreement if the merger agreement is terminated because shareholder approval is not obtained at the ANRH and ANRI special meetings. This reimbursement is limited to $9,000, which would be credited against the termination fee to be paid by ANRI. Contura is also required to pay ANRI a termination fee of $19,000 under certain circumstances.
The completion of the transaction was subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). However, Contura and the Alpha Companies received early termination of the applicable waiting period under the HSR Act on July 2, 2018.
The Company incurred expenses of $542 in connection with the merger for the six months ended June 30, 2018.
On July 16, 2018, Contura, along with the Alpha Companies, announced the confidential submission by Contura of a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”) relating to the previously announced proposed merger between the companies. Contura expects to list its common stock on the New York Stock Exchange. Contura shares currently trade on the OTC market.
This initial submission is preliminary. A revised Form S-4, including a joint proxy statement for the Alpha Companies special meetings and prospectus, containing updated information will be filed and available on the SEC’s website prior to any vote by the Alpha Companies stockholders on the proposed transaction.
9. Subsequent Events
The Company’s subsequent events have been evaluated through September 10, 2018, the date at which the Condensed Financial Statements were available to be issued and determined there are no items to disclose.

ANR, Inc.

Consolidated Financial Statements
(with Independent Auditors’ Report Thereon)

As of December 31, 2017 and 2016 and the year ended December 31, 2017 and the period from July 26 through December 31, 2016

Independent Auditors’ Report

The Board of Directors
ANR, Inc.:
We have audited the accompanying consolidated financial statements of ANR, Inc. and subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the year ended December 31, 2017 and for the period from July 26, 2016 through December 31, 2016, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ANR, Inc. and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the year ended December 31, 2017 and for the period from July 26, 2016 through December 31, 2016 in accordance with U.S. generally accepted accounting principles.
Reorganization Proceedings under Chapter 11 of the United States Bankruptcy Code
The consolidated financial statements of the Company reflect the transactions that occurred effective July 26, 2016 in accordance with the Second Amended Joint Plan of Reorganization (POR) for Alpha Natural Resources, Inc. (Alpha). The POR provided for the formation of ANR, Inc. and the sale of a number of Alpha’s assets to Contura Energy, Inc., which was a new entity established by Alpha’s former first lien lenders. The consolidated financial statements include all the adjustments necessary for the application of fresh start accounting to the ANR, Inc. successor entity.

/s/ KPMG LLP
Richmond, Virginia
March 31, 2018, except for note 1(c), which is as of June 7, 2018

ANR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Year Ended December 31, 2017	Period from July 26 through December 31, 2016
Revenues:
Coal revenues	$1,186,882	$372,724
Freight and handling revenues	38,987	19,095
Other revenues	10,469	5,654
Total revenues	1,236,338	397,473

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	938,056	337,890
(Gain) loss on disposition of property, plant and equipment	604	(2,955)
Freight and handling costs	38,987	19,095
Other expenses	759	355
Depreciation, depletion and amortization	14,710	19,828
Amortization of acquired coal supply agreements, net	7,684	6,162
Accretion of asset retirement obligations	22,733	9,762
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	34,465	14,174
Impairment – contingent credit support	—	21,954
Mark-to-market adjustment – acquisition-related obligations	15,112	14,647
Total costs and expenses	1,073,110	440,912
Income (loss) from operations	163,228	(43,439)
Other income (expense):
Interest expense	(14,504)	(9,549)
Interest income	2,788	692
Loss on early extinguishment of debt	(16,348)	—
Miscellaneous income (expense), net	(390)	437
Total other expense, net	(28,454)	(8,420)
Income (loss) from continuing operations before income taxes	134,774	(51,859)
Income tax (expense) benefit	(17,584)	18,214
Net income (loss) from continuing operations	117,190	(33,645)
Discontinued operations (Note 4)
Loss from discontinued operations (including loss on disposal of $130,826 for the year ended December 31, 2017) before income taxes	$(197,364)	$(23,472)
Income tax benefit	41,288	—
Loss from discontinued operations	(156,076)	(23,472)
Net loss	$(38,886)	$(57,117)

Basic & Diluted income (loss) per common share:
Income (loss) from continuing operations	$5.82	$(1.67)
Loss from discontinued operations	(7.75)	(1.17)
Net loss	$(1.93)	$(2.84)

Weighted average shares - Basic & Diluted	20,124,374	20,111,040
See accompanying Notes to Consolidated Financial Statements.

ANR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands)

	Year Ended December 31, 2017	Period from July 26 through December 31, 2016
Net loss	$(38,886)	$(57,117)
Other comprehensive income (loss), net of tax:
Current period actuarial gain (loss) on employee benefit plans, net of income tax of $0 and ($18,214) for the year ended December 31, 2017 and the period ended December 31, 2016, respectively	(56,389)	28,220
Total comprehensive loss	$(95,275)	$(28,897)
See accompanying Notes to Consolidated Financial Statements.

ANR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except for share and per share data)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$45,978	$77,382
Trade accounts receivable, net	126,170	101,003
Notes and other receivables	23,281	13,985
Inventories, net	63,913	45,052
Restricted cash	101,599	133,542
Prepaid expenses and other current assets	25,116	17,499
Current assets - Discontinued operations	—	20,604
Total current assets	386,057	409,067
Property, plant and equipment, net	144,307	133,159
Acquired coal supply agreements (net of accumulated amortization of $21,052 and $13,339, respectively)	398	8,111
Long-term restricted cash	260,797	381,685
Other non-current assets	84,521	34,043
Non-current assets - Discontinued operations	—	94,208
Total assets	$876,080	$1,060,273

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$18,655	$110,192
Trade accounts payable	71,733	44,656
Accrued expenses and other current liabilities	186,540	187,391
Current liabilities - Discontinued operations	—	34,981
Total current liabilities	276,928	377,220
Long-term debt, net of current portion	179,605	195
Workers compensation and black lung	227,623	213,176
Pension and postretirement medical benefit obligations	206,966	204,569
Asset retirement obligations	57,306	76,571
Other non-current liabilities	50,665	69,695
Non-current liabilities - Discontinued operations	—	146,608
Total liabilities	999,093	1,088,034

Commitments and Contingencies (Note 20)

Stockholders’ Equity (Deficit)
Preferred stock - par value $0.01, 6,800,000 shares authorized, 6,800,000 issued and outstanding at December 31, 2017 and December 31, 2016	68	68
Common stock - par value $0.01, 12,000,000 shares authorized, 10,018,000 and 10,000,000 issued and outstanding at December 31, 2017 and December 31, 2016, respectively	100	100
Additional paid-in capital	991	968
Accumulated other comprehensive income (loss)	(28,169)	28,220
Accumulated deficit	(96,003)	(57,117)
Total stockholders’ equity (deficit)	(123,013)	(27,761)
Total liabilities and stockholders’ equity (deficit)	$876,080	$1,060,273
See accompanying Notes to Consolidated Financial Statements.

ANR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended December 31, 2017	Period from July 26 though December 31, 2016
Operating activities:
Net loss	$(38,886)	$(57,117)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	21,829	4,257
Amortization of acquired coal supply agreements, net	7,684	6,162
Amortization of debt issuance costs	4,179	3,021
Accretion of asset retirement obligations	58,005	29,148
Mark-to-market adjustment - acquisition-related obligations	15,112	14,647
Deferred income taxes	—	(18,214)
(Gain) loss on disposition of property, plant, and equipment	131,430	(2,955)
Impairment - contingent credit support	—	21,954
Loss on early extinguishment of debt	16,348	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(25,167)	(31,333)
Notes and other receivables	(9,296)	33,774
Inventories, net	(18,861)	11,544
Prepaid expenses and other current assets	(8,051)	11,620
Other non-current assets	(37,747)	3,901
Trade accounts payable	23,923	(30,121)
Accrued expenses and other current liabilities	(3,827)	(39,019)
Workers compensation and black lung	(18,785)	(1,179)
Pension and postretirement medical benefit obligations	(20,760)	(7,826)
Asset retirement obligations	(36,184)	(13,441)
Other non-current liabilities	(28,246)	2,139
Net cash provided by (used in) operating activities	32,700	(59,038)
Investing activities:
Capital expenditures	(57,370)	(4,319)
Release of restricted cash, net	189,245	3,649
Payments on disposition of property, plant, and equipment	(205,053)	—
Proceeds from sale of property, plant and equipment	4,553	1,821
Net cash provided by (used in) investing activities	(68,625)	1,151
Financing activities:
Principal repayments of long term debt	(128,639)	(111)
Proceeds from term loan	145,500	—
Letter of credit and AR securitization facilities fees	(3,510)	—
Debt fees	(4,751)	—
Principal repayments of capital lease obligations and notes payable	(4,079)	(1,579)

Net cash provided by (used in) financing activities	4,521	(1,690)
Net decrease in cash and cash equivalents	(31,404)	(59,577)
Cash and cash equivalents at beginning of period	77,382	136,959
Cash and cash equivalents at end of period	$45,978	$77,382

Supplemental cash flow information - Discontinued Operations:
Net cash (used in) operating activities of discontinued operations included above	$(42,302)	$(29,301)
Net cash (used in) investing activities included above	$(144,450)	$(75)

Supplemental cash flow information:
Cash paid for interest	$9,723	$3,659
Cash received for income tax refunds	$7,553	$961
Supplemental disclosure of non-cash investing and financing activities:
Accrued capital expenditures	$1,458	$837
See accompanying Notes to Consolidated Financial Statements.

ANR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(Amounts in thousands)

	Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balances, July 26, 2016	6,800	$68	10,000	$100	$968	$—	$—	$1,136
Net loss	—	—	—	—	—	—	(57,117)	(57,117)
Other comprehensive income	—	—	—	—	—	28,220	—	28,220
Balances, December 31, 2016	6,800	68	10,000	100	968	28,220	(57,117)	(27,761)
Net loss	—	—	—	—	—	—	(38,886)	(38,886)
Other comprehensive loss	—	—	—	—	—	(56,389)	—	(56,389)
Issuance of Class C-3 Common Shares	—	—	18	—	23	—	—	23
Balances, December 31, 2017	6,800	$68	10,018	$100	$991	$(28,169)	$(96,003)	$(123,013)
See accompanying Notes to Consolidated Financial Statements.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

(1) Business and Basis of Presentation
(a) Business
ANR, Inc. and its consolidated subsidiaries (the “Company”, “ANR” or “Alpha”) are primarily engaged in the business of extracting, processing and marketing steam and metallurgical coal from surface and deep mines, and selling its coal to electric utilities, steel and coke producers, industrial customers, and coal brokers. The Company, through its subsidiaries, is also involved in marketing coal produced by others to supplement its own production.
At December 31, 2017, the Company’s coal operations consisted of fourteen deep mines, six surface mines, nine preparation plants and two barge loadouts located in West Virginia. The Company is also responsible for reclaiming properties where mining is completed, or no active mining is occurring. At December 31, 2017, the Company had approximately 2,700 employees, of which 41 are affiliated with union representation with the United Mine Workers of America (“UMWA”). The Company has one reportable segment and conducts mining operations in the Central Appalachia region of the United States.
(b) Basis of Presentation
The consolidated financial statements include Alpha and its majority owned and controlled subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
(c) Correction of Previously Issued Consolidated Financial Statements
Subsequent to approval of its consolidated financial statements, the Company determined it was a Public Business Entity (PBE) and subject to the related disclosure requirements for PBEs in accordance with accounting principles generally accepted in the United States of America (“GAAP”). As a result, these consolidated financial statements have been corrected to include the previously omitted disclosures noted below:

•	Earnings per share has been included on the Consolidated Statements of Operations and a separate note has been added (see Note 6).

•	A statement has been added to disclose that the Company operates in one segment (see Note 1(a)).

•	Adoption dates for certain Accounting Standards Updates not yet adopted have been revised to include the dates related to a PBE (see Note 3).

•
The income tax note has been revised to include a rate reconciliation, listing of deferred tax assets and liabilities, and the tax effected amount of net operating losses and expiration dates (see Note 17).

(2) Emergence from Bankruptcy and Fresh Start Accounting
ANR, Inc. (also referred to as “Successor”) was formed as a result of the bankruptcy of Alpha Natural Resources, Inc. (the “Predecessor”) and substantially all of its affiliated companies (collectively, “Old ANR”).
On August 3, 2015 (the “Petition Date”), Old ANR filed a voluntary petition for reorganization under Chapter 11 bankruptcy protection (the “Bankruptcy Petition”) in the United States Bankruptcy Court for the Eastern District of Virginia Richmond Division (the “Bankruptcy Court”) via Alpha Natural Resources, Inc., et al. Case No. 15-33896 (KRH). Old ANR continued to operate their businesses and manage their properties as “debtors in possession” (“DIP”) under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.
For periods subsequent to filing the Chapter 11 Petitions, the Company has applied the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, “Reorganizations” (“ASC 852”); in preparing the Successor consolidated financial statements. ASC 852 requires that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

On May 26, 2016 the Bankruptcy Court approved the Second Amended Disclosure Statement with respect to the Second Amended Joint Plan of Reorganization of the Predecessor entity and Debtors in Possession (the “Plan of Reorganization,” “Plan,” or “POR”) with a voting deadline of June 29, 2016. On July 12, 2016, the United States Bankruptcy Court confirmed the Plan of Reorganization.
On July 26, 2016, ANR officially emerged as a private company (the “Effective Date”). On the Effective Date, the Company applied fresh start accounting in accordance with ASC 852. In addition to applying fresh start accounting, the Company’s consolidated financial statements reflect all impacts of the transactions as a result of the Plan. The effects of the Plan relate to the cancellation of debt and equity of the Predecessor and issuance of new debt and new equity by the Successor.
Upon emergence from bankruptcy, the Company effectively split into two entities. ANR emerged, and pursuant to an asset purchase agreement (“APA”) that closed simultaneously with the effectiveness of the POR, Old ANR sold a number of their assets to Contura Energy, Inc. (or “Contura”), which was a new entity established by Old ANR’s former First Lien Lenders.
Per fresh start accounting, a new entity has been created for financial reporting purposes. References within the financial statements and related footnotes to Successor are in reference to reporting dates subsequent to July 26, 2016.
Common and Preferred Stock
Upon emergence, the Company had four classes of stock in the following authorized amounts:

•	6,500,000 shares of Preferred A Stock, all issued and outstanding

•	300,000 shares of Preferred B Stock, all issued and outstanding

•	7,000,000 shares of Common C-1 Stock, all issued and outstanding

•	3,000,000 shares of Common C-2 Stock, all issued and outstanding
The different classes of stock had different economic and governance rights under the Company’s amended and restated certificate of incorporation. The Preferred A and Preferred B stockholders voted as a single class on one member of the Company’s Board of Directors. The Common C-1 and C-2 stockholders voted as a single class on four members of the Company’s Board of Directors.
See Notes 19 and 22 regarding changes in common and preferred stock post-emergence.
POR - Summary
The following information represents a summary of certain provisions of the POR, as confirmed by the Bankruptcy Court pursuant to the Confirmation Order and is not intended to be a complete description of the POR. Subsequent amended agreements, driven by transactions occurring in 2017, have revised or superseded certain obligations put in place by the POR (see Note 4).
Asset Sale to Contura Under the POR
On the Effective Date, the Predecessor entity and Contura consummated the asset sale to Contura in accordance with the Bankruptcy Code, the confirmation order and the terms of the Stalking Horse APA. Per the POR, the Predecessor entity in this case (Alpha Natural Resources, Inc.; Alex Energy, Inc.; Alpha Coal Resources Company, LLC; Alpha Coal Sales Co., LLC; Alpha Coal West, Inc.; Alpha European Sales, Inc.; Alpha Land and Reserves, LLC; Alpha PA Coal Terminal, LLC; Alpha Terminal Company, LLC; Alpha Wyoming Land Company, LLC; Boone East Development Co.; Coal Gas Recovery II, LLC; Cumberland Coal Resources, LP; Dickenson Russell Coal Company, LLC; Dickenson Russell Land and Reserves, LLC; Emerald Coal Resources, LP; Foundation Mining, LLC; Foundation PA Coal Company, LLC; Freeport Mining, LLC; Freeport Resources Company, LLC; Jay Creek Holding, LLC; Maxxim Rebuild Co., LLC; Mill Branch Coal Corporation; Paramont Coal Company Virginia, LLC; Peerless Eagle Coal Co.; Pennsylvania Land Holdings Company, LLC; Pennsylvania Services Corporation; Power Mountain Coal Company; and River Processing Corporation) transferred all or

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

some of their respective assets and the liabilities assumed by Contura pursuant to the APA and the asset sale to ANR in exchange for the First Lien Lenders' credit bid of $325,000 of First Lien Lender Claims in connection with the asset sale to Contura.
Also, per the POR, Old ANR transferred the assets to Contura or the subsidiaries of Contura designated by Contura consistent with the APA in exchange for:

•	The assumption by Contura or the subsidiaries of Contura of the liabilities assumed by Contura pursuant to the APA and the asset sale to Contura

•	Contura consideration
The assets transferred to Contura are free of all claims and liabilities unless expressly assumed in the APA.
Unsecured Creditors’ Committee (“UCC”) Settlement Under the POR
The UCC Settlement established the recoveries for all unsecured creditors in Old ANR’s bankruptcy case. Claims were divided into two separate categories based on the nature of the claims and the recoveries for each category differed. Category 1 Claims were the general unsecured non-priority claims not included in Category 2, and the Category 2 claims related to unsecured note, pension and certain governmental general unsecured non-priority claims.
The following items were stipulated within the UCC Settlement agreement:

•
The recovery for Category 1 claimholders amounted to $8,000. However, if the Company’s cash available for distribution to the first lien lenders was less than $300,000, then $2,500 was to be paid upon emergence and the remaining $5,500 payment would have taken the form of an 18-month non-interest-bearing note assumed by Contura. Subsequently, if the $8,000 did not provide recovery of at least 3% to the Category 1 claimholders, then a portion of the cash originally allocated to Category 2 claimholders would be reallocated to holders of Category 1 claims. The reallocated amount could not exceed $5,000.

•
The recovery for Category 2 claimholders amounted to 5% of the common equity of Contura, and 7-year warrants exercisable for 7.5% of common equity of Contura. The exercise price was equal to 100% recovery of first lien lenders less the amount of cash distributed to the first lien lenders as part of the reallocation and can be exercised for cash.

•
The recovery for Category 2 Claims also included an ANR royalty payment (“Contingent Revenue Obligation”) commencing 18 months after the Effective Date which consists of a 5-year contingent revenue payment of 1.5% of annual gross revenues of the Company up to $500,000 and 1.0% of annual gross revenue in excess of $500,000. In the first year of the Contingent Revenue Obligation, up to $5,000 of cash could be redirected from the holders of the rights to receive the contingent revenue payments to the Category 1 claimholders as discussed above.

•	The Category 2 Claims also amounted to 100% of the Company’s equity unless that equity was utilized to satisfy state or federal regulators.

•
The settlement required that the Predecessor entity pay the reasonable and documented fees and expenses of the Indenture Trustee Committee Members (maximum of $1,750), Second Lien Noteholder Committee, and the Second Lien Notes Trustee (maximum of $600).

•
The settlement also included Contingent Credit Support from Contura to the Company from the Effective Date through September 30, 2018. The maximum amount that could have been provided by Contura to the Company was $35,000 and would have been unsecured. The Company would have been permitted to draw against the credit support balance if at any time prior to or on September 30, 2018, the Company’s cash balance fell below $20,000.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

Reclamation Obligations Under the POR
The POR included certain settlement agreements with several state and federal regulatory agencies. ANR was required to fund restricted cash reclamation accounts for Tennessee, West Virginia, Kentucky, Virginia, and Illinois. The restricted cash reclamation accounts included the following:

•
A periodic payment amount allocated per the POR for a total of $109,000 in monthly installments. These contributions were to be made in accordance with the following allocation amounts through 2018. Allocations subsequent to 2018 were to be determined at a later date.

Allocation Date	State	Allocation Percentage
August 31, 2016 through December 31, 2018	West Virginia	83.00%
	Kentucky	11.25%
	Virginia	4.00%
	Illinois	1.00%
	Tennessee	0.75%

•	In Tennessee, 50% of the net cash proceeds of each material asset sale of any retained assets located in Tennessee

•
In West Virginia, Kentucky, Virginia or Illinois, 50% of the net cash proceeds of any material asset sale of any retained asset located in the respective state, assuming the net cash proceeds were $500 or more

◦
For West Virginia specifically, this amount was to be reduced on a dollar-for-dollar basis by the amount of any self-bonded reclamation obligations on reclaim-only sites that are assumed by Contura of the assets provided that the amount of net cash proceeds contributed to the restricted cash account were not less than 25% of the net cash proceeds

•
In West Virginia, Kentucky, Virginia or Illinois, 25% of the net cash proceeds of any material asset sale of any retained asset located in the respective state, assuming the net cash proceeds were at least $100 but less than $500

•
In West Virginia, any collateral returned to or received by the Company from the issuer of any surety bonds issued in West Virginia, unless such collateral was used to provide acceptable financial assurance for reclaim-only sites that were covered by self-bonds in West Virginia

•	In Kentucky, Virginia, Illinois and Tennessee, any collateral returned to the Company by any issuer of any surety bond issued in the respective state

•	In Tennessee $500 from the First Lien Lender Distribution
In addition to the above amounts, Alpha was required to deposit 50% of its free cash flow, as defined in the settlement agreements, into the restricted cash reclamation accounts for each state. These payments were required until either: (1) all reclaim-only sites have been fully reclaimed and any long-term treatment or water management obligations in each state are fully funded and have been covered by a method approved by the regulator for the applicable state or (2) the funding threshold amount has been reached with respect to each state.
In connection with ANR’s sale of certain idle assets to Lexington Coal Company (“LCC”) discussed below, the obligations to fund the reclamation accounts was terminated and replaced by an obligation to pay $80,000 through 2022 to restricted cash accounts established by LCC.
In addition to the payments noted above, the Company is also required to make periodic payments to restricted cash accounts for water treatment for Tennessee, West Virginia, Kentucky, Virginia, and Illinois. The restricted cash reclamation accounts for water treatment will receive contributions totaling $14,000 between 2018 and 2023. The payments were equally divided among the states in 2017. As part of the sale of certain idle assets to LCC, ANR agreed to make these contributions to restricted cash accounts established by LCC on the same schedule that had previously been established.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

The Company is required to fund a restricted cash account for mitigation. The restricted cash reclamation account for mitigation received $4,500 at emergence and $1,500 in 2017 and will receive an additional $12,000 of contributions between 2018 and 2022. Pursuant to the sale of certain assets to LCC, the Company assigned all contributions made through September 30, 2017 (amounting to $5,500) to LCC, but all remaining contributions will be made to the Company’s restricted cash account for mitigation at the previously established scheduled intervals.
Capital Resources and Liquidity Under the POR
On the Effective Date, all shares of the Company’s common stock were issued pursuant to the Plan. These shares were distributed to holders of Allowed Category 2 General Unsecured Claims as the claims process allows. The Company’s common stock, when issued as provided in the Plan, was authorized, validly issued and fully paid and non-assessable. Contura’s common stock and Contura’s warrants were distributed to holders of Allowed Secured Second Lien Noteholder Claims and Allowed Category 2 General Unsecured Claims. To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the issuance of the Company’s common stock, Contura’s equity, and Contura’s warrants under the Plan were exempt from registration under the Securities Act of 1933.
In accordance with the terms and conditions of the POR, the Company was required to have $135,000 of initial operating cash or a minimum cash balance of $20,000 maintained throughout the five-year forecast, and at least $117,900 of initial restricted cash (excluding any cash to support their credit facility). The Company’s operating cash, and any cash left in the Company to collateralize letters of credit backstopping the Predecessor entity asset retirement obligations and other obligations, are the property of ANR, and there are no contingent or deferred obligations to pay any such cash to Contura, the DIP lenders or the first lien lenders at any time.
Reorganization Value
Fresh start accounting provides, among other things, for a determination of the value to be assigned to the equity of the emerging company as of the date selected for financial reporting purposes. In conjunction with the bankruptcy proceedings, the Company’s POR and Disclosure Statement were confirmed by the Bankruptcy Court excluding a reorganization value.
Accounting Impact of Emergence
Upon emergence from bankruptcy in accordance with ASC 852, the Company applied fresh start accounting to its Successor consolidated financial statements as of July 26, 2016 because:

(i)	The reorganization value of the assets of the emerging entity immediately before the date of confirmation was less than the total of all post-petition liabilities and allowed claims

(ii)
The holders of existing voting shares immediately before confirmation received less than 50 percent of the voting shares of the emerging entity. In addition, the loss of control contemplated by the Plan was substantive and not temporary. That is, the new controlling interest does not revert to the stockholders existing immediately before the Plan was filed or confirmed.

Upon the application of fresh start accounting, the Company became a new entity for financial reporting purposes. As such, a new accounting basis in the identifiable assets and liabilities assumed was established with no retained earnings or accumulated other comprehensive income (loss) (“AOCI”).
The following consolidated balance sheet illustrates the impacts of the implementation of the POR and the application of fresh start accounting, which resulted in the opening Consolidated Balance Sheet for the Successor on July 26, 2016.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

	Predecessor	Effect of the Plan		Fresh Start Adjustments		Successor
Assets
Current assets:
Cash and cash equivalents	$1,188,185	$(1,051,226)	(A), (1)	$—		$136,959
Trade accounts receivable, net	139,362	(69,695)	(A), (2)	—		69,667
Notes and other receivables	17,098	27,694	(A), (3)	10,000	(18)	54,792
Inventories, net	127,976	(53,221)	(A)	(17,756)	(19)	56,999
Restricted Cash	18,682	407,175	(4)	—		425,857
Prepaid expenses and other current assets	46,987	(20,165)	(A)	—		26,822
Total current assets	1,538,290	(759,438)		(7,756)		771,096
Property, plant and equipment, net	2,448,548	(1,505,315)	(A)	(753,106)	(20)	190,127
Other acquired intangibles	5,556	—		15,894	(21)	21,450
Long term restricted cash	227,646	245,991	(4)	—		473,637
Other non-current assets	66,213	(11,877)	(A)	40,921	(22)	95,257
Total assets	$4,286,253	$(2,030,639)		$(704,047)		$1,551,567
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$1,343,710	$(1,339,762)	(A), (5)	$—		$3,948
Trade accounts payable	126,416	(52,476)	(A), (6)	—		73,940
Accrued expenses and other current liabilities	424,806	236,297	(A), (7)	(79,721)	(23)	581,382
Total current liabilities	1,894,932	(1,155,941)		(79,721)		659,270
Long-term debt	1,449	103,658	(A), (8)	—		105,107
Pension and postretirement medical benefit obligations	185,424			73,401	(24)	258,825
Workers compensation and black lung	317,201	(125,198)	(A), (9)	25,401	(25)	217,404
Asset retirement obligations	476,320	(174,707)	(A)	(67,357)	(26)	234,256
Other non-current liabilities	98,405	(13,034)	(A), (10)	(9,802)	(27)	75,569
Total liabilities not subject to compromise	2,973,731	(1,365,222)		(58,078)		1,550,431
Liabilities subject to compromise	4,586,624	(4,586,624)	(11)	—		—
Total liabilities	7,560,355	(5,951,846)		(58,078)		1,550,431

Stockholders’ Equity (Deficit)
Preferred stock	—	68	(12)	—		68
Common Stock	2,351	(2,251)	(13)	—		100
Additional paid-in capital	8,218,339	(8,217,371)	(14)	—		968
Accumulated other comprehensive income ( loss)	(273,904)	273,904	(15)	—		—
Treasury Stock	(273,620)	273,620	(16)	—		—
Accumulated deficit	(10,947,268)	11,593,237	(17)	(645,969)	(28)	—
Total stockholders’ equity (deficit)	(3,274,102)	3,921,207		(645,969)		1,136
Total liabilities and stockholders’ equity (deficit)	$4,286,253	$(2,030,639)		$(704,047)		$1,551,567

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

Effect of the Plan
Explanatory notes:
The following table breaks down the effect of the Plan between the Contura asset sale and other Plan adjustments at emergence:

	(A) Contura Asset Sale	Other Plan Adjustments		Total

Cash and cash equivalents	$(143,800)	$(907,426)	(1)	$(1,051,226)
Trade accounts receivable, net	(69,018)	(677)	(2)	(69,695)
Notes and other receivables	(1,224)	28,918	(3)	27,694
Inventories, net	(53,221)	—		(53,221)
Short term restricted cash	—	407,175	(4)	407,175
Prepaid expenses and other current assets	(20,165)	—		(20,165)
Property, plant and equipment	(1,505,315)	—		(1,505,315)
Long-term restricted cash	—	245,991	(4)	245,991
Other non-current assets	(11,877)	—		(11,877)
Total assets	(1,804,620)	(226,019)		(2,030,639)

Current portion of long-term debt	(4,974)	(1,334,788)	(5)	(1,339,762)
Trade accounts payable	(39,790)	(12,686)	(6)	(52,476)
Accrued expenses and other current liabilities	(27,517)	263,814	(7)	236,297
Long-term debt, net of current portion	(70)	103,728	(8)	103,658
Workers compensation and black lung	(42,031)	(83,167)	(9)	(125,198)
Asset retirement obligations	(174,707)	—		(174,707)
Other non-current liabilities	(10,570)	(2,464)	(10)	(13,034)
Liabilities subject to compromise	—	(4,586,624)	(11)	(4,586,624)
Total liabilities	(299,659)	(5,652,187)		(5,951,846)
Preferred stock	—	68	(12)	68
Common stock	—	(2,251)	(13)	(2,251)
Additional paid-in capital	—	(8,217,371)	(14)	(8,217,371)
Accumulated other comprehensive income (loss)	—	273,904	(15)	273,904
Treasury stock	—	273,620	(16)	273,620
Accumulated deficit	(1,504,961)	13,098,198	(17)	11,593,237
Total stockholders’ equity	(1,504,961)	5,426,168		3,921,207
Total liabilities and stockholders’ equity	$(1,804,620)	$(226,019)		$(2,030,639)

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

(1)	The following table reflects the use of operating cash at emergence:

Transfer to Contura	$143,800
Transfer to ANR restricted cash - KCC	381,301
Transfer to various other ANR restricted cash accounts	214,825
Transfer to restricted cash - New Credit Facility	57,040
Payments to secured lenders	323,451
Settlements on emergence date	34,059
New Credit Facility Fees	21,750
New Credit Facility	(125,000)
Subtotal	907,426

Total	$1,051,226

(2)	Represents an adjustment to the estimated amount of receivables that are collectible.

(3)
$25,000 due to the Company based upon a settlement agreement with Contura Energy and the First Lien Agent in connection with the implementation of the Plan. Remaining $3,918 associated with return of collateral post-emergence.

(4)
Represents restricted cash set aside for reclamation, reclamation bonding, cash collateral related to letters of credit and payment of bankruptcy settled claims in accordance with the POR. The Successor restricted cash amounted to $899,494, $381,301 of which is set aside for bankruptcy liabilities to be paid out post-emergence.

(5)
($1,134,788) represents the amount of secured debt and accrued interest to lenders dismissed in bankruptcy. ($200,000) was reclassed to bankruptcy payment obligations, which is a component of accrued expenses (#7 below) to be paid out post-emergence.

(6)	Represents a bankruptcy payable obligation reclassed to #7 below.

(7)	Accrued expenses and other current liabilities;

•	$200,000- Represents amount payable to the First Lien Holders and reclassed from #5 above. This bankruptcy obligation is to be paid out post-emergence.

•	$63,814 represents settlement amounts and professional fees payable post-emergence.

•
After the effect of the plan and fresh start adjustments, $381,301 of the $581,382 of accrued expenses and other current liabilities of the Successor relates to bankruptcy obligations payable post-emergence. The estimated claims and professional fees to be paid post-emergence is being administered by Kurtzman Carson Consultants (“KCC”). To the extent that the ultimate settlements are less than $381,301, the residual amount is required to be paid to the First Lien Holders.

(8)	Represents the new facility financing amount ($125,000) less fees incurred of $21,750. Additional $408 represents adjustment to other long-term debt.

(9)	Represents revision in workers compensation and black lung benefit obligations in accordance with the POR.

(10)	$2,464 - Represents employee benefit related liability dismissed in bankruptcy.

(11)	Liabilities subject to compromise included unsecured or under-secured liabilities incurred prior to the Chapter 11 filing and consisted of the following:

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

Previously Reported Balance Sheet Line Item
Unsecured/Partially secured debt and accrued interest	$2,978,784
Pension, postretirement medical and other employee benefit related obligations	984,057
Provision for rejected contracts and leases	492,123
Trade accounts payable	108,907
Other accruals	22,753
Total liabilities subject to compromise	$4,586,624

(12)	Par value of ANR’s preferred shares issued and outstanding.

(13)	Par value of ANR’s common shares issued and outstanding and cancellation of predecessor common stock.

(14)	Cancellation of predecessor additional paid-in capital, net of $968 paid-in capital established in fresh start accounting.

(15)	Elimination of predecessor other comprehensive loss.

(16)	Cancellation of predecessor Treasury Stock.

(17)
Represents the amounts that were recorded to implement the POR on the Effective Date. This process included the settlement of liabilities subject to compromise and other liabilities through a combination of cash payments, the issuance of new common and preferred stock, and the issuance of new debt. The following represents the calculation of the total pre-tax gain on the settlement of liabilities subject to compromise:

Liabilities subject to compromise	$4,586,624
Secured debt and accrued interest	1,370,532
Postretirement medical and other employee benefit related obligations	141,531
Accounts payable, accrued liabilities, income and non-income taxes	66,192

Less amounts to settle claims:
Payments to secured lenders at emergence	(323,451)
Other settlements paid at emergence	(34,059)
Amounts transferred to KCC account to be paid out post-emergence	(381,201)
Total pre-tax gain on plan effects	$5,426,168
Reflects the cumulative impact of the reorganization adjustments. Additionally, these adjustments reflect the cancellation of the Predecessor Company’s equity to accumulated earnings:
Total pre-tax gain on settlement of claims	$5,426,168
Cancellation of Predecessor common stock	2,351
Cancellation of Predecessor paid-in capital and addition of ANR, Inc. paid-in capital	8,217,371
Elimination of AOCI	(273,904)
Cancellation of Predecessor treasury stock	(273,620)
Issuance of common and preferred stock	(168)
Sale of certain assets to Contura	(1,504,961)
Net impact on accumulated deficit	$11,593,237

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

Fresh Start Adjustments

(18)
Represents the current portion of the reclamation funding receivable due from Contura as more fully explained in Note 12, 2016 Global Reclamation Agreement & 2017 Amended Reclamation Funding Agreement, Contura Contributions.

(19)	Adjustment to value coal inventory and supply inventory at fair value.

(20)	Reflects adjustment to value property plant and equipment under various valuation techniques (market, income, cost).

(21)
Sales contract asset - The Company recorded assets of $21,450 related to above market coal sales contracts. The fair value was estimated using a discounted cash flow model representing the difference in the market price and contract price of the coal to be shipped and will be amortized into earnings as the coal is shipped.

(22)	$30,581 - Non-current reclamation receivable from Contura as more fully explained in Note 13.
$21,954 - Contingent credit support commitment as more fully explained in Note 12.
$8,159 - Workers compensation receivable - Actuarially determined adjustment for the revised amount of workers compensation liability expected to be recoverable from insurance.
($19,773) - Adjustments to advance recoupable minimum royalties to reflect estimated amounts recoupable in future periods and adjustment of equity method investments to fair value.

(23)
Represents the fair value adjustment related to the Company’s short-term asset retirement obligation. As a result of a Global Reclamation Agreement the expected current portion of cash for reclamation has been reduced compared to historical levels.

(24)	Actuarially determined revision to pension obligation determined on the emergence date.

(25)	Actuarially determined fair value adjustment based upon the population of employees the Company is responsible for post-emergence.

(26)	Asset retirement obligations - Reclamation obligations were fair valued based upon a discount rate applied to the future estimated cash expenditures.

(27)
Includes a fair value adjustment to certain of the company’s coal supply agreements ($11,996) to account for lower contracted price versus the market price on certain contracts. Also reflects the elimination of the Predecessor deferred revenue ($11,454), offset by a Contingent Revenue Obligation at fair value $13,101 and an environmental obligation of $547. See UCC Note regarding category 2 claims - Contingent Revenue Obligation.

(28)    Accumulated Deficit generated by the fresh start adjustments.
(3) Summary of Significant Accounting Policies
Use of Estimates
The consolidated financial statements have been prepared in accordance with GAAP. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Successor consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include inventories; mineral reserves; allowance for non-recoupable advanced mining royalties; asset impairments; reclamation obligations; pensions, postretirement medical and other employee benefit obligations; useful lives for depreciation, depletion, and amortization; reserves for workers’ compensation and black lung claims; current and deferred income taxes; reserves for contingencies and litigation; and fair value of financial instruments. Estimates are based on facts and circumstances believed to be reasonable at the time; however, actual results could differ from those estimates.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

Cash and Cash Equivalents
Cash and cash equivalents consist of cash held with reputable depository institutions and highly liquid, short-term investments with original maturities of three months or less. Cash and cash equivalents are stated at cost, which approximates fair market value. The Company’s cash equivalents consist of money market funds that are maintained in highly rated funds at December 31, 2017 and 2016.
Restricted Cash
Restricted cash represents cash deposits that are restricted as to withdrawal as required by certain agreements entered into by the Company and provide collateral in the amounts of $325,299 and $514,543 as of December 31, 2017 and 2016, respectively, for the credit facility, reclamation accounts, letters of credit securing the Company’s obligations under certain workers’ compensation arrangements, general liability and reclamation related bonds, which have been written on the Company’s behalf. Of the $514,543 cash deposits at December 31, 2016, $43,774 is reflected in the assets of discontinued operations. Restricted cash as of December 31, 2017 and 2016 also includes $37,097 and $44,458, respectively, that has been reserved pursuant to the POR to pay bankruptcy related liabilities and claims. Any funds remaining in this restricted cash account will be distributed to the Company’s former First Lien Lenders pursuant to the POR. The Company's restricted cash is primarily invested in interest bearing accounts.
Trade Accounts Receivable, net
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company establishes provisions for losses on accounts receivable when it is probable that all or part of the outstanding balance will not be collected. The Company regularly reviews its accounts receivable balances and establishes or adjusts the allowance as necessary primarily using the specific identification method. The allowance for doubtful accounts was $4,430 and $4,789 at December 31, 2017 and 2016, respectively. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.
Inventories
Coal is reported as inventory at the point in time the coal is extracted from the mine. Raw coal represents coal stockpiles that may be sold in current condition or may be further processed prior to shipment to a customer. Saleable coal represents coal stockpiles which require no further processing prior to shipment to a customer.
Coal inventories are stated at the lower of cost or net realizable value. The cost of coal inventories is determined based on the average cost of production, which includes labor, supplies, equipment costs, operating overhead, depreciation, and other related costs. Net realizable value considers the projected future sales price of the product, less estimated preparation and selling costs.
Material and supplies inventories are valued at average cost, less an allowance for obsolete and surplus items.
Advanced Mining Royalties
Lease rights to coal reserves are often acquired in exchange for royalty payments. Advanced mining royalties are advance payments made to lessors under terms of mineral lease agreements that are recoupable against future production royalties. These advanced payments are deferred and charged to operations as the coal reserves are mined. The Company regularly reviews recoverability of advanced mining royalties and establishes or adjusts the allowance as necessary using the specific identification method. Balances are generally charged off against the allowance when they are no longer recoupable. Advanced mining royalties were $330 and $290 as of December 31, 2017 and 2016, respectively, and reported in other non-current assets in the Consolidated Balance Sheets.
Property, Plant and Equipment
Costs for mine development incurred to expand capacity of operating mines or to develop new mines are capitalized and charged to operations on the units-of-production method over the estimated proven and probable reserve tons directly

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

benefiting from the capital expenditures. Mine development costs include costs incurred for site preparation and development of the mines during the development stage less any incidental revenue generated during the development stage. Mobile mining equipment and other fixed assets are stated at cost and depreciated on a straight-line basis over estimated useful lives ranging from one to 25 years. Leasehold improvements are amortized using the straight-line method, over the shorter of the estimated useful lives or term of the lease. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When equipment is retired or disposed, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposal is recognized in costs and expenses. Costs to obtain owned and leased mineral rights are capitalized and amortized to operations as depletion expense using the units-of-production method. Only proven and probable reserves are included in the depletion base.
Acquired Coal Supply Agreements
Application of fresh start accounting resulted in the recognition of assets for above market-priced coal supply agreements and liabilities for below market-priced coal supply agreements on the date of the fresh start valuation. The coal supply agreements were valued based on the present value of the difference between the expected net contractual cash flows based on the stated contract terms, and the estimated net contractual cash flows derived from applying forward market prices at the acquisition date for new contracts of similar terms and conditions. The coal supply agreement assets and liabilities are being amortized over the actual amount of tons shipped under each contract. Coal supply agreement assets are reported in acquired coal supply agreements, net and liabilities are reported in other non-current liabilities in the Consolidated Balance Sheets.
Amortization of acquired coal supply agreement assets was $7,713 and $13,339 of expense and amortization of coal supply agreement liabilities was a credit to expense of ($29) and ($7,177), equating to a net expense of $7,684 and $6,162 for the year ended December 31, 2017 and for the period ended December 31, 2016, respectively, which is reported as amortization of acquired coal supply agreements, net in the Consolidated Statements of Operations. Future net amortization expense related to acquired coal supply agreements is expected to be as follows:

2018	$297
2019	47
Total net future amortization expense	$344
Asset Impairment and Disposal of Long-Lived Assets
Long-lived assets, such as property, equipment, mine development costs, owned and leased mineral rights and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset groups may not be recoverable. Recoverability of assets or asset groups to be held and used is measured by a comparison of the carrying amount of an asset or asset group to the estimated undiscounted future cash flows expected to be generated by the asset or asset group. Long-lived assets located in a close geographic area are grouped together for purposes of impairment testing when, after considering revenue and cost interdependencies, circumstances indicate the assets are used together to produce future cash flows. The Company’s asset groups generally consist of the assets and applicable liabilities of one or more mines and preparation plants and associated coal reserves for which cash flows are largely independent of cash flows of other mines, preparation plants and associated coal reserves. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, the potential impairment is equal to the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group. The amount of impairment, if any, is allocated to the long-lived assets on a pro-rata basis, except that the carrying value of the individual long-lived assets are not reduced below their estimated fair value. Assets to be disposed of would separately be presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and would no longer be depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the Consolidated Balance Sheets. There were no long-lived asset impairments during 2017 or the period from July 26 to December 31, 2016.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

Asset Retirement Obligations
Minimum standards for mine reclamation have been established by various regulatory agencies and dictate the reclamation requirements at the Company’s operations. The Company’s asset retirement obligations consist principally of costs to reclaim acreage disturbed at surface operations, estimated costs to reclaim support acreage, treat mine water discharge and perform other related functions at company mines. The Company records these reclamation obligations at fair value in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred. Changes to the liability at operations that are not currently being reclaimed are offset by increasing or decreasing the carrying amount of the related long-lived asset. Changes to the liability at operations that are currently being reclaimed are recorded to depreciation, depletion and amortization. Over time, the liability is accreted, and any capitalized cost is depreciated over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded. The Company annually reviews its estimated future cash flows for its asset retirement obligations. See Note 14 for further disclosures related to asset retirement obligations.
Income Taxes
The Company recognizes deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. In evaluating its ability to recover deferred tax assets within the jurisdiction in which they arise, the Company considers all available positive and negative evidence, including the expected reversals of taxable temporary differences, projected future taxable income, taxable income available via carryback to prior years, tax planning strategies, and results of recent operations. See Note 17 for further disclosures related to income taxes.
Revenue Recognition
The Company earns revenues primarily through the sale of coal, but also earns other revenues from sales of parts, equipment, rebuild and refurbishment services, and sales of natural gas. The Company recognizes revenue using the following general revenue recognition criteria: 1) persuasive evidence of an arrangement exists; 2) delivery has occurred or services have been rendered; 3) the price to the buyer is fixed or determinable; and 4) collectability is reasonably assured.
Delivery on coal sales is determined to be complete for revenue recognition purposes when title and risk of loss has passed to the customer in accordance with stated contractual terms and there are no other future obligations related to the shipment. For domestic shipments, title and risk of loss generally passes as the coal is loaded into transport carriers for delivery to the customer.
Freight and handling costs paid to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling revenues, respectively.
Deferred Financing Costs
The costs to obtain new debt financing or amend existing financing agreements are generally deferred and amortized to interest expense over the life of the related indebtedness or credit facility using the effective interest method. Unamortized deferred financing costs are presented in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts or premiums.
Workers’ Compensation and Pneumoconiosis (Black Lung) Benefits
Workers’ Compensation
The Company is self-insured for workers’ compensation claims at certain locations and is covered by third-party insurance providers at other locations. The liabilities for workers’ compensation claims that are self-insured by the Company (including the liability for subsidiaries utilizing high-deductible insurance programs) are estimates of the ultimate losses incurred based on the Company’s experience and include a provision for incurred but not reported losses. Adjustments to the probable ultimate liabilities are made annually based on an actuarial study and adjustments to the liability are recorded based

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

on the results of this study. These obligations are included in the Consolidated Balance Sheets as accrued expenses and other current liabilities and workers compensation and black lung, long-term liabilities. See Note 18 for further disclosures related to workers’ compensation liabilities.
Pneumoconiosis (Black Lung) Benefits
The Company is required by federal and state statutes to provide benefits to employees for awards related to black lung. The Company is self-insured at certain locations and covered by a third-party insurance provider at other locations. Charges are made to operations for self-insured black lung claims (including locations utilizing high-deductible insurance programs), as determined by an independent actuary at the present value of the actuarially computed liability for such benefits over the employee’s applicable term of service. The Company recognizes in its Consolidated Balance Sheets the amount of the Company’s unfunded Accumulated Benefit Obligation (“ABO”) at the end of the year. Amounts recognized in accumulated other comprehensive income (loss) are adjusted out of accumulated other comprehensive income (loss) when they are subsequently recognized as components of net periodic benefit cost. See Note 18 for further disclosures related to black lung benefits.
Pension and Other Postretirement Benefits
The Company is required to recognize the overfunded or underfunded status of a defined benefit pension plan as an asset or liability in its Consolidated Balance Sheets and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income (loss). The Company is required to measure plan assets and benefit obligations as of the date of the Company’s fiscal year-end Consolidated Balance Sheets and provide the required disclosures as of the end of each fiscal year.
The Company accounts for health care benefits provided for current and certain retired employees and their dependents by accruing the cost of such benefits over the service lives of employees. Unrecognized actuarial gains and losses are amortized over the estimated average remaining service period for active employees and over the estimated average remaining life for retirees. The Company recognizes in its Consolidated Balance Sheet the amount of the Company’s unfunded Accumulated Postretirement Benefit Obligation (“APBO”) at the end of the year. Amounts recognized in accumulated other comprehensive income (loss) are adjusted out of accumulated other comprehensive income (loss) when they are subsequently recognized as components of net periodic benefit cost.
See Note 18 for further disclosures related to pension and other postretirement benefits.
New Accounting Pronouncements Adopted
In December 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-17, Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). The standard requires companies to classify all deferred tax liabilities and assets as noncurrent in a classified statement of financial position. The new standard was effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. Early adoption was permitted, and the Company adopted ASU 2015-17 during the period ended December 31, 2016.
In May 2015, the FASB issued ASU 2015-07, Fair Value Measurement (Topic 820), Disclosures for Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent) (“ASU 2015-07”). The amendments in this update remove the requirement for the Company to categorize all investments for which fair value is measured using the net asset value per share practical expedient within the fair value hierarchy. The amendments also limit the Company’s disclosures to include only investments in which companies have elected to measure at fair value using that practical expedient. The Company is no longer required to disclose investments that are eligible to be measured at fair value using the net asset value per share practical expedient. The new standard is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. Early adoption was permitted. The Company adopted ASU 2015-07 during the period ended December 31, 2017.
New Accounting Pronouncements Not Yet Adopted
The Company is currently evaluating the impact that the following new accounting pronouncements will have on its consolidated financial statements and disclosures.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

In May 2014, the FASB issued ASU 2014-09, Revenue from contracts with customers (Topic 606), which, along with amendments issued in 2015 and 2016, will replace substantially all current U.S. GAAP guidance on this topic and eliminate industry-specific guidance. In addition, the standard will require disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.
The standard is effective for annual reporting periods beginning after December 15, 2018 (December 15, 2017 for public entities), with early adoption permitted. The guidance permits two methods of adoption: full retrospective method (retrospective application to each prior reporting period presented) or modified retrospective method (retrospective application with the cumulative effect of initially applying the guidance recognized at the date of initial application and providing certain additional disclosures). The Company has not yet selected a transition method.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10), Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01"). The amendments in this update address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 is effective for annual periods beginning after December 15, 2017 and interim periods within those annual periods. Early adoption is not permitted.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), Amendments to the FASB Accounting Standards Codification ("ASU 2016-02"). ASU 2016-02 is a comprehensive new leases standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. It will require lessees to recognize lease assets and lease liabilities for those leases classified as operating leases under previous GAAP. Topic 842 retains a distinction between finance leases and operating leases. It is effective for private entities for annual periods beginning after December 15, 2019 (December 15, 2018 for public entities) and interim periods within fiscal years beginning after December 31, 2020. Early adoption is permitted. In the financial statements in which the ASU is first applied, leases shall be measured and recognized at the beginning of the earliest comparative period presented with an adjustment to equity. Practical expedients are available for election as a package and if applied consistently to all leases.
In November 2016, the FASB issued ASU 2016-18 Statement of Cash Flows (Topic 230), Restricted Cash (“ASU 2016-18”). The amendments in the Update provide guidance on restricted cash presentation in the statement of cash flows. ASU 2016-18 is effective for annual reporting periods beginning after December 15, 2018 (December 15, 2017 for public entities), and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted.
In March 2017, the FASB issued ASU 2017-07 Compensation (Topic 715), Retirement Benefits (“ASU 2017-07”). The amendments in this Update provide guidance on the presentation of retirement benefits. ASU 2017-07 is effective for annual reporting periods beginning after December 15, 2018 (December 15, 2017 for public entities), and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted.
In March 2017, the FASB issued ASU 2017-08 Receivable (Topic 310-20), Nonrefundable Fees and Other Costs (“ASU 2017-08”). The amendments in this Update provide guidance on the premium amortization of purchased callable debt securities. Entities should apply the guidance to fiscal years beginning after December 15, 2019 (December 15, 2018 for public entities), and interim periods with fiscal years beginning after December 15, 2020. Early adoption is permitted, including adoption in an interim period.
In May 2017, the FASB issued ASU 2017-09 Compensation (Topic 718), Stock Compensation (“ASU 2017-09”). The amendments in this Update provide guidance on the scope of modification accounting. ASU 2017-09 is effective for all entities for annual periods, and interim periods with those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period.
In February 2018, the FASB issued ASU 2018-02 Income Statement - Reporting Comprehensive Income (Top 220), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”). The amendments in this Update allow entities to reclassify tax effects stranded in accumulated other comprehensive income as a result of the impact from the Tax Cuts and Jobs Act (H.R. 1) (the “Tax Act”) to retained earnings and requires entities to make new disclosures, regardless of whether the entity elects to reclassify tax effects. ASU 2018-02 is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

(4) Discontinued Operations
On October 23, 2017 the Company closed the sale of substantially all idle assets in Kentucky, Tennessee, and West Virginia to LCC with funding for the transaction under a $150,000 credit facility (see Note 12). The conveyance included real property, substantial reclamation equipment, and the transfer of ongoing royalty payment obligations associated with the properties.
As a result of the transaction, the Company is relieved of the future asset retirement obligations (“ARO”) on the properties. ANR paid LCC approximately $199,000 in cash at closing and is obligated to pay an additional $94,000 in installment payments to assist in the fulfillment of bonding, reclamation, water treatment and other obligations. The Company also assigned its right to the $32,000 reclamation funding receivable from Contura to LCC. The $199,000 of cash is comprised of approximately $140,000 of cash from the credit facility, and approximately $59,000 from the Global Reclamation Agreements (see Note 13) accounts and other restricted cash accounts of the Company.
The $94,000 of installment payments is comprised of an $80,000 note payable to LCC over a 5-year period, with payments of $17,500, including imputed interest, beginning October 23, 2018 and for three additional years on the anniversary date of the closing, plus a final payment of $10,000 on October 23, 2022. The third component relates to ANR’s obligation to contribute $14,000, including imputed interest, into LCC’s water treatment restricted cash accounts from 2018 through 2023. Contributions of $1,500 are due during 2018 and increase to $2,500 in each of the years 2019 through 2023.
In addition to the LCC transaction, there were other smaller transactions where idle properties were disposed of in 2017, with some additional transactions expected to close in early 2018 (the idled properties associated with the LCC transaction and other related transactions comprise what ANR considers an asset disposal group under ASC 360).
Based upon management’s determination that the idled property dispositions meet all of the criteria under ASC 205-20, the results of operations and the loss on disposition are reported as discontinued operations in the current and prior period presented in the Consolidated Statements of Operations. Certain reclassifications have occurred in the 2016 consolidated balance sheet to account for assets and liabilities associated with discontinued operations.
The assets and liabilities of discontinued operations as of December 31, 2016 are shown below:

December 31, 2016
Current assets:
Notes and other receivables (Reclamation funding receivable)	$10,000
Inventories, net	402
Restricted cash	10,202
Total current assets	20,604

Property, plant and equipment, net	27,803
Long-term restricted cash	33,572
Other non-current assets (Reclamation funding receivable)	32,833
Total non-current assets	94,208
Total assets	$114,812

Current liabilities:
Accrued expenses and other current liabilities (asset retirement obligations)	$34,981
Total current liabilities	34,981
Asset retirement obligations	146,608
Total liabilities	$181,589

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

The following table reflects the activities for the discontinued operations for the year ended December 31, 2017 and the period from July 26 through December 31, 2016:

	Year Ended December 31, 2017	Period from July 26 through December 31, 2016
Revenues:
Coal revenues	$39,338	$7,506
Freight and handling revenues	1,609	82
Other revenues	—	428
Total revenues	40,947	8,016

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	63,485	26,710
(Gain) loss on disposition of property, plant and equipment	130,826	—
Freight and handling costs	1,609	82
Other expenses	—	882
Depreciation, depletion and amortization	7,119	(15,571)
Accretion of asset retirement obligations	35,272	19,385
Total costs and expenses	238,311	31,488
Loss from discontinued operations before income tax benefit	(197,364)	(23,472)
Income tax benefit from discontinued operations	41,288	—
Loss from discontinued operations	$(156,076)	$(23,472)
Continued Involvement with Discontinued Operations
The Company entered into a Transitional Services Agreement with LCC to provide administrative assistance in various areas, in most cases for a six-month period after the closing date. To the extent ANR expends funds on behalf of LCC, LCC is required to reimburse those amounts. The agreement does not call for compensation to ANR over and above the costs incurred, resulting in no net cash inflow or outflow.
In addition, the Company entered into short term arrangements whereby coal being mined incidental to LCC’s reclamation activities is purchased by the Company and sold to the Company’s customers. For the period from October 24, 2017 through December 31, 2017, the Company purchased a minimal number of tons from LCC at a cost of $1,851. The Company has entered into one-year agreements with LCC covering 2018 for additional purchases of coal.
(5) Accumulated Other Comprehensive Income (Loss)
The following table summarizes the changes to accumulated other comprehensive income (loss) during the year ended December 31, 2017:

	Balance December 31, 2016	OCI before Reclassification	Amounts Reclassified from AOCI	Balance December 31, 2017
Employee benefit costs, net	$28,220	$(56,389)	$—	$(28,169)

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

The following table summarizes the changes to accumulated other comprehensive income (loss) during the period from July 26 through December 31, 2016:

	Balance July 26, 2016	OCI before Reclassification	Amounts Reclassified from AOCI	Balance December 31, 2016
Employee benefit costs, net	$—	$28,220	$—	$28,220
(6) Earnings Per Share
The number of shares used to calculate basic earnings per common share is based on the weighted average number of the Company’s outstanding common shares during the respective period. The number of shares used to calculate diluted earnings per common share is based on the number of common shares used to calculate basic earnings per share plus the dilutive effect of stock options and restricted stock units held by the Company’s employees and directors during the period. In periods of net loss, the number of shares used to calculate diluted earnings per share is the same as basic earnings per share.
The following table presents the net income (loss) per common share (basic and diluted are equivalent since there is no dilutive effect of stock options or restricted stock units) for the year ended December 31, 2017 and for the period from July 26, through December 31, 2016:

	Year Ended December 31, 2017	Period from July 26 through December 31, 2016
Net income (loss)
Income (loss) from continuing operations	$117,190	$(33,645)
Loss from discontinued operations	(156,076)	(23,472)
Net loss	$(38,886)	$(57,117)

Basic & Diluted(2)
Weighted average common shares outstanding	20,124,374	20,111,040
Income (loss) per common share:
Income (loss) from continuing operations	$5.82	$(1.67)
Loss from discontinued operations	(7.75)	(1.17)
Net loss	$(1.93)	$(2.84)
______________

(1)
On February 15, 2018, stockholders approved the Company’s proposal to exchange shares of the existing classes and series of stock for new shares at specified exchange ratios. Following stockholder approval and the effectiveness of the reclassifications, ANR has two classes of common stock with equivalent rights. The total common shares authorized equals 54,223,400 (50,000,000 Class C-1 and 4,223,400 Class C-2), with 20,131,152 (15,907,752 Class C-1 and 4,223,400 Class C-2) currently issued and outstanding. Class C-3 common shares and preferred shares were eliminated in the reclassification. There was no change in relative shareholders’ rights, rank, or value before and after the reclassification. Accordingly, earnings per share has been retrospectively adjusted for the new classes of common stock.

(2)	The Company has 1,782,000 outstanding stock options that are not dilutive since exercisability of these options is dependent upon a change in control contingency.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

(7) Inventories, net
Inventories, net consisted of the following:

	December 31, 2017	December 31, 2016
Raw coal	$17,692	$12,651
Saleable coal	25,099	12,238
Materials, supplies and other, net	21,122	20,163
Total inventories, net	$63,913	$45,052
(8) Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following:

	December 31, 2017	December 31, 2016
Prepaid insurance	$6,463	$6,031
Prepaid workers’ compensation and state black lung	2,793	—
Prepaid freight	809	1,050
Prepaid taxes	12,711	8,398
Deposits and other prepaid expenses	2,340	2,020
Total prepaid expenses and other current assets	$25,116	$17,499
(9) Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following:

	December 31, 2017	December 31, 2016
Plant and mining equipment	$156,151	$124,266
Owned and leased mineral rights(1)	20,774	43,342
Land	17,553	17,453
Office equipment, software and other	601	626
Construction in progress	22,477	1,912
Total property, plant and equipment	$217,556	$187,599
Less accumulated depreciation, depletion, and amortization	73,249	54,440
Total property, plant and equipment	$144,307	$133,159
______________

(1)
Owned and leased mineral rights of $20,774 and $43,342, as of December 31, 2017 and 2016, respectively, relates to capitalized asset retirement obligation costs associated with active mining operations.

Depreciation and amortization expense, including discontinued operations, associated with property, plant, and equipment was $21,829 for the year ended December 31, 2017 and $4,257 for the period ended December 31, 2016, which includes a credit of ($32,732) and ($56,136), respectively, related to cash flow revisions to asset retirement obligations on closed sites. See Note 14 for further disclosures related to asset retirement obligations.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

(10) Other Non-Current Assets
Other non-current assets consisted of the following:

	December 31, 2017	December 31, 2016
Advanced royalties	$330	$290
VA CEE tax credit	8,219	8,189
Notes receivable	1,699	296
Workers compensation receivable	16,796	17,843
Prepaid workers’ compensation and state black lung	28,336	—
Alternative minimum tax credit refund receivable	23,338	—
Other	5,803	7,425
Total	$84,521	$34,043
(11) Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	December 31, 2017	December 31, 2016
Wages and employee benefits	$47,334	$32,049
Current portion of asset retirement obligations	10,996	8,028
Taxes other than income taxes	52,581	60,314
Interest payable	68	2,519
Current portion of workers compensation and black lung	20,518	17,515
Fines and penalties	1,127	2,513
Bankruptcy liabilities	37,097	44,458
Other	16,819	19,995
Total accrued expenses and other current liabilities	$186,540	$187,391

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

(12) Long-Term Debt
Long-term debt consisted of the following:

	December 31, 2017	December 31, 2016
$125,000 Term Loan	$—	$124,889
$150,000 Term Loan	146,250	—
LCC Note Payable	80,000	—
LCC Water Treatment Stipulation	14,000	—
Other	447	4,227
Total before debt issuance costs and debt discounts	240,697	129,116
Unamortized debt issuance costs and debt discount related to Term Loans	(8,269)	(18,729)
Unamortized discount on LCC Note Payable based on an imputed interest rate of 21.1%	(28,360)	—
Unamortized discount on LCC Water Treatment Stipulation based on an imputed interest rate of 21.1%	(5,808)	—
Total long-term debt	$198,260	$110,387
Less current portion	18,655	110,192
Long-term debt, net of current portion	$179,605	$195
$125,000 Term Loan
On July 26, 2016, the Company entered into a credit facility with Citicorp, N.A. (“Citi”) as administrative agent, which included a $125,000 term loan (the “Credit Facility”). The term loan bore interest at a rate of LIBOR plus 10.00% per annum and was scheduled to mature on July 26, 2019. The facility required certain collateral and achievement of certain financial covenants. Upon the closing of the facility, debt issuance costs of $21,750 were incurred.
On April 28, 2017, the Company paid off its Credit Facility at a redemption price of $124,889. The Company used $68,511 of restricted cash and $56,378 of operating cash to repay the remaining principal. On the date of payoff, $16,348 of unamortized debt fees were written off and recorded as a loss on early extinguishment of debt in the Consolidated Statements of Operations. The Company also entered into a new $200,000 Letter of Credit Facility with Citibank, N.A ("Citi") on April 28, 2017, with $193,637 outstanding at December 31, 2017. A new $60,000 Receivables Purchase Agreement with Hitachi Capital America Corp. ("HCA") was entered into on May 1, 2017. As of December 31, 2017, the Company had availability of approximately $35,000 under the Receivables Purchase Agreement with HCA.
$150,000 Term Loan
On October 18, 2017, the Company entered into a credit facility (the “New Credit Facility”) with Cantor Fitzgerald Securities as administrative agent, which included a $150,000 term loan that bears interest at a rate of LIBOR plus 700 basis points. The interest rate at December 31, 2017 was 8.37%. Interest is paid on a monthly basis at the end of each month. In connection with the New Credit Facility, $9,251 of debt issuance costs and fees were incurred, including $4,500 in the form of an original issue discount. Unamortized fees and debt discount of $8,269 remain on the Consolidated Balance Sheet at December 31, 2017.
Mandatory principal payments of $3,750 are required quarterly. The Company paid $3,750 in December of 2017 with annual scheduled payments remaining of $15,000 due in 2018, 2019 and 2020 and $101,250 due in 2021. In addition, ANR must make a prepayment of principal in an amount equal to the excess (if any) of 65% of excess cash flow for each physical quarter end through the maturity date. Therefore, depending on future cash flow, the principal may be paid off earlier than scheduled.
A financial covenant was put into place along with the New Credit Facility that requires the Company to maintain at least $35,000 of liquidity at all times. The Company was in compliance with its covenants as of December 31, 2017.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

LCC Obligations - Imputed Principal and Interest
Both the LCC Note Payable and the LCC Water Treatment Stipulation debt instruments described further below have no stated interest. However, in accordance with GAAP, the Company discounted expected cash flows using an interest rate that equates to a risk-free interest rate adjusted for the effect of the Company’s credit standing (a credit-adjusted unsecured risk-free borrowing rate) to determine imputed interest. In determining the adjustment for the effect of its credit standing, the Company considered the effects of all terms, collateral, and existing guarantees on the fair value of the liability.
LCC Note Payable
As a result of the LCC transaction, ANR executed an $80,000 note payable to LCC over a 5-year period, with payments of $17,500 beginning October 23, 2018 and for three additional years on the anniversary date of the closing, plus a final payment of $10,000 on October 23, 2022. The $80,000 note payable has no stated interest rate but for accounting purposes, $30,063 is considered the original discount associated with the note payable. Interest expense will be recorded over the term of the note with $1,703 of expense for the year ended December 31, 2017, leaving $28,360 unamortized on the Consolidated Balance Sheet at December 31, 2017.
LCC Water Treatment Stipulation
As a result of the LCC transaction, ANR executed an agreement to contribute $14,000 into LCC’s water treatment restricted cash accounts from 2018 through 2023. Contributions of $1,500 are due during 2018 and increase to $2,500 each of the years 2019 through 2023. For accounting purposes, $6,104 is considered the original discount associated with the obligation. Interest expense will be recorded over the term of the note with $296 of expense for the year ended December 31, 2017, leaving $5,808 unamortized on the Consolidated Balance Sheet at December 31, 2017.
Capital Leases
The Company’s liability for capital leases as of December 31, 2017 and 2016 totaled $0 and $3,658, respectively.
Notes Payable
The Company’s liability for notes payable as of December 31, 2017 and 2016 totaled $447 and $569, respectively.
Future Maturities
Future maturities of long-term debt as of December 31, 2017 are as follows(1):

2018	$34,144
2019	35,144
2020	35,144
2021	121,265
2022	12,500
Thereafter	2,500
Total long-term debt	$240,697
______________

(1)
Future maturities include the total scheduled payments related to the LCC Note Payable and LCC Water Treatment Stipulation that includes a principal and interest component from an accounting perspective.

Contingent Credit Support Commitment
The Contingent Credit Support Commitment (“Contingent Commitment”) was an unsecured obligation with Contura that required Contura to provide ANR with revolving credit support in an aggregate total amount of $35,000 from the Effective Date through September 30, 2018 if certain conditions were met.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

As of December 31, 2016, the Company had not drawn against the Contingent Commitment. As of emergence, the carrying value of the Contingent Commitment determined at fair value was $21,954, all of which was classified within other non-current assets in the Consolidated Balance Sheet as a non-recurring fair value measurement. The Company reviewed the carrying amount of this asset at December 31, 2016 for impairment and determined it to be fully impaired. The impairment was recorded as asset Impairment-contingent credit support expense on the Consolidated Statement of Operations.
A termination agreement was entered into between ANR and Contura on October 23, 2017 that terminated the commitment.
(13) 2016 Global Reclamation Agreement & 2017 Amended Reclamation Funding Agreement
2016 Global Reclamation Agreement
The Company entered into eight separate agreements that were collectively known as the Global Reclamation Agreements or GRA. The GRA consists of (1) an agreement (the “Reclamation Funding Agreement”) among the Company, Contura, and the applicable regulatory authorities for each of the states where the Company holds mining assets (collectively, the “Regulatory Authorities”) providing for the provision and allocation among the Regulatory Authorities of certain funds by the Company and Contura to support the Company's performance of its reclamation obligations; (2) five separate agreements (collectively, the “Reclamation Settlement Agreements”) among the Company, Contura and each of the Regulatory Authorities providing for the use of the funds allocated to the applicable Regulatory Authority, pursuant to the Reclamation Funding Agreement, and other matters relating to environmental reclamation in the applicable state; (3) a stipulation with the United States Environmental Protection Agency (the “Water Treatment Settlement Agreement”) regarding the Company’s water treatment obligations; and (4) a settlement agreement with the United States Army Corps of Engineers regarding the Company’s mitigation requirements.
The Reclamation Funding Agreement provided for the establishment of interest bearing segregated deposit accounts for each Regulatory Authority in which the Company operated. The applicable Regulatory Authority held a first priority security interest, perfected by “control” under the UCC in these accounts that were funded by the Company and Contura pursuant to the Reclamation Funding Agreement.
Company Contributions:
The Company was scheduled to pay $109,000 into the various Restricted Cash Reclamation Accounts.
In addition to the periodic contributions, the Company was obligated to pay 50% of positive Free Cash Flow (as defined in the GRA) post-emergence into the Restricted Cash Reclamation Accounts until reclamation is completed or the balances in the Restricted Cash Reclamation Accounts equals or exceeds 125% of the estimated total remaining cost of reclamation, mitigation and water treatment. On April 28, 2017, the Company deposited $14,501 into the Restricted Cash Accounts for reclamation pursuant to the requirements of the GRA relating to its obligation to pay 50% of positive Free Cash Flow for the first quarter of 2017. The Free Cash Flow contributions were subject to reconciliation on an annual basis.
In addition to the foregoing allocated contributions to the Restricted Cash Reclamation Accounts, any collateral returned to the Company from any surety bond issuer was to be paid into the Restricted Cash Reclamation Account of the applicable Regulatory Authority. Similarly, if the Company sold a mining asset in a state for at least $100, it was required to deposit a percentage of the proceeds into the Restricted Cash Reclamation Account of the applicable Regulatory Authority.
The amended reclamation agreement executed in 2017 terminated the free cash flow and collateral return obligations and modified the periodic contributions such that the Company is only required to make payments into LCC’s restricted cash accounts of $17,500 in 2018, 2019, 2020, and 2021 with a final payment of $10,000 in 2022.
Contura Contributions:
Contura was scheduled to pay $50,000 into the various Restricted Cash Reclamation Accounts. $8,000 was paid at emergence and another $10,000 was paid in July of 2017.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

In addition to the mandatory contributions through 2020, Contura had a contingent obligation to pay up to an aggregate amount of $50,000 in annual installments into the various Restricted Cash Reclamation Accounts from 2021 through 2025.
The amended reclamation agreement executed in 2017 terminated this contingent obligation.
The Reclamation Settlement Agreements Prior to the 2017 Amendment
Upon emerging from bankruptcy, the Company entered into Reclamation Settlement Agreements that established how the Company will utilize the funds in the Restricted Cash Reclamation Accounts to complete reclamation at its properties, in particular those with only reclamation activities to be completed (the “Reclaim-Only Sites”) and replace its remaining self-bonds on those Reclaim-Only Sites by July 2026. All funds deposited into the Restricted Cash Reclamation Accounts were to be used solely to fund reclamation, mitigation and water treatment and management obligations in the applicable state. Each Regulatory Authority had the right to audit the usage of its applicable Restricted Cash Reclamation Account at any time and from time to time upon reasonable notice.
The Company and the applicable Regulatory Authority also entered into general and, in appropriate circumstances, site specific agreements providing a schedule of priority for reclamation, mitigation and water treatment and management. The Company could use funds contributed to the Restricted Cash Reclamation Account in the performance of its obligations to complete reclamation, mitigation and water treatment and management only within the applicable state and only in accordance with the applicable permits and any applicable initial, long term and semi-annual budgets approved by the applicable Regulatory Authority.
Upon written confirmation from any Regulatory Authority confirming the full reclamation of all permits in the state and the release of the associated bonds, any remaining funds in the Restricted Cash Reclamation Account were to be delivered to the Company.
Until the Company had fulfilled its obligations to bond and fully fund reclamation, mitigation and water management and treatment in accordance with the Reclamation Settlement Agreements, it was prohibited from making any dividends or other distributions on account of any equity interests in the Company.
In addition, the sale of assets to Contura pursuant to the POR and Contura's partial funding of the Company's reclamation obligations pursuant to the Reclamation Funding Agreement shall not cause Contura or the Company to be deemed to be owners or controllers of each other or of each other's businesses.
Pursuant to the Reclamation Settlement Agreement with West Virginia, the Company posted approximately $100,000 of new surety bonds to reduce its self-bonded liability. In addition, the Company posted $39,000 of collateral to secure its obligations on the Reclaim-Only Sites pending (a) its replacement of all self-bonds with commercial surety bonds or (b) completion of reclamation at all self-bonded sites. The Reclamation Settlement Agreement with West Virginia specified that the Company will reduce its self-bonded obligations with respect to its Reclaim-Only Sites according to the following schedule:

•	25% by December 31, 2020;

•	50% by December 31, 2023; and

•	100% by the tenth anniversary of the Effective Date.
2017 Reclamation Funding Agreement Amendment
The amended reclamation agreement was entered into by and among ANR, Inc., LCC, Contura Energy, Inc. and various federal and state agencies. The agreement documents the specific permits being transferred to LCC from ANR and acknowledges consent of the regulatory authorities to the LCC sales transaction. ANR’s periodic payments were amended and superseded to provide that no additional funding is required into the GRA accounts.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

The following table highlights the original funding requirements, the funding that has occurred post-emergence through December 31, 2017, the amount no longer required to be funded into the GRA accounts, and the future funding into LCC’s restricted cash accounts required:

	Mandatory Funding Required Under the 2016 POR	Mandatory Amounts Funded (1)	Funding No Longer Required by ANR based upon Amendment	Future Funding into LCC's Restricted Cash Accounts (2)
2016	$5,000	$5,000	$—	$—
2017	10,000	7,627	2,373	—
2018	10,000	—	10,000	17,500
2019	12,000	—	12,000	17,500
2020	12,000	—	12,000	17,500
2021	12,000	—	12,000	17,500
2022	12,000	—	12,000	10,000
2023	12,000	—	12,000	—
2024	12,000	—	12,000	—
2025	12,000	—	12,000	—
Total	$109,000	$12,627	$96,373	$80,000
______________

(1)
September 2017 was the last month that contributions were made into the GRA accounts associated with Kentucky, Tennessee, and West Virginia. Contributions into the GRA accounts of Virginia and Illinois continued for the remainder of the year (monthly contributions totaling $42). The contributions will cease when the permits are officially transferred to the respective buyers of the properties. Some contributions are expected to be made in early 2018 for these two states but are not material, and not reflected in the schedule above.

(2)	The principal portion of the $80,000 is reflected in long term debt on the Consolidated Balance Sheet at December 31, 2017 (see Note 12).

The Water Treatment Settlement Agreement per the 2016 POR and the Amended Stipulation Regarding Water Treatment Obligations
2016 Water Treatment Settlement Agreement
The Water Treatment Settlement Agreement specified that the Company will establish and fund restricted cash accounts (“Restricted Cash Water Treatment Accounts”) for each state in which it operates. The Company was required to make contributions totaling $15,000 between 2017 and 2023.
The Company contributed $1,000 to each of the Restricted Cash Water Treatment Accounts on the Effective Date. The contributions in 2017 were divided evenly among the states. Beginning in 2018, the contributions were to be allocated based upon the percentage of water treatment costs associated with each state.
The funds in the Restricted Cash Water Treatment Accounts could be used to pay for costs associated with treating water, constructing water treatment systems, or undertaking other projects that will improve water quality discharging from the Company’s property. The Company and the applicable state agencies were also required to set a minimum balance that must be maintained in the Water Treatment Restricted Cash Account for each applicable state.
2017 Amended Water Treatment Stipulation
The amended water treatment stipulation was entered into by and among ANR, Inc., LCC, and the Environmental Protection Agency. The agreement was entered into to amend the framework and funding for the fulfillment of water treatment obligations in light of the LCC sales transaction. The amount of restricted cash that ANR had set aside in the water treatment accounts was conveyed to LCC in the sales transaction.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

The following table highlights the original funding requirements, the funding that has occurred post-emergence through December 31, 2017, and the future funding requirements:

	Mandatory Funding Required Under the 2016 POR	Mandatory Amounts Funded	Future Funding into Accounts of LCC (1)
2017	$1,000	$1,000	$—
2018	1,500	—	1,500
2019	2,500	—	2,500
2020	2,500	—	2,500
2021	2,500	—	2,500
2022	2,500	—	2,500
2023	2,500	—	2,500
Total	$15,000	$1,000	$14,000
______________

(1)	The principal portion of the $14,000 is reflected in long term debt on the Consolidated Balance Sheet at December 31, 2017 (see Note 12).

The Mitigation Settlement per the 2016 POR and the Amended Permitting and Mitigation Plan Funding and Settlement Agreement
2016 Mitigation Settlement
The Mitigation Settlement Agreement required the Company to establish a restricted cash account (“Restricted Cash Mitigation Account”) which will be used to fund mitigation required by the Company’s Section 404 permits. The Company contributed $4,500 to the Restricted Cash Mitigation Account on the Effective Date and made an additional contribution of $1,500 in 2017. $5,500 of restricted cash was transferred to LCC in October of 2017 based on the amended agreement. The amended agreement requires ANR to continue to make contributions into the Restricted Cash Mitigation Account to cover obligations of the Company’s remaining Section 404 permits.
2017 Amended Permitting and Mitigation Plan Funding and Settlement Agreement
The amended Permitting and Mitigation Plan Funding and Settlement Agreement water treatment stipulation was entered into by and among ANR, Inc., LCC, Contura Energy, Inc. and the U.S. Army Corps of Engineers.
The following table highlights the original funding requirements, the funding that occurred post-emergence, and the amended future funding requirements.

	Funding Required Under the 2016 POR	Amended Agreement Adjustment	Funding Required per the Amendment	Amounts Funded Through December 2017	Future Funding Required
2016	$4,500	$—	$4,500	$4,500	$—
2017 - Pre Amendment	1,000	—	1,000	1,000	—
Subtotal	5,500	—	5,500	5,500	—
2017 - Post Amendment	—	500	500	500	—
2018	1,500	(500)	1,000	—	1,000
2019	2,500	—	2,500	—	2,500
2020	3,000	—	3,000	—	3,000
2021	3,000	—	3,000	—	3,000
2022	2,500	—	2,500	—	2,500
Total	$18,000	$—	$18,000	$6,000	$12,000

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

The Company is required to keep a minimum balance in the Restricted Cash Mitigation Account at all times and must receive approval of its budgets from the U.S. Army Corps of Engineers to spend funds from this account.
(14) Asset Retirement Obligations
As of December 31, 2017, and 2016, the Company had recorded asset retirement obligation accruals for mine reclamation and closure costs totaling $68,302 and $266,188, respectively. The portion of the costs expected to be paid within a year of $10,996 as of December 31, 2017 is included in accrued expenses and other current liabilities.
Changes in the asset retirement obligations were as follows:

	Total	Continuing Operations	Discontinued Operations
Total asset retirement obligations at July 26, 2016	$278,530	$86,886	$191,644
Accretion for the period(1)	31,401	9,763	21,638
Revisions in estimated cash flows(2)	(27,405)	(5,808)	(21,597)
Asset sales(3)	(2,897)	(2,897)	—
Expenditures for the period	(13,441)	(3,345)	(10,096)
Total asset retirement obligations at December 31, 2016	266,188	84,599	181,589
Accretion for the period(1)	62,221	22,733	39,488
Sites added during the period	171	171	—
Revision in estimated cash flows(2)	(31,173)	(31,173)	—
Asset sales(3)	(192,921)	—	(192,921)
Expenditures for the period	(36,184)	(8,028)	(28,156)
Total asset retirement obligations at December 31, 2017	68,302	68,302	—
Less current portion	10,996	10,996	—
Long-term portion	$57,306	$57,306	$—
______________

(1)
Offsetting accretion expense in the activities of discontinued operations for 2017 and 2016 is $4,216 and $2,253 of interest income, respectively, associated with the reclamation funding receivable from Contura.

(2)
Represents a reduction in estimated costs which was recorded as a reduction to depreciation, depletion, and amortization in the Consolidated Statements of Operations/activities of discontinued operations for the year ended December 31, 2017 and the period ended December 31, 2016.

(3)
Assumption of asset retirement obligation by buyers is included in Gain (Loss) on disposition of property, plant, and equipment in the Consolidated Statements of Operations/activities of discontinued operations and the Consolidated Statements of Cash Flows.

(15) Other Non-Current Liabilities
Other non-current liabilities consisted of the following:

	December 31, 2017	December 31, 2016
Contingent revenue obligation	$42,860	$27,748
Deferred WY production taxes	4,547	11,159
Property taxes	—	26,531
Other	3,258	4,257
Total other non-current liabilities	$50,665	$69,695

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

(16) Fair Value of Financial Instruments and Fair Value Measurements
The estimated fair values of financial instruments are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision.
The carrying amounts for cash and cash equivalents, trade accounts receivable, net, notes and other receivables, restricted cash, long-term restricted cash, prepaid expenses and other current assets, trade accounts payable, and accrued expenses and other current liabilities approximate fair value due to the short maturity of these instruments.
The following tables set forth by level, within the fair value hierarchy, the Company’s long-term debt at fair value as of December 31, 2017 and 2016, respectively:

	December 31, 2017
	Carrying Amount (1)	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
$150,000 term loan	$137,981	$142,825	$—	$—	$142,825
LCC note payable	51,640	49,937	—	—	49,937
LCC water stipulation	8,189	7,893	—	—	7,893
______________

(1)	Net of unamortized debt issuance costs and debt discount

	December 31, 2016
	Carrying Amount (1)	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Credit Facility loan	$106,160	$122,933	$—	$—	$122,933
______________

(1)	Net of debt issuance costs

The following tables set forth by level, within the fair value hierarchy, the Company’s financial and non-financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2017 and 2016. Financial and non-financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the determination of fair value for assets and liabilities and their placement within the fair value hierarchy levels.

	Carrying Amount	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2017
Financial liabilities:
Contingent Revenue Obligation	$(42,860)	$(42,860)	$—	$	$(42,860)
December 31, 2016
Financial liabilities:
Contingent Revenue Obligation	$(27,748)	$(27,748)	$—	$—	$(27,748)

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

The Company assigned a fair value of ($13,101) to the contingent revenue obligation in fresh start accounting. Improved future revenue expectations compared to the expectations at the emergence date resulted in a ($14,647) increase in the obligation as of December 31, 2016 to a balance of ($27,748). The balance was further increased as of December 31, 2017 by ($15,112). The change in estimated liability is recorded on the Consolidated Statements of Operations as mark-to-market adjustment - acquisition-related obligations and the liability is shown in other non-current liabilities in the Company’s Consolidated Balance Sheets.
The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the tables above.
Level 3 Fair Value Measurements
Corporate Debt Securities - The fair values of the Company’s corporate debt securities are obtained from a third-party pricing service provider. The fair values provided by the pricing service provider are estimated using pricing models, where the inputs to those models are based on observable market inputs including credit spreads and broker-dealer quotes, among other inputs. The Company classifies the prices obtained from the pricing services within Level 3 of the fair value hierarchy because the underlying inputs are directly observable from active markets; however, the pricing models used entail a certain amount of subjectivity and therefore differing judgments in how the underlying inputs are modeled which could result in different estimates of fair value.
Fresh Start Reporting - The Company recorded its assets and liabilities upon emergence from bankruptcy under the fresh start method of accounting. Determining the fair value of assets and liabilities requires management’s judgment, the utilization of independent valuation experts and often involves the use of significant estimates and assumptions with respect to the timing and amounts of future cash inflows and outflows, discount rates, market prices and asset lives, among other items.
Contingent Revenue Obligation - The fair value of the contingent revenue obligation was estimated using a Black-Scholes pricing model and is marked to market at each reporting period with changes in value reflected in earnings. The inputs included in the Black-Scholes pricing model are the Company's forecasted future revenue, the stated royalty rate, the remaining periods in the obligation, and the annual risk-free interest rate based on the US Constant Maturity Treasury Curve and annualized volatility. The annualized volatility was calculated by observing volatilities for comparable companies with adjustments for the Company's size and leverage.
(17) Income Taxes
Impacts of the Tax Cuts and Jobs Act
On December 22, 2017, the Tax Act was signed into law. The Tax Act contains significant changes to corporate taxation, including (i) the reduction of the corporate tax rate from 35% to 21%, (ii) the acceleration of tax depreciation for certain business assets, (iii) the repeal of the domestic production deduction, (iv) additional limitations on the deductibility of interest expense, and (v) expanded limitations on executive compensation. Tax reform eliminated the alternative minimum tax (“AMT”) for corporations while allowing the continued use of AMT credit carryforwards and allowing future refunds of these credits. Except for the acceleration of tax depreciation for certain business assets effective in September of 2017, the changes are effective as of January 1, 2018.
The key impact of the Tax Act on the Company’s financial statements for the year ended December 31, 2017 relates to the expected future refundable AMT credits that existed at emergence of $23,027 ($30,702 less valuation allowance of $7,675). The expected future refunds are recorded as a receivable in other non-current assets on the Company’s Consolidated Balance Sheet as of December 31, 2017. As of December 31, 2016, prior to the Tax Act, the AMT credits were not considered deferred tax assets since significant limitations existed on utilization of the credits. As of December 31, 2017, the Company has recorded its best estimate based on the information and guidance available at this time and has not completed its analysis of the impact of the Tax Act on the monetization of the AMT credit carryforwards. Under the Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) 118, the Company will finalize the analysis within the one-year measurement period on December 22, 2018. Until additional guidance is provided by the Internal Revenue Service on the minimum tax credit refund, uncertainty exists around the ultimate realization of 100% of available credits.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

The key impact of the Tax Act on the Company’s financial statement income tax disclosures for the year ended December 31, 2017 was the re-measurement of deferred tax assets to the new corporate tax rate. In order to calculate the effects of the new corporate tax rate on the Company’s deferred tax balances, ASC 740 “Income Taxes” (“ASC 740”) required the re-measurement of the Company’s deferred tax balances as of the enactment date of the Tax Act, based on the rates at which the balances are expected to reverse in the future. The re-measurement was completely offset by a change in valuation allowance.
Significant components of income tax (expense) benefit from continuing operations were as follows:

	December 31, 2017	July 26 through December 31, 2016
Current tax expense:
Federal	$(11,680)	$—
State	(5,904)	—
	(17,584)	—
Deferred tax benefit:
Federal	—	15,196
State	—	3,018
	—	18,214
Total income tax (expense) benefit:
Federal	(11,680)	15,196
State	(5,904)	3,018
	$(17,584)	$18,214
A reconciliation of the statutory federal income tax expense (benefit) at 35% on income (loss) from continuing operations to the actual income tax expense (benefit) is as follows:

	Year Ended December 31, 2017	Period from July 26 through December 31, 2016
Pre-tax income (loss)	$134,773	$(51,859)

Federal statutory income tax expense (benefit)	47,171	(18,151)
Increase (reductions) in taxes due to:
Percentage depletion allowance	(22,512)	(4,830)
Federal tax rate change	27,619	—
Minimum tax credit asset recognition due to Tax Act	(30,702)	—
State taxes, net of federal tax impact	2,442	(3,623)
Tax provision to tax return impact	10,071	—
Change in valuation allowances	(17,265)	8,242
Other	760	148
Income tax expense (benefit)	$17,584	$(18,214)

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

Deferred income taxes result from temporary differences between the reported amounts for financial statement purposes and income tax purposes. The net deferred tax assets and liabilities included in the Consolidated Balance Sheets include the following amounts:

	December 31, 2017	December 31, 2016
Deferred tax assets:
Asset retirement obligations	$17,851	$104,414
Reserves and accruals not currently deductible	15,251	12,549
Workers' compensation and black lung	60,462	83,490
Pension and postretirement medical benefit obligations	54,090	83,772
LCC Note Payable and Water Treatment Stipulation	15,655	—
Alternative minimum tax credit carryforwards	7,675	—
Net operating loss carryforwards, net of Section 382 limitation	26,236	13,798
Gross deferred tax assets	197,220	298,023
Less valuation allowance	(77,746)	(43,534)
Deferred tax assets	119,474	254,489

Deferred tax liabilities:
Property, plant and equipment	(22,040)	(28,018)
Restricted cash	(90,756)	(198,094)
Acquired intangibles, net	(90)	(3,149)
Prepaid expenses	(2,359)	(2,855)
Other Assets	(4,229)	(22,373)
Total deferred tax liabilities	(119,474)	(254,489)
Net deferred tax assets	$—	$—
Changes in the valuation allowance during the year ended December 31, 2017 and for the period July 26 through December 31, 2016, including discontinued operations, were as follows:

	December 31, 2017	July 26 through December 31, 2016
Valuation allowance beginning of period	$43,534	$—
Valuation allowance established in fresh start accounting to account for book and tax basis differences	—	26,898
Valuation allowance not effecting income tax expense	14,737	—
Increase in valuation allowance recorded as an increase to income tax expense	19,475	16,636
Valuation allowance end of period	$77,746	$43,534
Although the Company is the successor from an accounting perspective, Contura is the successor for federal income tax purposes as a result of a tax-free reorganization that occurred as part of the bankruptcy restructuring. As a result of the reorganization, Contura inherited substantially all of the federal and state net operating loss carry forwards of Alpha as well as the historical tax basis of assets acquired, and liabilities assumed from Alpha. Any NOL carryforwards that ANR retained are subject to Code Section 382 limitations and are not recognized as a deferred tax asset as of December 31, 2017 and 2016.
Although Contura is the income tax successor, ANR is entitled to the cash benefit of any income tax refunds for pre-emergence periods as stated in the Asset Purchase Agreement with Contura. At December 31, 2017 and 2016, $12,711

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

($11,189 relates to post-petition periods) and $8,398, respectively, of refundable income taxes are included in Prepaid Expenses and Other Current Assets. ANR is also obligated for any additional income taxes that may arise for pre-emergence periods. ANR is not aware of any potential taxes due for pre-emergence periods and no liability is recorded. As of December 31, 2017, tax years 2016-2017 remain open to federal and state examination.
At December 31, 2017 and 2016 the Company’s tax effected temporary differences and NOL’s amounted to $77,746 and $43,534, respectively, and were completely offset by valuation allowances. At December 31, 2017, the Company has regular tax net operating loss carryforwards for federal income tax purposes of approximately $102,000. The federal net operating loss carryforwards will expire between years 2036 and 2037.
The change in valuation allowance resulted from an increase in net operating losses for the periods reported and other deferred tax assets for which the Company is unable to support realization.
The total amount of unrecognized tax benefits at December 31, 2017 and 2016 was $0.
The Company’s policy is to classify interest and penalties related to uncertain tax positions as part of income tax expense. As of December 31, 2017, and 2016, the Company has recorded accrued interest and penalties of $0 and $0, respectively.
(18) Employee Benefit Plans
The Company provides several types of benefits for its employees, including defined benefit pension plans, workers’ compensation and black lung benefits, defined contribution retirement savings plans, and health insurance coverage.

(a)	Company Administered Defined Benefit Pension Plans
The Company has three qualified non-contributory defined benefit pension plans, which cover certain salaried and non-union hourly employees. Participants accrued benefits either based on certain formulas, the participant’s compensation prior to retirement, or plan specified amounts for each year of service with the Company. Benefits are frozen under these plans.
The qualified non-contributory defined benefit pension plans are collectively referred to as the “Pension Plans”.
Annual funding contributions to the Pension Plans are made as recommended by consulting actuaries based upon the ERISA funding standards. Plan assets consist of equity and fixed income funds, private equity funds and a guaranteed insurance contract.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

The following tables set forth the plans’ accumulated benefit obligations, fair value of plan assets and funded status:

	Year Ended December 31, 2017	July 26 through December 31, 2016
Change in benefit obligations:
Accumulated benefit obligation at beginning of period:	$716,312	$805,867
Interest cost	25,143	9,693
Actuarial (gain) loss	58,593	(84,691)
Benefits paid	(32,629)	(11,762)
Plan amendments	(3,889)	—
Settlements	(4,205)	(2,795)
Accumulated benefit obligation at end of period	$759,325	$716,312

Change in fair value of plan assets:
Fair value of plan assets at beginning of period	$507,011	$544,113
Actual return on plan assets	62,939	(24,958)
Employer contributions	14,322	2,413
Benefits paid	(32,629)	(11,762)
Settlements	(4,205)	(2,795)
Fair value of plan assets at end of period	$547,438	$507,011
Funded status	$(211,887)	$(209,301)
Accrued benefit cost at end of year	$(211,887)	$(209,301)
Gross amounts related to pension obligations recognized in accumulated other comprehensive (income) loss consisted of the following as of December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Net actuarial gain	$(22,709)	$(45,867)
The following table details the components of net periodic benefit credit:

	Year Ended December 31, 2017	July 26 through December 31, 2016
Interest cost	$25,143	$9,693
Expected return on plan assets	(31,240)	(13,826)
Prior service credit	(114)	—
Settlement gain	(39)	(40)
Net periodic benefit credit	$(6,250)	$(4,173)

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

Other changes in plan assets and benefit obligations recognized in other comprehensive (income) loss are as follows:

	Year Ended December 31, 2017	July 26 through December 31, 2016
Current year actuarial (gain) loss	$26,894	$(45,907)
Net prior service credit	(3,775)	—
Settlement gain	39	40
Total recognized in other comprehensive (income) loss	$23,158	$(45,867)
Total recognized in net periodic benefit cost and other comprehensive loss (income)	$16,908	$(50,040)
The following table presents information applicable to plans with accumulated benefit obligations in excess of plan assets:

	December 31, 2017	July 26 through December 31, 2016
Projected benefit obligation	759,325	716,312
Accumulated benefit obligation	759,325	716,312
Fair value of plan assets	547,438	507,011
The current portion of the Company’s Pension Plans liability is the amount by which the actuarial present value of benefits included in the benefit obligation payable in the next twelve months exceeds the fair value of plan assets. However, even though the plan may be underfunded, if there are sufficient plan assets to make expected benefit payments to plan participants in the succeeding twelve months, no current liability is recognized. Under this standard no current pension liability would be presented. However, the POR established a $9,000 contractual obligation paid in June of 2017 and to be paid in June of 2018 and the company has shown $9,000 as a current liability in the Consolidated Balance Sheets as of December 31, 2017 and 2016.
The weighted-average actuarial assumption used in determining the benefit obligations as of December 31, 2017 and 2016 was as follows:

	December 31, 2017	December 31, 2016
Discount rate	3.63%	4.12%
The weighted-average actuarial assumptions used to determine net periodic benefit cost for the year ended December 31, 2017 and for the period July 26 through December 31, 2016 were as follows:

	Year Ended December 31, 2017	July 26 through December 31, 2016
Discount rate	4.12%	3.44%
Expected long-term return on plan assets	6.25%	6.25%
Measurement date	December 31, 2017	December 31, 2016
The discount rate assumptions were determined from a high quality corporate bond yield-curve timing of the Company’s projected cash out flows.
The expected long-term return on assets of the Pension Plans is established at the beginning of each year by the Company’s Benefits Committee in consultation with the plans’ actuaries and outside investment advisors. This rate is

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

determined by taking into consideration the Pension Plans’ target asset allocation, expected long-term rates of return on each major asset class by reference to long-term historic ranges, inflation assumptions and the expected additional value from active management of the Pension Plans’ assets. For the determination of net periodic benefit cost in 2018, the Company will utilize an expected long-term return on plan assets of 6.25%.
Assets of the Pension Plans are held in trusts and are invested in accordance with investment guidelines that have been established by the Company’s Benefits Committee in consultation with outside investment advisors. The target allocation for 2018 and the actual asset allocation as reported at December 31, 2017 is as follows:

	Target Allocation Percentages 2018	Percentage of Plan Assets 2017
Equity funds	40%	39%
Fixed income funds	60%	59%
Other types of investments	—%	2%
Total	100.00%	100.00%
The asset allocation targets have been set with the expectation that the Pension Plans’ assets will fund the expected liabilities within an appropriate level of risk. In determining the appropriate target asset allocations, the Benefits Committee considers the demographics of the Pension Plans’ participants, the funding status of each plan, the Company’s contribution philosophy, the Company’s business and financial profile and other associated risk factors. The Pension Plans’ assets are periodically rebalanced among the major asset categories to maintain the asset allocation within a specified range of the target allocation percentage.
For the year ended December 31, 2017, $14,322, of cash contributions were made to the Pension Plans. The Company expects to contribute $13,344 to the Pension Plans in 2018, including the $9,000 required under the POR.
The following represents expected future pension benefit payments for the next ten years:

2018	$29,436
2019	29,858
2020	30,989
2021	31,894
2022	32,704
2023-2027	171,077
$325,958

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

The fair values of the Company’s Pension Plans’ assets as of December 31, 2017, by asset category are as follows:

		Quoted Market Prices in Active Market for Identical Assets	Significant Observable Inputs	Significant Unobservable Inputs
Asset Category	Total	(Level 1)	(Level 2)	(Level 3)
Equity securities:
Multi-asset fund (a)	$212,337	$—	$212,337	$—
Fixed income funds:
Bond fund (b)	320,478	—	320,478	—
Other types of investments:
Guaranteed insurance contract	10,675	—	—	10,675
Total	$543,490	$—	$532,815	$10,675
Receivable (c)	1,038
Total assets at fair value	544,528
Private equity funds measured at net asset value practical expedient (1)	2,910
Total plan assets	$547,438
______________

(a)	This fund contains equities (domestic and international), real estate, and bonds.

(b)	This fund contains bonds representing a diversity of sectors and maturities. This fund also includes mortgage-backed securities and U.S. Treasuries.

(c)	Receivable for investments sold at December 31, 2017, which approximates fair value.

The fair values of the Company’s Pension Plans’ assets as of December 31, 2016, by asset category are as follows:

		Quoted Market Prices in Active Market for Identical Assets	Significant Observable Inputs	Significant Unobservable Inputs
Asset Category	Total	(Level 1)	(Level 2)	(Level 3)
Equity securities:
Multi-asset fund (a)	$195,656	$—	$195,656	$—
Fixed income funds:
Bond fund (b)	294,688	—	294,688	—
Other types of investments:
Guaranteed insurance contract	10,553	—	—	10,553
Total	$500,897	$—	$490,344	$10,553
Receivable (c)	2,676
Total assets at fair value	503,573
Private equity funds measured at net asset value practical expedient (1)	3,438
Total plan assets	$507,011
______________

(a)	This fund contains equities (domestic and international), real estate, and bonds.

(b)	This fund contains bonds representing a diversity of sectors and maturities. This fund also includes mortgage-backed securities and U.S. Treasuries.

(c)	Receivable for investments sold at December 31, 2016, which approximates fair value.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

Changes in Level 3 plan assets for the period ended December 31, 2017 were as follows:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Guaranteed Insurance Contract
Beginning balance, December 31, 2016	$10,553
Actual return on plan assets:
Relating to assets still held at the reporting date	(228)
Relating to assets sold during the period	—
Purchases, sales, and settlements	350
Ending balance, December 31, 2017	$10,675
Changes in Level 3 plan assets for the period ended December 31, 2016 were as follows:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Guaranteed Insurance Contract
Beginning balance, July 26, 2016	10,434
Actual return on plan assets:
Relating to assets still held at the reporting date	—
Relating to assets sold during the period	—
Purchases, sales, and settlements	119
Ending balance, December 31, 2016	$10,553
The following is a description of the valuation methodologies used for assets measured at fair value:
Level 1 Plan Assets: Assets consist of individual security positions which are easily traded on recognized market exchanges. These securities are priced and traded daily, and therefore the fund is valued daily.
Level 2 Plan Assets: Funds consist of individual security positions which are mostly securities easily traded on recognized market exchanges. These securities are priced and traded daily, and therefore the fund is valued daily.
Level 3 Plan Assets: Assets are valued monthly or quarterly based on the Market Value provided by managers of the underlying fund investments. The Market Value provided typically reflects the fair value of each underlying fund investment, including unrealized gains and losses.

(1)
In accordance with Accounting Standards Update 2015-07, investments that are measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the total value of assets of the plans.

(b)    Workers’ Compensation and Pneumoconiosis (Black lung)
The Company is required by federal and state statutes to provide benefits to employees for awards related to workers’ compensation and black lung. The Company’s subsidiaries are insured for worker’s compensation and black lung obligations by a third-party insurance provider with the exception of certain subsidiaries in which the Company is a qualified self-insurer

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

for workers’ compensation and/or black lung related obligations. Certain of the Company’s subsidiaries are self-insured for black lung benefits and may fund benefit payments through a Section 501(c) (21) tax-exempt trust fund.
The liability for self-insured workers’ compensation claims (including the liability for subsidiaries utilizing high-deductible insurance programs) is an actuarially determined estimate of the undiscounted ultimate losses to be incurred on such claims based on the Company’s experience and includes a provision for incurred but not reported losses. The liability for self-insured black lung benefits (including the liability for subsidiaries utilizing high-deductible insurance programs) is estimated by an independent actuary by prorating the accrual of actuarially projected benefits over the employee’s applicable term of service. Adjustments to the probable ultimate liability for workers’ compensation and black lung are made annually based on actuarial valuations.
During 2017, the Company executed a reinsurance contract with a third party and made a lump sum payment in exchange for the reinsurance company’s agreement to administer and pay certain future workers compensation and state black lung obligations in the state of Kentucky. The estimated liability for these future claims remains as a liability on the Consolidated Balance Sheet as of December 31, 2017. As the liabilities are paid by the insurance company, the prepaid insurance amounts will be reduced by a corresponding amount. The total lump sum payment exceeded the workers compensation and state black lung obligations recorded as a liability, resulting in a $6,330 charge to Cost of coal sales for the year ended December 31, 2017.
The Company’s self-insured workers’ compensation net liability, before prepaid insurance, was $138,797 and $146,346, including a current liability portion of $13,159 and $14,103, and an offsetting long term receivable of $16,796 and $17,843, for amounts estimated to be recoverable from insurance, at December 31, 2017 and 2016, respectively. Further offsetting the $138,797 of liability at December 31, 2017 is prepaid insurance amount of $31,129, resulting in a net liability of $107,668.
Self-insured workers’ compensation expense for the period ended December 31, 2017 and 2016 was $17,525 and $9,782. Certain of the workers’ compensation obligations and surety bonds are secured by letters of credit in the amount of $74,452 and $95,563, respectively. In addition, certain of the state bonding and legacy general liability insurance claims are secured by letters of credit in the amount of $15,000 and $26,111, respectively.
For the Company’s subsidiaries that utilize third-party insurance providers for workers’ compensation and black lung claims, the insurance premium expense for the year ended December 31, 2017 and the period ended December 31, 2016 was $5,875 and $1,786, respectively.
The following tables set forth the accumulated black lung benefit obligations, fair value of plan assets and funded status for the year ended December 31, 2017 and for the period July 26 through December 31, 2016:

	Year Ended December 31, 2017	July 26 through December 31, 2016
Change in benefit obligations:
Accumulated benefit obligation at beginning of period:	$69,118	$71,585
Service cost	1,542	760
Interest cost	2,624	876
Actuarial (gain) loss	33,136	(602)
Benefits paid	(11,288)	(3,501)
Accumulated benefit obligation at end of period	$95,132	$69,118

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

Change in fair value of plan assets:
Fair value of plan assets at beginning of period	$2,616	$2,624
Actual loss on plan assets	(30)	(8)
Benefits paid	(11,288)	(3,501)
Employer contributions	11,288	3,501
Fair value of plan assets at end of period	2,586	2,616
Funded status	$(92,546)	$(66,502)

Amounts recognized in the Consolidated Balance Sheets:
Current liabilities	$7,357	$3,412
Long-term liabilities	85,189	63,090
	$92,546	$66,502
Gross amounts related to black lung obligations recognized in accumulated other comprehensive (income) loss consisted of the following as of December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Net actuarial (gain) loss	$32,666	$(567)
The following table details the components of the net periodic benefit cost for black lung obligations:

	Year Ended December 31, 2017	July 26 through December 31, 2016
Service cost	$1,542	$760
Interest cost	2,624	876
Expected return on plan assets	(67)	(27)
Net periodic expense	$4,099	$1,609
Other changes in the black lung plan assets and benefit obligations recognized in other comprehensive (income) loss are as follows:

	Year Ended December 31, 2017	July 26 through December 31, 2016
Current year actuarial (gain) loss	$33,233	$(567)
Total recognized in other comprehensive (income) loss	$33,233	$(567)
Total recognized in net periodic benefit cost and other comprehensive (income) loss	$37,332	$1,042
The weighted-average assumptions related to black lung obligations used to determine the benefit obligation as of December 31, 2017 and 2016 were as follows:

	December 31, 2017	December 31, 2016
Discount rate	3.65%	4.16%

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

The weighted-average assumptions related to black lung obligations used to determine net periodic benefit cost were as follows:

	Year Ended December 31, 2017	July 26 through December 31, 2016
Discount rate	4.18%	3.50%
Expected long-term return on plan assets	2.50%	2.50%
Federal benefit trend rate	3.00%	3.00%
Health care cost trend rate	5.00%	5.00%
Estimated future cash payments related to black lung obligations for the next ten years ending after December 31, 2017 are as follows:

Year ending December 31:
2018	$7,479
2019	4,894
2020	4,895
2021	5,064
2022	5,679
2023-2027	15,145
$43,156
(c)    Defined Contribution Retirement Savings Plans
The Company sponsors multiple defined contribution and profit sharing plans to assist its eligible employees in providing for retirement. Generally, under the terms of these plans, employees make voluntary contributions through payroll deductions and the Company makes matching and/or discretionary contributions, as defined by each plan. The Company did not match contributions for non-union employees during the period from July 26 through December 31, 2016. The Company’s total contributions to these plans for the period ended December 31, 2016 were $59. The Company implemented an employer contribution plan effective January 1, 2017 for those employees remaining employed as of December 31, 2017. An expense of $8,265 was recorded for the year ended December 31, 2017, with the cash being contributed to employee accounts in January of 2018.
(d)    Self-Insured Medical Plan
Certain subsidiaries of the Company are principally self-insured for health insurance coverage provided for all of its active employees. Estimated liabilities for health and medical claims are recorded based on the Company’s historical experience and include a component for incurred but not reported claims. During the year ended December 31, 2017 and the period from July 26 through December 31, 2016, the Company incurred total claims expense of $44,074 and $15,091, respectively, which represented claims processed and an estimate for claims incurred but not reported.
(19) Stock Based Compensation Awards
On May 3, 2017 the Company’s Board of Directors adopted the ANR, Inc. 2017 Equity Incentive Plan to compensate certain individuals for their service to the Company and to further align the individual’s financial interests with those of the Company’s stockholders. 2,000,000 Class C-3 common shares were reserved for issuance under the plan, and awards covering 1,800,000 shares were granted.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

Restricted Stock Awards
During the year ended December 31, 2017, the Company granted a total of 18,000 restricted Class C-3 common shares to certain executive officers, directors, and key employees. The company recorded $23 of stock-based compensation expense in 2017 related to these shares.
Non-qualified Stock Option
During the year ended December 31, 2017, the Company granted a total of 1,782,000 in non-qualified stock options to certain executive officers, directors, and key employees. The options are exercisable at $1.25 per share, but cannot be exercised unless a change of control event occurs. No stock-based compensation expense was recorded in 2017 for these options given the change of control limitation on exercisability.
(20) Commitments and Contingencies
(a) General
Estimated losses from loss contingencies are accrued by a charge to income when information available indicates that it is probable that an asset has been impaired, or a liability has been incurred, and the amount of the loss can be reasonably estimated. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the consolidated financial statements when it is at least reasonably possible that a loss may be incurred and that the loss could be material.
(b) Commitments and Contingencies
Commitments
The Company leases coal mining and other equipment under long-term capital and operating leases with varying terms. In addition, the Company leases mineral interests and surface rights from land owners under various terms and royalty rates.
As of December 31, 2017, aggregate future minimum non-cancelable lease payments under operating leases and minimum royalties under coal leases were as follows:

	Operating Leases	Coal Royalties
Year Ending December 31:
2018	$2,123	$10,403
2019	544	8,268
2020	449	7,053
2021	—	6,282
2022	—	5,620
Thereafter	—	21,040
Total	$3,116	$58,666
For the year ended December 31, 2017 and for the period from July 26 through December 31, 2016, net rent expense under operating leases was $5,394 and $1,429, respectively, and coal royalty expense was $63,092 and $21,748, respectively.
Contingencies
Extensive regulation of the impacts of mining on the environment and of maintaining workplace safety, and related litigation, has had or may have a significant effect on the Company’s costs of production and results of operations. Further regulations, legislation or litigation in these areas may also cause the Company’s sales or profitability to decline by increasing costs or by hindering the Company’s ability to continue mining at existing operations or to permit new operations.

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

During the normal course of business, contract-related matters arise between the Company and its customers. When a loss related to such matters is considered probable and can reasonably be estimated, the Company records a liability.
(c) Guarantees and Financial Instruments with Off-Balance Sheet Risk
In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds, and other guarantees and indemnities related to the obligations of affiliated entities which are not reflected in the Company’s Consolidated Balance Sheets. As of December 31, 2017, the Company had outstanding surety bonds with a total face amount of $265,647 to secure various obligations and commitments and had self-bonding guarantees in the amount of $105,013. The amounts above include bonds for permits that have been sold and are in the process of being transferred to new owners and the Company will have no self-bonding guarantees once these permits are transferred. As of December 31, 2017, the Company had outstanding letters of credit amounting to $211,126 backing surety bonds and workers compensation obligations.
(d) Legal Proceedings
The Company’s legal proceedings have historically ranged from cases brought by a single plaintiff to purported class actions. As a result of the POR, most of the legal proceedings that have been pending against the Company will either be handled through a bankruptcy claims process or by the plaintiffs agreeing to proceed only against any insurance coverage that Old ANR may have. While some matters pending against the Company or its subsidiaries specify the damages claimed by the plaintiffs, many seek an unquantified amount of damages or are at very early stages of the legal process. Accordingly, the estimated aggregate range of possible loss does not represent the Company’s maximum loss exposure. The legal proceedings and governmental examinations underlying the estimated range will change from time to time, and actual results may vary significantly from the current estimate. The Company intends to defend these legal proceedings vigorously, litigating or settling cases where in the Company’s judgment it would be in the best interest of stockholders to do so.
For purposes of FASB ASC Topic 450 (“ASC 450”), an event is “reasonably possible” if “the chance of the future event or events occurring is more than remote but less than likely” and an event is “remote” if “the chance of the future event or events occurring is slight.” ASC 450 requires accrual for a liability when it is (a) “probable that one or more future events will occur confirming the fact of loss” and (b) “the amount of loss can be reasonably estimated.” If a range of loss is estimated, the best estimate within the range is required to be accrued. If no amount within the range is a better estimate, the minimum amount of the range is required to be accrued.
The Company evaluates developments in legal proceedings and governmental examinations that could cause an increase or decrease in the amount of the reserves previously recorded. Excluding fees paid to external legal counsel, the Company recognized expense, net of expected insurance recoveries, associated with litigation-related reserves of $9,650 and $0 during the year ended December 31, 2017 and the period July 26 through December 31, 2016, respectively.
The Company and its subsidiaries are involved in a number of legal proceedings and governmental examinations incidental to its normal business activities. While the Company cannot predict the outcome of these proceedings, the Company does not believe that any liability arising from these matters individually or in the aggregate should have a material impact upon its consolidated cash flows, results of operations or financial condition.
WVDEP Action
In November 2016, the Company submitted a motion to the Bankruptcy Court seeking approval of a settlement with Contura and the agent for the Company’s former first lien lenders regarding the allocation of certain expenses of the estate that had not been properly accounted for in the financial projections included in the Disclosure Statement (the “Plan Implementation Settlement”).  The terms of the Plan Implementation Settlement provided a total of $26,700 in cash reimbursement to the Company for payments it made, waived an $18,000 payment owed to Contura, and otherwise resolved issues related to these expenses between the parties.  On November 16, 2016, one day before the Bankruptcy Court hearing to approve this settlement, the West Virginia Department of Environmental Protection filed an adversary complaint against Alpha Natural Resources, Inc., Contura, and certain former officers of Alpha Natural Resources, Inc.  The Plan Implementation Settlement was approved by the Bankruptcy Court on December 6, 2016.  The adversary complaint was dismissed with prejudice on December 7, 2016 as part of a consensual resolution of WVDEP’s claims.  Pursuant to that

ANR, INC. AND SUBSIDIARIES
NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

resolution, Contura agreed to post $8,500 in support of the Company’s reclamation obligations through the end of 2018 and the Company agreed to provide WVDEP with a mortgage on its corporate office building in West Virginia, the value of which serves to reduce the Company’s self-bonded obligation in West Virginia.
(e) Alternative Minimum Tax Credit - Future Refunds
The Company recorded an income tax benefit in 2017 of $23,027 related to future alternative minimum tax credits refunds. It is reasonably possible that a governmental agency will attempt to claim a right of offset against prepetition bankruptcy claims when the refunds are filed.
(21) Concentration of Credit Risk and Major Customers
The Company markets its coal principally to electric utilities in the United States and domestic steel producers. The Company also sells steam coal through brokers to the international market and sells metallurgical coal to a third party who then markets this coal to international steel producers. Credit is extended based on an evaluation of the customer’s financial condition and collateral is generally not required. Credit losses are provided for in the Consolidated Financial Statements and historically have been minimal. For the year ended December 31, 2017 and the period ended December 31, 2016, the Company’s ten largest customers accounted for approximately 90% and 91%, respectively, of total coal sales revenue. Sales to the Company’s largest customer accounted for approximately 38% and 33% of total coal sales revenue for the year ended December 31, 2017 and the period ended December 31, 2016, respectively. Steam coal accounted for approximately 47% and 49% of the Company’s coal sales volume for the year ended December 31, 2017 and the period ended December 31, 2016, respectively. Metallurgical coal accounted for approximately 53% and 51% of the Company’s coal sales volume year ended December 31, 2017 and the period ended December 31, 2016, respectively. Additionally, one of the Company’s customers had an outstanding balance of approximately 32% of the total accounts receivable balance as of December 31, 2017 and 2016.
(22) Subsequent Events
The Company’s subsequent events have been evaluated through March 31, 2018, the date at which the Consolidated Financial Statements were available to be issued.
On February 15, 2018, stockholders approved the Company’s proposal to exchange shares of the existing classes and series of stock for new shares at specified exchange ratios. Following stockholder approval and the effectiveness of the reclassifications, ANR has two classes of common stock, one of which will trade. The total common shares authorized equals 54,223,400, with 20,131,152 currently outstanding. Class C-3 common shares and preferred shares were eliminated in the reclassification.

ANR, Inc.

Condensed Consolidated Financial Statements (Unaudited)

As of June 30, 2018 and December 31, 2017 and for the six months ended June 30, 2018 and 2017

ANR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except for share and per share data)

	Six Months Ended June 30,
	2018	2017
Revenues:
Coal revenues	$603,727	$617,217
Freight and handling revenues	—	17,446
Other revenues	2,992	4,318
Total revenues	606,719	638,981

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	447,969	457,450
Loss on disposition of property, plant and equipment	5,823	1,350
Freight and handling costs	17,677	17,446
Other expenses	—	751
Depreciation, depletion and amortization	18,120	24,790
Amortization of acquired coal supply agreements, net	143	5,125
Accretion of asset retirement obligations	8,147	8,594
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	27,839	16,708
Mark-to-market adjustment – acquisition-related obligations	8,706	3,091
Total costs and expenses	534,424	535,305
Income from operations	72,295	103,676
Other income (expense):
Interest expense	(14,027)	(8,033)
Interest income	1,794	1,461
Loss on early extinguishment of debt	—	(16,348)
Miscellaneous income, net	3,289	2,603
Total other expense, net	(8,944)	(20,317)
Income from continuing operations before income taxes	63,351	83,359
Income tax expense	—	(24,424)
Net income from continuing operations	63,351	58,935
Discontinued operations (Note 3)
Income (loss) from discontinued operations (including gain on disposal of $2,857 and $9,264 for the six months ended June 30, 2018 and 2017, respectively) before income taxes	1,270	(35,655)
Income tax benefit	—	467
Income (loss) from discontinued operations	1,270	(35,188)
Net income	$64,621	$23,747

Basic income (loss) per common share:
Income from continuing operations	$3.15	$2.93

Income (loss) from discontinued operations	$0.06	$(1.75)
Net income	$3.21	$1.18
Diluted income (loss) per common share:
Income from continuing operations	$3.15	$2.93
Income (loss) from discontinued operations	$0.06	$(1.75)
Net income	$3.21	$1.18
Weighted average shares - basic	20,131,152	20,117,485
Weighted average shares - diluted	20,147,516	20,117,485
See accompanying Notes to Condensed Consolidated Financial Statements

ANR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(Amounts in thousands)

	Six Months Ended June 30,
	2018	2017
Net income	$64,621	$23,747
Other comprehensive income, net of tax	—	—
Total comprehensive income	$64,621	$23,747
See accompanying Notes to Condensed Consolidated Financial Statements

ANR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except for share and per share data)

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$72,904	$45,978
Trade accounts receivable, net	63,243	126,170
Notes and other receivables	26,686	23,281
Inventories, net	82,429	63,913
Restricted cash	79,478	101,599
Prepaid expenses and other current assets	10,120	25,116
Total current assets	334,860	386,057
Property, plant and equipment, net	155,011	144,307
Acquired coal supply agreements (net of accumulated amortization of $21,195 and $21,052, respectively)	255	398
Long-term restricted cash	237,101	260,797
Other non-current assets	84,946	84,521
Total assets	$812,173	$876,080

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$26,814	$18,655
Trade accounts payable	56,059	71,733
Accrued expenses and other current liabilities	144,763	186,540
Total current liabilities	227,636	276,928
Long-term debt, net of current portion	123,170	179,605
Workers compensation and black lung	221,814	227,623
Pension and postretirement medical benefit obligations	199,732	206,966
Asset retirement obligations	56,634	57,306
Other non-current liabilities	40,643	50,665
Total liabilities	869,629	999,093

Commitments and Contingencies (Note 19)

Stockholders’ Equity (Deficit)
Preferred stock - par value $0.01, no shares authorized or issued at June 30, 2018 and, 6,800,000 shares authorized, 6,800,000 issued and outstanding at December 31, 2017	—	68
Common stock - par value $0.01, 54,223,400 shares authorized, 20,131,152 issued and outstanding at June 30, 2018 and 12,000,000 shares authorized, 10,018,000 issued and outstanding at December 31, 2017	201	100
Additional paid-in capital	1,894	991
Accumulated other comprehensive loss	(28,169)	(28,169)

Accumulated deficit	(31,382)	(96,003)
Total stockholders’ equity (deficit)	(57,456)	(123,013)
Total liabilities and stockholders’ equity (deficit)	$812,173	$876,080
See accompanying Notes to Condensed Consolidated Financial Statements

ANR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Six Months Ended June 30,
	2018	2017
Operating activities:
Net income	$64,621	$23,747
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	18,120	30,882
Amortization of acquired coal supply agreements, net	143	5,125
Amortization of debt issuance costs and debt discount	7,109	2,612
Accretion of asset retirement obligations	8,287	32,475
Mark-to-market adjustment - acquisition-related obligations	8,706	3,091
Stock-based compensation	936	23
Employee benefit plans, net	(185)	258
Loss (gain) on disposition of property, plant, and equipment	2,966	(7,914)
Loss on early extinguishment of debt	—	16,348
Changes in operating assets and liabilities:
Trade accounts receivable, net	62,927	(6,334)
Notes and other receivables	303	4,691
Inventories, net	(18,516)	(26,301)
Prepaid expenses and other current assets	14,836	6,768
Other non-current assets	2,200	(26,842)
Trade accounts payable	(16,169)	21,579
Accrued expenses and other current liabilities	(45,856)	11,918
Workers compensation and black lung	(17,971)	(12,047)
Pension and postretirement medical benefit obligations	(11,665)	(12,267)
Asset retirement obligations	(2,669)	(20,328)
Other non-current liabilities	(4,384)	(11,615)
Net cash provided by operating activities	73,739	35,869
Investing activities:
Capital expenditures	(39,289)	(24,480)
Payments on disposition of property, plant, and equipment	(2,502)	—
Proceeds from sale of property, plant and equipment	5,492	2,817
Net cash used in investing activities	(36,299)	(21,663)
Financing activities:
Principal repayments of long term debt	(55,510)	(124,889)
Letter of credit and AR securitization facilities fees	—	(3,510)
Principal repayments of capital lease obligations and notes payable	(821)	(2,036)
Net cash used in financing activities	(56,331)	(130,435)
Net decrease in cash, cash equivalents and restricted cash	(18,891)	(116,229)
Cash, cash equivalents, and restricted cash at beginning of period	408,374	636,383
Cash, cash equivalents, and restricted cash at end of period	$389,483	$520,154

Supplemental cash flow information - Discontinued Operations:

Net cash used in operating activities of discontinued operations included above	$(1,502)	$(30,500)
Net cash provided by (used in) investing activities included above	$(2,502)	$1,930

Supplemental cash flow information:
Cash paid for interest	$7,018	$7,632
Cash paid for income taxes	$2	$11,502
Cash received for income tax refunds	$12,265	$7,333
Supplemental disclosure of non-cash investing and financing activities:
Accrued capital expenditures	$1,953	$1,383

ANR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same amounts shown in the Condensed Consolidated Statements of Cash Flows.

	As of June 30,
	2018	2017
Cash and cash equivalents	$72,904	$101,105
Short-term restricted cash	79,478	71,713
Long-term restricted cash	237,101	347,336
Cash, cash equivalents, and restricted cash	$389,483	$520,154
See accompanying Notes to Condensed Consolidated Financial Statements

ANR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (Unaudited)
(Amounts in thousands)

	Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balances, December 31, 2016	6,800	$68	10,000	$100	$968	$28,220	$(57,117)	$(27,761)
Net loss	—	—	—	—	—	—	(38,886)	(38,886)
Other comprehensive loss	—	—	—	—	—	(56,389)	—	(56,389)
Issuance of Class C-3 Common Shares	—	—	18	—	23	—	—	23
Balances, December 31, 2017	6,800	68	10,018	100	991	(28,169)	(96,003)	(123,013)
Net income	—	—	—	—	—	—	64,621	64,621
Reclassification and charter amendment	(6,800)	(68)	10,113	101	(33)	—	—	—
Stock-based compensation	—	—	—	—	936	—	—	936
Balances, June 30, 2018	—	$—	20,131	$201	$1,894	$(28,169)	$(31,382)	$(57,456)
See accompanying Notes to Condensed Consolidated Financial Statements

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

(1) Business and Basis of Presentation
Business
ANR, Inc. and its consolidated subsidiaries (the “Company”, “ANR” or “Alpha”) are primarily engaged in the business of extracting, processing and marketing steam and metallurgical coal from surface and deep mines, and mainly sells to electric utilities, steel and coke producers, industrial customers, and coal brokers. The Company, through its subsidiaries, is also involved in marketing coal produced by others to supplement its own production and, through blending, provides its customers with coal qualities beyond those available from its own production.
At June 30, 2018, the Company’s coal operations consisted of fourteen deep mines, seven surface mines, nine preparation plants and two barge loadouts located in West Virginia. The Company is also responsible for reclaiming properties where mining is completed, or no active mining is occurring. At June 30, 2018, the Company had approximately 2,700 employees, of which 43 are affiliated with union representation with the United Mine Workers of America (“UMWA”).
Basis of Presentation
ANR, Inc. was formed as a result of the bankruptcy of Alpha Natural Resources, Inc. (“ANRI”) and on July 26, 2016, ANR officially emerged as a private company (the “Effective Date”). Upon emergence from bankruptcy, ANRI effectively split into two entities. ANR emerged, and pursuant to an asset purchase agreement (“APA”) that closed simultaneously with the effectiveness of the plan of reorganization, ANRI sold a number of its assets to Contura Energy, Inc. (or “Contura”), which was a new entity established by ANRI’s former First Lien Lenders.
Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) have been omitted. The interim Condensed Consolidated Financial Statements of the Company presented in this report are unaudited. All significant intercompany balances and transactions have been eliminated in consolidation. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year. These Condensed Consolidated Financial Statements should be read in conjunction with the Company’s audited Consolidated Financial Statements and the notes thereto as of and for the year ended December 31, 2017. The Condensed Consolidated balances presented as of December 31, 2017 are derived from the Company’s audited Consolidated Financial Statements.
Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in order to prepare these Condensed Consolidated Financial Statements in conformity with U.S. GAAP. Significant estimates made by management include the allowance for non-recoupable advanced mining royalties, the valuation of inventory, the valuation allowance for deferred tax assets, recoverability of long-lived assets, asset retirement obligations and amounts accrued related to the Company’s workers’ compensation, black lung, pension and health claim obligations. Actual results could differ from these estimates. In the opinion of management, the accompanying unaudited Condensed Consolidated Financial Statements contain all adjustments, consisting of normal recurring accruals, which are necessary to present fairly the Condensed Consolidated financial position of the Company and the Condensed Consolidated results of its operations and cash flows for all periods presented.
New Accounting Pronouncements Adopted
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASU”) 2014-09, Revenue from contracts with customers (Topic 606) (“ASC 606”), which, along with amendments issued in 2015 and 2016 replaces substantially all current U.S. GAAP guidance on this topic and eliminates industry-specific guidance. In addition, the standard requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.
The standard is effective for annual reporting periods beginning after December 15, 2018 (December 15, 2017 for public entities), with early adoption permitted. The guidance permits two methods of adoption: full retrospective method (retrospective application to each prior reporting period presented) or modified retrospective method (retrospective application with the cumulative effect of initially applying the guidance recognized at the date of initial application and

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

providing certain additional disclosures). The Company adopted ASU 2014-9 as of January 1, 2018, using the modified retrospective method. The Company applied the standard to all customer contracts entered into as of or after the date of initial application. Subsequent to the adoption of ASU 2014-09, freight and handling revenues are presented within coal revenues in the Company’s Condensed Consolidated Statements of Operations. The adoption of the standard did not have a material impact on the Company’s Condensed Consolidated Financial Statements for the period ended June 30, 2018. The following table summarizes the impact of the adoption of ASC 606 to the Company’s Condensed Consolidated Statements of Operations:

	Six Months Ended June 30, 2018
	As Reported	Adjustments (1)	Balances prior to adoption of ASC 606
Revenues:
Coal Revenues	$603,727	$(19,313)	$584,414
Freight and handling revenues	—	18,549	18,549
Other revenues	2,992	2,096	5,088
Total Revenues	$606,719	$1,332	$608,051
Freight and handling expense	$17,677	$872	$18,549
Other expense	$—	$460	$460
______________

(1)	The adjustments represent freight and handling revenues, and coal additives being treated as fulfillments costs and included within coal revenues under ASC 606.

Refer to Note 2 for further disclosure requirements under the new standard.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses whether to present certain specific cash flow items as operating, investing or financing activities. The standard is effective for annual reporting periods beginning after December 15, 2018 (December 15, 2017 for public entities) and is required to be adopted using a retrospective approach if practicable, with early adoption permitted. The classification requirements under the new guidance are either consistent with the Company’s current practices or are not applicable to its activities and therefore did not have a material impact on classification of cash receipts and cash payments in the Company’s Condensed Consolidated Statements of Cash Flows.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash (“ASU 2016-18”). The amendments in the update provide guidance on restricted cash presentation in the statement of cash flows. ASU 2016-18 is effective for annual reporting periods beginning after December 15, 2018 (December 15, 2017 for public entities), and interim periods within annual periods beginning after December 15, 2017. Early adoption is permitted, and the Company adopted this ASU effective January 1, 2018. As a result of this guidance, the Company has combined restricted cash with unrestricted cash and cash equivalents when reconciling the beginning and end of period balances on its Condensed Consolidated Statements of Cash Flows.
In March 2017, the FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost. The amendments in this update require that an employer disaggregate the service cost component from the other components of net periodic benefit cost. In addition, only the service cost component will be eligible for capitalization. The standard is effective for annual reporting periods beginning after December 15, 2018 (December 15, 2017 for public entities). The new guidance is to be applied retrospectively for income statement effect and prospectively for balance sheet effects. Additionally, the new guidance allows a practical expedient that permits employers to use the amounts disclosed in its pension and other postretirement benefit plan note for the prior comparative periods as the estimation basis for applying the retrospective presentation requirements. The Company adopted ASU 2017-07 during the first quarter of 2018, electing to use the practical expedient as the estimation basis for applying the retrospective presentation requirements. The retrospective application resulted in a $3,941 reduction in cost of coal sales with the corresponding offset to miscellaneous income for the six months ended June 30, 2017.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10), Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01"). The amendments in this update address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. ASU 2016-01 is effective for annual periods beginning after December 15, 2018 (December 15, 2017 for public entities) and interim periods within those annual periods. Early adoption was not permitted. The adoption of the standard did not have a material impact on the Company’s Condensed Consolidated Financial Statements.
In May 2017, the FASB issued ASU 2017-09, Compensation (Topic 718), Stock Compensation (“ASU 2017-09”). The amendments in this update provide guidance on the scope of modification accounting. ASU 2017-09 is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company adopted this ASU effective January 1, 2018. The adoption of the standard did not have a material impact on the Company’s Condensed Consolidated Financial Statements.
New Accounting Pronouncements Not Yet Adopted
The Company is currently evaluating the impact that the following new accounting pronouncement will have on its Condensed Consolidated Financial Statements and disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), Amendments to the FASB Accounting Standards Codification ("ASU 2016-02"). ASU 2016-02 is a comprehensive new leases standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. It will require lessees to recognize lease assets and lease liabilities for those leases classified as operating leases under previous GAAP. Topic 842 retains a distinction between finance leases and operating leases. It is effective for annual periods beginning after December 15, 2019 (December 15, 2018 for public entities) and interim periods within fiscal years beginning after December 31, 2019. The Company plans to adopt Topic 842 on January 1, 2019. In the financial statements in which the ASU is first applied, leases shall be measured and recognized at the beginning of the earliest comparative period presented with an adjustment to equity. Practical expedients are available for election as a package and if applied consistently to all leases.
(2) Revenue
Revenue Recognition Accounting Policy
The Company adopted ASC 606, with a date of initial application of January 1, 2018, using the modified retrospective method. As a result, the Company has changes to its accounting policy for revenue recognition as outlined below.
Subsequent to the adoption of ASC 606, the Company measures revenue based on the consideration specified in a contract with a customer and recognizes revenue as a result of satisfying its promise to transfer goods or services in a contract with a customer using the following general revenue recognition five-step model: (1) identify the contract; (2) identify performance obligations; (3) determine transaction price; (4) allocate transaction price; (5) recognize revenue. Freight and handling costs paid to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling fulfillment revenues within coal revenues, respectively.
Disaggregation of Revenue from Contracts with Customers
ASC 606 requires that entities disclose disaggregated revenue information in categories (such as type of good or service, geography, market, type of contract, etc.) that depict how the nature, amount, timing, and uncertainty of revenue and cash flow are affected by economic factors. ASC 606 explains that the extent to which an entity’s revenue is disaggregated depends on the facts and circumstances that pertain to the entity’s contracts with customers and that some entities may need to use more than one type of category to meet the objective for disaggregating revenue.
The Company earns revenues primarily through the sale of coal produced at Company operations and coal purchased from third parties. The Company extracts, processes and markets steam and met coal from surface and deep mines for sale to electric utilities, steel and coke producers, and industrial customers. The Company has one reportable segment and conducts mining operations only in the United States with mines in Central Appalachia.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

Performance Obligations
The Company considers each individual transfer of coal on a per shipment basis to the customer a performance obligation. The pricing terms of the Company’s contracts with customers include fixed pricing, variable pricing, or a combination of both fixed and variable pricing. All of the Company’s revenue derived from contracts with customers is recognized at a point in time. The estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied as of June 30, 2018 amounts to $15,306, with $12,983 relating to the remainder of 2018 and $2,323 relating to 2019. Amounts only include estimated coal revenues associated with customer contracts with fixed pricing and an original expected duration of more than one year. The Company has elected not to disclose the aggregate amount of the transaction price allocated to the performance obligations that are unsatisfied (or partially unsatisfied) as of the end of the reporting period for performance obligations with either of the following conditions: 1) the remaining performance obligation is part of a contract that has an original expected duration of one year or less; or 2) the remaining performance obligation has variable consideration that is allocated entirely to a wholly unsatisfied performance obligation.
Contract Balances
The Company receives prepayments under certain contracts with customers based on contract payment terms and the timing of shipments. These amounts are recognized within revenues upon satisfaction of the related performance obligations. The following table includes the opening and closing balances of contract liabilities from contracts with customers, which are included within accrued expenses and other current liabilities on the Company’s Condensed Consolidated Balance Sheets:

	June 30, 2018	December 31, 2017
Contract Liabilities (1)	$384	$—
______________

(1)	Amounts relate to customer prepayments under coal contracts.
(3) Discontinued Operations
On October 23, 2017 the Company closed the sale of substantially all idle assets in Kentucky, Tennessee, and West Virginia to Lexington Coal Company (“LCC”) with funding for the transaction under a $150,000 credit facility (see Note 11). The conveyance included real property, substantial reclamation equipment, and the transfer of ongoing royalty payment obligations associated with the properties.
As a result of the transaction, the Company was relieved of the future asset retirement obligations (“ARO”) on the properties. ANR paid LCC approximately $199,000 in cash at closing and is obligated to pay an additional $94,000 in installment payments to assist in the fulfillment of bonding, reclamation, water treatment and other obligations. The Company also assigned its right to the $32,000 reclamation funding receivable from Contura to LCC. The $199,000 of cash was comprised of approximately $140,000 of cash from the credit facility, and approximately $59,000 from the Global Reclamation Agreements (see Note 12) accounts and other restricted cash accounts of the Company.
The $94,000 of installment payments is comprised of an $80,000 note payable to LCC over a 5-year period, with payments of $17,500, including imputed interest, beginning July 26, 2018 and for three additional years on the July 26th anniversary date, plus a final payment of $10,000 on July 26, 2022. The third component relates to ANR’s obligation to contribute $14,000, including imputed interest, into LCC’s water treatment restricted cash accounts from 2018 through 2023. Contributions of $1,500 are due during 2018 and increase to $2,500 in each of the years 2019 through 2023.
In addition to the LCC transaction, there were other smaller transactions where idle properties were disposed of in 2017, with some additional transactions that closed in the period ended June 30, 2018 (the idled properties associated with the LCC transaction and other related transactions comprise what ANR considers an asset disposal group under ASC 360).
Based upon management’s determination that the idled property dispositions meet all of the criteria under ASC 205-20, the results of operations and the loss on disposition are reported as discontinued operations in the current and prior period presented in the Condensed Consolidated Statements of Operations.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

The following table reflects the activities for the discontinued operations for the six months ended June 30, 2018 and 2017:

	Six Months Ended June 30,
	2018	2017
Revenues:
Coal revenues	$—	$15,813
Freight and handling revenues	—	499
Total revenues	—	16,312

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	1,447	30,759
Gain on disposition of property, plant and equipment	(2,857)	(9,264)
Freight and handling costs	—	499
Depreciation, depletion and amortization	—	6,092
Accretion of asset retirement obligations	140	23,881
Total costs and expenses	(1,270)	51,967
Income (loss) from discontinued operations before Income tax benefit	1,270	(35,655)
Income tax benefit from discontinued operations	—	467
Income (loss) from discontinued operations	$1,270	$(35,188)
Continued Involvement with Discontinued Operations
The Company entered into a Transitional Services Agreement with LCC to provide administrative assistance in various areas, in most cases for a six-month period after the closing date. To the extent ANR expends funds on behalf of LCC, LCC is required to reimburse those amounts. The agreement does not call for compensation to ANR over and above the costs incurred, resulting in no net cash inflow or outflow.
In addition, the Company entered into short term arrangements whereby the Company purchases from LCC certain quantities of coal mined incidental to LCC’s reclamation activities and sells that coal to the Company’s customers. The Company currently has several one-year agreements with LCC covering such purchases of coal in 2018. For the six months ended June 30, 2018, the Company purchased coal from LCC at a cost of $12,631.
(4) Accumulated Other Comprehensive Income (Loss)
The following tables summarize the changes to accumulated other comprehensive income (loss) during the six months ended June 30, 2018 and 2017:

	Balance December 31, 2017	OCI before Reclassification	Amounts Reclassified from AOCI	Balance June 30, 2018
Employee benefit costs, net	$(28,169)	$—	$—	$(28,169)

	Balance December 31, 2016	OCI before Reclassification	Amounts Reclassified from AOCI	Balance June 30, 2017
Employee benefit costs, net	$28,220	$—	$—	$28,220

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

(5) Earnings Per Share
The number of shares used to calculate basic earnings per common share is based on the weighted average number of the Company’s outstanding common shares during the respective period. The number of shares used to calculate diluted earnings per common share is based on the number of common shares used to calculate basic earnings per share plus the dilutive effect of stock options and restricted stock units held by the Company’s employees and directors during the period. In periods of net loss, the number of shares used to calculate diluted earnings per share is the same as basic earnings per share.
The following table presents the net income (loss) per common share for the six months ended June 30, 2018 and 2017:

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017 (1)
Net income
Income from continuing operations	$63,351	$58,935
Income (loss) from discontinued operations	1,270	(35,188)
Net income	$64,621	$23,747

Basic
Weighted average common shares outstanding - basic	20,131,152	20,117,485

Basic income (loss) per common share:
Income from continuing operations	$3.15	$2.93
Income (loss) from discontinued operations	0.06	(1.75)
Net income	$3.21	$1.18

Diluted
Weighted average common shares outstanding - basic	20,131,152	20,117,485
Diluted effect of restricted share units	16,364	—
Weighted average of common shares outstanding-diluted	20,147,516	20,117,485

Diluted income (loss) per common share:
Income from continuing operations	$3.15	$2.93
Income (loss) from discontinued operations	0.06	(1.75)
Net income	$3.21	$1.18
______________

(1)
On February 15, 2018, stockholders approved the Company’s proposal to exchange shares of the existing classes and series of stock for new shares at specified exchange ratios. Following stockholder approval and the effectiveness of the reclassifications, ANR has two classes of common stock with equivalent rights. The total common shares authorized equals 54,223,400 (50,000,000 Class C-1 and 4,223,400 Class C-2), with 20,131,152 (15,907,752 Class C-1 and 4,223,400 Class C-2) currently issued and outstanding. Class C-3 common shares and preferred shares were eliminated in the reclassification. There was no change in relative shareholders’ rights, rank, or value before and after the reclassification. Accordingly, comparative earnings per share has been restated.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

(6) Inventories, net
Inventories, net consisted of the following:

	June 30, 2018	December 31, 2017
Raw coal	$15,947	$17,692
Saleable coal	44,725	25,099
Materials, supplies and other, net	21,757	21,122
Total inventories, net	$82,429	$63,913
(7) Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following:

	June 30, 2018	December 31, 2017
Prepaid insurance	$3,066	$6,463
Prepaid workers’ compensation and state black lung	2,793	2,793
Prepaid freight	1,795	809
Prepaid taxes	448	12,711
Deposits and other prepaid expenses	2,018	2,340
Total prepaid expenses and other current assets	$10,120	$25,116
(8) Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following:

	June 30, 2018	December 31, 2017
Plant and mining equipment	$155,155	$151,189
Owned and leased mineral rights (1)	19,092	20,774
Mine development	8,831	4,962
Land	16,573	17,553
Office equipment, software and other	489	601
Construction in progress	37,566	22,477
Total property, plant and equipment	237,706	217,556
Less accumulated depreciation, depletion, and amortization	82,695	73,249
Total property, plant and equipment	$155,011	$144,307
______________

(1)
Owned and leased mineral rights of $19,092 and $20,774, as of June 30, 2018 and December 31, 2017, respectively, relates to capitalized asset retirement obligation costs associated with active mining operations.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

(9) Other Non-Current Assets
Other non-current assets consisted of the following:

	June 30, 2018	December 31, 2017
Advanced royalties	$621	$330
VA CEE tax credit	4,012	8,219
Notes receivable	661	1,699
Workers compensation receivable	24,574	16,796
Prepaid workers’ compensation and state black lung	26,998	28,336
Alternative minimum tax credit refund receivable	23,338	23,338
Other	4,742	5,803
Total	$84,946	$84,521
(10) Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	June 30, 2018	December 31, 2017
Wages and employee benefits	$27,625	$47,334
Current portion of asset retirement obligations	9,909	10,996
Taxes other than income taxes	43,521	52,581
Interest payable	23	68
Current portion of workers compensation and black lung	20,518	20,518
Fines and penalties	1,228	1,127
Bankruptcy liabilities	20,143	37,097
Contingent revenue obligation	14,466	—
Deferred revenue	384	—
Other	6,946	16,819
Total accrued expenses and other current liabilities	$144,763	$186,540

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

(11) Long-Term Debt
Long-term debt consisted of the following:

	June 30, 2018	December 31, 2017
$150,000 Term Loan	$90,740	$146,250
LCC Note Payable	80,000	80,000
LCC Water Treatment Stipulation	13,250	14,000
Other	1,612	447
Total before debt issuance costs and debt discounts	185,602	240,697
Unamortized debt issuance costs and debt discount related to Term Loans	(6,958)	(8,269)
Unamortized discount on LCC Note Payable based on an imputed interest rate of 21.1%	(23,615)	(28,360)
Unamortized discount on LCC Water Treatment Stipulation based on an imputed interest rate of 21.1%	(5,045)	(5,808)
Total long-term debt	$149,984	$198,260
Less current portion	26,814	18,655
Long-term debt, net of current portion	$123,170	$179,605
$150,000 Term Loan
On October 18, 2017, the Company entered into a credit facility (the “New Credit Facility”) with Cantor Fitzgerald Securities as administrative agent, which included a $150,000 term loan that bears interest at a rate of LIBOR plus 700 basis points. The interest rate at June 30, 2018 was 9.37%. Interest is paid on a monthly basis at the end of each month. In connection with the New Credit Facility, $9,251 of debt issuance costs and fees were incurred, including $4,500 in the form of an original issue discount. Unamortized fees and debt discount of $6,958 remain on the Condensed Consolidated Balance Sheet at June 30, 2018.
Mandatory principal payments of $3,750 are required quarterly. The Company paid $3,750 in December of 2017 with annual scheduled payments of $15,000 due in 2018, 2019 and 2020 and the remaining principal balance due in 2021. In addition, ANR must make a prepayment of principal in an amount equal to the excess (if any) of 65% of excess cash flow for each physical quarter-end through the maturity date. The excess cash flow for the three months ended June 30, 2018 is expected to require a payment of $4,179 in September of 2018. Therefore, depending on future cash flow, the principal may be paid off earlier than scheduled.
A financial covenant was put into place along with the New Credit Facility that requires the Company to maintain at least $35,000 of liquidity at all times. The Company was in compliance with its covenants as of June 30, 2018.
During the six months ended June 30, 2018, the Company paid $55,510 of principal on the $150,000 term loan. In addition to the two mandatory quarterly principal payments totaling $7,500, funds received from the sale of receivables to Hitachi Capital America Corp. (“HCA”) under the Company’s Receivables Purchase Agreement required an additional mandatory payment of $35,288. The Receivables Purchase Agreement with HCA was entered into on May 1, 2017 and as of June 30, 2018, the Company had received $34,964, net, from the sale of certain receivables. The excess cash flow for the three months ended March 31, 2018 required a payment of $12,722 in May of 2018.
(12) 2016 Global Reclamation Agreement & 2017 Amended Reclamation Funding Agreement
2016 Global Reclamation Agreement
The Company entered into eight separate agreements that were collectively known as the Global Reclamation Agreements or GRA. The GRA consists of (1) an agreement (the "Reclamation Funding Agreement") among the Company, Contura, and the applicable regulatory authorities for each of the states where the Company holds mining assets (collectively,

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

the "Regulatory Authorities") providing for the provision and allocation among the Regulatory Authorities of certain funds by the Company and Contura to support the Company's performance of its reclamation obligations; (2) five separate agreements (collectively, the "Reclamation Settlement Agreements") among the Company, Contura and each of the Regulatory Authorities providing for the use of the funds allocated to the applicable Regulatory Authority, pursuant to the Reclamation Funding Agreement, and other matters relating to environmental reclamation in the applicable state; (3) a stipulation with the United States Environmental Protection Agency (the “Water Treatment Settlement Agreement”) regarding the Company’s water treatment obligations; and (4) a settlement agreement with the United States Army Corps of Engineers regarding the Company’s mitigation requirements.
The Reclamation Funding Agreement provided for the establishment of interest bearing segregated deposit accounts for each Regulatory Authority in which the Company operated. The applicable Regulatory Authority held a first priority security interest, perfected by "control" under the UCC in these accounts that were funded by the Company and Contura pursuant to the Reclamation Funding Agreement.
Company Contributions:
The Company was scheduled to pay $109,000 into the various Restricted Cash Reclamation Accounts.
In addition to the periodic contributions, the Company was obligated to pay 50% of positive Free Cash Flow (as defined in the GRA) post-emergence into the Restricted Cash Reclamation Accounts until reclamation is completed or the balances in the Restricted Cash Reclamation Accounts equals or exceeds 125% of the estimated total remaining cost of reclamation, mitigation and water treatment. On April 28, 2017, the Company deposited $14,501 into the Restricted Cash Accounts for reclamation pursuant to the requirements of the GRA relating to its obligation to pay 50% of positive Free Cash Flow for the first quarter of 2017. The Free Cash Flow contributions were subject to reconciliation on an annual basis.
In addition to the foregoing allocated contributions to the Restricted Cash Reclamation Accounts, any collateral returned to the Company from any surety bond issuer was to be paid into the Restricted Cash Reclamation Account of the applicable Regulatory Authority. Similarly, if the Company sold a mining asset in a state for at least $100, it was required to deposit a percentage of the proceeds into the Restricted Cash Reclamation Account of the applicable Regulatory Authority.
The amended reclamation agreement executed in 2017 for the LCC transaction terminated the free cash flow and collateral return obligations and modified the periodic contributions such that the Company is only required to make payments into LCC’s restricted cash accounts of $17,500 in 2018, 2019, 2020, and 2021, with a final payment of $10,000 in 2022.
Contura Contributions:
Contura was scheduled to pay $50,000 into the various Restricted Cash Reclamation Accounts. $8,000 was paid at emergence and another $10,000 was paid in July of 2017.
In addition to the mandatory contributions through 2020, Contura had a contingent obligation to pay up to an aggregate amount of $50,000 in annual installments into the various Restricted Cash Reclamation Accounts from 2021 through 2025.
The amended reclamation agreement executed in 2017 terminated this contingent obligation and future restricted cash payments.
The Reclamation Settlement Agreements Prior to the 2017 Amendment
Upon emerging from bankruptcy, the Company entered into Reclamation Settlement Agreements that established how the Company will utilize the funds in the Restricted Cash Reclamation Accounts to complete reclamation at its properties, in particular those with only reclamation activities to be completed (the "Reclaim-Only Sites") and replace its remaining self-bonds on those Reclaim-Only Sites by July 2026. All funds deposited into the Restricted Cash Reclamation Accounts were to be used solely to fund reclamation, mitigation and water treatment and management obligations in the applicable state. Each Regulatory Authority had the right to audit the usage of its applicable Restricted Cash Reclamation Account at any time and from time to time upon reasonable notice.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

The Company and the applicable Regulatory Authority also entered into general and, in appropriate circumstances, site specific agreements providing a schedule of priority for reclamation, mitigation and water treatment and management. The Company could use funds contributed to the Restricted Cash Reclamation Account in the performance of its obligations to complete reclamation, mitigation and water treatment and management only within the applicable state and only in accordance with the applicable permits and any applicable initial, long term and semi-annual budgets approved by the applicable Regulatory Authority.
Upon written confirmation from any Regulatory Authority confirming the full reclamation of all permits in the state and the release of the associated bonds, any remaining funds in the Restricted Cash Reclamation Account were to be delivered to the Company.
Until the Company had fulfilled its obligations to bond and fully fund reclamation, mitigation and water management and treatment in accordance with the Reclamation Settlement Agreements, it was prohibited from making any dividends or other distributions on account of any equity interests in the Company.
In addition, the sale of assets to Contura pursuant to the Plan of Reorganization (“POR”) and Contura's partial funding of the Company's reclamation obligations pursuant to the Reclamation Funding Agreement shall not cause Contura or the Company to be deemed to be owners or controllers of each other or of each other's businesses.
Pursuant to the Reclamation Settlement Agreement with West Virginia, the Company posted approximately $100,000 of new surety bonds to reduce its self-bonded liability. In addition, the Company posted $39,000 of collateral to secure its obligations on the Reclaim-Only Sites pending (a) its replacement of all self-bonds with commercial surety bonds or (b) completion of reclamation at all self-bonded sites. The Reclamation Settlement Agreement with West Virginia specified that the Company will reduce its self-bonded obligations with respect to its Reclaim-Only Sites according to the following schedule:

•	25% by December 31, 2020;

•	50% by December 31, 2023; and

•	100% by the tenth anniversary of the Effective Date.
2017 Reclamation Funding Agreement Amendment
The amended reclamation agreement was entered into by and among ANR, Inc., LCC, Contura Energy, Inc. and various federal and state agencies. The agreement documents the specific permits being transferred to LCC from ANR and acknowledges consent of the regulatory authorities to the LCC sales transaction. ANR’s periodic payments were amended and superseded to provide that no additional funding is required into the GRA accounts.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

The following table highlights the original funding requirements, the funding that has occurred post-emergence through June 30, 2018, the amount no longer required to be funded into the GRA accounts, and the future funding into LCC’s restricted cash accounts required:

	Mandatory Funding Required Under the 2016 POR	Mandatory Amounts Funded (1)	Funding No Longer Required by ANR based upon Amendment	Future Funding into LCC's Restricted Cash Accounts (2)
2016	$5,000	$5,000	$—	$—
2017	10,000	7,627	2,373	—
2018	10,000	—	10,000	17,500
2019	12,000	—	12,000	17,500
2020	12,000	—	12,000	17,500
2021	12,000	—	12,000	17,500
2022	12,000	—	12,000	10,000
2023	12,000	—	12,000	—
2024	12,000	—	12,000	—
2025	12,000	—	12,000	—
Total	$109,000	$12,627	$96,373	$80,000
______________

(1)
September 2017 was the last month that contributions were made into the GRA accounts associated with Kentucky, Tennessee, and West Virginia. Contributions into the GRA account of Virginia continued for the remainder of 2017 and into the second quarter of 2018 (monthly contributions totaling $34). Contributions into the GRA account of Illinois continued for the remainder of 2017 and through the first five months of 2018 (monthly contributions of $8). The contributions for Illinois ceased in June of 2018 and the contributions for Virginia will cease when the permits are officially transferred to the respective buyers of the properties. The 2018 contributions of $246 made during the six months ended June 30, 2018 for these two states are not reflected in the schedule above.

(2)
The principal portion of the $80,000 is partially reflected in short-term debt, with the remainder included in long-term debt on the Condensed Consolidated Balance Sheets at June 30, 2018 and December 31, 2017 (see Note 11).

The Water Treatment Settlement Agreement per the 2016 POR and the Amended Stipulation Regarding Water Treatment Obligations
2016 Water Treatment Settlement Agreement
The Water Treatment Settlement Agreement specified that the Company will establish and fund restricted cash accounts (“Restricted Cash Water Treatment Accounts”) for each state in which it operates. The Company was required to make contributions totaling $15,000 between 2017 and 2023.
The Company contributed $1,000 to each of the Restricted Cash Water Treatment Accounts on the Effective Date. The contributions in 2017 were divided evenly among the states. Beginning in 2018, the contributions were to be allocated based upon the percentage of water treatment costs associated with each state.
The funds in the Restricted Cash Water Treatment Accounts could be used to pay for costs associated with treating water, constructing water treatment systems, or undertaking other projects that will improve water quality discharging from the Company’s property. The Company and the applicable state agencies were also required to set a minimum balance that must be maintained in the Water Treatment Restricted Cash Account for each applicable state.
2017 Amended Water Treatment Stipulation
The amended water treatment stipulation was entered into by and among ANR, Inc., LCC, and the Environmental Protection Agency. The agreement was entered into to amend the framework and funding for the fulfillment of water treatment obligations in light of the LCC sales transaction. The amount of restricted cash that ANR had set aside in the water treatment accounts was conveyed to LCC in the sales transaction.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

The following table highlights the original funding requirements, the funding that has occurred post-emergence through June 30, 2018, and the future funding requirements:

	Mandatory Funding Required Under the 2016 POR	Mandatory Amounts Funded	Future Funding into Accounts of LCC (1)
2017	$1,000	$1,000	$—
2018	1,500	750	750
2019	2,500	—	2,500
2020	2,500	—	2,500
2021	2,500	—	2,500
2022	2,500	—	2,500
2023	2,500	—	2,500
Total	$15,000	$1,750	$13,250
______________

(1)
The principal portion of the $13,250 ($14,000 at December 31,2017) is partially reflected in short-term debt, with the remainder included in long-term debt on the Condensed Consolidated Balance Sheets at June 30, 2018 and December 31, 2017, respectively (see Note 11).

2016 Mitigation Settlement
The Mitigation Settlement Agreement required the Company to establish a restricted cash account (“Restricted Cash Mitigation Account”) which will be used to fund mitigation required by the Company’s Section 404 permits. The Company contributed $4,500 to the Restricted Cash Mitigation Account on the Effective Date and made an additional contribution of $1,500 in 2017. $5,500 of restricted cash was transferred to LCC in October of 2017 based on the amended agreement. The amended agreement requires ANR to continue to make contributions into the Restricted Cash Mitigation Account to cover obligations of the Company’s remaining Section 404 permits.
2017 Amended Permitting and Mitigation Plan Funding and Settlement Agreement
The amended Permitting and Mitigation Plan Funding and Settlement Agreement was entered into by and among ANR, Inc., LCC, Contura Energy, Inc. and the U.S. Army Corps of Engineers.
The following table highlights the original funding requirements, the funding that has occurred post-emergence, and the amended future funding requirements.

	Funding Required Under the 2016 POR	Amended Agreement Adjustment	Funding Required per the Amendment	Amounts Funded Through June 30, 2018	Future Funding Required
2016	$4,500	$—	$4,500	$4,500	$—
2017 - Pre Amendment	1,000	—	1,000	1,000	—
Subtotal	5,500	—	5,500	5,500	—
2017 - Post Amendment	—	500	500	500	—
2018	1,500	(500)	1,000	500	500
2019	2,500	—	2,500	—	2,500
2020	3,000	—	3,000	—	3,000
2021	3,000	—	3,000	—	3,000
2022	2,500	—	2,500	—	2,500
Total	$18,000	$—	$18,000	$6,500	$11,500

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

The Company is required to keep a minimum balance in the Restricted Cash Mitigation Account at all times and must receive approval of its budgets from the U.S. Army Corps of Engineers to spend funds from this account.
(13) Asset Retirement Obligations
As of June 30, 2018, the Company had recorded asset retirement obligation accruals for mine reclamation and closure costs totaling $66,543. The portion of the costs expected to be paid within a year of $9,909 as of June 30, 2018 is included in Accrued Expenses and Other Current Liabilities.
Changes in the asset retirement obligations were as follows:

	Total	Continuing Operations	Discontinued Operations
Total asset retirement obligations at December 31, 2017	$68,302	$68,302	$—
Balance of discontinued operations disposed of in the first quarter of 2018	—	(7,189)	7,189
Accretion for the period	8,287	8,147	140
Asset sales(1)	(7,377)	(103)	(7,274)
Expenditures for the period	(2,669)	(2,614)	(55)
Total asset retirement obligations at June 30, 2018	66,543	66,543	—
Less current portion	9,909	9,909	—
Long-term portion	$56,634	$56,634	$—
______________

(1)	Assumption of asset retirement obligations by buyer is included in gain on disposition of property, plant, and equipment in the Condensed Consolidated Statements of Operations and Cash Flows.

(14) Other Non-current Liabilities
Other non-current liabilities consisted of the following:

	June 30, 2018	December 31, 2017
Contingent revenue obligation	$37,100	$42,860
Deferred WY production taxes	—	4,547
Other	3,543	3,258
Total other non-current liabilities	$40,643	$50,665
(15) Fair Value of Financial Instruments and Fair Value Measurements
The estimated fair values of financial instruments are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision.
The carrying amounts for cash and cash equivalents, trade accounts receivable, net, notes and other receivables, restricted cash, long-term restricted cash, prepaid expenses and other current assets, trade accounts payable, and accrued expenses and other current liabilities approximate fair value due to the short maturity of these instruments.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

The following tables set forth by level, within the fair value hierarchy, the Company’s long-term debt at fair value as of June 30, 2018 and December 31, 2017, respectively:

	June 30, 2018
	Carrying Amount (1)	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
$150,000 term loan	$83,782	$89,790	$—	$—	$89,790
LCC note payable	56,385	54,405	—	—	54,405
LCC water stipulation	8,205	7,603	—	—	7,603
______________

(1)	Net of unamortized debt issuance costs and debt discount

	December 31, 2017
	Carrying Amount (1)	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
$150,000 term loan	$137,981	$142,825	$—	$—	$142,825
LCC note payable	51,640	49,937	—	—	49,937
LCC water stipulation	8,192	7,893	—	—	7,893
______________

(1)	Net of unamortized debt issuance costs and debt discount

The following tables set forth by level, within the fair value hierarchy, the Company’s financial and non-financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2018 and December 31, 2017. Financial and non-financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the determination of fair value for assets and liabilities and their placement within the fair value hierarchy levels.

	Carrying Amount	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2018
Financial liabilities:
Contingent Revenue Obligation	$(51,566)	$(51,566)	$—	$—	$(51,566)
December 31, 2017
Financial liabilities:
Contingent Revenue Obligation	$(42,860)	$(42,860)	$—	$—	$(42,860)
The change in estimated liability is recorded on the Condensed Consolidated Statements of Operations as mark-to-market adjustment - acquisition-related obligations and as of June 30, 2018, $14,466 and $37,100 of liability is shown in Accrued Expenses and Other Current Liabilities and Other Non-current Liabilities, respectively, in the Company’s Condensed Consolidated Balance Sheets. As of December 31, 2017, $42,860 is shown in Other Non-current Liabilities in the Company’s Condensed Consolidated Balance Sheets.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the tables above.
Level 3 Fair Value Measurements
Corporate Debt Securities - The fair values of the Company’s corporate debt securities are obtained from a third-party pricing service provider. The fair values provided by the pricing service provider are estimated using pricing models, where the inputs to those models are based on observable market inputs including credit spreads and broker-dealer quotes, among other inputs. The Company classifies the prices obtained from the pricing services within Level 3 of the fair value hierarchy because the underlying inputs are directly observable from active markets; however, the pricing models used entail a certain amount of subjectivity and therefore differing judgments in how the underlying inputs are modeled which could result in different estimates of fair value.
Contingent Revenue Obligation - The fair value of the contingent revenue obligation was estimated using a Black-Scholes pricing model and is marked to market at each reporting period with changes in value reflected in earnings. The inputs included in the Black-Scholes pricing model are the Company's forecasted future revenue, the stated royalty rate, the remaining periods in the obligation, and the annual risk-free interest rate based on the US Constant Maturity Treasury Curve and annualized volatility. The annualized volatility was calculated by observing volatilities for comparable companies with adjustments for the Company's size and leverage.
(16) Income Taxes
The Tax Cuts and Jobs Act (“Tax Act”)
On December 22, 2017, the Tax Act was signed into law. The Tax Act contains significant changes to corporate taxation, including (i) the reduction of the corporate tax rate from 35% to 21%, (ii) the acceleration of tax depreciation for certain business assets, (iii) the repeal of the domestic production deduction, (iv) additional limitations on the deductibility of interest expense, and (v) expanded limitations on executive compensation. Tax reform eliminated the alternative minimum tax (“AMT”) for corporations while allowing the continued use of AMT credit carryforwards and allowing future refunds of these credits. Except for the acceleration of tax depreciation for certain business assets effective in September of 2017, the changes were effective as of January 1, 2018.
The key impact of the Tax Act on the Company’s financial statements as of December 31, 2017 relates to the expected future refundable AMT credits that existed at emergence of $23,027 ($30,702 less valuation allowance of $7,675). The expected future refunds are recorded as a receivable in Other Non-current Assets on the Company’s Condensed Consolidated Balance Sheets as of June 30, 2018 and December 31, 2017.
For the six months ended June 30, 2018, the Company recorded no income tax expense or benefit on pre-tax income from continuing operations of $63,351. The zero effective tax rate is lower than the statutory rate of 21% due primarily to the benefits of percentage depletion and, since a full valuation allowance exists on deferred tax assets, including net operating losses (“NOL’s”), projected utilization of NOL’s results in a reduction of total income tax expense for the six months ended June 30, 2018.
For the six months ended June 30, 2017, the Company recorded $24,424 of income tax expense on pre-tax income from continuing operations of $83,359. The 29.3% effective tax rate is lower than the statutory rate of 35% due primarily to the benefits of percentage depletion.
At June 30, 2018 and December 31, 2017, the Company’s tax effected temporary differences and NOL’s were completely offset by valuation allowances.
(17) Employee Benefit Plans
The Company provides several types of benefits for its employees, including defined benefit pension plans, workers’ compensation and black lung benefits, defined contribution retirement savings plans, and health insurance coverage.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

(a) Company Administered Defined Benefit Pension Plans
The Company has three qualified non-contributory defined benefit pension plans, which cover certain salaried and non-union hourly employees. Participants accrued benefits either based on certain formulas, the participant’s compensation prior to retirement, or plan specified amounts for each year of service with the Company. Benefits are frozen under these plans.
The qualified non-contributory defined benefit pension plans are collectively referred to as the “Pension Plans”.
Annual funding contributions to the Pension Plans are made as recommended by consulting actuaries based upon the ERISA funding standards. In addition, under the POR, the Company agreed to make and made a $9,000 payment in June of 2017 and another $9,000 payment in June of 2018 to the Pension Plans. Plan assets consist of equity and fixed income funds, private equity funds and a guaranteed insurance contract.
The following table details the components of net periodic benefit credit:

	Six Months Ended June 30,
	2018	2017
Interest cost	$12,355	$11,632
Expected return on plan assets	(16,867)	(16,591)
Amortization of prior service credit	(57)	—
Net periodic benefit credit	$(4,569)	$(4,959)
The current portion of the Company’s Pension Plans liability is the amount by which the actuarial present value of benefits included in the benefit obligation payable in the next twelve months exceeds the fair value of plan assets. However, even though the plan may be underfunded, if there are sufficient plan assets to make expected benefit payments to plan participants in the succeeding twelve months, no current liability is recognized. Under this standard no current pension liability would be presented. However, the POR established a $9,000 contractual obligation to be paid within one year and the company has shown $9,000 as a current liability in the Condensed Consolidated Balance Sheets as of December 31, 2017.
The following table details the components of the net periodic benefit cost for black lung obligations:

	Six Months Ended June 30,
	2018	2017
Service cost	$771	$912
Interest cost	1,312	1,051
Expected return on plan assets	(33)	(33)
Net periodic expense	$2,050	$1,930
(b) Self-Insured Medical Plan
Certain subsidiaries of the Company are principally self-insured for health insurance coverage provided for all of its active employees. Estimated liabilities for health and medical claims are recorded based on the Company’s historical experience and include a component for incurred but not reported claims. During the six months ended June 30, 2018 and 2017, the Company incurred total claims expense of $18,003 and $15,862, respectively, which represented claims processed and an estimate for claims incurred but not reported.
(18) Stock-Based Compensation Awards
Restricted Stock Awards
On April 2, 2018, the Company granted a total of 223,468 restricted Class C-1 common shares to certain key employees. To date, 16,593 of the shares granted have been forfeited. 50% of the shares vest on April 2, 2019 and 50% vest on April 2,

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

2020. The Company recorded $936 of stock-based compensation expense for the six months ended June 30, 2018 related to these shares.
On May 3, 2017 the Company granted a total of 18,000 restricted Class C-3 common shares to certain executive officers, directors, and key employees. Effective with the reclassification that occurred on February 15, 2018 (see note 5), the 18,000 shares were converted to 20,111 of Class C-1 common shares.  The Company recorded $23 of stock-based compensation expense for the six months ended June 30, 2017 related to these shares.
(19) Commitments and Contingencies
(a) General
Estimated losses from loss contingencies are accrued by a charge to income when information available indicates that it is probable that an asset has been impaired, or a liability has been incurred and the amount of the loss can be reasonably estimated. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the consolidated financial statements when it is at least reasonably possible that a loss may be incurred, and that the loss could be material.
(b) Commitments and Contingencies
Commitments
The Company leases coal mining and other equipment under long-term capital and operating leases with varying terms and leases mineral interests and surface rights from land owners under various terms and royalty rates. In addition, the Company has entered into agreements to purchase equipment, coal and for transportation of coal to the customer.
Contingencies
Extensive regulation of the impacts of mining on the environment and of maintaining workplace safety, and related litigation, has had or may have a significant effect on the Company’s costs of production and results of operations. Further regulations, legislation or litigation in these areas may also cause the Company’s sales or profitability to decline by increasing costs or by hindering the Company’s ability to continue mining at existing operations or to permit new operations.
During the normal course of business, contract-related matters arise between the Company and its customers. When a loss related to such matters is considered probable and can reasonably be estimated, the Company records a liability.
(c) Guarantees and Financial Instruments with Off-Balance Sheet Risk
In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds, and other guarantees and indemnities related to the obligations of affiliated entities which are not reflected in the Company’s Consolidated Balance Sheet. As of June 30, 2018, the Company had outstanding surety bonds with a total face amount of $183,420 to secure various obligations and commitments and had self-bonding guarantees in the amount of $37,075. The amounts above include bonds for permits that have been sold and are in the process of being transferred to new owners.
(d) Legal Proceedings
The Company’s legal proceedings have historically ranged from cases brought by a single plaintiff to purported class actions. As a result of the Plan of Reorganization, most of the legal proceedings that have been pending against the Company will either be handled through a bankruptcy claims process or by the plaintiffs agreeing to proceed only against any insurance coverage that the Company may have. While some matters pending against the Company or its subsidiaries specify the damages claimed by the plaintiffs, many seek an unquantified amount of damages or are at very early stages of the legal process. Accordingly, the estimated aggregate range of possible loss does not represent the Company’s maximum loss exposure. The legal proceedings and governmental examinations underlying the estimated range will change from time to time, and actual results may vary significantly from the current estimate. The Company intends to defend these legal

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

proceedings vigorously, litigating or settling cases where in the Company’s judgment it would be in the best interest of shareholders to do so.
For purposes of FASB ASC Topic 450 (“ASC 450”), an event is “reasonably possible” if “the chance of the future event or events occurring is more than remote but less than likely” and an event is “remote” if “the chance of the future event or events occurring is slight.” ASC 450 requires accrual for a liability when it is (a) “probable that one or more future events will occur confirming the fact of loss” and (b) “the amount of loss can be reasonably estimated.” If a range of loss is estimated, the best estimate within the range is required to be accrued. If no amount within the range is a better estimate, the minimum amount of the range is required to be accrued.
The Company evaluates, on a quarterly basis, developments in legal proceedings and governmental examinations that could cause an increase or decrease in the amount of the accruals previously recorded. Excluding fees paid to external legal counsel, the Company recognized expense, net of expected insurance recoveries, associated with litigation-related accruals of $624 and $9,672 during the six months ended June 30, 2018 and 2017, respectively.
The Company and its subsidiaries are involved in a number of legal proceedings and governmental examinations incidental to its normal business activities. While the Company cannot predict the outcome of these proceedings, the Company does not believe that any liability arising from these matters individually or in the aggregate should have a material impact upon its Condensed Consolidated cash flows, results of operations or financial condition.
(e) Alternative Minimum Tax Credit - Future Refunds
The Company recorded an income tax benefit in 2017 of $23,027 related to future alternative minimum tax credits refunds. It is reasonably possible that a governmental agency will attempt to claim a right of offset against prepetition bankruptcy claims when the refunds are filed.
(f) Bankruptcy Case
On June 28, 2018, the Bankruptcy Court for the Eastern District of Virginia entered a final decree closing the bankruptcy case. As a result of the final decree, the Company expects to distribute a portion of the bankruptcy-related restricted cash of approximately $20,143 to the general unsecured creditors, with the residual amount to be distributed to the first lienholders, in the third quarter of 2018. The $20,143 is recorded in short-term restricted cash and Accrued expenses and other current liabilities on the Condensed Consolidated Balance Sheet at June 30, 2018.
(20) Concentration of Credit Risk and Major Customers
The Company markets its coal principally to electric utilities in the United States and domestic steel producers. The Company also sells steam coal through brokers to the international market and sells metallurgical coal to a third party who then markets this coal to international steel producers. Credit is extended based on an evaluation of the customer’s financial condition and collateral is generally not required. Credit losses are provided for in the Condensed Consolidated Financial Statements and historically have been minimal. For the six months ended June 30, 2018 and 2017, the Company’s ten largest customers accounted for approximately 87% and 92% of total coal sales revenue, respectively. Sales to the Company’s largest customer accounted for approximately 47% and 43% of total coal sales revenue for the six months ended June 30, 2018 and 2017, respectively. Steam coal accounted for approximately 45% and 46% of the Company’s coal sales volume for the six months ended June 30, 2018 and 2017, respectively. Metallurgical coal accounted for approximately 55% and 54% of the Company’s coal sales volume for the six months ended June 30, 2018 and 2017, respectively. Additionally, one of the Company’s customers had an outstanding balance of approximately 28% and 32% of the total accounts receivable balance as of June 30, 2018 and December 31, 2017, respectively.
(21) Definitive Merger Agreement
On April 29, 2018, Contura Energy, Inc. (“Contura”), along with ANR and Alpha Natural Resources Holdings, Inc. (“Holdings”), entered into a definitive merger agreement providing for an all stock transaction. The transaction, which has been unanimously approved by the boards of directors of all parties, is expected to close in 2018, subject to ANR and Holdings (the “Alpha Companies”) shareholder approval and the satisfaction of other customary conditions.

ANR, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(Amounts in thousands, except for share and per share data)

As a result of the proposed merger and subject to the terms and conditions of the merger agreement, each outstanding share of Class C-1 common stock of ANR and each outstanding share of common stock of Holdings will be converted into the right to receive 0.4071 shares of Contura’s common stock, representing approximately 46.5% ownership in the merged entity based on current stock prices and capital structures. Each outstanding share of Class C-2 common stock of ANR (held exclusively by Holdings) will be canceled.
ANR is required to pay Contura a termination fee of $19,000 under certain circumstances and is also required to reimburse Contura for fees and expenses incurred in connection with the transaction contemplated by the merger agreement if the merger agreement is terminated because shareholder approval is not obtained at the Holdings and ANR special meetings. This reimbursement is limited to $9,000, which would be credited against the termination fee to be paid by ANR. Contura is also required to pay ANR a termination fee of $19,000 under certain circumstances.
The completion of the transaction was subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). However, Contura and the Alpha Companies received early termination of the applicable waiting period under the HSR Act on July 2, 2018.
The Company incurred expenses of $8,210 in connection with the merger for the six months ended June 30, 2018.
On July 16, 2018, Contura, along with the Alpha Companies, announced the confidential submission by Contura of a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”) relating to the previously announced proposed merger between the companies. Contura expects to list its common stock on the New York Stock Exchange. Contura shares currently trade on the OTC market.
This initial submission is preliminary. A revised Form S-4, including a joint proxy statement for the Alpha Companies special meetings and prospectus, containing updated information will be filed and available on the SEC’s website prior to any vote by the Alpha Companies stockholders on the proposed transaction.
(22) Subsequent Events
The Company’s subsequent events have been evaluated through September 10, 2018, the date at which the Condensed Consolidated Financial Statements were available to be issued. No subsequent events have been identified.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF CONTURA AND ALPHA
Contura and Alpha entered into the merger agreement (the “merger”) on April 29, 2018. Pursuant to the terms of the merger, MergerSub1, a wholly-owned subsidiary of Contura will merge with and into Holdings, and MergerSub2, a wholly-owned subsidiary of MergerSub1, will merge with and into Alpha. Holdings will merge with a wholly owned direct subsidiary of Contura in the Holdings merger, with Holdings continuing as the surviving corporation, and Alpha will merge with a wholly owned indirect subsidiary of Contura, with Alpha continuing as the surviving corporation. As a result of the mergers, Holdings will become a direct wholly owned subsidiary of Contura and Alpha will become a direct wholly owned subsidiary of Holdings and an indirect wholly owned subsidiary of Contura. Contura and its subsidiaries will be referred to as “the combined company” whenever references are made to it as of the effective times of the mergers or thereafter.
The following presents the unaudited pro forma condensed combined information of Contura and Alpha in accordance with requirements set forth in Article 11 of Regulation S-X, after giving effect to the merger. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had been consummated on June 30, 2018, the date of the latest balance sheet included in the filing. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2018 and for the year ended December 31, 2017 present the historical consolidated Statements of Operations of Contura and Alpha, giving effect to the merger as if it had been consummated on January 1, 2017, the beginning of the most recent annual period.
The historical financial information has been adjusted in the accompanying pro forma financial statements to give pro forma effect to events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) expected to have a continuing impact on the company’s consolidated results. Additionally, the historical consolidated financial statements of Alpha have been adjusted to reflect certain reclassifications in order to conform to Contura’s financial statement presentation. Refer to the notes to the unaudited pro forma condensed combined financial information for more details.
The unaudited pro forma condensed combined financial information also gives effect to the debt financing as though it had occurred as of the same date as the merger.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Regulation S-X Article 11, which gives effect to the merger under ASC 805, Business Combinations, with Contura considered as the accounting acquirer and Alpha as the accounting acquiree. Accordingly, consideration paid by Contura to complete the merger will be allocated to identifiable tangible and intangible assets and liabilities of Alpha based on their estimated fair values as of the closing date of the merger.
The pro forma purchase price allocation was based on an estimate of the fair market values of the tangible and intangible assets and liabilities related to Alpha. Contura has considered multiple factors in arriving at the estimated fair market values which were based on a preliminary and limited review of the assets and liabilities related to Alpha to be transferred. Following the effective date of the merger, Contura expects to complete the preliminary purchase price allocation after considering Alpha's assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.
Additionally, the value of the consideration to be given by Contura to complete the merger will be determined based on the merger agreement which states that each outstanding share of Holdings common stock and each share of Class C-1 common stock will be converted into the right to receive 0.4071 fully paid and nonassessable shares of Contura common stock. All shares of Class C-2 common stock and all shares of Holdings common stock and Class C-1 common stock held by Holdings, Alpha or Contura will be canceled for no consideration in connection with the mergers. The fair value of the purchase consideration expected to be transferred is based on the estimated value of Contura’s common stock expected to be issued as consideration. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed.
The preliminary pro forma purchase price allocation has been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Until the merger is completed, Contura and Alpha are limited in their ability to share information, and there currently is not sufficient information for a definitive measurement and the unaudited pro forma condensed combined financial information presented herein is preliminary. Upon completion of the merger, a final purchase price allocation will be performed. Differences between the preliminary estimates and the final purchase price allocation and acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information and related notes have been developed from and should be read in conjunction with (1) the unaudited condensed consolidated financial statements of Contura and Alpha contained in this joint proxy and prospectus for the six months ended June 30, 2018 and related notes, (2) Contura’s audited consolidated and Predecessor combined financial statements for the year ended December 31, 2017 and related notes, and (3) Alpha’s audited consolidated financial statements for the year ended December 31, 2017 and related notes, all of which are contained in this joint proxy statement and prospectus. The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of Contura would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of combined future results of operations or combined financial position.
Contura expects to incur significant costs associated with integrating the operations of Contura and Alpha. The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2018 reflects estimated costs that will be incurred to complete the merger and excludes further integration activities after the merger; however, these merger related costs are not reflected in the accompanying Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2017 and the six months ended June 30, 2018. Furthermore, the unaudited pro forma condensed combined financial information does not include any benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger. In addition, the unaudited pro forma condensed combined financial information excludes adjustments related to non-recurring items and discontinued operations.

CONTURA ENERGY INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2018

	Historical
	June 30, 2018	June 30, 2018	June 30, 2018					June 30, 2018
	Contura	ANR	Holdings	Reclassification Adjustments Note 5	Pro Forma Adjustments Note 6		Financing Transactions Adjustments Note 7	Pro Forma Combined
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$199,252	$72,904	$—	$—	$(41,723)	A	106,553	$336,986
Trade accounts receivable, net	168,310	63,243	—	—	(27,523)	B	—	204,030
Notes and other receivables	—	26,686	—	(26,686)	—		—	—
Inventories, net	74,464	82,429	—	—	13,143	C	—	170,036
Assets held for sale	—	—	—	—	—		—	—
Short-term restricted cash	11,680	79,478	—	—	—		—	91,158
Short-term deposits	6,619	—	—	—	—		—	6,619
Prepaid expenses and other current assets	43,054	10,120	—	27,991	(2,409)	B	—	78,756
Current assets- discontinued operations	26,231	—	—	—	—		—	26,231
Total current assets	529,610	334,860	—	1,305	(58,512)		106,553	913,816
Property, plant, and equipment, net	192,324	151,539	—	—	268,793	DL	—	612,656
Mineral reserves, net	15,481	3,472	—	—	399,999	E	—	418,952
Other acquired intangibles (net of accumulated amortization as of June 30, 2018)	7,149	—	—	255	98,021	F	—	105,425
Acquired coal supply agreements (net of accumulated amortization as of June 30, 2018)	—	255	—	(255)	—		—	—
Goodwill	—	—	—	—	203,913	G	—	203,913
Long-term restricted cash	35,240	237,101	—	—	—		—	272,341
Long-term deposits	9,238	—	—	—	—		—	9,238
Deferred income taxes	78,744	—	—	23,338	—	M		102,082
Other non-current assets	34,285	84,946	—	(23,338)	(2,604)	H	(115)	93,174
Non-current assets-discontinued operations	—	—	—	—	—		—	—
Total assets	$902,071	$812,173	$—	$1,305	$909,610		$106,438	$2,731,597

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$5,435	$26,814	$—	$—	$12,389	I	$(17,754)	$26,884
Trade accounts payable	74,000	56,059	—	—	(27,523)	B	—	102,536

	Historical
	June 30, 2018	June 30, 2018	June 30, 2018					June 30, 2018
	Contura	ANR	Holdings	Reclassification Adjustments Note 5	Pro Forma Adjustments Note 6		Financing Transactions Adjustments Note 7	Pro Forma Combined
	(In thousands, except per share amounts)
Acquisition-related obligations-current	13,788	—	—	—	—		—	13,788
Liabilities held for sale	1,305	—	—	—	—		—	1,305
Accrued expenses and other current liabilities	56,615	144,763	542	1,305	46,619	J	(309)	249,535
Current liabilities-discontinued operations	26,138	—	—	—	—		—	26,138
Total current liabilities	177,281	227,636	542	1,305	31,485		(18,063)	420,186
Long-term debt	361,649	123,170	—	—	10,720	K	143,731	639,270
Workers compensation and black lung	—	221,814	—	45,429	(15,631)	H	—	251,612
Pension and postretirement medical benefit obligations	—	199,732	—	11,729	—		—	211,461
Acquisition-related obligations-long term	20,852	—	—	—	—		—	20,852
Asset retirement obligations	55,313	56,634	—	—	145,547	L	—	257,494
Deferred income taxes		—	—	—	—	M	—	—
Other non-current liabilities	61,748	40,643	—	(57,158)	7,969	N	—	53,202
Non-current liabilities-discontinued operations	82	—	—	—	—		—	82
Total liabilities	676,925	869,629	542	1,305	180,090		125,668	1,854,159

STOCKHOLDERS' EQUITY
Preferred stock - par value $0.01, 2.0 million authorized, none issued	—	—	—	—	—		—	—
Common Stock - par value $0.01, 20.0 million shares authorized, 10.8 million issued and 9.9 million outstanding at June 30, 2018.	108	201	43	—	(154)	O	—	198
Additional paid-in capital	47,273	1,894	196	—	614,126	O	—	663,489
Accumulated other comprehensive income (loss)	(1,998)	(28,169)	—	—	28,169	O	—	(1,998)
Treasury stock at cost: 0.9 million shares at June 30, 2018	(54,930)	—	—	—	—		—	(54,930)
Retained earnings (accumulated deficit)	234,693	(31,382)	(781)	—	87,379	O	(19,230)	270,679
Total stockholders' equity	225,146	(57,456)	(542)	—	729,520		(19,230)	877,438
Total liabilities and shareholders' equity	$902,071	$812,173	$—	$1,305	$909,610		$106,438	$2,731,597

CONTURA ENERGY INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2018

	Historical
	Six Months Ended June 30, 2018							Six Months Ended June 30, 2018
	Contura	ANR	Holdings	Reclassification Adjustments Note 5	Pro Forma Adjustments Note 6		Financing Transactions Adjustments Note 7	Pro Forma Combined
	(In thousands, except per share amounts)
Revenues:
Coal revenues	$1,003,533	$603,727	$—	$(764)	$(281,178)	P	$—	$1,325,318
Freight and handling revenues	—	—	—	—	—		—	$—
Other revenues	7,717	2,992	—	2,096	—		—	$12,805
Total revenues	1,011,250	606,719	—	1,332	(281,178)		—	1,338,123
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	629,128	447,969	—	8,147	(281,251)	PQ	—	803,993
(Gain) loss on disposition of property, plant and equipment	(16,502)	5,823	—	—	—		—	(10,679)
Freight and handling costs	176,976	17,677	—	872	—		—	195,525
Depreciation, depletion and amortization	22,810	18,120	—	—	17,324	R	—	58,254
Amortization of acquired intangibles, net	11,310	—	—	143	4,851	S	—	16,304
Amortization of acquired coal supply agreements, net	—	143	—	(143)	—		—	—
Accretion of asset retirement obligations	—	8,147	—	(8,147)	—		—	—
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	31,108	27,839	542	—	(9,294)	T	—	50,195
Merger related costs	3,883	—	—	—	(3,883)	T	—	—
Secondary offering costs	—	—	—	—	—		—	—

	Historical
	Six Months Ended June 30, 2018							Six Months Ended June 30, 2018
	Contura	ANR	Holdings	Reclassification Adjustments Note 5	Pro Forma Adjustments Note 6		Financing Transactions Adjustments Note 7	Pro Forma Combined
	(In thousands, except per share amounts)
Mark-to-market adjustment for acquisition-related obligations	—	8,706	—	—	—		—	8,706
Gain on settlement of acquisition-related obligations	(292)	—	—	—	—		—	(292)
Other expenses	288	—	—	460	—		—	748
Total cost and expenses	858,709	534,424	542	1,332	(272,253)		—	1,122,754
Income (loss) from operations	152,541	72,295	(542)	—	(8,924)		—	215,370
Other income (expense):
Interest expense	(17,984)	(14,027)	—	—	3,030	U	106	(28,875)
Interest income	322	1,794	—	—	—		—	2,116
Equity loss in affiliates	(1,233)	—	—	—	—		—	(1,233)
Miscellaneous income (expense), net	(583)	3,289	—	—	57	V	—	2,763
Total other expense, net	(19,478)	(8,944)	—	—	3,087		106	(25,229)
Income from continuing operations before income taxes	133,063	63,351	(542)	—	(5,837)		106	190,141
Income tax (expense) benefit	(121)	—	—	—	1,525	W	(28)	1,376
Net income from continuing operations	$132,942	$63,351	$(542)	$—	$(4,312)		$78	$191,517

Weighted average shares outstanding - basic	9,587,457	20,131,152	4,223,290					18,594,719
Weighted average shares outstanding - diluted	10,299,539	20,147,516	4,223,290					19,306,801

Net earnings from continuing operations per common share:
Basic	$13.87	$3.15	$(0.13)					$10.30
Diluted	$12.91	$3.15	$(0.13)					$9.92

CONTURA ENERGY INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2017

	Historical
	Year Ended December 31, 2017							Year Ended December 31, 2017
	Contura	ANR	Holdings	Reclassification Adjustments Note 5	Pro Forma Adjustments Note 6		Financing Transactions Adjustments Note 7	Pro Forma Combined
	(In thousands, except per share amounts)
Revenues:
Coal revenues	$1,392,481	$1,186,882	$—	$—	$(566,576)	P	$—	$2,012,787
Freight and handling revenues	247,402	38,987	—	—	—		—	286,389
Other revenues	10,086	10,469	—	—	—		—	20,555
Total revenues	1,649,969	1,236,338	—	—	(566,576)		—	2,319,731
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	1,089,829	938,056	—	23,337	(572,508)	PQ	—	1,478,714
Loss on disposition of property, plant and equipment	—	604	—	(604)	—		—	—
Freight and handling costs	247,402	38,987	—	—	—		—	286,389
Depreciation, depletion and amortization	34,910	14,710	—	—	56,174	R	—	105,794
Amortization of acquired intangibles, net	59,007	—	—	7,684	2,305	S	—	68,996
Amortization of acquired coal supply agreements, net	—	7,684	—	(7,684)	—		—	—
Accretion of asset retirement obligations	—	22,733	—	(22,733)	—		—	—
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	67,459	34,465	—	—	—		—	101,924
Secondary offering costs	4,491	—	—	—	—		—	4,491
Mark-to-market adjustment for acquisition-related obligations	3,221	15,112	—	—	—		—	18,333
Gain on settlement of acquisition-related obligations	(38,886)	—	—	—	—		—	(38,886)
Other expenses	178	759	—	—	—		—	937

	Historical
	Year Ended December 31, 2017							Year Ended December 31, 2017
	Contura	ANR	Holdings	Reclassification Adjustments Note 5	Pro Forma Adjustments Note 6		Financing Transactions Adjustments Note 7	Pro Forma Combined
	(In thousands, except per share amounts)
Total operating costs and expenses	1,467,611	1,073,110	—	—	(514,029)		—	2,026,692
Income from operations	182,358	163,228	—	—	(52,547)		—	293,039

Other Income (expense):
Interest expense	(35,977)	(14,504)	—	—	(3,496)	U	(10,924)	(64,901)
Interest income	210	2,788	—	—	—		—	2,998
Loss on early extinguishment of debt	(38,701)	(16,348)	—	—	—		—	(55,049)
Equity loss in affiliates	(3,339)	—	—	—	—		—	(3,339)
Bargain purchase gain	1,011	—	—	—	—		—	1,011
Miscellaneous income, net	194	(390)	—	—	153	V	—	(43)
Total other expense, net	(76,602)	(28,454)	—	—	(3,343)		(10,924)	(119,323)
Income from continuing operations before income taxes	105,756	134,774	—	—	(55,890)		(10,924)	173,716
Income tax benefit (expense)	67,979	(17,584)	—	—	21,920	W	4,284	76,599
Net income from continuing operations	$173,735	$117,190	$—	$—	$(33,970)		$(6,640)	$250,315

Weighted average shares outstanding - basic	10,216,464	20,124,374	4,223,290					19,223,726
Weighted average shares outstanding - diluted	10,770,005	20,124,374	4,223,290					19,777,267

Net earnings from continuing operations per common share:
Basic	$17.01	$5.82	$—					$13.02
Diluted	$16.13	$5.82	$—					$12.66

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X which gives effect to the merger involving Contura and Alpha under Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) using the acquisition method of accounting, with Contura considered the accounting acquirer of Alpha.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position had the merger been consummated at June 30, 2018, the date of the latest balance sheet included in the filing, or the results of operations had the merger been consummated at January 1, 2017, the beginning of the most recent annual period. The unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of Alpha will be recorded at their respective fair values on the assumed merger date. The fair value on the assumed merger date represents management’s best estimate based on available information and facts and circumstances in existence before the publication of this joint proxy statement and prospectus. The pro forma purchase price allocation reflected in the unaudited pro forma condensed combined financial information is preliminary and subject to adjustment. Adjustments may include, but are not limited to, changes in the underlying values of assets and liabilities (i) if market conditions differ from current assumptions; or (ii) if information unknown as of the completion of the merger becomes known.
The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2018 has been adjusted to reflect the preliminary purchase price allocation of the net assets acquired, including goodwill. The preliminary purchase price allocation of the assets and liabilities in this unaudited pro forma condensed combined financial information is based upon a purchase price of approximately $620 million.
2. Summary of Significant Accounting Policies
The accounting policies followed in preparing the unaudited pro forma condensed combined financial information are those set forth in Contura’s historical audited consolidated and predecessor combined financial statements for the year ended December 31, 2017. The unaudited pro forma condensed combined financial information reflects any adjustments, known as of the publication of this joint proxy statement and prospectus, to align Alpha’s accounting policies to Contura’s accounting policies based on review of both Contura and Alpha’s significant accounting policies and preliminary discussions with Alpha’s management. Upon completion of the merger and a more comprehensive comparison and assessment, additional differences may be identified.
3. Estimated Merger and Integration Costs
Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. Contura and Alpha have expensed $3.9 million and $9.3 million of transaction costs related to the merger in the Statements of Operations for the six months ended June 30, 2018, which were eliminated in the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2018. In addition to transaction costs already expensed in Statements of Operations for the six months ended June 30, 2018, Contura and Alpha management collectively estimate to incur approximately $30.4 million of merger-related transaction costs on or before the merger close date. Additionally, Contura management expects to pay $10 million in transaction-related bonuses upon close of the merger. These estimated costs are not reflected in the accompanying Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2017 or for the six months ended June 30, 2018, but are reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2018. In connection with the merger, the plan to integrate Contura’s and Alpha’s operations is still being developed. Contura expects to incur significant costs associated with integrating the operations of Contura and Alpha. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from expected operating efficiencies or synergies. Over the next several months, the specific details of these plans will continue to be refined. Contura and Alpha are currently in the process of assessing their respective businesses to determine where they may eliminate potential redundancies. Integration costs may include system conversion costs, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these integration actions, the costs will be recorded based on the nature and timing of the actions.
4. Preliminary purchase price allocation
The merger agreement provides that each outstanding share of Holdings common stock and each share of Class C-1 common stock will be converted into the right to receive 0.4071 fully paid and nonassessable shares of Contura common stock. All shares of Class C-2 common stock and all shares of Holdings common stock and Class C-1 common stock held by Holdings, Alpha or Contura will be canceled for no consideration in connection with the mergers. The fair value of the purchase consideration expected to be transferred is based on the estimated value of Contura’s common stock expected to be issued as consideration.
Under the merger, all vested Alpha options and restricted stock units (RSUs) shall be converted automatically into such number of shares of Class C-1 common stock. Then, any shares of Class C-1 Common Stock issued to a holder of an Alpha Stock Option shall be converted into shares of Contura common stock in accordance with the merger agreement.
The fair value per share of Contura common stock was assumed for pro forma purposes to be $68.79 per share, which was Contura 15-Day volume weighted average price as of August 16, 2018, and may change significantly between the time of this filing and the closing of the merger.
The preliminary purchase price for the merger is estimated as follows:

Alpha shares of Class C-1 common stock outstanding at June 30, 2018	15,907,752
Shares of Holdings common stock outstanding at June 30, 2018	4,223,290
Alpha shares (options, RSUs) at June 30, 2018	1,994,388
Total Alpha shares at June 30, 2018	22,125,430
Exchange ratio (per Alpha share)	0.4071
Estimated total Contura shares of common stock to be issued	9,007,262
15-Day volume weighted average price as of August 16, 2018	$68.79
Total consideration transferred:	$619,627,568
5. Reclassifications on the Historical Presentation for the Unaudited Pro Forma Condensed Combined Balance Sheet and Unaudited Pro Forma Condensed Combined Statements of Operations
Certain financial statement line items included in Alpha’s historical presentation have been reclassified to corresponding line items included in Contura’s historical presentation for the purpose of preparing the Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations.
6. Pro Forma Merger Adjustments
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using an estimated statutory rate of 26.13% for the Unaudited Pro Forma Condensed Combined Balance Sheet and 26.13% and 39.22% for the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2018 and for the year ended December 31, 2017, respectively. All adjustments are based on current assumptions and valuations, which are subject to change as more information becomes available.
The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had consummated on June 30, 2018. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2018 and for the year ended December 31, 2017 give effect to the merger as if it had occurred on January 1, 2017. The historical consolidated financial information of Contura and Alpha have been adjusted to give effect to pro forma events that are directly attributable to the merger and are factually supportable.

The unaudited pro forma condensed combined financial information reflects the following adjustments:
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2018

A. Adjustments to Cash and Cash Equivalents
Contura and Alpha estimate that merger costs will be approximately $23.2 million and $17.2 million respectively, which will be reflected as an expense of Contura and Alpha in the period such expenses are incurred. These costs include fees for various services necessary to complete the merger. Included in the estimated merger costs for Contura is a one-time, cash transaction bonus of $10 million to be paid to certain executive officers and key employees, which will be disbursed concurrent with the close of the transaction. Contura also expects to incur approximately $1.3 million related to preparation of the Form S-4. These estimated costs are reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2018 as a reduction to cash and cash equivalents and a corresponding decrease to retained earnings for merger-related costs including the transaction bonus, and as a reduction of additional paid in capital for the Form S-4 related costs.
B. Adjustments to Receivables and Payables
To reflect the elimination of payables and receivables between Contura and Alpha resulting from purchases and sale of coal and other related transactions.
C. Adjustments to Inventories, net
To adjust Alpha’s inventory balance to reflect the estimated fair value.
D. Adjustments to Property, Plant and Equipment (“PP&E”)
To reflect the estimated fair value adjustments to Alpha’s PP&E (excluding Mineral Reserves) and the Asset Retirement Obligation (ARO) related to PP&E.

As of June 30, 2018
Property, Plant, and Equipment	(Amounts in thousands)
Elimination of historical carrying value of PP&E	$(151,539)
Fair value of PP&E (excluding mineral reserves)	370,593
Fair value of ARO	49,739
Total PP&E	$268,793
E. Adjustments to Mineral Reserves
To reflect the estimated fair value adjustments to Alpha’s mineral reserves and the ARO related to those mineral reserves.
F. Adjustments to Other Acquired Intangibles
To reflect the estimated fair value of other acquired intangibles, consisting of $22 thousand of acquired coal supply agreements and $98.3 million of mining permits. The contract terms of the acquired coal supply agreements are less than one year.
G. Adjustments to Goodwill
To reflect the estimated excess purchase price over the fair value of assets acquired and liabilities assumed. The goodwill from the merger is not expected to be deductible for tax purposes.
H. Adjustments to Workers’ Compensation and Black Lung
To reflect the estimated fair value adjustment of Alpha’s workers’ compensation calculated based on the actuarial cash flows.

I. Adjustments to Current Portion of Long-Term Debt
To eliminate Alpha’s historical carrying value of debt, net of unamortized discount and debt issuance cost and reflect adjustments related to the estimated fair value of the current portion of long-term debt.
J. Adjustments to Accrued Expenses and Other Current Liabilities
To reflect the elimination of intercompany payables/receivables and the estimated negative fair value of the acquired coal supply agreements, current ARO balances, current portion of contingent revenue payments, and workers compensation based on actuarial cash flows.

As of June 30, 2018
Accrued Expenses and Other Current Liabilities	(Amounts in thousands)
Elimination of intercompany payables/receivables (B)	$(1,103)
Negative fair value - acquired coal supply agreements (F)	48,727
Elimination of current ARO balance	(9,909)
Fair value of current ARO	9,909
Elimination of historical carrying value of contingent revenue payments	(14,466)
Fair value of contingent revenue payments	14,290
Elimination of unamortized historical fair value adjustment to workers compensation balance	(12,109)
Fair value adjustment to workers compensation balance	11,280
Total Accrued Expenses and Other Current Liabilities	$46,619
K. Adjustments to Debt
To eliminate Alpha’s historical carrying value of debt, net of unamortized discount and debt issuance cost and record the estimated fair value of the non-current portion of long-term debt.
L. Adjustments to Asset Retirement Obligation
To reflect the estimated fair value of Alpha’s ARO, based on estimated discount rates as of June 30, 2018. There were no significant differences in the estimated cash flows used for calculating the asset retirement obligation in the historical financial statements and the pro forma financial information. The estimated cash flows are developed considering the cost to reclaim acreage disturbed at surface operations, estimated costs to reclaim support acreage, treat mine water discharge and perform other related functions, and include estimated labor costs, material, overhead and equipment, third-party profit markup, inflation adjustment and a market-risk premium. These cash flows are discounted using the risk-free rate of interest for maturity similar to the asset retirement obligation and adjusted to reflect the entity’s risk of nonperformance, including credit risk. The increase in the asset retirement obligation is due to the decrease in the discount rate used in the pro forma calculation (approximately 7% per annum) compared to the discount rates used in Alpha’s historical financial statements to calculate the asset retirement obligation (approximately 28% per annum at the time of Alpha’s emergence from bankruptcy and approximately 25% per annum for upward revisions in cash flows that occurred during the post-emergence periods).
M. Adjustments to Deferred Taxes
To reflect the estimated impact of pro forma adjustments to deferred tax balances. This adjustment reflects the elimination of Contura’s deferred tax asset valuation allowance to the extent of the deferred tax liability expected to be recognized related to the merger, with a corresponding credit to retained earnings. The acquisition of Alpha results in the recognition of net deferred tax liabilities of approximately $96 million related primarily to the amortizable step-up in fair value of the PP&E and mineral rights.  Assuming Alpha will be included in Contura’s consolidated tax return following the acquisition, Contura has determined that the net deferred tax liabilities related to the merger would provide sufficient future taxable income to realize existing Contura deferred tax assets of $96 million. However, the income tax benefit of $96 million related to the reduction in Contura’s valuation allowance is not reflected in the Unaudited Pro Forma Condensed Combined

Statements of Operations for the six months ended June 30, 2018 or for the year ended December 31, 2017 because it will not have a continuing impact. No pro forma adjustments were made to approximately $102 million of historical deferred tax assets on Balance Sheet as of June 30, 2018, related to monetizable AMT credits.
N. Adjustments to Other Non-Current Liabilities
To eliminate Alpha’s historical carrying value of contingent revenue payments and reflect the estimated fair value of contingent revenue payments.
O. Adjustments to Stockholders’ Equity
To reflect the elimination of Alpha’s historical Stockholders’ Equity and issuance of Contura common stock as noted within the merger agreement, as well as estimated merger costs, Form S-4 preparation costs, and elimination of a portion of Contura’s deferred tax asset valuation allowance.

As of June 30, 2018
Retained Earnings (Accumulated Deficit)	(Amounts in thousands)
Transaction costs (A)	$(40,392)
Adjustment to deferred taxes (M)	95,608
Elimination of Alpha's historical retained earnings	32,163
Total Retained Earnings (Accumulated Deficit)	$87,379
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND THE YEAR ENDED DECEMBER 31, 2017

P. Adjustments to Coal Revenues and Cost of Coal Sales
To reflect the elimination of coal revenues related to intercompany sale of coal between Alpha and Contura.
Q. Adjustments to Cost of Coal Sales
To reflect the elimination of intercompany sale and purchase of coal, as well as adjustments related to Alpha’s workers compensation and ARO accretion expense as a result of the change in the estimated basis of the ARO.

	Six months ended June 30, 2018	Year ended December 31, 2017
Cost of Coal Sales	(Amounts in thousands)
Elimination of intercompany sale and purchase of coal (P)	$(281,178)	$(566,576)
Elimination of workers compensation premium amortization	623	1,552
Adjustment to workers compensation expense	387	771
Elimination of historical ARO accretion expense	(8,146)	(22,382)
New ARO accretion expense	7,063	14,127
Total Cost of Coal Sales	$(281,251)	$(572,508)

R. Adjustments to Depreciation, Depletion and Amortization
To reflect Alpha’s depreciation and depletion expense as a result of the change in basis of the PP&E, mineral reserves, and ARO. PP&E (excluding mineral reserves) is being depreciated over the estimated remaining useful lives, ranging from three to ten years. Mineral reserves are depleted using a calculated mineral reserve value per ton and total production.

	Six months ended June 30, 2018	Year ended December 31, 2017
Depreciation, Depletion and Amortization (DD&A)	(Amounts in thousands)
Elimination of historical DD&A	$(18,120)	$(14,710)
New PP&E (excluding mineral reserves) depreciation	24,646	50,767
New mineral reserves depletion	2,364	3,250
New ARO depreciation	8,434	16,867
Total DD&A	$17,324	$56,174
S. Adjustments to Amortization of Acquired Intangibles
To reflect the elimination of historical amortization expense for acquired coal supply agreement intangibles and record the amortization of mining permits. Amortization of the estimated fair value of the acquired coal supply agreements is not reflected in the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2018 or for the year ended December 31, 2017 because the term of these supply agreement is less than one year. Permits are being amortized over the estimated remaining useful lives of the mining sites.
T. Adjustments to Selling, General and Administrative Expenses
To reflect the elimination of nonrecurring transaction costs incurred during the six month period ended June 30, 2018 that are directly related to the merger.
U. Adjustments to Interest Expense
To reflect adjustments related to the accretion of Alpha’s LCC Promissory Note and Water Treatment Obligation.
V. Adjustments to Miscellaneous Income
Adjustments related to Alpha’s pension plan and black lung income (expense) based on calculated actuarial rates and assumptions.
W. Adjustments to Provision for Income Taxes
Adjustment to the income tax provision based on the estimated statutory tax rate of 26.13% for six months ended June 30, 2018 and 39.22% for year ended December 31, 2017. Income tax benefit related to the reduction of Contura’s deferred tax asset’s valuation allowance is not included in the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2018 or for the year ended December 31, 2017.
7. Financing Related to the Merger
Concurrent with the close of the merger, Contura expects to refinance the current long term debt of Contura, consisting of Contura’s Term Loan Credit Facility and Asset-Based Revolving Credit Agreement, and Alpha, consisting of Alpha’s $150 million Term Loan, (collectively, “Old Debt”), with $600 million of New Long Term Loan and $225 million of Asset Backed Revolving Credit Facility (“New ABL”) (collectively, “New Debt”). The terms of the New Debt discussed below are based on current negotiations with the lenders and there is no firm commitment between Contura and the potential lenders. Consummation of the merger is not conditioned on Contura’s ability to obtain financing.

The New Long Term Loan is expected to be offered at 99.5% of par value, with an interest rate of LIBOR plus 4% per annum and has a 7-year term. Principal repayments are expected to be due quarterly at 1% of the original principal amount per annum, with the final principal installment to be paid on the maturity date in an amount equal to the aggregate principal amount outstanding on such date.
Debt issuance costs are expected to be $15 million, which includes various fees paid to the advisors and lenders, as well as legal and other costs.
Under the New ABL facility, Contura may borrow cash from the potential lenders or cause the potential lenders to issue letters of credit, on a revolving basis. Any borrowings under the New ABL are expected to have the same maturity date as the New Long Term Loan and are expected to bear interest based on the character of the loan (defined as either “Base Rate Loan” or “Eurocurrency Rate Loan”) plus an applicable rate ranging from 1.00% to 1.50% for Base Rate Loans and 2.00% to 2.50% for Eurocurrency Rate Loans, depending on the amount of credit available.
Any letters of credit issued under the New ABL facility are expected to bear a commitment fee rate ranging from 0.25% to 0.375%, depending on the amount of availability per the terms of the agreement, and a 0.25% fronting fee payable to the New ABL facility’s administrative agent. The new ABL facility is expected to provide a specified percentage of billed, unbilled and approved foreign receivables and raw and clean inventory, meeting certain criteria, are eligible to be counted for purposes of collateralizing the amount of financing available, subject to certain terms and conditions.
Refinancing Adjustments
Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2018
Refinancing adjustments include the settlement of Old Debt, proceeds from New Debt, the write-off of unamortized discount and debt issuance costs related to Contura’s Old Debt with a corresponding adjustment to retained earnings and cash payment for expected issuance costs related to New Debt. The debt issuance costs related to New Long Term Loan and New ABL are presented as a contra-liability to Long-term debt and adjustment to Other non-current assets, respectively.

Description	Other non-current assets	Accrued expenses and other current liabilities	Current portion of the long term debt	Long-term debt	Cash and cash equivalents
	(Amounts in thousands)
Proceeds from New Long Term Loan including discount	$—	$—	$6,000	$591,000	$597,000
Debt issuance costs related to New Debt	2,250	—	—	(12,750)	(15,000)
Repayment of the Old Debt, including interest and Alpha call premium	—	(309)	(23,754)	(451,385)	(475,447)
Unamortized discount and debt issuance costs related to Old Debt	(2,365)	—	—	16,866	—
Net adjustment	$(115)	$(309)	$(17,754)	$143,731	$106,553

Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2018 and the year ended December 31, 2017
Refinancing adjustments include the removal of historical interest expense related to Contura’s Term Loan Credit Facility and Alpha’s $150 million Term Loan, as well as recording the expected interest expense related to New Long Term Loan, including amortization of the debt discount and deferred debt issuance costs.

Description	Six-months ended June 30, 2018	Year ended December 31, 2017
	(Amounts in thousands)
Interest expense on New Term Loan	$20,366	$41,267
Amortization of discount and debt issuance costs related to New Debt	1,128	2,185
Historical interest expense related to Term Loan Credit Facility and $150 million Term Loan	(21,600)	(32,528)
Net adjustment	$(106)	$10,924
1/8% and 1/4% change in the interest rate would change interest expense by $0.4 million and $0.8 million, respectively, for the six-months ended June 30, 2018.
1/8% and 1/4% change in the interest rate would change interest expense by $ 0.8 million and $1.5 million, respectively, for the year ended December 31, 2017.

PRO FORMA EARNINGS PER SHARE (EPS) FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND THE YEAR ENDED DECEMBER 31, 2017
Basic earnings per share from continuing operations available to common stockholders are based on the weighted average number of common shares outstanding - basic during the period. Diluted earnings per share from continuing operations is calculated using the treasury stock method. The pro forma basic earnings from continuing operations per share of the combined company is computed by dividing the pro forma income by the pro forma weighted average number of shares outstanding - basic. The pro forma diluted earnings from continuing operations per share of the combined company is computed by dividing the pro forma income by the pro forma weighted average number of shares outstanding - diluted. The weighted average number of shares outstanding - basic is the total of Contura’s outstanding weighted average shares - basic and the common stock issued as consideration for the merger. The weighted average number of shares outstanding - diluted is the total of Contura’s outstanding weighted average shares - diluted and the common stock issued as consideration for the merger.

	Six Months Ended June 30, 2018	Year Ended December 31, 2017
Pro forma weighted average shares (basic)
Historical Contura weighted average shares outstanding - basic	9,587,457	10,216,464
Common stock issued as consideration for the merger	9,007,262	9,007,262
Pro forma weighted average shares (basic)	18,594,719	19,223,726

Pro forma weighted average shares (diluted)
Historical Contura weighted average shares outstanding - diluted	10,299,539	10,770,005
Common stock issued as consideration for the merger	9,007,262	9,007,262
Pro forma weighted average shares (diluted)	19,306,801	19,777,267

Pro forma basic earnings per share from continuing operations
Net income from continuing operations	$191,518,161	$250,315,535
Weighted average shares outstanding	18,594,719	19,223,726
Pro forma basic earnings per share from continuing operations	$10.30	$13.02

Pro forma diluted earnings per share from continuing operations
Net income from continuing operations	$191,518,161	$250,315,535
Weighted average shares outstanding	19,306,801	19,777,267
Pro forma diluted earnings per share from continuing operations	$9.92	$12.66

ANNEX A

AGREEMENT AND PLAN OF MERGER
BETWEEN
CONTURA ENERGY, INC.,
ALPHA NATURAL RESOURCES HOLDINGS, INC.,
ANR, INC.,
PRIME ACQUISITION I, INC.,
AND
PRIME ACQUISITION II, INC.
Dated as of April 29, 2018

TABLE OF CONTENTS
_________________________

Glossary of Defined Terms

Defined Term	Section
2017 Equity Plan	3.02(c)
Affiliate	8.11
Agreement	Preamble
Alpha Acquisition Proposal	5.03(h)(i)
Alpha Board Recommendations	3.03(d)(iv)
Alpha Cap Ex Budget	5.01(p)(i)
Alpha Capital Stock	3.02(b)(ii)
Alpha Director	1.04(c)
Alpha Director Designee	1.04(a)
Alpha Disclosure Schedule	Article 3
Alpha Environmental Permits	3.14
Alpha Improvements	3.16(c)(iv)
Alpha Intellectual Property	3.15(a)
Alpha Interested Party Agreement	3.21
Alpha Leased Real Property	3.16(a)(ii)
Alpha Lease	3.16(a)(ii)
Alpha Material Adverse Effect	8.11
Alpha Material Contract	3.17(a)(xiv)
Alpha New Acquisition	5.01(c)(ii)
Alpha New Acquisitions	5.01(c)(ii)
Alpha Notice Period	5.03(d)(A)
Alpha Owned Intellectual Property	3.15(b)(i)
Alpha Owned Real Property	3.16(a)(i)
Alpha Parties	Preamble
Alpha Party Shareholder	5.17(d)(ii)
Alpha Permit Applications	3.13(c)(i)
Alpha Permits	3.13(a)(i)
Alpha Real Property	3.16(a)(iii)
Alpha Securities	3.02(d)(iii)
Alpha Service Provider	3.08(h)
Alpha Special Meetings	5.05(a)
Alpha Stockholder Approvals	3.22(b)
Alpha Subsidiary Securities	3.02(e)(iii)
Alpha Superior Proposal	5.03(h)(ii)
Alpha Surety Bonds	3.13(d)
ANR	Preamble
ANR Board	3.03(c)
ANR Board Recommendation	3.03(d)(iv)
ANR Bylaws	3.01(b)
ANR Certificate of Incorporation	3.01(b)

Defined Term	Section
ANR Certificate of Merger	1.02(b)
ANR Financial Advisor	3.24
ANR Merger	1.01
ANR Merger Consideration	1.05(b)(iii)
ANR Merger Surviving Corporation	1.01
ANR Plan	8.11
ANR RSU	2.03(b)
ANR Stockholder Approvals	3.22(b)
ANR Stock Option	2.03
Antitrust Law	5.07(a)
Appraisal Shares	1.07
beneficial ownership	8.11
Book-Entry Shares	2.01(b)(ii)
Business Day	8.11
Capitalization Date	3.02(a)
Certificates	2.01(b)(i)
Change of Alpha Board Recommendation	5.03(a)(iii)
Class C-1 Common Stock	3.02(b)(i)
Class C-2 Common Stock	3.02(b)(ii)
Closing	1.02(a)
Closing Date	1.02(a)
Code	Recitals
Computer Software	3.15(e)
Confidentiality Agreement	8.11
Contract	3.04(a)(iii)
Controlled Group Liability	8.11
Contura	Preamble
Contura Board	Recitals
Contura Bylaws	4.01(b)
Contura Cap Ex Budget	5.02(o)(i)
Contura Certificate of Incorporation	4.01(b)
Contura Charter Amendment	Recitals
Contura Common Stock	Recitals
Contura Disclosure Schedule	Article 4
Contura Environmental Permits	4.14
Contura Financial Advisor	4.23
Contura Improvements	4.16(c)(iv)
Contura Intellectual Property	4.15(a)
Contura Interested Party Agreement	4.21(iii)
Contura Lease	4.16(a)(ii)
Contura Leased Real Property	4.16(a)(ii)
Contura Material Adverse Effect	8.11

Defined Term	Section
Contura Material Contract	4.17(a)(x)
Contura New Acquisition	5.02(c)(ii)
Contura New Acquisitions	5.02(c)(ii)
Contura Owned Intellectual Property	4.15(b)(i)
Contura Owned Real Property	4.16(a)(i)
Contura Parties	4.03(a)
Contura Permit Applications	4.13(c)(i)
Contura Permits	4.13(a)(i)
Contura Plan	8.11
Contura Preferred Stock	4.02(a)(ii)
Contura Real Property	4.16(a)(iii)
Contura RSU	2.03(b)
Contura Sale Transaction	5.07(b)
Contura Securities	4.02(c)(iii)
Contura Service Provider	4.08(h)
Contura Stock Option	4.02(b)
Contura Stockholder Approval	4.22
Contura Subsidiary Securities	4.02(d)(iii)
Contura Surety Bonds	4.13(d)
Copyrights	3.15(e)
Current Employees	5.09
DGCL	1.01
Effective Time	1.02(b)
Environment	3.14(i)(i)
Environmental Claim	3.14(i)(ii)
Environmental Law	3.14(i)(iii)
ERISA	3.08(b)(ii)
ERISA Affiliate	8.11
Exchange Act	3.04(b)(ii)
Exchange Agent	2.01(a)
Exchange Fund	2.01(a)
Exchange Ratio	8.11
Excluded Intervening Event	8.11
Expense Reimbursement	7.03(d)
First Effective Time	1.02(b)
Form S-4	3.07(i)
Governmental Entity	3.04(b)
Hazardous Materials	3.14(i)(iv)
HSR Act	3.04(b)(i)
Holdings	Preamble
Holdings Board	3.03(a)
Holdings Board Recommendation	3.03(b)(iv)

Defined Term	Section
Holdings Bylaws	3.01(b)
Holdings Certificate of Incorporation	3.01(b)
Holdings Certificate of Merger	1.02(b)
Holdings Common Stock	3.02(a)
Holdings Merger	1.01
Holdings Merger Consideration	1.05(a)(iii)
Holdings Merger Surviving Corporation	1.01
Holdings Preferred Stock	3.02(a)
Holdings Series A Preferred Stock	3.02(a)
Holdings Series B Preferred Stock	3.02(a)
Holdings Stockholder Approval	3.22(a)
Indebtedness	8.11
Indemnified Parties	5.08(b)
Indemnified Party	5.08(b)
Initial Alpha Director Designees	1.04(a)
Intellectual Property Rights	3.15(a)
Joint Proxy Statement	3.07(ii)
KESP	5.09(c)
knowledge	8.11
Law	3.04(a)(ii)
Lien	8.11
Materially Burdensome Conditions	5.07(a)
Merger Consideration	1.05(b)(iii)
MergerSub 1	Preamble
MergerSub 2	Preamble
New Option	2.03
NYSE	8.11
Outside Date	8.11
Permit	8.11
Permitted Liens	8.11
Person	8.11
Proceeding	3.10(a)
Release	3.14(i)(v)
Representatives	8.11
Required Nomination Period	1.04(b)
Reverse Termination Fee	7.03(g)
SEC	3.04(b)(ii)
Second Effective Time	1.02(b)
Secretary of State	1.02(b)
Section 262	1.07
Securities Act	3.07(i)
Subsidiary	8.11

Defined Term	Section
Surety Bonds	3.13(d)
Surviving Corporations	1.01
Takeover Laws	3.23
Tax	3.11(l)
Tax Certificate	5.17(d)(vi)
Taxing Authority	3.11(l)
Tax Return	3.11(l)
Termination Fee	7.03(d)
Treasury Regulations	8.11
WARN	3.09(d)

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 29, 2018, by and between ANR, Inc., a Delaware corporation (“ANR”), Alpha Natural Resources Holdings, Inc., a Delaware corporation (“Holdings”, and together with ANR, the “Alpha Parties”), Contura Energy, Inc., a Delaware corporation (“Contura”), Prime Acquisition I, Inc., a Delaware corporation and wholly owned Subsidiary of Contura (“MergerSub 1”), and Prime Acquisition II, Inc., a Delaware corporation and wholly owned Subsidiary of MergerSub 1 (“MergerSub 2”).
RECITALS
WHEREAS, the respective Boards of Directors of each of Holdings, ANR, Contura, MergerSub 1 and MergerSub 2 have approved this Agreement and determined that the terms of this Agreement, including the consummation of the Mergers upon the terms and subject to the conditions set forth herein, are in the best interests of Holdings, ANR, Contura, MergerSub 1 or MergerSub 2, respectively, and their respective stockholders;
WHEREAS, the respective Boards of Directors of each of Holdings, ANR, MergerSub 1 and MergerSub 2 have declared the advisability of this Agreement, recommended adoption of this Agreement by their respective stockholders and directed that this Agreement be submitted to their respective stockholders for adoption;
WHEREAS, after the Holdings Merger, Holdings will be a wholly owned Subsidiary of Contura, and, after the ANR Merger, ANR will be a wholly owned Subsidiary of Holdings;
WHEREAS, the Board of Directors of Contura (the “Contura Board”) has resolved to recommend approval by the stockholders of Contura of the amendment of Contura’s certificate of incorporation in the form attached hereto as Exhibit A to, among other things, increase the number of authorized shares of common stock, par value $0.01 of Contura (“Contura Common Stock”), in connection with the transactions contemplated herein (the “Contura Charter Amendment”);
WHEREAS, promptly following the execution and delivery of this Agreement, the beneficial owners of a majority of the outstanding shares of Contura Common Stock shall execute and deliver a written consent approving the Contura Charter Amendment in the form attached hereto as Exhibit B, and the Contura Charter Amendment will become effective immediately prior to the First Effective Time;
WHEREAS, for United States federal income tax purposes, it is intended that each Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and
WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
THE MERGERS
Section 1.01.    The Mergers; Effects of the Mergers. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (a) at the First Effective Time, MergerSub 1 shall be merged with and into Holdings (the “Holdings Merger”) and as a result the separate corporate existence of MergerSub 1 shall cease and Holdings shall continue as the surviving corporation of the Holdings Merger (the “Holdings Merger Surviving Corporation”) and (b) at the Second Effective Time, MergerSub 2 shall be merged with and into ANR (the “ANR Merger” and together with the Holdings Merger, the “Mergers”) and as a result the separate corporate existence of MergerSub 2 shall cease and ANR shall continue as the surviving corporation of the ANR Merger (the “ANR Merger Surviving Corporation” and together with the Holdings Merger Surviving Corporation, the “Surviving Corporations”). The Mergers shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, (i) at the First Effective Time, all the property, rights, privileges, immunities, powers and franchises of Holdings and MergerSub 1 shall vest in the Holdings Merger

Surviving Corporation and all debts, liabilities and duties of Holdings and MergerSub 1 shall become the debts, liabilities and duties of the Holdings Merger Surviving Corporation and (ii) at the Second Effective Time, all the property, rights, privileges, immunities, powers and franchises of ANR and MergerSub 2 shall vest in the ANR Merger Surviving Corporation and all debts, liabilities and duties of ANR and MergerSub 2 shall become the debts, liabilities and duties of the ANR Merger Surviving Corporation.
Section 1.02.    Consummation of the Mergers. (a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing,” and the date on which the Closing occurs, the “Closing Date”) will take place at 10:00 a.m., New York time, as promptly as practicable, but in no event later than the fourth Business Day, after the satisfaction or, to the extent permitted by applicable Law, waiver (by the party entitled to grant such waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions at the Closing), at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017 or at such other place or on such other date or time as the parties hereto may mutually agree in writing.
(b)    On the Closing Date and subject to the terms and conditions hereof, Contura and the Alpha Parties shall (i) cause the Holdings Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Secretary of State”) a duly executed certificate of merger (the “Holdings Certificate of Merger”), as required by the DGCL, and shall take all such further actions as may be required by Law to make the Holdings Merger effective, and immediately thereafter (ii) cause the ANR Merger to be consummated by filing with the Secretary of State a duly executed certificate of merger (the “ANR Certificate of Merger”), as required by the DGCL, and shall take all such further actions as may be required by Law to make the ANR Merger effective. The date and time of the filing of the Holdings Certificate of Merger with the Secretary of State (or such later date and time as shall be agreed to by the parties hereto and is specified in the Holdings Certificate of Merger) is referred to as the “First Effective Time” and the date and time of the filing of the ANR Certificate of Merger with the Secretary of State (or such later date and time as shall be agreed to by the parties hereto and is specified in the ANR Certificate of Merger) is referred to as the “Second Effective Time”.
Section 1.03.    Certificate of Incorporation; Bylaws. (a) (i) At the First Effective Time, the certificate of incorporation of MergerSub 1 shall, by virtue of the Holdings Merger, become the certificate of incorporation of the Holdings Merger Surviving Corporation, until thereafter amended in accordance with its terms and as provided by Law (subject to Section 5.08(a) and provided that the name of the Holdings Merger Surviving Corporation shall be amended to be Alpha Natural Resources Holdings, Inc.) and (ii) at the Second Effective Time, the certificate of incorporation of MergerSub 2 shall, by virtue of the ANR Merger, become the certificate of incorporation of the ANR Merger Surviving Corporation, until thereafter amended in accordance with its terms and as provided by Law (subject to Section 5.08(a) and provided that the name of the ANR Merger Surviving Corporation shall be amended to be ANR, Inc.).
(b)    (i) At the First Effective Time, the bylaws of MergerSub 1 shall, by virtue of the Holdings Merger, become the bylaws of the Holdings Merger Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law (subject to Section 5.08(a) and provided that the name of the Holdings Merger Surviving Corporation shall be amended to be Alpha Natural Resources Holdings, Inc.) and (ii) at the Second Effective Time, the bylaws of MergerSub 2 shall, by virtue of the ANR Merger, become the bylaws of the ANR Merger Surviving Corporation, until thereafter amended in accordance with its terms and as provided by Law (subject to Section 5.08(a) and provided that the name of the ANR Merger Surviving Corporation shall be amended to be ANR, Inc.).
Section 1.04.    Directors and Officers. (a) Contura shall take all such actions as are necessary, in accordance with the Contura Certificate of Incorporation and Contura Bylaws, to, as of the Second Effective Time (i) cause the size of the Contura Board to be expanded to nine directors and (ii) cause to be appointed to the Contura Board four individuals (the “Initial Alpha Director Designees”), filling the vacancies created by the increase of the size of the Contura Board. The Initial Alpha Director Designees shall be John E. Lushefski, Daniel J. Geiger, David J. Stetson and Harvey L. Tepner; provided that, if John E. Lushefski, Daniel J. Geiger or Harvey L. Tepner fail to meet any Independence Standard as of the Closing, such individual shall not be appointed to the Contura Board. In the event that any such Initial Alpha Director Designee, at or prior to the Closing, is unable to or has declined to serve on the Contura Board (or is not appointed to the Contura Board pursuant to the proviso to the immediately preceding sentence), Contura shall cause to be appointed to the Contura Board, as of the Second Effective Time, an individual designated by ANR (following consultation with Contura and subject to the approval of the Contura Board, which shall not be unreasonably withheld, conditioned or delayed (provided that the Contura Board may decline to approve any individual who fails to meet any Independence Standard in its reasonable discretion exercised in good faith)) to replace such Initial Alpha Director Designee on the Contura Board. Each Initial Alpha Designee and any other individual nominated or designated to serve as an Alpha Director is referred to herein as an “Alpha Director Designee.” Contura acknowledges and agrees that, as of the date of this Agreement and based solely upon the information provided by the Alpha Parties to Contura prior to the date hereof, it has no reason to believe that any of Messrs. Lushefski, Geiger and Tepner would fail to meet any Independence Standard as of the date of this Agreement. At or prior to the Closing, Contura shall not adopt, implement or change any Independence Standard in a manner that would adversely affect the ability of any of Messrs. Lushefski, Geiger and Tepner to satisfy any Independence Standards, except to the extent required by the listing standards of the NYSE or NASDAQ, as applicable, or the rules and regulations of the SEC.
(b)     Following the Closing and through the completion of Contura’s annual meeting of its stockholders in 2019 (the “Required Nomination Period”), (i) the size of the Contura Board shall not be changed (except that the size may be reduced to fewer than nine directors in the event of any resignation or other cessation of service of one or more directors) and (ii) in connection with any annual meeting of Contura’s stockholders or any special meeting of Contura’s stockholders at which directors of the Contura Board are to be elected, the Contura Board shall (x) nominate for election to the Contura Board of, (y) unanimously recommend that Contura’s stockholders vote in favor of election to the Contura Board of, and (z) solicit proxies in favor of the election of, each of the Alpha Director Designees; provided, however, that the Contura Board will not be required to take any of the actions set forth in the preceding clauses (x), (y) and (z) if it reasonably determines, upon the advice of counsel and applying the same standards and principles with respect to all directors of Contura, that the taking of such action would reasonably be expected to constitute a violation of its fiduciary duties.
(c)    Each Alpha Director Designee who is elected or appointed to the Contura Board (each such individual, an “Alpha Director”) shall serve on the Contura Board, to hold office in accordance with the Contura Certificate of Incorporation and Contura Bylaws, until the earlier of his or her resignation or until his or her successor is duly elected and qualified, as the case may be.
(d)    Each Alpha Director shall be entitled to (i) compensation for services rendered to the Contura Board (including any committee of the Contura Board) at levels, and otherwise on terms, comparable to other members of the Contura Board who are not employees of Contura or its Subsidiaries and (ii) indemnification protection and liability insurance coverage on the same terms as other members of the Contura Board.
(e)    From and after the Closing, until successors are duly elected or appointed and qualified in accordance with applicable Law, unless otherwise determined by Contura prior to the Closing, (i) the directors of MergerSub 1 at the First Effective Time shall be the directors of the Holdings Merger Surviving Corporation, (ii) the directors of MergerSub 2 at the Second Effective Time shall be the directors of the ANR Merger Surviving Corporation, (iii) the officers of MergerSub 1 at the First Effective Time shall be the officers of the Holdings Merger Surviving Corporation and (iv) the officers of MergerSub 2 at the Second Effective Time shall be the officers of the ANR Merger Surviving Corporation.
Section 1.05.    Conversion of Shares.
(a)    At the First Effective Time, by virtue of the Holdings Merger and without any action on the part of the parties hereto or on the part of any holder of any shares of capital stock or other equity interests of the parties hereto:
(i)    Each share of common stock, par value $0.01, of MergerSub 1 issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonasessable share of common stock, par value $0.01, of the Holdings Merger Surviving Corporation.
(ii)    Each share of Holdings Common Stock that is directly owned by Holdings, including as treasury stock, immediately prior to the First Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii)    Subject to Section 1.06, each share of Holdings Common Stock issued and outstanding immediately prior to the First Effective Time (other than shares to be canceled in accordance with Section 1.05(a)(ii) and as provided in Section 1.07 with respect to Appraisal Shares) shall be converted into the right to receive that number of fully paid and nonassessable shares of Contura Common Stock equal to the Exchange Ratio (the “Holdings Merger Consideration”). All such shares of Holdings Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Holdings Merger Consideration as provided herein, any dividends or other distributions payable pursuant to Section 2.01(c) and cash in lieu of fractional shares payable pursuant to Section 1.06.
(b)    At the Second Effective Time, by virtue of the ANR Merger and without any action on the part of the parties hereto or on the part of any holder of any shares of capital stock or other equity interests of the parties hereto:
(i)    Each share of common stock, par value $0.01, of MergerSub 2 issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one validly issued, fully paid and nonasessable share of common stock, par value $0.01, of the ANR Merger Surviving Corporation.
(ii)    Each share of Class C-1 Common Stock that is directly owned by ANR, including as treasury stock, immediately prior to the Second Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii)     Subject to Section 1.06, each share of Class C-1 Common Stock issued and outstanding immediately prior to the Second Effective Time (other than shares to be canceled in accordance with Section 1.05(b)(ii) and as provided in Section 1.07 with respect to Appraisal Shares) shall be converted into the right to receive that number of fully paid and nonassessable shares of Contura Common Stock equal to the Exchange Ratio (the “ANR Merger Consideration” and together with the Holdings Merger Consideration, the “Merger Consideration”). All such shares of Class C-1 Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the ANR Merger Consideration as provided herein, any dividends or other distributions payable pursuant to Section 2.01(c) and cash in lieu of fractional shares payable pursuant to Section 1.06.
(iv)    Each share of Class C-2 Common Stock issued and outstanding immediately prior to the Second Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
Section 1.06.    Fractional Shares. No fraction of a share of Contura Common Stock will be issued by virtue of either of the Mergers to holders of Holdings Common Stock or Class C-1 Common Stock, but in lieu thereof each holder of Holdings Common Stock or Class C-1 Common Stock who would otherwise be entitled to a fraction of a share of Contura Common Stock (after aggregating all shares of Contura Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificates or Book-Entry Shares in accordance with Section 2.01, receive from Contura (through the amounts deposited with the Exchange Agent in accordance with Section 2.01) an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) the fractional share interest (after aggregating all shares of Contura Common Stock that would otherwise be received by such holder) which such holder would otherwise receive, multiplied by (ii) the Per Contura Share Price.
Section 1.07.     Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Holdings Common Stock or Class C-1 Common Stock issued and outstanding immediately prior to the Closing that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 1.05, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Closing, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Closing into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.05. The Alpha Parties shall give prompt notice to Contura of any demands for appraisal of any shares of Holdings Common Stock or Class C-1 Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Alpha Parties, and Contura shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Closing, the Alpha Parties shall not, without the prior written consent of Contura, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
Section 1.08.    Subsequent Actions. If at any time after the Closing, Contura shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise a Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the applicable Alpha Party as a result of, or in connection with, the Mergers, or otherwise to carry out the intent of this Agreement, the officers and directors of such Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the applicable Alpha Party all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the applicable Alpha Party or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in such Surviving Corporation or any of its Subsidiaries or otherwise to carry out the intent of this Agreement.
ARTICLE 2
EXCHANGE OF SHARES AND CERTIFICATES, EQUITY AWARDS
Section 2.01.    Exchange of Shares and Certificates; Procedures. (a) Prior to the Closing, Contura shall engage, or shall cause to be engaged, an institution selected by Contura and reasonably acceptable to the Alpha Parties to act as exchange agent in connection with the Mergers (the “Exchange Agent”). Immediately prior to the Closing, Contura will deposit with the Exchange Agent, in trust for the benefit of the holders of Holdings Common Stock and Class C-1 Common Stock immediately prior to the Closing, (x) the applicable number of shares of Contura Common Stock to be issued as Merger Consideration, (y) cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 1.06 and (z) cash in an amount sufficient to make any dividends or distributions to which holders of Holdings Common Stock or Class C-1 Common Stock may be entitled pursuant to Section 2.01(c)(i). All cash and shares of Contura Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The cash included in the Exchange Fund shall be invested by the Exchange Agent in such manner as Contura shall direct; provided that (i) no such investment or losses thereon shall affect the amounts payable to former holders of Holdings Common Stock or Class C-1 Common Stock after the Closing pursuant to this Article 2, and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to Contura. The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Sections 1.05 and 1.06 and this Section 2.01. Contura shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Contura’s obligations under Section 1.06 and this Article 2.
(b)    As soon as reasonably practicable after the Closing and in no event later than three Business Days following the Closing, Contura shall cause the Exchange Agent to mail to each record holder, as of the Closing, of (i) a certificate or certificates which immediately prior to the Closing represented outstanding shares of Holdings Common Stock or Class C-1 Common Stock (the “Certificates”) or (ii) Holdings Common Stock or Class C-1 Common Stock represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss, theft or destruction in lieu thereof meeting the requirements of Section 2.01(d)) to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal (which shall be in customary form and contain such other provisions as are reasonably satisfactory to the Alpha Parties and Contura) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Holdings Common Stock or Class C-1 Common Stock, in exchange for (x) whole shares of Contura Common Stock to be issued as Merger Consideration, (y) cash in lieu of any fractional shares pursuant to Section 1.06 and (z) any dividends or other distributions payable pursuant to Section 2.01(c). Following surrender to the Exchange Agent of a Certificate or Book-Entry Share, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor, subject to the certificate requirements and discussion below in Section 5.17, (A) that number of whole shares of Contura Common Stock (after taking into account all Certificates or Book-Entry Shares surrendered by such holder) to be issued as Merger Consideration to which such holder is entitled pursuant to Sections 1.05 (or uncertificated shares in book entry form), (B) payment by cash or check in lieu of fractional shares which such holder is entitled to receive pursuant to Section 1.06, and (C) any dividends or distributions payable pursuant to Section 2.01(c), and the Certificates or book entries evidencing the Book-Entry Shares so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable pursuant to Section 1.06 or Section 2.01(c) upon the surrender of the Certificates or Book-Entry Shares. If payment is to be made to a Person other than the Person in whose name the Certificate or Book-Entry Share surrendered is registered, it will be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or established to the satisfaction of Contura that such Tax has been paid or is not applicable. Subject to Section 1.07, from and after the Closing and until surrendered in accordance with the provisions of this Section 2.01, each Certificate or Book-Entry Share shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration (and any amounts to be paid pursuant to Section 1.06 or Section 2.01(c)) upon such surrender, without any interest thereon and subject to any applicable withholding Tax pursuant to Section 5.17.
(c)    No dividends or other distributions with respect to shares of Contura Common Stock with a record date after the Closing shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Contura Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.06, until such Certificate or Book-Entry Share has been surrendered in accordance with this Section 2.01. Subject to applicable Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the record holder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Contura Common Stock issuable as Merger Consideration in exchange therefor pursuant to Sections 1.05, together with any cash payable in lieu of a fractional share of Contura Common Stock to which such holder is entitled pursuant to Section 1.06 and the amount of dividends or other distributions with a record date after the Closing theretofore paid with respect to such whole shares of Contura Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing and a payment date subsequent to such surrender payable with respect to such whole shares of Contura Common Stock.
(d)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Contura, the posting by such Person of a bond in such reasonable amount as Contura may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate such shares of Contura Common Stock to be issued as Merger Consideration as may be required pursuant to Section 2.01(b), cash for fractional shares pursuant to Section 1.06 and any dividends or distributions payable at such time pursuant to Section 2.01(c) with respect to the Holdings Common Stock or Class C-1 Common Stock formerly represented thereby.
(e)    Any portion of the Exchange Fund that remains unclaimed by the former holders of Holdings Common Stock and Class C-1 Common Stock for 12 months after the Closing shall be paid to Contura. Any former holder of Holdings Common Stock or Class C-1 Common Stock that has not complied with this Section 2.01 prior to the end of such 12-month period shall thereafter look only to Contura (subject to abandoned property, escheat or other similar Laws) but only as a general creditor thereof for payment of its claim for the Merger Consideration, any cash in lieu of fractional shares pursuant to Section 1.06 and any dividends or distributions payable pursuant to Section 2.01(c), without any interest thereon. All charges and expenses of the Exchange Agent incurred in connection with the exchange of Holdings Common Stock or Class C-1 Common Stock for the Merger Consideration, other than as provided in Section 5.17, shall be borne by Contura. Contura shall not be liable to any holder or former holder of Holdings Common Stock or Class C-1 Common Stock for any monies delivered from the Exchange Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of Contura, free and clear of all claims or interest of any Person previously entitled thereto.
(f)    All shares of Contura Common Stock issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article 2 and any cash paid pursuant to Section 1.06 or Section 2.01(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Holdings Common Stock or Class C-1 Common Stock previously represented by such Certificates or Book-Entry Shares.

Section 2.02.    Closing of Transfer Books. At the Closing, the stock transfer books of the ANR Parties shall be closed, and no transfer of Holdings Common Stock or Class C-1 Common Stock that were outstanding prior to the Closing shall thereafter be made. If, after the Closing, Certificates that were outstanding prior to the Closing are presented to Contura for transfer, they shall be cancelled and exchanged as provided in this Article 2.
Section 2.03.    Treatment of ANR Equity Awards.
(a)    Treatment of ANR Stock Options. Except as set forth in Section 5.01(n) of the Alpha Disclosure Schedule, immediately prior to the Second Effective Time, each compensatory option to purchase shares of Class C-1 Common Stock (each, an “ANR Stock Option”) that is outstanding immediately prior to the Second Effective Time, whether or not then vested, shall be converted automatically into such number of shares of Class C-1 Common Stock equal to the applicable ANR Option New Share Amount.  ANR shall issue the applicable number of shares of Class C-1 Common Stock (the “Deliverable Option Shares”) to each holder of an ANR Stock Option as Book-Entry Shares, which shall be subject to applicable Tax withholding.  Each holder of an ANR Stock Option for whom there is a Tax withholding obligation shall be given the opportunity to elect, which election must be made not less than one Business Day prior to the beginning of the period during which the Per ANR Share Price will be measured, to satisfy the applicable Tax withholding on the Deliverable Option Shares (i) in cash delivered by such holder or (ii) by reduction in the number of Deliverable Option Shares, with such reduction calculated based on the Per ANR Share Price (and any shares of Class C-1 Common Stock used to satisfy such holder’s Tax withholding obligation shall not be issued to such holder or converted into shares of Contura Common Stock in accordance with Section 1.05(b)(iii)); provided that if no election is timely made, such holder shall be deemed to have elected to pay the withholding Tax by reduction in the number of Deliverable Option Shares pursuant to clause (ii). If an ANR Stock Option holder elects to pay the applicable withholding Tax in cash pursuant to clause (i), such holder will be required to make, at least one Business Day prior to the Second Effective Time and as a condition to the issuance to such holder of such shares of Contura Common Stock, a cash payment to ANR in an amount equal to the applicable Tax withholding amount (as calculated by ANR with the approval of Contura, which shall not be unreasonably withheld, conditioned or delayed), and such holder shall be required to make an additional payment (or receive reimbursement) promptly following the Second Effective Time to the extent the actual Tax withholding obligation is different than the cash payment made. At the Second Effective Time, any shares of Class C-1 Common Stock issued to a holder of an ANR Stock Option in accordance with this Section 2.03(a) shall be converted into shares of Contura Common Stock in accordance with Section 1.05(b)(iii); provided that Contura shall use commercially reasonable efforts to establish procedures that facilitate the prompt issuance of the applicable number of shares of Contura Common Stock to each individual that had held an ANR Stock Option. Prior to the Second Effective Time, the ANR Board or the compensation committee of the ANR Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any applicable consents) which are reasonably necessary to effectuate the provisions of this Section 2.03(a).
(b)    Treatment of ANR RSUs. At the Second Effective Time, each outstanding restricted stock unit granted under any ANR Plan (each, an “ANR RSU”), whether or not then vested, shall be assumed by Contura and converted automatically into a restricted stock unit award (a “Contura RSU”) relating to a number of shares of Contura Common Stock equal to the product of (i) the number of ANR RSUs held by the holder thereof immediately prior to the Second Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole number of shares. Each Contura RSU shall otherwise have the same terms and conditions (including as to continued vesting) as were applicable to an ANR RSU immediately prior to the Second Effective Time.
Section 2.04.    Adjustments. If at any time during the period between the date of this Agreement and the Closing, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of either Alpha Party or Contura shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio shall be equitably adjusted, without duplication, to reflect such change; provided that nothing in this Section 2.04 shall be construed to permit either Alpha Party or Contura to take any action with respect to its respective securities that is prohibited by the terms of this Agreement.
Section 2.05.    Withholding Taxes. Notwithstanding any other provision of this Agreement, Contura shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to the Mergers or this Agreement in accordance with Section 5.17 and Section 2.03(a), as applicable.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE ALPHA PARTIES
Except as disclosed in the correspondingly numbered section of the disclosure letter dated the date of this Agreement and delivered by ANR to Contura with respect to this Agreement immediately prior to the execution of this Agreement (the “Alpha Disclosure Schedule”) (provided, however, that a matter disclosed in the Alpha Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty), each Alpha Party represents and warrants to Contura as follows:
Section 3.01.    Organization and Qualification. (a) Each Alpha Party is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business as currently conducted. Each Subsidiary of the Alpha Parties is a duly organized and validly existing entity in good standing (where applicable) under the Laws of its jurisdiction of organization, with all requisite entity power and authority to own its properties and conduct its business as currently conducted. Each Alpha Party and each of their respective Subsidiaries is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.
(b)    ANR has heretofore made available to Contura true, correct and complete copies of (i) the certificate of incorporation and bylaws of ANR as in effect on the date hereof, including all amendments thereto (respectively, the “ANR Certificate of Incorporation” and “ANR Bylaws”) and (ii) the certificate of incorporation and bylaws of Holdings as in effect on the date hereof, including all amendments thereto (respectively, the “Holdings Certificate of Incorporation” and “Holdings Bylaws”).
(c)    Holdings does not own any assets or properties other than 4,223,400 shares of Class C-2 Common Stock, and Holdings does not have, and has never had, any employees, has not engaged in any activities or business and has incurred no liabilities or obligations, in each case, other than those incident to its ownership of Class C-2 Common Stock.
Section 3.02.    Capitalization. (a) The authorized capital stock of Holdings consists of (i) 5,000,000 shares of common stock, par value $0.01 per share, of Holdings (“Holdings Common Stock”) (ii) 6,500,000 shares of Series A Preferred Stock, par value $0.01 per share, of Holdings (“Holdings Series A Preferred Stock”), and (iii) 300,000 shares of Series B Preferred Stock, par value $0.01 per share, of Holdings (“Holdings Series B Preferred Stock”, and together with Holdings Series A Preferred Stock, “Holdings Preferred Stock”). As of the close of business on April 20, 2018 (the “Capitalization Date”), (A) 4,223,290 shares of Holdings Common Stock and no shares of Holdings Preferred Stock were issued and outstanding, (B) no shares of Holdings Common Stock were held in Holdings’ treasury, (C) 6,500,000 shares of Holdings Series A Preferred Stock were held in Holdings’ treasury, and (D) 300,000 shares of Holdings Series B Preferred Stock were held in Holdings’ treasury. All of the outstanding shares of Holdings Common Stock have been duly authorized and, as applicable, validly issued and are fully paid, nonassessable and free of preemptive rights.
(b)    The authorized capital stock of ANR consists of (i) 50,000,000 shares of Class C-1 common stock, par value $0.01 per share, of ANR (“Class C-1 Common Stock”) and (ii) 4,223,400 shares of Class C-2 Common Stock, par value $0.01 per share, of ANR (the “Class C-2 Common Stock”, and together with Holdings Common Stock and Class C-1 Common Stock, “Alpha Capital Stock”). As of the close of business on the Capitalization Date, (A) 15,907,752 shares of Class C-1 Common Stock and 4,223,400 shares of Class C-2 Common Stock were issued and outstanding, (B) no shares of Class C-1 Common Stock and no shares of Class C-2 Common Stock were held in ANR’s treasury, and (C) 2,000,000 shares of Class C-1 Common Stock and no shares of Class C-2 Common Stock were issuable under ANR Plans. All of the outstanding shares of Class C-1 Common Stock and Class C-2 Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Holdings owns 4,223,400 shares of Class C-2 Common Stock free and clear of any Liens.
(c)    Section 3.02(c) of the Alpha Disclosure Schedule contains a true, correct and complete list, as of the Capitalization Date, of each outstanding ANR Stock Option and ANR RSU outstanding, the number of shares of Class C-1 Common Stock issuable thereunder or to which such award pertains, the expiration date, and the exercise or conversion price, if applicable, related thereto and, if applicable, the ANR Plan pursuant to which each such ANR Stock Option and ANR RSU was granted. Since the Capitalization Date, no Alpha Party has issued any capital stock (other than issuances permitted by Section 5.01 or upon the exercise of ANR Stock Options or settlement of ANR RSUs outstanding on the Capitalization Date in accordance with their terms), granted any other Alpha Securities or entered into any other agreements or commitments to issue any Alpha Securities, and has not split, combined or reclassified any shares of its capital stock. All of the outstanding ANR Stock Options and ANR RSUs have been issued under, and are subject to the terms and conditions of, the ANR, Inc. 2017 Equity Incentive Plan (the “2017 Equity Plan”).
(d)    Except as set forth in Section 3.02(a) and (b) and except for ANR Stock Options and ANR RSUs set forth in Section 3.02(c) of the Alpha Disclosure Schedule, there are no outstanding (i) securities of any Alpha Party or any of their respective Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in any Alpha Party, (ii) options, restricted stock warrants, rights or other agreements or commitments to acquire from any Alpha Party or any of their respective Subsidiaries, or obligations of any Alpha Party or any of their respective Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Alpha Party, or bonds, debentures, notes or other evidences of Indebtedness having the right to vote on any matters on which stockholders of any Alpha Party may vote, (iii) obligations (contingent or otherwise) of any Alpha Party or any of their respective Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Alpha Security (the items in clauses (i), (ii) and (iii), together with the capital stock of the Alpha Parties, being referred to collectively as “Alpha Securities”), or (iv) obligations (contingent or otherwise) of any Alpha Party or any of their respective Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of any Alpha Securities. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of any Alpha Party or any of their Subsidiaries to purchase, redeem or otherwise acquire any Alpha Securities. There are no voting trusts or other agreements or understandings to which any Alpha Party or any of their respective Subsidiaries is a party (or, to the knowledge of any Alpha Party, to which any other Person is a party) with respect to the voting of capital stock or other voting securities of any Alpha Party.
(e)    Section 3.02(e) of the Alpha Disclosure Schedule sets forth a complete and accurate list of the Subsidiaries of ANR. ANR, alone or together with one or more of its wholly owned Subsidiaries, is the record and beneficial owner of all the equity interests of each of its Subsidiaries, in each case free and clear of any Lien (other than Liens arising under applicable securities Laws). With respect to each Subsidiary of ANR, there are no outstanding (i) securities of any Alpha Party or any of their respective Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in any Subsidiary of ANR, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from any Alpha Party or any of their respective Subsidiaries, or obligations of any Alpha Party or any of their respective Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of ANR, (iii) obligations of any Alpha Party or any of their respective Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of ANR (the items in clauses (i), (ii) and (iii), together with the capital stock or other equity interests of such Subsidiaries, being referred to collectively as “Alpha Subsidiary Securities”), or (iv) obligations of any Alpha Party or any of their respective Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the price or value of any Alpha Subsidiary Securities. There are no outstanding obligations, contingent or otherwise, of any Alpha Party or any of their respective Subsidiaries to purchase, redeem or otherwise acquire any outstanding Alpha Subsidiary Securities. There are no voting trusts or other agreements or understandings to which any Alpha Party or any of their respective Subsidiaries is a party (or, to the knowledge of any Alpha Party, to which any other Person is a party) with respect to the voting of capital stock or other voting securities of any Subsidiary of ANR. Prior to the date hereof, ANR has made available to Contura complete and accurate copies of the charter and bylaws or other organizational documents of each Subsidiary of ANR.
(f)    ANR does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any entity which is not a Subsidiary of ANR.
Section 3.03.    Authority for this Agreement; Board Action. (a) Holdings has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to which Holdings is a party. The execution and delivery of this Agreement by Holdings and the consummation by Holdings of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Holdings (the “Holdings Board”),

including the adoption by the Holdings Board of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement as it relates to the Holdings Merger, and no other corporate proceedings on the part of Holdings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Holdings Merger, the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the Holdings Stockholder Approval prior to the consummation of the Holdings Merger and the filing of the Holdings Certificate of Merger with the Secretary of State as required by the DGCL. This Agreement has been duly and validly executed and delivered by Holdings and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(b)    The Holdings Board (at a meeting or meetings duly called and held) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Holdings Merger, are advisable and fair to, and in the best interests of, Holdings and its stockholders, (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement as it relates to the Holdings Merger, (iii) subject to the last sentence of Section 5.05(a), directed that the “agreement of merger” (as such term is used in Section 251 of the DGCL) as it relates to the Holdings Merger contained in this Agreement be submitted to the stockholders of Holdings for adoption, and (iv) subject to Sections 5.03(d) and (e), resolved to recommend the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) as it relates to the Holdings Merger contained in this Agreement by the stockholders of Holdings (the “Holdings Board Recommendation”), which actions and resolutions, subject to Sections 5.03(d) and (e), have not been subsequently rescinded, modified or withdrawn in any way.
(c)    ANR has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to which ANR is a party. The execution and delivery of this Agreement by ANR and the consummation by ANR of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of ANR (the “ANR Board”), including the adoption by the ANR Board of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement as it relates to the ANR Merger, and no other corporate proceedings on the part of ANR are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the ANR Merger, the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the ANR Stockholder Approval prior to the consummation of the ANR Merger and the filing of the ANR Certificate of Merger with the Secretary of State as required by the DGCL. This Agreement has been duly and validly executed and delivered by ANR and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of ANR, enforceable against ANR in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(d)    The ANR Board (at a meeting or meetings duly called and held) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the ANR Merger, are advisable and fair to, and in the best interests of, ANR and its stockholders, (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement as it relates to the ANR Merger, (iii) subject to the last sentence of Section 5.05(a), directed that the “agreement of merger” (as such term is used in Section 251 of the DGCL) as it relates to the ANR Merger contained in this Agreement be submitted to the stockholders of ANR for adoption, and (iv) subject to Sections 5.03(d) and (e), resolved to recommend the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) as it relates to the ANR Merger contained in this Agreement by the stockholders of ANR (the “ANR Board Recommendation”, and together with the Holdings Board Recommendation, the “Alpha Board Recommendations”), which actions and resolutions, subject to Sections 5.03(d) and (e), have not been subsequently rescinded, modified or withdrawn in any way.
Section 3.04.    Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by any Alpha Party nor the consummation of the transactions contemplated hereby by any Alpha Party will (i) violate or conflict with or result in any breach of any provision of the ANR Certificate of Incorporation, the Holdings Certificate of Incorporation, the ANR Bylaws or the Holdings Bylaws, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (iv) of Section 3.04(b) have been obtained, and all filings described in such clauses have been made, in any material respect conflict with or violate any order, writ, injunction, decree, judgment, determination, requirement, award, stipulation, statute, rule or regulation of any Governmental Entity (“Law”) applicable to any Alpha Party or any of their respective Subsidiaries or by which any of their respective assets are bound, (iii) violate, conflict with or result in a breach of, or require any consent, waiver or approval under, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation (“Contract”) to which any Alpha Party or any of their respective Subsidiaries is a party or by which any Alpha Party or any of their respective Subsidiaries or any of their respective assets are bound, or (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of any Alpha Party or any of their respective Subsidiaries, except in the case of clauses (iii) and (iv), as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.
(b)    The execution, delivery and performance of this Agreement by the Alpha Parties and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”), except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of the Form S-4 and such other reports and filings as are required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (iii) the filing of the Certificates of Merger with the Secretary of State as required by the DGCL, (iv) such governmental consents, qualifications or filings as are customarily obtained or made in connection with the transfer of interests or the change of control of ownership in coal mining properties, including notices and consents relating to or in connection with mining, reclamation, nuclear material, radio communications and environmental Permits, in each case under the applicable Laws of West Virginia, Pennsylvania, Virginia, Kentucky, Utah, Tennessee, Illinois, Indiana and the United States of America and (v) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not have or reasonably be expected to be material.
Section 3.05.    Financial Statements. (a) All of the Subsidiaries of ANR are consolidated for accounting purposes. ANR has delivered to Contura the audited consolidated financial statements (including the related notes thereto) of ANR for the fiscal year ended December 31, 2017 (the “Balance Sheet Date”) (the “Alpha Financial Statements”), and the Alpha Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of ANR and its Subsidiaries as of their respective dates, and the consolidated income, stockholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein.
(b)    The records, systems, controls, data and information of ANR and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ANR or its accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting controls described below in this Section. ANR has implemented and maintain a system of internal controls that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP, and such system of internal controls is effective. ANR has disclosed, based on its most recent evaluation of its system of internal controls prior to the date of this Agreement, to their outside auditors and the audit committees of the ANR Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls reporting that would reasonably be expected to adversely affect ANR’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ANR’s internal controls over financial reporting. Prior to the date hereof, a true, correct and complete summary of any such disclosures made to ANR’s auditors and the audit committee of the ANR Board has been provided to Contura.
(c)    Since July 26, 2016, neither ANR nor any of its Subsidiaries or, to the knowledge of ANR, any director, officer, employee, auditor, accountant or representative of ANR or its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ANR or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ANR or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and no attorney representing ANR or any of its Subsidiaries, whether or not employed by ANR or any of its Subsidiaries, has reported evidence of a material violation of securities Law, breach of fiduciary duty or similar violation by ANR or any of its Subsidiaries or any of its officers, directors, employees or agents to the ANR Board or any committee thereof or to any director or officer of ANR or any of its Subsidiaries.
(d)    No Alpha Party nor any of their respective Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than liabilities (i) as and to the extent reflected or reserved against on the consolidated balance sheet of ANR dated as of the Balance Sheet Date included in the Alpha Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, or (iii) that would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.
Section 3.06.    Absence of Certain Changes. (a) Since the Balance Sheet Date, the Alpha Parties and their respective Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and no Alpha Party nor any of their respective Subsidiaries has taken any action since the Balance Sheet Date that, if taken after the date of this Agreement without the prior written consent of Contura, would constitute a breach of Section 5.01.
(b)    Since the Balance Sheet Date, there has not been any change, effect, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.
Section 3.07.    Information Supplied; Joint Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of any Alpha Party for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Contura in connection with the issuance of Contura Common Stock for the Mergers (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the joint proxy statement relating to the Alpha Special Meetings (such proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”) will, at the date such Joint Proxy Statement is first mailed to the stockholders of the Alpha Parties or at the time of the Alpha Special Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 3.07, no representation or warranty is made by the Alpha Parties with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied in writing by or on behalf of the Alpha Parties.
Section 3.08.    Employee Benefits Matters. (a) Section 3.08(a) of the Alpha Disclosure Schedule contains a true, correct and complete list of all ANR Plans in effect on the date hereof. Prior to the date of this Agreement, ANR has provided or made available to Contura true, correct and complete copies as in effect on the date hereof of each of the following with respect to each such ANR Plan, as applicable: (i) the plan document or agreement or, with respect to any ANR Plan that is not in writing, a description of the material terms thereof; (ii) any summary plan description required to be furnished to participants pursuant to ERISA; (iii) the most recent annual report, actuarial report, financial report and/or communication to the U.S. Department of Labor or the Pension Benefits Guarantee Corporation, if any; (iv) all amendments or modifications to any such documents; (v) the most recent determination letter received from the Internal Revenue Service with respect to each ANR Plan that is intended to be a “qualified plan” under Section 401 of the Code; and (vi) the most recent required Internal Revenue Service Form 5500, including all schedules thereto.
(b)    Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect, with respect to each ANR Plan, (i) since July 26, 2016, all expenses, contributions, premiums or payments required to be made to, under or with respect to such ANR Plan have been timely made and all amounts properly accrued to date or as of the Closing as liabilities of any Alpha Party or any of their respective Subsidiaries which are not yet due have been properly recorded on the books of the Alpha Parties and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Alpha Parties, (ii) since July 26, 2016, each such ANR Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, and, to the knowledge of any Alpha Party, nothing has occurred since the date of such letter that has affected, or would reasonably be expected to adversely affect, such qualification, (iii) since July 26, 2016, with respect to any ANR Plan maintained outside the United States, all applicable foreign qualifications or registration requirements have been satisfied, (iv)  there are no Proceedings pending (other than routine claims for benefits) or, to the knowledge of any Alpha Party, threatened or anticipated with respect to such ANR Plan, any fiduciaries of such ANR Plan with respect to their duties to any ANR Plan, or against the assets of such ANR Plan or any trust maintained in connection with such ANR Plan, (v) since July 26, 2016, such ANR Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code, and (vi) there is not now, and to the knowledge of any Alpha Party there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a ANR Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of any Alpha Party or any of their respective Subsidiaries or any of their respective ERISA Affiliates under ERISA, the Pension Protection Act or the Code, or similar Laws of foreign jurisdictions.
(c)    No Alpha Party or any of their respective Subsidiaries or any of their ERISA Affiliates, (i) has, since July 26, 2016, sponsored, maintained or contributed to, or has ever had any obligation to contribute to, (A) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (B) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code, or (ii) has, since July 26, 2016, incurred or reasonably expects to incur any direct or indirect liability pursuant to Title IV of ERISA (including any Controlled Group Liability).
(d)    To the knowledge of any Alpha Party, no ANR Plan is under audit or is the subject of an investigation, in each case by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or threatened.
(e)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of any Alpha Party or any of their respective Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.
(f)    To the knowledge of any Alpha Party, all ANR Stock Options and ANR RSUs have been granted in compliance with the terms of the applicable ANR Plans, with applicable Law, and with the applicable provisions of the Alpha Certificate of Incorporation or the Alpha Bylaws as in effect at the applicable time.
(g)    Each ANR Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with applicable Law, including Section 409A of the Code.
(h)    No Alpha Party has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, consultant, director or individual independent contractor of any Alpha Party (each, an “Alpha Service Provider”) for any Tax incurred by such individual, including under Section 280G, 409A or 4999 of the Code.
(i)    No Alpha Party has any current or projected liability for, and no ANR Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any Alpha Service Provider (other than coverage mandated by applicable Law, including COBRA).
Section 3.09.    Employees. (a) Section 3.09(a) of the Alpha Disclosure Schedule sets forth, (i) for each current Alpha Service Provider who is classified as an employee, such employee’s name, employer, title, supervisor, hire date, years of service, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt from the Fair Labor Standards Act, annual salary or wage rate, most recent annual, bi-annual, quarterly or monthly bonus received and current annual, bi-annual, quarterly or monthly bonus opportunity, retention incentives, and total compensation amount, including fringe benefits and (ii) for each current Alpha Service Provider who is classified as an independent contractor, such individual’s name, engaging entity, title, supervisor, engagement date, location, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), annual wage rate, most recent annual or quarterly bonus received and current annual or quarterly bonus opportunity.
(b)    Section 3.09(b) of the Alpha Disclosure Schedule sets forth each collective bargaining agreement or any labor union contract with respect to employees in the United States to or by which any of the Alpha Parties or their respective Subsidiaries is a party or bound. A true and correct copy of each such agreement has been provided to Contura, together with a true and correct copy of all recall panels. There are, and since July 26, 2016 there have been, no actual or, to the knowledge of any Alpha Party, threatened, labor strikes, disputes, walkouts, work stoppages, slowdowns, or lockouts with respect to employees of any Alpha Party or any of their respective Subsidiaries. No material or class action labor grievance or arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed since July 26, 2016, is pending or, to the knowledge of any Alpha Party, is threatened against any Alpha Party or their respective Subsidiaries.
(c)    Each Alpha Party and each of their respective Subsidiaries are, and since July 26, 2016 have been, in all material respects compliance with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations. There are, and since July 26, 2016 there have been, no material complaints, lawsuits, arbitrations, administrative proceedings, or other Proceedings pending or, to the knowledge of any Alpha Party, threatened against any Alpha Party or any of their respective Subsidiaries brought by or on behalf of or material settlements entered into by an Alpha Party with any applicant for employment, any current or former Alpha Service Provider, any person alleging to be a current or former Alpha Service Provider, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment or engagement, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment or service relationship.
(d)    Since July 26, 2016, no Alpha Party or any of their current Subsidiaries has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act or any state or local Laws regarding the termination or layoff of employees (“WARN”).
Section 3.10.    Litigation. (a) There is no claim, action, suit, proceeding, arbitration or mediation by or before any Governmental Entity (each, a “Proceeding”) pending (or, to the knowledge of any Alpha Party, threatened), nor, to the knowledge of any Alpha Party, is any investigation by any Governmental Entity pending or threatened (other than any such Proceeding or governmental investigation that challenges or seeks to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby), to which any Alpha Party or any of their respective Subsidiaries is a party or against any Alpha Party or any of their respective Subsidiaries or any of its or their properties or assets that (i) involves an amount in controversy in excess of $500,000, (ii) seeks injunctive or other non-monetary relief, or (iii) would have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect. As of the date hereof, there are no Proceedings pending or, to the knowledge of any Alpha Party, threatened, nor, to the knowledge of any Alpha Party, are there any investigations by any Governmental Entity pending or threatened, against any Alpha Party or any of their respective Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby. No Alpha Party nor any of their respective Subsidiaries nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree of any Governmental Entity, except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.
(b)    Section 3.10(b) of the Alpha Disclosure Schedule sets forth an accurate and complete list of each Proceeding or governmental investigation resolved or settled since July 26, 2016 and prior to the date of this Agreement and requiring payment by any Alpha Party or any of their respective Subsidiaries in excess of $500,000 or involving the imposition on any Alpha Party or any of their respective Subsidiaries of injunctive or other nonmonetary relief.
(c)    Section 3.10(c) of the Alpha Disclosure Schedule sets forth an accurate and complete list of each Proceeding to which any Alpha Party or any of their respective Subsidiaries is a party or effecting any Alpha Party or any of their respective Subsidiaries or any of its or their properties or assets, in each case arising from or relating to the bankruptcy cases commenced in the United States Bankruptcy Court for the Eastern District of Virginia (“Bankruptcy Court”) under chapter 11 of the Bankruptcy Code and captioned as In re Alpha Natural Resources, Inc., et al., No. 15-33896 (KRH) (Bankr. E.D. Va.) (the “Bankruptcy Cases”).
(d)    To the knowledge of any Alpha Party, (i) no officer or director of any Alpha Party or any of their respective Subsidiaries is a defendant in any Proceeding or governmental investigation in connection with his or her status as an officer or director of any Alpha Party or any of their respective Subsidiaries, and (ii) no such Proceeding or governmental investigation is threatened in writing.
Section 3.11.    Tax Matters. (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by or with respect to the Alpha Parties or any of their Subsidiaries since July 26, 2016 have been filed when due (taking into account extensions validly obtained) and all such Tax Returns are, or shall be at the time of filing, true, correct and complete in all material respects.
(b)    The Alpha Parties and their Subsidiaries have paid (or have had paid on their behalf) or have withheld and remitted to the appropriate Taxing Authority all material Taxes attributable to Holdings that were due and payable since July 26, 2016 or where payment is not yet due, have established an adequate accrual, in accordance with GAAP and past custom and practice of the Alpha Parties and their Subsidiaries, for all Taxes through the end of the last period for which the Alpha Parties and their Subsidiaries ordinarily record items on their respective books and records.
(c)     There is no audit, investigation, claim, suit, proceeding or assessment in respect of Taxes or material Tax assets now pending or, to the knowledge of an Alpha Party, threatened in writing against an Alpha Party or any of its Subsidiaries.
(d)     There are no agreements or arrangements in effect to extend the period of limitations for the assessment or collection of any Tax for which an Alpha Party or any of its Subsidiaries may be liable, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local Law).
(e)    No claim has been made since July 26, 2016 by any Taxing Authority in a jurisdiction where neither an Alpha Party nor any of its Subsidiaries has filed Tax Returns that an Alpha Party or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(f)    Section 3.11(f) of the Alpha Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which an Alpha Party or any of its Subsidiaries currently file Tax Returns.
(g)    During the five-year period ending on the date hereof, no Alpha Party or any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(h)    None of the Alpha Parties nor any of their Subsidiaries has engaged in a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4).
(i)    The Alpha Parties and their Subsidiaries have withheld from payments to their employees, independent contractors, creditors, stockholders and any other applicable person (and timely paid to the appropriate Taxing Authority) all material amounts required by applicable Tax Law to be withheld and paid for all periods since July 26, 2016 through the date of this Agreement, except with respect to amounts that are being contested in good faith by appropriate proceedings, and have complied in all material respects with all applicable Laws relating to information reporting.
(j)    None of the Alpha Parties nor any of their Subsidiaries have taken or agreed to take any action, or are aware of any fact or circumstance, that would reasonably be expected to prevent either of the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(k)    Section 3.11(k) of the Alpha Disclosure Schedule contains a list of all Tax sharing and Tax indemnification agreements entered into after July 26, 2016 and currently in effect as to which any Person other than an Alpha Party or any of its Subsidiaries is a party. There is no claim now pending or, to the knowledge of an Alpha Party, threatened in writing against an Alpha Party or any of its Subsidiaries for payment or indemnification in respect of Taxes pursuant to any such Tax sharing or Tax indemnification agreement. For purposes of this representation, commercial agreements or Contracts not primarily related to Taxes shall not be considered Tax sharing or Tax indemnification agreements

(l)    For purposes of this Agreement: “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, and (ii)  liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the First Effective Time a member of an affiliated, consolidated, combined or unitary group for Tax purposes. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
Section 3.12.    Compliance with Law. Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect, each Alpha Subsidiary and each of their respective Subsidiaries is and has been since July 26, 2016 in compliance with all Laws applicable to the conduct of the business of any Alpha Party or any of their respective Subsidiaries or by which any assets of any Alpha Party or any of their respective Subsidiaries are bound or affected.
Section 3.13.    Permits; Surety Bonds. (a) Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect:
(i)    Each Alpha Party and each of their respective Subsidiaries have all Permits required under applicable Laws to own, lease, develop or operate their real properties and assets or to conduct their businesses as conducted on the date hereof (including Permits relating to underground mining, surface mining, highwall mining and auger mining, processing, sale or transporting of coal and coal byproducts, or activities defined under the Surface Mining Control and Reclamation Act of 1977, as amended, as “surface coal mining operations”) (collectively, the “Alpha Permits”) and each Alpha Permit is in full force and effect;
(ii)    each Alpha Party and each of their respective Subsidiaries is and since July 26, 2016 has been in compliance with the terms and conditions of the Alpha Permits; and
(iii)    since July 26, 2016, no Alpha Party or any of their respective Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw, modify in any adverse respect or limit any of the Alpha Permits and, to the knowledge of any Alpha Party, there are no circumstances or conditions providing grounds for any suspension, revocation, withdrawal, adverse modification or limitation on any of the Alpha Permits.
(b)    Since July 26, 2016, no Alpha Party or any of their respective Subsidiaries has been notified in writing by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended (or any comparable state statute) that it is (i) ineligible to receive additional surface mining Permits or (ii) under investigation to determine whether its eligibility to receive such Permits should be “permit blocked.”
(c)    Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect:
(i)    there are no applications for new Permits (for the avoidance of doubt, not including amendments, renewals, extensions or other modifications of existing Alpha Permits) other than those set forth in Section 3.13(c) of the Alpha Disclosure Schedule (the “Alpha Permit Applications”);
(ii)    each of the Alpha Permit Applications has been made in accordance with applicable Laws, subject to such changes as may be requested by a Governmental Entity as part of the permit review process; and
(iii)    except for changes requested by a Governmental Entity as part of the permit review process, which changes can be readily implemented by the Alpha Parties or their Subsidiaries, as applicable, no Alpha Party or any of their respective Subsidiaries has received any written notice from any Governmental Entity indicating that any of the Alpha Permit Applications will not be granted.

(d)    Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect, each Alpha Party and their respective Subsidiaries have posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) (collectively, the “Surety Bonds”) required to be posted in connection with their operations and pursuant to the Alpha Permits. All Surety Bonds posted by each Alpha Party and their respective Subsidiaries in connection with its respective operations are defined as the “Alpha Surety Bonds.” Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect, each Alpha Party and their respective Subsidiaries is in compliance with all Alpha Surety Bonds applicable to it.
(e)    Without limiting the generality of the foregoing, the operation of the coal mining and processing operations of each Alpha Party and their respective Subsidiaries and the state of reclamation with respect to each of their Alpha Permits is “current” with respect to the reclamation obligations required by the Alpha Permits and otherwise are in compliance with the Alpha Permits and all applicable mining, reclamation and other similar Laws, except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.
Section 3.14.    Environmental Matters. (a) Except as would not reasonably be expected to be material, individually or in the aggregate, each Alpha Party and their respective Subsidiaries (x) is and since July 26, 2016 has been in compliance with applicable Environmental Laws, (y) holds and is and since July 26, 2016 has been in compliance with all Permits required under Environmental Laws for the conduct of its business and activities as currently conducted (the “Alpha Environmental Permits”) and (z) is and since July 26, 2016 has been in compliance with the EPA Consent Decree and all other agreements or commitments entered into with any governmental authority. All Alpha Environmental Permits are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Alpha Environmental Permits.
(b)    No Alpha Party or any of their respective Subsidiaries is the subject of any Environmental Claim, and no Environmental Claim is pending or, to the knowledge of any Alpha Party, threatened against any Alpha Party or any of their respective Subsidiaries or against any Person whose liability for the Environmental Claim was retained or assumed by Contract or by operation of Law or pursuant to any order issued by any Governmental Entity, in each case, by any Alpha Party or any of their respective Subsidiaries.
(c)    No Hazardous Materials are present at, on, under or emanating from any properties or facilities currently leased, operated or used or, to the knowledge of any Alpha Party, previously owned, leased, operated or used, in circumstances that would reasonably be expected to form the basis for an Environmental Claim against, or a requirement for investigation pursuant to applicable Environmental Law by, any Alpha Party or any of their respective Subsidiaries.
(d)    To the knowledge of any Alpha Party, no property presently owned, leased or operated by any Alpha Party or any of their respective Subsidiaries contains any (x) landfills, surface impoundments, disposal areas or radioactive materials (except to the extent such land use or material is allowed pursuant to applicable Permits), (y) underground storage tanks or aboveground storage tanks or (z) asbestos or asbestos-containing material, polychlorinated biphenyls, and no such property is listed or proposed for listing on the National Priorities List or any similar list issued by a Governmental Entity of sites where remedial action is or is reasonably expected to be necessary.
(e)    No Alpha Party or any of their respective Subsidiaries has Released, disposed of, or arranged to dispose of, any Hazardous Materials in a manner, or to a location, that would reasonably be expected to result in an Environmental Claim.
(f)    No material Lien imposed by any Governmental Entity having jurisdiction pursuant to any Environmental Law is currently outstanding as to any assets owned, leased or operated by any Alpha Party or any of their respective Subsidiaries except for Liens imposed in connection with any Alpha Surety Bonds.
(g)    Except for Alpha Surety Bonds posted in the ordinary course of business and the surety agreements related thereto, no financial assurance obligation is in force as to any property or facility owned, leased or operated by any Alpha Party or any of their respective Subsidiaries.
(h)    Each Alpha Party and their respective Subsidiaries have no obligation or liability by Contract relating to or arising under Environmental Law.

(i)    For purposes of the Agreement:
(i)    “Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.
(ii)    “Environmental Claim” means any claim, cause of action, investigation (other than an investigation voluntarily conducted or commissioned by the subject of such investigation) or notice by any Person, including any Governmental Entity having jurisdiction, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Materials at any location, or (B) any Environmental Law, including the alleged or actual violation thereof.
(iii)    “Environmental Law” means any Law (including common law) or any binding Contract, memorandum of understanding or commitment letter issued or entered by or with any Governmental Entity or Person relating to: (A) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (B) the protection of human health or the exposure of employees or third parties to any Hazardous Materials, (C) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (D) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, or (E) the presence of Hazardous Materials in any building, physical structure, product or fixture.
(iv)    “Hazardous Materials” means all materials, chemicals, wastes, compounds and substances in any form defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or otherwise regulated or defined as hazardous, toxic or words of similar import under any Environmental Law.
(v)    “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.
Section 3.15.    Intellectual Property. (a) Each Alpha Party and their respective Subsidiaries own or possess, or are validly licensed or otherwise have the right to obtain ownership or possession and to currently use, any and all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, Copyrights, trade secrets, licenses and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and any and all other proprietary intellectual property rights arising under the Laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered, and registrations and applications for registration of any of the foregoing (collectively, “Intellectual Property Rights”) used or held for use in, or otherwise reasonably necessary for, the conduct of the business of any Alpha Party or any of their respective Subsidiaries (the “Alpha Intellectual Property”).
(b)    Except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect, (i) the Alpha Parties and their respective Subsidiaries are the sole and exclusive owners of all Intellectual Property Rights owned or purported to be owned by any Alpha Party or by a Subsidiary of any Alpha Party (collectively, “Alpha Owned Intellectual Property”) and no such Alpha Owned Intellectual Property (A) is the subject of any pending or, to the knowledge of any Alpha Party, threatened interference, opposition or other Proceeding or (B) has been adjudged invalid or unenforceable in whole or part, (ii) the conduct of the business of the Alpha Parties or their respective Subsidiaries does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated any Intellectual Property Rights of any third party, and (iii) the execution, delivery and performance of this Agreement by the Alpha Parties and the consummation of the transactions contemplated hereby will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Alpha Intellectual Property, impair the right of any Alpha Party or a Subsidiary of any Alpha Party to make, use, sell, license, dispose of or otherwise exploit, or to bring any action for the infringement, misappropriation or other violation of, any Alpha Owned Intellectual Property, or impair the right of any Alpha Party or any of their respective Subsidiaries to use the Alpha Owned Intellectual Property in the conduct of their businesses as currently conducted.
(c)    The Alpha Parties and their respective Subsidiaries have used commercially reasonable efforts to maintain, protect, defend and enforce all material Alpha Owned Intellectual Property; provided that, without limiting Section 5.01, nothing herein shall be deemed to have required an Alpha Party or Subsidiary thereof to register or apply to register or to maintain, protect, defend or enforce any Alpha Owned Intellectual Property, except where the failure to do so would result in an Alpha Material Adverse Effect.
(d)    No Alpha Party or any of their respective Subsidiaries is experiencing any material defects in the Computer Software or hardware used in its business as it is currently conducted, including any material error or omission in the processing of any transactions.
(e)    For the purposes of this Agreement, “Computer Software” means all computer software (including programs and applications, object and source code, databases, algorithms, and documentation therefor, in each case including all Copyrights therefor), and “Copyrights” means all works of authorship, whether copyrightable or not, copyrights, and mask works, and registrations and applications for registration of any of the foregoing.
Section 3.16.    Real Property; Personal Property. (a) For the purpose of the Agreement:
(i)    “Alpha Owned Real Property” means all real property and other right, title and other interests in land, including coal, mineral, mining, water and surface rights, easements, rights of way and options, owned by any Alpha Party or any of their respective Subsidiaries, together with all improvements and fixtures located thereon or appurtenant thereto;
(ii)    “Alpha Leased Real Property” means all real property and other right, title and other interests in land, including coal, mineral, mining, water and surface rights, easements, rights of way and options, leased, subleased, licensed or otherwise used by any Alpha Party or any of their respective Subsidiaries as lessee, licensee or grantee (each such lease, sublease, license or other use agreement, an “Alpha Lease”), together with all improvements and fixtures located thereon or appurtenant thereto; and
(iii)    “Alpha Real Property” means the Alpha Owned Real Property and the Alpha Leased Real Property.
(b)    Section 3.16(b) of the Alpha Disclosure Schedule sets forth a true, accurate and complete list of all Alpha Owned Real Property with a value of $1,000,000 or more. (i) The Alpha Real Property includes all of the land, buildings, structures and fixtures located thereon and all easements, rights of way, options, coal, mineral, mining, water, surface and other rights and interests appurtenant thereto necessary for the use by any Alpha Party and their respective Subsidiaries in the conduct of their business as currently conducted in all material respects; (ii) an Alpha Party or one of their Subsidiaries has good and marketable title to, or has a valid leasehold interest in, all Alpha Real Property (subject in all cases to Permitted Liens), except where the failure to have such title or interest could not reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect; (iii) all Alpha Owned Real Property is owned by an Alpha Party or one of their Subsidiaries, free and clear of all Liens other than Permitted Liens or any other Liens that would not have, individually or in the aggregate, an Alpha Material Adverse Effect; (iv) an Alpha Party or one of their Subsidiaries has a valid leasehold interest in or easement or other property interest in, and to, and enjoys peaceful and undisturbed possession of all Alpha Leased Real Property on which it is currently conducting operations and, except where the failure to have such possession would not have, individually or in the aggregate, an Alpha Material Adverse Effect, each Alpha Party and their respective Subsidiaries has complied with all of its obligations under such leases and all such Leases are in full force and effect and are free and clear of all Liens other than Permitted Liens; and (v) an Alpha Party or one of their Subsidiaries has adequate rights of ingress and egress to all Alpha Real Property on which it is currently conducting operations, except where the failure to have such access would not have, individually or in the aggregate, an Alpha Material Adverse Effect, sufficient to access and exercise its rights with respect to such Alpha Real Property.
(c)    With respect to the Alpha Real Property:

(i)    to the knowledge of any Alpha Party, there are no pending or threatened Proceedings to take all or any portion of the Alpha Real Property or any interest therein by eminent domain or any condemnation proceeding or any sale or disposition in lieu thereof;
(ii)    there are no outstanding options, rights of reverter, rights of first offer, rights of first refusal or contracts granted by any Alpha Party or any of their respective Subsidiaries to purchase or lease any material portion of such Alpha Real Property (other than such options or rights granted in the ordinary course of business);
(iii)    there are no leases or other contracts granting to any Person (other than any Alpha Party or any of their respective Subsidiaries) the right of use or occupancy of any material portion of any Alpha Real Property, other than those granted or incurred in the ordinary course of business, that do not, in the aggregate, interfere in any material respect with the ordinary conduct of the business of the Alpha Parties or their respective Subsidiaries at the Alpha Real Property affected thereby;
(iv)    all material buildings, structures, fixtures, building systems and equipment included in the Alpha Real Property that are currently in use (the “Alpha Improvements”) are in operating condition in all material respects, subject to reasonable wear and tear, and, to the knowledge of any Alpha Party, there are no facts or conditions affecting any of the Alpha Improvements that would materially and adversely interfere with the use or occupancy of the Alpha Improvements or any portion thereof in the operation of the business of the Alpha Parties and their respective Subsidiaries as presently conducted thereon;
(v)    to the knowledge of any Alpha Party, the present use of the Alpha Real Property (including the Alpha Improvements) is, and the Alpha Improvements themselves are, in substantial conformity with all recorded deeds, restrictions of record and other agreements affecting such Alpha Real Property, and to the knowledge of any Alpha Party there are no material violations thereof;
(vi)    to the knowledge of any Alpha Party, there are no currently proposed or pending assessments materially and adversely affecting the Alpha Real Property, whether for public improvements or otherwise;
(vii)    there are no outstanding Contracts or other obligations (including options) entered into by any Alpha Party or any of their respective Subsidiaries for the sale, exchange, encumbrance or transfer of any of the Alpha Real Property, or any portion of it, that are material to the Alpha Parties and their respective Subsidiaries taken as a whole; and
(viii)    to the knowledge of any Alpha Party, with respect to each Alpha Real Property on which significant surface Alpha Improvements are located, there are no rights or claims of parties in possession not shown by the public records, encroachments, overlaps, boundary line disputes or other matters which would be disclosed by an accurate survey or inspection of the premises except as could not reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.
(d)    To the knowledge of any Alpha Party, the coal reserves currently mined by the Alpha Parties and their respective Subsidiaries that are owned or leased by any of them are not subject to the mining rights of any other Person with respect to such coal reserves and no Alpha Party or any of their respective Subsidiaries has received a notice of claim to such effect, and the Alpha Parties have sufficient rights to access and mine such coal reserves.
(e)    The Alpha Parties and their Subsidiaries are in possession of and have good and marketable title to, or have valid leasehold interests in, all tangible personal property used in the business of the Alpha Parties and their Subsidiaries, except as could not reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect. All such tangible personal property is owned by an Alpha Party or one of their Subsidiaries, free and clear of all Liens other than Permitted Liens, or, to the knowledge of any Alpha Party, is leased under a valid and subsisting lease and, in each case, is in operating condition, ordinary wear and tear excepted.
Section 3.17.    Material Contracts. (a) Section 3.17(a) of the Alpha Disclosure Schedule lists, and ANR has made available to Contura prior to the date of this Agreement, true, correct and complete copies of, any of the following

Contracts to which any Alpha Party or any of their respective Subsidiaries is a party or by which any Alpha Party, any of their respective Subsidiaries or any of their respective assets is bound, as of the date hereof:
(i)    that would be required to be filed by any Alpha Party as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act if such Alpha Party were subject to the filing or disclosure requirements under Regulation S-K under the Securities Act, or that would be required to be disclosed by any Alpha Party on a Current Report on Form 8-K if such Alpha Party were subject to the disclosure requirements under the Exchange Act;
(ii)    that contains covenants that limit the ability of any Alpha Party or any of their respective Subsidiaries (or which, following the consummation of the transactions contemplated by this Agreement, could reasonably be expected to restrict the ability of Contura or any of its Affiliates) to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that would reasonably be expected to be material;
(iii)    that relates to a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation or control of any partnership or joint venture or similar entity or arrangement (other than any partnership or limited liability company operating agreement of a direct or indirect wholly-owned Subsidiary of any Alpha Party) or pursuant to which any Alpha Party or any of their respective Subsidiaries has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;
(iv)    that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case, that is material to the business of the Alpha Parties and their respective Subsidiaries, taken as a whole;
(v)    that relates to (A) Indebtedness under which any Alpha Party and/or any of their respective Subsidiaries has outstanding obligations in excess of $1,000,000 or (B) conditional or similar sale arrangements in connection with which the aggregate actual or contingent obligations of the Alpha Parties and their Subsidiaries under such Contract are greater than $1,000,000;
(vi)    under which (A) to the knowledge of any Alpha Party, any Person has guaranteed any liabilities or obligations of any Alpha Party or their respective Subsidiaries (other than any such guarantees by any Alpha Party or their respective Subsidiaries), in case of each such liability or obligation, in an amount in excess of $1,000,000, or (B) any Alpha Party or any of their respective Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other Person (other than any Alpha Party or any of their respective Subsidiaries);
(vii)    for the purchase and sale of coal under which (x) the aggregate amounts to be paid by the Alpha Parties and their respective Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $1,000,000 in any twelve-month period or (y) the aggregate amounts to be received by the Alpha Parties and their respective Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $1,000,000 in any twelve-month period;
(viii)    under which (x) the aggregate amounts to be paid by the Alpha Parties and their respective Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $1,000,000 in any twelve-month period or (y) the aggregate amounts to be received by the Alpha Parties and their respective Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $1,000,000 in any twelve-month period, in each case, other than (1) the Alpha Material Contracts described in Section 3.17(a)(vii) and (2) purchase orders for the purchase of goods or services in the ordinary course of business;
(ix)    any Alpha Interested Party Agreement;

(x)    that relates to the ownership, lease or use of space at ANR’s headquarters located at 636 Shelby Street, 3rd Floor, Bristol, Tennessee;
(xi)    any Alpha Lease involving royalty payments of $500,000 or more per year;
(xii)    which is (i) a written employment agreement with any Alpha Service Provider that is not terminable on sixty (60) days' notice or less without penalty, liability or premium (including severance due upon a termination of employment) or (ii) a change in control, transaction bonus, retention bonus or other similar agreement with any Alpha Service Provider that requires a payment as a result, either alone or in combination with any other event, of the completion of the transactions contemplated hereby;
(xiii)    under which any Alpha Party or any Subsidiary thereof has granted or received a license or sublicense with respect to any Intellectual Property Right that is material to the operation of the business of such Alpha Party or such Subsidiary, and for this purpose, specifically excluding any (A) non-exclusive, end-user license for computer software that is generally commercially available (except if the failure of such Alpha Party or such Subsidiary to have such non-exclusive end-user license would result in an Alpha Material Adverse Effect) and (B) non-exclusive license or sublicense granted by any Alpha Party or any Subsidiary thereof in the ordinary course of business consistent with past practice;
(xiv)    that is otherwise material to the Alpha Parties or their Subsidiaries; or
(xv)    that would or would reasonably be expected to prevent or materially delay any Alpha Party’s ability to consummate the transactions contemplated by this Agreement.
Each Contract of the type described in clauses (i) through (xv) is referred to herein as an “Alpha Material Contract.”
(b)    Each Alpha Material Contract is valid and binding on any Alpha Party and any of their respective Subsidiaries that is a party thereto and, to the knowledge of any Alpha Party, each other party thereto and is in full force and effect. There is no default under any Alpha Material Contract by any Alpha Party or any of their respective Subsidiaries or, to the knowledge of any Alpha Party, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by any Alpha Party or any of their respective Subsidiaries or, to the knowledge of any Alpha Party, by any other party, in each case except as would not have or reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.
(c)    No Alpha Party or any of their respective Subsidiaries is party to any Contract that prohibits any Alpha Party from providing to Contura the information described in Section 5.03(c).
(d)    The information set forth under Section 3.17(d) of the Alpha Disclosure Schedule is true and correct in all material respects.
Section 3.18.    Insurance. The Alpha Parties and their respective Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Alpha Parties and their respective Subsidiaries that are customary and adequate for companies of similar size in the industries and locales in which the Alpha Parties and their Subsidiaries operate. Section 3.18 of the Alpha Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all material insurance policies issued in favor of any Alpha Party, or pursuant to which any Alpha Party or any of their respective Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) no Alpha Party is in material breach or default, and no Alpha Party or any of their respective Subsidiaries has taken any action or failed to take any action which with notice or the lapse of time would constitute such a material breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of any Alpha Party as of the date hereof, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no written notice of cancellation or termination has been received with respect to any such policy.
Section 3.19.    Suppliers and Customers. Section 3.19 of the Alpha Disclosure Schedule sets forth the names of the 10 largest suppliers of the Alpha Parties and their Subsidiaries (as measured by aggregate cost of items or services purchased for the twelve-month period ended on the Balance Sheet Date). To the knowledge of any Alpha Party, no Alpha

Party or any of their respective Subsidiaries (a) has been notified in writing of any dispute with any such supplier or with any of the 10 largest customers of the Alpha Parties and their Subsidiaries (as measured by revenue for the twelve-month period ended on the Balance Sheet Date) or (b) has been notified in writing by any such customer or supplier that it intends or is threatening to terminate or otherwise adversely alter the terms of its business with any Alpha Party or any of their respective Subsidiaries.
Section 3.20.    Questionable Payments. No Alpha Party or any of their respective Subsidiaries (nor, to the knowledge of any Alpha Party, any of their respective directors, executives, representatives, agents or employees) (a) is using or since July 26, 2016 has used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) is using or since July 26, 2016 has used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) is violating or since July 26, 2016 has violated, in any material respect, any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) since July 26, 2016, has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) since July 26, 2016, has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
Section 3.21.    Interested Party Agreements. As of the date hereof, there are no Contracts between any Alpha Party or any of their respective Subsidiaries, on the one hand, and (i) any holder of equity interests in any Alpha Party, (ii) any current or former director, officer or employee of any Alpha Party or any of their respective Affiliates, other than Contracts relating to compensation or benefits pursuant to any ANR Plan or (iii) any Affiliate or any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (i) and (ii), on the other hand (each such Contract, an “Alpha Interested Party Agreement”).
Section 3.22.    Required Vote of Stockholders. (a) The only vote of the holders of securities of Holdings required by the Holdings Certificate of Incorporation, the Holdings Bylaws, by Law or otherwise to complete the Holdings Merger is the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) as it relates to the Holdings Merger contained in this Agreement by the affirmative vote of the holders of not less than a majority of the outstanding shares of Holdings Common Stock, voting together as a single class. The adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) as it relates to the Holdings Merger contained in this Agreement by the vote described in the previous sentence is referred to as the “Holdings Stockholder Approval.”
(b)    The only vote of the holders of securities of ANR required by the ANR Certificate of Incorporation, the ANR Bylaws, by Law or otherwise to complete the ANR Merger is the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) as it relates to the ANR Merger contained in this Agreement by the affirmative vote of the holders of outstanding shares of Class C-1 Common Stock and Class C-2 Common Stock, voting together as a single class, representing a majority of the votes entitled to be cast by all outstanding shares of Class C-1 Common Stock and Class C-2 Common Stock. The adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) as it relates to the ANR Merger contained in this Agreement by the vote described in the previous sentence is referred to as the “ANR Stockholder Approval”, and together with the Holdings Stockholder Approval is referred to as the “Alpha Stockholder Approvals”.
Section 3.23.     Takeover Laws, Etc. The Holdings Board and ANR Board have taken appropriate action so that the restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such laws, “Takeover Laws”) will not apply with respect to, or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.
Section 3.24.    Opinions of Financial Advisors. Prior to the execution of this Agreement, (i) Moelis & Company (the “ANR Financial Advisor”) has delivered to the ANR Board its opinion, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Class C-1 Common Stock and (ii) Berkeley Research Group, LLC (the “Holdings Financial Advisor”) has delivered to the Holdings Board its written opinion, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Holdings.

Promptly following receipt of the opinion by the Holdings Board and the ANR Board, a true, correct and complete copy of each opinion will be delivered to Contura for informational purposes only.
Section 3.25.    Brokers; Certain Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Alpha Parties or any of their respective Subsidiaries, except as provided in the letter agreements between the applicable Alpha Party and the ANR Financial Advisor or the Holdings Financial Advisor, as applicable, complete and correct copies of which were delivered to Contura prior to the date of this Agreement.
Section 3.26.    Qualified Buyer. Each Alpha Party has determined, in accordance with the terms of the Bankruptcy Plan, that Contura constitutes a Qualified Buyer (as such term is defined in the Bankruptcy Plan), including for all purposes under Section IV.G of the Bankruptcy Plan.
Section 3.27.    No Other Representations; Disclaimer. (a) Except for the representations and warranties made by the Alpha Parties in this Agreement, no Alpha Party or any other Person makes any express or implied representation or warranty with respect to the Alpha Parties or their respective Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Alpha Parties hereby disclaim any such other representations or warranties, including any representation or warranty regarding merchantability or fitness for a particular purpose. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Alpha Parties in this Agreement, no Alpha Party nor any other Person makes or has made any representation or warranty to Contura or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to any Alpha Party, any of their respective Subsidiaries or their respective businesses, or (ii) any oral or written information presented to Contura or any of its Affiliates or representatives in the course of their due diligence investigation of the Alpha Parties, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)    Notwithstanding anything contained in this Agreement to the contrary, each Alpha Party acknowledges and agrees that neither Contura nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Contura in this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Contura furnished or made available to the Alpha Parties, or any of their representatives or any representation or warranty regarding merchantability or fitness for a particular purpose. Without limiting the generality of the foregoing, each Alpha Party acknowledges that, except for the representations and warranties made by Contura in this Agreement, no representations or warranties are made by Contura or any other Person with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to any Alpha Party or any of their representatives.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CONTURA
Except as disclosed in the correspondingly numbered section of the disclosure letter dated the date of this Agreement and delivered by Contura to ANR with respect to this Agreement immediately prior to the execution of this Agreement (the “Contura Disclosure Schedule”) (provided, however, that a matter disclosed in the Contura Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty), Contura represents and warrants to each Alpha Party as follows:
Section 4.01.    Organization and Qualification. (a) Contura is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business as currently conducted. Each Subsidiary of Contura is a duly organized and validly existing entity in good standing (where applicable) under the Laws of its jurisdiction of organization, with all requisite entity power and authority to own its properties and conduct its business as currently conducted. Contura and each Subsidiary of Contura is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not have or reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect.

(b)    Contura has heretofore made available to ANR true, correct and complete copies of the restated certificate of incorporation and bylaws of Contura as in effect on the date hereof, including all amendments thereto (respectively, the “Contura Certificate of Incorporation” and “Contura Bylaws”).
(c)    MergerSub 1 is a direct, wholly owned Subsidiary of Contura, does not own any assets other than the capital stock of MergerSub 2 and has been organized solely for the purpose of consummating the transactions contemplated herein. MergerSub 1 does not have, and has never had, any employees, and does not conduct, and has never conducted, any activities, business or other operations, and has incurred no liabilities or obligations, in each case other than those incident to its incorporation and organization and ownership of MergerSub 2’s capital stock and its obligations hereunder. MergerSub 2 is a direct, wholly owned Subsidiary of MergerSub 1, does not own any assets and has been organized solely for the purpose of consummating the transactions contemplated herein. MergerSub 2 does not have, and has never had, any employees, and does not conduct, and has never conducted, any activities, business or other operations, and has incurred no liabilities or obligations, in each case other than those incident to its incorporation and organization and its obligations hereunder.
Section 4.02.    Capitalization. (a) The authorized capital stock of Contura consists of (i) (A) as of the date hereof, 20,000,000 shares of Contura Common Stock and (B) if Contura’s stockholders approve the Contura Charter Amendment, as of the Closing Date, 55,000,000 shares of Contura Common Stock; and (ii) (A) 2,000,000 shares of preferred stock, par value $0.01 per share, of Contura (the “Contura Preferred Stock”), of which no Contura Preferred Stock have been designated as to series and (B) if Contura’s stockholders approve the Contura Charter Amendment, as of the Closing Date, 5,000,000 shares of Contura Preferred Stock. As of the close of business on the Capitalization Date, (A) 9,870,350 shares of Contura Common Stock and no shares of Contura Preferred Stock were issued and outstanding, (B) 911,848 shares of Contura Common Stock and no shares of Contura Preferred Stock were held in Contura’s treasury, and (C) 71,968 shares of Contura Common Stock and no shares of Contura Preferred Stock were issuable under the Contura Plans. All of the outstanding shares of Contura Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the close of business on the Capitalization Date, there are 922,280 shares of Contura Common Stock subject to issuance upon exercise of outstanding warrants to purchase shares of Contura Common Stock.
(b)    Section 4.02(b) of the Contura Disclosure Schedule contains a true, correct and complete list, as of the Capitalization Date, of each outstanding option to purchase shares of Contura Common Stock granted pursuant to a Contura Plan (a “Contura Stock Option”) and other equity-based award (including under any deferred compensation plan or arrangement) outstanding, the number of shares of Contura Common Stock issuable thereunder or to which such award pertains, the expiration date, and the exercise or conversion price, if applicable, related thereto and, if applicable, the Contura Plan pursuant to which each such Contura Stock Option or other equity-based award was granted. Since the Capitalization Date, Contura has not issued any shares of Contura Common Stock (other than the issuance of Contura Common Stock permitted by Section 5.02 or upon the exercise of Contura Stock Options outstanding on the Capitalization Date in accordance with their terms), has not granted any other Contura Securities or entered into any other agreements or commitments to issue any Contura Securities, and has not split, combined or reclassified any shares of its capital stock.
(c)    Except as set forth in Section 4.02(a) and except for the Contura Stock Options and other equity-based awards set forth in Section 4.02(b) of the Contura Disclosure Schedule, there are no outstanding (i) securities of Contura or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in Contura, (ii) options, restricted stock warrants, rights or other agreements or commitments to acquire from Contura or any of its Subsidiaries, or obligations of Contura or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) Contura, or bonds, debentures, notes or other evidences of Indebtedness having the right to vote on any matters on which stockholders of Contura may vote, (iii) obligations (contingent or otherwise) of Contura or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in Contura (the items in clauses (i), (ii) and (iii), together with the capital stock of Contura, being referred to collectively as “Contura Securities”), or (iv) obligations (contingent or otherwise) of Contura or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of any Contura Securities. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of Contura or any of its Subsidiaries to purchase, redeem or otherwise acquire any Contura Securities. There are no voting trusts or other agreements or understandings to which Contura or any of its Subsidiaries is a party (or, to the knowledge of Contura, to which any other Person is a party) with respect to the voting of capital stock or other voting securities of Contura.

(d)    Section 4.02(d) of the Contura Disclosure Schedule sets forth a complete and accurate list of the Subsidiaries of Contura. Contura, alone or together with one or more of its wholly owned Subsidiaries, is the record and beneficial owner of all the equity interests of each of its Subsidiaries, in each case free and clear of any Lien (other than Liens arising under applicable securities Laws). With respect to each Subsidiary of Contura, there are no outstanding (i) securities of Contura or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in any Subsidiary of Contura, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from Contura or any of its Subsidiaries, or obligations of Contura or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of Contura, (iii) obligations of Contura or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of Contura (the items in clauses (i), (ii) and (iii), together with the capital stock or other equity interests of such Subsidiaries, being referred to collectively as “Contura Subsidiary Securities”), or (iv) obligations of Contura or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the price or value of any Contura Subsidiary Securities. There are no outstanding obligations, contingent or otherwise, of Contura or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Contura Subsidiary Securities. There are no voting trusts or other agreements or understandings to which Contura or any of its Subsidiaries is a party (or, to the knowledge of Contura, to which any other Person is a party) with respect to the voting of capital stock or other voting securities of any Subsidiary of Contura. Prior to the date hereof, Contura has made available to ANR complete and accurate copies of the charter and bylaws or other organizational documents of each Subsidiary of Contura.
(e)    Contura does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any entity which is not a Subsidiary of Contura.
Section 4.03.    Authority for this Agreement; Board Action. (a) Contura, MergerSub 1 and MergerSub 2 (the “Contura Parties”) have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to which Contura is a party. The execution and delivery of this Agreement by the Contura Parties and the consummation by the Contura Parties of the transactions contemplated hereby have been duly and validly authorized by the board of directors of each Contura Party, as applicable, and no other corporate proceedings on the part of any Contura Party are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the Contura Charter Amendment. This Agreement has been duly and validly executed and delivered by each Contura Party and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each Contura Party, enforceable against such Contura Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(b)    The board of directors of each Contura Party has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, each Contura Party, as applicable, and their respective stockholders, as applicable, and (ii) adopted and approved this Agreement and the transactions contemplated hereby.
Section 4.04.    Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by the Contura Parties nor the consummation of the transactions contemplated hereby by the Contura Parties will (i) violate or conflict with or result in any breach of any provision of the Contura Certificate of Incorporation or the Contura Bylaws or the certificate of incorporation or bylaws of any other Contura Party, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (iv) of Section 4.04(b) have been obtained, and all filings described in such clauses have been made, in any material respect conflict with or violate any Law applicable to Contura or any of its Subsidiaries or by which any of their respective assets are bound, (iii) violate, conflict with or result in a breach of, or require any consent, waiver or approval under, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of any Contract to which Contura or any of its Subsidiaries is a party or by which Contura or any of its Subsidiaries or any of their respective assets are bound, or (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of Contura or any of its Subsidiaries, except in the case of clauses (iii) and (iv), as would not have or reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement by the Contura Parties and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act, (ii) the filing with the SEC of the Form S-4 and such other reports and filings as are required under the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificates of Merger and the Contura Charter Amendment with the Secretary of State as required by the DGCL, (iv) such governmental consents, qualifications or filings as are customarily obtained or made in connection with the transfer of interests or the change of control of ownership in coal mining properties, including notices and consents relating to or in connection with mining, reclamation, nuclear material, radio communications and environmental Permits, in each case under the applicable Laws of Virginia, West Virginia, Pennsylvania, Wyoming and the United States of America, and (v) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not have or reasonably be expected to be material.
Section 4.05.    Reports; Financial Statements. (a) All of the Subsidiaries of Contura are consolidated for accounting purposes. Contura has delivered to ANR the audited consolidated financial statements (including the related notes thereto) of Contura for the fiscal year ended December 31, 2017 (the “Contura Financial Statements”), and the Contura Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Contura and its Subsidiaries as of their respective dates, and the consolidated income, stockholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein.
(b)    The records, systems, controls, data and information of Contura and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Contura or their accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting controls described below in this Section. Contura has implemented and maintain a system of internal controls that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP, and such system of internal controls is effective. Contura has disclosed, based on its most recent evaluation of its system of internal controls prior to the date of this Agreement, to their outside auditors and the audit committee of the Contura Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls that would reasonably be expected to adversely affect Contura’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Contura’s internal controls over financial reporting. Prior to the date hereof, a true, correct and complete summary of any such disclosures made to Contura’s auditors and the audit committee of the Contura Board has been provided to ANR.
(c)    Since July 26, 2016, neither Contura nor any of its Subsidiaries nor, to the knowledge of Contura, any director, officer, employee, auditor, accountant or representative of Contura or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Contura or any of their Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Contura or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and no attorney representing Contura or any of its Subsidiaries, whether or not employed by Contura or any of its Subsidiaries, has reported evidence of a material violation of securities Law, breach of fiduciary duty or similar violation by Contura or any of its Subsidiaries or any of its officers, directors, employees or agents to the Contura Board or any committee thereof or to any director or officer of Contura or any of its Subsidiaries.
(d)    Neither Contura nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than liabilities (i) as and to the extent reflected or reserved against on the consolidated balance sheet of Contura dated as of the Balance Sheet Date included in the Contura Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, or (iii) that would not have or reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect.

Section 4.06.    Absence of Certain Changes. (a) Since the Balance Sheet Date, Contura and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and neither Contura nor any of its Subsidiaries has taken any action since the Balance Sheet Date that, if taken after the date of this Agreement without the prior written consent of Alpha, would constitute a breach of Section 5.02.
(b)    Since the Balance Sheet Date, there has not been any change, effect, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect.
Section 4.07.    Information Supplied; Joint Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of Contura for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date such Joint Proxy Statement is first mailed to the Alpha Parties’ stockholders or at the time of the Alpha Special Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 4.07, no representation or warranty is made by Contura with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied in writing by or on behalf of Contura.
Section 4.08.    Employee Benefits Matters. (a) Section 4.08(a) of the Contura Disclosure Schedule contains a true, correct and complete list of all Contura Plans in effect on the date hereof. Prior to the date of this Agreement, Contura has provided or made available to Alpha true, correct and complete copies as in effect on the date hereof of each of the following with respect to each such Contura Plan, as applicable: (i) the plan document or agreement or, with respect to any Contura Plan that is not in writing, a description of the material terms thereof; (ii) any summary plan description required to be furnished to participants pursuant to ERISA (iii) the most recent annual report, actuarial report, financial report and/or communication to the U.S. Department of Labor or the Pension Benefit Guaranty Corporation, if any; (iv) all amendments or modifications to any such documents; (v) the most recent determination letter received from the Internal Revenue Service with respect to each Contura Plan that is intended to be a “qualified plan” under Section 401 of the Code; and (vi) the most recent required Internal Revenue Service Form 5500, including all schedules thereto.
(b)    Except as would not have or reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect, with respect to each Contura Plan, (i) since July 26, 2016, all expenses, contributions, premiums or payments required to be made to, under or with respect to such Contura Plan have been timely made and all amounts properly accrued to date or as of the Closing as liabilities of Contura or any of its Subsidiaries which are not yet due have been properly recorded on the books of Contura and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of Contura, (ii) since July 26, 2016, each such Contura Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, and, to the knowledge of Contura, nothing has occurred since the date of such letter that has affected, or would reasonably be expected to adversely affect, such qualification, (iii) since July 26, 2016, with respect to any Contura Plan maintained outside the United States, all applicable foreign qualifications or registration requirements have been satisfied, (iv) there are no Proceedings pending (other than routine claims for benefits) or, to the knowledge of Contura, threatened or anticipated with respect to such Contura Plan, any fiduciaries of such Contura Plan with respect to their duties to any Contura Plan, or against the assets of such Contura Plan or any trust maintained in connection with such Contura Plan, (v) since July 26, 2016, such Contura Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code, and (vi) there is not now, and to the knowledge of Contura there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to an Contura Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Contura or any of its Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar Laws of foreign jurisdictions.
(c)    Neither Contura nor any of its Subsidiaries nor any of their ERISA Affiliates, (i) has, since July 26, 2016, sponsored, maintained or contributed to, or has ever had any obligation to contribute to, (A) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (B) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code, or (ii) has, since July 26, 2016, incurred or reasonably expects to incur any direct or indirect liability pursuant to Title IV of ERISA (including any Controlled Group Liability).
(d)    To the knowledge of Contura, no Contura Plan is under audit or is the subject of an investigation, in each case by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or threatened.
(e)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Contura or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.
(f)    To the knowledge of Contura, all options have been granted in compliance with the terms of the applicable Contura Plans, with applicable Law, and with the applicable provisions of the Contura Certificate of Incorporation or Contura Bylaws as in effect at the applicable time.
(g)    Each Contura Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with applicable Law, including Section 409A of the Code.
(h)    Contura has no obligation to gross-up, indemnify or otherwise reimburse any current or former Contura employee, consultant, director or individual independent contractor (each, a “Contura Service Provider”) for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.
(i)    Contura has no current or projected liability for, and no Contura Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any Contura Service Provider (other than coverage mandated by applicable Law, including COBRA).
Section 4.09.    Employees. (a) Section 4.09(a) of the Contura Disclosure Schedule sets forth each collective bargaining agreement or any labor union contract with respect to employees in the United States to or by which Contura or its Subsidiaries is a party or bound. A true and correct copy of each such agreement has been provided to ANR, together with a true and correct copy of all recall panels. There are, and since July 26, 2016 there have been no actual or, to the knowledge of Contura, threatened, labor strikes, disputes, walkouts, work stoppages, slowdowns, or lockouts with respect to employees of Contura or its Subsidiaries. No material or class action labor grievance or arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed since July 26, 2016, is pending or, to the knowledge of Contura, is threatened against Contura or its Subsidiaries.
(b)    Contura and its Subsidiaries are, and since July 26, 2016 have been, in all material respects in compliance with all applicable local, state, federal and foreign Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations. There are, and since July 26, 2016 there have been, no material complaints, lawsuits, arbitrations, administrative proceedings, or other Proceedings pending or, to the knowledge of Contura, threatened against Contura or any of its Subsidiaries brought by or on behalf of or material settlements entered into by Contura with any applicant for employment, any current or former Contura Service Provider, any person alleging to be a current or former Contura Service Provider, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment or engagement, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment or service relationship.
(c)    Since July 26, 2016, neither Contura nor any of its current Subsidiaries has incurred any liability or obligation which remains unsatisfied under WARN.

Section 4.10.    Litigation. (a) There is no Proceeding pending (or, to the knowledge of Contura, threatened), nor, to the knowledge of Contura, is any investigation by any Governmental Entity pending or threatened (other than any such Proceeding or governmental investigation that challenges or seeks to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby), to which Contura or any of its Subsidiaries is a party or against Contura or any of its Subsidiaries or any of its or their properties or assets that (i) involves an amount in controversy in excess of $500,000, (ii) seeks injunctive or other non-monetary relief, or (iii) would have or reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect. As of the date hereof, there are no Proceedings pending or, to the knowledge of Contura, threatened, nor, to the knowledge of Contura, are there any investigations by any Governmental Entity pending or threatened, against Contura or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby. Neither Contura nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree of any Governmental Entity, except as would not have or reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect.
(b)    Section 4.10(b) of Contura Disclosure Schedule sets forth an accurate and complete list of each Proceeding or governmental investigation resolved or settled since July 26, 2016 and prior to the date of this Agreement and requiring payment by Contura or any of its Subsidiaries in excess of $500,000 or involving the imposition on Contura or any of its Subsidiaries of injunctive or other non-monetary relief.
(c)    To the knowledge of Contura, (i) no officer or director of Contura or any of its Subsidiaries is a defendant in any Proceeding or governmental investigation in connection with his or her status as an officer or director of Contura or any of its Subsidiaries, and (ii) no such Proceeding or governmental investigation is threatened in writing.
Section 4.11.    Tax Matters. (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by or with respect to Contura or any of its Subsidiaries since July 26, 2016 have been filed when due (taking into account extensions validly obtained) and all such Tax Returns are, or shall be at the time of filing, true, correct and complete in all material respects.
(b)    Contura and its Subsidiaries have paid (or have had paid on their behalf) or have withheld and remitted to the appropriate Taxing Authority all material Taxes attributable to Contura or any of its Subsidiaries that were due and payable since July 26, 2016 or where payment is not yet due, have established an adequate accrual, in accordance with GAAP and past customs and practice of Contura and its Subsidiaries, for all Taxes through the end of the last period for which the Contura and its Subsidiaries ordinarily record items on their respective books and records.
(c)    There is no audit, investigation, claim, suit, proceeding or assessment in respect of Taxes or material Tax assets now pending or, to the knowledge of Contura, threatened in writing against Contura or any of its Subsidiaries.
(d)    There are no agreements or arrangements in effect to extend the period of limitations for the assessment or collection of any Tax for which Contura or any of its Subsidiaries may be liable, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local Law).
(e)    Since July 26, 2016, no claim has been made by any Taxing Authority in a jurisdiction where neither Contura nor any of its Subsidiaries has filed Tax Returns that Contura or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(f)    Section 4.11(f) of the Contura Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which Contura or any of its Subsidiaries currently file Tax Returns.
(g)    During the five-year period ending on the date hereof, neither Contura nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(h)    Neither Contura nor any of its Subsidiaries has engaged in a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4).
(i)    Contura and its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, stockholders and any other applicable person (and timely paid to the appropriate Taxing Authority) all material amounts required by applicable Tax Law to be withheld and paid for all periods since July 26, 2016 through the date of this

Agreement, except with respect to amounts that are being contested in good faith by appropriate proceedings, and have complied in all material respects with all applicable Laws relating to information reporting.
(j)    Neither Contura nor any of its Subsidiaries has taken or agreed to take any action, or are aware of any fact or circumstance, that would reasonably be expected to prevent either of the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(k)    Section 4.11(k) of the Contura Disclosure Schedule contains a list of all Tax sharing and Tax indemnification agreements entered into after July 26, 2016 and currently in effect as to which any Person other than Contura or any of its Subsidiaries is a party.  There is no claim now pending or, to the knowledge of an Contura Party, threatened in writing against Contura or any of its Subsidiaries for payment or indemnification in respect of Taxes pursuant to any such Tax sharing or Tax indemnification agreement.  For purposes of this representation, commercial agreements or Contracts not primarily related to Taxes shall not be considered Tax sharing or Tax indemnification agreements.
Section 4.12.    Compliance with Law. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect, Contura and each of its Subsidiaries is and has been since July 26, 2016 in compliance with all Laws applicable to the conduct of the business of Contura or any of its Subsidiaries or by which any assets of Contura or any of its Subsidiaries are bound or affected.
Section 4.13.    Permits; Surety Bonds. (a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect:
(i)    Contura and each of its Subsidiaries have all Permits required under applicable Laws to own, lease, develop or operate their real properties and assets or to conduct their businesses as conducted on the date hereof (including Permits relating to underground mining, surface mining, highwall mining and auger mining, processing, sale or transporting of coal and coal byproducts, or activities defined under the Surface Mining Control and Reclamation Act of 1977, as amended, as “surface coal mining operations”) (collectively, the “Contura Permits”) and each Contura Permit is in full force and effect;
(ii)    each of Contura and each of its Subsidiaries is and since July 26, 2016 has been in compliance with the terms and conditions of the Contura Permits; and
(iii)    since July 26, 2016, neither Contura nor any of its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw, modify in any adverse respect or limit any of the Contura Permits and, to the knowledge of Contura, there are no circumstances or conditions providing grounds for any suspension, revocation, withdrawal, adverse modification or limitation on any of the Contura Permits.
(b)    Since July 26, 2016, neither Contura nor any of its Subsidiaries has been notified in writing by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended (or any comparable state statute) that it is (i) ineligible to receive additional surface mining Permits or (ii) under investigation to determine whether its eligibility to receive such Permits should be “permit blocked.”
(c)    Except as would not have or reasonably be expected to have, individually or in the aggregate, an Contura Material Adverse Effect:
(i)    there are no applications for new Permits (for the avoidance of doubt, not including amendments, renewals, extensions or other modifications of existing Contura Permits) other than those set forth in Section 4.13(c) of the Contura Disclosure Schedule (the “Contura Permit Applications”);
(ii)    each of the Contura Permit Applications has been made in accordance with applicable Laws, subject to such changes as may be requested by a Governmental Entity as part of the permit review process; and
(iii)    except for changes requested by a Governmental Entity as part of the permit review process, which changes can be readily implemented by Contura or its Subsidiaries, as applicable, neither Contura nor any of its Subsidiaries has received any written notice from any Governmental Entity indicating that any of the Contura Permit Applications will not be granted.

(d)    Except as would not have or reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect, Contura and its Subsidiaries have posted all Surety Bonds required to be posted in connection with their operations and pursuant to the Contura Permits. All Surety Bonds posted by each of Contura and its Subsidiaries in connection with its respective operations are defined as the “Contura Surety Bonds.” Except as would not have or reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect, each of Contura and its Subsidiaries is in compliance with all Contura Surety Bonds applicable to it.
(e)    Without limiting the generality of the foregoing, the operation of the coal mining and processing operations of Contura and its Subsidiaries and the state of reclamation with respect to each of their Contura Permits is “current” with respect to the reclamation obligations required by the Contura Permits and otherwise are in compliance with the Contura Permits and all applicable mining, reclamation and other similar Laws, except as would not have or reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect.
Section 4.14.    Environmental Matters. (a) Except as would not reasonably be expected to be material, individually or in the aggregate, each of Contura and its Subsidiaries (x) is and since July 26, 2016 has been in compliance with applicable Environmental Laws and (y) holds and is and since July 26, 2016 has been in compliance with all Permits required under Environmental Laws for the conduct of its business and activities as currently conducted (the “Contura Environmental Permits”). All Contura Environmental Permits are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Contura Environmental Permits.
(b)    Neither Contura nor any of its Subsidiaries is the subject of any Environmental Claim, and no Environmental Claim is pending or, to the knowledge of Contura, threatened against Contura or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was retained or assumed by Contract or by operation of Law or pursuant to any order issued by any Governmental Entity, in each case, by Contura or any of its Subsidiaries.
(c)    No Hazardous Materials are present at, on, under or are emanating from any properties or facilities currently leased, operated or used or, to the knowledge of Contura, previously owned, leased, operated or used, in circumstances that would reasonably be expected to form the basis for an Environmental Claim against, or a requirement for investigation pursuant to applicable Environmental Law by, Contura or any of its Subsidiaries.
(d)    To the knowledge of Contura, no property presently owned, leased or operated by Contura or any of its Subsidiaries contains any (x) landfills, surface impoundments, disposal areas or radioactive materials (except to the extent such land use or material is allowed pursuant to applicable Permits), (y) underground storage tanks or aboveground storage tanks or (z) asbestos or asbestos-containing material, polychlorinated biphenyls, and no such property is listed or proposed for listing on the National Priorities List or any similar list issued by a Governmental Entity of sites where remedial action is or is reasonably expected to be necessary.
(e)    Neither Contura nor its Subsidiaries has Released, disposed of, or arranged to dispose of, any Hazardous Materials in a manner, or to a location, that would reasonably be expected to result in an Environmental Claim.
(f)    No material Lien imposed by any Governmental Entity having jurisdiction pursuant to any Environmental Law is currently outstanding as to any assets owned, leased or operated by Contura or any of its Subsidiaries except for Liens imposed in connection with any Contura Surety Bonds.
(g)    Except for Contura Surety Bonds posted in the ordinary course of business and the surety agreements related thereto, no financial assurance obligation is in force as to any property or facility owned, leased or operated by Contura or any of its Subsidiaries.
(h)    Contura and its Subsidiaries have no obligation or liability by Contract relating to or arising under Environmental Law.
Section 4.15.    Intellectual Property.
(a)    Contura and its Subsidiaries own or possess, or are validly licensed or otherwise have the right to obtain ownership or possession and to currently use, all Intellectual Property Rights used or held for use in, or otherwise reasonably necessary for, the conduct of the business of Contura or any of its Subsidiaries (the “Contura Intellectual Property”).

(b)    Except as would not have or reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect, (i) Contura and its Subsidiaries are the sole and exclusive owners of all Intellectual Property Rights owned or purported to be owned by Contura or by a Subsidiary of Contura (collectively, “Contura Owned Intellectual Property”) and no such Contura Owned Intellectual Property (A) is the subject of any pending or, to the knowledge of Contura, threatened interference, opposition or other Proceeding or (B) has been adjudged invalid or unenforceable in whole or part, (ii) the conduct of the business of Contura or their respective Subsidiaries does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any third party, and (iii) the execution, delivery and performance of this Agreement by Contura and the consummation of the transactions contemplated hereby will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Contura Intellectual Property, impair the right of Contura or a Subsidiary of Contura to make, use, sell, license, dispose of or otherwise exploit, or to bring any action for the infringement, misappropriation or other violation of, any Contura Owned Intellectual Property, or impair the right of Contura or any of its Subsidiaries to use the Contura Owned Intellectual Property in the conduct of their businesses as currently conducted.
(c)    Contura and its Subsidiaries have used commercially reasonable efforts to maintain, protect, defend and enforce all material Contura Owned Intellectual Property; provided that, without limiting Section 5.02, nothing herein shall be deemed to have required Contura or its Subsidiaries to register or apply to register or to maintain, protect, defend or enforce any Contura Owned Intellectual Property, except where the failure to do so would result in a Contura Material Adverse Effect.
(d)    Neither Contura nor any of its Subsidiaries is experiencing any material defects in the Computer Software or hardware used in its business as it is currently conducted, including any material error or omission in the processing of any transactions.
Section 4.16.    Real Property; Personal Property. (a) For the purpose of the Agreement:
(i)    “Contura Owned Real Property” means all real property and other right, title and interests in land, including coal, mineral, mining, water and surface rights, easements, rights of way and options, owned by Contura or any of its Subsidiaries, together with all improvements and fixtures located thereon or appurtenant thereto;
(ii)    “Contura Leased Real Property” means all real property and other right, title and interests in land, including coal, mineral, mining water and surface rights, easements, rights of way and options, leased, subleased, licensed or otherwise used by Contura or any of its Subsidiaries as lessee, licensee or grantee (each such lease, sublease, license or other use agreement, a “Contura Lease”); and
(iii)    “Contura Real Property” means the Contura Owned Real Property and the Contura Leased Real Property.
(b)    Section 4.16(b) of the Contura Disclosure Schedule sets forth a true, accurate and complete list of all Contura Owned Real Property with a value of $1,000,000 or more. (i) The Contura Real Property includes all of the land, buildings, structures and fixtures located thereon and all easements, rights of way, options, coal, mineral, mining, water, surface and other rights and interests appurtenant thereto necessary for the use by Contura and its Subsidiaries in the conduct of their business as currently conducted in all material respects; (ii) Contura or one of its Subsidiaries has good and marketable title to, or has a valid leasehold interest in, all Contura Real Property (subject in all cases to Permitted Liens), except where the failure to have such title or interest could not reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect; (iii) all Contura Owned Real Property is owned by Contura or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens or any other Liens that would not have, individually or in the aggregate, a Contura Material Adverse Effect; (iv) Contura or one of its Subsidiaries has a valid leasehold interest in or easement or other property interest in, and to, and enjoys peaceful and undisturbed possession of all Contura Leased Real Property on which it is currently conducting operations and, except where the failure to have such possession would not have, individually or in the aggregate, a Contura Material Adverse Effect, Contura has complied with all of its obligations under such leases, and all such Leases are in full force and effect and are free and clear of all Liens other than Permitted Liens; and (v) Contura or one of its Subsidiaries has adequate rights of ingress and egress to all Contura Real Property on which it is currently conducting operations, except where the failure to have such access would not have, individually or in the aggregate, a Contura Material Adverse Effect, sufficient to access and exercise its rights with respect to such Contura Real Property.
(c)    With respect to the Contura Real Property:
(i)    to the knowledge of Contura, there are no pending or threatened Proceedings to take all or any portion of the Contura Real Property or any interest therein by eminent domain or any condemnation proceeding or any sale or disposition in lieu thereof;
(ii)    there are no outstanding options, rights of reverter, rights of first offer, rights of first refusal or contracts granted by Contura or any of its Subsidiaries to purchase or lease any material portion of such Contura Real Property (other than such options or rights granted in the ordinary course of business);
(iii)    there are no leases or other contracts granting to any Person (other than Contura or any of its Subsidiaries) the right of use or occupancy of any material portion of any Contura Real Property, other than those granted or incurred in the ordinary course of business, that do not, in the aggregate, interfere in any material respect with the ordinary conduct of the business of Contura or its Subsidiaries at the Contura Real Property affected thereby;
(iv)    all material buildings, structures, fixtures, building systems and equipment included in the Contura Real Property that are currently in use (the “Contura Improvements”) are in operating condition in all material respects, subject to reasonable wear and tear, and, to the knowledge of Contura, there are no facts or conditions affecting any of the Contura Improvements that would materially and adversely interfere with the use or occupancy of the Contura Improvements or any portion thereof in the operation of the business of Contura and its Subsidiaries as presently conducted thereon;
(v)    to the knowledge of Contura, the present use of the Contura Real Property (including the Contura Improvements) is, and the Contura Improvements themselves are, in substantial conformity with all recorded deeds, restrictions of record and other agreements affecting such Contura Real Property, and to the knowledge of Contura there are no material violations thereof;
(vi)    to the knowledge of Contura, there are no currently proposed or pending assessments materially and adversely affecting the Contura Real Property, whether for public improvements or otherwise;
(vii)    there are no outstanding Contracts or other obligations (including options) entered into by Contura or any of its Subsidiaries for the sale, exchange, encumbrance or transfer of any of the Contura Real Property, or any portion of it, that are material to Contura and its Subsidiaries taken as a whole; and
(viii)    to the knowledge of Contura, with respect to each Contura Real Property on which significant surface Contura Improvements are located, there are no rights or claims of parties in possession not shown by the public records, encroachments, overlaps, boundary line disputes or other matters which would be disclosed by an accurate survey or inspection of the premises except as could not reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect.
(d)    To the knowledge of Contura, the coal reserves currently mined by Contura and its Subsidiaries that are owned or leased by any of them are not subject to the mining rights of any other Person with respect to such coal reserves and none of Contura or its Subsidiaries has received a notice of claim to such effect, and Contura has sufficient rights to access and mine such coal reserves.
(e)    Contura and its Subsidiaries are in possession of and have good and marketable title to, or have valid leasehold interests in, all tangible personal property used in the business of Contura and its Subsidiaries, except as could not reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect. All such tangible personal property is owned by Contura or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, or, to the knowledge of Contura, is leased under a valid and subsisting lease and, in each case, is in operating condition, ordinary wear and tear excepted.

Section 4.17.    Material Contracts. (a) Section 4.17(a) of Contura Disclosure Schedule lists, and Contura has made available to ANR prior to the date of this Agreement, true, correct and complete copies of, any of the following Contracts to which Contura or any of its Subsidiaries is a party or by which Contura, any of its Subsidiaries or any of their respective assets is bound, as of the date hereof:
(i)    that would be required to be filed by Contura as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act if Contura were subject to the filing or disclosure requirements under Regulation S-K under the Securities Act, or that would be required to be disclosed by Contura on a Current Report on Form 8-K if Contura were subject to the disclosure requirements under the Exchange Act;
(ii)    that contains covenants that limit the ability of Contura or any of its Subsidiaries to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that would reasonably be expected to be material;
(iii)    that relates to a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation or control of any partnership or joint venture or similar entity or arrangement (other than any partnership or limited liability company operating agreement of a direct or indirect wholly-owned Subsidiary of Contura) or pursuant to which Contura or any of its Subsidiaries has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;
(iv)    that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case, that is material to the business of Contura and its Subsidiaries, taken as a whole;
(v)    that relates to (A) Indebtedness under which Contura and/or any of its Subsidiaries has outstanding obligations in excess of $1,000,000 or (B) conditional or similar sale arrangements in connection with which the aggregate actual or contingent obligations of Contura and its Subsidiaries under such Contract are greater than $1,000,000;
(vi)    under which (A) to the knowledge of Contura, any Person has guaranteed any liabilities or obligations of Contura or its Subsidiaries (other than any such guarantees by Contura or its Subsidiaries), in case of each such liability or obligation, in an amount in excess of $1,000,000, or (B) Contura or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other Person (other than Contura or any of its Subsidiaries);
(vii)    for the purchase and sale of coal under which (x) the aggregate amounts to be paid by Contura and its Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $1,000,000 in any twelve-month period or (y) the aggregate amounts to be received by Contura and its Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $1,000,000 in any twelve-month period;
(viii)    under which (x) the aggregate amounts to be paid by Contura and its Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $1,000,000 in any twelve-month period or (y) the aggregate amounts to be received by Contura and its Subsidiaries over the remaining term of such Contract would reasonably be expected to exceed $1,000,000 in any twelve-month period, in each case, other than (A) the Contura Material Contracts described in Section 4.17(a)(vii) and (B) purchase orders for the purchase of goods or services in the ordinary course of business;
(ix)    any Contura Interested Party Agreement;
(x)    that relates to the ownership, lease or use of space at Contura’s headquarters at 340 Martin Luther King Jr. Blvd., Bristol, TN 37620;

(xi)    any Contura Lease involving royalty payments of $500,000 or more per year;
(xii)    which is (i) a written employment agreement with any Contura Service Provider that is not terminable on sixty (60) days' notice or less without penalty, liability or premium (including severance due upon a termination of employment) or (ii) a change in control, transaction bonus, retention bonus or other similar agreement with any Contura Service Provider that requires a payment as a result, either alone or in combination with any other event, of the completion of the transactions contemplated hereby;
(xiii)    under which Contura or any Subsidiary thereof has granted or received a license or sublicense with respect to any Intellectual Property Right that is material to the operation of the business of Contura or such Subsidiary, and for this purpose, specifically excluding any (A) non-exclusive, end-user license for computer software that is generally commercially available (except if the failure of Contura or such Subsidiary to have such non-exclusive end-user license would result in a Contura Material Adverse Effect) and (B) non-exclusive license or sublicense granted by Contura or any Subsidiary thereof in the ordinary course of business consistent with past practice;
(xiv)    that is otherwise material to Contura and its Subsidiaries; or
(xv)    that would or would reasonably be expected to prevent or materially delay Contura’s ability to consummate the Mergers or the other transactions contemplated by this Agreement.
Each Contract of the type described in clauses (i) through (xv) is referred to herein as an “Contura Material Contract.”
(b)    Each Contura Material Contract is valid and binding on Contura and any Subsidiary of Contura that is a party thereto and, to the knowledge of Contura, each other party thereto and is in full force and effect. There is no default under any Contura Material Contract by Contura or any of its Subsidiaries or, to the knowledge of Contura, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Contura or any of its Subsidiaries or, to the knowledge of Contura, by any other party, in each case except as would not have or reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect.
Section 4.18.    Insurance. Contura and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Contura and its Subsidiaries that are customary and adequate for companies of similar size in the industries and locales in which Contura and its Subsidiaries operate. Section 4.18 of the Contura Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all material insurance policies issued in favor of Contura, or pursuant to which Contura or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) Contura is not in material breach or default, and neither Contura nor any of its Subsidiaries has taken any action or failed to take any action which with notice or the lapse of time would constitute such a material breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of Contura as of the date hereof, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.
Section 4.19.    Suppliers and Customers. Section 4.19 of the Contura Disclosure Schedule sets forth the names of the 10 largest suppliers of Contura and its Subsidiaries (as measured by aggregate cost of items or services purchased for the twelve-month period ended on the Balance Sheet Date). To the knowledge of Contura, neither Contura nor any of its Subsidiaries (a) has been notified in writing of any dispute with any such supplier or with any of the 10 largest customers of Contura and its Subsidiaries (as measured by revenue for the twelve-month period ended on the Balance Sheet Date) or (b) has been notified in writing by any such customer or supplier that it intends or is threatening to terminate or otherwise adversely alter the terms of its business with Contura or any of its Subsidiaries.
Section 4.20.    Questionable Payments. Neither Contura nor any of its Subsidiaries (nor, to the knowledge of Contura, any of their respective directors, executives, representatives, agents or employees) (a) is using or since July 26, 2016 has used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) is using or since July 26, 2016 has used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) is violating or since July 26, 2016 has violated, in any material respect, any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) since July 26, 2016, has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) since July 26, 2016, has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
Section 4.21.    Interested Party Transactions. As of the date hereof, there are no Contracts between Contura or any of its Subsidiaries, on the one hand, and (i) any holder of equity interests in Contura, (ii) any current or former director, officer or employee of Contura or any of its Affiliates, other than Contracts relating to compensation or benefits pursuant to any Contura Plan or (iii) any Affiliate or any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (i) and (ii), on the other hand (each such Contract, a “Contura Interested Party Agreement”).
Section 4.22.    Required Vote of Contura Stockholders. The only vote of the holders of securities of Contura required by the Contura Certificate of Incorporation, the Contura Bylaws, by Law or otherwise to complete the transactions contemplated by this Agreement is the approval of the Contura Charter Amendment by the holders of not less than a majority of the outstanding shares of Contura Common Stock. The approval of the Contura Charter Amendment as described in the previous sentence is referred to as the “Contura Stockholder Approval.”
Section 4.23.    Opinion of Financial Advisor. Prior to the execution of this Agreement, Ducera Securities LLC has delivered to the Contura Board its written opinion, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Contura. Promptly following receipt of the opinion by the Contura Board, a true, correct and complete copy of the opinion will be delivered to ANR for informational purposes only.
Section 4.24.    Brokers; Certain Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Contura or any of its Subsidiaries, except as provided in the letter agreements (i) between Contura and Ducera Securities LLC and (ii) between Contura and Jefferies LLC, in each case relating to the Mergers.
Section 4.25.    No Other Representations; Disclaimer. (a) Except for the representations and warranties made by Contura in this Agreement, neither Contura nor any other Person makes any express or implied representation or warranty with respect to Contura or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Contura hereby disclaims any such other representations or warranties, including any representation or warranty regarding merchantability or fitness for a particular purpose. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Contura in this Agreement, neither Contura nor any other Person makes or has made any representation or warranty to any Alpha Party or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Contura, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to any Alpha Party or any of their Affiliates or representatives in the course of their due diligence investigation of Contura, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)    Notwithstanding anything contained in this Agreement to the contrary, Contura acknowledges and agrees that no Alpha Party or any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Alpha Parties in this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding any Alpha Party furnished or made available to Contura or any of its representatives or any representation or warranty regarding merchantability or fitness for a particular purpose. Without limiting the generality of the foregoing, Contura acknowledges that, except for the representations and warranties made by any Alpha Party in this Agreement, no representations or warranties are made by any Alpha Party or any other Person with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Contura or any of its representatives.
ARTICLE 5
COVENANTS
Section 5.01.    Interim Undertakings of the Alpha Parties. Except as expressly permitted or required by this Agreement or as otherwise required by applicable Law or as set forth in Section 5.01 of the Alpha Disclosure Schedule or as consented to in writing by Contura (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with Article 7, each Alpha Party shall, and shall cause each of their respective Subsidiaries to, conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and, to the extent consistent therewith, each Alpha Party shall, and shall cause each of their respective Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers and key employees, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having material business relationships with any Alpha Party or any of their respective Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly permitted or required in this Agreement or as otherwise required by applicable Law or as set forth in Section 5.01 of the Alpha Disclosure Schedule, during the period from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with Article 7, without the prior written consent of Contura (such consent not to be unreasonably withheld, delayed or conditioned), each Alpha Party will not and will not permit any of their respective Subsidiaries to:
(a)    propose to stockholders or adopt any amendments to the Holdings Certificate of Incorporation, the Holdings Bylaws, the ANR Certificate of Incorporation, the ANR Bylaws or the articles of incorporation, bylaws or other governing documents of any Subsidiary of any Alpha Party, other than amendments or changes to any such documents of the Subsidiaries of the Alpha Parties in the ordinary course of business consistent with past practice;
(b)    issue, sell, grant options or rights to acquire, pledge, or propose the issuance, sale, grant of options or rights to acquire or pledge of, any Alpha Securities or Alpha Subsidiary Securities (other than the issuance of shares or other equity interests or rights by a wholly-owned Subsidiary of an Alpha Party to an Alpha Party or another wholly-owned Subsidiary of an Alpha Party), or grant any awards or bonuses that may be settled in, or the value of which is linked directly or indirectly to the price or value of, any Alpha Securities or securities of any Subsidiary of any Alpha Party, except (i) to the extent required under any ANR Plan and (ii) issuances of shares of Class C-1 Common Stock upon the exercise of ANR Stock Options or upon the vesting of ANR RSUs, in each case outstanding on the date hereof and in accordance with their terms;
(c)    acquire or agree or offer to acquire, by merger, consolidation or through any other business combination, or by purchasing any equity interest in or any security convertible into or exchangeable for any equity interest in or all or a portion of the assets of, any Person, except for (i) any merger or business combination of any wholly-owned Subsidiary of ANR into or with any other wholly-owned Subsidiary of ANR and (ii) any other mergers, consolidations, business combinations or purchases of securities or assets involving consideration (including assumed Indebtedness) not in excess of $2,000,000 in the aggregate for all such mergers, consolidations, business combinations or purchases of securities or assets (each such merger, consolidation, business combination or purchase of securities or assets under this clause (ii), an “Alpha New Acquisition” and collectively, the “Alpha New Acquisitions”); provided that the Alpha Parties may take the foregoing actions with respect to Alpha New Acquisitions if and only if each such Alpha New Acquisition (and all such Alpha New Acquisitions collectively) (A) involves only cash consideration (including the assumption of Indebtedness), (B) involves any business or business activity conducted by an Alpha Party or any of their Subsidiaries on the date hereof or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, (C) would not reasonably be expected to prevent or materially delay the consummation of the Mergers, (D) would not reasonably be likely to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (E) would not materially delay the SEC review and approval process relating to the Form S-4 (whether by requiring any additional financial information to be included in the Form S-4 or otherwise), (F) would not materially adversely affect or materially delay obtaining the approvals and clearances under Antitrust Laws required in connection with the consummation of the Mergers and (G) would not require approval of any Alpha Party’s stockholders; it being understood that, notwithstanding anything to the contrary contained in this Agreement, any Alpha New Acquisition that is not permitted by the foregoing clauses (A) through (G) shall require the consent of Contura (which may be withheld, delayed or conditioned in Contura’s sole and absolute discretion);
(d)    split, combine or reclassify its capital stock or other equity interests or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) in respect of its capital stock or other equity interests (other than dividends or distributions paid by a direct or indirect wholly-owned Subsidiary of ANR to its stockholders), or acquire or redeem, directly or indirectly, or amend the rights or terms of any Alpha Securities or Alpha Subsidiary Securities;
(e)    adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Alpha Party or any of their respective Subsidiaries;

(f)    make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities, or any sale, lease or other disposition of any business, assets or securities, except for (i) purchases or sales, leases or dispositions of inventory, raw materials, supplies and equipment in the ordinary course of business consistent with past practice (except for any Contract for the sale of coal having a term in excess of one year that does not contain a price re-opener or price adjustment provision without a specified collar, which shall require the consent of Contura in accordance with the introductory paragraph of this Section 5.01), (ii) capital expenditures permitted by Section 5.01(p) and (iii) Alpha New Acquisitions expressly permitted pursuant to, and subject to the terms and conditions of, Section 5.01(c);
(g)    make any loans, advances (other than advances pursuant to commercial transactions in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person in excess of $1,000,000 in the aggregate for all such loans, advances, capital contributions and investments, other than any transaction solely between ANR and a direct or indirect wholly-owned Subsidiary of ANR or between direct or indirect wholly-owned Subsidiaries of ANR;
(h)    except (i) the entry into Contracts for purchases, sales, leases or dispositions of inventory, raw materials, supplies and equipment in the ordinary course of business consistent with past practice to the extent permitted pursuant to Section 5.01(f) or (ii) in connection with an Alpha New Acquisition permitted pursuant to Section 5.01(c), enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of material rights under any Alpha Material Contract (or Contract that would be an Alpha Material Contract if entered into prior to the date hereof), except, with respect to any collective bargaining or labor agreements, as required by Law (provided that notwithstanding the foregoing provisions of this clause (h), entry into any Contract for the sale of coal having a term in excess of one year that does not contain a price re-opener or price adjustment provision without a specified collar shall require the consent of Contura in accordance with the introductory paragraph of this Section 5.01);
(i)    incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness (including the issuance of any debt security), or amend, modify or refinance any existing Indebtedness, in each case except for the incurrence or repayment of Indebtedness that is (i) incurred or repaid in accordance with the agreements or instruments listed in Section 5.01(i)(i) of the Alpha Disclosure Schedule, provided that for the avoidance of doubt such Indebtedness shall not be prepaid; (ii) in the form of a letter of credit or surety bond (A) provided in replacement of any letter of credit or surety bond set forth in Section 5.01(i)(iii) of the Alpha Disclosure Schedule or (B) provided in the ordinary course of business consistent with past practice, to the extent required by applicable Law; or (iii) solely between ANR and a direct or indirect wholly-owned Subsidiary of ANR or between direct or indirect wholly-owned Subsidiaries of ANR;
(j)    except in connection with an Alpha New Acquisition permitted pursuant to Section 5.01(c), assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except direct or indirect wholly-owned Subsidiaries of ANR, in each case, other than any transaction solely between ANR and a direct or indirect wholly-owned Subsidiary of ANR or between direct or indirect wholly-owned Subsidiaries of ANR;
(k)    except in connection with an Alpha New Acquisition permitted pursuant to Section 5.01(c), mortgage, pledge or otherwise encumber any of its assets (tangible or intangible) that are, individually or in the aggregate, material to the Alpha Parties, or create, assume or suffer to exist any Liens thereupon other than Permitted Liens;
(l)    materially change any of the financial accounting methods, principles or practices used by it, except as necessary to conform to changes in statutory or regulatory accounting rules, GAAP or regulatory requirements with respect thereto;
(m)    (i) make or change any material Tax election; (ii) change any annual Tax accounting period; (iii) adopt or change any material method of Tax accounting; (iv) enter into any material closing agreement with respect to Taxes; or (v) settle or surrender any material Tax claim, audit or assessment;
(n)    except to the extent required under existing ANR Plans as in effect on the date hereof, as required by Law or as set forth in Section 5.01(n) of the Alpha Disclosure Schedule, (i) enter into any new, or amend, terminate or renew any existing, employment, severance, change of control, indemnification, termination, severance, consulting, incentive award, salary continuation or similar agreements or arrangements with or for the benefit of any current or former Alpha Service Provider, or grant any increases in the compensation, perquisites or benefits to any current or former Alpha Service Provider, except for increases in base compensation or wages in the ordinary course of business and consistent with past practice of up to 3% in the aggregate for non-officer employees whose base salary or annual wage rate is less than $175,000 and whose title is director or below; (ii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any current or former Alpha Service Providers, or otherwise pay any amounts not due to any such individual under applicable Law or the terms of any ANR Plan, including with respect to severance; or (iii) fund or make any contribution to any ANR Plan or trust not required to be funded or contributed to;
(o)    except as permitted by the preceding clause (n), establish, adopt, enter into, amend in any material respect (other than as required by applicable Law) or terminate any ANR Plan, or adopt or enter into any other employee benefit plan or arrangement that would be considered an ANR Plan if it were in existence on the date of this Agreement;
(p)    make or agree to make any capital expenditure, or enter into any binding agreements or arrangements providing for any capital expenditure except (i) in accordance with the capital expenditure budget set forth in Section 5.01(p) of the Alpha Disclosure Schedule (the “Alpha Cap Ex Budget”), and (ii) in respect of any capital expenditures or arrangements that are not set forth in the Alpha Cap Ex Budget that do not exceed $5,000,000 in the aggregate for all such expenditures not included in the Alpha Cap Ex Budget (it being understood that in no event shall Alpha New Acquisitions be permitted other than in accordance with and subject to the terms and conditions of Section 5.01(c) or (f)), or enter into any new line of business outside of its existing business segments;
(q)    compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1,000,000 individually or $5,000,000 in the aggregate (other than any such immaterial non-monetary remedies agreed to in the ordinary course of business), in any case without the imposition of equitable relief on, or the admission of wrongdoing by, any Alpha Party or any of their respective Subsidiaries;
(r)    take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent either of the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(s)    commit or agree to take, or authorize the taking of, any of the foregoing actions.
Section 5.02.    Interim Undertakings of Contura. Except as expressly permitted or required by this Agreement or as otherwise required by applicable Law or as set forth in Section 5.02 of the Contura Disclosure Schedule or as consented to in writing by ANR (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with Article 7, Contura shall, and shall cause each of its Subsidiaries to, conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and, to the extent consistent therewith, Contura shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers and key employees, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having material business relationships with Contura or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly permitted or required in this Agreement or as otherwise required by applicable Law or as set forth in Section 5.02 of the Contura Disclosure Schedule, during the period from the date of this Agreement to the earlier to occur of the Closing and the termination of this Agreement in accordance with Article 7, without the prior written consent of ANR (such consent not to be unreasonably withheld, delayed or conditioned), Contura will not and will not permit any of its Subsidiaries to:
(a)    propose to stockholders or adopt any amendments to the Contura Certificate of Incorporation or the Contura Bylaws or the articles of incorporation, bylaws or other governing documents of any Subsidiary of Contura, other than the Contura Charter Amendment and amendments or changes to any such documents of the Subsidiaries of Contura in the ordinary course of business consistent with past practice;
(b)    issue, sell, grant options or rights to acquire, pledge, or propose the issuance, sale, grant of options or rights to acquire or pledge of, any Contura Securities or Contura Subsidiary Securities (other than the issuance of shares or other equity interests or rights by a wholly-owned Subsidiary of Contura to Contura or another wholly-owned Subsidiary), or grant any awards or bonuses that may be settled in, or the value of which is linked directly or indirectly to the price or value of, any Contura Securities or securities of any Subsidiary of Contura, except (i) to the extent required under any Contura Plan and

(ii) issuances of shares of Contura Common Stock upon the exercise, vesting or settlement of Contura Stock Options or other Contura Securities, in each case outstanding on the date hereof and in accordance with their terms.
(c)    acquire or agree or offer to acquire, by merger, consolidation or through any other business combination, or by purchasing any equity interest in or any security convertible into or exchangeable for any equity interest in or all or a portion of the assets of, any Person, except for (i) any merger or business combination of any wholly-owned Subsidiary of Contura into or with any other wholly-owned Subsidiary of Contura and (ii) any other mergers, consolidations, business combinations or purchases of securities or assets involving consideration (including assumed Indebtedness) not in excess of $2,000,000 in the aggregate for all such mergers, consolidations, business combinations or purchases of securities or assets (each such merger, consolidation, business combination or purchase of securities or assets under this clause (ii), a “Contura New Acquisition” and collectively, the “Contura New Acquisitions”); provided that Contura may take the foregoing actions with respect to Contura New Acquisitions if and only if each such Contura New Acquisition (and all such Contura New Acquisitions collectively) (A) involves only cash consideration (including the assumption of Indebtedness), (B) involves any business or business activity conducted by Contura or any of its Subsidiaries on the date hereof, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, (C) would not reasonably be expected to prevent or materially delay the consummation of the Mergers, (D) would not reasonably be likely to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (E) would not materially delay the SEC review and approval process relating to the Form S-4 (whether by requiring any additional financial information to be included in the Form S-4 or otherwise), (F) would not materially adversely affect or materially delay obtaining the approvals and clearances under Antitrust Laws required in connection with the consummation of the Mergers and (G) would not require approval of Contura’s stockholders; it being understood that, notwithstanding anything to the contrary contained in this Agreement, any Contura New Acquisition that is not permitted by the foregoing clauses (A) through (G) shall require the consent of ANR (which may be withheld, delayed or conditioned in ANR’s sole and absolute discretion);
(d)    split, combine or reclassify its capital stock or other equity interests or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) in respect of its capital stock or other equity interests (other than dividends or distributions paid by a direct or indirect wholly-owned Subsidiary of Contura to its stockholders), or acquire or redeem, directly or indirectly, or amend the rights or terms of any Contura Securities or Contura Subsidiary Securities;
(e)    adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Contura or any of its Subsidiaries;
(f)    make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities, or any sale, lease or other disposition of any material business, assets or securities, except for (i) purchases or sales, leases or dispositions of inventory, raw materials, supplies and equipment in the ordinary course of business consistent with past practice, (ii) capital expenditures permitted by Section 5.02(o) and (iii) Contura New Acquisitions expressly permitted pursuant to, and subject to the terms and conditions of, Section 5.02(c);
(g)    make any loans, advances (other than advances pursuant to commercial transactions in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person in excess of $1,000,000 in the aggregate for all such loans, advances, capital contributions and investments, other than any transaction solely between Contura and a direct or indirect wholly-owned Subsidiary of Contura or between direct or indirect wholly-owned Subsidiaries of Contura;
(h)    except in the ordinary course of business consistent with past practice or in connection with an Contura New Acquisition permitted pursuant to Section 5.02(c), enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of material rights under any Contura Material Contract (or Contract that would be an Contura Material Contract if entered into prior to the date hereof), except, with respect to any collective bargaining or labor agreements, as required by Law;
(i)    incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness (including the issuance of any debt security), or amend, modify or refinance any existing Indebtedness, in each case except for the incurrence or repayment of Indebtedness that is (i) incurred or repaid in accordance with the agreements or instruments listed in Section 5.02(i)(i) of the Contura Disclosure Schedule, provided that for the avoidance of doubt such Indebtedness shall not be prepaid; (ii) in the form of a letter of credit or surety bond (A) provided in replacement of any letter of credit or surety bond set forth in Section 5.02(i)(iii) of the Contura Disclosure Schedule or (B) provided in the ordinary course of business consistent with past practice, to the extent required by applicable Law; or (iii) solely between Contura and a direct or indirect wholly-owned Subsidiary of Contura or between direct or indirect wholly-owned Subsidiaries of Contura;
(j)    except in connection with an Contura New Acquisition permitted pursuant to Section 5.02(c), assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except direct or indirect wholly-owned Subsidiaries of Contura, in each case, other than any transaction solely between Contura and a direct or indirect wholly-owned Subsidiary of Contura or between direct or indirect wholly-owned Subsidiaries of Contura;
(k)    except in connection with an Contura New Acquisition permitted pursuant to Section 5.02(c), mortgage, pledge or otherwise encumber any of its assets (tangible or intangible) that are, individually or in the aggregate, material to Contura, or create, assume or suffer to exist any Liens thereupon other than Permitted Liens;
(l)    materially change any of the financial accounting methods, principles or practices used by it, except as necessary to conform to changes in statutory or regulatory accounting rules, GAAP or regulatory requirements with respect thereto;
(m)    (i) make or change any material Tax election; (ii) change any annual Tax accounting period; (iii) adopt or change any material method of Tax accounting; (iv) enter into any material closing agreement with respect to Taxes; or (v) settle or surrender any material Tax claim, audit or assessment;
(n)    establish, adopt, enter into, amend in any material respect (other than as required by applicable Law) or terminate any Contura Plan, or adopt or enter into any other employee benefit plan or arrangement that would be considered a Contura Plan if it were in existence on the date of this Agreement;
(o)    make or agree to make any capital expenditure, or enter into any binding agreements or arrangements providing for any capital expenditure except (i) in accordance with the capital expenditure budget set forth in Section 5.02(p) of the Contura Disclosure Schedule (the “Contura Cap Ex Budget”) and (ii) in respect of any capital expenditures or arrangements that are not set forth in the Contura Cap Ex Budget that do not exceed $5,000,000 in the aggregate for all such expenditures not included in the Contura Cap Ex Budget (it being understood that in no event shall Contura New Acquisitions be permitted other than in accordance with and subject to the terms and conditions of Section 5.02(c) or (f)), or enter into any new line of business outside of its existing business segments;
(p)    compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1,000,000 individually or $5,000,000 in the aggregate (other than any such immaterial non-monetary remedies agreed to in the ordinary course of business), in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Contura or any of its Subsidiaries;
(q)    take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent either of the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(r)    commit or agree to take, or authorize the taking of, any of the foregoing actions.
Section 5.03.    Alpha No Solicitation. (a) Subject to Sections 5.03(b), (d), (e) and (g), each Alpha Party shall not, and shall cause their respective Subsidiaries not to, and each Alpha Party shall direct its and its Subsidiaries’ Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing non-public information relating to the Alpha Parties or any of their Subsidiaries) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Alpha Acquisition Proposal or engage in any discussions or negotiations with respect thereto (except to disclose the existence of the provisions of this Section 5.03) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, offers, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, an Alpha Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Alpha Acquisition Proposal or enter into any letter of intent, agreement or agreement in principle requiring any Alpha Party (whether or not subject to conditions)

to abandon, terminate or fail to consummate the transactions contemplated hereby or breach any of its obligations hereunder, (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Contura, either of the Alpha Board Recommendations (a “Change of Alpha Board Recommendation”), or (iv) take any action to exempt any Person (other than Contura and its Affiliates) from the restrictions contained in any Takeover Law or otherwise cause such restrictions not to apply. Each Alpha Party shall, shall cause its Subsidiaries and its and its Subsidiaries’ directors, officers and employees to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons (other than the parties to this Agreement and their respective Representatives in their capacities as such) conducted theretofore by any Alpha Party, their respective Subsidiaries or any of its Representatives with respect to any Alpha Acquisition Proposal. Each Alpha Party shall promptly request each Person (other than the parties to this Agreement and their respective Representatives in their capacities as such) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alpha Acquisition Proposal to return or destroy all confidential information provided to such Person by or on behalf of any Alpha Party or any of their respective Subsidiaries to any such Person, to the extent required by, and in accordance with, the terms of the applicable confidentiality agreement. Any breach of this Section 5.03(a) by any Representative of any Alpha Party or any of their Subsidiaries (as if each such Representative were bound hereby) will be treated as a breach by the Alpha Parties for all purposes hereunder.
(b)    Notwithstanding anything to the contrary contained in Section 5.03(a) or any other provision of this Agreement, if at any time following the date of this Agreement and prior to obtaining the Alpha Stockholder Approvals, (i) an Alpha Party has received a written, bona fide Alpha Acquisition Proposal that did not result from a breach of Section 5.03(a), and (ii) the Holdings Board and ANR Board determine in good faith, after consultation with the Alpha Parties’ financial advisors and outside counsel, that such Alpha Acquisition Proposal constitutes or would reasonably be likely to lead to an Alpha Superior Proposal, then the Alpha Parties and their Representatives may, subject to clauses (x) and (y) below, (A) furnish information with respect to the Alpha Parties and their Subsidiaries to the Person making such Alpha Acquisition Proposal (and its Representatives) and provide access to the Alpha Parties’ books, records, facilities, properties, personnel and Representatives to such Person and its Representatives, including this Agreement but excluding all other agreements and documents relating to the Mergers or the other transactions contemplated herein and all information of Contura and its Subsidiaries covered by the Confidentiality Agreement and (B) participate in discussions or negotiations with the Person making such Alpha Acquisition Proposal (and its Representatives) regarding such Alpha Acquisition Proposal; provided that (x) the Alpha Parties will not, and will instruct their Representatives not to, disclose any non-public information to such Person unless the Alpha Parties have entered into a confidentiality agreement with such Person not less restrictive in any material respect on such Person than the Confidentiality Agreement and which does not restrict any Alpha Party from providing the information or access required to be provided to be provided pursuant to clause (y), and (y) the Alpha Parties will promptly provide or make available to Contura or its Representatives any non-public information concerning the Alpha Parties or their Subsidiaries provided or made available to such other Person which was not previously provided or made available to Contura or its Representatives.
(c)    The Alpha Parties shall promptly (and in any event within 24 hours) notify Contura in the event that any Alpha Party (including through any of their respective Subsidiaries or Representatives) receives (i) any Alpha Acquisition Proposal, (ii) any request for non-public information relating to any Alpha Party or any of their respective Subsidiaries other than requests for information in the ordinary course of business of the Alpha Parties or any requests made that are unrelated to an Alpha Acquisition Proposal, or (iii) any request for discussions or negotiations regarding any Alpha Acquisition Proposal. The Alpha Parties shall provide Contura promptly (and in any event within such 24-hour period) with the identity of such Person and a copy of such Alpha Acquisition Proposal or request (or, where such Alpha Acquisition Proposal or request is not in writing, a description of the material terms and conditions thereof). The Alpha Parties shall keep Contura reasonably informed in writing on a current basis (and in any event no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Alpha Acquisition Proposal or request (including the material terms and conditions thereof and of any material modification thereto). The Alpha Parties shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person that would restrict the Alpha Parties’ ability to provide such information to Contura.
(d)    Notwithstanding anything in Section 5.03(a) to the contrary, if either of the Alpha Parties receives a written, bona fide Alpha Acquisition Proposal that did not result from a breach of Section 5.03(a), and the Holdings Board and the ANR Board conclude in good faith after consultation with outside counsel and financial advisors, after giving effect to all of the adjustments to the terms of this Agreement proposed in writing by Contura in response to such Alpha Acquisition

Proposal, that (i) such Alpha Acquisition Proposal constitutes an Alpha Superior Proposal and (ii) the failure to take the actions below would be reasonably likely to be inconsistent with their fiduciary duties under applicable Law, each Alpha Party, the Holdings Board and the ANR Board may (and may resolve or agree to), at any time prior to obtaining the Alpha Stockholder Approvals, effect a Change of Alpha Board Recommendation; provided, however, that neither the Holdings Board nor ANR Board may effect such a Change of Alpha Board Recommendation under this Section 5.03(d) unless (A) the Alpha Parties shall have provided prior written notice to Contura, at least four Business Days in advance (the “Alpha Notice Period”), of its intention to take such action with respect to such Alpha Superior Proposal, which notice shall specify the material terms and conditions of any such Alpha Superior Proposal (including the identity of the party making such Alpha Superior Proposal), (B) prior to taking such action, at the request of Contura, the Alpha Parties shall, and shall direct their respective financial and legal advisors to, during such Alpha Notice Period, negotiate in good faith any adjustments in the terms and conditions of this Agreement proposed in writing by Contura during such Alpha Notice Period, and (C) following any negotiation described in the immediately preceding clause (B), such Alpha Acquisition Proposal continues to constitute an Alpha Superior Proposal. In the event of any revisions to the terms of an Alpha Superior Proposal that are material to such Alpha Superior Proposal after the start of the Alpha Notice Period, the Alpha Parties shall be required to deliver a new written notice to Contura satisfying the requirements of clause (A) of the preceding sentence and to comply with the requirements of this Section 5.03(d) with respect to such new written notice, and the Alpha Notice Period shall be deemed to have re-commenced on the date of such new notice; provided, however, that such additional Alpha Notice Period shall expire at the later of (x) the Alpha Notice Period and (y) the end of the second Business Day following the date on which the Alpha Parties deliver such new written notice.
(e)    Notwithstanding anything in Section 5.03(a) to the contrary, at any time prior to obtaining the Alpha Stockholder Approvals, the Holdings Board and the ANR Board may effect a Change of Alpha Board Recommendation, if the Holdings Board and the ANR Board (i) determine in good faith, after consultation with outside counsel, that based on a material event or change in circumstances that was not known, or if known, the consequences of which were not known or reasonably foreseeable, by the Alpha Parties as of the date hereof, the failure to make such Change of Alpha Board Recommendation would reasonably be expected to be inconsistent with their fiduciary duties under applicable Law, and (ii) determine in good faith that the reasons for making such Change of Alpha Board Recommendation are independent of any pending Alpha Acquisition Proposal; provided, however, that the Holdings Board and the ANR Board may not effect such a Change of Alpha Board Recommendation pursuant to this Section 5.03(e) (A) as a result of any Excluded Intervening Event and (B) unless (x) the Alpha Parties shall have provided prior written notice to Contura, at least four Business Days in advance, of its intention to make such Change of Alpha Board Recommendation, which notice shall specify the material facts and information constituting the basis for such contemplated determination, and (y) prior to taking such action, at the request of Contura, the Alpha Parties shall, and shall direct their respective financial and legal advisors to, during such four Business Day period, negotiate in good faith any adjustments in the terms and conditions of this Agreement proposed in writing by Contura during such four Business Day period which would allow each of the Holdings Board and the ANR Board not to make such Change of Alpha Board Recommendation consistent with its fiduciary duties.
(f)    The Alpha Parties agree that any violations of the restrictions set forth in this Section 5.03 by any of their or their Subsidiaries’ Representatives, including any violation by a Representative of a direction given to a Representative pursuant to the first sentence of Section 5.03(a) shall be deemed to be a breach of this Agreement (including this Section 5.03) by the Alpha Parties.
(g)    Nothing contained in this Section 5.03 shall prohibit the Holdings Board or the ANR Board from (x) taking and disclosing to the stockholders of the Alpha Parties a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer, in each case, to the extent legally required) or (y) making any disclosure to the Alpha Parties’ respective stockholders if in the good faith judgment of the Holdings Board and the ANR Board, after consultation with outside counsel, failure to make such disclosure would be reasonably likely to be inconsistent with their fiduciary duties under applicable Law or that such disclosure is otherwise required by Law; provided that any such disclosure that has the substantive effect of withdrawing or adversely modifying the Alpha Board Recommendations shall be deemed to be a Change of Alpha Board Recommendation for purposes of Section 7.01(g); provided further that the issuance by the Alpha Parties, the Holdings Board or the ANR Board of a “stop, look and listen” communication (or any similar communication) as contemplated by Rule 14d-9(f) promulgated under the Exchange Act in which the Alpha Parties have not indicated that the Holdings Board and the ANR Board has changed the Alpha Board Recommendations shall not constitute a Change of Alpha Board Recommendation.

(h)    For purposes of this Agreement, (i) “Alpha Acquisition Proposal” means any inquiry, offer or proposal made by a Person or group (other than Contura or any of its Affiliates) at any time after the date hereof relating to a transaction or potential transaction which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the assets or businesses of, either of the Alpha Parties and its Subsidiaries, or at least 20% of the equity or any class of equity of either of the Alpha Parties or any of its Subsidiaries, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or other transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Mergers, and (ii) “Alpha Superior Proposal” means any bona fide Alpha Acquisition Proposal (except the references in the definition thereof to “20%” shall be replaced by “more than 50%”) made in writing after the date hereof that the Holdings Board and the ANR Board have determined in good faith (after consultation with the Alpha Parties’ financial advisors and outside counsel) is more favorable from a financial point of view to the holders of Alpha Capital Stock than the Mergers, taking into account all of the terms and conditions of such Alpha Acquisition Proposal, including all legal, financial, regulatory, likelihood and timing of consummation and other aspects of such Alpha Acquisition Proposal as the Holdings Board and the ANR Board deem relevant.
Section 5.04.    Preparation of SEC Documents; Listing. (a) As promptly as reasonably practicable following the date of this Agreement, Contura and the Alpha Parties shall prepare and Contura shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included; provided that the parties acknowledge that their goal is to file the Form S-4 within 30 Business Days after the date of this Agreement and that if they do not file the Form S-4 within such period, the appropriate senior executive officers of Contura and the Alpha Parties shall discuss the reasons for the failure to meet such goal. Each of the Alpha Parties and Contura shall obtain and furnish the information concerning itself and its Affiliates as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. Each of the Alpha Parties and Contura shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and (B) keep the Form S-4 effective for so long as necessary to complete the Mergers. The Alpha Parties shall cause the Joint Proxy Statement to be mailed to the Alpha Parties’ stockholders, as applicable, as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, and in any event, not less than 20 days prior to the date of the Alpha Special Meetings. The Joint Proxy Statement shall notify the stockholders of the Alpha Parties of the availability of appraisal rights in connection with the transactions contemplated by this Agreement in accordance with Section 262 of the DGCL. Contura shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance and reservation of shares of Contura Common Stock in the Mergers, and the Alpha Parties shall furnish all information concerning the Alpha Parties and the holders of Alpha Capital Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Contura or the Alpha Parties, as applicable, without the other’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other the opportunity to review and comment thereon. Contura will advise ANR promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order (in which case, Contura will use reasonable best efforts to obtain the withdrawal of such order as soon as reasonably possible), the suspension of the qualification of the Contura Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide ANR with copies of any written communication from the SEC or any state securities commission. Contura and the Alpha Parties shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Form S-4 as promptly as reasonably practicable after receipt thereof. If at any time prior to the Closing any information relating to Contura or the Alpha Parties, or any of their respective Affiliates, officers or directors, should be discovered by Contura or any Alpha Party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the respective stockholders of the Alpha Parties.
(b)    Contura shall use reasonable best efforts to (i) cause the shares of Contura Common Stock to be issued in connection with the Mergers to be approved for listing on the NYSE or NASDAQ, subject to official notice of issuance, prior to the Closing, and, in connection therewith to be registered under Section 12(b) of the Exchange Act and (ii) to arrange for at least one market maker to register with the Financial Industry Regulatory Authority, Inc. as such with respect to the Contura Common Stock.
Section 5.05.    Stockholder Approvals. (a) Each Alpha Party shall, in accordance with applicable Law, the Holdings Certificate of Incorporation, the Holdings Bylaws, the ANR Certificate of Incorporation and the ANR Bylaws, call a meeting of its stockholders (in the case of Holdings, the “Holdings Special Meeting”, in the case of ANR, the “ANR Special Meeting” and together, the “Alpha Special Meetings”) to be held as promptly as reasonably practicable after the Form S-4 becomes effective, subject to compliance with applicable Law and provided that the Holdings Special Meeting shall be held prior to the ANR Special Meeting, for the purpose of obtaining the Alpha Stockholder Approvals in connection with this Agreement and the Mergers, and shall use its commercially reasonable efforts to cause each such meeting to occur as promptly as reasonably practicable after the Form S-4 becomes effective, subject to compliance with applicable Law and provided that the Holdings Special Meeting shall be held immediately prior to the ANR Special Meeting. Subject to Sections 5.03(d) and 5.03(e), the Joint Proxy Statement shall include the recommendation of the Holdings Board and the ANR Board that the Alpha Parties’ stockholders adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement with respect to the Holdings Merger and the ANR Merger, as applicable. Unless this Agreement is validly terminated by the Alpha Parties or Contura in accordance with its terms pursuant to Article 7 and subject to Sections 5.03(d) and 5.03(e), each Alpha Party shall use its commercially reasonable efforts to obtain from its stockholders the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement with respect to the Holdings Merger and the ANR Merger, as applicable, as required to consummate the Mergers, including by soliciting proxies in favor of such adoption and taking all other reasonable actions necessary or advisable to secure the vote of the holders of Alpha Capital Stock required by applicable Law to obtain such adoption. Holdings will not sell, transfer or assign, or allow any Lien to exist with respect to, its shares of Class C-2 Common Stock, and shall cause its shares of Class C-2 Common Stock to be counted as present at the ANR Special Meeting for purposes of calculating a quorum and, if the “agreement of merger” contained in this Agreement with respect to the Holdings Merger is adopted at the Holdings Special Meeting by the holders of Holdings Common Stock required by applicable Law to obtain such adoption, shall vote all such shares of Class C-2 Common Stock in favor of the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement with respect to the ANR Merger as required to consummate the ANR Merger. Unless this Agreement is validly terminated by the Alpha Parties or Contura in accordance with its terms pursuant to Article 7 prior to the date of the Alpha Special Meetings, each Alpha Party shall submit the “agreement of merger” (as such term is used in Section 251 of the DGCL) with respect to the Holdings Merger and the ANR Merger, as applicable, contained in this Agreement to its stockholders for adoption at the Alpha Special Meetings even if the Holdings Board and/or the ANR Board shall have effected a Change of Alpha Board Recommendation.
(b)    The Alpha Parties shall coordinate to cause the Holdings Special Meeting and the ANR Special Meeting to occur on the same date and during substantially the same time period. If, on the date of the Alpha Special Meetings, either Alpha Party has not received proxies representing a sufficient number of shares of Alpha Capital Stock to obtain the Alpha Stockholder Approvals, each Alpha Party shall at its election or upon written request of Contura adjourn the applicable Alpha Special Meeting until such date as shall be mutually agreed upon by the Alpha Parties and Contura, which date shall not be less than five days nor more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Alpha Stockholder Approvals. No Alpha Party may adjourn its Alpha Special Meeting except in accordance with this Section 5.05(b) and shall not adjourn its Alpha Special Meeting more than one time pursuant to this Section 5.05(b) unless mutually agreed by the Alpha Parties and Contura.
(c)    No later than (i) the third Business Day following the date of this Agreement, Contura shall deliver to the Alpha Parties a written certificate signed on behalf of Contura by its Chief Executive Officer or Chief Financial Officer certifying whether the Contura Charter Amendment has been approved by the beneficial owners of a majority of the outstanding shares of Contura Common Stock and (ii) the twentieth Business Day following the date of this Agreement, Contura shall deliver to the Alpha Parties a written certificate signed on behalf of Contura by its Chief Executive Officer or Chief Financial Officer certifying whether the Contura Charter Amendment has been approved by the record holders of a majority of the outstanding shares of Contura Common Stock.
Section 5.06.    Access to Information. (a) Subject to the Confidentiality Agreement and the restrictions imposed by the HSR Act and applicable Law, from and after the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Alpha Parties and Contura will (i) give the other party and its respective Representatives (and their counsel and advisors) reasonable access (during regular business hours upon reasonable notice), consistent with applicable Law, to all employees, offices and other facilities and to all books, Contracts, commitments and records of it and its Subsidiaries and cause it and its Subsidiaries’ respective Representatives to provide access to its work papers and such other information as the other party may reasonably request (subject, in the case of work papers, to the execution of customary documentation reasonably requested by auditors), and (ii) permit the other party to make such inspections of Alpha Real Property or Contura Real Property, as applicable, as the other party may reasonably require (provided that no Phase II environmental investigations or similar testing of ground soil shall be permitted to be conducted), and (iii) cause its officers and those of its Subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business, properties and personnel of it and its Subsidiaries as the other party may from time to time reasonably request. Notwithstanding the foregoing, any such access shall be in such a manner as not to interfere unreasonably with the business or operations of the other parties or their respective Subsidiaries. Without the prior written consent of the other parties (which in the case of the following clause (i) shall not be unreasonably withheld conditioned or delayed), no party shall (i) visit or enter any properties of such other parties outside of the ordinary course of business or (ii) conduct any Phase I or Phase II examinations or any other invasive environmental testing at the properties of such other parties.
(b)    Information obtained by a party pursuant to Section 5.06(a) shall be subject to the provisions of the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
(c)    Nothing in this Section 5.06 shall require a party to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would (i) waive or jeopardize the attorney-client privilege of such party or its Subsidiaries or violate any of their respective contractual obligations to any third party (provided that each such party shall use its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure), or (ii) result in a violation of applicable Law, including the HSR Act. No investigation pursuant to this Section 5.06 or otherwise shall affect the representations, warranties, or covenants in this Agreement or any of the remedies or conditions to the obligations of the parties hereto.
Section 5.07.    Commercially Reasonable Efforts; Consents and Governmental Approvals.
(a)    Subject to the terms and conditions of this Agreement (including the last two sentences of this Section 5.07(a) and Section 5.07(b)), each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Mergers. Without limiting the foregoing, but subject to the last two sentences of this Section 5.07(a), each of the Alpha Parties and Contura agrees to use its commercially reasonable efforts to, in the most expeditious manner practicable, (i) obtain all waivers, consents and approvals from parties to Contracts to which any Alpha Party or any of their respective Subsidiaries is a party (in which case the Alpha Parties shall be primarily responsible for obtaining such waivers, consents and approvals), or to which Contura or any of its Subsidiaries is a party (in which case Contura shall be primarily responsible for obtaining such waivers, consents and approvals), as applicable, which are required in connection with the consummation of the transactions contemplated hereby and (ii) obtain all consents, approvals, permits and authorizations that are required to be obtained under any federal, state, local or foreign Law in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, Contura need not agree to (including by consent under the next sentence) or make any concessions or undertakings (including agreements to divest or hold separate assets or limit lines of business) if such agreements, concessions or undertakings either (x) would have a material and adverse effect on the benefits Contura reasonably expects to be derived from the combination of Contura and the Alpha Parties through the Mergers or materially limit the conduct of business by Contura or its Subsidiaries (including Holdings and ANR and their respective Subsidiaries) following the Closing, or (y) are not required to permit the consummation of the Merger without material delay (such agreements, concessions or undertakings, “Materially Burdensome Conditions”). The Alpha Parties shall not, without the prior written consent of Contura, agree to or make any payments (other than customary filing fees) or any concessions or undertakings (including with respect to any Materially Burdensome Conditions) in connection with the matters referenced in this Section 5.07.
(b)    Each Alpha Party and Contura agrees (i) as promptly as reasonably practicable following the date of this Agreement, to file all Notification and Report Forms required under the HSR Act with respect to the transactions contemplated hereby, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iii) to use its commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable consistent with, and subject to, the other provisions of this Section 5.07 (including the last two sentences of Section 5.07(a)), to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as reasonably practicable, including by requesting early termination thereof. Each Alpha Party and Contura shall, in connection with the efforts referenced in Section 5.07(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use all commercially reasonable efforts to (A) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (B) keep the other parties reasonably informed of any communication received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (C) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. Each of the Alpha Parties and Contura may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under Section 5.06 or this Section 5.07(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel (or previously agreed outside consultant) of the recipient and shall not be disclosed by such outside antitrust counsel (or such outside consultant) to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. Notwithstanding anything to the contrary contained in this Agreement, in the event that Contura or its Subsidiaries enters into an agreement committing to, or consummates, a transaction pursuant to which one or more third parties acquires or agrees to acquire beneficial ownership of at least 50% of the assets or businesses of Contura and its Subsidiaries, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or other transaction, including any single or multi-step transaction or series of related transactions (such transaction, a “Contura Sale Transaction”), then Contura and its Subsidiaries shall, notwithstanding the last two sentences of Section 5.07(a) and any other contrary provisions in this Agreement, be required to use reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable, to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as reasonably practicable, including by (i) agreeing to and performing any Materially Burdensome Conditions that may be required to obtain the expiration or termination of the applicable waiting periods under the HSR Act and (ii) taking any and all reasonable actions to (x) contest and defend any claim, cause of action, or proceeding instituted or threatened that challenges the Mergers as violating any Antitrust Law to avoid entry of, or (y) have vacated, lifted, reversed, repealed, rescinded, or terminated, any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) entered, enforced, or attempted to be entered or enforced, by any Governmental Entity that would prohibit, prevent or restrict consummation of the Mergers. Nothing in Section 5.02 (other than Section 5.02(q)) or this Section 5.07 will prevent Contura or any of its Subsidiaries from entering into an agreement committing to a Contura Sale Transaction.
(c)    Without limiting any of the other restrictions set forth in this Agreement (including Section 5.01(c) and Section 5.02(c)), no party hereto shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets or enter into any other transaction if the entering into of a definitive agreement relating to or the consummation of such acquisition or other transaction would be reasonably likely to materially delay the consummation of the transactions contemplated hereby or increase the risk of not obtaining any applicable clearance, approval or waiver from a Governmental Entity charged with the enforcement of any Antitrust Law with respect to the transactions contemplated hereby.
Section 5.08.    Indemnification and Insurance. (a) For a period of at least six years following the Closing, Contura shall maintain in effect provisions in the Holdings Certificate of Incorporation, Holdings Bylaws, ANR Certificate of Incorporation and ANR Bylaws, or, in the event that the Forward Mergers are consummated, the comparable organizational documents of the limited liability companies that survive such Forward Mergers, related to exculpation and indemnification of the (as of or prior to the Closing) former directors, officers and employees of the Alpha Parties that are no less favorable than those which are currently provided in the Holdings Certificate of Incorporation, Holdings Bylaws, ANR Certificate of Incorporation and ANR Bylaws, which provisions shall not be amended, repealed or otherwise modified during such six year period in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable Law.
(b)    From and after the Closing, the Surviving Corporations shall, and Contura shall cause the Surviving Corporations to, indemnify and hold harmless each (as of or prior to the Closing) officer and director of the Alpha Parties and of any Subsidiary of the Alpha Parties (as applicable with respect to the relevant Surviving Corporation) (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of an Alpha Party or any of its Subsidiaries (as applicable with respect to the relevant Surviving Corporation), or of another entity if such service was at the request of an Alpha Party, whether asserted or claimed prior to, at or after the Closing, to the fullest extent such Surviving Corporation is permitted to do so under applicable Law and its certificate of incorporation and bylaws as at the date hereof. In the event of any such proceeding, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of the proceeding from the applicable Surviving Corporation to the same extent such Persons have the right to advancement of expenses from the applicable Alpha Party as of the date of this Agreement pursuant to the Holdings Certificate of Incorporation, Holdings Bylaws, ANR Certificate of Incorporation and ANR Bylaws, as applicable (provided that any Person to whom expenses are advanced shall have provided an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).
(c)    The Alpha Parties shall purchase prior to the Closing, and, for a period of six years following the Closing, Contura shall maintain, a fully pre-paid six-year tail policy to the current directors’ and officers’ liability insurance policies maintained on the date of this Agreement by the Alpha Parties for an aggregate cost of no more than 300% of the total annual premiums currently paid by the Alpha Parties for such insurance (exclusive of any premium refund on existing coverage for the Alpha Parties), which tail policy will cover a period from the Closing through and including the date that is six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Closing, and which tail policy shall contain the same coverage and amount as, and contain terms and conditions that are equivalent to the coverage currently provided by the existing policies of the Alpha Parties (complete and accurate copies of which shall have been made available to Contura before such purchase); provided that if the cost of such tail policy would exceed 300% of the total annual premiums currently paid by the Alpha Parties for such insurance, the Alpha Parties shall obtain a tail policy with the greatest coverage available for a cost not to exceed such amount.
(d)    In the event that a Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Contura shall cause proper provision to be made so that the successors and assigns of such Surviving Corporation shall expressly assume the applicable obligations set forth in this Section 5.08.
(e)    The provisions of this Section 5.08 (i) shall survive the consummation of the Mergers and, from and after (but not before) the Closing, is intended to benefit, and shall be enforceable by, each Indemnified Party and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, under applicable Law or otherwise.
Section 5.09.    Employee Matters. (a) Contura shall, for the period commencing at the Closing and ending on December 31, 2019, provide, or cause to be provided, to each employee of ANR or its Subsidiaries as of the First Effective Time, other than individuals covered by a collective bargaining agreement (the “Current Employees”), for so long as such Current Employee remains employed by Contura or one of its Subsidiaries, compensation opportunities and employee benefits (but excluding equity compensation, change in control, transaction, deal or retention bonuses or payments, defined benefit pension benefits and any compensation or benefits provided pursuant to a collective bargaining agreement or defined benefit plan) that are substantially comparable, in the aggregate, to either, in Contura’s sole discretion, (i) the compensation opportunities and employee benefits provided by ANR or its Subsidiaries, as applicable, immediately prior to the Closing or (ii) the compensation opportunities and employee benefits provided by Contura to similarly-situated Contura employees. In addition, Contura shall, and shall cause its Subsidiaries to, honor any obligations of ANR or its Subsidiaries under (i) any retention or employment agreements in existence on the date hereof to which any Current Employee is a party and which are listed on Section 5.09(a) of the Alpha Disclosure Schedule or (ii) the KESP, as in effect on the date hereof. Nothing in this Section 5.09 shall interfere with Contura’s right or obligation to make such changes as are necessary to conform with applicable Law or prevent the amendment or termination of any ANR Plan (to the extent amendment or termination is permitted by such ANR Plan). Nothing in this Section 5.09 shall limit the right of Contura or any of its Subsidiaries to terminate the employment of any Current Employee at any time.
(b)    Contura shall cause service rendered by Current Employees of ANR and its Subsidiaries (and any predecessor thereto) prior to the Closing to be given full credit under any compensation or benefit plan Contura or any of its Subsidiaries for purposes of eligibility, vesting and benefit accrual (but not for benefit accrual under any defined benefit or post-employment or retiree welfare benefits) under employee benefit plans of Contura and its Subsidiaries, except where such credit would not be afforded under the applicable ANR Plans and except as would result in a duplication of benefits. For the avoidance of doubt, nothing in this Section 5.09(b) shall limit the right of Contura or any of its Subsidiaries to terminate existing ANR Plans or adopt new employee benefit plans. Contura shall use commercially reasonable efforts to (i) ensure that no Current Employee shall be subject to any pre-existing condition limitation under any health plan of Contura or its Subsidiaries for any condition for which he or she would have been entitled to coverage under the corresponding ANR Plan in which he or she participated prior to the Closing and (ii) give effect to, for the fiscal year in which the Closing occurs, in determining any deductible, co-pays and maximum out-of-pocket limitations, claims incurred and amounts paid by, and amounts reimbursed to, Current Employees prior to the Closing.
(c)    Notwithstanding anything to the contrary in the ANR, Inc. Key Employee Separation Plan, as amended (the “KESP”) (including with respect to Code Section 280G and Net After Tax Benefits (as therein defined)), Contura shall, together with the first lump sum payment payable in respect of the separation from service of any disqualified individual (within the meaning of Code Section 280G) eligible to receive benefits under the KESP, make an additional cash payment to each such disqualified individual (within the meaning of Code Section 280G) in respect of Taxes due under Code Section 4999 equal in amount to the lesser of (i) the amount set forth with respect to such individual on Section 5.09(c) of the Disclosure Schedule (which amounts shall not exceed $2,500,000 in the aggregate for all such disqualified individuals) and (ii) the actual Code Section 4999 excise tax gross-up amount owed to such disqualified individual calculated by ANR’s independent auditor at the time of such separation from service in accordance with the methodology set forth in Section 5.09(c) of the Alpha Disclosure Schedule, which calculation must be reasonably acceptable to Contura.
(d)    This Section 5.09 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.09, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.09 or is intended to be an amendment to any ANR Plan or Contura Plan.
(e)    Contura and the Alpha Parties hereby agree that the occurrence of the Closing shall constitute a “change in control” for purposes of the ANR Plans set forth in Section 5.09(e) of the Alpha Disclosure Schedule.
Section 5.10.    Takeover Laws. (a) Each Alpha Party, the Holdings Board and the ANR Board, as applicable, shall, upon the request of Contura, grant all such approvals and take all other necessary steps within their control to exclude the Mergers and any other transaction contemplated hereby from the applicability of any Takeover Laws.
(b)    Contura and the Contura Board shall, upon the request of ANR, grant all such approvals and take all other necessary steps within their control to exclude the Mergers and any other transaction contemplated hereby from the applicability of any Takeover Laws.
Section 5.11.    Notification of Certain Matters. (a) Each Alpha Party shall give prompt notice to Contura of any breach of this Agreement by such Alpha Party, and Contura shall give prompt notice to ANR of any breach of this Agreement by Contura, in each case upon obtaining knowledge of such breach if such breach, individually or in the aggregate with any other breaches, would make the timely satisfaction of any of the conditions set forth in Sections 6.01, 6.02 and 6.03 impossible or unlikely. The delivery of any notice pursuant to this Section 5.11 shall not cure any breach of any representation or warranty requiring disclosure of such matter or otherwise limit or otherwise affect the remedies available hereunder to any party receiving such notice. This Section 5.11 shall not constitute an obligation, covenant or agreement for purposes of Section 6.02(b), 6.03(b), 7.01(e) or 7.01(f).

(b)    Each Alpha Party and Contura shall use its reasonable best efforts to keep the other informed, on a current basis, of any events, discussions, notices or changes with respect to any material Proceeding or investigation involving any Alpha Party or any of their respective Subsidiaries or Contura or any of its Subsidiaries.
Section 5.12.    Financing Assistance. (a) Although the parties acknowledge and agree that the obtaining of financing by Contura and its Subsidiaries is not a condition to Closing, prior to the Closing, each Alpha Party shall use its commercially reasonable efforts to, and shall cause its Subsidiaries and their respective Representatives to use their commercially reasonable efforts to, assist Contura in connection with the arrangement of any refinancing or replacement of any existing, or the arrangement of any new, facility for Indebtedness of Contura or its Subsidiaries or any Alpha Party or their respective Subsidiaries, including up to $100 million of incremental financing, to be consummated prior to or contemporaneously with the Closing in connection with the transactions contemplated by this Agreement.
(b)    Without limiting the generality of the foregoing, each Alpha Party shall, and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause their respective Representatives to (i) enter into customary agreements, including underwriting and purchase agreements, in connection with any debt financing or refinancing contemplated by Section 5.12(a), (ii) participate in meetings, due diligence sessions and road shows, (iii) assist in preparing offering memoranda, rating agency presentations, private placement memoranda, prospectuses and similar documents, (iv) facilitate the pledging of, and perfection of, security interests in in the assets and equity of the Alpha Parties and their Subsidiaries effective no earlier than Closing; provided that the delivery of any original stock certificates and other certificated securities shall be delivered in escrow pending release at the Closing, (v) furnish to Contura and its financing or refinancing sources as promptly as possible the financial information reasonably required by Contura’s financing sources, (vi) update any financial statements delivered pursuant to clause (v) hereof as may be necessary so that such financial information does not contain any untrue statement of a material fact with respect to the business of the Alpha Parties and their Subsidiaries or omit to state any material fact with respect to the business of the Alpha Parties and their Subsidiaries necessary to make the statements not misleading in any material respect (after giving effect to all supplements and updates thereto from time to time) in light of the circumstances in which they were made, (vii) provide upon the reasonable request of Contura and/or its financing or refinancing sources such information reasonably deemed necessary to prepare a confidential information memorandum and other customary syndication materials reasonably required, including business projections and financial statements, (viii) cooperate to facilitate the due diligence efforts of Contura’s financing sources to the extent customary and reasonable and not unreasonably interfering with the business of the Alpha Parties and their Subsidiaries, (ix) facilitate the release of any Lien on the assets and the interests and the termination of all guarantees (if any) in connection therewith subject to the occurrence of the Closing, (x) provide at least four Business Days) prior to Closing all documentation and other information as is required by applicable “know your customer” anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested by Contura in writing prior to Closing, (xi) use reasonable best efforts to obtain comfort letters of accountants, legal opinions and to provide consents for use of such independent auditors’ reports and (xii) otherwise make available documents and information relating to the Alpha Parties and their Subsidiaries, in each case, as may be reasonably requested by Contura.
(c)    Notwithstanding anything to the contrary in this Section 5.12, no Alpha Party or director, officer or employee of any of the foregoing, shall be required in connection with the matters contemplated by this Section 5.12 to (i) pay any commitment or other similar fee not reimbursed by Contura, (ii) incur any liability of any kind (or cause their Representatives to incur any liability of any kind) prior to the Closing, (iii) enter into any agreement or commitment in connection with any financing which would be effective prior to the Closing or provide any certification or opinion of any Alpha Party or its Subsidiaries which would be effective prior to the Closing, (iv) provide any certificate, comfort letter or opinion of any of its Representatives (other than any officers certificate under which no personal liability of any officer is incurred), or (v) take any action that would (A) unreasonably interfere with the normal operations of the Alpha Parties and their respective Subsidiaries, (B) cause any director, officer or employee of any Alpha Party or its Subsidiaries to incur any personal liability, (C) conflict with the organizational documents of any Alpha Party or any of its Subsidiaries or (D) result a violation or breach of, or a default under, any Contract to which any Alpha Party or any of its Subsidiaries is a party as of the date hereof.
Section 5.13.    Press Releases. Following the execution of this Agreement, the Alpha Parties and Contura shall issue an initial joint press release agreed upon by the Alpha Parties and Contura. Thereafter, unless and until a Change of Alpha Board Recommendation has occurred and except as otherwise required by Law (including the rules or regulations of any applicable regulatory or governmental body to which the relevant party is subject or submits, wherever situated), each of

Contura and the Alpha Parties agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by (i) any Alpha Party or any of their respective Subsidiaries without first providing a meaningful opportunity to Contura to review and comment upon such release or announcement and giving due consideration to all reasonable additions, deletions or changes suggested thereto or (ii) Contura or any of its Subsidiaries without first providing a meaningful opportunity to the Alpha Parties to review and comment upon such release or announcement and giving due consideration to all reasonable additions, deletions or changes suggested thereto. Following the execution of this Agreement, if and to the extent any party makes any written communication to its employees that would be required to be filed with the SEC with respect to the Mergers or any other broadly disseminated written communication to employees with respect to the Mergers, such disclosing party shall, prior to making such disclosure provide a meaningful opportunity to the non-disclosing parties to review and comment upon such communications and shall give due consideration to all reasonable additions, deletions or changes suggested thereto. Notwithstanding the foregoing, each Alpha Party and Contura may make any disclosures and announcements (i) which are consistent with prior public releases or announcements made in accordance with this Section 5.13 or (ii) in connection with any Proceeding in which the parties are adverse to each other. Nothing in this Section 5.13 shall limit any rights or remedies of any party under Section 5.03.
Section 5.14.    Stockholder Litigation. (a) Each Alpha Party shall give Contura the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder Proceeding against any Alpha Party or any of their respective directors or officers relating to the Mergers or any other transactions contemplated hereby; provided, however, that no settlement or compromise shall be agreed to by or on behalf of any Alpha Party or any of their respective Subsidiaries without Contura’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
(b)    Contura shall give the Alpha Parties the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder Proceeding against Contura or any of its directors or officers relating to the Mergers or any other transactions contemplated hereby; provided, however, that no settlement or compromise shall be agreed to by or on behalf of Contura or any of its Subsidiaries without ANR’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 5.15.    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Contura, directly or indirectly, the right to control or direct the Alpha Parties’ or their Subsidiaries’ operations prior to the Closing, and nothing contained in this Agreement shall give the Alpha Parties, directly or indirectly, the right to control or direct Contura’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of Contura and the Alpha Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.16.    Reserved.
Section 5.17.    Tax Matters.
(a)    It is intended that each of the Mergers shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Subject to the other provisions of this Agreement, each of the Alpha Parties and Contura shall use its reasonable best efforts (i) to cause the Holdings Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to which Holdings and Contura will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (ii) to cause the ANR Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to which Holdings, ANR and Contura will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (iii) not to, and not permit or cause any of their respective Subsidiaries or Affiliates to, take or cause to be taken any action reasonably likely to cause either of the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code.
(b)    Notwithstanding any other provision of this Agreement, Contura shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to the Mergers or this Agreement any such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Alpha Capital Stock or other Person in respect of which such deduction and withholding was made. Contura shall pay, or shall cause to be paid, all amounts so withheld to the appropriate Governmental Entity within the period required under applicable Law. The parties to this Agreement shall cooperate in obtaining, prior to Closing, available Tax Certificates from Persons who are expected to be Alpha Party Shareholders. As soon as practicable after the date of this Agreement, the Alpha Parties and Contura shall jointly engage Ernst & Young LLP to deliver the opinion referenced in the definition of “Alpha Company Certificate.” For the avoidance of doubt, information obtained by a party pursuant to this Section 5.17(b) shall be subject to the provisions of the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
(c)    Notwithstanding any other provision of this Agreement and without limiting the generality of Section 5.17(b), unless each of the Alpha Parties delivers an Alpha Company Certificate at least ten days prior to the Closing Date, Contura may require that, if an Alpha Party Shareholder does not deliver a Tax Certificate with respect to the Applicable Merger by the earlier of (x) the date the Alpha Party Shareholder delivers the letter of transmittal referred to in Section 2.01(b) and (y) the date that is fifteen days after the Closing, to the Exchange Agent (who shall be instructed by Contura to deliver such Tax Certificate to Contura promptly following receipt thereof), the Exchange Agent shall:
(i)    promptly sell, on behalf of such Alpha Party Shareholder, shares of Contura Common Stock that (subject to the other provisions of this Agreement) would otherwise be delivered to such Alpha Party Shareholder as consideration in such Applicable Merger in sufficient number to yield net proceeds equal to the sum of (A) the FIRPTA Withholding Tax with respect to such Alpha Party Shareholder and such Applicable Merger and (B) the amount of costs, expenses and fees incurred by the Exchange Agent in connection with selling such shares, which amount described in (B) shall be retained by the Exchange Agent to reimburse the Exchange Agent for such costs, expenses and fees;
(ii)    promptly deliver cash to Contura in an amount equal to the FIRPTA Withholding Tax with respect to such Alpha Party Shareholder and such Applicable Merger (which Contura shall promptly report and pay to the Internal Revenue Service as required by Treasury Regulations Section 1.1445-1); and
(iii)    promptly deliver (subject to the other provisions of this Agreement) the remaining shares of Contura Common Stock to such Alpha Party Shareholder.
(d)    For purposes of this Section 5.17:
(i)    “Alpha Company Certificate” shall mean a certification, signed under penalties of perjury by an officer of the applicable Alpha Party, dated not more than 30 days prior to the Closing Date, and delivered to Contura at least ten days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and confirms that Holdings Common Stock and Class C-1 Common Stock, as applicable, is not a “United States real property interest” within the meaning of Section 897(c) of the Code, provided that such certification must be supported by a should level opinion of Ernst & Young LLP (or another firm reasonably satisfactory to Contura) reasonably satisfactory to Contura and a copy of the notice to be sent to the Internal Revenue Service as required by Treasury Regulation Sections 1.897-2(h).
(ii)    “Alpha Party Shareholder” shall mean, as applicable, the beneficial owner of Holdings Common Stock at the First Effective Time or the beneficial owner of Class C-1 Common Stock at the Second Effective Time.
(iii)    “Applicable Contura Share Price” shall mean the closing price of a share of Contura Common Stock on the day of Closing (as reasonably determined by Contura), provided, that if (i) the Closing occurs after the close of trading on the NYSE or NASDAQ, as applicable, on the Closing Date (as determined by Contura), then the Applicable Contura Share Price shall be the opening price of the shares of Contura Common Stock (as determined by Contura) on the first day following Closing on which the NYSE or NASDAQ, as applicable, is open, and (ii) if Contura reasonably determines that the Applicable Contura Share Price should be determined as of some other time, it shall be determined as of such other time.
(iv)    “Applicable Merger” shall mean the Holdings Merger or the ANR Merger, as applicable.

(v)    “FIRPTA Withholding Tax” with respect to any Alpha Party Shareholder and an Applicable Merger shall equal the product of (x) 15%, (y) the number of shares of Contura Common Stock such Alpha Party Shareholder is entitled to receive as consideration in such Applicable Merger, and (z) the Applicable Contura Share Price.
(vi)    “Tax Certificate” shall mean (1) a certification, signed under penalties of perjury by an Alpha Party Shareholder and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) and confirms that such Alpha Party Shareholder is not a “foreign person” as defined in Section 1445 of the Code, or (2) if such Alpha Party Shareholder does not deliver the certification described in the preceding clause (1) and holds more than 5% of the shares of Contura Common Stock immediately following the Applicable Merger, a “notification of a nonrecognition transaction” with respect to such merger, signed under penalties of perjury, that satisfies the requirements of Treasury Regulation Section 1.1445-2(d)(2)(iii) and describes the law and facts supporting the claim that recognition of gain or loss is not required with respect to the transfer by such Alpha Party Shareholder.
(e)    Prior to the Closing, the parties to this Agreement shall cooperate in good faith to address the impact of Section 1504(a)(3) of the Code following the closing of the Mergers, including (if Contura so elects) in seeking a waiver from the Internal Revenue Service under Section 1504(a)(3)(B) of the Code, provided that Contura shall not submit such request for a waiver to the Internal Revenue Service without the prior written consent of the Alpha Parties (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the consent of the Alpha Parties (1) shall not be required for communication by Contura or its advisors with the Internal Revenue Service on a “no names” basis and (2) may be withheld consistent with the preceding sentence if the Alpha Parties determine in their sole discretion that seeking the waiver is not advisable. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement, (i) at the election of Contura and with the consent of the Alpha Parties (such consent not to be unreasonably withheld, conditioned or delayed), immediately after the Holdings Merger and immediately before the ANR Merger, the Holdings Merger Surviving Corporation may be merged with and into a limited liability company that is treated as disregarded from Contura for U.S. Federal income tax purposes (the “Holdings Forward Merger”) and (ii) if Contura has elected to have the Holdings Forward Merger occur, at the election of Contura and with the consent of the Alpha Parties (such consent not to be unreasonably withheld, conditioned or delayed), immediately after the Holdings Forward Merger and the ANR Merger, the ANR Merger Surviving Corporation may be merged with and into a limited liability company that is treated as disregarded from Contura for U.S. Federal income tax purposes (the “ANR Forward Merger” and collectively with the Holdings Forward Merger, the “Forward Mergers”), in each case, so long as Contura has received, at least three days prior to the Closing, a “should” level of opinion from Davis Polk & Wardwell LLP (or other nationally recognized firm reasonably acceptable to the Alpha Parties) (“Tax Counsel”) that, if to be effected, the Holdings Merger together with the Holdings Forward Merger, and, if to be effected, the ANR Merger together with the ANR Forward Merger, respectively, shall each constitute a reorganization within the meaning of Section 368(a) of the Code. If the Holdings Forward Merger is, or both Forward Mergers are, to be effected, each of the parties shall use its reasonable best efforts to deliver to Tax Counsel a Tax representation letter, dated as of the date of such opinion and signed by an officer, containing customary representations, warranties and covenants, and in form and substance reasonably satisfactory to such Tax Counsel, as is necessary, appropriate or customary to enable Tax Counsel to render the opinion(s) described in this Section 5.17(e).
(f)    In the event that both Forward Mergers are effected, notwithstanding any other provision of this Agreement, Contura may, unless each of the Alpha Parties delivers an Alpha Company Certificate at least ten days prior to the Closing Date, (i) delay the deposit with the Exchange Agent of the shares of Contura Common Stock that (subject to the other provisions of this Agreement) would otherwise be delivered to an Alpha Party Shareholder as consideration in an Applicable Merger until the earlier of (x) the time such Alpha Party Shareholder delivers to Contura a Tax Certificate and (y) 15 days after the closing of the Applicable Merger and (ii) if clause (y) applies with respect to any Alpha Party Shareholder, use commercially reasonable efforts to cause the Exchange Agent to take the actions specified in clauses (i), (ii), and (iii) of Section 5.17(c) with respect to such Alpha Party Shareholder, subject to Section 5.17(g).
(g)    In the event that, despite the use of commercially reasonable efforts by Contura to obtain the agreement of the Exchange Agent to sell shares of Contura Common Stock on behalf of Alpha Party Shareholders (as contemplated by Section 5.17(c) and Section 5.17(f)), the Exchange Agent does not so agree, Contura may, unless each of the Alpha Parties delivers an Alpha Company Certificate at least ten days prior to the Closing Date, (i) delay the deposit with the Exchange Agent of the shares of Contura Common Stock that (subject to the other provisions of this Agreement) would otherwise be delivered to an Alpha Party Shareholder as consideration in an Applicable Merger until the earlier of (x) the time such Alpha Party Shareholder delivers to Contura a Tax Certificate and (y) 15 days after the closing of an Applicable Merger and (ii) if clause (y) applies with respect to any Alpha Party Shareholder:
(i)    Contura shall promptly sell, on behalf of such Alpha Party Shareholder, shares of Contura Common Stock that (subject to the other provisions of this Agreement) would otherwise be delivered to such Alpha Party Shareholder as consideration in such Applicable Merger in sufficient number to yield net proceeds equal to the sum of (A) the FIRPTA Withholding Tax with respect to such Alpha Party Shareholder and such Applicable Merger and (B) the amount of costs, expenses and fees incurred by Contura, as applicable, in connection with selling such shares; which amount described in (B) shall be retained by Contura to reimburse it for such costs, expenses and fees;
(ii)    Contura shall promptly report and pay to the Internal Revenue Service as required by Treasury Regulations Section 1.1445-1; and
(iii)    Contura shall promptly deliver the remaining shares of Contura Common Stock to the Exchange Agent and the Exchange Agent shall (subject to the other provisions of this Agreement) deliver such shares to such Alpha Party Shareholder.
(h)    It is intended that, if either (i) the Holdings Forward Merger is effected, or (ii) both Forward Mergers are effected, the Holdings Merger together with the Holdings Forward Merger, and, if the ANR Forward Merger is effected, the ANR Merger together with ANR Forward Merger, shall each constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Subject to the other provisions of this Agreement, each of the Alpha Parties and Contura shall use its reasonable best efforts (i) to cause the Holdings Merger together with the Holdings Forward Merger, if effected, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to which Holdings and Contura will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (ii) to cause the ANR Merger together with the ANR Forward Merger, if effected, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with respect to which Holdings, ANR and Contura will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (iii) not to, and not permit or cause any of their respective Subsidiaries or Affiliates to, take or cause to be taken any action reasonably likely to cause either the Holdings Merger together with the Holdings Forward Merger, if effected, or the ANR Merger together with the ANR Forward Merger, if effected, to fail to qualify as a “reorganization” under Section 368(a) of the Code.
(i)    For the avoidance of doubt, the Forward Mergers shall be included amongst the transactions contemplated by this Agreement for all purposes hereunder (including, for the avoidance of doubt, for purposes of any representations and warranties of any party that address the consequences of the consummation of the transactions contemplated by this Agreement). The Holdings Forward Merger shall be deemed to occur simultaneously with the Holdings Merger, and the ANR Forward Merger shall be deemed to occur simultaneously with the ANR Merger, in each case for all purposes under the representations and warranties in Article 3 and Article 4. In addition, for all purposes under this Agreement, the entity that survives the Holdings Forward Merger shall thereafter be deemed to be the Holdings Merger Surviving Corporation and the entity that survives the ANR Forward Merger shall thereafter be deemed to be the ANR Merger Surviving Corporation.
(j)    Notwithstanding any other provision of this Agreement, Contura shall not be considered to violate (or be in breach of) any provision of this Agreement relating to the status of the Mergers contemplated by this Agreement as reorganizations within the meaning of Section 368 of the Code (including Section 4.11(j), Section 5.02, Section 5.17(a) and Section 5.17(h)) as a result of any action taken pursuant to the provisions of this Agreement relating to withholding.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGERS
Section 6.01.    Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the First Effective Time of the following conditions:

(a)    Stockholder Approvals. The Alpha Stockholder Approvals and the Contura Stockholder Approval shall have been obtained.
(b)    No Injunctions or Restraints; Illegality. No order, injunction, decree or other legal restraint issued by any Governmental Entity of competent jurisdiction or other Law, rule or legal restraint shall be in effect preventing, restraining or rendering illegal the consummation of any of the transactions contemplated by this Agreement. No Governmental Entity shall have commenced and not withdrawn any Proceeding seeking to enjoin, restrain or otherwise prohibit any of the transactions contemplated by this Agreement.
(c)    HSR Clearance. The waiting period under the HSR Act applicable to the Mergers shall have expired or early termination thereof shall have been granted without the imposition of a Materially Burdensome Condition.
(d)    Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.
Section 6.02.    Conditions to Obligations of Contura. The obligation of Contura to effect the Mergers is also subject to the satisfaction, or waiver by Contura, at or prior to the First Effective Time, of the following conditions:
(a)    Representations and Warranties of the Alpha Parties. (i) The representations and warranties of the Alpha Parties set forth in Sections 3.01(c), 3.03, 3.04, 3.06(b), 3.22, 3.23, 3.24 and 3.25 shall be true and correct in all respects, in each case, both as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be so true and correct on and as of such earlier date), (ii) the representations and warranties of the Alpha Parties set forth in Sections 3.02(a), 3.02(b), 3.02(c), and 3.02(d) shall be true and correct in all but de minimis respects, in each case, both as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be so true and correct on and as of such earlier date), and (iii) the other representations and warranties of the Alpha Parties set forth in Article 3 shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Alpha Material Adverse Effect,” “in all material respects,” “material” or similar terms) as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be so true and correct on and as of such earlier date) except, in the case of this clause (iii), where the changes, effects, events or occurrences that resulted in any failures to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, an Alpha Material Adverse Effect.
(b)    Performance of Obligations of the Alpha Parties. Each Alpha Party shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the First Effective Time.
(c)    Officers Certificate. Contura shall have received a certificate signed on behalf of each Alpha Party by its Chief Executive Officer or Chief Financial Officer certifying as to the matters set forth in Sections 6.02(a) and 6.02(b).
(d)    Appraisal Shares. The aggregate number of Appraisal Shares (excluding, for purposes of this Section 6.01(d), any Appraisal Shares held by any Person who also holds more than 1% of the shares of Contura Common Stock outstanding as of the date of the Alpha Special Meetings and excluding any Appraisal Shares for which a demand for appraisal has been withdrawn, abandoned or lost) shall not equal more than 10% of the aggregate number of shares of Holdings Common Stock and Class C-1 Common Stock issued and outstanding as of immediately prior to the First Effective Time.
(e)    Consents. All waivers, consents and approvals set forth under Section 6.02(e) of the Alpha Disclosure Schedule shall have been obtained, in each case in form and substance reasonably satisfactory Contura.
Section 6.03.    Conditions to Obligations of the Alpha Parties. The obligation of the Alpha Parties to effect the Mergers is also subject to the satisfaction or waiver by the Alpha Parties at or prior to the First Effective Time of the following conditions:

(a)    Representations and Warranties of Contura. (i) The representations and warranties of Contura set forth in Sections 4.03, 4.04, 4.06(b), 4.22, 4.23 and 4.24 shall be true and correct in all respects, in each case, both as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be so true and correct on and as of such earlier date), (ii) the representations and warranties of Contura set forth in Sections 4.02(a), 4.02(b) and 4.02(c) shall be true and correct in all but de minimis respects, in each case, both as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be so true and correct on and as of such earlier date), and (iii) the other representations and warranties of Contura set forth in Article 4 shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Contura Material Adverse Effect,” “in all material respects,” “material” or similar terms) as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be so true and correct on and as of such earlier date) except, in the case of this clause (iii), where the changes, effects, events or occurrences that resulted in any failures to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Contura Material Adverse Effect.
(b)    Performance of Obligations of Contura. Contura shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the First Effective Time.
(c)    Listing. The shares of Contura Common Stock to be issued upon consummation of the Mergers shall have been authorized for listing on the NYSE or NASDAQ, subject to official notice of issuance.
(d)    Officers Certificate. ANR shall have received a certificate signed on behalf of Contura by its Chief Executive Officer or Chief Financial Officer certifying as to the matters set forth in Sections 6.03(a) and 6.03(b).
(e)    Contura Charter Amendment. The Contura Stockholder Approval shall have been obtained and the Contura Charter Amendment shall have been filed with the Delaware Secretary of State and shall be effective.
ARTICLE 7
TERMINATION; AMENDMENT; WAIVER
Section 7.01.    Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time (notwithstanding that the Alpha Stockholder Approvals may have been obtained prior to the First Effective Time):
(a)    by mutual written consent of Contura and the Alpha Parties;
(b)    by either Contura, on the one hand, or by the Alpha Parties, on the other hand, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, or ruling shall have become final and non-appealable; provided that a party shall not have the right to terminate this Agreement pursuant to this Section 7.01(b) if such party has breached any of its obligations under Section 5.07 and such breach was the primary cause of, or primarily resulted in, the issuance of such order, decree or ruling;
(c)    by either Contura, on the one hand, or by the Alpha Parties, on the other hand, if the Mergers shall not have been consummated on or before the Outside Date; provided that the right to terminate pursuant to this Section 7.01(c) shall not be available to any party whose breach of this Agreement or failure to perform or comply in all material respects with the covenants and agreements of such Person set forth in this Agreement was the primary cause of, or primarily resulted in, the failure of the Closing to occur on or prior to the Outside Date;
(d)    by either Contura, on the one hand, or by the Alpha Parties, on the other hand, if an Alpha Special Meeting shall have been convened and a vote with respect to the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) with respect to the Holdings Merger or the ANR Merger, as applicable, contained in this Agreement shall have been taken thereat (or at any adjournment or postponement thereof) and the applicable Alpha

Stockholder Approval shall not have been obtained; provided that a party shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if such party has materially breached any of its obligations under Section 5.05;
(e)    by the Alpha Parties, if there shall have been a breach by Contura of any of its covenants, agreements, representations or warranties set forth in this Agreement which breach, either individually or in the aggregate, would result, if occurring or continuing at the First Effective Time, in the failure of the conditions set forth in Section 6.03(a) or 6.03(b), as the case may be, and which is not cured on or before the earlier of the Outside Date and the 30th day following written notice to Contura, or which by its nature cannot be cured within such time period; provided that the Alpha Parties shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if any Alpha Party is then in material breach of this Agreement;
(f)    by Contura, if there shall have been a breach by any Alpha Party of any of its covenants, agreements, representations or warranties set forth in this Agreement, which breach, either individually or in the aggregate, would result, if occurring or continuing at the First Effective Time, in the failure of the conditions set forth in Section 6.02(a) or 6.02(b), as the case may be, and which is not cured on or before the earlier of the Outside Date and the 30th day following written notice to ANR, or which by its nature cannot be cured within such time period; provided that Contura shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Contura is then in material breach of this Agreement;
(g)    by Contura, prior to obtaining the Alpha Stockholder Approvals, if (i) a Change of Alpha Board Recommendation shall have occurred, (ii) the Holdings Board and the ANR Board shall have failed to recommend against any publicly announced Alpha Acquisition Proposal and reaffirm the Alpha Board Recommendation, in each case, within ten Business Days following the public announcement of such Alpha Acquisition Proposal and in any event at least four Business Days prior to the Alpha Special Meetings, (iii) the Alpha Parties shall have failed to include the Alpha Board Recommendations in the Joint Proxy Statement distributed to their stockholders or (iv) either Alpha Party shall have failed to perform in any material respect any of its obligations under Section 5.03 or Section 5.05;
(h)    by the Alpha Parties at any time prior to the twenty fifth Business Day following the date of this Agreement, if the Contura Charter Amendment has not been approved by (i) the beneficial owners of a majority of the outstanding shares of Contura Common Stock within three Business Days after the execution and delivery of this Agreement or (ii) the record holders of a majority of the outstanding shares of Contura Common Stock within twenty Business Days after the execution and delivery of this Agreement;
(i)    by the Alpha Parties, if Contura enters into a binding agreement to consummate, or consummates, a Contura Sale Transaction; or
(j)    by the Alpha Parties, if (i) at any time following the Alpha Special Meetings and prior to the First Effective Time, the condition set forth in Section 6.02(d) shall not have been satisfied or irrevocably waived by Contura, and (ii) within five Business Days following written notice by the Alpha Parties to Contura that the Alpha Parties request the waiver of such condition, Contura shall not have irrevocably waived such condition in a written notice delivered to the Alpha Parties.
The party desiring to terminate this Agreement pursuant to any of clauses (b) through (j) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.
Section 7.02.    Effect of Termination. If this Agreement is terminated and the Mergers are abandoned pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of Section 5.06(b), this Section 7.02, Section 7.03, Section 7.04 and Section 7.05 and Article 8, which provisions shall survive such termination; provided, however, no such termination shall relieve or release any party from any liabilities or damages resulting from any Willful Breach occurring prior to the termination of this Agreement.
Section 7.03.    Fees and Expenses. (a) Whether or not the Mergers are consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(b)    If (i) at any time after the date of this Agreement an Alpha Acquisition Proposal shall have been made directly to the stockholders of any Alpha Party or otherwise become publicly known or any Person shall have publicly announced or made known an intention (whether or not conditional) to make an Alpha Acquisition Proposal, and, in each case, such Alpha Acquisition Proposal has not been publicly withdrawn at the time of the event giving rise to termination of this Agreement as described in clause (ii) below, and (ii) following the occurrence of an event described in the preceding clause (i), this Agreement is terminated by Contura or the Alpha Parties pursuant to Section 7.01(c) or Section 7.01(d) or by Contura pursuant to Section 7.01(f), and (iii) either (A) on or before the date that is twelve months after the date of such termination described in clause (ii) above, any Alpha Party consummates any Alpha Acquisition Proposal (whether or not the same Alpha Acquisition Proposal described in clause (i)) or (B) on or before the date that is twelve months after the date of such termination described in clause (ii) above, any Alpha Party enters into a definitive agreement in respect of any Alpha Acquisition Proposal (whether or not the same Alpha Acquisition Proposal described in clause (i)), then the Alpha Parties shall pay to Contura, the Termination Fee on the date of the event described in clause (iii)(A) or (iii)(B); provided that for purposes of only this Section 7.03(b), the term “Alpha Acquisition Proposal” shall have the meaning assigned to such term in Section 5.03(h), except that the references therein to “20%” shall be deemed to be references to “more than 50%.”
(c)    If Contura terminates this Agreement pursuant to Section 7.01(g) (or if this Agreement is terminated pursuant to Section 7.01(d) at a time when Contura could have terminated this Agreement pursuant to Section 7.01(g)), then the Alpha Parties shall pay to Contura, as promptly as reasonably practicable (and in any event within two Business Days) after such termination, the Termination Fee.
(d)    If this Agreement is terminated pursuant to Section 7.01(d), the Alpha Parties shall reimburse Contura and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after submission of documentation therefor, for 100% of their out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred or accrued in connection with or related to the transactions contemplated by this Agreement (the “Expense Reimbursement”), up to an aggregate maximum reimbursement of $9,000,000.
(e)    If this Agreement is terminated pursuant to (x) Section 7.01(b) and the applicable order, decree or ruling giving rise to such termination right is issued under or pursuant to any Antitrust Law, or (y) Section 7.01(c) and, in either case, at the time of such termination all of the conditions set forth in Section 6.01 (other than Section 6.01(b) (with respect to matters under Antitrust Laws) and Section 6.01(c)) and Section 6.02 (other than those conditions that by their nature are to be satisfied at the Closing but which conditions would be satisfied if the Closing Date were the date of termination) have been satisfied, then, Contura shall pay to the Alpha Parties, as promptly as reasonably practicable (and in any event within two Business Days) after such termination, the Reverse Termination Fee.
(f)    For purposes of this Agreement, “Termination Fee” means an amount in cash equal to $19,000,000. The Termination Fee shall be paid (when due and owing) by the Alpha Parties to Contura by wire transfer of immediately available funds to the account designated in writing by Contura.
(g)    For purposes of this Agreement, “Reverse Termination Fee” means an amount in cash equal to $19,000,000. The Reverse Termination Fee shall be paid (when due and owing) by the Contura to the Alpha Parties by wire transfer of immediately available funds to the account designated in writing by the Alpha Parties.
(h)    Each party hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Alpha Parties shall fail to pay the Termination Fee or the Expense Reimbursement (or any portions of the Termination Fee or the Expense Reimbursement) when due, the Alpha Parties shall reimburse Contura for all reasonable costs and expenses actually incurred or accrued by Contura (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 7.03, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. In the event that Contura shall fail to pay the Reverse Termination Fee (or any portions of the Reverse Termination Fee) when due, Contura shall reimburse the Alpha Parties for all reasonable costs and expenses actually incurred or accrued by the Alpha Parties (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 7.03, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

(i)    In no event shall the Alpha Parties be required to pay the Termination Fee or Expense Reimbursement on more than one occasion. Any amounts paid by the Alpha Parties with respect to the Expense Reimbursement shall be credited towards any future amounts payable by the Alpha Parties with respect to the Termination Fee. In no event shall Contura be required to pay the Reverse Termination Fee on more than one occasion.
(j)    Except in the case of Willful Breach, each party agrees that notwithstanding anything in this Agreement to the contrary, (i) in the event that the Termination Fee becomes payable and is actually paid in accordance with this Section 7.03, the payment of such Termination Fee shall be the sole and exclusive remedy of Contura and its Affiliates and its and their respective stockholders, officers, directors, employees and Representatives against the Alpha Parties or any of their respective Representatives or Affiliates, (ii) in the event that the Reverse Termination Fee becomes payable and is actually paid in accordance with this Section 7.03, the payment of such Reverse Termination Fee shall be the sole and exclusive remedy of the Alpha Parties and their respective Affiliates and its and their respective stockholders, officers, directors, employees and Representatives against Contura or any of their respective Representatives or Affiliates, (iii) in no event will any party or its Affiliates or its and their respective stockholders, officers, directors, employees or Representatives seek to recover any other money damages or seek any other remedy based on a claim at law or in equity with respect to (A) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, (iv) upon payment of any Termination Fee in accordance with this Section 7.03, no Alpha Party nor any of its Affiliates or Representatives shall have any further liability or obligation to Contura or its Affiliates or its and their respective stockholders, officers, directors, employees or Representatives relating to or arising out of this Agreement or the transactions contemplated hereby, except as provided in Section 7.02, and (v) upon payment of any Reverse Termination Fee in accordance with this Section 7.03, neither Contura nor any of its Affiliates or Representatives shall have any further liability or obligation to any Alpha Party or its Affiliates or its and their respective stockholders, officers, directors, employees or Representatives relating to or arising out of this Agreement or the transactions contemplated hereby, except as provided in Section 7.02.
Section 7.04.    Amendment. To the extent permitted by applicable Law, this Agreement may be amended at any time before or after the Alpha Stockholder Approvals but, after such adoption of the Alpha Stockholder Approvals, no amendment shall be made which modifies the Merger Consideration, or which requires the approval of the stockholders of the Alpha Parties under the DGCL, without the approval of the stockholders of the Alpha Parties. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties hereto.
Section 7.05.    Extension; Waiver; Remedies. (a) At any time prior to the Closing, each party hereto may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party, or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which such waiver or extension is to be enforced.
(b)    The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
ARTICLE 8
MISCELLANEOUS
Section 8.01.    Representations and Warranties. The representations and warranties made in Articles 3 and 4 or any instrument delivered pursuant to this Agreement shall not survive beyond the Closing. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Closing, other than any covenant or agreement that by its terms contemplates performance after the Closing, including Sections 1.04, 5.08, and 5.09, which shall survive until fully performed.

Section 8.02.    Entire Agreement; Assignment. This Agreement, together with the Alpha Disclosure Schedule, the Contura Disclosure Schedule, and the Confidentiality Agreement and the exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties.
Section 8.03.    Jurisdiction; Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or if jurisdiction in such court is not available, any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware.
Section 8.04.    Validity; Specific Performance. (a) If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy in any jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, this Agreement will be reformed, construed and enforced in such jurisdiction so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
(b)    The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with their specific terms hereof or were otherwise breached and that it is accordingly agreed that, prior to termination of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity. No party shall be required to provide, furnish or post any bond or other security in connection with any such injunction or proceeding for specific performance, and each party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.

Section 8.05.    Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing, by email transmission with confirmation of receipt or by recognized overnight courier service, as follows:

if to Contura:
Contura Energy, Inc.
P.O. Box 848, Bristol, TN 37621-0848 (U.S. mail)
340 Martin Luther King Jr. Blvd., Bristol, TN 37620 (physical address)
Attention: Mark M. Manno, Chief Legal Officer
Email: mark.manno@conturaenergy.com

with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William L. Taylor
Lee Hochbaum
Email: william.taylor@davispolk.com
lee.hochbaum@davispolk.com

if to an Alpha Party:
ANR, Inc.
300 Running Right Way
Julian, West Virginia 25529
Attention: Andrew B. McCallister
Email: dmccallister@alphanr.com

with a copy to:
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attention: Steven Reisman
Mark D. Wood
Evan Borenstein
Email: sreisman@kattenlaw.com
mark.wood@kattenlaw.com
evan.borenstein@kattenlaw.com
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 8.06.    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.
Section 8.07.    Descriptive Headings. The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.08.    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (i) from and after (and at no time before) the Closing: (A) the provisions of Section 1.04 shall be for the benefit of and enforceable by the Initial Alpha Director Designees and the Alpha Directors, (B) the provisions of Article 2 providing for the delivery of Merger Consideration shall be for the benefit of and enforceable by the holders of Holdings Common Stock at the First Effective Time and the holders of Class C-1 Common Stock at the Second Effective Time, (C) the provisions of Section 5.09(c) shall be for the benefit of and enforceable by the disqualified individuals described therein, and (D) the provisions of Section 2.03 shall be for the benefit of and enforceable by the holders of ANR Stock Options and the ANR RSUs at the Second Effective Time and (ii) from and after (and at no time before) the Closing, the provisions set forth in Section 5.08 of this Agreement shall be for the benefit of and enforceable by the Indemnified Parties in accordance with Section 5.08(e). Without creating any third party beneficiary rights whatsoever, after the termination of this Agreement without the Closing having occurred, the Alpha Parties may, on behalf of the stockholders of the Alpha Parties as a group, pursue damages exclusively pursuant and subject to the proviso to Section 7.02 and such damages, if any, shall be determined based on the damages to the stockholders of the Alpha Parties as a group.
Section 8.09.    Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. For the purposes of this Agreement, any document which is described as being “provided”, “delivered”, “furnished” or “made available” shall be treated as such only if copies of such documents have been included in the applicable party’s virtual data site for the transactions contemplated by this Agreement no later than 10:00 pm Eastern Time on the date of this Agreement. All exhibits and schedules (including the Alpha Disclosure Schedule and Contura Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
Section 8.10.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.
Section 8.11.    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Affiliate” has the meaning given to such terms in Rule 12b-2 under the Exchange Act.
“Alpha Material Adverse Effect” means any change, effect, circumstance, event or occurrence that is materially adverse to (i) the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Alpha Parties and their respective Subsidiaries, taken as a whole, or (ii) the ability of either Alpha Party to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, changes, effects, circumstances, events or occurrences shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or will be, an Alpha Material Adverse Effect to the extent resulting from (1) general changes after the date hereof in general economic conditions or in the industries in which the Alpha Parties and their respective Subsidiaries operate; (2) changes in Law of general applicability or interpretations thereof by Governmental Entities or changes in generally accepted accounting principles or in accounting standards; (3) the execution, announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees, or any litigation arising relating to this Agreement or the transactions contemplated by this Agreement (provided that this clause (3) shall not apply to the representations and warranties and related conditions contained in this Agreement that, by their terms, speak of the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby); (4) acts of war or terrorism (or the escalation of the foregoing); (5) a decrease in the market price or volume of the Alpha Capital Stock in and of itself (and not the underlying causes thereof); and (6) the fact, in and of itself (and not the underlying causes thereof) that the Alpha Parties or their respective Subsidiaries failed to meet any projections, forecasts, or revenue or earnings predictions; except to the extent, in the case of clauses (1), (2) and (4), such change, effect, circumstance, event or occurrence has a material and disproportionate effect on the Alpha Parties and their respective Subsidiaries, taken as a whole, compared with other companies operating in the industries in which the Alpha Parties and their respective Subsidiaries operate (and in any such case, only such disproportionate impact shall be taken into account for purposes of determining if an Alpha Material Adverse Effect has occurred).
“ANR Option New Share Amount” means the number of shares of Class C-1 Common Stock, and if not a whole number, rounded down to the nearest whole number, computed using the following formula: X = (Y * (A – B ))/A, where:
(i)     X = the number of shares of Class C-1 Common Stock to be issued to the applicable ANR Stock Option holder;
(ii)    Y = the total number of shares of Class C-1 Common Stock underlying the applicable ANR Stock Option;
(iii)    A = the Per ANR Share Price; and
(iv)    B = the per share exercise price of the applicable ANR Stock Option;
provided that if B is equal to or greater than A, the ANR Option New Share Amount shall be zero (0).
“ANR Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, including each bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based or other employee benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by ANR or any of its Subsidiaries or to which ANR or any of its Subsidiaries has any obligation to contribute, or with respect to which ANR or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any Alpha Service Provider or to any beneficiary or dependent thereof.
“Bankruptcy Plan” means the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, dated May 27, 2016, as modified and confirmed by the Order Confirming Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, as Modified (Docket No. 3038), entered by the Bankruptcy Court on July 12, 2016 in connection with to the Bankruptcy Cases.
“beneficial ownership” has the meaning given to such term in Rule 13d-3 under the Exchange Act. Phrases such as “beneficially own” or “own beneficially” have correlative meanings.
“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York.
“Confidentiality Agreement” means the confidentiality agreement dated January 29, 2018 by and between ANR and Contura.
“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) under corresponding or similar provisions of foreign Laws.
“Contura Material Adverse Effect” means any change, effect, circumstance, event or occurrence that is materially adverse to (i) the assets, liabilities, business, condition (financial or otherwise) or results of operations of Contura and its Subsidiaries, taken as a whole, or (ii) the ability of Contura to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, changes, effects, circumstances, events or occurrences shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or will be, an Contura Material Adverse Effect to the extent resulting from (1) general changes after the date hereof in general economic conditions or in the industries in which Contura and its Subsidiaries operate; (2) changes in Law of general applicability or interpretations thereof by Governmental Entities or changes in generally accepted accounting principles or in accounting standards; (3) the execution, announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees, or any litigation arising relating to this Agreement or the transactions contemplated by this Agreement (provided that this clause (3) shall not apply to the representations and warranties and related conditions contained in this Agreement that, by their terms, speak of the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby); (4) acts of war or terrorism (or the escalation of the foregoing); (5) a decrease in the market price or volume of shares of Contura Common Stock in and of itself (and not the underlying causes thereof); and (6) the fact, in and of itself (and not the underlying causes thereof) that Contura or its Subsidiaries failed to meet any projections, forecasts, or revenue or earnings predictions, except to the extent, in the case of clauses (1), (2) and (4), such change, effect, circumstance, event or occurrence has a material and disproportionate effect on Contura and its Subsidiaries, taken as a whole, compared with other companies operating in the industries in which Contura and its Subsidiaries operate (and in any such case, only such disproportionate impact shall be taken into account for purposes of determining if an Contura Material Adverse Effect has occurred).
“Contura Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, including each bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based or other employee benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by Contura or any of its Subsidiaries or to which Contura or any of its Subsidiaries has any obligation to contribute, or with respect to which
Contura or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any Contura Service Provider or to any beneficiary or dependent thereof.
“DTA” means Dominion Terminal Associates, a Virginia partnership.
“EPA Consent Decree” means the Consent Decree entered by the United States District Court for the Southern District of West Virginia, Charleston Division, on November 26, 2014, in United States of America, et al. v. Alpha Natural Resources, Inc., et al., Civ. No. 2:14-cv-11609.
“ERISA Affiliate” with respect to any entity means any trade or business, whether or not incorporated, that, together with such first entity or any of its respective Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA.
“Exchange Ratio” means 0.4071.
“Excluded Intervening Event” means (1) general changes after the date hereof in general economic conditions or in the industries in which the Alpha Parties, Contura or their Subsidiaries operate; (2) changes in Law of general applicability or interpretations thereof by Governmental Entities or changes in generally accepted accounting principles or in accounting standards; (3) the execution, announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees, or any litigation arising from or relating to this Agreement or the transactions contemplated by this Agreement; (4) acts of war or terrorism (or the escalation of the foregoing); (5) a decrease in the market price or volume of shares of Alpha Capital Stock or Contura Common Stock in and of itself (and not the underlying causes thereof); and (6) the fact, in and of itself (and not the underlying causes thereof) that the Alpha Parties, Contura or their Subsidiaries failed to meet any projections, forecasts, or revenue or earnings predictions except to the extent, in the case of clauses (1), (2) and (4), such change, effect, circumstance, event or occurrence has a material and disproportionate effect on the Alpha Parties and their respective Subsidiaries, taken as a whole, or Contura and its Subsidiaries, taken as a whole, compared with other companies operating in the industries in which the Alpha Parties, Contura and their respective Subsidiaries operate.
“Indebtedness” of any Person means, as of any date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are of such Person or its Subsidiary or guaranteed by such Person or its Subsidiary as of such date: (i) all outstanding indebtedness for borrowed money owed to third parties, (ii) accrued interest payable with respect to Indebtedness referred to in clause (i), (iii) all obligations for the deferred purchase price of property or services (including any potential future earnout, purchase price adjustment or similar payments but not including trade payables in the ordinary course of business consistent with past practice), (iv) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible), (v) all obligations under indentures or arising out of any financial hedging, swap or similar arrangements, and (vi) all obligations as lessee that would be required to be capitalized in accordance with GAAP.
“Independence Standards” means the applicable independence standards for service on the Contura Board under the NYSE listing standards (or the NASDAQ listing standards, if applicable), the rules and regulations of the SEC or Contura’s written corporate governance guidelines (as such guidelines apply to all non-employee members of the Contura Board).
“knowledge” means (i) with respect to any Alpha Party, the actual knowledge of the individuals listed in Section 8.11(a) of the Alpha Disclosure Schedule after reasonable inquiry and (ii) with respect to Contura, the actual knowledge of the individuals listed in Section 8.11(a) of the Contura Disclosure Schedule after reasonable inquiry.
“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, security interest, claim, covenant, condition, restriction, option, right of first offer or refusal, charge, easement, right-of-way, encroachment, third party right, limitation in voting right or other encumbrance or title defect of any kind or nature.
“NASDAQ” means the NASDAQ Global Market or the NASDAQ Global Select Market.
“NYSE” means the New York Stock Exchange.
“Outside Date” means December 29, 2018.
“Per ANR Share Price” means the product of (a) the arithmetic average of the Weighted Average Price of the Contura Common Stock on each of the 15 consecutive Trading Days ending on the second to last Trading Day prior to the Second Effective Time (the “Per Contura Share Price”), and (b) the Exchange Ratio.
“Owner Trust” means Bank of Utah, not in its individual capacity, but solely as owner trustee under the Trust Agreement N731BP dated July 26, 2016.
“Permit” means any registration, application, license, request for exemption, clearance, approval, permit, franchise and other regulatory authorization, in each instance, from Governmental Entities having jurisdiction.
“Permitted Liens” means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, easements, trackage rights, leases, licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements (x) of the Alpha Parties set forth in Section 8.11(b) of the Alpha Disclosure Schedule or (y) of Contura set forth in Section 8.11(b) of the Contura Disclosure Schedule, (iv) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (v) mechanics’, materialmen’s or other Liens or security interests arising by operation of law that secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (vi) any other Liens that would not be material to the Alpha Parties or Contura, as applicable, (vii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, and (viii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business.
“Person” means any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization, including any Governmental Entity.
“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of such Person, as applicable, and its Subsidiaries.

“Subsidiary” means, when used with reference to a Person, any other Person (other than natural persons) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such first Person; provided that, for purposes of this Agreement, neither DTA nor Owner Trust shall be deemed a Subsidiary of Contura.
“Trading Day” means any Business Day on which the Contura Common Stock is traded in the over-the- counter market.
“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).
“Weighted Average Price” means the dollar volume-weighted average price for the Contura Common Stock in the over-the-counter market during the period beginning at 9:30 a.m., New York City time, and ending at 4:00 p.m., New York City time, as reported by Bloomberg Markets (or any successor thereto, “Bloomberg”) through its “Volume at Price” function, or, if no dollar volume-weighted average price is reported for the Contura Common Stock by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Contura Common Stock as reported by OTC Markets Group (or any successor thereto). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during any period during which the arithmetic average of the Weighted Average Prices is being determined.
“Willful Breach” means a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such party’s act or failure to act would result in or constitute a breach of or failure of performance under this Agreement.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

ALPHA NATURAL RESOURCES HOLDINGS, INC.
By:
Name:
Title:

ANR, INC.
By:
Name:
Title:

CONTURA ENERGY, INC.
By:
Name:
Title:

PRIME ACQUISITION I, INC.
By:
Name:
Title:

PRIME ACQUISITION II, INC.
By:
Name:
Title:

EXHIBIT A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CONTURA ENERGY, INC.
Pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“Delaware Law”), Contura Energy, Inc., a corporation organized under the laws of the State of Delaware, does hereby certify that:
FIRST: The present name of the corporation is Contura Energy, Inc. (the “Corporation”). The Corporation was incorporated on June 10, 2016 under the name Contura Energy, Inc., pursuant to Delaware Law.
SECOND: The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as hereinafter provided for (the “Second Amended and Restated Certificate of Incorporation”). The Second Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 228, 242 and 245 of Delaware Law. The Second Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.
THIRD: The Second Amended and Restated Certificate of Incorporation of the Corporation shall, at the effective time, read as follows:

ARTICLE 1.
NAME
The name of the corporation is Contura Energy, Inc. (the “Corporation”).

ARTICLE 2.
REGISTERED OFFICE AND AGENT
The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3.
PURPOSE AND POWERS
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Delaware Law.
ARTICLE 4.
CAPITAL STOCK
(A)    Authorized Shares
1.    Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 55,000,000, consisting of 50,000,000 shares of Common Stock, par value $0.01 per share (the ‘Common Stock’), and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the ‘Preferred Stock’).

2.     Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.
(B)    Voting Rights
Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.
(C)    Dividends
Subject to the rights of any holders of any class or series of Preferred Stock then outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then-outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

ARTICLE 5.
BYLAWS
The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).
The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 6.
BOARD OF DIRECTORS
(A)    Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.
(B)    Number of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.
(C)    Election of Directors. Each director shall be elected annually at each annual meeting of stockholders to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D)    Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors calls a special meeting for which the election of directors is included as business or as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term ending at the next annual meeting of stockholders, and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.
(E)    Removal. Any director or the entire Board of Directors may be removed, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote at any election of directors and the vacancies thus created shall be filled in accordance with Article 6(D) herein.
(F)    Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

ARTICLE 7.
MEETINGS OF STOCKHOLDERS
(A)    Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting at such place, on such date, and at such time as the Board of Directors shall determine.
(B)    Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article 4(A) hereto, special meetings of holders of such Preferred Stock.
(C)    No Action by Written Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

ARTICLE 8.
INDEMNIFICATION
(A)    Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.
(B)    Right to Indemnification.
(1)    Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this

Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 8 shall be a contract right.
(2)    The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.
(C)    Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.
(D)    Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.
(E)    Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
(F)    Jointly Indemnifiable Claims. Given that certain Jointly Indemnifiable Claims (as defined below) may arise due to the service of an Indemnitee as a director and/or officer of the Corporation at the request of an Indemnitee-Related Entity (as defined below), the Corporation shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claims, pursuant to and in accordance with the terms of this Article 8, irrespective of any right of recovery an Indemnitee may have from any Indemnitee-Related Entity. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by an IndemniteeRelated Entity and no right of advancement, indemnification or recovery an Indemnitee may have from any Indemnitee-Related Entity shall reduce or otherwise alter the rights of an Indemnitee or the obligations of the Corporation under this Article 8. In the event that an Indemnitee-Related Entity shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, such IndemniteeRelated Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Corporation, and the Indemnitee shall execute all documents and instruments reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents and instruments as may be necessary to enable such Indemnitee-Related Entity effectively to bring suit to enforce such rights. Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Article 8(F) and entitled to enforce this Article 8(F).
The term “Indemnitee-Related Entity” means any corporation, limited liability company, partnership, joint venture, trust or other enterprise (other than the Corporation or any other corporation, partnership, joint venture, trust or other enterprise for which the Indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or advancement of expenses in respect of a matter with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.
The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which an Indemnitee shall be entitled to indemnification or advancement of expenses from both an Indemnitee-Related Entity and the Corporation pursuant to applicable law or any agreement, certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or an Indemnitee Related Entity, as applicable.

ARTICLE 9.
AMENDMENTS
The Corporation reserves the right to amend this Second Amended and Restated Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7, 8 and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7, 8 or this Article 9, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, said Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this [•] day of [•] 2018.

CONTURA ENERGY, INC.
By:
Name:
Title:

EXHIBIT B

CONTURA ENERGY, INC.
(a Delaware corporation)
WRITTEN CONSENT OF STOCKHOLDERS
April 25, 2018
Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”), the Amended and Restated Certificate of Incorporation (the “Existing Certificate of Incorporation”) of Contura Energy, Inc. (the “Corporation”) and the Amended and Restated Bylaws (the “Existing Bylaws”) of the Corporation, the undersigned stockholders (the “Stockholders”), who constitute the holders of not less than the minimum number of votes that would be necessary to authorize or take the following actions at a meeting at which all of the shares entitled to vote thereon were present, hereby consent to the adoption of the following resolutions and hereby waive any notice required by law, the Existing Certificate of Incorporation or the Existing Bylaws with respect thereto:
Adoption of the Second Amended and Restated Certificate of Incorporation
WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that it is advisable and in the best interest of the Corporation and its stockholders that, contingent on and effective immediately prior to the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 25, 2018, by and between ANR, Inc. (“ANR”), a Delaware corporation, Alpha Natural Resources Holdings, Inc., a Delaware corporation, the Corporation (“Holdings”), Prime Acquisition I, Inc., a Delaware corporation and wholly owned Subsidiary of Contura (“MergerSub 1”), and Prime Acquisition II, Inc., a Delaware corporation and wholly owned Subsidiary of MergerSub 1 (the “Merger Transaction”), the Existing Certificate of Incorporation be amended and restated in substantially the form attached hereto as Exhibit A (the “Second Amended and Restated Certificate of Incorporation”), in order to, among other things, increase the number of shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) and preferred stock, par value $0.01 per share, authorized for issuance by the Corporation, and has recommended the approval of the Second Amended and Restated Certificate of Incorporation by the stockholders;
NOW, THEREFORE, BE IT RESOLVED, that the Second Amended and Restated Certificate of Incorporation, recommended by the Board and substantially in the form attached hereto as Exhibit A, is hereby adopted and approved in all respects, provided that the Second Amended and Restated Certificate of Incorporation shall not become effective until immediately prior to the closing of the Merger Transaction.
Approval of the Indemnification Agreements
WHEREAS, the Board has determined that it is advisable and in the best interest of the Corporation and its stockholders that, contingent on, and effective contemporaneously with, the effectiveness of the registration statement on Form S-4 filed in connection with the Merger Transaction (the “Registration Statement”), the Corporation enter into indemnification agreements with each of its directors and executive officers in substantially the form attached hereto as Exhibit B (the “Indemnification Agreements”);
NOW, THEREFORE, BE IT RESOLVED, that the Indemnification Agreements to be entered into with each the Corporation’s directors and executive officers, substantially in the form attached hereto as Exhibit B, is hereby approved, contingent on, and effective contemporaneously with, the effectiveness of the Registration Statement.
Adoption of the 2018 Long-Term Incentive Plan
WHEREAS, the Board has determined that it is advisable and in the best interest of the Corporation and its stockholders to adopt the Contura Energy, Inc. 2018 Long-Term Incentive Plan, substantially in the form attached as Exhibit C hereto (the “LTIP”).
NOW, THEREFORE, BE IT RESOLVED, the LTIP is hereby approved and adopted, and the Corporation is authorized to reserve up to 1,000,000 shares of the Corporation’s common stock for issuance under the LTIP.

General Authorizing Resolutions
FURTHER RESOLVED, that the officers and directors of the Corporation be, and each acting alone is, hereby authorized, empowered and directed, for and on behalf of the Corporation, to take or cause to be taken any and all actions, including, without limitation, the execution, acknowledgement, filing, amendment and delivery of any and all papers, agreements, documents, instruments and certificates, and the payment of such sums, as such officers and directors may deem necessary or advisable in order to carry out fully the intent and purposes of the foregoing resolutions and each of them, and that the performance of such acts by them shall be conclusive evidence of the approval thereof and the authority therefor by and from the Corporation; and
FURTHER RESOLVED, that all actions heretofore taken by any officer or director of the Corporation in connection with the transactions contemplated by the foregoing resolutions be, and they hereby are, approved, ratified and confirmed in all respects.
Record Holder Consent
Each Stockholder, severally and not jointly and severally, agrees that with respect to the shares of Common Stock owned beneficially but not of record by such Stockholder, such Stockholder will cause the record owner of such shares of Common Stock to execute and deliver to the Company no later than May 18, 2018, a written consent in the form attached hereto as Exhibit D approving the matters set forth above or in such other form as such record holder agrees to provide that effectively consents to the matters set forth above and is reasonably satisfactory to the Corporation.
Waiver of Appraisal Rights
Each Stockholder, severally and not jointly and severally, hereby waives, and agrees not to exercise or assert, any appraisal or similar rights (including under Section 262 of the DGCL) in respect of each share of common stock, par value $0.01 per share, of Holdings and each share of Class C-1 common stock, par value $0.01 per share, of ANR to the extent beneficially owned by such Stockholder or any of its affiliates in connection with the Merger Transaction and agrees to cause its affiliates to do the same.
[Signature Page Follows]

Stockholder Signature Page
IN WITNESS WHEREOF, the undersigned have executed this Written Consent of Stockholders of the Corporation as of the date first set forth above. By executing this Signature Page, the undersigned hereby represents and warrants that the undersigned beneficially owns (with the sole power to vote and dispose of same) the number of shares of Common Stock set forth below, including the number of shares of Common Stock held of record by such Stockholder set forth below.

Date:
By:
Number of shares of Common Stock		Name:
beneficially owned by the Stockholder (including ______ shares of Common Stock held of record by such Stockholder):		Title:
________

Exhibit A
Form of Second Amended and Restated Certificate of Incorporation

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CONTURA ENERGY, INC.
Pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“Delaware Law”), Contura Energy, Inc., a corporation organized under the laws of the State of Delaware, does hereby certify that:
FIRST: The present name of the corporation is Contura Energy, Inc. (the “Corporation”). The Corporation was incorporated on June 10, 2016 under the name Contura Energy, Inc., pursuant to Delaware Law.
SECOND: The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as hereinafter provided for (the “Second Amended and Restated Certificate of Incorporation”). The Second Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 228, 242 and 245 of Delaware Law. The Second Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.
THIRD: The Second Amended and Restated Certificate of Incorporation of the Corporation shall, at the effective time, read as follows:

ARTICLE 1.
NAME
The name of the corporation is Contura Energy, Inc. (the “Corporation”).

ARTICLE 2.
REGISTERED OFFICE AND AGENT
The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3.
PURPOSE AND POWERS
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Delaware Law.

ARTICLE 4.
CAPITAL STOCK
(A)    Authorized Shares
1.    Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 55,000,000, consisting of 50,000,000 shares of Common Stock, par value $0.01 per share (the ‘Common Stock’), and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the ‘Preferred Stock’).

2.     Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.
(B)    Voting Rights
Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.
(C)    Dividends
Subject to the rights of any holders of any class or series of Preferred Stock then outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then-outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

ARTICLE 5.
BYLAWS
The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).
The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 6.
BOARD OF DIRECTORS
(A)    Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.
(B)    Number of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.
(C)    Election of Directors. Each director shall be elected annually at each annual meeting of stockholders to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D)    Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors calls a special meeting for which the election of directors is included as business or as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term ending at the next annual meeting of stockholders, and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.
(E)    Removal. Any director or the entire Board of Directors may be removed, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote at any election of directors and the vacancies thus created shall be filled in accordance with Article 6(D) herein.
(F)    Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

ARTICLE 7.
MEETINGS OF STOCKHOLDERS
(A)    Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting at such place, on such date, and at such time as the Board of Directors shall determine.
(B)    Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article 4(A) hereto, special meetings of holders of such Preferred Stock.
(C)    No Action by Written Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

ARTICLE 8.
INDEMNIFICATION
(A)    Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.
(B)    Right to Indemnification.
(1)    Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this

Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 8 shall be a contract right.
(2)    The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.
(C)    Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.
(D)    Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.
(E)    Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
(F)    Jointly Indemnifiable Claims. Given that certain Jointly Indemnifiable Claims (as defined below) may arise due to the service of an Indemnitee as a director and/or officer of the Corporation at the request of an Indemnitee-Related Entity (as defined below), the Corporation shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such Jointly Indemnifiable Claims, pursuant to and in accordance with the terms of this Article 8, irrespective of any right of recovery an Indemnitee may have from any Indemnitee-Related Entity. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by an IndemniteeRelated Entity and no right of advancement, indemnification or recovery an Indemnitee may have from any Indemnitee-Related Entity shall reduce or otherwise alter the rights of an Indemnitee or the obligations of the Corporation under this Article 8. In the event that an Indemnitee-Related Entity shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, such IndemniteeRelated Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Corporation, and the Indemnitee shall execute all documents and instruments reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents and instruments as may be necessary to enable such Indemnitee-Related Entity effectively to bring suit to enforce such rights. Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Article 8(F) and entitled to enforce this Article 8(F).
The term “Indemnitee-Related Entity” means any corporation, limited liability company, partnership, joint venture, trust or other enterprise (other than the Corporation or any other corporation, partnership, joint venture, trust or other enterprise for which the Indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or advancement of expenses in respect of a matter with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.
The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which an Indemnitee shall be entitled to indemnification or advancement of expenses from both an Indemnitee-Related Entity and the Corporation pursuant to applicable law or any agreement, certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or an IndemniteeRelated Entity, as applicable.

ARTICLE 9.
AMENDMENTS
The Corporation reserves the right to amend this Second Amended and Restated Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7, 8 and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7, 8 or this Article 9, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, said Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this [•] day of [•] 2018.

CONTURA ENERGY, INC.
By:
Name:
Title:

Exhibit B
Form of Indemnification Agreement

CONTURA ENERGY, INC.
INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT (this "Agreement") is made as of [-], 2018, by and between Contura Energy, Inc., a Delaware corporation (the "Company"), and ______________ (the "Indemnitee").
RECITALS:
A.    It is essential that the Company retain and attract as directors and officers the most capable persons available.
B.    The Indemnitee is (or is being elected or appointed as) a director and/or officer of the Company and in that capacity is (or will be) performing a valuable service for the Company.
C.    The Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") contains a provision which provides for indemnification of and advancement of expenses to the directors and officers of the Company for liabilities and expenses they incur in their capacities as such, and the Certificate of Incorporation and Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provide that they are not exclusive of any other rights to indemnification and advancement of expenses.
D.    In recognition of Indemnitee's need for protection against personal liability in order to enhance Indemnitee's service and continued service to the Company in an effective manner, the potential difficulty in obtaining satisfactory Directors and Officers Liability Insurance (the "D&O Insurance") coverage, and Indemnitee's reliance on the Certificate of Incorporation, and in part to provide Indemnitee with specific contractual assurance that the protection promised by the Certificate of Incorporation will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of the Certificate of Incorporation or any change in the composition of the Company's Board of Directors or acquisition transaction relating to the Company), the Company desires to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company's D&O Insurance policies.
E.    The Indemnitee is willing to serve and/or to continue to serve, the Company, only on the condition that the Company furnish the indemnity provided for herein.
NOW, THEREFORE, in consideration of Indemnitee's service and/or continuing to serve the Company directly, or, at its request, other enterprises and intending to be legally bound hereby, the parties hereto agree as follows:
1.    Definitions.
(a)     A "Change in Control" shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:
(i)    any merger, consolidation or business combination in which the stockholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity;
(ii)    the sale of all or substantially all of the Company’s assets in a single transaction or a series of related transactions;
(iii)    the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding common stock of the Company by any person or entity (including a "group" as defined by or under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended);
(iv)    the stockholders of the Company approve any plan for the dissolution or liquidation of the Company; or
(v)    a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Company’s Board.

(b)    "Corporate Status" describes the status of a person who is or was a director, trustee, general partner, managing member, officer, employee, representative, agent or fiduciary of the Company.
(c)    "Disinterested Director" means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
(d)    "Expenses" include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond or other appeal bond or their equivalent, and (ii) for purposes of Section 12(d), Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee's rights under this Agreement or under any D&O Insurance policies maintained by the Company. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments, fines or other losses in connection with any Proceeding.
(e)    "Indemnitee-Related Entity" means any corporation, limited liability company, partnership, joint venture, trust or other enterprise (other than the Company or any other corporation, partnership, joint venture, trust or other enterprise for which the Indemnitee has agreed, on behalf of the Company or at the Company's request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or advancement of expenses in respect of a matter with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation.
(f)    "Independent Counsel" means a law firm, or a partner or member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (other than as Independent Counsel with respect to matters concerning Indemnitee under this Agreement or as Independent Counsel with respect to matters concerning other indemnitees under other indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement.
(g)    "Interested Stockholder" means any person (other than the Company or any subsidiary of the Company and other than any profit sharing, employee stock ownership, or other employee benefit plan of the Company or any subsidiary of the Company or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:
(i)    is at such time the beneficial owner, directly or indirectly, of more than fifteen percent (15%) of the voting power of the outstanding common stock of the Company;
(ii)    was at any time within the two-year period immediately prior to such time the beneficial owner, directly or indirectly, of more than fifteen percent (15%) of the voting power of the then outstanding common stock of the Company; or
(iii)    is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of common stock of the Company which were at any time within the two-year period immediately prior to such time beneficially owned by any Interested Stockholder, if such assignment or succession has occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.
(h)    "Jointly Indemnifiable Claims" shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which an Indemnitee shall be entitled to indemnification or advancement of expenses from both an Indemnitee-Related Entity and the Company pursuant to applicable law or any agreement, certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company or an IndemniteeRelated Entity, as applicable.

(i)    A "Potential Change of Control" shall occur if:
(i)    the Company enters into an agreement or arrangement the consummation of which would result in the occurrence of a Change in Control;
(ii)    any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or
(iii)    the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.
(j)    "Proceeding" means any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including any appeal therefrom and including without limitation any such Proceeding pending as of the date of this Agreement, in which Indemnitee was, is or will be, or could reasonably be expected to be, involved as a party, a potential party, a non-party witness or otherwise by reason of (i) the fact that Indemnitee is or was a director or officer of the Company, (ii) any action taken by Indemnitee or any action or inaction on Indemnitee's part while acting as a director or officer of the Company, or (iii) the fact that Indemnitee is or was serving at the request of the Company as a director, trustee, general partner, managing member, officer, employee, representative, agent or fiduciary of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification or advancement of expenses can be provided under this Agreement.
(k)    "Unaffiliated Director" means any member of the Board of Directors of the Company who is unaffiliated with, and not a representative of, an Interested Stockholder and who was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder or became a member subsequently to fill a vacancy created by an increase in the size of the Board of Directors and did receive the favorable vote of two-thirds (2/3) of the Unaffiliated Directors in connection with being nominated for election by the stockholders to fill such vacancy or in being elected by the Board of Directors to fill such vacancy, and any successor of an Unaffiliated Director who is unaffiliated with, and not a representative of, the Interested Stockholder and is recommended or elected to succeed an Unaffiliated Director by a majority of the Unaffiliated Directors then on the Board of Directors.
Reference to "other enterprises" shall include employee benefit plans and administrative committees thereof; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; references to "serving at the request of the Company" shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; a person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Agreement; references to "to the fullest extent permitted by applicable law" shall include, but not be limited to: (i) the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL and (ii) the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.
2.    Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 2 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 2, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.
3.    Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any

Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 3 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged by a court of competent jurisdiction to be liable to the Company, unless and only to the extent that the Delaware Court of Chancery or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the Delaware Court of Chancery or such other court shall deem proper.
4.    Indemnification for Expenses of a Party Who is Wholly or Partly Successful. To the extent that Indemnitee is a party to or a participant in and is successful (on the merits or otherwise) in any Proceeding or in defense of any claim, issue or matter therein, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection therewith. To the extent permitted by applicable law, if Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
5.    Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee, by reason of his or her Corporate Status, is to be a witness or to be interviewed in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection therewith.
6.    Additional Indemnification. In the event that applicable law permits indemnification in addition to the indemnification provided in Sections 2, 3 and 4, the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on his or her behalf in connection with the Proceeding or any claim, issue or matter therein. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s Certificate of Incorporation and Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change, subject to the restrictions expressly set forth herein or therein. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such Expenses to which the Indemnitee is entitled.
7.    Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee, then in respect of any actual or threatened proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such proceeding) the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for Expenses, judgments, fines or amounts paid or to be paid in settlement, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and transaction(s) giving rise to such Proceeding; and (ii) the relative fault of Indemnitee and the Company (and its other directors, officers, employees and agents) in connection with such event(s) and transaction(s).

8.    Notification and Defense of Claim.
(a)    Indemnitee shall notify the Company in writing of any matter with respect to which Indemnitee intends to seek indemnification or advancement of Expenses as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof. The written notification to the Company shall include a description of the nature of the Proceeding and the facts underlying the Proceeding. The failure by Indemnitee to notify the Company will not relieve the Company from any liability which it may have to Indemnitee hereunder or otherwise than under this Agreement, and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights. With respect to any Proceeding as to which the Indemnitee has so notified the Company:
(i)    The Company will be entitled to participate therein at its own expense; and
(ii)    Except as otherwise provided below, the Company may assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee. After the Company notifies the Indemnitee of its election to so assume the defense, the Company will not be liable to the Indemnitee under this Agreement for any legal Expenses subsequently incurred by the Indemnitee in connection with the defense, other than legal Expenses relating to the reasonable costs of investigation, including an investigation in connection with determining whether there exists a conflict of interest of the type described in clause (B) of this paragraph, or as otherwise provided in this paragraph. The Indemnitee shall have the right to employ his or her counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after the Company notifies the Indemnitee of its assumption of the defense shall be at the expense of the Indemnitee unless (A) the Company authorizes the Indemnitee's employment of counsel, provided, that following a Change in Control, the Indemnitee shall be entitled to employ his or her own counsel at the Company's expense after giving not less than 30 days' notice to the Company unless the Company has Unaffiliated Directors and a majority of the Unaffiliated Directors determine that the Indemnitee's interests are adequately represented by the counsel employed by the Company; (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense or (C) the Company shall not have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Indemnitee shall have made the conclusion described in clause (B) of this paragraph.
(b)    The Company shall not be obligated to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action, claim or Proceeding effected without its written consent. The Company shall not settle any action, claim or Proceeding in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee's written consent. Neither the Company nor the Indemnitee shall unreasonably withhold their consent to any proposed settlement.
9.    Procedure for Indemnification.
(a)    To obtain indemnification, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and as is reasonably necessary to determine whether and to what extent Indemnitee would be entitled to indemnification following the final disposition of such Proceeding. The Company shall, as soon as reasonably practicable after receipt of such a request for indemnification, advise the Board of Directors that Indemnitee has requested indemnification.
(b)    Upon written request by Indemnitee for indemnification pursuant to Section 9(a), a determination, if required by applicable law, with respect to Indemnitee's entitlement thereto shall be made in the specific case (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Company's Board of Directors, a copy of which shall be delivered to Indemnitee or (ii) if a Change in Control shall not have occurred, (A) by a majority vote of the Disinterested Directors, even though less than a quorum of the Company's Board of Directors, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Company's Board of Directors, (C) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Company's Board of Directors, a copy of which shall be delivered to Indemnitee or (D) if so directed by the Company's Board of Directors, by the stockholders of the Company. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within sixty (60) days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee's entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys' fees and disbursements) reasonably incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company, to the extent permitted by applicable law.
(c)    In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 9(b), the Independent Counsel shall be selected as provided in this Section 9(c). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Company's Board of Directors, and the Company shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Company's Board of Directors, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel" as defined in Section 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after the later of (i) submission by Indemnitee of a written request for indemnification pursuant to Section 9(a) hereof and (ii) the final disposition of the Proceeding, the parties have not agreed upon an Independent Counsel, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other's selection of Independent Counsel and for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 9(b) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 12(a) of this Agreement, the Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing),
(d)    The Company agrees to pay the reasonable fees and expenses of any Independent Counsel and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
10.    Advancement of Expenses; Procedure for Advances. The Company shall advance, to the extent not prohibited by law, the Expenses incurred by Indemnitee in connection with any Proceeding. Advances shall be unsecured and interest free and made without regard to Indemnitee's ability to repay such advances. Indemnitee hereby undertakes to repay any advance to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company. To obtain advances of Expenses, Indemnitee shall submit from time to time to the Company a written request requesting such advances and shall provide copies of invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that Indemnitee's lawyers believe would likely cause Indemnitee to waive any privilege accorded by applicable law may be redacted from the copy of the invoice submitted to the Company (in which case, Indemnitee shall also submit a letter addressed to the Company from such lawyers to the effect that they believe submission of the redacted information would likely cause Indemnitee to waive a privilege accorded by applicable law). Upon receipt of a such a request for an advance of Expenses along with copies of the related invoices (and, if applicable, a letter from Indemnitee's lawyers with respect to redactions on the legal invoice(s)), Company shall advance the Expenses to Indemnitee as soon as reasonably practicable, but in any event no later than twenty (20) days, after such receipt by the Company. This Section 10 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 16 of this Agreement.
11.    Maintenance of Insurance; Funding.
(a)    The Company represents that a summary of the terms of the D&O Insurance in effect as of the date of this Agreement is attached hereto as Exhibit A (the "Insurance Policies"). Subject only to the provisions of Section 11(b) hereof, the Company agrees that, so long as Indemnitee shall continue to serve as an officer or director of the Company (or shall continue at the request of the Company to serve as a director, trustee, general partner, managing member, officer, employee, representative, agent or fiduciary of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan) and thereafter so long as Indemnitee shall be subject to any possible Proceeding, the Company shall purchase and maintain in effect for the benefit of Indemnitee one or more valid, binding and enforceable policy or policies of D&O Insurance providing coverage at least comparable to that provided pursuant to the Insurance Policies.
(b)    The Company shall not be required to maintain said Insurance Policies in effect if, in the reasonable, good faith business judgment of the then Board of Directors of the Company (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage, (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance or (iii) said insurance is not otherwise reasonably available; provided, however, that in the event the then Board of Directors makes such a judgment, the Company shall purchase and maintain in force a policy or policies of D&O Insurance in the amount and with such coverage as the then Board of Directors determines to be reasonably available.  Notwithstanding the general provisions of this Section 11(b), following a Change in Control, any decision not to maintain any policy or policies of D&O Insurance or to reduce the amount or coverage under any such policy or policies shall be effective only if there are Unaffiliated Directors (as defined in Section 1(k) hereof) and shall require the concurrence of a majority of the Unaffiliated Directors.
(c)    If and to the extent the Company, acting under Section 11(b), does not purchase and maintain in effect the policy or policies of D&O Insurance described in this Section 11, the Company shall indemnify and hold harmless the Indemnitee to the full extent of the coverage which would otherwise have been provided by such policies.  The rights of the Indemnitee hereunder shall be in addition to all other rights of Indemnitee under the remaining provisions of this Agreement.
(d)    In the event of a Potential Change of Control and if and to the extent the Company is not required to maintain in effect the policy or policies of D&O Insurance described in Section 11(a) pursuant to the provisions of Section 11(b), the Company shall, upon written request of Indemnitee, create a "Trust" for the benefit of Indemnitee, and from time to time, upon written request by Indemnitee, shall fund such Trust in an amount sufficient to pay any and all Expenses and any and all liability and loss, including judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement actually and reasonably incurred by him or on his behalf for which the Indemnitee is entitled to indemnification or with respect to which indemnification is claimed, reasonably anticipated or proposed to be paid in accordance with the terms of this Agreement or otherwise; provided that in no event shall more than $100,000 be required to be deposited in any Trust created hereunder in excess of the amounts deposited in respect of reasonably anticipated Expenses.  The amounts to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by a majority of the Unaffiliated Directors whose determination shall be final and conclusive.  At all times the Trust shall remain as an asset of the Company and subject to the claims of the Company's creditors.
The terms of the Trust shall provide that upon a Change in Control (i) the Trust shall not be revoked or the principal thereof invaded, without the written consent of the Indemnitee except as set forth in the preceding paragraph, (ii) the procedures set forth in Section 10 regarding advancement of expenses with respect to the Company shall apply to the Trust, (iii) the Trust shall continue to be funded by the Company in accordance with the funding obligation set forth above (and in the event that there are no Unaffiliated Directors, the decision regarding the amount to fund shall be made by Independent Counsel selected as provided in Section 9(c)), (iv) the Trustee shall promptly pay to the Indemnitee all amounts for which the Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise, and (v) all unexpended funds in such Trust shall revert to the Company upon a final determination by a majority of the Unaffiliated Directors or by Independent Counsel or a court of competent jurisdiction, as the case may be, that the Indemnitee has been fully indemnified under the terms of this Agreement.  The Trustee shall be a bank or trust company or other individual or entity chosen by the Indemnitee and reasonably acceptable and approved of by the Company.
12.    Remedies of Indemnitee.
(a)    Subject to Section 12(d), in the event that (i) a determination is made pursuant to Section 9 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 10 or 12(d) of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 9 of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification pursuant to this Agreement is not made (A) within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or (B) with respect to indemnification pursuant to

Sections 4, 5 or 12(d) of this Agreement, within thirty (30) days after receipt by the Company of a written request therefor, or (v) the Company or any other person or entity takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication by the Delaware Court of Chancery of Indemnitee's right to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Company shall not oppose Indemnitee's right to seek any such adjudication or award in arbitration in accordance with this Agreement.
(b)    The failure of the Company, its Board of Directors, any committee or subgroup of the Board of Directors, Independent Counsel or stockholders to have made a determination that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct shall not be a defense to the action or create a presumption that Indemnitee has or has not met the applicable standard of conduct. In the event that a determination shall have been made pursuant to Section 9 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 12 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 12, the Company shall, to the fullest extent not prohibited by law, have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 12, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 10 until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).
(c)    To the fullest extent not prohibited by law, the Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. If a determination shall have been made pursuant to Section 9 of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 12, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee's statements not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.
(d)    The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (as soon as reasonably practicable, but in any event no later than sixty (60) days, after receipt by the Company of a written request therefor) advance such Expenses to Indemnitee, that are incurred by Indemnitee in connection with any action for indemnification or advancement of Expenses from the Company under this Agreement or under any directors' and officers' liability insurance policies maintained by the Company, to the extent Indemnitee is successful in such action and to the extent not prohibited by law.
(e)    Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification shall be required to be made prior to the final disposition of the Proceeding.
13.    Presumptions and Effect of Certain Proceedings.
(a)    In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall, to the fullest extent not prohibited by law, presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 9 of this Agreement, and the Company shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption in connection with the making by such person, persons or entity of any determination contrary to that presumption.
(b)    The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

(c)    For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith to the extent Indemnitee relied in good faith on (i) the records or books of account of the Company, including financial statements, (ii) information supplied to Indemnitee by the officers of the Company in the course of their duties, (iii) the advice of legal counsel for the Company or its Board of Directors or counsel selected by any committee of the Board of Directors or (iv) information or records given or reports made to the Company by an independent certified public accountant, an appraiser, investment banker or other expert selected with reasonable care by the Company or its Board of Directors or any committee of the Board of Directors. The provisions of this Section 13(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.
(d)    Neither the knowledge, actions nor failure to act of any other director, officer, agent or employee of the Company shall be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.
14.    Subrogation; No Duplication of Payments. In the event that the Company pays any Expenses under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received payment from a third party for such amounts under any insurance policy, contract, agreement or otherwise; provided, however, that if the Indemnitee repays any of these payments to such third party (whether due to a reservation of rights or otherwise), the Company shall again be obligated to Indemnitee under this Agreement with respect to such payments. Notwithstanding the foregoing, the Company shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any Jointly Indemnifiable Claims that may arise due to the service of an Indemnitee as a director and/or officer of the Company at the request of an Indemnitee-Related Entity, irrespective of any right of recovery an Indemnitee may have from any Indemnitee-Related Entity. Under no circumstance shall the Company be entitled to any right of subrogation against or contribution by an IndemniteeRelated Entity.
15.    Services to Company. Indemnitee agrees to serve as a director or officer of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation. This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries) and Indemnitee. Indemnitee specifically acknowledges that any employment with the Company (or any of its subsidiaries) is at will, and Indemnitee may be discharged at any time for any reason, with or without cause, with or without notice, except as may be otherwise expressly provided in any executed, written employment contract between Indemnitee and the Company (or any of its subsidiaries), any existing formal severance policies adopted by the Company's Board of Directors or, with respect to service as a director or officer of the Company, the Company's Certificate of Incorporation or Bylaws or the DGCL.
16.    Exclusions. Notwithstanding the foregoing, the Company shall not be liable under this Agreement to pay any Expenses in connection with any Proceeding:
(a)    for any reimbursement of the Company by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934, as amended (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act), if Indemnitee is held liable therefor (including pursuant to any settlement arrangements);
(b)    for a disgorgement of profits made from the purchase and sale by the Indemnitee of securities pursuant to Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law;
(c)    initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Company's Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) otherwise authorized in Section 12(d) or (iii) otherwise required by applicable law; or

(d)    if prohibited by applicable law.
17.    Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term only by a writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
18.    Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are superseded by this Agreement, provided that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation and Bylaws of the Company and applicable law, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.
19.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing (which may be by facsimile transmission). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. The address for notice to a party is as shown on the signature page of this Agreement, or such other address as any party shall have given by written notice to the other party as provided above.
20.    Amendments. The entitlement to payment hereunder of an Indemnitee shall not be affected or diminished by any amendment, termination or repeal of the General Corporation Law of the State of Delaware or the Certificate of Incorporation of the Company with respect to any Proceeding arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of any such amendment, termination or repeal. This Agreement may not be modified or altered except by a formal writing signed by both the Company and the Indemnitee that specifically refers to this Agreement.
21.    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument.
22.    Indemnification Hereunder Not Exclusive. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnitee's right to indemnification under any provision of the Certificate of Incorporation or the Bylaws of the Company and amendments thereto or under law. Except as expressly set forth herein, no right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy. It is the intention of the parties in entering into this Agreement that the insurers under any D&O Insurance policy shall be obligated ultimately to pay any claims by Indemnitee which are covered by such policy and not to give such insurers any rights against the Company under or with respect to this Agreement, including, without limitation, any right to be subrogated to any of Indemnitee's rights hereunder, unless otherwise expressly agreed to by the Company in writing, and the obligation of such insurers to the Company or Indemnitee shall not be deemed reduced or impaired in any respect by virtue of the provisions of this Agreement.
23.    Governing Law. This Agreement shall be governed by and construed in accordance with Delaware law, without regard to its conflict of laws rules.
24.    Saving Clause. Wherever there is conflict between any provision of this Agreement and any applicable present or future statute, law or regulation contrary to which the Company and the Indemnitee have no legal right to contract, the latter shall prevail but (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this

Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby but in such event the affected provisions of this Agreement shall be curtailed and restricted only to the extent necessary to bring them within applicable legal requirements.
25.    Coverage; Continuation of Indemnity. The provisions of this Agreement shall apply with respect to the Indemnitee's service as a Director or officer of the Company prior to the date of this Agreement (if any) and with respect to all periods of such service after the date of this Agreement, even though the Indemnitee may have ceased to be a Director or officer of the Company and shall inure to the benefit of the heirs, executors, administrators, legatees and assigns of the Indemnitee. To the extent Indemnitee served as an officer or director of Alpha Natural Resources, Inc., a predecessor of the Company, the provisions of this Agreement shall also apply with respect to the time period that Indemnitee served as an officer or director of Alpha Natural Resources, Inc. All agreements and obligations of the Company contained in this Agreement shall continue during the period the Indemnitee is a director or officer of the Company (or is or was serving at the request of the Company as a director, trustee, general partner, managing member, officer, employee, representative, agent or fiduciary of another corporation, partnership, joint venture, trust, limited liability company or other enterprise and shall continue thereafter so long as the Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that the Indemnitee was a director or officer of the Company or serving in any other capacity referred to herein.
26.    Successors. This Agreement shall be binding upon the Company and its successors and assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company, and shall inure to the benefit of Indemnitee and Indemnitee's heirs, executors, administrators, legatees and assigns. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
27.    Miscellaneous.
(a)    Notwithstanding Section 20, the Company may amend this Agreement from time to time without Indemnitee's consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Internal Revenue Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Indemnitee.
(b)    This Agreement is intended to provide for the indemnification of, and/or purchase of insurance policies providing for payments of, expenses and damages incurred with respect to bona fide claims against the Indemnitee, as a service provider, or the Company, as the service recipient, in accordance with Treas. Reg. Section 1.409A-1(b)(10), pursuant to which the Agreement shall not provide for the deferral of compensation.  The Agreement shall be construed consistently, and limited in accordance with, the provisions of such regulation.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

CONTURA ENERGY, INC.
By:
Name:
Title:

INDEMNITEE
By:
Name:
Title:

EXHIBIT C

Exhibit C
Form of 2018 Long-Term Incentive Plan

CONTURA ENERGY, INC.
2018 LONG-TERM INCENTIVE PLAN
Section 1.PURPOSE. THE PURPOSE OF THE CONTURA ENERGY, INC. 2018 LONG-TERM INCENTIVE PLAN (AS AMENDED FROM TIME TO TIME, THE “PLAN”) IS TO ADVANCE THE INTERESTS OF CONTURA ENERGY, INC. (THE “COMPANY”) AND ITS STOCKHOLDERS BY MOTIVATING AND RETAINING EMPLOYEES AND OTHER SELECTED INDIVIDUALS WHO CONTRIBUTE SIGNIFICANTLY TO THE STRATEGIC AND LONG-TERM PERFORMANCE OBJECTIVES AND GROWTH OF THE COMPANY.
Section 2.DEFINITIONS. CERTAIN CAPITLIZED TERMS APPLICABLE TO THE PLAN ARE SET FORTH IN APPENDIX A.
Section 3.ADMINISTRATION.
(a)Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its stockholders, Eligible Persons and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.
(b)Composition of Committee. To the extent necessary or desirable to comply with applicable regulatory regimes, any action by the Committee shall require the approval of Committee members who are (i) independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock market or exchange on which the Common Shares are quoted or traded; and (ii) non-employee Directors within the meaning of Rule 16b-3 under the Exchange Act. The Board may designate one or more Directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Options and Stock Appreciation Rights or other Awards in the form of Common Share rights (except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with applicable law.
(c)Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to: (i)designate Eligible Persons; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Eligible Person under the Plan; (iii) determine the number of Common Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award and prescribe the form of each Award Agreement which need not be identical for each Participant; (v)determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Common Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi)determine whether, to what extent and under what circumstances cash, Common Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) amend terms or conditions of any outstanding Awards in a manner consistent with Section 5(b) hereof; (viii)correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; (ix)interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (x)establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

Section 4.PARTICIPATION.
Section 8.12    Consistent with the purposes of the Plan, the Committee shall have exclusive power to select the Eligible Persons who may participate in the Plan and be granted Awards under the Plan. Eligible Persons may be selected individually or by groups or categories, as determined by the Committee in its discretion.
Section 5.SHARES AVAILABLE FOR AWARD.
(a)Share Reserve.
(i)Subject to adjustment as provided in Section 5(b) and except for Substitute Awards, the maximum number of Common Shares available for issuance under the Plan is 1,000,000. The maximum number of Common Shares available for issuance with respect to Incentive Stock Options shall be 940,800.
(ii)If any Award, in whole or in part, is forfeited, cancelled, expires, terminates or otherwise lapses, or is settled in cash without the delivery of Common Shares, or Common Shares are withheld by the Company in respect of taxes, then the corresponding Common Shares shall again be available for grant under the Plan. For the avoidance of doubt, any Common Shares tendered or withheld to pay the exercise price of Options, or that are covered by a Stock Appreciation Right (to the extent that it is settled in Common Shares, without regard to the number of Shares that are actually issued upon exercise), will not again become available for issuance under the Plan.
(iii)Common Shares issued pursuant to the Plan may be either authorized but unissued shares, treasury shares, reacquired shares or any combination thereof.
(b)Adjustments. In the event that the Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to purchase Common Shares or other securities of the Company, issuance of Common Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Common Shares, or changes in applicable laws, regulations or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to compliance with Section 409A of the Code and other applicable law, adjust equitably so as to ensure no undue enrichment or harm (including, without limitation, by payment of cash) any or all of:
(i)the number and type of Common Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limit specified in Section 5(a) and the individual limits specified in Section 5(c);
(ii)the number and type of Common Shares (or other securities) subject to outstanding Awards; and
(iii)the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award;
provided, however, that the number of Common Shares subject to any Award denominated in Common Shares shall always be a whole number.
(c)Non-Employee Director Limits. No non-employee Director may be granted (i) Award(s) (denominated in Common Shares) in excess of 34,285 Common Shares (or if greater, in the case of Restricted Stock Units, Restricted Stock, Performance Awards and Other Stock-Based Awards, Common Shares with an aggregate Fair Market Value of $300,000, as calculated on the grant date of the applicable Award) or (ii) Award(s) denominated in cash in excess of $150,000 under the Plan in any one fiscal year of the Company.

Section 6.AWARDS UNDER THE PLAN.
(a)Types of Awards. Awards under the Plan may include, but need not be limited to, one or more of the following types, either alone or in any combination thereof: (i)Stock Options, (ii)Stock Appreciation Rights, (iii)Restricted Stock, (iv)Restricted Stock Units, (v)Performance Awards, (vi)Other Cash-Based Awards and (vii)Other Stock-Based Awards.
(b)Rights with Respect to Common Shares and Other Securities. Except as provided in Section 9(c) with respect to Awards of Restricted Stock and unless otherwise determined by the Committee in its discretion, a Participant to whom an Award is made (and any Person succeeding to such a Participant’s rights pursuant to the Plan) shall have no rights as a stockholder with respect to any Common Shares or as a holder with respect to other securities, if any, issuable pursuant to any such Award until the date a stock certificate evidencing such Common Shares or other evidence of ownership is issued to such Participant or until such Participant’s ownership of such Common Shares shall have been entered into the books of the registrar in the case of uncertificated shares.
(c)Award Agreements. Each Award granted or sold under the Plan shall be evidenced by an Award Agreement in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the applicable terms and conditions of the Plan and applicable law, and with such other terms and conditions, including, but not limited to, treatment of the Award upon a Separation from Service and restrictions upon a Stock Option or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish.
Section 7.STOCK OPTIONS. THE COMMITTEE MAY GRANT STOCK OPTIONS TO ELIGIBLE PERSONS WITH THE FOLLOWING TERMS AND CONDITIONS AND WITH SUCH ADDITIONAL TERMS AND CONDITIONS, IN EACH CASE, NOT INCONSISTENT WITH THE PROVISIONS OF THE PLAN, AS THE COMMITTEE SHALL DETERMINE; PROVIDED THAT AN INCENTIVE STOCK OPTION MAY BE GRANTED ONLY TO ELIGIBLE PERSONS WHO ARE EMPLOYEES OF THE COMPANY OR ANY PARENT OR SUBSIDIARY OF THE COMPANY WITHIN THE MEANING OF SECTIONS 424(E) AND (F) OF THE CODE, INCLUDING A SUBSIDIARY WHICH BECOMES SUCH AFTER ADOPTION OF THE PLAN.
(a)The Committee shall determine the number of Common Shares to be subject to each Stock Option. The exercise price of a Stock Option shall not be less than the Fair Market Value of the Common Shares subject to such Stock Option on the date of grant, as determined by the Committee; provided, however, if an Incentive Stock Option is granted to a Ten Percent Employee, such exercise price shall not be less than 110% of such Fair Market Value at the time the Stock Option is granted.
(b)Any Stock Option may be exercised during its term only at such time or times and in such installments as the Committee may establish.
(c)A Stock Option shall not be exercisable:
(i)in the case of any Incentive Stock Option granted to a Ten Percent Employee, after the expiration of five years from the date it is granted, and, in the case of any other Stock Option, after the expiration of ten years from the date it is granted; and
(ii)no Common Shares shall be issued unless payment in full is made for the Common Shares being acquired under such Stock Option at the time of exercise as provided in Section 7(e).
(d)In the case of an Incentive Stock Option, the amount of the aggregate Fair Market Value of Common Shares (determined at the time of grant of the Stock Option) with respect to which Incentive Stock Options are exercisable for the first time by an employee of the Company or a Subsidiary during any calendar year (under all such plans of his or her employer corporation and its parent and subsidiary corporations within the meaning of Sections 424(e) and (f) of the Code) shall not exceed $100,000 or such other amount as is specified in the Code. An Incentive Stock Option that is exercised at a time that is beyond the time an Incentive Stock Option may be exercised in order to qualify as such under the Code shall cease to be an Incentive Stock Option.
(e)The Committee shall determine the method or methods by which, and the form or forms, including cash, Common Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, having a Fair Market Value (if such form is other than cash) on the exercise date equal to the exercise price of the Common

Shares as to which the Option shall be exercised, in which payment of the exercise price with respect thereto may be made or deemed to have been made.
(f)If the exercise of a Stock Option is prevented by Section 19(e), the Stock Option shall remain exercisable until thirty days after the date such exercise first would no longer be prevented by such provision, but in any event no later than the expiration date of such Stock Option.
Section 8.STOCK APPRECIATION RIGHTS. THE COMMITTEE MAY GRANT STOCK APPRECIATION RIGHTS TO ELIGIBLE PERSONS WITH THE FOLLOWING TERMS AND CONDITIONS, AND WITH SUCH ADDITIONAL TERMS AND CONDITIONS IN EACH CASE NOT INCONSISTENT WITH THE PROVISIONS OF THE PLAN, AS THE COMMITTEE SHALL DETERMINE.
(a)The Committee shall determine the number of Common Shares to be subject to each Stock Appreciation Right. Stock Appreciation Rights shall have an exercise price no less than the Fair Market Value of the Common Shares subject to such Stock Appreciation Right on the date of grant, as determined by the Committee.
(b)Any Stock Appreciation Right may be exercised during its term only at such time or times and in such installments as the Committee may establish and shall not be exercisable after the expiration of ten years from the date it is granted.
(c)A Stock Appreciation Right shall entitle the holder to exercise such Award and to receive from the Company in exchange thereof, without payment to the Company, that number of Common Shares or cash having an aggregate value equal to the excess of the Fair Market Value of one Common Share, at the time of such exercise, over the exercise price, times the number of Common Shares subject to the Award, or portion thereof, that is so exercised or surrendered, as the case may be.
(d)If the exercise of a Stock Appreciation Right is prevented by Section 19(e), the Stock Appreciation Right shall remain exercisable until thirty days after the date such exercise first would no longer be prevented by such provision, but in any event no later than the expiration date of such Stock Appreciation Right.
Section 9.RESTRICTED STOCK AND RESTRICTED STOCK UNITS. THE COMMITTEE IS AUTHORIZED TO GRANT AWARDS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS TO ELIGIBLE PERSONS WITH THE FOLLOWING TERMS AND CONDITIONS, AND WITH SUCH ADDITIONAL TERMS AND CONDITIONS IN EACH CASE NOT INCONSISTENT WITH THE PROVISIONS OF THE PLAN, AS THE COMMITTEE SHALL DETERMINE.
(a)The Committee shall determine the number of Common Shares to be issued to a Participant pursuant to the Award of Restricted Stock or Restricted Stock Units, and the extent, if any, to which they shall be issued in exchange for cash, other consideration, or both. The Award Agreement shall specify the applicable conditions and restrictions and, with respect to Restricted Stock Units, the delivery schedule (which may include deferred delivery later than an applicable vesting date).
(b)Until the expiration of such period as the Committee shall determine from the date on which the Award is granted and subject to such other terms and conditions as the Committee, in its discretion, shall establish (the “Restricted Period”), a Participant to whom an Award of Restricted Stock is made shall be issued, but shall not be entitled to the delivery of, a stock certificate or other evidence of ownership representing the Common Shares subject to such Award.
(c)Unless otherwise determined by the Committee in its discretion, a Participant to whom an Award of Restricted Stock has been made (and any Person succeeding to such a Participant’s rights pursuant to the Plan) shall have, after issuance of a certificate for the number of Common Shares awarded (or after the Participant’s ownership of such Common Shares shall have been entered into the books of the registrar in the case of uncertificated shares) and prior to the expiration of the Restricted Period, ownership of such Common Shares, including the right to vote such Common Shares and to receive dividends or other distributions made or paid with respect to such Common Shares, provided that, such Common Shares, and any new, additional or different shares, or Other Company Securities or property, or other forms of consideration that the Participant may be entitled to receive with respect to such Common Shares as a result of a stock split, stock dividend or any other change in the corporation or capital structure of the Company, shall be subject to the restrictions set forth in the

Award Agreement. A Restricted Stock Unit shall not convey to the Participant the rights and privileges of a stockholder with respect to the Common Share subject to the Restricted Stock Unit, such as the right to vote or the right to receive dividends, unless and until a Common Share is issued to the Participant to settle the Restricted Stock Unit.
(d)The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends, Dividend Equivalents or other distributions, as applicable, paid on Awards of Restricted Stock or Restricted Stock Units prior to vesting or settlement, as applicable, be paid either in cash or in additional Common Shares and either on a current or deferred basis and that such dividends, dividend equivalents or other distributions may be reinvested in additional Common Shares, which may be subject to the same restrictions as the underlying Awards. Notwithstanding the foregoing, dividends and Dividend Equivalents with respect to Restricted Stock and Restricted Stock Units that are granted as Performance Awards shall vest only if and to the extent that the underlying Performance Award vests, as determined by the Committee.
Section 10.PERFORMANCE AWARDS.
(a)Grant. The Committee may grant a Performance Award to Eligible Persons which shall consist of a right that is (i)denominated and/or payable in cash, Common Shares or any other form of Award issuable under the Plan (or any combination thereof) (other than Stock Options or Stock Appreciation Rights), (ii)valued, as determined by the Committee, in accordance with the achievement of such performance goals applicable to such performance periods as the Committee shall establish and (iii)payable at such time and in such form as the Committee shall determine.
(b)Terms and Conditions. Performance Awards may be conditioned upon the achievement of pre-established goals relating to one or more of the following performance measures, as determined by the Committee and subject to such modifications as specified by the Committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; stock price; return on equity; total or relative increases to stockholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration, and other non-financial operating and management performance objectives. The Committee may determine that certain adjustments shall apply, in whole or in part, to exclude or include the effect of specified events that occur during a performance period. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous fiscal years’ results or to a designated comparison group, in each case as specified by the Committee.
(c)Additional Restrictions/Exercise of Discretion. The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Performance Awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore, and notwithstanding any provision of the Plan to the contrary, the Committee, in its sole discretion, may retain the discretion to adjust the amount of any Performance Award payable to a Participant if it concludes that such adjustment is necessary or appropriate.
(d)Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the relevant Performance Period or, in accordance with procedures established by the Committee, on a deferred or accelerated basis.
Section 11.OTHER CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS. THE COMMITTEE MAY GRANT OTHER CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS TO ELIGIBLE PERSONS WITH THE FOLLOWING TERMS AND CONDITIONS, AND WITH SUCH ADDITIONAL TERMS AND CONDITIONS IN EACH CASE NOT INCONSISTENT WITH THE PROVISIONS OF THE PLAN, AS THE COMMITTEE SHALL

DETERMINE, WHICH SHALL CONSIST OF ANY RIGHT THAT IS (i)NOT AN AWARD DESCRIBED IN SECTIONS 7 THROUGH 10 ABOVE AND (ii)AN AWARD OF COMMON SHARES OR CASH OR AN AWARD DENOMINATED OR PAYABLE IN, VALUED IN WHOLE OR IN PART BY REFERENCE TO, OR OTHERWISE BASED ON OR RELATED TO, COMMON SHARES (INCLUDING, WITHOUT LIMITATION, SECURITIES CONVERTIBLE INTO COMMON SHARES), AS DEEMED BY THE COMMITTEE TO BE CONSISTENT WITH THE PURPOSES OF THE PLAN. SUBJECT TO THE TERMS OF THE PLAN AND ANY APPLICABLE AWARD AGREEMENT, THE COMMITTEE SHALL DETERMINE THE TERMS AND CONDITIONS OF ANY SUCH OTHER CASH-BASED AWARD OR OTHER STOCK-BASED AWARD.
Section 12.EFFECT OF SEPERATION FROM SERVICE OR A CHANGE IN CONTROL ON AWARDS.
(a)The Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of the Participant’s Separation from Service prior to the end of a Performance Period or vesting, exercise or settlement of such Award.
(b)In the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:
(i)continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving corporation or its parent;
(ii)substitution or replacement of such Award by the successor or surviving corporation or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including, without limitation, any applicable performance targets or criteria with respect thereto);
(iii)acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or Stock Appreciation Right, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or Stock Appreciation Right without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, upon (A) the Participant’s involuntary Separation from Service (including upon a termination of the Participant’s employment by the Company (or a successor corporation or its parent) without “cause” or by the Participant for “good reason”) as such terms may be defined in the applicable Award Agreement and/or the Participant’s employment agreement or offer letter, as the case may be) on or within 24 months following such Change in Control or (B) the failure of the successor or surviving corporation (or its parent) to continue or assume such Award;
(iv) in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s); and
(v)cancellation of such Award in consideration of a payment, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its reasonable discretion; provided that, in the case of an Option or Stock Appreciation Right, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option or Stock Appreciation Right is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or Stock Appreciation Right for which the exercise or hurdle price is equal to or exceeds the per Common Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A.
Section 13.SECTION 409A. NOTWITHSTANDING ANY PROVISION OF THE PLAN OR AN AWARD AGREEMENT TO THE CONTRARY, IF ANY AWARD PROVIDED UNDER THE PLAN IS SUBJECT TO THE

PROVISIONS OF SECTION 409A, THE PROVISIONS OF THE PLAN AND ANY APPLICABLE AWARD AGREEMENT SHALL BE ADMINISTERED, INTERPRETED AND CONSTRUED IN A MANNER NECESSARY IN ORDER TO COMPLY WITH SECTION 409A OR AN EXCEPTION THERETO (OR DISREGARDED TO THE EXTENT SUCH PROVISION CANNOT BE SO ADMINISTERED, INTERPRETED OR CONSTRUED), AND THE FOLLOWING PROVISIONS SHALL APPLY, AS APPLICABLE AND AS REQUIRED BY SECTION 409A:
(a)If a Participant is a Specified Employee for purposes of Section 409A and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period unless another compliant date is specified in the applicable Award Agreement.
(b)For purposes of Section 409A, and to the extent applicable to any Award under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. Whether a Participant has Separated from Service will be determined by the Committee based on all of the facts and circumstances and, to the extent applicable to any Award, in accordance with the guidance issued under Section 409A.
(c)The grant of Nonqualified Stock Options and Stock Appreciation Rights are intended to be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A.
Section 14.DEFERRED PAYMENT OF AWARDS. THE COMMITTEE, IN ITS DISCRETION, MAY SPECIFY THE CONDITIONS UNDER WHICH THE PAYMENT OF ALL OR ANY PORTION OF ANY CASH COMPENSATION, OR COMMON SHARES OR OTHER FORM OF PAYMENT UNDER AN AWARD, MAY BE DEFERRED UNTIL A LATER DATE. DEFERRALS SHALL BE FOR SUCH PERIODS OR UNTIL THE OCCURRENCE OF SUCH EVENTS, AND UPON SUCH TERMS AND CONDITIONS, AS THE COMMITTEE SHALL DETERMINE IN ITS DISCRETION, IN ACCORDANCE WITH THE PROVISIONS OF SECTION 409A; PROVIDED, HOWEVER, THAT NO DEFERRAL SHALL BE PERMITTED WITH RESPECT TO STOCK OPTIONS OR STOCK APPRECIATION RIGHTS.
Section 15.TRANSFERABILITY OF AWARDS. EXCEPT PURSUANT TO THE LAWS OF DESCENT AND DISTRIBUTION, A PARTICIPANT’S RIGHTS AND INTEREST UNDER THE PLAN OR ANY AWARD MAY NOT BE ASSIGNED OR TRANSFERRED, HYPOTHECATED OR ENCUMBERED IN WHOLE OR IN PART, INCLUDING, BUT NOT BY WAY OF LIMITATION, EXECUTION, LEVY, GARNISHMENT, ATTACHMENT, PLEDGE, BANKRUPTCY OR IN ANY OTHER MANNER; PROVIDED, HOWEVER, THE COMMITTEE MAY PERMIT SUCH TRANSFER TO A PERMITTED TRANSFEREE; AND PROVIDED, FURTHER, THAT, UNLESS OTHERWISE PERMITTED BY THE CODE, ANY INCENTIVE STOCK OPTION GRANTED PURSUANT TO THE PLAN SHALL NOT BE TRANSFERABLE OTHER THAN BY WILL OR BY THE LAWS OF DESCENT AND DISTRIBUTION, AND SHALL BE EXERCISABLE DURING THE PARTICIPANT’S LIFETIME ONLY BY PARTICIPANT.
Section 16.AMENDMENT OR SUBSTITUTION OF AWARDS OF THE PLAN.
(a)The terms of any outstanding Award under the Plan may be amended or modified from time to time after grant by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any Award and/or payments under any Award) in accordance with the terms of the Plan; provided that no such amendments or acceleration shall adversely affect in a material manner any right of a Participant under the Award without his or her written consent. The Committee may, in its discretion, permit holders of Awards under the Plan to surrender outstanding Awards in order to exercise or realize the rights under other Awards, or in exchange for the grant of new Awards, or require holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new Awards under the Plan.
(b)No Repricing. Notwithstanding the foregoing, except as provided in Section 5(b), no action (including the repurchase of Options or Stock Appreciation Right Awards (in each case, that are “out of the money”) for cash and/or other property) shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any Award established at the time of grant thereof without approval of the Company’s stockholders.
Section 17.TERMINATION OF A PARTICIPANT. FOR ALL PURPOSES UNDER THE PLAN, THE COMMITTEE SHALL DETERMINE WHETHER A PARTICIPANT HAS SEPARATED FROM SERVICE, TERMINATED EMPLOYMENT WITH, OR TERMINATED THE PERFORMANCE OF SERVICES FOR, THE COMPANY OR ANY SUBSIDIARY; PROVIDED, HOWEVER, AN ABSENCE OR LEAVE APPROVED BY THE COMPANY, TO THE EXTENT PERMITTED BY APPLICABLE PROVISIONS OF THE CODE, SHALL NOT BE CONSIDERED AN INTERRUPTION OF EMPLOYMENT OR PERFORMANCE OF SERVICES FOR ANY PURPOSE UNDER THE PLAN.
Section 18.DESIGNATION OF BENEFICIARY BY PARTICIPANT. A PARTICIPANT MAY NAME A BENEFICIARY TO RECEIVE ANY PAYMENT TO WHICH SUCH PARTICIPANT MAY BE ENTITLED WITH RESPECT TO ANY AWARD UNDER THE PLAN IN THE EVENT OF HIS OR HER DEATH, ON A WRITTEN FORM TO BE PROVIDED BY AND FILED WITH THE COMMITTEE, AND IN A MANNER DETERMINED BY THE COMMITTEE IN ITS DISCRETION (A “BENEFICIARY”). THE COMMITTEE RESERVES THE RIGHT TO REVIEW AND APPROVE BENEFICIARY DESIGNATIONS. A PARTICIPANT MAY CHANGE HIS OR HER BENEFICIARY FROM TIME TO TIME IN THE SAME MANNER, UNLESS SUCH PARTICIPANT HAS MADE AN IRREVOCABLE DESIGNATION. ANY DESIGNATION OF A BENEFICIARY UNDER THE PLAN (TO THE EXTENT IT IS VALID AND ENFORCEABLE UNDER APPLICABLE LAW) SHALL BE CONTROLLING OVER ANY OTHER DISPOSITION, TESTAMENTARY OR OTHERWISE, AS DETERMINED BY THE COMMITTEE IN ITS DISCRETION. IF NO DESIGNATED BENEFICIARY SURVIVES THE PARTICIPANT AND IS LIVING ON THE DATE ON WHICH ANY AMOUNT BECOMES PAYABLE TO SUCH A PARTICIPANT’S BENEFICIARY, SUCH PAYMENT WILL BE MADE TO THE LEGAL REPRESENTATIVES OF THE PARTICIPANT’S ESTATE, AND THE TERM “BENEFICIARY” AS USED IN THE PLAN SHALL BE DEEMED TO INCLUDE SUCH PERSON OR PERSONS. IF THERE ARE ANY QUESTIONS AS TO THE LEGAL RIGHT OF ANY BENEFICIARY TO RECEIVE A DISTRIBUTION UNDER THE PLAN, THE COMMITTEE IN ITS DISCRETION MAY DETERMINE THAT THE AMOUNT IN QUESTION BE PAID TO THE LEGAL REPRESENTATIVES OF THE ESTATE OF THE PARTICIPANT, IN WHICH EVENT THE COMPANY, THE BOARD, THE COMMITTEE AND THE MEMBERS THEREOF, WILL HAVE NO FURTHER LIABILITY TO ANYONE WITH RESPECT TO SUCH AMOUNT.
Section 19.MISCELLANEOUS PROVISIONS.
(a)Any proceeds from Awards shall constitute general funds of Company.
(b)No fractional shares may be delivered under an Award, but in lieu thereof a cash or other adjustment may be made as determined by the Committee in its discretion.
(c)No Eligible Person or other Person shall have any claim or right to be granted an Award under the Plan. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Eligible Persons under the Plan, whether or not such Eligible Persons are similarly situated. Neither the Plan nor any action taken under the Plan shall be construed as giving any Eligible Person any right to continue to be employed by or perform services for the Company, and the Company specifically reserves the right to terminate the employment of, or performance of services by, Eligible Persons at any time and for any reason.
(d)No Participant or other Person shall have any right with respect to the Plan or the Common Shares reserved for issuance under the Plan or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the Participant and all the terms, conditions and provisions of the Plan and the Award applicable to such Participant (and each Person claiming under or through him or her) have been met.
(e)Notwithstanding anything to the contrary contained in the Plan or in any Award agreement, each Award shall be subject to the requirement, if at any time the Committee shall determine, in its sole discretion, that such requirement shall apply, that the listing, registration or qualification of any Award under the Plan, or of the Common Shares, Other Company Securities or property or other forms of payment issuable pursuant to any Award under the Plan, on any stock exchange or other market quotation system or under any federal or state law, or the consent or approval of any government regulatory body, is necessary as a condition of, or in connection with, the granting of such Award or the exercise or settlement thereof, such Award shall not be granted, exercised or settled in whole or in part until such listing, registration, qualification, consent or approval shall have been effected, obtained and maintained free of any conditions not acceptable to the Committee. Notwithstanding anything to the contrary contained in the Plan or in any Award agreement, no Common Shares, Other Company Securities or property or other forms of payment shall be issued under the Plan with respect to any Award unless the Committee shall be satisfied that such issuance will be in compliance with applicable law and any applicable rules of any stock exchange or other market quotation system on which such Common Shares are listed. If the Committee determines that the exercise of any Stock Option or Stock Appreciation Right would fail to comply with any applicable law or any applicable rules of any stock exchange or other market quotation system on which Common Shares are listed, the Participant holding such Stock Option or Stock Appreciation Right shall have no right to exercise such Stock Option or Stock Appreciation Right until such time as the Committee shall have determined that such exercise will not violate any applicable law or any such applicable rule.
(f)Although it is the intent of Company that the Plan and Awards hereunder, to the extent the Committee deems appropriate and to the extent applicable, comply with Rule 16b-3 and Sections 409A and 422; (i)the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under any provision of federal, state, local or non-United States law; and (ii)in no event shall any member of the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Rule 16b-3 or Section 409A or 422 or, as applicable, for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.
(g)The Company shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of Company to issue Common Shares, Other Company Securities, other securities or property, or other forms of payment, or any combination thereof, upon exercise, settlement or payment of any Award under the Plan, that the Participant (or any Beneficiary or Person entitled to act) pay to the Company, upon its demand, such amount as may be required by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue Common Shares, Other Company Securities, other securities or property, or other forms of payment, or any combination thereof. Notwithstanding anything in the Plan to the contrary, the Committee may, in its discretion, permit an Eligible Person (or any Beneficiary or Person entitled to act) to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, Common Shares, Other Company Securities, other securities or property, or other forms of payment, or any combination thereof, owned by such Person or a portion of such forms of payment that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such Person, having a Fair Market Value equal to the amount of such taxes); provided, however, that any broker-assisted cashless exercise shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, and any withholding satisfied through a net-settlement of an Award shall be limited to the maximum statutory withholding requirements.
(h)The expenses of the Plan shall be borne by the Company.
(i)The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan, and rights to the payment of Awards shall be no greater than the rights of the Company’s general creditors.
(j)By accepting any Award or other benefit under the Plan, each Participant (and each Person claiming under or through him or her) shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.
(k)Records of the Company shall be conclusive for all purposes under the Plan or any Award, unless determined by the Committee to be incorrect.
(l)If any provision of the Plan or any Award is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or any Award, but such provision shall be fully severable, and the Plan or Award, as applicable, shall be construed and enforced as if the illegal or invalid provision had never been included in the Plan or Award, as applicable.

(m)The terms of the Plan shall govern all Awards under the Plan and in no event shall the Committee have the power to grant any Award under the Plan that is contrary to any of the provisions of the Plan.
(n)Notwithstanding the foregoing, any Award granted under the Plan which is or becomes subject to recovery under any Company policy adopted after the Effective Date or required by law, regulation or stock exchange listing requirement, shall be subject to such deductions, recoupment, and clawback as may be required to be made pursuant to such Company policy (the “Clawback Policy”) or applicable law, regulation or stock exchange listing requirement. Upon the adoption of the Clawback Policy, the Committee is hereby granted the authority, in its discretion, to amend and/or terminate any similar recoupment and clawback provisions in outstanding Awards which are inconsistent with, similar to, or duplicative of, such Clawback Policy.
(o)The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but, if applicable, each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed. Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom.
Section 20.EFFECTIVE DATE AND APPROVAL DATE. THE PLAN SHALL BECOME EFFECTIVE UPON THE DATE OF APPROVAL OF THE PLAN BY THE BOARD (THE “EFFECTIVE DATE”); PROVIDED, HOWEVER, THAT THE PLAN SHALL BE SUBJECT TO THE SUBSEQUENT APPROVAL BY THE COMPANY’S STOCKHOLDERS, SUCH STOCKHOLDER APPROVAL TO BE OBTAINED NOT LATER THAN ONE YEAR AFTER THE EFFECTIVE DATE. ANY AWARDS GRANTED UNDER THE PLAN PRIOR TO SUCH APPROVAL BY STOCKHOLDERS SHALL BE SUBJECT TO SUCH APPROVAL, AND, IN THE ABSENCE OF SUCH APPROVAL, SUCH AWARDS SHALL BE NULL AND VOID
Section 21.PLAN AMENDMENT OR SUSPENSION. THE PLAN MAY BE AMENDED OR SUSPENDED IN WHOLE OR IN PART AT ANY TIME AND/OR FROM TIME TO TIME BY THE COMMITTEE; PROVIDED THAT NO SUCH CHANGE OR AMENDMENT SHALL BE MADE WITHOUT STOCKHOLDER APPROVAL IF SUCH APPROVAL IS NECESSARY TO QUALIFY FOR OR COMPLY WITH ANY TAX OR REGULATORY REQUIREMENT OR OTHER APPLICABLE LAW FOR WHICH THE COMMITTEE DEEMS IT NECESSARY OR DESIRABLE TO QUALIFY OR COMPLY. NO AMENDMENT OF THE PLAN SHALL ADVERSELY AFFECT IN A MATERIAL MANNER ANY RIGHT OF ANY PARTICIPANT WITH RESPECT TO ANY AWARD PREVIOUSLY GRANTED WITHOUT SUCH PARTICIPANT’S WRITTEN CONSENT, EXCEPT AS PERMITTED UNDER SECTION 5(B). NOTWITHSTANDING THE FOREGOING OR ANY PROVISION OF THE PLAN TO THE CONTRARY, THE COMMITTEE MAY AT ANY TIME (WITHOUT THE CONSENT OF ANY PARTICIPANT) MODIFY, AMEND OR TERMINATE ANY OR ALL OF THE PROVISIONS OF THE PLAN OR AN AWARD TO THE EXTENT NECESSARY TO CONFORM THE PROVISIONS OF THE PLAN WITH SECTION 409A OR ANY OTHER PROVISION OF THE CODE OR OTHER APPLICABLE LAW, THE REGULATIONS ISSUED THEREUNDER OR AN EXCEPTION THERETO, REGARDLESS OF WHETHER SUCH MODIFICATION, AMENDMENT OR TERMINATION OF THE PLAN SHALL ADVERSELY AFFECT THE RIGHTS OF A PARTICIPANT.
Section 22.TERM OF THE PLAN. NO AWARDS SHALL BE GRANTED UNDER THE PLAN AFTER EARLIER OF THE FOLLOWING DATES OR EVENTS TO OCCUR:
(a)upon the adoption of a resolution of the Board terminating the Plan; or
(b)the tenth anniversary of the Effective Date.
Section 23.GOVERNING LAW. THE PLAN AND ANY AWARD GRANTED UNDER THE PLAN AS WELL AS ANY DETERMINATIONS MADE OR ACTIONS TAKEN UNDER THE PLAN SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CHOICE OR CONFLICTS OF LAWS PRINCIPLES.

ARTICLE 9    APPENDIX A
ARTICLE 10    THE FOLLOWING TERMS SHALL HAVE THE MEANING INDICATED:
ARTICLE 11    “AFFILIATE” MEANS ANY ENTITY THAT, DIRECTLY OR INDIRECTLY THROUGH ONE OR MORE INTERMEDIARIES CONTROLS, IS CONTROLLED BY OR IS UNDER COMMON CONTROL WITH, THE COMPANY.
“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Other Cash-Based Awards or Other Stock-Based Awards to an Eligible Person under the Plan.
“Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.
“Beneficiary” has the meaning set forth in Section 18.
“Board” means the Board of Directors of the Company.
“Clawback Policy” has the meaning set forth in Section 19(n).
“Change in Control” means the occurrence of any one or more of the following events:
(i)any Person, other than (A)any employee plan established by the Company or any Subsidiary, (B)the Company or any of its Affiliates, (C)an underwriter temporarily holding securities pursuant to an offering of such securities, or (D)a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is (or becomes, during any 12-month period) the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting power of the stock of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;
(ii)a change in the composition of the Board such that, during any 12-month period, which shall in no event begin prior to the Initial Public Offering, the individuals who constitute the Board at the time of the Initial Public Offering (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the Initial Public Offering whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;
(iii)the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Common Shares or the combined voting power of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or
(iv)the sale or disposition by the Company of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions, (B) for purposes of any compensation that constitutes “nonqualified deferred compensation” pursuant to Section 409A, no event or circumstances described in any of clauses (i) through (iv) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, in each case, as defined in Section 409A. Terms used in the definition of a Change in Control shall be as defined or interpreted in a manner consistent with Section 409A of the Code.
“Code” shall mean the Internal Revenue Code of 1986, as it now exists or may be amended from time to time, and the rules and regulations promulgated thereunder, as they may exist or may be amended from time to time.
“Committee” shall mean the person or persons responsible for administering the Plan as appointed by the Board; provided, however, that at any time the Board may designate itself as the Committee or designate itself to administer certain of the Committee’s authority under the Plan, including administering certain Awards under the Plan.
“Common Shares” means shares of common stock, par value $0.01 per share, of the Company and stock of any other class into which such shares may thereafter be changed.
“Consultant” means any individual, including an advisor, who is providing services to the Company or any Subsidiary or who has accepted an offer of service or consultancy from the Company or any Subsidiary.
“Director” means any member of the Board.
“Dividend Equivalents” means an award of cash or other property with a Fair Market Value equal to the dividends which would have been paid on the Common Shares underlying an outstanding Award of Restricted Stock Units had such Common Shares been outstanding.
“Effective Date” has the meaning set forth in Section 21.
“Eligible Person(s)” means those persons who are (i) full or part-time employees or Consultants of the Company or any Subsidiary or (ii) other individuals who perform services for the Company or any Subsidiary, including, without limitation, Directors who are not employees of the Company or any Subsidiary.
“Exchange Act” means the Securities Exchange Act of 1934, as it now exists or may be amended from time to time, and the rules promulgated thereunder, as they may exist or may be amended from time to time.
“Fair Market Value” means (i) with respect to the Common Shares, as of any date (A) if the Company’s Common Shares are listed on any established stock exchange, system or market, the closing market price of the Common Shares as quoted in such exchange, system or market on the day before such date as reported in the Wall Street Journal or such other source as the Committee deems reliable or (B) in the absence of an established market for the Common Shares, as determined in good faith by the Committee or (ii) with respect to property other than Common Shares, the value of such property, as determined by the Committee, in its sole discretion.
“Incentive Stock Option” means a Stock Option that is an incentive stock option as defined in Section 422 of the Code.

“Intrinsic Value” with respect to an Option or Stock Appreciation Right means (i) the excess, if any, of the price or implied price per Common Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Common Shares covered by such Award.
“Nonqualified Stock Option” means a Stock Option that is not an incentive stock option as defined in Section 422 of the Code.
“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
“Other Company Securities” means Company securities (which may include, but need not be limited to, unbundled stock units or components thereof, debentures, preferred stock, warrants, securities convertible into Common Shares or other property) other than Common Shares.
“Other Cash-Based Award” means an Award granted pursuant to Section 11, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.
“Other Stock-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of Common Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, dividend rights or dividend equivalent rights or Awards with a value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.
“Participant” means an Eligible Person to whom an Award has been granted under the Plan.
“Performance Award” means an Award subject, in part, to the terms, conditions and restrictions described in Section 10, pursuant to which the recipient may become entitled to receive cash, Common Shares, Other Company Securities or other property issuable under the Plan, or any combination thereof, as determined by the Committee.
“Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.
“Permitted Transferee” means (i) any person defined as an employee in the Instructions to Registration Statement Form S-8 promulgated by the Securities and Exchange Commission, as such form may be amended from time to time, which persons include, as of the date of adoption of the Plan, executors, administrators or beneficiaries of the estates of deceased Participants, guardians or members of a committee for incompetent former Participants, or similar persons duly authorized by law to administer the estate or assets of former Participants, and (ii) Participants’ family members who acquire Awards from the Participant other than for value, including through a gift or a domestic relations order. For purposes of this definition, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. For purposes of this definition, neither (i) a transfer under a domestic relations order in settlement of marital property rights, nor (ii) a transfer to an entity in which more than fifty percent of the voting or beneficial interests are owned by family members (or the Participant) in exchange for an interest in that entity is considered a transfer for “value”.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.
“Restricted Period” has the meaning set forth in Section 9(b).
“Restricted Stock” means an Award of Common Shares that are issued subject, in part, to the terms, conditions and restrictions described in Section 9.

“Restricted Stock Units” means an Award of the right to receive either (as the Committee determines) Common Shares or cash equal to the Fair Market Value of a Common Share on the payment date, issued subject, in part, to the terms, conditions and restrictions described in Section 9.
“Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act and any successor rule.
“Section 409A” means Section 409A of the Code, any rules or regulations promulgated thereunder, as they may exist or may be amended from time to time, or any successor to such section.
“Section 422” means Section 422 of the Code, any rules or regulations promulgated thereunder, as they may exist or may be amended from time to time, or any successor to such section.
“Separation from Service” and “Separate from Service” means the Participant’s death, retirement or other termination of employment or service with the Company (including all persons treated as a single employer under Sections 414(b) and 414(c) of the Code) that constitutes a “separation from service” (within the meaning of Section 409A).
“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with Section 409A and the procedures established by the Company.
“Stock Appreciation Right” means an Award of a right to receive (without payment to the Company) cash, Common Shares, Other Company Securities or other property, or other forms of payment, or any combination thereof, as determined by the Committee, based on the increase in the value of the number of Common Shares specified in the Stock Appreciation Right. Stock Appreciation Rights are subject, in part, to the terms, conditions and restrictions described in Section 8.
“Subsidiary” means an entity of which the Company directly or indirectly holds at least a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity.
“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.
“Ten Percent Employee” means an employee of the Company or any Subsidiary who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or any parent or subsidiary of the Company within the meaning of Sections 424(e) and (f) of the Code.
“Treasury Regulation” means a final, proposed or temporary regulation of the Department of Treasury under the Code and any successor regulation.

EXHIBIT D

Exhibit D
Form of Record Owner Written Consent

CONTURA ENERGY, INC.
(a Delaware corporation)
WRITTEN CONSENT OF STOCKHOLDERS
[●], 2018
Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”), the Amended and Restated Certificate of Incorporation (the “Existing Certificate of Incorporation”) of Contura Energy, Inc. (the “Corporation”) and the Amended and Restated Bylaws (the “Existing Bylaws”) of the Corporation, the undersigned stockholders (the “Stockholders”), who constitute the holders of not less than the minimum number of votes that would be necessary to authorize or take the following actions at a meeting at which all of the shares entitled to vote thereon were present, hereby consent to the adoption of the following resolutions and hereby waive any notice required by law, the Existing Certificate of Incorporation or the Existing Bylaws with respect thereto:
Adoption of the Second Amended and Restated Certificate of Incorporation
WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that it is advisable and in the best interest of the Corporation and its stockholders that, contingent on and effective immediately prior to the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 25, 2018, by and between ANR, Inc. (“ANR”), a Delaware corporation, Alpha Natural Resources Holdings, Inc., a Delaware corporation, the Corporation (“Holdings”), Prime Acquisition I, Inc., a Delaware corporation and wholly owned Subsidiary of Contura (“MergerSub 1”), and Prime Acquisition II, Inc., a Delaware corporation and wholly owned Subsidiary of MergerSub 1 (the “Merger Transaction”), the Existing Certificate of Incorporation be amended and restated in substantially the form attached hereto as Exhibit A (the “Second Amended and Restated Certificate of Incorporation”), in order to, among other things, increase the number of shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) and preferred stock, par value $0.01 per share, authorized for issuance by the Corporation, and has recommended the approval of the Second Amended and Restated Certificate of Incorporation by the stockholders;
NOW, THEREFORE, BE IT RESOLVED, that the Second Amended and Restated Certificate of Incorporation, recommended by the Board and substantially in the form attached hereto as Exhibit A, is hereby adopted and approved in all respects, provided that the Second Amended and Restated Certificate of Incorporation shall not become effective until immediately prior to the closing of the Merger Transaction.
Approval of the Indemnification Agreements
WHEREAS, the Board has determined that it is advisable and in the best interest of the Corporation and its stockholders that, contingent on, and effective contemporaneously with, the effectiveness of the registration statement on Form S-4 filed in connection with the Merger Transaction (the “Registration Statement”), the Corporation enter into indemnification agreements with each of its directors and executive officers in substantially the form attached hereto as Exhibit B (the “Indemnification Agreements”);
NOW, THEREFORE, BE IT RESOLVED, that the Indemnification Agreements to be entered into with each the Corporation’s directors and executive officers, substantially in the form attached hereto as Exhibit B, is hereby approved, contingent on, and effective contemporaneously with, the effectiveness of the Registration Statement.
Adoption of the 2018 Long-Term Incentive Plan
WHEREAS, the Board has determined that it is advisable and in the best interest of the Corporation and its stockholders to adopt the Contura Energy, Inc. 2018 Long-Term Incentive Plan, substantially in the form attached as Exhibit C hereto (the “LTIP”).
NOW, THEREFORE, BE IT RESOLVED, the LTIP is hereby approved and adopted, and the Corporation is authorized to reserve up to 1,000,000 shares of the Corporation’s common stock for issuance under the LTIP.

General Authorizing Resolutions
FURTHER RESOLVED, that the officers and directors of the Corporation be, and each acting alone is, hereby authorized, empowered and directed, for and on behalf of the Corporation, to take or cause to be taken any and all actions, including, without limitation, the execution, acknowledgement, filing, amendment and delivery of any and all papers, agreements, documents, instruments and certificates, and the payment of such sums, as such officers and directors may deem necessary or advisable in order to carry out fully the intent and purposes of the foregoing resolutions and each of them, and that the performance of such acts by them shall be conclusive evidence of the approval thereof and the authority therefor by and from the Corporation; and
FURTHER RESOLVED, that all actions heretofore taken by any officer or director of the Corporation in connection with the transactions contemplated by the foregoing resolutions be, and they hereby are, approved, ratified and confirmed in all respects.
[Signature Page Follows]

Stockholder Signature Page
IN WITNESS WHEREOF, the undersigned have executed this Written Consent of Stockholders of the Corporation as of the date first set forth above. By executing this Signature Page, the undersigned hereby represents and warrants that the undersigned holds of record the number of shares of Common Stock owned by the beneficial owner as set forth below.

Date:
By:
Number of shares of Common Stock		Name:
owned by the beneficial owner and held of record by such Stockholder:		Title:
_____________________
Beneficial owner:
_____________________

[Signature Page to Contura Energy, Inc. Stockholder Consent]

ANNEX B

399 Park Avenue 5th Floor New York, New York 10022
T 212.883.3807 F 212.880.4260
April 29, 2018
Board of Directors
ANR, Inc.
636 Shelby Street, 3rd Floor
Bristol, TN 37620
Members of the Board:
The Board of Directors of ANR, Inc. (“ANR”) (solely in its capacity as such) has requested our opinion as to the fairness, from a financial point of view, to the holders of Class C-1 common stock, par value $0.01 per share (“ANR C-1 Common Stock”), of ANR, Inc. of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between ANR, Alpha Natural Resources Holdings, Inc. (“Holdings”), Contura Energy, Inc. (“Contura”), Prime Acquisition I, Inc., a wholly owned subsidiary of Contura (“Merger Sub 1”), and Prime Acquisition II, Inc., a wholly owned subsidiary of Merger Sub 1 (“Merger Sub 2”). We understand that the Agreement provides for, among other things, (x) the merger of Holdings with Merger Sub 1 (the “First Merger”) pursuant to which Holdings will continue as the surviving corporation and become a wholly owned subsidiary of Contura and (y) the merger of ANR with Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Transaction”) pursuant to which ANR will continue as the surviving corporation and become a wholly owned subsidiary of Holdings. Pursuant to the Transaction and as more fully described in the Agreement, (x) each issued and outstanding share of ANR C-1 Common Stock will be converted into the right to receive 0.4071 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share (“Contura Common Stock”), of Contura, (y) each issued and outstanding share of Class C-2 Common Stock, par value $0.01 per share (“ANR C-2 Common Stock”), of ANR will be canceled for no consideration and (z) each issued and outstanding share of common stock, par value $0.01 per share (“Holdings Common Stock”), of Holdings will be converted into the right to receive that number of shares of Contura Common Stock equal to the Exchange Ratio.
In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to ANR, Holdings and Contura; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of ANR furnished to us by ANR, including financial forecasts prepared and provided to us (and discussed with us) by the management of ANR (“ANR Projections”); (iii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Contura furnished to us by Contura, including financial forecasts prepared and provided to us (and discussed with us) by the management of Contura (“Contura Projections”); (iv) reviewed certain financial forecasts for Contura reflecting adjustments to the Contura Projections made by the management of ANR regarding the financial impact attributable to the expiration of ANR’s marketing arrangement with Contura (the “Contura Adjusted Projections”); (v) reviewed estimates of management of ANR regarding cost savings anticipated to result from the Transaction, including the amount and timing thereof (“Synergy Estimates”); (vi) reviewed estimates of management of ANR regarding ANR’s and Contura’s anticipated utilization of their respective net operating losses and realization of their respective other tax assets, including the amount and timing thereof (“Tax Attribute Estimates”); (vii) conducted discussions with members of the senior management and representatives of ANR and Contura concerning the information described in clauses (i) through (vi) of this paragraph, as well as the business and prospects of ANR and Contura generally; (viii) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (ix) reviewed a draft, dated April 28, 2018, of the Agreement; (x) participated in certain discussions and negotiations among representatives of ANR and Contura and their advisors; and (xi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of, and did not independently verify, any of such information. With your consent, we have relied upon, without independent verification, the assessment of ANR and its legal, tax, regulatory, environmental and accounting advisors with respect to legal, tax, regulatory, environmental and accounting matters. With respect to the ANR Projections and Contura Projections referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ANR or Contura, as the case may be, as to the future performance of ANR and Contura, respectively. With respect to the Contura Adjusted Projections referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ANR as to the future performance of Contura. With respect to the Synergy Estimates, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ANR as to the cost savings anticipated to result from the Transaction (including the amount and timing thereof). With respect to the Tax Attribute Estimates, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ANR as to ANR’s and Contura’s respective net operating losses and the anticipated utilization thereof and realization of other tax assets (including the amount and timing thereof). We express no views as to the reasonableness of any financial forecasts or the assumptions or methodologies on which they are based. With your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of ANR, Holdings or Contura, nor have we been furnished with any such evaluation or appraisal. In addition, you have advised us (and we have relied on the fact) that the ANR certificate of incorporation provides that the rights of the ANR C-1 Common Stock and the ANR C-2 Common Stock are substantially equal (other than with respect to voting rights), and such certificate of incorporation provides for the holders of the ANR C-1 Common Stock and the holders of ANR C-2 Common Stock to receive the same per share consideration in any merger or similar transaction. You have also advised us, and, we have assumed with your consent, that Holdings has no assets or liabilities, other than its interest in shares of ANR C-2 Common Stock. Accordingly, we have assumed, with your consent, that the ANR C-1 Common Stock and the ANR C-2 Common Stock are identical for purposes of our analysis and opinion.
Our opinion does not address ANR’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to ANR and does not address any legal, regulatory, environmental, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Exchange Ratio from a financial point of view to the holders of ANR C-1 Common Stock. We are also not expressing any opinion as to what the value of shares of Contura Common Stock actually will be when issued in the Transaction or the prices at which shares of ANR C-1 Common Stock, ANR C-2 Common Stock, Holdings Common Stock or Contura Common Stock may trade at any time. We have assumed, with your consent, that the shares of Contura Common Stock to be issued in the Transaction will be authorized for trading on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market. In addition, for purposes of our analyses and this opinion we have at your direction assumed that, for U.S. federal income tax purposes, the Transaction will qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments occurring or coming to our attention after the date hereof. As you are aware, certain data underlying our analysis and opinion pre-dates (and/or does not reflect the impact of) recently enacted federal tax legislation. The financial and stock markets have been adjusting to the impacts of such legislation, and we express no opinion or view as to any potential effects of such impacts on ANR, Holdings, Contura or the Transaction.
We have acted as financial advisor to ANR in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We have received monthly fees in connection with our engagement and will also receive fees upon execution of the Agreement and upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of ANR, Holdings and Contura. We have provided investment banking and other services to ANR unrelated to the Transaction and in the future may provide such services to Contura, ANR and Holdings and have received and may receive compensation for such services. In the past two years prior to the date hereof, we acted as financial advisor to ANR in connection with certain capital structuring transactions, for which we received compensation.
This opinion is for the use and benefit of the Board of Directors of ANR (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of any securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of ANR or Holdings, other than the fairness of the Exchange Ratio from a financial point of view to the holders of ANR C-1 Common Stock. We are not expressing any opinion with respect to the form or structure of the Transaction, including any agreements entered into between ANR or Holdings with any of their officers, directors or employees to repurchase securities of ANR or Holdings (each, a “Repurchase Agreement”), the fairness of the aggregate consideration to be received by any holder of ANR C-1 Common Stock that is subject to a Repurchase Agreement, the allocation of the Exchange Ratio among the holders of ANR C-1 Common Stock and the holders of ANR C-2 Common Stock, or between ANR and Holdings (and their respective stockholders), or the relative fairness of the Exchange Ratio to any such stockholders or entities. We are also not expressing any opinion as to the value of the greater voting power attributable to shares of ANR C-2 Common Stock or any securities of Holdings (relative to the shares of ANR C-1 Common Stock or otherwise), or as to the application of the provisions of the ANR certificate of incorporation that would permit holders of shares of ANR C-2 Common Stock to receive securities with greater voting power than the securities issued to holders of shares of ANR C-1 Common Stock). We do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, including under the Repurchase Agreements, relative to the Exchange Ratio or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio set forth in the Agreement is fair from a financial point of view to holders of ANR C-1 Common Stock.
Very truly yours,

MOELIS & COMPANY LLC

ANNEX C

BRG Valuation Services, LLC 550 South Hope Street | Suite 2150 Los Angeles, CA 90071 O 213.261.7710 F 213.622.0390
April 29, 2018

Board of Directors of
Alpha Natural Resources Holdings, Inc.
c/o Alpha Natural Resources Holdings, Inc.
300 Running Right Way
Julian, WV 25529

Greetings:
BRG Valuation Services, LLC (“BRG”) understands that Alpha Natural Resources Holdings, Inc. (“Holdings”), ANR, Inc. (“ANR”), Contura Energy, Inc. (“Contura”), Prime Acquisition I, Inc., a wholly-owned subsidiary of Contura (“MergerSub1”), and Prime Acquisition II, Inc., a wholly-owned subsidiary of MergerSub1 (“MergerSub2”), are contemplating merger transactions whereby (a) MergerSub1 will be merged with and into Holdings (the “Holdings Merger”) and as a result the separate corporate existence of MergerSub1 shall cease and Holdings shall continue as the surviving corporation of the Holdings Merger and as a wholly-owned subsidiary of Contura, and (b) immediately following the effectiveness of the Holdings Merger, MergerSub2 shall be merged with and into ANR (the “ANR Merger”) and as a result the separate corporate existence of MergerSub2 shall cease and ANR shall continue as the surviving corporation of the ANR Merger and as a wholly-owned subsidiary of Holdings. In connection with and pursuant to the terms of (i) the Holdings Merger, among other things, it is contemplated that each outstanding share of Holdings common stock (“Holdings Common Stock”), other than certain shares to be cancelled or subject to appraisal rights, will be converted into the right to receive a number of fully-paid and nonassessable shares of Contura common stock (“Contura Common Stock”) equal to 0.4071 (the “Exchange Ratio”) and (ii) the ANR Merger, among other things, (A) it is contemplated that each outstanding share of ANR Class C-1 Common Stock, other than certain shares to be cancelled or subject to appraisal rights, will be converted into the right to receive a number of fully-paid and nonassessable shares of Contura Common Stock equal to the Exchange Ratio, and (B) each outstanding share of ANR Class C-2 Common Stock shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor. The Holdings Merger and the ANR Merger are together referred to herein as the “Transaction.”
Holdings’ Board of Directors (the “Holdings Board”) has requested that BRG render to it a written opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of the Holdings Common Stock (the “Opinion”). We have not been requested to, and did not solicit, third party indications of interest in acquiring all or any part of Holdings or ANR. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.
In connection with the Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed audited financial statements for ANR for the period from July 26, 2016 through December 31, 2016 and for the fiscal year ended December 31, 2017 (the “ANR Financial Statements”);

2.	reviewed audited financial statements for Contura for the period from July 26, 2016 to December 31, 2016 and for the fiscal year ended December 31, 2017;

The Board of Directors of
Alpha Natural Resources Holdings, Inc.
April 29, 2018

3.
reviewed certain financial forecasts and other information and data relating to ANR which were provided to and discussed with BRG by the management of ANR, including financial forecasts relating to ANR prepared by ANR management;

4.
reviewed certain financial forecasts and other information and data relating to Contura which were provided to and discussed with BRG by the management of Contura, including financial forecasts relating to Contura prepared by Contura management;

5.	reviewed a presentation entitled “ANR Financial Forecast and Assumptions” dated March 2018;

6.	reviewed the draft Agreement and Plan of Merger dated April 28, 2018, by and among Contura, ANR, Holdings, MergerSub1 and Merger Sub2;

7.	reviewed documents related to ANR’s background, including:

a.	the Amended and Restated Contingent Revenue Payment Agreement dated June 14, 2017;

b.	the Membership Interest and Asset Purchase Agreement in connection with the Lexington Coal Company, LLC transaction;

c.	the Second Amended Joint Plan of Reorganization dated May 27, 2016;

d.	the Form 8937 for ANR and Holdings; and

e.	the presentation entitled “Introduction Discussion Materials” dated April 2018;

8.	reviewed documents related to Contura’s background, including;

a.	Form S-1 Registration Statement as filed with the Securities and Exchange Commission on May 8, 2017; and

b.	The presentation entitled “Company Overview” dated April 2018;

9.
held discussions with certain senior officers, directors and other representatives and advisors of ANR, Holdings and Contura concerning the businesses, operations and prospects of ANR and Contura, including in respect of certain tax benefit projections;

10.	reviewed certain publicly available business and financial information relating to Holdings, ANR, and Contura;

11.
analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations BRG considered relevant in evaluating those of ANR and Contura;

12.	considered, to the extent publicly available, the financial terms of certain other M&A transactions which BRG considered relevant in evaluating the Transaction; and

13.	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as BRG deemed to be appropriate in arriving at its opinion.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was furnished to or discussed with us by Holdings, ANR, Contura or otherwise reviewed by or for us. We have not made or been provided with any physical inspection or independent appraisal of any of the properties, liabilities or assets of Holdings, ANR or Contura. Management of Holdings, ANR and Contura have advised us, and we have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared in good faith and reflect the best currently available estimates of the future financial results and condition of Holdings, ANR and Contura; that there has been no change in the assets, liabilities, financial condition, results of operations, cash flows, business or prospects of Holdings, ANR and Contura since the respective dates of the most recent financial statements and other information made available to us; and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect. We express no opinion with respect to the financial

The Board of Directors of
Alpha Natural Resources Holdings, Inc.
April 29, 2018

forecasts or the assumptions on which they are based. Management of Holdings has further advised us that Holdings does not have financial statements, that Holdings’ only asset is its shares of ANR Class C-2 Common Stock and that Holdings has no liabilities. Therefore, we have assumed for purposes of our Opinion that the ANR Financial Statements are representative of Holdings’ financial condition.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements, documents and instruments identified in items 6 and 7 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with the consent of Holdings, that the Transaction will qualify as a tax-free reorganization. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, Holdings or ANR that would be material to our analyses or this opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of any draft documents identified above will not differ in any respect from the drafts of said documents.
The Opinion does not consider, and should not be interpreted to consider, whether the terms offered in the Transaction represent the best terms attainable.
The Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. Subsequent developments may affect the Opinion, however, and we do not have any obligation to update, revise, reaffirm or withdraw the Opinion. We are not expressing any opinion as to what the value of the Contura Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which the Contura Common Stock may be purchased or sold, or otherwise be transferable, at any time. The Opinion is limited to the fairness, from a financial point of view, in the aggregate, of the financial terms of the Holdings Exchange Ratio in the Transaction and we express no opinion with respect to (i) the underlying business decision of the Holdings Board, Holdings, its security holders or any other party to proceed with or effect the Transaction, (ii) the legal (as opposed to business) terms of any arrangements, understandings, agreements or documents related to, or the form of, the Transaction or otherwise (other than to the extent expressly specified in the Opinion), (iii) the fairness of the Transaction not expressly addressed in the Opinion, (iv) the fairness of the Transaction to any party other than as set forth in the Opinion, (v) the relative merits of the Transaction as compared to any alternative business strategies that might exist for Holdings or any other party or the effect of any other transaction in which Holdings or any other party might engage, (vi) the tax consequences of the Transaction to either Holdings, its security holders, or any other party, (vii) the solvency or fair value of Holdings or any other participant in the Transaction, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness of the Transaction to any one class of Holdings’ or any other party’s security holders vis-à-vis any other class of Holdings’ or such other party’s security holders, (ix) the appropriate capital structure of Contura or whether Holdings should pursue the Transaction, (x) how the Holdings Board, any of Holdings’ security holders or any other party should act or vote with respect to the Transaction, (xi) whether Holdings, its security holders or any other party is paying or receiving reasonably equivalent value in the Transaction, (xii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, and (xiii) the dilutive or other similar effects of the Transaction on the existing security holders of Holdings. No opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Holdings Board, on the assessments by Holdings, ANR, Contura and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Holdings and the Transaction or otherwise.
We will receive a fee from Holdings for rendering the Opinion, for which payment is not contingent on either the conclusions expressed in the Opinion or the consummation of the Transaction. In addition, Holdings has agreed to reimburse certain of our expenses and to indemnify us for certain potential liabilities arising out of our engagement. During the two years

The Board of Directors of
Alpha Natural Resources Holdings, Inc.
April 29, 2018

preceding the date of this letter, we have provided financial advisory services to Holdings and ANR in connection with share reclassification transactions effected by Holdings and ANR in February, 2018. BRG may provide financial advisory services to parties in the Transaction in the future, for which BRG may receive compensation.
The issuance of the Opinion has been approved by a fairness opinion committee of BRG. This letter is provided to the Holdings Board (in its capacity as such) in connection with the Transaction and may not be used for any other purpose without our prior written consent. The Opinion should not be construed as creating any fiduciary duty on BRG’s part to any party. The Opinion may not be disclosed, reproduced, disseminated, quoted, summarized, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. Notwithstanding the foregoing, the Opinion may be included in its entirety in any proxy statement or prospectus distributed to stockholders of ANR and Holdings, or registration statement filed by Contura, in connection with the Transaction or in any other document required by law or regulation to be filed with the U.S. Securities and Exchange Commission in connection therewith, and ANR, Holdings and Contura may summarize or otherwise reference the existence of the Opinion in such documents; provided that any such summary or reference language will be subject to our prior approval (not to be unreasonably withheld).
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Holdings Common Stock.

BRG VALUATION SERVICES, LLC

ANNEX D

Ducera Securities LLC
499 Park Avenue
16th Floor
New York, NY 10022

p (212) 671-9700
April 29, 2018
DuceraPartners.com
The Board of Directors of
Contura Energy, Inc.
340 Martin Luther King Jr. Blvd.
Bristol, TN 37620
Members of the Board of Directors:
We understand that Contura Energy, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”), by and between ANR, Inc., a Delaware corporation (“ANR”), Alpha Natural Resources Holdings, Inc., a Delaware corporation (“Holdings”), the Company, Prime Acquisition I, Inc., a Delaware corporation and wholly owned Subsidiary of the Company (“MergerSub 1”), and Prime Acquisition II, Inc., a Delaware corporation and wholly owned Subsidiary of MergerSub 1 (“MergerSub 2”). Pursuant to the Agreement, (i) MergerSub 1 will merge with and into Holdings (the “Holdings Merger”), with Holdings being the surviving corporation in the Holdings Merger, and immediately thereafter (ii) MergerSub 2 will merge with and into ANR (the “ANR Merger” and, together with the Holdings Merger, the “Mergers”), with ANR being the surviving corporation in the ANR Merger. As a result of the Holdings Merger, each share of Holdings common stock, par value $0.01 per share (“Holdings Common Stock”), issued and outstanding immediately prior to the effective time of the Holdings Merger (other than shares to be cancelled in accordance with Section 1.05(a)(ii) of the Agreement, and as provided in Section 1.07 of the Agreement with respect to Appraisal Shares (as such term is defined in the Agreement)), shall be converted into the right to receive that number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), equal to 0.4071 (the “Exchange Ratio”). As a result of the ANR Merger, each share of ANR Class C-1 common stock, par value $0.01 per share (“ANR Class C-1 Common Stock”), issued and outstanding immediately prior to the effective time of the ANR Merger (other than shares to be cancelled in accordance with Section 1.05(b)(ii) of the Agreement, and as provided in Section 1.07 of the Agreement with respect to Appraisal Shares), shall be converted into the right to receive that number of fully paid and nonassessable shares of Company Common Stock, equal to the Exchange Ratio.
The terms and conditions of the Mergers are more fully set forth in the Agreement. Capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.
The Board of Directors of the Company has requested our opinion as to the fairness of the Exchange Ratio, from a financial point of view, to the Company, as of the date hereof.
For purposes of the opinion set forth herein, we have, among other things:
(i)reviewed a draft of the Agreement dated as of April 27, 2018;
(ii)reviewed certain publicly available financial statements and other business and financial information relating to the Company, ANR and Holdings which we believed to be relevant, including publicly available research analysts’ reports;
(iii)reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;
(iv)reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to ANR prepared by ANR and furnished to us by management of the Company;

DUCERA SECURITIES LLC | 499 PARK AVENUE, 16TH FLOOR, NEW YORK, NY, 10022 | TEL: (212) 671-9700

Letter to the Board of Directors of Contura Energy, Inc.
April 29, 2018

(v)reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Holdings prepared by ANR and furnished to us by management of the Company;
(vi)reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by management of the Company;
(vii)reviewed certain non-public projected financial data relating to ANR prepared by ANR and furnished to us by management of the Company;
(viii)reviewed and discussed the past and current business, operations, current financial condition and financial projections of the Company and ANR with management of the Company (including their views on the amounts, timing, risks, achievability and uncertainties of attaining such projections);
(ix)reviewed the reported prices and the historical trading activity of the Company Common Stock and ANR Class C-1 Common Stock and compared such prices with those of securities of certain publicly traded companies which we believed to be relevant;
(x)reviewed certain non-public estimates of tax refunds allocable to ANR based on analysis and information furnished to us by management of the Company;
(xi)compared the financial performance of the Company and ANR and their respective stock market trading multiples with those of certain other publicly traded companies which we believed to be relevant;
(xii)reviewed estimates of synergies anticipated by the Company management to result from the Mergers; and
(xiii)performed such other studies, analyses and examinations and considered such other factors which we believed to be appropriate.
In arriving at our opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the financial and other information supplied or otherwise made available to, discussed with, or reviewed by us (including information that is available from generally recognized public sources), and we assume no liability therefor. We have further assumed, with your consent, that all of the information furnished by management of the Company for purposes of our analysis is accurate as of the date hereof (except to the extent superseded by other information provided prior to the date hereof) and does not contain any material omissions or misstatement of material facts. With respect to the projected financial data relating to the Company and ANR referred to above, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company and ANR, respectively, as to the future financial performance of the Company and ANR, respectively. We express no view as to any projected financial data relating to the Company or ANR, or the assumptions on which they are based.
For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the final executed Agreement will not differ from the draft Agreement reviewed by us, and that all conditions to the consummation of the Mergers will be satisfied without material waiver, modification or delay. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Mergers will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Mergers.
We have not made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof.

Letter to the Board of Directors of Contura Energy, Inc.
April 29, 2018

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness of the Exchange Ratio, from a financial point of view, to the Company, as of the date hereof. We have not been asked to express, and we do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Exchange Ratio or otherwise, nor as to the fairness of any other term of the Agreement. Our opinion does not address the relative merits of the Mergers as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Mergers. We were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors of the Company or to any other persons in respect of the Mergers, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Mergers. We express no opinion as to the price at which shares of Company Common Stock will trade at any time. We have not been asked to pass upon, and express no opinion with respect to, any tax or other consequences that may result from the Mergers. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Mergers and will be entitled to receive a fee for our services upon the rendering of this opinion. We will also be entitled to receive a transaction fee if the Mergers are consummated. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Prior to this engagement, we and our affiliates (“Ducera”) provided financial advisory services to the Company. During the two year period prior to the date hereof, Ducera performed investment banking services for Alpha Natural Resources, Inc., the predecessor in interest to Holdings and ANR, pursuant to which compensation was received by Ducera. We may provide financial or other services to the Company, ANR or Holdings or their respective affiliates in the future and in connection with any such services we may receive compensation.
In the ordinary course of business, Ducera provides investment banking and other advisory services to a wide range of entities and individuals, domestically and internationally, from which conflicting interests or duties may arise. In the ordinary course of such activities, Ducera may actively trade or otherwise effect transactions, for its own account and for the accounts of its clients, in debt or equity securities, or related derivative securities, or financial instruments (including bank loans or other obligations) of the Company, ANR or Holdings or their respective affiliates, and accordingly Ducera may at any time hold a long or short position in such securities or instruments.
This letter, and the opinion expressed herein, is addressed to, and for the information and assistance of, the Board of Directors of the Company in connection with its evaluation of the proposed Mergers. The issuance of this opinion has been approved by the fairness opinion committee of Ducera Securities LLC in accordance with the procedures for opinions as to fairness of Ducera Securities LLC.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, provided, however, that the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission, a final version of which is required to be provided by the Company to its stockholders relating to the Mergers; and provided, further, that all references to us or our opinion in any such document and the description of our opinion therein shall be subject to our prior consent with respect to form and substance (such consent not to be unreasonably withheld or delayed).

Letter to the Board of Directors of Contura Energy, Inc.
April 29, 2018

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

DUCERA SECURITIES LLC

Name: Michael A. Kramer
Title: Chief Executive Officer

ANNEX E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
§ 262 Appraisal Rights.
(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)
In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
(d)    Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 8(a) of the registrant’s Amended and Restated Certificate of Incorporation provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s Certificate of Incorporation provides for such limitation of liability.
The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
Item 21.    Exhibits and Financial Statement Schedules

Exhibit No.	Description of Exhibit
2.1***	Agreement and Plan of Merger, dated as of April 29, 2018, by and among Contura Energy, Inc., Alpha Natural Resources Holdings, Inc., ANR, Inc., Prime Acquisition I, Inc. and Prime Acquisition II, Inc.
2.2***	Asset Purchase Agreement, dated as of December 7, 2017, by among Blackjewel L.L.C., as purchaser, and Contura Coal West, LLC, Contura Wyoming Land, LLC and Contura Coal Sales, LLC, as seller
2.3***
Form of Permit Operating Agreement, dated as of December 7, 2017, by among Contura Coal West, LLC, as Transferor and Blackjewel L.L.C., as Transferee (included as Exhibit E to the Asset Purchase Agreement)

2.4***
Form of Royalty Agreement, dated as of December 7, 2017, by among Blackjewel L.L.C., as purchaser, and Contura Coal West, LLC and Contura Wyoming Land, LLC, as seller (included as Exhibit G to the Asset Purchase Agreement)

2.5***
Asset Purchase Agreement, dated July 26, 2016, among Contura Energy, Inc., Alpha Natural Resources, Inc., certain subsidiaries of Alpha Natural Resources, Inc., ANR, Inc. and Alpha Natural Resources, Inc., as sellers’ representative

3.1***	Form of Amended and Restated Certificate of Incorporation of Contura Energy, Inc.
3.2***	Form of Amended and Restated Bylaws of Contura Energy, Inc.
4.1***	Specimen Certificate for shares of Common Stock
5.1***	Opinion of Davis Polk & Wardwell LLP

Exhibit No.	Description of Exhibit
8.1*	Opinion of Davis Polk & Wardwell LLP regarding tax matters
10.1***
Credit Agreement dated as of March 17, 2017 among Contura Energy, Inc. as Borrower, Jefferies Finance LLC, as Administrative Agent and Collateral Agent, and the Other Lenders Party Thereto (Jefferies Finance LLC, BMO Capital Markets Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners)

10.2***
First Amendment to Credit Agreement, dated as of June 13, 2017, to the Credit Agreement, dated as of March 17, 2017 among Contura Energy, Inc. as Borrower, Jefferies Finance LLC, as Administrative Agent and Collateral Agent, and the Other Lenders Party Thereto

10.3***
Asset-Based Revolving Credit Agreement dated as of April 3, 2017 among Contura Energy, Inc., and certain of its Subsidiaries, as the Borrowers; the Guarantors Party Thereto; Citibank, N.A., as Administrative Agent; Citibank, N.A., as Swingline Lender; Citibank, N.A., BMO Harris Bank N.A. and Credit Suisse AG, Cayman Islands Branch, as L/C Issuers; the Other Lenders Party Thereto and Citigroup Global Markets Inc., BMO Capital Markets Corp. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners

10.4***
First Amendment to Asset-Based Revolving Credit Agreement, dated as of June 9, 2017, to the Asset-Based Revolving Credit Agreement dated as of April 3, 2017 among Contura Energy, Inc., and certain of its Subsidiaries, as the Borrowers; the Guarantors Party Thereto; Citibank, N.A., as Administrative Agent; Citibank, N.A., as Swingline Lender; Citibank, N.A., BMO Harris Bank N.A. and Credit Suisse AG, Cayman Islands Branch, as L/C Issuers; the Other Lenders Party Thereto and Citigroup Global Markets Inc., BMO Capital Markets Corp. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners

10.5***	Loan Agreement dated as of July 26, 2016 by and between ANR, Inc. as Borrower; the Guarantors Party Thereto and Contura Energy, Inc. as Lender
10.6***	Registration Rights Agreement, dated as of July 26, 2016, by and among Contura Energy, Inc. and the holders party thereto
10.7***	Amendment No. 1 to the Registration Rights Agreement, dated as of February 24, 2017, by and among Contura Energy, Inc. and the holders party thereto
10.8***	Amendment No. 2 to the Registration Rights Agreement, dated as of October 10, 2017, by and among Contura Energy, Inc. and the holders party thereto
10.9***	Amendment No. 3 to the Registration Rights Agreement, dated as of June 1, 2018, by and among Contura Energy, Inc. and the holders party thereto
10.10***
Settlement Agreement, dated November 3, 2016 but effective only as of the Settlement Effective Time, by and among Contura Energy, Inc., for itself and on behalf of certain of its subsidiaries; ANR, Inc., for itself and on behalf of certain of its affiliates and Old ANR, Inc. (f/k/a Alpha Natural Resources, Inc.) on behalf of itself and on behalf of all of the sellers in its capacity as sellers’ representative

10.11***
Reclamation Funding Agreement, dated July 12, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc.; the Illinois Department of Natural Resources; the Kentucky Energy and Environment Cabinet, Department for Natural Resources; the United States Department of the Interior, Office of Surface Mining, Reclamation and Enforcement, in its capacity as the regulatory authority over surface mining operations in the State of Tennessee; the Virginia Department of Mines, Minerals and Energy and the West Virginia Department of Environmental Protection

10.12***
Amended Reclamation Funding Agreement dated October 23, 2017, by and among ANR, Lexington Coal Company, LLC, Contura, the Illinois Department of Natural Resources, the Kentucky Energy and Environment Cabinet Department for Natural Resources, the United States Department of the Interior, Office of Surface Mining, Reclamation and Enforcement (in its capacity as the regulatory authority over surface mining operations in the State of Tennessee), the Virginia Department of Mines, Minerals and Energy and the WVDEP.

10.13***
Settlement Agreement, dated July 12, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc.; Citicorp North America, Inc. and the United States Department of the Interior, on behalf of the Office of Surface Mining, Reclamation and Enforcement, including in its capacity as the regulatory authority over surface mining operations in the State of Tennessee, the Office of Natural Resources Revenue and the Bureau of Land Management

Exhibit No.	Description of Exhibit
10.14***
Permitting and Reclamation Plan Settlement Agreement for the Commonwealth of Kentucky, dated July 12, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc. and the Kentucky Energy and Environment Cabinet, Department for Natural Resources

10.15***
Termination Agreement dated October 23, 2017, by and among Alpha Natural Resources, on behalf of itself and its affiliates, Contura Energy, Inc. and the Kentucky Energy and Environmental Cabinet, Department for Natural Resources

10.16***
Permitting and Reclamation Plan Settlement Agreement for the State of Illinois, dated July 12, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc. and the Illinois Department of Natural Resources

10.17***
First Amendment to Permitting and Reclamation Plan Settlement Agreement for the State of Illinois by and among Alpha Natural Resources, Inc., on behalf of itself and its affiliates, Contura and Illinois Department of Natural Resources.

10.18***
Permitting and Reclamation Plan Settlement Agreement for the Commonwealth of Virginia, dated July 12, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc. and the Commonwealth of Virginia, Department of Mines, Minerals and Energy

10.19***
First Amendment to Permitting and Reclamation Plan Settlement Agreement for the Commonwealth of Virginia dated October 23, 2017, by and among ANR, on behalf of itself and its affiliates, including Old ANR, LLC (f/k/a Alpha Natural Resources, Inc.), Contura and the Virginia Department of Mines, Minerals and Energy.

10.20***
Permitting and Reclamation Plan Settlement Agreement for the State of West Virginia, dated July 12, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc. and the West Virginia Department of Environmental Protection

10.21***
First Amendment to Permitting and Reclamation Plan Settlement Agreement for the State of West Virginia, dated July 25, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc. and the West Virginia Department of Environmental Protection

10.22***
Second Amendment to Permitting and Reclamation Plan Settlement Agreement for the State of West Virginia, dated October 23, 2017, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc. and the West Virginia Department of Environmental Protection

10.23***
Stipulation Regarding Water Treatment Obligations, dated July 12, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc. and the United States

10.24***
Amended Stipulation Regarding Water Treatment Obligations, dated October 23, 2017, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates, Lexington Coal Company, LLC, Contura Energy, Inc. and the United States

10.25***
Stipulation and Agreed Order dated July 15, 2016 among Alpha Natural Resources, Inc., et al., as Debtors; Citicorp North America, as administrative and collateral agent; Contura Energy, Inc. and the Retiree Settlement Committee

10.26***
Stipulation and Agreed Order dated July 6, 2016 among Alpha Natural Resources, Inc., et al., as Debtors; Citicorp North America, as administrative and collateral agent; Contura Energy, Inc. and the UMWA Funds

10.27***	Agreement to Fund VEBA, dated July 5, 2016, by and among Contura Energy, Inc., on behalf of itself and as authorized agent for certain of its subsidiaries, and the United Mine Workers of America
10.28***	Form of Indemnification Agreement by and between Contura Energy, Inc. and each of its current and future directors and officers
10.29***	Warrant Agreement, dated July 26, 2016, between Contura Energy, Inc., Computershare, Inc. and Computershare Trust Company, N.A. (including Form of Warrant Certificate)
10.30***	Transition Services Agreement, dated July 26, 2016, between Contura Energy, Inc., Alpha Natural Resources, Inc. and ANR, Inc.
10.31***
First Amendment to Transition Services Agreement, dated August 26, 2016, to the Transition Services Agreement, dated July 26, 2016, between Contura Energy, Inc., Alpha Natural Resources, Inc. and ANR, Inc.

Exhibit No.	Description of Exhibit
10.32***
Second Amendment to Transition Services Agreement, dated October 20, 2016, to the Transition Services Agreement, dated July 26, 2016, between Contura Energy, Inc., Alpha Natural Resources, Inc. and ANR, Inc.

10.33***
Third Amendment to Transition Services Agreement, dated February 22, 2017, to the Transition Services Agreement, dated July 26, 2016, between Contura Energy, Inc., Alpha Natural Resources, Inc. and ANR, Inc.

10.34***
Fourth Amendment to Transition Services Agreement, dated December 19, 2017, to the Transition Services Agreement, dated July 26, 2016, between Contura Energy, Inc., Alpha Natural Resources, Inc. and ANR, Inc.

10.35***†	Employment Agreement, dated July 26, 2016 by and between Contura Energy, Inc. and Kevin S. Crutchfield
10.36***†	Contura Energy, Inc. Management Incentive Plan, effective as of July 26, 2016
10.37***†	Amendment 1 to Contura Energy, Inc. Management Incentive Plan, dated as of January 18, 2017
10.38***†	Form of Contura Energy, Inc. Option Agreement
10.39***†	Form of Contura Energy, Inc. Restricted Share Agreement
10.40***†	Form of Contura Energy, Inc. Emergence Award Agreement
10.41***†	Contura Energy, Inc. Deferred Compensation Plan
10.42***†	Contura Energy, Inc. Annual Incentive Bonus Program
10.43***†	Contura Energy, Inc. Key Employee Separation Plan, effective as of July 26, 2016
10.44***†	Contura Energy, Inc. Amended and Restated Non-Employee Director Compensation Policy, dated December 14, 2017
10.45***†	Form of 2018 Long-Term Incentive Plan
21.1***	List of Subsidiaries of Contura Energy, Inc.
23.1*	Consent of KPMG LLP (Contura)
23.2*	Consent of KPMG LLP (ANR)
23.3*	Consent of KPMG LLP (Holdings)
23.4***	Consent of Marshall Miller & Associates, Inc.
23.5***	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
24.1***	Power of Attorney
99.1*	Form of Proxy Card to be used by holders of common stock of Alpha Natural Resources Holdings, Inc.
99.2*	Form of Proxy Card to be used by holders of common stock of ANR, Inc.
99.3***	Consent of Ducera Partners LLC
99.4***	Consent of Moelis & Company LLC
99.5***	Consent of BRG Valuation Services, LLC
99.6***	Consent of John E. Lushefski
99.7***	Consent of Daniel J. Geiger
99.8***	Consent of David J. Stetson
99.9***	Consent of Harvey L. Tepner
______________
* Filed herewith.
*** Previously filed.
† Management contract, compensatory plan or arrangement.

Item 22.    Undertakings
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) (1)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)    The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(d)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBITS

Exhibit No.	Description of Exhibit
2.1***	Agreement and Plan of Merger, dated as of April 29, 2018, by and among Contura Energy, Inc., Alpha Natural Resources Holdings, Inc., ANR, Inc., Prime Acquisition I, Inc. and Prime Acquisition II, Inc.
2.2***	Asset Purchase Agreement, dated as of December 7, 2017, by among Blackjewel L.L.C., as purchaser, and Contura Coal West, LLC, Contura Wyoming Land, LLC and Contura Coal Sales, LLC, as seller
2.3***
Form of Permit Operating Agreement, dated as of December 7, 2017, by among Contura Coal West, LLC, as Transferor and Blackjewel L.L.C., as Transferee (included as Exhibit E to the Asset Purchase Agreement)

2.4***
Form of Royalty Agreement, dated as of December 7, 2017, by among Blackjewel L.L.C., as purchaser, and Contura Coal West, LLC and Contura Wyoming Land, LLC, as seller (included as Exhibit G to the Asset Purchase Agreement)

2.5***
Asset Purchase Agreement, dated July 26, 2016, among Contura Energy, Inc., Alpha Natural Resources, Inc., certain subsidiaries of Alpha Natural Resources, Inc., ANR, Inc. and Alpha Natural Resources, Inc., as sellers’ representative

3.1***	Form of Amended and Restated Certificate of Incorporation of Contura Energy, Inc.
3.2***	Form of Amended and Restated Bylaws of Contura Energy, Inc.
4.1***	Specimen Certificate for shares of Common Stock
5.1***	Opinion of Davis Polk & Wardwell LLP
8.1*	Opinion of Davis Polk & Wardwell LLP regarding tax matters
10.1***
Credit Agreement dated as of March 17, 2017 among Contura Energy, Inc. as Borrower, Jefferies Finance LLC, as Administrative Agent and Collateral Agent, and the Other Lenders Party Thereto (Jefferies Finance LLC, BMO Capital Markets Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners)

10.2***
First Amendment to Credit Agreement, dated as of June 13, 2017, to the Credit Agreement, dated as of March 17, 2017 among Contura Energy, Inc. as Borrower, Jefferies Finance LLC, as Administrative Agent and Collateral Agent, and the Other Lenders Party Thereto

10.3***
Asset-Based Revolving Credit Agreement dated as of April 3, 2017 among Contura Energy, Inc., and certain of its Subsidiaries, as the Borrowers; the Guarantors Party Thereto; Citibank, N.A., as Administrative Agent; Citibank, N.A., as Swingline Lender; Citibank, N.A., BMO Harris Bank N.A. and Credit Suisse AG, Cayman Islands Branch, as L/C Issuers; the Other Lenders Party Thereto and Citigroup Global Markets Inc., BMO Capital Markets Corp. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners

10.4***
First Amendment to Asset-Based Revolving Credit Agreement, dated as of June 9, 2017, to the Asset-Based Revolving Credit Agreement dated as of April 3, 2017 among Contura Energy, Inc., and certain of its Subsidiaries, as the Borrowers; the Guarantors Party Thereto; Citibank, N.A., as Administrative Agent; Citibank, N.A., as Swingline Lender; Citibank, N.A., BMO Harris Bank N.A. and Credit Suisse AG, Cayman Islands Branch, as L/C Issuers; the Other Lenders Party Thereto and Citigroup Global Markets Inc., BMO Capital Markets Corp. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners

10.5***	Loan Agreement dated as of July 26, 2016 by and between ANR, Inc. as Borrower; the Guarantors Party Thereto and Contura Energy, Inc. as Lender
10.6***	Registration Rights Agreement, dated as of July 26, 2016, by and among Contura Energy, Inc. and the holders party thereto
10.7***	Amendment No. 1 to the Registration Rights Agreement, dated as of February 24, 2017, by and among Contura Energy, Inc. and the holders party thereto
10.8***	Amendment No. 2 to the Registration Rights Agreement, dated as of October 10, 2017, by and among Contura Energy, Inc. and the holders party thereto
10.9***	Amendment No. 3 to the Registration Rights Agreement, dated as of June 1, 2018, by and among Contura Energy, Inc. and the holders party thereto

10.10***
Settlement Agreement, dated November 3, 2016 but effective only as of the Settlement Effective Time, by and among Contura Energy, Inc., for itself and on behalf of certain of its subsidiaries; ANR, Inc., for itself and on behalf of certain of its affiliates and Old ANR, Inc. (f/k/a Alpha Natural Resources, Inc.) on behalf of itself and on behalf of all of the sellers in its capacity as sellers’ representative

10.11***
Reclamation Funding Agreement, dated July 12, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc.; the Illinois Department of Natural Resources; the Kentucky Energy and Environment Cabinet, Department for Natural Resources; the United States Department of the Interior, Office of Surface Mining, Reclamation and Enforcement, in its capacity as the regulatory authority over surface mining operations in the State of Tennessee; the Virginia Department of Mines, Minerals and Energy and the West Virginia Department of Environmental Protection

10.12***
Amended Reclamation Funding Agreement dated October 23, 2017, by and among ANR, Lexington Coal Company, LLC, Contura, the Illinois Department of Natural Resources, the Kentucky Energy and Environment Cabinet Department for Natural Resources, the United States Department of the Interior, Office of Surface Mining, Reclamation and Enforcement (in its capacity as the regulatory authority over surface mining operations in the State of Tennessee), the Virginia Department of Mines, Minerals and Energy and the WVDEP.

10.13***
Settlement Agreement, dated July 12, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc.; Citicorp North America, Inc. and the United States Department of the Interior, on behalf of the Office of Surface Mining, Reclamation and Enforcement, including in its capacity as the regulatory authority over surface mining operations in the State of Tennessee, the Office of Natural Resources Revenue and the Bureau of Land Management

10.14***
Permitting and Reclamation Plan Settlement Agreement for the Commonwealth of Kentucky, dated July 12, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc. and the Kentucky Energy and Environment Cabinet, Department for Natural Resources

10.15***
Termination Agreement dated October 23, 2017, by and among Alpha Natural Resources, on behalf of itself and its affiliates, Contura Energy, Inc. and the Kentucky Energy and Environmental Cabinet, Department for Natural Resources

10.16***
Permitting and Reclamation Plan Settlement Agreement for the State of Illinois, dated July 12, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc. and the Illinois Department of Natural Resources

10.17***
First Amendment to Permitting and Reclamation Plan Settlement Agreement for the State of Illinois by and among Alpha Natural Resources, Inc., on behalf of itself and its affiliates, Contura and Illinois Department of Natural Resources.

10.18***
Permitting and Reclamation Plan Settlement Agreement for the Commonwealth of Virginia, dated July 12, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc. and the Commonwealth of Virginia, Department of Mines, Minerals and Energy

10.19***
First Amendment to Permitting and Reclamation Plan Settlement Agreement for the Commonwealth of Virginia dated October 23, 2017, by and among ANR, on behalf of itself and its affiliates, including Old ANR, LLC (f/k/a Alpha Natural Resources, Inc.), Contura and the Virginia Department of Mines, Minerals and Energy.

10.20***
Permitting and Reclamation Plan Settlement Agreement for the State of West Virginia, dated July 12, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc. and the West Virginia Department of Environmental Protection

10.21***
First Amendment to Permitting and Reclamation Plan Settlement Agreement for the State of West Virginia, dated July 25, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc. and the West Virginia Department of Environmental Protection

10.22***
Second Amendment to Permitting and Reclamation Plan Settlement Agreement for the State of West Virginia, dated October 23, 2017, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc. and the West Virginia Department of Environmental Protection

10.23***
Stipulation Regarding Water Treatment Obligations, dated July 12, 2016, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates; Contura Energy, Inc. and the United States

10.24***
Amended Stipulation Regarding Water Treatment Obligations, dated October 23, 2017, by and among Alpha Natural Resources, Inc., on behalf of itself and its debtor-affiliates, Lexington Coal Company, LLC, Contura Energy, Inc. and the United States

10.25***
Stipulation and Agreed Order dated July 15, 2016 among Alpha Natural Resources, Inc., et al., as Debtors; Citicorp North America, as administrative and collateral agent; Contura Energy, Inc. and the Retiree Settlement Committee

10.26***
Stipulation and Agreed Order dated July 6, 2016 among Alpha Natural Resources, Inc., et al., as Debtors; Citicorp North America, as administrative and collateral agent; Contura Energy, Inc. and the UMWA Funds

10.27***	Agreement to Fund VEBA, dated July 5, 2016, by and among Contura Energy, Inc., on behalf of itself and as authorized agent for certain of its subsidiaries, and the United Mine Workers of America
10.28***	Form of Indemnification Agreement by and between Contura Energy, Inc. and each of its current and future directors and officers
10.29***	Warrant Agreement, dated July 26, 2016, between Contura Energy, Inc., Computershare, Inc. and Computershare Trust Company, N.A. (including Form of Warrant Certificate)
10.30***	Transition Services Agreement, dated July 26, 2016, between Contura Energy, Inc., Alpha Natural Resources, Inc. and ANR, Inc.
10.31***
First Amendment to Transition Services Agreement, dated August 26, 2016, to the Transition Services Agreement, dated July 26, 2016, between Contura Energy, Inc., Alpha Natural Resources, Inc. and ANR, Inc.

10.32***
Second Amendment to Transition Services Agreement, dated October 20, 2016, to the Transition Services Agreement, dated July 26, 2016, between Contura Energy, Inc., Alpha Natural Resources, Inc. and ANR, Inc.

10.33***
Third Amendment to Transition Services Agreement, dated February 22, 2017, to the Transition Services Agreement, dated July 26, 2016, between Contura Energy, Inc., Alpha Natural Resources, Inc. and ANR, Inc.

10.34***
Fourth Amendment to Transition Services Agreement, dated December 19, 2017, to the Transition Services Agreement, dated July 26, 2016, between Contura Energy, Inc., Alpha Natural Resources, Inc. and ANR, Inc.

10.35***†	Employment Agreement, dated July 26, 2016 by and between Contura Energy, Inc. and Kevin S. Crutchfield
10.36***†	Contura Energy, Inc. Management Incentive Plan, effective as of July 26, 2016
10.37***†	Amendment 1 to Contura Energy, Inc. Management Incentive Plan, dated as of January 18, 2017
10.38***†	Form of Contura Energy, Inc. Option Agreement
10.39***†	Form of Contura Energy, Inc. Restricted Share Agreement
10.40***†	Form of Contura Energy, Inc. Emergence Award Agreement
10.41***†	Contura Energy, Inc. Deferred Compensation Plan
10.42***†	Contura Energy, Inc. Annual Incentive Bonus Program
10.43***†	Contura Energy, Inc. Key Employee Separation Plan, effective as of July 26, 2016
10.44***†	Contura Energy, Inc. Amended and Restated Non-Employee Director Compensation Policy, dated December 14, 2017
10.45***†	Form of 2018 Long-Term Incentive Plan
21.1***	List of Subsidiaries of Contura Energy, Inc.
23.1*	Consent of KPMG LLP (Contura)
23.2*	Consent of KPMG LLP (ANR)
23.3*	Consent of KPMG LLP (Holdings)
23.4***	Consent of Marshall Miller & Associates, Inc.
23.5***	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
24.1***	Power of Attorney
99.1*	Form of Proxy Card to be used by holders of common stock of Alpha Natural Resources Holdings, Inc.
99.2*	Form of Proxy Card to be used by holders of common stock of ANR, Inc.
99.3***	Consent of Ducera Partners LLC

99.4***	Consent of Moelis & Company LLC
99.5***	Consent of BRG Valuation Services, LLC
99.6***	Consent of John E. Lushefski
99.7***	Consent of Daniel J. Geiger
99.8***	Consent of David J. Stetson
99.9***	Consent of Harvey L. Tepner
______________
* Filed herewith.
*** Previously filed.
† Management contract, compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, State of Tennessee on September 10, 2018.

CONTURA ENERGY, INC.
By:	/s/ Kevin S. Crutchfield
Name: Kevin S. Crutchfield
Title: Chief Executive Officer and Director
* * *
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Kevin S. Crutchfield	Chief Executive Officer and Director (Principal Executive Officer)	September 10, 2018
Kevin S. Crutchfield
*	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 10, 2018
Charles Andrew Eidson
*	Chairman	September 10, 2018
Neale X. Trangucci
*	Director	September 10, 2018
Albert E. Ferrara, Jr.
*	Director	September 10, 2018
Anthony J. Orlando
*	Director	September 10, 2018
Michael J. Ward
*By: /s/ Mark M. Manno
          Mark M. Manno
          As Attorney-in Fact